==============================================================================


                                LEASE AGREEMENT

                (FEDERAL EXPRESS CORPORATION TRUST NO. N670FE)

                            Dated as of May 1, 1997

                                    between

              STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT,
                             NATIONAL ASSOCIATION,
                        Not in its Individual Capacity,
                         but Solely as Owner Trustee,
                                    Lessor

                                      and

                         FEDERAL EXPRESS CORPORATION,
                                    Lessee


                   COVERING ONE AIRBUS A300F4-605R AIRCRAFT
                    SERIAL NO. 777, REGISTRATION NO. N670FE

          CERTAIN OF THE RIGHT, TITLE AND INTEREST IN AND TO THIS LEASE AGREEMENT OF STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, AS OWNER TRUSTEE, HAS BEEN ASSIGNED TO AND IS SUBJECT TO A LIEN AND SECURITY INTEREST IN FAVOR OF FIRST SECURITY BANK, NATIONAL ASSOCIATION, AS INDENTURE TRUSTEE UNDER THE TRUST INDENTURE AND SECURITY AGREEMENT (FEDERAL EXPRESS CORPORATION TRUST NO. N670FE) DATED AS OF MAY 1, 1997 FOR THE BENEFIT OF THE HOLDERS OF THE CERTIFICATES REFERRED TO IN SUCH TRUST INDENTURE AND SECURITY AGREEMENT. THIS LEASE AGREEMENT HAS BEEN EXECUTED IN SEVERAL COUNTERPARTS. ONLY THE CHATTEL-PAPER "ORIGINAL" COUNTERPART CONTAINS THE RECEIPT THEREFOR EXECUTED BY FIRST SECURITY BANK, NATIONAL ASSOCIATION, AS INDENTURE TRUSTEE, ON THE SIGNATURE PAGES THEREOF.


==============================================================================


                               TABLE OF CONTENTS


                                                                          Page
                                                                          ----

Initial Recitals.............................................................1

                                   ARTICLE 1

                                  DEFINITIONS

                                   ARTICLE 2

                          ACCEPTANCE UNDER THE LEASE

   Section 2.01.  Sale and Lease of Aircraft; Term.........................  1

                                   ARTICLE 3

                           RENT AND RENT ADJUSTMENT

   Section 3.01.  [Reserved]...............................................  2
   Section 3.02.  Basic Rent...............................................  2
   Section 3.03.  Supplemental Rent........................................  2
   Section 3.04.  Adjustments to Basic Rent, Stipulated Loss Value and
                  Termination Value After the Delivery Date................  3
   Section 3.05.  Minimum Basic Rent.......................................  4
   Section 3.06.  Payment to Indenture Trustee.............................  5
   Section 3.07.  Costs and Expenses.......................................  5

                                   ARTICLE 4

                     RENEWAL OPTIONS AND PURCHASE OPTIONS

   Section 4.01.  Renewal Options..........................................  5
   Section 4.02.  Purchase Options.........................................  6
   Section 4.03.  Appraisal Procedures.....................................  8

                                   ARTICLE 5

                        REPRESENTATIONS AND WARRANTIES

   Section 5.01.  Disclaimer of Representations and Warranties............. 10
   Section 5.02.  No Modification of Other Warranties...................... 10
   Section 5.03.  Certain Agreements of the Lessee......................... 11

                                   ARTICLE 6

                                     LIENS

   Section 6.01.  Liens.................................................... 11

                                   ARTICLE 7

                 AIRCRAFT REGISTRATION, MAINTENANCE AND OPERATION

   Section 7.01.  Registration, Maintenance and Operation.................. 12
   Section 7.02.  Possession and Permitted Transfer and Sublease........... 14
   Section 7.03.  Insignia................................................. 19

                                   ARTICLE 8

                       REPLACEMENT AND POOLING OF PARTS

   Section 8.01.  Replacement of Parts..................................... 19
   Section 8.02.  Pooling of Parts......................................... 20

                                   ARTICLE 9

                   ALTERATIONS, MODIFICATIONS AND ADDITIONS

   Section 9.01.  Required Alterations and Modifications................... 21
   Section 9.02.  Other Alterations and Modifications...................... 21

                                  ARTICLE 10

                             VOLUNTARY TERMINATION

   Section 10.01.  Right of Termination Upon Obsolescence or Surplus....... 23
   Section 10.02.  Retention of Aircraft by the Lessor..................... 25
   Section 10.03.  Voluntary Termination as to Engines..................... 26

                                  ARTICLE 11

                        LOSS, DESTRUCTION, REQUISITION

   Section 11.01.  Lessee's Election Rights................................ 27
   Section 11.02.  Payment of Stipulated Loss Value........................ 27
   Section 11.03.  Replacement of Airframe and Engines..................... 28
   Section 11.04.  Event of Loss with Respect to an Engine................. 31
   Section 11.05.  Application of Payments from the Government or Others... 33
   Section 11.06.  Requisition of an Airframe and the Installed Engines
                   for Use by Government................................... 34
   Section 11.07.  Requisition for Use by Government of an Engine Not
                   Installed on the Airframe............................... 35
   Section 11.08.  Application of Payments During Existence of Certain
                   Defaults................................................ 35

                                  ARTICLE 12

                              RETURN OF AIRCRAFT

   Section 12.01.  Return of Aircraft...................................... 35
   Section 12.02.  Return of Engines....................................... 36
   Section 12.03.  Return of Manuals....................................... 36
   Section 12.04.  Condition of Aircraft................................... 37
   Section 12.05.  [Reserved].............................................. 38
   Section 12.06.  Storage................................................. 38
   Section 12.07.  Special Markings........................................ 38
   Section 12.08.  Lessor's Option to Purchase Parts....................... 39

                                  ARTICLE 13

                                   INSURANCE

   Section 13.01.  Comprehensive Airline Liability and Property Damage
                   Liability Insurance..................................... 39
   Section 13.02.  Insurance Against Loss or Damage to Aircraft and Engines 41
   Section 13.03.  Application of Insurance Proceeds....................... 43
   Section 13.04.  Reports................................................. 44
   Section 13.05.  Lessor's Insurance...................................... 45
   Section 13.06.  Self-Insurance.......................................... 45

                                  ARTICLE 14

                                  INSPECTION

   Section 14.01.  Right of Inspection..................................... 46
   Section 14.02.  No Obligation to Inspect................................ 46

                                  ARTICLE 15

                                  ASSIGNMENT

   Section 15.01.  Lessee's Right to Assign................................ 46
   Section 15.02.  Citizenship............................................. 47

                                  ARTICLE 16

                               EVENTS OF DEFAULT

   Section 16.01.  Events of Default....................................... 47

                                  ARTICLE 17

                                   REMEDIES

   Section 17.01.  Remedies Upon Lessee's Default.......................... 49
   Section 17.02.  Cumulative Remedies..................................... 52
   Section 17.03.  Waiver.................................................. 52
   Section 17.04.  Lessor's Right to Perform for Lessee.................... 53

                                  ARTICLE 18

                          COVENANT OF QUIET ENJOYMENT


   Section 18.01.  Quiet Enjoyment......................................... 53

                                  ARTICLE 19

                              FURTHER ASSURANCES

   Section 19.01.  Further Assurances...................................... 53

                                  ARTICLE 20

                                   NET LEASE

   Section 20.01.  Nature of Lease......................................... 54

                                  ARTICLE 21

                               SUCCESSOR LESSOR

   Section 21.01.  Successor Lessor........................................ 55

                                  ARTICLE 22

                       SECURITY FOR LESSOR'S OBLIGATIONS

   Section 22.01.  Security for Lessor's Obligations to Holders............ 56
   Section 22.02.  [Reserved].............................................. 56
   Section 22.03.  Consent of Lessee to Assignment of Lease as Security.... 56

                                  ARTICLE 23

                                SECURITY FUNDS

   Section 23.01.  Investment of Security Funds............................ 57

                                  ARTICLE 24

                             CONCERNING THE LESSOR

   Section 24.01.  Lessor's Entry Into Lease............................... 58

                                  ARTICLE 25

                                   NOTICES

   Section 25.01.  Notices................................................. 59

                                  ARTICLE 26

                                  MISCELLANEOUS

   Section 26.01.  Section Heading and Captions............................ 60
   Section 26.02.  References.............................................. 60
   Section 26.03.  APPLICABLE LAW.......................................... 60
   Section 26.04.  Severability............................................ 60
   Section 26.05.  No Oral Modification.................................... 60
   Section 26.06.  Agreement as Chattel Paper.............................. 60
   Section 26.07.  Counterparts............................................ 60
   Section 26.08.  Public Release of Information........................... 61

                                  ARTICLE 27

                                  TRUE LEASE

   Section 27.01.  Intent of the Parties................................... 61
   Section 27.02.  Section 1110 Compliance................................. 61
   Section 27.03.  Finance Lease........................................... 61


   Schedule I   Definitions
   Schedule II  Basic Rent
   Schedule III Stipulated Loss Values
   Schedule IV  Termination Values
   Schedule V   Purchase Option Schedule

   Exhibit A    Form of Lease Supplement
   Exhibit B    Form of Purchase Agreement Assignment, Consent and
                Agreement and AVSA Consent and Agreement
   Exhibit C    Form of Engine Warranty Assignment and Engine Consent



                                LEASE AGREEMENT
                (FEDERAL EXPRESS CORPORATION TRUST NO. N670FE)

         LEASE AGREEMENT (FEDERAL EXPRESS CORPORATION TRUST NO. N670FE) dated as of May 1, 1997 (this "Lease") between STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity but solely as Owner Trustee under the Trust Agreement (as defined in Article 1 below) (the "Lessor"), and FEDERAL EXPRESS CORPORATION, a Delaware corporation (the "Lessee").


                             W I T N E S S E T H :

         WHEREAS, all capitalized terms used herein shall have the meanings assigned thereto as provided in Article 1 below;

         WHEREAS, subject to the terms and conditions set forth in the Participation Agreement (as hereinafter defined), the Lessee desires on the Delivery Date (as hereinafter defined) to lease from the Lessor and the Lessor is willing to lease to the Lessee the Aircraft (as hereinafter defined) in accordance with the terms and conditions set forth in this Lease.

         NOW, THEREFORE, in consideration of the mutual promises herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged by the parties, the Lessor and the Lessee agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS

         Unless the context otherwise requires, the capitalized terms herein shall have the meanings given in Schedule I hereto, for all purposes of this Lease and shall be equally applicable to both the singular and the plural forms of the terms defined.


                                   ARTICLE 2

                          ACCEPTANCE UNDER THE LEASE

         Section 2.01. Sale and Lease of Aircraft; Term. The Lessor, subject to satisfaction or waiver of the conditions set forth in this Lease and in the Participation Agreement, hereby agrees to purchase the Aircraft from AVSA on the Delivery Date and agrees immediately thereafter to lease the Aircraft to the Lessee pursuant to this Lease, and the Lessee hereby agrees to lease the Aircraft from the Lessor, such lease to be evidenced by the execution by the Lessor and the Lessee of a Lease Supplement leasing the Aircraft hereunder. Such lease shall last for the Term, at all times during which full legal title to the Aircraft shall remain vested with the Lessor to the exclusion of the Lessee, notwithstanding the possession and use thereof by the Lessee or any other Person. The Lessee agrees that the Lessor will authorize one or more employees of the Lessee, designated by the Lessee in writing, as the authorized representative or representatives of the Lessor to accept delivery of the Aircraft pursuant to the sale of the Aircraft described in the Participation Agreement. The Lessee hereby agrees that in the event delivery of the Aircraft shall be accepted by an employee or employees of the Lessee pursuant to such authorization by the Lessor, such acceptance of delivery by such employee or employees on behalf of the Lessor shall, without further act, irrevocably constitute acceptance by the Lessee of the Aircraft for all purposes of this Lease.


                                   ARTICLE 3

                           RENT AND RENT ADJUSTMENT

         Section 3.01.  [Reserved].

         Section 3.02. Basic Rent. The Lessee agrees to pay to the Lessor in immediately available funds, on each Rent Payment Date, Basic Rent for the Aircraft during the Basic Term, each payment being set forth on Schedule II hereto opposite the applicable Rent Payment Date, subject to increase or decrease as provided in Section 3.04 of this Lease. Each payment of Basic Rent shall be made in arrears or in advance, all as stated in Schedule II hereto. Each payment of Basic Rent designated as advance rent shall be allocated over the six-month period beginning on the Rent Payment Date on which such advance rent payment is scheduled to be made, and each installment of Basic Rent that is designated as payable in arrears shall be accrued over the six-month period ending on and including the day immediately preceding the Rent Payment Date on which such arrears payment is scheduled to be made.

         Section 3.03. Supplemental Rent. The Lessee agrees to pay or cause to be paid to the Lessor, or to whomever shall be entitled to it, any and all Supplemental Rent promptly as the same shall become due. If the Lessee fails to pay any Supplemental Rent when due, the Lessor shall have all rights, powers and remedies provided for in this Lease, or by law or equity or otherwise in the case of nonpayment of Basic Rent. The Lessee will also pay to the Person entitled thereto, on demand, as Supplemental Rent, to the extent permitted by applicable law, an amount equal to interest at the Past Due Rate on any part of any installment of Basic Rent not paid when due, for any period until the same shall be paid and on any payment of Supplemental Rent not paid when due, for the period until the same shall be paid. In addition, the Lessee will pay to the Lessor, as Supplemental Rent, (i) an amount equal to the aggregate amount of any Make-Whole Premium payable under the Indenture (other than any Make-Whole Premium payable in connection with an Indenture Event of Default that is not and does not arise out of a Lease Event of Default) and (ii) an amount equal to the excess of interest at the Past Due Rate on the principal of the Certificates in connection with an acceleration of the Certificates pursuant to Section 7.02 of the Indenture following an Indenture Event of Default attributable to an Event of Default over interest payable by the Lessee at the Past Due Rate on Basic Rent. The expiration or other termination of the Lessee's obligation to pay Basic Rent shall not limit or otherwise modify the obligations of the Lessee with respect to the payment of Supplemental Rent.

         Section 3.04. Adjustments to Basic Rent, Stipulated Loss Value and Termination Value After the Delivery Date. The percentages for Basic Rent referred to in Schedule II hereto and the percentages for Stipulated Loss
Value and Termination Value referred to in Schedule III and Schedule IV hereto, respectively, shall be adjusted (upward or downward) subject to the minimum value established by Section 3.05 hereof and the definitions of Stipulated Loss Value and Termination Value to reflect (i) any costs and expenses paid by the Lessor or the Owner Participant pursuant to Section 10.01 of the Participation Agreement being greater or less than the Estimated
Expense Amount, (ii) any Refinancing pursuant to Section 15.01 of the Participation Agreement, (iii) any reoptimization pursuant to Section 15.02(a) of the Participation Agreement, (iv) payments pursuant to Section 5 of the Tax Indemnity Agreement by an adjustment of Basic Rent or (v) the Delivery Date being other than June 2, 1997. Each such adjustment pursuant to clause (i),
(ii), (iv) or (v) of the first sentence of this Section 3.04 shall maintain the Owner's Economic Return (and, while maintaining such Owner's Economic Return, minimize the aggregate Net Present Value of Rents to the Lessee). In the event of an adjustment pursuant to clause (iii) of the first sentence of this Section 3.04, the Owner Participant may recalculate Basic Rent as set forth in Schedule II hereto in order to maintain to the extent feasible the Owner's Economic Return and, subject to the provisions of Section 15.02 of the Participation Agreement, recalculate the schedule of principal repayments, the Stipulated Loss Value percentages set forth in Schedule III hereto and the Termination Value percentages set forth in Schedule IV hereto in a manner consistent with such recalculation of Basic Rent; provided that any such recalculations as a result of an adjustment pursuant to such clause (iii) of the first sentence of this Section 3.04 may not (A) increase the Net Present Value of Rents to the Lessee, (B) increase as of any date the sum of (1) the Net Present Value of Rents to the Lessee payable through such date plus (2) the present value of the Stipulated Loss Value or the Termination Value as of such date, in each case discounted to the Delivery Date at the Debt Rate, beyond such net present values prior to such adjustment, or (C) otherwise result in any adverse impact (including tax consequences) to the Lessee for which the Owner Participant has not agreed to indemnify the Lessee on terms reasonably acceptable to the Lessee.

         The Owner Participant shall promptly notify the Lessee and the Lessor and the Lessee shall promptly notify the Owner Participant and the Lessor of the need for any such adjustment pursuant to this Section 3.04. As promptly as feasible after any such notification, the Lessor shall furnish the Lessee with a notice setting forth the amount of any such adjustments together with the calculations upon which the adjustments are based; provided, however, that the Lessor and the Owner Participant shall not be required to disclose to the Lessee in such notice any confidential or proprietary information (including methodology or assumptions) relating to such calculations. At the request and, subject to the next succeeding sentence, expense of the Lessee, the accuracy of the calculation of such adjustments and the consistency of the calculation with the calculation used to determine Basic Rent, Stipulated Loss Values and Termination Values shall be verified first, by First Chicago Leasing Corporation or such other financial advisor chosen by the Lessee and second, if such adjustments are still believed to be in error and are not reconciled with the Owner Participant within fifteen (15) Business Days, by a firm of nationally recognized independent public accountants selected by the Lessee and reasonably acceptable to the Owner Participant and, in order to enable them to verify such adjustments, the Owner Participant shall make available to such accountants (for their own confidential use and not to be disclosed to the Lessee or any other Person and subject to the execution of a confidentiality agreement reasonably satisfactory to the Owner Participant) all information reasonably necessary for such verification, including the name of the lease analysis program used by the Owner Participant to calculate such adjustments. The Lessee will pay the reasonable costs and expenses of the verification process under this Section 3.04 unless as a result of such verification process by the independent public accountants Basic Rent is adjusted and such adjustment causes the Net Present Value of Rents, to decline by 10 or more basis points (in which event the Owner Participant shall pay the reasonable costs and expenses of such verification process). The Lessor and the Lessee shall execute and deliver an amendment to this Lease to reflect each adjustment under this Section 3.04.

         All adjustments under this Section 3.04 shall be in compliance with the requirements of Revenue Procedure 75-21, 1975-1 C.B. 715 and Sections 4.02(5), 4.07(1), 4.07(2) and 4.08(1) of Revenue Procedure 75-28, 1975-1 C.B.
752 and shall be structured so as to not cause the Lease to be a "disqualified leaseback or long-term agreement" within the meaning of Section 467 of the Code.

         Section 3.05. Minimum Basic Rent. Notwithstanding any other provisions of the Operative Agreements to the contrary, each installment of Basic Rent due on each Rent Payment Date and not constituting an Excepted Payment shall be, under any and all circumstances, an amount at least sufficient to pay in full any installment of principal of and interest on the Certificates required to be paid pursuant to the Certificates (other than amounts becoming due on account of the exercise of remedies pursuant to
Article 17 hereof) on such Rent Payment Date.

         Section 3.06. Payment to Indenture Trustee. All Rent payable by the Lessee to the Lessor shall be paid to the Lessor c/o State Street Bank and Trust Company, Two International Place, 4th Floor, Boston, Massachusetts 02110,
Attention: Corporate Trust Department, or as the Lessor may otherwise direct, by wire transfer of immediately available funds in U.S. Dollars with sufficient information to identify sources and applications of such funds no later than 10:30 a.m., New York time on the due date of such payment;
provided, however, that so long as the Lien of the Indenture shall not have been discharged the Lessor hereby directs, and the Lessee agrees, that all Rent (other than Excepted Payments, which shall be paid by the Lessee directly to the Person entitled thereto) (all without set-off or counterclaim as and to the extent provided in Article 20 hereof) shall be paid directly to the Indenture Trustee at its principal office at 79 South Main Street, Salt Lake City, Utah 84111, Attention: Corporate Trust Department, or as the Indenture Trustee may otherwise direct within the United States by wire transfer of immediately available funds in U.S. Dollars no later than 10:30 a.m., New York time, on the due date of such payment. In any case where a scheduled Rent Payment Date shall not be a Business Day such Rent Payment Date shall be adjourned to the next succeeding Business Day without interest thereon for the period of such extension (provided that payment is made on such next succeeding Business Day).

         Section 3.07. Costs and Expenses. As between the Lessor and the Lessee, all obligations under this Lease shall be done, performed and complied with at the Lessee's cost and expense, whether or not so expressed, unless otherwise expressly stated to the contrary.


                                   ARTICLE 4

                     RENEWAL OPTIONS AND PURCHASE OPTIONS

         Section 4.01. Renewal Options. (a) Election to Renew. The Lessee shall provide the Lessor with irrevocable written notice (the "Preliminary Notice") not more than 360 days nor less than 180 days prior to the end of the Basic Term or any Renewal Term, as the case may be, whether it will exercise its options either to renew this Lease pursuant to this Section 4.01 or to purchase the Aircraft pursuant to Section 4.02(a)(B), (C) or (F) hereof, as applicable.

         Provided that (i) no Event of Default shall have occurred and be continuing at the time of renewal, (ii) this Lease has not otherwise expired or terminated, and (iii) the Lessee shall have timely delivered the respective Preliminary Notice, the Lessee may, by irrevocable written notice delivered to the Lessor not less than 90 days prior to the end of the Basic Term or any Fixed Renewal Term, extend the Term for one Fixed Renewal Term of three years commencing on the expiration of the Basic Term and one additional Fixed Renewal Term of one year commencing on the expiration of the preceding Fixed Renewal Term. The Lessee shall pay the Fixed Renewal Rent during the Fixed Renewal Term.

         In addition, provided that (i) no Event of Default shall have occurred and be continuing at the time of renewal, (ii) this Lease has not otherwise expired or terminated, and (iii) the Lessee shall have timely delivered the respective Preliminary Notice, the Lessee may, on no more than two occasions, by irrevocable written notice delivered to the Lessor not less than 90 days prior to the end of the Basic Term or the preceding Renewal Term, as the case may be, elect to extend the Term for a Renewal Term or further Renewal Term commencing on the expiration of the Basic Term or the preceding Renewal Term and ending two years thereafter for a rent equal to the then-current Fair Market Rental of the Aircraft. The Term may be extended pursuant to this paragraph for an aggregate of no more than four years following the Basic Term or the Fixed Renewal Term.

         (b) Terms and Conditions. Any such renewal shall be on the same terms and conditions as provided herein, except that (i) rent for the Aircraft due during any Renewal Term shall be payable semi-annually in arrears on the dates corresponding to the Rent Payment Dates during such Renewal Term, and
(ii) during any Renewal Term, the Stipulated Loss Value for the Aircraft shall as of any Stipulated Loss Value Determination Date during the Renewal Term be equal to the greater of the Stipulated Loss Value on the last day of the Basic Term and the Fair Market Value of the Aircraft as of the commencement of such Renewal Term.

         Section 4.02.  Purchase Options.  (a)  Election to Purchase.
Provided that (i) this Lease has not otherwise expired or terminated, (ii) the Lessee shall have previously given the Preliminary Notice under Section 4.01(a) hereof (in the case of paragraph (B) or (F) below or, if a Renewal Term is available, paragraph (C) below) or the applicable notice for each other paragraph below, as the case may be, and (iii) no Event of Default shall have occurred and be continuing on the applicable Termination Date, the Lessee may:

         (A) by written notice delivered to the Lessor, the Indenture Trustee and the Owner Participant, not more than 180 nor less than 90 days prior to the applicable Rent Payment Date, elect to terminate the Lease and purchase the Aircraft on (and only on) January 15, 2016, for, at the Lessee's option, either (1) an amount in immediately available funds equal to the greater of the Fair Market Value or the Termination Value on such date or
   (2)(i) the assumption by the Lessee, pursuant to Section 7.11 of the Participation Agreement, of all of the obligations of the Lessor under the Indenture, the Certificates and Section 7.04 of the Participation Agreement and (ii) the payment to the Lessor of an amount in immediately available funds equal to the excess of (A) the greater of the Fair Market Value or the Termination Value on such date over (B) the unpaid principal of the Certificates plus accrued interest as of such date. Such notice (which shall be revocable by the Lessee upon at least 15 days' written notice prior to the applicable Rent Payment Date) shall either direct the Lessor to prepay the Certificates in full on such Termination Date pursuant to
   Section 6.02 of the Indenture or state that the Lessee shall exercise its option to assume the Certificates pursuant to Section 7.11 of the Participation Agreement and Section 2.12 of the Indenture; or

         (B) by irrevocable written notice delivered to the Lessor and the Owner Participant not less than 90 days prior to the end of the Basic Term, elect to purchase the Aircraft on the last day of the Basic Term for an amount in immediately available funds equal to the Fair Market Value thereof on such date; provided, however, that the Lessee shall have paid all Rent due and payable under this Lease on or prior to the last day of the Basic Term; or

         (C) by irrevocable written notice delivered to the Lessor and the Owner Participant not less than 90 days prior to the end of any Renewal Term, elect to terminate the Lease and purchase the Aircraft on the last day of such Renewal Term at a price in immediately available funds equal to the Fair Market Value of the Aircraft on such day; provided, however, that the Lessee shall have paid all Rent due and payable under this Lease on or prior to the expiration of any such Renewal Term; or

         (D) exercise the purchase option in this Section 4.02(a)(D) which is more particularly described in Schedule V hereto by reference to this
   Section 4.02(a)(D) and which shall be in an amount in immediately available funds not less than the greater of the amount specified in Schedule V hereto and the Fair Market Value of the Aircraft; or

         (E) exercise the purchase option in this Section 4.02(a)(E) which is more particularly described in Schedule V hereto by reference to this
   Section 4.02(a)(E) and which shall be in an amount in immediately available funds not less than the greater of the amount specified in Schedule V hereto and the Fair Market Value of the Aircraft; or

         (F) by irrevocable written notice delivered to the Lessor and the Owner Participant not less than 90 days prior to the end of the Basic Term, elect to purchase the Aircraft on the last day of the Basic Term for the amount in immediately available funds specified in the Ancillary Agreement II (the "FPO Price") which is not less than the estimate set forth in the Appraisal of the Fair Market Value of the Aircraft at the time of exercise of the purchase option under this Section 4.02(a)(F).

         The Lessee shall give the Lessor, the Owner Participant and the Indenture Trustee not more than 180 and not less than 90 days' prior written notice of its election to purchase pursuant to Section 4.02(a)(D) or 4.02(a)(E) hereof. Such notice shall either direct the Lessor to prepay the Certificates in full on such Termination Date pursuant to Section 6.02 of the Indenture or state that the Lessee shall exercise its option to assume the Certificates pursuant to Section 7.11 of the Participation Agreement and
Section 2.12 of the Indenture. In the event that the Lessee shall have given notice to purchase the Aircraft under Section 4.02(a)(A), 4.02(a)(D) or 4.02(a)(E) hereof and shall fail to make payment (and, if applicable, assume the Certificates) on the applicable Termination Date, the Lease shall continue and the Lessee shall pay to the Owner Trustee any losses, costs and expenses of the Owner Participant incurred in connection with such failure.

         (b) Terms and Conditions. If the Lessee elects to purchase the Aircraft pursuant to Section 4.02(a) hereof, the Lessee shall pay to the Lessor on the applicable Termination Date by wire transfer of immediately available funds any Basic Rent payable on such Termination Date (to the extent payable in arrears but not to the extent payable in advance), the applicable purchase price together with any other amounts past due hereunder or due on the applicable Termination Date and all other Supplemental Rent then due under this Lease including, without limitation, the aggregate amount of any Make-Whole Premium applicable to any Certificate and amounts due under the Participation Agreement and the Tax Indemnity Agreement, whereupon (and upon discharge of the Lien of the Indenture in accordance with Section 14.01 thereof) the Lessor will transfer to the Lessee, without recourse or warranty (except as to the absence of Lessor's Liens), all of the Lessor's right, title and interest in and to the Aircraft on an "as-is, where is" basis. In connection with such transfer, the Lessee shall prepare and the Lessor shall execute or arrange for the execution of a bill of sale evidencing such transfer and such other documents as the Lessee may reasonably require. In connection with any termination or proposed termination of this Lease, the Lessee shall pay, at the time of the applicable Termination Date, all related reasonable costs and expenses of the Owner Participant, the Lessor and the Indenture Trustee.

         Section 4.03. Appraisal Procedures. (a) Generally. Whenever Fair Market Rental or Fair Market Value is required to be determined under this Lease (unless otherwise provided herein), it shall be determined by the mutual agreement of the Lessor and the Lessee in accordance with the definitions of such terms in Schedule I hereto. If the Lessee and the Lessor cannot agree by the date 60 days prior to the date for exercise of the applicable option, such amount shall be determined by independent appraisal conducted by appraisers selected pursuant to Section 4.03(b) hereof. At any time prior to final determination of such amount pursuant to Section 4.03(b) hereof, the Lessee and the Lessor shall be entitled to submit to the appraisers (and shall submit to each other any bids submitted to the appraisers) any bids from unrelated third parties, and such bids shall be accorded the weight such appraisers deem appropriate. The Lessor and the Lessee shall each have an opportunity to comment on any such bids after receiving a copy thereof.

         (b) Selection. If an independent appraisal is required pursuant to this Lease, the Lessor and the Lessee shall consult for the purpose of appointing a mutually acceptable, qualified aircraft appraiser. If they are unable to agree on a single appraiser within ten (10) Business Days, then the independent appraisal shall be arrived at by mutual agreement of two nationally recognized, independent aircraft appraisers, one chosen by the Lessor and one chosen by the Lessee, or, if such appraisers cannot agree on the amount of such appraisal, their appraisals shall be treated in the manner described in Section 4.03(c) hereof with an appraisal arrived at by a third nationally recognized, independent aircraft appraiser chosen by the mutual consent of such two appraisers; provided, however, that if either party shall fail to appoint an appraiser within fifteen (15) Business Days after a written request to do so by the other party, or if such two appraisers cannot agree on the amount of such appraisal and fail to appoint a third appraiser within twenty (20) Business Days after the date of the appointment of the second of such appraisers, then either party may initiate an arbitration proceeding with the American Arbitration Association for purposes of appointing a nationally recognized, independent aircraft appraiser.

         (c) Valuation. If one appraiser is chosen, the value determined by such appraiser shall be final and binding upon the Lessor and the Lessee. If two appraisers are chosen, one appraiser by the Lessor and one by the Lessee, and such appraisers agree on the value, such value shall be final and binding upon the Lessor and the Lessee. If three appraisers shall be appointed and the difference between the determination which is farther from the middle determination is more than 125% of the difference between the middle determination and the third determination, then such further determination shall be excluded, the remaining two determinations shall be averaged, and such average shall be final and binding upon the Lessor and the Lessee. Otherwise, the average of all three determinations shall be final and binding upon the Lessor and the Lessee.

         (d) Rules of Appraisal. Any appraisal pursuant to this Section 4.03 shall be conducted in accordance with the commercial rules of the American Arbitration Association as then in effect, as modified by this Section 4.03 and the definitions of Fair Market Value and Fair Market Rental. All expenses of any independent appraisal shall be borne by the Lessee, except that each of the Lessee and the Owner Participant (in the case of the Lessor) shall bear any fees, costs and expenses of its respective attorneys in connection with such appraisal except in the case of an Event of Default or in the case of a revocation by the Lessee of its election to terminate the Lease under Section
4.02 hereof, in which case such expenses shall be borne by the Lessee.


                                   ARTICLE 5

                        REPRESENTATIONS AND WARRANTIES

         Section 5.01. Disclaimer of Representations and Warranties. THE LESSEE ACKNOWLEDGES AND AGREES THAT (i) THE AIRFRAME AND EACH ENGINE IS OF A SIZE, DESIGN, AND CAPACITY AND MANUFACTURE SELECTED BY AND ACCEPTABLE TO THE LESSEE, (ii) THE LESSEE IS SATISFIED THAT THE AIRFRAME AND EACH ENGINE IS SUITABLE FOR ITS PURPOSES, (iii) NEITHER THE OWNER PARTICIPANT NOR THE LESSOR IS A MANUFACTURER OR A DEALER IN PROPERTY OF SUCH KIND AND (iv) THE AIRFRAME AND EACH ENGINE IS LEASED HEREUNDER SUBJECT TO ALL APPLICABLE LAWS AND GOVERNMENTAL REGULATIONS, NOW IN EFFECT OR HEREAFTER ADOPTED, WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND BY THE LESSOR (IN ITS INDIVIDUAL CAPACITY OR AS OWNER TRUSTEE), THE INDENTURE TRUSTEE, THE OWNER PARTICIPANT OR ANY HOLDER. THE LESSOR LEASES THE AIRFRAME AND EACH ENGINE, AS-IS, WHERE-IS, AND NEITHER THE LESSOR (IN ITS INDIVIDUAL CAPACITY OR AS OWNER TRUSTEE), THE INDENTURE TRUSTEE, THE OWNER PARTICIPANT NOR ANY HOLDER MAKES, HAS MADE OR SHALL BE DEEMED TO HAVE MADE, AND EACH HAS AND WILL HAVE BEEN DEEMED TO HAVE EXPRESSLY DISCLAIMED, ANY WARRANTY OR REPRESENTATION EITHER EXPRESS OR IMPLIED, AS TO (A) THE TITLE, AIRWORTHINESS, WORKMANSHIP, CONDITION, VALUE, FITNESS FOR ANY PARTICULAR USE OR PURPOSE, DESIGN, OPERATION OR MERCHANTABILITY OF THE AIRFRAME, EACH ENGINE OR ANY PART THEREOF, (B) THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, (C) THE ABSENCE OF ANY INFRINGEMENT OF ANY PATENT, TRADEMARK OR COPYRIGHT, (D) THE ABSENCE OF OBLIGATIONS BASED ON STRICT LIABILITY IN TORT, (E) THE LESSOR'S TITLE THERETO, (F) THE LESSEE'S OR ANY SUBLESSEE'S RIGHT TO THE QUIET ENJOYMENT THEREOF (EXCEPT AS PROVIDED IN ARTICLE 18 HEREOF) OR (G) ANY OTHER MATTER WHATSOEVER. IT IS AGREED THAT ALL RISKS INCIDENT TO THE MATTERS DISCUSSED IN THE PRECEDING SENTENCE, AS AMONG THE LESSOR, THE INDENTURE TRUSTEE, THE OWNER PARTICIPANT AND THE LESSEE, ARE TO BE BORNE BY THE LESSEE. The provisions of this Section 5.01 have been negotiated by the Lessor and the Lessee and, except as provided in Article 7 of the Participation Agreement, are intended to be a complete exclusion and negation of any representations or warranties of the Lessor, the Indenture Trustee and the Owner Participant, express or implied, with respect to the Airframe and each Engine that may arise pursuant to any law now or hereafter in effect, or otherwise.

         Section 5.02. No Modification of Other Warranties. None of the provisions of this Article 5 or any other provision of this Lease shall be deemed to amend, modify or otherwise affect the representations, warranties or other obligations (express or implied) of the Lessee, AVSA, the Manufacturer or the Engine Manufacturer or any of their respective subcontractors or suppliers, with respect to the Airframe, the Engines or any Parts incorporated or installed in or attached to the Airframe or Engines, or to release the Lessee, AVSA, the Manufacturer or the Engine Manufacturer or any of their respective subcontractors or suppliers from any such representation, warranty or obligation. So long as an Event of Default shall not have occurred and be continuing under this Lease and to the extent permitted under the applicable warranty, patent indemnity, or service-life policy, (i) the Lessor shall assign or otherwise make available to the Lessee such rights as the Lessor may have under any warranty, patent indemnity, or service-life policy made or given by the Manufacturer, AVSA or the Engine Manufacturer or any of their respective subcontractors or suppliers, and any other claims against the Manufacturer, AVSA and the Engine Manufacturer or any such subcontractor or supplier with respect to the Aircraft, including all rights to demand, accept and retain all rights in and to property (other than the Aircraft), data and services of any kind which the Manufacturer, AVSA and the Engine Manufacturer are obligated to provide and do provide pursuant to the Purchase Agreement or the GTA with respect to the Aircraft; and (ii) all payments pursuant to any manufacturer's or subcontractor's warranty, patent indemnity, or service-life policy obligation shall be paid to the Lessee; provided that the Lessee shall apply such payments to the cost of repair or correction of any condition of the Aircraft which gave rise to such payments.

         Section 5.03. Certain Agreements of the Lessee. The Lessee agrees with the Lessor for the benefit of the Owner Participant that the Lessee shall perform the agreements, covenants and indemnities of the Lessee set forth in the Participation Agreement to the extent the same are applicable to the Owner Participant, as fully and to the same extent and with the same force and effect as if set forth in full in this Article 5.


                                   ARTICLE 6

                                     LIENS

         Section 6.01. Liens. The Lessee will not directly or indirectly create, incur, assume or suffer to exist, and will promptly, at its own cost and expense, take such action as may be necessary to discharge, any Lien on or with respect to the Lessor's Estate or this Lease or the Aircraft, the Airframe or any Engine or any Part or title thereto or any interest therein except:

         (a) the respective rights of the Lessor and the Lessee as provided in this Lease, the security interest and Lien of the Indenture and the rights of the Owner Participant, the Lessor and the Indenture Trustee under the Trust Agreement, the Indenture and the Participation Agreement;

         (b) the rights of any sublessee or transferee or other Person under a sublease, transfer, assignment or other such arrangement expressly permitted by the terms of this Lease;

         (c) Lessor's Liens and Indenture Trustee's Liens to the extent required to be discharged by the Owner Participant, the Lessor or the Indenture Trustee, as the case may be, in accordance with Section 7.03(b), 7.04(b) or 7.05(b) of the Participation Agreement;

         (d) Liens for Taxes imposed against the Lessee either not yet due or being contested in good faith by appropriate proceedings so long as such Liens or proceedings do not involve (i) any material danger of the sale, forfeiture or loss of the Lessor's Estate, the Aircraft, the Airframe or any Engine or any interest therein, (ii) any material risk of civil liabilities or (iii) any risk of the assertion of criminal charges against the Lessor, the Owner Participant, the Indenture Trustee or any Holder;

         (e) materialmen's, mechanics', workmen's, repairmen's, employees' or other like Liens arising against the Lessee in the ordinary course of the Lessee's business for amounts the payment of which is either not yet due or is being contested in good faith by appropriate proceedings so long as such Liens or proceedings do not involve any material danger of the sale, forfeiture or loss of the Lessor's Estate, the Aircraft, the Airframe or any Engine or any interest therein; and

         (f) Liens arising from judgments or awards against the Lessee with respect to which (i) at the time an appeal or proceeding for review is being prosecuted in good faith and with respect to which there shall have been secured a stay of execution pending such appeal or proceeding for review and then only for the period of such stay and (ii) there is not, and such proceedings do not involve, any material danger of the sale, forfeiture or loss of the Lessor's Estate, the Aircraft, Airframe or any Engine or any interest therein.


                                   ARTICLE 7

                 AIRCRAFT REGISTRATION, MAINTENANCE AND OPERATION

         Section 7.01. Registration, Maintenance and Operation. The Lessee, at its own cost and expense, shall:

         (a) upon payment by the Lessor of the Purchase Price on the Delivery Date, cause the Aircraft to be duly registered in the name of the Lessor as owner, pursuant to the Transportation Code and, subject to the proviso to
   Section 6.03(b) of the Participation Agreement, to remain at all times duly registered pursuant to the Transportation Code and at all times act in accordance with the rules and regulations of the Aeronautics Authority or the applicable laws, rules and regulations of any other jurisdiction in which the Aircraft may then be registered in accordance with Section 6.03(b) of the Participation Agreement;

         (b) maintain, inspect, service, repair, test and overhaul the Aircraft (or cause the same to be done) so as to keep the Aircraft (and any engine which is not an Engine but is installed on the Aircraft) in as good operating condition as when delivered to the Lessor on the Delivery Date, ordinary wear and tear excepted, and in any event (i) in accordance with the applicable regulations of the Aeronautics Authority or of the regulatory agency or body of any other jurisdiction in which the Aircraft may then be registered pursuant to Section 6.03(b) of the Participation Agreement and the Lessee's maintenance program approved by the Aeronautics Authority or such agency or body, (ii) in the same manner and with the same care used by the Lessee with respect to other A300-600 series aircraft and CF6-80C2-A5F series engines (or other engines permitted by the terms of this Lease to be used on the Aircraft) owned, operated or leased by the Lessee, to the extent that the same regulations, and the Lessee's FAA-approved maintenance program shall apply to any such aircraft and related engines, owned or leased by the Lessee, and utilized in similar circumstances, and without discriminating against the Aircraft, with respect to its use, operation or maintenance in contemplation of the expiration or termination of this Lease other than withdrawal of the Aircraft from use and operation as is necessary to prepare the Aircraft for return to the Lessor upon such expiration or termination, and (iii) so as to keep the Aircraft in such condition as may be necessary to enable its airworthiness certification to be maintained in good standing at all times under the Transportation Code or any applicable rule or regulation of the applicable regulatory agency or body of any other jurisdiction in which the Aircraft may then be registered;

         (c) maintain, or cause to be maintained, all records, logs and other materials in respect of the Aircraft required by the Aeronautics Authority, or the applicable regulatory agency or body of any other jurisdiction in which the Aircraft may then be registered, all such records and logs to be maintained in the English language (which records, logs and other materials shall, as between the Lessor and the Lessee and all parties claiming through the Lessee, be the property of the Lessor but shall become the property of the Lessee upon purchase by the Lessee of the Aircraft pursuant to the terms of this Lease or upon the occurrence of an Event of Loss and the Lessee's compliance with Section 11.03 hereof);

         (d) promptly furnish to the Lessor such information within the Lessee's possession as may be required to enable the Lessor to file any reports to be filed by the Lessor with any governmental authority because of the Lessor's ownership of or the Owner Participant's interest in the Aircraft;

         (e) not maintain, service, repair, overhaul, use or operate the Aircraft or any Engine in violation of any airworthiness certificate or registration relating thereto, or in violation of any law or any license, rule, regulation or order of or by any government or governmental authority having jurisdiction over the Lessee or the Aircraft or any Engine or for any purpose for which the Aircraft or any Engine is not designed; provided, however, that the Lessee (or if a sublease shall then be in effect, the sublessee thereunder) may in good faith contest the validity or application of any such law, license, rule, regulation or order in any manner that does not adversely affect the Lessor, its right, title or interest in the Aircraft or any Engine or the interests of the Indenture Trustee or the Owner Participant therein, or in any Operative Agreement (excluding any interests the Lessee agrees are indemnified for under the Tax Indemnity Agreement) and such contest or non-compliance will not result in any material risk of loss, forfeiture or damage to the Aircraft or in any risk of criminal liability to the Lessor, the Indenture Trustee or the Owner Participant; and if any such law, license, rule, regulation or order requires alteration of the Aircraft or any Engine, the Lessee will conform the same therewith at its own cost and expense and will maintain the Aircraft or any Engine in compliance with such law, license, rule, regulation or order; and

         (f) not operate or locate the Airframe or any Engine, or suffer the Airframe or any Engine to be operated or located in any area excluded from coverage by any insurance policy required by the terms of Article 13 hereof, unless the Lessee has obtained, prior to the operation or location of the Airframe or any Engine in such area, indemnification from the Government, or other insurance, against the risks and in the amounts required by, and in compliance with, Article 13 hereof covering such area (and naming the Lessor, or so long as this Lease is assigned to the Indenture Trustee, the Indenture Trustee, as sole loss payee in respect of indemnification or insurance payable in respect of casualties to the Aircraft) or unless the Aircraft is only temporarily located in such area as a result of an isolated occurrence attributable to a hijacking, medical emergency, equipment malfunction, weather conditions, navigational error or other similar unforeseen circumstances and the Lessee is using its good faith efforts to remove the Aircraft from such area.

         The Lessee may, at any time during the Term, install an engine or engines on the Airframe and operate the Aircraft with such engine or engines installed thereon and the Lessor shall have no right, title or interest in and to any such engine until such time, if any, that such engine is returned to the Lessor under Section 12.02 hereof.

         Section 7.02. Possession and Permitted Transfer and Sublease. (a) Conditions. The Lessee will not, without the prior written consent of the Lessor, sublease or otherwise in any manner deliver, transfer or relinquish possession of the Aircraft, the Airframe or any Engine or install any Engine, or permit any Engine to be installed, on any airframe other than the Airframe; provided, that, so long as (i) in the case of clause (i) below, no Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing at the commencement of such sublease, (ii) the Lien of the Indenture is not impaired thereby, (iii) all applicable governmental approvals in connection therewith have been obtained and (iv) the Lessee shall comply with the provisions of Article 13 hereof, the Lessee may without the prior written consent of the Lessor:

         (i) so long as the sublessee is generally meeting its material obligations as they come due and is not subject to a proceeding or final order under applicable bankruptcy, insolvency or reorganization laws on the date the sublease is entered into and with 30 days' prior written notice to the Lessor and the Owner Participant, (A) sublease the Aircraft or any Engine to a U.S. Air Carrier, (B) after December 31, 2004 sublease the Aircraft or any Engine to an Air Carrier which is principally based in and domiciled in one of the countries listed on Schedule III of the Participation Agreement, or (C) after December 31, 2004 sublease the Aircraft or any Engine to any other Air Carrier not described in this Section which shall be reasonably acceptable to the Lessor as evidenced by its prior written consent; provided, that, with respect to clauses (B) and
   (C) above, at the time of any such sublease the United States of America maintains normal diplomatic relations with the country in which such Air Carrier is principally based and domiciled and provided further that such country shall not then be experiencing war. In the case of any sublease (x) such sublease shall include the provisions required by Section 7.02(b) hereof and expressly require the sublessee to operate and maintain the Aircraft in compliance with the applicable provisions of this Lease, (y) such sublease shall provide that such sublessee will not transfer possession of, or any other rights to, the subleased Airframe or any Engine to any other Person without the prior written consent of the Lessor (except as permitted by subparagraphs (ii) through (viii) below and except that, in the case of subparagraph (iv), possession of the Aircraft may only be transferred at the direction of the Lessee) and (z) such sublease shall expire not later than the expiration of the Basic Term or any Renewal Term then in effect hereunder. Prior to any sublease to an Air Carrier permitted under Section 7.02(a)(i)(C) above: (I) the maintenance standards of the aeronautical authority of the country of domicile or principal operation of the sublessee taken as a whole shall not be materially less stringent than those of the FAA or at least comparable to those, taken as a whole, required by the central civil aviation authority of any of the United Kingdom, France, Canada, Japan or Germany; (II) the Lessee will provide opinions of counsel (such counsel and the form and substance of such opinions to be reasonably satisfactory to the Lessor) with respect to
   (A) the legality, validity and enforceability of the Operative Agreements and the sublease in such country, (B) that the laws of such country require fair compensation by the government of such country payable in a currency freely convertible into U.S. dollars for the loss of the use of or title to the Aircraft in the event of a requisition of use or title by such government, (C) the Lessor's title to the subleased equipment will be recognized, (D) the required agreement of such foreign air carrier that its rights under the sublease are subject and subordinate to all the terms of this Lease is enforceable against such foreign air carrier under applicable law (subject only to customary exceptions to enforceability), (E) that it is not necessary for the Owner Participant, the Lessor or the Indenture Trustee to register or qualify to do business in such country as a result of the proposed sublease or in order for the Owner Participant, the Lessor or the Indenture Trustee to enforce the terms and conditions of the Operative Agreements, (F) there is no tort liability of the owner of an aircraft not in possession thereof or of Persons lending money to such an owner for the purchase of an aircraft, under the laws of such jurisdiction other than tort liability which might reasonably have been imposed on such owner or Persons under the laws of the United States or any state thereof (it being understood that, in the event that such latter opinion cannot be given in a form satisfactory to the Lessor, such opinion shall be waived if insurance reasonably satisfactory to the Lessor is available to cover such risk to the Owner Participant and is provided at or before the execution of such a sublease, at the Lessee's cost and expense), (G) that there exist no possessory rights in favor of such sublessee under the laws of such country which would, upon bankruptcy or insolvency of the Lessee (and assuming that at such time such sublessee is not bankrupt or insolvent) or of the sublessee, prevent the return of the Aircraft in accordance with the terms of this Lease and (H) all necessary governmental approvals required for the subleased equipment, the Airframe or any Engine, as the case may be, to be imported and, to the extent reasonably obtainable, exported from the applicable country of domicile upon repossession of such subleased equipment by the Lessor (and the Lessee as sublessor), shall have been procured at the Lessee's own cost and expense by the Lessee prior to commencement of any such sublease; (III) duties and tariffs, if applicable, shall be paid for by the Lessee; and (IV) the Lessee shall effect or cause to be effected at the Lessee's own cost and expense all recordings and filings that are required, or reasonably requested by the Lessor, to continue the Lessor's right, title and interest to the Aircraft and rights under the Lease (and sublease) and to perfect and maintain the priority of the Lien of the Indenture;

         (ii) subject the Engines or permit any Engine to be subjected to normal interchange or pooling agreements or arrangements, in each case customary in the airline industry, entered into by the Lessee in the ordinary course of its business with a vendor domiciled in the United States or in a country with which the United States maintains normal diplomatic relations (and which is not experiencing war) or (x) any U.S. Air Carrier or (y) any foreign Air Carrier which is (I) organized in a country listed on Schedule III to the Participation Agreement, (II) organized in a country with which the United States then maintains normal diplomatic relations, (III) is a party to the Convention on the International Recognition of Rights in Aircraft or (IV) otherwise provides equivalent protection to owners, lessors and mortgagees of aircraft; provided that no transfer of the registration of or any Engine shall be effected and that throughout the period that any Engine is subjected to such interchange or pooling agreement or arrangement the terms of this Lease shall be observed; and provided, further, that no such agreement or arrangement contemplates or requires the transfer of title to or registration of any Engine, and if the Lessor's title to any Engine shall nonetheless be divested under any such agreement or arrangement, such divestiture shall be deemed to be an Event of Loss with respect to such Engine and the Lessee shall comply with Section 11.04 of this Lease in respect of such Engine;

         (iii) deliver or permit the delivery of possession of the Airframe or any Engine to their respective manufacturers or certified maintenance providers for testing, service, repair, maintenance or overhaul work or for alterations or modifications in or additions to the Airframe or any Engine to the extent required or permitted by the terms of Article 9 hereof;

         (iv) transfer or permit the transfer of possession of the Airframe or any Engine pursuant to a contract or agreement with the Government or pursuant to the Civil Reserve Air Fleet Program administrated pursuant to Executive Order No. 12056, as amended (the "CRAF Program"), or any similar or substitute programs of the Government, so long as the Lessee (or any permitted sublessee or transferee pursuant to this Section) shall promptly notify the Lessor upon such transfer of possession and provide the Lessor and the Indenture Trustee with the name and address of the Contracting Officer or representative of the Military Aircraft Command of the United States Air Force to whom notices must be given in respect of the Aircraft;

         (v) install or permit the installation of an Engine on an airframe which is owned by the Lessee or any permitted sublessee free and clear of all Liens, except (A) Liens of the type permitted under Section 6.01 hereof, (B) Liens which apply only to the engines (other than an Engine), appliances, parts, instruments, appurtenances, accessories, furnishings and other equipment (other than Parts) installed on such airframe and which do not apply to substantially all of such airframe and (C) the rights of an Air Carrier under normal interchange or pooling agreements which are customary in the airline industry and do not contemplate or require the transfer of title to such airframe or the engines installed on it;

         (vi) install or permit the installation of an Engine on an airframe leased to the Lessee or any permitted sublessee or transferee or purchased by the Lessee subject to a conditional sale or other security agreement, provided that (A) such lease, conditional sale or other security agreement does not cover the Engine so installed and the Lessor shall have received from the lessor, conditional vendor or secured party of such airframe an agreement (which may be the lease or conditional sale or other security agreement covering such airframe), whereby such lessor, conditional vendor or secured party expressly agrees that neither it nor its successors or assigns will acquire or claim any right, title or interest in any Engine by reason of such Engine being installed on such airframe at any time, and
   (B) such airframe is and remains free and clear of all Liens except the rights of the parties to the lease or conditional sale or other security agreement covering such airframe and Liens of the type permitted by subparagraph (v) of this Section 7.02(a);

         (vii) install or permit the installation of an Engine on an airframe owned by the Lessee, leased to the Lessee or purchased by the Lessee subject to a conditional sale or other security agreement under circumstances where neither subparagraph (v) nor subparagraph (vi) of this
   Section 7.02(a) is applicable, provided that such installation shall be deemed an Event of Loss with respect to such Engine and the Lessee shall comply with Section 11.04 hereof in respect of such Engine, the Lessor not intending to waive any right, title or interest it may have to or in such Engine under applicable law until compliance by the Lessee with such
   Section 11.04; and

         (viii) enter into a wet lease under which the Lessee has effective control of the Aircraft in the ordinary course of the Lessee's business which shall not be considered a transfer of possession hereunder, provided that the Lessee's obligations under this Lease shall continue in full force and effect notwithstanding any such wet lease.

         (b) Rights of Transferee. Notwithstanding the provisions of Section 7.02(a) hereof, the rights of any transferee who takes possession of the Aircraft, the Airframe or any Engine by reason of a transfer permitted by
Section 7.02(a) hereof shall be subject and subordinate to, and any sublease or wet lease permitted by Section 7.02(a) hereof shall be made expressly subject and subordinate to, all the terms of this Lease, including, without limitation, the Lessor's right to repossession pursuant to Article 17 hereof and to avoid such sublease upon such repossession, and the Lessee shall remain primarily liable for the performance of all the terms of this Lease and the other Operative Agreements to the same extent as if such sublease or transfer had not occurred. Any such sublease shall include appropriate provisions for the maintenance, inspection (as required by Section 14.01 hereof), operation, use and insurance of the Aircraft, the Airframe and each Engine in accordance with the provisions of this Lease and shall provide assurances reasonably satisfactory to the Lessor that the sublessee may not further sublease any of such equipment. The Lessee shall promptly provide the Lessor, the Owner Participant and the Indenture Trustee a copy of any sublease and, prior to execution and delivery of any sublease deliver to the Lessor all other documents (including all insurance certificates evidencing compliance with this Lease) required hereunder relating to such sublease or transfer of possession.

         (c) No Release of Lessee/Costs of Subleasing. No sublease, interchange or pooling agreement or other relinquishment of possession permitted under this Article 7 of any of the Aircraft, the Airframe or any Engine shall in any way discharge or diminish any of the Lessee's obligations to the Lessor, the Indenture Trustee or the Owner Participant under this Lease, the Participation Agreement or the Tax Indemnity Agreement or constitute a waiver of any of the Lessor's rights and remedies hereunder or thereunder or extend beyond the end of the Term. Subject to the terms and conditions of this Lease, the Lessee will retain the right to cure any default by any sublessee permitted pursuant to this Section 7.02 and to terminate such sublease upon such default. The Lessee shall pay all costs of the Owner Participant, the Indenture Trustee and the Lessor incurred in connection with any subleasing or proposed subleasing.

         Section 7.03. Insignia. (a) Nameplate. On or prior to the Delivery Date or as soon thereafter as possible, the Lessee agrees to affix to and maintain in the cockpit of the Airframe, in a clearly visible location, and on each Engine, a clearly visible metal nameplate bearing the inscription "STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, AS OWNER TRUSTEE, OWNER AND LESSOR," and, so long as such Airframe or Engines shall be subject to the Lien of the Indenture, the additional inscription "FIRST SECURITY BANK, NATIONAL ASSOCIATION, AS INDENTURE TRUSTEE, MORTGAGEE" (such nameplate to be replaced, if necessary, from time to time, with a nameplate reflecting the name of any successor Lessor or successor Indenture Trustee, in each case as permitted by the Operative Agreements).

         (b) Lessee's Marks. Except as provided in Section 7.03(a) hereof, the Lessee will not allow the name of any Person to be placed on the Airframe or on any Engine as a designation that might be interpreted as a claim of ownership; provided, that during the Term, the Lessee may cause the Aircraft to be lettered "Federal Express Corporation" or may letter, paint or mark it in some other appropriate manner for convenience of identification of the Lessee's interest or the interest of any permitted sublessee (including but not limited to the Lessee's or any permitted sublessee's customary colors and insignia) and to bear insignia plates or other markings identifying the supplier or manufacturer of the Airframe or the Engines or any Parts of either.


                                   ARTICLE 8

                       REPLACEMENT AND POOLING OF PARTS

         Section 8.01. Replacement of Parts. (a) Generally. The Lessee, at its own cost and expense, will replace or cause to be replaced as promptly as practicable all Parts which may from time to time be incorporated or installed in or attached to the Airframe or any Engine and which may from time to time become worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use for any reason, except as otherwise provided in Section 9.01 or 9.02 hereof. In addition, the Lessee may, at its own cost and expense, remove or cause to be removed in the ordinary course of maintenance, service, repair, overhaul or testing, any Parts, whether or not worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use, provided that the Lessee, except as otherwise provided in Sections 9.01 or 9.02 hereof, will, at its own cost and expense, replace such Parts as promptly as practicable. All replacement parts shall be free and clear of Liens (except for pooling arrangements to the extent permitted by Section 8.02 hereof and Liens permitted under Section 6.01 hereof, other than clauses (d) and (f) thereof) and shall be in at least as good operating condition as, and shall have a value and utility at least equal to, the Parts replaced, and in any event not less than the condition and repair required to be maintained by the provisions of this Lease.

         (b) Title. All Parts at any time removed from the Airframe or any Engine shall remain the property of the Lessor until such Parts shall be replaced by parts which have been incorporated or installed in or attached to the Airframe or such Engine and which meet the requirements for replacement parts specified in Section 8.01(a) hereof. Immediately upon any replacement part (other than, to the extent permitted by Section 8.02 hereof, a replacement part subject to a pooling arrangement) becoming incorporated or installed in or attached to the Airframe or any Engine, and without further act:

         (i) title to the replaced Part shall vest in the Lessee, free and clear of all rights of the Lessor, and such replaced Part shall no longer be deemed a Part under this Lease;

         (ii) title to such replacement part shall vest in the Lessor free and clear of all Liens except for Liens permitted by Section 6.01 hereof (other than clauses (d) and (f) thereof) and shall thereupon be and become a Part; and

         (iii) such replacement part shall become subject to this Lease and to the Lien of the Indenture, and shall be deemed part of the Airframe or such Engine for all purposes to the same extent as the Parts originally incorporated or installed in or attached to the Airframe or such Engine.

         Section 8.02. Pooling of Parts. Any Part removed from the Airframe or any Engine as permitted in Section 8.01(a) hereof may be subjected by the Lessee to any normal pooling arrangement customary in the U.S. airline industry and entered into with vendors and other Air Carriers in the ordinary course of the Lessee's business, provided that the part replacing such removed Part shall be incorporated or installed in or attached to the Airframe or such Engine in accordance with Section 8 hereof, as promptly as practicable after the removal of such removed Part. In addition, any replacement part when incorporated or installed in or attached to the Airframe or any Engine in accordance with Section 8.01(a) hereof may be owned by another Air Carrier subject to such normal pooling arrangement, provided that the Lessee, at its own cost and expense and as promptly as possible, either:

         (a) causes title to such replacement part to vest in the Lessor in accordance with Section 8.01(b) hereof by the Lessee acquiring title to such replacement part for the benefit of, and transferring such title to, the Lessor free and clear of all Liens (other than Liens permitted under Section 6.01 hereof (other than clauses (d) and (f) thereof)); or

         (b) replaces such replacement part by incorporating or installing in or attaching to the Airframe or such Engine a further replacement part owned by the Lessee free and clear of all Liens (other than Liens permitted under Section 6.01 hereof (other than clauses (d) and (f) thereof)) and by causing title to such further replacement part to vest in the Lessor in accordance with Section 8.01(b) hereof.

         All such replacement parts and further replacement parts shall meet the standards set forth in the last sentence of Section 8.01(a) hereof.


                                   ARTICLE 9

                   ALTERATIONS, MODIFICATIONS AND ADDITIONS

         Section 9.01. Required Alterations and Modifications. The Lessee, at its own cost and expense, shall make or cause to be made such alterations and modifications in and additions to the Airframe and each Engine as may be required from time to time to meet the applicable requirements of the Aeronautics Authority or any other governmental authority with jurisdiction over the Lessee's operations and aircraft; provided, however, that the Lessee or sublessee, as the case may be, may in good faith contest the validity or application of any such requirements in any reasonable manner that does not involve any material risk of civil liabilities (unless indemnified by the Lessee) or any risk of criminal penalties being imposed on or against the Indenture Trustee, the Owner Participant or the Lessor, that does not involve any material risk or danger of loss, forfeiture or sale of the Aircraft or any Engine and that does not adversely affect the Lessor, its title or interest in the Aircraft or any Engine, the first and prior perfected Lien and security interest of the Indenture, or the interests of the Indenture Trustee or the Owner Participant in the Airframe or any Engine, or in any Operative Agreement (excluding any interests the Lessee agrees are indemnified for under the Tax Indemnity Agreement). All such alterations, modifications or additions shall be made on or before the date mandated therefor, taking into account authorized postponements resulting from a contest or otherwise and shall be made at such time and in such a manner so as not to discriminate against the Aircraft whether by reason of its leased status or otherwise.

         Section 9.02. Other Alterations and Modifications. (a) Generally. The Lessee, at its own cost and expense, may from time to time make such alterations and modifications in and additions to the Airframe or any Engine as the Lessee may deem desirable in the proper conduct of its business, including, without limitation, removal of Obsolete Parts in its usual course of maintenance, provided that no such alteration, modification, addition or removal, individually or in the aggregate, shall create any adverse tax consequences for the Owner Participant not otherwise indemnified for, diminish the value, remaining useful life, or utility of the Airframe or the value or utility of any Engine or impair its condition or state of airworthiness below its value, remaining useful life (in the case of the Airframe only), utility, condition and state of airworthiness immediately prior to such alteration, modification, addition or removal, assuming that the Airframe or such Engine was then in the condition and state of airworthiness required to be maintained by the terms of this Lease, or cause the Airframe or any Engine to become "limited use property" within the meaning of Revenue Procedure 76-30, 1976-2 C.B. 647, except that the value (but not the remaining useful life, utility, condition or airworthiness) of the Aircraft may be reduced by the value, if any, of any such Obsolete Parts which shall have been removed; provided that in no event shall the aggregate value of all such Obsolete Parts which shall have been so removed and not replaced exceed $500,000.

         (b) Title to Installed Parts. Title to each part incorporated or installed in or attached or added to the Airframe or any Engine as the result of any alteration, modification, removal or addition made pursuant to Section
9.01 or 9.02(a) hereof shall without further act vest in the Lessor and become subject to this Lease; provided, however, that the Lessee may remove any such Part at any time during the Term if:

         (i) such Part is in addition to, and not in replacement of or substitution for, any Part originally incorporated or installed in or attached or added to the Airframe or such Engine on the Delivery Date or any Part in replacement of, or substitution for, any such Part;

         (ii) such Part is not required to be incorporated or installed in or attached or added to the Airframe or such Engine pursuant to the terms of
   Article 7 hereof or the first sentence of Section 9.01 hereof; and

         (iii) such Part can be removed from the Airframe or such Engine without (A) causing material damage to the Airframe or such Engine (it being understood that the Lessee shall repair any damage caused by a permitted removal) or diminishing or impairing the value, utility, condition or state of airworthiness or remaining useful life of the Airframe required to be maintained by the terms of this Lease or (B) diminishing the value, utility or remaining useful life (in the case of the Airframe) or the value and utility (in the case of such Engine) which the Airframe or such Engine would have had at such time had such alteration, modification, removal or addition not occurred, assuming the Airframe or such Engine was then in the condition required to be maintained by the terms of this Lease.

         (c) Title to Removed Parts. Upon the removal by the Lessee of any such Part as provided in subsection (b) above, title thereto shall, without further act, vest in the Lessee and such Part shall no longer be deemed a Part. Any Part not removed by the Lessee as above provided prior to the return of the Aircraft to the Lessor hereunder shall remain the property of the Lessor and subject to this Lease.


                                  ARTICLE 10

                             VOLUNTARY TERMINATION

         Section 10.01.  Right of Termination Upon Obsolescence or Surplus.
(a) Option to Terminate. So long as no Event of Default shall have occurred and be continuing, the Lessee shall have the right, at its option, on any Termination Date, on no more than 180 days' and at least 90 days' irrevocable (except as provided herein) prior written notice (which notice shall state the Proposed Termination Date) to the Lessor and the Owner Participant to terminate this Lease as of a Termination Date if the Aircraft shall have become obsolete or surplus to the operations of the Lessee; provided that the Lessee shall have furnished to the Lessor, the Indenture Trustee and the Owner Participant a certificate of the Lessee's President, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Treasurer or Assistant Treasurer stating the determination of the Lessee that the Aircraft is obsolete or surplus to its needs. Unless the Lessor has elected to retain the Aircraft as herein provided, the Lessee shall have the right on one occasion to revoke its notice of termination no later than the Business Day prior to the date 15 days prior to the Proposed Termination Date whereupon this Lease shall continue in full force and effect.

         (b) Sale Procedure. During the period from the giving of notice pursuant to Section 10.01(a) hereof until the Proposed Termination Date, the Lessee, as non-exclusive agent for the Lessor, shall use its reasonable efforts to obtain bids for the cash purchase on the Proposed Termination Date (or such earlier date as shall be consented to in writing by the Lessor) of the Aircraft. On the Proposed Termination Date, the Engines shall be installed on the Airframe (provided that the Airframe may be sold with engines meeting the requirements set forth herein for Replacement Engines in lieu of the Engines so long as the aggregate number of Engines and Replacement Engines being sold with the Airframe equals two). The Lessor may, if it desires to do so, seek to obtain such bids. The Owner Participant shall not inspect any bids received by the Lessee with respect to the Aircraft, unless the Owner Participant has given to the Lessee binding and irrevocable notice that neither the Owner Participant nor any of its Affiliates nor any Person acting for the Owner Participant or such Affiliate will submit a bid for the purchase of the Aircraft and if such notice has been given, the Lessee will provide the Lessor with copies of bids received by the Lessee. No bid may be submitted by the Lessee or any Person affiliated with the Lessee (or with whom or which there is any arrangement or understanding as to the subsequent use of the Aircraft by the Lessee or any of its Affiliates) or any agent or Person acting on behalf of the Lessee. The Lessee may reject any bid which is less than the sum of the applicable Termination Value, the aggregate amount of any Make-Whole Premium and all other expenses incurred by the Lessor, the Owner Participant and the Indenture Trustee in connection with the sale. Subject to the provisions of Section 10.02 hereof, on the Proposed Termination Date or such earlier date of sale as shall be consented to in writing by the Lessor, the Lessee shall deliver the Airframe which shall have the Engines installed on it (provided that the Airframe may be delivered with installed engines meeting the requirements set forth herein for Replacement Engines in lieu of the Engines so long as the aggregate number of Engines and Replacement Engines being delivered with the Airframe equals two and the Lessee shall comply with the provisions of Section 11.04 hereof as if an Event of Loss occurred with regard to the Engines) to the bidder which shall have submitted the highest cash bid (whether certified to the Lessor by the Lessee or directly received by the Lessor and certified to the Lessee) in the same manner as if delivery were made to the Lessor pursuant to Article 12 hereof, at a location specified by such bidder, and shall duly transfer to the Lessor title to any such engines not owned by the Lessor, and the Lessor shall, upon payment in full to the Lessor of the bid price and all amounts due and owing pursuant to Section 10.01(c) hereof by wire transfer of immediately available funds and upon discharge of the Lien of the Indenture in accordance with Article XIV thereof, sell the Airframe and Engines or engines to such bidder without recourse or warranty (except as to the absence of Lessor's Liens).

         (c) Payments to the Lessor. The total selling price realized at a sale pursuant to Section 10.01(b) hereof net of all expenses of the sale (including commissions and any sales or transfer taxes) (the "Net Sales Price") shall be retained by the Lessor (or the Indenture Trustee as long as the Indenture is in force) and, in addition, on or before the Proposed Termination Date, the Lessee shall pay to the Lessor (or the Indenture Trustee as long as the Indenture is in force), by wire transfer of immediately available funds, the sum of:

         (i) the excess, if any, of the Termination Value for the Aircraft computed as of the Proposed Termination Date over the Net Sales Price; plus

         (ii) the installment of Basic Rent due with respect to the Aircraft on the Proposed Termination Date to the extent payable in arrears but not to the extent payable in advance; plus

         (iii) all other amounts then due and payable by the Lessee (including, without limitation, the aggregate amount of any Make-Whole Premium) under this Lease and any other Operative Agreement.

         (d) Transfer of Uninstalled Engines. Upon payment of the amounts described in Section 10.01(c) hereof and upon transfer to the Lessor of title to engines which have been returned in lieu of Engines as provided in Section 10.01(b) hereof, and upon payment of all other amounts then due under this Lease, the Lessor will transfer to the Lessee, without recourse or warranty (except as to the absence of Lessor's Liens), all of the Lessor's right, title and interest in and to any Engines which were replaced with engines pursuant to Section 10.01(b) hereof, and shall deliver to the Lessee such instrument as the Lessor shall have received from the Indenture Trustee releasing such Engines from the Lien of the Indenture.

         (e) Limitation on the Lessor's Duties. The Lessor shall be under no duty to solicit bids, to inquire into the efforts of the Lessee to obtain bids or otherwise to take any action in connection with any such sale other than to transfer to the purchaser named in the highest cash bid (determined as described in Section 10.01(b) above) as referred to above (or to such purchaser and to the Lessee, as the case may be), without recourse or warranty (except as to the absence of Lessor's Liens), all of the Lessor's right, title and interest in and to the Aircraft, against receipt by the Lessor of the payments provided for in Section 10.01(c) hereof.

         (f) Termination of the Lessee's Obligations. Upon the sale of the Aircraft pursuant to this Section 10.01 and upon compliance by the Lessee with the further provisions of this Article 10, the obligation of the Lessee to pay Basic Rent with respect to the Aircraft shall cease for any Rent Payment Date occurring after the Proposed Termination Date and the Term shall end effective as of the Proposed Termination Date. If no sale shall have occurred on or before the Proposed Termination Date, this Lease shall continue in full force and effect and, for purposes of Section 10.01(a) hereof, it shall be deemed that the Lessee has rescinded its notice of termination, and the Lessee shall pay the expenses incurred by the Lessor, the Indenture Trustee and the Owner Participant in connection with the proposed sale.

         Section 10.02. Retention of Aircraft by the Lessor. (a) Generally. Notwithstanding Section 10.01 hereof, the Lessor may, subject to Section 10.02(b) hereof, elect to retain the Aircraft after receipt of the Lessee's notice of termination given in accordance with Section 10.01(a) hereof, by giving the Lessee and the Indenture Trustee written irrevocable notice of such election not less than sixty (60) days prior to the Proposed Termination Date. If the Lessor so elects, the Lessee shall pay to the Lessor on the Proposed Termination Date, by wire transfer of immediately available funds the sum of:

         (i) the installment of Basic Rent due with respect to the Aircraft on the Proposed Termination Date to the extent payable in arrears but not to the extent payable in advance; plus

         (ii) all other amounts then due and payable by the Lessee under this Lease and any other Operative Agreement, including the aggregate amount of any Make- Whole Premium, on or prior to the Proposed Termination Date.

         (b) Payment of the Certificates. It shall be an absolute condition precedent to the Lessor's right to retain the Aircraft and to the termination of the Term pursuant to this Section 10.02 that the Lessor (or the Lessee to the extent set forth in Section 10.02(a) hereof) shall have paid to the Holders and such Holders shall have received the entire outstanding principal amount of, the aggregate amount of any Make-Whole Premium and accrued interest on the Certificates on the Proposed Termination Date and all other sums due and owing to the Indenture Trustee and the Holders on or prior to the Proposed Termination Date under this Lease, the Indenture or any other Operative Agreement.

         (c) Delivery of Aircraft to Lessor; Title to Engines. If the Lessor elects to retain the Aircraft pursuant to this Section 10.02, the Lessee shall deliver the Airframe and the Engines (provided that the Airframe may be delivered with engines meeting the requirements set forth herein for Replacement Engines in lieu of the Engines so long as the aggregate number of Engines and engines being delivered with the Airframe equals two and provided that the other requirements of Section 11.04 hereof are met as if an Event of Loss has occurred with regard to the Engines) to the Lessor in the same manner as if delivery were made to the Lessor pursuant to Article 12 hereof, and shall duly transfer to the Lessor right, title and interest to any such engines not owned by the Lessor, all in accordance with Article 12 hereof. Upon such delivery of the Airframe and Engines or engines to the Lessor and payment by the Lessee of any amounts required to be paid by the Lessee pursuant to
Section 10.02(a) hereof, the Lessor will transfer to the Lessee, without recourse or warranty (except as to the absence of Lessor's Liens), all of the Lessor's right, title and interest in and to any Engines which were replaced by engines pursuant to this Section 10.02(c), and shall deliver to the Lessee such instrument as the Lessor shall have received from the Indenture Trustee releasing such Engines from the Lien of the Indenture.

         (d) Termination of the Lessee's Obligations. Upon compliance by the Lessor and the Lessee with the provisions of this Section 10.02 and upon compliance by the Lessee with the further provisions of this Article 10, the obligation of the Lessee to pay Basic Rent with respect to the Aircraft shall cease for any Rent Payment Date occurring after the Proposed Termination Date and the Term shall end effective as of the Termination Date.

         Section 10.03. Voluntary Termination as to Engines. The Lessee shall have the right at its option and at any time, on at least thirty (30) days' prior written notice to the Lessor, to terminate this Lease with respect to any Engine not then installed or held for use on the Airframe, provided that prior to the date of such termination, the Lessee shall comply with the terms of Section 11.04 hereof to the same extent as if an Event of Loss had occurred with respect to such Engine.


                                  ARTICLE 11

                        LOSS, DESTRUCTION, REQUISITION

         Section 11.01. Lessee's Election Rights. The Lessee shall notify the Lessor, the Indenture Trustee and the Owner Participant as soon as practicable but in no event more than 10 Business Days following the occurrence of an event which constitutes, or would with the passage of time constitute, an Event of Loss with respect to the Airframe or with respect to the Airframe and the Engines or engines then installed on the Airframe. By written notice to the Lessor, the Indenture Trustee and the Owner Participant delivered within 60 days of the occurrence of any Event of Loss, the Lessee shall have the right to elect the alternative set forth in Section 11.02 hereof or the alternative set forth in Section 11.03 hereof. The Lessee's failure to make such election within said 60-day period shall be deemed to be an election of the alternative set forth in Section 11.02 hereof.

         Section 11.02. Payment of Stipulated Loss Value. (a) The Lessee shall, if it has so elected or is deemed to have so elected under Section
11.01 hereof, pay to the Lessor, by wire transfer of immediately available funds on the earlier of (i) the fifteenth day following receipt in full of insurance proceeds or requisition proceeds, described in Section 11.05 hereof, in connection with such Event of Loss or if later, the 15th day following the end of the 60-day election period referred to in Section 11.01 hereof and (ii) the 120th day after the occurrence of such Event of Loss (the earlier of such dates being referred to herein as the "Loss Payment Date"), the sum of (A) the Stipulated Loss Value for the Aircraft, determined as of the Stipulated Loss Value Determination Date next succeeding the Loss Payment Date (or, if the Loss Payment Date occurs on a Stipulated Loss Value Determination Date, determined as of such Stipulated Loss Value Determination Date), plus (B) any and all Basic Rent due and payable on the relevant Stipulated Loss Value Determination Date to the extent payable in arrears but not to the extent payable in advance, plus (C) any and all Supplemental Rent due and payable on or prior to such Loss Payment Date, plus (D) all other amounts (including Basic Rent due and payable with respect to Rent Payment Dates occurring prior to such Stipulated Loss Value Determination Date and unpaid) due and payable by the Lessee hereunder or owing by the Lessee or the Owner Trustee to the Indenture Trustee or the Holders under the Indenture and the other Operative Agreements, plus (E) any reasonable out-of-pocket expenses incurred in connection with such Event of Loss and the related prepayment of the Certificates by the Lessor, the Owner Participant and the Indenture Trustee; provided that in no event shall the Holders not be paid in full.

         (b) Termination of Lease; Title Transfer. Upon payment in full of the amounts due pursuant to Section 11.02(a) hereof, the obligation of the Lessee to pay Basic Rent on any Rent Payment Date occurring subsequent to the payment of such amounts shall terminate and the Term shall end. Further, upon such payment, the Lessor will transfer to the Lessee, without recourse or warranty (except as to the absence of Lessor's Liens), all of the Lessor's right, title and interest, if any, in and to the Airframe, Engines and engines with respect to which such Event of Loss occurred, as well as all of the Lessor's right, title and interest in and to any Engines constituting part of the Aircraft but not installed on the Airframe when such Event of Loss occurred, and will deliver to the Lessee such instrument as the Lessor shall have received from the Indenture Trustee, releasing the Aircraft from the Lien of the Indenture.

         Section 11.03. Replacement of Airframe and Engines. (a) Generally. So long as no Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing, and subject to Section 11.01 hereof and provided that the Lessee shall have reimbursed the reasonable out-of-pocket costs and expenses (including, without limitation, reasonable counsel fees and disbursements) of the Lessor, the Owner Participant, the Indenture Trustee and the Holders (to the extent of the reasonable fees and expenses of one legal counsel in each relevant jurisdiction representing all of the Holders) in connection with the matters contemplated by this Section 11.03, if the Lessee has elected to replace the Airframe and Engines suffering an Event of Loss pursuant to this Section 11.03, the Lessee shall cause to be duly conveyed to the Lessor within one hundred twenty (120) days after the occurrence of such Event of Loss, as replacement for the Airframe and Engines with respect to which such Event of Loss has occurred, good and marketable title to an Airbus A300-600 series airframe manufactured no earlier than January 1, 1997 (the "Replacement Airframe") and good and marketable title to a number of Replacement Engines equal to the number of Engines with respect to which an Event of Loss has occurred, provided that following compliance with all other terms of this Section 11.03 each Engine shall be of identical make and model and, in the case of such Replacement Airframe and each such Replacement Engine, owned by the Lessee free and clear of all Liens not excepted in Sections 6.01(a), (b), (c) and (e) hereof, duly certified as an airworthy aircraft by the Aeronautics Authority, and having in the case of the Replacement Airframe a value, remaining useful life and utility, and in the case of the Replacement Engines a value and utility, at least equal to, and being in as good operating condition as, the Airframe and Engines with respect to which such Event of Loss occurred, assuming that the Airframe and Engines were then in the condition and state of airworthiness required to be maintained by the terms of this Lease immediately prior to the occurrence of such Event of Loss. In such case and as a condition to such substitution the Lessee, at its own cost and expense, will also promptly:

         (i) furnish the Indenture Trustee with originals of, and the Lessor with copies of, full warranty bills of sale, in form and substance satisfactory to the Lessor and the Indenture Trustee, with respect to such Replacement Airframe and Replacement Engines together with an assignment in form and substance satisfactory to the Lessor and the Indenture Trustee of any and all manufacturer's warranties applicable thereto and a consent reasonably satisfactory to the Lessor and the Indenture Trustee from such manufacturer or manufacturers to such assignment;

         (ii) cause such Replacement Airframe and Replacement Engines to be duly registered in the name of the Lessor pursuant to the Transportation Code or the applicable laws of any other jurisdiction in which the Aircraft may then be registered in accordance with Section 6.03(b) of the Participation Agreement;

         (iii) cause a Lease Supplement with respect to such Replacement Airframe and Replacement Engines to be duly executed by the Lessee and recorded pursuant to the Transportation Code, or the applicable laws, rules and regulations of any other jurisdiction in which the Aircraft may then be registered as permitted by Section 6.03(b) of the Participation Agreement;

         (iv) furnish the Lessor, the Indenture Trustee and the Owner Participant with an appraisal or other report of a nationally recognized aircraft appraiser based on an inspection of such Replacement Airframe and Replacement Engines reasonably satisfactory to the Indenture Trustee and the Owner Participant certifying that such Replacement Airframe has a value, remaining useful life and utility, and such Replacement Engines have a utility and value, at least equal to, and are in as good operating condition as, the Airframe and Engines replaced, assuming such Airframe and Engines were in the condition and repair required by the terms of this Lease immediately prior to the occurrence of such Event of Loss;

         (v) furnish the Lessor, the Indenture Trustee and the Owner Participant with such evidence as the Lessor or the Indenture Trustee may reasonably request of compliance with the insurance provisions of Article
   13 hereof with respect to such Replacement Airframe and Replacement Engines;

         (vi) provide the Owner Participant and the Lessor with (A) an opinion of counsel selected by the Owner Participant and reasonably acceptable to the Lessee (which opinion shall be reasonably satisfactory in form and substance to the Owner Participant and the Lessor) that it will suffer no adverse tax consequence not otherwise indemnified for to its reasonable satisfaction as of the Delivery Date as a result of such substitution or
   (B) an indemnity reasonably acceptable to the Lessor and the Owner Participant against such consequences;

         (vii) comply with the provisions of Section 9.08 of the Indenture;

         (viii) cause an Indenture and Security Agreement Supplement with respect to such Replacement Airframe and Replacement Engines to be duly executed by the Lessor and the Indenture Trustee and recorded pursuant to the Transportation Code, or the applicable laws, rules and regulations of any other jurisdiction in which the Aircraft may then be registered as permitted by Section 6.03(b) of the Participation Agreement in order that the Lien of the Indenture shall constitute a first priority, duly perfected Lien and security interest on and in respect of such Replacement Airframe and Replacement Engines;

         (ix) take such other action, including the filing of UCC financing statements naming the Indenture Trustee as a secured party with the Secretary of State of Connecticut and the filing of a notice with the Secretary of State of Tennessee, as the Lessor or the Indenture Trustee may reasonably request in order that such Replacement Airframe and Replacement Engines shall be duly and properly titled in the Lessor, leased under this Lease and subjected to the Lien of the Indenture to the same extent as the replaced Airframe and Engines;

         (x) furnish the Indenture Trustee with an opinion (reasonably satisfactory in form and substance to the Lessor, the Owner Participant and the Indenture Trustee) of counsel to the Lessee (which may be the Lessee's General Counsel) addressed to the Indenture Trustee and the Owner Participant to the effect that (A) the Lessor has good title to such Replacement Airframe and Replacement Engines, and (B) such Replacement Airframe and Replacement Engines have been validly subjected to the Lien of the Indenture (with the effect and result that the Indenture constitutes a first priority duly perfected security interest and Lien on such Replacement Airframe and Replacement Engines); and

         (xi) cause to be delivered to the Lessor, the Owner Participant and the Indenture Trustee an opinion of counsel to the Lessee addressed to the Lessor, the Owner Participant and the Indenture Trustee as to the due registration of the Aircraft and the due recordation of the requisite documents or instruments and the validity and perfection of the Lien in such Replacement Airframe and Replacement Engines.

         (b) Title to Replaced Equipment. Upon compliance by the Lessee with the terms of Section 11.03(a) hereof, the Lessor will transfer to the Lessee (subject to any insurer's salvage rights), without recourse or warranty
(except as to the absence of Lessor's Liens), all of the Lessor's right, title and interest, if any, in and to the Airframe and Engines with respect to which such Event of Loss occurred. In connection with such transfer, the Lessee shall prepare and the Lessor shall execute or forward to the Indenture Trustee for execution, as the case may be, all in recordable form, a bill of sale evidencing such transfer, a release of the Airframe and Engines with respect to which such Event of Loss occurred from the Indenture and such other documents as the Lessee reasonably requests, all at the Lessee's sole cost and expense. Any Engine constituting part of the Aircraft, but not installed on the Airframe when such Event of Loss occurred, shall continue to be property of the Lessor and leased under this Lease as part of the same equipment as the Replacement Airframe and Replacement Engines.

         (c) Definitions. Each Replacement Airframe and Replacement Engine shall be deemed part of the property leased under this Lease, each such Replacement Airframe shall be deemed an "Airframe," each such Replacement Engine shall be deemed an "Engine" and each such Replacement Airframe and Replacement Engine shall be deemed part of the same Aircraft as was the Airframe or Engine replaced.

         (d)  Rent Adjustments.  An Event of Loss covered by this Section
11.03 shall not result in any change in Basic Rent, Stipulated Loss Values or Termination Values except as may be provided pursuant to the Tax Indemnity Agreement and the Participation Agreement.

         (e) Time Limitations. If the Lessee has elected to proceed under this Section 11.03 but has not fully performed its obligations under this
Section 11.03 within 120 days of the occurrence of the applicable Event of Loss, in the event that any amounts held by the Lessor (or, so long as the Indenture shall be in effect, the Indenture Trustee) in respect of such Event of Loss are less than the Stipulated Loss Value thereof, the Lessee will deposit with the Lessor or the Indenture Trustee, as the case may be, the amount of any deficiency as security on such 120th day. If the Lessee has elected to proceed under this Section 11.03 but has not fully performed its obligations under this Section 11.03 within 180 days of the occurrence of such Event of Loss, the Lessee shall be deemed to have elected to proceed under
Section 11.02 hereof and shall immediately perform its obligations thereunder, and the Indenture Trustee, or the Lessor if the Indenture shall have been discharged, shall apply the amounts held by it pursuant to the preceding sentence as a credit against such obligations.

         Section 11.04. Event of Loss with Respect to an Engine. (a) Generally. Upon the occurrence of an Event of Loss with respect to an Engine under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, the Lessee shall give the Lessor and the Indenture Trustee prompt written notice thereof and shall, as soon as practicable but in any event within sixty (60) days after the occurrence of such Event of Loss, duly convey or cause to be conveyed to the Lessor, a Replacement Engine for the Engine with respect to which such Event of Loss occurred, good and marketable title to a Replacement Engine, free and clear of all Liens not excepted in Sections 6.01(a), (b) (provided that if there are any Liens of the type described in Section 6.01(b) hereof, such Liens are subordinate to the Lien of the Indenture), (c) and (e) hereof and having a value and utility at least equal to, and being in as good operating condition as, the Engine with respect to which such Event of Loss occurred, assuming such Engine was of the value and utility and in the condition and repair required by the terms of this Lease immediately prior to the occurrence of such Event of Loss, provided that after any replacement, each Engine shall be of identical make and model. The standards set forth in this Section with respect to Replacement Engines shall apply upon any replacement or substitution of an Engine with a Replacement Engine pursuant to any other provision of this Lease.

         (b) Conditions Precedent. Prior to or at the time of any conveyance of an Engine pursuant to Section 11.04(a) hereof, the Lessee, at its own cost and expense will:

         (i) furnish the Indenture Trustee with an original of, and the Lessor with a copy of, a full warranty bill of sale, in form and substance satisfactory to the Lessor, with respect to such Replacement Engine together with an assignment in form and substance satisfactory to the Lessor of any and all manufacturer's warranties applicable thereto and a consent reasonably satisfactory to the Lessor and the Indenture Trustee from such manufacturer to such assignment;

         (ii) cause a Lease Supplement covering such Replacement Engine to be duly executed by the Lessee and filed for recordation pursuant to the Transportation Code, or the applicable laws, rules and regulations of any other jurisdiction in which the Aircraft may then be registered as permitted by Section 6.03(b) of the Participation Agreement and, if the Engine being replaced was registered under the applicable laws of the jurisdiction in which the Aircraft is then registered, the Replacement Engine shall be registered in the same fashion;

         (iii) furnish the Lessor and the Indenture Trustee with a certificate of a nationally recognized aircraft appraiser reasonably satisfactory to the Lessor certifying that such Replacement Engine has a value and utility at least equal to, and is in as good operating condition as, the Engine replaced, assuming such Engine was in at least the condition and repair required by the terms of this Lease immediately prior to the occurrence of such Event of Loss;

         (iv) furnish the Lessor with such evidence of compliance with the insurance provisions of Article 13 hereof with respect to such Replacement Engine as the Lessor or the Indenture Trustee may reasonably request;

         (v) comply with the provisions of Section 9.08 of the Indenture;

         (vi) cause an Indenture and Security Agreement Supplement with respect to such Replacement Engine to be duly executed by the Lessor and the Indenture Trustee and recorded pursuant to the Transportation Code, or the applicable laws, rules and regulations of any other jurisdiction in which the Aircraft may be registered as permitted by Section 6.03(b) of the Participation Agreement in order that the Indenture shall constitute a first priority duly perfected Lien and security interest on and in respect of such Replacement Engine;

         (vii) take such other action, including the filing of UCC financing statements naming the Indenture Trustee as Secured Party with the Secretary of State of Connecticut and a notice filing with the Secretary of State of Tennessee, as the Lessor or the Indenture Trustee may reasonably request in order that such Replacement Engine be duly and properly titled in the Lessor, leased under this Lease and subjected to the Lien of the Indenture to the same extent as the replaced Engine;

         (viii) furnish the Lessor, the Owner Participant and the Indenture Trustee with an opinion (reasonably satisfactory in form and substance to the Lessor, the Owner Participant and the Indenture Trustee) of counsel to the Lessee (which may be the Lessee's General Counsel) addressed to the Indenture Trustee and the Owner Participant to the effect that (A) the Lessor has good title to such Replacement Engine, and (B) such Replacement Engine has been validly subjected to the Lien of the Indenture (with the effect and result that the Indenture constitutes a first priority duly perfected security interest and Lien on such Replacement Engine); and

         (ix) take such other action as the Indenture Trustee may reasonably request in order that such Replacement Engine be duly and properly subjected to the Lien of the Indenture to the same extent as the replaced Engine.

         (c) Title Transfer. Upon compliance by the Lessee with the terms of Sections 11.04(a) and (b) hereof, the Lessor will transfer to the Lessee (subject to any insurer's salvage rights), without recourse or warranty (except as to the absence of Lessor's Liens), all of the Lessor's right, title and interest, if any, in and to the Engine with respect to which such Event of Loss occurred. In connection with such transfer, the Lessee shall prepare and the Lessor shall execute or forward to the Indenture Trustee for execution, as the case may be, all in recordable form, a bill of sale evidencing such transfer, a release of the Engine with respect to which such Event of Loss occurred from the Indenture and such other documents as the Lessee reasonably requests, all at the Lessee's sole cost and expense. Each Replacement Engine shall, after such conveyance, be deemed part of the property leased under this Lease. An Event of Loss covered by this Section 11.04 shall not result in any change in Basic Rent, Stipulated Loss Values or Termination Values, but may result in payments to be made pursuant to the Tax Indemnity Agreement and the Participation Agreement.

         Section 11.05. Application of Payments from the Government or Others. (a) Generally. Any payments (other than insurance proceeds the application of which is provided for in Section 13.03 hereof) received at any time by the Lessor or by the Lessee from any governmental authority or any other party, foreign or domestic, with respect to an Event of Loss resulting from the condemnation, confiscation, theft or seizure of, or requisition of title to or use of, the Airframe or any Engine will be applied, as appropriate, in accordance with Section 11.05(b) or Section 11.05(c) hereof.

         (b)  Payments of Stipulated Loss Value.  If the payments described in
Section 11.05(a) hereof are received with respect to the Airframe or with respect to the Airframe and Engines or engines then installed on the Airframe and the Lessee has elected the alternative set forth in Section 11.02 hereof, so much of such payments as shall not exceed the amount required to be paid by the Lessee pursuant to Section 11.02 hereof shall be paid to the Lessor (or, if the Lien of the Indenture has not been discharged, the Indenture Trustee) in reduction of the Lessee's obligations under Section 11.02 hereof if not already paid by the Lessee, or, if such obligations have already been discharged in full by the Lessee, such payments shall be applied to reimburse the Lessee for its payment of such Stipulated Loss Value and, if and to the extent specifically included in such payment, to pay to the Lessee interest on such amount of Stipulated Loss Value at the rate included in such payment if any, or otherwise at the applicable Debt Rate, for the period from the date of payment by the Lessee of the Stipulated Loss Value to the date of reimbursement of the Lessee under this Section 11.05(b). The excess, if any, remaining after such application shall be divided between the Lessor and the Lessee as their respective interests may appear.

         (c) Payment if the Lessee Elects Replacement. If the payments described in Section 11.05(a) hereof are received with respect to the Airframe or with respect to the Airframe and the Engines or engines then installed on the Airframe and the Lessee has elected the alternative set forth in Section
11.03 hereof, or if such payments are received with respect to an Engine not then installed on the Airframe under the circumstances contemplated by Section
11.04 hereof, all such payments shall, subject to Section 11.08 hereof, be paid over to or retained by the Lessee, provided that the Lessee shall have fully performed its obligations pursuant to Section 11.03 or Section 11.04 hereof, as the case may be, with respect to the Event of Loss for which such payments are made.

         Section 11.06. Requisition of an Airframe and the Installed Engines for Use by Government. In the event of the requisition for use by the Government or any other government of registry of the Aircraft, or any agency or instrumentality of either (a "Requisitioning Government") of the Airframe and the Engines or engines then installed on the Airframe during the Term, which requisition does not constitute an Event of Loss, the Lessee shall promptly notify the Lessor, the Indenture Trustee and the Owner Participant of such requisition and all of the Lessee's obligations under this Lease with respect to such Airframe and Engines or engines shall continue to the same extent as if such requisition had not occurred except to the extent that any failure or delay in repairing or maintaining the Aircraft by the Lessee shall have been caused by such requisition. All payments received by the Lessor, the Lessee or any permitted sublessee or transferee from the Requisitioning Government for such use of the Airframe and Engines or engines during the Term (other than any such requisition which constitutes an Event of Loss, as to which the provisions of Section 11.05 hereof shall govern) shall, subject to
Section 11.08 hereof, be paid over to, or retained by the Lessee or such permitted sublessee or transferee. All payments received by the Lessor, the Lessee or any such permitted sublessee or transferee from the Requisitioning Government for the use of the Airframe and Engines or engines after the Term shall be paid over to, or retained by, the Lessor (or the Lessee if it shall have purchased the Lessor's interest therein in accordance with the provisions hereof).

         Section 11.07. Requisition for Use by Government of an Engine Not Installed on the Airframe. In the event of the requisition for use by a Requisitioning Government of registry of the Aircraft or any agency or instrumentality thereof of any Engine not then installed on the Airframe, the Lessee shall replace such Engine by complying with the terms of Section 11.04 hereof to the same extent as if an Event of Loss had occurred with respect to such Engine as of the date of such requisition, and any payments received by the Lessor or the Lessee from the Requisitioning Government with respect to such requisition shall, subject to Section 11.08 hereof, be paid over to or retained by the Lessee, provided that the Lessee shall have fully performed its obligations under Section 11.04 hereof.

         Section 11.08. Application of Payments During Existence of Certain Defaults. Any amount referred to in Section 11.05, 11.06 or 11.07 hereof which is payable to the Lessee shall not be paid to the Lessee, or, if it has been previously paid directly to the Lessee, shall not be retained by the Lessee, if at the time of such payment a Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing, but shall be paid to and held by the Lessor (or the Indenture Trustee so long as the Lien of the Indenture is in effect) as provided in Article 23 hereof as security for the obligations of the Lessee under this Agreement, and at such time as there shall not be continuing any such Payment Default, Bankruptcy Default or Event of Default, such amount to the extent not theretofore applied as provided herein, shall be paid to the Lessee.


                                  ARTICLE 12

                              RETURN OF AIRCRAFT

         Section 12.01. Return of Aircraft. Unless the Aircraft is purchased by the Lessee as provided in Section 4.02 hereof, at the end of the Term, or upon the termination of this Lease pursuant to Article 10 or Article 17 hereof or otherwise, the Lessee, at its own cost and expense, will return the Aircraft by delivering it to the Lessor on the last day of the Term or on the Termination Date, as the case may be, at the Lessee's principal maintenance facility in Memphis, Tennessee or such other location specified by the Lessee (and reasonably acceptable to the Owner Participant), or if such termination is pursuant to Article 17 hereof, selected by the Lessor in its reasonable discretion, within or, if the Aircraft is then registered outside the United States, outside of the continental United States (on the Lessee's route structure as in effect on the return date and provided that the Lessee shall pay any incremental expenses incurred in connection with a redelivery outside the United States) and the Airframe shall be fully equipped with two Engines of the same or an improved make and model as were delivered on the Delivery Date (or Replacement Engines), free and clear of all Liens (other than Lessor's Liens), including any rights of third parties under pooling, interchange, overhaul, repair or similar agreements or arrangements, it being understood that all such Engines and Replacement Engines so returned shall be of identical make and model and that any Replacement Engine shall be in at least as good operating condition and have at least the same value and utility as the Engines being replaced, assuming such Engines were in the condition required hereunder. The Lessee will give the Lessor at least 30 days' prior written notice of the place of such return; provided, however, that if the Lessor shall have made the request for storage pursuant to Section 12.06 hereof, the Lessee shall return the Aircraft to the Lessor at the site of the storage.

         Section 12.02. Return of Engines. If any engine not owned by the Lessor shall be delivered with the Airframe as set forth in Section 12.01 hereof, the Lessee, concurrently with such delivery, will, at its own cost and expense furnish the Lessor with (i) a full warranty bill of sale, in form and substance reasonably satisfactory to the Lessor, with respect to such engine,
(ii) an opinion of the Lessee's counsel to the effect that, upon such return, the Lessor will acquire full right, title and interest to such engine free and clear of all Liens (other than Lessor's Liens) and (iii) a certificate as described in Section 11.04(b)(iii) hereof. The Lessee shall take such other action as the Lessor may reasonably request in order that such Replacement Engine shall be duly and properly titled in the Lessor free and clear of all Liens (other than Lessor's Liens), and the Lessor will then (i) transfer to the Lessee, without recourse or warranty (except as to the absence of Lessor's Liens), and subject to the disclaimers provided in Section 5.01 hereof, all the Lessor's right, title and interest in and to any Engine in lieu of which a Replacement Engine has been delivered pursuant to Section 12.01 hereof, "as is, where is" and (ii) deliver to the Lessee such instrument as the Lessor shall have received from the Indenture Trustee, releasing such Engine from the Lien of the Indenture.

         Section 12.03. Return of Manuals. Upon the return of the Aircraft, the Lessee shall deliver to the Lessor all original (or photocopied or microfilmed copies thereof, if then permitted to be maintained in such form under applicable law) logs, manuals, certificates and technical data, and inspection, modification and overhaul records pertaining to the Airframe, Engines or engines, which are required to be maintained under applicable rules and regulations of the Aeronautics Authority or pursuant to the Lessee's or any permitted sublessee's Aeronautics Authority-approved maintenance program and all original (or photocopied or microfilmed copies thereof, if then permitted to be maintained in such form under applicable law) records required to be maintained with respect to the Aircraft under the maintenance program approved by the aeronautical authority of any other country of registry of the Aircraft. All records shall be returned in the format necessary to allow the Lessee or any sublessee to comply with Section 12.04(a)(i) hereof.

         Section 12.04. Condition of Aircraft. (a) Required Condition. The Aircraft when returned to the Lessor shall, at the Lessee's own cost and expense, meet the following requirements:

         (i) it shall, unless otherwise requested by the Lessor not less than 90 days prior to the end of the Term to retain the then-existing registration of the Aircraft, be duly registered in the name of the Lessor or its designee pursuant to the Transportation Code;

         (ii) it shall be clean by airline and cargo handling operating standards;

         (iii) the Airframe shall be returned with the Engines, or any replacements thereto as herein authorized, provided that the Airframe shall have an aggregate of two Engines or engines (as herein authorized under Section 12.02 hereof), both of the same make and model, installed thereon, together with the equipment, accessories or parts installed thereon on the Delivery Date or replacements therefor (as herein authorized) and alterations, modifications and additions thereto made in accordance with the provisions of this Lease;

         (iv) it shall be in the condition required by Section 12.04(b) hereof and in as good operating condition as when delivered to the Lessor on the Delivery Date, ordinary wear and tear excepted;

         (v) it shall have a currently effective airworthiness certificate issued by the Aeronautics Authority;

         (vi) it shall comply with any then applicable rules and regulations imposed by the Aeronautics Authority and, without limitation of the foregoing, terminate all airworthiness directives of, and mandatory modifications required by, the Aeronautics Authority (or any government or governmental authority, domestic or foreign, having jurisdiction over the Aircraft) to be terminated during the Term of the Lease and the Airframe and each Engine (including any Replacement Engine) shall be serviceable in accordance with the Lessee's FAA-approved maintenance program;

         (vii) it shall be free and clear of all Liens and rights of others (other than Lessor's Liens) including, without limitation, rights of third parties under pooling, interchange, overhaul, repair and other similar agreements or arrangements referred to in Section 7.02(a) hereof; and

         (viii) it shall be in a standard cargo configuration.

         (b) Remaining Time. If, at the time of return of the Aircraft, the Airframe is not being maintained under a continuous maintenance program, then the Airframe shall have remaining until the next scheduled "C" check at least 25% of the allowable hours between "C" checks permitted under the Lessee's FAA-approved maintenance program (or other permitted maintenance program).
If, at the time of return of the Aircraft, the Engines or engines are not being maintained under an on-condition maintenance program, then the average number of hours of operation on such Engines or engines remaining until the next scheduled engine heavy maintenance visit under the Lessee's FAA-approved maintenance program (or other permitted maintenance program) shall be at least 25% of the allowable hours between engine heavy maintenance visits. With respect to maintenance under the Lessee's FAA-approved maintenance program, the Lessee shall have treated the Aircraft in a nondiscriminatory manner with other Airbus A300-600 series aircraft in the Lessee's fleet, and the Aircraft shall be free and clear of all Liens and rights of others other than Lessor's Liens and shall be in compliance in every material respect with the Lessee's FAA-approved maintenance program as if the Term were not ending.

         Section 12.05.  [Reserved].

         Section 12.06. Storage. Upon any expiration or termination of this Lease, at the written request of the Lessor given at least 45 days prior to such expiration or termination, the Lessee will arrange, or will cause to be arranged, at no charge to the Lessor (subject, however, to the last sentence of this Section 12.06), storage at a ramp storage facility for the Aircraft at the Lessee's principal maintenance facilities in Memphis, Tennessee or one of the Lessee's other maintenance facilities or at a location selected by the Lessee used as a location for the parking or storage of aircraft for a period of up to 30 days; provided that if storage is available at no additional cost or expense to the Lessee at the location at which the Lessor has specified pursuant to Section 12.01 hereof that return of the Aircraft shall take place, the Lessee shall provide storage at such location. At the end of such 30 day period, if the Lessor so requests within 10 days of before the end of such period, the Lessee will continue to provide such ramp storage facility at such facility or location for an additional 30 days at the Lessor's expense. If the Lessee is required to move the Aircraft from one storage facility to another, such move shall be at the risk and expense of the Lessor. The maintenance and risk of loss of, and responsibility for obtaining insurance on, the Aircraft shall be the responsibility of the Lessor during any period of storage; provided, however, the Lessee will, upon written request of the Lessor and at the Lessor's expense, not to exceed the Lessee's incremental cost of such service, obtain insurance for such property (including, if possible, coverage through its fleet policy).

         Section 12.07. Special Markings. If requested by the Lessor, the Lessee shall, at the Lessee's cost, remove or paint over all insignias and other distinctive markings of the Lessee or any sublessee on the Aircraft and repaint the stripped down areas in a workmanlike manner to match exterior colors.

         Section 12.08. Lessor's Option to Purchase Parts. At any time after the Lessee has advised the Lessor that it has determined not to renew this Lease or purchase the Aircraft, or the Aircraft is otherwise to be returned to the Lessor, the Lessee shall advise the Lessor of any Part which the Lessee intends, and is permitted, to remove as provided in Section 9.02(b) above, and the Lessor may, at its option, upon 30 days' notice to the Lessee, purchase any or all of such Parts from the Lessee upon the expiration of the Term at their then Fair Market Value (taking into account the provisions of this Lease) determined in accordance with the provisions of Section 4.03 hereof. Upon any return of the Aircraft pursuant to this Article 12, if the Lessor does not elect to exercise its option under this Section 12.08, the Lessee will, at its own cost and expense, remove such Parts described in subparagraph (i),
(ii) or (iii) of Section 9.02(b) hereof as the Lessor may request.


                                  ARTICLE 13

                                   INSURANCE

         Section 13.01. Comprehensive Airline Liability and Property Damage Liability Insurance. (a) Comprehensive Airline Liability and Property Damage Liability Insurance. The Lessee, at its own cost and expense, will maintain or cause to be maintained with respect to the Aircraft, (i) comprehensive airline liability insurance including, without limitation, passenger legal and bodily injury liability and property damage liability insurance and cargo legal liability in such amounts, against such risks (including, without limitation, contractual liability and allied perils liability but excluding war risk insurance (except as required under the second sentence of this Section 13.01(a)), with such retentions (subject to the limitations set forth in Section 13.06 hereof) and on such terms and conditions (including coverage for cost of claims) as the Lessee customarily maintains with respect to aircraft and engines of the same type and model which comprise the fleet of the Lessee, and (ii) such insurance against such other risks as is usually carried by similar corporations engaged in the same or similar business and similarly situated as the Lessee and owning or operating aircraft and engines similar to the Aircraft and Engines; provided that in no event shall the limits of liability for all such insurance be less than the amount, per occurrence, as set forth on the insurance certificate delivered on the Delivery Date unless and only so long as the Aircraft is not operated and all risk-ground insurance for the Aircraft on the ground is maintained in the same manner and covering the same risks as is from time to time applicable to other aircraft owned or operated by the Lessee of the same type and model on the ground and not in operation. The Lessee will be required to maintain war risk insurance only if the Aircraft is operated in a war zone or a recognized area of armed hostilities. All insurance required by this Section 13.01(a) shall be maintained with insurers of recognized reputation and responsibility.

         (b) Government Indemnification. Notwithstanding Section 13.01(a) hereof, in the event of the requisition for use by the Government of the Airframe or the Airframe and the Engines or engines then installed on the Airframe, the Lessee shall maintain throughout the period of such requisition such insurance as would otherwise be required under this Section 13.01; provided that the Lessor shall accept, in lieu of such insurance coverage, written indemnification or insurance from the Government which is substantially the same as otherwise required under this Article 13.

         (c) Policy Terms. Any policy of insurance carried and maintained in accordance with this Section 13.01, and any policy taken out in substitution or replacement for any such policy subject to the terms, conditions and limitations thereof, shall:

         (i) name or be amended to name the Lessor in its individual capacity and as owner of the Aircraft, the Indenture Trustee in its individual capacity and as trustee/mortgagee of the Aircraft and the Owner Participant, each Liquidity Provider and each of their respective officers and directors in their respective capacities as such as additional insureds (hereinafter in this paragraph (c) sometimes referred to as "Additional Insured");

         (ii) provide that, in respect of the interest of any Additional Insured in such policies, the insurance shall not be invalidated by any action or inaction of the Lessee or any Additional Insured as defined under the policy of insurance required under this Section 13.01 (other than any action or inaction of such Additional Insured) and shall insure each Additional Insured regardless of any breach or violation of any warranty, declaration or condition contained in such policies by the Lessee or any other Additional Insured (other than any breach or violation of any warranty, declaration or condition by such Additional Insured) as defined under the policy of insurance required under this Section 13.01;

         (iii) provide that if such insurance is cancelled for any reason, or any substantial change is made in the policies which adversely affect the scope of the coverage required herein, or if such insurance is allowed to lapse for nonpayment of premium, such cancellation, change or lapse shall not be effective as to any Additional Insured for thirty (30) days (except in the case of war risk coverage in which event the applicable period shall be seven (7) days or such other period as may be customary) after receipt by each such Additional Insured of written notice from such insurers or such insurers' broker of such cancellation, change or lapse;

         (iv) provide that the insurers shall waive any rights of subrogation against each Additional Insured, to the extent that the Lessee has waived its rights under this Lease and the Participation Agreement; provided that the exercise by insurers of rights of subrogation derived from rights retained by the Lessee shall not, in any way, delay payment of any claim that would otherwise be payable by such insurers but for the existence of rights of subrogation derived from rights retained by the Lessee;

         (v) provide that all of the provisions of such policy shall operate in the same manner as if there were a separate policy covering each Additional Insured; provided, that such policies shall not operate to increase any insurer's limit of liability;

         (vi) be primary, without right of contribution from any other insurance which is carried by the Lessee or any sublessee or any Additional Insured with respect to its interest in the Aircraft;

         (vii) provide that no Additional Insured shall have any obligation or liability for premiums or other payments, if any, in connection with such insurance; and

         (viii) provide that such insurer shall waive the right of such insurer to any set-off or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of any Additional Insured.

         Section 13.02. Insurance Against Loss or Damage to Aircraft and Engines. (a) Hull Insurance. The Lessee, at its own cost and expense, shall maintain or cause to be maintained in effect, with insurers of recognized reputation and responsibility, all-risk ground and flight aircraft hull insurance covering the Aircraft and all-risk coverage with respect to any Engines and Parts while removed from the Aircraft and not replaced by similar Engines or Parts, including in each case war-risk and allied perils, hijacking (air piracy) and governmental confiscation and expropriation insurance (except with respect to the country of registry) with such retentions (subject to the limitations set forth in Section 13.06 hereof) and in such form, and upon such terms and conditions (including coverage for cost of claims), and in amounts as the Lessee customarily maintains with respect to the aircraft in the Lessee's fleet of the same type and model and operated on the same routes as the Aircraft (except that the Lessee shall be required to maintain (i) allied perils, hijacking (air piracy) and governmental confiscation and expropriation insurance (except with respect to the country of registry) if the Aircraft is operated on routes where the custom is for major international Air Carriers flying comparable routes to carry such insurance and (ii) war risk insurance only if the Aircraft is operated in a war zone or a recognized area of armed hostilities), provided that such insurance shall at all times while the Aircraft is subject to this Lease and the Lien of the Indenture be on an agreed-value basis for an amount not less than an amount equal to the Stipulated Loss Value for the Aircraft from time to time.

         (b) Policy Terms. Any policies carried and maintained in accordance with this Section 13.02 and any policies taken out in substitution or replacement for any such policies subject to the terms, conditions and limitations thereof shall:

         (i) name or be amended to name the Lessor in its individual capacity and as owner of the Aircraft (or, so long as the Indenture shall not have been discharged, the Indenture Trustee) as an additional insured and as the sole loss payee (hereinafter in this paragraph (b) sometimes referred to as "Loss Payee");

         (ii) provide with respect to coverage provided under this Section 13.02, (except as otherwise provided under Section 13.03 hereof when an Event of Loss or a Payment Default, Bankruptcy Default or Event of Default has occurred and is continuing), that (i) in the event of a loss involving proceeds in the aggregate in excess of $6,000,000, the proceeds in respect of such loss up to an amount equal to the Stipulated Loss Value for the Aircraft shall be payable to the Lessor (or, so long as the Indenture shall not have been discharged, the Indenture Trustee), it being understood and agreed that in the case of any payment to the Lessor (or the Indenture Trustee) otherwise than in respect of an Event of Loss, the Lessor (or the Indenture Trustee) shall in the aggregate upon receipt of evidence satisfactory to it that the damage giving rise to such payment shall have been repaired or that such payment shall then be required to pay for repairs then being made, pay the amount of such payment to the Lessee or its order, and (ii) the entire amount of any loss involving proceeds in the aggregate of $6,000,000 or less or the amount of any proceeds of any loss in excess of the Stipulated Loss Value for the Aircraft shall be paid to the Lessee or its order to pay for repairs or replacement property;

         (iii) provide that if such insurance is cancelled for any reason or any substantial change is made in the policies which adversely affect the scope of the coverage required herein, or if such insurance is allowed to lapse for nonpayment of premium, such cancellation, change or lapse shall not be effective as to the Loss Payee for thirty days (except in the case of war-risk coverage in which event the applicable period shall be seven
   (7) days or such other period as may be customary) after receipt by the Loss Payee of written notice from such insurer of such cancellation, change or lapse;

         (iv) provide that, in respect of the interest of the Lessor (in its individual capacity and as the Owner Trustee), the Owner Participant or the Indenture Trustee (in their respective capacities as such) in such policies, the insurance shall not be invalidated by any action or inaction of the Lessee or the Loss Payee (other than any action or inaction of such Loss Payee) and shall insure the Lessor (in its individual capacity and as Owner Trustee), the Owner Participant and the Indenture Trustee regardless of any breach or violation of any warranty, declaration or condition contained in such policies by the Lessee or the Loss Payee (other than any breach or violation of any warranty, declaration or condition by the Loss Payee) as defined under the policy of insurance required under this Section 13.02;

         (v) provide that the insurers shall waive any rights of subrogation against the Lessor (in its individual capacity and as Owner Trustee), the Owner Participant and the Indenture Trustee to the extent that the Lessee has waived its rights under this Lease or the Participation Agreement; provided that the exercise by insurers of rights of subrogation derived from rights retained by the Lessee shall not, in any way, delay payment of any claim that would otherwise be payable by such insurers but for the existence of rights of subrogation derived from rights retained by the Lessee;

         (vi) be primary and without rights of contribution from any other insurance which is carried by the Loss Payee with respect to its interest in the Aircraft;

         (vii) provide that (except in the case of insurance with respect to Engines and spare parts that have been removed from the Aircraft and replaced with other Engines or engines, or spare parts, as the case may be) such insurer shall waive any right of such insurer to any set-off or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of the Loss Payee;

         (viii) provide that (except in the case of insurance with respect to Engines and spare parts that have been removed from the Aircraft and replaced with other Engines or engines or spare parts, as the case may be) no Loss Payee shall have any obligation or liability for premiums or other payments, if any, in connection with such insurance; and

         (ix) in the event that separate policies are maintained to cover all-risk ground and flight aircraft, hull and war risks and allied perils insurance, include a 50/50 provisional claims settlement clause as contained in the policies of insurance maintained by the Lessee with respect to all other aircraft in the Lessee's fleet, and a copy of the 50/50 provisional claims settlement clause in effect on the Delivery Date shall be attached to the insurance certificate issued on the Delivery Date.

         Section 13.03. Application of Insurance Proceeds. (a) Generally. All insurance proceeds (other than proceeds from policies carried by the Lessor, the Indenture Trustee or the Owner Participant) received under policies described in Section 13.02 hereof as the result of the occurrence of an Event of Loss with respect to the Airframe or an Engine will be applied as follows:

         (i) if such proceeds are received with respect to the Airframe or with respect to the Airframe and the Engines or engines then installed on the Airframe and the Lessee has elected or is deemed to have elected the alternative set forth in Section 11.02 hereof, so much of such proceeds as shall not exceed the amounts required to be paid by the Lessee pursuant to said Section 11.02 hereof shall be applied in reduction of the Lessee's obligation to pay such amounts if not already paid by the Lessee, or if already paid by the Lessee, shall be applied to reimburse the Lessee for its payment of such amounts; or

         (ii) if such proceeds are received with respect to the Airframe or the Airframe and the Engines or engines then installed on the Airframe and the Lessee has elected the alternative set forth in Section 11.03 hereof, or if such proceeds are received with respect to an Engine not then installed on the Airframe and not replaced by an Engine or engine under the circumstances contemplated by Section 11.04 hereof, all such proceeds shall be paid to the Indenture Trustee (unless the Indenture has been discharged in which case paid to the Lessor) for disbursement to the order of the Lessee, after the Lessee shall have fully performed the terms of Section
   11.03 or 11.04 hereof, as applicable, with respect to the Event of Loss for which such proceeds are paid.

         (b) Payment if no Event of Loss. The insurance proceeds of any property damage loss not constituting an Event of Loss with respect to the Airframe or an Engine will be applied in payment (or to reimburse the Lessee) for repairs or for replacement property in accordance with Articles 7 and 8 hereof, if not already paid for by the Lessee, and any balance remaining after compliance with said Articles 7 and 8 hereof with respect to such loss shall be paid to the order of the Lessee.

         (c) Application of Payments During Existence of Certain Defaults. Any amount referred to in this Article 13 which is payable to or retainable by the Lessee shall not be paid to or retained by the Lessee if at the time of such payment or retention a Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing, but shall be held by or paid over to the Indenture Trustee (unless the Indenture has been discharged in which case such amount shall be paid to the Lessor) to be held in accordance with Article 23 hereof, as security for the obligations of the Lessee under this Lease and, if an Event of Default shall have occurred and be continuing, applied against the Lessee's obligations hereunder as and when due. At such time as there shall not be continuing any such Payment Default, Bankruptcy Default or Event of Default, such amount shall be paid to the Lessee to the extent not previously applied in accordance with the preceding sentence.

         (d) Information. If any Additional Insured becomes subject to any claim covered by any insurance policy maintained pursuant to this Article 13, the Lessee shall make available any information required by such Additional Insured in connection with such claim.

         Section 13.04. Reports. On or before the Delivery Date and thereafter annually on or before the scheduled expiration date for such policy during the Term, the Lessee will cause its aviation insurance broker to furnish to the Lessor and the Indenture Trustee a signed report, stating the types of coverage and limits carried and maintained on the Aircraft and certifying that such insurance complies with the terms and conditions of this Lease. The Lessee will cause such aviation insurance broker to advise the Lessor, the Owner Participant and the Indenture Trustee in writing promptly of any default in the payment of any premium and of any other act or omission on the part of the Lessee of which it has knowledge and which might invalidate, cause cancellation of or render unenforceable all or any part of any insurance carried by the Lessee with respect to the Aircraft. The Lessee will cause such insurance broker to agree to advise the Lessor, the Indenture Trustee and the Owner Participant in writing if and when it becomes evident to such broker that any insurance policy carried and maintained on the Aircraft pursuant to this Article 13 will not be renewed at the scheduled expiration date for such policy. If the Lessee shall fail to maintain insurance as required, the Lessor may, at its option, provide such insurance, and in such event, the Lessee shall, upon demand, reimburse the Lessor, as Supplemental Rent, for the cost of such insurance; provided, however, that no exercise of said option shall affect the provisions of this Lease, including the provisions that failure by the Lessee to maintain the prescribed insurance shall constitute an Event of Default or otherwise constitute a waiver of any other rights the Lessor may have against the Lessee.

         Section 13.05. Lessor's Insurance. The Lessor, the Indenture Trustee or the Owner Participant may insure the Airframe or any Engine at its own cost and expense, including insuring the Aircraft for amounts in excess of the Stipulated Loss Value of the Aircraft, provided that any insurance so maintained by the Lessor, the Indenture Trustee or the Owner Participant shall not result in a reduction of coverage or amounts payable under insurance required or permitted to be maintained by the Lessee under this Article 13 or increase the cost to the Lessee of maintaining such insurance; provided further, that any insurance policies of the Lessor, the Indenture Trustee or the Owner Participant insuring the Airframe or any Engine shall provide for a release to the Lessee of any and all salvage rights in and to the Airframe or any Engine.

         Section 13.06. Self-Insurance. The Lessee may self-insure the risks required to be insured against by Sections 13.01 and 13.02 hereof in such manner and in such reasonable amounts as are then generally applicable to other aircraft or engines of the Lessee of the same type and model as the Aircraft, but in no case shall such self-insurance with respect to all aircraft (whether owned or leased) in the Lessee's fleet in aggregate exceed for any 12-month policy year an amount equal to the lesser of (i) 50% of the highest insured value of any single aircraft in the Lessee's fleet and (ii) 1.5% of the average aggregate insured value from time to time of the Lessee's entire aircraft fleet provided that a standard deductible per occurrence per aircraft (and/or retentions) not in excess of the amount imposed by the aircraft hull or liability insurer shall be permitted in addition to the above-mentioned self-insurance. The foregoing shall not permit the Lessee to discriminate as between insurance coverage on the Aircraft and insurance which the Lessee maintains with respect to similar aircraft owned or operated by the Lessee operating on similar routes in similar locations.


                                  ARTICLE 14

                                  INSPECTION

         Section 14.01. Right of Inspection. At reasonable times, and upon at least ten (10) Business Days' prior written notice to the Lessee, the Lessor, the Indenture Trustee or the Owner Participant, or their respective authorized representatives, may inspect the Aircraft and upon at least ten
(10) Business Days' prior written notice, all Aeronautics Authority required books and records of the Lessee or any sublessee relating to the maintenance of the Aircraft and such Persons shall keep any information obtained thereby confidential and shall not disclose the same to any Person, except to a Person described in Section 18.01 of the Participation Agreement. Any such inspection of the Aircraft shall be a visual, walk-around inspection of the interior and exterior of the Aircraft and shall not include opening any panel, bays or the like without the express consent of the Lessee (except to the extent any such inspection takes place when any such panel, bays or the like are open). Notwithstanding the first sentence of this Section 14.01, unless a material Default relating to maintenance or an Event of Default shall have occurred and be continuing, the Lessor, the Indenture Trustee, the Owner Participant or their respective authorized representatives shall each be entitled to inspect the Aircraft only one time during any consecutive twelve-month period. The Lessee shall make any permitted sublease or transfer permitted under Section 7.02 hereof expressly subject to inspection rights consistent with this Article 14.

         Section 14.02. No Obligation to Inspect. None of the Lessor, the Indenture Trustee or the Owner Participant shall have any duty to make any inspection pursuant to Section 14.01 hereof and no such party shall incur any liability or obligation by reason of making or not making any such inspection.


                                  ARTICLE 15

                                  ASSIGNMENT

         Section 15.01. Lessee's Right to Assign. The Lessee shall not, and shall have no authority or power to assign, convey or sublease any of its rights under this Lease without the prior written consent of the Lessor except
(i) as expressly provided in Section 7.02 hereof, or (ii) to a wholly-owned domestic subsidiary of the Lessee which shall be a certificated U.S. Air Carrier. Any such assignment, conveyance or sublease shall in no way relieve the Lessee from any obligation hereunder or under any other Operative Agreement or any written agreement of the Lessee entered into in connection with the transactions contemplated by the Operative Agreements, which shall be and remain primary obligations of the Lessee. The Lessor agrees that it will not assign or convey its right, title and interest in and to this Lease or the Aircraft except as contemplated by or provided in this Lease, the Trust Agreement, the Indenture or the Participation Agreement. The terms and provisions of this Lease shall be binding upon and inure to the benefit of the Lessor and the Lessee and their respective successors and permitted assigns, and shall inure, to the extent expressly provided herein and therein, to the direct benefit of, and in accordance with the provisions of the Indenture and the Participation Agreement shall be enforceable by, the Indenture Trustee, the Lessor and their respective successors and permitted assigns.

         Section 15.02. Citizenship. The Lessee will at all times be a duly certificated U.S. Air Carrier under the Transportation Code.


                                  ARTICLE 16

                               EVENTS OF DEFAULT

         Section 16.01. Events of Default. After the Delivery Date, each of the following events shall constitute an Event of Default, whether any such event shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

         (a) the Lessee shall fail to make any payment of Basic Rent, Renewal Rent, Stipulated Loss Value or Termination Value, as the case may be, or any payment pursuant to Section 17.02 of the Participation Agreement, within ten Business Days after the date when due (except that with respect to any failure to pay Excepted Payments, such failure shall constitute an Event of Default at the discretion of the Owner Participant); or

         (b) the Lessee shall fail to make any payment of Supplemental Rent (other than amounts described in clause (a) above) within 30 days after the Lessee has received written notice from the Person entitled to receive such payment stating that such payment is due (except that with respect to any failure to pay Excepted Payments for such period, such failure shall constitute an Event of Default at the discretion of the Owner Participant); or

         (c) (i) the Lessee shall fail to procure, carry and maintain insurance on or in respect of the Aircraft at any time in accordance with the provisions of Article 13 or such insurance lapses or is cancelled, provided that, in the case of insurance with respect to which cancellation or lapse for nonpayment is not effective as to the Lessor, the Indenture Trustee, the Holders or the Owner Participant for 30 days (seven days, in the case of any aircraft war risk coverage) no such lapse or cancellation shall constitute an Event of Default until the earlier of (A) 30 days (or seven days or such shorter time as may be standard in the industry with respect to war risk coverage) after receipt by any Additional Insured of written notice of such lapse or cancellation and (B) the date that such lapse or cancellation is effective as to any Additional Insured and provided further that such failure shall not constitute an Event of Default as long as the Aircraft is insured as required while on the ground and not operated, or (ii) the Aircraft shall be operated at any time when comprehensive airline liability insurance required under Section 13.01 hereof shall not be in effect (it being understood that the Lessee is not required to maintain such insurance under Section 13.01 hereof while the indemnification or insurance referred to in the proviso to Section 13.01(b) hereof is in effect); or

         (d) the Lessee shall fail to perform or observe any other covenant, condition or agreement to be performed or observed by it under any Operative Agreement (excluding the Tax Indemnity Agreement) or any other written agreement of the Lessee entered into in connection with the transactions contemplated by the Operative Agreements and such failure shall continue unremedied for a period of thirty (30) days after the Lessee shall have received written notice from the Lessor or the Owner Participant of such failure, provided, that in the event such failure is curable and so long as (but for no longer than 150 days after such 30-day period) the Lessee shall have promptly undertaken such cure after the Lessee receives notice thereof which undertaking shall be diligently and continuously pursued using the Lessee's reasonable best efforts, such failure shall not constitute an Event of Default; provided, further, that failure of the Lessee to maintain the registration of the Aircraft under the Transportation Code pursuant to the Lessee's covenants and agreement in
   Section 6.03(b) of the Participation Agreement and in Section 7.01(a) of this Lease, when the lapse of such registration is solely because the Owner Participant or the Lessor has ceased to be a Citizen of the United States, shall not constitute a Default or an Event of Default; or

         (e) an order for relief shall be entered in respect of the Lessee by a court having jurisdiction in the premises in an involuntary case under the federal bankruptcy laws as now or hereafter in effect; or the Lessee shall consent to the appointment of a custodian, receiver, trustee or liquidator of itself or of a substantial part of its property; or the Lessee is not paying, or shall admit in writing its inability to pay, its debts generally as they come due or shall make a general assignment for the benefit of creditors; or the Lessee shall file, or the Board of Directors of the Lessee shall authorize the filing of, or grant one or more persons authority (at their discretion) to make a filing for, a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws (as now or hereafter in effect) or an answer admitting the material allegations of a petition filed against the Lessee in any such proceeding; or the Lessee shall file, or the Board of Directors of the Lessee shall authorize the Lessee to, or grant one or more persons authority (at their discretion) to, seek relief by voluntary petition, answer or consent, under the provisions of any other or future bankruptcy or other similar law providing for the reorganization or winding-up of corporations, or providing for an agreement, composition, extension or adjustment with its creditors; or

         (f) an order, judgment or decree shall be entered by any court of competent jurisdiction appointing, without the consent of the Lessee, a custodian, receiver, trustee, or liquidator of the Lessee or of any substantial part of its property, or sequestering any substantial part of the property of the Lessee, or granting any other relief in respect of the Lessee under the federal bankruptcy laws or other insolvency laws, and any such order, judgment or decree of appointment or sequestration shall remain in force undismissed or unvacated for a period of 60 days after the date of its entry; or

         (g) a petition against the Lessee in a proceeding under the federal bankruptcy law or other insolvency laws (as now or hereafter in effect) shall be filed and shall not be withdrawn or dismissed within 60 days, or under the provisions of any law providing for reorganization or winding-up of corporations which may apply to the Lessee, any court of competent jurisdiction shall assume jurisdiction, custody or control of the Lessee or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished or unterminated for 60 days; or

         (h) any representation or warranty made by the Lessee in this Lease or in the Participation Agreement or in any document or certificate furnished by the Lessee in connection with or pursuant to this Lease or the Participation Agreement (except for the Tax Indemnity Agreement) shall at any time prove to have been incorrect at the time made in any respect material to the transactions contemplated by this Lease and, if originally made by the Lessee in good faith, shall remain material and unremedied for a period of 120 days after the Lessee shall have received written notice of such misstatement.


                                  ARTICLE 17

                                   REMEDIES

         Section 17.01. Remedies Upon Lessee's Default. (a) Remedies Generally. Upon the occurrence of any Event of Default and at any time after such occurrence so long as the same shall be continuing, the Lessor may, at its option, declare this Lease to be in default (except that no such declaration shall be required in the case of an Event of Default pursuant to paragraph (e), (f) or (g) of Section 16.01 hereof and this Lease shall be deemed declared in default without any further act or notice), and at any time thereafter the Lessor may do, and the Lessee shall comply with, one or more of the following with respect to all or any part of the Airframe and the Engines, as the Lessor in its sole discretion shall elect, to the extent permitted by, and subject to compliance with, any mandatory requirements of applicable law then in effect:

         (i) Demand in writing that the Lessee shall, and upon such written demand the Lessee shall, at the Lessee's own cost and expense, return promptly to the Lessor all or such part of the Airframe and the Engines as the Lessor may demand in the manner and condition required by, and otherwise in accordance with all of the provisions of this Lease (provided that, unless the Lessor shall require otherwise, the Aircraft shall be returned within the continental United States), or the Lessor, at its option, may enter upon the premises where such Airframe or Engines are located or believed to be located and take immediate possession of and remove such Airframe and Engines (together with any engine which is not an Engine but is installed on the Airframe, subject to all of the rights of the owner, lessor, Lien holder or secured party of such engine) without the necessity for first instituting proceedings, or by summary proceedings or otherwise, all without liability of the Lessor to the Lessee for or by reason of such entry or taking of possession, whether for the restoration of damage to property caused by such action or otherwise;

         (ii) With or without taking possession thereof, sell or otherwise dispose of the Airframe or any Engine, at public or private sale and with or without advertisement or notice to the Lessee, as the Lessor may determine, and the Lessor may hold the Lessee liable for any installment of Basic Rent and Renewal Rent due on or before the date of such sale (and, if Basic Rent or Renewal Rent is payable in arrears, the pro rata portion of the installment of Basic Rent or Renewal Rent due on the next succeeding Rent Payment Date in respect of any period commencing on the immediately preceding Rent Payment Date to the date of such sale), or hold, use, operate, lease to others or keep idle all or any part of the Airframe or any Engine as the Lessor, in its sole discretion, may determine, in any such case free and clear of any rights of the Lessee except as otherwise set forth in this Article 17, and without any duty to account to the Lessee with respect to such action or inaction or for any proceeds except to the extent required by Section 17.01(a)(iv) hereof; in the event the Lessor elects to exercise its rights under said Section, and in connection with any sale of the Aircraft or any part thereof pursuant to this Article 17, the Lessor, the Indenture Trustee, the Owner Participant or any Holder may bid for and purchase such property;

         (iii) Whether or not the Lessor shall have exercised or shall later at any time exercise any of its rights under Section 17.01(a)(i) or 17.01(a)(ii) hereof, the Lessor, by written notice to the Lessee specifying a payment date not earlier than 10 days from the date of such notice, may demand that the Lessee pay to the Lessor, and the Lessee shall pay to the Lessor on the payment date specified in such notice, as liquidated damages for loss of a bargain and not as a penalty (in lieu of the Basic Rent or Renewal Rent due on Rent Payment Dates occurring after the payment date specified in such notice), any installment of Basic Rent, Renewal Rent and any Supplemental Rent due on or before such payment date (and, to the extent Basic Rent or Renewal Rent is payable in arrears, the pro rata portion of the installment of Basic Rent or Renewal Rent due on the next succeeding Rent Payment Date in respect of the period commencing on the Stipulated Loss Value Determination Date referred to below and ending on the date of such payment), plus an amount equal to the excess, if any, of the Stipulated Loss Value for the Aircraft, computed as of the Stipulated Loss Value Determination Date on or next preceding the payment date specified in such notice over the Fair Market Value of the Aircraft, computed as of such Stipulated Loss Value Determination Date, together with
   (A), if Basic Rent is payable in advance, interest, to the extent permitted by applicable law, at the Debt Rate on the amount of such Stipulated Loss Value from such Stipulated Loss Value Determination Date to the date for payment set forth in such notice from the Lessor and (B) in all cases, interest, to the extent permitted by applicable law at the Past Due Rate on the excess of such Stipulated Loss Value over such Fair Market Value, from the date as of which such Stipulated Loss Value is payable to the date of actual payment of such amount; provided, however, that if (and in any event prior to the time for payment hereunder) the Lessor is unable within a reasonable period of time to recover possession of the Aircraft, or any portion thereof, pursuant to clause (i) above unencumbered by this Lease and free and clear of all Liens (other than Lessor's Liens), the Fair Market Value of the Aircraft or such portion shall, at the option of the Lessor to the extent legally enforceable, be zero and, if the Fair Market Value of the Aircraft is deemed to be zero, after payment in full by the Lessee of the amount specified above and all other amounts due from the Lessee under this Lease and the other Operative Agreements, the Lessor shall promptly transfer (without recourse or warranty other than as to the absence of the Lessor's Liens) all of its right, title and interest in the Aircraft or such portion, to the Lessee;

         (iv) In the event the Lessor, pursuant to Section 17.01(a)(ii) hereof, shall have sold the Airframe and/or any Engine, the Lessor, in lieu of exercising its rights under Section 17.01(a)(iii) hereof, may, if it shall so elect, demand that the Lessee pay the Lessor, and the Lessee shall pay to the Lessor, on the date of such sale, as liquidated damages for loss of a bargain and not as a penalty (in lieu of the Basic Rent or Renewal Rent due after the date on which such sale occurs) any unpaid Basic Rent or Renewal Rent due on or before the date on which such sale occurs (and, to the extent Basic Rent or Renewal Rent is payable in arrears, the pro rata portion of the installment of Basic Rent or Renewal Rent due on the next succeeding Rent Payment Date in respect of any period commencing on the Stipulated Loss Value Determination Date referred to below and ending on the date of such sale), and any Supplemental Rent due on or before the date on which such sale occurs, plus an amount equal to the excess, if any, of
   (A) the Stipulated Loss Value for the Aircraft, computed as of the Stipulated Loss Value Determination Date next preceding the sale date, over
   (B) the net proceeds of such sale (after deduction of all of the Lessor's costs and expenses of such sale, including, without limitation, sales or transfer taxes, costs of storage, overhaul, maintenance, preparation and transportation of the Aircraft and brokers' and attorneys' fees) together with (x), if Basic Rent is payable in advance, interest, to the extent permitted by applicable law, at the Debt Rate on such Stipulated Loss Value from such Stipulated Loss Value Determination Date to the date of such sale and (y) in all cases, interest to the extent permitted by applicable law at the Past Due Rate, on the amount of such excess from the date of such sale to the date of actual payment by the Lessee;

         (v) Proceed by appropriate court action to enforce the terms of this Lease or to recover damages for its breach;

         (vi) Terminate or rescind this Lease as to the Airframe or any or all of the Engines; or

         (vii) Exercise any other right or remedy which may be available to the Lessor under applicable law.

         (b) Cost of Exercise of Remedies. In addition, the Lessee shall be liable, except as otherwise provided above, for any and all unpaid Rent due before, after or during the exercise of any of the Lessor's remedies, for all amounts payable by the Lessee under the Participation Agreement before or after any termination hereof, and for all reasonable legal fees and other costs and expenses incurred by the Lessor, the Indenture Trustee or the Owner Participant by reason of the occurrence of any Event of Default or the exercise of the Lessor's remedies, including, without limitation, all costs and expenses incurred in connection with the return of the Airframe or any Engine in accordance with the terms of Article 12 hereof or in placing the Airframe or Engines in the condition and state of airworthiness required by such Article or in connection with any inspection, use, operation, maintenance, insurance, storage, or leasing carried out as part of such exercise.

         Section 17.02. Cumulative Remedies. Except as otherwise provided, no remedy referred to in this Article 17 is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to above or otherwise available to the Lessor at law or in equity; and the exercise or beginning of exercise by the Lessor of any one or more of such remedies shall not preclude the simultaneous or later exercise by the Lessor of any or all of such other remedies.

         Section 17.03. Waiver. No express or implied waiver by the Lessor of any Event of Default shall in any way be, or be construed to be, a waiver of any future or subsequent Event of Default. To the extent permitted by applicable law, the Lessee waives any rights now or in the future conferred by statute or otherwise which may require the Lessor to sell, lease or otherwise use the Airframe or any Engine in mitigation of the Lessor's damages or which may otherwise limit or modify any of the Lessor's rights or remedies under this Article 17. The Lessor's access to the Aircraft is of the essence and shall not be impaired.

         Section 17.04. Lessor's Right to Perform for Lessee. If the Lessee fails to make any required payment of Rent or fails to perform or comply with any of its agreements contained in this Lease, whether or not such failure shall constitute an Event of Default hereunder, the Lessor may (but shall not be obligated to) make such payments or perform or comply with such agreement, and the amount of such payment and the amount of the reasonable costs and expenses of the Lessor incurred in connection with such payment or the performance of or compliance with such agreement, together with interest (to the extent permitted by applicable law) at the Past Due Rate from the date of the making of such payment or the incurring of such costs and expenses by the Lessor to the date of payment of such Rent or other amount by the Lessee, shall be deemed Supplemental Rent payable by the Lessee upon demand. No such payment or performance by the Lessor shall be deemed to waive any Default or Event of Default or relieve the Lessee of its obligations hereunder.


                                  ARTICLE 18

                          COVENANT OF QUIET ENJOYMENT

         Section 18.01. Quiet Enjoyment. So long as no Event of Default shall have occurred and be continuing, the Lessor covenants that neither it nor any other Person lawfully claiming through it (other than the holder of a Lien which the Lessee is obligated to discharge pursuant to Article 6 hereof, and it being understood that the Lessor shall not be liable for any act or omission of the Indenture Trustee or any other Person claiming through the Indenture Trustee) shall interfere with the Lessee's right to quietly enjoy the Aircraft without hindrance or disturbance by it or any such other Person.


                                  ARTICLE 19

                              FURTHER ASSURANCES

         Section 19.01. Further Assurances. Promptly upon the execution and delivery of the Lease Supplement and the Indenture and Security Agreement Supplement, the Lessee will cause each of them and this Lease, the Trust Agreement and the Indenture, to be duly filed for recordation in accordance with the Transportation Code and will maintain the recordation of the Indenture until the Lien of the Indenture shall have been discharged pursuant to the terms of the Indenture. In addition, the Lessee will, at the Lessee's own cost and expense, promptly and duly execute and deliver to the Lessor, the Owner Participant and the Indenture Trustee such further documents and assurances to carry out the intent and purpose of this Lease and the Indenture and to establish and protect the rights and remedies created or intended to be created in favor of the Lessor under this Lease, and of the Owner Participant under the Trust Agreement, and of the Indenture Trustee under the Indenture, including, without limitation, the execution and filing of Uniform Commercial Code financing and continuation statements, the execution and delivery of supplements and amendments to this Lease and the Indenture, in recordable form, subjecting to this Lease and the Indenture any Replacement Airframe and/or Replacement Engines delivered by the Lessee pursuant to Section 11.03 hereof and any Replacement Engine delivered by the Lessee pursuant to Section 11.04 hereof and the recording and filing of counterparts of this Lease and the Indenture in accordance with the laws of such jurisdictions as the Lessor or the Indenture Trustee may from time to time deem advisable. The foregoing does not impose upon the Lessor any additional liabilities not otherwise contemplated by this Lease.


                                  ARTICLE 20

                                   NET LEASE

         Section 20.01. Nature of Lease. (a) This Lease is a net lease, it being the intention of the parties hereto that the obligations of the Lessee to pay all costs and expenses of every character, whether seen or unforeseen, ordinary or extraordinary, or structural or nonstructural, in connection with the use, operation, maintenance, repair and reconstruction of the Airframe and each Engine by the Lessee, including, without limitation, the costs and expenses particularly set forth in this Lease (unless expressly excluded from the terms hereof, the costs and expenses of the Lessor and the Owner Participant shall include the reasonable fees and expenses of their respective outside counsel), shall be absolute and unconditional, shall be separate and independent covenants and agreements, and shall continue unaffected unless and until the covenants have been terminated pursuant to an express provision of this Lease. The obligation to pay Rent and all amounts payable by the Lessee under this Lease or the Participation Agreement shall be absolute and unconditional and (except as otherwise expressly provided with respect to Supplemental Rent) shall be paid without notice or demand and such obligation shall not be affected by any circumstance, including, without limitation:

         (i) any set-off, counterclaim, recoupment, defense or other right which the Lessee may have against the Lessor, the Owner Participant, any Holder, the Indenture Trustee or anyone else for any reason (including, without limitation, any breach by the Lessor or the Owner Participant or the Indenture Trustee or any Holder of their respective representations, warranties, agreements or covenants contained in any of the Operative Agreements);

         (ii) any defect in the title, airworthiness, registration, eligibility for registration under the Transportation Code (and the regulations thereunder) or under any of the laws or regulations of any other country of registry of the Aircraft, condition, design, operation, merchantability or fitness for use of, suitability for a particular purpose of, or any damage to or loss or destruction of, the Aircraft or any portion thereof, or any interruption or cessation in the use or possession of the Aircraft by the Lessee or any sublessee for any reason including, without limitation, by reason of governmental action or any doctrine of force majeure or impossibility of performance;

         (iii) any insolvency, bankruptcy, reorganization or similar case or proceedings by or against the Lessor, the Lessee, the Indenture Trustee or the Owner Participant or any other Person;

         (iv) any Liens, encumbrances or rights of any other Person with respect to the Aircraft, the invalidity or unenforceability or lack of due authorization or other infirmity of this Lease or any other Operative Agreement or document or instrument executed pursuant hereto or thereto, or any lack of right, power or authority of the Lessor or the Lessee or any sublessee or any other party to any other Operative Agreement to enter into this Lease or any other Operative Agreement or any such document or instrument; or

         (v) any other circumstance, happening or event whatsoever, whether or not unforeseen, or similar to any of the foregoing.

         (b) To the extent permitted by applicable law, the Lessee waives any and all rights which it may now have or which at any time it may have conferred upon it, by statute or otherwise, to suspend performance under, terminate, cancel, quit, rescind or surrender this Lease, the Airframe, or any Engine or part thereof, other than in accordance with the terms hereof.

         (c) Each payment of Rent made by the Lessee shall be final as to the Lessor and the Lessee, and the Lessee will not seek to return nor to recover, abate, suspend, defer or reduce all or any part of any such payment of Rent from the Lessor or from the Indenture Trustee for any reason.


                                  ARTICLE 21

                               SUCCESSOR LESSOR

         Section 21.01. Successor Lessor. The Lessee agrees that in the case of the appointment of any successor trustee for the Lessor pursuant to the terms of the Participation Agreement, such successor trustee shall, upon written notice by such successor to the Lessee, succeed to all the rights, powers and title of the Lessor under this Lease and shall be deemed to be the Lessor and the owner of the Aircraft for all purposes of this Lease without the necessity of any consent or approval by the Lessee and without in any way altering the terms of this Lease or the Lessee's obligations. One such appointment and designation of a successor trustee shall not exhaust the right to appoint and designate a further successor trustee pursuant to the Participation Agreement, but such right may be exercised repeatedly so long as this Lease shall be in effect.


                                  ARTICLE 22

                       SECURITY FOR LESSOR'S OBLIGATIONS

         Section 22.01. Security for Lessor's Obligations to Holders. In order to secure the indebtedness evidenced by the Certificates, the Indenture provides among other things, for the assignment by the Lessor to the Indenture Trustee of this Lease and the Lease Supplement and for the creation of a first mortgage and security interest in favor of the Indenture Trustee on the Aircraft. The Lessee consents to and acknowledges such assignment (subject to the reservations and conditions therein set forth) and the receipt of a copy of the Indenture.

         Section 22.02.  [Reserved].

         Section 22.03. Consent of Lessee to Assignment of Lease as Security. The Lessee hereby acknowledges and consents to the Indenture Trustee's rights pursuant to the terms of the Indenture to receive payments (other than Excepted Payments not constituting Basic Rent) due under this Lease, to transfer or assign title to the Aircraft subject to this Lease, to make (jointly with the Lessor where provided in the Indenture) all waivers and agreements except as otherwise provided in the Indenture (including Section
8.01 thereof), to give all notices, consents and releases and to take all action upon the happening of a Default or Event of Default under this Lease (except as otherwise specifically provided in the Indenture, including Section
8.01 thereof), or to do any and all other things whatsoever which the Lessor is or may become entitled to do under this Lease (except as otherwise provided in the Indenture, including Section 8.01 thereof); all or any of which rights, obligations, benefits and interests may, pursuant to the terms of the Indenture, be reassigned or retransferred by the Indenture Trustee at any time and from time to time (except as otherwise provided in the Indenture); provided, however, that the Lessor, except to the extent, and for such time as, it is unable to do so by virtue of the Indenture, shall remain liable for the performance of all the terms, conditions, covenants and provisions for which it is obligated under this Lease notwithstanding such assignment.


                                  ARTICLE 23

                                SECURITY FUNDS

         Section 23.01. Investment of Security Funds. (a) Any amounts otherwise payable to the Lessee in accordance with the terms hereof shall instead be held by the Lessor as security for, and may be applied by the Lessor against, the obligations of the Lessee under this Lease during such time as there shall have occurred and be continuing a Payment Default, Bankruptcy Default or Event of Default, and, at such times as there shall not be continuing a Payment Default, Bankruptcy Default or Event of Default, such amounts, net of any amounts which have been applied by the Lessor against the Lessee's obligations hereunder, shall be paid to the Lessee as provided in this Lease. Any amounts which are held by the Lessor pending payment to the Lessee shall, until paid to the Lessee or applied against the Lessee's obligations hereunder, be invested by the Lessor, as directed from time to time, in writing (and in the absence of a written direction by the Lessee, the Lessor shall invest such monies in direct obligations of the United States of America), by the Lessee and at the expense and risk of the Lessee, in the following securities (which in the case of securities referred to in subparagraphs (i) through (iv) of this Section 23.01(a) hereof shall mature within ninety (90) days of the date of purchase):

         (i) direct obligations of the United States of America; or

         (ii) obligations fully guaranteed by the United States of America; or

         (iii) certificates of deposit issued by, or bankers' acceptances of, or time deposits or a deposit account with, any bank, trust company or national banking association incorporated or doing business under the laws of the United States of America or one of its States (which may include the Owner Trustee or the Indenture Trustee in their respective individual capacities or any Affiliate thereof), having a combined capital and surplus of at least $500,000,000 and having a rating of "A" or better from Moody's or S&P; or

         (iv) commercial paper rated A-1/P-1 by S&P or Moody's, respectively (or if neither such organization shall rate such commercial paper at any time, a rating by any nationally recognized statistical rating organization in the United States of America equal to the highest rating assigned by such rating organization) (which may include commercial paper issued by the Owner Trustee or the Indenture Trustee in their respective individual capacities or any Affiliate thereof).

         (b) At any time any invested funds are distributed to the Lessee, there shall be promptly remitted to the Lessee any gain (including interest received) realized as the result of any investment pursuant to Section 23.01(a) hereof (net of any fees, commissions and other costs, Taxes and expenses, if any, incurred by the Lessor or the Owner Participant in connection with such investment), unless a Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing in which case such funds shall be applied in the same manner as the principal so invested. The Lessee shall be responsible for and will promptly pay to the Indenture Trustee or the Lessor, as the case may be, on demand, the amount of any loss realized as the result of any such investment (together with any fees, commissions and other costs, Taxes and expenses, if any, incurred by the Indenture Trustee or the Lessor or the Owner Participant in connection with such investment), such amount to be disposed of in accordance with the terms of the Indenture or the Lease, as the case may be.


                                  ARTICLE 24

                             CONCERNING THE LESSOR

         Section 24.01. Lessor's Entry Into Lease. Except as expressly provided herein, the Lessor and the Lessee agree that this Lease is executed by SSB not individually but solely as Owner Trustee under the Trust Agreement in the exercise of the power and authority conferred and vested in it as such Owner Trustee, that each and all of the representations, undertakings and agreements by the Lessor herein are for the purpose and with the intention of binding only the Lessor's Estate, and that in no case whatsoever shall SSB be personally liable for any loss in respect of such representations, undertakings and agreements, that actions to be taken by the Lessor pursuant to its obligations hereunder may, in certain instances, be taken by the Lessor only upon specific authority of the Owner Participant and the Indenture Trustee, that nothing herein contained shall be construed as creating any liability on SSB, individually or personally, to perform any covenant, either express or implied, herein, all such liability, if any, being expressly waived by the Lessee and by each and every Person now or hereafter claiming by, through or under the Lessee except with respect to the gross negligence or willful misconduct of SSB, and that so far as SSB, individually or personally is concerned, the Lessee and any Person claiming by, through or under the Lessee shall look solely to the Lessor's Estate for the performance by the Lessor of any of its obligations under this Lease; provided, that nothing in this Section 24.01 shall be construed to limit in scope or substance those representations and warranties of SSB in its individual capacity set forth in the Participation Agreement and the Trust Agreement. The term "Lessor" as used in this Lease shall include any trustee succeeding SSB as Owner Trustee under the Trust Agreement. Any obligation of the Lessor hereunder may be performed by the Owner Participant, and any such performance shall not be construed as revocation of the trust created by the Trust Agreement. Nothing contained in this Lease shall restrict the operation of the provisions of the Trust Agreement with respect to its revocation of the resignation or removal of the Owner Trustee hereunder.


                                  ARTICLE 25

                                    NOTICES

         Section 25.01. Notices. All notices, demands, declarations and other communications required by this Lease shall be in writing and shall be deemed received (a) if given by telecopier, when transmitted and the appropriate telephonic confirmation received if transmitted on a Business Day and during normal business hours of the recipient, and otherwise on the next Business Day following transmission, (b) if given by certified mail, return receipt requested, postage prepaid, five Business Days after being deposited in the United States mail and (c) if given by FedEx service (or, if a Default or Event of Default shall have occurred and be continuing, by other comparable courier service), when received or personally delivered, addressed:

         (a) If to the Lessee, to its office at 2005 Corporate Avenue, Memphis, Tennessee 38132, Attention: Senior Vice President and Chief Financial Officer with a copy to Senior Vice President and General Counsel; telephone (901) 395-3388, facsimile (901) 395-4758; or at such other address as the Lessee shall from time to time designate in writing to the Lessor, the Indenture Trustee and the Owner Participant;

         (b) If to the Lessor or Owner Trustee, to it c/o State Street Bank and Trust Company, Two International Place, 4th Floor, Boston, Massachusetts 02110, Attention: Corporate Trust Department; telephone
   (617) 664-5526, facsimile (617) 664-5371; or to such other address as the Lessor shall from time to time designate in writing to the Lessee and the Indenture Trustee, with a copy to Owner Participant at the Owner Participant's address as provided in subsection (c) below;

         (c) If to the Owner Participant, in accordance with the Participation Agreement; and

         (d) If to the Indenture Trustee, to its office at 79 South Main Street, Salt Lake City, Utah 84111, Attention: Corporate Trust Department, telephone (801) 246-5630, facsimile (801) 246-5053; or to such other address as the Indenture Trustee shall from time to time designate in writing to the Lessor, the Lessee and the Owner Participant.


                                  ARTICLE 26

                                  MISCELLANEOUS

         Section 26.01. Section Heading and Captions. All article and section headings and captions used in this Lease are purely for convenience and shall not affect the interpretation of this Lease.

         Section 26.02. References. Any reference to a specific article or section number shall be interpreted as a reference to that article or section of this Lease unless otherwise expressly provided.

         Section 26.03. APPLICABLE LAW. THIS LEASE SHALL IN ALL RESPECTS BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE BUT WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS, AND IS BEING DELIVERED IN NEW YORK.

         Section 26.04. Severability. Any provision of this Lease which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         Section 26.05. No Oral Modification. The terms and provisions of this Lease may not be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. Any such change, waiver, discharge or termination is also subject to the provisions of Section
8.01 and Article XIII of the Indenture.

         Section 26.06. Agreement as Chattel Paper. To the extent that this Lease constitutes chattel paper (as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction), no security interest in this Lease may be created through the transfer or possession of any counterpart other than the original chattel-paper counterpart, which shall be the counterpart containing the receipt executed by the Indenture Trustee on its signature page.

         Section 26.07. Counterparts. This Lease may be executed in any number of counterparts, each of which shall be an original (except that only the counterpart bearing the receipt executed by the Indenture Trustee shall be the original for purposes of perfecting a security interest therein as chattel paper under the Uniform Commercial Code), but all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Lease by signing any such counterpart.

         Section 26.08. Public Release of Information. Provided no Event of Default shall have occurred and be continuing, each party shall in each instance obtain the prior written approval of each party concerning the exact text and timing of news releases, articles and other informational releases to the public media concerning this Lease.


                                  ARTICLE 27

                                  TRUE LEASE

         Section 27.01. Intent of the Parties. It is the intent of the parties to this Lease that for all purposes (including, without limitation, U.S. Federal income tax purposes) this Lease will be a true lease, and that this Lease conveys to the Lessee no right, title or interest in the Aircraft except as a lessee.

         Section 27.02. Section 1110 Compliance. Notwithstanding any provision herein or elsewhere contained to the contrary, it is understood and agreed among the parties hereto that the transactions contemplated by this Lease and the other Operative Agreements are expressly intended to be, shall be and should be construed so as to be, entitled to the full benefits of
Section 1110 of the Bankruptcy Code and any successor provision thereof.

         Section 27.03. Finance Lease. This Lease is a "finance lease" within the meaning of Section 2-A--103(g) of the Uniform Commercial Code.

         IN WITNESS WHEREOF, the Lessor and the Lessee have each caused this Lease to be duly executed as of the date first above written.


LESSOR:                    STATE STREET BANK AND TRUST COMPANY OF
                           CONNECTICUT, NATIONAL ASSOCIATION,
                           not in its individual capacity,
                           but solely as Owner Trustee


                           By: ______________________________________________
                                 Name:  Paul D. Allen
                                 Title: Vice President



LESSEE:                    FEDERAL EXPRESS CORPORATION


                           By: _______________________________________________
                                 Name:  Robert D. Henning
                                 Title: Assistant Treasurer and
                                        Managing Director - Structured Finance


         Receipt of this original counterpart of the Lease is hereby acknowledged on this __ day of May 1997.

Indenture Trustee:         FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                           not in its individual capacity,
                           but solely as Indenture Trustee


                           By: _____________________________________________
                                 Name:  Greg A. Hawley
                                 Title: Vice President



                                  SCHEDULE I

                                  DEFINITIONS
                (FEDERAL EXPRESS CORPORATION TRUST NO. N670FE)


GENERAL PROVISIONS

         The following terms shall have the following meanings for all purposes of the Operative Agreements (other than the Pass Through Agreement, the Series Supplements, the Intercreditor Agreement and the Liquidity Facilities) referred to below, unless otherwise defined in an Operative Agreement or the context thereof shall otherwise require. In the case of any conflict between the provisions of this Schedule and the provisions of any Operative Agreement, the provisions of such Operative Agreement shall control the construction of such Operative Agreement.

         Unless the context otherwise requires, (i) references to agreements shall be deemed to mean and include such agreements as amended and supplemented from time to time, and (ii) references to parties to agreements shall be deemed to include the successors and permitted assigns of such parties.

DEFINED TERMS:

         Additional Insured.  As defined in Article 13 of the Lease.

         Aeronautics Authority. As appropriate, the Federal Aviation Administration and/or the Administrator of the Federal Aviation Administration, any successor to the former United States Civil Aeronautics Board, or any Person, governmental department, bureau, commission or agency located in the United States succeeding to the functions of any of the foregoing.

         Affidavits. The affidavits of citizenship of the Owner Trustee and the Owner Participant.

         Affiliate. With respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this definition, "control" (including "controlled by" and "under common control with") shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities or by contract or otherwise. In no event shall the Owner Trustee or the Lessor be deemed an Affiliate of the Owner Participant.

         After-Tax Basis. A basis such that any payment to be received by a Person shall be supplemented by a further payment to such Person so that the sum of the two payments, after deduction of all Taxes resulting from the receipt or accrual of such payments, shall be equal to the payment to be received. In the case of amounts payable to the Lessor, the Owner Participant, or any corporate Affiliate of the Owner Participant, it shall be presumed that such Person is at all times subject to Federal income tax at the maximum marginal rate generally applicable to corporations from time to time and actual state, local and foreign income taxes.

         Air Carrier. Any U.S. Air Carrier and any "foreign air carrier" (as defined in the Transportation Code) as to which there is in force a permit granted under Section 41302 of the Transportation Code.

         Airbus Guaranty. The Guaranty to be dated the Delivery Date executed by the Manufacturer and guaranteeing AVSA's Warranty Bill of Sale.

         Aircraft. The Airframe to be sold by AVSA to the Owner Trustee as provided in the Participation Agreement and to be leased under the Lease (or any permitted substitute airframe thereunder) together with two Engines (whether either is an initial Engine or a Replacement Engine) whether or not any of such initial or Replacement Engines may from time to time be installed on such Airframe or may be installed on any other airframe or on any other aircraft, including any aircraft substituted pursuant to Section 11.03 of the Lease. Prior to delivery of the initial Lease Supplement, references in the Operative Agreements (including Section 3.05 of the Participation Agreement) to Aircraft shall mean the Airbus A300F4-605R airframe bearing FAA Registration Number N670FE and Manufacturer's serial number 777, together with two General Electric CF6-80C2-A5F engines.

         Airframe. The Airbus A300F4-605R aircraft (excluding the Engines or engines from time to time installed thereon) to be leased by the Lessor to the Lessee pursuant to the Lease and the initial Lease Supplement and having the United States FAA Registration Number initially and manufacturer's serial number specified in the initial Lease Supplement, including (i) all Parts in respect thereof and (ii) any Replacement Airframe which may be substituted pursuant to Section 11.03 of the Lease.

         Ancillary Agreement. Any written agreement of the Lessee to which the Lessor is a party or to which the Lessor has consented in writing entered into on or prior to the Delivery Date or any date thereafter in connection with the transactions contemplated by the Operative Agreements, as such agreement may be amended and supplemented from time to time with the consent of the Lessor and delivered to the Owner Trustee, the Indenture Trustee, the Pass Through Trustee, the Subordination Agent, each Liquidity Provider and the Owner Participant.

         Ancillary Agreement I. The Ancillary Agreement I (Federal Express Corporation Trust No. N670FE), dated the Certificate Closing Date, among the Lessee, the Owner Trustee, not in its individual capacity, but solely as Owner Trustee, the Owner Participant and the Indenture Trustee not in its individual capacity, but solely as Indenture Trustee, as originally executed or as amended, modified or supplemented with the consent of all the parties thereto.

         Ancillary Agreement II. The Ancillary Agreement II (Federal Express Corporation Trust No. N670FE), dated the Certificate Closing Date, among the Lessee, the Owner Trustee, not in its individual capacity, but solely as Owner Trustee, the Owner Participant and the Indenture Trustee not in its individual capacity, but solely as Indenture Trustee, as originally executed or as amended, modified or supplemented with the consent of all the parties thereto.

         Application. The application for registration of the Aircraft with the FAA in the name of the Owner Trustee.

         Appraisal. The report prepared by BK Associates, Inc. and to be delivered to the Owner Participant (with an abbreviated report to the Lessee) on the Delivery Date pursuant to Section 4.02(h) of the Participation Agreement.

         Assignment and Assumption Agreement. Any agreement delivered in compliance with Section 7.03(d) of the Participation Agreement.

         Average Life Date. For any Certificate, the date which follows the prepayment date by a period equal to the Remaining Weighted Average Life of such Certificate.

         AVSA. AVSA S.A.R.L., a societe a responsabilite limitee, organized and existing under the laws of France.

         AVSA Consent and Agreement. The Consent and Agreement dated as of May 1, 1997, executed by AVSA.

         AVSA's FAA Bill of Sale. The bill of sale for the Airframe on AC Form 8050-2, or such other form as may be approved by the Aeronautics Authority, executed by AVSA in favor of the Owner Trustee and to be dated the Delivery Date.

         AVSA's Warranty Bill of Sale. The full warranty bill of sale covering the Aircraft (and specifically referring to each Engine) executed by AVSA as owner of the Aircraft in favor of the Owner Trustee and to be dated the Delivery Date.

         Bankruptcy Code. The Federal Bankruptcy Code of 1978, as amended, and any successor thereto.

         Bankruptcy Default.  An event specified in Section 16.01(e), (f) or
(g) of the Lease which either does or, with the giving of notice or lapse of time or both, would constitute an Event of Default.

         Basic Rent. The aggregate periodic rent payable for the Aircraft throughout the Basic Term pursuant to Section 3.02 of the Lease, adjusted pursuant to Article 3 of the Lease.

         Basic Term. The period commencing at the beginning of the day on the Delivery Date and ending at the end of the day on September 2, 2020, or such earlier date on which the Lease shall be terminated as provided therein.

         Beneficial Interest. The interest of the Owner Participant under the Trust Agreement.

         Business Day. Any day on which commercial banks are not authorized or required to close in New York, New York, Memphis, Tennessee and the city in the United States in which the office or agency is maintained by the Pass Through Trustee for the payment of the Pass Through Certificates, and after the Lien of the Indenture is discharged, Boston, Massachusetts.

         Certificate Closing Date. The date of the closing with respect to the purchase of Certificates by the Pass Through Trustee contemplated by Section 2.01(b) of the Participation Agreement.

         Certificates. The Equipment Trust Certificates (Federal Express Corporation Trust No. N670FE), issued by the Owner Trustee pursuant to the Indenture and any certificate issued in exchange therefor or replacement thereof pursuant to the Indenture.

         Change in Tax Law. Any change to the Code or the Treasury regulations promulgated thereunder or the publication of any revenue ruling, revenue procedure or any informational release by the Internal Revenue Service or the Department of Treasury either of which would change or would allow a change in the tax assumptions or structure upon which the lease economics were based, provided that the Owner Participant or the Lessee has notified the other party of such change in writing prior to the Delivery Date.

         Change in Tax Rate. Any amendment, modification, deletion, addition, or change to the Code which is enacted into law after the Delivery Date which changes the highest marginal statutory rate of Federal income tax applicable to the Owner Participant (other than a change which is in the nature of a minimum tax).

         Citizen of the United States. A citizen of the United States as defined in Section 40102(a)(15) of the Transportation Code, or any analogous part of any successor or substituted legislation or regulation at the time in effect.

         Class A Liquidity Provider.  Has the meaning specified in Section
1.01 of the Intercreditor Agreement.

         Class B Liquidity Provider.  Has the meaning specified in Section
1.01 of the Intercreditor Agreement.

         Closings. The closing with respect to the acquisition of the Pass Through Certificates by the Underwriters and the closing with respect to the acquisition of Certificates by the Pass Through Trustee.

         Code. Except as otherwise provided, the Internal Revenue Code of 1986, as amended from time to time.

         Collateral Account. The deposit account established and maintained pursuant to Section 2.13 of the Indenture.

         Collateral Account Control Agreement. The Collateral Account Control Agreement dated as of May 1, 1997 among State Street Bank and Trust Company, the Indenture Trustee and the Owner Trustee.

         Commitment. The amount of the Owner Participant's participation in the Purchase Price required to be made available or paid as provided in
Section 3.02 of the Participation Agreement.

         Consent and Agreement. The Consent and Agreement dated as of May 1, 1997 executed by the Manufacturer.

         Consent and Guaranty. The Consent and Guaranty of the Manufacturer attached to the Purchase Agreement.

         Corporate Trust Administration. The Corporate Trust Administration office of the Owner Trustee located at 750 Main Street, Hartford, Connecticut 06103, Attention: Corporation Trust Administration, or such other office at which the Owner Trustee's corporate trust business shall be administered which the Owner Trustee shall have specified by notice in writing to the Lessee, the Owner Participant and the Indenture Trustee.

         Corporate Trust Department. The Corporate Trust Department office of the Indenture Trustee located at 79 South Main Street, Salt Lake City, Utah 84111, Attention: Corporate Trust Department, or such other office at which the Indenture Trustee's corporate trust business shall be administered which the Indenture Trustee shall have specified by notice in writing to the Lessee, the Owner Participant and the Owner Trustee.

         CRAF Program. Has the meaning specified in Section 7.01(f) of the Lease.

         Cut-Off Date.  September 1, 1997.

         Debt Portion. The amount specified as such on Schedule IV to the Participation Agreement.

         Debt Rate. The weighted average (based on Outstanding principal amount) rate of interest on the Certificates issued pursuant to the Indenture.

         Default. Any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Event of Default.

         Delivery Date. The date on which the Aircraft is delivered and sold by AVSA to the Lessor and leased by the Lessor to the Lessee under the Lease, which date shall also be the date of the initial Lease Supplement.

         Delivery Notice. Notice of the Aircraft's Delivery Date, given by the Lessee as provided in Section 3.01 of the Participation Agreement and including any notice with respect to a postponed Delivery Date given by the Lessee pursuant to Section 3.05(c) of the Participation Agreement.

         Eligible Deposit Account. Either (a) a segregated account with an Eligible Institution or (b) a segregated trust account with the corporate trust department of a depository institution with corporate trust powers organized under the laws of the United States or any state thereof, or the District of Columbia, and whose deposits are insured by the Federal Deposit Insurance Corporation, provided that such institution also has a combined capital and surplus of at least $100,000,000 and a rating of A or better from the Thomson Bank Watch.

         Eligible Institution. A depository institution organized under the laws of the United States or any one of the states thereof, or the District of Columbia, or any domestic branch of a foreign bank, which in any such case at all times (a) has either (x) a long-term unsecured debt rating of at least Aa2 by Moody's or (y) a short-term certificate of deposit rating of P-1 by Moody's, (b) has either (x) a long-term unsecured debt rating of a least AA by S&P or (y) a short-term certificate of deposit rating of A-1+ by S&P and (c) is a member of the Federal Deposit Insurance Corporation.

         Engine. Each of the two General Electric CF6-80C2-A5F engines listed by its manufacturer's serial number in the initial Lease Supplement and leased pursuant to the Lease, whether or not from time to time installed on the Airframe or installed on any other airframe or on any other aircraft, and any Replacement Engine which may from time to time be substituted for an Engine pursuant to Section 7.02(a)(vii), 10.02(c), 10.03, 11.03, 11.04 or 12.02 of
the Lease, together with all Parts related thereto. Except as otherwise provided, at such time as a Replacement Engine shall be so substituted and the Engine for which the substitution is made shall be released from the Lien of the Indenture, such replaced Engine shall cease to be an "Engine" under the Lease. The term "Engines" means, as of any date of determination, both Engines then leased to the Lessee pursuant to the Lease.

         Engine Consent. The Engine Consent dated as of May 1, 1997, executed by the Engine Manufacturer.

         Engine Manufacturer. General Electric Company, a New York corporation.

         Engine Warranty Assignment. The Engine Warranty Assignment (Federal Express Corporation Trust No. N670FE), dated as of May 1, 1997 between the Lessor and the Lessee.

         ERISA. The Employee Retirement Income Security Act of 1974, as amended.

         ERISA Plan. As defined in Section 8.01(b)(xii) of the Participation Agreement.

         Estimated Expense Amount. Has the meaning specified in Section 10.01(a) of the Participation Agreement.

         Event of Default. Each of the events specified in Article 16 of the Lease.

         Event of Loss. Any of the following events with respect to the Aircraft, the Airframe or any Engine: (i) loss of such property or its use (A) for a period in excess of 60 days due to theft or disappearance or such longer period, not to exceed 180 days from the end of such initial 60-day period, if and so long as the location of such property is known to the Lessee and the Lessee is diligently pursuing recovery of such property, or to the end of the Term, if less (unless such theft or disappearance constitutes an Event of Loss pursuant to (i)(B) or (ii) hereof) or (B) for a period in excess of 60 days due to the destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use by Lessee for any reason whatsoever;
(ii) any damage to such property which results in an insurance settlement with respect to such property on the basis of a total loss, or constructive or compromised total loss; (iii) (1) condemnation, confiscation or seizure of, or requisition of title to such property by the Government, any foreign government or purported government or any agency or instrumentality thereof, or (2) condemnation, confiscation, or seizure of, or requisition or taking of, use of such property (A) by a foreign government or instrumentality or agency of any such foreign government, for a period in excess of 180 days (or such shorter period ending on the earlier of the expiration of the Term or on the date on which an insurance settlement with respect to such property on the basis of a total loss or constructive or compromised total loss shall occur) or (B) by the Government for a period extending beyond the Term; and (iv) as a result of any law, rule, regulation, order or other action by the Aeronautics Authority or other governmental body having jurisdiction, the use of the Aircraft or Airframe in the normal course of air transportation of cargo shall have been prohibited by virtue of a condition affecting all Airbus A300-600 series aircraft equipped with engines of the same make and model as the Engines for a period of twelve (12) consecutive months, unless the Lessee, prior to the expiration of such twelve (12) month period, shall be diligently carrying forward all steps which are necessary or desirable to permit the normal use of the Aircraft or Airframe or, in any event, if such use of the Aircraft or the Airframe shall have been prohibited for a period of twenty-four (24) consecutive months or until the end of the Term, if earlier. The date of such Event of Loss shall be (s) the 61st day or the 241st day, as the case may be, following loss of such property or its use due to theft or disappearance (or the end of the Term or the Lessee's abandonment of diligent efforts to recover such property, if earlier); (t) the 61st day following the date of any destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use; (u) the date of any insurance settlement on the basis of a total loss or constructive or compromised total loss; (v) the date of any condemnation, confiscation, seizure or requisition of title of such property; (w) the 181st day following condemnation, confiscation, seizure or requisition for use of such property by a foreign government referred to in clause (iii)(2)(A) above (or the end of the Term or the date of any insurance settlement described therein, if earlier than such 181st day); (x) the last day of the Term in the case of requisition for use of such property by the Government; (y) the last day of the 12 month or 24 month period, referred to in clause (iv) above (or if earlier, the end of the Term or abandonment of the Lessee's efforts to restore the normal use of the Aircraft). An Event of Loss with respect to the Aircraft shall be deemed to have occurred if any Event of Loss occurs with respect to the Airframe.

         Excepted Payments. Collectively, (i) indemnity, expense, reimbursement or other payments paid or payable by the Lessee in respect of the Owner Participant, the Owner Trustee in its individual capacity or any of their respective successors, permitted assigns, directors, officers, employees, servants and agents or Affiliates, pursuant to the Participation Agreement or any other Operative Agreement or any indemnity hereafter granted to the Owner Participant or the Owner Trustee in its individual capacity pursuant to the Lease or the Participation Agreement, (ii) proceeds of public liability insurance (or government indemnities in lieu thereof) in respect of the Aircraft payable as a result of insurance claims paid for the benefit of, or losses suffered by, the Owner Trustee or the Indenture Trustee in their respective individual capacities or by the Owner Participant, or their respective successors, permitted assigns or Affiliates, (iii) proceeds of insurance maintained with respect to the Aircraft by the Owner Participant (whether directly or through the Owner Trustee) maintained in accordance with
Section 13.05 of the Lease but not required under Article 13 of the Lease,
(iv) payments of Supplemental Rent by the Lessee in respect of any amounts payable under the Tax Indemnity Agreement, (v) any purchase price paid to the Owner Participant for its interest in the Trust Estate pursuant to Section 7.03(d) of the Participation Agreement, (vi) subject to Section 3.05 of the Lease, payments constituting increases in Basic Rent attributable to payments arising pursuant to Section 5 of the Tax Indemnity Agreement, (vii) any payments in respect of interest to the extent attributable to payments referred to in clauses (i) through (vi) above and (viii) any right to demand, collect or otherwise receive and enforce the payment of any amount described in clauses (i) through (v) and (vii) above (except with respect to interest attributable to payments referred to in clause (vi) above).

         Expense; Expenses. Have the meaning specified in Section 9.01(a) of the Participation Agreement.

         Fair Market Renewal Term. A term with respect to which the Lessee has exercised its option to renew the Lease pursuant to the second paragraph of
Section 4.01(a) thereof and with respect to which the conditions set forth in such Section 4.01(a) are met.

         Fair Market Rental. An amount determined on the basis of, and equal in amount to, the rental which would be obtained in an arm's-length transaction between an informed and willing lessee and an informed and willing lessor unaffiliated with such lessee, neither being under any compulsion to lease. In such determination, it shall be assumed that the Aircraft is in the condition required under the Lease in the case of return of the Aircraft pursuant to Article 12 of the Lease and Fair Market Rental shall be determined in accordance with the provisions of Section 4.03 of the Lease.

         Fair Market Value. An amount determined on the basis of, and equal in amount to, the value which would be obtained in an arm's-length transaction between an informed and willing purchaser under no compulsion to buy and an informed and willing seller unaffiliated with such purchaser and under no compulsion to sell, assuming the Aircraft (or other property) is unencumbered by the Lease. In such determination, except for purposes of Section 17.01 of the Lease (when it shall be determined based upon the actual condition and location of the Aircraft), it shall be assumed that the Aircraft is in the condition required under the Lease in the case of return of the Aircraft pursuant to Article 12 of the Lease and Fair Market Value shall be determined in accordance with the provisions of Section 4.03 of the Lease.

         Federal Aviation Administration; FAA. The United States Federal Aviation Administration and any successor agency or agencies thereto.

         Final Drawing. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Fixed Renewal Rent. Semi-annual payments of rent during the Fixed Renewal Term equal to the lesser of (i) Fair Market Rental as determined as of the commencement of such Fixed Renewal Term and (ii) 50% of the average actual semi-annual Basic Rent payable during the Basic Term.

         Fixed Renewal Term. The term with respect to which the Lessee has exercised its option to renew the Lease pursuant to the first paragraph of
Section 4.01(a) thereof and with respect to which the conditions set forth in such Section 4.01(a) are met.

         FPO Price. Has the meaning set forth in Section 4.02(a)(F) of the Lease.

         French Pledge Agreement. The French Pledge Agreement dated as of May 1, 1997 between the Owner Trustee and the Indenture Trustee.

         FSB. First Security Bank, National Association, a national banking association.

         Government. The United States of America or an agency or instrumentality thereof the obligations of which bear the full faith and credit of the United States of America.

         GTA. The General Terms Agreement dated as of July 3, 1991 between the Engine Manufacturer and the Lessee related to the purchase by the Lessee of the Engines as originally executed or as modified, amended or supplemented in accordance with the terms thereof, but only insofar as the General Terms Agreement relates to the Engines, to the extent assigned to the Owner Trustee pursuant to the Engine Warranty Assignment.

         Holder of a Certificate; Certificate Holder; Holder. As of any particular time, the Person in whose name a Certificate shall be registered (but not including the holder of any Pass Through Certificate).

         Indemnitee. Each of SSB, in its individual capacity and as Owner Trustee and Lessor, the Subordination Agent, in its individual capacity and in its capacity as Subordination Agent, each Liquidity Provider, the Owner Participant, the Indenture Trustee, in its individual capacity and as trustee, the Owner Participant Guarantor and any successor (including any trustee which may succeed to the Lessor's interest under the Lease), Affiliate, assign, officer, director, employee, agent and servant of any of the foregoing, the Lessor's Estate and the Trust Indenture Estate. Neither the Pass Through Trustee nor any holder of a Pass Through Certificate shall be deemed to be an Indemnitee.

         Indenture. The Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N670FE), dated as of May 1, 1997, between the Lessor and the Indenture Trustee, as supplemented by the Indenture and Security Agreement Supplement.

         Indenture and Security Agreement Supplement. The Indenture and Security Agreement Supplement No. 1 (Federal Express Corporation Trust No. N670FE) to be dated the Delivery Date, substantially in the form of Exhibit A to the Indenture.

         Indenture Default. Any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Indenture Event of Default.

         Indenture Documents. Has the meaning specified in the Granting Clause of the Indenture.

         Indenture Event of Default.  Each of the events specified in Section
7.01 of the Indenture.

         Indenture Trustee. First Security Bank, National Association, a national banking association, not in its individual capacity but solely as Indenture Trustee under the Indenture.

         Indenture Trustee's Liens. Any Lien against, on or with respect to the Aircraft, the Lessor's Estate or the Trust Indenture Estate or any part thereof resulting from (i) claims against the Indenture Trustee not related to the administration of the Trust Indenture Estate or any transactions pursuant to the Indenture or any document included in the Trust Indenture Estate, (ii) any act or omission of the Indenture Trustee which is not related to the transactions contemplated by the Operative Agreements or is in violation of any of the terms of the Operative Agreements or (iii) Taxes imposed against the Indenture Trustee in its individual capacity in respect of which the Lessee has not indemnified (and is not obligated to indemnify) the Indenture Trustee in such capacity.

         Independent Appraisal.  An appraisal conducted pursuant to Section
4.03 of the Lease.

         Independent Investment Banker. An independent investment banking institution of national standing appointed by the Lessee that is independent in fact, does not have any direct financial interests, or any material indirect financial interest, in the Lessee or any Affiliate of the Lessee, and is not connected with the Lessee or any Affiliate of the Lessee, as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, that if the Indenture Trustee shall not have received written notice of such an appointment at least 10 days prior to the Prepayment Date, "Independent Investment Banker" shall mean such an institution appointed by the Indenture Trustee.

         Intercreditor Agreement. The Intercreditor Agreement dated as of May 1, 1997, among the Pass Through Trustee, the Class A Liquidity Provider, the Class B Liquidity Provider and the Subordination Agent.

         Interest Drawing. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Invoice.  The invoice for the Aircraft given by AVSA to the Lessor.

         Lease. The Lease Agreement (Federal Express Corporation Trust No. N670FE) dated as of May 1, 1997, entered into by the Lessor and the Lessee concurrently with the execution and delivery of the Indenture, including, without limitation, supplementation by one or more Lease Supplements entered into pursuant to the applicable provisions of the Lease.

         Lease Supplement. The Lease Supplement No. 1 (Federal Express Corporation Trust No. N670FE) to be dated the Delivery Date, substantially in the form of Exhibit A to the Lease.

         Lease Term. The period commencing on the Delivery Date and ending at the end of the Basic Term.

         Lessee.  Federal Express Corporation, a Delaware corporation.

         Lessee Documents. Has the meaning set forth in Section 6.01(b) of the Participation Agreement.

         Lessor. State Street Bank and Trust Company of Connecticut, National Association, a national banking association, not in its individual capacity but solely as Owner Trustee under the Trust Agreement.

         Lessor's Estate. All estate, right, title and interest of the Owner Trustee in and to the Collateral Account, the Liquid Collateral, the Aircraft, the Lease, any Lease Supplement, the Participation Agreement, AVSA's FAA Bill of Sale, AVSA's Warranty Bill of Sale, the Airbus Guaranty, the Purchase Agreement, the Purchase Agreement Assignment, the Consent and Agreement, the AVSA Consent and Agreement, the Consent and Guaranty (to the extent assigned by the Purchase Agreement Assignment), any Ancillary Agreement, the GTA, the Engine Warranty Assignment, the Engine Consent, any warranty with respect to the Airframe and the Engines, all amounts of Basic Rent and Supplemental Rent, including without limitation, insurance proceeds (other than insurance proceeds payable to or for the benefit of the Owner Trustee in its individual capacity or the Owner Participant) and requisition, indemnity or other payments of any kind for or with respect to the Aircraft (except amounts owing to the Owner Participant, to the Indenture Trustee, to the Owner Trustee in its individual capacity, or to any of their respective directors, officers, employees and agents pursuant to Articles 8 and 9 of the Participation Agreement), and all other property of the Owner Trustee purportedly subjected to the Lien of the Indenture by the Granting Clause thereof; provided that in no event shall "Lessor's Estate" include any Excepted Payment.

         Lessor's Liens. Liens against, on or with respect to the Aircraft, the Lessor's Estate or the Trust Indenture Estate or any part thereof, title thereto or any interest therein arising as a result of (i) claims against the Lessor, in its individual capacity or as Owner Trustee, or the Owner Participant, in each case not related to the transactions contemplated by the Operative Agreements, (ii) acts or omissions of the Lessor in its individual capacity or as Owner Trustee, and, in the case of the Lessor in its individual capacity, arising from its gross negligence or willful misconduct or expressly prohibited under the Operative Agreements and any act or omission of the Owner Participant which is in violation of any of the terms of the Operative Agreements, (iii) Taxes or Expenses imposed against the Lessor, in its individual capacity or as Owner Trustee, Owner Participant, Lessor's Estate or the trust created by the Trust Agreement which are not required to be indemnified against by the Lessee pursuant to the Participation Agreement by reason of Section 8.01(b) or 9.01(b) thereof and which are not required to be indemnified against by the Lessee pursuant to the Tax Indemnity Agreement, or
(iv) claims against the Lessor or the Owner Participant arising from the voluntary transfer by the Lessor or the Owner Participant of its interests in the Aircraft other than a transfer of the Aircraft pursuant to Section 4.02(a) or Article 10 or 11 of the Lease and other than a transfer pursuant to the exercise of the remedies set forth in Article 17 of the Lease.

         Lien. Any mortgage, pledge, lien, charge, encumbrance, lease or security interest or other similar interest.

         Liquid Collateral. All amounts and securities deposited from time to time in the Collateral Account and all the products, investments, earnings and proceeds of the foregoing, including, but not limited to, all proceeds of the investment or conversion thereof, voluntary or involuntary, into cash, Specified Investments or other property, all rights to payment of any and every kind, and other forms of obligations, and instruments and other property which at any time constitute all or part or are included in the proceeds of any of the foregoing.

         Liquidity Facility. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Liquidity Provider. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Losses. Has the meaning specified in Section 17.02(a) of the Participation Agreement.

         Loss Payee. Has the meaning specified in Section 13.02(b)(i) of the Lease.

         Majority in Interest of Certificate Holders. As of a particular date of determination, the Holders of more than 50% of the aggregate unpaid principal amount of all Certificates outstanding as of such date excluding for purposes of this definition any Certificates held by (i) the Owner Trustee or the Owner Participant or any interests of the Owner Participant unless all Certificates then outstanding shall be held by the Owner Participant, (ii) the Lessee or (iii) any Affiliate of any thereof.

         Make-Whole Premium. An amount determined as of the day before the applicable Prepayment Date (or date of purchase, as the case may be) which an Independent Investment Banker determines to be equal to the excess, if any, of
(i) the present value of the remaining scheduled payments of such principal amount or portion thereof and interest thereon (excluding interest accrued from the immediately preceding Payment Date to such Prepayment Date or date of purchase, as the case may be) to the Maturity of such Certificate in accordance with generally accepted financial practices assuming a 360-day year consisting of twelve 30-day months at a discount rate equal to the Treasury Yield, all as determined by the Independent Investment Banker over (ii) the outstanding principal amount of such Certificate plus accrued interest.

         Manufacturer. Airbus Industrie G.I.E., a groupement d'interet economique formed under the laws of France.

         Maturity. With respect to any Certificate, the date on which the final principal amount of such Certificate is scheduled to be due and payable.

         Moody's.  Moody's Investors Service, Inc.

         Net Present Value of Rents. The net present value, as of the Delivery Date, of Basic Rent set forth in Schedule II of the Lease, discounted at a rate equal to the Debt Rate per annum compounded semi-annually.

         Non-U.S. Person.  Any Person other than a U.S. Person.

         Obsolete Parts. Parts which are severable from the Aircraft in accordance with clauses (ii) and (iii) of the proviso to Section 9.02(b) of the Lease and the Lessee in good faith determines to be obsolete or no longer suitable or appropriate for use on the Airframe or any Engine.

         Officer's Certificate. When delivered pursuant to the Indenture, a certificate signed by a Responsible Officer of the Lessee or the Owner Trustee, as the case may be, and delivered to the Indenture Trustee. Each such certificate shall include the statements provided for in Section 15.07 of the Indenture.

         Operative Agreements. The Participation Agreement, the Trust Agreement, AVSA's FAA Bill of Sale, AVSA's Warranty Bill of Sale, the Airbus Guaranty, the Purchase Agreement, the Purchase Agreement Assignment, the GTA, the Engine Warranty Assignment, the French Pledge Agreement, the Lease, the Lease Supplement, the Owner Participant Guaranty, the Owner Trustee Guaranty, if any, any Ancillary Agreement entered into by or with the written consent of the Indenture Trustee, which by its terms is an Operative Agreement, the Certificates outstanding at the time of reference, the Indenture, the Indenture and Security Agreement Supplement, the Consent and Agreement, the AVSA Consent and Agreement, the Consent and Guaranty (to the extent assigned by the Purchase Agreement Assignment), the Engine Consent, the Tax Indemnity Agreement, each Liquidity Facility, the Intercreditor Agreement, the Collateral Account Control Agreement and any Assignment and Assumption Agreement.

         Opinion of Counsel. When delivered pursuant to the Indenture, a written opinion of legal counsel, who in the case of counsel (a) for the Lessee may be (i) an attorney employed by the Lessee who is generally empowered to deliver such written opinions, (ii) Davis Polk & Wardwell or a successor firm or (iii) other counsel designated by the Lessee and reasonably satisfactory to the Indenture Trustee and (b) for the Owner Trustee or the Indenture Trustee, an attorney selected by such Person and, in the case of the Owner Trustee, reasonably satisfactory to the Indenture Trustee.

         Outstanding. When used with respect to Certificates, as of the date of determination and subject to the provisions of Section 10.04 of the Indenture, all Certificates theretofore executed and delivered under the Indenture, with the exception of the following:

         (i) Certificates theretofore cancelled by the Indenture Trustee or delivered to the Indenture Trustee for cancellation pursuant to
         Section 2.08 of the Indenture or otherwise;

         (ii) Certificates for which prepayment money in the necessary amount has been theretofore deposited with the Indenture Trustee in trust for the Holders of such Certificates pursuant to Section 14.01 of the Indenture; provided, that if such Certificates are to be prepaid, notice of such prepayment has been duly given pursuant to the Indenture or provision therefor satisfactory to the Indenture Trustee has been made; and

         (iii) Certificates in exchange for or in lieu of which other Certificates have been executed and delivered pursuant to Article II of the Indenture.

         Owner Participant. The trustor originally named in the Trust Agreement and any successor thereto, and any Person to which the Owner Participant transfers, in accordance with the Trust Agreement, its right, title and interest in and to the Operative Agreements and the Lessor's Estate.

         Owner Participant Guarantor. Philip Morris Capital Corporation, a Delaware corporation, and any other provider of an Owner Participant Guaranty.

         Owner Participant Guaranty. The Owner Participant Guaranty dated the Certificate Closing Date by the Owner Participant Guarantor in favor of the Lessee, the Owner Trustee, the Indenture Trustee and the Pass Through Trustee, and any guaranty delivered in compliance with Section 7.03(d) of the Participation Agreement.

         Owner Trustee. SSB, not in its individual capacity except as otherwise expressly stated, but solely as Owner Trustee under the Trust Agreement.

         Owner Trustee Guarantor.  The provider of an Owner Trustee Guaranty.

         Owner Trustee Guaranty.  Any guaranty delivered in compliance with
Section 11.01(b)(ii) of the Participation Agreement.

         Owner's Economic Return. The Owner Participant's anticipated net after-tax book yield and aggregate after-tax cash during the Basic Term utilizing the multiple investment sinking fund method of analysis, computed on the basis of the same methodology and assumptions as were utilized by the Owner Participant in determining Basic Rent, Stipulated Loss Value and Termination Value percentages, as the case may be, as such assumptions may be adjusted for events which have been the basis of adjustments to Rent pursuant to Section 3.04 of the Lease.

         Participation Agreement. The Participation Agreement (Federal Express Corporation Trust No. N670FE), dated as of May 1, 1997, among the Lessee, the Owner Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as owner trustee, the Owner Participant, the Indenture Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as indenture trustee, the Pass Through Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as pass through trustee and the Subordination Agent not in its individual capacity except as otherwise expressly provided therein, but solely as subordination agent.

         Parts. All appliances, parts, components, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature (other than complete Engines or engines) which may from time to time be incorporated or installed in or attached to the Airframe or any Engine or title to which remains vested in the Lessor pursuant to Article 8 of the Lease.

         Pass Through Agreement. The Pass Through Trust Agreement dated as of May 1, 1997 between the Lessee and the Pass Through Trustee.

         Pass Through Certificates. Any of the Pass Through Certificates, 1997-1-A, the Pass Through Certificates, 1997-1-B or the Pass Through Certificates, 1997-1-C, in each case as issued by the related Pass Through Trust; and "Pass Through Certificates" means all of the Pass Through Certificates issued by each of the Pass Through Trusts.

         Pass Through Closing Date. The Business Day on which the sale of the Pass Through Certificates to the Underwriters pursuant to the Underwriting Agreement takes place.

         Pass Through Trust. The Federal Express Corporation 1997-1 Pass Through Trust Class A, Federal Express Corporation 1997-1 Pass Through Trust Class B and Federal Express Corporation 1997-1 Pass Through Trust Class C, in each case formed pursuant to the related Series Supplement in accordance with the Pass Through Agreement; and "Pass Through Trusts" means all of such Pass Through Trusts.

         Pass Through Trustee. First Security Bank, National Association, a national banking association, in its capacity as Pass Through Trustee under the Pass Through Agreement and each Pass Through Trust.

         Past Due Rate. In respect of (A) any amount payable to the Owner Participant or the Owner Trustee a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to 2% plus the Debt Rate and (B) any principal of or interest on any Certificate or any other amount payable under the Indenture, any Certificate or any other Operative Agreement that is not paid when due (whether at Maturity, by acceleration, by optional or mandatory prepayment or otherwise) to any Holder, the Indenture Trustee or the Pass Through Trustee, a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to (i) in the case of any such amount payable to the Holder of any Certificate, 2% plus the interest rate applicable to such Certificate and (ii) in the case of any other such amount, 2% plus the Debt Rate.

         Payment Date.  Each January 15 and July 15 commencing on July 15,
1997.

         Payment Default. Any event specified in Section 16.01(a) or 16.01(b) of the Lease which with the giving of notice or lapse of time or both would constitute an Event of Default.

         Permitted Investments. Those investments enumerated in Section 23.01(a) (i), (ii), (iii) and (iv) of the Lease.

         Person. Any individual, sole proprietorship, partnership, joint venture, joint stock company, trust, unincorporated organization, association, corporation, institution, entity or government (federal, state, local, foreign or any agency, instrumentality, division or body thereof).

         Preliminary Notice. Has the meaning specified in Section 4.01(a) of the Lease.

         Premium Termination Date. With respect to the Series A Certificates, December 27, 2011, with respect to the Series B Certificates, February 5, 2010 and with respect to the Series C Certificates, March 22, 2007.

         Prepayment Date. Has the meaning specified in Section 6.02(b) of the Indenture.

         Prepayment Price. Has the meaning specified in Section 6.02(b) of the Indenture.

         Principal Amount. With respect to a Certificate means the stated original principal amount of such Certificate and, with respect to all Certificates, means the aggregate stated original principal amounts of all Certificates.

         Property.   Any right or interest in or to property of any kind
whatsoever, whether real, personal or mixed and whether tangible or intangible.

         Proposed Termination Date. The proposed date of termination of the Lease as specified by the Lessee in its notice given pursuant to Section 10.01 thereof.

         Purchase Agreement. The Airbus A300-600R Freighter Purchase Agreement, dated as of July 3, 1991 between AVSA and the Lessee, including all exhibits, appendices and letter agreements attached thereto as originally executed or as modified, amended or supplemented in accordance with the terms thereof, but only to the extent that the foregoing relates to the Aircraft and to the extent assigned pursuant to the Purchase Agreement Assignment.

         Purchase Agreement Assignment. The Purchase Agreement Assignment (Federal Express Corporation Trust No. N670FE), dated as of May 1, 1997 between the Lessor and the Lessee.

         Purchase Price.  Has the meaning specified in Ancillary Agreement II.

         Record Date. With respect to Payment Dates under the Indenture (except a date for payment of defaulted interest), December 31 for January 15 Payment Dates and June 30 for July 15 Payment Dates, whether or not such date is a Business Day.

         Recourse Amount. Has the meaning specified in Section 17.10 of the Participation Agreement.

         Refinancing.  A non-recourse loan to the Lessor arranged pursuant to
Section 15.01 of the Participation Agreement.

         Register.  Has the meaning set forth in Section 3.02 of the Indenture.

         Registrar. Has the meaning set forth in Section 3.02 of the Indenture.

         Regulation D. Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

         Related Indentures. Collectively, the Trust Indenture and Security Agreement for each of Federal Express Corporation Trust Nos. N671FE, N672FE, N673FE, N674FE, N583FE and N584FE, each dated as of May 1, 1997, between the Owner Trustee and the Indenture Trustee, the Trust Indenture and Security Agreement for Federal Express Corporation Trust No. N581FE, dated as of May 1, 1997, between Wilmington Trust Company, as owner trustee and the Indenture Trustee, and the Trust Indenture and Security Agreement for Federal Express Corporation Trust No. N587FE, dated as of December 1, 1996, as amended and restated as of May 1, 1997, between Wilmington Trust Company, as owner trustee and the Indenture Trustee.

         Remaining Weighted Average Life. On a given date with respect to any Certificate the number of days equal to the quotient obtained by dividing (i) the sum of each of the products obtained by multiplying (a) the amount of each then remaining scheduled payment of principal of such Certificate by (b) the number of days from and including such prepayment date to but excluding the dates on which each such payment of principal is scheduled to be made; by (ii) the then outstanding principal amount of such Certificate.

         Renewal Rent. The amount payable by the Lessee as rent in accordance with Section 4.01 of the Lease during any Renewal Term.

         Renewal Term. One or more terms with respect to which the Lessee has exercised its option to renew the Lease pursuant to Section 4.01(a) thereof.

         Rent. All payments due from the Lessee under the Lease as Basic Rent, Renewal Rent and Supplemental Rent, collectively.

         Rent Payment Date. September 2, 2020 and each January 15 and July 15 commencing on July 15, 1997.

         Reoptimization Date. Has the meaning specified in Section 15.02(a) of the Participation Agreement.

         Replacement Aircraft. Any aircraft substituted for the Aircraft pursuant to Section 11.03(a) of the Lease.

         Replacement Airframe. Has the meaning set forth in Section 11.03 of the Lease.

         Replacement Engine. A General Electric CF6-80C2-A5F engine (or an engine of the same or another manufacturer) of equal or greater value, airworthiness, remaining useful life and utility as the Engine being replaced, together with all Parts relating to such engine; provided, however, that if such replacement engine is not a General Electric CF6-80C2-A5F engine, such replacement engine must then be commonly used in the commercial aviation industry on Airbus A300-600 airframes.

         Responsible Officer. With respect to the Owner Trustee (except for purposes of the Trust Agreement in which case the definition of Responsible Officer set forth in Section 3.10 of the Trust Agreement is applicable) or the Indenture Trustee, any officer in its Corporate Trust Administration, as the case may be, designated by such Person to perform obligations under the Operative Agreements, and with respect to any other party, any corporate officer or (except in the case of the Owner Participant) other employee of a party who, in the normal performance of his or her operational responsibilities, with respect to the subject matter of any covenant, agreement or obligation of such party pursuant to any Operative Agreement, would have responsibility for and knowledge of such matter and the requirements of any Operative Agreement with respect thereto.

         S&P.  Standard & Poor's Ratings Group.

         Scheduled Delivery Date. The Delivery Date specified in the Delivery Notice pursuant to Section 3.01 of the Participation Agreement.

         SEC. The Securities and Exchange Commission of the United States and any successor agencies or authorities.

         Secured Obligations. Has the meaning specified in the Granting Clause of the Indenture.

         Securities Act.  The Securities Act of 1933, as amended.

         Series "A" or "Series A Certificates". Certificates issued and designated as "Series A" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series A".

         Series "B" or "Series B Certificates". Certificates issued and designated as "Series B" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series B".

         Series "C" or "Series C Certificates". Certificates issued and designated as "Series C" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series C".

         Series Supplement or Series Supplements. The Series Supplement 1997-1-A to be executed and delivered by the Lessee and the Pass Through Trustee, the Series Supplement 1997-1-B to be executed and delivered by the Lessee and the Pass Through Trustee or the Series Supplement 1997-1-C to be executed and delivered by the Lessee and the Pass Through Trustee.

         Sinking Fund Redemption Date.  Has the meaning specified in Section
6.06 of the Indenture.

         Sinking Fund Redemption Price.  Has the meaning specified in Section
6.06 of the Indenture.

         Special Aviation Counsel.  Daugherty, Fowler & Peregrin.

         Specified Investments. Shall mean (a) direct obligations of the United States of America or obligations fully guaranteed by the United States of America; (b) commercial paper rated A-1/P-1 by S&P and Moody's, respectively or, if such ratings are unavailable, rated by any nationally recognized rating organization in the United States equal to the highest rating assigned by such rating organization; (c) investments in negotiable certificates of deposit, time deposits, banker's acceptances, commercial paper or other direct obligations of, or obligations guaranteed by, commercial banks organized under the laws of the United States or of any political subdivision thereof (or any U.S. branch of a foreign bank) with issuer ratings of at least B/C by Thomson Bankwatch, having maturities no later than 90 days following the date of such investment; (d) overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers; or
(e) overnight repurchase agreements with respect to the securities described in clause (a) above entered into with an office of a bank or trust company which is located in the United States of America or any bank or trust company which is organized under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $500 million.

         SSB. State Street Bank and Trust Company of Connecticut, National Association, a national banking association.

         Stipulated Loss Value. As of any Stipulated Loss Value Determination Date during the Basic Term, the amount determined by multiplying the Purchase Price by the percentage set forth in Schedule III of the Lease under the heading "Stipulated Loss Value Factor" opposite such date (as such Schedule III may be adjusted from time to time as provided in Section 3.04 of the Lease), and during any Renewal Term, the amount determined pursuant to Section 4.01(b) of the Lease. Notwithstanding any other provisions of the Lease or the Participation Agreement or the Indenture, each Stipulated Loss Value for the Aircraft shall be, under any circumstances and in any event, an amount, together with so much of the arrears portion of Basic Rent due and owing through the date of payment of Stipulated Loss Value as does not constitute an Excepted Payment, at least sufficient to pay in full as of such date of payment the aggregate unpaid principal amount of and accrued interest on the Certificates outstanding on such date of payment. Subject to the immediately preceding sentence, it is understood and agreed that the amounts set forth on
Schedule III of the Lease, for dates other than Rent Payment Dates on which arrears Basic Rent is due, fully reflect appropriate Basic Rent accruals and credits of unearned Basic Rent through such date and, accordingly, no further accrual or credit shall be required through such date whenever Stipulated Loss Value is to be calculated with reference to any such date; provided that if amounts in respect of Stipulated Loss Value are payable under the Operative Agreements after the Stipulated Loss Determination Date in respect of which such Stipulated Loss Value was determined, the Lessor shall be compensated during the period from the Stipulated Loss Determination Date to such payment date in accordance with the provisions of the Operative Agreements.

         Stipulated Loss Value Determination Date.  Each date set forth on
Schedule III of the Lease.

         Subordination Agent.   First Security Bank, National Association, a
national banking association, not in its individual capacity but solely as Subordination Agent.

         Supplemental Rent. (a) All amounts, liabilities and obligations which the Lessee assumes or agrees to perform or pay under the Lease or under the Participation Agreement or Tax Indemnity Agreement or any Ancillary Agreement or any other Operative Agreement to the Lessor, the Owner Participant, the Indenture Trustee, the Subordination Agent, any Liquidity Provider or others, including, without limitation, payments of Stipulated Loss Value, FPO Price and amounts calculated by reference to Termination Value, any amounts of Make-Whole Premium payable under the Indenture to the extent provided in Section 3.03 of the Lease, and all amounts required to be paid by Lessee under the agreements, covenants and indemnities contained in the Lease or in the Participation Agreement or the Tax Indemnity Agreement or any other Operative Agreement, but excluding Basic Rent and (b) all amounts that the Owner Trustee is obligated to pay in accordance with clause (b) of the last paragraph of Section 2.04 of the Indenture.

          Tax. Has the meaning set forth in Section 8.01(a) of the Participation Agreement.

          Tax Indemnity Agreement. The Tax Indemnity Agreement (Federal Express Corporation Trust No. N670FE), dated as of May 1, 1997, between the Lessee and the Owner Participant.

         Term. The Basic Term of the lease for the Aircraft under the Lease and, if renewed pursuant to Section 4.01 of the Lease, each Renewal Term for the Aircraft for which the Lease is renewed, or such earlier date on which the Lease is terminated pursuant to its terms.

         Termination Date. A Rent Payment Date during the Basic Term that is on or after December 31, 2004 in the case of Article 10 of the Lease, and in the case of (i) Section 4.02(a)(A) of the Lease, the Rent Payment Date falling on January 15, 2016, (ii) Section 4.02(a)(D) or (E) of the Lease, a Rent Payment Date that is on or after the seventh anniversary of the Delivery Date and (iii) Section 4.02(a)(F) of the Lease, the last day of the Basic Term.

         Termination Value. As of any Termination Date, the amount determined by multiplying the Purchase Price by the percentage set forth in Schedule IV of the Lease under the heading "Termination Value Factor" opposite such Termination Date (as such Schedule IV may be adjusted from time to time as provided in Section 3.04 of the Lease). Notwithstanding any other provisions of the Lease, the Participation Agreement or the Indenture, each Termination Value shall be, under any circumstances and in any event, an amount, together with so much of the arrears portion of Basic Rent due and owing through the date of payment of any amount calculated by reference to Termination Value as does not constitute an Excepted Payment, at least sufficient to pay in full as of such date of payment the aggregate unpaid principal amount of and accrued interest on the Certificates outstanding on such date of payment. Subject to the immediately preceding sentence, it is understood and agreed that the amounts set forth on Schedule IV of the Lease, for dates other than Rent Payment Dates on which arrears Basic Rent is due, fully reflect appropriate Basic Rent accruals and credits of unearned Basic Rent through such date and, accordingly, no further accrual or credit shall be required through such date whenever Termination Value is to be calculated with reference to any such date; provided that if amounts in respect of Termination Value are payable under the Operative Agreements after the Termination Date in respect of which such Termination Value was determined, the Lessor shall be compensated during the period from the Termination Date to such payment date in accordance with the provisions of the Operative Agreements.

         Transaction Costs. Those costs and expenses set forth in Section 10.01(a) of the Participation Agreement.

         Transportation Code. Title 49 of the United States Code, as amended and in effect on the date of the Lease or as subsequently amended, or any successor or substituted legislation at the time in effect and applicable, and the regulations promulgated pursuant thereto.

         Treasury Yield. At the time of determination with respect to any Certificate, the interest rate (expressed as a semi-annual equivalent and as a decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the semi-annual yield to maturity for United States Treasury securities maturing on the Average Life Date on such Certificate and trading in the public securities markets either as determined by interpolation between the most recent weekly average yield to maturity for two series of United States Treasury securities, trading in public securities markets, (i) one maturing as close as possible to, but earlier than, the Average Life Date of such Certificate and (ii) the other maturing as close as possible to, but later than, the Average Life Date of such Certificate. In each case as published in the most recent H.15(519) or, if a weekly average yield to maturity for United States Treasury securities maturing on the Average Life Date of such Certificate is reported on the most recent H.15 (519), such weekly average yield to maturity as published in such H.15(919). "H.15(519)" means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System. The date of determination of a Make-Whole Premium will be the third Business Day prior to the applicable prepayment date and the "most recent H.15(519)" means the H.15(519) published prior to the close of business on the third Business Day prior to the applicable prepayment date.

         Trust Agreement. The Trust Agreement (Federal Express Corporation Trust No. N670FE), dated as of May 1, 1997, between the Owner Participant and the Owner Trustee in its individual capacity.

         Trust Estate.  The Lessor's Estate.

         Trust Indenture Act.  The Trust Indenture Act of 1939, as amended.

         Trust Indenture Estate. All estate, right, title and interest of the Indenture Trustee in and to any of the property, rights, interests and privileges granted to the Indenture Trustee pursuant to the Granting Clause of the Indenture, other than Excepted Payments and any and all other rights of the Owner Trustee or the Owner Participant expressly reserved to the Owner Trustee or the Owner Participant pursuant to the Indenture.

         Underwriters. Morgan Stanley & Co. Incorporated, First Chicago Capital Markets, Inc., Goldman, Sachs & Co. and J.P. Morgan & Co.

         Underwriting Agreement. The Underwriting Agreement dated May 22, 1997 among the Lessee and the Underwriters.

         United States, U.S. or US.  The United States of America.

         U.S. Air Carrier. Any United States air carrier as to which there is in force a certificate issued pursuant to Section 41102(a) or Section 41103 of the Transportation Code, and as to which there is in force an air carrier operating certificate issued pursuant to Chapter 447 of the Transportation Code and Part 121 of the regulations under such Transportation Code, for aircraft capable of carrying ten (10) or more individuals or 6,000 pounds or more of cargo, or which may operate as an air carrier by certification or otherwise under any successor or substitute provision thereof or in absence thereof.

         U.S. Person.  A Person described in Section 7701(a)(30) of the Code.

                                 SCHEDULE II


                                  BASIC RENT
                      (As a Percentage of Purchase Price)


             Rent
           Payment
             Date                   Advance                  Arrears
           -------                  -------                  -------

               [On each Payment Date, Lessee will pay as Basic Rent an amount that will be at least sufficient to pay in full, as of such Payment Date, the aggregate unpaid principal amount of due and unpaid installments on the Certificates outstanding on such Payment Date, together with the accrued and unpaid interest thereon.]

                                 SCHEDULE III

                            STIPULATED LOSS VALUES


                                                   Stipulated Loss
          Date                                        Value Factor


               [Stipulated Loss Value will be an amount at least sufficient to pay in full, as of the date of payment thereof, the aggregate unpaid principal amount of the Certificates outstanding on such date of payment, together with the accrued and unpaid interest thereon.]

                                  SCHEDULE IV

                              TERMINATION VALUES


         Termination                                     Termination
            Date                                         Value Factor


               [Termination Value will be an amount at least sufficient to pay in full, as of the date of payment thereof, the aggregate unpaid principal amount of the Certificates outstanding on such date of payment, together with the accrued and unpaid interest thereon.]

                                 SCHEDULE V

                           PURCHASE OPTION SCHEDULE


                                                                    Exhibit A
                                                                           to
                                                              Lease Agreement
                                                              ---------------



              THE INTEREST OF LESSOR UNDER THIS LEASE SUPPLEMENT
                   NO. __ IS SUBJECT TO A SECURITY INTEREST

                            LEASE SUPPLEMENT NO. __
                (Federal Express Corporation Trust No. N670FE)


         LEASE SUPPLEMENT NO. __ (Federal Express Corporation Trust No. N670FE), dated ________ __, ____, between STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement (Federal Express Corporation Trust No. N670FE) dated as of May 1, 1997 (the "Lessor"), and FEDERAL EXPRESS CORPORATION, a Delaware corporation (the "Lessee").


                             W I T N E S S E T H :

         WHEREAS, the Lessor and the Lessee have entered into that certain Lease Agreement (Federal Express Corporation Trust No. N670FE) dated as of May 1, 1997 (the "Lease", the defined terms in the Lease being used in this Lease Supplement with the same meaning as in the Lease), which provides for the execution and delivery of a Lease Supplement, substantially in the form of this Lease Supplement No. __, for the purpose of leasing under the Lease the aircraft and engines described below ("Aircraft") as and when delivered by the Lessor to the Lessee in accordance with the terms of the Lease;

         WHEREAS, the Lease relates to the Aircraft;

         WHEREAS, a counterpart of the Lease is attached to and made a part of this Lease Supplement, and this Lease Supplement, together with such attachment, is being filed for recordation on this date with the FAA as one document.

         NOW, THEREFORE, for and in consideration of the premises and other good and sufficient consideration, the Lessor and the Lessee agree as follows:

         Section 1. Delivered Aircraft. The Lessor hereby delivers and leases to the Lessee under the Lease, and the Lessee hereby accepts and leases from the Lessor under the Lease, the following described Airbus A300F4-605R Aircraft (the "Delivered Aircraft"), which Delivered Aircraft as of the date of this Lease Supplement consists of the following:

         (a) Airbus A300F4-605R Airframe; U.S. Registration Number ______; Manufacturer's Serial No. ___; and

         (b) Two (2) General Electric CF6-80C2-A5F Engines bearing, respectively, Manufacturer's Serial Nos. ___-___ and ___-___ (each of which engines has 750 or more rated takeoff horsepower or the equivalent of such horsepower).

         Section 2. Delivery Date. The Delivery Date of the Delivered Aircraft is the date of this Lease Supplement.

         Section 3. Purchase Price. The Purchase Price of the Delivered Aircraft shall be the amount set forth in Ancillary Agreement II.

         Section 4. Term. The Term for the Delivered Aircraft shall commence on the Delivery Date, and shall terminate on ______, ____, unless earlier terminated or extended pursuant to the terms of the Lease.

         Section 5. Rent. The Lessee hereby agrees to pay the Lessor Rent for the Delivered Aircraft throughout the Term thereof in accordance with the terms and provisions of the Lease.

         Section 6. Lessee's Acceptance of Delivered Aircraft. The Lessee hereby confirms to the Lessor that the Delivered Aircraft has been duly marked in accordance with Section 7.03 of the Lease and that the Lessee has accepted the Delivered Aircraft for all purposes hereof and of the Lease, and as being free and clear of all Liens except Lessor's Liens. Such acceptance by the Lessee shall be without prejudice to any rights of the Lessor or the Lessee against AVSA, the Manufacturer, the Engine Manufacturer or any vendor of equipment included in the Aircraft.

         Section 7. Incorporation of Lease By Reference. All the provisions of the Lease are hereby incorporated by reference in this Lease Supplement to the same extent as if fully set forth in this Lease Supplement.

         Section 8. Governing Law. THIS LEASE SUPPLEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE BUT WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS, AND IS BEING DELIVERED IN THE STATE OF NEW YORK.

         Section 9. Agreement as Chattel Paper. To the extent that this Lease Supplement constitutes chattel paper (as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction), no security interest in this Lease Supplement may be created through the transfer or possession of any counterpart other than the original chattel-paper counterpart, which shall be the counterpart containing the receipt executed by the Indenture Trustee on its signature page.

         Section 10. Counterparts. This Lease Supplement may be executed in any number of counterparts, each of which shall be an original (except that only the counterpart bearing the receipt executed by Indenture Trustee shall be the original for purposes of perfecting a security interest therein as chattel paper under the Uniform Commercial Code), but all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Lease Supplement by signing any such counterpart.

         IN WITNESS WHEREOF, the Lessor and the Lessee have caused this Lease Supplement to be duly executed as of the day and year first above written.


LESSOR: STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Owner Trustee


                                   By: __________________________________
                                       Name:  Paul D. Allen
                                       Title: Vice President



LESSEE:                            FEDERAL EXPRESS CORPORATION


                                   By: ___________________________________
                                       Name:  Robert D. Henning
                                       Title: Assistant Treasurer and
                                              Managing Director -
                                              Structured Finance


         Receipt of this original counterpart of the Lease Supplement is hereby acknowledged on this ___ day of ______ ____.


Indenture Trustee:                 FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                                   not in its individual capacity,
                                   but solely as Indenture Trustee


                                   By: _____________________________________
                                       Name:  Greg A. Hawley
                                       Title: Vice President



                                                                    Exhibit B
                                                                           to
                                                              Lease Agreement
                                                              ---------------



                         PURCHASE AGREEMENT ASSIGNMENT
                (Federal Express Corporation Trust No. N670FE)


         PURCHASE AGREEMENT ASSIGNMENT (Federal Express Corporation Trust No. N670FE), dated as of May 1, 1997 between FEDERAL EXPRESS CORPORATION, a Delaware corporation (the "Assignor" or "Lessee"), and STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity but solely as Owner Trustee ("SSB" or the "Lessor") under the Trust Agreement (Federal Express Corporation Trust No. N670FE), dated as of May 1, 1997 (as amended, modified or supplemented from time to time, the "Trust Agreement"), between PMCC Leasing Corporation (the "Owner Participant") and SSB.

                             W I T N E S S E T H :

         WHEREAS, the Assignor and AVSA (as hereinafter defined) are parties to the Purchase Agreement (as hereinafter defined), providing, among other things, for the delivery by AVSA to the Assignor of certain aircraft, including the Aircraft (as hereinafter defined) covered by the Participation Agreement (as hereinafter defined); and

         WHEREAS, pursuant to the Consent and Guaranty (as hereinafter defined), the Guarantor (as hereinafter defined) has agreed, among other things, to unconditionally guarantee the due and punctual performance by AVSA of all of its liabilities and obligations as set forth in the Purchase Agreement; and

         WHEREAS, pursuant to the Lease (as hereinafter defined), the Lessor will lease the Aircraft to the Assignor; and

         WHEREAS, on the terms and conditions hereof and of the Consents and Agreements (as hereinafter defined), (a) the Assignor desires to assign to the Lessor (i) the Assignor's right under the Purchase Agreement and the Consent and Guaranty (insofar as it relates to the Purchase Agreement) to purchase the Aircraft and (ii) certain of the Assignor's remaining rights, title and interests in, to and under the Purchase Agreement and the Consent and Guaranty (insofar as they relate to the Purchase Agreement and the Aircraft) and (b) the Lessor desires to accept the assignments and, except as otherwise provided herein, to assume the obligations of the "Buyer" under the Purchase Agreement, to the extent assigned to it pursuant hereto; and

         WHEREAS, pursuant to the Indenture (as hereinafter defined), the Lessor will assign, inter alia, its rights hereunder to the Indenture Trustee (as hereinafter defined) to the extent set forth therein; and

         WHEREAS, such assignments and acceptances are intended to permit consummation of the transactions contemplated by the Participation Agreement; and

         WHEREAS, AVSA and the Guarantor are willing to execute and deliver their respective Consents and Agreements;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

         1. Defined Terms. For all purposes of this Assignment, except as otherwise expressly provided or unless the context otherwise requires, the following terms shall have the following meanings:

         "Aircraft" shall mean the Airbus A300F4-605R Freighter aircraft, bearing manufacturer's serial number 777, delivered under the Purchase Agreement, including the two General Electric Model CF6-80C2A5 (Fadec equipped) engines installed on such aircraft on the date of delivery thereof pursuant to the Purchase Agreement.

         "AVSA" shall mean AVSA, S.A.R.L., a French societe a responsabilite limitee, and its successors and assigns.

         "AVSA Consent and Agreement" shall mean the Consent and Agreement of AVSA attached hereto, as amended, modified or supplemented from time to time.

         "Bill of Sale" shall mean the bill of sale for the Aircraft to be delivered by AVSA.

         "Certificates" shall have the meaning ascribed thereto in the Participation Agreement.

         "Consent and Guaranty" shall mean the Consent and Guaranty of the Guarantor attached to the Purchase Agreement, together with all amendments, waivers, and consents heretofore entered into or heretofore granted thereunder and delivered to the Lessor.

         "Consents and Agreements" shall mean the AVSA Consent and Agreement and the Guarantor Consent and Agreement.

         "Delivery Date" shall have the meaning ascribed thereto in the Purchase Agreement with respect to the Aircraft.

         "Guarantor" shall mean Airbus Industrie G.I.E., a French groupement d'interet economique, and its successors and assigns.

         "Guarantor Consent and Agreement" shall mean the Consent and Agreement of the Guarantor attached hereto, as amended, modified or supplemented from time to time.

         "Indenture" shall mean the Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N670FE), dated as of May 1, 1997, between the Lessor and the Indenture Trustee, as amended, modified or supplemented from time to time.

         "Indenture Trustee" shall mean First Security Bank, National Association, not in its individual capacity but solely as Indenture Trustee under the Indenture and each other person which may from time to time be acting as successor trustee under the Indenture.

         "Lease" shall mean the Lease Agreement (Federal Express Corporation Trust No. N670FE), dated as of May 1, 1997, between the Lessor and the Assignor, as amended, modified or supplemented from time to time.

         "Participation Agreement" shall mean the Participation Agreement (Federal Express Corporation Trust No. N670FE), dated as of May 1, 1997, among the Assignor, the Owner Participant (as defined herein), the Pass Through Trustee (as defined therein), the Lessor, the Indenture Trustee and the Subordination Agent, as amended, modified or supplemented from time to time.

         "Purchase Agreement" shall mean the Airbus A300-600F Purchase Agreement, dated as of July 3, 1991, between the Assignor and AVSA, together with all exhibits, appendices and letter agreements thereto and all amendments, waivers and consents granted thereunder.

         All other terms used herein in capitalized form that are defined in the Lease shall, when used herein, have the meanings specified in the Lease.

         2. Assignment. a. Generally. The Assignor has sold, assigned, transferred and set over and does hereby sell, assign, transfer and set over unto the Lessor (i) the right upon valid tender of the Aircraft by AVSA in accordance with the Purchase Agreement to purchase the Aircraft pursuant to the Purchase Agreement for the amount specified in the invoice in respect thereof to be delivered by AVSA on the Delivery Date therefor (including, without limitation, the right to accept delivery of the Aircraft through an appointed representative which may be an employee of the Assignor) and the right to be named the "Buyer" in the Bill of Sale and the right to enforce the same under the Consent and Guaranty, (ii) the right to take and hold the Aircraft and (iii) all of the Assignor's other right, title and interest in and to the Purchase Agreement and the Consent and Guaranty (insofar as it relates to the Purchase Agreement), as and to the extent that the same relates to the Aircraft and, except to the extent reserved below, the operation of the Aircraft, including, without limitation, in such assignment to the Lessor (A) all claims for damages in respect of such Aircraft arising as a result of any default by AVSA under the Purchase Agreement, or by any vendor or other supplier of aircraft engines or other parts or equipment installed on or in the Aircraft, including, without limitation, all warranty, service life policy and indemnity provisions in the Purchase Agreement in respect of the Aircraft and all claims thereunder and under the Consent and Guaranty and (B) any and all rights of the Assignor to compel performance of the terms of the Purchase Agreement and the Consent and Guaranty in respect of the Aircraft, including all warranty and indemnification provisions in the Purchase Agreement and the Consent and Guaranty and claims thereunder with respect to the Aircraft; reserving to the Assignor, however,

   (1) all the Assignor's rights and interests in and to the Purchase Agreement and the Consent and Guaranty as and to the extent that the Purchase Agreement and the Consent and Guaranty relate to aircraft other than the Aircraft and the purchase and operation of such aircraft and to the extent that the Purchase Agreement and the Consent and Guaranty relate to any other matters not directly pertaining to the Aircraft,

   (2) all the Assignor's rights and interests in or arising out of any payments, advance payments or deposits made by the Assignor in respect of the Aircraft under the Purchase Agreement or amounts credited or to be credited or paid or to be paid by the Guarantor or AVSA to the Assignor in respect of the Aircraft or otherwise (except amounts credited with respect to warranty claims to the extent set forth in Section 2(b) hereof) as of the date of purchase,

   (3) the rights to demand, accept and retain all rights in and to all property (other than the Aircraft), data and service, other than data and service provided under Clauses 12 and 13 of the Purchase Agreement, that AVSA and the Guarantor are obligated to provide or do provide pursuant to the Purchase Agreement and the Consent and Guaranty, respectively, with respect to the Aircraft,

   (4) all of the Assignor's right, title and interest in and to the Purchase Agreement and the Consent and Guaranty as and to the extent that the same relates to specification changes, performance and operation pertaining to the Aircraft, other than sub-Clause 2.1 and Clauses 12 and 13 of the Purchase Agreement and under the Consent and Guaranty to the extent relating thereto,

   (5) the right to obtain services, training, data and demonstration and test flights pursuant to the Purchase Agreement,

   (6) the right to maintain plant representatives at the Guarantor's plant pursuant to the Purchase Agreement, and

   (7) all rights set forth in any exhibits, appendices and letter agreements, as at any time amended, modified or supplemented, to the Purchase Agreement, and under the Consent and Guaranty to the extent relating thereto; provided, however, that the reservation set forth in this Section 2(a)(7) shall not in any way limit the rights of the Lessor arising under Sub-clause 2.1 and Clauses 12 and 13 of the Purchase Agreement.

         (b) Assignment of Rights. If and so long as there shall not exist and be continuing an Event of Default, the Lessor hereby authorizes the Lessee, to the exclusion of the Lessor, to exercise in the Lessee's name all rights and powers of the "Buyer" under the Purchase Agreement and to retain any recovery or benefit resulting from the enforcement of any warranty or indemnity in respect of the Aircraft, except that the Lessee may not enter into any change order or other amendment, modification or supplement to the Purchase Agreement without the written consent or countersignature of the Lessor if such change order, amendment, modification or supplement would result in any rescission, cancellation or termination of the Purchase Agreement in respect of the Aircraft or in any way limit the rights of the Lessor arising under Clauses 12 and 13 of the Purchase Agreement or any of the other rights assigned hereunder.

         (c) Acceptance of Assignment. Subject to the terms hereof the Lessor accepts the assignment contained in this Section 2.

         (d) Requirement of Notice to AVSA. For all purposes of this Assignment, AVSA shall not be deemed to have knowledge of and need not recognize any Event of Default, unless and until AVSA shall have received written notice thereof from the Lessor or the Indenture Trustee addressed to its Chief Executive Officer, 2, Rond Point Maurice Bellonte, 31700 Blagnac, France (telex 521155F) and, in acting in accordance with the terms of the Purchase Agreement and this Assignment, AVSA may act with acquittance and conclusively rely upon any such notice.

         3. Certain Rights and Obligations of the Parties. (a) Assignor Remains Liable. It is expressly agreed that, anything herein contained to the contrary notwithstanding: (a) the Assignor shall at all times remain liable to AVSA under the Purchase Agreement to perform all the duties and obligations of the "Buyer" thereunder to the same extent as if this Assignment had not been executed; (b) the exercise by the Lessor of any of the rights assigned hereunder shall not release the Assignor from any of its duties or obligations to AVSA under the Purchase Agreement except to the extent that such exercise by the Lessor shall constitute performance of such duties and obligations; and
(c) except as provided in the next succeeding paragraph, none of the Lessor, the Indenture Trustee nor any Participant shall have any obligation or liability under the Purchase Agreement by reason of, or arising out of, this Assignment or be obligated to perform any of the obligations or duties of the Assignor under the Purchase Agreement or to make any payment or to make any inquiry as to the sufficiency of any payment received by any of them or to present or file any claim or to take any other action to collect or enforce any claim for any payment assigned hereunder.

         (b) Lessor Bound by Purchase Agreement. Without in any way releasing the Assignor from any of its duties or obligations under the Purchase Agreement, the Lessor confirms for the benefit of AVSA that, insofar as the provisions of the Purchase Agreement relate to the Aircraft, in exercising any rights under the Purchase Agreement, or in making any claim with respect to the Aircraft or other goods and services delivered or to be delivered pursuant to the Purchase Agreement, the terms and conditions of the Purchase Agreement disclosed to the Lessor in writing shall apply to, and be binding upon, the Lessor to the extent of its respective interests assigned hereunder to the same extent as the Assignor.

         (c) Limit of Effect of this Assignment. Nothing contained herein shall (i) subject AVSA or the Guarantor to any liability to which it would not otherwise be subject under the Purchase Agreement or (ii) modify in any respect the contractual rights of AVSA or the Guarantor thereunder (except, in each case, as provided in the attached Consents and Agreements).

         (d) Appointment as Attorney-in-Fact. The Assignor does hereby constitute, effective at any time after an Event of Default shall have occurred and be continuing, the Lessor and its successors and assigns to be the Assignor's true and lawful attorney, irrevocably, with full power (in the name of the Assignor or otherwise) to ask, require, demand, receive, compound and give acquittance for any and all monies and claims for monies due and to become due under, or arising out of, the Purchase Agreement and the Consent and Guaranty in respect of the Aircraft, to the extent that the same have been assigned as provided in this Assignment and, for such period as the Lessor, its successors and assigns may exercise rights with respect thereto under this Assignment, to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute (or, if previously commenced, assume control of) any proceedings and to obtain any recovery in connection therewith which the Lessor, its successors and assigns, may deem to be necessary or advisable in the premises.

         4. Further Assurances. The Assignor and the Lessor each agree that, at any time and from time to time, upon the written request of any other party hereto, it will promptly and duly execute and deliver any and all such further instruments and documents and take such further action as the other may reasonably request in order to obtain the full benefits of this Assignment and of the rights and powers herein granted.

         5. Assignor's Representations, Warranties and Covenants. The Assignor does hereby represent and warrant that (a) the Purchase Agreement, insofar as it relates to the Aircraft, is in full force and effect and is enforceable against the Assignor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights generally, and the Assignor is not in default thereunder, and (b) the Assignor has not assigned or pledged, and hereby covenants that it will not assign or pledge, the whole or any part of the rights hereby assigned or any of its rights with respect to the Aircraft under the Purchase Agreement not assigned hereby, to anyone other than the Lessor as herein provided.

         6. No Amendment of Purchase Agreement. So long as the Lease is in effect, the Lessor agrees that it shall not enter into any agreement that would amend, modify, supplement, rescind, cancel or terminate the Purchase Agreement or the Consent and Guaranty in any respect or in any way limit the rights of the Assignor arising under Clauses 12 and 13 of the Purchase Agreement or any of the other rights assigned hereunder (except as set forth above when there has been an Event of Default) without the prior written consent of the Assignor.

         7. Execution of Assignment. This Assignment is executed by the Assignor and the Lessor concurrently with the execution and delivery of the Participation Agreement and the Lease.

         8. Confidentiality. The Lessor agrees that it will not disclose to any third party the terms of the Purchase Agreement or this Assignment, except (a) as required by applicable law or governmental regulation, (b) as contemplated in the Lease or the Participation Agreement (including as set forth in Section 17.01 of the Participation Agreement) or (c) with the consent of the Assignor, the Guarantor and AVSA.

         9. Assignment as Collateral. Each party hereto consents to the assignment and pledge by the Lessor to the Indenture Trustee, as security for the Certificates to be issued under the Indenture and the other obligations secured thereby as specified in the Indenture, of all of the Lessor's right, title and interest in and to the Purchase Agreement and the Consent and Guaranty under this Assignment.

         10. Counterparts. This Assignment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

         11. GOVERNING LAW. THIS ASSIGNMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

         12. Successors and Assigns. This Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

         13. Notices. All notices with respect to the matters contained herein shall be delivered in the manner and to the addresses provided in
Article 14 of the Participation Agreement.

         14. No Oral Amendments. Neither this Assignment nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing signed by the party against whom the enforcement of such termination, amendment, supplement, waiver or modification is sought.

         IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed as of the day and year first above written.


                                      FEDERAL EXPRESS CORPORATION


                                      By ____________________________
                                         Name:
                                         Title:



                                      STATE STREET BANK AND TRUST COMPANY
                                      OF CONNECTICUT, NATIONAL ASSOCIATION
                                      not in its individual capacity,
                                      but solely as Lessor


                                      By ______________________
                                         Name:
                                         Title:




                    AIRBUS INDUSTRIE CONSENT AND AGREEMENT

         The undersigned, Airbus Industrie G.I.E., a groupement d'interet economique established under Ordonnance No. 67-821 dated September 23, 1967 of the Republic of France (the "Guarantor"), hereby acknowledges notice of and consents to all of the terms of the Purchase Agreement Assignment, between Federal Express Corporation, a Delaware corporation, and State Street Bank and Trust Company of Connecticut, National Association, a national banking association, not in its individual capacity, but solely as Lessor, with respect to Federal Express Corporation Trust No. N670FE, dated as of May 1, 1997, (hereinafter called the "Assignment", the defined terms therein being hereinafter used with the same meaning), and hereby confirms to the Assignor and the Lessor and their respective successors and assigns that:

          (i) except as provided in the Assignment, all representations, warranties, and agreements of the Guarantor under the Consent and Guaranty with respect to the Aircraft shall inure to the benefit of the Lessor and its respective successors and assigns, to the same extent as if the Lessor and its successors and assigns had originally been named the "Buyer" of the Aircraft therein;

         (ii) the Guarantor will pay to the person or entity entitled to receive the corresponding payment from AVSA under the terms of the Assignment all amounts required to be paid by the Guarantor with respect to the Aircraft;

        (iii) the Guarantor consents to the sale of the Aircraft by AVSA to the Lessor, the assignment of Assignor's rights and interests under the Purchase Agreement and the Consent and Guaranty to the Lessor pursuant to the Assignment, the assignment of the Lessor's rights and interests in the Assignment to the Indenture Trustee pursuant to the Indenture and the lease of the Aircraft by the Lessor to the Assignor under the Lease; and

         (iv) from and after the delivery of the Aircraft pursuant to the Purchase Agreement and payment in full for the Aircraft as described in the Participation Agreement, the Guarantor will not assert any lien or claim against the Aircraft or any part thereof or against the Lessee, the Lessor, the Owner Participant or the Indenture Trustee arising on or prior to such delivery or in respect of any work or services performed on or prior thereto.

         The Guarantor hereby represents and warrants that:

         (A) the Guarantor is a groupement d'interet economique duly organized and existing in good standing under the laws of the Republic of France and has the requisite power and authority to enter into and perform its obligations under the Consent and Guaranty, the Airbus Guaranty and this Consent and Agreement;

         (B) the making and performance, in accordance with their terms of the Consent and Guaranty, the Airbus Guaranty and this Consent and Agreement have been duly authorized by all necessary corporate action on the part of the Guarantor, do not require the consent or approval of the members of the Guarantor, do not require the consent or approval of, or the giving of notice to, or registration with, or the taking of any other action in respect of, any French governmental authority or agency except for those that have already been obtained and do not contravene any law binding on the Guarantor or contravene the Guarantor's charter documents or any indenture, credit agreement or other contractual agreement to which the Guarantor is a party or by which it is bound;

         (C) the Consent and Guaranty constituted, as of the date thereof and at all times thereafter to and including the date of this Consent and Agreement, and each of this Consent and Agreement and the Airbus Guaranty constitutes, binding obligations of the Guarantor enforceable against the Guarantor in accordance with their respective terms; and

         (D)  the Consent and Guaranty is in full force and effect.

         THIS CONSENT AND AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.


Dated as of May 1, 1997


                                        AIRBUS INDUSTRIE G.I.E.


                                        By _______________________________
                                           Name:
                                           Title:



                          AVSA CONSENT AND AGREEMENT


         The undersigned, AVSA, S.A.R.L., a societe a responsabilite limitee organized and existing under the laws of the Republic of France ("AVSA"), hereby acknowledges notice of and consents to all of the terms of the Purchase Agreement Assignment between Federal Express Corporation, a Delaware corporation, and State Street Bank and Trust Company of Connecticut, National Association, a national banking association, not in its individual capacity, but solely as Lessor, with respect to Federal Express Corporation Trust No. N670FE, dated as of May 1, 1997, (hereinafter called the "Assignment", the defined terms therein being hereinafter used with the same meaning), and hereby confirms to the Assignor and the Lessor and their respective successors and assigns that:

          (i) except as provided in the Assignment, all representations, warranties, indemnities and agreements of AVSA under the Purchase Agreement with respect to the Aircraft shall inure to the benefit of the Lessor and its respective successors and assigns to the same extent as if the Lessor and its successors and assigns had originally been named the "Buyer" of the Aircraft therein;

         (ii) AVSA will pay to the Assignor all payments required to be paid by it under the Purchase Agreement, unless and until AVSA shall have received written notice from the Indenture Trustee or the Lessor (or, after the Indenture shall have been discharged in full, the Lessor) addressed to it at the address and in the manner set forth in the Assignment that an Event of Default has occurred and is continuing, whereupon AVSA will make any and all payments thereafter required to be made by it under the Purchase Agreement, to the extent that the right to receive such payment has been assigned under the Assignment ("AVSA Payments"), directly to the Indenture Trustee (or, after the Indenture shall have been discharged in full, the Lessor) if AVSA shall have received notice as aforesaid that an Event of Default has occurred and is continuing;

        (iii) The Lessor shall not be liable for any of the obligations or duties of the Assignor under the Purchase Agreement, nor shall the Assignment give rise to any duties or obligations whatsoever on the part of the Lessor owing to AVSA, except for the agreements of the Lessor set forth in the Assignment, including, but not limited to Section 3(b) of the Assignment;

         (iv) AVSA consents to the assignment of the Lessor's rights and interests in the Assignment to the Indenture Trustee pursuant to the Indenture and to the lease of the Aircraft by the Lessor to the Lessee under the Lease; and

          (v) from and after the delivery of the Aircraft pursuant to the Purchase Agreement and payment in full for the Aircraft as described in the Participation Agreement and the Assignment, AVSA will not assert any lien or claim against the Aircraft or any part thereof arising on or prior to such delivery or in respect of any work or services performed on or prior thereto.

         AVSA hereby represents and warrants that:

         (A) AVSA is a societe a responsabilite limitee duly organized and existing in good standing under the laws of the Republic of France and has the requisite power and authority to enter into and perform its obligations under the Purchase Agreement and this Consent and Agreement;

         (B) the making and performance, in accordance with their terms, of the Purchase Agreement and this Consent and Agreement have been duly authorized by all necessary corporate action on the part of AVSA, do not require any approval of AVSA's shareholders, do not require the consent or approval of, the giving notice to, or registration with, or the taking of any other action in respect of, any French governmental authority or agency except for those that have already been obtained and do not contravene any law binding on AVSA or contravene AVSA's charter documents or any indenture, credit agreement or other contractual agreement to which AVSA is a party or by which it is bound;

         (C) each of the Purchase Agreement and this Consent and Agreement constitutes a binding obligation of AVSA enforceable against AVSA in accordance with its terms, subject to: (i) the limitations of applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally; and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), which principles do not make the remedies available at law or in equity with respect to the Purchase Agreement and this Consent and Agreement inadequate for the practical realization of the benefits intended to be provided thereby and

         (D)  the Purchase Agreement is in full force and effect as to AVSA.

         THIS CONSENT AND AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

Dated as of May 1, 1997


                                        AVSA, S.A.R.L.


                                        By:_________________________________
                                           Name:
                                           Title:



                                                                    Exhibit C
                                                                           to
                                                              Lease Agreement
                                                              ---------------



                          ENGINE WARRANTY ASSIGNMENT

                (FEDERAL EXPRESS CORPORATION TRUST NO. N670FE)

   Words and phrases appearing in this Engine Warranty Assignment (the "Assignment") shall have the respective meanings as defined below:

   A. General Terms Agreement means that agreement dated as of July 3, 1991, (the "GTA") by and between the Engine Manufacturer and Federal Express Corporation ("Fed Ex"), including the Engine Product Support Plan at Exhibit B, insofar as such Product Support Plan relates to the Engine Warranties (the "Product Support Plan"), but excluding any and all letter agreements attached thereto.

   B. Engine Warranties means the Engine Manufacturer's New Engine Warranty, New Parts Warranty, Ultimate Life Warranty and Campaign Change Warranty, as set forth in the Engine Manufacturer's Product Support Plan which forms a part of the GTA, and as limited by the applicable terms of such GTA and Product Support Plan.

   C. Engine means each of the CF6-80C2-A5F series engines installed on the aircraft at the time of delivery to the Assignor, each bearing Engine Manufacturer's serial numbers ___-___ and ___-___, respectively.

   D. Replacement Engine means each of the CF6-80C2-A5F series engines which are not subject to this Assignment and are a replacement or substitute for an Engine, excluding, however, any engines obtained from the Engine Manufacturer's lease pool which are installed on the aircraft for the limited purpose of permitting the continued operation of the aircraft during the period necessary to effect or complete repairs or overhaul of an Engine.

   E. Lease means the Lease Agreement (Federal Express Corporation Trust No. N670FE), dated as of May 1, 1997, (the "Lease") between State Street Bank and Trust Company of Connecticut, National Association (not in its individual capacity, but solely as Owner Trustee), as Lessor ("Lessor") and Fed Ex, as Lessee, as amended, modified or supplemented from time to time.

   All other capitalized terms used and not defined herein that are in the Lease shall, when used herein, have the meanings specified in the Lease.

                                       1

   Fed Ex, pursuant to the terms and conditions herein, hereby sells, assigns, transfers and sets over unto the Lessor all of its rights, claims and interests in and under the GTA and the Product Support Plan, as such apply to the Engines, to enforce in the Lessor's own name such rights as Fed Ex may have with respect to the Engine Warranties, to the extent the same relate to the Engines, and to retain any benefit resulting therefrom; provided, however, that there is reserved to Fed Ex all of its other rights, claims and interests under the GTA except as expressly stated above. Fed Ex shall, during the term of the Lease (but only so long as no Event of Default shall have occurred and be continuing), have the benefit of and shall be entitled to enforce (as it shall deem appropriate), either in its own name or (at the cost of Fed Ex) in the name of the Lessor for the use and benefit of Fed Ex, any and all Engine Warranties available to the Lessor under the GTA in respect of the Engines and each Part thereof, and the Lessor agrees (but only so long as no Event of Default shall have occurred and be continuing) at Fed Ex's expense to do, execute and deliver such further acts, deeds, matters or things as may be reasonably requested by Fed Ex and necessary to enable Fed Ex to obtain customary warranty services furnished for the Engines or any Part thereof pursuant to the Engine Warranties. Fed Ex shall, at the Lessor's expense, cooperate with the Lessor and take such action as the Lessor reasonably deems necessary to enable the Lessor to enforce such rights, claims and interests as assigned herein.

                                       2

   Notwithstanding anything in this Assignment or the Consent attached hereto and incorporated herein to the contrary, Fed Ex and the Lessor confirm expressly for the benefit of the Engine Manufacturer that:

   A. The Lessor agrees that it will not, without the prior written consent of the Engine Manufacturer, disclose, directly or indirectly, to any third party, any of the terms of the Engine Warranties disclosed to it by the Engine Manufacturer incident to effecting the assignment herein; provided, however, that (1) the Lessor may use, retain and disclose such information on a confidential basis to its special counsel, independent insurance brokers, bank examiners or similar regulatory authorities, auditors and public accountants, (2) the Lessor may use, retain and disclose on a confidential basis such information to the Owner Participant, the Indenture Trustee, the Pass Through Trustee and any Certificate Holder, as the case may be, and their special counsel, independent insurance brokers, bank examiners or similar regulatory authorities, auditors and public accountants,
       (3) the Lessor may disclose such information as required by applicable laws, governmental regulations, subpoena, or other written demand under color of legal right, but it shall first, as soon as practicable upon receipt of such demand and to the extent permitted by applicable laws, furnish a copy thereof to Fed Ex and to the Engine Manufacturer, and the Lessor, to the extent permitted by applicable law, shall afford Fed Ex and the Engine Manufacturer reasonable opportunity, at the moving party's cost and expense, to obtain a protective order or other assurance reasonably satisfactory to the Engine Manufacturer of confidential treatment of the information required to be disclosed, (4) the Lessor may disclose such information as required to enforce its rights under the Engine Warranties assigned to it pursuant to this Assignment, and (5) the Lessor may disclose such information to any bona fide potential purchaser of the Aircraft and/or Engines or any beneficial interest therein (subject to the execution by such prospective purchaser of a written confidentiality statement setting forth the same or substantially similar terms as those referred to in this paragraph).

   B. Without in any way releasing Fed Ex from any of its duties or obligations under the GTA, the Lessor agrees that, insofar as the provisions of the GTA relate to the Engines, in exercising any rights under such Engine Warranties or in making any claim with respect thereto, the applicable terms and conditions of the GTA, including Article Eight (Limitation of Liability) and the Product Support Plan, shall apply to, and be binding upon, the Lessor to the same extent as Fed Ex.

   C. Insofar as the provisions of the GTA relate to the Engines, in exercising any rights under the Engine Warranties or in making any claim with respect thereto, the applicable terms and conditions of the GTA and the Product Support Plan or the Consent attached hereto and incorporated herein shall apply to, and be binding upon, the Lessor to the same extent as if named "Airline" therein. It is expressly agreed that Fed Ex shall at all times remain liable to the Engine Manufacturer under the GTA to perform all the duties and obligations of Fed Ex thereunder to the same extent as if this Assignment had not been executed. The performance by the Lessor of any of the rights assigned hereunder shall not release Fed Ex from any of its duties or obligations to the Engine Manufacturer under the GTA except to the extent that such exercise by the Lessor shall constitute performance of such duties and obligations.

   D. Nothing contained in this Assignment shall subject the Engine Manufacturer to any obligation or liability to which it would not otherwise be subject under the GTA or modify in any respect the Engine Manufacturer's contract rights thereunder, or subject the Engine Manufacturer to any multiple or duplicative liability or obligation under the GTA. The Engine Manufacturer recognizes and it is consented to by all parties to this Assignment that the Lessor shall collaterally assign its rights under the Lease and this Assignment and will mortgage the Aircraft and Engines, to State Street Bank and Trust Company of Connecticut, National Association, as Indenture Trustee under the Trust Indenture, Mortgage and Security Agreement (Federal Express Corporation Trust No. N670FE), dated as of May 1, 1997 (on the terms set forth therein); however, no further extension or assignment (except to a successor indenture trustee under such agreement) of any remaining Engine Warranties, including but not limited to extensions or assignments for security purposes, are permitted without the prior written consent of the Engine Manufacturer.

   E. Exclusive of the assignment noted in Section 2D above, the Engine Manufacturer shall not be deemed to have knowledge of any change in the authority of Fed Ex or the Lessor, as the case may be, to exercise the rights established hereunder until the Engine Manufacturer has received written notice thereof from the Indenture Trustee or the Lessor. Such notice shall be sent to: Commercial Contracts Director, GE Aircraft Engines, Mail Drop F17, One Neumann Way, Box 156301, Cincinnati, Ohio 45215-6301, facsimile: (513) 243-8068.

   F. This Assignment shall apply only in respect to each Engine and shall not extend to any replacement or substitute engine. If, during the term of this Assignment and the Lease, it becomes necessary to replace or substitute an Engine due to a Failure (as such term is defined in the Engine Product Support Plan, excluding normal wear, tear and deterioration which can be restored by overhaul and repair), damage or loss, the Assignor (or the Lessor) shall give the Engine Manufacturer written notice of such Failure, damage or loss. The notice shall include (i) a description of the event or circumstances which constitute a Failure, damage or loss, and (ii) the serial numbers of the (a) failed, damaged or lost Engine and (b) Replacement Engine and shall be sent to: Customer Support Manager, GE Aircraft Engines, 111 Merchant Street, Room 450, Cincinnati, Ohio 45246. The Engine Manufacturer shall not be deemed to have knowledge of the need for a replacement engine until it has received the aforementioned notice.

       In the event an Engine subject to this Assignment fails, is damaged or lost, and such Engine is replaced by a Replacement Engine, the Assignor and the Assignee shall, prior to, or contemporaneous with, the delivery of such Replacement Engine, obtain the written consent of the Engine Manufacturer (which it shall be obligated to give) that the Engine Warranties as set forth in the Engine Product Support Plan shall apply to such Replacement Engines. The Engine Manufacturer shall not incur any obligation or liability for a Replacement Engine under the Engine Warranties until the execution of the aforementioned consent.

   G. At any time and upon the written request of the Engine Manufacturer, Fed Ex and the Lessor shall promptly and duly execute and deliver any and all such further assurances, instruments and documents and take all such further action, at the expense of Fed Ex, as the Engine Manufacturer may reasonably request in order to obtain the full benefit of Fed Ex and the Lessor's agreement as set forth in this Assignment and the Consent attached hereto and incorporated herein.

       Any performance by the Engine Manufacturer that discharges its obligation under the Engine Warranties will satisfy the respective interests of Fed Ex and the Lessor. So long as the Engine Manufacturer acts in good faith in accordance with this Assignment, the Engine Manufacturer may rely conclusively on any notice given pursuant to this Assignment without inquiring as to the accuracy of, or the entitlement of the party to give, such notice.

                                       3

   The Engine Manufacturer shall reserve to Fed Ex all those rights, claims and interests, as and to the extent such relates to the purchase and operation of engines other than the Engines subject to the Assignment, as well as other matters not directly pertaining to the Engines, and Fed Ex will have or retain under the GTA such rights, claims and interest not expressly assigned to the Lessor hereunder.

                                       4

   The Engine Manufacturer warrants each new Reverser (as such is defined in the Engine Product Support Plan) installed on the Aircraft at the time of delivery to Fed Ex under the terms of the New Engine Warranty; however, administration of such New Engine Warranty, with respect to both installed and replacement Reversers, shall be performed by Martin Marietta.

                                       5

   If at some point in time, the Engine Manufacturer receives written notification from the Indenture Trustee or the Lessor that the Lessor is or becomes entitled to possession of the Engines, pursuant to an Event of Default or otherwise, and desires to sell or lease the Engines to a party who is not currently a party to a General Terms Agreement with the Engine Manufacturer, the Engine Manufacturer agrees if such agreement is permissible under applicable U.S. law, that it will offer to such purchaser or lessee, subject to the execution of an agreement to sell or lease such Engines, a General Terms Agreement on the Engine Manufacturer's standard terms and conditions. If, however, such purchaser or lessee is currently a party to a General Terms Agreement with the Engine Manufacturer, the remaining portion of the terms of such General Terms Agreement shall be extended to and apply to such subsequent purchase or lease; provided, however, that the written consent of the Engine Manufacturer to such an extension is obtained prior to the transaction's occurrence.

   This Assignment shall be governed by the laws of the State of New York, including all matters of construction, validity and performance, as applicable to contracts between citizens of that state to be performed wholly within that state, and without reference to conflicts of law principles.

   In witness whereof, the parties hereto have caused this Engine Warranty Assignment to be duly executed and delivered as of the date hereof.


General Electric Company


_____________________________
Name:
Title:



Federal Express Corporation


_____________________________
Name:   Robert D. Henning
Title:  Assistant Treasurer and
        Managing Director -
        Structured Finance



Wilmington Trust Company
not in its individual capacity,
but solely as Owner Trustee


_____________________________
Name:   Donald G. MacKelcan
Title:  Assistant Vice President



                                    CONSENT
                (FEDERAL EXPRESS CORPORATION TRUST NO. N670FE)


         The Engine Manufacturer, General Electric Company (the "Engine Manufacturer"), a New York corporation, hereby consents to the Engine Warranty Assignment attached hereto and acknowledges notice of (i) the Purchase Agreement Assignment (Federal Express Corporation Trust No. N670FE), dated as of May 1, 1997 and entered into by and between Federal Express Corporation, as Assignor ("Fed Ex") and State Street Bank and Trust Company of Connecticut, National Association (not in its individual capacity, but solely as Owner Trustee) as Assignee ("Lessor"), (the "Purchase Agreement Assignment"); and
(ii) the Lease Agreement (Federal Express Corporation Trust No. N670FE), dated as of May 1, 1997 and entered into by and between Fed Ex, as Lessee and the Lessor, as Lessor (as in effect from time to time, the "Lease") and (iii) the Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N670FE), dated as of May 1, 1997 (the "Indenture"), between the Lessor and First Security Bank, National Association, as Indenture Trustee ("Indenture Trustee"). The Purchase Agreement Assignment and Lease cover two GE CF6-80C2-A5F series engines bearing Engine Manufacturer's serial numbers ___-___ and ___-___, respectively, (the "Engines") as installed on the Airbus A300F4-605R series aircraft bearing Manufacturer's serial number 777 (the "Aircraft"). In connection with such Purchase Agreement Assignment and Lease, reference is made to the General Terms Agreement No. 6-9034 dated as of July 3, 1991, between the Engine Manufacturer and Fed Ex (the "General Terms Agreement"), under which the Engine Manufacturer agreed to support certain GE CF6-80C2-A5F series engines, including the Engines and spare parts therefor to be purchased by Fed Ex from the Engine Manufacturer, as installed on certain Airbus A300F4-605R series aircraft, including the Aircraft. Recognizing that the Lessor and Fed Ex have entered into the Lease which provides for the lease by the Lessor to Fed Ex of the Aircraft and Engines and that the Lessor has granted a security interest in the Engines and assigned certain of its rights under the Lease to the Indenture Trustee, the Engine Manufacturer agrees that in furtherance of the Lease, it will so support such Engines and spare parts therefor, subject to the applicable terms and conditions of the General Terms Agreement, including Article Eight (Limitation of Liability).

         The Engine Manufacturer represents and warrants that:

         1. it is a corporation existing in good standing under the laws of the State of New York;

         2. the making and performance of this Consent in accordance with its terms has been duly authorized by all necessary corporate action on the part of the Engine Manufacturer, does not require any shareholder approval and does not contravene its certificate of incorporation or by-laws or any debenture, credit agreement or other contractual agreement to which the Engine Manufacturer is a party or by which it is bound or any law binding on the Engine Manufacturer;

         3. the making and performance of the Engine Warranties, as defined in the Engine Warranty Assignment attached hereto (the "Engine Warranties") in accordance with their terms have been duly authorized by all necessary corporate action on the part of the Engine Manufacturer, do not require any shareholder approval and do not contravene the Engine Manufacturer's certificate of incorporation or by-laws or any debenture, credit agreement or other contractual agreement to which the Engine Manufacturer is a party or by which it is bound or any law binding on the Engine Manufacturer; and

         4. the Engine Warranties constitute, as of the date on which they were made and at all times thereafter, and this Consent and the Engine Warranty Assignment attached hereto are, binding obligations of the Engine Manufacturer enforceable against the Engine Manufacturer in accordance with its terms subject to:

          (a) the limitation of applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally; and

          (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         This Consent shall be governed by the laws of the State of New York, including all matters of construction, validity and performance, as applicable to contracts between citizens of that state to be performed wholly within that state, and without reference to conflicts of law principles.


General Electric Company


______________________________
Name:
Title:


==============================================================================


                                LEASE AGREEMENT

                (FEDERAL EXPRESS CORPORATION TRUST NO. N671FE)

                            Dated as of May 1, 1997

                                    between

              STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT,
                             NATIONAL ASSOCIATION,
                        Not in its Individual Capacity,
                         but Solely as Owner Trustee,
                                    Lessor

                                      and

                         FEDERAL EXPRESS CORPORATION,
                                    Lessee


                   COVERING ONE AIRBUS A300F4-605R AIRCRAFT
                    SERIAL NO. 778, REGISTRATION NO. N671FE

          CERTAIN OF THE RIGHT, TITLE AND INTEREST IN AND TO THIS LEASE AGREEMENT OF STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, AS OWNER TRUSTEE, HAS BEEN ASSIGNED TO AND IS SUBJECT TO A LIEN AND SECURITY INTEREST IN FAVOR OF FIRST SECURITY BANK, NATIONAL ASSOCIATION, AS INDENTURE TRUSTEE UNDER THE TRUST INDENTURE AND SECURITY AGREEMENT (FEDERAL EXPRESS CORPORATION TRUST NO. N671FE) DATED AS OF MAY 1, 1997 FOR THE BENEFIT OF THE HOLDERS OF THE CERTIFICATES REFERRED TO IN SUCH TRUST INDENTURE AND SECURITY AGREEMENT. THIS LEASE AGREEMENT HAS BEEN EXECUTED IN SEVERAL COUNTERPARTS. ONLY THE CHATTEL-PAPER "ORIGINAL" COUNTERPART CONTAINS THE RECEIPT THEREFOR EXECUTED BY FIRST SECURITY BANK, NATIONAL ASSOCIATION, AS INDENTURE TRUSTEE, ON THE SIGNATURE PAGES THEREOF.


==============================================================================


                               TABLE OF CONTENTS


                                                                          Page
                                                                          ----

Initial Recitals.............................................................1

                                   ARTICLE 1

                                  DEFINITIONS

                                   ARTICLE 2

                          ACCEPTANCE UNDER THE LEASE

   Section 2.01.  Sale and Lease of Aircraft; Term.........................  1

                                   ARTICLE 3

                           RENT AND RENT ADJUSTMENT

   Section 3.01.  [Reserved]...............................................  2
   Section 3.02.  Basic Rent...............................................  2
   Section 3.03.  Supplemental Rent........................................  2
   Section 3.04.  Adjustments to Basic Rent, Stipulated Loss Value and
                  Termination Value After the Delivery Date................  3
   Section 3.05.  Minimum Basic Rent.......................................  4
   Section 3.06.  Payment to Indenture Trustee.............................  5
   Section 3.07.  Costs and Expenses.......................................  5

                                   ARTICLE 4

                     RENEWAL OPTIONS AND PURCHASE OPTIONS

   Section 4.01.  Renewal Options..........................................  5
   Section 4.02.  Purchase Options.........................................  6
   Section 4.03.  Appraisal Procedures.....................................  8

                                   ARTICLE 5

                        REPRESENTATIONS AND WARRANTIES

   Section 5.01.  Disclaimer of Representations and Warranties............. 10
   Section 5.02.  No Modification of Other Warranties...................... 10
   Section 5.03.  Certain Agreements of the Lessee......................... 11

                                   ARTICLE 6

                                     LIENS

   Section 6.01.  Liens.................................................... 11

                                   ARTICLE 7

                 AIRCRAFT REGISTRATION, MAINTENANCE AND OPERATION

   Section 7.01.  Registration, Maintenance and Operation.................. 12
   Section 7.02.  Possession and Permitted Transfer and Sublease........... 14
   Section 7.03.  Insignia................................................. 19

                                   ARTICLE 8

                       REPLACEMENT AND POOLING OF PARTS

   Section 8.01.  Replacement of Parts..................................... 19
   Section 8.02.  Pooling of Parts......................................... 20

                                   ARTICLE 9

                   ALTERATIONS, MODIFICATIONS AND ADDITIONS

   Section 9.01.  Required Alterations and Modifications................... 21
   Section 9.02.  Other Alterations and Modifications...................... 21

                                  ARTICLE 10

                             VOLUNTARY TERMINATION

   Section 10.01.  Right of Termination Upon Obsolescence or Surplus....... 23
   Section 10.02.  Retention of Aircraft by the Lessor..................... 25
   Section 10.03.  Voluntary Termination as to Engines..................... 26

                                  ARTICLE 11

                        LOSS, DESTRUCTION, REQUISITION

   Section 11.01.  Lessee's Election Rights................................ 27
   Section 11.02.  Payment of Stipulated Loss Value........................ 27
   Section 11.03.  Replacement of Airframe and Engines..................... 28
   Section 11.04.  Event of Loss with Respect to an Engine................. 31
   Section 11.05.  Application of Payments from the Government or Others... 33
   Section 11.06.  Requisition of an Airframe and the Installed Engines
                   for Use by Government................................... 34
   Section 11.07.  Requisition for Use by Government of an Engine Not
                   Installed on the Airframe............................... 35
   Section 11.08.  Application of Payments During Existence of Certain
                   Defaults................................................ 35

                                  ARTICLE 12

                              RETURN OF AIRCRAFT

   Section 12.01.  Return of Aircraft...................................... 35
   Section 12.02.  Return of Engines....................................... 36
   Section 12.03.  Return of Manuals....................................... 36
   Section 12.04.  Condition of Aircraft................................... 37
   Section 12.05.  [Reserved].............................................. 38
   Section 12.06.  Storage................................................. 38
   Section 12.07.  Special Markings........................................ 38
   Section 12.08.  Lessor's Option to Purchase Parts....................... 39

                                  ARTICLE 13

                                   INSURANCE

   Section 13.01.  Comprehensive Airline Liability and Property Damage
                   Liability Insurance..................................... 39
   Section 13.02.  Insurance Against Loss or Damage to Aircraft and Engines 41
   Section 13.03.  Application of Insurance Proceeds....................... 43
   Section 13.04.  Reports................................................. 44
   Section 13.05.  Lessor's Insurance...................................... 45
   Section 13.06.  Self-Insurance.......................................... 45

                                  ARTICLE 14

                                  INSPECTION

   Section 14.01.  Right of Inspection..................................... 46
   Section 14.02.  No Obligation to Inspect................................ 46

                                  ARTICLE 15

                                  ASSIGNMENT

   Section 15.01.  Lessee's Right to Assign................................ 46
   Section 15.02.  Citizenship............................................. 47

                                  ARTICLE 16

                               EVENTS OF DEFAULT

   Section 16.01.  Events of Default....................................... 47

                                  ARTICLE 17

                                   REMEDIES

   Section 17.01.  Remedies Upon Lessee's Default.......................... 49
   Section 17.02.  Cumulative Remedies..................................... 52
   Section 17.03.  Waiver.................................................. 52
   Section 17.04.  Lessor's Right to Perform for Lessee.................... 53

                                  ARTICLE 18

                          COVENANT OF QUIET ENJOYMENT


   Section 18.01.  Quiet Enjoyment......................................... 53

                                  ARTICLE 19

                              FURTHER ASSURANCES

   Section 19.01.  Further Assurances...................................... 53

                                  ARTICLE 20

                                   NET LEASE

   Section 20.01.  Nature of Lease......................................... 54

                                  ARTICLE 21

                               SUCCESSOR LESSOR

   Section 21.01.  Successor Lessor........................................ 55

                                  ARTICLE 22

                       SECURITY FOR LESSOR'S OBLIGATIONS

   Section 22.01.  Security for Lessor's Obligations to Holders............ 56
   Section 22.02.  [Reserved].............................................. 56
   Section 22.03.  Consent of Lessee to Assignment of Lease as Security.... 56

                                  ARTICLE 23

                                SECURITY FUNDS

   Section 23.01.  Investment of Security Funds............................ 57

                                  ARTICLE 24

                             CONCERNING THE LESSOR

   Section 24.01.  Lessor's Entry Into Lease............................... 58

                                  ARTICLE 25

                                   NOTICES

   Section 25.01.  Notices................................................. 59

                                  ARTICLE 26

                                  MISCELLANEOUS

   Section 26.01.  Section Heading and Captions............................ 60
   Section 26.02.  References.............................................. 60
   Section 26.03.  APPLICABLE LAW.......................................... 60
   Section 26.04.  Severability............................................ 60
   Section 26.05.  No Oral Modification.................................... 60
   Section 26.06.  Agreement as Chattel Paper.............................. 60
   Section 26.07.  Counterparts............................................ 60
   Section 26.08.  Public Release of Information........................... 61

                                  ARTICLE 27

                                  TRUE LEASE

   Section 27.01.  Intent of the Parties................................... 61
   Section 27.02.  Section 1110 Compliance................................. 61
   Section 27.03.  Finance Lease........................................... 61


   Schedule I   Definitions
   Schedule II  Basic Rent
   Schedule III Stipulated Loss Values
   Schedule IV  Termination Values
   Schedule V   Purchase Option Schedule

   Exhibit A    Form of Lease Supplement
   Exhibit B    Form of Purchase Agreement Assignment, Consent and
                Agreement and AVSA Consent and Agreement
   Exhibit C    Form of Engine Warranty Assignment and Engine Consent



                                LEASE AGREEMENT
                (FEDERAL EXPRESS CORPORATION TRUST NO. N671FE)

         LEASE AGREEMENT (FEDERAL EXPRESS CORPORATION TRUST NO. N671FE) dated as of May 1, 1997 (this "Lease") between STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity but solely as Owner Trustee under the Trust Agreement (as defined in Article 1 below) (the "Lessor"), and FEDERAL EXPRESS CORPORATION, a Delaware corporation (the "Lessee").


                             W I T N E S S E T H :

         WHEREAS, all capitalized terms used herein shall have the meanings assigned thereto as provided in Article 1 below;

         WHEREAS, subject to the terms and conditions set forth in the Participation Agreement (as hereinafter defined), the Lessee desires on the Delivery Date (as hereinafter defined) to lease from the Lessor and the Lessor is willing to lease to the Lessee the Aircraft (as hereinafter defined) in accordance with the terms and conditions set forth in this Lease.

         NOW, THEREFORE, in consideration of the mutual promises herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged by the parties, the Lessor and the Lessee agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS

         Unless the context otherwise requires, the capitalized terms herein shall have the meanings given in Schedule I hereto, for all purposes of this Lease and shall be equally applicable to both the singular and the plural forms of the terms defined.


                                   ARTICLE 2

                          ACCEPTANCE UNDER THE LEASE

         Section 2.01. Sale and Lease of Aircraft; Term. The Lessor, subject to satisfaction or waiver of the conditions set forth in this Lease and in the Participation Agreement, hereby agrees to purchase the Aircraft from AVSA on the Delivery Date and agrees immediately thereafter to lease the Aircraft to the Lessee pursuant to this Lease, and the Lessee hereby agrees to lease the Aircraft from the Lessor, such lease to be evidenced by the execution by the Lessor and the Lessee of a Lease Supplement leasing the Aircraft hereunder. Such lease shall last for the Term, at all times during which full legal title to the Aircraft shall remain vested with the Lessor to the exclusion of the Lessee, notwithstanding the possession and use thereof by the Lessee or any other Person. The Lessee agrees that the Lessor will authorize one or more employees of the Lessee, designated by the Lessee in writing, as the authorized representative or representatives of the Lessor to accept delivery of the Aircraft pursuant to the sale of the Aircraft described in the Participation Agreement. The Lessee hereby agrees that in the event delivery of the Aircraft shall be accepted by an employee or employees of the Lessee pursuant to such authorization by the Lessor, such acceptance of delivery by such employee or employees on behalf of the Lessor shall, without further act, irrevocably constitute acceptance by the Lessee of the Aircraft for all purposes of this Lease.


                                   ARTICLE 3

                           RENT AND RENT ADJUSTMENT

         Section 3.01.  [Reserved].

         Section 3.02. Basic Rent. The Lessee agrees to pay to the Lessor in immediately available funds, on each Rent Payment Date, Basic Rent for the Aircraft during the Basic Term, each payment being set forth on Schedule II hereto opposite the applicable Rent Payment Date, subject to increase or decrease as provided in Section 3.04 of this Lease. Each payment of Basic Rent shall be made in arrears or in advance, all as stated in Schedule II hereto. Each payment of Basic Rent designated as advance rent shall be allocated over the six-month period beginning on the Rent Payment Date on which such advance rent payment is scheduled to be made, and each installment of Basic Rent that is designated as payable in arrears shall be accrued over the six-month period ending on and including the day immediately preceding the Rent Payment Date on which such arrears payment is scheduled to be made.

         Section 3.03. Supplemental Rent. The Lessee agrees to pay or cause to be paid to the Lessor, or to whomever shall be entitled to it, any and all Supplemental Rent promptly as the same shall become due. If the Lessee fails to pay any Supplemental Rent when due, the Lessor shall have all rights, powers and remedies provided for in this Lease, or by law or equity or otherwise in the case of nonpayment of Basic Rent. The Lessee will also pay to the Person entitled thereto, on demand, as Supplemental Rent, to the extent permitted by applicable law, an amount equal to interest at the Past Due Rate on any part of any installment of Basic Rent not paid when due, for any period until the same shall be paid and on any payment of Supplemental Rent not paid when due, for the period until the same shall be paid. In addition, the Lessee will pay to the Lessor, as Supplemental Rent, (i) an amount equal to the aggregate amount of any Make-Whole Premium payable under the Indenture (other than any Make-Whole Premium payable in connection with an Indenture Event of Default that is not and does not arise out of a Lease Event of Default) and (ii) an amount equal to the excess of interest at the Past Due Rate on the principal of the Certificates in connection with an acceleration of the Certificates pursuant to Section 7.02 of the Indenture following an Indenture Event of Default attributable to an Event of Default over interest payable by the Lessee at the Past Due Rate on Basic Rent. The expiration or other termination of the Lessee's obligation to pay Basic Rent shall not limit or otherwise modify the obligations of the Lessee with respect to the payment of Supplemental Rent.

         Section 3.04. Adjustments to Basic Rent, Stipulated Loss Value and Termination Value After the Delivery Date. The percentages for Basic Rent referred to in Schedule II hereto and the percentages for Stipulated Loss
Value and Termination Value referred to in Schedule III and Schedule IV hereto, respectively, shall be adjusted (upward or downward) subject to the minimum value established by Section 3.05 hereof and the definitions of Stipulated Loss Value and Termination Value to reflect (i) any costs and expenses paid by the Lessor or the Owner Participant pursuant to Section 10.01 of the Participation Agreement being greater or less than the Estimated
Expense Amount, (ii) any Refinancing pursuant to Section 15.01 of the Participation Agreement, (iii) any reoptimization pursuant to Section 15.02(a) of the Participation Agreement, (iv) payments pursuant to Section 5 of the Tax Indemnity Agreement by an adjustment of Basic Rent or (v) the Delivery Date being other than June 20, 1997. Each such adjustment pursuant to clause (i),
(ii), (iv) or (v) of the first sentence of this Section 3.04 shall maintain the Owner's Economic Return (and, while maintaining such Owner's Economic Return, minimize the aggregate Net Present Value of Rents to the Lessee). In the event of an adjustment pursuant to clause (iii) of the first sentence of this Section 3.04, the Owner Participant may recalculate Basic Rent as set forth in Schedule II hereto in order to maintain to the extent feasible the Owner's Economic Return and, subject to the provisions of Section 15.02 of the Participation Agreement, recalculate the schedule of principal repayments, the Stipulated Loss Value percentages set forth in Schedule III hereto and the Termination Value percentages set forth in Schedule IV hereto in a manner consistent with such recalculation of Basic Rent; provided that any such recalculations as a result of an adjustment pursuant to such clause (iii) of the first sentence of this Section 3.04 may not (A) increase the Net Present Value of Rents to the Lessee, (B) increase as of any date the sum of (1) the Net Present Value of Rents to the Lessee payable through such date plus (2) the present value of the Stipulated Loss Value or the Termination Value as of such date, in each case discounted to the Delivery Date at the Debt Rate, beyond such net present values prior to such adjustment, or (C) otherwise result in any adverse impact (including tax consequences) to the Lessee for which the Owner Participant has not agreed to indemnify the Lessee on terms reasonably acceptable to the Lessee.

         The Owner Participant shall promptly notify the Lessee and the Lessor and the Lessee shall promptly notify the Owner Participant and the Lessor of the need for any such adjustment pursuant to this Section 3.04. As promptly as feasible after any such notification, the Lessor shall furnish the Lessee with a notice setting forth the amount of any such adjustments together with the calculations upon which the adjustments are based; provided, however, that the Lessor and the Owner Participant shall not be required to disclose to the Lessee in such notice any confidential or proprietary information (including methodology or assumptions) relating to such calculations. At the request and, subject to the next succeeding sentence, expense of the Lessee, the accuracy of the calculation of such adjustments and the consistency of the calculation with the calculation used to determine Basic Rent, Stipulated Loss Values and Termination Values shall be verified first, by First Chicago Leasing Corporation or such other financial advisor chosen by the Lessee and second, if such adjustments are still believed to be in error and are not reconciled with the Owner Participant within fifteen (15) Business Days, by a firm of nationally recognized independent public accountants selected by the Lessee and reasonably acceptable to the Owner Participant and, in order to enable them to verify such adjustments, the Owner Participant shall make available to such accountants (for their own confidential use and not to be disclosed to the Lessee or any other Person and subject to the execution of a confidentiality agreement reasonably satisfactory to the Owner Participant) all information reasonably necessary for such verification, including the name of the lease analysis program used by the Owner Participant to calculate such adjustments. The Lessee will pay the reasonable costs and expenses of the verification process under this Section 3.04 unless as a result of such verification process by the independent public accountants Basic Rent is adjusted and such adjustment causes the Net Present Value of Rents, to decline by 10 or more basis points (in which event the Owner Participant shall pay the reasonable costs and expenses of such verification process). The Lessor and the Lessee shall execute and deliver an amendment to this Lease to reflect each adjustment under this Section 3.04.

         All adjustments under this Section 3.04 shall be in compliance with the requirements of Revenue Procedure 75-21, 1975-1 C.B. 715 and Sections 4.02(5), 4.07(1), 4.07(2) and 4.08(1) of Revenue Procedure 75-28, 1975-1 C.B.
752 and shall be structured so as to not cause the Lease to be a "disqualified leaseback or long-term agreement" within the meaning of Section 467 of the Code.

         Section 3.05. Minimum Basic Rent. Notwithstanding any other provisions of the Operative Agreements to the contrary, each installment of Basic Rent due on each Rent Payment Date and not constituting an Excepted Payment shall be, under any and all circumstances, an amount at least sufficient to pay in full any installment of principal of and interest on the Certificates required to be paid pursuant to the Certificates (other than amounts becoming due on account of the exercise of remedies pursuant to
Article 17 hereof) on such Rent Payment Date.

         Section 3.06. Payment to Indenture Trustee. All Rent payable by the Lessee to the Lessor shall be paid to the Lessor c/o State Street Bank and Trust Company, Two International Place, 4th Floor, Boston, Massachusetts 02110,
Attention: Corporate Trust Department, or as the Lessor may otherwise direct, by wire transfer of immediately available funds in U.S. Dollars with sufficient information to identify sources and applications of such funds no later than 10:30 a.m., New York time on the due date of such payment;
provided, however, that so long as the Lien of the Indenture shall not have been discharged the Lessor hereby directs, and the Lessee agrees, that all Rent (other than Excepted Payments, which shall be paid by the Lessee directly to the Person entitled thereto) (all without set-off or counterclaim as and to the extent provided in Article 20 hereof) shall be paid directly to the Indenture Trustee at its principal office at 79 South Main Street, Salt Lake City, Utah 84111, Attention: Corporate Trust Department, or as the Indenture Trustee may otherwise direct within the United States by wire transfer of immediately available funds in U.S. Dollars no later than 10:30 a.m., New York time, on the due date of such payment. In any case where a scheduled Rent Payment Date shall not be a Business Day such Rent Payment Date shall be adjourned to the next succeeding Business Day without interest thereon for the period of such extension (provided that payment is made on such next succeeding Business Day).

         Section 3.07. Costs and Expenses. As between the Lessor and the Lessee, all obligations under this Lease shall be done, performed and complied with at the Lessee's cost and expense, whether or not so expressed, unless otherwise expressly stated to the contrary.


                                   ARTICLE 4

                     RENEWAL OPTIONS AND PURCHASE OPTIONS

         Section 4.01. Renewal Options. (a) Election to Renew. The Lessee shall provide the Lessor with irrevocable written notice (the "Preliminary Notice") not more than 360 days nor less than 180 days prior to the end of the Basic Term or any Renewal Term, as the case may be, whether it will exercise its options either to renew this Lease pursuant to this Section 4.01 or to purchase the Aircraft pursuant to Section 4.02(a)(B), (C) or (F) hereof, as applicable.

         Provided that (i) no Event of Default shall have occurred and be continuing at the time of renewal, (ii) this Lease has not otherwise expired or terminated, and (iii) the Lessee shall have timely delivered the respective Preliminary Notice, the Lessee may, by irrevocable written notice delivered to the Lessor not less than 90 days prior to the end of the Basic Term or any Fixed Renewal Term, extend the Term for one Fixed Renewal Term of three years commencing on the expiration of the Basic Term and one additional Fixed Renewal Term of one year commencing on the expiration of the preceding Fixed Renewal Term. The Lessee shall pay the Fixed Renewal Rent during the Fixed Renewal Term.

         In addition, provided that (i) no Event of Default shall have occurred and be continuing at the time of renewal, (ii) this Lease has not otherwise expired or terminated, and (iii) the Lessee shall have timely delivered the respective Preliminary Notice, the Lessee may, on no more than two occasions, by irrevocable written notice delivered to the Lessor not less than 90 days prior to the end of the Basic Term or the preceding Renewal Term, as the case may be, elect to extend the Term for a Renewal Term or further Renewal Term commencing on the expiration of the Basic Term or the preceding Renewal Term and ending two years thereafter for a rent equal to the then-current Fair Market Rental of the Aircraft. The Term may be extended pursuant to this paragraph for an aggregate of no more than four years following the Basic Term or the Fixed Renewal Term.

         (b) Terms and Conditions. Any such renewal shall be on the same terms and conditions as provided herein, except that (i) rent for the Aircraft due during any Renewal Term shall be payable semi-annually in arrears on the dates corresponding to the Rent Payment Dates during such Renewal Term, and
(ii) during any Renewal Term, the Stipulated Loss Value for the Aircraft shall as of any Stipulated Loss Value Determination Date during the Renewal Term be equal to the greater of the Stipulated Loss Value on the last day of the Basic Term and the Fair Market Value of the Aircraft as of the commencement of such Renewal Term.

         Section 4.02.  Purchase Options.  (a)  Election to Purchase.
Provided that (i) this Lease has not otherwise expired or terminated, (ii) the Lessee shall have previously given the Preliminary Notice under Section 4.01(a) hereof (in the case of paragraph (B) or (F) below or, if a Renewal Term is available, paragraph (C) below) or the applicable notice for each other paragraph below, as the case may be, and (iii) no Event of Default shall have occurred and be continuing on the applicable Termination Date, the Lessee may:

         (A) by written notice delivered to the Lessor, the Indenture Trustee and the Owner Participant, not more than 180 nor less than 90 days prior to the applicable Rent Payment Date, elect to terminate the Lease and purchase the Aircraft on (and only on) July 15, 2015, for, at the Lessee's option, either (1) an amount in immediately available funds equal to the greater of the Fair Market Value or the Termination Value on such date or
   (2)(i) the assumption by the Lessee, pursuant to Section 7.11 of the Participation Agreement, of all of the obligations of the Lessor under the Indenture, the Certificates and Section 7.04 of the Participation Agreement and (ii) the payment to the Lessor of an amount in immediately available funds equal to the excess of (A) the greater of the Fair Market Value or the Termination Value on such date over (B) the unpaid principal of the Certificates plus accrued interest as of such date. Such notice (which shall be revocable by the Lessee upon at least 15 days' written notice prior to the applicable Rent Payment Date) shall either direct the Lessor to prepay the Certificates in full on such Termination Date pursuant to
   Section 6.02 of the Indenture or state that the Lessee shall exercise its option to assume the Certificates pursuant to Section 7.11 of the Participation Agreement and Section 2.12 of the Indenture; or

         (B) by irrevocable written notice delivered to the Lessor and the Owner Participant not less than 90 days prior to the end of the Basic Term, elect to purchase the Aircraft on the last day of the Basic Term for an amount in immediately available funds equal to the Fair Market Value thereof on such date; provided, however, that the Lessee shall have paid all Rent due and payable under this Lease on or prior to the last day of the Basic Term; or

         (C) by irrevocable written notice delivered to the Lessor and the Owner Participant not less than 90 days prior to the end of any Renewal Term, elect to terminate the Lease and purchase the Aircraft on the last day of such Renewal Term at a price in immediately available funds equal to the Fair Market Value of the Aircraft on such day; provided, however, that the Lessee shall have paid all Rent due and payable under this Lease on or prior to the expiration of any such Renewal Term; or

         (D) exercise the purchase option in this Section 4.02(a)(D) which is more particularly described in Schedule V hereto by reference to this
   Section 4.02(a)(D) and which shall be in an amount in immediately available funds not less than the greater of the amount specified in Schedule V hereto and the Fair Market Value of the Aircraft; or

         (E) exercise the purchase option in this Section 4.02(a)(E) which is more particularly described in Schedule V hereto by reference to this
   Section 4.02(a)(E) and which shall be in an amount in immediately available funds not less than the greater of the amount specified in Schedule V hereto and the Fair Market Value of the Aircraft; or

         (F) by irrevocable written notice delivered to the Lessor and the Owner Participant not less than 90 days prior to the end of the Basic Term, elect to purchase the Aircraft on the last day of the Basic Term for the amount in immediately available funds specified in the Ancillary Agreement II (the "FPO Price") which is not less than the estimate set forth in the Appraisal of the Fair Market Value of the Aircraft at the time of exercise of the purchase option under this Section 4.02(a)(F).

         The Lessee shall give the Lessor, the Owner Participant and the Indenture Trustee not more than 180 and not less than 90 days' prior written notice of its election to purchase pursuant to Section 4.02(a)(D) or 4.02(a)(E) hereof. Such notice shall either direct the Lessor to prepay the Certificates in full on such Termination Date pursuant to Section 6.02 of the Indenture or state that the Lessee shall exercise its option to assume the Certificates pursuant to Section 7.11 of the Participation Agreement and
Section 2.12 of the Indenture. In the event that the Lessee shall have given notice to purchase the Aircraft under Section 4.02(a)(A), 4.02(a)(D) or 4.02(a)(E) hereof and shall fail to make payment (and, if applicable, assume the Certificates) on the applicable Termination Date, the Lease shall continue and the Lessee shall pay to the Owner Trustee any losses, costs and expenses of the Owner Participant incurred in connection with such failure.

         (b) Terms and Conditions. If the Lessee elects to purchase the Aircraft pursuant to Section 4.02(a) hereof, the Lessee shall pay to the Lessor on the applicable Termination Date by wire transfer of immediately available funds any Basic Rent payable on such Termination Date (to the extent payable in arrears but not to the extent payable in advance), the applicable purchase price together with any other amounts past due hereunder or due on the applicable Termination Date and all other Supplemental Rent then due under this Lease including, without limitation, the aggregate amount of any Make-Whole Premium applicable to any Certificate and amounts due under the Participation Agreement and the Tax Indemnity Agreement, whereupon (and upon discharge of the Lien of the Indenture in accordance with Section 14.01 thereof) the Lessor will transfer to the Lessee, without recourse or warranty (except as to the absence of Lessor's Liens), all of the Lessor's right, title and interest in and to the Aircraft on an "as-is, where is" basis. In connection with such transfer, the Lessee shall prepare and the Lessor shall execute or arrange for the execution of a bill of sale evidencing such transfer and such other documents as the Lessee may reasonably require. In connection with any termination or proposed termination of this Lease, the Lessee shall pay, at the time of the applicable Termination Date, all related reasonable costs and expenses of the Owner Participant, the Lessor and the Indenture Trustee.

         Section 4.03. Appraisal Procedures. (a) Generally. Whenever Fair Market Rental or Fair Market Value is required to be determined under this Lease (unless otherwise provided herein), it shall be determined by the mutual agreement of the Lessor and the Lessee in accordance with the definitions of such terms in Schedule I hereto. If the Lessee and the Lessor cannot agree by the date 60 days prior to the date for exercise of the applicable option, such amount shall be determined by independent appraisal conducted by appraisers selected pursuant to Section 4.03(b) hereof. At any time prior to final determination of such amount pursuant to Section 4.03(b) hereof, the Lessee and the Lessor shall be entitled to submit to the appraisers (and shall submit to each other any bids submitted to the appraisers) any bids from unrelated third parties, and such bids shall be accorded the weight such appraisers deem appropriate. The Lessor and the Lessee shall each have an opportunity to comment on any such bids after receiving a copy thereof.

         (b) Selection. If an independent appraisal is required pursuant to this Lease, the Lessor and the Lessee shall consult for the purpose of appointing a mutually acceptable, qualified aircraft appraiser. If they are unable to agree on a single appraiser within ten (10) Business Days, then the independent appraisal shall be arrived at by mutual agreement of two nationally recognized, independent aircraft appraisers, one chosen by the Lessor and one chosen by the Lessee, or, if such appraisers cannot agree on the amount of such appraisal, their appraisals shall be treated in the manner described in Section 4.03(c) hereof with an appraisal arrived at by a third nationally recognized, independent aircraft appraiser chosen by the mutual consent of such two appraisers; provided, however, that if either party shall fail to appoint an appraiser within fifteen (15) Business Days after a written request to do so by the other party, or if such two appraisers cannot agree on the amount of such appraisal and fail to appoint a third appraiser within twenty (20) Business Days after the date of the appointment of the second of such appraisers, then either party may initiate an arbitration proceeding with the American Arbitration Association for purposes of appointing a nationally recognized, independent aircraft appraiser.

         (c) Valuation. If one appraiser is chosen, the value determined by such appraiser shall be final and binding upon the Lessor and the Lessee. If two appraisers are chosen, one appraiser by the Lessor and one by the Lessee, and such appraisers agree on the value, such value shall be final and binding upon the Lessor and the Lessee. If three appraisers shall be appointed and the difference between the determination which is farther from the middle determination is more than 125% of the difference between the middle determination and the third determination, then such further determination shall be excluded, the remaining two determinations shall be averaged, and such average shall be final and binding upon the Lessor and the Lessee. Otherwise, the average of all three determinations shall be final and binding upon the Lessor and the Lessee.

         (d) Rules of Appraisal. Any appraisal pursuant to this Section 4.03 shall be conducted in accordance with the commercial rules of the American Arbitration Association as then in effect, as modified by this Section 4.03 and the definitions of Fair Market Value and Fair Market Rental. All expenses of any independent appraisal shall be borne by the Lessee, except that each of the Lessee and the Owner Participant (in the case of the Lessor) shall bear any fees, costs and expenses of its respective attorneys in connection with such appraisal except in the case of an Event of Default or in the case of a revocation by the Lessee of its election to terminate the Lease under Section
4.02 hereof, in which case such expenses shall be borne by the Lessee.


                                   ARTICLE 5

                        REPRESENTATIONS AND WARRANTIES

         Section 5.01. Disclaimer of Representations and Warranties. THE LESSEE ACKNOWLEDGES AND AGREES THAT (i) THE AIRFRAME AND EACH ENGINE IS OF A SIZE, DESIGN, AND CAPACITY AND MANUFACTURE SELECTED BY AND ACCEPTABLE TO THE LESSEE, (ii) THE LESSEE IS SATISFIED THAT THE AIRFRAME AND EACH ENGINE IS SUITABLE FOR ITS PURPOSES, (iii) NEITHER THE OWNER PARTICIPANT NOR THE LESSOR IS A MANUFACTURER OR A DEALER IN PROPERTY OF SUCH KIND AND (iv) THE AIRFRAME AND EACH ENGINE IS LEASED HEREUNDER SUBJECT TO ALL APPLICABLE LAWS AND GOVERNMENTAL REGULATIONS, NOW IN EFFECT OR HEREAFTER ADOPTED, WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND BY THE LESSOR (IN ITS INDIVIDUAL CAPACITY OR AS OWNER TRUSTEE), THE INDENTURE TRUSTEE, THE OWNER PARTICIPANT OR ANY HOLDER. THE LESSOR LEASES THE AIRFRAME AND EACH ENGINE, AS-IS, WHERE-IS, AND NEITHER THE LESSOR (IN ITS INDIVIDUAL CAPACITY OR AS OWNER TRUSTEE), THE INDENTURE TRUSTEE, THE OWNER PARTICIPANT NOR ANY HOLDER MAKES, HAS MADE OR SHALL BE DEEMED TO HAVE MADE, AND EACH HAS AND WILL HAVE BEEN DEEMED TO HAVE EXPRESSLY DISCLAIMED, ANY WARRANTY OR REPRESENTATION EITHER EXPRESS OR IMPLIED, AS TO (A) THE TITLE, AIRWORTHINESS, WORKMANSHIP, CONDITION, VALUE, FITNESS FOR ANY PARTICULAR USE OR PURPOSE, DESIGN, OPERATION OR MERCHANTABILITY OF THE AIRFRAME, EACH ENGINE OR ANY PART THEREOF, (B) THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, (C) THE ABSENCE OF ANY INFRINGEMENT OF ANY PATENT, TRADEMARK OR COPYRIGHT, (D) THE ABSENCE OF OBLIGATIONS BASED ON STRICT LIABILITY IN TORT, (E) THE LESSOR'S TITLE THERETO, (F) THE LESSEE'S OR ANY SUBLESSEE'S RIGHT TO THE QUIET ENJOYMENT THEREOF (EXCEPT AS PROVIDED IN ARTICLE 18 HEREOF) OR (G) ANY OTHER MATTER WHATSOEVER. IT IS AGREED THAT ALL RISKS INCIDENT TO THE MATTERS DISCUSSED IN THE PRECEDING SENTENCE, AS AMONG THE LESSOR, THE INDENTURE TRUSTEE, THE OWNER PARTICIPANT AND THE LESSEE, ARE TO BE BORNE BY THE LESSEE. The provisions of this Section 5.01 have been negotiated by the Lessor and the Lessee and, except as provided in Article 7 of the Participation Agreement, are intended to be a complete exclusion and negation of any representations or warranties of the Lessor, the Indenture Trustee and the Owner Participant, express or implied, with respect to the Airframe and each Engine that may arise pursuant to any law now or hereafter in effect, or otherwise.

         Section 5.02. No Modification of Other Warranties. None of the provisions of this Article 5 or any other provision of this Lease shall be deemed to amend, modify or otherwise affect the representations, warranties or other obligations (express or implied) of the Lessee, AVSA, the Manufacturer or the Engine Manufacturer or any of their respective subcontractors or suppliers, with respect to the Airframe, the Engines or any Parts incorporated or installed in or attached to the Airframe or Engines, or to release the Lessee, AVSA, the Manufacturer or the Engine Manufacturer or any of their respective subcontractors or suppliers from any such representation, warranty or obligation. So long as an Event of Default shall not have occurred and be continuing under this Lease and to the extent permitted under the applicable warranty, patent indemnity, or service-life policy, (i) the Lessor shall assign or otherwise make available to the Lessee such rights as the Lessor may have under any warranty, patent indemnity, or service-life policy made or given by the Manufacturer, AVSA or the Engine Manufacturer or any of their respective subcontractors or suppliers, and any other claims against the Manufacturer, AVSA and the Engine Manufacturer or any such subcontractor or supplier with respect to the Aircraft, including all rights to demand, accept and retain all rights in and to property (other than the Aircraft), data and services of any kind which the Manufacturer, AVSA and the Engine Manufacturer are obligated to provide and do provide pursuant to the Purchase Agreement or the GTA with respect to the Aircraft; and (ii) all payments pursuant to any manufacturer's or subcontractor's warranty, patent indemnity, or service-life policy obligation shall be paid to the Lessee; provided that the Lessee shall apply such payments to the cost of repair or correction of any condition of the Aircraft which gave rise to such payments.

         Section 5.03. Certain Agreements of the Lessee. The Lessee agrees with the Lessor for the benefit of the Owner Participant that the Lessee shall perform the agreements, covenants and indemnities of the Lessee set forth in the Participation Agreement to the extent the same are applicable to the Owner Participant, as fully and to the same extent and with the same force and effect as if set forth in full in this Article 5.


                                   ARTICLE 6

                                     LIENS

         Section 6.01. Liens. The Lessee will not directly or indirectly create, incur, assume or suffer to exist, and will promptly, at its own cost and expense, take such action as may be necessary to discharge, any Lien on or with respect to the Lessor's Estate or this Lease or the Aircraft, the Airframe or any Engine or any Part or title thereto or any interest therein except:

         (a) the respective rights of the Lessor and the Lessee as provided in this Lease, the security interest and Lien of the Indenture and the rights of the Owner Participant, the Lessor and the Indenture Trustee under the Trust Agreement, the Indenture and the Participation Agreement;

         (b) the rights of any sublessee or transferee or other Person under a sublease, transfer, assignment or other such arrangement expressly permitted by the terms of this Lease;

         (c) Lessor's Liens and Indenture Trustee's Liens to the extent required to be discharged by the Owner Participant, the Lessor or the Indenture Trustee, as the case may be, in accordance with Section 7.03(b), 7.04(b) or 7.05(b) of the Participation Agreement;

         (d) Liens for Taxes imposed against the Lessee either not yet due or being contested in good faith by appropriate proceedings so long as such Liens or proceedings do not involve (i) any material danger of the sale, forfeiture or loss of the Lessor's Estate, the Aircraft, the Airframe or any Engine or any interest therein, (ii) any material risk of civil liabilities or (iii) any risk of the assertion of criminal charges against the Lessor, the Owner Participant, the Indenture Trustee or any Holder;

         (e) materialmen's, mechanics', workmen's, repairmen's, employees' or other like Liens arising against the Lessee in the ordinary course of the Lessee's business for amounts the payment of which is either not yet due or is being contested in good faith by appropriate proceedings so long as such Liens or proceedings do not involve any material danger of the sale, forfeiture or loss of the Lessor's Estate, the Aircraft, the Airframe or any Engine or any interest therein; and

         (f) Liens arising from judgments or awards against the Lessee with respect to which (i) at the time an appeal or proceeding for review is being prosecuted in good faith and with respect to which there shall have been secured a stay of execution pending such appeal or proceeding for review and then only for the period of such stay and (ii) there is not, and such proceedings do not involve, any material danger of the sale, forfeiture or loss of the Lessor's Estate, the Aircraft, Airframe or any Engine or any interest therein.


                                   ARTICLE 7

                 AIRCRAFT REGISTRATION, MAINTENANCE AND OPERATION

         Section 7.01. Registration, Maintenance and Operation. The Lessee, at its own cost and expense, shall:

         (a) upon payment by the Lessor of the Purchase Price on the Delivery Date, cause the Aircraft to be duly registered in the name of the Lessor as owner, pursuant to the Transportation Code and, subject to the proviso to
   Section 6.03(b) of the Participation Agreement, to remain at all times duly registered pursuant to the Transportation Code and at all times act in accordance with the rules and regulations of the Aeronautics Authority or the applicable laws, rules and regulations of any other jurisdiction in which the Aircraft may then be registered in accordance with Section 6.03(b) of the Participation Agreement;

         (b) maintain, inspect, service, repair, test and overhaul the Aircraft (or cause the same to be done) so as to keep the Aircraft (and any engine which is not an Engine but is installed on the Aircraft) in as good operating condition as when delivered to the Lessor on the Delivery Date, ordinary wear and tear excepted, and in any event (i) in accordance with the applicable regulations of the Aeronautics Authority or of the regulatory agency or body of any other jurisdiction in which the Aircraft may then be registered pursuant to Section 6.03(b) of the Participation Agreement and the Lessee's maintenance program approved by the Aeronautics Authority or such agency or body, (ii) in the same manner and with the same care used by the Lessee with respect to other A300-600 series aircraft and CF6-80C2-A5F series engines (or other engines permitted by the terms of this Lease to be used on the Aircraft) owned, operated or leased by the Lessee, to the extent that the same regulations, and the Lessee's FAA-approved maintenance program shall apply to any such aircraft and related engines, owned or leased by the Lessee, and utilized in similar circumstances, and without discriminating against the Aircraft, with respect to its use, operation or maintenance in contemplation of the expiration or termination of this Lease other than withdrawal of the Aircraft from use and operation as is necessary to prepare the Aircraft for return to the Lessor upon such expiration or termination, and (iii) so as to keep the Aircraft in such condition as may be necessary to enable its airworthiness certification to be maintained in good standing at all times under the Transportation Code or any applicable rule or regulation of the applicable regulatory agency or body of any other jurisdiction in which the Aircraft may then be registered;

         (c) maintain, or cause to be maintained, all records, logs and other materials in respect of the Aircraft required by the Aeronautics Authority, or the applicable regulatory agency or body of any other jurisdiction in which the Aircraft may then be registered, all such records and logs to be maintained in the English language (which records, logs and other materials shall, as between the Lessor and the Lessee and all parties claiming through the Lessee, be the property of the Lessor but shall become the property of the Lessee upon purchase by the Lessee of the Aircraft pursuant to the terms of this Lease or upon the occurrence of an Event of Loss and the Lessee's compliance with Section 11.03 hereof);

         (d) promptly furnish to the Lessor such information within the Lessee's possession as may be required to enable the Lessor to file any reports to be filed by the Lessor with any governmental authority because of the Lessor's ownership of or the Owner Participant's interest in the Aircraft;

         (e) not maintain, service, repair, overhaul, use or operate the Aircraft or any Engine in violation of any airworthiness certificate or registration relating thereto, or in violation of any law or any license, rule, regulation or order of or by any government or governmental authority having jurisdiction over the Lessee or the Aircraft or any Engine or for any purpose for which the Aircraft or any Engine is not designed; provided, however, that the Lessee (or if a sublease shall then be in effect, the sublessee thereunder) may in good faith contest the validity or application of any such law, license, rule, regulation or order in any manner that does not adversely affect the Lessor, its right, title or interest in the Aircraft or any Engine or the interests of the Indenture Trustee or the Owner Participant therein, or in any Operative Agreement (excluding any interests the Lessee agrees are indemnified for under the Tax Indemnity Agreement) and such contest or non-compliance will not result in any material risk of loss, forfeiture or damage to the Aircraft or in any risk of criminal liability to the Lessor, the Indenture Trustee or the Owner Participant; and if any such law, license, rule, regulation or order requires alteration of the Aircraft or any Engine, the Lessee will conform the same therewith at its own cost and expense and will maintain the Aircraft or any Engine in compliance with such law, license, rule, regulation or order; and

         (f) not operate or locate the Airframe or any Engine, or suffer the Airframe or any Engine to be operated or located in any area excluded from coverage by any insurance policy required by the terms of Article 13 hereof, unless the Lessee has obtained, prior to the operation or location of the Airframe or any Engine in such area, indemnification from the Government, or other insurance, against the risks and in the amounts required by, and in compliance with, Article 13 hereof covering such area (and naming the Lessor, or so long as this Lease is assigned to the Indenture Trustee, the Indenture Trustee, as sole loss payee in respect of indemnification or insurance payable in respect of casualties to the Aircraft) or unless the Aircraft is only temporarily located in such area as a result of an isolated occurrence attributable to a hijacking, medical emergency, equipment malfunction, weather conditions, navigational error or other similar unforeseen circumstances and the Lessee is using its good faith efforts to remove the Aircraft from such area.

         The Lessee may, at any time during the Term, install an engine or engines on the Airframe and operate the Aircraft with such engine or engines installed thereon and the Lessor shall have no right, title or interest in and to any such engine until such time, if any, that such engine is returned to the Lessor under Section 12.02 hereof.

         Section 7.02. Possession and Permitted Transfer and Sublease. (a) Conditions. The Lessee will not, without the prior written consent of the Lessor, sublease or otherwise in any manner deliver, transfer or relinquish possession of the Aircraft, the Airframe or any Engine or install any Engine, or permit any Engine to be installed, on any airframe other than the Airframe; provided, that, so long as (i) in the case of clause (i) below, no Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing at the commencement of such sublease, (ii) the Lien of the Indenture is not impaired thereby, (iii) all applicable governmental approvals in connection therewith have been obtained and (iv) the Lessee shall comply with the provisions of Article 13 hereof, the Lessee may without the prior written consent of the Lessor:

         (i) so long as the sublessee is generally meeting its material obligations as they come due and is not subject to a proceeding or final order under applicable bankruptcy, insolvency or reorganization laws on the date the sublease is entered into and with 30 days' prior written notice to the Lessor and the Owner Participant, (A) sublease the Aircraft or any Engine to a U.S. Air Carrier, (B) after December 31, 2004 sublease the Aircraft or any Engine to an Air Carrier which is principally based in and domiciled in one of the countries listed on Schedule III of the Participation Agreement, or (C) after December 31, 2004 sublease the Aircraft or any Engine to any other Air Carrier not described in this Section which shall be reasonably acceptable to the Lessor as evidenced by its prior written consent; provided, that, with respect to clauses (B) and
   (C) above, at the time of any such sublease the United States of America maintains normal diplomatic relations with the country in which such Air Carrier is principally based and domiciled and provided further that such country shall not then be experiencing war. In the case of any sublease (x) such sublease shall include the provisions required by Section 7.02(b) hereof and expressly require the sublessee to operate and maintain the Aircraft in compliance with the applicable provisions of this Lease, (y) such sublease shall provide that such sublessee will not transfer possession of, or any other rights to, the subleased Airframe or any Engine to any other Person without the prior written consent of the Lessor (except as permitted by subparagraphs (ii) through (viii) below and except that, in the case of subparagraph (iv), possession of the Aircraft may only be transferred at the direction of the Lessee) and (z) such sublease shall expire not later than the expiration of the Basic Term or any Renewal Term then in effect hereunder. Prior to any sublease to an Air Carrier permitted under Section 7.02(a)(i)(C) above: (I) the maintenance standards of the aeronautical authority of the country of domicile or principal operation of the sublessee taken as a whole shall not be materially less stringent than those of the FAA or at least comparable to those, taken as a whole, required by the central civil aviation authority of any of the United Kingdom, France, Canada, Japan or Germany; (II) the Lessee will provide opinions of counsel (such counsel and the form and substance of such opinions to be reasonably satisfactory to the Lessor) with respect to
   (A) the legality, validity and enforceability of the Operative Agreements and the sublease in such country, (B) that the laws of such country require fair compensation by the government of such country payable in a currency freely convertible into U.S. dollars for the loss of the use of or title to the Aircraft in the event of a requisition of use or title by such government, (C) the Lessor's title to the subleased equipment will be recognized, (D) the required agreement of such foreign air carrier that its rights under the sublease are subject and subordinate to all the terms of this Lease is enforceable against such foreign air carrier under applicable law (subject only to customary exceptions to enforceability), (E) that it is not necessary for the Owner Participant, the Lessor or the Indenture Trustee to register or qualify to do business in such country as a result of the proposed sublease or in order for the Owner Participant, the Lessor or the Indenture Trustee to enforce the terms and conditions of the Operative Agreements, (F) there is no tort liability of the owner of an aircraft not in possession thereof or of Persons lending money to such an owner for the purchase of an aircraft, under the laws of such jurisdiction other than tort liability which might reasonably have been imposed on such owner or Persons under the laws of the United States or any state thereof (it being understood that, in the event that such latter opinion cannot be given in a form satisfactory to the Lessor, such opinion shall be waived if insurance reasonably satisfactory to the Lessor is available to cover such risk to the Owner Participant and is provided at or before the execution of such a sublease, at the Lessee's cost and expense), (G) that there exist no possessory rights in favor of such sublessee under the laws of such country which would, upon bankruptcy or insolvency of the Lessee (and assuming that at such time such sublessee is not bankrupt or insolvent) or of the sublessee, prevent the return of the Aircraft in accordance with the terms of this Lease and (H) all necessary governmental approvals required for the subleased equipment, the Airframe or any Engine, as the case may be, to be imported and, to the extent reasonably obtainable, exported from the applicable country of domicile upon repossession of such subleased equipment by the Lessor (and the Lessee as sublessor), shall have been procured at the Lessee's own cost and expense by the Lessee prior to commencement of any such sublease; (III) duties and tariffs, if applicable, shall be paid for by the Lessee; and (IV) the Lessee shall effect or cause to be effected at the Lessee's own cost and expense all recordings and filings that are required, or reasonably requested by the Lessor, to continue the Lessor's right, title and interest to the Aircraft and rights under the Lease (and sublease) and to perfect and maintain the priority of the Lien of the Indenture;

         (ii) subject the Engines or permit any Engine to be subjected to normal interchange or pooling agreements or arrangements, in each case customary in the airline industry, entered into by the Lessee in the ordinary course of its business with a vendor domiciled in the United States or in a country with which the United States maintains normal diplomatic relations (and which is not experiencing war) or (x) any U.S. Air Carrier or (y) any foreign Air Carrier which is (I) organized in a country listed on Schedule III to the Participation Agreement, (II) organized in a country with which the United States then maintains normal diplomatic relations, (III) is a party to the Convention on the International Recognition of Rights in Aircraft or (IV) otherwise provides equivalent protection to owners, lessors and mortgagees of aircraft; provided that no transfer of the registration of or any Engine shall be effected and that throughout the period that any Engine is subjected to such interchange or pooling agreement or arrangement the terms of this Lease shall be observed; and provided, further, that no such agreement or arrangement contemplates or requires the transfer of title to or registration of any Engine, and if the Lessor's title to any Engine shall nonetheless be divested under any such agreement or arrangement, such divestiture shall be deemed to be an Event of Loss with respect to such Engine and the Lessee shall comply with Section 11.04 of this Lease in respect of such Engine;

         (iii) deliver or permit the delivery of possession of the Airframe or any Engine to their respective manufacturers or certified maintenance providers for testing, service, repair, maintenance or overhaul work or for alterations or modifications in or additions to the Airframe or any Engine to the extent required or permitted by the terms of Article 9 hereof;

         (iv) transfer or permit the transfer of possession of the Airframe or any Engine pursuant to a contract or agreement with the Government or pursuant to the Civil Reserve Air Fleet Program administrated pursuant to Executive Order No. 12056, as amended (the "CRAF Program"), or any similar or substitute programs of the Government, so long as the Lessee (or any permitted sublessee or transferee pursuant to this Section) shall promptly notify the Lessor upon such transfer of possession and provide the Lessor and the Indenture Trustee with the name and address of the Contracting Officer or representative of the Military Aircraft Command of the United States Air Force to whom notices must be given in respect of the Aircraft;

         (v) install or permit the installation of an Engine on an airframe which is owned by the Lessee or any permitted sublessee free and clear of all Liens, except (A) Liens of the type permitted under Section 6.01 hereof, (B) Liens which apply only to the engines (other than an Engine), appliances, parts, instruments, appurtenances, accessories, furnishings and other equipment (other than Parts) installed on such airframe and which do not apply to substantially all of such airframe and (C) the rights of an Air Carrier under normal interchange or pooling agreements which are customary in the airline industry and do not contemplate or require the transfer of title to such airframe or the engines installed on it;

         (vi) install or permit the installation of an Engine on an airframe leased to the Lessee or any permitted sublessee or transferee or purchased by the Lessee subject to a conditional sale or other security agreement, provided that (A) such lease, conditional sale or other security agreement does not cover the Engine so installed and the Lessor shall have received from the lessor, conditional vendor or secured party of such airframe an agreement (which may be the lease or conditional sale or other security agreement covering such airframe), whereby such lessor, conditional vendor or secured party expressly agrees that neither it nor its successors or assigns will acquire or claim any right, title or interest in any Engine by reason of such Engine being installed on such airframe at any time, and
   (B) such airframe is and remains free and clear of all Liens except the rights of the parties to the lease or conditional sale or other security agreement covering such airframe and Liens of the type permitted by subparagraph (v) of this Section 7.02(a);

         (vii) install or permit the installation of an Engine on an airframe owned by the Lessee, leased to the Lessee or purchased by the Lessee subject to a conditional sale or other security agreement under circumstances where neither subparagraph (v) nor subparagraph (vi) of this
   Section 7.02(a) is applicable, provided that such installation shall be deemed an Event of Loss with respect to such Engine and the Lessee shall comply with Section 11.04 hereof in respect of such Engine, the Lessor not intending to waive any right, title or interest it may have to or in such Engine under applicable law until compliance by the Lessee with such
   Section 11.04; and

         (viii) enter into a wet lease under which the Lessee has effective control of the Aircraft in the ordinary course of the Lessee's business which shall not be considered a transfer of possession hereunder, provided that the Lessee's obligations under this Lease shall continue in full force and effect notwithstanding any such wet lease.

         (b) Rights of Transferee. Notwithstanding the provisions of Section 7.02(a) hereof, the rights of any transferee who takes possession of the Aircraft, the Airframe or any Engine by reason of a transfer permitted by
Section 7.02(a) hereof shall be subject and subordinate to, and any sublease or wet lease permitted by Section 7.02(a) hereof shall be made expressly subject and subordinate to, all the terms of this Lease, including, without limitation, the Lessor's right to repossession pursuant to Article 17 hereof and to avoid such sublease upon such repossession, and the Lessee shall remain primarily liable for the performance of all the terms of this Lease and the other Operative Agreements to the same extent as if such sublease or transfer had not occurred. Any such sublease shall include appropriate provisions for the maintenance, inspection (as required by Section 14.01 hereof), operation, use and insurance of the Aircraft, the Airframe and each Engine in accordance with the provisions of this Lease and shall provide assurances reasonably satisfactory to the Lessor that the sublessee may not further sublease any of such equipment. The Lessee shall promptly provide the Lessor, the Owner Participant and the Indenture Trustee a copy of any sublease and, prior to execution and delivery of any sublease deliver to the Lessor all other documents (including all insurance certificates evidencing compliance with this Lease) required hereunder relating to such sublease or transfer of possession.

         (c) No Release of Lessee/Costs of Subleasing. No sublease, interchange or pooling agreement or other relinquishment of possession permitted under this Article 7 of any of the Aircraft, the Airframe or any Engine shall in any way discharge or diminish any of the Lessee's obligations to the Lessor, the Indenture Trustee or the Owner Participant under this Lease, the Participation Agreement or the Tax Indemnity Agreement or constitute a waiver of any of the Lessor's rights and remedies hereunder or thereunder or extend beyond the end of the Term. Subject to the terms and conditions of this Lease, the Lessee will retain the right to cure any default by any sublessee permitted pursuant to this Section 7.02 and to terminate such sublease upon such default. The Lessee shall pay all costs of the Owner Participant, the Indenture Trustee and the Lessor incurred in connection with any subleasing or proposed subleasing.

         Section 7.03. Insignia. (a) Nameplate. On or prior to the Delivery Date or as soon thereafter as possible, the Lessee agrees to affix to and maintain in the cockpit of the Airframe, in a clearly visible location, and on each Engine, a clearly visible metal nameplate bearing the inscription "STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, AS OWNER TRUSTEE, OWNER AND LESSOR," and, so long as such Airframe or Engines shall be subject to the Lien of the Indenture, the additional inscription "FIRST SECURITY BANK, NATIONAL ASSOCIATION, AS INDENTURE TRUSTEE, MORTGAGEE" (such nameplate to be replaced, if necessary, from time to time, with a nameplate reflecting the name of any successor Lessor or successor Indenture Trustee, in each case as permitted by the Operative Agreements).

         (b) Lessee's Marks. Except as provided in Section 7.03(a) hereof, the Lessee will not allow the name of any Person to be placed on the Airframe or on any Engine as a designation that might be interpreted as a claim of ownership; provided, that during the Term, the Lessee may cause the Aircraft to be lettered "Federal Express Corporation" or may letter, paint or mark it in some other appropriate manner for convenience of identification of the Lessee's interest or the interest of any permitted sublessee (including but not limited to the Lessee's or any permitted sublessee's customary colors and insignia) and to bear insignia plates or other markings identifying the supplier or manufacturer of the Airframe or the Engines or any Parts of either.


                                   ARTICLE 8

                       REPLACEMENT AND POOLING OF PARTS

         Section 8.01. Replacement of Parts. (a) Generally. The Lessee, at its own cost and expense, will replace or cause to be replaced as promptly as practicable all Parts which may from time to time be incorporated or installed in or attached to the Airframe or any Engine and which may from time to time become worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use for any reason, except as otherwise provided in Section 9.01 or 9.02 hereof. In addition, the Lessee may, at its own cost and expense, remove or cause to be removed in the ordinary course of maintenance, service, repair, overhaul or testing, any Parts, whether or not worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use, provided that the Lessee, except as otherwise provided in Sections 9.01 or 9.02 hereof, will, at its own cost and expense, replace such Parts as promptly as practicable. All replacement parts shall be free and clear of Liens (except for pooling arrangements to the extent permitted by Section 8.02 hereof and Liens permitted under Section 6.01 hereof, other than clauses (d) and (f) thereof) and shall be in at least as good operating condition as, and shall have a value and utility at least equal to, the Parts replaced, and in any event not less than the condition and repair required to be maintained by the provisions of this Lease.

         (b) Title. All Parts at any time removed from the Airframe or any Engine shall remain the property of the Lessor until such Parts shall be replaced by parts which have been incorporated or installed in or attached to the Airframe or such Engine and which meet the requirements for replacement parts specified in Section 8.01(a) hereof. Immediately upon any replacement part (other than, to the extent permitted by Section 8.02 hereof, a replacement part subject to a pooling arrangement) becoming incorporated or installed in or attached to the Airframe or any Engine, and without further act:

         (i) title to the replaced Part shall vest in the Lessee, free and clear of all rights of the Lessor, and such replaced Part shall no longer be deemed a Part under this Lease;

         (ii) title to such replacement part shall vest in the Lessor free and clear of all Liens except for Liens permitted by Section 6.01 hereof (other than clauses (d) and (f) thereof) and shall thereupon be and become a Part; and

         (iii) such replacement part shall become subject to this Lease and to the Lien of the Indenture, and shall be deemed part of the Airframe or such Engine for all purposes to the same extent as the Parts originally incorporated or installed in or attached to the Airframe or such Engine.

         Section 8.02. Pooling of Parts. Any Part removed from the Airframe or any Engine as permitted in Section 8.01(a) hereof may be subjected by the Lessee to any normal pooling arrangement customary in the U.S. airline industry and entered into with vendors and other Air Carriers in the ordinary course of the Lessee's business, provided that the part replacing such removed Part shall be incorporated or installed in or attached to the Airframe or such Engine in accordance with Section 8 hereof, as promptly as practicable after the removal of such removed Part. In addition, any replacement part when incorporated or installed in or attached to the Airframe or any Engine in accordance with Section 8.01(a) hereof may be owned by another Air Carrier subject to such normal pooling arrangement, provided that the Lessee, at its own cost and expense and as promptly as possible, either:

         (a) causes title to such replacement part to vest in the Lessor in accordance with Section 8.01(b) hereof by the Lessee acquiring title to such replacement part for the benefit of, and transferring such title to, the Lessor free and clear of all Liens (other than Liens permitted under Section 6.01 hereof (other than clauses (d) and (f) thereof)); or

         (b) replaces such replacement part by incorporating or installing in or attaching to the Airframe or such Engine a further replacement part owned by the Lessee free and clear of all Liens (other than Liens permitted under Section 6.01 hereof (other than clauses (d) and (f) thereof)) and by causing title to such further replacement part to vest in the Lessor in accordance with Section 8.01(b) hereof.

         All such replacement parts and further replacement parts shall meet the standards set forth in the last sentence of Section 8.01(a) hereof.


                                   ARTICLE 9

                   ALTERATIONS, MODIFICATIONS AND ADDITIONS

         Section 9.01. Required Alterations and Modifications. The Lessee, at its own cost and expense, shall make or cause to be made such alterations and modifications in and additions to the Airframe and each Engine as may be required from time to time to meet the applicable requirements of the Aeronautics Authority or any other governmental authority with jurisdiction over the Lessee's operations and aircraft; provided, however, that the Lessee or sublessee, as the case may be, may in good faith contest the validity or application of any such requirements in any reasonable manner that does not involve any material risk of civil liabilities (unless indemnified by the Lessee) or any risk of criminal penalties being imposed on or against the Indenture Trustee, the Owner Participant or the Lessor, that does not involve any material risk or danger of loss, forfeiture or sale of the Aircraft or any Engine and that does not adversely affect the Lessor, its title or interest in the Aircraft or any Engine, the first and prior perfected Lien and security interest of the Indenture, or the interests of the Indenture Trustee or the Owner Participant in the Airframe or any Engine, or in any Operative Agreement (excluding any interests the Lessee agrees are indemnified for under the Tax Indemnity Agreement). All such alterations, modifications or additions shall be made on or before the date mandated therefor, taking into account authorized postponements resulting from a contest or otherwise and shall be made at such time and in such a manner so as not to discriminate against the Aircraft whether by reason of its leased status or otherwise.

         Section 9.02. Other Alterations and Modifications. (a) Generally. The Lessee, at its own cost and expense, may from time to time make such alterations and modifications in and additions to the Airframe or any Engine as the Lessee may deem desirable in the proper conduct of its business, including, without limitation, removal of Obsolete Parts in its usual course of maintenance, provided that no such alteration, modification, addition or removal, individually or in the aggregate, shall create any adverse tax consequences for the Owner Participant not otherwise indemnified for, diminish the value, remaining useful life, or utility of the Airframe or the value or utility of any Engine or impair its condition or state of airworthiness below its value, remaining useful life (in the case of the Airframe only), utility, condition and state of airworthiness immediately prior to such alteration, modification, addition or removal, assuming that the Airframe or such Engine was then in the condition and state of airworthiness required to be maintained by the terms of this Lease, or cause the Airframe or any Engine to become "limited use property" within the meaning of Revenue Procedure 76-30, 1976-2 C.B. 647, except that the value (but not the remaining useful life, utility, condition or airworthiness) of the Aircraft may be reduced by the value, if any, of any such Obsolete Parts which shall have been removed; provided that in no event shall the aggregate value of all such Obsolete Parts which shall have been so removed and not replaced exceed $500,000.

         (b) Title to Installed Parts. Title to each part incorporated or installed in or attached or added to the Airframe or any Engine as the result of any alteration, modification, removal or addition made pursuant to Section
9.01 or 9.02(a) hereof shall without further act vest in the Lessor and become subject to this Lease; provided, however, that the Lessee may remove any such Part at any time during the Term if:

         (i) such Part is in addition to, and not in replacement of or substitution for, any Part originally incorporated or installed in or attached or added to the Airframe or such Engine on the Delivery Date or any Part in replacement of, or substitution for, any such Part;

         (ii) such Part is not required to be incorporated or installed in or attached or added to the Airframe or such Engine pursuant to the terms of
   Article 7 hereof or the first sentence of Section 9.01 hereof; and

         (iii) such Part can be removed from the Airframe or such Engine without (A) causing material damage to the Airframe or such Engine (it being understood that the Lessee shall repair any damage caused by a permitted removal) or diminishing or impairing the value, utility, condition or state of airworthiness or remaining useful life of the Airframe required to be maintained by the terms of this Lease or (B) diminishing the value, utility or remaining useful life (in the case of the Airframe) or the value and utility (in the case of such Engine) which the Airframe or such Engine would have had at such time had such alteration, modification, removal or addition not occurred, assuming the Airframe or such Engine was then in the condition required to be maintained by the terms of this Lease.

         (c) Title to Removed Parts. Upon the removal by the Lessee of any such Part as provided in subsection (b) above, title thereto shall, without further act, vest in the Lessee and such Part shall no longer be deemed a Part. Any Part not removed by the Lessee as above provided prior to the return of the Aircraft to the Lessor hereunder shall remain the property of the Lessor and subject to this Lease.


                                  ARTICLE 10

                             VOLUNTARY TERMINATION

         Section 10.01.  Right of Termination Upon Obsolescence or Surplus.
(a) Option to Terminate. So long as no Event of Default shall have occurred and be continuing, the Lessee shall have the right, at its option, on any Termination Date, on no more than 180 days' and at least 90 days' irrevocable (except as provided herein) prior written notice (which notice shall state the Proposed Termination Date) to the Lessor and the Owner Participant to terminate this Lease as of a Termination Date if the Aircraft shall have become obsolete or surplus to the operations of the Lessee; provided that the Lessee shall have furnished to the Lessor, the Indenture Trustee and the Owner Participant a certificate of the Lessee's President, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Treasurer or Assistant Treasurer stating the determination of the Lessee that the Aircraft is obsolete or surplus to its needs. Unless the Lessor has elected to retain the Aircraft as herein provided, the Lessee shall have the right on one occasion to revoke its notice of termination no later than the Business Day prior to the date 15 days prior to the Proposed Termination Date whereupon this Lease shall continue in full force and effect.

         (b) Sale Procedure. During the period from the giving of notice pursuant to Section 10.01(a) hereof until the Proposed Termination Date, the Lessee, as non-exclusive agent for the Lessor, shall use its reasonable efforts to obtain bids for the cash purchase on the Proposed Termination Date (or such earlier date as shall be consented to in writing by the Lessor) of the Aircraft. On the Proposed Termination Date, the Engines shall be installed on the Airframe (provided that the Airframe may be sold with engines meeting the requirements set forth herein for Replacement Engines in lieu of the Engines so long as the aggregate number of Engines and Replacement Engines being sold with the Airframe equals two). The Lessor may, if it desires to do so, seek to obtain such bids. The Owner Participant shall not inspect any bids received by the Lessee with respect to the Aircraft, unless the Owner Participant has given to the Lessee binding and irrevocable notice that neither the Owner Participant nor any of its Affiliates nor any Person acting for the Owner Participant or such Affiliate will submit a bid for the purchase of the Aircraft and if such notice has been given, the Lessee will provide the Lessor with copies of bids received by the Lessee. No bid may be submitted by the Lessee or any Person affiliated with the Lessee (or with whom or which there is any arrangement or understanding as to the subsequent use of the Aircraft by the Lessee or any of its Affiliates) or any agent or Person acting on behalf of the Lessee. The Lessee may reject any bid which is less than the sum of the applicable Termination Value, the aggregate amount of any Make-Whole Premium and all other expenses incurred by the Lessor, the Owner Participant and the Indenture Trustee in connection with the sale. Subject to the provisions of Section 10.02 hereof, on the Proposed Termination Date or such earlier date of sale as shall be consented to in writing by the Lessor, the Lessee shall deliver the Airframe which shall have the Engines installed on it (provided that the Airframe may be delivered with installed engines meeting the requirements set forth herein for Replacement Engines in lieu of the Engines so long as the aggregate number of Engines and Replacement Engines being delivered with the Airframe equals two and the Lessee shall comply with the provisions of Section 11.04 hereof as if an Event of Loss occurred with regard to the Engines) to the bidder which shall have submitted the highest cash bid (whether certified to the Lessor by the Lessee or directly received by the Lessor and certified to the Lessee) in the same manner as if delivery were made to the Lessor pursuant to Article 12 hereof, at a location specified by such bidder, and shall duly transfer to the Lessor title to any such engines not owned by the Lessor, and the Lessor shall, upon payment in full to the Lessor of the bid price and all amounts due and owing pursuant to Section 10.01(c) hereof by wire transfer of immediately available funds and upon discharge of the Lien of the Indenture in accordance with Article XIV thereof, sell the Airframe and Engines or engines to such bidder without recourse or warranty (except as to the absence of Lessor's Liens).

         (c) Payments to the Lessor. The total selling price realized at a sale pursuant to Section 10.01(b) hereof net of all expenses of the sale (including commissions and any sales or transfer taxes) (the "Net Sales Price") shall be retained by the Lessor (or the Indenture Trustee as long as the Indenture is in force) and, in addition, on or before the Proposed Termination Date, the Lessee shall pay to the Lessor (or the Indenture Trustee as long as the Indenture is in force), by wire transfer of immediately available funds, the sum of:

         (i) the excess, if any, of the Termination Value for the Aircraft computed as of the Proposed Termination Date over the Net Sales Price; plus

         (ii) the installment of Basic Rent due with respect to the Aircraft on the Proposed Termination Date to the extent payable in arrears but not to the extent payable in advance; plus

         (iii) all other amounts then due and payable by the Lessee (including, without limitation, the aggregate amount of any Make-Whole Premium) under this Lease and any other Operative Agreement.

         (d) Transfer of Uninstalled Engines. Upon payment of the amounts described in Section 10.01(c) hereof and upon transfer to the Lessor of title to engines which have been returned in lieu of Engines as provided in Section 10.01(b) hereof, and upon payment of all other amounts then due under this Lease, the Lessor will transfer to the Lessee, without recourse or warranty (except as to the absence of Lessor's Liens), all of the Lessor's right, title and interest in and to any Engines which were replaced with engines pursuant to Section 10.01(b) hereof, and shall deliver to the Lessee such instrument as the Lessor shall have received from the Indenture Trustee releasing such Engines from the Lien of the Indenture.

         (e) Limitation on the Lessor's Duties. The Lessor shall be under no duty to solicit bids, to inquire into the efforts of the Lessee to obtain bids or otherwise to take any action in connection with any such sale other than to transfer to the purchaser named in the highest cash bid (determined as described in Section 10.01(b) above) as referred to above (or to such purchaser and to the Lessee, as the case may be), without recourse or warranty (except as to the absence of Lessor's Liens), all of the Lessor's right, title and interest in and to the Aircraft, against receipt by the Lessor of the payments provided for in Section 10.01(c) hereof.

         (f) Termination of the Lessee's Obligations. Upon the sale of the Aircraft pursuant to this Section 10.01 and upon compliance by the Lessee with the further provisions of this Article 10, the obligation of the Lessee to pay Basic Rent with respect to the Aircraft shall cease for any Rent Payment Date occurring after the Proposed Termination Date and the Term shall end effective as of the Proposed Termination Date. If no sale shall have occurred on or before the Proposed Termination Date, this Lease shall continue in full force and effect and, for purposes of Section 10.01(a) hereof, it shall be deemed that the Lessee has rescinded its notice of termination, and the Lessee shall pay the expenses incurred by the Lessor, the Indenture Trustee and the Owner Participant in connection with the proposed sale.

         Section 10.02. Retention of Aircraft by the Lessor. (a) Generally. Notwithstanding Section 10.01 hereof, the Lessor may, subject to Section 10.02(b) hereof, elect to retain the Aircraft after receipt of the Lessee's notice of termination given in accordance with Section 10.01(a) hereof, by giving the Lessee and the Indenture Trustee written irrevocable notice of such election not less than sixty (60) days prior to the Proposed Termination Date. If the Lessor so elects, the Lessee shall pay to the Lessor on the Proposed Termination Date, by wire transfer of immediately available funds the sum of:

         (i) the installment of Basic Rent due with respect to the Aircraft on the Proposed Termination Date to the extent payable in arrears but not to the extent payable in advance; plus

         (ii) all other amounts then due and payable by the Lessee under this Lease and any other Operative Agreement, including the aggregate amount of any Make- Whole Premium, on or prior to the Proposed Termination Date.

         (b) Payment of the Certificates. It shall be an absolute condition precedent to the Lessor's right to retain the Aircraft and to the termination of the Term pursuant to this Section 10.02 that the Lessor (or the Lessee to the extent set forth in Section 10.02(a) hereof) shall have paid to the Holders and such Holders shall have received the entire outstanding principal amount of, the aggregate amount of any Make-Whole Premium and accrued interest on the Certificates on the Proposed Termination Date and all other sums due and owing to the Indenture Trustee and the Holders on or prior to the Proposed Termination Date under this Lease, the Indenture or any other Operative Agreement.

         (c) Delivery of Aircraft to Lessor; Title to Engines. If the Lessor elects to retain the Aircraft pursuant to this Section 10.02, the Lessee shall deliver the Airframe and the Engines (provided that the Airframe may be delivered with engines meeting the requirements set forth herein for Replacement Engines in lieu of the Engines so long as the aggregate number of Engines and engines being delivered with the Airframe equals two and provided that the other requirements of Section 11.04 hereof are met as if an Event of Loss has occurred with regard to the Engines) to the Lessor in the same manner as if delivery were made to the Lessor pursuant to Article 12 hereof, and shall duly transfer to the Lessor right, title and interest to any such engines not owned by the Lessor, all in accordance with Article 12 hereof. Upon such delivery of the Airframe and Engines or engines to the Lessor and payment by the Lessee of any amounts required to be paid by the Lessee pursuant to
Section 10.02(a) hereof, the Lessor will transfer to the Lessee, without recourse or warranty (except as to the absence of Lessor's Liens), all of the Lessor's right, title and interest in and to any Engines which were replaced by engines pursuant to this Section 10.02(c), and shall deliver to the Lessee such instrument as the Lessor shall have received from the Indenture Trustee releasing such Engines from the Lien of the Indenture.

         (d) Termination of the Lessee's Obligations. Upon compliance by the Lessor and the Lessee with the provisions of this Section 10.02 and upon compliance by the Lessee with the further provisions of this Article 10, the obligation of the Lessee to pay Basic Rent with respect to the Aircraft shall cease for any Rent Payment Date occurring after the Proposed Termination Date and the Term shall end effective as of the Termination Date.

         Section 10.03. Voluntary Termination as to Engines. The Lessee shall have the right at its option and at any time, on at least thirty (30) days' prior written notice to the Lessor, to terminate this Lease with respect to any Engine not then installed or held for use on the Airframe, provided that prior to the date of such termination, the Lessee shall comply with the terms of Section 11.04 hereof to the same extent as if an Event of Loss had occurred with respect to such Engine.


                                  ARTICLE 11

                        LOSS, DESTRUCTION, REQUISITION

         Section 11.01. Lessee's Election Rights. The Lessee shall notify the Lessor, the Indenture Trustee and the Owner Participant as soon as practicable but in no event more than 10 Business Days following the occurrence of an event which constitutes, or would with the passage of time constitute, an Event of Loss with respect to the Airframe or with respect to the Airframe and the Engines or engines then installed on the Airframe. By written notice to the Lessor, the Indenture Trustee and the Owner Participant delivered within 60 days of the occurrence of any Event of Loss, the Lessee shall have the right to elect the alternative set forth in Section 11.02 hereof or the alternative set forth in Section 11.03 hereof. The Lessee's failure to make such election within said 60-day period shall be deemed to be an election of the alternative set forth in Section 11.02 hereof.

         Section 11.02. Payment of Stipulated Loss Value. (a) The Lessee shall, if it has so elected or is deemed to have so elected under Section
11.01 hereof, pay to the Lessor, by wire transfer of immediately available funds on the earlier of (i) the fifteenth day following receipt in full of insurance proceeds or requisition proceeds, described in Section 11.05 hereof, in connection with such Event of Loss or if later, the 15th day following the end of the 60-day election period referred to in Section 11.01 hereof and (ii) the 120th day after the occurrence of such Event of Loss (the earlier of such dates being referred to herein as the "Loss Payment Date"), the sum of (A) the Stipulated Loss Value for the Aircraft, determined as of the Stipulated Loss Value Determination Date next succeeding the Loss Payment Date (or, if the Loss Payment Date occurs on a Stipulated Loss Value Determination Date, determined as of such Stipulated Loss Value Determination Date), plus (B) any and all Basic Rent due and payable on the relevant Stipulated Loss Value Determination Date to the extent payable in arrears but not to the extent payable in advance, plus (C) any and all Supplemental Rent due and payable on or prior to such Loss Payment Date, plus (D) all other amounts (including Basic Rent due and payable with respect to Rent Payment Dates occurring prior to such Stipulated Loss Value Determination Date and unpaid) due and payable by the Lessee hereunder or owing by the Lessee or the Owner Trustee to the Indenture Trustee or the Holders under the Indenture and the other Operative Agreements, plus (E) any reasonable out-of-pocket expenses incurred in connection with such Event of Loss and the related prepayment of the Certificates by the Lessor, the Owner Participant and the Indenture Trustee; provided that in no event shall the Holders not be paid in full.

         (b) Termination of Lease; Title Transfer. Upon payment in full of the amounts due pursuant to Section 11.02(a) hereof, the obligation of the Lessee to pay Basic Rent on any Rent Payment Date occurring subsequent to the payment of such amounts shall terminate and the Term shall end. Further, upon such payment, the Lessor will transfer to the Lessee, without recourse or warranty (except as to the absence of Lessor's Liens), all of the Lessor's right, title and interest, if any, in and to the Airframe, Engines and engines with respect to which such Event of Loss occurred, as well as all of the Lessor's right, title and interest in and to any Engines constituting part of the Aircraft but not installed on the Airframe when such Event of Loss occurred, and will deliver to the Lessee such instrument as the Lessor shall have received from the Indenture Trustee, releasing the Aircraft from the Lien of the Indenture.

         Section 11.03. Replacement of Airframe and Engines. (a) Generally. So long as no Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing, and subject to Section 11.01 hereof and provided that the Lessee shall have reimbursed the reasonable out-of-pocket costs and expenses (including, without limitation, reasonable counsel fees and disbursements) of the Lessor, the Owner Participant, the Indenture Trustee and the Holders (to the extent of the reasonable fees and expenses of one legal counsel in each relevant jurisdiction representing all of the Holders) in connection with the matters contemplated by this Section 11.03, if the Lessee has elected to replace the Airframe and Engines suffering an Event of Loss pursuant to this Section 11.03, the Lessee shall cause to be duly conveyed to the Lessor within one hundred twenty (120) days after the occurrence of such Event of Loss, as replacement for the Airframe and Engines with respect to which such Event of Loss has occurred, good and marketable title to an Airbus A300-600 series airframe manufactured no earlier than January 1, 1997 (the "Replacement Airframe") and good and marketable title to a number of Replacement Engines equal to the number of Engines with respect to which an Event of Loss has occurred, provided that following compliance with all other terms of this Section 11.03 each Engine shall be of identical make and model and, in the case of such Replacement Airframe and each such Replacement Engine, owned by the Lessee free and clear of all Liens not excepted in Sections 6.01(a), (b), (c) and (e) hereof, duly certified as an airworthy aircraft by the Aeronautics Authority, and having in the case of the Replacement Airframe a value, remaining useful life and utility, and in the case of the Replacement Engines a value and utility, at least equal to, and being in as good operating condition as, the Airframe and Engines with respect to which such Event of Loss occurred, assuming that the Airframe and Engines were then in the condition and state of airworthiness required to be maintained by the terms of this Lease immediately prior to the occurrence of such Event of Loss. In such case and as a condition to such substitution the Lessee, at its own cost and expense, will also promptly:

         (i) furnish the Indenture Trustee with originals of, and the Lessor with copies of, full warranty bills of sale, in form and substance satisfactory to the Lessor and the Indenture Trustee, with respect to such Replacement Airframe and Replacement Engines together with an assignment in form and substance satisfactory to the Lessor and the Indenture Trustee of any and all manufacturer's warranties applicable thereto and a consent reasonably satisfactory to the Lessor and the Indenture Trustee from such manufacturer or manufacturers to such assignment;

         (ii) cause such Replacement Airframe and Replacement Engines to be duly registered in the name of the Lessor pursuant to the Transportation Code or the applicable laws of any other jurisdiction in which the Aircraft may then be registered in accordance with Section 6.03(b) of the Participation Agreement;

         (iii) cause a Lease Supplement with respect to such Replacement Airframe and Replacement Engines to be duly executed by the Lessee and recorded pursuant to the Transportation Code, or the applicable laws, rules and regulations of any other jurisdiction in which the Aircraft may then be registered as permitted by Section 6.03(b) of the Participation Agreement;

         (iv) furnish the Lessor, the Indenture Trustee and the Owner Participant with an appraisal or other report of a nationally recognized aircraft appraiser based on an inspection of such Replacement Airframe and Replacement Engines reasonably satisfactory to the Indenture Trustee and the Owner Participant certifying that such Replacement Airframe has a value, remaining useful life and utility, and such Replacement Engines have a utility and value, at least equal to, and are in as good operating condition as, the Airframe and Engines replaced, assuming such Airframe and Engines were in the condition and repair required by the terms of this Lease immediately prior to the occurrence of such Event of Loss;

         (v) furnish the Lessor, the Indenture Trustee and the Owner Participant with such evidence as the Lessor or the Indenture Trustee may reasonably request of compliance with the insurance provisions of Article
   13 hereof with respect to such Replacement Airframe and Replacement Engines;

         (vi) provide the Owner Participant and the Lessor with (A) an opinion of counsel selected by the Owner Participant and reasonably acceptable to the Lessee (which opinion shall be reasonably satisfactory in form and substance to the Owner Participant and the Lessor) that it will suffer no adverse tax consequence not otherwise indemnified for to its reasonable satisfaction as of the Delivery Date as a result of such substitution or
   (B) an indemnity reasonably acceptable to the Lessor and the Owner Participant against such consequences;

         (vii) comply with the provisions of Section 9.08 of the Indenture;

         (viii) cause an Indenture and Security Agreement Supplement with respect to such Replacement Airframe and Replacement Engines to be duly executed by the Lessor and the Indenture Trustee and recorded pursuant to the Transportation Code, or the applicable laws, rules and regulations of any other jurisdiction in which the Aircraft may then be registered as permitted by Section 6.03(b) of the Participation Agreement in order that the Lien of the Indenture shall constitute a first priority, duly perfected Lien and security interest on and in respect of such Replacement Airframe and Replacement Engines;

         (ix) take such other action, including the filing of UCC financing statements naming the Indenture Trustee as a secured party with the Secretary of State of Connecticut and the filing of a notice with the Secretary of State of Tennessee, as the Lessor or the Indenture Trustee may reasonably request in order that such Replacement Airframe and Replacement Engines shall be duly and properly titled in the Lessor, leased under this Lease and subjected to the Lien of the Indenture to the same extent as the replaced Airframe and Engines;

         (x) furnish the Indenture Trustee with an opinion (reasonably satisfactory in form and substance to the Lessor, the Owner Participant and the Indenture Trustee) of counsel to the Lessee (which may be the Lessee's General Counsel) addressed to the Indenture Trustee and the Owner Participant to the effect that (A) the Lessor has good title to such Replacement Airframe and Replacement Engines, and (B) such Replacement Airframe and Replacement Engines have been validly subjected to the Lien of the Indenture (with the effect and result that the Indenture constitutes a first priority duly perfected security interest and Lien on such Replacement Airframe and Replacement Engines); and

         (xi) cause to be delivered to the Lessor, the Owner Participant and the Indenture Trustee an opinion of counsel to the Lessee addressed to the Lessor, the Owner Participant and the Indenture Trustee as to the due registration of the Aircraft and the due recordation of the requisite documents or instruments and the validity and perfection of the Lien in such Replacement Airframe and Replacement Engines.

         (b) Title to Replaced Equipment. Upon compliance by the Lessee with the terms of Section 11.03(a) hereof, the Lessor will transfer to the Lessee (subject to any insurer's salvage rights), without recourse or warranty
(except as to the absence of Lessor's Liens), all of the Lessor's right, title and interest, if any, in and to the Airframe and Engines with respect to which such Event of Loss occurred. In connection with such transfer, the Lessee shall prepare and the Lessor shall execute or forward to the Indenture Trustee for execution, as the case may be, all in recordable form, a bill of sale evidencing such transfer, a release of the Airframe and Engines with respect to which such Event of Loss occurred from the Indenture and such other documents as the Lessee reasonably requests, all at the Lessee's sole cost and expense. Any Engine constituting part of the Aircraft, but not installed on the Airframe when such Event of Loss occurred, shall continue to be property of the Lessor and leased under this Lease as part of the same equipment as the Replacement Airframe and Replacement Engines.

         (c) Definitions. Each Replacement Airframe and Replacement Engine shall be deemed part of the property leased under this Lease, each such Replacement Airframe shall be deemed an "Airframe," each such Replacement Engine shall be deemed an "Engine" and each such Replacement Airframe and Replacement Engine shall be deemed part of the same Aircraft as was the Airframe or Engine replaced.

         (d)  Rent Adjustments.  An Event of Loss covered by this Section
11.03 shall not result in any change in Basic Rent, Stipulated Loss Values or Termination Values except as may be provided pursuant to the Tax Indemnity Agreement and the Participation Agreement.

         (e) Time Limitations. If the Lessee has elected to proceed under this Section 11.03 but has not fully performed its obligations under this
Section 11.03 within 120 days of the occurrence of the applicable Event of Loss, in the event that any amounts held by the Lessor (or, so long as the Indenture shall be in effect, the Indenture Trustee) in respect of such Event of Loss are less than the Stipulated Loss Value thereof, the Lessee will deposit with the Lessor or the Indenture Trustee, as the case may be, the amount of any deficiency as security on such 120th day. If the Lessee has elected to proceed under this Section 11.03 but has not fully performed its obligations under this Section 11.03 within 180 days of the occurrence of such Event of Loss, the Lessee shall be deemed to have elected to proceed under
Section 11.02 hereof and shall immediately perform its obligations thereunder, and the Indenture Trustee, or the Lessor if the Indenture shall have been discharged, shall apply the amounts held by it pursuant to the preceding sentence as a credit against such obligations.

         Section 11.04. Event of Loss with Respect to an Engine. (a) Generally. Upon the occurrence of an Event of Loss with respect to an Engine under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, the Lessee shall give the Lessor and the Indenture Trustee prompt written notice thereof and shall, as soon as practicable but in any event within sixty (60) days after the occurrence of such Event of Loss, duly convey or cause to be conveyed to the Lessor, a Replacement Engine for the Engine with respect to which such Event of Loss occurred, good and marketable title to a Replacement Engine, free and clear of all Liens not excepted in Sections 6.01(a), (b) (provided that if there are any Liens of the type described in Section 6.01(b) hereof, such Liens are subordinate to the Lien of the Indenture), (c) and (e) hereof and having a value and utility at least equal to, and being in as good operating condition as, the Engine with respect to which such Event of Loss occurred, assuming such Engine was of the value and utility and in the condition and repair required by the terms of this Lease immediately prior to the occurrence of such Event of Loss, provided that after any replacement, each Engine shall be of identical make and model. The standards set forth in this Section with respect to Replacement Engines shall apply upon any replacement or substitution of an Engine with a Replacement Engine pursuant to any other provision of this Lease.

         (b) Conditions Precedent. Prior to or at the time of any conveyance of an Engine pursuant to Section 11.04(a) hereof, the Lessee, at its own cost and expense will:

         (i) furnish the Indenture Trustee with an original of, and the Lessor with a copy of, a full warranty bill of sale, in form and substance satisfactory to the Lessor, with respect to such Replacement Engine together with an assignment in form and substance satisfactory to the Lessor of any and all manufacturer's warranties applicable thereto and a consent reasonably satisfactory to the Lessor and the Indenture Trustee from such manufacturer to such assignment;

         (ii) cause a Lease Supplement covering such Replacement Engine to be duly executed by the Lessee and filed for recordation pursuant to the Transportation Code, or the applicable laws, rules and regulations of any other jurisdiction in which the Aircraft may then be registered as permitted by Section 6.03(b) of the Participation Agreement and, if the Engine being replaced was registered under the applicable laws of the jurisdiction in which the Aircraft is then registered, the Replacement Engine shall be registered in the same fashion;

         (iii) furnish the Lessor and the Indenture Trustee with a certificate of a nationally recognized aircraft appraiser reasonably satisfactory to the Lessor certifying that such Replacement Engine has a value and utility at least equal to, and is in as good operating condition as, the Engine replaced, assuming such Engine was in at least the condition and repair required by the terms of this Lease immediately prior to the occurrence of such Event of Loss;

         (iv) furnish the Lessor with such evidence of compliance with the insurance provisions of Article 13 hereof with respect to such Replacement Engine as the Lessor or the Indenture Trustee may reasonably request;

         (v) comply with the provisions of Section 9.08 of the Indenture;

         (vi) cause an Indenture and Security Agreement Supplement with respect to such Replacement Engine to be duly executed by the Lessor and the Indenture Trustee and recorded pursuant to the Transportation Code, or the applicable laws, rules and regulations of any other jurisdiction in which the Aircraft may be registered as permitted by Section 6.03(b) of the Participation Agreement in order that the Indenture shall constitute a first priority duly perfected Lien and security interest on and in respect of such Replacement Engine;

         (vii) take such other action, including the filing of UCC financing statements naming the Indenture Trustee as Secured Party with the Secretary of State of Connecticut and a notice filing with the Secretary of State of Tennessee, as the Lessor or the Indenture Trustee may reasonably request in order that such Replacement Engine be duly and properly titled in the Lessor, leased under this Lease and subjected to the Lien of the Indenture to the same extent as the replaced Engine;

         (viii) furnish the Lessor, the Owner Participant and the Indenture Trustee with an opinion (reasonably satisfactory in form and substance to the Lessor, the Owner Participant and the Indenture Trustee) of counsel to the Lessee (which may be the Lessee's General Counsel) addressed to the Indenture Trustee and the Owner Participant to the effect that (A) the Lessor has good title to such Replacement Engine, and (B) such Replacement Engine has been validly subjected to the Lien of the Indenture (with the effect and result that the Indenture constitutes a first priority duly perfected security interest and Lien on such Replacement Engine); and

         (ix) take such other action as the Indenture Trustee may reasonably request in order that such Replacement Engine be duly and properly subjected to the Lien of the Indenture to the same extent as the replaced Engine.

         (c) Title Transfer. Upon compliance by the Lessee with the terms of Sections 11.04(a) and (b) hereof, the Lessor will transfer to the Lessee (subject to any insurer's salvage rights), without recourse or warranty (except as to the absence of Lessor's Liens), all of the Lessor's right, title and interest, if any, in and to the Engine with respect to which such Event of Loss occurred. In connection with such transfer, the Lessee shall prepare and the Lessor shall execute or forward to the Indenture Trustee for execution, as the case may be, all in recordable form, a bill of sale evidencing such transfer, a release of the Engine with respect to which such Event of Loss occurred from the Indenture and such other documents as the Lessee reasonably requests, all at the Lessee's sole cost and expense. Each Replacement Engine shall, after such conveyance, be deemed part of the property leased under this Lease. An Event of Loss covered by this Section 11.04 shall not result in any change in Basic Rent, Stipulated Loss Values or Termination Values, but may result in payments to be made pursuant to the Tax Indemnity Agreement and the Participation Agreement.

         Section 11.05. Application of Payments from the Government or Others. (a) Generally. Any payments (other than insurance proceeds the application of which is provided for in Section 13.03 hereof) received at any time by the Lessor or by the Lessee from any governmental authority or any other party, foreign or domestic, with respect to an Event of Loss resulting from the condemnation, confiscation, theft or seizure of, or requisition of title to or use of, the Airframe or any Engine will be applied, as appropriate, in accordance with Section 11.05(b) or Section 11.05(c) hereof.

         (b)  Payments of Stipulated Loss Value.  If the payments described in
Section 11.05(a) hereof are received with respect to the Airframe or with respect to the Airframe and Engines or engines then installed on the Airframe and the Lessee has elected the alternative set forth in Section 11.02 hereof, so much of such payments as shall not exceed the amount required to be paid by the Lessee pursuant to Section 11.02 hereof shall be paid to the Lessor (or, if the Lien of the Indenture has not been discharged, the Indenture Trustee) in reduction of the Lessee's obligations under Section 11.02 hereof if not already paid by the Lessee, or, if such obligations have already been discharged in full by the Lessee, such payments shall be applied to reimburse the Lessee for its payment of such Stipulated Loss Value and, if and to the extent specifically included in such payment, to pay to the Lessee interest on such amount of Stipulated Loss Value at the rate included in such payment if any, or otherwise at the applicable Debt Rate, for the period from the date of payment by the Lessee of the Stipulated Loss Value to the date of reimbursement of the Lessee under this Section 11.05(b). The excess, if any, remaining after such application shall be divided between the Lessor and the Lessee as their respective interests may appear.

         (c) Payment if the Lessee Elects Replacement. If the payments described in Section 11.05(a) hereof are received with respect to the Airframe or with respect to the Airframe and the Engines or engines then installed on the Airframe and the Lessee has elected the alternative set forth in Section
11.03 hereof, or if such payments are received with respect to an Engine not then installed on the Airframe under the circumstances contemplated by Section
11.04 hereof, all such payments shall, subject to Section 11.08 hereof, be paid over to or retained by the Lessee, provided that the Lessee shall have fully performed its obligations pursuant to Section 11.03 or Section 11.04 hereof, as the case may be, with respect to the Event of Loss for which such payments are made.

         Section 11.06. Requisition of an Airframe and the Installed Engines for Use by Government. In the event of the requisition for use by the Government or any other government of registry of the Aircraft, or any agency or instrumentality of either (a "Requisitioning Government") of the Airframe and the Engines or engines then installed on the Airframe during the Term, which requisition does not constitute an Event of Loss, the Lessee shall promptly notify the Lessor, the Indenture Trustee and the Owner Participant of such requisition and all of the Lessee's obligations under this Lease with respect to such Airframe and Engines or engines shall continue to the same extent as if such requisition had not occurred except to the extent that any failure or delay in repairing or maintaining the Aircraft by the Lessee shall have been caused by such requisition. All payments received by the Lessor, the Lessee or any permitted sublessee or transferee from the Requisitioning Government for such use of the Airframe and Engines or engines during the Term (other than any such requisition which constitutes an Event of Loss, as to which the provisions of Section 11.05 hereof shall govern) shall, subject to
Section 11.08 hereof, be paid over to, or retained by the Lessee or such permitted sublessee or transferee. All payments received by the Lessor, the Lessee or any such permitted sublessee or transferee from the Requisitioning Government for the use of the Airframe and Engines or engines after the Term shall be paid over to, or retained by, the Lessor (or the Lessee if it shall have purchased the Lessor's interest therein in accordance with the provisions hereof).

         Section 11.07. Requisition for Use by Government of an Engine Not Installed on the Airframe. In the event of the requisition for use by a Requisitioning Government of registry of the Aircraft or any agency or instrumentality thereof of any Engine not then installed on the Airframe, the Lessee shall replace such Engine by complying with the terms of Section 11.04 hereof to the same extent as if an Event of Loss had occurred with respect to such Engine as of the date of such requisition, and any payments received by the Lessor or the Lessee from the Requisitioning Government with respect to such requisition shall, subject to Section 11.08 hereof, be paid over to or retained by the Lessee, provided that the Lessee shall have fully performed its obligations under Section 11.04 hereof.

         Section 11.08. Application of Payments During Existence of Certain Defaults. Any amount referred to in Section 11.05, 11.06 or 11.07 hereof which is payable to the Lessee shall not be paid to the Lessee, or, if it has been previously paid directly to the Lessee, shall not be retained by the Lessee, if at the time of such payment a Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing, but shall be paid to and held by the Lessor (or the Indenture Trustee so long as the Lien of the Indenture is in effect) as provided in Article 23 hereof as security for the obligations of the Lessee under this Agreement, and at such time as there shall not be continuing any such Payment Default, Bankruptcy Default or Event of Default, such amount to the extent not theretofore applied as provided herein, shall be paid to the Lessee.


                                  ARTICLE 12

                              RETURN OF AIRCRAFT

         Section 12.01. Return of Aircraft. Unless the Aircraft is purchased by the Lessee as provided in Section 4.02 hereof, at the end of the Term, or upon the termination of this Lease pursuant to Article 10 or Article 17 hereof or otherwise, the Lessee, at its own cost and expense, will return the Aircraft by delivering it to the Lessor on the last day of the Term or on the Termination Date, as the case may be, at the Lessee's principal maintenance facility in Memphis, Tennessee or such other location specified by the Lessee (and reasonably acceptable to the Owner Participant), or if such termination is pursuant to Article 17 hereof, selected by the Lessor in its reasonable discretion, within or, if the Aircraft is then registered outside the United States, outside of the continental United States (on the Lessee's route structure as in effect on the return date and provided that the Lessee shall pay any incremental expenses incurred in connection with a redelivery outside the United States) and the Airframe shall be fully equipped with two Engines of the same or an improved make and model as were delivered on the Delivery Date (or Replacement Engines), free and clear of all Liens (other than Lessor's Liens), including any rights of third parties under pooling, interchange, overhaul, repair or similar agreements or arrangements, it being understood that all such Engines and Replacement Engines so returned shall be of identical make and model and that any Replacement Engine shall be in at least as good operating condition and have at least the same value and utility as the Engines being replaced, assuming such Engines were in the condition required hereunder. The Lessee will give the Lessor at least 30 days' prior written notice of the place of such return; provided, however, that if the Lessor shall have made the request for storage pursuant to Section 12.06 hereof, the Lessee shall return the Aircraft to the Lessor at the site of the storage.

         Section 12.02. Return of Engines. If any engine not owned by the Lessor shall be delivered with the Airframe as set forth in Section 12.01 hereof, the Lessee, concurrently with such delivery, will, at its own cost and expense furnish the Lessor with (i) a full warranty bill of sale, in form and substance reasonably satisfactory to the Lessor, with respect to such engine,
(ii) an opinion of the Lessee's counsel to the effect that, upon such return, the Lessor will acquire full right, title and interest to such engine free and clear of all Liens (other than Lessor's Liens) and (iii) a certificate as described in Section 11.04(b)(iii) hereof. The Lessee shall take such other action as the Lessor may reasonably request in order that such Replacement Engine shall be duly and properly titled in the Lessor free and clear of all Liens (other than Lessor's Liens), and the Lessor will then (i) transfer to the Lessee, without recourse or warranty (except as to the absence of Lessor's Liens), and subject to the disclaimers provided in Section 5.01 hereof, all the Lessor's right, title and interest in and to any Engine in lieu of which a Replacement Engine has been delivered pursuant to Section 12.01 hereof, "as is, where is" and (ii) deliver to the Lessee such instrument as the Lessor shall have received from the Indenture Trustee, releasing such Engine from the Lien of the Indenture.

         Section 12.03. Return of Manuals. Upon the return of the Aircraft, the Lessee shall deliver to the Lessor all original (or photocopied or microfilmed copies thereof, if then permitted to be maintained in such form under applicable law) logs, manuals, certificates and technical data, and inspection, modification and overhaul records pertaining to the Airframe, Engines or engines, which are required to be maintained under applicable rules and regulations of the Aeronautics Authority or pursuant to the Lessee's or any permitted sublessee's Aeronautics Authority-approved maintenance program and all original (or photocopied or microfilmed copies thereof, if then permitted to be maintained in such form under applicable law) records required to be maintained with respect to the Aircraft under the maintenance program approved by the aeronautical authority of any other country of registry of the Aircraft. All records shall be returned in the format necessary to allow the Lessee or any sublessee to comply with Section 12.04(a)(i) hereof.

         Section 12.04. Condition of Aircraft. (a) Required Condition. The Aircraft when returned to the Lessor shall, at the Lessee's own cost and expense, meet the following requirements:

         (i) it shall, unless otherwise requested by the Lessor not less than 90 days prior to the end of the Term to retain the then-existing registration of the Aircraft, be duly registered in the name of the Lessor or its designee pursuant to the Transportation Code;

         (ii) it shall be clean by airline and cargo handling operating standards;

         (iii) the Airframe shall be returned with the Engines, or any replacements thereto as herein authorized, provided that the Airframe shall have an aggregate of two Engines or engines (as herein authorized under Section 12.02 hereof), both of the same make and model, installed thereon, together with the equipment, accessories or parts installed thereon on the Delivery Date or replacements therefor (as herein authorized) and alterations, modifications and additions thereto made in accordance with the provisions of this Lease;

         (iv) it shall be in the condition required by Section 12.04(b) hereof and in as good operating condition as when delivered to the Lessor on the Delivery Date, ordinary wear and tear excepted;

         (v) it shall have a currently effective airworthiness certificate issued by the Aeronautics Authority;

         (vi) it shall comply with any then applicable rules and regulations imposed by the Aeronautics Authority and, without limitation of the foregoing, terminate all airworthiness directives of, and mandatory modifications required by, the Aeronautics Authority (or any government or governmental authority, domestic or foreign, having jurisdiction over the Aircraft) to be terminated during the Term of the Lease and the Airframe and each Engine (including any Replacement Engine) shall be serviceable in accordance with the Lessee's FAA-approved maintenance program;

         (vii) it shall be free and clear of all Liens and rights of others (other than Lessor's Liens) including, without limitation, rights of third parties under pooling, interchange, overhaul, repair and other similar agreements or arrangements referred to in Section 7.02(a) hereof; and

         (viii) it shall be in a standard cargo configuration.

         (b) Remaining Time. If, at the time of return of the Aircraft, the Airframe is not being maintained under a continuous maintenance program, then the Airframe shall have remaining until the next scheduled "C" check at least 25% of the allowable hours between "C" checks permitted under the Lessee's FAA-approved maintenance program (or other permitted maintenance program).
If, at the time of return of the Aircraft, the Engines or engines are not being maintained under an on-condition maintenance program, then the average number of hours of operation on such Engines or engines remaining until the next scheduled engine heavy maintenance visit under the Lessee's FAA-approved maintenance program (or other permitted maintenance program) shall be at least 25% of the allowable hours between engine heavy maintenance visits. With respect to maintenance under the Lessee's FAA-approved maintenance program, the Lessee shall have treated the Aircraft in a nondiscriminatory manner with other Airbus A300-600 series aircraft in the Lessee's fleet, and the Aircraft shall be free and clear of all Liens and rights of others other than Lessor's Liens and shall be in compliance in every material respect with the Lessee's FAA-approved maintenance program as if the Term were not ending.

         Section 12.05.  [Reserved].

         Section 12.06. Storage. Upon any expiration or termination of this Lease, at the written request of the Lessor given at least 45 days prior to such expiration or termination, the Lessee will arrange, or will cause to be arranged, at no charge to the Lessor (subject, however, to the last sentence of this Section 12.06), storage at a ramp storage facility for the Aircraft at the Lessee's principal maintenance facilities in Memphis, Tennessee or one of the Lessee's other maintenance facilities or at a location selected by the Lessee used as a location for the parking or storage of aircraft for a period of up to 30 days; provided that if storage is available at no additional cost or expense to the Lessee at the location at which the Lessor has specified pursuant to Section 12.01 hereof that return of the Aircraft shall take place, the Lessee shall provide storage at such location. At the end of such 30 day period, if the Lessor so requests within 10 days of before the end of such period, the Lessee will continue to provide such ramp storage facility at such facility or location for an additional 30 days at the Lessor's expense. If the Lessee is required to move the Aircraft from one storage facility to another, such move shall be at the risk and expense of the Lessor. The maintenance and risk of loss of, and responsibility for obtaining insurance on, the Aircraft shall be the responsibility of the Lessor during any period of storage; provided, however, the Lessee will, upon written request of the Lessor and at the Lessor's expense, not to exceed the Lessee's incremental cost of such service, obtain insurance for such property (including, if possible, coverage through its fleet policy).

         Section 12.07. Special Markings. If requested by the Lessor, the Lessee shall, at the Lessee's cost, remove or paint over all insignias and other distinctive markings of the Lessee or any sublessee on the Aircraft and repaint the stripped down areas in a workmanlike manner to match exterior colors.

         Section 12.08. Lessor's Option to Purchase Parts. At any time after the Lessee has advised the Lessor that it has determined not to renew this Lease or purchase the Aircraft, or the Aircraft is otherwise to be returned to the Lessor, the Lessee shall advise the Lessor of any Part which the Lessee intends, and is permitted, to remove as provided in Section 9.02(b) above, and the Lessor may, at its option, upon 30 days' notice to the Lessee, purchase any or all of such Parts from the Lessee upon the expiration of the Term at their then Fair Market Value (taking into account the provisions of this Lease) determined in accordance with the provisions of Section 4.03 hereof. Upon any return of the Aircraft pursuant to this Article 12, if the Lessor does not elect to exercise its option under this Section 12.08, the Lessee will, at its own cost and expense, remove such Parts described in subparagraph (i),
(ii) or (iii) of Section 9.02(b) hereof as the Lessor may request.


                                  ARTICLE 13

                                   INSURANCE

         Section 13.01. Comprehensive Airline Liability and Property Damage Liability Insurance. (a) Comprehensive Airline Liability and Property Damage Liability Insurance. The Lessee, at its own cost and expense, will maintain or cause to be maintained with respect to the Aircraft, (i) comprehensive airline liability insurance including, without limitation, passenger legal and bodily injury liability and property damage liability insurance and cargo legal liability in such amounts, against such risks (including, without limitation, contractual liability and allied perils liability but excluding war risk insurance (except as required under the second sentence of this Section 13.01(a)), with such retentions (subject to the limitations set forth in Section 13.06 hereof) and on such terms and conditions (including coverage for cost of claims) as the Lessee customarily maintains with respect to aircraft and engines of the same type and model which comprise the fleet of the Lessee, and (ii) such insurance against such other risks as is usually carried by similar corporations engaged in the same or similar business and similarly situated as the Lessee and owning or operating aircraft and engines similar to the Aircraft and Engines; provided that in no event shall the limits of liability for all such insurance be less than the amount, per occurrence, as set forth on the insurance certificate delivered on the Delivery Date unless and only so long as the Aircraft is not operated and all risk-ground insurance for the Aircraft on the ground is maintained in the same manner and covering the same risks as is from time to time applicable to other aircraft owned or operated by the Lessee of the same type and model on the ground and not in operation. The Lessee will be required to maintain war risk insurance only if the Aircraft is operated in a war zone or a recognized area of armed hostilities. All insurance required by this Section 13.01(a) shall be maintained with insurers of recognized reputation and responsibility.

         (b) Government Indemnification. Notwithstanding Section 13.01(a) hereof, in the event of the requisition for use by the Government of the Airframe or the Airframe and the Engines or engines then installed on the Airframe, the Lessee shall maintain throughout the period of such requisition such insurance as would otherwise be required under this Section 13.01; provided that the Lessor shall accept, in lieu of such insurance coverage, written indemnification or insurance from the Government which is substantially the same as otherwise required under this Article 13.

         (c) Policy Terms. Any policy of insurance carried and maintained in accordance with this Section 13.01, and any policy taken out in substitution or replacement for any such policy subject to the terms, conditions and limitations thereof, shall:

         (i) name or be amended to name the Lessor in its individual capacity and as owner of the Aircraft, the Indenture Trustee in its individual capacity and as trustee/mortgagee of the Aircraft and the Owner Participant, each Liquidity Provider and each of their respective officers and directors in their respective capacities as such as additional insureds (hereinafter in this paragraph (c) sometimes referred to as "Additional Insured");

         (ii) provide that, in respect of the interest of any Additional Insured in such policies, the insurance shall not be invalidated by any action or inaction of the Lessee or any Additional Insured as defined under the policy of insurance required under this Section 13.01 (other than any action or inaction of such Additional Insured) and shall insure each Additional Insured regardless of any breach or violation of any warranty, declaration or condition contained in such policies by the Lessee or any other Additional Insured (other than any breach or violation of any warranty, declaration or condition by such Additional Insured) as defined under the policy of insurance required under this Section 13.01;

         (iii) provide that if such insurance is cancelled for any reason, or any substantial change is made in the policies which adversely affect the scope of the coverage required herein, or if such insurance is allowed to lapse for nonpayment of premium, such cancellation, change or lapse shall not be effective as to any Additional Insured for thirty (30) days (except in the case of war risk coverage in which event the applicable period shall be seven (7) days or such other period as may be customary) after receipt by each such Additional Insured of written notice from such insurers or such insurers' broker of such cancellation, change or lapse;

         (iv) provide that the insurers shall waive any rights of subrogation against each Additional Insured, to the extent that the Lessee has waived its rights under this Lease and the Participation Agreement; provided that the exercise by insurers of rights of subrogation derived from rights retained by the Lessee shall not, in any way, delay payment of any claim that would otherwise be payable by such insurers but for the existence of rights of subrogation derived from rights retained by the Lessee;

         (v) provide that all of the provisions of such policy shall operate in the same manner as if there were a separate policy covering each Additional Insured; provided, that such policies shall not operate to increase any insurer's limit of liability;

         (vi) be primary, without right of contribution from any other insurance which is carried by the Lessee or any sublessee or any Additional Insured with respect to its interest in the Aircraft;

         (vii) provide that no Additional Insured shall have any obligation or liability for premiums or other payments, if any, in connection with such insurance; and

         (viii) provide that such insurer shall waive the right of such insurer to any set-off or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of any Additional Insured.

         Section 13.02. Insurance Against Loss or Damage to Aircraft and Engines. (a) Hull Insurance. The Lessee, at its own cost and expense, shall maintain or cause to be maintained in effect, with insurers of recognized reputation and responsibility, all-risk ground and flight aircraft hull insurance covering the Aircraft and all-risk coverage with respect to any Engines and Parts while removed from the Aircraft and not replaced by similar Engines or Parts, including in each case war-risk and allied perils, hijacking (air piracy) and governmental confiscation and expropriation insurance (except with respect to the country of registry) with such retentions (subject to the limitations set forth in Section 13.06 hereof) and in such form, and upon such terms and conditions (including coverage for cost of claims), and in amounts as the Lessee customarily maintains with respect to the aircraft in the Lessee's fleet of the same type and model and operated on the same routes as the Aircraft (except that the Lessee shall be required to maintain (i) allied perils, hijacking (air piracy) and governmental confiscation and expropriation insurance (except with respect to the country of registry) if the Aircraft is operated on routes where the custom is for major international Air Carriers flying comparable routes to carry such insurance and (ii) war risk insurance only if the Aircraft is operated in a war zone or a recognized area of armed hostilities), provided that such insurance shall at all times while the Aircraft is subject to this Lease and the Lien of the Indenture be on an agreed-value basis for an amount not less than an amount equal to the Stipulated Loss Value for the Aircraft from time to time.

         (b) Policy Terms. Any policies carried and maintained in accordance with this Section 13.02 and any policies taken out in substitution or replacement for any such policies subject to the terms, conditions and limitations thereof shall:

         (i) name or be amended to name the Lessor in its individual capacity and as owner of the Aircraft (or, so long as the Indenture shall not have been discharged, the Indenture Trustee) as an additional insured and as the sole loss payee (hereinafter in this paragraph (b) sometimes referred to as "Loss Payee");

         (ii) provide with respect to coverage provided under this Section 13.02, (except as otherwise provided under Section 13.03 hereof when an Event of Loss or a Payment Default, Bankruptcy Default or Event of Default has occurred and is continuing), that (i) in the event of a loss involving proceeds in the aggregate in excess of $6,000,000, the proceeds in respect of such loss up to an amount equal to the Stipulated Loss Value for the Aircraft shall be payable to the Lessor (or, so long as the Indenture shall not have been discharged, the Indenture Trustee), it being understood and agreed that in the case of any payment to the Lessor (or the Indenture Trustee) otherwise than in respect of an Event of Loss, the Lessor (or the Indenture Trustee) shall in the aggregate upon receipt of evidence satisfactory to it that the damage giving rise to such payment shall have been repaired or that such payment shall then be required to pay for repairs then being made, pay the amount of such payment to the Lessee or its order, and (ii) the entire amount of any loss involving proceeds in the aggregate of $6,000,000 or less or the amount of any proceeds of any loss in excess of the Stipulated Loss Value for the Aircraft shall be paid to the Lessee or its order to pay for repairs or replacement property;

         (iii) provide that if such insurance is cancelled for any reason or any substantial change is made in the policies which adversely affect the scope of the coverage required herein, or if such insurance is allowed to lapse for nonpayment of premium, such cancellation, change or lapse shall not be effective as to the Loss Payee for thirty days (except in the case of war-risk coverage in which event the applicable period shall be seven
   (7) days or such other period as may be customary) after receipt by the Loss Payee of written notice from such insurer of such cancellation, change or lapse;

         (iv) provide that, in respect of the interest of the Lessor (in its individual capacity and as the Owner Trustee), the Owner Participant or the Indenture Trustee (in their respective capacities as such) in such policies, the insurance shall not be invalidated by any action or inaction of the Lessee or the Loss Payee (other than any action or inaction of such Loss Payee) and shall insure the Lessor (in its individual capacity and as Owner Trustee), the Owner Participant and the Indenture Trustee regardless of any breach or violation of any warranty, declaration or condition contained in such policies by the Lessee or the Loss Payee (other than any breach or violation of any warranty, declaration or condition by the Loss Payee) as defined under the policy of insurance required under this Section 13.02;

         (v) provide that the insurers shall waive any rights of subrogation against the Lessor (in its individual capacity and as Owner Trustee), the Owner Participant and the Indenture Trustee to the extent that the Lessee has waived its rights under this Lease or the Participation Agreement; provided that the exercise by insurers of rights of subrogation derived from rights retained by the Lessee shall not, in any way, delay payment of any claim that would otherwise be payable by such insurers but for the existence of rights of subrogation derived from rights retained by the Lessee;

         (vi) be primary and without rights of contribution from any other insurance which is carried by the Loss Payee with respect to its interest in the Aircraft;

         (vii) provide that (except in the case of insurance with respect to Engines and spare parts that have been removed from the Aircraft and replaced with other Engines or engines, or spare parts, as the case may be) such insurer shall waive any right of such insurer to any set-off or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of the Loss Payee;

         (viii) provide that (except in the case of insurance with respect to Engines and spare parts that have been removed from the Aircraft and replaced with other Engines or engines or spare parts, as the case may be) no Loss Payee shall have any obligation or liability for premiums or other payments, if any, in connection with such insurance; and

         (ix) in the event that separate policies are maintained to cover all-risk ground and flight aircraft, hull and war risks and allied perils insurance, include a 50/50 provisional claims settlement clause as contained in the policies of insurance maintained by the Lessee with respect to all other aircraft in the Lessee's fleet, and a copy of the 50/50 provisional claims settlement clause in effect on the Delivery Date shall be attached to the insurance certificate issued on the Delivery Date.

         Section 13.03. Application of Insurance Proceeds. (a) Generally. All insurance proceeds (other than proceeds from policies carried by the Lessor, the Indenture Trustee or the Owner Participant) received under policies described in Section 13.02 hereof as the result of the occurrence of an Event of Loss with respect to the Airframe or an Engine will be applied as follows:

         (i) if such proceeds are received with respect to the Airframe or with respect to the Airframe and the Engines or engines then installed on the Airframe and the Lessee has elected or is deemed to have elected the alternative set forth in Section 11.02 hereof, so much of such proceeds as shall not exceed the amounts required to be paid by the Lessee pursuant to said Section 11.02 hereof shall be applied in reduction of the Lessee's obligation to pay such amounts if not already paid by the Lessee, or if already paid by the Lessee, shall be applied to reimburse the Lessee for its payment of such amounts; or

         (ii) if such proceeds are received with respect to the Airframe or the Airframe and the Engines or engines then installed on the Airframe and the Lessee has elected the alternative set forth in Section 11.03 hereof, or if such proceeds are received with respect to an Engine not then installed on the Airframe and not replaced by an Engine or engine under the circumstances contemplated by Section 11.04 hereof, all such proceeds shall be paid to the Indenture Trustee (unless the Indenture has been discharged in which case paid to the Lessor) for disbursement to the order of the Lessee, after the Lessee shall have fully performed the terms of Section
   11.03 or 11.04 hereof, as applicable, with respect to the Event of Loss for which such proceeds are paid.

         (b) Payment if no Event of Loss. The insurance proceeds of any property damage loss not constituting an Event of Loss with respect to the Airframe or an Engine will be applied in payment (or to reimburse the Lessee) for repairs or for replacement property in accordance with Articles 7 and 8 hereof, if not already paid for by the Lessee, and any balance remaining after compliance with said Articles 7 and 8 hereof with respect to such loss shall be paid to the order of the Lessee.

         (c) Application of Payments During Existence of Certain Defaults. Any amount referred to in this Article 13 which is payable to or retainable by the Lessee shall not be paid to or retained by the Lessee if at the time of such payment or retention a Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing, but shall be held by or paid over to the Indenture Trustee (unless the Indenture has been discharged in which case such amount shall be paid to the Lessor) to be held in accordance with Article 23 hereof, as security for the obligations of the Lessee under this Lease and, if an Event of Default shall have occurred and be continuing, applied against the Lessee's obligations hereunder as and when due. At such time as there shall not be continuing any such Payment Default, Bankruptcy Default or Event of Default, such amount shall be paid to the Lessee to the extent not previously applied in accordance with the preceding sentence.

         (d) Information. If any Additional Insured becomes subject to any claim covered by any insurance policy maintained pursuant to this Article 13, the Lessee shall make available any information required by such Additional Insured in connection with such claim.

         Section 13.04. Reports. On or before the Delivery Date and thereafter annually on or before the scheduled expiration date for such policy during the Term, the Lessee will cause its aviation insurance broker to furnish to the Lessor and the Indenture Trustee a signed report, stating the types of coverage and limits carried and maintained on the Aircraft and certifying that such insurance complies with the terms and conditions of this Lease. The Lessee will cause such aviation insurance broker to advise the Lessor, the Owner Participant and the Indenture Trustee in writing promptly of any default in the payment of any premium and of any other act or omission on the part of the Lessee of which it has knowledge and which might invalidate, cause cancellation of or render unenforceable all or any part of any insurance carried by the Lessee with respect to the Aircraft. The Lessee will cause such insurance broker to agree to advise the Lessor, the Indenture Trustee and the Owner Participant in writing if and when it becomes evident to such broker that any insurance policy carried and maintained on the Aircraft pursuant to this Article 13 will not be renewed at the scheduled expiration date for such policy. If the Lessee shall fail to maintain insurance as required, the Lessor may, at its option, provide such insurance, and in such event, the Lessee shall, upon demand, reimburse the Lessor, as Supplemental Rent, for the cost of such insurance; provided, however, that no exercise of said option shall affect the provisions of this Lease, including the provisions that failure by the Lessee to maintain the prescribed insurance shall constitute an Event of Default or otherwise constitute a waiver of any other rights the Lessor may have against the Lessee.

         Section 13.05. Lessor's Insurance. The Lessor, the Indenture Trustee or the Owner Participant may insure the Airframe or any Engine at its own cost and expense, including insuring the Aircraft for amounts in excess of the Stipulated Loss Value of the Aircraft, provided that any insurance so maintained by the Lessor, the Indenture Trustee or the Owner Participant shall not result in a reduction of coverage or amounts payable under insurance required or permitted to be maintained by the Lessee under this Article 13 or increase the cost to the Lessee of maintaining such insurance; provided further, that any insurance policies of the Lessor, the Indenture Trustee or the Owner Participant insuring the Airframe or any Engine shall provide for a release to the Lessee of any and all salvage rights in and to the Airframe or any Engine.

         Section 13.06. Self-Insurance. The Lessee may self-insure the risks required to be insured against by Sections 13.01 and 13.02 hereof in such manner and in such reasonable amounts as are then generally applicable to other aircraft or engines of the Lessee of the same type and model as the Aircraft, but in no case shall such self-insurance with respect to all aircraft (whether owned or leased) in the Lessee's fleet in aggregate exceed for any 12-month policy year an amount equal to the lesser of (i) 50% of the highest insured value of any single aircraft in the Lessee's fleet and (ii) 1.5% of the average aggregate insured value from time to time of the Lessee's entire aircraft fleet provided that a standard deductible per occurrence per aircraft (and/or retentions) not in excess of the amount imposed by the aircraft hull or liability insurer shall be permitted in addition to the above-mentioned self-insurance. The foregoing shall not permit the Lessee to discriminate as between insurance coverage on the Aircraft and insurance which the Lessee maintains with respect to similar aircraft owned or operated by the Lessee operating on similar routes in similar locations.


                                  ARTICLE 14

                                  INSPECTION

         Section 14.01. Right of Inspection. At reasonable times, and upon at least ten (10) Business Days' prior written notice to the Lessee, the Lessor, the Indenture Trustee or the Owner Participant, or their respective authorized representatives, may inspect the Aircraft and upon at least ten
(10) Business Days' prior written notice, all Aeronautics Authority required books and records of the Lessee or any sublessee relating to the maintenance of the Aircraft and such Persons shall keep any information obtained thereby confidential and shall not disclose the same to any Person, except to a Person described in Section 18.01 of the Participation Agreement. Any such inspection of the Aircraft shall be a visual, walk-around inspection of the interior and exterior of the Aircraft and shall not include opening any panel, bays or the like without the express consent of the Lessee (except to the extent any such inspection takes place when any such panel, bays or the like are open). Notwithstanding the first sentence of this Section 14.01, unless a material Default relating to maintenance or an Event of Default shall have occurred and be continuing, the Lessor, the Indenture Trustee, the Owner Participant or their respective authorized representatives shall each be entitled to inspect the Aircraft only one time during any consecutive twelve-month period. The Lessee shall make any permitted sublease or transfer permitted under Section 7.02 hereof expressly subject to inspection rights consistent with this Article 14.

         Section 14.02. No Obligation to Inspect. None of the Lessor, the Indenture Trustee or the Owner Participant shall have any duty to make any inspection pursuant to Section 14.01 hereof and no such party shall incur any liability or obligation by reason of making or not making any such inspection.


                                  ARTICLE 15

                                  ASSIGNMENT

         Section 15.01. Lessee's Right to Assign. The Lessee shall not, and shall have no authority or power to assign, convey or sublease any of its rights under this Lease without the prior written consent of the Lessor except
(i) as expressly provided in Section 7.02 hereof, or (ii) to a wholly-owned domestic subsidiary of the Lessee which shall be a certificated U.S. Air Carrier. Any such assignment, conveyance or sublease shall in no way relieve the Lessee from any obligation hereunder or under any other Operative Agreement or any written agreement of the Lessee entered into in connection with the transactions contemplated by the Operative Agreements, which shall be and remain primary obligations of the Lessee. The Lessor agrees that it will not assign or convey its right, title and interest in and to this Lease or the Aircraft except as contemplated by or provided in this Lease, the Trust Agreement, the Indenture or the Participation Agreement. The terms and provisions of this Lease shall be binding upon and inure to the benefit of the Lessor and the Lessee and their respective successors and permitted assigns, and shall inure, to the extent expressly provided herein and therein, to the direct benefit of, and in accordance with the provisions of the Indenture and the Participation Agreement shall be enforceable by, the Indenture Trustee, the Lessor and their respective successors and permitted assigns.

         Section 15.02. Citizenship. The Lessee will at all times be a duly certificated U.S. Air Carrier under the Transportation Code.


                                  ARTICLE 16

                               EVENTS OF DEFAULT

         Section 16.01. Events of Default. After the Delivery Date, each of the following events shall constitute an Event of Default, whether any such event shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

         (a) the Lessee shall fail to make any payment of Basic Rent, Renewal Rent, Stipulated Loss Value or Termination Value, as the case may be, or any payment pursuant to Section 17.02 of the Participation Agreement, within ten Business Days after the date when due (except that with respect to any failure to pay Excepted Payments, such failure shall constitute an Event of Default at the discretion of the Owner Participant); or

         (b) the Lessee shall fail to make any payment of Supplemental Rent (other than amounts described in clause (a) above) within 30 days after the Lessee has received written notice from the Person entitled to receive such payment stating that such payment is due (except that with respect to any failure to pay Excepted Payments for such period, such failure shall constitute an Event of Default at the discretion of the Owner Participant); or

         (c) (i) the Lessee shall fail to procure, carry and maintain insurance on or in respect of the Aircraft at any time in accordance with the provisions of Article 13 or such insurance lapses or is cancelled, provided that, in the case of insurance with respect to which cancellation or lapse for nonpayment is not effective as to the Lessor, the Indenture Trustee, the Holders or the Owner Participant for 30 days (seven days, in the case of any aircraft war risk coverage) no such lapse or cancellation shall constitute an Event of Default until the earlier of (A) 30 days (or seven days or such shorter time as may be standard in the industry with respect to war risk coverage) after receipt by any Additional Insured of written notice of such lapse or cancellation and (B) the date that such lapse or cancellation is effective as to any Additional Insured and provided further that such failure shall not constitute an Event of Default as long as the Aircraft is insured as required while on the ground and not operated, or (ii) the Aircraft shall be operated at any time when comprehensive airline liability insurance required under Section 13.01 hereof shall not be in effect (it being understood that the Lessee is not required to maintain such insurance under Section 13.01 hereof while the indemnification or insurance referred to in the proviso to Section 13.01(b) hereof is in effect); or

         (d) the Lessee shall fail to perform or observe any other covenant, condition or agreement to be performed or observed by it under any Operative Agreement (excluding the Tax Indemnity Agreement) or any other written agreement of the Lessee entered into in connection with the transactions contemplated by the Operative Agreements and such failure shall continue unremedied for a period of thirty (30) days after the Lessee shall have received written notice from the Lessor or the Owner Participant of such failure, provided, that in the event such failure is curable and so long as (but for no longer than 150 days after such 30-day period) the Lessee shall have promptly undertaken such cure after the Lessee receives notice thereof which undertaking shall be diligently and continuously pursued using the Lessee's reasonable best efforts, such failure shall not constitute an Event of Default; provided, further, that failure of the Lessee to maintain the registration of the Aircraft under the Transportation Code pursuant to the Lessee's covenants and agreement in
   Section 6.03(b) of the Participation Agreement and in Section 7.01(a) of this Lease, when the lapse of such registration is solely because the Owner Participant or the Lessor has ceased to be a Citizen of the United States, shall not constitute a Default or an Event of Default; or

         (e) an order for relief shall be entered in respect of the Lessee by a court having jurisdiction in the premises in an involuntary case under the federal bankruptcy laws as now or hereafter in effect; or the Lessee shall consent to the appointment of a custodian, receiver, trustee or liquidator of itself or of a substantial part of its property; or the Lessee is not paying, or shall admit in writing its inability to pay, its debts generally as they come due or shall make a general assignment for the benefit of creditors; or the Lessee shall file, or the Board of Directors of the Lessee shall authorize the filing of, or grant one or more persons authority (at their discretion) to make a filing for, a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws (as now or hereafter in effect) or an answer admitting the material allegations of a petition filed against the Lessee in any such proceeding; or the Lessee shall file, or the Board of Directors of the Lessee shall authorize the Lessee to, or grant one or more persons authority (at their discretion) to, seek relief by voluntary petition, answer or consent, under the provisions of any other or future bankruptcy or other similar law providing for the reorganization or winding-up of corporations, or providing for an agreement, composition, extension or adjustment with its creditors; or

         (f) an order, judgment or decree shall be entered by any court of competent jurisdiction appointing, without the consent of the Lessee, a custodian, receiver, trustee, or liquidator of the Lessee or of any substantial part of its property, or sequestering any substantial part of the property of the Lessee, or granting any other relief in respect of the Lessee under the federal bankruptcy laws or other insolvency laws, and any such order, judgment or decree of appointment or sequestration shall remain in force undismissed or unvacated for a period of 60 days after the date of its entry; or

         (g) a petition against the Lessee in a proceeding under the federal bankruptcy law or other insolvency laws (as now or hereafter in effect) shall be filed and shall not be withdrawn or dismissed within 60 days, or under the provisions of any law providing for reorganization or winding-up of corporations which may apply to the Lessee, any court of competent jurisdiction shall assume jurisdiction, custody or control of the Lessee or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished or unterminated for 60 days; or

         (h) any representation or warranty made by the Lessee in this Lease or in the Participation Agreement or in any document or certificate furnished by the Lessee in connection with or pursuant to this Lease or the Participation Agreement (except for the Tax Indemnity Agreement) shall at any time prove to have been incorrect at the time made in any respect material to the transactions contemplated by this Lease and, if originally made by the Lessee in good faith, shall remain material and unremedied for a period of 120 days after the Lessee shall have received written notice of such misstatement.


                                  ARTICLE 17

                                   REMEDIES

         Section 17.01. Remedies Upon Lessee's Default. (a) Remedies Generally. Upon the occurrence of any Event of Default and at any time after such occurrence so long as the same shall be continuing, the Lessor may, at its option, declare this Lease to be in default (except that no such declaration shall be required in the case of an Event of Default pursuant to paragraph (e), (f) or (g) of Section 16.01 hereof and this Lease shall be deemed declared in default without any further act or notice), and at any time thereafter the Lessor may do, and the Lessee shall comply with, one or more of the following with respect to all or any part of the Airframe and the Engines, as the Lessor in its sole discretion shall elect, to the extent permitted by, and subject to compliance with, any mandatory requirements of applicable law then in effect:

         (i) Demand in writing that the Lessee shall, and upon such written demand the Lessee shall, at the Lessee's own cost and expense, return promptly to the Lessor all or such part of the Airframe and the Engines as the Lessor may demand in the manner and condition required by, and otherwise in accordance with all of the provisions of this Lease (provided that, unless the Lessor shall require otherwise, the Aircraft shall be returned within the continental United States), or the Lessor, at its option, may enter upon the premises where such Airframe or Engines are located or believed to be located and take immediate possession of and remove such Airframe and Engines (together with any engine which is not an Engine but is installed on the Airframe, subject to all of the rights of the owner, lessor, Lien holder or secured party of such engine) without the necessity for first instituting proceedings, or by summary proceedings or otherwise, all without liability of the Lessor to the Lessee for or by reason of such entry or taking of possession, whether for the restoration of damage to property caused by such action or otherwise;

         (ii) With or without taking possession thereof, sell or otherwise dispose of the Airframe or any Engine, at public or private sale and with or without advertisement or notice to the Lessee, as the Lessor may determine, and the Lessor may hold the Lessee liable for any installment of Basic Rent and Renewal Rent due on or before the date of such sale (and, if Basic Rent or Renewal Rent is payable in arrears, the pro rata portion of the installment of Basic Rent or Renewal Rent due on the next succeeding Rent Payment Date in respect of any period commencing on the immediately preceding Rent Payment Date to the date of such sale), or hold, use, operate, lease to others or keep idle all or any part of the Airframe or any Engine as the Lessor, in its sole discretion, may determine, in any such case free and clear of any rights of the Lessee except as otherwise set forth in this Article 17, and without any duty to account to the Lessee with respect to such action or inaction or for any proceeds except to the extent required by Section 17.01(a)(iv) hereof; in the event the Lessor elects to exercise its rights under said Section, and in connection with any sale of the Aircraft or any part thereof pursuant to this Article 17, the Lessor, the Indenture Trustee, the Owner Participant or any Holder may bid for and purchase such property;

         (iii) Whether or not the Lessor shall have exercised or shall later at any time exercise any of its rights under Section 17.01(a)(i) or 17.01(a)(ii) hereof, the Lessor, by written notice to the Lessee specifying a payment date not earlier than 10 days from the date of such notice, may demand that the Lessee pay to the Lessor, and the Lessee shall pay to the Lessor on the payment date specified in such notice, as liquidated damages for loss of a bargain and not as a penalty (in lieu of the Basic Rent or Renewal Rent due on Rent Payment Dates occurring after the payment date specified in such notice), any installment of Basic Rent, Renewal Rent and any Supplemental Rent due on or before such payment date (and, to the extent Basic Rent or Renewal Rent is payable in arrears, the pro rata portion of the installment of Basic Rent or Renewal Rent due on the next succeeding Rent Payment Date in respect of the period commencing on the Stipulated Loss Value Determination Date referred to below and ending on the date of such payment), plus an amount equal to the excess, if any, of the Stipulated Loss Value for the Aircraft, computed as of the Stipulated Loss Value Determination Date on or next preceding the payment date specified in such notice over the Fair Market Value of the Aircraft, computed as of such Stipulated Loss Value Determination Date, together with
   (A), if Basic Rent is payable in advance, interest, to the extent permitted by applicable law, at the Debt Rate on the amount of such Stipulated Loss Value from such Stipulated Loss Value Determination Date to the date for payment set forth in such notice from the Lessor and (B) in all cases, interest, to the extent permitted by applicable law at the Past Due Rate on the excess of such Stipulated Loss Value over such Fair Market Value, from the date as of which such Stipulated Loss Value is payable to the date of actual payment of such amount; provided, however, that if (and in any event prior to the time for payment hereunder) the Lessor is unable within a reasonable period of time to recover possession of the Aircraft, or any portion thereof, pursuant to clause (i) above unencumbered by this Lease and free and clear of all Liens (other than Lessor's Liens), the Fair Market Value of the Aircraft or such portion shall, at the option of the Lessor to the extent legally enforceable, be zero and, if the Fair Market Value of the Aircraft is deemed to be zero, after payment in full by the Lessee of the amount specified above and all other amounts due from the Lessee under this Lease and the other Operative Agreements, the Lessor shall promptly transfer (without recourse or warranty other than as to the absence of the Lessor's Liens) all of its right, title and interest in the Aircraft or such portion, to the Lessee;

         (iv) In the event the Lessor, pursuant to Section 17.01(a)(ii) hereof, shall have sold the Airframe and/or any Engine, the Lessor, in lieu of exercising its rights under Section 17.01(a)(iii) hereof, may, if it shall so elect, demand that the Lessee pay the Lessor, and the Lessee shall pay to the Lessor, on the date of such sale, as liquidated damages for loss of a bargain and not as a penalty (in lieu of the Basic Rent or Renewal Rent due after the date on which such sale occurs) any unpaid Basic Rent or Renewal Rent due on or before the date on which such sale occurs (and, to the extent Basic Rent or Renewal Rent is payable in arrears, the pro rata portion of the installment of Basic Rent or Renewal Rent due on the next succeeding Rent Payment Date in respect of any period commencing on the Stipulated Loss Value Determination Date referred to below and ending on the date of such sale), and any Supplemental Rent due on or before the date on which such sale occurs, plus an amount equal to the excess, if any, of
   (A) the Stipulated Loss Value for the Aircraft, computed as of the Stipulated Loss Value Determination Date next preceding the sale date, over
   (B) the net proceeds of such sale (after deduction of all of the Lessor's costs and expenses of such sale, including, without limitation, sales or transfer taxes, costs of storage, overhaul, maintenance, preparation and transportation of the Aircraft and brokers' and attorneys' fees) together with (x), if Basic Rent is payable in advance, interest, to the extent permitted by applicable law, at the Debt Rate on such Stipulated Loss Value from such Stipulated Loss Value Determination Date to the date of such sale and (y) in all cases, interest to the extent permitted by applicable law at the Past Due Rate, on the amount of such excess from the date of such sale to the date of actual payment by the Lessee;

         (v) Proceed by appropriate court action to enforce the terms of this Lease or to recover damages for its breach;

         (vi) Terminate or rescind this Lease as to the Airframe or any or all of the Engines; or

         (vii) Exercise any other right or remedy which may be available to the Lessor under applicable law.

         (b) Cost of Exercise of Remedies. In addition, the Lessee shall be liable, except as otherwise provided above, for any and all unpaid Rent due before, after or during the exercise of any of the Lessor's remedies, for all amounts payable by the Lessee under the Participation Agreement before or after any termination hereof, and for all reasonable legal fees and other costs and expenses incurred by the Lessor, the Indenture Trustee or the Owner Participant by reason of the occurrence of any Event of Default or the exercise of the Lessor's remedies, including, without limitation, all costs and expenses incurred in connection with the return of the Airframe or any Engine in accordance with the terms of Article 12 hereof or in placing the Airframe or Engines in the condition and state of airworthiness required by such Article or in connection with any inspection, use, operation, maintenance, insurance, storage, or leasing carried out as part of such exercise.

         Section 17.02. Cumulative Remedies. Except as otherwise provided, no remedy referred to in this Article 17 is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to above or otherwise available to the Lessor at law or in equity; and the exercise or beginning of exercise by the Lessor of any one or more of such remedies shall not preclude the simultaneous or later exercise by the Lessor of any or all of such other remedies.

         Section 17.03. Waiver. No express or implied waiver by the Lessor of any Event of Default shall in any way be, or be construed to be, a waiver of any future or subsequent Event of Default. To the extent permitted by applicable law, the Lessee waives any rights now or in the future conferred by statute or otherwise which may require the Lessor to sell, lease or otherwise use the Airframe or any Engine in mitigation of the Lessor's damages or which may otherwise limit or modify any of the Lessor's rights or remedies under this Article 17. The Lessor's access to the Aircraft is of the essence and shall not be impaired.

         Section 17.04. Lessor's Right to Perform for Lessee. If the Lessee fails to make any required payment of Rent or fails to perform or comply with any of its agreements contained in this Lease, whether or not such failure shall constitute an Event of Default hereunder, the Lessor may (but shall not be obligated to) make such payments or perform or comply with such agreement, and the amount of such payment and the amount of the reasonable costs and expenses of the Lessor incurred in connection with such payment or the performance of or compliance with such agreement, together with interest (to the extent permitted by applicable law) at the Past Due Rate from the date of the making of such payment or the incurring of such costs and expenses by the Lessor to the date of payment of such Rent or other amount by the Lessee, shall be deemed Supplemental Rent payable by the Lessee upon demand. No such payment or performance by the Lessor shall be deemed to waive any Default or Event of Default or relieve the Lessee of its obligations hereunder.


                                  ARTICLE 18

                          COVENANT OF QUIET ENJOYMENT

         Section 18.01. Quiet Enjoyment. So long as no Event of Default shall have occurred and be continuing, the Lessor covenants that neither it nor any other Person lawfully claiming through it (other than the holder of a Lien which the Lessee is obligated to discharge pursuant to Article 6 hereof, and it being understood that the Lessor shall not be liable for any act or omission of the Indenture Trustee or any other Person claiming through the Indenture Trustee) shall interfere with the Lessee's right to quietly enjoy the Aircraft without hindrance or disturbance by it or any such other Person.


                                  ARTICLE 19

                              FURTHER ASSURANCES

         Section 19.01. Further Assurances. Promptly upon the execution and delivery of the Lease Supplement and the Indenture and Security Agreement Supplement, the Lessee will cause each of them and this Lease, the Trust Agreement and the Indenture, to be duly filed for recordation in accordance with the Transportation Code and will maintain the recordation of the Indenture until the Lien of the Indenture shall have been discharged pursuant to the terms of the Indenture. In addition, the Lessee will, at the Lessee's own cost and expense, promptly and duly execute and deliver to the Lessor, the Owner Participant and the Indenture Trustee such further documents and assurances to carry out the intent and purpose of this Lease and the Indenture and to establish and protect the rights and remedies created or intended to be created in favor of the Lessor under this Lease, and of the Owner Participant under the Trust Agreement, and of the Indenture Trustee under the Indenture, including, without limitation, the execution and filing of Uniform Commercial Code financing and continuation statements, the execution and delivery of supplements and amendments to this Lease and the Indenture, in recordable form, subjecting to this Lease and the Indenture any Replacement Airframe and/or Replacement Engines delivered by the Lessee pursuant to Section 11.03 hereof and any Replacement Engine delivered by the Lessee pursuant to Section 11.04 hereof and the recording and filing of counterparts of this Lease and the Indenture in accordance with the laws of such jurisdictions as the Lessor or the Indenture Trustee may from time to time deem advisable. The foregoing does not impose upon the Lessor any additional liabilities not otherwise contemplated by this Lease.


                                  ARTICLE 20

                                   NET LEASE

         Section 20.01. Nature of Lease. (a) This Lease is a net lease, it being the intention of the parties hereto that the obligations of the Lessee to pay all costs and expenses of every character, whether seen or unforeseen, ordinary or extraordinary, or structural or nonstructural, in connection with the use, operation, maintenance, repair and reconstruction of the Airframe and each Engine by the Lessee, including, without limitation, the costs and expenses particularly set forth in this Lease (unless expressly excluded from the terms hereof, the costs and expenses of the Lessor and the Owner Participant shall include the reasonable fees and expenses of their respective outside counsel), shall be absolute and unconditional, shall be separate and independent covenants and agreements, and shall continue unaffected unless and until the covenants have been terminated pursuant to an express provision of this Lease. The obligation to pay Rent and all amounts payable by the Lessee under this Lease or the Participation Agreement shall be absolute and unconditional and (except as otherwise expressly provided with respect to Supplemental Rent) shall be paid without notice or demand and such obligation shall not be affected by any circumstance, including, without limitation:

         (i) any set-off, counterclaim, recoupment, defense or other right which the Lessee may have against the Lessor, the Owner Participant, any Holder, the Indenture Trustee or anyone else for any reason (including, without limitation, any breach by the Lessor or the Owner Participant or the Indenture Trustee or any Holder of their respective representations, warranties, agreements or covenants contained in any of the Operative Agreements);

         (ii) any defect in the title, airworthiness, registration, eligibility for registration under the Transportation Code (and the regulations thereunder) or under any of the laws or regulations of any other country of registry of the Aircraft, condition, design, operation, merchantability or fitness for use of, suitability for a particular purpose of, or any damage to or loss or destruction of, the Aircraft or any portion thereof, or any interruption or cessation in the use or possession of the Aircraft by the Lessee or any sublessee for any reason including, without limitation, by reason of governmental action or any doctrine of force majeure or impossibility of performance;

         (iii) any insolvency, bankruptcy, reorganization or similar case or proceedings by or against the Lessor, the Lessee, the Indenture Trustee or the Owner Participant or any other Person;

         (iv) any Liens, encumbrances or rights of any other Person with respect to the Aircraft, the invalidity or unenforceability or lack of due authorization or other infirmity of this Lease or any other Operative Agreement or document or instrument executed pursuant hereto or thereto, or any lack of right, power or authority of the Lessor or the Lessee or any sublessee or any other party to any other Operative Agreement to enter into this Lease or any other Operative Agreement or any such document or instrument; or

         (v) any other circumstance, happening or event whatsoever, whether or not unforeseen, or similar to any of the foregoing.

         (b) To the extent permitted by applicable law, the Lessee waives any and all rights which it may now have or which at any time it may have conferred upon it, by statute or otherwise, to suspend performance under, terminate, cancel, quit, rescind or surrender this Lease, the Airframe, or any Engine or part thereof, other than in accordance with the terms hereof.

         (c) Each payment of Rent made by the Lessee shall be final as to the Lessor and the Lessee, and the Lessee will not seek to return nor to recover, abate, suspend, defer or reduce all or any part of any such payment of Rent from the Lessor or from the Indenture Trustee for any reason.


                                  ARTICLE 21

                               SUCCESSOR LESSOR

         Section 21.01. Successor Lessor. The Lessee agrees that in the case of the appointment of any successor trustee for the Lessor pursuant to the terms of the Participation Agreement, such successor trustee shall, upon written notice by such successor to the Lessee, succeed to all the rights, powers and title of the Lessor under this Lease and shall be deemed to be the Lessor and the owner of the Aircraft for all purposes of this Lease without the necessity of any consent or approval by the Lessee and without in any way altering the terms of this Lease or the Lessee's obligations. One such appointment and designation of a successor trustee shall not exhaust the right to appoint and designate a further successor trustee pursuant to the Participation Agreement, but such right may be exercised repeatedly so long as this Lease shall be in effect.


                                  ARTICLE 22

                       SECURITY FOR LESSOR'S OBLIGATIONS

         Section 22.01. Security for Lessor's Obligations to Holders. In order to secure the indebtedness evidenced by the Certificates, the Indenture provides among other things, for the assignment by the Lessor to the Indenture Trustee of this Lease and the Lease Supplement and for the creation of a first mortgage and security interest in favor of the Indenture Trustee on the Aircraft. The Lessee consents to and acknowledges such assignment (subject to the reservations and conditions therein set forth) and the receipt of a copy of the Indenture.

         Section 22.02.  [Reserved].

         Section 22.03. Consent of Lessee to Assignment of Lease as Security. The Lessee hereby acknowledges and consents to the Indenture Trustee's rights pursuant to the terms of the Indenture to receive payments (other than Excepted Payments not constituting Basic Rent) due under this Lease, to transfer or assign title to the Aircraft subject to this Lease, to make (jointly with the Lessor where provided in the Indenture) all waivers and agreements except as otherwise provided in the Indenture (including Section
8.01 thereof), to give all notices, consents and releases and to take all action upon the happening of a Default or Event of Default under this Lease (except as otherwise specifically provided in the Indenture, including Section
8.01 thereof), or to do any and all other things whatsoever which the Lessor is or may become entitled to do under this Lease (except as otherwise provided in the Indenture, including Section 8.01 thereof); all or any of which rights, obligations, benefits and interests may, pursuant to the terms of the Indenture, be reassigned or retransferred by the Indenture Trustee at any time and from time to time (except as otherwise provided in the Indenture); provided, however, that the Lessor, except to the extent, and for such time as, it is unable to do so by virtue of the Indenture, shall remain liable for the performance of all the terms, conditions, covenants and provisions for which it is obligated under this Lease notwithstanding such assignment.


                                  ARTICLE 23

                                SECURITY FUNDS

         Section 23.01. Investment of Security Funds. (a) Any amounts otherwise payable to the Lessee in accordance with the terms hereof shall instead be held by the Lessor as security for, and may be applied by the Lessor against, the obligations of the Lessee under this Lease during such time as there shall have occurred and be continuing a Payment Default, Bankruptcy Default or Event of Default, and, at such times as there shall not be continuing a Payment Default, Bankruptcy Default or Event of Default, such amounts, net of any amounts which have been applied by the Lessor against the Lessee's obligations hereunder, shall be paid to the Lessee as provided in this Lease. Any amounts which are held by the Lessor pending payment to the Lessee shall, until paid to the Lessee or applied against the Lessee's obligations hereunder, be invested by the Lessor, as directed from time to time, in writing (and in the absence of a written direction by the Lessee, the Lessor shall invest such monies in direct obligations of the United States of America), by the Lessee and at the expense and risk of the Lessee, in the following securities (which in the case of securities referred to in subparagraphs (i) through (iv) of this Section 23.01(a) hereof shall mature within ninety (90) days of the date of purchase):

         (i) direct obligations of the United States of America; or

         (ii) obligations fully guaranteed by the United States of America; or

         (iii) certificates of deposit issued by, or bankers' acceptances of, or time deposits or a deposit account with, any bank, trust company or national banking association incorporated or doing business under the laws of the United States of America or one of its States (which may include the Owner Trustee or the Indenture Trustee in their respective individual capacities or any Affiliate thereof), having a combined capital and surplus of at least $500,000,000 and having a rating of "A" or better from Moody's or S&P; or

         (iv) commercial paper rated A-1/P-1 by S&P or Moody's, respectively (or if neither such organization shall rate such commercial paper at any time, a rating by any nationally recognized statistical rating organization in the United States of America equal to the highest rating assigned by such rating organization) (which may include commercial paper issued by the Owner Trustee or the Indenture Trustee in their respective individual capacities or any Affiliate thereof).

         (b) At any time any invested funds are distributed to the Lessee, there shall be promptly remitted to the Lessee any gain (including interest received) realized as the result of any investment pursuant to Section 23.01(a) hereof (net of any fees, commissions and other costs, Taxes and expenses, if any, incurred by the Lessor or the Owner Participant in connection with such investment), unless a Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing in which case such funds shall be applied in the same manner as the principal so invested. The Lessee shall be responsible for and will promptly pay to the Indenture Trustee or the Lessor, as the case may be, on demand, the amount of any loss realized as the result of any such investment (together with any fees, commissions and other costs, Taxes and expenses, if any, incurred by the Indenture Trustee or the Lessor or the Owner Participant in connection with such investment), such amount to be disposed of in accordance with the terms of the Indenture or the Lease, as the case may be.


                                  ARTICLE 24

                             CONCERNING THE LESSOR

         Section 24.01. Lessor's Entry Into Lease. Except as expressly provided herein, the Lessor and the Lessee agree that this Lease is executed by SSB not individually but solely as Owner Trustee under the Trust Agreement in the exercise of the power and authority conferred and vested in it as such Owner Trustee, that each and all of the representations, undertakings and agreements by the Lessor herein are for the purpose and with the intention of binding only the Lessor's Estate, and that in no case whatsoever shall SSB be personally liable for any loss in respect of such representations, undertakings and agreements, that actions to be taken by the Lessor pursuant to its obligations hereunder may, in certain instances, be taken by the Lessor only upon specific authority of the Owner Participant and the Indenture Trustee, that nothing herein contained shall be construed as creating any liability on SSB, individually or personally, to perform any covenant, either express or implied, herein, all such liability, if any, being expressly waived by the Lessee and by each and every Person now or hereafter claiming by, through or under the Lessee except with respect to the gross negligence or willful misconduct of SSB, and that so far as SSB, individually or personally is concerned, the Lessee and any Person claiming by, through or under the Lessee shall look solely to the Lessor's Estate for the performance by the Lessor of any of its obligations under this Lease; provided, that nothing in this Section 24.01 shall be construed to limit in scope or substance those representations and warranties of SSB in its individual capacity set forth in the Participation Agreement and the Trust Agreement. The term "Lessor" as used in this Lease shall include any trustee succeeding SSB as Owner Trustee under the Trust Agreement. Any obligation of the Lessor hereunder may be performed by the Owner Participant, and any such performance shall not be construed as revocation of the trust created by the Trust Agreement. Nothing contained in this Lease shall restrict the operation of the provisions of the Trust Agreement with respect to its revocation of the resignation or removal of the Owner Trustee hereunder.


                                  ARTICLE 25

                                    NOTICES

         Section 25.01. Notices. All notices, demands, declarations and other communications required by this Lease shall be in writing and shall be deemed received (a) if given by telecopier, when transmitted and the appropriate telephonic confirmation received if transmitted on a Business Day and during normal business hours of the recipient, and otherwise on the next Business Day following transmission, (b) if given by certified mail, return receipt requested, postage prepaid, five Business Days after being deposited in the United States mail and (c) if given by FedEx service (or, if a Default or Event of Default shall have occurred and be continuing, by other comparable courier service), when received or personally delivered, addressed:

         (a) If to the Lessee, to its office at 2005 Corporate Avenue, Memphis, Tennessee 38132, Attention: Senior Vice President and Chief Financial Officer with a copy to Senior Vice President and General Counsel; telephone (901) 395-3388, facsimile (901) 395-4758; or at such other address as the Lessee shall from time to time designate in writing to the Lessor, the Indenture Trustee and the Owner Participant;

         (b) If to the Lessor or Owner Trustee, to it c/o State Street Bank and Trust Company, Two International Place, 4th Floor, Boston, Massachusetts 02110, Attention: Corporate Trust Department; telephone
   (617) 664-5526, facsimile (617) 664-5371; or to such other address as the Lessor shall from time to time designate in writing to the Lessee and the Indenture Trustee, with a copy to Owner Participant at the Owner Participant's address as provided in subsection (c) below;

         (c) If to the Owner Participant, in accordance with the Participation Agreement; and

         (d) If to the Indenture Trustee, to its office at 79 South Main Street, Salt Lake City, Utah 84111, Attention: Corporate Trust Department, telephone (801) 246-5630, facsimile (801) 246-5053; or to such other address as the Indenture Trustee shall from time to time designate in writing to the Lessor, the Lessee and the Owner Participant.


                                  ARTICLE 26

                                  MISCELLANEOUS

         Section 26.01. Section Heading and Captions. All article and section headings and captions used in this Lease are purely for convenience and shall not affect the interpretation of this Lease.

         Section 26.02. References. Any reference to a specific article or section number shall be interpreted as a reference to that article or section of this Lease unless otherwise expressly provided.

         Section 26.03. APPLICABLE LAW. THIS LEASE SHALL IN ALL RESPECTS BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE BUT WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS, AND IS BEING DELIVERED IN NEW YORK.

         Section 26.04. Severability. Any provision of this Lease which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         Section 26.05. No Oral Modification. The terms and provisions of this Lease may not be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. Any such change, waiver, discharge or termination is also subject to the provisions of Section
8.01 and Article XIII of the Indenture.

         Section 26.06. Agreement as Chattel Paper. To the extent that this Lease constitutes chattel paper (as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction), no security interest in this Lease may be created through the transfer or possession of any counterpart other than the original chattel-paper counterpart, which shall be the counterpart containing the receipt executed by the Indenture Trustee on its signature page.

         Section 26.07. Counterparts. This Lease may be executed in any number of counterparts, each of which shall be an original (except that only the counterpart bearing the receipt executed by the Indenture Trustee shall be the original for purposes of perfecting a security interest therein as chattel paper under the Uniform Commercial Code), but all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Lease by signing any such counterpart.

         Section 26.08. Public Release of Information. Provided no Event of Default shall have occurred and be continuing, each party shall in each instance obtain the prior written approval of each party concerning the exact text and timing of news releases, articles and other informational releases to the public media concerning this Lease.


                                  ARTICLE 27

                                  TRUE LEASE

         Section 27.01. Intent of the Parties. It is the intent of the parties to this Lease that for all purposes (including, without limitation, U.S. Federal income tax purposes) this Lease will be a true lease, and that this Lease conveys to the Lessee no right, title or interest in the Aircraft except as a lessee.

         Section 27.02. Section 1110 Compliance. Notwithstanding any provision herein or elsewhere contained to the contrary, it is understood and agreed among the parties hereto that the transactions contemplated by this Lease and the other Operative Agreements are expressly intended to be, shall be and should be construed so as to be, entitled to the full benefits of
Section 1110 of the Bankruptcy Code and any successor provision thereof.

         Section 27.03. Finance Lease. This Lease is a "finance lease" within the meaning of Section 2-A--103(g) of the Uniform Commercial Code.

         IN WITNESS WHEREOF, the Lessor and the Lessee have each caused this Lease to be duly executed as of the date first above written.


LESSOR:                    STATE STREET BANK AND TRUST COMPANY OF
                           CONNECTICUT, NATIONAL ASSOCIATION,
                           not in its individual capacity,
                           but solely as Owner Trustee


                           By: ______________________________________________
                                 Name:  Paul D. Allen
                                 Title: Vice President



LESSEE:                    FEDERAL EXPRESS CORPORATION


                           By: _______________________________________________
                                 Name:  Robert D. Henning
                                 Title: Assistant Treasurer and
                                        Managing Director - Structured Finance


         Receipt of this original counterpart of the Lease is hereby acknowledged on this __ day of May 1997.

Indenture Trustee:         FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                           not in its individual capacity,
                           but solely as Indenture Trustee


                           By: _____________________________________________
                                 Name:  Greg A. Hawley
                                 Title: Vice President


                                  SCHEDULE I

                                  DEFINITIONS
                (FEDERAL EXPRESS CORPORATION TRUST NO. N671FE)


GENERAL PROVISIONS

         The following terms shall have the following meanings for all purposes of the Operative Agreements (other than the Pass Through Agreement, the Series Supplements, the Intercreditor Agreement and the Liquidity Facilities) referred to below, unless otherwise defined in an Operative Agreement or the context thereof shall otherwise require. In the case of any conflict between the provisions of this Schedule and the provisions of any Operative Agreement, the provisions of such Operative Agreement shall control the construction of such Operative Agreement.

         Unless the context otherwise requires, (i) references to agreements shall be deemed to mean and include such agreements as amended and supplemented from time to time, and (ii) references to parties to agreements shall be deemed to include the successors and permitted assigns of such parties.

DEFINED TERMS:

         Additional Insured.  As defined in Article 13 of the Lease.

         Aeronautics Authority. As appropriate, the Federal Aviation Administration and/or the Administrator of the Federal Aviation Administration, any successor to the former United States Civil Aeronautics Board, or any Person, governmental department, bureau, commission or agency located in the United States succeeding to the functions of any of the foregoing.

         Affidavits. The affidavits of citizenship of the Owner Trustee and the Owner Participant.

         Affiliate. With respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this definition, "control" (including "controlled by" and "under common control with") shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities or by contract or otherwise. In no event shall the Owner Trustee or the Lessor be deemed an Affiliate of the Owner Participant.

         After-Tax Basis. A basis such that any payment to be received by a Person shall be supplemented by a further payment to such Person so that the sum of the two payments, after deduction of all Taxes resulting from the receipt or accrual of such payments, shall be equal to the payment to be received. In the case of amounts payable to the Lessor, the Owner Participant, or any corporate Affiliate of the Owner Participant, it shall be presumed that such Person is at all times subject to Federal income tax at the maximum marginal rate generally applicable to corporations from time to time and actual state, local and foreign income taxes.

         Air Carrier. Any U.S. Air Carrier and any "foreign air carrier" (as defined in the Transportation Code) as to which there is in force a permit granted under Section 41302 of the Transportation Code.

         Airbus Guaranty. The Guaranty to be dated the Delivery Date executed by the Manufacturer and guaranteeing AVSA's Warranty Bill of Sale.

         Aircraft. The Airframe to be sold by AVSA to the Owner Trustee as provided in the Participation Agreement and to be leased under the Lease (or any permitted substitute airframe thereunder) together with two Engines (whether either is an initial Engine or a Replacement Engine) whether or not any of such initial or Replacement Engines may from time to time be installed on such Airframe or may be installed on any other airframe or on any other aircraft, including any aircraft substituted pursuant to Section 11.03 of the Lease. Prior to delivery of the initial Lease Supplement, references in the Operative Agreements (including Section 3.05 of the Participation Agreement) to Aircraft shall mean the Airbus A300F4-605R airframe bearing FAA Registration Number N671FE and Manufacturer's serial number 778, together with two General Electric CF6-80C2-A5F engines.

         Airframe. The Airbus A300F4-605R aircraft (excluding the Engines or engines from time to time installed thereon) to be leased by the Lessor to the Lessee pursuant to the Lease and the initial Lease Supplement and having the United States FAA Registration Number initially and manufacturer's serial number specified in the initial Lease Supplement, including (i) all Parts in respect thereof and (ii) any Replacement Airframe which may be substituted pursuant to Section 11.03 of the Lease.

         Ancillary Agreement. Any written agreement of the Lessee to which the Lessor is a party or to which the Lessor has consented in writing entered into on or prior to the Delivery Date or any date thereafter in connection with the transactions contemplated by the Operative Agreements, as such agreement may be amended and supplemented from time to time with the consent of the Lessor and delivered to the Owner Trustee, the Indenture Trustee, the Pass Through Trustee, the Subordination Agent, each Liquidity Provider and the Owner Participant.

         Ancillary Agreement I. The Ancillary Agreement I (Federal Express Corporation Trust No. N671FE), dated the Certificate Closing Date, among the Lessee, the Owner Trustee, not in its individual capacity, but solely as Owner Trustee, the Owner Participant and the Indenture Trustee not in its individual capacity, but solely as Indenture Trustee, as originally executed or as amended, modified or supplemented with the consent of all the parties thereto.

         Ancillary Agreement II. The Ancillary Agreement II (Federal Express Corporation Trust No. N671FE), dated the Certificate Closing Date, among the Lessee, the Owner Trustee, not in its individual capacity, but solely as Owner Trustee, the Owner Participant and the Indenture Trustee not in its individual capacity, but solely as Indenture Trustee, as originally executed or as amended, modified or supplemented with the consent of all the parties thereto.

         Application. The application for registration of the Aircraft with the FAA in the name of the Owner Trustee.

         Appraisal. The report prepared by BK Associates, Inc. and to be delivered to the Owner Participant (with an abbreviated report to the Lessee) on the Delivery Date pursuant to Section 4.02(h) of the Participation Agreement.

         Assignment and Assumption Agreement. Any agreement delivered in compliance with Section 7.03(d) of the Participation Agreement.

         Average Life Date. For any Certificate, the date which follows the prepayment date by a period equal to the Remaining Weighted Average Life of such Certificate.

         AVSA. AVSA S.A.R.L., a societe a responsabilite limitee, organized and existing under the laws of France.

         AVSA Consent and Agreement. The Consent and Agreement dated as of May 1, 1997, executed by AVSA.

         AVSA's FAA Bill of Sale. The bill of sale for the Airframe on AC Form 8050-2, or such other form as may be approved by the Aeronautics Authority, executed by AVSA in favor of the Owner Trustee and to be dated the Delivery Date.

         AVSA's Warranty Bill of Sale. The full warranty bill of sale covering the Aircraft (and specifically referring to each Engine) executed by AVSA as owner of the Aircraft in favor of the Owner Trustee and to be dated the Delivery Date.

         Bankruptcy Code. The Federal Bankruptcy Code of 1978, as amended, and any successor thereto.

         Bankruptcy Default.  An event specified in Section 16.01(e), (f) or
(g) of the Lease which either does or, with the giving of notice or lapse of time or both, would constitute an Event of Default.

         Basic Rent. The aggregate periodic rent payable for the Aircraft throughout the Basic Term pursuant to Section 3.02 of the Lease, adjusted pursuant to Article 3 of the Lease.

         Basic Term. The period commencing at the beginning of the day on the Delivery Date and ending at the end of the day on September 20, 2020, or such earlier date on which the Lease shall be terminated as provided therein.

         Beneficial Interest. The interest of the Owner Participant under the Trust Agreement.

         Business Day. Any day on which commercial banks are not authorized or required to close in New York, New York, Memphis, Tennessee and the city in the United States in which the office or agency is maintained by the Pass Through Trustee for the payment of the Pass Through Certificates, and after the Lien of the Indenture is discharged, Boston, Massachusetts.

         Certificate Closing Date. The date of the closing with respect to the purchase of Certificates by the Pass Through Trustee contemplated by Section 2.01(b) of the Participation Agreement.

         Certificates. The Equipment Trust Certificates (Federal Express Corporation Trust No. N671FE), issued by the Owner Trustee pursuant to the Indenture and any certificate issued in exchange therefor or replacement thereof pursuant to the Indenture.

         Change in Tax Law. Any change to the Code or the Treasury regulations promulgated thereunder or the publication of any revenue ruling, revenue procedure or any informational release by the Internal Revenue Service or the Department of Treasury either of which would change or would allow a change in the tax assumptions or structure upon which the lease economics were based, provided that the Owner Participant or the Lessee has notified the other party of such change in writing prior to the Delivery Date.

         Change in Tax Rate. Any amendment, modification, deletion, addition, or change to the Code which is enacted into law after the Delivery Date which changes the highest marginal statutory rate of Federal income tax applicable to the Owner Participant (other than a change which is in the nature of a minimum tax).

         Citizen of the United States. A citizen of the United States as defined in Section 40102(a)(15) of the Transportation Code, or any analogous part of any successor or substituted legislation or regulation at the time in effect.

         Class A Liquidity Provider.  Has the meaning specified in Section
1.01 of the Intercreditor Agreement.

         Class B Liquidity Provider.  Has the meaning specified in Section
1.01 of the Intercreditor Agreement.

         Closings. The closing with respect to the acquisition of the Pass Through Certificates by the Underwriters and the closing with respect to the acquisition of Certificates by the Pass Through Trustee.

         Code. Except as otherwise provided, the Internal Revenue Code of 1986, as amended from time to time.

         Collateral Account. The deposit account established and maintained pursuant to Section 2.13 of the Indenture.

         Collateral Account Control Agreement. The Collateral Account Control Agreement dated as of May 1, 1997 among State Street Bank and Trust Company, the Indenture Trustee and the Owner Trustee.

         Commitment. The amount of the Owner Participant's participation in the Purchase Price required to be made available or paid as provided in
Section 3.02 of the Participation Agreement.

         Consent and Agreement. The Consent and Agreement dated as of May 1, 1997 executed by the Manufacturer.

         Consent and Guaranty. The Consent and Guaranty of the Manufacturer attached to the Purchase Agreement.

         Corporate Trust Administration. The Corporate Trust Administration office of the Owner Trustee located at 750 Main Street, Hartford, Connecticut 06103, Attention: Corporation Trust Administration, or such other office at which the Owner Trustee's corporate trust business shall be administered which the Owner Trustee shall have specified by notice in writing to the Lessee, the Owner Participant and the Indenture Trustee.

         Corporate Trust Department. The Corporate Trust Department office of the Indenture Trustee located at 79 South Main Street, Salt Lake City, Utah 84111, Attention: Corporate Trust Department, or such other office at which the Indenture Trustee's corporate trust business shall be administered which the Indenture Trustee shall have specified by notice in writing to the Lessee, the Owner Participant and the Owner Trustee.

         CRAF Program. Has the meaning specified in Section 7.01(f) of the Lease.

         Cut-Off Date.  September 18, 1997.

         Debt Portion. The amount specified as such on Schedule IV to the Participation Agreement.

         Debt Rate. The weighted average (based on Outstanding principal amount) rate of interest on the Certificates issued pursuant to the Indenture.

         Default. Any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Event of Default.

         Delivery Date. The date on which the Aircraft is delivered and sold by AVSA to the Lessor and leased by the Lessor to the Lessee under the Lease, which date shall also be the date of the initial Lease Supplement.

         Delivery Notice. Notice of the Aircraft's Delivery Date, given by the Lessee as provided in Section 3.01 of the Participation Agreement and including any notice with respect to a postponed Delivery Date given by the Lessee pursuant to Section 3.05(c) of the Participation Agreement.

         Eligible Deposit Account. Either (a) a segregated account with an Eligible Institution or (b) a segregated trust account with the corporate trust department of a depository institution with corporate trust powers organized under the laws of the United States or any state thereof, or the District of Columbia, and whose deposits are insured by the Federal Deposit Insurance Corporation, provided that such institution also has a combined capital and surplus of at least $100,000,000 and a rating of A or better from the Thomson Bank Watch.

         Eligible Institution. A depository institution organized under the laws of the United States or any one of the states thereof, or the District of Columbia, or any domestic branch of a foreign bank, which in any such case at all times (a) has either (x) a long-term unsecured debt rating of at least Aa2 by Moody's or (y) a short-term certificate of deposit rating of P-1 by Moody's, (b) has either (x) a long-term unsecured debt rating of a least AA by S&P or (y) a short-term certificate of deposit rating of A-1+ by S&P and (c) is a member of the Federal Deposit Insurance Corporation.

         Engine. Each of the two General Electric CF6-80C2-A5F engines listed by its manufacturer's serial number in the initial Lease Supplement and leased pursuant to the Lease, whether or not from time to time installed on the Airframe or installed on any other airframe or on any other aircraft, and any Replacement Engine which may from time to time be substituted for an Engine pursuant to Section 7.02(a)(vii), 10.02(c), 10.03, 11.03, 11.04 or 12.02 of
the Lease, together with all Parts related thereto. Except as otherwise provided, at such time as a Replacement Engine shall be so substituted and the Engine for which the substitution is made shall be released from the Lien of the Indenture, such replaced Engine shall cease to be an "Engine" under the Lease. The term "Engines" means, as of any date of determination, both Engines then leased to the Lessee pursuant to the Lease.

         Engine Consent. The Engine Consent dated as of May 1, 1997, executed by the Engine Manufacturer.

         Engine Manufacturer. General Electric Company, a New York corporation.

         Engine Warranty Assignment. The Engine Warranty Assignment (Federal Express Corporation Trust No. N671FE), dated as of May 1, 1997 between the Lessor and the Lessee.

         ERISA. The Employee Retirement Income Security Act of 1974, as amended.

         ERISA Plan. As defined in Section 8.01(b)(xii) of the Participation Agreement.

         Estimated Expense Amount. Has the meaning specified in Section 10.01(a) of the Participation Agreement.

         Event of Default. Each of the events specified in Article 16 of the Lease.

         Event of Loss. Any of the following events with respect to the Aircraft, the Airframe or any Engine: (i) loss of such property or its use (A) for a period in excess of 60 days due to theft or disappearance or such longer period, not to exceed 180 days from the end of such initial 60-day period, if and so long as the location of such property is known to the Lessee and the Lessee is diligently pursuing recovery of such property, or to the end of the Term, if less (unless such theft or disappearance constitutes an Event of Loss pursuant to (i)(B) or (ii) hereof) or (B) for a period in excess of 60 days due to the destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use by Lessee for any reason whatsoever;
(ii) any damage to such property which results in an insurance settlement with respect to such property on the basis of a total loss, or constructive or compromised total loss; (iii) (1) condemnation, confiscation or seizure of, or requisition of title to such property by the Government, any foreign government or purported government or any agency or instrumentality thereof, or (2) condemnation, confiscation, or seizure of, or requisition or taking of, use of such property (A) by a foreign government or instrumentality or agency of any such foreign government, for a period in excess of 180 days (or such shorter period ending on the earlier of the expiration of the Term or on the date on which an insurance settlement with respect to such property on the basis of a total loss or constructive or compromised total loss shall occur) or (B) by the Government for a period extending beyond the Term; and (iv) as a result of any law, rule, regulation, order or other action by the Aeronautics Authority or other governmental body having jurisdiction, the use of the Aircraft or Airframe in the normal course of air transportation of cargo shall have been prohibited by virtue of a condition affecting all Airbus A300-600 series aircraft equipped with engines of the same make and model as the Engines for a period of twelve (12) consecutive months, unless the Lessee, prior to the expiration of such twelve (12) month period, shall be diligently carrying forward all steps which are necessary or desirable to permit the normal use of the Aircraft or Airframe or, in any event, if such use of the Aircraft or the Airframe shall have been prohibited for a period of twenty-four (24) consecutive months or until the end of the Term, if earlier. The date of such Event of Loss shall be (s) the 61st day or the 241st day, as the case may be, following loss of such property or its use due to theft or disappearance (or the end of the Term or the Lessee's abandonment of diligent efforts to recover such property, if earlier); (t) the 61st day following the date of any destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use; (u) the date of any insurance settlement on the basis of a total loss or constructive or compromised total loss; (v) the date of any condemnation, confiscation, seizure or requisition of title of such property; (w) the 181st day following condemnation, confiscation, seizure or requisition for use of such property by a foreign government referred to in clause (iii)(2)(A) above (or the end of the Term or the date of any insurance settlement described therein, if earlier than such 181st day); (x) the last day of the Term in the case of requisition for use of such property by the Government; (y) the last day of the 12 month or 24 month period, referred to in clause (iv) above (or if earlier, the end of the Term or abandonment of the Lessee's efforts to restore the normal use of the Aircraft). An Event of Loss with respect to the Aircraft shall be deemed to have occurred if any Event of Loss occurs with respect to the Airframe.

         Excepted Payments. Collectively, (i) indemnity, expense, reimbursement or other payments paid or payable by the Lessee in respect of the Owner Participant, the Owner Trustee in its individual capacity or any of their respective successors, permitted assigns, directors, officers, employees, servants and agents or Affiliates, pursuant to the Participation Agreement or any other Operative Agreement or any indemnity hereafter granted to the Owner Participant or the Owner Trustee in its individual capacity pursuant to the Lease or the Participation Agreement, (ii) proceeds of public liability insurance (or government indemnities in lieu thereof) in respect of the Aircraft payable as a result of insurance claims paid for the benefit of, or losses suffered by, the Owner Trustee or the Indenture Trustee in their respective individual capacities or by the Owner Participant, or their respective successors, permitted assigns or Affiliates, (iii) proceeds of insurance maintained with respect to the Aircraft by the Owner Participant (whether directly or through the Owner Trustee) maintained in accordance with
Section 13.05 of the Lease but not required under Article 13 of the Lease,
(iv) payments of Supplemental Rent by the Lessee in respect of any amounts payable under the Tax Indemnity Agreement, (v) any purchase price paid to the Owner Participant for its interest in the Trust Estate pursuant to Section 7.03(d) of the Participation Agreement, (vi) subject to Section 3.05 of the Lease, payments constituting increases in Basic Rent attributable to payments arising pursuant to Section 5 of the Tax Indemnity Agreement, (vii) any payments in respect of interest to the extent attributable to payments referred to in clauses (i) through (vi) above and (viii) any right to demand, collect or otherwise receive and enforce the payment of any amount described in clauses (i) through (v) and (vii) above (except with respect to interest attributable to payments referred to in clause (vi) above).

         Expense; Expenses. Have the meaning specified in Section 9.01(a) of the Participation Agreement.

         Fair Market Renewal Term. A term with respect to which the Lessee has exercised its option to renew the Lease pursuant to the second paragraph of
Section 4.01(a) thereof and with respect to which the conditions set forth in such Section 4.01(a) are met.

         Fair Market Rental. An amount determined on the basis of, and equal in amount to, the rental which would be obtained in an arm's-length transaction between an informed and willing lessee and an informed and willing lessor unaffiliated with such lessee, neither being under any compulsion to lease. In such determination, it shall be assumed that the Aircraft is in the condition required under the Lease in the case of return of the Aircraft pursuant to Article 12 of the Lease and Fair Market Rental shall be determined in accordance with the provisions of Section 4.03 of the Lease.

         Fair Market Value. An amount determined on the basis of, and equal in amount to, the value which would be obtained in an arm's-length transaction between an informed and willing purchaser under no compulsion to buy and an informed and willing seller unaffiliated with such purchaser and under no compulsion to sell, assuming the Aircraft (or other property) is unencumbered by the Lease. In such determination, except for purposes of Section 17.01 of the Lease (when it shall be determined based upon the actual condition and location of the Aircraft), it shall be assumed that the Aircraft is in the condition required under the Lease in the case of return of the Aircraft pursuant to Article 12 of the Lease and Fair Market Value shall be determined in accordance with the provisions of Section 4.03 of the Lease.

         Federal Aviation Administration; FAA. The United States Federal Aviation Administration and any successor agency or agencies thereto.

         Final Drawing. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Fixed Renewal Rent. Semi-annual payments of rent during the Fixed Renewal Term equal to the lesser of (i) Fair Market Rental as determined as of the commencement of such Fixed Renewal Term and (ii) 50% of the average actual semi-annual Basic Rent payable during the Basic Term.

         Fixed Renewal Term. The term with respect to which the Lessee has exercised its option to renew the Lease pursuant to the first paragraph of
Section 4.01(a) thereof and with respect to which the conditions set forth in such Section 4.01(a) are met.

         FPO Price. Has the meaning set forth in Section 4.02(a)(F) of the Lease.

         French Pledge Agreement. The French Pledge Agreement dated as of May 1, 1997 between the Owner Trustee and the Indenture Trustee.

         FSB. First Security Bank, National Association, a national banking association.

         Government. The United States of America or an agency or instrumentality thereof the obligations of which bear the full faith and credit of the United States of America.

         GTA. The General Terms Agreement dated as of July 3, 1991 between the Engine Manufacturer and the Lessee related to the purchase by the Lessee of the Engines as originally executed or as modified, amended or supplemented in accordance with the terms thereof, but only insofar as the General Terms Agreement relates to the Engines, to the extent assigned to the Owner Trustee pursuant to the Engine Warranty Assignment.

         Holder of a Certificate; Certificate Holder; Holder. As of any particular time, the Person in whose name a Certificate shall be registered (but not including the holder of any Pass Through Certificate).

         Indemnitee. Each of SSB, in its individual capacity and as Owner Trustee and Lessor, the Subordination Agent, in its individual capacity and in its capacity as Subordination Agent, each Liquidity Provider, the Owner Participant, the Indenture Trustee, in its individual capacity and as trustee, the Owner Participant Guarantor and any successor (including any trustee which may succeed to the Lessor's interest under the Lease), Affiliate, assign, officer, director, employee, agent and servant of any of the foregoing, the Lessor's Estate and the Trust Indenture Estate. Neither the Pass Through Trustee nor any holder of a Pass Through Certificate shall be deemed to be an Indemnitee.

         Indenture. The Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N671FE), dated as of May 1, 1997, between the Lessor and the Indenture Trustee, as supplemented by the Indenture and Security Agreement Supplement.

         Indenture and Security Agreement Supplement. The Indenture and Security Agreement Supplement No. 1 (Federal Express Corporation Trust No. N671FE) to be dated the Delivery Date, substantially in the form of Exhibit A to the Indenture.

         Indenture Default. Any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Indenture Event of Default.

         Indenture Documents. Has the meaning specified in the Granting Clause of the Indenture.

         Indenture Event of Default.  Each of the events specified in Section
7.01 of the Indenture.

         Indenture Trustee. First Security Bank, National Association, a national banking association, not in its individual capacity but solely as Indenture Trustee under the Indenture.

         Indenture Trustee's Liens. Any Lien against, on or with respect to the Aircraft, the Lessor's Estate or the Trust Indenture Estate or any part thereof resulting from (i) claims against the Indenture Trustee not related to the administration of the Trust Indenture Estate or any transactions pursuant to the Indenture or any document included in the Trust Indenture Estate, (ii) any act or omission of the Indenture Trustee which is not related to the transactions contemplated by the Operative Agreements or is in violation of any of the terms of the Operative Agreements or (iii) Taxes imposed against the Indenture Trustee in its individual capacity in respect of which the Lessee has not indemnified (and is not obligated to indemnify) the Indenture Trustee in such capacity.

         Independent Appraisal.  An appraisal conducted pursuant to Section
4.03 of the Lease.

         Independent Investment Banker. An independent investment banking institution of national standing appointed by the Lessee that is independent in fact, does not have any direct financial interests, or any material indirect financial interest, in the Lessee or any Affiliate of the Lessee, and is not connected with the Lessee or any Affiliate of the Lessee, as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, that if the Indenture Trustee shall not have received written notice of such an appointment at least 10 days prior to the Prepayment Date, "Independent Investment Banker" shall mean such an institution appointed by the Indenture Trustee.

         Intercreditor Agreement. The Intercreditor Agreement dated as of May 1, 1997, among the Pass Through Trustee, the Class A Liquidity Provider, the Class B Liquidity Provider and the Subordination Agent.

         Interest Drawing. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Invoice.  The invoice for the Aircraft given by AVSA to the Lessor.

         Lease. The Lease Agreement (Federal Express Corporation Trust No. N671FE) dated as of May 1, 1997, entered into by the Lessor and the Lessee concurrently with the execution and delivery of the Indenture, including, without limitation, supplementation by one or more Lease Supplements entered into pursuant to the applicable provisions of the Lease.

         Lease Supplement. The Lease Supplement No. 1 (Federal Express Corporation Trust No. N671FE) to be dated the Delivery Date, substantially in the form of Exhibit A to the Lease.

         Lease Term. The period commencing on the Delivery Date and ending at the end of the Basic Term.

         Lessee.  Federal Express Corporation, a Delaware corporation.

         Lessee Documents. Has the meaning set forth in Section 6.01(b) of the Participation Agreement.

         Lessor. State Street Bank and Trust Company of Connecticut, National Association, a national banking association, not in its individual capacity but solely as Owner Trustee under the Trust Agreement.

         Lessor's Estate. All estate, right, title and interest of the Owner Trustee in and to the Collateral Account, the Liquid Collateral, the Aircraft, the Lease, any Lease Supplement, the Participation Agreement, AVSA's FAA Bill of Sale, AVSA's Warranty Bill of Sale, the Airbus Guaranty, the Purchase Agreement, the Purchase Agreement Assignment, the Consent and Agreement, the AVSA Consent and Agreement, the Consent and Guaranty (to the extent assigned by the Purchase Agreement Assignment), any Ancillary Agreement, the GTA, the Engine Warranty Assignment, the Engine Consent, any warranty with respect to the Airframe and the Engines, all amounts of Basic Rent and Supplemental Rent, including without limitation, insurance proceeds (other than insurance proceeds payable to or for the benefit of the Owner Trustee in its individual capacity or the Owner Participant) and requisition, indemnity or other payments of any kind for or with respect to the Aircraft (except amounts owing to the Owner Participant, to the Indenture Trustee, to the Owner Trustee in its individual capacity, or to any of their respective directors, officers, employees and agents pursuant to Articles 8 and 9 of the Participation Agreement), and all other property of the Owner Trustee purportedly subjected to the Lien of the Indenture by the Granting Clause thereof; provided that in no event shall "Lessor's Estate" include any Excepted Payment.

         Lessor's Liens. Liens against, on or with respect to the Aircraft, the Lessor's Estate or the Trust Indenture Estate or any part thereof, title thereto or any interest therein arising as a result of (i) claims against the Lessor, in its individual capacity or as Owner Trustee, or the Owner Participant, in each case not related to the transactions contemplated by the Operative Agreements, (ii) acts or omissions of the Lessor in its individual capacity or as Owner Trustee, and, in the case of the Lessor in its individual capacity, arising from its gross negligence or willful misconduct or expressly prohibited under the Operative Agreements and any act or omission of the Owner Participant which is in violation of any of the terms of the Operative Agreements, (iii) Taxes or Expenses imposed against the Lessor, in its individual capacity or as Owner Trustee, Owner Participant, Lessor's Estate or the trust created by the Trust Agreement which are not required to be indemnified against by the Lessee pursuant to the Participation Agreement by reason of Section 8.01(b) or 9.01(b) thereof and which are not required to be indemnified against by the Lessee pursuant to the Tax Indemnity Agreement, or
(iv) claims against the Lessor or the Owner Participant arising from the voluntary transfer by the Lessor or the Owner Participant of its interests in the Aircraft other than a transfer of the Aircraft pursuant to Section 4.02(a) or Article 10 or 11 of the Lease and other than a transfer pursuant to the exercise of the remedies set forth in Article 17 of the Lease.

         Lien. Any mortgage, pledge, lien, charge, encumbrance, lease or security interest or other similar interest.

         Liquid Collateral. All amounts and securities deposited from time to time in the Collateral Account and all the products, investments, earnings and proceeds of the foregoing, including, but not limited to, all proceeds of the investment or conversion thereof, voluntary or involuntary, into cash, Specified Investments or other property, all rights to payment of any and every kind, and other forms of obligations, and instruments and other property which at any time constitute all or part or are included in the proceeds of any of the foregoing.

         Liquidity Facility. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Liquidity Provider. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Losses. Has the meaning specified in Section 17.02(a) of the Participation Agreement.

         Loss Payee. Has the meaning specified in Section 13.02(b)(i) of the Lease.

         Majority in Interest of Certificate Holders. As of a particular date of determination, the Holders of more than 50% of the aggregate unpaid principal amount of all Certificates outstanding as of such date excluding for purposes of this definition any Certificates held by (i) the Owner Trustee or the Owner Participant or any interests of the Owner Participant unless all Certificates then outstanding shall be held by the Owner Participant, (ii) the Lessee or (iii) any Affiliate of any thereof.

         Make-Whole Premium. An amount determined as of the day before the applicable Prepayment Date (or date of purchase, as the case may be) which an Independent Investment Banker determines to be equal to the excess, if any, of
(i) the present value of the remaining scheduled payments of such principal amount or portion thereof and interest thereon (excluding interest accrued from the immediately preceding Payment Date to such Prepayment Date or date of purchase, as the case may be) to the Maturity of such Certificate in accordance with generally accepted financial practices assuming a 360-day year consisting of twelve 30-day months at a discount rate equal to the Treasury Yield, all as determined by the Independent Investment Banker over (ii) the outstanding principal amount of such Certificate plus accrued interest.

         Manufacturer. Airbus Industrie G.I.E., a groupement d'interet economique formed under the laws of France.

         Maturity. With respect to any Certificate, the date on which the final principal amount of such Certificate is scheduled to be due and payable.

         Moody's.  Moody's Investors Service, Inc.

         Net Present Value of Rents. The net present value, as of the Delivery Date, of Basic Rent set forth in Schedule II of the Lease, discounted at a rate equal to the Debt Rate per annum compounded semi-annually.

         Non-U.S. Person.  Any Person other than a U.S. Person.

         Obsolete Parts. Parts which are severable from the Aircraft in accordance with clauses (ii) and (iii) of the proviso to Section 9.02(b) of the Lease and the Lessee in good faith determines to be obsolete or no longer suitable or appropriate for use on the Airframe or any Engine.

         Officer's Certificate. When delivered pursuant to the Indenture, a certificate signed by a Responsible Officer of the Lessee or the Owner Trustee, as the case may be, and delivered to the Indenture Trustee. Each such certificate shall include the statements provided for in Section 15.07 of the Indenture.

         Operative Agreements. The Participation Agreement, the Trust Agreement, AVSA's FAA Bill of Sale, AVSA's Warranty Bill of Sale, the Airbus Guaranty, the Purchase Agreement, the Purchase Agreement Assignment, the GTA, the Engine Warranty Assignment, the French Pledge Agreement, the Lease, the Lease Supplement, the Owner Participant Guaranty, the Owner Trustee Guaranty, if any, any Ancillary Agreement entered into by or with the written consent of the Indenture Trustee, which by its terms is an Operative Agreement, the Certificates outstanding at the time of reference, the Indenture, the Indenture and Security Agreement Supplement, the Consent and Agreement, the AVSA Consent and Agreement, the Consent and Guaranty (to the extent assigned by the Purchase Agreement Assignment), the Engine Consent, the Tax Indemnity Agreement, each Liquidity Facility, the Intercreditor Agreement, the Collateral Account Control Agreement and any Assignment and Assumption Agreement.

         Opinion of Counsel. When delivered pursuant to the Indenture, a written opinion of legal counsel, who in the case of counsel (a) for the Lessee may be (i) an attorney employed by the Lessee who is generally empowered to deliver such written opinions, (ii) Davis Polk & Wardwell or a successor firm or (iii) other counsel designated by the Lessee and reasonably satisfactory to the Indenture Trustee and (b) for the Owner Trustee or the Indenture Trustee, an attorney selected by such Person and, in the case of the Owner Trustee, reasonably satisfactory to the Indenture Trustee.

         Outstanding. When used with respect to Certificates, as of the date of determination and subject to the provisions of Section 10.04 of the Indenture, all Certificates theretofore executed and delivered under the Indenture, with the exception of the following:

         (i) Certificates theretofore cancelled by the Indenture Trustee or delivered to the Indenture Trustee for cancellation pursuant to
         Section 2.08 of the Indenture or otherwise;

         (ii) Certificates for which prepayment money in the necessary amount has been theretofore deposited with the Indenture Trustee in trust for the Holders of such Certificates pursuant to Section 14.01 of the Indenture; provided, that if such Certificates are to be prepaid, notice of such prepayment has been duly given pursuant to the Indenture or provision therefor satisfactory to the Indenture Trustee has been made; and

         (iii) Certificates in exchange for or in lieu of which other Certificates have been executed and delivered pursuant to Article II of the Indenture.

         Owner Participant. The trustor originally named in the Trust Agreement and any successor thereto, and any Person to which the Owner Participant transfers, in accordance with the Trust Agreement, its right, title and interest in and to the Operative Agreements and the Lessor's Estate.

         Owner Participant Guarantor. Philip Morris Capital Corporation, a Delaware corporation, and any other provider of an Owner Participant Guaranty.

         Owner Participant Guaranty. The Owner Participant Guaranty dated the Certificate Closing Date by the Owner Participant Guarantor in favor of the Lessee, the Owner Trustee, the Indenture Trustee and the Pass Through Trustee, and any guaranty delivered in compliance with Section 7.03(d) of the Participation Agreement.

         Owner Trustee. SSB, not in its individual capacity except as otherwise expressly stated, but solely as Owner Trustee under the Trust Agreement.

         Owner Trustee Guarantor.  The provider of an Owner Trustee Guaranty.

         Owner Trustee Guaranty.  Any guaranty delivered in compliance with
Section 11.01(b)(ii) of the Participation Agreement.

         Owner's Economic Return. The Owner Participant's anticipated net after-tax book yield and aggregate after-tax cash during the Basic Term utilizing the multiple investment sinking fund method of analysis, computed on the basis of the same methodology and assumptions as were utilized by the Owner Participant in determining Basic Rent, Stipulated Loss Value and Termination Value percentages, as the case may be, as such assumptions may be adjusted for events which have been the basis of adjustments to Rent pursuant to Section 3.04 of the Lease.

         Participation Agreement. The Participation Agreement (Federal Express Corporation Trust No. N671FE), dated as of May 1, 1997, among the Lessee, the Owner Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as owner trustee, the Owner Participant, the Indenture Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as indenture trustee, the Pass Through Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as pass through trustee and the Subordination Agent not in its individual capacity except as otherwise expressly provided therein, but solely as subordination agent.

         Parts. All appliances, parts, components, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature (other than complete Engines or engines) which may from time to time be incorporated or installed in or attached to the Airframe or any Engine or title to which remains vested in the Lessor pursuant to Article 8 of the Lease.

         Pass Through Agreement. The Pass Through Trust Agreement dated as of May 1, 1997 between the Lessee and the Pass Through Trustee.

         Pass Through Certificates. Any of the Pass Through Certificates, 1997-1-A, the Pass Through Certificates, 1997-1-B or the Pass Through Certificates, 1997-1-C, in each case as issued by the related Pass Through Trust; and "Pass Through Certificates" means all of the Pass Through Certificates issued by each of the Pass Through Trusts.

         Pass Through Closing Date. The Business Day on which the sale of the Pass Through Certificates to the Underwriters pursuant to the Underwriting Agreement takes place.

         Pass Through Trust. The Federal Express Corporation 1997-1 Pass Through Trust Class A, Federal Express Corporation 1997-1 Pass Through Trust Class B and Federal Express Corporation 1997-1 Pass Through Trust Class C, in each case formed pursuant to the related Series Supplement in accordance with the Pass Through Agreement; and "Pass Through Trusts" means all of such Pass Through Trusts.

         Pass Through Trustee. First Security Bank, National Association, a national banking association, in its capacity as Pass Through Trustee under the Pass Through Agreement and each Pass Through Trust.

         Past Due Rate. In respect of (A) any amount payable to the Owner Participant or the Owner Trustee a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to 2% plus the Debt Rate and (B) any principal of or interest on any Certificate or any other amount payable under the Indenture, any Certificate or any other Operative Agreement that is not paid when due (whether at Maturity, by acceleration, by optional or mandatory prepayment or otherwise) to any Holder, the Indenture Trustee or the Pass Through Trustee, a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to (i) in the case of any such amount payable to the Holder of any Certificate, 2% plus the interest rate applicable to such Certificate and (ii) in the case of any other such amount, 2% plus the Debt Rate.

         Payment Date.  Each January 15 and July 15 commencing on July 15,
1997.

         Payment Default. Any event specified in Section 16.01(a) or 16.01(b) of the Lease which with the giving of notice or lapse of time or both would constitute an Event of Default.

         Permitted Investments. Those investments enumerated in Section 23.01(a) (i), (ii), (iii) and (iv) of the Lease.

         Person. Any individual, sole proprietorship, partnership, joint venture, joint stock company, trust, unincorporated organization, association, corporation, institution, entity or government (federal, state, local, foreign or any agency, instrumentality, division or body thereof).

         Preliminary Notice. Has the meaning specified in Section 4.01(a) of the Lease.

         Premium Termination Date. With respect to the Series A Certificates, December 27, 2011, with respect to the Series B Certificates, February 5, 2010 and with respect to the Series C Certificates, March 22, 2007.

         Prepayment Date. Has the meaning specified in Section 6.02(b) of the Indenture.

         Prepayment Price. Has the meaning specified in Section 6.02(b) of the Indenture.

         Principal Amount. With respect to a Certificate means the stated original principal amount of such Certificate and, with respect to all Certificates, means the aggregate stated original principal amounts of all Certificates.

         Property.   Any right or interest in or to property of any kind
whatsoever, whether real, personal or mixed and whether tangible or intangible.

         Proposed Termination Date. The proposed date of termination of the Lease as specified by the Lessee in its notice given pursuant to Section 10.01 thereof.

         Purchase Agreement. The Airbus A300-600R Freighter Purchase Agreement, dated as of July 3, 1991 between AVSA and the Lessee, including all exhibits, appendices and letter agreements attached thereto as originally executed or as modified, amended or supplemented in accordance with the terms thereof, but only to the extent that the foregoing relates to the Aircraft and to the extent assigned pursuant to the Purchase Agreement Assignment.

         Purchase Agreement Assignment. The Purchase Agreement Assignment (Federal Express Corporation Trust No. N670FE), dated as of May 1, 1997 between the Lessor and the Lessee.

         Purchase Price.  Has the meaning specified in Ancillary Agreement II.

         Record Date. With respect to Payment Dates under the Indenture (except a date for payment of defaulted interest), December 31 for January 15 Payment Dates and June 30 for July 15 Payment Dates, whether or not such date is a Business Day.

         Recourse Amount. Has the meaning specified in Section 17.10 of the Participation Agreement.

         Refinancing.  A non-recourse loan to the Lessor arranged pursuant to
Section 15.01 of the Participation Agreement.

         Register.  Has the meaning set forth in Section 3.02 of the Indenture.

         Registrar. Has the meaning set forth in Section 3.02 of the Indenture.

         Regulation D. Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

         Related Indentures. Collectively, the Trust Indenture and Security Agreement for each of Federal Express Corporation Trust Nos. N670FE, N672FE, N673FE, N674FE, N583FE and N584FE, each dated as of May 1, 1997, between the Owner Trustee and the Indenture Trustee, the Trust Indenture and Security Agreement for Federal Express Corporation Trust No. N581FE, dated as of May 1, 1997, between Wilmington Trust Company, as owner trustee and the Indenture Trustee, and the Trust Indenture and Security Agreement for Federal Express Corporation Trust No. N587FE, dated as of December 1, 1996, as amended and restated as of May 1, 1997, between Wilmington Trust Company, as owner trustee and the Indenture Trustee.

         Remaining Weighted Average Life. On a given date with respect to any Certificate the number of days equal to the quotient obtained by dividing (i) the sum of each of the products obtained by multiplying (a) the amount of each then remaining scheduled payment of principal of such Certificate by (b) the number of days from and including such prepayment date to but excluding the dates on which each such payment of principal is scheduled to be made; by (ii) the then outstanding principal amount of such Certificate.

         Renewal Rent. The amount payable by the Lessee as rent in accordance with Section 4.01 of the Lease during any Renewal Term.

         Renewal Term. One or more terms with respect to which the Lessee has exercised its option to renew the Lease pursuant to Section 4.01(a) thereof.

         Rent. All payments due from the Lessee under the Lease as Basic Rent, Renewal Rent and Supplemental Rent, collectively.

         Rent Payment Date. September 20, 2020 and each January 15 and July 15 commencing on July 15, 1997.

         Reoptimization Date. Has the meaning specified in Section 15.02(a) of the Participation Agreement.

         Replacement Aircraft. Any aircraft substituted for the Aircraft pursuant to Section 11.03(a) of the Lease.

         Replacement Airframe. Has the meaning set forth in Section 11.03 of the Lease.

         Replacement Engine. A General Electric CF6-80C2-A5F engine (or an engine of the same or another manufacturer) of equal or greater value, airworthiness, remaining useful life and utility as the Engine being replaced, together with all Parts relating to such engine; provided, however, that if such replacement engine is not a General Electric CF6-80C2-A5F engine, such replacement engine must then be commonly used in the commercial aviation industry on Airbus A300-600 airframes.

         Responsible Officer. With respect to the Owner Trustee (except for purposes of the Trust Agreement in which case the definition of Responsible Officer set forth in Section 3.10 of the Trust Agreement is applicable) or the Indenture Trustee, any officer in its Corporate Trust Administration, as the case may be, designated by such Person to perform obligations under the Operative Agreements, and with respect to any other party, any corporate officer or (except in the case of the Owner Participant) other employee of a party who, in the normal performance of his or her operational responsibilities, with respect to the subject matter of any covenant, agreement or obligation of such party pursuant to any Operative Agreement, would have responsibility for and knowledge of such matter and the requirements of any Operative Agreement with respect thereto.

         S&P.  Standard & Poor's Ratings Group.

         Scheduled Delivery Date. The Delivery Date specified in the Delivery Notice pursuant to Section 3.01 of the Participation Agreement.

         SEC. The Securities and Exchange Commission of the United States and any successor agencies or authorities.

         Secured Obligations. Has the meaning specified in the Granting Clause of the Indenture.

         Securities Act.  The Securities Act of 1933, as amended.

         Series "A" or "Series A Certificates". Certificates issued and designated as "Series A" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series A".

         Series "B" or "Series B Certificates". Certificates issued and designated as "Series B" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series B".

         Series "C" or "Series C Certificates". Certificates issued and designated as "Series C" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series C".

         Series Supplement or Series Supplements. The Series Supplement 1997-1-A to be executed and delivered by the Lessee and the Pass Through Trustee, the Series Supplement 1997-1-B to be executed and delivered by the Lessee and the Pass Through Trustee or the Series Supplement 1997-1-C to be executed and delivered by the Lessee and the Pass Through Trustee.

         Sinking Fund Redemption Date.  Has the meaning specified in Section
6.06 of the Indenture.

         Sinking Fund Redemption Price.  Has the meaning specified in Section
6.06 of the Indenture.

         Special Aviation Counsel.  Daugherty, Fowler & Peregrin.

         Specified Investments. Shall mean (a) direct obligations of the United States of America or obligations fully guaranteed by the United States of America; (b) commercial paper rated A-1/P-1 by S&P and Moody's, respectively or, if such ratings are unavailable, rated by any nationally recognized rating organization in the United States equal to the highest rating assigned by such rating organization; (c) investments in negotiable certificates of deposit, time deposits, banker's acceptances, commercial paper or other direct obligations of, or obligations guaranteed by, commercial banks organized under the laws of the United States or of any political subdivision thereof (or any U.S. branch of a foreign bank) with issuer ratings of at least B/C by Thomson Bankwatch, having maturities no later than 90 days following the date of such investment; (d) overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers; or
(e) overnight repurchase agreements with respect to the securities described in clause (a) above entered into with an office of a bank or trust company which is located in the United States of America or any bank or trust company which is organized under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $500 million.

         SSB. State Street Bank and Trust Company of Connecticut, National Association, a national banking association.

         Stipulated Loss Value. As of any Stipulated Loss Value Determination Date during the Basic Term, the amount determined by multiplying the Purchase Price by the percentage set forth in Schedule III of the Lease under the heading "Stipulated Loss Value Factor" opposite such date (as such Schedule III may be adjusted from time to time as provided in Section 3.04 of the Lease), and during any Renewal Term, the amount determined pursuant to Section 4.01(b) of the Lease. Notwithstanding any other provisions of the Lease or the Participation Agreement or the Indenture, each Stipulated Loss Value for the Aircraft shall be, under any circumstances and in any event, an amount, together with so much of the arrears portion of Basic Rent due and owing through the date of payment of Stipulated Loss Value as does not constitute an Excepted Payment, at least sufficient to pay in full as of such date of payment the aggregate unpaid principal amount of and accrued interest on the Certificates outstanding on such date of payment. Subject to the immediately preceding sentence, it is understood and agreed that the amounts set forth on
Schedule III of the Lease, for dates other than Rent Payment Dates on which arrears Basic Rent is due, fully reflect appropriate Basic Rent accruals and credits of unearned Basic Rent through such date and, accordingly, no further accrual or credit shall be required through such date whenever Stipulated Loss Value is to be calculated with reference to any such date; provided that if amounts in respect of Stipulated Loss Value are payable under the Operative Agreements after the Stipulated Loss Determination Date in respect of which such Stipulated Loss Value was determined, the Lessor shall be compensated during the period from the Stipulated Loss Determination Date to such payment date in accordance with the provisions of the Operative Agreements.

         Stipulated Loss Value Determination Date.  Each date set forth on
Schedule III of the Lease.

         Subordination Agent.   First Security Bank, National Association, a
national banking association, not in its individual capacity but solely as Subordination Agent.

         Supplemental Rent. (a) All amounts, liabilities and obligations which the Lessee assumes or agrees to perform or pay under the Lease or under the Participation Agreement or Tax Indemnity Agreement or any Ancillary Agreement or any other Operative Agreement to the Lessor, the Owner Participant, the Indenture Trustee, the Subordination Agent, any Liquidity Provider or others, including, without limitation, payments of Stipulated Loss Value, FPO Price and amounts calculated by reference to Termination Value, any amounts of Make-Whole Premium payable under the Indenture to the extent provided in Section 3.03 of the Lease, and all amounts required to be paid by Lessee under the agreements, covenants and indemnities contained in the Lease or in the Participation Agreement or the Tax Indemnity Agreement or any other Operative Agreement, but excluding Basic Rent and (b) all amounts that the Owner Trustee is obligated to pay in accordance with clause (b) of the last paragraph of Section 2.04 of the Indenture.

          Tax. Has the meaning set forth in Section 8.01(a) of the Participation Agreement.

          Tax Indemnity Agreement. The Tax Indemnity Agreement (Federal Express Corporation Trust No. N670FE), dated as of May 1, 1997, between the Lessee and the Owner Participant.

         Term. The Basic Term of the lease for the Aircraft under the Lease and, if renewed pursuant to Section 4.01 of the Lease, each Renewal Term for the Aircraft for which the Lease is renewed, or such earlier date on which the Lease is terminated pursuant to its terms.

         Termination Date. A Rent Payment Date during the Basic Term that is on or after December 31, 2004 in the case of Article 10 of the Lease, and in the case of (i) Section 4.02(a)(A) of the Lease, the Rent Payment Date falling on July 15, 2015, (ii) Section 4.02(a)(D) or (E) of the Lease, a Rent
Payment Date that is on or after the seventh anniversary of the Delivery Date and (iii) Section 4.02(a)(F) of the Lease, the last day of the Basic Term.

         Termination Value. As of any Termination Date, the amount determined by multiplying the Purchase Price by the percentage set forth in Schedule IV of the Lease under the heading "Termination Value Factor" opposite such Termination Date (as such Schedule IV may be adjusted from time to time as provided in Section 3.04 of the Lease). Notwithstanding any other provisions of the Lease, the Participation Agreement or the Indenture, each Termination Value shall be, under any circumstances and in any event, an amount, together with so much of the arrears portion of Basic Rent due and owing through the date of payment of any amount calculated by reference to Termination Value as does not constitute an Excepted Payment, at least sufficient to pay in full as of such date of payment the aggregate unpaid principal amount of and accrued interest on the Certificates outstanding on such date of payment. Subject to the immediately preceding sentence, it is understood and agreed that the amounts set forth on Schedule IV of the Lease, for dates other than Rent Payment Dates on which arrears Basic Rent is due, fully reflect appropriate Basic Rent accruals and credits of unearned Basic Rent through such date and, accordingly, no further accrual or credit shall be required through such date whenever Termination Value is to be calculated with reference to any such date; provided that if amounts in respect of Termination Value are payable under the Operative Agreements after the Termination Date in respect of which such Termination Value was determined, the Lessor shall be compensated during the period from the Termination Date to such payment date in accordance with the provisions of the Operative Agreements.

         Transaction Costs. Those costs and expenses set forth in Section 10.01(a) of the Participation Agreement.

         Transportation Code. Title 49 of the United States Code, as amended and in effect on the date of the Lease or as subsequently amended, or any successor or substituted legislation at the time in effect and applicable, and the regulations promulgated pursuant thereto.

         Treasury Yield. At the time of determination with respect to any Certificate, the interest rate (expressed as a semi-annual equivalent and as a decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the semi-annual yield to maturity for United States Treasury securities maturing on the Average Life Date on such Certificate and trading in the public securities markets either as determined by interpolation between the most recent weekly average yield to maturity for two series of United States Treasury securities, trading in public securities markets, (i) one maturing as close as possible to, but earlier than, the Average Life Date of such Certificate and (ii) the other maturing as close as possible to, but later than, the Average Life Date of such Certificate. In each case as published in the most recent H.15(519) or, if a weekly average yield to maturity for United States Treasury securities maturing on the Average Life Date of such Certificate is reported on the most recent H.15 (519), such weekly average yield to maturity as published in such H.15(919). "H.15(519)" means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System. The date of determination of a Make-Whole Premium will be the third Business Day prior to the applicable prepayment date and the "most recent H.15(519)" means the H.15(519) published prior to the close of business on the third Business Day prior to the applicable prepayment date.

         Trust Agreement. The Trust Agreement (Federal Express Corporation Trust No. N671FE), dated as of May 1, 1997, between the Owner Participant and the Owner Trustee in its individual capacity.

         Trust Estate.  The Lessor's Estate.

         Trust Indenture Act.  The Trust Indenture Act of 1939, as amended.

         Trust Indenture Estate. All estate, right, title and interest of the Indenture Trustee in and to any of the property, rights, interests and privileges granted to the Indenture Trustee pursuant to the Granting Clause of the Indenture, other than Excepted Payments and any and all other rights of the Owner Trustee or the Owner Participant expressly reserved to the Owner Trustee or the Owner Participant pursuant to the Indenture.

         Underwriters. Morgan Stanley & Co. Incorporated, First Chicago Capital Markets, Inc., Goldman, Sachs & Co. and J.P. Morgan & Co.

         Underwriting Agreement. The Underwriting Agreement dated May 22, 1997 among the Lessee and the Underwriters.

         United States, U.S. or US.  The United States of America.

         U.S. Air Carrier. Any United States air carrier as to which there is in force a certificate issued pursuant to Section 41102(a) or Section 41103 of the Transportation Code, and as to which there is in force an air carrier operating certificate issued pursuant to Chapter 447 of the Transportation Code and Part 121 of the regulations under such Transportation Code, for aircraft capable of carrying ten (10) or more individuals or 6,000 pounds or more of cargo, or which may operate as an air carrier by certification or otherwise under any successor or substitute provision thereof or in absence thereof.

         U.S. Person.  A Person described in Section 7701(a)(30) of the Code.

                                SCHEDULE II


                                BASIC RENT
                    (As a Percentage of Purchase Price)



             Rent
           Payment
             Date                   Advance                  Arrears
           -------                  -------                  -------


               [On each Payment Date, Lessee will pay as Basic Rent an amount that will be at least sufficient to pay in full, as of such Payment Date, the aggregate unpaid principal amount of due and unpaid installments on the Certificates outstanding on such Payment Date, together with the accrued and unpaid interest thereon.]

                                 SCHEDULE III

                            STIPULATED LOSS VALUES


                                                   Stipulated Loss
          Date                                        Value Factor


               [Stipulated Loss Value will be an amount at least sufficient to pay in full, as of the date of payment thereof, the aggregate unpaid principal amount of the Certificates outstanding on such date of payment, together with the accrued and unpaid interest thereon.]

                                  SCHEDULE IV

                              TERMINATION VALUES


         Termination                                     Termination
            Date                                         Value Factor


               [Termination Value will be an amount at least sufficient to pay in full, as of the date of payment thereof, the aggregate unpaid principal amount of the Certificates outstanding on such date of payment, together with the accrued and unpaid interest thereon.]

                                 SCHEDULE V

                           PURCHASE OPTION SCHEDULE

                                                                    Exhibit A
                                                                           to
                                                              Lease Agreement
                                                              ---------------



              THE INTEREST OF LESSOR UNDER THIS LEASE SUPPLEMENT
                   NO. __ IS SUBJECT TO A SECURITY INTEREST

                            LEASE SUPPLEMENT NO. __
                (Federal Express Corporation Trust No. N671FE)


         LEASE SUPPLEMENT NO. __ (Federal Express Corporation Trust No. N671FE), dated ________ __, ____, between STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement (Federal Express Corporation Trust No. N671FE) dated as of May 1, 1997 (the "Lessor"), and FEDERAL EXPRESS CORPORATION, a Delaware corporation (the "Lessee").


                             W I T N E S S E T H :

         WHEREAS, the Lessor and the Lessee have entered into that certain Lease Agreement (Federal Express Corporation Trust No. N671FE) dated as of May 1, 1997 (the "Lease", the defined terms in the Lease being used in this Lease Supplement with the same meaning as in the Lease), which provides for the execution and delivery of a Lease Supplement, substantially in the form of this Lease Supplement No. __, for the purpose of leasing under the Lease the aircraft and engines described below ("Aircraft") as and when delivered by the Lessor to the Lessee in accordance with the terms of the Lease;

         WHEREAS, the Lease relates to the Aircraft;

         WHEREAS, a counterpart of the Lease is attached to and made a part of this Lease Supplement, and this Lease Supplement, together with such attachment, is being filed for recordation on this date with the FAA as one document.

         NOW, THEREFORE, for and in consideration of the premises and other good and sufficient consideration, the Lessor and the Lessee agree as follows:

         Section 1. Delivered Aircraft. The Lessor hereby delivers and leases to the Lessee under the Lease, and the Lessee hereby accepts and leases from the Lessor under the Lease, the following described Airbus A300F4-605R Aircraft (the "Delivered Aircraft"), which Delivered Aircraft as of the date of this Lease Supplement consists of the following:

         (a) Airbus A300F4-605R Airframe; U.S. Registration Number ______; Manufacturer's Serial No. ___; and

         (b) Two (2) General Electric CF6-80C2-A5F Engines bearing, respectively, Manufacturer's Serial Nos. ___-___ and ___-___ (each of which engines has 750 or more rated takeoff horsepower or the equivalent of such horsepower).

         Section 2. Delivery Date. The Delivery Date of the Delivered Aircraft is the date of this Lease Supplement.

         Section 3. Purchase Price. The Purchase Price of the Delivered Aircraft shall be the amount set forth in Ancillary Agreement II.

         Section 4. Term. The Term for the Delivered Aircraft shall commence on the Delivery Date, and shall terminate on ______, ____, unless earlier terminated or extended pursuant to the terms of the Lease.

         Section 5. Rent. The Lessee hereby agrees to pay the Lessor Rent for the Delivered Aircraft throughout the Term thereof in accordance with the terms and provisions of the Lease.

         Section 6. Lessee's Acceptance of Delivered Aircraft. The Lessee hereby confirms to the Lessor that the Delivered Aircraft has been duly marked in accordance with Section 7.03 of the Lease and that the Lessee has accepted the Delivered Aircraft for all purposes hereof and of the Lease, and as being free and clear of all Liens except Lessor's Liens. Such acceptance by the Lessee shall be without prejudice to any rights of the Lessor or the Lessee against AVSA, the Manufacturer, the Engine Manufacturer or any vendor of equipment included in the Aircraft.

         Section 7. Incorporation of Lease By Reference. All the provisions of the Lease are hereby incorporated by reference in this Lease Supplement to the same extent as if fully set forth in this Lease Supplement.

         Section 8. Governing Law. THIS LEASE SUPPLEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE BUT WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS, AND IS BEING DELIVERED IN THE STATE OF NEW YORK.

         Section 9. Agreement as Chattel Paper. To the extent that this Lease Supplement constitutes chattel paper (as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction), no security interest in this Lease Supplement may be created through the transfer or possession of any counterpart other than the original chattel-paper counterpart, which shall be the counterpart containing the receipt executed by the Indenture Trustee on its signature page.

         Section 10. Counterparts. This Lease Supplement may be executed in any number of counterparts, each of which shall be an original (except that only the counterpart bearing the receipt executed by Indenture Trustee shall be the original for purposes of perfecting a security interest therein as chattel paper under the Uniform Commercial Code), but all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Lease Supplement by signing any such counterpart.

         IN WITNESS WHEREOF, the Lessor and the Lessee have caused this Lease Supplement to be duly executed as of the day and year first above written.


LESSOR: STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Owner Trustee


                                   By: __________________________________
                                       Name:  Paul D. Allen
                                       Title: Vice President



LESSEE:                            FEDERAL EXPRESS CORPORATION


                                   By: ___________________________________
                                       Name:  Robert D. Henning
                                       Title: Assistant Treasurer and
                                              Managing Director -
                                              Structured Finance


         Receipt of this original counterpart of the Lease Supplement is hereby acknowledged on this ___ day of ______ _____.


Indenture Trustee:                 FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                                   not in its individual capacity,
                                   but solely as Indenture Trustee


                                   By: _____________________________________
                                       Name:  Greg A. Hawley
                                       Title: Vice President



                                                                    Exhibit B
                                                                           to
                                                              Lease Agreement
                                                              ---------------



                         PURCHASE AGREEMENT ASSIGNMENT
                (Federal Express Corporation Trust No. N671FE)


         PURCHASE AGREEMENT ASSIGNMENT (Federal Express Corporation Trust No. N671FE), dated as of May 1, 1997 between FEDERAL EXPRESS CORPORATION, a Delaware corporation (the "Assignor" or "Lessee"), and STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity but solely as Owner Trustee ("SSB" or the "Lessor") under the Trust Agreement (Federal Express Corporation Trust No. N671FE), dated as of May 1, 1997 (as amended, modified or supplemented from time to time, the "Trust Agreement"), between PMCC Leasing Corporation (the "Owner Participant") and SSB.

                             W I T N E S S E T H :

         WHEREAS, the Assignor and AVSA (as hereinafter defined) are parties to the Purchase Agreement (as hereinafter defined), providing, among other things, for the delivery by AVSA to the Assignor of certain aircraft, including the Aircraft (as hereinafter defined) covered by the Participation Agreement (as hereinafter defined); and

         WHEREAS, pursuant to the Consent and Guaranty (as hereinafter defined), the Guarantor (as hereinafter defined) has agreed, among other things, to unconditionally guarantee the due and punctual performance by AVSA of all of its liabilities and obligations as set forth in the Purchase Agreement; and

         WHEREAS, pursuant to the Lease (as hereinafter defined), the Lessor will lease the Aircraft to the Assignor; and

         WHEREAS, on the terms and conditions hereof and of the Consents and Agreements (as hereinafter defined), (a) the Assignor desires to assign to the Lessor (i) the Assignor's right under the Purchase Agreement and the Consent and Guaranty (insofar as it relates to the Purchase Agreement) to purchase the Aircraft and (ii) certain of the Assignor's remaining rights, title and interests in, to and under the Purchase Agreement and the Consent and Guaranty (insofar as they relate to the Purchase Agreement and the Aircraft) and (b) the Lessor desires to accept the assignments and, except as otherwise provided herein, to assume the obligations of the "Buyer" under the Purchase Agreement, to the extent assigned to it pursuant hereto; and

         WHEREAS, pursuant to the Indenture (as hereinafter defined), the Lessor will assign, inter alia, its rights hereunder to the Indenture Trustee (as hereinafter defined) to the extent set forth therein; and

         WHEREAS, such assignments and acceptances are intended to permit consummation of the transactions contemplated by the Participation Agreement; and

         WHEREAS, AVSA and the Guarantor are willing to execute and deliver their respective Consents and Agreements;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

         1. Defined Terms. For all purposes of this Assignment, except as otherwise expressly provided or unless the context otherwise requires, the following terms shall have the following meanings:

         "Aircraft" shall mean the Airbus A300F4-605R Freighter aircraft, bearing manufacturer's serial number 778, delivered under the Purchase Agreement, including the two General Electric Model CF6-80C2A5 (Fadec equipped) engines installed on such aircraft on the date of delivery thereof pursuant to the Purchase Agreement.

         "AVSA" shall mean AVSA, S.A.R.L., a French societe a responsabilite limitee, and its successors and assigns.

         "AVSA Consent and Agreement" shall mean the Consent and Agreement of AVSA attached hereto, as amended, modified or supplemented from time to time.

         "Bill of Sale" shall mean the bill of sale for the Aircraft to be delivered by AVSA.

         "Certificates" shall have the meaning ascribed thereto in the Participation Agreement.

         "Consent and Guaranty" shall mean the Consent and Guaranty of the Guarantor attached to the Purchase Agreement, together with all amendments, waivers, and consents heretofore entered into or heretofore granted thereunder and delivered to the Lessor.

         "Consents and Agreements" shall mean the AVSA Consent and Agreement and the Guarantor Consent and Agreement.

         "Delivery Date" shall have the meaning ascribed thereto in the Purchase Agreement with respect to the Aircraft.

         "Guarantor" shall mean Airbus Industrie G.I.E., a French groupement d'interet economique, and its successors and assigns.

         "Guarantor Consent and Agreement" shall mean the Consent and Agreement of the Guarantor attached hereto, as amended, modified or supplemented from time to time.

         "Indenture" shall mean the Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N671FE), dated as of May 1, 1997, between the Lessor and the Indenture Trustee, as amended, modified or supplemented from time to time.

         "Indenture Trustee" shall mean First Security Bank, National Association, not in its individual capacity but solely as Indenture Trustee under the Indenture and each other person which may from time to time be acting as successor trustee under the Indenture.

         "Lease" shall mean the Lease Agreement (Federal Express Corporation Trust No. N671FE), dated as of May 1, 1997, between the Lessor and the Assignor, as amended, modified or supplemented from time to time.

         "Participation Agreement" shall mean the Participation Agreement (Federal Express Corporation Trust No. N671FE), dated as of May 1, 1997, among the Assignor, the Owner Participant (as defined herein), the Pass Through Trustee (as defined therein), the Lessor, the Indenture Trustee and the Subordination Agent, as amended, modified or supplemented from time to time.

         "Purchase Agreement" shall mean the Airbus A300-600F Purchase Agreement, dated as of July 3, 1991, between the Assignor and AVSA, together with all exhibits, appendices and letter agreements thereto and all amendments, waivers and consents granted thereunder.

         All other terms used herein in capitalized form that are defined in the Lease shall, when used herein, have the meanings specified in the Lease.

         2. Assignment. a. Generally. The Assignor has sold, assigned, transferred and set over and does hereby sell, assign, transfer and set over unto the Lessor (i) the right upon valid tender of the Aircraft by AVSA in accordance with the Purchase Agreement to purchase the Aircraft pursuant to the Purchase Agreement for the amount specified in the invoice in respect thereof to be delivered by AVSA on the Delivery Date therefor (including, without limitation, the right to accept delivery of the Aircraft through an appointed representative which may be an employee of the Assignor) and the right to be named the "Buyer" in the Bill of Sale and the right to enforce the same under the Consent and Guaranty, (ii) the right to take and hold the Aircraft and (iii) all of the Assignor's other right, title and interest in and to the Purchase Agreement and the Consent and Guaranty (insofar as it relates to the Purchase Agreement), as and to the extent that the same relates to the Aircraft and, except to the extent reserved below, the operation of the Aircraft, including, without limitation, in such assignment to the Lessor (A) all claims for damages in respect of such Aircraft arising as a result of any default by AVSA under the Purchase Agreement, or by any vendor or other supplier of aircraft engines or other parts or equipment installed on or in the Aircraft, including, without limitation, all warranty, service life policy and indemnity provisions in the Purchase Agreement in respect of the Aircraft and all claims thereunder and under the Consent and Guaranty and (B) any and all rights of the Assignor to compel performance of the terms of the Purchase Agreement and the Consent and Guaranty in respect of the Aircraft, including all warranty and indemnification provisions in the Purchase Agreement and the Consent and Guaranty and claims thereunder with respect to the Aircraft; reserving to the Assignor, however,

   (1) all the Assignor's rights and interests in and to the Purchase Agreement and the Consent and Guaranty as and to the extent that the Purchase Agreement and the Consent and Guaranty relate to aircraft other than the Aircraft and the purchase and operation of such aircraft and to the extent that the Purchase Agreement and the Consent and Guaranty relate to any other matters not directly pertaining to the Aircraft,

   (2) all the Assignor's rights and interests in or arising out of any payments, advance payments or deposits made by the Assignor in respect of the Aircraft under the Purchase Agreement or amounts credited or to be credited or paid or to be paid by the Guarantor or AVSA to the Assignor in respect of the Aircraft or otherwise (except amounts credited with respect to warranty claims to the extent set forth in Section 2(b) hereof) as of the date of purchase,

   (3) the rights to demand, accept and retain all rights in and to all property (other than the Aircraft), data and service, other than data and service provided under Clauses 12 and 13 of the Purchase Agreement, that AVSA and the Guarantor are obligated to provide or do provide pursuant to the Purchase Agreement and the Consent and Guaranty, respectively, with respect to the Aircraft,

   (4) all of the Assignor's right, title and interest in and to the Purchase Agreement and the Consent and Guaranty as and to the extent that the same relates to specification changes, performance and operation pertaining to the Aircraft, other than sub-Clause 2.1 and Clauses 12 and 13 of the Purchase Agreement and under the Consent and Guaranty to the extent relating thereto,

   (5) the right to obtain services, training, data and demonstration and test flights pursuant to the Purchase Agreement,

   (6) the right to maintain plant representatives at the Guarantor's plant pursuant to the Purchase Agreement, and

   (7) all rights set forth in any exhibits, appendices and letter agreements, as at any time amended, modified or supplemented, to the Purchase Agreement, and under the Consent and Guaranty to the extent relating thereto; provided, however, that the reservation set forth in this Section 2(a)(7) shall not in any way limit the rights of the Lessor arising under Sub-clause 2.1 and Clauses 12 and 13 of the Purchase Agreement.

         (b) Assignment of Rights. If and so long as there shall not exist and be continuing an Event of Default, the Lessor hereby authorizes the Lessee, to the exclusion of the Lessor, to exercise in the Lessee's name all rights and powers of the "Buyer" under the Purchase Agreement and to retain any recovery or benefit resulting from the enforcement of any warranty or indemnity in respect of the Aircraft, except that the Lessee may not enter into any change order or other amendment, modification or supplement to the Purchase Agreement without the written consent or countersignature of the Lessor if such change order, amendment, modification or supplement would result in any rescission, cancellation or termination of the Purchase Agreement in respect of the Aircraft or in any way limit the rights of the Lessor arising under Clauses 12 and 13 of the Purchase Agreement or any of the other rights assigned hereunder.

         (c) Acceptance of Assignment. Subject to the terms hereof the Lessor accepts the assignment contained in this Section 2.

         (d) Requirement of Notice to AVSA. For all purposes of this Assignment, AVSA shall not be deemed to have knowledge of and need not recognize any Event of Default, unless and until AVSA shall have received written notice thereof from the Lessor or the Indenture Trustee addressed to its Chief Executive Officer, 2, Rond Point Maurice Bellonte, 31700 Blagnac, France (telex 521155F) and, in acting in accordance with the terms of the Purchase Agreement and this Assignment, AVSA may act with acquittance and conclusively rely upon any such notice.

         3. Certain Rights and Obligations of the Parties. (a) Assignor Remains Liable. It is expressly agreed that, anything herein contained to the contrary notwithstanding: (a) the Assignor shall at all times remain liable to AVSA under the Purchase Agreement to perform all the duties and obligations of the "Buyer" thereunder to the same extent as if this Assignment had not been executed; (b) the exercise by the Lessor of any of the rights assigned hereunder shall not release the Assignor from any of its duties or obligations to AVSA under the Purchase Agreement except to the extent that such exercise by the Lessor shall constitute performance of such duties and obligations; and
(c) except as provided in the next succeeding paragraph, none of the Lessor, the Indenture Trustee nor any Participant shall have any obligation or liability under the Purchase Agreement by reason of, or arising out of, this Assignment or be obligated to perform any of the obligations or duties of the Assignor under the Purchase Agreement or to make any payment or to make any inquiry as to the sufficiency of any payment received by any of them or to present or file any claim or to take any other action to collect or enforce any claim for any payment assigned hereunder.

         (b) Lessor Bound by Purchase Agreement. Without in any way releasing the Assignor from any of its duties or obligations under the Purchase Agreement, the Lessor confirms for the benefit of AVSA that, insofar as the provisions of the Purchase Agreement relate to the Aircraft, in exercising any rights under the Purchase Agreement, or in making any claim with respect to the Aircraft or other goods and services delivered or to be delivered pursuant to the Purchase Agreement, the terms and conditions of the Purchase Agreement disclosed to the Lessor in writing shall apply to, and be binding upon, the Lessor to the extent of its respective interests assigned hereunder to the same extent as the Assignor.

         (c) Limit of Effect of this Assignment. Nothing contained herein shall (i) subject AVSA or the Guarantor to any liability to which it would not otherwise be subject under the Purchase Agreement or (ii) modify in any respect the contractual rights of AVSA or the Guarantor thereunder (except, in each case, as provided in the attached Consents and Agreements).

         (d) Appointment as Attorney-in-Fact. The Assignor does hereby constitute, effective at any time after an Event of Default shall have occurred and be continuing, the Lessor and its successors and assigns to be the Assignor's true and lawful attorney, irrevocably, with full power (in the name of the Assignor or otherwise) to ask, require, demand, receive, compound and give acquittance for any and all monies and claims for monies due and to become due under, or arising out of, the Purchase Agreement and the Consent and Guaranty in respect of the Aircraft, to the extent that the same have been assigned as provided in this Assignment and, for such period as the Lessor, its successors and assigns may exercise rights with respect thereto under this Assignment, to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute (or, if previously commenced, assume control of) any proceedings and to obtain any recovery in connection therewith which the Lessor, its successors and assigns, may deem to be necessary or advisable in the premises.

         4. Further Assurances. The Assignor and the Lessor each agree that, at any time and from time to time, upon the written request of any other party hereto, it will promptly and duly execute and deliver any and all such further instruments and documents and take such further action as the other may reasonably request in order to obtain the full benefits of this Assignment and of the rights and powers herein granted.

         5. Assignor's Representations, Warranties and Covenants. The Assignor does hereby represent and warrant that (a) the Purchase Agreement, insofar as it relates to the Aircraft, is in full force and effect and is enforceable against the Assignor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights generally, and the Assignor is not in default thereunder, and (b) the Assignor has not assigned or pledged, and hereby covenants that it will not assign or pledge, the whole or any part of the rights hereby assigned or any of its rights with respect to the Aircraft under the Purchase Agreement not assigned hereby, to anyone other than the Lessor as herein provided.

         6. No Amendment of Purchase Agreement. So long as the Lease is in effect, the Lessor agrees that it shall not enter into any agreement that would amend, modify, supplement, rescind, cancel or terminate the Purchase Agreement or the Consent and Guaranty in any respect or in any way limit the rights of the Assignor arising under Clauses 12 and 13 of the Purchase Agreement or any of the other rights assigned hereunder (except as set forth above when there has been an Event of Default) without the prior written consent of the Assignor.

         7. Execution of Assignment. This Assignment is executed by the Assignor and the Lessor concurrently with the execution and delivery of the Participation Agreement and the Lease.

         8. Confidentiality. The Lessor agrees that it will not disclose to any third party the terms of the Purchase Agreement or this Assignment, except (a) as required by applicable law or governmental regulation, (b) as contemplated in the Lease or the Participation Agreement (including as set forth in Section 17.01 of the Participation Agreement) or (c) with the consent of the Assignor, the Guarantor and AVSA.

         9. Assignment as Collateral. Each party hereto consents to the assignment and pledge by the Lessor to the Indenture Trustee, as security for the Certificates to be issued under the Indenture and the other obligations secured thereby as specified in the Indenture, of all of the Lessor's right, title and interest in and to the Purchase Agreement and the Consent and Guaranty under this Assignment.

         10. Counterparts. This Assignment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

         11. GOVERNING LAW. THIS ASSIGNMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

         12. Successors and Assigns. This Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

         13. Notices. All notices with respect to the matters contained herein shall be delivered in the manner and to the addresses provided in
Article 14 of the Participation Agreement.

         14. No Oral Amendments. Neither this Assignment nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing signed by the party against whom the enforcement of such termination, amendment, supplement, waiver or modification is sought.

         IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed as of the day and year first above written.


                                        FEDERAL EXPRESS CORPORATION


                                        By ____________________________
                                           Name:
                                           Title:



                                        STATE STREET BANK AND TRUST COMPANY
                                        OF CONNECTICUT, NATIONAL ASSOCIATION
                                        not in its individual capacity,
                                        but solely as Lessor


                                        By ______________________
                                           Name:
                                           Title:



                    AIRBUS INDUSTRIE CONSENT AND AGREEMENT

         The undersigned, Airbus Industrie G.I.E., a groupement d'interet economique established under Ordonnance No. 67-821 dated September 23, 1967 of the Republic of France (the "Guarantor"), hereby acknowledges notice of and consents to all of the terms of the Purchase Agreement Assignment, between Federal Express Corporation, a Delaware corporation, and State Street Bank and Trust Company of Connecticut, National Association, a national banking association, not in its individual capacity, but solely as Lessor, with respect to Federal Express Corporation Trust No. N671FE, dated as of May 1, 1997, (hereinafter called the "Assignment", the defined terms therein being hereinafter used with the same meaning), and hereby confirms to the Assignor and the Lessor and their respective successors and assigns that:

          (i) except as provided in the Assignment, all representations, warranties, and agreements of the Guarantor under the Consent and Guaranty with respect to the Aircraft shall inure to the benefit of the Lessor and its respective successors and assigns, to the same extent as if the Lessor and its successors and assigns had originally been named the "Buyer" of the Aircraft therein;

         (ii) the Guarantor will pay to the person or entity entitled to receive the corresponding payment from AVSA under the terms of the Assignment all amounts required to be paid by the Guarantor with respect to the Aircraft;

        (iii) the Guarantor consents to the sale of the Aircraft by AVSA to the Lessor, the assignment of Assignor's rights and interests under the Purchase Agreement and the Consent and Guaranty to the Lessor pursuant to the Assignment, the assignment of the Lessor's rights and interests in the Assignment to the Indenture Trustee pursuant to the Indenture and the lease of the Aircraft by the Lessor to the Assignor under the Lease; and

         (iv) from and after the delivery of the Aircraft pursuant to the Purchase Agreement and payment in full for the Aircraft as described in the Participation Agreement, the Guarantor will not assert any lien or claim against the Aircraft or any part thereof or against the Lessee, the Lessor, the Owner Participant or the Indenture Trustee arising on or prior to such delivery or in respect of any work or services performed on or prior thereto.

         The Guarantor hereby represents and warrants that:

         (A) the Guarantor is a groupement d'interet economique duly organized and existing in good standing under the laws of the Republic of France and has the requisite power and authority to enter into and perform its obligations under the Consent and Guaranty, the Airbus Guaranty and this Consent and Agreement;

         (B) the making and performance, in accordance with their terms of the Consent and Guaranty, the Airbus Guaranty and this Consent and Agreement have been duly authorized by all necessary corporate action on the part of the Guarantor, do not require the consent or approval of the members of the Guarantor, do not require the consent or approval of,or the giving of notice to, or registration with, or the taking of any other action in respect of, any French governmental authority or agency except for those that have already been obtained and do not contravene any law binding on the Guarantor or contravene the Guarantor's charter documents or any indenture, credit agreement or other contractual agreement to which the Guarantor is a party or by which it is bound;

         (C) the Consent and Guaranty constituted, as of the date thereof and at all times thereafter to and including the date of this Consent and Agreement, and each of this Consent and Agreement and the Airbus Guaranty constitutes, binding obligations of the Guarantor enforceable against the Guarantor in accordance with their respective terms; and

         (D)  the Consent and Guaranty is in full force and effect.

         THIS CONSENT AND AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.


Dated as of May 1, 1997


                                        AIRBUS INDUSTRIE G.I.E.


                                        By _______________________________
                                           Name:
                                           Title:



                          AVSA CONSENT AND AGREEMENT


         The undersigned, AVSA, S.A.R.L., a societe a responsabilite limitee organized and existing under the laws of the Republic of France ("AVSA"), hereby acknowledges notice of and consents to all of the terms of the Purchase Agreement Assignment between Federal Express Corporation, a Delaware corporation, and State Street Bank and Trust Company of Connecticut, National Association, a national banking association, not in its individual capacity, but solely as Lessor, with respect to Federal Express Corporation Trust No. N671FE, dated as of May 1, 1997, (hereinafter called the "Assignment", the defined terms therein being hereinafter used with the same meaning), and hereby confirms to the Assignor and the Lessor and their respective successors and assigns that:

          (i) except as provided in the Assignment, all representations, warranties, indemnities and agreements of AVSA under the Purchase Agreement with respect to the Aircraft shall inure to the benefit of the Lessor and its respective successors and assigns to the same extent as if the Lessor and its successors and assigns had originally been named the "Buyer" of the Aircraft therein;

         (ii) AVSA will pay to the Assignor all payments required to be paid by it under the Purchase Agreement, unless and until AVSA shall have received written notice from the Indenture Trustee or the Lessor (or, after the Indenture shall have been discharged in full, the Lessor) addressed to it at the address and in the manner set forth in the Assignment that an Event of Default has occurred and is continuing, whereupon AVSA will make any and all payments thereafter required to be made by it under the Purchase Agreement, to the extent that the right to receive such payment has been assigned under the Assignment ("AVSA Payments"), directly to the Indenture Trustee (or, after the Indenture shall have been discharged in full, the Lessor) if AVSA shall have received notice as aforesaid that an Event of Default has occurred and is continuing;

        (iii) The Lessor shall not be liable for any of the obligations or duties of the Assignor under the Purchase Agreement, nor shall the Assignment give rise to any duties or obligations whatsoever on the part of the Lessor owing to AVSA, except for the agreements of the Lessor set forth in the Assignment, including, but not limited to Section 3(b) of the Assignment;

         (iv) AVSA consents to the assignment of the Lessor's rights and interests in the Assignment to the Indenture Trustee pursuant to the Indenture and to the lease of the Aircraft by the Lessor to the Lessee under the Lease; and

          (v) from and after the delivery of the Aircraft pursuant to the Purchase Agreement and payment in full for the Aircraft as described in the Participation Agreement and the Assignment, AVSA will not assert any lien or claim against the Aircraft or any part thereof arising on or prior to such delivery or in respect of any work or services performed on or prior thereto.

         AVSA hereby represents and warrants that:

         (A) AVSA is a societe a responsabilite limitee duly organized and existing in good standing under the laws of the Republic of France and has the requisite power and authority to enter into and perform its obligations under the Purchase Agreement and this Consent and Agreement;

         (B) the making and performance, in accordance with their terms, of the Purchase Agreement and this Consent and Agreement have been duly authorized by all necessary corporate action on the part of AVSA, do not require any approval of AVSA's shareholders, do not require the consent or approval of, the giving notice to, or registration with, or the taking of any other action in respect of, any French governmental authority or agency except for those that have already been obtained and do not contravene any law binding on AVSA or contravene AVSA's charter documents or any indenture, credit agreement or other contractual agreement to which AVSA is a party or by which it is bound;

         (C) each of the Purchase Agreement and this Consent and Agreement constitutes a binding obligation of AVSA enforceable against AVSA in accordance with its terms, subject to: (i) the limitations of applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally; and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), which principles do not make the remedies available at law or in equity with respect to the Purchase Agreement and this Consent and Agreement inadequate for the practical realization of the benefits intended to be provided thereby and

         (D)  the Purchase Agreement is in full force and effect as to AVSA.

         THIS CONSENT AND AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

Dated as of May 1, 1997


                                        AVSA, S.A.R.L.


                                        By: _________________________________
                                            Name:
                                            Title:



                                                                    Exhibit C
                                                                           to
                                                              Lease Agreement
                                                              ---------------


                          ENGINE WARRANTY ASSIGNMENT

                (FEDERAL EXPRESS CORPORATION TRUST NO. N671FE)

   Words and phrases appearing in this Engine Warranty Assignment (the "Assignment") shall have the respective meanings as defined below:

   A. General Terms Agreement means that agreement dated as of July 3, 1991, (the "GTA") by and between the Engine Manufacturer and Federal Express Corporation ("Fed Ex"), including the Engine Product Support Plan at Exhibit B, insofar as such Product Support Plan relates to the Engine Warranties (the "Product Support Plan"), but excluding any and all letter agreements attached thereto.

   B. Engine Warranties means the Engine Manufacturer's New Engine Warranty, New Parts Warranty, Ultimate Life Warranty and Campaign Change Warranty, as set forth in the Engine Manufacturer's Product Support Plan which forms a part of the GTA, and as limited by the applicable terms of such GTA and Product Support Plan.

   C. Engine means each of the CF6-80C2-A5F series engines installed on the aircraft at the time of delivery to the Assignor, each bearing Engine Manufacturer's serial numbers ___-___ and ___-___, respectively.

   D. Replacement Engine means each of the CF6-80C2-A5F series engines which are not subject to this Assignment and are a replacement or substitute for an Engine, excluding, however, any engines obtained from the Engine Manufacturer's lease pool which are installed on the aircraft for the limited purpose of permitting the continued operation of the aircraft during the period necessary to effect or complete repairs or overhaul of an Engine.

   E. Lease means the Lease Agreement (Federal Express Corporation Trust No. N671FE), dated as of May 1, 1997, (the "Lease") between State Street Bank and Trust Company of Connecticut, National Association (not in its individual capacity, but solely as Owner Trustee), as Lessor ("Lessor") and Fed Ex, as Lessee, as amended, modified or supplemented from time to time.

   All other capitalized terms used and not defined herein that are in the Lease shall, when used herein, have the meanings specified in the Lease.

                                       1

   Fed Ex, pursuant to the terms and conditions herein, hereby sells, assigns, transfers and sets over unto the Lessor all of its rights, claims and interests in and under the GTA and the Product Support Plan, as such apply to the Engines, to enforce in the Lessor's own name such rights as Fed Ex may have with respect to the Engine Warranties, to the extent the same relate to the Engines, and to retain any benefit resulting therefrom; provided, however, that there is reserved to Fed Ex all of its other rights, claims and interests under the GTA except as expressly stated above. Fed Ex shall, during the term of the Lease (but only so long as no Event of Default shall have occurred and be continuing), have the benefit of and shall be entitled to enforce (as it shall deem appropriate), either in its own name or (at the cost of Fed Ex) in the name of the Lessor for the use and benefit of Fed Ex, any and all Engine Warranties available to the Lessor under the GTA in respect of the Engines and each Part thereof, and the Lessor agrees (but only so long as no Event of Default shall have occurred and be continuing) at Fed Ex's expense to do, execute and deliver such further acts, deeds, matters or things as may be reasonably requested by Fed Ex and necessary to enable Fed Ex to obtain customary warranty services furnished for the Engines or any Part thereof pursuant to the Engine Warranties. Fed Ex shall, at the Lessor's expense, cooperate with the Lessor and take such action as the Lessor reasonably deems necessary to enable the Lessor to enforce such rights, claims and interests as assigned herein.

                                       2

   Notwithstanding anything in this Assignment or the Consent attached hereto and incorporated herein to the contrary, Fed Ex and the Lessor confirm expressly for the benefit of the Engine Manufacturer that:

   A. The Lessor agrees that it will not, without the prior written consent of the Engine Manufacturer, disclose, directly or indirectly, to any third party, any of the terms of the Engine Warranties disclosed to it by the Engine Manufacturer incident to effecting the assignment herein; provided, however, that (1) the Lessor may use, retain and disclose such information on a confidential basis to its special counsel, independent insurance brokers, bank examiners or similar regulatory authorities, auditors and public accountants, (2) the Lessor may use, retain and disclose on a confidential basis such information to the Owner Participant, the Indenture Trustee, the Pass Through Trustee and any Certificate Holder, as the case may be, and their special counsel, independent insurance brokers, bank examiners or similar regulatory authorities, auditors and public accountants,
         (3) the Lessor may disclose such information as required by applicable laws, governmental regulations, subpoena, or other written demand under color of legal right, but it shall first, as soon as practicable upon receipt of such demand and to the extent permitted by applicable laws, furnish a copy thereof to Fed Ex and to the Engine Manufacturer, and the Lessor, to the extent permitted by applicable law, shall afford Fed Ex and the Engine Manufacturer reasonable opportunity, at the moving party's cost and expense, to obtain a protective order or other assurance reasonably satisfactory to the Engine Manufacturer of confidential treatment of the information required to be disclosed, (4) the Lessor may disclose such information as required to enforce its rights under the Engine Warranties assigned to it pursuant to this Assignment, and (5) the Lessor may disclose such information to any bona fide potential purchaser of the Aircraft and/or Engines or any beneficial interest therein (subject to the execution by such prospective purchaser of a written confidentiality statement setting forth the same or substantially similar terms as those referred to in this paragraph).

   B. Without in any way releasing Fed Ex from any of its duties or obligations under the GTA, the Lessor agrees that, insofar as the provisions of the GTA relate to the Engines, in exercising any rights under such Engine Warranties or in making any claim with respect thereto, the applicable terms and conditions of the GTA, including Article Eight (Limitation of Liability) and the Product Support Plan, shall apply to, and be binding upon, the Lessor to the same extent as Fed Ex.

   C. Insofar as the provisions of the GTA relate to the Engines, in exercising any rights under the Engine Warranties or in making any claim with respect thereto, the applicable terms and conditions of the GTA and the Product Support Plan or the Consent attached hereto and incorporated herein shall apply to, and be binding upon, the Lessor to the same extent as if named "Airline" therein. It is expressly agreed that Fed Ex shall at all times remain liable to the Engine Manufacturer under the GTA to perform all the duties and obligations of Fed Ex thereunder to the same extent as if this Assignment had not been executed. The performance by the Lessor of any of the rights assigned hereunder shall not release Fed Ex from any of its duties or obligations to the Engine Manufacturer under the GTA except to the extent that such exercise by the Lessor shall constitute performance of such duties and obligations.

   D. Nothing contained in this Assignment shall subject the Engine Manufacturer to any obligation or liability to which it would not otherwise be subject under the GTA or modify in any respect the Engine Manufacturer's contract rights thereunder, or subject the Engine Manufacturer to any multiple or duplicative liability or obligation under the GTA. The Engine Manufacturer recognizes and it is consented to by all parties to this Assignment that the Lessor shall collaterally assign its rights under the Lease and this Assignment and will mortgage the Aircraft and Engines, to State Street Bank and Trust Company of Connecticut, National Association, as Indenture Trustee under the Trust Indenture, Mortgage and Security Agreement (Federal Express Corporation Trust No. N671FE), dated as of May 1, 1997 (on the terms set forth therein); however, no further extension or assignment (except to a successor indenture trustee under such agreement) of any remaining Engine Warranties, including but not limited to extensions or assignments for security purposes, are permitted without the prior written consent of the Engine Manufacturer.

   E. Exclusive of the assignment noted in Section 2D above, the Engine Manufacturer shall not be deemed to have knowledge of any change in the authority of Fed Ex or the Lessor, as the case may be, to exercise the rights established hereunder until the Engine Manufacturer has received written notice thereof from the Indenture Trustee or the Lessor. Such notice shall be sent to: Commercial Contracts Director, GE Aircraft Engines, Mail Drop F17, One Neumann Way, Box 156301, Cincinnati, Ohio 45215-6301, facsimile: (513) 243-8068.

   F. This Assignment shall apply only in respect to each Engine and shall not extend to any replacement or substitute engine. If, during the term of this Assignment and the Lease, it becomes necessary to replace or substitute an Engine due to a Failure (as such term is defined in the Engine Product Support Plan, excluding normal wear, tear and deterioration which can be restored by overhaul and repair), damage or loss, the Assignor (or the Lessor) shall give the Engine Manufacturer written notice of such Failure, damage or loss. The notice shall include (i) a description of the event or circumstances which constitute a Failure, damage or loss, and (ii) the serial numbers of the (a) failed, damaged or lost Engine and (b) Replacement Engine and shall be sent to: Customer Support Manager, GE Aircraft Engines, 111 Merchant Street, Room 450, Cincinnati, Ohio 45246. The Engine Manufacturer shall not be deemed to have knowledge of the need for a replacement engine until it has received the aforementioned notice.

         In the event an Engine subject to this Assignment fails, is damaged or lost, and such Engine is replaced by a Replacement Engine, the Assignor and the Assignee shall, prior to, or contemporaneous with, the delivery of such Replacement Engine, obtain the written consent of the Engine Manufacturer (which it shall be obligated to give) that the Engine Warranties as set forth in the Engine Product Support Plan shall apply to such Replacement Engines. The Engine Manufacturer shall not incur any obligation or liability for a Replacement Engine under the Engine Warranties until the execution of the aforementioned consent.

   G. At any time and upon the written request of the Engine Manufacturer, Fed Ex and the Lessor shall promptly and duly execute and deliver any and all such further assurances, instruments and documents and take all such further action, at the expense of Fed Ex, as the Engine Manufacturer may reasonably request in order to obtain the full benefit of Fed Ex and the Lessor's agreement as set forth in this Assignment and the Consent attached hereto and incorporated herein.

         Any performance by the Engine Manufacturer that discharges its obligation under the Engine Warranties will satisfy the respective interests of Fed Ex and the Lessor. So long as the Engine Manufacturer acts in good faith in accordance with this Assignment, the Engine Manufacturer may rely conclusively on any notice given pursuant to this Assignment without inquiring as to the accuracy of, or the entitlement of the party to give, such notice.

                                       3

   The Engine Manufacturer shall reserve to Fed Ex all those rights, claims and interests, as and to the extent such relates to the purchase and operation of engines other than the Engines subject to the Assignment, as well as other matters not directly pertaining to the Engines, and Fed Ex will have or retain under the GTA such rights, claims and interest not expressly assigned to the Lessor hereunder.

                                       4

   The Engine Manufacturer warrants each new Reverser (as such is defined in the Engine Product Support Plan) installed on the Aircraft at the time of delivery to Fed Ex under the terms of the New Engine Warranty; however, administration of such New Engine Warranty, with respect to both installed and replacement Reversers, shall be performed by Martin Marietta.

                                       5

   If at some point in time, the Engine Manufacturer receives written notification from the Indenture Trustee or the Lessor that the Lessor is or becomes entitled to possession of the Engines, pursuant to an Event of Default or otherwise, and desires to sell or lease the Engines to a party who is not currently a party to a General Terms Agreement with the Engine Manufacturer, the Engine Manufacturer agrees if such agreement is permissible under applicable U.S. law, that it will offer to such purchaser or lessee, subject to the execution of an agreement to sell or lease such Engines, a General Terms Agreement on the Engine Manufacturer's standard terms and conditions. If, however, such purchaser or lessee is currently a party to a General Terms Agreement with the Engine Manufacturer, the remaining portion of the terms of such General Terms Agreement shall be extended to and apply to such subsequent purchase or lease; provided, however, that the written consent of the Engine Manufacturer to such an extension is obtained prior to the transaction's occurrence.

   This Assignment shall be governed by the laws of the State of New York, including all matters of construction, validity and performance, as applicable to contracts between citizens of that state to be performed wholly within that state, and without reference to conflicts of law principles.

   In witness whereof, the parties hereto have caused this Engine Warranty Assignment to be duly executed and delivered as of the date hereof.


General Electric Company


_____________________________
Name:
Title:



Federal Express Corporation


_____________________________
Name:   Robert D. Henning
Title:  Assistant Treasurer and
        Managing Director -
        Structured Finance



Wilmington Trust Company
not in its individual capacity,
but solely as Owner Trustee


_____________________________
Name:   Donald G. MacKelcan
Title:  Assistant Vice President


                                    CONSENT
                (FEDERAL EXPRESS CORPORATION TRUST NO. N671FE)


         The Engine Manufacturer, General Electric Company (the "Engine Manufacturer"), a New York corporation, hereby consents to the Engine Warranty Assignment attached hereto and acknowledges notice of (i) the Purchase Agreement Assignment (Federal Express Corporation Trust No. N671FE), dated as of May 1, 1997 and entered into by and between Federal Express Corporation, as Assignor ("Fed Ex") and State Street Bank and Trust Company of Connecticut, National Association (not in its individual capacity, but solely as Owner Trustee) as Assignee ("Lessor"), (the "Purchase Agreement Assignment"); and
(ii) the Lease Agreement (Federal Express Corporation Trust No. N671FE), dated as of May 1, 1997 and entered into by and between Fed Ex, as Lessee and the Lessor, as Lessor (as in effect from time to time, the "Lease") and (iii) the Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N671FE), dated as of May 1, 1997 (the "Indenture"), between the Lessor and First Security Bank, National Association, as Indenture Trustee ("Indenture Trustee"). The Purchase Agreement Assignment and Lease cover two GE CF6-80C2-A5F series engines bearing Engine Manufacturer's serial numbers ___-___ and ___-___, respectively, (the "Engines") as installed on the Airbus A300F4-605R series aircraft bearing Manufacturer's serial number 778 (the "Aircraft"). In connection with such Purchase Agreement Assignment and Lease, reference is made to the General Terms Agreement No. 6-9034 dated as of July 3, 1991, between the Engine Manufacturer and Fed Ex (the "General Terms Agreement"), under which the Engine Manufacturer agreed to support certain GE CF6-80C2-A5F series engines, including the Engines and spare parts therefor to be purchased by Fed Ex from the Engine Manufacturer, as installed on certain Airbus A300F4-605R series aircraft, including the Aircraft. Recognizing that the Lessor and Fed Ex have entered into the Lease which provides for the lease by the Lessor to Fed Ex of the Aircraft and Engines and that the Lessor has granted a security interest in the Engines and assigned certain of its rights under the Lease to the Indenture Trustee, the Engine Manufacturer agrees that in furtherance of the Lease, it will so support such Engines and spare parts therefor, subject to the applicable terms and conditions of the General Terms Agreement, including Article Eight (Limitation of Liability).

         The Engine Manufacturer represents and warrants that:

         1. it is a corporation existing in good standing under the laws of the State of New York;

         2. the making and performance of this Consent in accordance with its terms has been duly authorized by all necessary corporate action on the part of the Engine Manufacturer, does not require any shareholder approval and does not contravene its certificate of incorporation or by-laws or any debenture, credit agreement or other contractual agreement to which the Engine Manufacturer is a party or by which it is bound or any law binding on the Engine Manufacturer;

         3. the making and performance of the Engine Warranties, as defined in the Engine Warranty Assignment attached hereto (the "Engine Warranties") in accordance with their terms have been duly authorized by all necessary corporate action on the part of the Engine Manufacturer, do not require any shareholder approval and do not contravene the Engine Manufacturer's certificate of incorporation or by-laws or any debenture, credit agreement or other contractual agreement to which the Engine Manufacturer is a party or by which it is bound or any law binding on the Engine Manufacturer; and

         4. the Engine Warranties constitute, as of the date on which they were made and at all times thereafter, and this Consent and the Engine Warranty Assignment attached hereto are, binding obligations of the Engine Manufacturer enforceable against the Engine Manufacturer in accordance with its terms subject to:

          (a) the limitation of applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally; and

          (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         This Consent shall be governed by the laws of the State of New York, including all matters of construction, validity and performance, as applicable to contracts between citizens of that state to be performed wholly within that state, and without reference to conflicts of law principles.


General Electric Company



______________________________
Name:
Title:

___________________________________________________________________________

                                LEASE AGREEMENT

                (FEDERAL EXPRESS CORPORATION TRUST NO. N672FE)

                            Dated as of May 1, 1997

                                    between

              STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT,
                             NATIONAL ASSOCIATION,
                        Not in its Individual Capacity,
                         but Solely as Owner Trustee,
                                    Lessor

                                      and

                         FEDERAL EXPRESS CORPORATION,
                                    Lessee


                   COVERING ONE AIRBUS A300F4-605R AIRCRAFT
                    SERIAL NO. 779, REGISTRATION NO. N672FE

          CERTAIN OF THE RIGHT, TITLE AND INTEREST IN AND TO THIS LEASE AGREEMENT OF STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, AS OWNER TRUSTEE, HAS BEEN ASSIGNED TO AND IS SUBJECT TO A LIEN AND SECURITY INTEREST IN FAVOR OF FIRST SECURITY BANK, NATIONAL ASSOCIATION, AS INDENTURE TRUSTEE UNDER THE TRUST INDENTURE AND SECURITY AGREEMENT (FEDERAL EXPRESS CORPORATION TRUST NO. N672FE) DATED AS OF MAY 1, 1997 FOR THE BENEFIT OF THE HOLDERS OF THE CERTIFICATES REFERRED TO IN SUCH TRUST INDENTURE AND SECURITY AGREEMENT. THIS LEASE AGREEMENT HAS BEEN EXECUTED IN SEVERAL COUNTERPARTS. ONLY THE CHATTEL-PAPER "ORIGINAL" COUNTERPART CONTAINS THE RECEIPT THEREFOR EXECUTED BY FIRST SECURITY BANK, NATIONAL ASSOCIATION, AS INDENTURE TRUSTEE, ON THE SIGNATURE PAGES THEREOF.

___________________________________________________________________________





                               TABLE OF CONTENTS


                                                                          Page

Initial Recitals.............................................................1

                                   ARTICLE 1

                                  DEFINITIONS

                                   ARTICLE 2

                          ACCEPTANCE UNDER THE LEASE

   Section 2.01.  Sale and Lease of Aircraft; Term.........................  1

                                   ARTICLE 3

                           RENT AND RENT ADJUSTMENT

   Section 3.01.  [Reserved]...............................................  2
   Section 3.02.  Basic Rent...............................................  2
   Section 3.03.  Supplemental Rent........................................  2
   Section 3.04.  Adjustments to Basic Rent, Stipulated Loss Value and
                   Termination Value After the Delivery Date...............  3
   Section 3.05.  Minimum Basic Rent.......................................  4
   Section 3.06.  Payment to Indenture Trustee.............................  5
   Section 3.07.  Costs and Expenses.......................................  5

                                   ARTICLE 4

                     RENEWAL OPTIONS AND PURCHASE OPTIONS

   Section 4.01.  Renewal Options..........................................  5
   Section 4.02.  Purchase Options.........................................  6
   Section 4.03.  Appraisal Procedures.....................................  8

                                   ARTICLE 5

                        REPRESENTATIONS AND WARRANTIES

   Section 5.01.  Disclaimer of Representations and Warranties............. 10
   Section 5.02.  No Modification of Other Warranties...................... 10
   Section 5.03.  Certain Agreements of the Lessee......................... 11

                                   ARTICLE 6

                                     LIENS

   Section 6.01.  Liens.................................................... 11

                                   ARTICLE 7

                 AIRCRAFT REGISTRATION, MAINTENANCE AND OPERATION

   Section 7.01.  Registration, Maintenance and Operation.................. 12
   Section 7.02.  Possession and Permitted Transfer and Sublease........... 14
   Section 7.03.  Insignia................................................. 19

                                   ARTICLE 8

                       REPLACEMENT AND POOLING OF PARTS

   Section 8.01.  Replacement of Parts..................................... 19
   Section 8.02.  Pooling of Parts......................................... 20

                                   ARTICLE 9

                   ALTERATIONS, MODIFICATIONS AND ADDITIONS

   Section 9.01.  Required Alterations and Modifications................... 21
   Section 9.02.  Other Alterations and Modifications...................... 21

                                  ARTICLE 10

                             VOLUNTARY TERMINATION

   Section 10.01.  Right of Termination Upon Obsolescence or Surplus....... 23
   Section 10.02.  Retention of Aircraft by the Lessor..................... 25
   Section 10.03.  Voluntary Termination as to Engines..................... 26

                                  ARTICLE 11

                        LOSS, DESTRUCTION, REQUISITION

   Section 11.01.  Lessee's Election Rights................................ 27
   Section 11.02.  Payment of Stipulated Loss Value........................ 27
   Section 11.03.  Replacement of Airframe and Engines..................... 28
   Section 11.04.  Event of Loss with Respect to an Engine................. 31
   Section 11.05.  Application of Payments from the Government or Others... 33
   Section 11.06.  Requisition of an Airframe and the Installed Engines for
                    Use by Government...................................... 34
   Section 11.07.  Requisition for Use by Government of an Engine
                    Not Installed on the Airframe.......................... 35
   Section 11.08.  Application of Payments During Existence of Certain
                    Defaults............................................... 35

                                  ARTICLE 12

                              RETURN OF AIRCRAFT

   Section 12.01.  Return of Aircraft...................................... 35
   Section 12.02.  Return of Engines....................................... 36
   Section 12.03.  Return of Manuals....................................... 36
   Section 12.04.  Condition of Aircraft................................... 37
   Section 12.05.  [Reserved].............................................. 38
   Section 12.06.  Storage................................................. 38
   Section 12.07.  Special Markings........................................ 38
   Section 12.08.  Lessor's Option to Purchase Parts....................... 39

                                  ARTICLE 13

                                  INSURANCE

   Section 13.01.  Comprehensive Airline Liability and Property Damage
                    Liability Insurance.................................... 39
   Section 13.02.  Insurance Against Loss or Damage to Aircraft and Engines 41
   Section 13.03.  Application of Insurance Proceeds....................... 43
   Section 13.04.  Reports................................................. 44
   Section 13.05.  Lessor's Insurance...................................... 45
   Section 13.06.  Self-Insurance.......................................... 45

                                  ARTICLE 14

                                  INSPECTION

   Section 14.01.  Right of Inspection..................................... 46
   Section 14.02.  No Obligation to Inspect................................ 46

                                  ARTICLE 15

                                  ASSIGNMENT

   Section 15.01.  Lessee's Right to Assign................................ 46
   Section 15.02.  Citizenship............................................. 47

                                  ARTICLE 16

                               EVENTS OF DEFAULT

   Section 16.01.  Events of Default....................................... 47

                                  ARTICLE 17

                                   REMEDIES

   Section 17.01.  Remedies Upon Lessee's Default.......................... 49
   Section 17.02.  Cumulative Remedies..................................... 52
   Section 17.03.  Waiver.................................................. 52
   Section 17.04.  Lessor's Right to Perform for Lessee.................... 53

                                  ARTICLE 18

                          COVENANT OF QUIET ENJOYMENT

   Section 18.01.  Quiet Enjoyment......................................... 53

                                  ARTICLE 19

                              FURTHER ASSURANCES

   Section 19.01.  Further Assurances...................................... 53

                                  ARTICLE 20

                                   NET LEASE

   Section 20.01.  Nature of Lease......................................... 54

                                  ARTICLE 21

                               SUCCESSOR LESSOR

   Section 21.01.  Successor Lessor........................................ 55

                                  ARTICLE 22

                       SECURITY FOR LESSOR'S OBLIGATIONS

   Section 22.01.  Security for Lessor's Obligations to Holders............ 56
   Section 22.02.  [Reserved].............................................. 56
   Section 22.03.  Consent of Lessee to Assignment of Lease as Security.... 56

                                  ARTICLE 23

                                SECURITY FUNDS

   Section 23.01.  Investment of Security Funds............................ 57

                                  ARTICLE 24

                             CONCERNING THE LESSOR

   Section 24.01.  Lessor's Entry Into Lease............................... 58

                                  ARTICLE 25

                                    NOTICES

   Section 25.01.  Notices................................................. 59

                                  ARTICLE 26

                                  MISCELLANEOUS

   Section 26.01.  Section Heading and Captions............................ 60
   Section 26.02.  References.............................................. 60
   Section 26.03.  APPLICABLE LAW.......................................... 60
   Section 26.04.  Severability............................................ 60
   Section 26.05.  No Oral Modification.................................... 60
   Section 26.06.  Agreement as Chattel Paper.............................. 60
   Section 26.07.  Counterparts............................................ 60
   Section 26.08.  Public Release of Information........................... 61

                                  ARTICLE 27

                                  TRUE LEASE

   Section 27.01.  Intent of the Parties................................... 61
   Section 27.02.  Section 1110 Compliance................................. 61
   Section 27.03.  Finance Lease........................................... 61


   Schedule I   Definitions
   Schedule II  Basic Rent
   Schedule III Stipulated Loss Values
   Schedule IV  Termination Values
   Schedule V   Purchase Option Schedule

   Exhibit A    Form of Lease Supplement
   Exhibit B    Form of Purchase Agreement Assignment, Consent and
                Agreement and AVSA Consent and Agreement
   Exhibit C    Form of Engine Warranty Assignment and Engine Consent



                                LEASE AGREEMENT
                (FEDERAL EXPRESS CORPORATION TRUST NO. N672FE)

         LEASE AGREEMENT (FEDERAL EXPRESS CORPORATION TRUST NO. N672FE) dated as of May 1, 1997 (this "Lease") between STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity but solely as Owner Trustee under the Trust Agreement (as defined in Article 1 below) (the "Lessor"), and FEDERAL EXPRESS CORPORATION, a Delaware corporation (the "Lessee").


                             W I T N E S S E T H :

         WHEREAS, all capitalized terms used herein shall have the meanings assigned thereto as provided in Article 1 below;

         WHEREAS, subject to the terms and conditions set forth in the Participation Agreement (as hereinafter defined), the Lessee desires on the Delivery Date (as hereinafter defined) to lease from the Lessor and the Lessor is willing to lease to the Lessee the Aircraft (as hereinafter defined) in accordance with the terms and conditions set forth in this Lease.

         NOW, THEREFORE, in consideration of the mutual promises herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged by the parties, the Lessor and the Lessee agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS

         Unless the context otherwise requires, the capitalized terms herein shall have the meanings given in Schedule I hereto, for all purposes of this Lease and shall be equally applicable to both the singular and the plural forms of the terms defined.


                                   ARTICLE 2

                          ACCEPTANCE UNDER THE LEASE

         Section 2.01. Sale and Lease of Aircraft; Term. The Lessor, subject to satisfaction or waiver of the conditions set forth in this Lease and in the Participation Agreement, hereby agrees to purchase the Aircraft from AVSA on the Delivery Date and agrees immediately thereafter to lease the Aircraft to the Lessee pursuant to this Lease, and the Lessee hereby agrees to lease the Aircraft from the Lessor, such lease to be evidenced by the execution by the Lessor and the Lessee of a Lease Supplement leasing the Aircraft hereunder. Such lease shall last for the Term, at all times during which full legal title to the Aircraft shall remain vested with the Lessor to the exclusion of the Lessee, notwithstanding the possession and use thereof by the Lessee or any other Person. The Lessee agrees that the Lessor will authorize one or more employees of the Lessee, designated by the Lessee in writing, as the authorized representative or representatives of the Lessor to accept delivery of the Aircraft pursuant to the sale of the Aircraft described in the Participation Agreement. The Lessee hereby agrees that in the event delivery of the Aircraft shall be accepted by an employee or employees of the Lessee pursuant to such authorization by the Lessor, such acceptance of delivery by such employee or employees on behalf of the Lessor shall, without further act, irrevocably constitute acceptance by the Lessee of the Aircraft for all purposes of this Lease.


                                   ARTICLE 3

                           RENT AND RENT ADJUSTMENT

         Section 3.01.  [Reserved].

         Section 3.02. Basic Rent. The Lessee agrees to pay to the Lessor in immediately available funds, on each Rent Payment Date, Basic Rent for the Aircraft during the Basic Term, each payment being set forth on Schedule II hereto opposite the applicable Rent Payment Date, subject to increase or decrease as provided in Section 3.04 of this Lease. Each payment of Basic Rent shall be made in arrears or in advance, all as stated in Schedule II hereto. Each payment of Basic Rent designated as advance rent shall be allocated over the six-month period beginning on the Rent Payment Date on which such advance rent payment is scheduled to be made, and each installment of Basic Rent that is designated as payable in arrears shall be accrued over the six-month period ending on and including the day immediately preceding the Rent Payment Date on which such arrears payment is scheduled to be made.

         Section 3.03. Supplemental Rent. The Lessee agrees to pay or cause to be paid to the Lessor, or to whomever shall be entitled to it, any and all Supplemental Rent promptly as the same shall become due. If the Lessee fails to pay any Supplemental Rent when due, the Lessor shall have all rights, powers and remedies provided for in this Lease, or by law or equity or otherwise in the case of nonpayment of Basic Rent. The Lessee will also pay to the Person entitled thereto, on demand, as Supplemental Rent, to the extent permitted by applicable law, an amount equal to interest at the Past Due Rate on any part of any installment of Basic Rent not paid when due, for any period until the same shall be paid and on any payment of Supplemental Rent not paid when due, for the period until the same shall be paid. In addition, the Lessee will pay to the Lessor, as Supplemental Rent, (i) an amount equal to the aggregate amount of any Make-Whole Premium payable under the Indenture (other than any Make-Whole Premium payable in connection with an Indenture Event of Default that is not and does not arise out of a Lease Event of Default) and (ii) an amount equal to the excess of interest at the Past Due Rate on the principal of the Certificates in connection with an acceleration of the Certificates pursuant to Section 7.02 of the Indenture following an Indenture Event of Default attributable to an Event of Default over interest payable by the Lessee at the Past Due Rate on Basic Rent. The expiration or other termination of the Lessee's obligation to pay Basic Rent shall not limit or otherwise modify the obligations of the Lessee with respect to the payment of Supplemental Rent.

         Section 3.04. Adjustments to Basic Rent, Stipulated Loss Value and Termination Value After the Delivery Date. The percentages for Basic Rent referred to in Schedule II hereto and the percentages for Stipulated Loss Value and Termination Value referred to in Schedule III and Schedule IV hereto, respectively, shall be adjusted (upward or downward) subject to the minimum value established by Section 3.05 hereof and the definitions of Stipulated Loss Value and Termination Value to reflect (i) any costs and expenses paid by the Lessor or the Owner Participant pursuant to Section
10.01 of the Participation Agreement being greater or less than the Estimated Expense Amount, (ii) any Refinancing pursuant to Section 15.01 of the Participation Agreement, (iii) any reoptimization pursuant to Section 15.02(a) of the Participation Agreement, (iv) payments pursuant to Section 5 of the Tax Indemnity Agreement by an adjustment of Basic Rent or (v) the Delivery Date being other than August 19, 1997. Each such adjustment pursuant to clause (i), (ii), (iv) or (v) of the first sentence of this
Section 3.04 shall maintain the Owner's Economic Return (and, while maintaining such Owner's Economic Return, minimize the aggregate Net Present Value of Rents to the Lessee). In the event of an adjustment pursuant to clause (iii) of the first sentence of this Section 3.04, the Owner Participant may recalculate Basic Rent as set forth in Schedule II hereto in order to maintain to the extent feasible the Owner's Economic Return and, subject to the provisions of Section 15.02 of the Participation Agreement, recalculate the schedule of principal repayments, the Stipulated Loss Value percentages set forth in Schedule III hereto and the Termination Value percentages set forth in Schedule IV hereto in a manner consistent with such recalculation of Basic Rent; provided that any such recalculations as a result of an adjustment pursuant to such clause (iii) of the first sentence of this Section 3.04 may not (A) increase the Net Present Value of Rents to the Lessee, (B) increase as of any date the sum of (1) the Net Present Value of Rents to the Lessee payable through such date plus (2) the present value of the Stipulated Loss Value or the Termination Value as of such date, in each case discounted to the Delivery Date at the Debt Rate, beyond such net present values prior to such adjustment, or (C) otherwise result in any adverse impact (including tax consequences) to the Lessee for which the Owner Participant has not agreed to indemnify the Lessee on terms reasonably acceptable to the Lessee.

         The Owner Participant shall promptly notify the Lessee and the Lessor and the Lessee shall promptly notify the Owner Participant and the Lessor of the need for any such adjustment pursuant to this Section 3.04. As promptly as feasible after any such notification, the Lessor shall furnish the Lessee with a notice setting forth the amount of any such adjustments together with the calculations upon which the adjustments are based; provided, however, that the Lessor and the Owner Participant shall not be required to disclose to the Lessee in such notice any confidential or proprietary information (including methodology or assumptions) relating to such calculations. At the request and, subject to the next succeeding sentence, expense of the Lessee, the accuracy of the calculation of such adjustments and the consistency of the calculation with the calculation used to determine Basic Rent, Stipulated Loss Values and Termination Values shall be verified first, by First Chicago Leasing Corporation or such other financial advisor chosen by the Lessee and second, if such adjustments are still believed to be in error and are not reconciled with the Owner Participant within fifteen (15) Business Days, by a firm of nationally recognized independent public accountants selected by the Lessee and reasonably acceptable to the Owner Participant and, in order to enable them to verify such adjustments, the Owner Participant shall make available to such accountants (for their own confidential use and not to be disclosed to the Lessee or any other Person and subject to the execution of a confidentiality agreement reasonably satisfactory to the Owner Participant) all information reasonably necessary for such verification, including the name of the lease analysis program used by the Owner Participant to calculate such adjustments. The Lessee will pay the reasonable costs and expenses of the verification process under this Section 3.04 unless as a result of such verification process by the independent public accountants Basic Rent is adjusted and such adjustment causes the Net Present Value of Rents, to decline by 10 or more basis points (in which event the Owner Participant shall pay the reasonable costs and expenses of such verification process). The Lessor and the Lessee shall execute and deliver an amendment to this Lease to reflect each adjustment under this Section 3.04.

         All adjustments under this Section 3.04 shall be in compliance with the requirements of Revenue Procedure 75-21, 1975-1 C.B. 715 and Sections 4.02(5), 4.07(1), 4.07(2) and 4.08(1) of Revenue Procedure 75-28, 1975-1 C.B.
752 and shall be structured so as to not cause the Lease to be a "disqualified leaseback or long-term agreement" within the meaning of Section 467 of the Code.

         Section 3.05. Minimum Basic Rent. Notwithstanding any other provisions of the Operative Agreements to the contrary, each installment of Basic Rent due on each Rent Payment Date and not constituting an Excepted Payment shall be, under any and all circumstances, an amount at least sufficient to pay in full any installment of principal of and interest on the Certificates required to be paid pursuant to the Certificates (other than amounts becoming due on account of the exercise of remedies pursuant to
Article 17 hereof) on such Rent Payment Date.

         Section 3.06. Payment to Indenture Trustee. All Rent payable by the Lessee to the Lessor shall be paid to the Lessor c/o State Street Bank and Trust Company, Two International Place, 4th Floor, Boston, Massachusetts 02110, Attention: Corporate Trust Department, or as the Lessor may otherwise direct, by wire transfer of immediately available funds in U.S. Dollars with sufficient information to identify sources and applications of such funds no later than 10:30 a.m., New York time on the due date of such payment; provided, however, that so long as the Lien of the Indenture shall not have been discharged the Lessor hereby directs, and the Lessee agrees, that all Rent (other than Excepted Payments, which shall be paid by the Lessee directly to the Person entitled thereto) (all without set-off or counterclaim as and to the extent provided in Article 20 hereof) shall be paid directly to the Indenture Trustee at its principal office at 79 South Main Street, Salt Lake City, Utah 84111, Attention:
Corporate Trust Department, or as the Indenture Trustee may otherwise direct within the United States by wire transfer of immediately available funds in U.S. Dollars no later than 10:30 a.m., New York time, on the due date of such payment. In any case where a scheduled Rent Payment Date shall not be a Business Day such Rent Payment Date shall be adjourned to the next succeeding Business Day without interest thereon for the period of such extension (provided that payment is made on such next succeeding Business Day).

         Section 3.07. Costs and Expenses. As between the Lessor and the Lessee, all obligations under this Lease shall be done, performed and complied with at the Lessee's cost and expense, whether or not so expressed, unless otherwise expressly stated to the contrary.


                                   ARTICLE 4

                     RENEWAL OPTIONS AND PURCHASE OPTIONS

         Section 4.01. Renewal Options. (a) Election to Renew. The Lessee shall provide the Lessor with irrevocable written notice (the "Preliminary Notice") not more than 360 days nor less than 180 days prior to the end of the Basic Term or any Renewal Term, as the case may be, whether it will exercise its options either to renew this Lease pursuant to this Section 4.01 or to purchase the Aircraft pursuant to Section 4.02(a)(B), (C) or (F) hereof, as applicable.

         Provided that (i) no Event of Default shall have occurred and be continuing at the time of renewal, (ii) this Lease has not otherwise expired or terminated, and (iii) the Lessee shall have timely delivered the respective Preliminary Notice, the Lessee may, by irrevocable written notice delivered to the Lessor not less than 90 days prior to the end of the Basic Term or any Fixed Renewal Term, extend the Term for one Fixed Renewal Term of three years commencing on the expiration of the Basic Term and one additional Fixed Renewal Term of one year commencing on the expiration of the preceding Fixed Renewal Term. The Lessee shall pay the Fixed Renewal Rent during the Fixed Renewal Term.

         In addition, provided that (i) no Event of Default shall have occurred and be continuing at the time of renewal, (ii) this Lease has not otherwise expired or terminated, and (iii) the Lessee shall have timely delivered the respective Preliminary Notice, the Lessee may, on no more than two occasions, by irrevocable written notice delivered to the Lessor not less than 90 days prior to the end of the Basic Term or the preceding Renewal Term, as the case may be, elect to extend the Term for a Renewal Term or further Renewal Term commencing on the expiration of the Basic Term or the preceding Renewal Term and ending two years thereafter for a rent equal to the then-current Fair Market Rental of the Aircraft. The Term may be extended pursuant to this paragraph for an aggregate of no more than four years following the Basic Term or the Fixed Renewal Term.

         (b) Terms and Conditions. Any such renewal shall be on the same terms and conditions as provided herein, except that (i) rent for the Aircraft due during any Renewal Term shall be payable semi-annually in arrears on the dates corresponding to the Rent Payment Dates during such Renewal Term, and
(ii) during any Renewal Term, the Stipulated Loss Value for the Aircraft shall as of any Stipulated Loss Value Determination Date during the Renewal Term be equal to the greater of the Stipulated Loss Value on the last day of the Basic Term and the Fair Market Value of the Aircraft as of the commencement of such Renewal Term.

         Section 4.02.  Purchase Options.  (a)  Election to Purchase.
Provided that (i) this Lease has not otherwise expired or terminated, (ii) the Lessee shall have previously given the Preliminary Notice under Section 4.01(a) hereof (in the case of paragraph (B) or (F) below or, if a Renewal Term is available, paragraph (C) below) or the applicable notice for each other paragraph below, as the case may be, and (iii) no Event of Default shall have occurred and be continuing on the applicable Termination Date, the Lessee may:

         (A) by written notice delivered to the Lessor, the Indenture Trustee and the Owner Participant, not more than 180 nor less than 90 days prior to the applicable Rent Payment Date, elect to terminate the Lease and purchase the Aircraft on (and only on) July 15, 2014, for, at the Lessee's option, either (1) an amount in immediately available funds equal to the greater of the Fair Market Value or the Termination Value on such date or (2)(i) the assumption by the Lessee, pursuant to Section 7.11 of the Participation Agreement, of all of the obligations of the Lessor under the Indenture, the Certificates and Section 7.04 of the Participation Agreement and (ii) the payment to the Lessor of an amount in immediately available funds equal to the excess of (A) the greater of the Fair Market Value or the Termination Value on such date over (B) the unpaid principal of the Certificates plus accrued interest as of such date. Such notice (which shall be revocable by the Lessee upon at least 15 days' written notice prior to the applicable Rent Payment Date) shall either direct the Lessor to prepay the Certificates in full on such Termination Date pursuant to Section 6.02 of the Indenture or state that the Lessee shall exercise its option to assume the Certificates pursuant to Section 7.11 of the Participation Agreement and Section 2.12 of the Indenture; or

         (B) by irrevocable written notice delivered to the Lessor and the Owner Participant not less than 90 days prior to the end of the Basic Term, elect to purchase the Aircraft on the last day of the Basic Term for an amount in immediately available funds equal to the Fair Market Value thereof on such date; provided, however, that the Lessee shall have paid all Rent due and payable under this Lease on or prior to the last day of the Basic Term; or

         (C) by irrevocable written notice delivered to the Lessor and the Owner Participant not less than 90 days prior to the end of any Renewal Term, elect to terminate the Lease and purchase the Aircraft on the last day of such Renewal Term at a price in immediately available funds equal to the Fair Market Value of the Aircraft on such day; provided, however, that the Lessee shall have paid all Rent due and payable under this Lease on or prior to the expiration of any such Renewal Term; or

         (D) exercise the purchase option in this Section 4.02(a)(D) which is more particularly described in Schedule V hereto by reference to this
   Section 4.02(a)(D) and which shall be in an amount in immediately available funds not less than the greater of the amount specified in Schedule V hereto and the Fair Market Value of the Aircraft; or

         (E) exercise the purchase option in this Section 4.02(a)(E) which is more particularly described in Schedule V hereto by reference to this
   Section 4.02(a)(E) and which shall be in an amount in immediately available funds not less than the greater of the amount specified in Schedule V hereto and the Fair Market Value of the Aircraft; or

         (F) by irrevocable written notice delivered to the Lessor and the Owner Participant not less than 90 days prior to the end of the Basic Term, elect to purchase the Aircraft on the last day of the Basic Term for the amount in immediately available funds specified in the Ancillary Agreement II (the "FPO Price") which is not less than the estimate set forth in the Appraisal of the Fair Market Value of the Aircraft at the time of exercise of the purchase option under this Section 4.02(a)(F).

         The Lessee shall give the Lessor, the Owner Participant and the Indenture Trustee not more than 180 and not less than 90 days' prior written notice of its election to purchase pursuant to Section 4.02(a)(D) or 4.02(a)(E) hereof. Such notice shall either direct the Lessor to prepay the Certificates in full on such Termination Date pursuant to Section 6.02 of the Indenture or state that the Lessee shall exercise its option to assume the Certificates pursuant to Section 7.11 of the Participation Agreement and
Section 2.12 of the Indenture. In the event that the Lessee shall have given notice to purchase the Aircraft under Section 4.02(a)(A), 4.02(a)(D) or 4.02(a)(E) hereof and shall fail to make payment (and, if applicable, assume the Certificates) on the applicable Termination Date, the Lease shall continue and the Lessee shall pay to the Owner Trustee any losses, costs and expenses of the Owner Participant incurred in connection with such failure.

         (b) Terms and Conditions. If the Lessee elects to purchase the Aircraft pursuant to Section 4.02(a) hereof, the Lessee shall pay to the Lessor on the applicable Termination Date by wire transfer of immediately available funds any Basic Rent payable on such Termination Date (to the extent payable in arrears but not to the extent payable in advance), the applicable purchase price together with any other amounts past due hereunder or due on the applicable Termination Date and all other Supplemental Rent then due under this Lease including, without limitation, the aggregate amount of any Make-Whole Premium applicable to any Certificate and amounts due under the Participation Agreement and the Tax Indemnity Agreement, whereupon (and upon discharge of the Lien of the Indenture in accordance with Section 14.01 thereof) the Lessor will transfer to the Lessee, without recourse or warranty (except as to the absence of Lessor's Liens), all of the Lessor's right, title and interest in and to the Aircraft on an "as-is, where is" basis. In connection with such transfer, the Lessee shall prepare and the Lessor shall execute or arrange for the execution of a bill of sale evidencing such transfer and such other documents as the Lessee may reasonably require. In connection with any termination or proposed termination of this Lease, the Lessee shall pay, at the time of the applicable Termination Date, all related reasonable costs and expenses of the Owner Participant, the Lessor and the Indenture Trustee.

         Section 4.03. Appraisal Procedures. (a) Generally. Whenever Fair Market Rental or Fair Market Value is required to be determined under this Lease (unless otherwise provided herein), it shall be determined by the mutual agreement of the Lessor and the Lessee in accordance with the definitions of such terms in Schedule I hereto. If the Lessee and the Lessor cannot agree by the date 60 days prior to the date for exercise of the applicable option, such amount shall be determined by independent appraisal conducted by appraisers selected pursuant to Section 4.03(b) hereof. At any time prior to final determination of such amount pursuant to Section 4.03(b) hereof, the Lessee and the Lessor shall be entitled to submit to the appraisers (and shall submit to each other any bids submitted to the appraisers) any bids from unrelated third parties, and such bids shall be accorded the weight such appraisers deem appropriate. The Lessor and the Lessee shall each have an opportunity to comment on any such bids after receiving a copy thereof.

         (b) Selection. If an independent appraisal is required pursuant to this Lease, the Lessor and the Lessee shall consult for the purpose of appointing a mutually acceptable, qualified aircraft appraiser. If they are unable to agree on a single appraiser within ten (10) Business Days, then the independent appraisal shall be arrived at by mutual agreement of two nationally recognized, independent aircraft appraisers, one chosen by the Lessor and one chosen by the Lessee, or, if such appraisers cannot agree on the amount of such appraisal, their appraisals shall be treated in the manner described in Section 4.03(c) hereof with an appraisal arrived at by a third nationally recognized, independent aircraft appraiser chosen by the mutual consent of such two appraisers; provided, however, that if either party shall fail to appoint an appraiser within fifteen (15) Business Days after a written request to do so by the other party, or if such two appraisers cannot agree on the amount of such appraisal and fail to appoint a third appraiser within twenty (20) Business Days after the date of the appointment of the second of such appraisers, then either party may initiate an arbitration proceeding with the American Arbitration Association for purposes of appointing a nationally recognized, independent aircraft appraiser.

         (c) Valuation. If one appraiser is chosen, the value determined by such appraiser shall be final and binding upon the Lessor and the Lessee. If two appraisers are chosen, one appraiser by the Lessor and one by the Lessee, and such appraisers agree on the value, such value shall be final and binding upon the Lessor and the Lessee. If three appraisers shall be appointed and the difference between the determination which is farther from the middle determination is more than 125% of the difference between the middle determination and the third determination, then such further determination shall be excluded, the remaining two determinations shall be averaged, and such average shall be final and binding upon the Lessor and the Lessee. Otherwise, the average of all three determinations shall be final and binding upon the Lessor and the Lessee.

         (d) Rules of Appraisal. Any appraisal pursuant to this Section 4.03 shall be conducted in accordance with the commercial rules of the American Arbitration Association as then in effect, as modified by this Section 4.03 and the definitions of Fair Market Value and Fair Market Rental. All expenses of any independent appraisal shall be borne by the Lessee, except that each of the Lessee and the Owner Participant (in the case of the Lessor) shall bear any fees, costs and expenses of its respective attorneys in connection with such appraisal except in the case of an Event of Default or in the case of a revocation by the Lessee of its election to terminate the Lease under Section
4.02 hereof, in which case such expenses shall be borne by the Lessee.


                                   ARTICLE 5

                        REPRESENTATIONS AND WARRANTIES

         Section 5.01. Disclaimer of Representations and Warranties. THE LESSEE ACKNOWLEDGES AND AGREES THAT (i) THE AIRFRAME AND EACH ENGINE IS OF A SIZE, DESIGN, AND CAPACITY AND MANUFACTURE SELECTED BY AND ACCEPTABLE TO THE LESSEE, (ii) THE LESSEE IS SATISFIED THAT THE AIRFRAME AND EACH ENGINE IS SUITABLE FOR ITS PURPOSES, (iii) NEITHER THE OWNER PARTICIPANT NOR THE LESSOR IS A MANUFACTURER OR A DEALER IN PROPERTY OF SUCH KIND AND (iv) THE AIRFRAME AND EACH ENGINE IS LEASED HEREUNDER SUBJECT TO ALL APPLICABLE LAWS AND GOVERNMENTAL REGULATIONS, NOW IN EFFECT OR HEREAFTER ADOPTED, WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND BY THE LESSOR (IN ITS INDIVIDUAL CAPACITY OR AS OWNER TRUSTEE), THE INDENTURE TRUSTEE, THE OWNER PARTICIPANT OR ANY HOLDER. THE LESSOR LEASES THE AIRFRAME AND EACH ENGINE, AS-IS, WHERE-IS, AND NEITHER THE LESSOR (IN ITS INDIVIDUAL CAPACITY OR AS OWNER TRUSTEE), THE INDENTURE TRUSTEE, THE OWNER PARTICIPANT NOR ANY HOLDER MAKES, HAS MADE OR SHALL BE DEEMED TO HAVE MADE, AND EACH HAS AND WILL HAVE BEEN DEEMED TO HAVE EXPRESSLY DISCLAIMED, ANY WARRANTY OR REPRESENTATION EITHER EXPRESS OR IMPLIED, AS TO (A) THE TITLE, AIRWORTHINESS, WORKMANSHIP, CONDITION, VALUE, FITNESS FOR ANY PARTICULAR USE OR PURPOSE, DESIGN, OPERATION OR MERCHANTABILITY OF THE AIRFRAME, EACH ENGINE OR ANY PART THEREOF, (B) THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, (C) THE ABSENCE OF ANY INFRINGEMENT OF ANY PATENT, TRADEMARK OR COPYRIGHT, (D) THE ABSENCE OF OBLIGATIONS BASED ON STRICT LIABILITY IN TORT, (E) THE LESSOR'S TITLE THERETO, (F) THE LESSEE'S OR ANY SUBLESSEE'S RIGHT TO THE QUIET ENJOYMENT THEREOF (EXCEPT AS PROVIDED IN ARTICLE 18 HEREOF) OR (G) ANY OTHER MATTER WHATSOEVER. IT IS AGREED THAT ALL RISKS INCIDENT TO THE MATTERS DISCUSSED IN THE PRECEDING SENTENCE, AS AMONG THE LESSOR, THE INDENTURE TRUSTEE, THE OWNER PARTICIPANT AND THE LESSEE, ARE TO BE BORNE BY THE LESSEE. The provisions of this Section 5.01 have been negotiated by the Lessor and the Lessee and, except as provided in Article 7 of the Participation Agreement, are intended to be a complete exclusion and negation of any representations or warranties of the Lessor, the Indenture Trustee and the Owner Participant, express or implied, with respect to the Airframe and each Engine that may arise pursuant to any law now or hereafter in effect, or otherwise.

         Section 5.02. No Modification of Other Warranties. None of the provisions of this Article 5 or any other provision of this Lease shall be deemed to amend, modify or otherwise affect the representations, warranties or other obligations (express or implied) of the Lessee, AVSA, the Manufacturer or the Engine Manufacturer or any of their respective subcontractors or suppliers, with respect to the Airframe, the Engines or any Parts incorporated or installed in or attached to the Airframe or Engines, or to release the Lessee, AVSA, the Manufacturer or the Engine Manufacturer or any of their respective subcontractors or suppliers from any such representation, warranty or obligation. So long as an Event of Default shall not have occurred and be continuing under this Lease and to the extent permitted under the applicable warranty, patent indemnity, or service-life policy, (i) the Lessor shall assign or otherwise make available to the Lessee such rights as the Lessor may have under any warranty, patent indemnity, or service-life policy made or given by the Manufacturer, AVSA or the Engine Manufacturer or any of their respective subcontractors or suppliers, and any other claims against the Manufacturer, AVSA and the Engine Manufacturer or any such subcontractor or supplier with respect to the Aircraft, including all rights to demand, accept and retain all rights in and to property (other than the Aircraft), data and services of any kind which the Manufacturer, AVSA and the Engine Manufacturer are obligated to provide and do provide pursuant to the Purchase Agreement or the GTA with respect to the Aircraft; and (ii) all payments pursuant to any manufacturer's or subcontractor's warranty, patent indemnity, or service-life policy obligation shall be paid to the Lessee; provided that the Lessee shall apply such payments to the cost of repair or correction of any condition of the Aircraft which gave rise to such payments.

         Section 5.03. Certain Agreements of the Lessee. The Lessee agrees with the Lessor for the benefit of the Owner Participant that the Lessee shall perform the agreements, covenants and indemnities of the Lessee set forth in the Participation Agreement to the extent the same are applicable to the Owner Participant, as fully and to the same extent and with the same force and effect as if set forth in full in this Article 5.


                                   ARTICLE 6

                                     LIENS

         Section 6.01. Liens. The Lessee will not directly or indirectly create, incur, assume or suffer to exist, and will promptly, at its own cost and expense, take such action as may be necessary to discharge, any Lien on or with respect to the Lessor's Estate or this Lease or the Aircraft, the Airframe or any Engine or any Part or title thereto or any interest therein except:

         (a) the respective rights of the Lessor and the Lessee as provided in this Lease, the security interest and Lien of the Indenture and the rights of the Owner Participant, the Lessor and the Indenture Trustee under the Trust Agreement, the Indenture and the Participation Agreement;

         (b) the rights of any sublessee or transferee or other Person under a sublease, transfer, assignment or other such arrangement expressly permitted by the terms of this Lease;

         (c) Lessor's Liens and Indenture Trustee's Liens to the extent required to be discharged by the Owner Participant, the Lessor or the Indenture Trustee, as the case may be, in accordance with Section 7.03(b), 7.04(b) or 7.05(b) of the Participation Agreement;

         (d) Liens for Taxes imposed against the Lessee either not yet due or being contested in good faith by appropriate proceedings so long as such Liens or proceedings do not involve (i) any material danger of the sale, forfeiture or loss of the Lessor's Estate, the Aircraft, the Airframe or any Engine or any interest therein, (ii) any material risk of civil liabilities or (iii) any risk of the assertion of criminal charges against the Lessor, the Owner Participant, the Indenture Trustee or any Holder;

         (e) materialmen's, mechanics', workmen's, repairmen's, employees' or other like Liens arising against the Lessee in the ordinary course of the Lessee's business for amounts the payment of which is either not yet due or is being contested in good faith by appropriate proceedings so long as such Liens or proceedings do not involve any material danger of the sale, forfeiture or loss of the Lessor's Estate, the Aircraft, the Airframe or any Engine or any interest therein; and

         (f) Liens arising from judgments or awards against the Lessee with respect to which (i) at the time an appeal or proceeding for review is being prosecuted in good faith and with respect to which there shall have been secured a stay of execution pending such appeal or proceeding for review and then only for the period of such stay and (ii) there is not, and such proceedings do not involve, any material danger of the sale, forfeiture or loss of the Lessor's Estate, the Aircraft, Airframe or any Engine or any interest therein.


                                   ARTICLE 7

                 AIRCRAFT REGISTRATION, MAINTENANCE AND OPERATION

         Section 7.01. Registration, Maintenance and Operation. The Lessee, at its own cost and expense, shall:

         (a) upon payment by the Lessor of the Purchase Price on the Delivery Date, cause the Aircraft to be duly registered in the name of the Lessor as owner, pursuant to the Transportation Code and, subject to the proviso to
   Section 6.03(b) of the Participation Agreement, to remain at all times duly registered pursuant to the Transportation Code and at all times act in accordance with the rules and regulations of the Aeronautics Authority or the applicable laws, rules and regulations of any other jurisdiction in which the Aircraft may then be registered in accordance with Section 6.03(b) of the Participation Agreement;

         (b) maintain, inspect, service, repair, test and overhaul the Aircraft (or cause the same to be done) so as to keep the Aircraft (and any engine which is not an Engine but is installed on the Aircraft) in as good operating condition as when delivered to the Lessor on the Delivery Date, ordinary wear and tear excepted, and in any event (i) in accordance with the applicable regulations of the Aeronautics Authority or of the regulatory agency or body of any other jurisdiction in which the Aircraft may then be registered pursuant to Section 6.03(b) of the Participation Agreement and the Lessee's maintenance program approved by the Aeronautics Authority or such agency or body, (ii) in the same manner and with the same care used by the Lessee with respect to other A300-600 series aircraft and CF6-80C2-A5F series engines (or other engines permitted by the terms of this Lease to be used on the Aircraft) owned, operated or leased by the Lessee, to the extent that the same regulations, and the Lessee's FAA-approved maintenance program shall apply to any such aircraft and related engines, owned or leased by the Lessee, and utilized in similar circumstances, and without discriminating against the Aircraft, with respect to its use, operation or maintenance in contemplation of the expiration or termination of this Lease other than withdrawal of the Aircraft from use and operation as is necessary to prepare the Aircraft for return to the Lessor upon such expiration or termination, and (iii) so as to keep the Aircraft in such condition as may be necessary to enable its airworthiness certification to be maintained in good standing at all times under the Transportation Code or any applicable rule or regulation of the applicable regulatory agency or body of any other jurisdiction in which the Aircraft may then be registered;

         (c) maintain, or cause to be maintained, all records, logs and other materials in respect of the Aircraft required by the Aeronautics Authority, or the applicable regulatory agency or body of any other jurisdiction in which the Aircraft may then be registered, all such records and logs to be maintained in the English language (which records, logs and other materials shall, as between the Lessor and the Lessee and all parties claiming through the Lessee, be the property of the Lessor but shall become the property of the Lessee upon purchase by the Lessee of the Aircraft pursuant to the terms of this Lease or upon the occurrence of an Event of Loss and the Lessee's compliance with Section 11.03 hereof);

         (d) promptly furnish to the Lessor such information within the Lessee's possession as may be required to enable the Lessor to file any reports to be filed by the Lessor with any governmental authority because of the Lessor's ownership of or the Owner Participant's interest in the Aircraft;

         (e) not maintain, service, repair, overhaul, use or operate the Aircraft or any Engine in violation of any airworthiness certificate or registration relating thereto, or in violation of any law or any license, rule, regulation or order of or by any government or governmental authority having jurisdiction over the Lessee or the Aircraft or any Engine or for any purpose for which the Aircraft or any Engine is not designed; provided, however, that the Lessee (or if a sublease shall then be in effect, the sublessee thereunder) may in good faith contest the validity or application of any such law, license, rule, regulation or order in any manner that does not adversely affect the Lessor, its right, title or interest in the Aircraft or any Engine or the interests of the Indenture Trustee or the Owner Participant therein, or in any Operative Agreement (excluding any interests the Lessee agrees are indemnified for under the Tax Indemnity Agreement) and such contest or non-compliance will not result in any material risk of loss, forfeiture or damage to the Aircraft or in any risk of criminal liability to the Lessor, the Indenture Trustee or the Owner Participant; and if any such law, license, rule, regulation or order requires alteration of the Aircraft or any Engine, the Lessee will conform the same therewith at its own cost and expense and will maintain the Aircraft or any Engine in compliance with such law, license, rule, regulation or order; and

         (f) not operate or locate the Airframe or any Engine, or suffer the Airframe or any Engine to be operated or located in any area excluded from coverage by any insurance policy required by the terms of Article 13 hereof, unless the Lessee has obtained, prior to the operation or location of the Airframe or any Engine in such area, indemnification from the Government, or other insurance, against the risks and in the amounts required by, and in compliance with, Article 13 hereof covering such area (and naming the Lessor, or so long as this Lease is assigned to the Indenture Trustee, the Indenture Trustee, as sole loss payee in respect of indemnification or insurance payable in respect of casualties to the Aircraft) or unless the Aircraft is only temporarily located in such area as a result of an isolated occurrence attributable to a hijacking, medical emergency, equipment malfunction, weather conditions, navigational error or other similar unforeseen circumstances and the Lessee is using its good faith efforts to remove the Aircraft from such area.

         The Lessee may, at any time during the Term, install an engine or engines on the Airframe and operate the Aircraft with such engine or engines installed thereon and the Lessor shall have no right, title or interest in and to any such engine until such time, if any, that such engine is returned to the Lessor under Section 12.02 hereof.

         Section 7.02. Possession and Permitted Transfer and Sublease. (a) Conditions. The Lessee will not, without the prior written consent of the Lessor, sublease or otherwise in any manner deliver, transfer or relinquish possession of the Aircraft, the Airframe or any Engine or install any Engine, or permit any Engine to be installed, on any airframe other than the Airframe; provided, that, so long as (i) in the case of clause (i) below, no Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing at the commencement of such sublease, (ii) the Lien of the Indenture is not impaired thereby, (iii) all applicable governmental approvals in connection therewith have been obtained and (iv) the Lessee shall comply with the provisions of Article 13 hereof, the Lessee may without the prior written consent of the Lessor:

         (i) so long as the sublessee is generally meeting its material obligations as they come due and is not subject to a proceeding or final order under applicable bankruptcy, insolvency or reorganization laws on the date the sublease is entered into and with 30 days' prior written notice to the Lessor and the Owner Participant, (A) sublease the Aircraft or any Engine to a U.S. Air Carrier, (B) after December 31, 2004 sublease the Aircraft or any Engine to an Air Carrier which is principally based in and domiciled in one of the countries listed on
   Schedule III of the Participation Agreement, or (C) after December 31, 2004 sublease the Aircraft or any Engine to any other Air Carrier not described in this Section which shall be reasonably acceptable to the Lessor as evidenced by its prior written consent; provided, that, with respect to clauses (B) and (C) above, at the time of any such sublease the United States of America maintains normal diplomatic relations with the country in which such Air Carrier is principally based and domiciled and provided further that such country shall not then be experiencing war. In the case of any sublease (x) such sublease shall include the provisions required by Section 7.02(b) hereof and expressly require the sublessee to operate and maintain the Aircraft in compliance with the applicable provisions of this Lease, (y) such sublease shall provide that such sublessee will not transfer possession of, or any other rights to, the subleased Airframe or any Engine to any other Person without the prior written consent of the Lessor (except as permitted by subparagraphs (ii) through (viii) below and except that, in the case of subparagraph (iv), possession of the Aircraft may only be transferred at the direction of the Lessee) and (z) such sublease shall expire not later than the expiration of the Basic Term or any Renewal Term then in effect hereunder. Prior to any sublease to an Air Carrier permitted under Section 7.02(a)(i)(C) above: (I) the maintenance standards of the aeronautical authority of the country of domicile or principal operation of the sublessee taken as a whole shall not be materially less stringent than those of the FAA or at least comparable to those, taken as a whole, required by the central civil aviation authority of any of the United Kingdom, France, Canada, Japan or Germany; (II) the Lessee will provide opinions of counsel (such counsel and the form and substance of such opinions to be reasonably satisfactory to the Lessor) with respect to
   (A) the legality, validity and enforceability of the Operative Agreements and the sublease in such country, (B) that the laws of such country require fair compensation by the government of such country payable in a currency freely convertible into U.S. dollars for the loss of the use of or title to the Aircraft in the event of a requisition of use or title by such government, (C) the Lessor's title to the subleased equipment will be recognized, (D) the required agreement of such foreign air carrier that its rights under the sublease are subject and subordinate to all the terms of this Lease is enforceable against such foreign air carrier under applicable law (subject only to customary exceptions to enforceability), (E) that it is not necessary for the Owner Participant, the Lessor or the Indenture Trustee to register or qualify to do business in such country as a result of the proposed sublease or in order for the Owner Participant, the Lessor or the Indenture Trustee to enforce the terms and conditions of the Operative Agreements, (F) there is no tort liability of the owner of an aircraft not in possession thereof or of Persons lending money to such an owner for the purchase of an aircraft, under the laws of such jurisdiction other than tort liability which might reasonably have been imposed on such owner or Persons under the laws of the United States or any state thereof (it being understood that, in the event that such latter opinion cannot be given in a form satisfactory to the Lessor, such opinion shall be waived if insurance reasonably satisfactory to the Lessor is available to cover such risk to the Owner Participant and is provided at or before the execution of such a sublease, at the Lessee's cost and expense), (G) that there exist no possessory rights in favor of such sublessee under the laws of such country which would, upon bankruptcy or insolvency of the Lessee (and assuming that at such time such sublessee is not bankrupt or insolvent) or of the sublessee, prevent the return of the Aircraft in accordance with the terms of this Lease and (H) all necessary governmental approvals required for the subleased equipment, the Airframe or any Engine, as the case may be, to be imported and, to the extent reasonably obtainable, exported from the applicable country of domicile upon repossession of such subleased equipment by the Lessor (and the Lessee as sublessor), shall have been procured at the Lessee's own cost and expense by the Lessee prior to commencement of any such sublease; (III) duties and tariffs, if applicable, shall be paid for by the Lessee; and (IV) the Lessee shall effect or cause to be effected at the Lessee's own cost and expense all recordings and filings that are required, or reasonably requested by the Lessor, to continue the Lessor's right, title and interest to the Aircraft and rights under the Lease (and sublease) and to perfect and maintain the priority of the Lien of the Indenture;

         (ii) subject the Engines or permit any Engine to be subjected to normal interchange or pooling agreements or arrangements, in each case customary in the airline industry, entered into by the Lessee in the ordinary course of its business with a vendor domiciled in the United States or in a country with which the United States maintains normal diplomatic relations (and which is not experiencing war) or (x) any U.S. Air Carrier or (y) any foreign Air Carrier which is (I) organized in a country listed on Schedule III to the Participation Agreement, (II) organized in a country with which the United States then maintains normal diplomatic relations, (III) is a party to the Convention on the International Recognition of Rights in Aircraft or (IV) otherwise provides equivalent protection to owners, lessors and mortgagees of aircraft; provided that no transfer of the registration of or any Engine shall be effected and that throughout the period that any Engine is subjected to such interchange or pooling agreement or arrangement the terms of this Lease shall be observed; and provided, further, that no such agreement or arrangement contemplates or requires the transfer of title to or registration of any Engine, and if the Lessor's title to any Engine shall nonetheless be divested under any such agreement or arrangement, such divestiture shall be deemed to be an Event of Loss with respect to such Engine and the Lessee shall comply with Section 11.04 of this Lease in respect of such Engine;

         (iii) deliver or permit the delivery of possession of the Airframe or any Engine to their respective manufacturers or certified maintenance providers for testing, service, repair, maintenance or overhaul work or for alterations or modifications in or additions to the Airframe or any Engine to the extent required or permitted by the terms of Article 9 hereof;

         (iv) transfer or permit the transfer of possession of the Airframe or any Engine pursuant to a contract or agreement with the Government or pursuant to the Civil Reserve Air Fleet Program administrated pursuant to Executive Order No. 12056, as amended (the "CRAF Program"), or any similar or substitute programs of the Government, so long as the Lessee (or any permitted sublessee or transferee pursuant to this Section) shall promptly notify the Lessor upon such transfer of possession and provide the Lessor and the Indenture Trustee with the name and address of the Contracting Officer or representative of the Military Aircraft Command of the United States Air Force to whom notices must be given in respect of the Aircraft;

         (v) install or permit the installation of an Engine on an airframe which is owned by the Lessee or any permitted sublessee free and clear of all Liens, except (A) Liens of the type permitted under Section 6.01 hereof, (B) Liens which apply only to the engines (other than an Engine), appliances, parts, instruments, appurtenances, accessories, furnishings and other equipment (other than Parts) installed on such airframe and which do not apply to substantially all of such airframe and (C) the rights of an Air Carrier under normal interchange or pooling agreements which are customary in the airline industry and do not contemplate or require the transfer of title to such airframe or the engines installed on it;

         (vi) install or permit the installation of an Engine on an airframe leased to the Lessee or any permitted sublessee or transferee or purchased by the Lessee subject to a conditional sale or other security agreement, provided that (A) such lease, conditional sale or other security agreement does not cover the Engine so installed and the Lessor shall have received from the lessor, conditional vendor or secured party of such airframe an agreement (which may be the lease or conditional sale or other security agreement covering such airframe), whereby such lessor, conditional vendor or secured party expressly agrees that neither it nor its successors or assigns will acquire or claim any right, title or interest in any Engine by reason of such Engine being installed on such airframe at any time, and
   (B) such airframe is and remains free and clear of all Liens except the rights of the parties to the lease or conditional sale or other security agreement covering such airframe and Liens of the type permitted by subparagraph (v) of this Section 7.02(a);

         (vii) install or permit the installation of an Engine on an airframe owned by the Lessee, leased to the Lessee or purchased by the Lessee subject to a conditional sale or other security agreement under circumstances where neither subparagraph (v) nor subparagraph (vi) of this
   Section 7.02(a) is applicable, provided that such installation shall be deemed an Event of Loss with respect to such Engine and the Lessee shall comply with Section 11.04 hereof in respect of such Engine, the Lessor not intending to waive any right, title or interest it may have to or in such Engine under applicable law until compliance by the Lessee with such
   Section 11.04; and

         (viii) enter into a wet lease under which the Lessee has effective control of the Aircraft in the ordinary course of the Lessee's business which shall not be considered a transfer of possession hereunder, provided that the Lessee's obligations under this Lease shall continue in full force and effect notwithstanding any such wet lease.

         (b) Rights of Transferee. Notwithstanding the provisions of Section 7.02(a) hereof, the rights of any transferee who takes possession of the Aircraft, the Airframe or any Engine by reason of a transfer permitted by
Section 7.02(a) hereof shall be subject and subordinate to, and any sublease or wet lease permitted by Section 7.02(a) hereof shall be made expressly subject and subordinate to, all the terms of this Lease, including, without limitation, the Lessor's right to repossession pursuant to Article 17 hereof and to avoid such sublease upon such repossession, and the Lessee shall remain primarily liable for the performance of all the terms of this Lease and the other Operative Agreements to the same extent as if such sublease or transfer had not occurred. Any such sublease shall include appropriate provisions for the maintenance, inspection (as required by Section 14.01 hereof), operation, use and insurance of the Aircraft, the Airframe and each Engine in accordance with the provisions of this Lease and shall provide assurances reasonably satisfactory to the Lessor that the sublessee may not further sublease any of such equipment. The Lessee shall promptly provide the Lessor, the Owner Participant and the Indenture Trustee a copy of any sublease and, prior to execution and delivery of any sublease deliver to the Lessor all other documents (including all insurance certificates evidencing compliance with this Lease) required hereunder relating to such sublease or transfer of possession.

         (c) No Release of Lessee/Costs of Subleasing. No sublease, interchange or pooling agreement or other relinquishment of possession permitted under this Article 7 of any of the Aircraft, the Airframe or any Engine shall in any way discharge or diminish any of the Lessee's obligations to the Lessor, the Indenture Trustee or the Owner Participant under this Lease, the Participation Agreement or the Tax Indemnity Agreement or constitute a waiver of any of the Lessor's rights and remedies hereunder or thereunder or extend beyond the end of the Term. Subject to the terms and conditions of this Lease, the Lessee will retain the right to cure any default by any sublessee permitted pursuant to this Section 7.02 and to terminate such sublease upon such default. The Lessee shall pay all costs of the Owner Participant, the Indenture Trustee and the Lessor incurred in connection with any subleasing or proposed subleasing.

         Section 7.03. Insignia. (a) Nameplate. On or prior to the Delivery Date or as soon thereafter as possible, the Lessee agrees to affix to and maintain in the cockpit of the Airframe, in a clearly visible location, and on each Engine, a clearly visible metal nameplate bearing the inscription "STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, AS OWNER TRUSTEE, OWNER AND LESSOR," and, so long as such Airframe or Engines shall be subject to the Lien of the Indenture, the additional inscription "FIRST SECURITY BANK, NATIONAL ASSOCIATION, AS INDENTURE TRUSTEE, MORTGAGEE" (such nameplate to be replaced, if necessary, from time to time, with a nameplate reflecting the name of any successor Lessor or successor Indenture Trustee, in each case as permitted by the Operative Agreements).

         (b) Lessee's Marks. Except as provided in Section 7.03(a) hereof, the Lessee will not allow the name of any Person to be placed on the Airframe or on any Engine as a designation that might be interpreted as a claim of ownership; provided, that during the Term, the Lessee may cause the Aircraft to be lettered "Federal Express Corporation" or may letter, paint or mark it in some other appropriate manner for convenience of identification of the Lessee's interest or the interest of any permitted sublessee (including but not limited to the Lessee's or any permitted sublessee's customary colors and insignia) and to bear insignia plates or other markings identifying the supplier or manufacturer of the Airframe or the Engines or any Parts of either.


                                   ARTICLE 8

                       REPLACEMENT AND POOLING OF PARTS

         Section 8.01. Replacement of Parts. (a) Generally. The Lessee, at its own cost and expense, will replace or cause to be replaced as promptly as practicable all Parts which may from time to time be incorporated or installed in or attached to the Airframe or any Engine and which may from time to time become worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use for any reason, except as otherwise provided in Section 9.01 or 9.02 hereof. In addition, the Lessee may, at its own cost and expense, remove or cause to be removed in the ordinary course of maintenance, service, repair, overhaul or testing, any Parts, whether or not worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use, provided that the Lessee, except as otherwise provided in Sections 9.01 or 9.02 hereof, will, at its own cost and expense, replace such Parts as promptly as practicable. All replacement parts shall be free and clear of Liens (except for pooling arrangements to the extent permitted by Section 8.02 hereof and Liens permitted under Section 6.01 hereof, other than clauses (d) and (f) thereof) and shall be in at least as good operating condition as, and shall have a value and utility at least equal to, the Parts replaced, and in any event not less than the condition and repair required to be maintained by the provisions of this Lease.

         (b) Title. All Parts at any time removed from the Airframe or any Engine shall remain the property of the Lessor until such Parts shall be replaced by parts which have been incorporated or installed in or attached to the Airframe or such Engine and which meet the requirements for replacement parts specified in Section 8.01(a) hereof. Immediately upon any replacement part (other than, to the extent permitted by Section 8.02 hereof, a replacement part subject to a pooling arrangement) becoming incorporated or installed in or attached to the Airframe or any Engine, and without further act:

         (i) title to the replaced Part shall vest in the Lessee, free and clear of all rights of the Lessor, and such replaced Part shall no longer be deemed a Part under this Lease;

         (ii) title to such replacement part shall vest in the Lessor free and clear of all Liens except for Liens permitted by Section 6.01 hereof (other than clauses (d) and (f) thereof) and shall thereupon be and become a Part; and

         (iii) such replacement part shall become subject to this Lease and to the Lien of the Indenture, and shall be deemed part of the Airframe or such Engine for all purposes to the same extent as the Parts originally incorporated or installed in or attached to the Airframe or such Engine.

         Section 8.02. Pooling of Parts. Any Part removed from the Airframe or any Engine as permitted in Section 8.01(a) hereof may be subjected by the Lessee to any normal pooling arrangement customary in the U.S. airline industry and entered into with vendors and other Air Carriers in the ordinary course of the Lessee's business, provided that the part replacing such removed Part shall be incorporated or installed in or attached to the Airframe or such Engine in accordance with Section 8 hereof, as promptly as practicable after the removal of such removed Part. In addition, any replacement part when incorporated or installed in or attached to the Airframe or any Engine in accordance with Section 8.01(a) hereof may be owned by another Air Carrier subject to such normal pooling arrangement, provided that the Lessee, at its own cost and expense and as promptly as possible, either:

         (a) causes title to such replacement part to vest in the Lessor in accordance with Section 8.01(b) hereof by the Lessee acquiring title to such replacement part for the benefit of, and transferring such title to, the Lessor free and clear of all Liens (other than Liens permitted under Section 6.01 hereof (other than clauses (d) and (f) thereof)); or

         (b) replaces such replacement part by incorporating or installing in or attaching to the Airframe or such Engine a further replacement part owned by the Lessee free and clear of all Liens (other than Liens permitted under Section 6.01 hereof (other than clauses (d) and (f) thereof)) and by causing title to such further replacement part to vest in the Lessor in accordance with Section 8.01(b) hereof.

         All such replacement parts and further replacement parts shall meet the standards set forth in the last sentence of Section 8.01(a) hereof.


                                   ARTICLE 9

                   ALTERATIONS, MODIFICATIONS AND ADDITIONS

         Section 9.01. Required Alterations and Modifications. The Lessee, at its own cost and expense, shall make or cause to be made such alterations and modifications in and additions to the Airframe and each Engine as may be required from time to time to meet the applicable requirements of the Aeronautics Authority or any other governmental authority with jurisdiction over the Lessee's operations and aircraft; provided, however, that the Lessee or sublessee, as the case may be, may in good faith contest the validity or application of any such requirements in any reasonable manner that does not involve any material risk of civil liabilities (unless indemnified by the Lessee) or any risk of criminal penalties being imposed on or against the Indenture Trustee, the Owner Participant or the Lessor, that does not involve any material risk or danger of loss, forfeiture or sale of the Aircraft or any Engine and that does not adversely affect the Lessor, its title or interest in the Aircraft or any Engine, the first and prior perfected Lien and security interest of the Indenture, or the interests of the Indenture Trustee or the Owner Participant in the Airframe or any Engine, or in any Operative Agreement (excluding any interests the Lessee agrees are indemnified for under the Tax Indemnity Agreement). All such alterations, modifications or additions shall be made on or before the date mandated therefor, taking into account authorized postponements resulting from a contest or otherwise and shall be made at such time and in such a manner so as not to discriminate against the Aircraft whether by reason of its leased status or otherwise.

         Section 9.02. Other Alterations and Modifications. (a) Generally. The Lessee, at its own cost and expense, may from time to time make such alterations and modifications in and additions to the Airframe or any Engine as the Lessee may deem desirable in the proper conduct of its business, including, without limitation, removal of Obsolete Parts in its usual course of maintenance, provided that no such alteration, modification, addition or removal, individually or in the aggregate, shall create any adverse tax consequences for the Owner Participant not otherwise indemnified for, diminish the value, remaining useful life, or utility of the Airframe or the value or utility of any Engine or impair its condition or state of airworthiness below its value, remaining useful life (in the case of the Airframe only), utility, condition and state of airworthiness immediately prior to such alteration, modification, addition or removal, assuming that the Airframe or such Engine was then in the condition and state of airworthiness required to be maintained by the terms of this Lease, or cause the Airframe or any Engine to become "limited use property" within the meaning of Revenue Procedure 76-30, 1976-2 C.B. 647, except that the value (but not the remaining useful life, utility, condition or airworthiness) of the Aircraft may be reduced by the value, if any, of any such Obsolete Parts which shall have been removed; provided that in no event shall the aggregate value of all such Obsolete Parts which shall have been so removed and not replaced exceed $500,000.

         (b) Title to Installed Parts. Title to each part incorporated or installed in or attached or added to the Airframe or any Engine as the result of any alteration, modification, removal or addition made pursuant to Section
9.01 or 9.02(a) hereof shall without further act vest in the Lessor and become subject to this Lease; provided, however, that the Lessee may remove any such Part at any time during the Term if:

         (i) such Part is in addition to, and not in replacement of or substitution for, any Part originally incorporated or installed in or attached or added to the Airframe or such Engine on the Delivery Date or any Part in replacement of, or substitution for, any such Part;

         (ii) such Part is not required to be incorporated or installed in or attached or added to the Airframe or such Engine pursuant to the terms of
   Article 7 hereof or the first sentence of Section 9.01 hereof; and

         (iii) such Part can be removed from the Airframe or such Engine without (A) causing material damage to the Airframe or such Engine (it being understood that the Lessee shall repair any damage caused by a permitted removal) or diminishing or impairing the value, utility, condition or state of airworthiness or remaining useful life of the Airframe required to be maintained by the terms of this Lease or (B) diminishing the value, utility or remaining useful life (in the case of the Airframe) or the value and utility (in the case of such Engine) which the Airframe or such Engine would have had at such time had such alteration, modification, removal or addition not occurred, assuming the Airframe or such Engine was then in the condition required to be maintained by the terms of this Lease.

         (c) Title to Removed Parts. Upon the removal by the Lessee of any such Part as provided in subsection (b) above, title thereto shall, without further act, vest in the Lessee and such Part shall no longer be deemed a Part. Any Part not removed by the Lessee as above provided prior to the return of the Aircraft to the Lessor hereunder shall remain the property of the Lessor and subject to this Lease.


                                  ARTICLE 10

                             VOLUNTARY TERMINATION

         Section 10.01.  Right of Termination Upon Obsolescence or Surplus.
(a) Option to Terminate. So long as no Event of Default shall have occurred and be continuing, the Lessee shall have the right, at its option, on any Termination Date, on no more than 180 days' and at least 90 days' irrevocable (except as provided herein) prior written notice (which notice shall state the Proposed Termination Date) to the Lessor and the Owner Participant to terminate this Lease as of a Termination Date if the Aircraft shall have become obsolete or surplus to the operations of the Lessee; provided that the Lessee shall have furnished to the Lessor, the Indenture Trustee and the Owner Participant a certificate of the Lessee's President, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Treasurer or Assistant Treasurer stating the determination of the Lessee that the Aircraft is obsolete or surplus to its needs. Unless the Lessor has elected to retain the Aircraft as herein provided, the Lessee shall have the right on one occasion to revoke its notice of termination no later than the Business Day prior to the date 15 days prior to the Proposed Termination Date whereupon this Lease shall continue in full force and effect.

         (b) Sale Procedure. During the period from the giving of notice pursuant to Section 10.01(a) hereof until the Proposed Termination Date, the Lessee, as non-exclusive agent for the Lessor, shall use its reasonable efforts to obtain bids for the cash purchase on the Proposed Termination Date (or such earlier date as shall be consented to in writing by the Lessor) of the Aircraft. On the Proposed Termination Date, the Engines shall be installed on the Airframe (provided that the Airframe may be sold with engines meeting the requirements set forth herein for Replacement Engines in lieu of the Engines so long as the aggregate number of Engines and Replacement Engines being sold with the Airframe equals two). The Lessor may, if it desires to do so, seek to obtain such bids. The Owner Participant shall not inspect any bids received by the Lessee with respect to the Aircraft, unless the Owner Participant has given to the Lessee binding and irrevocable notice that neither the Owner Participant nor any of its Affiliates nor any Person acting for the Owner Participant or such Affiliate will submit a bid for the purchase of the Aircraft and if such notice has been given, the Lessee will provide the Lessor with copies of bids received by the Lessee. No bid may be submitted by the Lessee or any Person affiliated with the Lessee (or with whom or which there is any arrangement or understanding as to the subsequent use of the Aircraft by the Lessee or any of its Affiliates) or any agent or Person acting on behalf of the Lessee. The Lessee may reject any bid which is less than the sum of the applicable Termination Value, the aggregate amount of any Make-Whole Premium and all other expenses incurred by the Lessor, the Owner Participant and the Indenture Trustee in connection with the sale. Subject to the provisions of Section 10.02 hereof, on the Proposed Termination Date or such earlier date of sale as shall be consented to in writing by the Lessor, the Lessee shall deliver the Airframe which shall have the Engines installed on it (provided that the Airframe may be delivered with installed engines meeting the requirements set forth herein for Replacement Engines in lieu of the Engines so long as the aggregate number of Engines and Replacement Engines being delivered with the Airframe equals two and the Lessee shall comply with the provisions of Section 11.04 hereof as if an Event of Loss occurred with regard to the Engines) to the bidder which shall have submitted the highest cash bid (whether certified to the Lessor by the Lessee or directly received by the Lessor and certified to the Lessee) in the same manner as if delivery were made to the Lessor pursuant to Article 12 hereof, at a location specified by such bidder, and shall duly transfer to the Lessor title to any such engines not owned by the Lessor, and the Lessor shall, upon payment in full to the Lessor of the bid price and all amounts due and owing pursuant to Section 10.01(c) hereof by wire transfer of immediately available funds and upon discharge of the Lien of the Indenture in accordance with Article XIV thereof, sell the Airframe and Engines or engines to such bidder without recourse or warranty (except as to the absence of Lessor's Liens).

         (c) Payments to the Lessor. The total selling price realized at a sale pursuant to Section 10.01(b) hereof net of all expenses of the sale (including commissions and any sales or transfer taxes) (the "Net Sales Price") shall be retained by the Lessor (or the Indenture Trustee as long as the Indenture is in force) and, in addition, on or before the Proposed Termination Date, the Lessee shall pay to the Lessor (or the Indenture Trustee as long as the Indenture is in force), by wire transfer of immediately available funds, the sum of:

         (i) the excess, if any, of the Termination Value for the Aircraft computed as of the Proposed Termination Date over the Net Sales Price; plus

         (ii) the installment of Basic Rent due with respect to the Aircraft on the Proposed Termination Date to the extent payable in arrears but not to the extent payable in advance; plus

         (iii) all other amounts then due and payable by the Lessee (including, without limitation, the aggregate amount of any Make-Whole Premium) under this Lease and any other Operative Agreement.

         (d) Transfer of Uninstalled Engines. Upon payment of the amounts described in Section 10.01(c) hereof and upon transfer to the Lessor of title to engines which have been returned in lieu of Engines as provided in Section 10.01(b) hereof, and upon payment of all other amounts then due under this Lease, the Lessor will transfer to the Lessee, without recourse or warranty (except as to the absence of Lessor's Liens), all of the Lessor's right, title and interest in and to any Engines which were replaced with engines pursuant to Section 10.01(b) hereof, and shall deliver to the Lessee such instrument as the Lessor shall have received from the Indenture Trustee releasing such Engines from the Lien of the Indenture.

         (e) Limitation on the Lessor's Duties. The Lessor shall be under no duty to solicit bids, to inquire into the efforts of the Lessee to obtain bids or otherwise to take any action in connection with any such sale other than to transfer to the purchaser named in the highest cash bid (determined as described in Section 10.01(b) above) as referred to above (or to such purchaser and to the Lessee, as the case may be), without recourse or warranty (except as to the absence of Lessor's Liens), all of the Lessor's right, title and interest in and to the Aircraft, against receipt by the Lessor of the payments provided for in Section 10.01(c) hereof.

         (f) Termination of the Lessee's Obligations. Upon the sale of the Aircraft pursuant to this Section 10.01 and upon compliance by the Lessee with the further provisions of this Article 10, the obligation of the Lessee to pay Basic Rent with respect to the Aircraft shall cease for any Rent Payment Date occurring after the Proposed Termination Date and the Term shall end effective as of the Proposed Termination Date. If no sale shall have occurred on or before the Proposed Termination Date, this Lease shall continue in full force and effect and, for purposes of Section 10.01(a) hereof, it shall be deemed that the Lessee has rescinded its notice of termination, and the Lessee shall pay the expenses incurred by the Lessor, the Indenture Trustee and the Owner Participant in connection with the proposed sale.

         Section 10.02. Retention of Aircraft by the Lessor. (a) Generally. Notwithstanding Section 10.01 hereof, the Lessor may, subject to Section 10.02(b) hereof, elect to retain the Aircraft after receipt of the Lessee's notice of termination given in accordance with Section 10.01(a) hereof, by giving the Lessee and the Indenture Trustee written irrevocable notice of such election not less than sixty (60) days prior to the Proposed Termination Date. If the Lessor so elects, the Lessee shall pay to the Lessor on the Proposed Termination Date, by wire transfer of immediately available funds the sum of:

         (i) the installment of Basic Rent due with respect to the Aircraft on the Proposed Termination Date to the extent payable in arrears but not to the extent payable in advance; plus

         (ii) all other amounts then due and payable by the Lessee under this Lease and any other Operative Agreement, including the aggregate amount of any Make-Whole Premium, on or prior to the Proposed Termination Date.

         (b) Payment of the Certificates. It shall be an absolute condition precedent to the Lessor's right to retain the Aircraft and to the termination of the Term pursuant to this Section 10.02 that the Lessor (or the Lessee to the extent set forth in Section 10.02(a) hereof) shall have paid to the Holders and such Holders shall have received the entire outstanding principal amount of, the aggregate amount of any Make-Whole Premium and accrued interest on the Certificates on the Proposed Termination Date and all other sums due and owing to the Indenture Trustee and the Holders on or prior to the Proposed Termination Date under this Lease, the Indenture or any other Operative Agreement.

         (c) Delivery of Aircraft to Lessor; Title to Engines. If the Lessor elects to retain the Aircraft pursuant to this Section 10.02, the Lessee shall deliver the Airframe and the Engines (provided that the Airframe may be delivered with engines meeting the requirements set forth herein for Replacement Engines in lieu of the Engines so long as the aggregate number of Engines and engines being delivered with the Airframe equals two and provided that the other requirements of Section 11.04 hereof are met as if an Event of Loss has occurred with regard to the Engines) to the Lessor in the same manner as if delivery were made to the Lessor pursuant to Article 12 hereof, and shall duly transfer to the Lessor right, title and interest to any such engines not owned by the Lessor, all in accordance with Article 12 hereof. Upon such delivery of the Airframe and Engines or engines to the Lessor and payment by the Lessee of any amounts required to be paid by the Lessee pursuant to Section 10.02(a) hereof, the Lessor will transfer to the Lessee, without recourse or warranty (except as to the absence of Lessor's Liens), all of the Lessor's right, title and interest in and to any Engines which were replaced by engines pursuant to this Section 10.02(c), and shall deliver to the Lessee such instrument as the Lessor shall have received from the Indenture Trustee releasing such Engines from the Lien of the Indenture.

         (d) Termination of the Lessee's Obligations. Upon compliance by the Lessor and the Lessee with the provisions of this Section 10.02 and upon compliance by the Lessee with the further provisions of this Article 10, the obligation of the Lessee to pay Basic Rent with respect to the Aircraft shall cease for any Rent Payment Date occurring after the Proposed Termination Date and the Term shall end effective as of the Termination Date.

         Section 10.03. Voluntary Termination as to Engines. The Lessee shall have the right at its option and at any time, on at least thirty (30) days' prior written notice to the Lessor, to terminate this Lease with respect to any Engine not then installed or held for use on the Airframe, provided that prior to the date of such termination, the Lessee shall comply with the terms of Section 11.04 hereof to the same extent as if an Event of Loss had occurred with respect to such Engine.


                                  ARTICLE 11

                        LOSS, DESTRUCTION, REQUISITION

         Section 11.01. Lessee's Election Rights. The Lessee shall notify the Lessor, the Indenture Trustee and the Owner Participant as soon as practicable but in no event more than 10 Business Days following the occurrence of an event which constitutes, or would with the passage of time constitute, an Event of Loss with respect to the Airframe or with respect to the Airframe and the Engines or engines then installed on the Airframe. By written notice to the Lessor, the Indenture Trustee and the Owner Participant delivered within 60 days of the occurrence of any Event of Loss, the Lessee shall have the right to elect the alternative set forth in Section 11.02 hereof or the alternative set forth in Section 11.03 hereof. The Lessee's failure to make such election within said 60-day period shall be deemed to be an election of the alternative set forth in Section 11.02 hereof.

         Section 11.02. Payment of Stipulated Loss Value. (a) The Lessee shall, if it has so elected or is deemed to have so elected under Section
11.01 hereof, pay to the Lessor, by wire transfer of immediately available funds on the earlier of (i) the fifteenth day following receipt in full of insurance proceeds or requisition proceeds, described in Section 11.05 hereof, in connection with such Event of Loss or if later, the 15th day following the end of the 60-day election period referred to in Section 11.01 hereof and (ii) the 120th day after the occurrence of such Event of Loss (the earlier of such dates being referred to herein as the "Loss Payment Date"), the sum of (A) the Stipulated Loss Value for the Aircraft, determined as of the Stipulated Loss Value Determination Date next succeeding the Loss Payment Date (or, if the Loss Payment Date occurs on a Stipulated Loss Value Determination Date, determined as of such Stipulated Loss Value Determination Date), plus (B) any and all Basic Rent due and payable on the relevant Stipulated Loss Value Determination Date to the extent payable in arrears but not to the extent payable in advance, plus (C) any and all Supplemental Rent due and payable on or prior to such Loss Payment Date, plus (D) all other amounts (including Basic Rent due and payable with respect to Rent Payment Dates occurring prior to such Stipulated Loss Value Determination Date and unpaid) due and payable by the Lessee hereunder or owing by the Lessee or the Owner Trustee to the Indenture Trustee or the Holders under the Indenture and the other Operative Agreements, plus (E) any reasonable out-of-pocket expenses incurred in connection with such Event of Loss and the related prepayment of the Certificates by the Lessor, the Owner Participant and the Indenture Trustee; provided that in no event shall the Holders not be paid in full.

         (b) Termination of Lease; Title Transfer. Upon payment in full of the amounts due pursuant to Section 11.02(a) hereof, the obligation of the Lessee to pay Basic Rent on any Rent Payment Date occurring subsequent to the payment of such amounts shall terminate and the Term shall end. Further, upon such payment, the Lessor will transfer to the Lessee, without recourse or warranty (except as to the absence of Lessor's Liens), all of the Lessor's right, title and interest, if any, in and to the Airframe, Engines and engines with respect to which such Event of Loss occurred, as well as all of the Lessor's right, title and interest in and to any Engines constituting part of the Aircraft but not installed on the Airframe when such Event of Loss occurred, and will deliver to the Lessee such instrument as the Lessor shall have received from the Indenture Trustee, releasing the Aircraft from the Lien of the Indenture.

         Section 11.03. Replacement of Airframe and Engines. (a) Generally. So long as no Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing, and subject to Section 11.01 hereof and provided that the Lessee shall have reimbursed the reasonable out-of-pocket costs and expenses (including, without limitation, reasonable counsel fees and disbursements) of the Lessor, the Owner Participant, the Indenture Trustee and the Holders (to the extent of the reasonable fees and expenses of one legal counsel in each relevant jurisdiction representing all of the Holders) in connection with the matters contemplated by this Section 11.03, if the Lessee has elected to replace the Airframe and Engines suffering an Event of Loss pursuant to this Section 11.03, the Lessee shall cause to be duly conveyed to the Lessor within one hundred twenty (120) days after the occurrence of such Event of Loss, as replacement for the Airframe and Engines with respect to which such Event of Loss has occurred, good and marketable title to an Airbus A300-600 series airframe manufactured no earlier than January 1, 1997 (the "Replacement Airframe") and good and marketable title to a number of Replacement Engines equal to the number of Engines with respect to which an Event of Loss has occurred, provided that following compliance with all other terms of this Section 11.03 each Engine shall be of identical make and model and, in the case of such Replacement Airframe and each such Replacement Engine, owned by the Lessee free and clear of all Liens not excepted in Sections 6.01(a), (b), (c) and (e) hereof, duly certified as an airworthy aircraft by the Aeronautics Authority, and having in the case of the Replacement Airframe a value, remaining useful life and utility, and in the case of the Replacement Engines a value and utility, at least equal to, and being in as good operating condition as, the Airframe and Engines with respect to which such Event of Loss occurred, assuming that the Airframe and Engines were then in the condition and state of airworthiness required to be maintained by the terms of this Lease immediately prior to the occurrence of such Event of Loss. In such case and as a condition to such substitution the Lessee, at its own cost and expense, will also promptly:


         (i) furnish the Indenture Trustee with originals of, and the Lessor with copies of, full warranty bills of sale, in form and substance satisfactory to the Lessor and the Indenture Trustee, with respect to such Replacement Airframe and Replacement Engines together with an assignment in form and substance satisfactory to the Lessor and the Indenture Trustee of any and all manufacturer's warranties applicable thereto and a consent reasonably satisfactory to the Lessor and the Indenture Trustee from such manufacturer or manufacturers to such assignment;

         (ii) cause such Replacement Airframe and Replacement Engines to be duly registered in the name of the Lessor pursuant to the Transportation Code or the applicable laws of any other jurisdiction in which the Aircraft may then be registered in accordance with Section 6.03(b) of the Participation Agreement;

         (iii) cause a Lease Supplement with respect to such Replacement Airframe and Replacement Engines to be duly executed by the Lessee and recorded pursuant to the Transportation Code, or the applicable laws, rules and regulations of any other jurisdiction in which the Aircraft may then be registered as permitted by Section 6.03(b) of the Participation Agreement;

         (iv) furnish the Lessor, the Indenture Trustee and the Owner Participant with an appraisal or other report of a nationally recognized aircraft appraiser based on an inspection of such Replacement Airframe and Replacement Engines reasonably satisfactory to the Indenture Trustee and the Owner Participant certifying that such Replacement Airframe has a value, remaining useful life and utility, and such Replacement Engines have a utility and value, at least equal to, and are in as good operating condition as, the Airframe and Engines replaced, assuming such Airframe and Engines were in the condition and repair required by the terms of this Lease immediately prior to the occurrence of such Event of Loss;

         (v) furnish the Lessor, the Indenture Trustee and the Owner Participant with such evidence as the Lessor or the Indenture Trustee may reasonably request of compliance with the insurance provisions of
   Article 13 hereof with respect to such Replacement Airframe and Replacement Engines;

         (vi) provide the Owner Participant and the Lessor with (A) an opinion of counsel selected by the Owner Participant and reasonably acceptable to the Lessee (which opinion shall be reasonably satisfactory in form and substance to the Owner Participant and the Lessor) that it will suffer no adverse tax consequence not otherwise indemnified for to its reasonable satisfaction as of the Delivery Date as a result of such substitution or
   (B) an indemnity reasonably acceptable to the Lessor and the Owner Participant against such consequences;

         (vii) comply with the provisions of Section 9.08 of the Indenture;

         (viii) cause an Indenture and Security Agreement Supplement with respect to such Replacement Airframe and Replacement Engines to be duly executed by the Lessor and the Indenture Trustee and recorded pursuant to the Transportation Code, or the applicable laws, rules and regulations of any other jurisdiction in which the Aircraft may then be registered as permitted by Section 6.03(b) of the Participation Agreement in order that the Lien of the Indenture shall constitute a first priority, duly perfected Lien and security interest on and in respect of such Replacement Airframe and Replacement Engines;

         (ix) take such other action, including the filing of UCC financing statements naming the Indenture Trustee as a secured party with the Secretary of State of Connecticut and the filing of a notice with the Secretary of State of Tennessee, as the Lessor or the Indenture Trustee may reasonably request in order that such Replacement Airframe and Replacement Engines shall be duly and properly titled in the Lessor, leased under this Lease and subjected to the Lien of the Indenture to the same extent as the replaced Airframe and Engines;

         (x) furnish the Indenture Trustee with an opinion (reasonably satisfactory in form and substance to the Lessor, the Owner Participant and the Indenture Trustee) of counsel to the Lessee (which may be the Lessee's General Counsel) addressed to the Indenture Trustee and the Owner Participant to the effect that (A) the Lessor has good title to such Replacement Airframe and Replacement Engines, and (B) such Replacement Airframe and Replacement Engines have been validly subjected to the Lien of the Indenture (with the effect and result that the Indenture constitutes a first priority duly perfected security interest and Lien on such Replacement Airframe and Replacement Engines); and

         (xi) cause to be delivered to the Lessor, the Owner Participant and the Indenture Trustee an opinion of counsel to the Lessee addressed to the Lessor, the Owner Participant and the Indenture Trustee as to the due registration of the Aircraft and the due recordation of the requisite documents or instruments and the validity and perfection of the Lien in such Replacement Airframe and Replacement Engines.

         (b) Title to Replaced Equipment. Upon compliance by the Lessee with the terms of Section 11.03(a) hereof, the Lessor will transfer to the Lessee (subject to any insurer's salvage rights), without recourse or warranty (except as to the absence of Lessor's Liens), all of the Lessor's right, title and interest, if any, in and to the Airframe and Engines with respect to which such Event of Loss occurred. In connection with such transfer, the Lessee shall prepare and the Lessor shall execute or forward to the Indenture Trustee for execution, as the case may be, all in recordable form, a bill of sale evidencing such transfer, a release of the Airframe and Engines with respect to which such Event of Loss occurred from the Indenture and such other documents as the Lessee reasonably requests, all at the Lessee's sole cost and expense. Any Engine constituting part of the Aircraft, but not installed on the Airframe when such Event of Loss occurred, shall continue to be property of the Lessor and leased under this Lease as part of the same equipment as the Replacement Airframe and Replacement Engines.

         (c) Definitions. Each Replacement Airframe and Replacement Engine shall be deemed part of the property leased under this Lease, each such Replacement Airframe shall be deemed an "Airframe," each such Replacement Engine shall be deemed an "Engine" and each such Replacement Airframe and Replacement Engine shall be deemed part of the same Aircraft as was the Airframe or Engine replaced.

         (d)  Rent Adjustments.  An Event of Loss covered by this Section
11.03 shall not result in any change in Basic Rent, Stipulated Loss Values or Termination Values except as may be provided pursuant to the Tax Indemnity Agreement and the Participation Agreement.

         (e) Time Limitations. If the Lessee has elected to proceed under this Section 11.03 but has not fully performed its obligations under this
Section 11.03 within 120 days of the occurrence of the applicable Event of Loss, in the event that any amounts held by the Lessor (or, so long as the Indenture shall be in effect, the Indenture Trustee) in respect of such Event of Loss are less than the Stipulated Loss Value thereof, the Lessee will deposit with the Lessor or the Indenture Trustee, as the case may be, the amount of any deficiency as security on such 120th day. If the Lessee has elected to proceed under this Section 11.03 but has not fully performed its obligations under this Section 11.03 within 180 days of the occurrence of such Event of Loss, the Lessee shall be deemed to have elected to proceed under
Section 11.02 hereof and shall immediately perform its obligations thereunder, and the Indenture Trustee, or the Lessor if the Indenture shall have been discharged, shall apply the amounts held by it pursuant to the preceding sentence as a credit against such obligations.

         Section 11.04. Event of Loss with Respect to an Engine. (a) Generally. Upon the occurrence of an Event of Loss with respect to an Engine under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, the Lessee shall give the Lessor and the Indenture Trustee prompt written notice thereof and shall, as soon as practicable but in any event within sixty (60) days after the occurrence of such Event of Loss, duly convey or cause to be conveyed to the Lessor, a Replacement Engine for the Engine with respect to which such Event of Loss occurred, good and marketable title to a Replacement Engine, free and clear of all Liens not excepted in Sections 6.01(a), (b) (provided that if there are any Liens of the type described in Section 6.01(b) hereof, such Liens are subordinate to the Lien of the Indenture), (c) and (e) hereof and having a value and utility at least equal to, and being in as good operating condition as, the Engine with respect to which such Event of Loss occurred, assuming such Engine was of the value and utility and in the condition and repair required by the terms of this Lease immediately prior to the occurrence of such Event of Loss, provided that after any replacement, each Engine shall be of identical make and model. The standards set forth in this Section with respect to Replacement Engines shall apply upon any replacement or substitution of an Engine with a Replacement Engine pursuant to any other provision of this Lease.

         (b) Conditions Precedent. Prior to or at the time of any conveyance of an Engine pursuant to Section 11.04(a) hereof, the Lessee, at its own cost and expense will:

         (i) furnish the Indenture Trustee with an original of, and the Lessor with a copy of, a full warranty bill of sale, in form and substance satisfactory to the Lessor, with respect to such Replacement Engine together with an assignment in form and substance satisfactory to the Lessor of any and all manufacturer's warranties applicable thereto and a consent reasonably satisfactory to the Lessor and the Indenture Trustee from such manufacturer to such assignment;

         (ii) cause a Lease Supplement covering such Replacement Engine to be duly executed by the Lessee and filed for recordation pursuant to the Transportation Code, or the applicable laws, rules and regulations of any other jurisdiction in which the Aircraft may then be registered as permitted by Section 6.03(b) of the Participation Agreement and, if the Engine being replaced was registered under the applicable laws of the jurisdiction in which the Aircraft is then registered, the Replacement Engine shall be registered in the same fashion;

         (iii) furnish the Lessor and the Indenture Trustee with a certificate of a nationally recognized aircraft appraiser reasonably satisfactory to the Lessor certifying that such Replacement Engine has a value and utility at least equal to, and is in as good operating condition as, the Engine replaced, assuming such Engine was in at least the condition and repair required by the terms of this Lease immediately prior to the occurrence of such Event of Loss;

         (iv) furnish the Lessor with such evidence of compliance with the insurance provisions of Article 13 hereof with respect to such Replacement Engine as the Lessor or the Indenture Trustee may reasonably request;

         (v) comply with the provisions of Section 9.08 of the Indenture;

         (vi) cause an Indenture and Security Agreement Supplement with respect to such Replacement Engine to be duly executed by the Lessor and the Indenture Trustee and recorded pursuant to the Transportation Code, or the applicable laws, rules and regulations of any other jurisdiction in which the Aircraft may be registered as permitted by Section 6.03(b) of the Participation Agreement in order that the Indenture shall constitute a first priority duly perfected Lien and security interest on and in respect of such Replacement Engine;

         (vii) take such other action, including the filing of UCC financing statements naming the Indenture Trustee as Secured Party with the Secretary of State of Connecticut and a notice filing with the Secretary of State of Tennessee, as the Lessor or the Indenture Trustee may reasonably request in order that such Replacement Engine be duly and properly titled in the Lessor, leased under this Lease and subjected to the Lien of the Indenture to the same extent as the replaced Engine;

         (viii) furnish the Lessor, the Owner Participant and the Indenture Trustee with an opinion (reasonably satisfactory in form and substance to the Lessor, the Owner Participant and the Indenture Trustee) of counsel to the Lessee (which may be the Lessee's General Counsel) addressed to the Indenture Trustee and the Owner Participant to the effect that (A) the Lessor has good title to such Replacement Engine, and (B) such Replacement Engine has been validly subjected to the Lien of the Indenture (with the effect and result that the Indenture constitutes a first priority duly perfected security interest and Lien on such Replacement Engine); and

         (ix) take such other action as the Indenture Trustee may reasonably request in order that such Replacement Engine be duly and properly subjected to the Lien of the Indenture to the same extent as the replaced Engine.

         (c) Title Transfer. Upon compliance by the Lessee with the terms of Sections 11.04(a) and (b) hereof, the Lessor will transfer to the Lessee (subject to any insurer's salvage rights), without recourse or warranty (except as to the absence of Lessor's Liens), all of the Lessor's right, title and interest, if any, in and to the Engine with respect to which such Event of Loss occurred. In connection with such transfer, the Lessee shall prepare and the Lessor shall execute or forward to the Indenture Trustee for execution, as the case may be, all in recordable form, a bill of sale evidencing such transfer, a release of the Engine with respect to which such Event of Loss occurred from the Indenture and such other documents as the Lessee reasonably requests, all at the Lessee's sole cost and expense. Each Replacement Engine shall, after such conveyance, be deemed part of the property leased under this Lease. An Event of Loss covered by this Section 11.04 shall not result in any change in Basic Rent, Stipulated Loss Values or Termination Values, but may result in payments to be made pursuant to the Tax Indemnity Agreement and the Participation Agreement.

         Section 11.05. Application of Payments from the Government or Others. (a) Generally. Any payments (other than insurance proceeds the application of which is provided for in Section 13.03 hereof) received at any time by the Lessor or by the Lessee from any governmental authority or any other party, foreign or domestic, with respect to an Event of Loss resulting from the condemnation, confiscation, theft or seizure of, or requisition of title to or use of, the Airframe or any Engine will be applied, as appropriate, in accordance with Section 11.05(b) or Section 11.05(c) hereof.

         (b)  Payments of Stipulated Loss Value.  If the payments described in
Section 11.05(a) hereof are received with respect to the Airframe or with respect to the Airframe and Engines or engines then installed on the Airframe and the Lessee has elected the alternative set forth in Section 11.02 hereof, so much of such payments as shall not exceed the amount required to be paid by the Lessee pursuant to Section 11.02 hereof shall be paid to the Lessor (or, if the Lien of the Indenture has not been discharged, the Indenture Trustee) in reduction of the Lessee's obligations under Section 11.02 hereof if not already paid by the Lessee, or, if such obligations have already been discharged in full by the Lessee, such payments shall be applied to reimburse the Lessee for its payment of such Stipulated Loss Value and, if and to the extent specifically included in such payment, to pay to the Lessee interest on such amount of Stipulated Loss Value at the rate included in such payment if any, or otherwise at the applicable Debt Rate, for the period from the date of payment by the Lessee of the Stipulated Loss Value to the date of reimbursement of the Lessee under this Section 11.05(b). The excess, if any, remaining after such application shall be divided between the Lessor and the Lessee as their respective interests may appear.

         (c) Payment if the Lessee Elects Replacement. If the payments described in Section 11.05(a) hereof are received with respect to the Airframe or with respect to the Airframe and the Engines or engines then installed on the Airframe and the Lessee has elected the alternative set forth in Section
11.03 hereof, or if such payments are received with respect to an Engine not then installed on the Airframe under the circumstances contemplated by Section
11.04 hereof, all such payments shall, subject to Section 11.08 hereof, be paid over to or retained by the Lessee, provided that the Lessee shall have fully performed its obligations pursuant to Section 11.03 or Section 11.04 hereof, as the case may be, with respect to the Event of Loss for which such payments are made.

         Section 11.06. Requisition of an Airframe and the Installed Engines for Use by Government. In the event of the requisition for use by the Government or any other government of registry of the Aircraft, or any agency or instrumentality of either (a "Requisitioning Government") of the Airframe and the Engines or engines then installed on the Airframe during the Term, which requisition does not constitute an Event of Loss, the Lessee shall promptly notify the Lessor, the Indenture Trustee and the Owner Participant of such requisition and all of the Lessee's obligations under this Lease with respect to such Airframe and Engines or engines shall continue to the same extent as if such requisition had not occurred except to the extent that any failure or delay in repairing or maintaining the Aircraft by the Lessee shall have been caused by such requisition. All payments received by the Lessor, the Lessee or any permitted sublessee or transferee from the Requisitioning Government for such use of the Airframe and Engines or engines during the Term (other than any such requisition which constitutes an Event of Loss, as to which the provisions of Section 11.05 hereof shall govern) shall, subject to
Section 11.08 hereof, be paid over to, or retained by the Lessee or such permitted sublessee or transferee. All payments received by the Lessor, the Lessee or any such permitted sublessee or transferee from the Requisitioning Government for the use of the Airframe and Engines or engines after the Term shall be paid over to, or retained by, the Lessor (or the Lessee if it shall have purchased the Lessor's interest therein in accordance with the provisions hereof).

         Section 11.07. Requisition for Use by Government of an Engine Not Installed on the Airframe. In the event of the requisition for use by a Requisitioning Government of registry of the Aircraft or any agency or instrumentality thereof of any Engine not then installed on the Airframe, the Lessee shall replace such Engine by complying with the terms of Section 11.04 hereof to the same extent as if an Event of Loss had occurred with respect to such Engine as of the date of such requisition, and any payments received by the Lessor or the Lessee from the Requisitioning Government with respect to such requisition shall, subject to Section 11.08 hereof, be paid over to or retained by the Lessee, provided that the Lessee shall have fully performed its obligations under Section 11.04 hereof.

         Section 11.08. Application of Payments During Existence of Certain Defaults. Any amount referred to in Section 11.05, 11.06 or 11.07 hereof which is payable to the Lessee shall not be paid to the Lessee, or, if it has been previously paid directly to the Lessee, shall not be retained by the Lessee, if at the time of such payment a Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing, but shall be paid to and held by the Lessor (or the Indenture Trustee so long as the Lien of the Indenture is in effect) as provided in Article 23 hereof as security for the obligations of the Lessee under this Agreement, and at such time as there shall not be continuing any such Payment Default, Bankruptcy Default or Event of Default, such amount to the extent not theretofore applied as provided herein, shall be paid to the Lessee.


                                  ARTICLE 12

                              RETURN OF AIRCRAFT

         Section 12.01. Return of Aircraft. Unless the Aircraft is purchased by the Lessee as provided in Section 4.02 hereof, at the end of the Term, or upon the termination of this Lease pursuant to Article 10 or Article 17 hereof or otherwise, the Lessee, at its own cost and expense, will return the Aircraft by delivering it to the Lessor on the last day of the Term or on the Termination Date, as the case may be, at the Lessee's principal maintenance facility in Memphis, Tennessee or such other location specified by the Lessee (and reasonably acceptable to the Owner Participant), or if such termination is pursuant to Article 17 hereof, selected by the Lessor in its reasonable discretion, within or, if the Aircraft is then registered outside the United States, outside of the continental United States (on the Lessee's route structure as in effect on the return date and provided that the Lessee shall pay any incremental expenses incurred in connection with a redelivery outside the United States) and the Airframe shall be fully equipped with two Engines of the same or an improved make and model as were delivered on the Delivery Date (or Replacement Engines), free and clear of all Liens (other than Lessor's Liens), including any rights of third parties under pooling, interchange, overhaul, repair or similar agreements or arrangements, it being understood that all such Engines and Replacement Engines so returned shall be of identical make and model and that any Replacement Engine shall be in at least as good operating condition and have at least the same value and utility as the Engines being replaced, assuming such Engines were in the condition required hereunder. The Lessee will give the Lessor at least 30 days' prior written notice of the place of such return; provided, however, that if the Lessor shall have made the request for storage pursuant to Section 12.06 hereof, the Lessee shall return the Aircraft to the Lessor at the site of the storage.

         Section 12.02. Return of Engines. If any engine not owned by the Lessor shall be delivered with the Airframe as set forth in Section 12.01 hereof, the Lessee, concurrently with such delivery, will, at its own cost and expense furnish the Lessor with (i) a full warranty bill of sale, in form and substance reasonably satisfactory to the Lessor, with respect to such engine,
(ii) an opinion of the Lessee's counsel to the effect that, upon such return, the Lessor will acquire full right, title and interest to such engine free and clear of all Liens (other than Lessor's Liens) and (iii) a certificate as described in Section 11.04(b)(iii) hereof. The Lessee shall take such other action as the Lessor may reasonably request in order that such Replacement Engine shall be duly and properly titled in the Lessor free and clear of all Liens (other than Lessor's Liens), and the Lessor will then (i) transfer to the Lessee, without recourse or warranty (except as to the absence of Lessor's Liens), and subject to the disclaimers provided in Section 5.01 hereof, all the Lessor's right, title and interest in and to any Engine in lieu of which a Replacement Engine has been delivered pursuant to Section 12.01 hereof, "as is, where is" and (ii) deliver to the Lessee such instrument as the Lessor shall have received from the Indenture Trustee, releasing such Engine from the Lien of the Indenture.

         Section 12.03. Return of Manuals. Upon the return of the Aircraft, the Lessee shall deliver to the Lessor all original (or photocopied or microfilmed copies thereof, if then permitted to be maintained in such form under applicable law) logs, manuals, certificates and technical data, and inspection, modification and overhaul records pertaining to the Airframe, Engines or engines, which are required to be maintained under applicable rules and regulations of the Aeronautics Authority or pursuant to the Lessee's or any permitted sublessee's Aeronautics Authority-approved maintenance program and all original (or photocopied or microfilmed copies thereof, if then permitted to be maintained in such form under applicable law) records required to be maintained with respect to the Aircraft under the maintenance program approved by the aeronautical authority of any other country of registry of the Aircraft. All records shall be returned in the format necessary to allow the Lessee or any sublessee to comply with Section 12.04(a)(i) hereof.

         Section 12.04. Condition of Aircraft. (a) Required Condition. The Aircraft when returned to the Lessor shall, at the Lessee's own cost and expense, meet the following requirements:

         (i) it shall, unless otherwise requested by the Lessor not less than 90 days prior to the end of the Term to retain the then-existing registration of the Aircraft, be duly registered in the name of the Lessor or its designee pursuant to the Transportation Code;

         (ii) it shall be clean by airline and cargo handling operating standards;

         (iii) the Airframe shall be returned with the Engines, or any replacements thereto as herein authorized, provided that the Airframe shall have an aggregate of two Engines or engines (as herein authorized under Section 12.02 hereof), both of the same make and model, installed thereon, together with the equipment, accessories or parts installed thereon on the Delivery Date or replacements therefor (as herein authorized) and alterations, modifications and additions thereto made in accordance with the provisions of this Lease;

         (iv) it shall be in the condition required by Section 12.04(b) hereof and in as good operating condition as when delivered to the Lessor on the Delivery Date, ordinary wear and tear excepted;

         (v) it shall have a currently effective airworthiness certificate issued by the Aeronautics Authority;

         (vi) it shall comply with any then applicable rules and regulations imposed by the Aeronautics Authority and, without limitation of the foregoing, terminate all airworthiness directives of, and mandatory modifications required by, the Aeronautics Authority (or any government or governmental authority, domestic or foreign, having jurisdiction over the Aircraft) to be terminated during the Term of the Lease and the Airframe and each Engine (including any Replacement Engine) shall be serviceable in accordance with the Lessee's FAA-approved maintenance program;

         (vii) it shall be free and clear of all Liens and rights of others (other than Lessor's Liens) including, without limitation, rights of third parties under pooling, interchange, overhaul, repair and other similar agreements or arrangements referred to in Section 7.02(a) hereof; and

         (viii) it shall be in a standard cargo configuration.

         (b) Remaining Time. If, at the time of return of the Aircraft, the Airframe is not being maintained under a continuous maintenance program, then the Airframe shall have remaining until the next scheduled "C" check at least 25% of the allowable hours between "C" checks permitted under the Lessee's FAA-approved maintenance program (or other permitted maintenance program).
If, at the time of return of the Aircraft, the Engines or engines are not being maintained under an on-condition maintenance program, then the average number of hours of operation on such Engines or engines remaining until the next scheduled engine heavy maintenance visit under the Lessee's FAA-approved maintenance program (or other permitted maintenance program) shall be at least 25% of the allowable hours between engine heavy maintenance visits. With respect to maintenance under the Lessee's FAA-approved maintenance program, the Lessee shall have treated the Aircraft in a nondiscriminatory manner with other Airbus A300-600 series aircraft in the Lessee's fleet, and the Aircraft shall be free and clear of all Liens and rights of others other than Lessor's Liens and shall be in compliance in every material respect with the Lessee's FAA-approved maintenance program as if the Term were not ending.

         Section 12.05.  [Reserved].

         Section 12.06. Storage. Upon any expiration or termination of this Lease, at the written request of the Lessor given at least 45 days prior to such expiration or termination, the Lessee will arrange, or will cause to be arranged, at no charge to the Lessor (subject, however, to the last sentence of this Section 12.06), storage at a ramp storage facility for the Aircraft at the Lessee's principal maintenance facilities in Memphis, Tennessee or one of the Lessee's other maintenance facilities or at a location selected by the Lessee used as a location for the parking or storage of aircraft for a period of up to 30 days; provided that if storage is available at no additional cost or expense to the Lessee at the location at which the Lessor has specified pursuant to Section 12.01 hereof that return of the Aircraft shall take place, the Lessee shall provide storage at such location. At the end of such 30 day period, if the Lessor so requests within 10 days of before the end of such period, the Lessee will continue to provide such ramp storage facility at such facility or location for an additional 30 days at the Lessor's expense. If the Lessee is required to move the Aircraft from one storage facility to another, such move shall be at the risk and expense of the Lessor. The maintenance and risk of loss of, and responsibility for obtaining insurance on, the Aircraft shall be the responsibility of the Lessor during any period of storage; provided, however, the Lessee will, upon written request of the Lessor and at the Lessor's expense, not to exceed the Lessee's incremental cost of such service, obtain insurance for such property (including, if possible, coverage through its fleet policy).

         Section 12.07. Special Markings. If requested by the Lessor, the Lessee shall, at the Lessee's cost, remove or paint over all insignias and other distinctive markings of the Lessee or any sublessee on the Aircraft and repaint the stripped down areas in a workmanlike manner to match exterior colors.

         Section 12.08. Lessor's Option to Purchase Parts. At any time after the Lessee has advised the Lessor that it has determined not to renew this Lease or purchase the Aircraft, or the Aircraft is otherwise to be returned to the Lessor, the Lessee shall advise the Lessor of any Part which the Lessee intends, and is permitted, to remove as provided in
Section 9.02(b) above, and the Lessor may, at its option, upon 30 days' notice to the Lessee, purchase any or all of such Parts from the Lessee upon the expiration of the Term at their then Fair Market Value (taking into account the provisions of this Lease) determined in accordance with the provisions of Section 4.03 hereof. Upon any return of the Aircraft pursuant to this Article 12, if the Lessor does not elect to exercise its option under this Section 12.08, the Lessee will, at its own cost and expense, remove such Parts described in subparagraph (i), (ii) or (iii) of
Section 9.02(b) hereof as the Lessor may request.


                                  ARTICLE 13

                                   INSURANCE

         Section 13.01. Comprehensive Airline Liability and Property Damage Liability Insurance. (a) Comprehensive Airline Liability and Property Damage Liability Insurance. The Lessee, at its own cost and expense, will maintain or cause to be maintained with respect to the Aircraft, (i) comprehensive airline liability insurance including, without limitation, passenger legal and bodily injury liability and property damage liability insurance and cargo legal liability in such amounts, against such risks (including, without limitation, contractual liability and allied perils liability but excluding war risk insurance (except as required under the second sentence of this Section 13.01(a)), with such retentions (subject to the limitations set forth in Section 13.06 hereof) and on such terms and conditions (including coverage for cost of claims) as the Lessee customarily maintains with respect to aircraft and engines of the same type and model which comprise the fleet of the Lessee, and (ii) such insurance against such other risks as is usually carried by similar corporations engaged in the same or similar business and similarly situated as the Lessee and owning or operating aircraft and engines similar to the Aircraft and Engines; provided that in no event shall the limits of liability for all such insurance be less than the amount, per occurrence, as set forth on the insurance certificate delivered on the Delivery Date unless and only so long as the Aircraft is not operated and all risk-ground insurance for the Aircraft on the ground is maintained in the same manner and covering the same risks as is from time to time applicable to other aircraft owned or operated by the Lessee of the same type and model on the ground and not in operation. The Lessee will be required to maintain war risk insurance only if the Aircraft is operated in a war zone or a recognized area of armed hostilities. All insurance required by this Section 13.01(a) shall be maintained with insurers of recognized reputation and responsibility.

         (b) Government Indemnification. Notwithstanding Section 13.01(a) hereof, in the event of the requisition for use by the Government of the Airframe or the Airframe and the Engines or engines then installed on the Airframe, the Lessee shall maintain throughout the period of such requisition such insurance as would otherwise be required under this Section 13.01; provided that the Lessor shall accept, in lieu of such insurance coverage, written indemnification or insurance from the Government which is substantially the same as otherwise required under this Article 13.

         (c) Policy Terms. Any policy of insurance carried and maintained in accordance with this Section 13.01, and any policy taken out in substitution or replacement for any such policy subject to the terms, conditions and limitations thereof, shall:

         (i) name or be amended to name the Lessor in its individual capacity and as owner of the Aircraft, the Indenture Trustee in its individual capacity and as trustee/mortgagee of the Aircraft and the Owner Participant, each Liquidity Provider and each of their respective officers and directors in their respective capacities as such as additional insureds (hereinafter in this paragraph (c) sometimes referred to as "Additional Insured");

         (ii) provide that, in respect of the interest of any Additional Insured in such policies, the insurance shall not be invalidated by any action or inaction of the Lessee or any Additional Insured as defined under the policy of insurance required under this Section 13.01 (other than any action or inaction of such Additional Insured) and shall insure each Additional Insured regardless of any breach or violation of any warranty, declaration or condition contained in such policies by the Lessee or any other Additional Insured (other than any breach or violation of any warranty, declaration or condition by such Additional Insured) as defined under the policy of insurance required under this Section 13.01;

         (iii) provide that if such insurance is cancelled for any reason, or any substantial change is made in the policies which adversely affect the scope of the coverage required herein, or if such insurance is allowed to lapse for nonpayment of premium, such cancellation, change or lapse shall not be effective as to any Additional Insured for thirty (30) days (except in the case of war risk coverage in which event the applicable period shall be seven (7) days or such other period as may be customary) after receipt by each such Additional Insured of written notice from such insurers or such insurers' broker of such cancellation, change or lapse;

         (iv) provide that the insurers shall waive any rights of subrogation against each Additional Insured, to the extent that the Lessee has waived its rights under this Lease and the Participation Agreement; provided that the exercise by insurers of rights of subrogation derived from rights retained by the Lessee shall not, in any way, delay payment of any claim that would otherwise be payable by such insurers but for the existence of rights of subrogation derived from rights retained by the Lessee;

         (v) provide that all of the provisions of such policy shall operate in the same manner as if there were a separate policy covering each Additional Insured; provided, that such policies shall not operate to increase any insurer's limit of liability;

         (vi) be primary, without right of contribution from any other insurance which is carried by the Lessee or any sublessee or any Additional Insured with respect to its interest in the Aircraft;

         (vii) provide that no Additional Insured shall have any obligation or liability for premiums or other payments, if any, in connection with such insurance; and

         (viii) provide that such insurer shall waive the right of such insurer to any set-off or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of any Additional Insured.

         Section 13.02. Insurance Against Loss or Damage to Aircraft and Engines. (a) Hull Insurance. The Lessee, at its own cost and expense, shall maintain or cause to be maintained in effect, with insurers of recognized reputation and responsibility, all-risk ground and flight aircraft hull insurance covering the Aircraft and all-risk coverage with respect to any Engines and Parts while removed from the Aircraft and not replaced by similar Engines or Parts, including in each case war-risk and allied perils, hijacking (air piracy) and governmental confiscation and expropriation insurance (except with respect to the country of registry) with such retentions (subject to the limitations set forth in Section 13.06 hereof) and in such form, and upon such terms and conditions (including coverage for cost of claims), and in amounts as the Lessee customarily maintains with respect to the aircraft in the Lessee's fleet of the same type and model and operated on the same routes as the Aircraft (except that the Lessee shall be required to maintain (i) allied perils, hijacking (air piracy) and governmental confiscation and expropriation insurance (except with respect to the country of registry) if the Aircraft is operated on routes where the custom is for major international Air Carriers flying comparable routes to carry such insurance and (ii) war risk insurance only if the Aircraft is operated in a war zone or a recognized area of armed hostilities), provided that such insurance shall at all times while the Aircraft is subject to this Lease and the Lien of the Indenture be on an agreed-value basis for an amount not less than an amount equal to the Stipulated Loss Value for the Aircraft from time to time.

         (b) Policy Terms. Any policies carried and maintained in accordance with this Section 13.02 and any policies taken out in substitution or replacement for any such policies subject to the terms, conditions and limitations thereof shall:

         (i) name or be amended to name the Lessor in its individual capacity and as owner of the Aircraft (or, so long as the Indenture shall not have been discharged, the Indenture Trustee) as an additional insured and as the sole loss payee (hereinafter in this paragraph (b) sometimes referred to as "Loss Payee");

         (ii) provide with respect to coverage provided under this Section 13.02, (except as otherwise provided under Section 13.03 hereof when an Event of Loss or a Payment Default, Bankruptcy Default or Event of Default has occurred and is continuing), that (i) in the event of a loss involving proceeds in the aggregate in excess of $6,000,000, the proceeds in respect of such loss up to an amount equal to the Stipulated Loss Value for the Aircraft shall be payable to the Lessor (or, so long as the Indenture shall not have been discharged, the Indenture Trustee), it being understood and agreed that in the case of any payment to the Lessor (or the Indenture Trustee) otherwise than in respect of an Event of Loss, the Lessor (or the Indenture Trustee) shall in the aggregate upon receipt of evidence satisfactory to it that the damage giving rise to such payment shall have been repaired or that such payment shall then be required to pay for repairs then being made, pay the amount of such payment to the Lessee or its order, and (ii) the entire amount of any loss involving proceeds in the aggregate of $6,000,000 or less or the amount of any proceeds of any loss in excess of the Stipulated Loss Value for the Aircraft shall be paid to the Lessee or its order to pay for repairs or replacement property;

         (iii) provide that if such insurance is cancelled for any reason or any substantial change is made in the policies which adversely affect the scope of the coverage required herein, or if such insurance is allowed to lapse for nonpayment of premium, such cancellation, change or lapse shall not be effective as to the Loss Payee for thirty days (except in the case of war-risk coverage in which event the applicable period shall be seven
   (7) days or such other period as may be customary) after receipt by the Loss Payee of written notice from such insurer of such cancellation, change or lapse;

         (iv) provide that, in respect of the interest of the Lessor (in its individual capacity and as the Owner Trustee), the Owner Participant or the Indenture Trustee (in their respective capacities as such) in such policies, the insurance shall not be invalidated by any action or inaction of the Lessee or the Loss Payee (other than any action or inaction of such Loss Payee) and shall insure the Lessor (in its individual capacity and as Owner Trustee), the Owner Participant and the Indenture Trustee regardless of any breach or violation of any warranty, declaration or condition contained in such policies by the Lessee or the Loss Payee (other than any breach or violation of any warranty, declaration or condition by the Loss Payee) as defined under the policy of insurance required under this Section 13.02;

         (v) provide that the insurers shall waive any rights of subrogation against the Lessor (in its individual capacity and as Owner Trustee), the Owner Participant and the Indenture Trustee to the extent that the Lessee has waived its rights under this Lease or the Participation Agreement; provided that the exercise by insurers of rights of subrogation derived from rights retained by the Lessee shall not, in any way, delay payment of any claim that would otherwise be payable by such insurers but for the existence of rights of subrogation derived from rights retained by the Lessee;

         (vi) be primary and without rights of contribution from any other insurance which is carried by the Loss Payee with respect to its interest in the Aircraft;

         (vii) provide that (except in the case of insurance with respect to Engines and spare parts that have been removed from the Aircraft and replaced with other Engines or engines, or spare parts, as the case may be) such insurer shall waive any right of such insurer to any set-off or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of the Loss Payee;

         (viii) provide that (except in the case of insurance with respect to Engines and spare parts that have been removed from the Aircraft and replaced with other Engines or engines or spare parts, as the case may be) no Loss Payee shall have any obligation or liability for premiums or other payments, if any, in connection with such insurance; and

         (ix) in the event that separate policies are maintained to cover all-risk ground and flight aircraft, hull and war risks and allied perils insurance, include a 50/50 provisional claims settlement clause as contained in the policies of insurance maintained by the Lessee with respect to all other aircraft in the Lessee's fleet, and a copy of the 50/50 provisional claims settlement clause in effect on the Delivery Date shall be attached to the insurance certificate issued on the Delivery Date.

         Section 13.03. Application of Insurance Proceeds. (a) Generally. All insurance proceeds (other than proceeds from policies carried by the Lessor, the Indenture Trustee or the Owner Participant) received under policies described in Section 13.02 hereof as the result of the occurrence of an Event of Loss with respect to the Airframe or an Engine will be applied as follows:

         (i) if such proceeds are received with respect to the Airframe or with respect to the Airframe and the Engines or engines then installed on the Airframe and the Lessee has elected or is deemed to have elected the alternative set forth in Section 11.02 hereof, so much of such proceeds as shall not exceed the amounts required to be paid by the Lessee pursuant to said Section 11.02 hereof shall be applied in reduction of the Lessee's obligation to pay such amounts if not already paid by the Lessee, or if already paid by the Lessee, shall be applied to reimburse the Lessee for its payment of such amounts; or

         (ii) if such proceeds are received with respect to the Airframe or the Airframe and the Engines or engines then installed on the Airframe and the Lessee has elected the alternative set forth in Section 11.03 hereof, or if such proceeds are received with respect to an Engine not then installed on the Airframe and not replaced by an Engine or engine under the circumstances contemplated by Section 11.04 hereof, all such proceeds shall be paid to the Indenture Trustee (unless the Indenture has been discharged in which case paid to the Lessor) for disbursement to the order of the Lessee, after the Lessee shall have fully performed the terms of Section 11.03 or 11.04 hereof, as applicable, with respect to the Event of Loss for which such proceeds are paid.

         (b) Payment if no Event of Loss. The insurance proceeds of any property damage loss not constituting an Event of Loss with respect to the Airframe or an Engine will be applied in payment (or to reimburse the Lessee) for repairs or for replacement property in accordance with Articles 7 and 8 hereof, if not already paid for by the Lessee, and any balance remaining after compliance with said Articles 7 and 8 hereof with respect to such loss shall be paid to the order of the Lessee.

         (c) Application of Payments During Existence of Certain Defaults. Any amount referred to in this Article 13 which is payable to or retainable by the Lessee shall not be paid to or retained by the Lessee if at the time of such payment or retention a Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing, but shall be held by or paid over to the Indenture Trustee (unless the Indenture has been discharged in which case such amount shall be paid to the Lessor) to be held in accordance with Article 23 hereof, as security for the obligations of the Lessee under this Lease and, if an Event of Default shall have occurred and be continuing, applied against the Lessee's obligations hereunder as and when due. At such time as there shall not be continuing any such Payment Default, Bankruptcy Default or Event of Default, such amount shall be paid to the Lessee to the extent not previously applied in accordance with the preceding sentence.

         (d) Information. If any Additional Insured becomes subject to any claim covered by any insurance policy maintained pursuant to this Article 13, the Lessee shall make available any information required by such Additional Insured in connection with such claim.

         Section 13.04. Reports. On or before the Delivery Date and thereafter annually on or before the scheduled expiration date for such policy during the Term, the Lessee will cause its aviation insurance broker to furnish to the Lessor and the Indenture Trustee a signed report, stating the types of coverage and limits carried and maintained on the Aircraft and certifying that such insurance complies with the terms and conditions of this Lease. The Lessee will cause such aviation insurance broker to advise the Lessor, the Owner Participant and the Indenture Trustee in writing promptly of any default in the payment of any premium and of any other act or omission on the part of the Lessee of which it has knowledge and which might invalidate, cause cancellation of or render unenforceable all or any part of any insurance carried by the Lessee with respect to the Aircraft. The Lessee will cause such insurance broker to agree to advise the Lessor, the Indenture Trustee and the Owner Participant in writing if and when it becomes evident to such broker that any insurance policy carried and maintained on the Aircraft pursuant to this Article 13 will not be renewed at the scheduled expiration date for such policy. If the Lessee shall fail to maintain insurance as required, the Lessor may, at its option, provide such insurance, and in such event, the Lessee shall, upon demand, reimburse the Lessor, as Supplemental Rent, for the cost of such insurance; provided, however, that no exercise of said option shall affect the provisions of this Lease, including the provisions that failure by the Lessee to maintain the prescribed insurance shall constitute an Event of Default or otherwise constitute a waiver of any other rights the Lessor may have against the Lessee.

         Section 13.05. Lessor's Insurance. The Lessor, the Indenture Trustee or the Owner Participant may insure the Airframe or any Engine at its own cost and expense, including insuring the Aircraft for amounts in excess of the Stipulated Loss Value of the Aircraft, provided that any insurance so maintained by the Lessor, the Indenture Trustee or the Owner Participant shall not result in a reduction of coverage or amounts payable under insurance required or permitted to be maintained by the Lessee under this Article 13 or increase the cost to the Lessee of maintaining such insurance; provided further, that any insurance policies of the Lessor, the Indenture Trustee or the Owner Participant insuring the Airframe or any Engine shall provide for a release to the Lessee of any and all salvage rights in and to the Airframe or any Engine.

         Section 13.06. Self-Insurance. The Lessee may self-insure the risks required to be insured against by Sections 13.01 and 13.02 hereof in such manner and in such reasonable amounts as are then generally applicable to other aircraft or engines of the Lessee of the same type and model as the Aircraft, but in no case shall such self-insurance with respect to all aircraft (whether owned or leased) in the Lessee's fleet in aggregate exceed for any 12-month policy year an amount equal to the lesser of (i) 50% of the highest insured value of any single aircraft in the Lessee's fleet and (ii) 1.5% of the average aggregate insured value from time to time of the Lessee's entire aircraft fleet provided that a standard deductible per occurrence per aircraft (and/or retentions) not in excess of the amount imposed by the aircraft hull or liability insurer shall be permitted in addition to the above-mentioned self-insurance. The foregoing shall not permit the Lessee to discriminate as between insurance coverage on the Aircraft and insurance which the Lessee maintains with respect to similar aircraft owned or operated by the Lessee operating on similar routes in similar locations.

                                  ARTICLE 14

                                  INSPECTION

         Section 14.01. Right of Inspection. At reasonable times, and upon at least ten (10) Business Days' prior written notice to the Lessee, the Lessor, the Indenture Trustee or the Owner Participant, or their respective authorized representatives, may inspect the Aircraft and upon at least ten
(10) Business Days' prior written notice, all Aeronautics Authority required books and records of the Lessee or any sublessee relating to the maintenance of the Aircraft and such Persons shall keep any information obtained thereby confidential and shall not disclose the same to any Person, except to a Person described in Section 18.01 of the Participation Agreement. Any such inspection of the Aircraft shall be a visual, walk-around inspection of the interior and exterior of the Aircraft and shall not include opening any panel, bays or the like without the express consent of the Lessee (except to the extent any such inspection takes place when any such panel, bays or the like are open). Notwithstanding the first sentence of this Section 14.01, unless a material Default relating to maintenance or an Event of Default shall have occurred and be continuing, the Lessor, the Indenture Trustee, the Owner Participant or their respective authorized representatives shall each be entitled to inspect the Aircraft only one time during any consecutive twelve-month period. The Lessee shall make any permitted sublease or transfer permitted under Section 7.02 hereof expressly subject to inspection rights consistent with this Article 14.

         Section 14.02. No Obligation to Inspect. None of the Lessor, the Indenture Trustee or the Owner Participant shall have any duty to make any inspection pursuant to Section 14.01 hereof and no such party shall incur any liability or obligation by reason of making or not making any such inspection.


                                  ARTICLE 15

                                  ASSIGNMENT

         Section 15.01. Lessee's Right to Assign. The Lessee shall not, and shall have no authority or power to assign, convey or sublease any of its rights under this Lease without the prior written consent of the Lessor except
(i) as expressly provided in Section 7.02 hereof, or (ii) to a wholly-owned domestic subsidiary of the Lessee which shall be a certificated U.S. Air Carrier. Any such assignment, conveyance or sublease shall in no way relieve the Lessee from any obligation hereunder or under any other Operative Agreement or any written agreement of the Lessee entered into in connection with the transactions contemplated by the Operative Agreements, which shall be and remain primary obligations of the Lessee. The Lessor agrees that it will not assign or convey its right, title and interest in and to this Lease or the Aircraft except as contemplated by or provided in this Lease, the Trust Agreement, the Indenture or the Participation Agreement. The terms and provisions of this Lease shall be binding upon and inure to the benefit of the Lessor and the Lessee and their respective successors and permitted assigns, and shall inure, to the extent expressly provided herein and therein, to the direct benefit of, and in accordance with the provisions of the Indenture and the Participation Agreement shall be enforceable by, the Indenture Trustee, the Lessor and their respective successors and permitted assigns.

         Section 15.02. Citizenship. The Lessee will at all times be a duly certificated U.S. Air Carrier under the Transportation Code.


                                  ARTICLE 16

                               EVENTS OF DEFAULT

         Section 16.01. Events of Default. After the Delivery Date, each of the following events shall constitute an Event of Default, whether any such event shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

         (a) the Lessee shall fail to make any payment of Basic Rent, Renewal Rent, Stipulated Loss Value or Termination Value, as the case may be, or any payment pursuant to Section 17.02 of the Participation Agreement, within ten Business Days after the date when due (except that with respect to any failure to pay Excepted Payments, such failure shall constitute an Event of Default at the discretion of the Owner Participant); or

         (b) the Lessee shall fail to make any payment of Supplemental Rent (other than amounts described in clause (a) above) within 30 days after the Lessee has received written notice from the Person entitled to receive such payment stating that such payment is due (except that with respect to any failure to pay Excepted Payments for such period, such failure shall constitute an Event of Default at the discretion of the Owner Participant); or

         (c) (i) the Lessee shall fail to procure, carry and maintain insurance on or in respect of the Aircraft at any time in accordance with the provisions of Article 13 or such insurance lapses or is cancelled, provided that, in the case of insurance with respect to which cancellation or lapse for nonpayment is not effective as to the Lessor, the Indenture Trustee, the Holders or the Owner Participant for 30 days (seven days, in the case of any aircraft war risk coverage) no such lapse or cancellation shall constitute an Event of Default until the earlier of (A) 30 days (or seven days or such shorter time as may be standard in the industry with respect to war risk coverage) after receipt by any Additional Insured of written notice of such lapse or cancellation and (B) the date that such lapse or cancellation is effective as to any Additional Insured and provided further that such failure shall not constitute an Event of Default as long as the Aircraft is insured as required while on the ground and not operated, or (ii) the Aircraft shall be operated at any time when comprehensive airline liability insurance required under Section 13.01 hereof shall not be in effect (it being understood that the Lessee is not required to maintain such insurance under Section 13.01 hereof while the indemnification or insurance referred to in the proviso to Section 13.01(b) hereof is in effect); or

         (d) the Lessee shall fail to perform or observe any other covenant, condition or agreement to be performed or observed by it under any Operative Agreement (excluding the Tax Indemnity Agreement) or any other written agreement of the Lessee entered into in connection with the transactions contemplated by the Operative Agreements and such failure shall continue unremedied for a period of thirty (30) days after the Lessee shall have received written notice from the Lessor or the Owner Participant of such failure, provided, that in the event such failure is curable and so long as (but for no longer than 150 days after such 30-day period) the Lessee shall have promptly undertaken such cure after the Lessee receives notice thereof which undertaking shall be diligently and continuously pursued using the Lessee's reasonable best efforts, such failure shall not constitute an Event of Default; provided, further, that failure of the Lessee to maintain the registration of the Aircraft under the Transportation Code pursuant to the Lessee's covenants and agreement in
   Section 6.03(b) of the Participation Agreement and in Section 7.01(a) of this Lease, when the lapse of such registration is solely because the Owner Participant or the Lessor has ceased to be a Citizen of the United States, shall not constitute a Default or an Event of Default; or

         (e) an order for relief shall be entered in respect of the Lessee by a court having jurisdiction in the premises in an involuntary case under the federal bankruptcy laws as now or hereafter in effect; or the Lessee shall consent to the appointment of a custodian, receiver, trustee or liquidator of itself or of a substantial part of its property; or the Lessee is not paying, or shall admit in writing its inability to pay, its debts generally as they come due or shall make a general assignment for the benefit of creditors; or the Lessee shall file, or the Board of Directors of the Lessee shall authorize the filing of, or grant one or more persons authority (at their discretion) to make a filing for, a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws (as now or hereafter in effect) or an answer admitting the material allegations of a petition filed against the Lessee in any such proceeding; or the Lessee shall file, or the Board of Directors of the Lessee shall authorize the Lessee to, or grant one or more persons authority (at their discretion) to, seek relief by voluntary petition, answer or consent, under the provisions of any other or future bankruptcy or other similar law providing for the reorganization or winding-up of corporations, or providing for an agreement, composition, extension or adjustment with its creditors; or

         (f) an order, judgment or decree shall be entered by any court of competent jurisdiction appointing, without the consent of the Lessee, a custodian, receiver, trustee, or liquidator of the Lessee or of any substantial part of its property, or sequestering any substantial part of the property of the Lessee, or granting any other relief in respect of the Lessee under the federal bankruptcy laws or other insolvency laws, and any such order, judgment or decree of appointment or sequestration shall remain in force undismissed or unvacated for a period of 60 days after the date of its entry; or

         (g) a petition against the Lessee in a proceeding under the federal bankruptcy law or other insolvency laws (as now or hereafter in effect) shall be filed and shall not be withdrawn or dismissed within 60 days, or under the provisions of any law providing for reorganization or winding-up of corporations which may apply to the Lessee, any court of competent jurisdiction shall assume jurisdiction, custody or control of the Lessee or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished or unterminated for 60 days; or

         (h) any representation or warranty made by the Lessee in this Lease or in the Participation Agreement or in any document or certificate furnished by the Lessee in connection with or pursuant to this Lease or the Participation Agreement (except for the Tax Indemnity Agreement) shall at any time prove to have been incorrect at the time made in any respect material to the transactions contemplated by this Lease and, if originally made by the Lessee in good faith, shall remain material and unremedied for a period of 120 days after the Lessee shall have received written notice of such misstatement.


                                  ARTICLE 17

                                     REMEDIES

         Section 17.01. Remedies Upon Lessee's Default. (a) Remedies Generally. Upon the occurrence of any Event of Default and at any time after such occurrence so long as the same shall be continuing, the Lessor may, at its option, declare this Lease to be in default (except that no such declaration shall be required in the case of an Event of Default pursuant to paragraph (e), (f) or (g) of Section 16.01 hereof and this Lease shall be deemed declared in default without any further act or notice), and at any time thereafter the Lessor may do, and the Lessee shall comply with, one or more of the following with respect to all or any part of the Airframe and the Engines, as the Lessor in its sole discretion shall elect, to the extent permitted by, and subject to compliance with, any mandatory requirements of applicable law then in effect:

         (i) Demand in writing that the Lessee shall, and upon such written demand the Lessee shall, at the Lessee's own cost and expense, return promptly to the Lessor all or such part of the Airframe and the Engines as the Lessor may demand in the manner and condition required by, and otherwise in accordance with all of the provisions of this Lease (provided that, unless the Lessor shall require otherwise, the Aircraft shall be returned within the continental United States), or the Lessor, at its option, may enter upon the premises where such Airframe or Engines are located or believed to be located and take immediate possession of and remove such Airframe and Engines (together with any engine which is not an Engine but is installed on the Airframe, subject to all of the rights of the owner, lessor, Lien holder or secured party of such engine) without the necessity for first instituting proceedings, or by summary proceedings or otherwise, all without liability of the Lessor to the Lessee for or by reason of such entry or taking of possession, whether for the restoration of damage to property caused by such action or otherwise;

         (ii) With or without taking possession thereof, sell or otherwise dispose of the Airframe or any Engine, at public or private sale and with or without advertisement or notice to the Lessee, as the Lessor may determine, and the Lessor may hold the Lessee liable for any installment of Basic Rent and Renewal Rent due on or before the date of such sale (and, if Basic Rent or Renewal Rent is payable in arrears, the pro rata portion of the installment of Basic Rent or Renewal Rent due on the next succeeding Rent Payment Date in respect of any period commencing on the immediately preceding Rent Payment Date to the date of such sale), or hold, use, operate, lease to others or keep idle all or any part of the Airframe or any Engine as the Lessor, in its sole discretion, may determine, in any such case free and clear of any rights of the Lessee except as otherwise set forth in this Article 17, and without any duty to account to the Lessee with respect to such action or inaction or for any proceeds except to the extent required by Section 17.01(a)(iv) hereof; in the event the Lessor elects to exercise its rights under said Section, and in connection with any sale of the Aircraft or any part thereof pursuant to this Article 17, the Lessor, the Indenture Trustee, the Owner Participant or any Holder may bid for and purchase such property;

         (iii) Whether or not the Lessor shall have exercised or shall later at any time exercise any of its rights under Section 17.01(a)(i) or 17.01(a)(ii) hereof, the Lessor, by written notice to the Lessee specifying a payment date not earlier than 10 days from the date of such notice, may demand that the Lessee pay to the Lessor, and the Lessee shall pay to the Lessor on the payment date specified in such notice, as liquidated damages for loss of a bargain and not as a penalty (in lieu of the Basic Rent or Renewal Rent due on Rent Payment Dates occurring after the payment date specified in such notice), any installment of Basic Rent, Renewal Rent and any Supplemental Rent due on or before such payment date (and, to the extent Basic Rent or Renewal Rent is payable in arrears, the pro rata portion of the installment of Basic Rent or Renewal Rent due on the next succeeding Rent Payment Date in respect of the period commencing on the Stipulated Loss Value Determination Date referred to below and ending on the date of such payment), plus an amount equal to the excess, if any, of the Stipulated Loss Value for the Aircraft, computed as of the Stipulated Loss Value Determination Date on or next preceding the payment date specified in such notice over the Fair Market Value of the Aircraft, computed as of such Stipulated Loss Value Determination Date, together with
   (A), if Basic Rent is payable in advance, interest, to the extent permitted by applicable law, at the Debt Rate on the amount of such Stipulated Loss Value from such Stipulated Loss Value Determination Date to the date for payment set forth in such notice from the Lessor and (B) in all cases, interest, to the extent permitted by applicable law at the Past Due Rate on the excess of such Stipulated Loss Value over such Fair Market Value, from the date as of which such Stipulated Loss Value is payable to the date of actual payment of such amount; provided, however, that if (and in any event prior to the time for payment hereunder) the Lessor is unable within a reasonable period of time to recover possession of the Aircraft, or any portion thereof, pursuant to clause (i) above unencumbered by this Lease and free and clear of all Liens (other than Lessor's Liens), the Fair Market Value of the Aircraft or such portion shall, at the option of the Lessor to the extent legally enforceable, be zero and, if the Fair Market Value of the Aircraft is deemed to be zero, after payment in full by the Lessee of the amount specified above and all other amounts due from the Lessee under this Lease and the other Operative Agreements, the Lessor shall promptly transfer (without recourse or warranty other than as to the absence of the Lessor's Liens) all of its right, title and interest in the Aircraft or such portion, to the Lessee;

         (iv) In the event the Lessor, pursuant to Section 17.01(a)(ii) hereof, shall have sold the Airframe and/or any Engine, the Lessor, in lieu of exercising its rights under Section 17.01(a)(iii) hereof, may, if it shall so elect, demand that the Lessee pay the Lessor, and the Lessee shall pay to the Lessor, on the date of such sale, as liquidated damages for loss of a bargain and not as a penalty (in lieu of the Basic Rent or Renewal Rent due after the date on which such sale occurs) any unpaid Basic Rent or Renewal Rent due on or before the date on which such sale occurs (and, to the extent Basic Rent or Renewal Rent is payable in arrears, the pro rata portion of the installment of Basic Rent or Renewal Rent due on the next succeeding Rent Payment Date in respect of any period commencing on the Stipulated Loss Value Determination Date referred to below and ending on the date of such sale), and any Supplemental Rent due on or before the date on which such sale occurs, plus an amount equal to the excess, if any, of
   (A) the Stipulated Loss Value for the Aircraft, computed as of the Stipulated Loss Value Determination Date next preceding the sale date, over
   (B) the net proceeds of such sale (after deduction of all of the Lessor's costs and expenses of such sale, including, without limitation, sales or transfer taxes, costs of storage, overhaul, maintenance, preparation and transportation of the Aircraft and brokers' and attorneys' fees) together with (x), if Basic Rent is payable in advance, interest, to the extent permitted by applicable law, at the Debt Rate on such Stipulated Loss Value from such Stipulated Loss Value Determination Date to the date of such sale and (y) in all cases, interest to the extent permitted by applicable law at the Past Due Rate, on the amount of such excess from the date of such sale to the date of actual payment by the Lessee;

         (v) Proceed by appropriate court action to enforce the terms of this Lease or to recover damages for its breach;

         (vi) Terminate or rescind this Lease as to the Airframe or any or all of the Engines; or

         (vii) Exercise any other right or remedy which may be available to the Lessor under applicable law.

         (b) Cost of Exercise of Remedies. In addition, the Lessee shall be liable, except as otherwise provided above, for any and all unpaid Rent due before, after or during the exercise of any of the Lessor's remedies, for all amounts payable by the Lessee under the Participation Agreement before or after any termination hereof, and for all reasonable legal fees and other costs and expenses incurred by the Lessor, the Indenture Trustee or the Owner Participant by reason of the occurrence of any Event of Default or the exercise of the Lessor's remedies, including, without limitation, all costs and expenses incurred in connection with the return of the Airframe or any Engine in accordance with the terms of Article 12 hereof or in placing the Airframe or Engines in the condition and state of airworthiness required by such Article or in connection with any inspection, use, operation, maintenance, insurance, storage, or leasing carried out as part of such exercise.

         Section 17.02. Cumulative Remedies. Except as otherwise provided, no remedy referred to in this Article 17 is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to above or otherwise available to the Lessor at law or in equity; and the exercise or beginning of exercise by the Lessor of any one or more of such remedies shall not preclude the simultaneous or later exercise by the Lessor of any or all of such other remedies.

         Section 17.03. Waiver. No express or implied waiver by the Lessor of any Event of Default shall in any way be, or be construed to be, a waiver of any future or subsequent Event of Default. To the extent permitted by applicable law, the Lessee waives any rights now or in the future conferred by statute or otherwise which may require the Lessor to sell, lease or otherwise use the Airframe or any Engine in mitigation of the Lessor's damages or which may otherwise limit or modify any of the Lessor's rights or remedies under this Article 17. The Lessor's access to the Aircraft is of the essence and shall not be impaired.

         Section 17.04. Lessor's Right to Perform for Lessee. If the Lessee fails to make any required payment of Rent or fails to perform or comply with any of its agreements contained in this Lease, whether or not such failure shall constitute an Event of Default hereunder, the Lessor may (but shall not be obligated to) make such payments or perform or comply with such agreement, and the amount of such payment and the amount of the reasonable costs and expenses of the Lessor incurred in connection with such payment or the performance of or compliance with such agreement, together with interest (to the extent permitted by applicable law) at the Past Due Rate from the date of the making of such payment or the incurring of such costs and expenses by the Lessor to the date of payment of such Rent or other amount by the Lessee, shall be deemed Supplemental Rent payable by the Lessee upon demand. No such payment or performance by the Lessor shall be deemed to waive any Default or Event of Default or relieve the Lessee of its obligations hereunder.


                                  ARTICLE 18

                          COVENANT OF QUIET ENJOYMENT

         Section 18.01. Quiet Enjoyment. So long as no Event of Default shall have occurred and be continuing, the Lessor covenants that neither it nor any other Person lawfully claiming through it (other than the holder of a Lien which the Lessee is obligated to discharge pursuant to Article 6 hereof, and it being understood that the Lessor shall not be liable for any act or omission of the Indenture Trustee or any other Person claiming through the Indenture Trustee) shall interfere with the Lessee's right to quietly enjoy the Aircraft without hindrance or disturbance by it or any such other Person.


                                  ARTICLE 19

                              FURTHER ASSURANCES

         Section 19.01. Further Assurances. Promptly upon the execution and delivery of the Lease Supplement and the Indenture and Security Agreement Supplement, the Lessee will cause each of them and this Lease, the Trust Agreement and the Indenture, to be duly filed for recordation in accordance with the Transportation Code and will maintain the recordation of the Indenture until the Lien of the Indenture shall have been discharged pursuant to the terms of the Indenture. In addition, the Lessee will, at the Lessee's own cost and expense, promptly and duly execute and deliver to the Lessor, the Owner Participant and the Indenture Trustee such further documents and assurances to carry out the intent and purpose of this Lease and the Indenture and to establish and protect the rights and remedies created or intended to be created in favor of the Lessor under this Lease, and of the Owner Participant under the Trust Agreement, and of the Indenture Trustee under the Indenture, including, without limitation, the execution and filing of Uniform Commercial Code financing and continuation statements, the execution and delivery of supplements and amendments to this Lease and the Indenture, in recordable form, subjecting to this Lease and the Indenture any Replacement Airframe and/or Replacement Engines delivered by the Lessee pursuant to Section 11.03 hereof and any Replacement Engine delivered by the Lessee pursuant to Section 11.04 hereof and the recording and filing of counterparts of this Lease and the Indenture in accordance with the laws of such jurisdictions as the Lessor or the Indenture Trustee may from time to time deem advisable. The foregoing does not impose upon the Lessor any additional liabilities not otherwise contemplated by this Lease.


                                  ARTICLE 20

                                   NET LEASE

         Section 20.01. Nature of Lease. (a) This Lease is a net lease, it being the intention of the parties hereto that the obligations of the Lessee to pay all costs and expenses of every character, whether seen or unforeseen, ordinary or extraordinary, or structural or nonstructural, in connection with the use, operation, maintenance, repair and reconstruction of the Airframe and each Engine by the Lessee, including, without limitation, the costs and expenses particularly set forth in this Lease (unless expressly excluded from the terms hereof, the costs and expenses of the Lessor and the Owner Participant shall include the reasonable fees and expenses of their respective outside counsel), shall be absolute and unconditional, shall be separate and independent covenants and agreements, and shall continue unaffected unless and until the covenants have been terminated pursuant to an express provision of this Lease. The obligation to pay Rent and all amounts payable by the Lessee under this Lease or the Participation Agreement shall be absolute and unconditional and (except as otherwise expressly provided with respect to Supplemental Rent) shall be paid without notice or demand and such obligation shall not be affected by any circumstance, including, without limitation:

         (i) any set-off, counterclaim, recoupment, defense or other right which the Lessee may have against the Lessor, the Owner Participant, any Holder, the Indenture Trustee or anyone else for any reason (including, without limitation, any breach by the Lessor or the Owner Participant or the Indenture Trustee or any Holder of their respective representations, warranties, agreements or covenants contained in any of the Operative Agreements);

         (ii) any defect in the title, airworthiness, registration, eligibility for registration under the Transportation Code (and the regulations thereunder) or under any of the laws or regulations of any other country of registry of the Aircraft, condition, design, operation, merchantability or fitness for use of, suitability for a particular purpose of, or any damage to or loss or destruction of, the Aircraft or any portion thereof, or any interruption or cessation in the use or possession of the Aircraft by the Lessee or any sublessee for any reason including, without limitation, by reason of governmental action or any doctrine of force majeure or impossibility of performance;

         (iii) any insolvency, bankruptcy, reorganization or similar case or proceedings by or against the Lessor, the Lessee, the Indenture Trustee or the Owner Participant or any other Person;

         (iv) any Liens, encumbrances or rights of any other Person with respect to the Aircraft, the invalidity or unenforceability or lack of due authorization or other infirmity of this Lease or any other Operative Agreement or document or instrument executed pursuant hereto or thereto, or any lack of right, power or authority of the Lessor or the Lessee or any sublessee or any other party to any other Operative Agreement to enter into this Lease or any other Operative Agreement or any such document or instrument; or

         (v) any other circumstance, happening or event whatsoever, whether or not unforeseen, or similar to any of the foregoing.

         (b) To the extent permitted by applicable law, the Lessee waives any and all rights which it may now have or which at any time it may have conferred upon it, by statute or otherwise, to suspend performance under, terminate, cancel, quit, rescind or surrender this Lease, the Airframe, or any Engine or part thereof, other than in accordance with the terms hereof.

         (c) Each payment of Rent made by the Lessee shall be final as to the Lessor and the Lessee, and the Lessee will not seek to return nor to recover, abate, suspend, defer or reduce all or any part of any such payment of Rent from the Lessor or from the Indenture Trustee for any reason.


                                  ARTICLE 21

                               SUCCESSOR LESSOR

         Section 21.01. Successor Lessor. The Lessee agrees that in the case of the appointment of any successor trustee for the Lessor pursuant to the terms of the Participation Agreement, such successor trustee shall, upon written notice by such successor to the Lessee, succeed to all the rights, powers and title of the Lessor under this Lease and shall be deemed to be the Lessor and the owner of the Aircraft for all purposes of this Lease without the necessity of any consent or approval by the Lessee and without in any way altering the terms of this Lease or the Lessee's obligations. One such appointment and designation of a successor trustee shall not exhaust the right to appoint and designate a further successor trustee pursuant to the Participation Agreement, but such right may be exercised repeatedly so long as this Lease shall be in effect.


                                  ARTICLE 22

                       SECURITY FOR LESSOR'S OBLIGATIONS

         Section 22.01. Security for Lessor's Obligations to Holders. In order to secure the indebtedness evidenced by the Certificates, the Indenture provides among other things, for the assignment by the Lessor to the Indenture Trustee of this Lease and the Lease Supplement and for the creation of a first mortgage and security interest in favor of the Indenture Trustee on the Aircraft. The Lessee consents to and acknowledges such assignment (subject to the reservations and conditions therein set forth) and the receipt of a copy of the Indenture.

         Section 22.02.  [Reserved].

         Section 22.03. Consent of Lessee to Assignment of Lease as Security. The Lessee hereby acknowledges and consents to the Indenture Trustee's rights pursuant to the terms of the Indenture to receive payments (other than Excepted Payments not constituting Basic Rent) due under this Lease, to transfer or assign title to the Aircraft subject to this Lease, to make (jointly with the Lessor where provided in the Indenture) all waivers and agreements except as otherwise provided in the Indenture (including Section
8.01 thereof), to give all notices, consents and releases and to take all action upon the happening of a Default or Event of Default under this Lease (except as otherwise specifically provided in the Indenture, including Section
8.01 thereof), or to do any and all other things whatsoever which the Lessor is or may become entitled to do under this Lease (except as otherwise provided in the Indenture, including Section 8.01 thereof); all or any of which rights, obligations, benefits and interests may, pursuant to the terms of the Indenture, be reassigned or retransferred by the Indenture Trustee at any time and from time to time (except as otherwise provided in the Indenture); provided, however, that the Lessor, except to the extent, and for such time as, it is unable to do so by virtue of the Indenture, shall remain liable for the performance of all the terms, conditions, covenants and provisions for which it is obligated under this Lease notwithstanding such assignment.


                                  ARTICLE 23

                                SECURITY FUNDS

         Section 23.01. Investment of Security Funds. (a) Any amounts otherwise payable to the Lessee in accordance with the terms hereof shall instead be held by the Lessor as security for, and may be applied by the Lessor against, the obligations of the Lessee under this Lease during such time as there shall have occurred and be continuing a Payment Default, Bankruptcy Default or Event of Default, and, at such times as there shall not be continuing a Payment Default, Bankruptcy Default or Event of Default, such amounts, net of any amounts which have been applied by the Lessor against the Lessee's obligations hereunder, shall be paid to the Lessee as provided in this Lease. Any amounts which are held by the Lessor pending payment to the Lessee shall, until paid to the Lessee or applied against the Lessee's obligations hereunder, be invested by the Lessor, as directed from time to time, in writing (and in the absence of a written direction by the Lessee, the Lessor shall invest such monies in direct obligations of the United States of America), by the Lessee and at the expense and risk of the Lessee, in the following securities (which in the case of securities referred to in subparagraphs (i) through (iv) of this Section 23.01(a) hereof shall mature within ninety (90) days of the date of purchase):

         (i) direct obligations of the United States of America; or

         (ii) obligations fully guaranteed by the United States of America; or

         (iii) certificates of deposit issued by, or bankers' acceptances of, or time deposits or a deposit account with, any bank, trust company or national banking association incorporated or doing business under the laws of the United States of America or one of its States (which may include the Owner Trustee or the Indenture Trustee in their respective individual capacities or any Affiliate thereof), having a combined capital and surplus of at least $500,000,000 and having a rating of "A" or better from Moody's or S&P; or

         (iv) commercial paper rated A-1/P-1 by S&P or Moody's, respectively (or if neither such organization shall rate such commercial paper at any time, a rating by any nationally recognized statistical rating organization in the United States of America equal to the highest rating assigned by such rating organization) (which may include commercial paper issued by the Owner Trustee or the Indenture Trustee in their respective individual capacities or any Affiliate thereof).

         (b) At any time any invested funds are distributed to the Lessee, there shall be promptly remitted to the Lessee any gain (including interest received) realized as the result of any investment pursuant to Section 23.01(a) hereof (net of any fees, commissions and other costs, Taxes and expenses, if any, incurred by the Lessor or the Owner Participant in connection with such investment), unless a Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing in which case such funds shall be applied in the same manner as the principal so invested. The Lessee shall be responsible for and will promptly pay to the Indenture Trustee or the Lessor, as the case may be, on demand, the amount of any loss realized as the result of any such investment (together with any fees, commissions and other costs, Taxes and expenses, if any, incurred by the Indenture Trustee or the Lessor or the Owner Participant in connection with such investment), such amount to be disposed of in accordance with the terms of the Indenture or the Lease, as the case may be.


                                  ARTICLE 24

                             CONCERNING THE LESSOR

         Section 24.01. Lessor's Entry Into Lease. Except as expressly provided herein, the Lessor and the Lessee agree that this Lease is executed by SSB not individually but solely as Owner Trustee under the Trust Agreement in the exercise of the power and authority conferred and vested in it as such Owner Trustee, that each and all of the representations, undertakings and agreements by the Lessor herein are for the purpose and with the intention of binding only the Lessor's Estate, and that in no case whatsoever shall SSB be personally liable for any loss in respect of such representations, undertakings and agreements, that actions to be taken by the Lessor pursuant to its obligations hereunder may, in certain instances, be taken by the Lessor only upon specific authority of the Owner Participant and the Indenture Trustee, that nothing herein contained shall be construed as creating any liability on SSB, individually or personally, to perform any covenant, either express or implied, herein, all such liability, if any, being expressly waived by the Lessee and by each and every Person now or hereafter claiming by, through or under the Lessee except with respect to the gross negligence or willful misconduct of SSB, and that so far as SSB, individually or personally is concerned, the Lessee and any Person claiming by, through or under the Lessee shall look solely to the Lessor's Estate for the performance by the Lessor of any of its obligations under this Lease; provided, that nothing in this Section 24.01 shall be construed to limit in scope or substance those representations and warranties of SSB in its individual capacity set forth in the Participation Agreement and the Trust Agreement. The term "Lessor" as used in this Lease shall include any trustee succeeding SSB as Owner Trustee under the Trust Agreement. Any obligation of the Lessor hereunder may be performed by the Owner Participant, and any such performance shall not be construed as revocation of the trust created by the Trust Agreement. Nothing contained in this Lease shall restrict the operation of the provisions of the Trust Agreement with respect to its revocation of the resignation or removal of the Owner Trustee hereunder.


                                  ARTICLE 25

                                    NOTICES

         Section 25.01. Notices. All notices, demands, declarations and other communications required by this Lease shall be in writing and shall be deemed received (a) if given by telecopier, when transmitted and the appropriate telephonic confirmation received if transmitted on a Business Day and during normal business hours of the recipient, and otherwise on the next Business Day following transmission, (b) if given by certified mail, return receipt requested, postage prepaid, five Business Days after being deposited in the United States mail and (c) if given by FedEx service (or, if a Default or Event of Default shall have occurred and be continuing, by other comparable courier service), when received or personally delivered, addressed:

         (a) If to the Lessee, to its office at 2005 Corporate Avenue, Memphis, Tennessee 38132, Attention: Senior Vice President and Chief Financial Officer with a copy to Senior Vice President and General Counsel; telephone (901) 395-3388, facsimile (901) 395-4758; or at such other address as the Lessee shall from time to time designate in writing to the Lessor, the Indenture Trustee and the Owner Participant;

         (b) If to the Lessor or Owner Trustee, to it c/o State Street Bank and Trust Company, Two International Place, 4th Floor, Boston, Massachusetts 02110, Attention: Corporate Trust Department; telephone
   (617) 664-5526, facsimile (617) 664-5371; or to such other address as the Lessor shall from time to time designate in writing to the Lessee and the Indenture Trustee, with a copy to Owner Participant at the Owner Participant's address as provided in subsection (c) below;

         (c) If to the Owner Participant, in accordance with the Participation Agreement; and

         (d) If to the Indenture Trustee, to its office at 79 South Main Street, Salt Lake City, Utah 84111, Attention: Corporate Trust Department, telephone (801) 246-5630, facsimile (801) 246-5053; or to such other address as the Indenture Trustee shall from time to time designate in writing to the Lessor, the Lessee and the Owner Participant.


                                ARTICLE 26

                               MISCELLANEOUS

         Section 26.01. Section Heading and Captions. All article and section headings and captions used in this Lease are purely for convenience and shall not affect the interpretation of this Lease.

         Section 26.02. References. Any reference to a specific article or section number shall be interpreted as a reference to that article or section of this Lease unless otherwise expressly provided.

         Section 26.03. APPLICABLE LAW. THIS LEASE SHALL IN ALL RESPECTS BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE BUT WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS, AND IS BEING DELIVERED IN NEW YORK.

         Section 26.04. Severability. Any provision of this Lease which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         Section 26.05. No Oral Modification. The terms and provisions of this Lease may not be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. Any such change, waiver, discharge or termination is also subject to the provisions of Section
8.01 and Article XIII of the Indenture.

         Section 26.06. Agreement as Chattel Paper. To the extent that this Lease constitutes chattel paper (as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction), no security interest in this Lease may be created through the transfer or possession of any counterpart other than the original chattel-paper counterpart, which shall be the counterpart containing the receipt executed by the Indenture Trustee on its signature page.

         Section 26.07. Counterparts. This Lease may be executed in any number of counterparts, each of which shall be an original (except that only the counterpart bearing the receipt executed by the Indenture Trustee shall be the original for purposes of perfecting a security interest therein as chattel paper under the Uniform Commercial Code), but all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Lease by signing any such counterpart.

         Section 26.08. Public Release of Information. Provided no Event of Default shall have occurred and be continuing, each party shall in each instance obtain the prior written approval of each party concerning the exact text and timing of news releases, articles and other informational releases to the public media concerning this Lease.


                                ARTICLE 27

                                TRUE LEASE

         Section 27.01. Intent of the Parties. It is the intent of the parties to this Lease that for all purposes (including, without limitation, U.S. Federal income tax purposes) this Lease will be a true lease, and that this Lease conveys to the Lessee no right, title or interest in the Aircraft except as a lessee.

         Section 27.02. Section 1110 Compliance. Notwithstanding any provision herein or elsewhere contained to the contrary, it is understood and agreed among the parties hereto that the transactions contemplated by this Lease and the other Operative Agreements are expressly intended to be, shall be and should be construed so as to be, entitled to the full benefits of
Section 1110 of the Bankruptcy Code and any successor provision thereof.

         Section 27.03. Finance Lease. This Lease is a "finance lease" within the meaning of Section 2-A--103(g) of the Uniform Commercial Code.

         IN WITNESS WHEREOF, the Lessor and the Lessee have each caused this Lease to be duly executed as of the date first above written.


LESSOR:                 STATE STREET BANK AND TRUST COMPANY OF
                        CONNECTICUT, NATIONAL ASSOCIATION,
                        not in its individual capacity,
                        but solely as Owner Trustee


                        By: ______________________________________________
                              Name:  Paul D. Allen
                              Title: Vice President



LESSEE:                 FEDERAL EXPRESS CORPORATION


                        By: _______________________________________________
                              Name:  Robert D. Henning
                              Title: Assistant Treasurer and
                                     Managing Director - Structured Finance


         Receipt of this original counterpart of the Lease is hereby acknowledged on this __ day of May 1997.

Indenture Trustee:         FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                           not in its individual capacity,
                           but solely as Indenture Trustee


                           By: _____________________________________________
                                 Name: Greg A. Hawley
                                 Title: Vice President

                                  SCHEDULE I

                                  DEFINITIONS
                (FEDERAL EXPRESS CORPORATION TRUST NO. N672FE)


GENERAL PROVISIONS

         The following terms shall have the following meanings for all purposes of the Operative Agreements (other than the Pass Through Agreement, the Series Supplements, the Intercreditor Agreement and the Liquidity Facilities) referred to below, unless otherwise defined in an Operative Agreement or the context thereof shall otherwise require. In the case of any conflict between the provisions of this Schedule and the provisions of any Operative Agreement, the provisions of such Operative Agreement shall control the construction of such Operative Agreement.

         Unless the context otherwise requires, (i) references to agreements shall be deemed to mean and include such agreements as amended and supplemented from time to time, and (ii) references to parties to agreements shall be deemed to include the successors and permitted assigns of such parties.

DEFINED TERMS:

         Additional Insured.  As defined in Article 13 of the Lease.

         Aeronautics Authority. As appropriate, the Federal Aviation Administration and/or the Administrator of the Federal Aviation Administration, any successor to the former United States Civil Aeronautics Board, or any Person, governmental department, bureau, commission or agency located in the United States succeeding to the functions of any of the foregoing.

         Affidavits. The affidavits of citizenship of the Owner Trustee and the Owner Participant.

         Affiliate. With respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this definition, "control" (including "controlled by" and "under common control with") shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities or by contract or otherwise. In no event shall the Owner Trustee or the Lessor be deemed an Affiliate of the Owner Participant.

         After-Tax Basis. A basis such that any payment to be received by a Person shall be supplemented by a further payment to such Person so that the sum of the two payments, after deduction of all Taxes resulting from the receipt or accrual of such payments, shall be equal to the payment to be received. In the case of amounts payable to the Lessor, the Owner Participant, or any corporate Affiliate of the Owner Participant, it shall be presumed that such Person is at all times subject to Federal income tax at the maximum marginal rate generally applicable to corporations from time to time and actual state, local and foreign income taxes.

         Air Carrier. Any U.S. Air Carrier and any "foreign air carrier" (as defined in the Transportation Code) as to which there is in force a permit granted under Section 41302 of the Transportation Code.

         Airbus Guaranty. The Guaranty to be dated the Delivery Date executed by the Manufacturer and guaranteeing AVSA's Warranty Bill of Sale.

         Aircraft. The Airframe to be sold by AVSA to the Owner Trustee as provided in the Participation Agreement and to be leased under the Lease (or any permitted substitute airframe thereunder) together with two Engines (whether either is an initial Engine or a Replacement Engine) whether or not any of such initial or Replacement Engines may from time to time be installed on such Airframe or may be installed on any other airframe or on any other aircraft, including any aircraft substituted pursuant to Section 11.03 of the Lease. Prior to delivery of the initial Lease Supplement, references in the Operative Agreements (including Section 3.05 of the Participation Agreement) to Aircraft shall mean the Airbus A300F4-605R airframe bearing FAA Registration Number N672FE and Manufacturer's serial number 779, together with two General Electric CF6-80C2-A5F engines.

         Airframe. The Airbus A300F4-605R aircraft (excluding the Engines or engines from time to time installed thereon) to be leased by the Lessor to the Lessee pursuant to the Lease and the initial Lease Supplement and having the United States FAA Registration Number initially and manufacturer's serial number specified in the initial Lease Supplement, including (i) all Parts in respect thereof and (ii) any Replacement Airframe which may be substituted pursuant to Section 11.03 of the Lease.

         Ancillary Agreement. Any written agreement of the Lessee to which the Lessor is a party or to which the Lessor has consented in writing entered into on or prior to the Delivery Date or any date thereafter in connection with the transactions contemplated by the Operative Agreements, as such agreement may be amended and supplemented from time to time with the consent of the Lessor and delivered to the Owner Trustee, the Indenture Trustee, the Pass Through Trustee, the Subordination Agent, each Liquidity Provider and the Owner Participant.

         Ancillary Agreement I. The Ancillary Agreement I (Federal Express Corporation Trust No. N672FE), dated the Certificate Closing Date, among the Lessee, the Owner Trustee, not in its individual capacity, but solely as Owner Trustee, the Owner Participant and the Indenture Trustee not in its individual capacity, but solely as Indenture Trustee, as originally executed or as amended, modified or supplemented with the consent of all the parties thereto.

         Ancillary Agreement II. The Ancillary Agreement II (Federal Express Corporation Trust No. N672FE), dated the Certificate Closing Date, among the Lessee, the Owner Trustee, not in its individual capacity, but solely as Owner Trustee, the Owner Participant and the Indenture Trustee not in its individual capacity, but solely as Indenture Trustee, as originally executed or as amended, modified or supplemented with the consent of all the parties thereto.

         Application. The application for registration of the Aircraft with the FAA in the name of the Owner Trustee.

         Appraisal. The report prepared by BK Associates, Inc. and to be delivered to the Owner Participant (with an abbreviated report to the Lessee) on the Delivery Date pursuant to Section 4.02(h) of the Participation Agreement.

         Assignment and Assumption Agreement. Any agreement delivered in compliance with Section 7.03(d) of the Participation Agreement.

         Average Life Date. For any Certificate, the date which follows the prepayment date by a period equal to the Remaining Weighted Average Life of such Certificate.

         AVSA. AVSA S.A.R.L., a societe a responsabilite limitee, organized and existing under the laws of France.

         AVSA Consent and Agreement. The Consent and Agreement dated as of May 1, 1997, executed by AVSA.

         AVSA's FAA Bill of Sale. The bill of sale for the Airframe on AC Form 8050-2, or such other form as may be approved by the Aeronautics Authority, executed by AVSA in favor of the Owner Trustee and to be dated the Delivery Date.

         AVSA's Warranty Bill of Sale. The full warranty bill of sale covering the Aircraft (and specifically referring to each Engine) executed by AVSA as owner of the Aircraft in favor of the Owner Trustee and to be dated the Delivery Date.

         Bankruptcy Code. The Federal Bankruptcy Code of 1978, as amended, and any successor thereto.

         Bankruptcy Default.  An event specified in Section 16.01(e), (f) or
(g) of the Lease which either does or, with the giving of notice or lapse of time or both, would constitute an Event of Default.

         Basic Rent. The aggregate periodic rent payable for the Aircraft throughout the Basic Term pursuant to Section 3.02 of the Lease, adjusted pursuant to Article 3 of the Lease.

         Basic Term. The period commencing at the beginning of the day on the Delivery Date and ending at the end of the day on November 19, 2020, or such earlier date on which the Lease shall be terminated as provided therein.

         Beneficial Interest. The interest of the Owner Participant under the Trust Agreement.

         Business Day. Any day on which commercial banks are not authorized or required to close in New York, New York, Memphis, Tennessee and the city in the United States in which the office or agency is maintained by the Pass Through Trustee for the payment of the Pass Through Certificates, and after the Lien of the Indenture is discharged, Boston, Massachusetts.

         Certificate Closing Date. The date of the closing with respect to the purchase of Certificates by the Pass Through Trustee contemplated by Section 2.01(b) of the Participation Agreement.

         Certificates. The Equipment Trust Certificates (Federal Express Corporation Trust No. N672FE), issued by the Owner Trustee pursuant to the Indenture and any certificate issued in exchange therefor or replacement thereof pursuant to the Indenture.

         Change in Tax Law. Any change to the Code or the Treasury regulations promulgated thereunder or the publication of any revenue ruling, revenue procedure or any informational release by the Internal Revenue Service or the Department of Treasury either of which would change or would allow a change in the tax assumptions or structure upon which the lease economics were based, provided that the Owner Participant or the Lessee has notified the other party of such change in writing prior to the Delivery Date.

         Change in Tax Rate. Any amendment, modification, deletion, addition, or change to the Code which is enacted into law after the Delivery Date which changes the highest marginal statutory rate of Federal income tax applicable to the Owner Participant (other than a change which is in the nature of a minimum tax).

         Citizen of the United States. A citizen of the United States as defined in Section 40102(a)(15) of the Transportation Code, or any analogous part of any successor or substituted legislation or regulation at the time in effect.

         Class A Liquidity Provider.  Has the meaning specified in Section
1.01 of the Intercreditor Agreement.

         Class B Liquidity Provider.  Has the meaning specified in Section
1.01 of the Intercreditor Agreement.

         Closings. The closing with respect to the acquisition of the Pass Through Certificates by the Underwriters and the closing with respect to the acquisition of Certificates by the Pass Through Trustee.

         Code. Except as otherwise provided, the Internal Revenue Code of 1986, as amended from time to time.

         Collateral Account. The deposit account established and maintained pursuant to Section 2.13 of the Indenture.

         Collateral Account Control Agreement. The Collateral Account Control Agreement dated as of May 1, 1997 among State Street Bank and Trust Company, the Indenture Trustee and the Owner Trustee.

         Commitment. The amount of the Owner Participant's participation in the Purchase Price required to be made available or paid as provided in
Section 3.02 of the Participation Agreement.

         Consent and Agreement. The Consent and Agreement dated as of May 1, 1997 executed by the Manufacturer.

         Consent and Guaranty. The Consent and Guaranty of the Manufacturer attached to the Purchase Agreement.

         Corporate Trust Administration. The Corporate Trust Administration office of the Owner Trustee located at 750 Main Street, Hartford, Connecticut 06103, Attention: Corporation Trust Administration, or such other office at which the Owner Trustee's corporate trust business shall be administered which the Owner Trustee shall have specified by notice in writing to the Lessee, the Owner Participant and the Indenture Trustee.

         Corporate Trust Department. The Corporate Trust Department office of the Indenture Trustee located at 79 South Main Street, Salt Lake City, Utah 84111, Attention: Corporate Trust Department, or such other office at which the Indenture Trustee's corporate trust business shall be administered which the Indenture Trustee shall have specified by notice in writing to the Lessee, the Owner Participant and the Owner Trustee.

         CRAF Program. Has the meaning specified in Section 7.01(f) of the Lease.

         Cut-Off Date.  November 17, 1997.

         Debt Portion. The amount specified as such on Schedule IV to the Participation Agreement.

         Debt Rate. The weighted average (based on Outstanding principal amount) rate of interest on the Certificates issued pursuant to the Indenture.

         Default. Any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Event of Default.

         Delivery Date. The date on which the Aircraft is delivered and sold by AVSA to the Lessor and leased by the Lessor to the Lessee under the Lease, which date shall also be the date of the initial Lease Supplement.

         Delivery Notice. Notice of the Aircraft's Delivery Date, given by the Lessee as provided in Section 3.01 of the Participation Agreement and including any notice with respect to a postponed Delivery Date given by the Lessee pursuant to Section 3.05(c) of the Participation Agreement.

         Eligible Deposit Account. Either (a) a segregated account with an Eligible Institution or (b) a segregated trust account with the corporate trust department of a depository institution with corporate trust powers organized under the laws of the United States or any state thereof, or the District of Columbia, and whose deposits are insured by the Federal Deposit Insurance Corporation, provided that such institution also has a combined capital and surplus of at least $100,000,000 and a rating of A or better from the Thomson Bank Watch.

         Eligible Institution. A depository institution organized under the laws of the United States or any one of the states thereof, or the District of Columbia, or any domestic branch of a foreign bank, which in any such case at all times (a) has either (x) a long-term unsecured debt rating of at least Aa2 by Moody's or (y) a short-term certificate of deposit rating of P-1 by Moody's, (b) has either (x) a long-term unsecured debt rating of a least AA by S&P or (y) a short-term certificate of deposit rating of A-1+ by S&P and (c) is a member of the Federal Deposit Insurance Corporation.

         Engine. Each of the two General Electric CF6-80C2-A5F engines listed by its manufacturer's serial number in the initial Lease Supplement and leased pursuant to the Lease, whether or not from time to time installed on the Airframe or installed on any other airframe or on any other aircraft, and any Replacement Engine which may from time to time be substituted for an Engine pursuant to Section 7.02(a)(vii), 10.02(c), 10.03, 11.03, 11.04 or 12.02 of
the Lease, together with all Parts related thereto. Except as otherwise provided, at such time as a Replacement Engine shall be so substituted and the Engine for which the substitution is made shall be released from the Lien of the Indenture, such replaced Engine shall cease to be an "Engine" under the Lease. The term "Engines" means, as of any date of determination, both Engines then leased to the Lessee pursuant to the Lease.

         Engine Consent. The Engine Consent dated as of May 1, 1997, executed by the Engine Manufacturer.

         Engine Manufacturer. General Electric Company, a New York corporation.

         Engine Warranty Assignment. The Engine Warranty Assignment (Federal Express Corporation Trust No. N672FE), dated as of May 1, 1997 between the Lessor and the Lessee.

         ERISA. The Employee Retirement Income Security Act of 1974, as amended.

         ERISA Plan. As defined in Section 8.01(b)(xii) of the Participation Agreement.

         Estimated Expense Amount. Has the meaning specified in Section 10.01(a) of the Participation Agreement.

         Event of Default. Each of the events specified in Article 16 of the Lease.

         Event of Loss. Any of the following events with respect to the Aircraft, the Airframe or any Engine: (i) loss of such property or its use (A) for a period in excess of 60 days due to theft or disappearance or such longer period, not to exceed 180 days from the end of such initial 60-day period, if and so long as the location of such property is known to the Lessee and the Lessee is diligently pursuing recovery of such property, or to the end of the Term, if less (unless such theft or disappearance constitutes an Event of Loss pursuant to (i)(B) or (ii) hereof) or (B) for a period in excess of 60 days due to the destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use by Lessee for any reason whatsoever;
(ii) any damage to such property which results in an insurance settlement with respect to such property on the basis of a total loss, or constructive or compromised total loss; (iii) (1) condemnation, confiscation or seizure of, or requisition of title to such property by the Government, any foreign government or purported government or any agency or instrumentality thereof, or (2) condemnation, confiscation, or seizure of, or requisition or taking of, use of such property (A) by a foreign government or instrumentality or agency of any such foreign government, for a period in excess of 180 days (or such shorter period ending on the earlier of the expiration of the Term or on the date on which an insurance settlement with respect to such property on the basis of a total loss or constructive or compromised total loss shall occur) or (B) by the Government for a period extending beyond the Term; and (iv) as a result of any law, rule, regulation, order or other action by the Aeronautics Authority or other governmental body having jurisdiction, the use of the Aircraft or Airframe in the normal course of air transportation of cargo shall have been prohibited by virtue of a condition affecting all Airbus A300-600 series aircraft equipped with engines of the same make and model as the Engines for a period of twelve (12) consecutive months, unless the Lessee, prior to the expiration of such twelve (12) month period, shall be diligently carrying forward all steps which are necessary or desirable to permit the normal use of the Aircraft or Airframe or, in any event, if such use of the Aircraft or the Airframe shall have been prohibited for a period of twenty-four (24) consecutive months or until the end of the Term, if earlier. The date of such Event of Loss shall be (s) the 61st day or the 241st day, as the case may be, following loss of such property or its use due to theft or disappearance (or the end of the Term or the Lessee's abandonment of diligent efforts to recover such property, if earlier); (t) the 61st day following the date of any destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use; (u) the date of any insurance settlement on the basis of a total loss or constructive or compromised total loss; (v) the date of any condemnation, confiscation, seizure or requisition of title of such property; (w) the 181st day following condemnation, confiscation, seizure or requisition for use of such property by a foreign government referred to in clause (iii)(2)(A) above (or the end of the Term or the date of any insurance settlement described therein, if earlier than such 181st day); (x) the last day of the Term in the case of requisition for use of such property by the Government; (y) the last day of the 12 month or 24 month period, referred to in clause (iv) above (or if earlier, the end of the Term or abandonment of the Lessee's efforts to restore the normal use of the Aircraft). An Event of Loss with respect to the Aircraft shall be deemed to have occurred if any Event of Loss occurs with respect to the Airframe.

         Excepted Payments. Collectively, (i) indemnity, expense, reimbursement or other payments paid or payable by the Lessee in respect of the Owner Participant, the Owner Trustee in its individual capacity or any of their respective successors, permitted assigns, directors, officers, employees, servants and agents or Affiliates, pursuant to the Participation Agreement or any other Operative Agreement or any indemnity hereafter granted to the Owner Participant or the Owner Trustee in its individual capacity pursuant to the Lease or the Participation Agreement, (ii) proceeds of public liability insurance (or government indemnities in lieu thereof) in respect of the Aircraft payable as a result of insurance claims paid for the benefit of, or losses suffered by, the Owner Trustee or the Indenture Trustee in their respective individual capacities or by the Owner Participant, or their respective successors, permitted assigns or Affiliates, (iii) proceeds of insurance maintained with respect to the Aircraft by the Owner Participant (whether directly or through the Owner Trustee) maintained in accordance with
Section 13.05 of the Lease but not required under Article 13 of the Lease,
(iv) payments of Supplemental Rent by the Lessee in respect of any amounts payable under the Tax Indemnity Agreement, (v) any purchase price paid to the Owner Participant for its interest in the Trust Estate pursuant to Section 7.03(d) of the Participation Agreement, (vi) subject to Section 3.05 of the Lease, payments constituting increases in Basic Rent attributable to payments arising pursuant to Section 5 of the Tax Indemnity Agreement, (vii) any payments in respect of interest to the extent attributable to payments referred to in clauses (i) through (vi) above and (viii) any right to demand, collect or otherwise receive and enforce the payment of any amount described in clauses (i) through (v) and (vii) above (except with respect to interest attributable to payments referred to in clause (vi) above).

         Expense; Expenses. Have the meaning specified in Section 9.01(a) of the Participation Agreement.

         Fair Market Renewal Term. A term with respect to which the Lessee has exercised its option to renew the Lease pursuant to the second paragraph of
Section 4.01(a) thereof and with respect to which the conditions set forth in such Section 4.01(a) are met.

         Fair Market Rental. An amount determined on the basis of, and equal in amount to, the rental which would be obtained in an arm's-length transaction between an informed and willing lessee and an informed and willing lessor unaffiliated with such lessee, neither being under any compulsion to lease. In such determination, it shall be assumed that the Aircraft is in the condition required under the Lease in the case of return of the Aircraft pursuant to Article 12 of the Lease and Fair Market Rental shall be determined in accordance with the provisions of Section 4.03 of the Lease.

         Fair Market Value. An amount determined on the basis of, and equal in amount to, the value which would be obtained in an arm's-length transaction between an informed and willing purchaser under no compulsion to buy and an informed and willing seller unaffiliated with such purchaser and under no compulsion to sell, assuming the Aircraft (or other property) is unencumbered by the Lease. In such determination, except for purposes of Section 17.01 of the Lease (when it shall be determined based upon the actual condition and location of the Aircraft), it shall be assumed that the Aircraft is in the condition required under the Lease in the case of return of the Aircraft pursuant to Article 12 of the Lease and Fair Market Value shall be determined in accordance with the provisions of Section 4.03 of the Lease.

         Federal Aviation Administration; FAA. The United States Federal Aviation Administration and any successor agency or agencies thereto.

         Final Drawing. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Fixed Renewal Rent. Semi-annual payments of rent during the Fixed Renewal Term equal to the lesser of (i) Fair Market Rental as determined as of the commencement of such Fixed Renewal Term and (ii) 50% of the average actual semi-annual Basic Rent payable during the Basic Term.

         Fixed Renewal Term. The term with respect to which the Lessee has exercised its option to renew the Lease pursuant to the first paragraph of
Section 4.01(a) thereof and with respect to which the conditions set forth in such Section 4.01(a) are met.

         FPO Price. Has the meaning set forth in Section 4.02(a)(F) of the Lease.

         French Pledge Agreement. The French Pledge Agreement dated as of May 1, 1997 between the Owner Trustee and the Indenture Trustee.

         FSB. First Security Bank, National Association, a national banking association.

         Government. The United States of America or an agency or instrumentality thereof the obligations of which bear the full faith and credit of the United States of America.

         GTA. The General Terms Agreement dated as of July 3, 1991 between the Engine Manufacturer and the Lessee related to the purchase by the Lessee of the Engines as originally executed or as modified, amended or supplemented in accordance with the terms thereof, but only insofar as the General Terms Agreement relates to the Engines, to the extent assigned to the Owner Trustee pursuant to the Engine Warranty Assignment.

         Holder of a Certificate; Certificate Holder; Holder. As of any particular time, the Person in whose name a Certificate shall be registered (but not including the holder of any Pass Through Certificate).

         Indemnitee. Each of SSB, in its individual capacity and as Owner Trustee and Lessor, the Subordination Agent, in its individual capacity and in its capacity as Subordination Agent, each Liquidity Provider, the Owner Participant, the Indenture Trustee, in its individual capacity and as trustee, the Owner Participant Guarantor and any successor (including any trustee which may succeed to the Lessor's interest under the Lease), Affiliate, assign, officer, director, employee, agent and servant of any of the foregoing, the Lessor's Estate and the Trust Indenture Estate. Neither the Pass Through Trustee nor any holder of a Pass Through Certificate shall be deemed to be an Indemnitee.

         Indenture. The Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N672FE), dated as of May 1, 1997, between the Lessor and the Indenture Trustee, as supplemented by the Indenture and Security Agreement Supplement.

         Indenture and Security Agreement Supplement. The Indenture and Security Agreement Supplement No. 1 (Federal Express Corporation Trust No. N672FE) to be dated the Delivery Date, substantially in the form of Exhibit A to the Indenture.

         Indenture Default. Any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Indenture Event of Default.

         Indenture Documents. Has the meaning specified in the Granting Clause of the Indenture.

         Indenture Event of Default.  Each of the events specified in Section
7.01 of the Indenture.

         Indenture Trustee. First Security Bank, National Association, a national banking association, not in its individual capacity but solely as Indenture Trustee under the Indenture.

         Indenture Trustee's Liens. Any Lien against, on or with respect to the Aircraft, the Lessor's Estate or the Trust Indenture Estate or any part thereof resulting from (i) claims against the Indenture Trustee not related to the administration of the Trust Indenture Estate or any transactions pursuant to the Indenture or any document included in the Trust Indenture Estate, (ii) any act or omission of the Indenture Trustee which is not related to the transactions contemplated by the Operative Agreements or is in violation of any of the terms of the Operative Agreements or (iii) Taxes imposed against the Indenture Trustee in its individual capacity in respect of which the Lessee has not indemnified (and is not obligated to indemnify) the Indenture Trustee in such capacity.

         Independent Appraisal.  An appraisal conducted pursuant to Section
4.03 of the Lease.

         Independent Investment Banker. An independent investment banking institution of national standing appointed by the Lessee that is independent in fact, does not have any direct financial interests, or any material indirect financial interest, in the Lessee or any Affiliate of the Lessee, and is not connected with the Lessee or any Affiliate of the Lessee, as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, that if the Indenture Trustee shall not have received written notice of such an appointment at least 10 days prior to the Prepayment Date, "Independent Investment Banker" shall mean such an institution appointed by the Indenture Trustee.

         Intercreditor Agreement. The Intercreditor Agreement dated as of May 1, 1997, among the Pass Through Trustee, the Class A Liquidity Provider, the Class B Liquidity Provider and the Subordination Agent.

         Interest Drawing. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Invoice.  The invoice for the Aircraft given by AVSA to the Lessor.

         Lease. The Lease Agreement (Federal Express Corporation Trust No. N672FE) dated as of May 1, 1997, entered into by the Lessor and the Lessee concurrently with the execution and delivery of the Indenture, including, without limitation, supplementation by one or more Lease Supplements entered into pursuant to the applicable provisions of the Lease.

         Lease Supplement. The Lease Supplement No. 1 (Federal Express Corporation Trust No. N672FE) to be dated the Delivery Date, substantially in the form of Exhibit A to the Lease.

         Lease Term. The period commencing on the Delivery Date and ending at the end of the Basic Term.

         Lessee.  Federal Express Corporation, a Delaware corporation.

         Lessee Documents. Has the meaning set forth in Section 6.01(b) of the Participation Agreement.

         Lessor. State Street Bank and Trust Company of Connecticut, National Association, a national banking association, not in its individual capacity but solely as Owner Trustee under the Trust Agreement.

         Lessor's Estate. All estate, right, title and interest of the Owner Trustee in and to the Collateral Account, the Liquid Collateral, the Aircraft, the Lease, any Lease Supplement, the Participation Agreement, AVSA's FAA Bill of Sale, AVSA's Warranty Bill of Sale, the Airbus Guaranty, the Purchase Agreement, the Purchase Agreement Assignment, the Consent and Agreement, the AVSA Consent and Agreement, the Consent and Guaranty (to the extent assigned by the Purchase Agreement Assignment), any Ancillary Agreement, the GTA, the Engine Warranty Assignment, the Engine Consent, any warranty with respect to the Airframe and the Engines, all amounts of Basic Rent and Supplemental Rent, including without limitation, insurance proceeds (other than insurance proceeds payable to or for the benefit of the Owner Trustee in its individual capacity or the Owner Participant) and requisition, indemnity or other payments of any kind for or with respect to the Aircraft (except amounts owing to the Owner Participant, to the Indenture Trustee, to the Owner Trustee in its individual capacity, or to any of their respective directors, officers, employees and agents pursuant to Articles 8 and 9 of the Participation Agreement), and all other property of the Owner Trustee purportedly subjected to the Lien of the Indenture by the Granting Clause thereof; provided that in no event shall "Lessor's Estate" include any Excepted Payment.

         Lessor's Liens. Liens against, on or with respect to the Aircraft, the Lessor's Estate or the Trust Indenture Estate or any part thereof, title thereto or any interest therein arising as a result of (i) claims against the Lessor, in its individual capacity or as Owner Trustee, or the Owner Participant, in each case not related to the transactions contemplated by the Operative Agreements, (ii) acts or omissions of the Lessor in its individual capacity or as Owner Trustee, and, in the case of the Lessor in its individual capacity, arising from its gross negligence or willful misconduct or expressly prohibited under the Operative Agreements and any act or omission of the Owner Participant which is in violation of any of the terms of the Operative Agreements, (iii) Taxes or Expenses imposed against the Lessor, in its individual capacity or as Owner Trustee, Owner Participant, Lessor's Estate or the trust created by the Trust Agreement which are not required to be indemnified against by the Lessee pursuant to the Participation Agreement by reason of Section 8.01(b) or 9.01(b) thereof and which are not required to be indemnified against by the Lessee pursuant to the Tax Indemnity Agreement, or
(iv) claims against the Lessor or the Owner Participant arising from the voluntary transfer by the Lessor or the Owner Participant of its interests in the Aircraft other than a transfer of the Aircraft pursuant to Section 4.02(a) or Article 10 or 11 of the Lease and other than a transfer pursuant to the exercise of the remedies set forth in Article 17 of the Lease.

         Lien. Any mortgage, pledge, lien, charge, encumbrance, lease or security interest or other similar interest.

         Liquid Collateral. All amounts and securities deposited from time to time in the Collateral Account and all the products, investments, earnings and proceeds of the foregoing, including, but not limited to, all proceeds of the investment or conversion thereof, voluntary or involuntary, into cash, Specified Investments or other property, all rights to payment of any and every kind, and other forms of obligations, and instruments and other property which at any time constitute all or part or are included in the proceeds of any of the foregoing.

         Liquidity Facility. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Liquidity Provider. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Losses. Has the meaning specified in Section 17.02(a) of the Participation Agreement.

         Loss Payee. Has the meaning specified in Section 13.02(b)(i) of the Lease.

         Majority in Interest of Certificate Holders. As of a particular date of determination, the Holders of more than 50% of the aggregate unpaid principal amount of all Certificates outstanding as of such date excluding for purposes of this definition any Certificates held by (i) the Owner Trustee or the Owner Participant or any interests of the Owner Participant unless all Certificates then outstanding shall be held by the Owner Participant, (ii) the Lessee or (iii) any Affiliate of any thereof.

         Make-Whole Premium. An amount determined as of the day before the applicable Prepayment Date (or date of purchase, as the case may be) which an Independent Investment Banker determines to be equal to the excess, if any, of
(i) the present value of the remaining scheduled payments of such principal amount or portion thereof and interest thereon (excluding interest accrued from the immediately preceding Payment Date to such Prepayment Date or date of purchase, as the case may be) to the Maturity of such Certificate in accordance with generally accepted financial practices assuming a 360-day year consisting of twelve 30-day months at a discount rate equal to the Treasury Yield, all as determined by the Independent Investment Banker over (ii) the outstanding principal amount of such Certificate plus accrued interest.

         Manufacturer. Airbus Industrie G.I.E., a groupement d'interet economique formed under the laws of France.

         Maturity. With respect to any Certificate, the date on which the final principal amount of such Certificate is scheduled to be due and payable.

         Moody's.  Moody's Investors Service, Inc.

         Net Present Value of Rents. The net present value, as of the Delivery Date, of Basic Rent set forth in Schedule II of the Lease, discounted at a rate equal to the Debt Rate per annum compounded semi-annually.

         Non-U.S. Person.  Any Person other than a U.S. Person.

         Obsolete Parts. Parts which are severable from the Aircraft in accordance with clauses (ii) and (iii) of the proviso to Section 9.02(b) of the Lease and the Lessee in good faith determines to be obsolete or no longer suitable or appropriate for use on the Airframe or any Engine.

         Officer's Certificate. When delivered pursuant to the Indenture, a certificate signed by a Responsible Officer of the Lessee or the Owner Trustee, as the case may be, and delivered to the Indenture Trustee. Each such certificate shall include the statements provided for in Section 15.07 of the Indenture.

         Operative Agreements. The Participation Agreement, the Trust Agreement, AVSA's FAA Bill of Sale, AVSA's Warranty Bill of Sale, the Airbus Guaranty, the Purchase Agreement, the Purchase Agreement Assignment, the GTA, the Engine Warranty Assignment, the French Pledge Agreement, the Lease, the Lease Supplement, the Owner Participant Guaranty, the Owner Trustee Guaranty, if any, any Ancillary Agreement entered into by or with the written consent of the Indenture Trustee, which by its terms is an Operative Agreement, the Certificates outstanding at the time of reference, the Indenture, the Indenture and Security Agreement Supplement, the Consent and Agreement, the AVSA Consent and Agreement, the Consent and Guaranty (to the extent assigned by the Purchase Agreement Assignment), the Engine Consent, the Tax Indemnity Agreement, each Liquidity Facility, the Intercreditor Agreement, the Collateral Account Control Agreement and any Assignment and Assumption Agreement.

         Opinion of Counsel. When delivered pursuant to the Indenture, a written opinion of legal counsel, who in the case of counsel (a) for the Lessee may be (i) an attorney employed by the Lessee who is generally empowered to deliver such written opinions, (ii) Davis Polk & Wardwell or a successor firm or (iii) other counsel designated by the Lessee and reasonably satisfactory to the Indenture Trustee and (b) for the Owner Trustee or the Indenture Trustee, an attorney selected by such Person and, in the case of the Owner Trustee, reasonably satisfactory to the Indenture Trustee.

         Outstanding. When used with respect to Certificates, as of the date of determination and subject to the provisions of Section 10.04 of the Indenture, all Certificates theretofore executed and delivered under the Indenture, with the exception of the following:

         (i) Certificates theretofore cancelled by the Indenture Trustee or delivered to the Indenture Trustee for cancellation pursuant to
         Section 2.08 of the Indenture or otherwise;

         (ii) Certificates for which prepayment money in the necessary amount has been theretofore deposited with the Indenture Trustee in trust for the Holders of such Certificates pursuant to Section 14.01 of the Indenture; provided, that if such Certificates are to be prepaid, notice of such prepayment has been duly given pursuant to the Indenture or provision therefor satisfactory to the Indenture Trustee has been made; and

         (iii) Certificates in exchange for or in lieu of which other Certificates have been executed and delivered pursuant to Article II of the Indenture.

         Owner Participant. The trustor originally named in the Trust Agreement and any successor thereto, and any Person to which the Owner Participant transfers, in accordance with the Trust Agreement, its right, title and interest in and to the Operative Agreements and the Lessor's Estate.

         Owner Participant Guarantor. Philip Morris Capital Corporation, a Delaware corporation, and any other provider of an Owner Participant Guaranty.

         Owner Participant Guaranty. The Owner Participant Guaranty dated the Certificate Closing Date by the Owner Participant Guarantor in favor of the Lessee, the Owner Trustee, the Indenture Trustee and the Pass Through Trustee, and any guaranty delivered in compliance with Section 7.03(d) of the Participation Agreement.

         Owner Trustee. SSB, not in its individual capacity except as otherwise expressly stated, but solely as Owner Trustee under the Trust Agreement.

         Owner Trustee Guarantor.  The provider of an Owner Trustee Guaranty.

         Owner Trustee Guaranty.  Any guaranty delivered in compliance with
Section 11.01(b)(ii) of the Participation Agreement.

         Owner's Economic Return. The Owner Participant's anticipated net after-tax book yield and aggregate after-tax cash during the Basic Term utilizing the multiple investment sinking fund method of analysis, computed on the basis of the same methodology and assumptions as were utilized by the Owner Participant in determining Basic Rent, Stipulated Loss Value and Termination Value percentages, as the case may be, as such assumptions may be adjusted for events which have been the basis of adjustments to Rent pursuant to Section 3.04 of the Lease.

         Participation Agreement. The Participation Agreement (Federal Express Corporation Trust No. N672FE), dated as of May 1, 1997, among the Lessee, the Owner Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as owner trustee, the Owner Participant, the Indenture Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as indenture trustee, the Pass Through Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as pass through trustee and the Subordination Agent not in its individual capacity except as otherwise expressly provided therein, but solely as subordination agent.

         Parts. All appliances, parts, components, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature (other than complete Engines or engines) which may from time to time be incorporated or installed in or attached to the Airframe or any Engine or title to which remains vested in the Lessor pursuant to Article 8 of the Lease.

         Pass Through Agreement. The Pass Through Trust Agreement dated as of May 1, 1997 between the Lessee and the Pass Through Trustee.

         Pass Through Certificates. Any of the Pass Through Certificates, 1997-1-A, the Pass Through Certificates, 1997-1-B or the Pass Through Certificates, 1997-1-C, in each case as issued by the related Pass Through Trust; and "Pass Through Certificates" means all of the Pass Through Certificates issued by each of the Pass Through Trusts.

         Pass Through Closing Date. The Business Day on which the sale of the Pass Through Certificates to the Underwriters pursuant to the Underwriting Agreement takes place.

         Pass Through Trust. The Federal Express Corporation 1997-1 Pass Through Trust Class A, Federal Express Corporation 1997-1 Pass Through Trust Class B and Federal Express Corporation 1997-1 Pass Through Trust Class C, in each case formed pursuant to the related Series Supplement in accordance with the Pass Through Agreement; and "Pass Through Trusts" means all of such Pass Through Trusts.

         Pass Through Trustee. First Security Bank, National Association, a national banking association, in its capacity as Pass Through Trustee under the Pass Through Agreement and each Pass Through Trust.

         Past Due Rate. In respect of (A) any amount payable to the Owner Participant or the Owner Trustee a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to 2% plus the Debt Rate and (B) any principal of or interest on any Certificate or any other amount payable under the Indenture, any Certificate or any other Operative Agreement that is not paid when due (whether at Maturity, by acceleration, by optional or mandatory prepayment or otherwise) to any Holder, the Indenture Trustee or the Pass Through Trustee, a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to (i) in the case of any such amount payable to the Holder of any Certificate, 2% plus the interest rate applicable to such Certificate and (ii) in the case of any other such amount, 2% plus the Debt Rate.

         Payment Date.  Each January 15 and July 15 commencing on July 15,
1997.

         Payment Default. Any event specified in Section 16.01(a) or 16.01(b) of the Lease which with the giving of notice or lapse of time or both would constitute an Event of Default.

         Permitted Investments. Those investments enumerated in Section 23.01(a) (i), (ii), (iii) and (iv) of the Lease.

         Person. Any individual, sole proprietorship, partnership, joint venture, joint stock company, trust, unincorporated organization, association, corporation, institution, entity or government (federal, state, local, foreign or any agency, instrumentality, division or body thereof).

         Preliminary Notice. Has the meaning specified in Section 4.01(a) of the Lease.

         Premium Termination Date. With respect to the Series A Certificates, December 27, 2011, with respect to the Series B Certificates, February 5, 2010 and with respect to the Series C Certificates, March 22, 2007.

         Prepayment Date. Has the meaning specified in Section 6.02(b) of the Indenture.

         Prepayment Price. Has the meaning specified in Section 6.02(b) of the Indenture.

         Principal Amount. With respect to a Certificate means the stated original principal amount of such Certificate and, with respect to all Certificates, means the aggregate stated original principal amounts of all Certificates.

         Property.   Any right or interest in or to property of any kind
whatsoever, whether real, personal or mixed and whether tangible or intangible.

         Proposed Termination Date. The proposed date of termination of the Lease as specified by the Lessee in its notice given pursuant to Section 10.01 thereof.

         Purchase Agreement. The Airbus A300-600R Freighter Purchase Agreement, dated as of July 3, 1991 between AVSA and the Lessee, including all exhibits, appendices and letter agreements attached thereto as originally executed or as modified, amended or supplemented in accordance with the terms thereof, but only to the extent that the foregoing relates to the Aircraft and to the extent assigned pursuant to the Purchase Agreement Assignment.

         Purchase Agreement Assignment. The Purchase Agreement Assignment (Federal Express Corporation Trust No. N672FE), dated as of May 1, 1997 between the Lessor and the Lessee.

         Purchase Price.  Has the meaning specified in Ancillary Agreement II.

         Record Date. With respect to Payment Dates under the Indenture (except a date for payment of defaulted interest), December 31 for January 15 Payment Dates and June 30 for July 15 Payment Dates, whether or not such date is a Business Day.

         Recourse Amount. Has the meaning specified in Section 17.10 of the Participation Agreement.

         Refinancing.  A non-recourse loan to the Lessor arranged pursuant to
Section 15.01 of the Participation Agreement.

         Register.  Has the meaning set forth in Section 3.02 of the Indenture.

         Registrar. Has the meaning set forth in Section 3.02 of the Indenture.

         Regulation D. Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

         Related Indentures. Collectively, the Trust Indenture and Security Agreement for each of Federal Express Corporation Trust Nos. N670FE, N671FE, N673FE, N674FE, N583FE and N584FE, each dated as of May 1, 1997, between the Owner Trustee and the Indenture Trustee, the Trust Indenture and Security Agreement for Federal Express Corporation Trust No. N581FE, dated as of May 1, 1997, between Wilmington Trust Company, as owner trustee and the Indenture Trustee, and the Trust Indenture and Security Agreement for Federal Express Corporation Trust No. N587FE, dated as of December 1, 1996, as amended and restated as of May 1, 1997, between Wilmington Trust Company, as owner trustee and the Indenture Trustee.

         Remaining Weighted Average Life. On a given date with respect to any Certificate the number of days equal to the quotient obtained by dividing (i) the sum of each of the products obtained by multiplying (a) the amount of each then remaining scheduled payment of principal of such Certificate by (b) the number of days from and including such prepayment date to but excluding the dates on which each such payment of principal is scheduled to be made; by (ii) the then outstanding principal amount of such Certificate.

         Renewal Rent. The amount payable by the Lessee as rent in accordance with Section 4.01 of the Lease during any Renewal Term.

         Renewal Term. One or more terms with respect to which the Lessee has exercised its option to renew the Lease pursuant to Section 4.01(a) thereof.

         Rent. All payments due from the Lessee under the Lease as Basic Rent, Renewal Rent and Supplemental Rent, collectively.

         Rent Payment Date. November 19, 2020 and each January 15 and July 15 commencing on January 15, 1998.

         Reoptimization Date. Has the meaning specified in Section 15.02(a) of the Participation Agreement.

         Replacement Aircraft. Any aircraft substituted for the Aircraft pursuant to Section 11.03(a) of the Lease.

         Replacement Airframe. Has the meaning set forth in Section 11.03 of the Lease.

         Replacement Engine. A General Electric CF6-80C2-A5F engine (or an engine of the same or another manufacturer) of equal or greater value, airworthiness, remaining useful life and utility as the Engine being replaced, together with all Parts relating to such engine; provided, however, that if such replacement engine is not a General Electric CF6-80C2-A5F engine, such replacement engine must then be commonly used in the commercial aviation industry on Airbus A300-600 airframes.

         Responsible Officer. With respect to the Owner Trustee (except for purposes of the Trust Agreement in which case the definition of Responsible Officer set forth in Section 3.10 of the Trust Agreement is applicable) or the Indenture Trustee, any officer in its Corporate Trust Administration, as the case may be, designated by such Person to perform obligations under the Operative Agreements, and with respect to any other party, any corporate officer or (except in the case of the Owner Participant) other employee of a party who, in the normal performance of his or her operational responsibilities, with respect to the subject matter of any covenant, agreement or obligation of such party pursuant to any Operative Agreement, would have responsibility for and knowledge of such matter and the requirements of any Operative Agreement with respect thereto.

         S&P.  Standard & Poor's Ratings Group.

         Scheduled Delivery Date. The Delivery Date specified in the Delivery Notice pursuant to Section 3.01 of the Participation Agreement.

         SEC. The Securities and Exchange Commission of the United States and any successor agencies or authorities.

         Secured Obligations. Has the meaning specified in the Granting Clause of the Indenture.

         Securities Act.  The Securities Act of 1933, as amended.

         Series "A" or "Series A Certificates". Certificates issued and designated as "Series A" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series A".

         Series "B" or "Series B Certificates". Certificates issued and designated as "Series B" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series B".

         Series "C" or "Series C Certificates". Certificates issued and designated as "Series C" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series C".

         Series Supplement or Series Supplements. The Series Supplement 1997-1-A to be executed and delivered by the Lessee and the Pass Through Trustee, the Series Supplement 1997-1-B to be executed and delivered by the Lessee and the Pass Through Trustee or the Series Supplement 1997-1-C to be executed and delivered by the Lessee and the Pass Through Trustee.

         Sinking Fund Redemption Date.  Has the meaning specified in Section
6.06 of the Indenture.

         Sinking Fund Redemption Price.  Has the meaning specified in Section
6.06 of the Indenture.

         Special Aviation Counsel.  Daugherty, Fowler & Peregrin.

         Specified Investments. Shall mean (a) direct obligations of the United States of America or obligations fully guaranteed by the United States of America; (b) commercial paper rated A-1/P-1 by S&P and Moody's, respectively or, if such ratings are unavailable, rated by any nationally recognized rating organization in the United States equal to the highest rating assigned by such rating organization; (c) investments in negotiable certificates of deposit, time deposits, banker's acceptances, commercial paper or other direct obligations of, or obligations guaranteed by, commercial banks organized under the laws of the United States or of any political subdivision thereof (or any U.S. branch of a foreign bank) with issuer ratings of at least B/C by Thomson Bankwatch, having maturities no later than 90 days following the date of such investment; (d) overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers; or
(e) overnight repurchase agreements with respect to the securities described in clause (a) above entered into with an office of a bank or trust company which is located in the United States of America or any bank or trust company which is organized under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $500 million.

         SSB. State Street Bank and Trust Company of Connecticut, National Association, a national banking association.

         Stipulated Loss Value. As of any Stipulated Loss Value Determination Date during the Basic Term, the amount determined by multiplying the Purchase Price by the percentage set forth in Schedule III of the Lease under the heading "Stipulated Loss Value Factor" opposite such date (as such Schedule III may be adjusted from time to time as provided in Section 3.04 of the Lease), and during any Renewal Term, the amount determined pursuant to Section 4.01(b) of the Lease. Notwithstanding any other provisions of the Lease or the Participation Agreement or the Indenture, each Stipulated Loss Value for the Aircraft shall be, under any circumstances and in any event, an amount, together with so much of the arrears portion of Basic Rent due and owing through the date of payment of Stipulated Loss Value as does not constitute an Excepted Payment, at least sufficient to pay in full as of such date of payment the aggregate unpaid principal amount of and accrued interest on the Certificates outstanding on such date of payment. Subject to the immediately preceding sentence, it is understood and agreed that the amounts set forth on
Schedule III of the Lease, for dates other than Rent Payment Dates on which arrears Basic Rent is due, fully reflect appropriate Basic Rent accruals and credits of unearned Basic Rent through such date and, accordingly, no further accrual or credit shall be required through such date whenever Stipulated Loss Value is to be calculated with reference to any such date; provided that if amounts in respect of Stipulated Loss Value are payable under the Operative Agreements after the Stipulated Loss Determination Date in respect of which such Stipulated Loss Value was determined, the Lessor shall be compensated during the period from the Stipulated Loss Determination Date to such payment date in accordance with the provisions of the Operative Agreements.

         Stipulated Loss Value Determination Date.  Each date set forth on
Schedule III of the Lease.

         Subordination Agent.   First Security Bank, National Association, a
national banking association, not in its individual capacity but solely as Subordination Agent.

         Supplemental Rent. (a) All amounts, liabilities and obligations which the Lessee assumes or agrees to perform or pay under the Lease or under the Participation Agreement or Tax Indemnity Agreement or any Ancillary Agreement or any other Operative Agreement to the Lessor, the Owner Participant, the Indenture Trustee, the Subordination Agent, any Liquidity Provider or others, including, without limitation, payments of Stipulated Loss Value, FPO Price and amounts calculated by reference to Termination Value, any amounts of Make-Whole Premium payable under the Indenture to the extent provided in Section 3.03 of the Lease, and all amounts required to be paid by Lessee under the agreements, covenants and indemnities contained in the Lease or in the Participation Agreement or the Tax Indemnity Agreement or any other Operative Agreement, but excluding Basic Rent and (b) all amounts that the Owner Trustee is obligated to pay in accordance with clause (b) of the last paragraph of Section 2.04 of the Indenture.

          Tax. Has the meaning set forth in Section 8.01(a) of the Participation Agreement.

          Tax Indemnity Agreement. The Tax Indemnity Agreement (Federal Express Corporation Trust No. N672FE), dated as of May 1, 1997, between the Lessee and the Owner Participant.

         Term. The Basic Term of the lease for the Aircraft under the Lease and, if renewed pursuant to Section 4.01 of the Lease, each Renewal Term for the Aircraft for which the Lease is renewed, or such earlier date on which the Lease is terminated pursuant to its terms.

         Termination Date. A Rent Payment Date during the Basic Term that is on or after December 31, 2004 in the case of Article 10 of the Lease, and in the case of (i) Section 4.02(a)(A) of the Lease, the Rent Payment Date falling on July 15, 2014, (ii) Section 4.02(a)(D) or (E) of the Lease, a Rent
Payment Date that is on or after the seventh anniversary of the Delivery Date and (iii) Section 4.02(a)(F) of the Lease, the last day of the Basic Term.

         Termination Value. As of any Termination Date, the amount determined by multiplying the Purchase Price by the percentage set forth in Schedule IV of the Lease under the heading "Termination Value Factor" opposite such Termination Date (as such Schedule IV may be adjusted from time to time as provided in Section 3.04 of the Lease). Notwithstanding any other provisions of the Lease, the Participation Agreement or the Indenture, each Termination Value shall be, under any circumstances and in any event, an amount, together with so much of the arrears portion of Basic Rent due and owing through the date of payment of any amount calculated by reference to Termination Value as does not constitute an Excepted Payment, at least sufficient to pay in full as of such date of payment the aggregate unpaid principal amount of and accrued interest on the Certificates outstanding on such date of payment. Subject to the immediately preceding sentence, it is understood and agreed that the amounts set forth on Schedule IV of the Lease, for dates other than Rent Payment Dates on which arrears Basic Rent is due, fully reflect appropriate Basic Rent accruals and credits of unearned Basic Rent through such date and, accordingly, no further accrual or credit shall be required through such date whenever Termination Value is to be calculated with reference to any such date; provided that if amounts in respect of Termination Value are payable under the Operative Agreements after the Termination Date in respect of which such Termination Value was determined, the Lessor shall be compensated during the period from the Termination Date to such payment date in accordance with the provisions of the Operative Agreements.

         Transaction Costs. Those costs and expenses set forth in Section 10.01(a) of the Participation Agreement.

         Transportation Code. Title 49 of the United States Code, as amended and in effect on the date of the Lease or as subsequently amended, or any successor or substituted legislation at the time in effect and applicable, and the regulations promulgated pursuant thereto.

         Treasury Yield. At the time of determination with respect to any Certificate, the interest rate (expressed as a semi-annual equivalent and as a decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the semi-annual yield to maturity for United States Treasury securities maturing on the Average Life Date on such Certificate and trading in the public securities markets either as determined by interpolation between the most recent weekly average yield to maturity for two series of United States Treasury securities, trading in public securities markets, (i) one maturing as close as possible to, but earlier than, the Average Life Date of such Certificate and (ii) the other maturing as close as possible to, but later than, the Average Life Date of such Certificate. In each case as published in the most recent H.15(519) or, if a weekly average yield to maturity for United States Treasury securities maturing on the Average Life Date of such Certificate is reported on the most recent H.15 (519), such weekly average yield to maturity as published in such H.15(919). "H.15(519)" means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System. The date of determination of a Make-Whole Premium will be the third Business Day prior to the applicable prepayment date and the "most recent H.15(519)" means the H.15(519) published prior to the close of business on the third Business Day prior to the applicable prepayment date.

         Trust Agreement. The Trust Agreement (Federal Express Corporation Trust No. N672FE), dated as of May 1, 1997, between the Owner Participant and the Owner Trustee in its individual capacity.

         Trust Estate.  The Lessor's Estate.

         Trust Indenture Act.  The Trust Indenture Act of 1939, as amended.

         Trust Indenture Estate. All estate, right, title and interest of the Indenture Trustee in and to any of the property, rights, interests and privileges granted to the Indenture Trustee pursuant to the Granting Clause of the Indenture, other than Excepted Payments and any and all other rights of the Owner Trustee or the Owner Participant expressly reserved to the Owner Trustee or the Owner Participant pursuant to the Indenture.

         Underwriters. Morgan Stanley & Co. Incorporated, First Chicago Capital Markets, Inc., Goldman, Sachs & Co. and J.P. Morgan & Co.

         Underwriting Agreement. The Underwriting Agreement dated May 22, 1997 among the Lessee and the Underwriters.

         United States, U.S. or US.  The United States of America.

         U.S. Air Carrier. Any United States air carrier as to which there is in force a certificate issued pursuant to Section 41102(a) or Section 41103 of the Transportation Code, and as to which there is in force an air carrier operating certificate issued pursuant to Chapter 447 of the Transportation Code and Part 121 of the regulations under such Transportation Code, for aircraft capable of carrying ten (10) or more individuals or 6,000 pounds or more of cargo, or which may operate as an air carrier by certification or otherwise under any successor or substitute provision thereof or in absence thereof.

         U.S. Person.  A Person described in Section 7701(a)(30) of the Code.

                                  SCHEDULE II

                                  BASIC RENT
                      (As a Percentage of Purchase Price)



                  Rent
               Payment
                 Date                   Advance                  Arrears
              --------                  -------                  -------


               [On each Payment Date, Lessee will pay as Basic Rent an amount that will be at least sufficient to pay in full, as of such Payment Date, the aggregate unpaid principal amount of due and unpaid installments on the Certificates outstanding on such Payment Date, together with the accrued and unpaid interest thereon.]

                                 SCHEDULE III

                            STIPULATED LOSS VALUES


                                                   Stipulated Loss
          Date                                        Value Factor


               [Stipulated Loss Value will be an amount at least sufficient to pay in full, as of the date of payment thereof, the aggregate unpaid principal amount of the Certificates outstanding on such date of payment, together with the accrued and unpaid interest thereon.]

                                  SCHEDULE IV

                              TERMINATION VALUES


         Termination                                     Termination
            Date                                         Value Factor


               [Termination Value will be an amount at least sufficient to pay in full, as of the date of payment thereof, the aggregate unpaid principal amount of the Certificates outstanding on such date of payment, together with the accrued and unpaid interest thereon.]

                                 SCHEDULE V

                           PURCHASE OPTION SCHEDULE


                                                                 Exhibit A
                                                                        to
                                                           Lease Agreement




              THE INTEREST OF LESSOR UNDER THIS LEASE SUPPLEMENT
                   NO. __ IS SUBJECT TO A SECURITY INTEREST

                            LEASE SUPPLEMENT NO. __
                (Federal Express Corporation Trust No. N672FE)


         LEASE SUPPLEMENT NO. __ (Federal Express Corporation Trust No. N672FE), dated ________ __, ____, between STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement (Federal Express Corporation Trust No. N672FE) dated as of May 1, 1997 (the "Lessor"), and FEDERAL EXPRESS CORPORATION, a Delaware corporation (the "Lessee").


                             W I T N E S S E T H :

         WHEREAS, the Lessor and the Lessee have entered into that certain Lease Agreement (Federal Express Corporation Trust No. N672FE) dated as of May 1, 1997 (the "Lease", the defined terms in the Lease being used in this Lease Supplement with the same meaning as in the Lease), which provides for the execution and delivery of a Lease Supplement, substantially in the form of this Lease Supplement No. __, for the purpose of leasing under the Lease the aircraft and engines described below ("Aircraft") as and when delivered by the Lessor to the Lessee in accordance with the terms of the Lease;

         WHEREAS, the Lease relates to the Aircraft;

         WHEREAS, a counterpart of the Lease is attached to and made a part of this Lease Supplement, and this Lease Supplement, together with such attachment, is being filed for recordation on this date with the FAA as one document.

         NOW, THEREFORE, for and in consideration of the premises and other good and sufficient consideration, the Lessor and the Lessee agree as follows:


         Section 1. Delivered Aircraft. The Lessor hereby delivers and leases to the Lessee under the Lease, and the Lessee hereby accepts and leases from the Lessor under the Lease, the following described Airbus A300F4-605R Aircraft (the "Delivered Aircraft"), which Delivered Aircraft as of the date of this Lease Supplement consists of the following:

         (a) Airbus A300F4-605R Airframe; U.S. Registration Number ______; Manufacturer's Serial No. ___; and

         (b) Two (2) General Electric CF6-80C2-A5F Engines bearing, respectively, Manufacturer's Serial Nos. ___-___ and ___-___ (each of which engines has 750 or more rated takeoff horsepower or the equivalent of such horsepower).

         Section 2. Delivery Date. The Delivery Date of the Delivered Aircraft is the date of this Lease Supplement.

         Section 3. Purchase Price. The Purchase Price of the Delivered Aircraft shall be the amount set forth in Ancillary Agreement II.

         Section 4. Term. The Term for the Delivered Aircraft shall commence on the Delivery Date, and shall terminate on ______, ____, unless earlier terminated or extended pursuant to the terms of the Lease.

         Section 5. Rent. The Lessee hereby agrees to pay the Lessor Rent for the Delivered Aircraft throughout the Term thereof in accordance with the terms and provisions of the Lease.

         Section 6. Lessee's Acceptance of Delivered Aircraft. The Lessee hereby confirms to the Lessor that the Delivered Aircraft has been duly marked in accordance with Section 7.03 of the Lease and that the Lessee has accepted the Delivered Aircraft for all purposes hereof and of the Lease, and as being free and clear of all Liens except Lessor's Liens. Such acceptance by the Lessee shall be without prejudice to any rights of the Lessor or the Lessee against AVSA, the Manufacturer, the Engine Manufacturer or any vendor of equipment included in the Aircraft.

         Section 7. Incorporation of Lease By Reference. All the provisions of the Lease are hereby incorporated by reference in this Lease Supplement to the same extent as if fully set forth in this Lease Supplement.

         Section 8. Governing Law. THIS LEASE SUPPLEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE BUT WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS, AND IS BEING DELIVERED IN THE STATE OF NEW YORK.

         Section 9. Agreement as Chattel Paper. To the extent that this Lease Supplement constitutes chattel paper (as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction), no security interest in this Lease Supplement may be created through the transfer or possession of any counterpart other than the original chattel-paper counterpart, which shall be the counterpart containing the receipt executed by the Indenture Trustee on its signature page.

         Section 10. Counterparts. This Lease Supplement may be executed in any number of counterparts, each of which shall be an original (except that only the counterpart bearing the receipt executed by Indenture Trustee shall be the original for purposes of perfecting a security interest therein as chattel paper under the Uniform Commercial Code), but all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Lease Supplement by signing any such counterpart.


         IN WITNESS WHEREOF, the Lessor and the Lessee have caused this Lease Supplement to be duly executed as of the day and year first above written.


LESSOR:                    STATE STREET BANK AND TRUST COMPANY OF
                           CONNECTICUT, NATIONAL ASSOCIATION,
                           not in its individual capacity,
                           but solely as Owner Trustee


                           By: __________________________________________
                                 Name:  Paul D. Allen
                                 Title: Vice President



LESSEE:                    FEDERAL EXPRESS CORPORATION


                           By: ___________________________________________
                               Name:   Robert D. Henning
                               Title:  Assistant Treasurer and
                                       Managing Director -
                                       Structured Finance


         Receipt of this original counterpart of the Lease Supplement is hereby acknowledged on this ___ day of ______ 199_.


Indenture Trustee:         FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                           not in its individual capacity,
                           but solely as Indenture Trustee


                           By: _____________________________________________
                                 Name: Greg A. Hawley
                                 Title: Vice President





                                                                  Exhibit B
                                                                         to
                                                            Lease Agreement




                         PURCHASE AGREEMENT ASSIGNMENT
                (Federal Express Corporation Trust No. N672FE)


         PURCHASE AGREEMENT ASSIGNMENT (Federal Express Corporation Trust No. N672FE), dated as of May 1, 1997 between FEDERAL EXPRESS CORPORATION, a Delaware corporation (the "Assignor" or "Lessee"), and STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity but solely as Owner Trustee ("SSB" or the "Lessor") under the Trust Agreement (Federal Express Corporation Trust No. N672FE), dated as of May 1, 1997 (as amended, modified or supplemented from time to time, the "Trust Agreement"), between PMCC Leasing Corporation (the "Owner Participant") and SSB.

                             W I T N E S S E T H :

         WHEREAS, the Assignor and AVSA (as hereinafter defined) are parties to the Purchase Agreement (as hereinafter defined), providing, among other things, for the delivery by AVSA to the Assignor of certain aircraft, including the Aircraft (as hereinafter defined) covered by the Participation Agreement (as hereinafter defined); and

         WHEREAS, pursuant to the Consent and Guaranty (as hereinafter defined), the Guarantor (as hereinafter defined) has agreed, among other things, to unconditionally guarantee the due and punctual performance by AVSA of all of its liabilities and obligations as set forth in the Purchase Agreement; and

         WHEREAS, pursuant to the Lease (as hereinafter defined), the Lessor will lease the Aircraft to the Assignor; and

         WHEREAS, on the terms and conditions hereof and of the Consents and Agreements (as hereinafter defined), (a) the Assignor desires to assign to the Lessor (i) the Assignor's right under the Purchase Agreement and the Consent and Guaranty (insofar as it relates to the Purchase Agreement) to purchase the Aircraft and (ii) certain of the Assignor's remaining rights, title and interests in, to and under the Purchase Agreement and the Consent and Guaranty (insofar as they relate to the Purchase Agreement and the Aircraft) and (b) the Lessor desires to accept the assignments and, except as otherwise provided herein, to assume the obligations of the "Buyer" under the Purchase Agreement, to the extent assigned to it pursuant hereto; and

         WHEREAS, pursuant to the Indenture (as hereinafter defined), the Lessor will assign, inter alia, its rights hereunder to the Indenture Trustee (as hereinafter defined) to the extent set forth therein; and

         WHEREAS, such assignments and acceptances are intended to permit consummation of the transactions contemplated by the Participation Agreement; and

         WHEREAS, AVSA and the Guarantor are willing to execute and deliver their respective Consents and Agreements;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

         1. Defined Terms. For all purposes of this Assignment, except as otherwise expressly provided or unless the context otherwise requires, the following terms shall have the following meanings:

         "Aircraft" shall mean the Airbus A300F4-605R Freighter aircraft, bearing manufacturer's serial number 779, delivered under the Purchase Agreement, including the two General Electric Model CF6-80C2A5 (Fadec equipped) engines installed on such aircraft on the date of delivery thereof pursuant to the Purchase Agreement.

         "AVSA" shall mean AVSA, S.A.R.L., a French societe a responsabilite limitee, and its successors and assigns.

         "AVSA Consent and Agreement" shall mean the Consent and Agreement of AVSA attached hereto, as amended, modified or supplemented from time to time.

         "Bill of Sale" shall mean the bill of sale for the Aircraft to be delivered by AVSA.

         "Certificates" shall have the meaning ascribed thereto in the Participation Agreement.

         "Consent and Guaranty" shall mean the Consent and Guaranty of the Guarantor attached to the Purchase Agreement, together with all amendments, waivers, and consents heretofore entered into or heretofore granted thereunder and delivered to the Lessor.

         "Consents and Agreements" shall mean the AVSA Consent and Agreement and the Guarantor Consent and Agreement.

         "Delivery Date" shall have the meaning ascribed thereto in the Purchase Agreement with respect to the Aircraft.

         "Guarantor" shall mean Airbus Industrie G.I.E., a French groupement d'interet economique, and its successors and assigns.

         "Guarantor Consent and Agreement" shall mean the Consent and Agreement of the Guarantor attached hereto, as amended, modified or supplemented from time to time.

         "Indenture" shall mean the Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N672FE), dated as of May 1, 1997, between the Lessor and the Indenture Trustee, as amended, modified or supplemented from time to time.

         "Indenture Trustee" shall mean First Security Bank, National Association, not in its individual capacity but solely as Indenture Trustee under the Indenture and each other person which may from time to time be acting as successor trustee under the Indenture.

         "Lease" shall mean the Lease Agreement (Federal Express Corporation Trust No. N672FE), dated as of May 1, 1997, between the Lessor and the Assignor, as amended, modified or supplemented from time to time.

         "Participation Agreement" shall mean the Participation Agreement (Federal Express Corporation Trust No. N672FE), dated as of May 1, 1997, among the Assignor, the Owner Participant (as defined herein), the Pass Through Trustee (as defined therein), the Lessor, the Indenture Trustee and the Subordination Agent, as amended, modified or supplemented from time to time.

         "Purchase Agreement" shall mean the Airbus A300-600F Purchase Agreement, dated as of July 3, 1991, between the Assignor and AVSA, together with all exhibits, appendices and letter agreements thereto and all amendments, waivers and consents granted thereunder.

         All other terms used herein in capitalized form that are defined in the Lease shall, when used herein, have the meanings specified in the Lease.

         2. Assignment. a. Generally. The Assignor has sold, assigned, transferred and set over and does hereby sell, assign, transfer and set over unto the Lessor (i) the right upon valid tender of the Aircraft by AVSA in accordance with the Purchase Agreement to purchase the Aircraft pursuant to the Purchase Agreement for the amount specified in the invoice in respect thereof to be delivered by AVSA on the Delivery Date therefor (including, without limitation, the right to accept delivery of the Aircraft through an appointed representative which may be an employee of the Assignor) and the right to be named the "Buyer" in the Bill of Sale and the right to enforce the same under the Consent and Guaranty, (ii) the right to take and hold the Aircraft and (iii) all of the Assignor's other right, title and interest in and to the Purchase Agreement and the Consent and Guaranty (insofar as it relates to the Purchase Agreement), as and to the extent that the same relates to the Aircraft and, except to the extent reserved below, the operation of the Aircraft, including, without limitation, in such assignment to the Lessor (A) all claims for damages in respect of such Aircraft arising as a result of any default by AVSA under the Purchase Agreement, or by any vendor or other supplier of aircraft engines or other parts or equipment installed on or in the Aircraft, including, without limitation, all warranty, service life policy and indemnity provisions in the Purchase Agreement in respect of the Aircraft and all claims thereunder and under the Consent and Guaranty and (B) any and all rights of the Assignor to compel performance of the terms of the Purchase Agreement and the Consent and Guaranty in respect of the Aircraft, including all warranty and indemnification provisions in the Purchase Agreement and the Consent and Guaranty and claims thereunder with respect to the Aircraft; reserving to the Assignor, however,

   (1) all the Assignor's rights and interests in and to the Purchase Agreement and the Consent and Guaranty as and to the extent that the Purchase Agreement and the Consent and Guaranty relate to aircraft other than the Aircraft and the purchase and operation of such aircraft and to the extent that the Purchase Agreement and the Consent and Guaranty relate to any other matters not directly pertaining to the Aircraft,

   (2) all the Assignor's rights and interests in or arising out of any payments, advance payments or deposits made by the Assignor in respect of the Aircraft under the Purchase Agreement or amounts credited or to be credited or paid or to be paid by the Guarantor or AVSA to the Assignor in respect of the Aircraft or otherwise (except amounts credited with respect to warranty claims to the extent set forth in Section 2(b) hereof) as of the date of purchase,

   (3) the rights to demand, accept and retain all rights in and to all property (other than the Aircraft), data and service, other than data and service provided under Clauses 12 and 13 of the Purchase Agreement, that AVSA and the Guarantor are obligated to provide or do provide pursuant to the Purchase Agreement and the Consent and Guaranty, respectively, with respect to the Aircraft,

   (4) all of the Assignor's right, title and interest in and to the Purchase Agreement and the Consent and Guaranty as and to the extent that the same relates to specification changes, performance and operation pertaining to the Aircraft, other than sub-Clause 2.1 and Clauses 12 and 13 of the Purchase Agreement and under the Consent and Guaranty to the extent relating thereto,

   (5) the right to obtain services, training, data and demonstration and test flights pursuant to the Purchase Agreement,

   (6) the right to maintain plant representatives at the Guarantor's plant pursuant to the Purchase Agreement, and

   (7) all rights set forth in any exhibits, appendices and letter agreements, as at any time amended, modified or supplemented, to the Purchase Agreement, and under the Consent and Guaranty to the extent relating thereto; provided, however, that the reservation set forth in this Section 2(a)(7) shall not in any way limit the rights of the Lessor arising under Sub-clause 2.1 and Clauses 12 and 13 of the Purchase Agreement.

         (b) Assignment of Rights. If and so long as there shall not exist and be continuing an Event of Default, the Lessor hereby authorizes the Lessee, to the exclusion of the Lessor, to exercise in the Lessee's name all rights and powers of the "Buyer" under the Purchase Agreement and to retain any recovery or benefit resulting from the enforcement of any warranty or indemnity in respect of the Aircraft, except that the Lessee may not enter into any change order or other amendment, modification or supplement to the Purchase Agreement without the written consent or countersignature of the Lessor if such change order, amendment, modification or supplement would result in any rescission, cancellation or termination of the Purchase Agreement in respect of the Aircraft or in any way limit the rights of the Lessor arising under Clauses 12 and 13 of the Purchase Agreement or any of the other rights assigned hereunder.

         (c) Acceptance of Assignment. Subject to the terms hereof the Lessor accepts the assignment contained in this Section 2.

         (d) Requirement of Notice to AVSA. For all purposes of this Assignment, AVSA shall not be deemed to have knowledge of and need not recognize any Event of Default, unless and until AVSA shall have received written notice thereof from the Lessor or the Indenture Trustee addressed to its Chief Executive Officer, 2, Rond Point Maurice Bellonte, 31700 Blagnac, France (telex 521155F) and, in acting in accordance with the terms of the Purchase Agreement and this Assignment, AVSA may act with acquittance and conclusively rely upon any such notice.

         3. Certain Rights and Obligations of the Parties. (a) Assignor Remains Liable. It is expressly agreed that, anything herein contained to the contrary notwithstanding: (a) the Assignor shall at all times remain liable to AVSA under the Purchase Agreement to perform all the duties and obligations of the "Buyer" thereunder to the same extent as if this Assignment had not been executed; (b) the exercise by the Lessor of any of the rights assigned hereunder shall not release the Assignor from any of its duties or obligations to AVSA under the Purchase Agreement except to the extent that such exercise by the Lessor shall constitute performance of such duties and obligations; and
(c) except as provided in the next succeeding paragraph, none of the Lessor, the Indenture Trustee nor any Participant shall have any obligation or liability under the Purchase Agreement by reason of, or arising out of, this Assignment or be obligated to perform any of the obligations or duties of the Assignor under the Purchase Agreement or to make any payment or to make any inquiry as to the sufficiency of any payment received by any of them or to present or file any claim or to take any other action to collect or enforce any claim for any payment assigned hereunder.

         (b) Lessor Bound by Purchase Agreement. Without in any way releasing the Assignor from any of its duties or obligations under the Purchase Agreement, the Lessor confirms for the benefit of AVSA that, insofar as the provisions of the Purchase Agreement relate to the Aircraft, in exercising any rights under the Purchase Agreement, or in making any claim with respect to the Aircraft or other goods and services delivered or to be delivered pursuant to the Purchase Agreement, the terms and conditions of the Purchase Agreement disclosed to the Lessor in writing shall apply to, and be binding upon, the Lessor to the extent of its respective interests assigned hereunder to the same extent as the Assignor.

         (c) Limit of Effect of this Assignment. Nothing contained herein shall (i) subject AVSA or the Guarantor to any liability to which it would not otherwise be subject under the Purchase Agreement or (ii) modify in any respect the contractual rights of AVSA or the Guarantor thereunder (except, in each case, as provided in the attached Consents and Agreements).

         (d) Appointment as Attorney-in-Fact. The Assignor does hereby constitute, effective at any time after an Event of Default shall have occurred and be continuing, the Lessor and its successors and assigns to be the Assignor's true and lawful attorney, irrevocably, with full power (in the name of the Assignor or otherwise) to ask, require, demand, receive, compound and give acquittance for any and all monies and claims for monies due and to become due under, or arising out of, the Purchase Agreement and the Consent and Guaranty in respect of the Aircraft, to the extent that the same have been assigned as provided in this Assignment and, for such period as the Lessor, its successors and assigns may exercise rights with respect thereto under this Assignment, to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute (or, if previously commenced, assume control of) any proceedings and to obtain any recovery in connection therewith which the Lessor, its successors and assigns, may deem to be necessary or advisable in the premises.

         4. Further Assurances. The Assignor and the Lessor each agree that, at any time and from time to time, upon the written request of any other party hereto, it will promptly and duly execute and deliver any and all such further instruments and documents and take such further action as the other may reasonably request in order to obtain the full benefits of this Assignment and of the rights and powers herein granted.

         5. Assignor's Representations, Warranties and Covenants. The Assignor does hereby represent and warrant that (a) the Purchase Agreement, insofar as it relates to the Aircraft, is in full force and effect and is enforceable against the Assignor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights generally, and the Assignor is not in default thereunder, and (b) the Assignor has not assigned or pledged, and hereby covenants that it will not assign or pledge, the whole or any part of the rights hereby assigned or any of its rights with respect to the Aircraft under the Purchase Agreement not assigned hereby, to anyone other than the Lessor as herein provided.

         6. No Amendment of Purchase Agreement. So long as the Lease is in effect, the Lessor agrees that it shall not enter into any agreement that would amend, modify, supplement, rescind, cancel or terminate the Purchase Agreement or the Consent and Guaranty in any respect or in any way limit the rights of the Assignor arising under Clauses 12 and 13 of the Purchase Agreement or any of the other rights assigned hereunder (except as set forth above when there has been an Event of Default) without the prior written consent of the Assignor.

         7. Execution of Assignment. This Assignment is executed by the Assignor and the Lessor concurrently with the execution and delivery of the Participation Agreement and the Lease.

         8. Confidentiality. The Lessor agrees that it will not disclose to any third party the terms of the Purchase Agreement or this Assignment, except (a) as required by applicable law or governmental regulation, (b) as contemplated in the Lease or the Participation Agreement (including as set forth in Section 17.01 of the Participation Agreement) or (c) with the consent of the Assignor, the Guarantor and AVSA.

         9. Assignment as Collateral. Each party hereto consents to the assignment and pledge by the Lessor to the Indenture Trustee, as security for the Certificates to be issued under the Indenture and the other obligations secured thereby as specified in the Indenture, of all of the Lessor's right, title and interest in and to the Purchase Agreement and the Consent and Guaranty under this Assignment.

         10. Counterparts. This Assignment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

         11. GOVERNING LAW. THIS ASSIGNMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

         12. Successors and Assigns. This Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

         13. Notices. All notices with respect to the matters contained herein shall be delivered in the manner and to the addresses provided in
Article 14 of the Participation Agreement.

         14. No Oral Amendments. Neither this Assignment nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing signed by the party against whom the enforcement of such termination, amendment, supplement, waiver or modification is sought.

         IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed as of the day and year first above written.


                                FEDERAL EXPRESS CORPORATION


                                By ____________________________
                                   Name:
                                   Title:



                                STATE STREET BANK AND TRUST COMPANY
                                OF CONNECTICUT, NATIONAL ASSOCIATION
                                not in its individual capacity,
                                but solely as Lessor


                                By ______________________
                                   Name:
                                   Title:




                    AIRBUS INDUSTRIE CONSENT AND AGREEMENT

         The undersigned, Airbus Industrie G.I.E., a groupement d'interet economique established under Ordonnance No. 67-821 dated September 23, 1967 of the Republic of France (the "Guarantor"), hereby acknowledges notice of and consents to all of the terms of the Purchase Agreement Assignment, between Federal Express Corporation, a Delaware corporation, and State Street Bank and Trust Company of Connecticut, National Association, a national banking association, not in its individual capacity, but solely as Lessor, with respect to Federal Express Corporation Trust No. N672FE, dated as of May 1, 1997, (hereinafter called the "Assignment", the defined terms therein being hereinafter used with the same meaning), and hereby confirms to the Assignor and the Lessor and their respective successors and assigns that:

          (i) except as provided in the Assignment, all representations, warranties, and agreements of the Guarantor under the Consent and Guaranty with respect to the Aircraft shall inure to the benefit of the Lessor and its respective successors and assigns, to the same extent as if the Lessor and its successors and assigns had originally been named the "Buyer" of the Aircraft therein;

         (ii) the Guarantor will pay to the person or entity entitled to receive the corresponding payment from AVSA under the terms of the Assignment all amounts required to be paid by the Guarantor with respect to the Aircraft;

        (iii) the Guarantor consents to the sale of the Aircraft by AVSA to the Lessor, the assignment of Assignor's rights and interests under the Purchase Agreement and the Consent and Guaranty to the Lessor pursuant to the Assignment, the assignment of the Lessor's rights and interests in the Assignment to the Indenture Trustee pursuant to the Indenture and the lease of the Aircraft by the Lessor to the Assignor under the Lease; and

         (iv) from and after the delivery of the Aircraft pursuant to the Purchase Agreement and payment in full for the Aircraft as described in the Participation Agreement, the Guarantor will not assert any lien or claim against the Aircraft or any part thereof or against the Lessee, the Lessor, the Owner Participant or the Indenture Trustee arising on or prior to such delivery or in respect of any work or services performed on or prior thereto.

         The Guarantor hereby represents and warrants that:

         (A) the Guarantor is a groupement d'interet economique duly organized and existing in good standing under the laws of the Republic of France and has the requisite power and authority to enter into and perform its obligations under the Consent and Guaranty, the Airbus Guaranty and this Consent and Agreement;

         (B) the making and performance, in accordance with their terms of the Consent and Guaranty, the Airbus Guaranty and this Consent and Agreement have been duly authorized by all necessary corporate action on the part of the Guarantor, do not require the consent or approval of the members of the Guarantor, do not require the consent or approval of,or the giving of notice to, or registration with, or the taking of any other action in respect of, any French governmental authority or agency except for those that have already been obtained and do not contravene any law binding on the Guarantor or contravene the Guarantor's charter documents or any indenture, credit agreement or other contractual agreement to which the Guarantor is a party or by which it is bound;

         (C) the Consent and Guaranty constituted, as of the date thereof and at all times thereafter to and including the date of this Consent and Agreement, and each of this Consent and Agreement and the Airbus Guaranty constitutes, binding obligations of the Guarantor enforceable against the Guarantor in accordance with their respective terms; and

         (D)  the Consent and Guaranty is in full force and effect.


         THIS CONSENT AND AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.


Dated as of May 1, 1997


                                AIRBUS INDUSTRIE G.I.E.


                                By _____________________
                                   Name:
                                   Title:




                          AVSA CONSENT AND AGREEMENT


         The undersigned, AVSA, S.A.R.L., a societe a responsabilite limitee organized and existing under the laws of the Republic of France ("AVSA"), hereby acknowledges notice of and consents to all of the terms of the Purchase Agreement Assignment between Federal Express Corporation, a Delaware corporation, and State Street Bank and Trust Company of Connecticut, National Association, a national banking association, not in its individual capacity, but solely as Lessor, with respect to Federal Express Corporation Trust No. N672FE, dated as of May 1, 1997, (hereinafter called the "Assignment", the defined terms therein being hereinafter used with the same meaning), and hereby confirms to the Assignor and the Lessor and their respective successors and assigns that:

          (i) except as provided in the Assignment, all representations, warranties, indemnities and agreements of AVSA under the Purchase Agreement with respect to the Aircraft shall inure to the benefit of the Lessor and its respective successors and assigns to the same extent as if the Lessor and its successors and assigns had originally been named the "Buyer" of the Aircraft therein;

         (ii) AVSA will pay to the Assignor all payments required to be paid by it under the Purchase Agreement, unless and until AVSA shall have received written notice from the Indenture Trustee or the Lessor (or, after the Indenture shall have been discharged in full, the Lessor) addressed to it at the address and in the manner set forth in the Assignment that an Event of Default has occurred and is continuing, whereupon AVSA will make any and all payments thereafter required to be made by it under the Purchase Agreement, to the extent that the right to receive such payment has been assigned under the Assignment ("AVSA Payments"), directly to the Indenture Trustee (or, after the Indenture shall have been discharged in full, the Lessor) if AVSA shall have received notice as aforesaid that an Event of Default has occurred and is continuing;

        (iii) The Lessor shall not be liable for any of the obligations or duties of the Assignor under the Purchase Agreement, nor shall the Assignment give rise to any duties or obligations whatsoever on the part of the Lessor owing to AVSA, except for the agreements of the Lessor set forth in the Assignment, including, but not limited to Section 3(b) of the Assignment;

         (iv) AVSA consents to the assignment of the Lessor's rights and interests in the Assignment to the Indenture Trustee pursuant to the Indenture and to the lease of the Aircraft by the Lessor to the Lessee under the Lease; and

          (v) from and after the delivery of the Aircraft pursuant to the Purchase Agreement and payment in full for the Aircraft as described in the Participation Agreement and the Assignment, AVSA will not assert any lien or claim against the Aircraft or any part thereof arising on or prior to such delivery or in respect of any work or services performed on or prior thereto.

         AVSA hereby represents and warrants that:

         (A) AVSA is a societe a responsabilite limitee duly organized and existing in good standing under the laws of the Republic of France and has the requisite power and authority to enter into and perform its obligations under the Purchase Agreement and this Consent and Agreement;

         (B) the making and performance, in accordance with their terms, of the Purchase Agreement and this Consent and Agreement have been duly authorized by all necessary corporate action on the part of AVSA, do not require any approval of AVSA's shareholders, do not require the consent or approval of, the giving notice to, or registration with, or the taking of any other action in respect of, any French governmental authority or agency except for those that have already been obtained and do not contravene any law binding on AVSA or contravene AVSA's charter documents or any indenture, credit agreement or other contractual agreement to which AVSA is a party or by which it is bound;

         (C) each of the Purchase Agreement and this Consent and Agreement constitutes a binding obligation of AVSA enforceable against AVSA in accordance with its terms, subject to: (i) the limitations of applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally; and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), which principles do not make the remedies available at law or in equity with respect to the Purchase Agreement and this Consent and Agreement inadequate for the practical realization of the benefits intended to be provided thereby and

         (D)  the Purchase Agreement is in full force and effect as to AVSA.

         THIS CONSENT AND AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

Dated as of May 1, 1997


                                   AVSA, S.A.R.L.


                                   By:_______________________
                                      Name:
                                      Title:





                                                                  Exhibit C
                                                                         to
                                                            Lease Agreement




                          ENGINE WARRANTY ASSIGNMENT

                (FEDERAL EXPRESS CORPORATION TRUST NO. N672FE)

   Words and phrases appearing in this Engine Warranty Assignment (the "Assignment") shall have the respective meanings as defined below:

   A. General Terms Agreement means that agreement dated as of July 3, 1991, (the "GTA") by and between the Engine Manufacturer and Federal Express Corporation ("Fed Ex"), including the Engine Product Support Plan at Exhibit B, insofar as such Product Support Plan relates to the Engine Warranties (the "Product Support Plan"), but excluding any and all letter agreements attached thereto.

   B. Engine Warranties means the Engine Manufacturer's New Engine Warranty, New Parts Warranty, Ultimate Life Warranty and Campaign Change Warranty, as set forth in the Engine Manufacturer's Product Support Plan which forms a part of the GTA, and as limited by the applicable terms of such GTA and Product Support Plan.

   C. Engine means each of the CF6-80C2-A5F series engines installed on the aircraft at the time of delivery to the Assignor, each bearing Engine Manufacturer's serial numbers ___-___ and ___-___, respectively.

   D. Replacement Engine means each of the CF6-80C2-A5F series engines which are not subject to this Assignment and are a replacement or substitute for an Engine, excluding, however, any engines obtained from the Engine Manufacturer's lease pool which are installed on the aircraft for the limited purpose of permitting the continued operation of the aircraft during the period necessary to effect or complete repairs or overhaul of an Engine.

   E. Lease means the Lease Agreement (Federal Express Corporation Trust No. N672FE), dated as of May 1, 1997, (the "Lease") between State Street Bank and Trust Company of Connecticut, National Association (not in its individual capacity, but solely as Owner Trustee), as Lessor ("Lessor") and Fed Ex, as Lessee, as amended, modified or supplemented from time to time.

   All other capitalized terms used and not defined herein that are in the Lease shall, when used herein, have the meanings specified in the Lease.

                                       1

   Fed Ex, pursuant to the terms and conditions herein, hereby sells, assigns, transfers and sets over unto the Lessor all of its rights, claims and interests in and under the GTA and the Product Support Plan, as such apply to the Engines, to enforce in the Lessor's own name such rights as Fed Ex may have with respect to the Engine Warranties, to the extent the same relate to the Engines, and to retain any benefit resulting therefrom; provided, however, that there is reserved to Fed Ex all of its other rights, claims and interests under the GTA except as expressly stated above. Fed Ex shall, during the term of the Lease (but only so long as no Event of Default shall have occurred and be continuing), have the benefit of and shall be entitled to enforce (as it shall deem appropriate), either in its own name or (at the cost of Fed Ex) in the name of the Lessor for the use and benefit of Fed Ex, any and all Engine Warranties available to the Lessor under the GTA in respect of the Engines and each Part thereof, and the Lessor agrees (but only so long as no Event of Default shall have occurred and be continuing) at Fed Ex's expense to do, execute and deliver such further acts, deeds, matters or things as may be reasonably requested by Fed Ex and necessary to enable Fed Ex to obtain customary warranty services furnished for the Engines or any Part thereof pursuant to the Engine Warranties. Fed Ex shall, at the Lessor's expense, cooperate with the Lessor and take such action as the Lessor reasonably deems necessary to enable the Lessor to enforce such rights, claims and interests as assigned herein.

                                       2

   Notwithstanding anything in this Assignment or the Consent attached hereto and incorporated herein to the contrary, Fed Ex and the Lessor confirm expressly for the benefit of the Engine Manufacturer that:

   A. The Lessor agrees that it will not, without the prior written consent of the Engine Manufacturer, disclose, directly or indirectly, to any third party, any of the terms of the Engine Warranties disclosed to it by the Engine Manufacturer incident to effecting the assignment herein; provided, however, that (1) the Lessor may use, retain and disclose such information on a confidential basis to its special counsel, independent insurance brokers, bank examiners or similar regulatory authorities, auditors and public accountants, (2) the Lessor may use, retain and disclose on a confidential basis such information to the Owner Participant, the Indenture Trustee, the Pass Through Trustee and any Certificate Holder, as the case may be, and their special counsel, independent insurance brokers, bank examiners or similar regulatory authorities, auditors and public accountants,
         (3) the Lessor may disclose such information as required by applicable laws, governmental regulations, subpoena, or other written demand under color of legal right, but it shall first, as soon as practicable upon receipt of such demand and to the extent permitted by applicable laws, furnish a copy thereof to Fed Ex and to the Engine Manufacturer, and the Lessor, to the extent permitted by applicable law, shall afford Fed Ex and the Engine Manufacturer reasonable opportunity, at the moving party's cost and expense, to obtain a protective order or other assurance reasonably satisfactory to the Engine Manufacturer of confidential treatment of the information required to be disclosed, (4) the Lessor may disclose such information as required to enforce its rights under the Engine Warranties assigned to it pursuant to this Assignment, and (5) the Lessor may disclose such information to any bona fide potential purchaser of the Aircraft and/or Engines or any beneficial interest therein (subject to the execution by such prospective purchaser of a written confidentiality statement setting forth the same or substantially similar terms as those referred to in this paragraph).

   B. Without in any way releasing Fed Ex from any of its duties or obligations under the GTA, the Lessor agrees that, insofar as the provisions of the GTA relate to the Engines, in exercising any rights under such Engine Warranties or in making any claim with respect thereto, the applicable terms and conditions of the GTA, including Article Eight (Limitation of Liability) and the Product Support Plan, shall apply to, and be binding upon, the Lessor to the same extent as Fed Ex.

   C. Insofar as the provisions of the GTA relate to the Engines, in exercising any rights under the Engine Warranties or in making any claim with respect thereto, the applicable terms and conditions of the GTA and the Product Support Plan or the Consent attached hereto and incorporated herein shall apply to, and be binding upon, the Lessor to the same extent as if named "Airline" therein. It is expressly agreed that Fed Ex shall at all times remain liable to the Engine Manufacturer under the GTA to perform all the duties and obligations of Fed Ex thereunder to the same extent as if this Assignment had not been executed. The performance by the Lessor of any of the rights assigned hereunder shall not release Fed Ex from any of its duties or obligations to the Engine Manufacturer under the GTA except to the extent that such exercise by the Lessor shall constitute performance of such duties and obligations.

   D. Nothing contained in this Assignment shall subject the Engine Manufacturer to any obligation or liability to which it would not otherwise be subject under the GTA or modify in any respect the Engine Manufacturer's contract rights thereunder, or subject the Engine Manufacturer to any multiple or duplicative liability or obligation under the GTA. The Engine Manufacturer recognizes and it is consented to by all parties to this Assignment that the Lessor shall collaterally assign its rights under the Lease and this Assignment and will mortgage the Aircraft and Engines, to State Street Bank and Trust Company of Connecticut, National Association, as Indenture Trustee under the Trust Indenture, Mortgage and Security Agreement (Federal Express Corporation Trust No. N672FE), dated as of May 1, 1997 (on the terms set forth therein); however, no further extension or assignment (except to a successor indenture trustee under such agreement) of any remaining Engine Warranties, including but not limited to extensions or assignments for security purposes, are permitted without the prior written consent of the Engine Manufacturer.

   E. Exclusive of the assignment noted in Section 2D above, the Engine Manufacturer shall not be deemed to have knowledge of any change in the authority of Fed Ex or the Lessor, as the case may be, to exercise the rights established hereunder until the Engine Manufacturer has received written notice thereof from the Indenture Trustee or the Lessor. Such notice shall be sent to: Commercial Contracts Director, GE Aircraft Engines, Mail Drop F17, One Neumann Way, Box 156301, Cincinnati, Ohio 45215-6301, facsimile: (513) 243-8068.

   F. This Assignment shall apply only in respect to each Engine and shall not extend to any replacement or substitute engine. If, during the term of this Assignment and the Lease, it becomes necessary to replace or substitute an Engine due to a Failure (as such term is defined in the Engine Product Support Plan, excluding normal wear, tear and deterioration which can be restored by overhaul and repair), damage or loss, the Assignor (or the Lessor) shall give the Engine Manufacturer written notice of such Failure, damage or loss. The notice shall include (i) a description of the event or circumstances which constitute a Failure, damage or loss, and (ii) the serial numbers of the (a) failed, damaged or lost Engine and (b) Replacement Engine and shall be sent to: Customer Support Manager, GE Aircraft Engines, 111 Merchant Street, Room 450, Cincinnati, Ohio 45246. The Engine Manufacturer shall not be deemed to have knowledge of the need for a replacement engine until it has received the aforementioned notice.

         In the event an Engine subject to this Assignment fails, is damaged or lost, and such Engine is replaced by a Replacement Engine, the Assignor and the Assignee shall, prior to, or contemporaneous with, the delivery of such Replacement Engine, obtain the written consent of the Engine Manufacturer (which it shall be obligated to give) that the Engine Warranties as set forth in the Engine Product Support Plan shall apply to such Replacement Engines. The Engine Manufacturer shall not incur any obligation or liability for a Replacement Engine under the Engine Warranties until the execution of the aforementioned consent.

   G. At any time and upon the written request of the Engine Manufacturer, Fed Ex and the Lessor shall promptly and duly execute and deliver any and all such further assurances, instruments and documents and take all such further action, at the expense of Fed Ex, as the Engine Manufacturer may reasonably request in order to obtain the full benefit of Fed Ex and the Lessor's agreement as set forth in this Assignment and the Consent attached hereto and incorporated herein.

         Any performance by the Engine Manufacturer that discharges its obligation under the Engine Warranties will satisfy the respective interests of Fed Ex and the Lessor. So long as the Engine Manufacturer acts in good faith in accordance with this Assignment, the Engine Manufacturer may rely conclusively on any notice given pursuant to this Assignment without inquiring as to the accuracy of, or the entitlement of the party to give, such notice.

                                       3

   The Engine Manufacturer shall reserve to Fed Ex all those rights, claims and interests, as and to the extent such relates to the purchase and operation of engines other than the Engines subject to the Assignment, as well as other matters not directly pertaining to the Engines, and Fed Ex will have or retain under the GTA such rights, claims and interest not expressly assigned to the Lessor hereunder.

                                       4

   The Engine Manufacturer warrants each new Reverser (as such is defined in the Engine Product Support Plan) installed on the Aircraft at the time of delivery to Fed Ex under the terms of the New Engine Warranty; however, administration of such New Engine Warranty, with respect to both installed and replacement Reversers, shall be performed by Martin Marietta.

                                       5

   If at some point in time, the Engine Manufacturer receives written notification from the Indenture Trustee or the Lessor that the Lessor is or becomes entitled to possession of the Engines, pursuant to an Event of Default or otherwise, and desires to sell or lease the Engines to a party who is not currently a party to a General Terms Agreement with the Engine Manufacturer, the Engine Manufacturer agrees if such agreement is permissible under applicable U.S. law, that it will offer to such purchaser or lessee, subject to the execution of an agreement to sell or lease such Engines, a General Terms Agreement on the Engine Manufacturer's standard terms and conditions. If, however, such purchaser or lessee is currently a party to a General Terms Agreement with the Engine Manufacturer, the remaining portion of the terms of such General Terms Agreement shall be extended to and apply to such subsequent purchase or lease; provided, however, that the written consent of the Engine Manufacturer to such an extension is obtained prior to the transaction's occurrence.

   This Assignment shall be governed by the laws of the State of New York, including all matters of construction, validity and performance, as applicable to contracts between citizens of that state to be performed wholly within that state, and without reference to conflicts of law principles.

   In witness whereof, the parties hereto have caused this Engine Warranty Assignment to be duly executed and delivered as of the date hereof.


                                   General Electric Company


                                   _____________________________
                                   Name:
                                   Title:



                                   Federal Express Corporation


                                   _____________________________
                                   Name:     Robert D. Henning
                                   Title:    Assistant Treasurer and
                                             Managing Director -
                                             Structured Finance



                                   Wilmington Trust Company
                                   not in its individual capacity,
                                   but solely as Owner Trustee


                                   _____________________________
                                   Name:     Donald G. MacKelcan
                                   Title:    Assistant Vice President




                                    CONSENT
                (FEDERAL EXPRESS CORPORATION TRUST NO. N672FE)


         The Engine Manufacturer, General Electric Company (the "Engine Manufacturer"), a New York corporation, hereby consents to the Engine Warranty Assignment attached hereto and acknowledges notice of (i) the Purchase Agreement Assignment (Federal Express Corporation Trust No. N672FE), dated as of May 1, 1997 and entered into by and between Federal Express Corporation, as Assignor ("Fed Ex") and State Street Bank and Trust Company of Connecticut, National Association (not in its individual capacity, but solely as Owner Trustee) as Assignee ("Lessor"), (the "Purchase Agreement Assignment"); and
(ii) the Lease Agreement (Federal Express Corporation Trust No. N672FE), dated as of May 1, 1997 and entered into by and between Fed Ex, as Lessee and the Lessor, as Lessor (as in effect from time to time, the "Lease") and (iii) the Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N672FE), dated as of May 1, 1997 (the "Indenture"), between the Lessor and First Security Bank, National Association, as Indenture Trustee ("Indenture Trustee"). The Purchase Agreement Assignment and Lease cover two GE CF6-80C2-A5F series engines bearing Engine Manufacturer's serial numbers ___-___ and ___-___, respectively, (the "Engines") as installed on the Airbus A300F4-605R series aircraft bearing Manufacturer's serial number 779 (the "Aircraft"). In connection with such Purchase Agreement Assignment and Lease, reference is made to the General Terms Agreement No. 6-9034 dated as of July 3, 1991, between the Engine Manufacturer and Fed Ex (the "General Terms Agreement"), under which the Engine Manufacturer agreed to support certain GE CF6-80C2-A5F series engines, including the Engines and spare parts therefor to be purchased by Fed Ex from the Engine Manufacturer, as installed on certain Airbus A300F4-605R series aircraft, including the Aircraft. Recognizing that the Lessor and Fed Ex have entered into the Lease which provides for the lease by the Lessor to Fed Ex of the Aircraft and Engines and that the Lessor has granted a security interest in the Engines and assigned certain of its rights under the Lease to the Indenture Trustee, the Engine Manufacturer agrees that in furtherance of the Lease, it will so support such Engines and spare parts therefor, subject to the applicable terms and conditions of the General Terms Agreement, including Article Eight (Limitation of Liability).

         The Engine Manufacturer represents and warrants that:

         1. it is a corporation existing in good standing under the laws of the State of New York;

         2. the making and performance of this Consent in accordance with its terms has been duly authorized by all necessary corporate action on the part of the Engine Manufacturer, does not require any shareholder approval and does not contravene its certificate of incorporation or by-laws or any debenture, credit agreement or other contractual agreement to which the Engine Manufacturer is a party or by which it is bound or any law binding on the Engine Manufacturer;

         3. the making and performance of the Engine Warranties, as defined in the Engine Warranty Assignment attached hereto (the "Engine Warranties") in accordance with their terms have been duly authorized by all necessary corporate action on the part of the Engine Manufacturer, do not require any shareholder approval and do not contravene the Engine Manufacturer's certificate of incorporation or by-laws or any debenture, credit agreement or other contractual agreement to which the Engine Manufacturer is a party or by which it is bound or any law binding on the Engine Manufacturer; and

         4. the Engine Warranties constitute, as of the date on which they were made and at all times thereafter, and this Consent and the Engine Warranty Assignment attached hereto are, binding obligations of the Engine Manufacturer enforceable against the Engine Manufacturer in accordance with its terms subject to:

          (a) the limitation of applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally; and

          (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         This Consent shall be governed by the laws of the State of New York, including all matters of construction, validity and performance, as applicable to contracts between citizens of that state to be performed wholly within that state, and without reference to conflicts of law principles.


                                   General Electric Company



                                   ______________________________
                                   Name:
                                   Title:


==============================================================================


                                LEASE AGREEMENT

                (FEDERAL EXPRESS CORPORATION TRUST NO. N673FE)

                            Dated as of May 1, 1997

                                    between

              STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT,
                             NATIONAL ASSOCIATION,
                        Not in its Individual Capacity,
                         but Solely as Owner Trustee,
                                    Lessor

                                      and

                         FEDERAL EXPRESS CORPORATION,
                                    Lessee


                   COVERING ONE AIRBUS A300F4-605R AIRCRAFT
                    SERIAL NO. 780, REGISTRATION NO. N673FE

          CERTAIN OF THE RIGHT, TITLE AND INTEREST IN AND TO THIS LEASE AGREEMENT OF STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, AS OWNER TRUSTEE, HAS BEEN ASSIGNED TO AND IS SUBJECT TO A LIEN AND SECURITY INTEREST IN FAVOR OF FIRST SECURITY BANK, NATIONAL ASSOCIATION, AS INDENTURE TRUSTEE UNDER THE TRUST INDENTURE AND SECURITY AGREEMENT (FEDERAL EXPRESS CORPORATION TRUST NO. N673FE) DATED AS OF MAY 1, 1997 FOR THE BENEFIT OF THE HOLDERS OF THE CERTIFICATES REFERRED TO IN SUCH TRUST INDENTURE AND SECURITY AGREEMENT. THIS LEASE AGREEMENT HAS BEEN EXECUTED IN SEVERAL COUNTERPARTS. ONLY THE CHATTEL-PAPER "ORIGINAL" COUNTERPART CONTAINS THE RECEIPT THEREFOR EXECUTED BY FIRST SECURITY BANK, NATIONAL ASSOCIATION, AS INDENTURE TRUSTEE, ON THE SIGNATURE PAGES THEREOF.


==============================================================================


                               TABLE OF CONTENTS


                                                                          Page
                                                                          ----

Initial Recitals.............................................................1

                                   ARTICLE 1

                                  DEFINITIONS

                                   ARTICLE 2

                          ACCEPTANCE UNDER THE LEASE

   Section 2.01.  Sale and Lease of Aircraft; Term.........................  1

                                   ARTICLE 3

                           RENT AND RENT ADJUSTMENT

   Section 3.01.  [Reserved]...............................................  2
   Section 3.02.  Basic Rent...............................................  2
   Section 3.03.  Supplemental Rent........................................  2
   Section 3.04.  Adjustments to Basic Rent, Stipulated Loss Value and
                  Termination Value After the Delivery Date................  3
   Section 3.05.  Minimum Basic Rent.......................................  4
   Section 3.06.  Payment to Indenture Trustee.............................  5
   Section 3.07.  Costs and Expenses.......................................  5

                                   ARTICLE 4

                     RENEWAL OPTIONS AND PURCHASE OPTIONS

   Section 4.01.  Renewal Options..........................................  5
   Section 4.02.  Purchase Options.........................................  6
   Section 4.03.  Appraisal Procedures.....................................  8

                                   ARTICLE 5

                        REPRESENTATIONS AND WARRANTIES

   Section 5.01.  Disclaimer of Representations and Warranties............. 10
   Section 5.02.  No Modification of Other Warranties...................... 10
   Section 5.03.  Certain Agreements of the Lessee......................... 11

                                   ARTICLE 6

                                     LIENS

   Section 6.01.  Liens.................................................... 11

                                   ARTICLE 7

                 AIRCRAFT REGISTRATION, MAINTENANCE AND OPERATION

   Section 7.01.  Registration, Maintenance and Operation.................. 12
   Section 7.02.  Possession and Permitted Transfer and Sublease........... 14
   Section 7.03.  Insignia................................................. 19

                                   ARTICLE 8

                       REPLACEMENT AND POOLING OF PARTS

   Section 8.01.  Replacement of Parts..................................... 19
   Section 8.02.  Pooling of Parts......................................... 20

                                   ARTICLE 9

                   ALTERATIONS, MODIFICATIONS AND ADDITIONS

   Section 9.01.  Required Alterations and Modifications................... 21
   Section 9.02.  Other Alterations and Modifications...................... 21

                                  ARTICLE 10

                             VOLUNTARY TERMINATION

   Section 10.01.  Right of Termination Upon Obsolescence or Surplus....... 23
   Section 10.02.  Retention of Aircraft by the Lessor..................... 25
   Section 10.03.  Voluntary Termination as to Engines..................... 26

                                  ARTICLE 11

                        LOSS, DESTRUCTION, REQUISITION

   Section 11.01.  Lessee's Election Rights................................ 27
   Section 11.02.  Payment of Stipulated Loss Value........................ 27
   Section 11.03.  Replacement of Airframe and Engines..................... 28
   Section 11.04.  Event of Loss with Respect to an Engine................. 31
   Section 11.05.  Application of Payments from the Government or Others... 33
   Section 11.06.  Requisition of an Airframe and the Installed Engines
                   for Use by Government................................... 34
   Section 11.07.  Requisition for Use by Government of an Engine Not
                   Installed on the Airframe............................... 35
   Section 11.08.  Application of Payments During Existence of Certain
                   Defaults................................................ 35

                                  ARTICLE 12

                              RETURN OF AIRCRAFT

   Section 12.01.  Return of Aircraft...................................... 35
   Section 12.02.  Return of Engines....................................... 36
   Section 12.03.  Return of Manuals....................................... 36
   Section 12.04.  Condition of Aircraft................................... 37
   Section 12.05.  [Reserved].............................................. 38
   Section 12.06.  Storage................................................. 38
   Section 12.07.  Special Markings........................................ 38
   Section 12.08.  Lessor's Option to Purchase Parts....................... 39

                                  ARTICLE 13

                                   INSURANCE

   Section 13.01.  Comprehensive Airline Liability and Property Damage
                   Liability Insurance..................................... 39
   Section 13.02.  Insurance Against Loss or Damage to Aircraft and Engines 41
   Section 13.03.  Application of Insurance Proceeds....................... 43
   Section 13.04.  Reports................................................. 44
   Section 13.05.  Lessor's Insurance...................................... 45
   Section 13.06.  Self-Insurance.......................................... 45

                                  ARTICLE 14

                                  INSPECTION

   Section 14.01.  Right of Inspection..................................... 46
   Section 14.02.  No Obligation to Inspect................................ 46

                                  ARTICLE 15

                                  ASSIGNMENT

   Section 15.01.  Lessee's Right to Assign................................ 46
   Section 15.02.  Citizenship............................................. 47

                                  ARTICLE 16

                               EVENTS OF DEFAULT

   Section 16.01.  Events of Default....................................... 47

                                  ARTICLE 17

                                   REMEDIES

   Section 17.01.  Remedies Upon Lessee's Default.......................... 49
   Section 17.02.  Cumulative Remedies..................................... 52
   Section 17.03.  Waiver.................................................. 52
   Section 17.04.  Lessor's Right to Perform for Lessee.................... 53

                                  ARTICLE 18

                          COVENANT OF QUIET ENJOYMENT


   Section 18.01.  Quiet Enjoyment......................................... 53

                                  ARTICLE 19

                              FURTHER ASSURANCES

   Section 19.01.  Further Assurances...................................... 53

                                  ARTICLE 20

                                   NET LEASE

   Section 20.01.  Nature of Lease......................................... 54

                                  ARTICLE 21

                               SUCCESSOR LESSOR

   Section 21.01.  Successor Lessor........................................ 55

                                  ARTICLE 22

                       SECURITY FOR LESSOR'S OBLIGATIONS

   Section 22.01.  Security for Lessor's Obligations to Holders............ 56
   Section 22.02.  [Reserved].............................................. 56
   Section 22.03.  Consent of Lessee to Assignment of Lease as Security.... 56

                                  ARTICLE 23

                                SECURITY FUNDS

   Section 23.01.  Investment of Security Funds............................ 57

                                  ARTICLE 24

                             CONCERNING THE LESSOR

   Section 24.01.  Lessor's Entry Into Lease............................... 58

                                  ARTICLE 25

                                   NOTICES

   Section 25.01.  Notices................................................. 59

                                  ARTICLE 26

                                  MISCELLANEOUS

   Section 26.01.  Section Heading and Captions............................ 60
   Section 26.02.  References.............................................. 60
   Section 26.03.  APPLICABLE LAW.......................................... 60
   Section 26.04.  Severability............................................ 60
   Section 26.05.  No Oral Modification.................................... 60
   Section 26.06.  Agreement as Chattel Paper.............................. 60
   Section 26.07.  Counterparts............................................ 60
   Section 26.08.  Public Release of Information........................... 61

                                  ARTICLE 27

                                  TRUE LEASE

   Section 27.01.  Intent of the Parties................................... 61
   Section 27.02.  Section 1110 Compliance................................. 61
   Section 27.03.  Finance Lease........................................... 61


   Schedule I   Definitions
   Schedule II  Basic Rent
   Schedule III Stipulated Loss Values
   Schedule IV  Termination Values
   Schedule V   Purchase Option Schedule

   Exhibit A    Form of Lease Supplement
   Exhibit B    Form of Purchase Agreement Assignment, Consent and
                Agreement and AVSA Consent and Agreement
   Exhibit C    Form of Engine Warranty Assignment and Engine Consent



                                LEASE AGREEMENT
                (FEDERAL EXPRESS CORPORATION TRUST NO. N673FE)

         LEASE AGREEMENT (FEDERAL EXPRESS CORPORATION TRUST NO. N673FE) dated as of May 1, 1997 (this "Lease") between STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity but solely as Owner Trustee under the Trust Agreement (as defined in Article 1 below) (the "Lessor"), and FEDERAL EXPRESS CORPORATION, a Delaware corporation (the "Lessee").


                             W I T N E S S E T H :

         WHEREAS, all capitalized terms used herein shall have the meanings assigned thereto as provided in Article 1 below;

         WHEREAS, subject to the terms and conditions set forth in the Participation Agreement (as hereinafter defined), the Lessee desires on the Delivery Date (as hereinafter defined) to lease from the Lessor and the Lessor is willing to lease to the Lessee the Aircraft (as hereinafter defined) in accordance with the terms and conditions set forth in this Lease.

         NOW, THEREFORE, in consideration of the mutual promises herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged by the parties, the Lessor and the Lessee agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS

         Unless the context otherwise requires, the capitalized terms herein shall have the meanings given in Schedule I hereto, for all purposes of this Lease and shall be equally applicable to both the singular and the plural forms of the terms defined.


                                   ARTICLE 2

                          ACCEPTANCE UNDER THE LEASE

         Section 2.01. Sale and Lease of Aircraft; Term. The Lessor, subject to satisfaction or waiver of the conditions set forth in this Lease and in the Participation Agreement, hereby agrees to purchase the Aircraft from AVSA on the Delivery Date and agrees immediately thereafter to lease the Aircraft to the Lessee pursuant to this Lease, and the Lessee hereby agrees to lease the Aircraft from the Lessor, such lease to be evidenced by the execution by the Lessor and the Lessee of a Lease Supplement leasing the Aircraft hereunder. Such lease shall last for the Term, at all times during which full legal title to the Aircraft shall remain vested with the Lessor to the exclusion of the Lessee, notwithstanding the possession and use thereof by the Lessee or any other Person. The Lessee agrees that the Lessor will authorize one or more employees of the Lessee, designated by the Lessee in writing, as the authorized representative or representatives of the Lessor to accept delivery of the Aircraft pursuant to the sale of the Aircraft described in the Participation Agreement. The Lessee hereby agrees that in the event delivery of the Aircraft shall be accepted by an employee or employees of the Lessee pursuant to such authorization by the Lessor, such acceptance of delivery by such employee or employees on behalf of the Lessor shall, without further act, irrevocably constitute acceptance by the Lessee of the Aircraft for all purposes of this Lease.


                                   ARTICLE 3

                           RENT AND RENT ADJUSTMENT

         Section 3.01.  [Reserved].

         Section 3.02. Basic Rent. The Lessee agrees to pay to the Lessor in immediately available funds, on each Rent Payment Date, Basic Rent for the Aircraft during the Basic Term, each payment being set forth on Schedule II hereto opposite the applicable Rent Payment Date, subject to increase or decrease as provided in Section 3.04 of this Lease. Each payment of Basic Rent shall be made in arrears or in advance, all as stated in Schedule II hereto. Each payment of Basic Rent designated as advance rent shall be allocated over the six-month period beginning on the Rent Payment Date on which such advance rent payment is scheduled to be made, and each installment of Basic Rent that is designated as payable in arrears shall be accrued over the six-month period ending on and including the day immediately preceding the Rent Payment Date on which such arrears payment is scheduled to be made.

         Section 3.03. Supplemental Rent. The Lessee agrees to pay or cause to be paid to the Lessor, or to whomever shall be entitled to it, any and all Supplemental Rent promptly as the same shall become due. If the Lessee fails to pay any Supplemental Rent when due, the Lessor shall have all rights, powers and remedies provided for in this Lease, or by law or equity or otherwise in the case of nonpayment of Basic Rent. The Lessee will also pay to the Person entitled thereto, on demand, as Supplemental Rent, to the extent permitted by applicable law, an amount equal to interest at the Past Due Rate on any part of any installment of Basic Rent not paid when due, for any period until the same shall be paid and on any payment of Supplemental Rent not paid when due, for the period until the same shall be paid. In addition, the Lessee will pay to the Lessor, as Supplemental Rent, (i) an amount equal to the aggregate amount of any Make-Whole Premium payable under the Indenture (other than any Make-Whole Premium payable in connection with an Indenture Event of Default that is not and does not arise out of a Lease Event of Default) and (ii) an amount equal to the excess of interest at the Past Due Rate on the principal of the Certificates in connection with an acceleration of the Certificates pursuant to Section 7.02 of the Indenture following an Indenture Event of Default attributable to an Event of Default over interest payable by the Lessee at the Past Due Rate on Basic Rent. The expiration or other termination of the Lessee's obligation to pay Basic Rent shall not limit or otherwise modify the obligations of the Lessee with respect to the payment of Supplemental Rent.

         Section 3.04. Adjustments to Basic Rent, Stipulated Loss Value and Termination Value After the Delivery Date. The percentages for Basic Rent referred to in Schedule II hereto and the percentages for Stipulated Loss Value and Termination Value referred to in Schedule III and Schedule IV hereto, respectively, shall be adjusted (upward or downward) subject to the minimum value established by Section 3.05 hereof and the definitions of Stipulated Loss Value and Termination Value to reflect (i) any costs and expenses paid by the Lessor or the Owner Participant pursuant to Section 10.01 of the Participation Agreement being greater or less than the Estimated Expense Amount, (ii) any Refinancing pursuant to Section 15.01 of the Participation Agreement, (iii) any reoptimization pursuant to Section 15.02(a) of the Participation Agreement, (iv) payments pursuant to Section 5 of the Tax Indemnity Agreement by an adjustment of Basic Rent or (v) the Delivery Date being other than September 11, 1997. Each such adjustment pursuant to clause
(i), (ii), (iv) or (v) of the first sentence of this Section 3.04 shall maintain the Owner's Economic Return (and, while maintaining such Owner's Economic Return, minimize the aggregate Net Present Value of Rents to the Lessee). In the event of an adjustment pursuant to clause (iii) of the first sentence of this Section 3.04, the Owner Participant may recalculate Basic Rent as set forth in Schedule II hereto in order to maintain to the extent feasible the Owner's Economic Return and, subject to the provisions of Section 15.02 of the Participation Agreement, recalculate the schedule of principal repayments, the Stipulated Loss Value percentages set forth in
Schedule III hereto and the Termination Value percentages set forth in
Schedule IV hereto in a manner consistent with such recalculation of Basic Rent; provided that any such recalculations as a result of an adjustment pursuant to such clause (iii) of the first sentence of this Section 3.04 may not (A) increase the Net Present Value of Rents to the Lessee, (B) increase as of any date the sum of (1) the Net Present Value of Rents to the Lessee payable through such date plus (2) the present value of the Stipulated Loss Value or the Termination Value as of such date, in each case discounted to the Delivery Date at the Debt Rate, beyond such net present values prior to such adjustment, or (C) otherwise result in any adverse impact (including tax consequences) to the Lessee for which the Owner Participant has not agreed to indemnify the Lessee on terms reasonably acceptable to the Lessee.

         The Owner Participant shall promptly notify the Lessee and the Lessor and the Lessee shall promptly notify the Owner Participant and the Lessor of the need for any such adjustment pursuant to this Section 3.04. As promptly as feasible after any such notification, the Lessor shall furnish the Lessee with a notice setting forth the amount of any such adjustments together with the calculations upon which the adjustments are based; provided, however, that the Lessor and the Owner Participant shall not be required to disclose to the Lessee in such notice any confidential or proprietary information (including methodology or assumptions) relating to such calculations. At the request and, subject to the next succeeding sentence, expense of the Lessee, the accuracy of the calculation of such adjustments and the consistency of the calculation with the calculation used to determine Basic Rent, Stipulated Loss Values and Termination Values shall be verified first, by First Chicago Leasing Corporation or such other financial advisor chosen by the Lessee and second, if such adjustments are still believed to be in error and are not reconciled with the Owner Participant within fifteen (15) Business Days, by a firm of nationally recognized independent public accountants selected by the Lessee and reasonably acceptable to the Owner Participant and, in order to enable them to verify such adjustments, the Owner Participant shall make available to such accountants (for their own confidential use and not to be disclosed to the Lessee or any other Person and subject to the execution of a confidentiality agreement reasonably satisfactory to the Owner Participant) all information reasonably necessary for such verification, including the name of the lease analysis program used by the Owner Participant to calculate such adjustments. The Lessee will pay the reasonable costs and expenses of the verification process under this Section 3.04 unless as a result of such verification process by the independent public accountants Basic Rent is adjusted and such adjustment causes the Net Present Value of Rents, to decline by 10 or more basis points (in which event the Owner Participant shall pay the reasonable costs and expenses of such verification process). The Lessor and the Lessee shall execute and deliver an amendment to this Lease to reflect each adjustment under this Section 3.04.

         All adjustments under this Section 3.04 shall be in compliance with the requirements of Revenue Procedure 75-21, 1975-1 C.B. 715 and Sections 4.02(5), 4.07(1), 4.07(2) and 4.08(1) of Revenue Procedure 75-28, 1975-1 C.B.
752 and shall be structured so as to not cause the Lease to be a "disqualified leaseback or long-term agreement" within the meaning of Section 467 of the Code.

         Section 3.05. Minimum Basic Rent. Notwithstanding any other provisions of the Operative Agreements to the contrary, each installment of Basic Rent due on each Rent Payment Date and not constituting an Excepted Payment shall be, under any and all circumstances, an amount at least sufficient to pay in full any installment of principal of and interest on the Certificates required to be paid pursuant to the Certificates (other than amounts becoming due on account of the exercise of remedies pursuant to
Article 17 hereof) on such Rent Payment Date.

         Section 3.06. Payment to Indenture Trustee. All Rent payable by the Lessee to the Lessor shall be paid to the Lessor c/o State Street Bank and Trust Company, Two International Place, 4th Floor, Boston, Massachusetts 02110,
Attention: Corporate Trust Department, or as the Lessor may otherwise direct, by wire transfer of immediately available funds in U.S. Dollars with sufficient information to identify sources and applications of such funds no later than 10:30 a.m., New York time on the due date of such payment;
provided, however, that so long as the Lien of the Indenture shall not have been discharged the Lessor hereby directs, and the Lessee agrees, that all Rent (other than Excepted Payments, which shall be paid by the Lessee directly to the Person entitled thereto) (all without set-off or counterclaim as and to the extent provided in Article 20 hereof) shall be paid directly to the Indenture Trustee at its principal office at 79 South Main Street, Salt Lake City, Utah 84111, Attention: Corporate Trust Department, or as the Indenture Trustee may otherwise direct within the United States by wire transfer of immediately available funds in U.S. Dollars no later than 10:30 a.m., New York time, on the due date of such payment. In any case where a scheduled Rent Payment Date shall not be a Business Day such Rent Payment Date shall be adjourned to the next succeeding Business Day without interest thereon for the period of such extension (provided that payment is made on such next succeeding Business Day).

         Section 3.07. Costs and Expenses. As between the Lessor and the Lessee, all obligations under this Lease shall be done, performed and complied with at the Lessee's cost and expense, whether or not so expressed, unless otherwise expressly stated to the contrary.


                                   ARTICLE 4

                     RENEWAL OPTIONS AND PURCHASE OPTIONS

         Section 4.01. Renewal Options. (a) Election to Renew. The Lessee shall provide the Lessor with irrevocable written notice (the "Preliminary Notice") not more than 360 days nor less than 180 days prior to the end of the Basic Term or any Renewal Term, as the case may be, whether it will exercise its options either to renew this Lease pursuant to this Section 4.01 or to purchase the Aircraft pursuant to Section 4.02(a)(B), (C) or (F) hereof, as applicable.

         Provided that (i) no Event of Default shall have occurred and be continuing at the time of renewal, (ii) this Lease has not otherwise expired or terminated, and (iii) the Lessee shall have timely delivered the respective Preliminary Notice, the Lessee may, by irrevocable written notice delivered to the Lessor not less than 90 days prior to the end of the Basic Term or any Fixed Renewal Term, extend the Term for one Fixed Renewal Term of three years commencing on the expiration of the Basic Term and one additional Fixed Renewal Term of one year commencing on the expiration of the preceding Fixed Renewal Term. The Lessee shall pay the Fixed Renewal Rent during the Fixed Renewal Term.

         In addition, provided that (i) no Event of Default shall have occurred and be continuing at the time of renewal, (ii) this Lease has not otherwise expired or terminated, and (iii) the Lessee shall have timely delivered the respective Preliminary Notice, the Lessee may, on no more than two occasions, by irrevocable written notice delivered to the Lessor not less than 90 days prior to the end of the Basic Term or the preceding Renewal Term, as the case may be, elect to extend the Term for a Renewal Term or further Renewal Term commencing on the expiration of the Basic Term or the preceding Renewal Term and ending two years thereafter for a rent equal to the then-current Fair Market Rental of the Aircraft. The Term may be extended pursuant to this paragraph for an aggregate of no more than four years following the Basic Term or the Fixed Renewal Term.

         (b) Terms and Conditions. Any such renewal shall be on the same terms and conditions as provided herein, except that (i) rent for the Aircraft due during any Renewal Term shall be payable semi-annually in arrears on the dates corresponding to the Rent Payment Dates during such Renewal Term, and
(ii) during any Renewal Term, the Stipulated Loss Value for the Aircraft shall as of any Stipulated Loss Value Determination Date during the Renewal Term be equal to the greater of the Stipulated Loss Value on the last day of the Basic Term and the Fair Market Value of the Aircraft as of the commencement of such Renewal Term.

         Section 4.02.  Purchase Options.  (a)  Election to Purchase.
Provided that (i) this Lease has not otherwise expired or terminated, (ii) the Lessee shall have previously given the Preliminary Notice under Section 4.01(a) hereof (in the case of paragraph (B) or (F) below or, if a Renewal Term is available, paragraph (C) below) or the applicable notice for each other paragraph below, as the case may be, and (iii) no Event of Default shall have occurred and be continuing on the applicable Termination Date, the Lessee may:

         (A) by written notice delivered to the Lessor, the Indenture Trustee and the Owner Participant, not more than 180 nor less than 90 days prior to the applicable Rent Payment Date, elect to terminate the Lease and purchase the Aircraft on (and only on) January 15, 2016, for, at the Lessee's option, either (1) an amount in immediately available funds equal to the greater of the Fair Market Value or the Termination Value on such date or
   (2)(i) the assumption by the Lessee, pursuant to Section 7.11 of the Participation Agreement, of all of the obligations of the Lessor under the Indenture, the Certificates and Section 7.04 of the Participation Agreement and (ii) the payment to the Lessor of an amount in immediately available funds equal to the excess of (A) the greater of the Fair Market Value or the Termination Value on such date over (B) the unpaid principal of the Certificates plus accrued interest as of such date. Such notice (which shall be revocable by the Lessee upon at least 15 days' written notice prior to the applicable Rent Payment Date) shall either direct the Lessor to prepay the Certificates in full on such Termination Date pursuant to
   Section 6.02 of the Indenture or state that the Lessee shall exercise its option to assume the Certificates pursuant to Section 7.11 of the Participation Agreement and Section 2.12 of the Indenture; or

         (B) by irrevocable written notice delivered to the Lessor and the Owner Participant not less than 90 days prior to the end of the Basic Term, elect to purchase the Aircraft on the last day of the Basic Term for an amount in immediately available funds equal to the Fair Market Value thereof on such date; provided, however, that the Lessee shall have paid all Rent due and payable under this Lease on or prior to the last day of the Basic Term; or

         (C) by irrevocable written notice delivered to the Lessor and the Owner Participant not less than 90 days prior to the end of any Renewal Term, elect to terminate the Lease and purchase the Aircraft on the last day of such Renewal Term at a price in immediately available funds equal to the Fair Market Value of the Aircraft on such day; provided, however, that the Lessee shall have paid all Rent due and payable under this Lease on or prior to the expiration of any such Renewal Term; or

         (D) exercise the purchase option in this Section 4.02(a)(D) which is more particularly described in Schedule V hereto by reference to this
   Section 4.02(a)(D) and which shall be in an amount in immediately available funds not less than the greater of the amount specified in Schedule V hereto and the Fair Market Value of the Aircraft; or

         (E) exercise the purchase option in this Section 4.02(a)(E) which is more particularly described in Schedule V hereto by reference to this
   Section 4.02(a)(E) and which shall be in an amount in immediately available funds not less than the greater of the amount specified in Schedule V hereto and the Fair Market Value of the Aircraft; or

         (F) by irrevocable written notice delivered to the Lessor and the Owner Participant not less than 90 days prior to the end of the Basic Term, elect to purchase the Aircraft on the last day of the Basic Term for the amount in immediately available funds specified in the Ancillary Agreement II (the "FPO Price") which is not less than the estimate set forth in the Appraisal of the Fair Market Value of the Aircraft at the time of exercise of the purchase option under this Section 4.02(a)(F).

         The Lessee shall give the Lessor, the Owner Participant and the Indenture Trustee not more than 180 and not less than 90 days' prior written notice of its election to purchase pursuant to Section 4.02(a)(D) or 4.02(a)(E) hereof. Such notice shall either direct the Lessor to prepay the Certificates in full on such Termination Date pursuant to Section 6.02 of the Indenture or state that the Lessee shall exercise its option to assume the Certificates pursuant to Section 7.11 of the Participation Agreement and
Section 2.12 of the Indenture. In the event that the Lessee shall have given notice to purchase the Aircraft under Section 4.02(a)(A), 4.02(a)(D) or 4.02(a)(E) hereof and shall fail to make payment (and, if applicable, assume the Certificates) on the applicable Termination Date, the Lease shall continue and the Lessee shall pay to the Owner Trustee any losses, costs and expenses of the Owner Participant incurred in connection with such failure.

         (b) Terms and Conditions. If the Lessee elects to purchase the Aircraft pursuant to Section 4.02(a) hereof, the Lessee shall pay to the Lessor on the applicable Termination Date by wire transfer of immediately available funds any Basic Rent payable on such Termination Date (to the extent payable in arrears but not to the extent payable in advance), the applicable purchase price together with any other amounts past due hereunder or due on the applicable Termination Date and all other Supplemental Rent then due under this Lease including, without limitation, the aggregate amount of any Make-Whole Premium applicable to any Certificate and amounts due under the Participation Agreement and the Tax Indemnity Agreement, whereupon (and upon discharge of the Lien of the Indenture in accordance with Section 14.01 thereof) the Lessor will transfer to the Lessee, without recourse or warranty (except as to the absence of Lessor's Liens), all of the Lessor's right, title and interest in and to the Aircraft on an "as-is, where is" basis. In connection with such transfer, the Lessee shall prepare and the Lessor shall execute or arrange for the execution of a bill of sale evidencing such transfer and such other documents as the Lessee may reasonably require. In connection with any termination or proposed termination of this Lease, the Lessee shall pay, at the time of the applicable Termination Date, all related reasonable costs and expenses of the Owner Participant, the Lessor and the Indenture Trustee.

         Section 4.03. Appraisal Procedures. (a) Generally. Whenever Fair Market Rental or Fair Market Value is required to be determined under this Lease (unless otherwise provided herein), it shall be determined by the mutual agreement of the Lessor and the Lessee in accordance with the definitions of such terms in Schedule I hereto. If the Lessee and the Lessor cannot agree by the date 60 days prior to the date for exercise of the applicable option, such amount shall be determined by independent appraisal conducted by appraisers selected pursuant to Section 4.03(b) hereof. At any time prior to final determination of such amount pursuant to Section 4.03(b) hereof, the Lessee and the Lessor shall be entitled to submit to the appraisers (and shall submit to each other any bids submitted to the appraisers) any bids from unrelated third parties, and such bids shall be accorded the weight such appraisers deem appropriate. The Lessor and the Lessee shall each have an opportunity to comment on any such bids after receiving a copy thereof.

         (b) Selection. If an independent appraisal is required pursuant to this Lease, the Lessor and the Lessee shall consult for the purpose of appointing a mutually acceptable, qualified aircraft appraiser. If they are unable to agree on a single appraiser within ten (10) Business Days, then the independent appraisal shall be arrived at by mutual agreement of two nationally recognized, independent aircraft appraisers, one chosen by the Lessor and one chosen by the Lessee, or, if such appraisers cannot agree on the amount of such appraisal, their appraisals shall be treated in the manner described in Section 4.03(c) hereof with an appraisal arrived at by a third nationally recognized, independent aircraft appraiser chosen by the mutual consent of such two appraisers; provided, however, that if either party shall fail to appoint an appraiser within fifteen (15) Business Days after a written request to do so by the other party, or if such two appraisers cannot agree on the amount of such appraisal and fail to appoint a third appraiser within twenty (20) Business Days after the date of the appointment of the second of such appraisers, then either party may initiate an arbitration proceeding with the American Arbitration Association for purposes of appointing a nationally recognized, independent aircraft appraiser.

         (c) Valuation. If one appraiser is chosen, the value determined by such appraiser shall be final and binding upon the Lessor and the Lessee. If two appraisers are chosen, one appraiser by the Lessor and one by the Lessee, and such appraisers agree on the value, such value shall be final and binding upon the Lessor and the Lessee. If three appraisers shall be appointed and the difference between the determination which is farther from the middle determination is more than 125% of the difference between the middle determination and the third determination, then such further determination shall be excluded, the remaining two determinations shall be averaged, and such average shall be final and binding upon the Lessor and the Lessee. Otherwise, the average of all three determinations shall be final and binding upon the Lessor and the Lessee.

         (d) Rules of Appraisal. Any appraisal pursuant to this Section 4.03 shall be conducted in accordance with the commercial rules of the American Arbitration Association as then in effect, as modified by this Section 4.03 and the definitions of Fair Market Value and Fair Market Rental. All expenses of any independent appraisal shall be borne by the Lessee, except that each of the Lessee and the Owner Participant (in the case of the Lessor) shall bear any fees, costs and expenses of its respective attorneys in connection with such appraisal except in the case of an Event of Default or in the case of a revocation by the Lessee of its election to terminate the Lease under Section
4.02 hereof, in which case such expenses shall be borne by the Lessee.


                                   ARTICLE 5

                        REPRESENTATIONS AND WARRANTIES

         Section 5.01. Disclaimer of Representations and Warranties. THE LESSEE ACKNOWLEDGES AND AGREES THAT (i) THE AIRFRAME AND EACH ENGINE IS OF A SIZE, DESIGN, AND CAPACITY AND MANUFACTURE SELECTED BY AND ACCEPTABLE TO THE LESSEE, (ii) THE LESSEE IS SATISFIED THAT THE AIRFRAME AND EACH ENGINE IS SUITABLE FOR ITS PURPOSES, (iii) NEITHER THE OWNER PARTICIPANT NOR THE LESSOR IS A MANUFACTURER OR A DEALER IN PROPERTY OF SUCH KIND AND (iv) THE AIRFRAME AND EACH ENGINE IS LEASED HEREUNDER SUBJECT TO ALL APPLICABLE LAWS AND GOVERNMENTAL REGULATIONS, NOW IN EFFECT OR HEREAFTER ADOPTED, WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND BY THE LESSOR (IN ITS INDIVIDUAL CAPACITY OR AS OWNER TRUSTEE), THE INDENTURE TRUSTEE, THE OWNER PARTICIPANT OR ANY HOLDER. THE LESSOR LEASES THE AIRFRAME AND EACH ENGINE, AS-IS, WHERE-IS, AND NEITHER THE LESSOR (IN ITS INDIVIDUAL CAPACITY OR AS OWNER TRUSTEE), THE INDENTURE TRUSTEE, THE OWNER PARTICIPANT NOR ANY HOLDER MAKES, HAS MADE OR SHALL BE DEEMED TO HAVE MADE, AND EACH HAS AND WILL HAVE BEEN DEEMED TO HAVE EXPRESSLY DISCLAIMED, ANY WARRANTY OR REPRESENTATION EITHER EXPRESS OR IMPLIED, AS TO (A) THE TITLE, AIRWORTHINESS, WORKMANSHIP, CONDITION, VALUE, FITNESS FOR ANY PARTICULAR USE OR PURPOSE, DESIGN, OPERATION OR MERCHANTABILITY OF THE AIRFRAME, EACH ENGINE OR ANY PART THEREOF, (B) THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, (C) THE ABSENCE OF ANY INFRINGEMENT OF ANY PATENT, TRADEMARK OR COPYRIGHT, (D) THE ABSENCE OF OBLIGATIONS BASED ON STRICT LIABILITY IN TORT, (E) THE LESSOR'S TITLE THERETO, (F) THE LESSEE'S OR ANY SUBLESSEE'S RIGHT TO THE QUIET ENJOYMENT THEREOF (EXCEPT AS PROVIDED IN ARTICLE 18 HEREOF) OR (G) ANY OTHER MATTER WHATSOEVER. IT IS AGREED THAT ALL RISKS INCIDENT TO THE MATTERS DISCUSSED IN THE PRECEDING SENTENCE, AS AMONG THE LESSOR, THE INDENTURE TRUSTEE, THE OWNER PARTICIPANT AND THE LESSEE, ARE TO BE BORNE BY THE LESSEE. The provisions of this Section 5.01 have been negotiated by the Lessor and the Lessee and, except as provided in Article 7 of the Participation Agreement, are intended to be a complete exclusion and negation of any representations or warranties of the Lessor, the Indenture Trustee and the Owner Participant, express or implied, with respect to the Airframe and each Engine that may arise pursuant to any law now or hereafter in effect, or otherwise.

         Section 5.02. No Modification of Other Warranties. None of the provisions of this Article 5 or any other provision of this Lease shall be deemed to amend, modify or otherwise affect the representations, warranties or other obligations (express or implied) of the Lessee, AVSA, the Manufacturer or the Engine Manufacturer or any of their respective subcontractors or suppliers, with respect to the Airframe, the Engines or any Parts incorporated or installed in or attached to the Airframe or Engines, or to release the Lessee, AVSA, the Manufacturer or the Engine Manufacturer or any of their respective subcontractors or suppliers from any such representation, warranty or obligation. So long as an Event of Default shall not have occurred and be continuing under this Lease and to the extent permitted under the applicable warranty, patent indemnity, or service-life policy, (i) the Lessor shall assign or otherwise make available to the Lessee such rights as the Lessor may have under any warranty, patent indemnity, or service-life policy made or given by the Manufacturer, AVSA or the Engine Manufacturer or any of their respective subcontractors or suppliers, and any other claims against the Manufacturer, AVSA and the Engine Manufacturer or any such subcontractor or supplier with respect to the Aircraft, including all rights to demand, accept and retain all rights in and to property (other than the Aircraft), data and services of any kind which the Manufacturer, AVSA and the Engine Manufacturer are obligated to provide and do provide pursuant to the Purchase Agreement or the GTA with respect to the Aircraft; and (ii) all payments pursuant to any manufacturer's or subcontractor's warranty, patent indemnity, or service-life policy obligation shall be paid to the Lessee; provided that the Lessee shall apply such payments to the cost of repair or correction of any condition of the Aircraft which gave rise to such payments.

         Section 5.03. Certain Agreements of the Lessee. The Lessee agrees with the Lessor for the benefit of the Owner Participant that the Lessee shall perform the agreements, covenants and indemnities of the Lessee set forth in the Participation Agreement to the extent the same are applicable to the Owner Participant, as fully and to the same extent and with the same force and effect as if set forth in full in this Article 5.


                                   ARTICLE 6

                                     LIENS

         Section 6.01. Liens. The Lessee will not directly or indirectly create, incur, assume or suffer to exist, and will promptly, at its own cost and expense, take such action as may be necessary to discharge, any Lien on or with respect to the Lessor's Estate or this Lease or the Aircraft, the Airframe or any Engine or any Part or title thereto or any interest therein except:

         (a) the respective rights of the Lessor and the Lessee as provided in this Lease, the security interest and Lien of the Indenture and the rights of the Owner Participant, the Lessor and the Indenture Trustee under the Trust Agreement, the Indenture and the Participation Agreement;

         (b) the rights of any sublessee or transferee or other Person under a sublease, transfer, assignment or other such arrangement expressly permitted by the terms of this Lease;

         (c) Lessor's Liens and Indenture Trustee's Liens to the extent required to be discharged by the Owner Participant, the Lessor or the Indenture Trustee, as the case may be, in accordance with Section 7.03(b), 7.04(b) or 7.05(b) of the Participation Agreement;

         (d) Liens for Taxes imposed against the Lessee either not yet due or being contested in good faith by appropriate proceedings so long as such Liens or proceedings do not involve (i) any material danger of the sale, forfeiture or loss of the Lessor's Estate, the Aircraft, the Airframe or any Engine or any interest therein, (ii) any material risk of civil liabilities or (iii) any risk of the assertion of criminal charges against the Lessor, the Owner Participant, the Indenture Trustee or any Holder;

         (e) materialmen's, mechanics', workmen's, repairmen's, employees' or other like Liens arising against the Lessee in the ordinary course of the Lessee's business for amounts the payment of which is either not yet due or is being contested in good faith by appropriate proceedings so long as such Liens or proceedings do not involve any material danger of the sale, forfeiture or loss of the Lessor's Estate, the Aircraft, the Airframe or any Engine or any interest therein; and

         (f) Liens arising from judgments or awards against the Lessee with respect to which (i) at the time an appeal or proceeding for review is being prosecuted in good faith and with respect to which there shall have been secured a stay of execution pending such appeal or proceeding for review and then only for the period of such stay and (ii) there is not, and such proceedings do not involve, any material danger of the sale, forfeiture or loss of the Lessor's Estate, the Aircraft, Airframe or any Engine or any interest therein.


                                   ARTICLE 7

                 AIRCRAFT REGISTRATION, MAINTENANCE AND OPERATION

         Section 7.01. Registration, Maintenance and Operation. The Lessee, at its own cost and expense, shall:

         (a) upon payment by the Lessor of the Purchase Price on the Delivery Date, cause the Aircraft to be duly registered in the name of the Lessor as owner, pursuant to the Transportation Code and, subject to the proviso to
   Section 6.03(b) of the Participation Agreement, to remain at all times duly registered pursuant to the Transportation Code and at all times act in accordance with the rules and regulations of the Aeronautics Authority or the applicable laws, rules and regulations of any other jurisdiction in which the Aircraft may then be registered in accordance with Section 6.03(b) of the Participation Agreement;

         (b) maintain, inspect, service, repair, test and overhaul the Aircraft (or cause the same to be done) so as to keep the Aircraft (and any engine which is not an Engine but is installed on the Aircraft) in as good operating condition as when delivered to the Lessor on the Delivery Date, ordinary wear and tear excepted, and in any event (i) in accordance with the applicable regulations of the Aeronautics Authority or of the regulatory agency or body of any other jurisdiction in which the Aircraft may then be registered pursuant to Section 6.03(b) of the Participation Agreement and the Lessee's maintenance program approved by the Aeronautics Authority or such agency or body, (ii) in the same manner and with the same care used by the Lessee with respect to other A300-600 series aircraft and CF6-80C2-A5F series engines (or other engines permitted by the terms of this Lease to be used on the Aircraft) owned, operated or leased by the Lessee, to the extent that the same regulations, and the Lessee's FAA-approved maintenance program shall apply to any such aircraft and related engines, owned or leased by the Lessee, and utilized in similar circumstances, and without discriminating against the Aircraft, with respect to its use, operation or maintenance in contemplation of the expiration or termination of this Lease other than withdrawal of the Aircraft from use and operation as is necessary to prepare the Aircraft for return to the Lessor upon such expiration or termination, and (iii) so as to keep the Aircraft in such condition as may be necessary to enable its airworthiness certification to be maintained in good standing at all times under the Transportation Code or any applicable rule or regulation of the applicable regulatory agency or body of any other jurisdiction in which the Aircraft may then be registered;

         (c) maintain, or cause to be maintained, all records, logs and other materials in respect of the Aircraft required by the Aeronautics Authority, or the applicable regulatory agency or body of any other jurisdiction in which the Aircraft may then be registered, all such records and logs to be maintained in the English language (which records, logs and other materials shall, as between the Lessor and the Lessee and all parties claiming through the Lessee, be the property of the Lessor but shall become the property of the Lessee upon purchase by the Lessee of the Aircraft pursuant to the terms of this Lease or upon the occurrence of an Event of Loss and the Lessee's compliance with Section 11.03 hereof);

         (d) promptly furnish to the Lessor such information within the Lessee's possession as may be required to enable the Lessor to file any reports to be filed by the Lessor with any governmental authority because of the Lessor's ownership of or the Owner Participant's interest in the Aircraft;

         (e) not maintain, service, repair, overhaul, use or operate the Aircraft or any Engine in violation of any airworthiness certificate or registration relating thereto, or in violation of any law or any license, rule, regulation or order of or by any government or governmental authority having jurisdiction over the Lessee or the Aircraft or any Engine or for any purpose for which the Aircraft or any Engine is not designed; provided, however, that the Lessee (or if a sublease shall then be in effect, the sublessee thereunder) may in good faith contest the validity or application of any such law, license, rule, regulation or order in any manner that does not adversely affect the Lessor, its right, title or interest in the Aircraft or any Engine or the interests of the Indenture Trustee or the Owner Participant therein, or in any Operative Agreement (excluding any interests the Lessee agrees are indemnified for under the Tax Indemnity Agreement) and such contest or non-compliance will not result in any material risk of loss, forfeiture or damage to the Aircraft or in any risk of criminal liability to the Lessor, the Indenture Trustee or the Owner Participant; and if any such law, license, rule, regulation or order requires alteration of the Aircraft or any Engine, the Lessee will conform the same therewith at its own cost and expense and will maintain the Aircraft or any Engine in compliance with such law, license, rule, regulation or order; and

         (f) not operate or locate the Airframe or any Engine, or suffer the Airframe or any Engine to be operated or located in any area excluded from coverage by any insurance policy required by the terms of Article 13 hereof, unless the Lessee has obtained, prior to the operation or location of the Airframe or any Engine in such area, indemnification from the Government, or other insurance, against the risks and in the amounts required by, and in compliance with, Article 13 hereof covering such area (and naming the Lessor, or so long as this Lease is assigned to the Indenture Trustee, the Indenture Trustee, as sole loss payee in respect of indemnification or insurance payable in respect of casualties to the Aircraft) or unless the Aircraft is only temporarily located in such area as a result of an isolated occurrence attributable to a hijacking, medical emergency, equipment malfunction, weather conditions, navigational error or other similar unforeseen circumstances and the Lessee is using its good faith efforts to remove the Aircraft from such area.

         The Lessee may, at any time during the Term, install an engine or engines on the Airframe and operate the Aircraft with such engine or engines installed thereon and the Lessor shall have no right, title or interest in and to any such engine until such time, if any, that such engine is returned to the Lessor under Section 12.02 hereof.

         Section 7.02. Possession and Permitted Transfer and Sublease. (a) Conditions. The Lessee will not, without the prior written consent of the Lessor, sublease or otherwise in any manner deliver, transfer or relinquish possession of the Aircraft, the Airframe or any Engine or install any Engine, or permit any Engine to be installed, on any airframe other than the Airframe; provided, that, so long as (i) in the case of clause (i) below, no Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing at the commencement of such sublease, (ii) the Lien of the Indenture is not impaired thereby, (iii) all applicable governmental approvals in connection therewith have been obtained and (iv) the Lessee shall comply with the provisions of Article 13 hereof, the Lessee may without the prior written consent of the Lessor:

         (i) so long as the sublessee is generally meeting its material obligations as they come due and is not subject to a proceeding or final order under applicable bankruptcy, insolvency or reorganization laws on the date the sublease is entered into and with 30 days' prior written notice to the Lessor and the Owner Participant, (A) sublease the Aircraft or any Engine to a U.S. Air Carrier, (B) after December 31, 2004 sublease the Aircraft or any Engine to an Air Carrier which is principally based in and domiciled in one of the countries listed on Schedule III of the Participation Agreement, or (C) after December 31, 2004 sublease the Aircraft or any Engine to any other Air Carrier not described in this Section which shall be reasonably acceptable to the Lessor as evidenced by its prior written consent; provided, that, with respect to clauses (B) and
   (C) above, at the time of any such sublease the United States of America maintains normal diplomatic relations with the country in which such Air Carrier is principally based and domiciled and provided further that such country shall not then be experiencing war. In the case of any sublease (x) such sublease shall include the provisions required by Section 7.02(b) hereof and expressly require the sublessee to operate and maintain the Aircraft in compliance with the applicable provisions of this Lease, (y) such sublease shall provide that such sublessee will not transfer possession of, or any other rights to, the subleased Airframe or any Engine to any other Person without the prior written consent of the Lessor (except as permitted by subparagraphs (ii) through (viii) below and except that, in the case of subparagraph (iv), possession of the Aircraft may only be transferred at the direction of the Lessee) and (z) such sublease shall expire not later than the expiration of the Basic Term or any Renewal Term then in effect hereunder. Prior to any sublease to an Air Carrier permitted under Section 7.02(a)(i)(C) above: (I) the maintenance standards of the aeronautical authority of the country of domicile or principal operation of the sublessee taken as a whole shall not be materially less stringent than those of the FAA or at least comparable to those, taken as a whole, required by the central civil aviation authority of any of the United Kingdom, France, Canada, Japan or Germany; (II) the Lessee will provide opinions of counsel (such counsel and the form and substance of such opinions to be reasonably satisfactory to the Lessor) with respect to
   (A) the legality, validity and enforceability of the Operative Agreements and the sublease in such country, (B) that the laws of such country require fair compensation by the government of such country payable in a currency freely convertible into U.S. dollars for the loss of the use of or title to the Aircraft in the event of a requisition of use or title by such government, (C) the Lessor's title to the subleased equipment will be recognized, (D) the required agreement of such foreign air carrier that its rights under the sublease are subject and subordinate to all the terms of this Lease is enforceable against such foreign air carrier under applicable law (subject only to customary exceptions to enforceability), (E) that it is not necessary for the Owner Participant, the Lessor or the Indenture Trustee to register or qualify to do business in such country as a result of the proposed sublease or in order for the Owner Participant, the Lessor or the Indenture Trustee to enforce the terms and conditions of the Operative Agreements, (F) there is no tort liability of the owner of an aircraft not in possession thereof or of Persons lending money to such an owner for the purchase of an aircraft, under the laws of such jurisdiction other than tort liability which might reasonably have been imposed on such owner or Persons under the laws of the United States or any state thereof (it being understood that, in the event that such latter opinion cannot be given in a form satisfactory to the Lessor, such opinion shall be waived if insurance reasonably satisfactory to the Lessor is available to cover such risk to the Owner Participant and is provided at or before the execution of such a sublease, at the Lessee's cost and expense), (G) that there exist no possessory rights in favor of such sublessee under the laws of such country which would, upon bankruptcy or insolvency of the Lessee (and assuming that at such time such sublessee is not bankrupt or insolvent) or of the sublessee, prevent the return of the Aircraft in accordance with the terms of this Lease and (H) all necessary governmental approvals required for the subleased equipment, the Airframe or any Engine, as the case may be, to be imported and, to the extent reasonably obtainable, exported from the applicable country of domicile upon repossession of such subleased equipment by the Lessor (and the Lessee as sublessor), shall have been procured at the Lessee's own cost and expense by the Lessee prior to commencement of any such sublease; (III) duties and tariffs, if applicable, shall be paid for by the Lessee; and (IV) the Lessee shall effect or cause to be effected at the Lessee's own cost and expense all recordings and filings that are required, or reasonably requested by the Lessor, to continue the Lessor's right, title and interest to the Aircraft and rights under the Lease (and sublease) and to perfect and maintain the priority of the Lien of the Indenture;

         (ii) subject the Engines or permit any Engine to be subjected to normal interchange or pooling agreements or arrangements, in each case customary in the airline industry, entered into by the Lessee in the ordinary course of its business with a vendor domiciled in the United States or in a country with which the United States maintains normal diplomatic relations (and which is not experiencing war) or (x) any U.S. Air Carrier or (y) any foreign Air Carrier which is (I) organized in a country listed on Schedule III to the Participation Agreement, (II) organized in a country with which the United States then maintains normal diplomatic relations, (III) is a party to the Convention on the International Recognition of Rights in Aircraft or (IV) otherwise provides equivalent protection to owners, lessors and mortgagees of aircraft; provided that no transfer of the registration of or any Engine shall be effected and that throughout the period that any Engine is subjected to such interchange or pooling agreement or arrangement the terms of this Lease shall be observed; and provided, further, that no such agreement or arrangement contemplates or requires the transfer of title to or registration of any Engine, and if the Lessor's title to any Engine shall nonetheless be divested under any such agreement or arrangement, such divestiture shall be deemed to be an Event of Loss with respect to such Engine and the Lessee shall comply with Section 11.04 of this Lease in respect of such Engine;

         (iii) deliver or permit the delivery of possession of the Airframe or any Engine to their respective manufacturers or certified maintenance providers for testing, service, repair, maintenance or overhaul work or for alterations or modifications in or additions to the Airframe or any Engine to the extent required or permitted by the terms of Article 9 hereof;

         (iv) transfer or permit the transfer of possession of the Airframe or any Engine pursuant to a contract or agreement with the Government or pursuant to the Civil Reserve Air Fleet Program administrated pursuant to Executive Order No. 12056, as amended (the "CRAF Program"), or any similar or substitute programs of the Government, so long as the Lessee (or any permitted sublessee or transferee pursuant to this Section) shall promptly notify the Lessor upon such transfer of possession and provide the Lessor and the Indenture Trustee with the name and address of the Contracting Officer or representative of the Military Aircraft Command of the United States Air Force to whom notices must be given in respect of the Aircraft;

         (v) install or permit the installation of an Engine on an airframe which is owned by the Lessee or any permitted sublessee free and clear of all Liens, except (A) Liens of the type permitted under Section 6.01 hereof, (B) Liens which apply only to the engines (other than an Engine), appliances, parts, instruments, appurtenances, accessories, furnishings and other equipment (other than Parts) installed on such airframe and which do not apply to substantially all of such airframe and (C) the rights of an Air Carrier under normal interchange or pooling agreements which are customary in the airline industry and do not contemplate or require the transfer of title to such airframe or the engines installed on it;

         (vi) install or permit the installation of an Engine on an airframe leased to the Lessee or any permitted sublessee or transferee or purchased by the Lessee subject to a conditional sale or other security agreement, provided that (A) such lease, conditional sale or other security agreement does not cover the Engine so installed and the Lessor shall have received from the lessor, conditional vendor or secured party of such airframe an agreement (which may be the lease or conditional sale or other security agreement covering such airframe), whereby such lessor, conditional vendor or secured party expressly agrees that neither it nor its successors or assigns will acquire or claim any right, title or interest in any Engine by reason of such Engine being installed on such airframe at any time, and
   (B) such airframe is and remains free and clear of all Liens except the rights of the parties to the lease or conditional sale or other security agreement covering such airframe and Liens of the type permitted by subparagraph (v) of this Section 7.02(a);

         (vii) install or permit the installation of an Engine on an airframe owned by the Lessee, leased to the Lessee or purchased by the Lessee subject to a conditional sale or other security agreement under circumstances where neither subparagraph (v) nor subparagraph (vi) of this
   Section 7.02(a) is applicable, provided that such installation shall be deemed an Event of Loss with respect to such Engine and the Lessee shall comply with Section 11.04 hereof in respect of such Engine, the Lessor not intending to waive any right, title or interest it may have to or in such Engine under applicable law until compliance by the Lessee with such
   Section 11.04; and

         (viii) enter into a wet lease under which the Lessee has effective control of the Aircraft in the ordinary course of the Lessee's business which shall not be considered a transfer of possession hereunder, provided that the Lessee's obligations under this Lease shall continue in full force and effect notwithstanding any such wet lease.

         (b) Rights of Transferee. Notwithstanding the provisions of Section 7.02(a) hereof, the rights of any transferee who takes possession of the Aircraft, the Airframe or any Engine by reason of a transfer permitted by
Section 7.02(a) hereof shall be subject and subordinate to, and any sublease or wet lease permitted by Section 7.02(a) hereof shall be made expressly subject and subordinate to, all the terms of this Lease, including, without limitation, the Lessor's right to repossession pursuant to Article 17 hereof and to avoid such sublease upon such repossession, and the Lessee shall remain primarily liable for the performance of all the terms of this Lease and the other Operative Agreements to the same extent as if such sublease or transfer had not occurred. Any such sublease shall include appropriate provisions for the maintenance, inspection (as required by Section 14.01 hereof), operation, use and insurance of the Aircraft, the Airframe and each Engine in accordance with the provisions of this Lease and shall provide assurances reasonably satisfactory to the Lessor that the sublessee may not further sublease any of such equipment. The Lessee shall promptly provide the Lessor, the Owner Participant and the Indenture Trustee a copy of any sublease and, prior to execution and delivery of any sublease deliver to the Lessor all other documents (including all insurance certificates evidencing compliance with this Lease) required hereunder relating to such sublease or transfer of possession.

         (c) No Release of Lessee/Costs of Subleasing. No sublease, interchange or pooling agreement or other relinquishment of possession permitted under this Article 7 of any of the Aircraft, the Airframe or any Engine shall in any way discharge or diminish any of the Lessee's obligations to the Lessor, the Indenture Trustee or the Owner Participant under this Lease, the Participation Agreement or the Tax Indemnity Agreement or constitute a waiver of any of the Lessor's rights and remedies hereunder or thereunder or extend beyond the end of the Term. Subject to the terms and conditions of this Lease, the Lessee will retain the right to cure any default by any sublessee permitted pursuant to this Section 7.02 and to terminate such sublease upon such default. The Lessee shall pay all costs of the Owner Participant, the Indenture Trustee and the Lessor incurred in connection with any subleasing or proposed subleasing.

         Section 7.03. Insignia. (a) Nameplate. On or prior to the Delivery Date or as soon thereafter as possible, the Lessee agrees to affix to and maintain in the cockpit of the Airframe, in a clearly visible location, and on each Engine, a clearly visible metal nameplate bearing the inscription "STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, AS OWNER TRUSTEE, OWNER AND LESSOR," and, so long as such Airframe or Engines shall be subject to the Lien of the Indenture, the additional inscription "FIRST SECURITY BANK, NATIONAL ASSOCIATION, AS INDENTURE TRUSTEE, MORTGAGEE" (such nameplate to be replaced, if necessary, from time to time, with a nameplate reflecting the name of any successor Lessor or successor Indenture Trustee, in each case as permitted by the Operative Agreements).

         (b) Lessee's Marks. Except as provided in Section 7.03(a) hereof, the Lessee will not allow the name of any Person to be placed on the Airframe or on any Engine as a designation that might be interpreted as a claim of ownership; provided, that during the Term, the Lessee may cause the Aircraft to be lettered "Federal Express Corporation" or may letter, paint or mark it in some other appropriate manner for convenience of identification of the Lessee's interest or the interest of any permitted sublessee (including but not limited to the Lessee's or any permitted sublessee's customary colors and insignia) and to bear insignia plates or other markings identifying the supplier or manufacturer of the Airframe or the Engines or any Parts of either.


                                   ARTICLE 8

                       REPLACEMENT AND POOLING OF PARTS

         Section 8.01. Replacement of Parts. (a) Generally. The Lessee, at its own cost and expense, will replace or cause to be replaced as promptly as practicable all Parts which may from time to time be incorporated or installed in or attached to the Airframe or any Engine and which may from time to time become worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use for any reason, except as otherwise provided in Section 9.01 or 9.02 hereof. In addition, the Lessee may, at its own cost and expense, remove or cause to be removed in the ordinary course of maintenance, service, repair, overhaul or testing, any Parts, whether or not worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use, provided that the Lessee, except as otherwise provided in Sections 9.01 or 9.02 hereof, will, at its own cost and expense, replace such Parts as promptly as practicable. All replacement parts shall be free and clear of Liens (except for pooling arrangements to the extent permitted by Section 8.02 hereof and Liens permitted under Section 6.01 hereof, other than clauses (d) and (f) thereof) and shall be in at least as good operating condition as, and shall have a value and utility at least equal to, the Parts replaced, and in any event not less than the condition and repair required to be maintained by the provisions of this Lease.

         (b) Title. All Parts at any time removed from the Airframe or any Engine shall remain the property of the Lessor until such Parts shall be replaced by parts which have been incorporated or installed in or attached to the Airframe or such Engine and which meet the requirements for replacement parts specified in Section 8.01(a) hereof. Immediately upon any replacement part (other than, to the extent permitted by Section 8.02 hereof, a replacement part subject to a pooling arrangement) becoming incorporated or installed in or attached to the Airframe or any Engine, and without further act:

         (i) title to the replaced Part shall vest in the Lessee, free and clear of all rights of the Lessor, and such replaced Part shall no longer be deemed a Part under this Lease;

         (ii) title to such replacement part shall vest in the Lessor free and clear of all Liens except for Liens permitted by Section 6.01 hereof (other than clauses (d) and (f) thereof) and shall thereupon be and become a Part; and

         (iii) such replacement part shall become subject to this Lease and to the Lien of the Indenture, and shall be deemed part of the Airframe or such Engine for all purposes to the same extent as the Parts originally incorporated or installed in or attached to the Airframe or such Engine.

         Section 8.02. Pooling of Parts. Any Part removed from the Airframe or any Engine as permitted in Section 8.01(a) hereof may be subjected by the Lessee to any normal pooling arrangement customary in the U.S. airline industry and entered into with vendors and other Air Carriers in the ordinary course of the Lessee's business, provided that the part replacing such removed Part shall be incorporated or installed in or attached to the Airframe or such Engine in accordance with Section 8 hereof, as promptly as practicable after the removal of such removed Part. In addition, any replacement part when incorporated or installed in or attached to the Airframe or any Engine in accordance with Section 8.01(a) hereof may be owned by another Air Carrier subject to such normal pooling arrangement, provided that the Lessee, at its own cost and expense and as promptly as possible, either:

         (a) causes title to such replacement part to vest in the Lessor in accordance with Section 8.01(b) hereof by the Lessee acquiring title to such replacement part for the benefit of, and transferring such title to, the Lessor free and clear of all Liens (other than Liens permitted under Section 6.01 hereof (other than clauses (d) and (f) thereof)); or

         (b) replaces such replacement part by incorporating or installing in or attaching to the Airframe or such Engine a further replacement part owned by the Lessee free and clear of all Liens (other than Liens permitted under Section 6.01 hereof (other than clauses (d) and (f) thereof)) and by causing title to such further replacement part to vest in the Lessor in accordance with Section 8.01(b) hereof.

         All such replacement parts and further replacement parts shall meet the standards set forth in the last sentence of Section 8.01(a) hereof.


                                   ARTICLE 9

                   ALTERATIONS, MODIFICATIONS AND ADDITIONS

         Section 9.01. Required Alterations and Modifications. The Lessee, at its own cost and expense, shall make or cause to be made such alterations and modifications in and additions to the Airframe and each Engine as may be required from time to time to meet the applicable requirements of the Aeronautics Authority or any other governmental authority with jurisdiction over the Lessee's operations and aircraft; provided, however, that the Lessee or sublessee, as the case may be, may in good faith contest the validity or application of any such requirements in any reasonable manner that does not involve any material risk of civil liabilities (unless indemnified by the Lessee) or any risk of criminal penalties being imposed on or against the Indenture Trustee, the Owner Participant or the Lessor, that does not involve any material risk or danger of loss, forfeiture or sale of the Aircraft or any Engine and that does not adversely affect the Lessor, its title or interest in the Aircraft or any Engine, the first and prior perfected Lien and security interest of the Indenture, or the interests of the Indenture Trustee or the Owner Participant in the Airframe or any Engine, or in any Operative Agreement (excluding any interests the Lessee agrees are indemnified for under the Tax Indemnity Agreement). All such alterations, modifications or additions shall be made on or before the date mandated therefor, taking into account authorized postponements resulting from a contest or otherwise and shall be made at such time and in such a manner so as not to discriminate against the Aircraft whether by reason of its leased status or otherwise.

         Section 9.02. Other Alterations and Modifications. (a) Generally. The Lessee, at its own cost and expense, may from time to time make such alterations and modifications in and additions to the Airframe or any Engine as the Lessee may deem desirable in the proper conduct of its business, including, without limitation, removal of Obsolete Parts in its usual course of maintenance, provided that no such alteration, modification, addition or removal, individually or in the aggregate, shall create any adverse tax consequences for the Owner Participant not otherwise indemnified for, diminish the value, remaining useful life, or utility of the Airframe or the value or utility of any Engine or impair its condition or state of airworthiness below its value, remaining useful life (in the case of the Airframe only), utility, condition and state of airworthiness immediately prior to such alteration, modification, addition or removal, assuming that the Airframe or such Engine was then in the condition and state of airworthiness required to be maintained by the terms of this Lease, or cause the Airframe or any Engine to become "limited use property" within the meaning of Revenue Procedure 76-30, 1976-2 C.B. 647, except that the value (but not the remaining useful life, utility, condition or airworthiness) of the Aircraft may be reduced by the value, if any, of any such Obsolete Parts which shall have been removed; provided that in no event shall the aggregate value of all such Obsolete Parts which shall have been so removed and not replaced exceed $500,000.

         (b) Title to Installed Parts. Title to each part incorporated or installed in or attached or added to the Airframe or any Engine as the result of any alteration, modification, removal or addition made pursuant to Section
9.01 or 9.02(a) hereof shall without further act vest in the Lessor and become subject to this Lease; provided, however, that the Lessee may remove any such Part at any time during the Term if:

         (i) such Part is in addition to, and not in replacement of or substitution for, any Part originally incorporated or installed in or attached or added to the Airframe or such Engine on the Delivery Date or any Part in replacement of, or substitution for, any such Part;

         (ii) such Part is not required to be incorporated or installed in or attached or added to the Airframe or such Engine pursuant to the terms of
   Article 7 hereof or the first sentence of Section 9.01 hereof; and

         (iii) such Part can be removed from the Airframe or such Engine without (A) causing material damage to the Airframe or such Engine (it being understood that the Lessee shall repair any damage caused by a permitted removal) or diminishing or impairing the value, utility, condition or state of airworthiness or remaining useful life of the Airframe required to be maintained by the terms of this Lease or (B) diminishing the value, utility or remaining useful life (in the case of the Airframe) or the value and utility (in the case of such Engine) which the Airframe or such Engine would have had at such time had such alteration, modification, removal or addition not occurred, assuming the Airframe or such Engine was then in the condition required to be maintained by the terms of this Lease.

         (c) Title to Removed Parts. Upon the removal by the Lessee of any such Part as provided in subsection (b) above, title thereto shall, without further act, vest in the Lessee and such Part shall no longer be deemed a Part. Any Part not removed by the Lessee as above provided prior to the return of the Aircraft to the Lessor hereunder shall remain the property of the Lessor and subject to this Lease.


                                  ARTICLE 10

                             VOLUNTARY TERMINATION

         Section 10.01.  Right of Termination Upon Obsolescence or Surplus.
(a) Option to Terminate. So long as no Event of Default shall have occurred and be continuing, the Lessee shall have the right, at its option, on any Termination Date, on no more than 180 days' and at least 90 days' irrevocable (except as provided herein) prior written notice (which notice shall state the Proposed Termination Date) to the Lessor and the Owner Participant to terminate this Lease as of a Termination Date if the Aircraft shall have become obsolete or surplus to the operations of the Lessee; provided that the Lessee shall have furnished to the Lessor, the Indenture Trustee and the Owner Participant a certificate of the Lessee's President, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Treasurer or Assistant Treasurer stating the determination of the Lessee that the Aircraft is obsolete or surplus to its needs. Unless the Lessor has elected to retain the Aircraft as herein provided, the Lessee shall have the right on one occasion to revoke its notice of termination no later than the Business Day prior to the date 15 days prior to the Proposed Termination Date whereupon this Lease shall continue in full force and effect.

         (b) Sale Procedure. During the period from the giving of notice pursuant to Section 10.01(a) hereof until the Proposed Termination Date, the Lessee, as non-exclusive agent for the Lessor, shall use its reasonable efforts to obtain bids for the cash purchase on the Proposed Termination Date (or such earlier date as shall be consented to in writing by the Lessor) of the Aircraft. On the Proposed Termination Date, the Engines shall be installed on the Airframe (provided that the Airframe may be sold with engines meeting the requirements set forth herein for Replacement Engines in lieu of the Engines so long as the aggregate number of Engines and Replacement Engines being sold with the Airframe equals two). The Lessor may, if it desires to do so, seek to obtain such bids. The Owner Participant shall not inspect any bids received by the Lessee with respect to the Aircraft, unless the Owner Participant has given to the Lessee binding and irrevocable notice that neither the Owner Participant nor any of its Affiliates nor any Person acting for the Owner Participant or such Affiliate will submit a bid for the purchase of the Aircraft and if such notice has been given, the Lessee will provide the Lessor with copies of bids received by the Lessee. No bid may be submitted by the Lessee or any Person affiliated with the Lessee (or with whom or which there is any arrangement or understanding as to the subsequent use of the Aircraft by the Lessee or any of its Affiliates) or any agent or Person acting on behalf of the Lessee. The Lessee may reject any bid which is less than the sum of the applicable Termination Value, the aggregate amount of any Make-Whole Premium and all other expenses incurred by the Lessor, the Owner Participant and the Indenture Trustee in connection with the sale. Subject to the provisions of Section 10.02 hereof, on the Proposed Termination Date or such earlier date of sale as shall be consented to in writing by the Lessor, the Lessee shall deliver the Airframe which shall have the Engines installed on it (provided that the Airframe may be delivered with installed engines meeting the requirements set forth herein for Replacement Engines in lieu of the Engines so long as the aggregate number of Engines and Replacement Engines being delivered with the Airframe equals two and the Lessee shall comply with the provisions of Section 11.04 hereof as if an Event of Loss occurred with regard to the Engines) to the bidder which shall have submitted the highest cash bid (whether certified to the Lessor by the Lessee or directly received by the Lessor and certified to the Lessee) in the same manner as if delivery were made to the Lessor pursuant to Article 12 hereof, at a location specified by such bidder, and shall duly transfer to the Lessor title to any such engines not owned by the Lessor, and the Lessor shall, upon payment in full to the Lessor of the bid price and all amounts due and owing pursuant to Section 10.01(c) hereof by wire transfer of immediately available funds and upon discharge of the Lien of the Indenture in accordance with Article XIV thereof, sell the Airframe and Engines or engines to such bidder without recourse or warranty (except as to the absence of Lessor's Liens).

         (c) Payments to the Lessor. The total selling price realized at a sale pursuant to Section 10.01(b) hereof net of all expenses of the sale (including commissions and any sales or transfer taxes) (the "Net Sales Price") shall be retained by the Lessor (or the Indenture Trustee as long as the Indenture is in force) and, in addition, on or before the Proposed Termination Date, the Lessee shall pay to the Lessor (or the Indenture Trustee as long as the Indenture is in force), by wire transfer of immediately available funds, the sum of:

         (i) the excess, if any, of the Termination Value for the Aircraft computed as of the Proposed Termination Date over the Net Sales Price; plus

         (ii) the installment of Basic Rent due with respect to the Aircraft on the Proposed Termination Date to the extent payable in arrears but not to the extent payable in advance; plus

         (iii) all other amounts then due and payable by the Lessee (including, without limitation, the aggregate amount of any Make-Whole Premium) under this Lease and any other Operative Agreement.

         (d) Transfer of Uninstalled Engines. Upon payment of the amounts described in Section 10.01(c) hereof and upon transfer to the Lessor of title to engines which have been returned in lieu of Engines as provided in Section 10.01(b) hereof, and upon payment of all other amounts then due under this Lease, the Lessor will transfer to the Lessee, without recourse or warranty (except as to the absence of Lessor's Liens), all of the Lessor's right, title and interest in and to any Engines which were replaced with engines pursuant to Section 10.01(b) hereof, and shall deliver to the Lessee such instrument as the Lessor shall have received from the Indenture Trustee releasing such Engines from the Lien of the Indenture.

         (e) Limitation on the Lessor's Duties. The Lessor shall be under no duty to solicit bids, to inquire into the efforts of the Lessee to obtain bids or otherwise to take any action in connection with any such sale other than to transfer to the purchaser named in the highest cash bid (determined as described in Section 10.01(b) above) as referred to above (or to such purchaser and to the Lessee, as the case may be), without recourse or warranty (except as to the absence of Lessor's Liens), all of the Lessor's right, title and interest in and to the Aircraft, against receipt by the Lessor of the payments provided for in Section 10.01(c) hereof.

         (f) Termination of the Lessee's Obligations. Upon the sale of the Aircraft pursuant to this Section 10.01 and upon compliance by the Lessee with the further provisions of this Article 10, the obligation of the Lessee to pay Basic Rent with respect to the Aircraft shall cease for any Rent Payment Date occurring after the Proposed Termination Date and the Term shall end effective as of the Proposed Termination Date. If no sale shall have occurred on or before the Proposed Termination Date, this Lease shall continue in full force and effect and, for purposes of Section 10.01(a) hereof, it shall be deemed that the Lessee has rescinded its notice of termination, and the Lessee shall pay the expenses incurred by the Lessor, the Indenture Trustee and the Owner Participant in connection with the proposed sale.

         Section 10.02. Retention of Aircraft by the Lessor. (a) Generally. Notwithstanding Section 10.01 hereof, the Lessor may, subject to Section 10.02(b) hereof, elect to retain the Aircraft after receipt of the Lessee's notice of termination given in accordance with Section 10.01(a) hereof, by giving the Lessee and the Indenture Trustee written irrevocable notice of such election not less than sixty (60) days prior to the Proposed Termination Date. If the Lessor so elects, the Lessee shall pay to the Lessor on the Proposed Termination Date, by wire transfer of immediately available funds the sum of:

         (i) the installment of Basic Rent due with respect to the Aircraft on the Proposed Termination Date to the extent payable in arrears but not to the extent payable in advance; plus

         (ii) all other amounts then due and payable by the Lessee under this Lease and any other Operative Agreement, including the aggregate amount of any Make- Whole Premium, on or prior to the Proposed Termination Date.

         (b) Payment of the Certificates. It shall be an absolute condition precedent to the Lessor's right to retain the Aircraft and to the termination of the Term pursuant to this Section 10.02 that the Lessor (or the Lessee to the extent set forth in Section 10.02(a) hereof) shall have paid to the Holders and such Holders shall have received the entire outstanding principal amount of, the aggregate amount of any Make-Whole Premium and accrued interest on the Certificates on the Proposed Termination Date and all other sums due and owing to the Indenture Trustee and the Holders on or prior to the Proposed Termination Date under this Lease, the Indenture or any other Operative Agreement.

         (c) Delivery of Aircraft to Lessor; Title to Engines. If the Lessor elects to retain the Aircraft pursuant to this Section 10.02, the Lessee shall deliver the Airframe and the Engines (provided that the Airframe may be delivered with engines meeting the requirements set forth herein for Replacement Engines in lieu of the Engines so long as the aggregate number of Engines and engines being delivered with the Airframe equals two and provided that the other requirements of Section 11.04 hereof are met as if an Event of Loss has occurred with regard to the Engines) to the Lessor in the same manner as if delivery were made to the Lessor pursuant to Article 12 hereof, and shall duly transfer to the Lessor right, title and interest to any such engines not owned by the Lessor, all in accordance with Article 12 hereof. Upon such delivery of the Airframe and Engines or engines to the Lessor and payment by the Lessee of any amounts required to be paid by the Lessee pursuant to
Section 10.02(a) hereof, the Lessor will transfer to the Lessee, without recourse or warranty (except as to the absence of Lessor's Liens), all of the Lessor's right, title and interest in and to any Engines which were replaced by engines pursuant to this Section 10.02(c), and shall deliver to the Lessee such instrument as the Lessor shall have received from the Indenture Trustee releasing such Engines from the Lien of the Indenture.

         (d) Termination of the Lessee's Obligations. Upon compliance by the Lessor and the Lessee with the provisions of this Section 10.02 and upon compliance by the Lessee with the further provisions of this Article 10, the obligation of the Lessee to pay Basic Rent with respect to the Aircraft shall cease for any Rent Payment Date occurring after the Proposed Termination Date and the Term shall end effective as of the Termination Date.

         Section 10.03. Voluntary Termination as to Engines. The Lessee shall have the right at its option and at any time, on at least thirty (30) days' prior written notice to the Lessor, to terminate this Lease with respect to any Engine not then installed or held for use on the Airframe, provided that prior to the date of such termination, the Lessee shall comply with the terms of Section 11.04 hereof to the same extent as if an Event of Loss had occurred with respect to such Engine.


                                  ARTICLE 11

                        LOSS, DESTRUCTION, REQUISITION

         Section 11.01. Lessee's Election Rights. The Lessee shall notify the Lessor, the Indenture Trustee and the Owner Participant as soon as practicable but in no event more than 10 Business Days following the occurrence of an event which constitutes, or would with the passage of time constitute, an Event of Loss with respect to the Airframe or with respect to the Airframe and the Engines or engines then installed on the Airframe. By written notice to the Lessor, the Indenture Trustee and the Owner Participant delivered within 60 days of the occurrence of any Event of Loss, the Lessee shall have the right to elect the alternative set forth in Section 11.02 hereof or the alternative set forth in Section 11.03 hereof. The Lessee's failure to make such election within said 60-day period shall be deemed to be an election of the alternative set forth in Section 11.02 hereof.

         Section 11.02. Payment of Stipulated Loss Value. (a) The Lessee shall, if it has so elected or is deemed to have so elected under Section
11.01 hereof, pay to the Lessor, by wire transfer of immediately available funds on the earlier of (i) the fifteenth day following receipt in full of insurance proceeds or requisition proceeds, described in Section 11.05 hereof, in connection with such Event of Loss or if later, the 15th day following the end of the 60-day election period referred to in Section 11.01 hereof and (ii) the 120th day after the occurrence of such Event of Loss (the earlier of such dates being referred to herein as the "Loss Payment Date"), the sum of (A) the Stipulated Loss Value for the Aircraft, determined as of the Stipulated Loss Value Determination Date next succeeding the Loss Payment Date (or, if the Loss Payment Date occurs on a Stipulated Loss Value Determination Date, determined as of such Stipulated Loss Value Determination Date), plus (B) any and all Basic Rent due and payable on the relevant Stipulated Loss Value Determination Date to the extent payable in arrears but not to the extent payable in advance, plus (C) any and all Supplemental Rent due and payable on or prior to such Loss Payment Date, plus (D) all other amounts (including Basic Rent due and payable with respect to Rent Payment Dates occurring prior to such Stipulated Loss Value Determination Date and unpaid) due and payable by the Lessee hereunder or owing by the Lessee or the Owner Trustee to the Indenture Trustee or the Holders under the Indenture and the other Operative Agreements, plus (E) any reasonable out-of-pocket expenses incurred in connection with such Event of Loss and the related prepayment of the Certificates by the Lessor, the Owner Participant and the Indenture Trustee; provided that in no event shall the Holders not be paid in full.

         (b) Termination of Lease; Title Transfer. Upon payment in full of the amounts due pursuant to Section 11.02(a) hereof, the obligation of the Lessee to pay Basic Rent on any Rent Payment Date occurring subsequent to the payment of such amounts shall terminate and the Term shall end. Further, upon such payment, the Lessor will transfer to the Lessee, without recourse or warranty (except as to the absence of Lessor's Liens), all of the Lessor's right, title and interest, if any, in and to the Airframe, Engines and engines with respect to which such Event of Loss occurred, as well as all of the Lessor's right, title and interest in and to any Engines constituting part of the Aircraft but not installed on the Airframe when such Event of Loss occurred, and will deliver to the Lessee such instrument as the Lessor shall have received from the Indenture Trustee, releasing the Aircraft from the Lien of the Indenture.

         Section 11.03. Replacement of Airframe and Engines. (a) Generally. So long as no Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing, and subject to Section 11.01 hereof and provided that the Lessee shall have reimbursed the reasonable out-of-pocket costs and expenses (including, without limitation, reasonable counsel fees and disbursements) of the Lessor, the Owner Participant, the Indenture Trustee and the Holders (to the extent of the reasonable fees and expenses of one legal counsel in each relevant jurisdiction representing all of the Holders) in connection with the matters contemplated by this Section 11.03, if the Lessee has elected to replace the Airframe and Engines suffering an Event of Loss pursuant to this Section 11.03, the Lessee shall cause to be duly conveyed to the Lessor within one hundred twenty (120) days after the occurrence of such Event of Loss, as replacement for the Airframe and Engines with respect to which such Event of Loss has occurred, good and marketable title to an Airbus A300-600 series airframe manufactured no earlier than January 1, 1997 (the "Replacement Airframe") and good and marketable title to a number of Replacement Engines equal to the number of Engines with respect to which an Event of Loss has occurred, provided that following compliance with all other terms of this Section 11.03 each Engine shall be of identical make and model and, in the case of such Replacement Airframe and each such Replacement Engine, owned by the Lessee free and clear of all Liens not excepted in Sections 6.01(a), (b), (c) and (e) hereof, duly certified as an airworthy aircraft by the Aeronautics Authority, and having in the case of the Replacement Airframe a value, remaining useful life and utility, and in the case of the Replacement Engines a value and utility, at least equal to, and being in as good operating condition as, the Airframe and Engines with respect to which such Event of Loss occurred, assuming that the Airframe and Engines were then in the condition and state of airworthiness required to be maintained by the terms of this Lease immediately prior to the occurrence of such Event of Loss. In such case and as a condition to such substitution the Lessee, at its own cost and expense, will also promptly:

         (i) furnish the Indenture Trustee with originals of, and the Lessor with copies of, full warranty bills of sale, in form and substance satisfactory to the Lessor and the Indenture Trustee, with respect to such Replacement Airframe and Replacement Engines together with an assignment in form and substance satisfactory to the Lessor and the Indenture Trustee of any and all manufacturer's warranties applicable thereto and a consent reasonably satisfactory to the Lessor and the Indenture Trustee from such manufacturer or manufacturers to such assignment;

         (ii) cause such Replacement Airframe and Replacement Engines to be duly registered in the name of the Lessor pursuant to the Transportation Code or the applicable laws of any other jurisdiction in which the Aircraft may then be registered in accordance with Section 6.03(b) of the Participation Agreement;

         (iii) cause a Lease Supplement with respect to such Replacement Airframe and Replacement Engines to be duly executed by the Lessee and recorded pursuant to the Transportation Code, or the applicable laws, rules and regulations of any other jurisdiction in which the Aircraft may then be registered as permitted by Section 6.03(b) of the Participation Agreement;

         (iv) furnish the Lessor, the Indenture Trustee and the Owner Participant with an appraisal or other report of a nationally recognized aircraft appraiser based on an inspection of such Replacement Airframe and Replacement Engines reasonably satisfactory to the Indenture Trustee and the Owner Participant certifying that such Replacement Airframe has a value, remaining useful life and utility, and such Replacement Engines have a utility and value, at least equal to, and are in as good operating condition as, the Airframe and Engines replaced, assuming such Airframe and Engines were in the condition and repair required by the terms of this Lease immediately prior to the occurrence of such Event of Loss;

         (v) furnish the Lessor, the Indenture Trustee and the Owner Participant with such evidence as the Lessor or the Indenture Trustee may reasonably request of compliance with the insurance provisions of Article
   13 hereof with respect to such Replacement Airframe and Replacement Engines;

         (vi) provide the Owner Participant and the Lessor with (A) an opinion of counsel selected by the Owner Participant and reasonably acceptable to the Lessee (which opinion shall be reasonably satisfactory in form and substance to the Owner Participant and the Lessor) that it will suffer no adverse tax consequence not otherwise indemnified for to its reasonable satisfaction as of the Delivery Date as a result of such substitution or
   (B) an indemnity reasonably acceptable to the Lessor and the Owner Participant against such consequences;

         (vii) comply with the provisions of Section 9.08 of the Indenture;

         (viii) cause an Indenture and Security Agreement Supplement with respect to such Replacement Airframe and Replacement Engines to be duly executed by the Lessor and the Indenture Trustee and recorded pursuant to the Transportation Code, or the applicable laws, rules and regulations of any other jurisdiction in which the Aircraft may then be registered as permitted by Section 6.03(b) of the Participation Agreement in order that the Lien of the Indenture shall constitute a first priority, duly perfected Lien and security interest on and in respect of such Replacement Airframe and Replacement Engines;

         (ix) take such other action, including the filing of UCC financing statements naming the Indenture Trustee as a secured party with the Secretary of State of Connecticut and the filing of a notice with the Secretary of State of Tennessee, as the Lessor or the Indenture Trustee may reasonably request in order that such Replacement Airframe and Replacement Engines shall be duly and properly titled in the Lessor, leased under this Lease and subjected to the Lien of the Indenture to the same extent as the replaced Airframe and Engines;

         (x) furnish the Indenture Trustee with an opinion (reasonably satisfactory in form and substance to the Lessor, the Owner Participant and the Indenture Trustee) of counsel to the Lessee (which may be the Lessee's General Counsel) addressed to the Indenture Trustee and the Owner Participant to the effect that (A) the Lessor has good title to such Replacement Airframe and Replacement Engines, and (B) such Replacement Airframe and Replacement Engines have been validly subjected to the Lien of the Indenture (with the effect and result that the Indenture constitutes a first priority duly perfected security interest and Lien on such Replacement Airframe and Replacement Engines); and

         (xi) cause to be delivered to the Lessor, the Owner Participant and the Indenture Trustee an opinion of counsel to the Lessee addressed to the Lessor, the Owner Participant and the Indenture Trustee as to the due registration of the Aircraft and the due recordation of the requisite documents or instruments and the validity and perfection of the Lien in such Replacement Airframe and Replacement Engines.

         (b) Title to Replaced Equipment. Upon compliance by the Lessee with the terms of Section 11.03(a) hereof, the Lessor will transfer to the Lessee (subject to any insurer's salvage rights), without recourse or warranty
(except as to the absence of Lessor's Liens), all of the Lessor's right, title and interest, if any, in and to the Airframe and Engines with respect to which such Event of Loss occurred. In connection with such transfer, the Lessee shall prepare and the Lessor shall execute or forward to the Indenture Trustee for execution, as the case may be, all in recordable form, a bill of sale evidencing such transfer, a release of the Airframe and Engines with respect to which such Event of Loss occurred from the Indenture and such other documents as the Lessee reasonably requests, all at the Lessee's sole cost and expense. Any Engine constituting part of the Aircraft, but not installed on the Airframe when such Event of Loss occurred, shall continue to be property of the Lessor and leased under this Lease as part of the same equipment as the Replacement Airframe and Replacement Engines.

         (c) Definitions. Each Replacement Airframe and Replacement Engine shall be deemed part of the property leased under this Lease, each such Replacement Airframe shall be deemed an "Airframe," each such Replacement Engine shall be deemed an "Engine" and each such Replacement Airframe and Replacement Engine shall be deemed part of the same Aircraft as was the Airframe or Engine replaced.

         (d)  Rent Adjustments.  An Event of Loss covered by this Section
11.03 shall not result in any change in Basic Rent, Stipulated Loss Values or Termination Values except as may be provided pursuant to the Tax Indemnity Agreement and the Participation Agreement.

         (e) Time Limitations. If the Lessee has elected to proceed under this Section 11.03 but has not fully performed its obligations under this
Section 11.03 within 120 days of the occurrence of the applicable Event of Loss, in the event that any amounts held by the Lessor (or, so long as the Indenture shall be in effect, the Indenture Trustee) in respect of such Event of Loss are less than the Stipulated Loss Value thereof, the Lessee will deposit with the Lessor or the Indenture Trustee, as the case may be, the amount of any deficiency as security on such 120th day. If the Lessee has elected to proceed under this Section 11.03 but has not fully performed its obligations under this Section 11.03 within 180 days of the occurrence of such Event of Loss, the Lessee shall be deemed to have elected to proceed under
Section 11.02 hereof and shall immediately perform its obligations thereunder, and the Indenture Trustee, or the Lessor if the Indenture shall have been discharged, shall apply the amounts held by it pursuant to the preceding sentence as a credit against such obligations.

         Section 11.04. Event of Loss with Respect to an Engine. (a) Generally. Upon the occurrence of an Event of Loss with respect to an Engine under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, the Lessee shall give the Lessor and the Indenture Trustee prompt written notice thereof and shall, as soon as practicable but in any event within sixty (60) days after the occurrence of such Event of Loss, duly convey or cause to be conveyed to the Lessor, a Replacement Engine for the Engine with respect to which such Event of Loss occurred, good and marketable title to a Replacement Engine, free and clear of all Liens not excepted in Sections 6.01(a), (b) (provided that if there are any Liens of the type described in Section 6.01(b) hereof, such Liens are subordinate to the Lien of the Indenture), (c) and (e) hereof and having a value and utility at least equal to, and being in as good operating condition as, the Engine with respect to which such Event of Loss occurred, assuming such Engine was of the value and utility and in the condition and repair required by the terms of this Lease immediately prior to the occurrence of such Event of Loss, provided that after any replacement, each Engine shall be of identical make and model. The standards set forth in this Section with respect to Replacement Engines shall apply upon any replacement or substitution of an Engine with a Replacement Engine pursuant to any other provision of this Lease.

         (b) Conditions Precedent. Prior to or at the time of any conveyance of an Engine pursuant to Section 11.04(a) hereof, the Lessee, at its own cost and expense will:

         (i) furnish the Indenture Trustee with an original of, and the Lessor with a copy of, a full warranty bill of sale, in form and substance satisfactory to the Lessor, with respect to such Replacement Engine together with an assignment in form and substance satisfactory to the Lessor of any and all manufacturer's warranties applicable thereto and a consent reasonably satisfactory to the Lessor and the Indenture Trustee from such manufacturer to such assignment;

         (ii) cause a Lease Supplement covering such Replacement Engine to be duly executed by the Lessee and filed for recordation pursuant to the Transportation Code, or the applicable laws, rules and regulations of any other jurisdiction in which the Aircraft may then be registered as permitted by Section 6.03(b) of the Participation Agreement and, if the Engine being replaced was registered under the applicable laws of the jurisdiction in which the Aircraft is then registered, the Replacement Engine shall be registered in the same fashion;

         (iii) furnish the Lessor and the Indenture Trustee with a certificate of a nationally recognized aircraft appraiser reasonably satisfactory to the Lessor certifying that such Replacement Engine has a value and utility at least equal to, and is in as good operating condition as, the Engine replaced, assuming such Engine was in at least the condition and repair required by the terms of this Lease immediately prior to the occurrence of such Event of Loss;

         (iv) furnish the Lessor with such evidence of compliance with the insurance provisions of Article 13 hereof with respect to such Replacement Engine as the Lessor or the Indenture Trustee may reasonably request;

         (v) comply with the provisions of Section 9.08 of the Indenture;

         (vi) cause an Indenture and Security Agreement Supplement with respect to such Replacement Engine to be duly executed by the Lessor and the Indenture Trustee and recorded pursuant to the Transportation Code, or the applicable laws, rules and regulations of any other jurisdiction in which the Aircraft may be registered as permitted by Section 6.03(b) of the Participation Agreement in order that the Indenture shall constitute a first priority duly perfected Lien and security interest on and in respect of such Replacement Engine;

         (vii) take such other action, including the filing of UCC financing statements naming the Indenture Trustee as Secured Party with the Secretary of State of Connecticut and a notice filing with the Secretary of State of Tennessee, as the Lessor or the Indenture Trustee may reasonably request in order that such Replacement Engine be duly and properly titled in the Lessor, leased under this Lease and subjected to the Lien of the Indenture to the same extent as the replaced Engine;

         (viii) furnish the Lessor, the Owner Participant and the Indenture Trustee with an opinion (reasonably satisfactory in form and substance to the Lessor, the Owner Participant and the Indenture Trustee) of counsel to the Lessee (which may be the Lessee's General Counsel) addressed to the Indenture Trustee and the Owner Participant to the effect that (A) the Lessor has good title to such Replacement Engine, and (B) such Replacement Engine has been validly subjected to the Lien of the Indenture (with the effect and result that the Indenture constitutes a first priority duly perfected security interest and Lien on such Replacement Engine); and

         (ix) take such other action as the Indenture Trustee may reasonably request in order that such Replacement Engine be duly and properly subjected to the Lien of the Indenture to the same extent as the replaced Engine.

         (c) Title Transfer. Upon compliance by the Lessee with the terms of Sections 11.04(a) and (b) hereof, the Lessor will transfer to the Lessee (subject to any insurer's salvage rights), without recourse or warranty (except as to the absence of Lessor's Liens), all of the Lessor's right, title and interest, if any, in and to the Engine with respect to which such Event of Loss occurred. In connection with such transfer, the Lessee shall prepare and the Lessor shall execute or forward to the Indenture Trustee for execution, as the case may be, all in recordable form, a bill of sale evidencing such transfer, a release of the Engine with respect to which such Event of Loss occurred from the Indenture and such other documents as the Lessee reasonably requests, all at the Lessee's sole cost and expense. Each Replacement Engine shall, after such conveyance, be deemed part of the property leased under this Lease. An Event of Loss covered by this Section 11.04 shall not result in any change in Basic Rent, Stipulated Loss Values or Termination Values, but may result in payments to be made pursuant to the Tax Indemnity Agreement and the Participation Agreement.

         Section 11.05. Application of Payments from the Government or Others. (a) Generally. Any payments (other than insurance proceeds the application of which is provided for in Section 13.03 hereof) received at any time by the Lessor or by the Lessee from any governmental authority or any other party, foreign or domestic, with respect to an Event of Loss resulting from the condemnation, confiscation, theft or seizure of, or requisition of title to or use of, the Airframe or any Engine will be applied, as appropriate, in accordance with Section 11.05(b) or Section 11.05(c) hereof.

         (b)  Payments of Stipulated Loss Value.  If the payments described in
Section 11.05(a) hereof are received with respect to the Airframe or with respect to the Airframe and Engines or engines then installed on the Airframe and the Lessee has elected the alternative set forth in Section 11.02 hereof, so much of such payments as shall not exceed the amount required to be paid by the Lessee pursuant to Section 11.02 hereof shall be paid to the Lessor (or, if the Lien of the Indenture has not been discharged, the Indenture Trustee) in reduction of the Lessee's obligations under Section 11.02 hereof if not already paid by the Lessee, or, if such obligations have already been discharged in full by the Lessee, such payments shall be applied to reimburse the Lessee for its payment of such Stipulated Loss Value and, if and to the extent specifically included in such payment, to pay to the Lessee interest on such amount of Stipulated Loss Value at the rate included in such payment if any, or otherwise at the applicable Debt Rate, for the period from the date of payment by the Lessee of the Stipulated Loss Value to the date of reimbursement of the Lessee under this Section 11.05(b). The excess, if any, remaining after such application shall be divided between the Lessor and the Lessee as their respective interests may appear.

         (c) Payment if the Lessee Elects Replacement. If the payments described in Section 11.05(a) hereof are received with respect to the Airframe or with respect to the Airframe and the Engines or engines then installed on the Airframe and the Lessee has elected the alternative set forth in Section
11.03 hereof, or if such payments are received with respect to an Engine not then installed on the Airframe under the circumstances contemplated by Section
11.04 hereof, all such payments shall, subject to Section 11.08 hereof, be paid over to or retained by the Lessee, provided that the Lessee shall have fully performed its obligations pursuant to Section 11.03 or Section 11.04 hereof, as the case may be, with respect to the Event of Loss for which such payments are made.

         Section 11.06. Requisition of an Airframe and the Installed Engines for Use by Government. In the event of the requisition for use by the Government or any other government of registry of the Aircraft, or any agency or instrumentality of either (a "Requisitioning Government") of the Airframe and the Engines or engines then installed on the Airframe during the Term, which requisition does not constitute an Event of Loss, the Lessee shall promptly notify the Lessor, the Indenture Trustee and the Owner Participant of such requisition and all of the Lessee's obligations under this Lease with respect to such Airframe and Engines or engines shall continue to the same extent as if such requisition had not occurred except to the extent that any failure or delay in repairing or maintaining the Aircraft by the Lessee shall have been caused by such requisition. All payments received by the Lessor, the Lessee or any permitted sublessee or transferee from the Requisitioning Government for such use of the Airframe and Engines or engines during the Term (other than any such requisition which constitutes an Event of Loss, as to which the provisions of Section 11.05 hereof shall govern) shall, subject to
Section 11.08 hereof, be paid over to, or retained by the Lessee or such permitted sublessee or transferee. All payments received by the Lessor, the Lessee or any such permitted sublessee or transferee from the Requisitioning Government for the use of the Airframe and Engines or engines after the Term shall be paid over to, or retained by, the Lessor (or the Lessee if it shall have purchased the Lessor's interest therein in accordance with the provisions hereof).

         Section 11.07. Requisition for Use by Government of an Engine Not Installed on the Airframe. In the event of the requisition for use by a Requisitioning Government of registry of the Aircraft or any agency or instrumentality thereof of any Engine not then installed on the Airframe, the Lessee shall replace such Engine by complying with the terms of Section 11.04 hereof to the same extent as if an Event of Loss had occurred with respect to such Engine as of the date of such requisition, and any payments received by the Lessor or the Lessee from the Requisitioning Government with respect to such requisition shall, subject to Section 11.08 hereof, be paid over to or retained by the Lessee, provided that the Lessee shall have fully performed its obligations under Section 11.04 hereof.

         Section 11.08. Application of Payments During Existence of Certain Defaults. Any amount referred to in Section 11.05, 11.06 or 11.07 hereof which is payable to the Lessee shall not be paid to the Lessee, or, if it has been previously paid directly to the Lessee, shall not be retained by the Lessee, if at the time of such payment a Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing, but shall be paid to and held by the Lessor (or the Indenture Trustee so long as the Lien of the Indenture is in effect) as provided in Article 23 hereof as security for the obligations of the Lessee under this Agreement, and at such time as there shall not be continuing any such Payment Default, Bankruptcy Default or Event of Default, such amount to the extent not theretofore applied as provided herein, shall be paid to the Lessee.


                                  ARTICLE 12

                              RETURN OF AIRCRAFT

         Section 12.01. Return of Aircraft. Unless the Aircraft is purchased by the Lessee as provided in Section 4.02 hereof, at the end of the Term, or upon the termination of this Lease pursuant to Article 10 or Article 17 hereof or otherwise, the Lessee, at its own cost and expense, will return the Aircraft by delivering it to the Lessor on the last day of the Term or on the Termination Date, as the case may be, at the Lessee's principal maintenance facility in Memphis, Tennessee or such other location specified by the Lessee (and reasonably acceptable to the Owner Participant), or if such termination is pursuant to Article 17 hereof, selected by the Lessor in its reasonable discretion, within or, if the Aircraft is then registered outside the United States, outside of the continental United States (on the Lessee's route structure as in effect on the return date and provided that the Lessee shall pay any incremental expenses incurred in connection with a redelivery outside the United States) and the Airframe shall be fully equipped with two Engines of the same or an improved make and model as were delivered on the Delivery Date (or Replacement Engines), free and clear of all Liens (other than Lessor's Liens), including any rights of third parties under pooling, interchange, overhaul, repair or similar agreements or arrangements, it being understood that all such Engines and Replacement Engines so returned shall be of identical make and model and that any Replacement Engine shall be in at least as good operating condition and have at least the same value and utility as the Engines being replaced, assuming such Engines were in the condition required hereunder. The Lessee will give the Lessor at least 30 days' prior written notice of the place of such return; provided, however, that if the Lessor shall have made the request for storage pursuant to Section 12.06 hereof, the Lessee shall return the Aircraft to the Lessor at the site of the storage.

         Section 12.02. Return of Engines. If any engine not owned by the Lessor shall be delivered with the Airframe as set forth in Section 12.01 hereof, the Lessee, concurrently with such delivery, will, at its own cost and expense furnish the Lessor with (i) a full warranty bill of sale, in form and substance reasonably satisfactory to the Lessor, with respect to such engine,
(ii) an opinion of the Lessee's counsel to the effect that, upon such return, the Lessor will acquire full right, title and interest to such engine free and clear of all Liens (other than Lessor's Liens) and (iii) a certificate as described in Section 11.04(b)(iii) hereof. The Lessee shall take such other action as the Lessor may reasonably request in order that such Replacement Engine shall be duly and properly titled in the Lessor free and clear of all Liens (other than Lessor's Liens), and the Lessor will then (i) transfer to the Lessee, without recourse or warranty (except as to the absence of Lessor's Liens), and subject to the disclaimers provided in Section 5.01 hereof, all the Lessor's right, title and interest in and to any Engine in lieu of which a Replacement Engine has been delivered pursuant to Section 12.01 hereof, "as is, where is" and (ii) deliver to the Lessee such instrument as the Lessor shall have received from the Indenture Trustee, releasing such Engine from the Lien of the Indenture.

         Section 12.03. Return of Manuals. Upon the return of the Aircraft, the Lessee shall deliver to the Lessor all original (or photocopied or microfilmed copies thereof, if then permitted to be maintained in such form under applicable law) logs, manuals, certificates and technical data, and inspection, modification and overhaul records pertaining to the Airframe, Engines or engines, which are required to be maintained under applicable rules and regulations of the Aeronautics Authority or pursuant to the Lessee's or any permitted sublessee's Aeronautics Authority-approved maintenance program and all original (or photocopied or microfilmed copies thereof, if then permitted to be maintained in such form under applicable law) records required to be maintained with respect to the Aircraft under the maintenance program approved by the aeronautical authority of any other country of registry of the Aircraft. All records shall be returned in the format necessary to allow the Lessee or any sublessee to comply with Section 12.04(a)(i) hereof.

         Section 12.04. Condition of Aircraft. (a) Required Condition. The Aircraft when returned to the Lessor shall, at the Lessee's own cost and expense, meet the following requirements:

         (i) it shall, unless otherwise requested by the Lessor not less than 90 days prior to the end of the Term to retain the then-existing registration of the Aircraft, be duly registered in the name of the Lessor or its designee pursuant to the Transportation Code;

         (ii) it shall be clean by airline and cargo handling operating standards;

         (iii) the Airframe shall be returned with the Engines, or any replacements thereto as herein authorized, provided that the Airframe shall have an aggregate of two Engines or engines (as herein authorized under Section 12.02 hereof), both of the same make and model, installed thereon, together with the equipment, accessories or parts installed thereon on the Delivery Date or replacements therefor (as herein authorized) and alterations, modifications and additions thereto made in accordance with the provisions of this Lease;

         (iv) it shall be in the condition required by Section 12.04(b) hereof and in as good operating condition as when delivered to the Lessor on the Delivery Date, ordinary wear and tear excepted;

         (v) it shall have a currently effective airworthiness certificate issued by the Aeronautics Authority;

         (vi) it shall comply with any then applicable rules and regulations imposed by the Aeronautics Authority and, without limitation of the foregoing, terminate all airworthiness directives of, and mandatory modifications required by, the Aeronautics Authority (or any government or governmental authority, domestic or foreign, having jurisdiction over the Aircraft) to be terminated during the Term of the Lease and the Airframe and each Engine (including any Replacement Engine) shall be serviceable in accordance with the Lessee's FAA-approved maintenance program;

         (vii) it shall be free and clear of all Liens and rights of others (other than Lessor's Liens) including, without limitation, rights of third parties under pooling, interchange, overhaul, repair and other similar agreements or arrangements referred to in Section 7.02(a) hereof; and

         (viii) it shall be in a standard cargo configuration.

         (b) Remaining Time. If, at the time of return of the Aircraft, the Airframe is not being maintained under a continuous maintenance program, then the Airframe shall have remaining until the next scheduled "C" check at least 25% of the allowable hours between "C" checks permitted under the Lessee's FAA-approved maintenance program (or other permitted maintenance program).
If, at the time of return of the Aircraft, the Engines or engines are not being maintained under an on-condition maintenance program, then the average number of hours of operation on such Engines or engines remaining until the next scheduled engine heavy maintenance visit under the Lessee's FAA-approved maintenance program (or other permitted maintenance program) shall be at least 25% of the allowable hours between engine heavy maintenance visits. With respect to maintenance under the Lessee's FAA-approved maintenance program, the Lessee shall have treated the Aircraft in a nondiscriminatory manner with other Airbus A300-600 series aircraft in the Lessee's fleet, and the Aircraft shall be free and clear of all Liens and rights of others other than Lessor's Liens and shall be in compliance in every material respect with the Lessee's FAA-approved maintenance program as if the Term were not ending.

         Section 12.05.  [Reserved].

         Section 12.06. Storage. Upon any expiration or termination of this Lease, at the written request of the Lessor given at least 45 days prior to such expiration or termination, the Lessee will arrange, or will cause to be arranged, at no charge to the Lessor (subject, however, to the last sentence of this Section 12.06), storage at a ramp storage facility for the Aircraft at the Lessee's principal maintenance facilities in Memphis, Tennessee or one of the Lessee's other maintenance facilities or at a location selected by the Lessee used as a location for the parking or storage of aircraft for a period of up to 30 days; provided that if storage is available at no additional cost or expense to the Lessee at the location at which the Lessor has specified pursuant to Section 12.01 hereof that return of the Aircraft shall take place, the Lessee shall provide storage at such location. At the end of such 30 day period, if the Lessor so requests within 10 days of before the end of such period, the Lessee will continue to provide such ramp storage facility at such facility or location for an additional 30 days at the Lessor's expense. If the Lessee is required to move the Aircraft from one storage facility to another, such move shall be at the risk and expense of the Lessor. The maintenance and risk of loss of, and responsibility for obtaining insurance on, the Aircraft shall be the responsibility of the Lessor during any period of storage; provided, however, the Lessee will, upon written request of the Lessor and at the Lessor's expense, not to exceed the Lessee's incremental cost of such service, obtain insurance for such property (including, if possible, coverage through its fleet policy).

         Section 12.07. Special Markings. If requested by the Lessor, the Lessee shall, at the Lessee's cost, remove or paint over all insignias and other distinctive markings of the Lessee or any sublessee on the Aircraft and repaint the stripped down areas in a workmanlike manner to match exterior colors.

         Section 12.08. Lessor's Option to Purchase Parts. At any time after the Lessee has advised the Lessor that it has determined not to renew this Lease or purchase the Aircraft, or the Aircraft is otherwise to be returned to the Lessor, the Lessee shall advise the Lessor of any Part which the Lessee intends, and is permitted, to remove as provided in Section 9.02(b) above, and the Lessor may, at its option, upon 30 days' notice to the Lessee, purchase any or all of such Parts from the Lessee upon the expiration of the Term at their then Fair Market Value (taking into account the provisions of this Lease) determined in accordance with the provisions of Section 4.03 hereof. Upon any return of the Aircraft pursuant to this Article 12, if the Lessor does not elect to exercise its option under this Section 12.08, the Lessee will, at its own cost and expense, remove such Parts described in subparagraph (i),
(ii) or (iii) of Section 9.02(b) hereof as the Lessor may request.


                                  ARTICLE 13

                                   INSURANCE

         Section 13.01. Comprehensive Airline Liability and Property Damage Liability Insurance. (a) Comprehensive Airline Liability and Property Damage Liability Insurance. The Lessee, at its own cost and expense, will maintain or cause to be maintained with respect to the Aircraft, (i) comprehensive airline liability insurance including, without limitation, passenger legal and bodily injury liability and property damage liability insurance and cargo legal liability in such amounts, against such risks (including, without limitation, contractual liability and allied perils liability but excluding war risk insurance (except as required under the second sentence of this Section 13.01(a)), with such retentions (subject to the limitations set forth in Section 13.06 hereof) and on such terms and conditions (including coverage for cost of claims) as the Lessee customarily maintains with respect to aircraft and engines of the same type and model which comprise the fleet of the Lessee, and (ii) such insurance against such other risks as is usually carried by similar corporations engaged in the same or similar business and similarly situated as the Lessee and owning or operating aircraft and engines similar to the Aircraft and Engines; provided that in no event shall the limits of liability for all such insurance be less than the amount, per occurrence, as set forth on the insurance certificate delivered on the Delivery Date unless and only so long as the Aircraft is not operated and all risk-ground insurance for the Aircraft on the ground is maintained in the same manner and covering the same risks as is from time to time applicable to other aircraft owned or operated by the Lessee of the same type and model on the ground and not in operation. The Lessee will be required to maintain war risk insurance only if the Aircraft is operated in a war zone or a recognized area of armed hostilities. All insurance required by this Section 13.01(a) shall be maintained with insurers of recognized reputation and responsibility.

         (b) Government Indemnification. Notwithstanding Section 13.01(a) hereof, in the event of the requisition for use by the Government of the Airframe or the Airframe and the Engines or engines then installed on the Airframe, the Lessee shall maintain throughout the period of such requisition such insurance as would otherwise be required under this Section 13.01; provided that the Lessor shall accept, in lieu of such insurance coverage, written indemnification or insurance from the Government which is substantially the same as otherwise required under this Article 13.

         (c) Policy Terms. Any policy of insurance carried and maintained in accordance with this Section 13.01, and any policy taken out in substitution or replacement for any such policy subject to the terms, conditions and limitations thereof, shall:

         (i) name or be amended to name the Lessor in its individual capacity and as owner of the Aircraft, the Indenture Trustee in its individual capacity and as trustee/mortgagee of the Aircraft and the Owner Participant, each Liquidity Provider and each of their respective officers and directors in their respective capacities as such as additional insureds (hereinafter in this paragraph (c) sometimes referred to as "Additional Insured");

         (ii) provide that, in respect of the interest of any Additional Insured in such policies, the insurance shall not be invalidated by any action or inaction of the Lessee or any Additional Insured as defined under the policy of insurance required under this Section 13.01 (other than any action or inaction of such Additional Insured) and shall insure each Additional Insured regardless of any breach or violation of any warranty, declaration or condition contained in such policies by the Lessee or any other Additional Insured (other than any breach or violation of any warranty, declaration or condition by such Additional Insured) as defined under the policy of insurance required under this Section 13.01;

         (iii) provide that if such insurance is cancelled for any reason, or any substantial change is made in the policies which adversely affect the scope of the coverage required herein, or if such insurance is allowed to lapse for nonpayment of premium, such cancellation, change or lapse shall not be effective as to any Additional Insured for thirty (30) days (except in the case of war risk coverage in which event the applicable period shall be seven (7) days or such other period as may be customary) after receipt by each such Additional Insured of written notice from such insurers or such insurers' broker of such cancellation, change or lapse;

         (iv) provide that the insurers shall waive any rights of subrogation against each Additional Insured, to the extent that the Lessee has waived its rights under this Lease and the Participation Agreement; provided that the exercise by insurers of rights of subrogation derived from rights retained by the Lessee shall not, in any way, delay payment of any claim that would otherwise be payable by such insurers but for the existence of rights of subrogation derived from rights retained by the Lessee;

         (v) provide that all of the provisions of such policy shall operate in the same manner as if there were a separate policy covering each Additional Insured; provided, that such policies shall not operate to increase any insurer's limit of liability;

         (vi) be primary, without right of contribution from any other insurance which is carried by the Lessee or any sublessee or any Additional Insured with respect to its interest in the Aircraft;

         (vii) provide that no Additional Insured shall have any obligation or liability for premiums or other payments, if any, in connection with such insurance; and

         (viii) provide that such insurer shall waive the right of such insurer to any set-off or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of any Additional Insured.

         Section 13.02. Insurance Against Loss or Damage to Aircraft and Engines. (a) Hull Insurance. The Lessee, at its own cost and expense, shall maintain or cause to be maintained in effect, with insurers of recognized reputation and responsibility, all-risk ground and flight aircraft hull insurance covering the Aircraft and all-risk coverage with respect to any Engines and Parts while removed from the Aircraft and not replaced by similar Engines or Parts, including in each case war-risk and allied perils, hijacking (air piracy) and governmental confiscation and expropriation insurance (except with respect to the country of registry) with such retentions (subject to the limitations set forth in Section 13.06 hereof) and in such form, and upon such terms and conditions (including coverage for cost of claims), and in amounts as the Lessee customarily maintains with respect to the aircraft in the Lessee's fleet of the same type and model and operated on the same routes as the Aircraft (except that the Lessee shall be required to maintain (i) allied perils, hijacking (air piracy) and governmental confiscation and expropriation insurance (except with respect to the country of registry) if the Aircraft is operated on routes where the custom is for major international Air Carriers flying comparable routes to carry such insurance and (ii) war risk insurance only if the Aircraft is operated in a war zone or a recognized area of armed hostilities), provided that such insurance shall at all times while the Aircraft is subject to this Lease and the Lien of the Indenture be on an agreed-value basis for an amount not less than an amount equal to the Stipulated Loss Value for the Aircraft from time to time.

         (b) Policy Terms. Any policies carried and maintained in accordance with this Section 13.02 and any policies taken out in substitution or replacement for any such policies subject to the terms, conditions and limitations thereof shall:

         (i) name or be amended to name the Lessor in its individual capacity and as owner of the Aircraft (or, so long as the Indenture shall not have been discharged, the Indenture Trustee) as an additional insured and as the sole loss payee (hereinafter in this paragraph (b) sometimes referred to as "Loss Payee");

         (ii) provide with respect to coverage provided under this Section 13.02, (except as otherwise provided under Section 13.03 hereof when an Event of Loss or a Payment Default, Bankruptcy Default or Event of Default has occurred and is continuing), that (i) in the event of a loss involving proceeds in the aggregate in excess of $6,000,000, the proceeds in respect of such loss up to an amount equal to the Stipulated Loss Value for the Aircraft shall be payable to the Lessor (or, so long as the Indenture shall not have been discharged, the Indenture Trustee), it being understood and agreed that in the case of any payment to the Lessor (or the Indenture Trustee) otherwise than in respect of an Event of Loss, the Lessor (or the Indenture Trustee) shall in the aggregate upon receipt of evidence satisfactory to it that the damage giving rise to such payment shall have been repaired or that such payment shall then be required to pay for repairs then being made, pay the amount of such payment to the Lessee or its order, and (ii) the entire amount of any loss involving proceeds in the aggregate of $6,000,000 or less or the amount of any proceeds of any loss in excess of the Stipulated Loss Value for the Aircraft shall be paid to the Lessee or its order to pay for repairs or replacement property;

         (iii) provide that if such insurance is cancelled for any reason or any substantial change is made in the policies which adversely affect the scope of the coverage required herein, or if such insurance is allowed to lapse for nonpayment of premium, such cancellation, change or lapse shall not be effective as to the Loss Payee for thirty days (except in the case of war-risk coverage in which event the applicable period shall be seven
   (7) days or such other period as may be customary) after receipt by the Loss Payee of written notice from such insurer of such cancellation, change or lapse;

         (iv) provide that, in respect of the interest of the Lessor (in its individual capacity and as the Owner Trustee), the Owner Participant or the Indenture Trustee (in their respective capacities as such) in such policies, the insurance shall not be invalidated by any action or inaction of the Lessee or the Loss Payee (other than any action or inaction of such Loss Payee) and shall insure the Lessor (in its individual capacity and as Owner Trustee), the Owner Participant and the Indenture Trustee regardless of any breach or violation of any warranty, declaration or condition contained in such policies by the Lessee or the Loss Payee (other than any breach or violation of any warranty, declaration or condition by the Loss Payee) as defined under the policy of insurance required under this Section 13.02;

         (v) provide that the insurers shall waive any rights of subrogation against the Lessor (in its individual capacity and as Owner Trustee), the Owner Participant and the Indenture Trustee to the extent that the Lessee has waived its rights under this Lease or the Participation Agreement; provided that the exercise by insurers of rights of subrogation derived from rights retained by the Lessee shall not, in any way, delay payment of any claim that would otherwise be payable by such insurers but for the existence of rights of subrogation derived from rights retained by the Lessee;

         (vi) be primary and without rights of contribution from any other insurance which is carried by the Loss Payee with respect to its interest in the Aircraft;

         (vii) provide that (except in the case of insurance with respect to Engines and spare parts that have been removed from the Aircraft and replaced with other Engines or engines, or spare parts, as the case may be) such insurer shall waive any right of such insurer to any set-off or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of the Loss Payee;

         (viii) provide that (except in the case of insurance with respect to Engines and spare parts that have been removed from the Aircraft and replaced with other Engines or engines or spare parts, as the case may be) no Loss Payee shall have any obligation or liability for premiums or other payments, if any, in connection with such insurance; and

         (ix) in the event that separate policies are maintained to cover all-risk ground and flight aircraft, hull and war risks and allied perils insurance, include a 50/50 provisional claims settlement clause as contained in the policies of insurance maintained by the Lessee with respect to all other aircraft in the Lessee's fleet, and a copy of the 50/50 provisional claims settlement clause in effect on the Delivery Date shall be attached to the insurance certificate issued on the Delivery Date.

         Section 13.03. Application of Insurance Proceeds. (a) Generally. All insurance proceeds (other than proceeds from policies carried by the Lessor, the Indenture Trustee or the Owner Participant) received under policies described in Section 13.02 hereof as the result of the occurrence of an Event of Loss with respect to the Airframe or an Engine will be applied as follows:

         (i) if such proceeds are received with respect to the Airframe or with respect to the Airframe and the Engines or engines then installed on the Airframe and the Lessee has elected or is deemed to have elected the alternative set forth in Section 11.02 hereof, so much of such proceeds as shall not exceed the amounts required to be paid by the Lessee pursuant to said Section 11.02 hereof shall be applied in reduction of the Lessee's obligation to pay such amounts if not already paid by the Lessee, or if already paid by the Lessee, shall be applied to reimburse the Lessee for its payment of such amounts; or

         (ii) if such proceeds are received with respect to the Airframe or the Airframe and the Engines or engines then installed on the Airframe and the Lessee has elected the alternative set forth in Section 11.03 hereof, or if such proceeds are received with respect to an Engine not then installed on the Airframe and not replaced by an Engine or engine under the circumstances contemplated by Section 11.04 hereof, all such proceeds shall be paid to the Indenture Trustee (unless the Indenture has been discharged in which case paid to the Lessor) for disbursement to the order of the Lessee, after the Lessee shall have fully performed the terms of Section
   11.03 or 11.04 hereof, as applicable, with respect to the Event of Loss for which such proceeds are paid.

         (b) Payment if no Event of Loss. The insurance proceeds of any property damage loss not constituting an Event of Loss with respect to the Airframe or an Engine will be applied in payment (or to reimburse the Lessee) for repairs or for replacement property in accordance with Articles 7 and 8 hereof, if not already paid for by the Lessee, and any balance remaining after compliance with said Articles 7 and 8 hereof with respect to such loss shall be paid to the order of the Lessee.

         (c) Application of Payments During Existence of Certain Defaults. Any amount referred to in this Article 13 which is payable to or retainable by the Lessee shall not be paid to or retained by the Lessee if at the time of such payment or retention a Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing, but shall be held by or paid over to the Indenture Trustee (unless the Indenture has been discharged in which case such amount shall be paid to the Lessor) to be held in accordance with Article 23 hereof, as security for the obligations of the Lessee under this Lease and, if an Event of Default shall have occurred and be continuing, applied against the Lessee's obligations hereunder as and when due. At such time as there shall not be continuing any such Payment Default, Bankruptcy Default or Event of Default, such amount shall be paid to the Lessee to the extent not previously applied in accordance with the preceding sentence.

         (d) Information. If any Additional Insured becomes subject to any claim covered by any insurance policy maintained pursuant to this Article 13, the Lessee shall make available any information required by such Additional Insured in connection with such claim.

         Section 13.04. Reports. On or before the Delivery Date and thereafter annually on or before the scheduled expiration date for such policy during the Term, the Lessee will cause its aviation insurance broker to furnish to the Lessor and the Indenture Trustee a signed report, stating the types of coverage and limits carried and maintained on the Aircraft and certifying that such insurance complies with the terms and conditions of this Lease. The Lessee will cause such aviation insurance broker to advise the Lessor, the Owner Participant and the Indenture Trustee in writing promptly of any default in the payment of any premium and of any other act or omission on the part of the Lessee of which it has knowledge and which might invalidate, cause cancellation of or render unenforceable all or any part of any insurance carried by the Lessee with respect to the Aircraft. The Lessee will cause such insurance broker to agree to advise the Lessor, the Indenture Trustee and the Owner Participant in writing if and when it becomes evident to such broker that any insurance policy carried and maintained on the Aircraft pursuant to this Article 13 will not be renewed at the scheduled expiration date for such policy. If the Lessee shall fail to maintain insurance as required, the Lessor may, at its option, provide such insurance, and in such event, the Lessee shall, upon demand, reimburse the Lessor, as Supplemental Rent, for the cost of such insurance; provided, however, that no exercise of said option shall affect the provisions of this Lease, including the provisions that failure by the Lessee to maintain the prescribed insurance shall constitute an Event of Default or otherwise constitute a waiver of any other rights the Lessor may have against the Lessee.

         Section 13.05. Lessor's Insurance. The Lessor, the Indenture Trustee or the Owner Participant may insure the Airframe or any Engine at its own cost and expense, including insuring the Aircraft for amounts in excess of the Stipulated Loss Value of the Aircraft, provided that any insurance so maintained by the Lessor, the Indenture Trustee or the Owner Participant shall not result in a reduction of coverage or amounts payable under insurance required or permitted to be maintained by the Lessee under this Article 13 or increase the cost to the Lessee of maintaining such insurance; provided further, that any insurance policies of the Lessor, the Indenture Trustee or the Owner Participant insuring the Airframe or any Engine shall provide for a release to the Lessee of any and all salvage rights in and to the Airframe or any Engine.

         Section 13.06. Self-Insurance. The Lessee may self-insure the risks required to be insured against by Sections 13.01 and 13.02 hereof in such manner and in such reasonable amounts as are then generally applicable to other aircraft or engines of the Lessee of the same type and model as the Aircraft, but in no case shall such self-insurance with respect to all aircraft (whether owned or leased) in the Lessee's fleet in aggregate exceed for any 12-month policy year an amount equal to the lesser of (i) 50% of the highest insured value of any single aircraft in the Lessee's fleet and (ii) 1.5% of the average aggregate insured value from time to time of the Lessee's entire aircraft fleet provided that a standard deductible per occurrence per aircraft (and/or retentions) not in excess of the amount imposed by the aircraft hull or liability insurer shall be permitted in addition to the above-mentioned self-insurance. The foregoing shall not permit the Lessee to discriminate as between insurance coverage on the Aircraft and insurance which the Lessee maintains with respect to similar aircraft owned or operated by the Lessee operating on similar routes in similar locations.


                                  ARTICLE 14

                                  INSPECTION

         Section 14.01. Right of Inspection. At reasonable times, and upon at least ten (10) Business Days' prior written notice to the Lessee, the Lessor, the Indenture Trustee or the Owner Participant, or their respective authorized representatives, may inspect the Aircraft and upon at least ten
(10) Business Days' prior written notice, all Aeronautics Authority required books and records of the Lessee or any sublessee relating to the maintenance of the Aircraft and such Persons shall keep any information obtained thereby confidential and shall not disclose the same to any Person, except to a Person described in Section 18.01 of the Participation Agreement. Any such inspection of the Aircraft shall be a visual, walk-around inspection of the interior and exterior of the Aircraft and shall not include opening any panel, bays or the like without the express consent of the Lessee (except to the extent any such inspection takes place when any such panel, bays or the like are open). Notwithstanding the first sentence of this Section 14.01, unless a material Default relating to maintenance or an Event of Default shall have occurred and be continuing, the Lessor, the Indenture Trustee, the Owner Participant or their respective authorized representatives shall each be entitled to inspect the Aircraft only one time during any consecutive twelve-month period. The Lessee shall make any permitted sublease or transfer permitted under Section 7.02 hereof expressly subject to inspection rights consistent with this Article 14.

         Section 14.02. No Obligation to Inspect. None of the Lessor, the Indenture Trustee or the Owner Participant shall have any duty to make any inspection pursuant to Section 14.01 hereof and no such party shall incur any liability or obligation by reason of making or not making any such inspection.


                                  ARTICLE 15

                                  ASSIGNMENT

         Section 15.01. Lessee's Right to Assign. The Lessee shall not, and shall have no authority or power to assign, convey or sublease any of its rights under this Lease without the prior written consent of the Lessor except
(i) as expressly provided in Section 7.02 hereof, or (ii) to a wholly-owned domestic subsidiary of the Lessee which shall be a certificated U.S. Air Carrier. Any such assignment, conveyance or sublease shall in no way relieve the Lessee from any obligation hereunder or under any other Operative Agreement or any written agreement of the Lessee entered into in connection with the transactions contemplated by the Operative Agreements, which shall be and remain primary obligations of the Lessee. The Lessor agrees that it will not assign or convey its right, title and interest in and to this Lease or the Aircraft except as contemplated by or provided in this Lease, the Trust Agreement, the Indenture or the Participation Agreement. The terms and provisions of this Lease shall be binding upon and inure to the benefit of the Lessor and the Lessee and their respective successors and permitted assigns, and shall inure, to the extent expressly provided herein and therein, to the direct benefit of, and in accordance with the provisions of the Indenture and the Participation Agreement shall be enforceable by, the Indenture Trustee, the Lessor and their respective successors and permitted assigns.

         Section 15.02. Citizenship. The Lessee will at all times be a duly certificated U.S. Air Carrier under the Transportation Code.


                                  ARTICLE 16

                               EVENTS OF DEFAULT

         Section 16.01. Events of Default. After the Delivery Date, each of the following events shall constitute an Event of Default, whether any such event shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

         (a) the Lessee shall fail to make any payment of Basic Rent, Renewal Rent, Stipulated Loss Value or Termination Value, as the case may be, or any payment pursuant to Section 17.02 of the Participation Agreement, within ten Business Days after the date when due (except that with respect to any failure to pay Excepted Payments, such failure shall constitute an Event of Default at the discretion of the Owner Participant); or

         (b) the Lessee shall fail to make any payment of Supplemental Rent (other than amounts described in clause (a) above) within 30 days after the Lessee has received written notice from the Person entitled to receive such payment stating that such payment is due (except that with respect to any failure to pay Excepted Payments for such period, such failure shall constitute an Event of Default at the discretion of the Owner Participant); or

         (c) (i) the Lessee shall fail to procure, carry and maintain insurance on or in respect of the Aircraft at any time in accordance with the provisions of Article 13 or such insurance lapses or is cancelled, provided that, in the case of insurance with respect to which cancellation or lapse for nonpayment is not effective as to the Lessor, the Indenture Trustee, the Holders or the Owner Participant for 30 days (seven days, in the case of any aircraft war risk coverage) no such lapse or cancellation shall constitute an Event of Default until the earlier of (A) 30 days (or seven days or such shorter time as may be standard in the industry with respect to war risk coverage) after receipt by any Additional Insured of written notice of such lapse or cancellation and (B) the date that such lapse or cancellation is effective as to any Additional Insured and provided further that such failure shall not constitute an Event of Default as long as the Aircraft is insured as required while on the ground and not operated, or (ii) the Aircraft shall be operated at any time when comprehensive airline liability insurance required under Section 13.01 hereof shall not be in effect (it being understood that the Lessee is not required to maintain such insurance under Section 13.01 hereof while the indemnification or insurance referred to in the proviso to Section 13.01(b) hereof is in effect); or

         (d) the Lessee shall fail to perform or observe any other covenant, condition or agreement to be performed or observed by it under any Operative Agreement (excluding the Tax Indemnity Agreement) or any other written agreement of the Lessee entered into in connection with the transactions contemplated by the Operative Agreements and such failure shall continue unremedied for a period of thirty (30) days after the Lessee shall have received written notice from the Lessor or the Owner Participant of such failure, provided, that in the event such failure is curable and so long as (but for no longer than 150 days after such 30-day period) the Lessee shall have promptly undertaken such cure after the Lessee receives notice thereof which undertaking shall be diligently and continuously pursued using the Lessee's reasonable best efforts, such failure shall not constitute an Event of Default; provided, further, that failure of the Lessee to maintain the registration of the Aircraft under the Transportation Code pursuant to the Lessee's covenants and agreement in
   Section 6.03(b) of the Participation Agreement and in Section 7.01(a) of this Lease, when the lapse of such registration is solely because the Owner Participant or the Lessor has ceased to be a Citizen of the United States, shall not constitute a Default or an Event of Default; or

         (e) an order for relief shall be entered in respect of the Lessee by a court having jurisdiction in the premises in an involuntary case under the federal bankruptcy laws as now or hereafter in effect; or the Lessee shall consent to the appointment of a custodian, receiver, trustee or liquidator of itself or of a substantial part of its property; or the Lessee is not paying, or shall admit in writing its inability to pay, its debts generally as they come due or shall make a general assignment for the benefit of creditors; or the Lessee shall file, or the Board of Directors of the Lessee shall authorize the filing of, or grant one or more persons authority (at their discretion) to make a filing for, a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws (as now or hereafter in effect) or an answer admitting the material allegations of a petition filed against the Lessee in any such proceeding; or the Lessee shall file, or the Board of Directors of the Lessee shall authorize the Lessee to, or grant one or more persons authority (at their discretion) to, seek relief by voluntary petition, answer or consent, under the provisions of any other or future bankruptcy or other similar law providing for the reorganization or winding-up of corporations, or providing for an agreement, composition, extension or adjustment with its creditors; or

         (f) an order, judgment or decree shall be entered by any court of competent jurisdiction appointing, without the consent of the Lessee, a custodian, receiver, trustee, or liquidator of the Lessee or of any substantial part of its property, or sequestering any substantial part of the property of the Lessee, or granting any other relief in respect of the Lessee under the federal bankruptcy laws or other insolvency laws, and any such order, judgment or decree of appointment or sequestration shall remain in force undismissed or unvacated for a period of 60 days after the date of its entry; or

         (g) a petition against the Lessee in a proceeding under the federal bankruptcy law or other insolvency laws (as now or hereafter in effect) shall be filed and shall not be withdrawn or dismissed within 60 days, or under the provisions of any law providing for reorganization or winding-up of corporations which may apply to the Lessee, any court of competent jurisdiction shall assume jurisdiction, custody or control of the Lessee or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished or unterminated for 60 days; or

         (h) any representation or warranty made by the Lessee in this Lease or in the Participation Agreement or in any document or certificate furnished by the Lessee in connection with or pursuant to this Lease or the Participation Agreement (except for the Tax Indemnity Agreement) shall at any time prove to have been incorrect at the time made in any respect material to the transactions contemplated by this Lease and, if originally made by the Lessee in good faith, shall remain material and unremedied for a period of 120 days after the Lessee shall have received written notice of such misstatement.


                                  ARTICLE 17

                                   REMEDIES

         Section 17.01. Remedies Upon Lessee's Default. (a) Remedies Generally. Upon the occurrence of any Event of Default and at any time after such occurrence so long as the same shall be continuing, the Lessor may, at its option, declare this Lease to be in default (except that no such declaration shall be required in the case of an Event of Default pursuant to paragraph (e), (f) or (g) of Section 16.01 hereof and this Lease shall be deemed declared in default without any further act or notice), and at any time thereafter the Lessor may do, and the Lessee shall comply with, one or more of the following with respect to all or any part of the Airframe and the Engines, as the Lessor in its sole discretion shall elect, to the extent permitted by, and subject to compliance with, any mandatory requirements of applicable law then in effect:

         (i) Demand in writing that the Lessee shall, and upon such written demand the Lessee shall, at the Lessee's own cost and expense, return promptly to the Lessor all or such part of the Airframe and the Engines as the Lessor may demand in the manner and condition required by, and otherwise in accordance with all of the provisions of this Lease (provided that, unless the Lessor shall require otherwise, the Aircraft shall be returned within the continental United States), or the Lessor, at its option, may enter upon the premises where such Airframe or Engines are located or believed to be located and take immediate possession of and remove such Airframe and Engines (together with any engine which is not an Engine but is installed on the Airframe, subject to all of the rights of the owner, lessor, Lien holder or secured party of such engine) without the necessity for first instituting proceedings, or by summary proceedings or otherwise, all without liability of the Lessor to the Lessee for or by reason of such entry or taking of possession, whether for the restoration of damage to property caused by such action or otherwise;

         (ii) With or without taking possession thereof, sell or otherwise dispose of the Airframe or any Engine, at public or private sale and with or without advertisement or notice to the Lessee, as the Lessor may determine, and the Lessor may hold the Lessee liable for any installment of Basic Rent and Renewal Rent due on or before the date of such sale (and, if Basic Rent or Renewal Rent is payable in arrears, the pro rata portion of the installment of Basic Rent or Renewal Rent due on the next succeeding Rent Payment Date in respect of any period commencing on the immediately preceding Rent Payment Date to the date of such sale), or hold, use, operate, lease to others or keep idle all or any part of the Airframe or any Engine as the Lessor, in its sole discretion, may determine, in any such case free and clear of any rights of the Lessee except as otherwise set forth in this Article 17, and without any duty to account to the Lessee with respect to such action or inaction or for any proceeds except to the extent required by Section 17.01(a)(iv) hereof; in the event the Lessor elects to exercise its rights under said Section, and in connection with any sale of the Aircraft or any part thereof pursuant to this Article 17, the Lessor, the Indenture Trustee, the Owner Participant or any Holder may bid for and purchase such property;

         (iii) Whether or not the Lessor shall have exercised or shall later at any time exercise any of its rights under Section 17.01(a)(i) or 17.01(a)(ii) hereof, the Lessor, by written notice to the Lessee specifying a payment date not earlier than 10 days from the date of such notice, may demand that the Lessee pay to the Lessor, and the Lessee shall pay to the Lessor on the payment date specified in such notice, as liquidated damages for loss of a bargain and not as a penalty (in lieu of the Basic Rent or Renewal Rent due on Rent Payment Dates occurring after the payment date specified in such notice), any installment of Basic Rent, Renewal Rent and any Supplemental Rent due on or before such payment date (and, to the extent Basic Rent or Renewal Rent is payable in arrears, the pro rata portion of the installment of Basic Rent or Renewal Rent due on the next succeeding Rent Payment Date in respect of the period commencing on the Stipulated Loss Value Determination Date referred to below and ending on the date of such payment), plus an amount equal to the excess, if any, of the Stipulated Loss Value for the Aircraft, computed as of the Stipulated Loss Value Determination Date on or next preceding the payment date specified in such notice over the Fair Market Value of the Aircraft, computed as of such Stipulated Loss Value Determination Date, together with
   (A), if Basic Rent is payable in advance, interest, to the extent permitted by applicable law, at the Debt Rate on the amount of such Stipulated Loss Value from such Stipulated Loss Value Determination Date to the date for payment set forth in such notice from the Lessor and (B) in all cases, interest, to the extent permitted by applicable law at the Past Due Rate on the excess of such Stipulated Loss Value over such Fair Market Value, from the date as of which such Stipulated Loss Value is payable to the date of actual payment of such amount; provided, however, that if (and in any event prior to the time for payment hereunder) the Lessor is unable within a reasonable period of time to recover possession of the Aircraft, or any portion thereof, pursuant to clause (i) above unencumbered by this Lease and free and clear of all Liens (other than Lessor's Liens), the Fair Market Value of the Aircraft or such portion shall, at the option of the Lessor to the extent legally enforceable, be zero and, if the Fair Market Value of the Aircraft is deemed to be zero, after payment in full by the Lessee of the amount specified above and all other amounts due from the Lessee under this Lease and the other Operative Agreements, the Lessor shall promptly transfer (without recourse or warranty other than as to the absence of the Lessor's Liens) all of its right, title and interest in the Aircraft or such portion, to the Lessee;

         (iv) In the event the Lessor, pursuant to Section 17.01(a)(ii) hereof, shall have sold the Airframe and/or any Engine, the Lessor, in lieu of exercising its rights under Section 17.01(a)(iii) hereof, may, if it shall so elect, demand that the Lessee pay the Lessor, and the Lessee shall pay to the Lessor, on the date of such sale, as liquidated damages for loss of a bargain and not as a penalty (in lieu of the Basic Rent or Renewal Rent due after the date on which such sale occurs) any unpaid Basic Rent or Renewal Rent due on or before the date on which such sale occurs (and, to the extent Basic Rent or Renewal Rent is payable in arrears, the pro rata portion of the installment of Basic Rent or Renewal Rent due on the next succeeding Rent Payment Date in respect of any period commencing on the Stipulated Loss Value Determination Date referred to below and ending on the date of such sale), and any Supplemental Rent due on or before the date on which such sale occurs, plus an amount equal to the excess, if any, of
   (A) the Stipulated Loss Value for the Aircraft, computed as of the Stipulated Loss Value Determination Date next preceding the sale date, over
   (B) the net proceeds of such sale (after deduction of all of the Lessor's costs and expenses of such sale, including, without limitation, sales or transfer taxes, costs of storage, overhaul, maintenance, preparation and transportation of the Aircraft and brokers' and attorneys' fees) together with (x), if Basic Rent is payable in advance, interest, to the extent permitted by applicable law, at the Debt Rate on such Stipulated Loss Value from such Stipulated Loss Value Determination Date to the date of such sale and (y) in all cases, interest to the extent permitted by applicable law at the Past Due Rate, on the amount of such excess from the date of such sale to the date of actual payment by the Lessee;

         (v) Proceed by appropriate court action to enforce the terms of this Lease or to recover damages for its breach;

         (vi) Terminate or rescind this Lease as to the Airframe or any or all of the Engines; or

         (vii) Exercise any other right or remedy which may be available to the Lessor under applicable law.

         (b) Cost of Exercise of Remedies. In addition, the Lessee shall be liable, except as otherwise provided above, for any and all unpaid Rent due before, after or during the exercise of any of the Lessor's remedies, for all amounts payable by the Lessee under the Participation Agreement before or after any termination hereof, and for all reasonable legal fees and other costs and expenses incurred by the Lessor, the Indenture Trustee or the Owner Participant by reason of the occurrence of any Event of Default or the exercise of the Lessor's remedies, including, without limitation, all costs and expenses incurred in connection with the return of the Airframe or any Engine in accordance with the terms of Article 12 hereof or in placing the Airframe or Engines in the condition and state of airworthiness required by such Article or in connection with any inspection, use, operation, maintenance, insurance, storage, or leasing carried out as part of such exercise.

         Section 17.02. Cumulative Remedies. Except as otherwise provided, no remedy referred to in this Article 17 is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to above or otherwise available to the Lessor at law or in equity; and the exercise or beginning of exercise by the Lessor of any one or more of such remedies shall not preclude the simultaneous or later exercise by the Lessor of any or all of such other remedies.

         Section 17.03. Waiver. No express or implied waiver by the Lessor of any Event of Default shall in any way be, or be construed to be, a waiver of any future or subsequent Event of Default. To the extent permitted by applicable law, the Lessee waives any rights now or in the future conferred by statute or otherwise which may require the Lessor to sell, lease or otherwise use the Airframe or any Engine in mitigation of the Lessor's damages or which may otherwise limit or modify any of the Lessor's rights or remedies under this Article 17. The Lessor's access to the Aircraft is of the essence and shall not be impaired.

         Section 17.04. Lessor's Right to Perform for Lessee. If the Lessee fails to make any required payment of Rent or fails to perform or comply with any of its agreements contained in this Lease, whether or not such failure shall constitute an Event of Default hereunder, the Lessor may (but shall not be obligated to) make such payments or perform or comply with such agreement, and the amount of such payment and the amount of the reasonable costs and expenses of the Lessor incurred in connection with such payment or the performance of or compliance with such agreement, together with interest (to the extent permitted by applicable law) at the Past Due Rate from the date of the making of such payment or the incurring of such costs and expenses by the Lessor to the date of payment of such Rent or other amount by the Lessee, shall be deemed Supplemental Rent payable by the Lessee upon demand. No such payment or performance by the Lessor shall be deemed to waive any Default or Event of Default or relieve the Lessee of its obligations hereunder.


                                  ARTICLE 18

                          COVENANT OF QUIET ENJOYMENT

         Section 18.01. Quiet Enjoyment. So long as no Event of Default shall have occurred and be continuing, the Lessor covenants that neither it nor any other Person lawfully claiming through it (other than the holder of a Lien which the Lessee is obligated to discharge pursuant to Article 6 hereof, and it being understood that the Lessor shall not be liable for any act or omission of the Indenture Trustee or any other Person claiming through the Indenture Trustee) shall interfere with the Lessee's right to quietly enjoy the Aircraft without hindrance or disturbance by it or any such other Person.


                                  ARTICLE 19

                              FURTHER ASSURANCES

         Section 19.01. Further Assurances. Promptly upon the execution and delivery of the Lease Supplement and the Indenture and Security Agreement Supplement, the Lessee will cause each of them and this Lease, the Trust Agreement and the Indenture, to be duly filed for recordation in accordance with the Transportation Code and will maintain the recordation of the Indenture until the Lien of the Indenture shall have been discharged pursuant to the terms of the Indenture. In addition, the Lessee will, at the Lessee's own cost and expense, promptly and duly execute and deliver to the Lessor, the Owner Participant and the Indenture Trustee such further documents and assurances to carry out the intent and purpose of this Lease and the Indenture and to establish and protect the rights and remedies created or intended to be created in favor of the Lessor under this Lease, and of the Owner Participant under the Trust Agreement, and of the Indenture Trustee under the Indenture, including, without limitation, the execution and filing of Uniform Commercial Code financing and continuation statements, the execution and delivery of supplements and amendments to this Lease and the Indenture, in recordable form, subjecting to this Lease and the Indenture any Replacement Airframe and/or Replacement Engines delivered by the Lessee pursuant to Section 11.03 hereof and any Replacement Engine delivered by the Lessee pursuant to Section 11.04 hereof and the recording and filing of counterparts of this Lease and the Indenture in accordance with the laws of such jurisdictions as the Lessor or the Indenture Trustee may from time to time deem advisable. The foregoing does not impose upon the Lessor any additional liabilities not otherwise contemplated by this Lease.


                                  ARTICLE 20

                                   NET LEASE

         Section 20.01. Nature of Lease. (a) This Lease is a net lease, it being the intention of the parties hereto that the obligations of the Lessee to pay all costs and expenses of every character, whether seen or unforeseen, ordinary or extraordinary, or structural or nonstructural, in connection with the use, operation, maintenance, repair and reconstruction of the Airframe and each Engine by the Lessee, including, without limitation, the costs and expenses particularly set forth in this Lease (unless expressly excluded from the terms hereof, the costs and expenses of the Lessor and the Owner Participant shall include the reasonable fees and expenses of their respective outside counsel), shall be absolute and unconditional, shall be separate and independent covenants and agreements, and shall continue unaffected unless and until the covenants have been terminated pursuant to an express provision of this Lease. The obligation to pay Rent and all amounts payable by the Lessee under this Lease or the Participation Agreement shall be absolute and unconditional and (except as otherwise expressly provided with respect to Supplemental Rent) shall be paid without notice or demand and such obligation shall not be affected by any circumstance, including, without limitation:

         (i) any set-off, counterclaim, recoupment, defense or other right which the Lessee may have against the Lessor, the Owner Participant, any Holder, the Indenture Trustee or anyone else for any reason (including, without limitation, any breach by the Lessor or the Owner Participant or the Indenture Trustee or any Holder of their respective representations, warranties, agreements or covenants contained in any of the Operative Agreements);

         (ii) any defect in the title, airworthiness, registration, eligibility for registration under the Transportation Code (and the regulations thereunder) or under any of the laws or regulations of any other country of registry of the Aircraft, condition, design, operation, merchantability or fitness for use of, suitability for a particular purpose of, or any damage to or loss or destruction of, the Aircraft or any portion thereof, or any interruption or cessation in the use or possession of the Aircraft by the Lessee or any sublessee for any reason including, without limitation, by reason of governmental action or any doctrine of force majeure or impossibility of performance;

         (iii) any insolvency, bankruptcy, reorganization or similar case or proceedings by or against the Lessor, the Lessee, the Indenture Trustee or the Owner Participant or any other Person;

         (iv) any Liens, encumbrances or rights of any other Person with respect to the Aircraft, the invalidity or unenforceability or lack of due authorization or other infirmity of this Lease or any other Operative Agreement or document or instrument executed pursuant hereto or thereto, or any lack of right, power or authority of the Lessor or the Lessee or any sublessee or any other party to any other Operative Agreement to enter into this Lease or any other Operative Agreement or any such document or instrument; or

         (v) any other circumstance, happening or event whatsoever, whether or not unforeseen, or similar to any of the foregoing.

         (b) To the extent permitted by applicable law, the Lessee waives any and all rights which it may now have or which at any time it may have conferred upon it, by statute or otherwise, to suspend performance under, terminate, cancel, quit, rescind or surrender this Lease, the Airframe, or any Engine or part thereof, other than in accordance with the terms hereof.

         (c) Each payment of Rent made by the Lessee shall be final as to the Lessor and the Lessee, and the Lessee will not seek to return nor to recover, abate, suspend, defer or reduce all or any part of any such payment of Rent from the Lessor or from the Indenture Trustee for any reason.


                                  ARTICLE 21

                               SUCCESSOR LESSOR

         Section 21.01. Successor Lessor. The Lessee agrees that in the case of the appointment of any successor trustee for the Lessor pursuant to the terms of the Participation Agreement, such successor trustee shall, upon written notice by such successor to the Lessee, succeed to all the rights, powers and title of the Lessor under this Lease and shall be deemed to be the Lessor and the owner of the Aircraft for all purposes of this Lease without the necessity of any consent or approval by the Lessee and without in any way altering the terms of this Lease or the Lessee's obligations. One such appointment and designation of a successor trustee shall not exhaust the right to appoint and designate a further successor trustee pursuant to the Participation Agreement, but such right may be exercised repeatedly so long as this Lease shall be in effect.


                                  ARTICLE 22

                       SECURITY FOR LESSOR'S OBLIGATIONS

         Section 22.01. Security for Lessor's Obligations to Holders. In order to secure the indebtedness evidenced by the Certificates, the Indenture provides among other things, for the assignment by the Lessor to the Indenture Trustee of this Lease and the Lease Supplement and for the creation of a first mortgage and security interest in favor of the Indenture Trustee on the Aircraft. The Lessee consents to and acknowledges such assignment (subject to the reservations and conditions therein set forth) and the receipt of a copy of the Indenture.

         Section 22.02.  [Reserved].

         Section 22.03. Consent of Lessee to Assignment of Lease as Security. The Lessee hereby acknowledges and consents to the Indenture Trustee's rights pursuant to the terms of the Indenture to receive payments (other than Excepted Payments not constituting Basic Rent) due under this Lease, to transfer or assign title to the Aircraft subject to this Lease, to make (jointly with the Lessor where provided in the Indenture) all waivers and agreements except as otherwise provided in the Indenture (including Section
8.01 thereof), to give all notices, consents and releases and to take all action upon the happening of a Default or Event of Default under this Lease (except as otherwise specifically provided in the Indenture, including Section
8.01 thereof), or to do any and all other things whatsoever which the Lessor is or may become entitled to do under this Lease (except as otherwise provided in the Indenture, including Section 8.01 thereof); all or any of which rights, obligations, benefits and interests may, pursuant to the terms of the Indenture, be reassigned or retransferred by the Indenture Trustee at any time and from time to time (except as otherwise provided in the Indenture); provided, however, that the Lessor, except to the extent, and for such time as, it is unable to do so by virtue of the Indenture, shall remain liable for the performance of all the terms, conditions, covenants and provisions for which it is obligated under this Lease notwithstanding such assignment.


                                  ARTICLE 23

                                SECURITY FUNDS

         Section 23.01. Investment of Security Funds. (a) Any amounts otherwise payable to the Lessee in accordance with the terms hereof shall instead be held by the Lessor as security for, and may be applied by the Lessor against, the obligations of the Lessee under this Lease during such time as there shall have occurred and be continuing a Payment Default, Bankruptcy Default or Event of Default, and, at such times as there shall not be continuing a Payment Default, Bankruptcy Default or Event of Default, such amounts, net of any amounts which have been applied by the Lessor against the Lessee's obligations hereunder, shall be paid to the Lessee as provided in this Lease. Any amounts which are held by the Lessor pending payment to the Lessee shall, until paid to the Lessee or applied against the Lessee's obligations hereunder, be invested by the Lessor, as directed from time to time, in writing (and in the absence of a written direction by the Lessee, the Lessor shall invest such monies in direct obligations of the United States of America), by the Lessee and at the expense and risk of the Lessee, in the following securities (which in the case of securities referred to in subparagraphs (i) through (iv) of this Section 23.01(a) hereof shall mature within ninety (90) days of the date of purchase):

         (i) direct obligations of the United States of America; or

         (ii) obligations fully guaranteed by the United States of America; or

         (iii) certificates of deposit issued by, or bankers' acceptances of, or time deposits or a deposit account with, any bank, trust company or national banking association incorporated or doing business under the laws of the United States of America or one of its States (which may include the Owner Trustee or the Indenture Trustee in their respective individual capacities or any Affiliate thereof), having a combined capital and surplus of at least $500,000,000 and having a rating of "A" or better from Moody's or S&P; or

         (iv) commercial paper rated A-1/P-1 by S&P or Moody's, respectively (or if neither such organization shall rate such commercial paper at any time, a rating by any nationally recognized statistical rating organization in the United States of America equal to the highest rating assigned by such rating organization) (which may include commercial paper issued by the Owner Trustee or the Indenture Trustee in their respective individual capacities or any Affiliate thereof).

         (b) At any time any invested funds are distributed to the Lessee, there shall be promptly remitted to the Lessee any gain (including interest received) realized as the result of any investment pursuant to Section 23.01(a) hereof (net of any fees, commissions and other costs, Taxes and expenses, if any, incurred by the Lessor or the Owner Participant in connection with such investment), unless a Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing in which case such funds shall be applied in the same manner as the principal so invested. The Lessee shall be responsible for and will promptly pay to the Indenture Trustee or the Lessor, as the case may be, on demand, the amount of any loss realized as the result of any such investment (together with any fees, commissions and other costs, Taxes and expenses, if any, incurred by the Indenture Trustee or the Lessor or the Owner Participant in connection with such investment), such amount to be disposed of in accordance with the terms of the Indenture or the Lease, as the case may be.


                                  ARTICLE 24

                             CONCERNING THE LESSOR

         Section 24.01. Lessor's Entry Into Lease. Except as expressly provided herein, the Lessor and the Lessee agree that this Lease is executed by SSB not individually but solely as Owner Trustee under the Trust Agreement in the exercise of the power and authority conferred and vested in it as such Owner Trustee, that each and all of the representations, undertakings and agreements by the Lessor herein are for the purpose and with the intention of binding only the Lessor's Estate, and that in no case whatsoever shall SSB be personally liable for any loss in respect of such representations, undertakings and agreements, that actions to be taken by the Lessor pursuant to its obligations hereunder may, in certain instances, be taken by the Lessor only upon specific authority of the Owner Participant and the Indenture Trustee, that nothing herein contained shall be construed as creating any liability on SSB, individually or personally, to perform any covenant, either express or implied, herein, all such liability, if any, being expressly waived by the Lessee and by each and every Person now or hereafter claiming by, through or under the Lessee except with respect to the gross negligence or willful misconduct of SSB, and that so far as SSB, individually or personally is concerned, the Lessee and any Person claiming by, through or under the Lessee shall look solely to the Lessor's Estate for the performance by the Lessor of any of its obligations under this Lease; provided, that nothing in this Section 24.01 shall be construed to limit in scope or substance those representations and warranties of SSB in its individual capacity set forth in the Participation Agreement and the Trust Agreement. The term "Lessor" as used in this Lease shall include any trustee succeeding SSB as Owner Trustee under the Trust Agreement. Any obligation of the Lessor hereunder may be performed by the Owner Participant, and any such performance shall not be construed as revocation of the trust created by the Trust Agreement. Nothing contained in this Lease shall restrict the operation of the provisions of the Trust Agreement with respect to its revocation of the resignation or removal of the Owner Trustee hereunder.


                                  ARTICLE 25

                                    NOTICES

         Section 25.01. Notices. All notices, demands, declarations and other communications required by this Lease shall be in writing and shall be deemed received (a) if given by telecopier, when transmitted and the appropriate telephonic confirmation received if transmitted on a Business Day and during normal business hours of the recipient, and otherwise on the next Business Day following transmission, (b) if given by certified mail, return receipt requested, postage prepaid, five Business Days after being deposited in the United States mail and (c) if given by FedEx service (or, if a Default or Event of Default shall have occurred and be continuing, by other comparable courier service), when received or personally delivered, addressed:

         (a) If to the Lessee, to its office at 2005 Corporate Avenue, Memphis, Tennessee 38132, Attention: Senior Vice President and Chief Financial Officer with a copy to Senior Vice President and General Counsel; telephone (901) 395-3388, facsimile (901) 395-4758; or at such other address as the Lessee shall from time to time designate in writing to the Lessor, the Indenture Trustee and the Owner Participant;

         (b) If to the Lessor or Owner Trustee, to it c/o State Street Bank and Trust Company, Two International Place, 4th Floor, Boston, Massachusetts 02110, Attention: Corporate Trust Department; telephone
   (617) 664-5526, facsimile (617) 664-5371; or to such other address as the Lessor shall from time to time designate in writing to the Lessee and the Indenture Trustee, with a copy to Owner Participant at the Owner Participant's address as provided in subsection (c) below;

         (c) If to the Owner Participant, in accordance with the Participation Agreement; and

         (d) If to the Indenture Trustee, to its office at 79 South Main Street, Salt Lake City, Utah 84111, Attention: Corporate Trust Department, telephone (801) 246-5630, facsimile (801) 246-5053; or to such other address as the Indenture Trustee shall from time to time designate in writing to the Lessor, the Lessee and the Owner Participant.


                                  ARTICLE 26

                                  MISCELLANEOUS

         Section 26.01. Section Heading and Captions. All article and section headings and captions used in this Lease are purely for convenience and shall not affect the interpretation of this Lease.

         Section 26.02. References. Any reference to a specific article or section number shall be interpreted as a reference to that article or section of this Lease unless otherwise expressly provided.

         Section 26.03. APPLICABLE LAW. THIS LEASE SHALL IN ALL RESPECTS BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE BUT WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS, AND IS BEING DELIVERED IN NEW YORK.

         Section 26.04. Severability. Any provision of this Lease which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         Section 26.05. No Oral Modification. The terms and provisions of this Lease may not be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. Any such change, waiver, discharge or termination is also subject to the provisions of Section
8.01 and Article XIII of the Indenture.

         Section 26.06. Agreement as Chattel Paper. To the extent that this Lease constitutes chattel paper (as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction), no security interest in this Lease may be created through the transfer or possession of any counterpart other than the original chattel-paper counterpart, which shall be the counterpart containing the receipt executed by the Indenture Trustee on its signature page.

         Section 26.07. Counterparts. This Lease may be executed in any number of counterparts, each of which shall be an original (except that only the counterpart bearing the receipt executed by the Indenture Trustee shall be the original for purposes of perfecting a security interest therein as chattel paper under the Uniform Commercial Code), but all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Lease by signing any such counterpart.

         Section 26.08. Public Release of Information. Provided no Event of Default shall have occurred and be continuing, each party shall in each instance obtain the prior written approval of each party concerning the exact text and timing of news releases, articles and other informational releases to the public media concerning this Lease.


                                  ARTICLE 27

                                  TRUE LEASE

         Section 27.01. Intent of the Parties. It is the intent of the parties to this Lease that for all purposes (including, without limitation, U.S. Federal income tax purposes) this Lease will be a true lease, and that this Lease conveys to the Lessee no right, title or interest in the Aircraft except as a lessee.

         Section 27.02. Section 1110 Compliance. Notwithstanding any provision herein or elsewhere contained to the contrary, it is understood and agreed among the parties hereto that the transactions contemplated by this Lease and the other Operative Agreements are expressly intended to be, shall be and should be construed so as to be, entitled to the full benefits of
Section 1110 of the Bankruptcy Code and any successor provision thereof.

         Section 27.03. Finance Lease. This Lease is a "finance lease" within the meaning of Section 2-A--103(g) of the Uniform Commercial Code.

         IN WITNESS WHEREOF, the Lessor and the Lessee have each caused this Lease to be duly executed as of the date first above written.


LESSOR:                    STATE STREET BANK AND TRUST COMPANY OF
                           CONNECTICUT, NATIONAL ASSOCIATION,
                           not in its individual capacity,
                           but solely as Owner Trustee


                           By: ______________________________________________
                                 Name:  Paul D. Allen
                                 Title: Vice President



LESSEE:                    FEDERAL EXPRESS CORPORATION


                           By: _______________________________________________
                                 Name:  Robert D. Henning
                                 Title: Assistant Treasurer and
                                        Managing Director - Structured Finance


         Receipt of this original counterpart of the Lease is hereby acknowledged on this __ day of May 1997.

Indenture Trustee:         FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                           not in its individual capacity,
                           but solely as Indenture Trustee


                           By: _____________________________________________
                                 Name:  Greg A. Hawley
                                 Title: Vice President

                                  SCHEDULE I

                                  DEFINITIONS
                (FEDERAL EXPRESS CORPORATION TRUST NO. N673FE)


GENERAL PROVISIONS
         The following terms shall have the following meanings for all purposes of the Operative Agreements (other than the Pass Through Agreement, the Series Supplements, the Intercreditor Agreement and the Liquidity Facilities) referred to below, unless otherwise defined in an Operative Agreement or the context thereof shall otherwise require. In the case of any conflict between the provisions of this Schedule and the provisions of any Operative Agreement, the provisions of such Operative Agreement shall control the construction of such Operative Agreement.

         Unless the context otherwise requires, (i) references to agreements shall be deemed to mean and include such agreements as amended and supplemented from time to time, and (ii) references to parties to agreements shall be deemed to include the successors and permitted assigns of such parties.

DEFINED TERMS:

         Additional Insured.  As defined in Article 13 of the Lease.

         Aeronautics Authority. As appropriate, the Federal Aviation Administration and/or the Administrator of the Federal Aviation Administration, any successor to the former United States Civil Aeronautics Board, or any Person, governmental department, bureau, commission or agency located in the United States succeeding to the functions of any of the foregoing.

         Affidavits. The affidavits of citizenship of the Owner Trustee and the Owner Participant.

         Affiliate. With respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this definition, "control" (including "controlled by" and "under common control with") shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities or by contract or otherwise. In no event shall the Owner Trustee or the Lessor be deemed an Affiliate of the Owner Participant.

         After-Tax Basis. A basis such that any payment to be received by a Person shall be supplemented by a further payment to such Person so that the sum of the two payments, after deduction of all Taxes resulting from the receipt or accrual of such payments, shall be equal to the payment to be received. In the case of amounts payable to the Lessor, the Owner Participant, or any corporate Affiliate of the Owner Participant, it shall be presumed that such Person is at all times subject to Federal income tax at the maximum marginal rate generally applicable to corporations from time to time and actual state, local and foreign income taxes.

         Air Carrier. Any U.S. Air Carrier and any "foreign air carrier" (as defined in the Transportation Code) as to which there is in force a permit granted under Section 41302 of the Transportation Code.

         Airbus Guaranty. The Guaranty to be dated the Delivery Date executed by the Manufacturer and guaranteeing AVSA's Warranty Bill of Sale.

         Aircraft. The Airframe to be sold by AVSA to the Owner Trustee as provided in the Participation Agreement and to be leased under the Lease (or any permitted substitute airframe thereunder) together with two Engines (whether either is an initial Engine or a Replacement Engine) whether or not any of such initial or Replacement Engines may from time to time be installed on such Airframe or may be installed on any other airframe or on any other aircraft, including any aircraft substituted pursuant to Section 11.03 of the Lease. Prior to delivery of the initial Lease Supplement, references in the Operative Agreements (including Section 3.05 of the Participation Agreement) to Aircraft shall mean the Airbus A300F4-605R airframe bearing FAA Registration Number N673FE and Manufacturer's serial number 780, together with two General Electric CF6-80C2-A5F engines.

         Airframe. The Airbus A300F4-605R aircraft (excluding the Engines or engines from time to time installed thereon) to be leased by the Lessor to the Lessee pursuant to the Lease and the initial Lease Supplement and having the United States FAA Registration Number initially and manufacturer's serial number specified in the initial Lease Supplement, including (i) all Parts in respect thereof and (ii) any Replacement Airframe which may be substituted pursuant to Section 11.03 of the Lease.

         Ancillary Agreement. Any written agreement of the Lessee to which the Lessor is a party or to which the Lessor has consented in writing entered into on or prior to the Delivery Date or any date thereafter in connection with the transactions contemplated by the Operative Agreements, as such agreement may be amended and supplemented from time to time with the consent of the Lessor and delivered to the Owner Trustee, the Indenture Trustee, the Pass Through Trustee, the Subordination Agent, each Liquidity Provider and the Owner Participant.

         Ancillary Agreement I. The Ancillary Agreement I (Federal Express Corporation Trust No. N673FE), dated the Certificate Closing Date, among the Lessee, the Owner Trustee, not in its individual capacity, but solely as Owner Trustee, the Owner Participant and the Indenture Trustee not in its individual capacity, but solely as Indenture Trustee, as originally executed or as amended, modified or supplemented with the consent of all the parties thereto.

         Ancillary Agreement II. The Ancillary Agreement II (Federal Express Corporation Trust No. N673FE), dated the Certificate Closing Date, among the Lessee, the Owner Trustee, not in its individual capacity, but solely as Owner Trustee, the Owner Participant and the Indenture Trustee not in its individual capacity, but solely as Indenture Trustee, as originally executed or as amended, modified or supplemented with the consent of all the parties thereto.

         Application. The application for registration of the Aircraft with the FAA in the name of the Owner Trustee.

         Appraisal. The report prepared by BK Associates, Inc. and to be delivered to the Owner Participant (with an abbreviated report to the Lessee) on the Delivery Date pursuant to Section 4.02(h) of the Participation Agreement.

         Assignment and Assumption Agreement. Any agreement delivered in compliance with Section 7.03(d) of the Participation Agreement.

         Average Life Date. For any Certificate, the date which follows the prepayment date by a period equal to the Remaining Weighted Average Life of such Certificate.

         AVSA. AVSA S.A.R.L., a societe a responsabilite limitee, organized and existing under the laws of France.

         AVSA Consent and Agreement. The Consent and Agreement dated as of May 1, 1997, executed by AVSA.

         AVSA's FAA Bill of Sale. The bill of sale for the Airframe on AC Form 8050-2, or such other form as may be approved by the Aeronautics Authority, executed by AVSA in favor of the Owner Trustee and to be dated the Delivery Date.

         AVSA's Warranty Bill of Sale. The full warranty bill of sale covering the Aircraft (and specifically referring to each Engine) executed by AVSA as owner of the Aircraft in favor of the Owner Trustee and to be dated the Delivery Date.

         Bankruptcy Code. The Federal Bankruptcy Code of 1978, as amended, and any successor thereto.

         Bankruptcy Default.  An event specified in Section 16.01(e), (f) or
(g) of the Lease which either does or, with the giving of notice or lapse of time or both, would constitute an Event of Default.

         Basic Rent. The aggregate periodic rent payable for the Aircraft throughout the Basic Term pursuant to Section 3.02 of the Lease, adjusted pursuant to Article 3 of the Lease.

         Basic Term. The period commencing at the beginning of the day on the Delivery Date and ending at the end of the day on December 11, 2020, or such earlier date on which the Lease shall be terminated as provided therein.

         Beneficial Interest. The interest of the Owner Participant under the Trust Agreement.

         Business Day. Any day on which commercial banks are not authorized or required to close in New York, New York, Memphis, Tennessee and the city in the United States in which the office or agency is maintained by the Pass Through Trustee for the payment of the Pass Through Certificates, and after the Lien of the Indenture is discharged, Boston, Massachusetts.

         Certificate Closing Date. The date of the closing with respect to the purchase of Certificates by the Pass Through Trustee contemplated by Section 2.01(b) of the Participation Agreement.

         Certificates. The Equipment Trust Certificates (Federal Express Corporation Trust No. N673FE), issued by the Owner Trustee pursuant to the Indenture and any certificate issued in exchange therefor or replacement thereof pursuant to the Indenture.

         Change in Tax Law. Any change to the Code or the Treasury regulations promulgated thereunder or the publication of any revenue ruling, revenue procedure or any informational release by the Internal Revenue Service or the Department of Treasury either of which would change or would allow a change in the tax assumptions or structure upon which the lease economics were based, provided that the Owner Participant or the Lessee has notified the other party of such change in writing prior to the Delivery Date.

         Change in Tax Rate. Any amendment, modification, deletion, addition, or change to the Code which is enacted into law after the Delivery Date which changes the highest marginal statutory rate of Federal income tax applicable to the Owner Participant (other than a change which is in the nature of a minimum tax).

         Citizen of the United States. A citizen of the United States as defined in Section 40102(a)(15) of the Transportation Code, or any analogous part of any successor or substituted legislation or regulation at the time in effect.

         Class A Liquidity Provider.  Has the meaning specified in Section
1.01 of the Intercreditor Agreement.

         Class B Liquidity Provider.  Has the meaning specified in Section
1.01 of the Intercreditor Agreement.

         Closings. The closing with respect to the acquisition of the Pass Through Certificates by the Underwriters and the closing with respect to the acquisition of Certificates by the Pass Through Trustee.

         Code. Except as otherwise provided, the Internal Revenue Code of 1986, as amended from time to time.

         Collateral Account. The deposit account established and maintained pursuant to Section 2.13 of the Indenture.

         Collateral Account Control Agreement. The Collateral Account Control Agreement dated as of May 1, 1997 among State Street Bank and Trust Company, the Indenture Trustee and the Owner Trustee.

         Commitment. The amount of the Owner Participant's participation in the Purchase Price required to be made available or paid as provided in
Section 3.02 of the Participation Agreement.

         Consent and Agreement. The Consent and Agreement dated as of May 1, 1997 executed by the Manufacturer.

         Consent and Guaranty. The Consent and Guaranty of the Manufacturer attached to the Purchase Agreement.

         Corporate Trust Administration. The Corporate Trust Administration office of the Owner Trustee located at 750 Main Street, Hartford, Connecticut 06103, Attention: Corporation Trust Administration, or such other office at which the Owner Trustee's corporate trust business shall be administered which the Owner Trustee shall have specified by notice in writing to the Lessee, the Owner Participant and the Indenture Trustee.

         Corporate Trust Department. The Corporate Trust Department office of the Indenture Trustee located at 79 South Main Street, Salt Lake City, Utah 84111, Attention: Corporate Trust Department, or such other office at which the Indenture Trustee's corporate trust business shall be administered which the Indenture Trustee shall have specified by notice in writing to the Lessee, the Owner Participant and the Owner Trustee.

         CRAF Program. Has the meaning specified in Section 7.01(f) of the Lease.

         Cut-Off Date.  December 10, 1997.

         Debt Portion. The amount specified as such on Schedule IV to the Participation Agreement.

         Debt Rate. The weighted average (based on Outstanding principal amount) rate of interest on the Certificates issued pursuant to the Indenture.

         Default. Any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Event of Default.

         Delivery Date. The date on which the Aircraft is delivered and sold by AVSA to the Lessor and leased by the Lessor to the Lessee under the Lease, which date shall also be the date of the initial Lease Supplement.

         Delivery Notice. Notice of the Aircraft's Delivery Date, given by the Lessee as provided in Section 3.01 of the Participation Agreement and including any notice with respect to a postponed Delivery Date given by the Lessee pursuant to Section 3.05(c) of the Participation Agreement.

         Eligible Deposit Account. Either (a) a segregated account with an Eligible Institution or (b) a segregated trust account with the corporate trust department of a depository institution with corporate trust powers organized under the laws of the United States or any state thereof, or the District of Columbia, and whose deposits are insured by the Federal Deposit Insurance Corporation, provided that such institution also has a combined capital and surplus of at least $100,000,000 and a rating of A or better from the Thomson Bank Watch.

         Eligible Institution. A depository institution organized under the laws of the United States or any one of the states thereof, or the District of Columbia, or any domestic branch of a foreign bank, which in any such case at all times (a) has either (x) a long-term unsecured debt rating of at least Aa2 by Moody's or (y) a short-term certificate of deposit rating of P-1 by Moody's, (b) has either (x) a long-term unsecured debt rating of a least AA by S&P or (y) a short-term certificate of deposit rating of A-1+ by S&P and (c) is a member of the Federal Deposit Insurance Corporation.

         Engine. Each of the two General Electric CF6-80C2-A5F engines listed by its manufacturer's serial number in the initial Lease Supplement and leased pursuant to the Lease, whether or not from time to time installed on the Airframe or installed on any other airframe or on any other aircraft, and any Replacement Engine which may from time to time be substituted for an Engine pursuant to Section 7.02(a)(vii), 10.02(c), 10.03, 11.03, 11.04 or 12.02 of
the Lease, together with all Parts related thereto. Except as otherwise provided, at such time as a Replacement Engine shall be so substituted and the Engine for which the substitution is made shall be released from the Lien of the Indenture, such replaced Engine shall cease to be an "Engine" under the Lease. The term "Engines" means, as of any date of determination, both Engines then leased to the Lessee pursuant to the Lease.

         Engine Consent. The Engine Consent dated as of May 1, 1997, executed by the Engine Manufacturer.

         Engine Manufacturer. General Electric Company, a New York corporation.

         Engine Warranty Assignment. The Engine Warranty Assignment (Federal Express Corporation Trust No. N673FE), dated as of May 1, 1997 between the Lessor and the Lessee.

         ERISA. The Employee Retirement Income Security Act of 1974, as amended.

         ERISA Plan. As defined in Section 8.01(b)(xii) of the Participation Agreement.

         Estimated Expense Amount. Has the meaning specified in Section 10.01(a) of the Participation Agreement.

         Event of Default. Each of the events specified in Article 16 of the Lease.

         Event of Loss. Any of the following events with respect to the Aircraft, the Airframe or any Engine: (i) loss of such property or its use (A) for a period in excess of 60 days due to theft or disappearance or such longer period, not to exceed 180 days from the end of such initial 60-day period, if and so long as the location of such property is known to the Lessee and the Lessee is diligently pursuing recovery of such property, or to the end of the Term, if less (unless such theft or disappearance constitutes an Event of Loss pursuant to (i)(B) or (ii) hereof) or (B) for a period in excess of 60 days due to the destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use by Lessee for any reason whatsoever;
(ii) any damage to such property which results in an insurance settlement with respect to such property on the basis of a total loss, or constructive or compromised total loss; (iii) (1) condemnation, confiscation or seizure of, or requisition of title to such property by the Government, any foreign government or purported government or any agency or instrumentality thereof, or (2) condemnation, confiscation, or seizure of, or requisition or taking of, use of such property (A) by a foreign government or instrumentality or agency of any such foreign government, for a period in excess of 180 days (or such shorter period ending on the earlier of the expiration of the Term or on the date on which an insurance settlement with respect to such property on the basis of a total loss or constructive or compromised total loss shall occur) or (B) by the Government for a period extending beyond the Term; and (iv) as a result of any law, rule, regulation, order or other action by the Aeronautics Authority or other governmental body having jurisdiction, the use of the Aircraft or Airframe in the normal course of air transportation of cargo shall have been prohibited by virtue of a condition affecting all Airbus A300-600 series aircraft equipped with engines of the same make and model as the Engines for a period of twelve (12) consecutive months, unless the Lessee, prior to the expiration of such twelve (12) month period, shall be diligently carrying forward all steps which are necessary or desirable to permit the normal use of the Aircraft or Airframe or, in any event, if such use of the Aircraft or the Airframe shall have been prohibited for a period of twenty-four (24) consecutive months or until the end of the Term, if earlier. The date of such Event of Loss shall be (s) the 61st day or the 241st day, as the case may be, following loss of such property or its use due to theft or disappearance (or the end of the Term or the Lessee's abandonment of diligent efforts to recover such property, if earlier); (t) the 61st day following the date of any destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use; (u) the date of any insurance settlement on the basis of a total loss or constructive or compromised total loss; (v) the date of any condemnation, confiscation, seizure or requisition of title of such property; (w) the 181st day following condemnation, confiscation, seizure or requisition for use of such property by a foreign government referred to in clause (iii)(2)(A) above (or the end of the Term or the date of any insurance settlement described therein, if earlier than such 181st day); (x) the last day of the Term in the case of requisition for use of such property by the Government; (y) the last day of the 12 month or 24 month period, referred to in clause (iv) above (or if earlier, the end of the Term or abandonment of the Lessee's efforts to restore the normal use of the Aircraft). An Event of Loss with respect to the Aircraft shall be deemed to have occurred if any Event of Loss occurs with respect to the Airframe.

         Excepted Payments. Collectively, (i) indemnity, expense, reimbursement or other payments paid or payable by the Lessee in respect of the Owner Participant, the Owner Trustee in its individual capacity or any of their respective successors, permitted assigns, directors, officers, employees, servants and agents or Affiliates, pursuant to the Participation Agreement or any other Operative Agreement or any indemnity hereafter granted to the Owner Participant or the Owner Trustee in its individual capacity pursuant to the Lease or the Participation Agreement, (ii) proceeds of public liability insurance (or government indemnities in lieu thereof) in respect of the Aircraft payable as a result of insurance claims paid for the benefit of, or losses suffered by, the Owner Trustee or the Indenture Trustee in their respective individual capacities or by the Owner Participant, or their respective successors, permitted assigns or Affiliates, (iii) proceeds of insurance maintained with respect to the Aircraft by the Owner Participant (whether directly or through the Owner Trustee) maintained in accordance with
Section 13.05 of the Lease but not required under Article 13 of the Lease,
(iv) payments of Supplemental Rent by the Lessee in respect of any amounts payable under the Tax Indemnity Agreement, (v) any purchase price paid to the Owner Participant for its interest in the Trust Estate pursuant to Section 7.03(d) of the Participation Agreement, (vi) subject to Section 3.05 of the Lease, payments constituting increases in Basic Rent attributable to payments arising pursuant to Section 5 of the Tax Indemnity Agreement, (vii) any payments in respect of interest to the extent attributable to payments referred to in clauses (i) through (vi) above and (viii) any right to demand, collect or otherwise receive and enforce the payment of any amount described in clauses (i) through (v) and (vii) above (except with respect to interest attributable to payments referred to in clause (vi) above).

         Expense; Expenses. Have the meaning specified in Section 9.01(a) of the Participation Agreement.

         Fair Market Renewal Term. A term with respect to which the Lessee has exercised its option to renew the Lease pursuant to the second paragraph of
Section 4.01(a) thereof and with respect to which the conditions set forth in such Section 4.01(a) are met.

         Fair Market Rental. An amount determined on the basis of, and equal in amount to, the rental which would be obtained in an arm's-length transaction between an informed and willing lessee and an informed and willing lessor unaffiliated with such lessee, neither being under any compulsion to lease. In such determination, it shall be assumed that the Aircraft is in the condition required under the Lease in the case of return of the Aircraft pursuant to Article 12 of the Lease and Fair Market Rental shall be determined in accordance with the provisions of Section 4.03 of the Lease.

         Fair Market Value. An amount determined on the basis of, and equal in amount to, the value which would be obtained in an arm's-length transaction between an informed and willing purchaser under no compulsion to buy and an informed and willing seller unaffiliated with such purchaser and under no compulsion to sell, assuming the Aircraft (or other property) is unencumbered by the Lease. In such determination, except for purposes of Section 17.01 of the Lease (when it shall be determined based upon the actual condition and location of the Aircraft), it shall be assumed that the Aircraft is in the condition required under the Lease in the case of return of the Aircraft pursuant to Article 12 of the Lease and Fair Market Value shall be determined in accordance with the provisions of Section 4.03 of the Lease.

         Federal Aviation Administration; FAA. The United States Federal Aviation Administration and any successor agency or agencies thereto.

         Final Drawing. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Fixed Renewal Rent. Semi-annual payments of rent during the Fixed Renewal Term equal to the lesser of (i) Fair Market Rental as determined as of the commencement of such Fixed Renewal Term and (ii) 50% of the average actual semi-annual Basic Rent payable during the Basic Term.

         Fixed Renewal Term. The term with respect to which the Lessee has exercised its option to renew the Lease pursuant to the first paragraph of
Section 4.01(a) thereof and with respect to which the conditions set forth in such Section 4.01(a) are met.

         FPO Price. Has the meaning set forth in Section 4.02(a)(F) of the Lease.

         French Pledge Agreement. The French Pledge Agreement dated as of May 1, 1997 between the Owner Trustee and the Indenture Trustee.

         FSB. First Security Bank, National Association, a national banking association.

         Government. The United States of America or an agency or instrumentality thereof the obligations of which bear the full faith and credit of the United States of America.

         GTA. The General Terms Agreement dated as of July 3, 1991 between the Engine Manufacturer and the Lessee related to the purchase by the Lessee of the Engines as originally executed or as modified, amended or supplemented in accordance with the terms thereof, but only insofar as the General Terms Agreement relates to the Engines, to the extent assigned to the Owner Trustee pursuant to the Engine Warranty Assignment.

         Holder of a Certificate; Certificate Holder; Holder. As of any particular time, the Person in whose name a Certificate shall be registered (but not including the holder of any Pass Through Certificate).

         Indemnitee. Each of SSB, in its individual capacity and as Owner Trustee and Lessor, the Subordination Agent, in its individual capacity and in its capacity as Subordination Agent, each Liquidity Provider, the Owner Participant, the Indenture Trustee, in its individual capacity and as trustee, the Owner Participant Guarantor and any successor (including any trustee which may succeed to the Lessor's interest under the Lease), Affiliate, assign, officer, director, employee, agent and servant of any of the foregoing, the Lessor's Estate and the Trust Indenture Estate. Neither the Pass Through Trustee nor any holder of a Pass Through Certificate shall be deemed to be an Indemnitee.

         Indenture. The Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N673FE), dated as of May 1, 1997, between the Lessor and the Indenture Trustee, as supplemented by the Indenture and Security Agreement Supplement.

         Indenture and Security Agreement Supplement. The Indenture and Security Agreement Supplement No. 1 (Federal Express Corporation Trust No. N673FE) to be dated the Delivery Date, substantially in the form of Exhibit A to the Indenture.

         Indenture Default. Any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Indenture Event of Default.

         Indenture Documents. Has the meaning specified in the Granting Clause of the Indenture.

         Indenture Event of Default.  Each of the events specified in Section
7.01 of the Indenture.

         Indenture Trustee. First Security Bank, National Association, a national banking association, not in its individual capacity but solely as Indenture Trustee under the Indenture.

         Indenture Trustee's Liens. Any Lien against, on or with respect to the Aircraft, the Lessor's Estate or the Trust Indenture Estate or any part thereof resulting from (i) claims against the Indenture Trustee not related to the administration of the Trust Indenture Estate or any transactions pursuant to the Indenture or any document included in the Trust Indenture Estate, (ii) any act or omission of the Indenture Trustee which is not related to the transactions contemplated by the Operative Agreements or is in violation of any of the terms of the Operative Agreements or (iii) Taxes imposed against the Indenture Trustee in its individual capacity in respect of which the Lessee has not indemnified (and is not obligated to indemnify) the Indenture Trustee in such capacity.

         Independent Appraisal.  An appraisal conducted pursuant to Section
4.03 of the Lease.

         Independent Investment Banker. An independent investment banking institution of national standing appointed by the Lessee that is independent in fact, does not have any direct financial interests, or any material indirect financial interest, in the Lessee or any Affiliate of the Lessee, and is not connected with the Lessee or any Affiliate of the Lessee, as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, that if the Indenture Trustee shall not have received written notice of such an appointment at least 10 days prior to the Prepayment Date, "Independent Investment Banker" shall mean such an institution appointed by the Indenture Trustee.

         Intercreditor Agreement. The Intercreditor Agreement dated as of May 1, 1997, among the Pass Through Trustee, the Class A Liquidity Provider, the Class B Liquidity Provider and the Subordination Agent.

         Interest Drawing. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Invoice.  The invoice for the Aircraft given by AVSA to the Lessor.

         Lease. The Lease Agreement (Federal Express Corporation Trust No. N673FE) dated as of May 1, 1997, entered into by the Lessor and the Lessee concurrently with the execution and delivery of the Indenture, including, without limitation, supplementation by one or more Lease Supplements entered into pursuant to the applicable provisions of the Lease.

         Lease Supplement. The Lease Supplement No. 1 (Federal Express Corporation Trust No. N673FE) to be dated the Delivery Date, substantially in the form of Exhibit A to the Lease.

         Lease Term. The period commencing on the Delivery Date and ending at the end of the Basic Term.

         Lessee.  Federal Express Corporation, a Delaware corporation.

         Lessee Documents. Has the meaning set forth in Section 6.01(b) of the Participation Agreement.

         Lessor. State Street Bank and Trust Company of Connecticut, National Association, a national banking association, not in its individual capacity but solely as Owner Trustee under the Trust Agreement.

         Lessor's Estate. All estate, right, title and interest of the Owner Trustee in and to the Collateral Account, the Liquid Collateral, the Aircraft, the Lease, any Lease Supplement, the Participation Agreement, AVSA's FAA Bill of Sale, AVSA's Warranty Bill of Sale, the Airbus Guaranty, the Purchase Agreement, the Purchase Agreement Assignment, the Consent and Agreement, the AVSA Consent and Agreement, the Consent and Guaranty (to the extent assigned by the Purchase Agreement Assignment), any Ancillary Agreement, the GTA, the Engine Warranty Assignment, the Engine Consent, any warranty with respect to the Airframe and the Engines, all amounts of Basic Rent and Supplemental Rent, including without limitation, insurance proceeds (other than insurance proceeds payable to or for the benefit of the Owner Trustee in its individual capacity or the Owner Participant) and requisition, indemnity or other payments of any kind for or with respect to the Aircraft (except amounts owing to the Owner Participant, to the Indenture Trustee, to the Owner Trustee in its individual capacity, or to any of their respective directors, officers, employees and agents pursuant to Articles 8 and 9 of the Participation Agreement), and all other property of the Owner Trustee purportedly subjected to the Lien of the Indenture by the Granting Clause thereof; provided that in no event shall "Lessor's Estate" include any Excepted Payment.

         Lessor's Liens. Liens against, on or with respect to the Aircraft, the Lessor's Estate or the Trust Indenture Estate or any part thereof, title thereto or any interest therein arising as a result of (i) claims against the Lessor, in its individual capacity or as Owner Trustee, or the Owner Participant, in each case not related to the transactions contemplated by the Operative Agreements, (ii) acts or omissions of the Lessor in its individual capacity or as Owner Trustee, and, in the case of the Lessor in its individual capacity, arising from its gross negligence or willful misconduct or expressly prohibited under the Operative Agreements and any act or omission of the Owner Participant which is in violation of any of the terms of the Operative Agreements, (iii) Taxes or Expenses imposed against the Lessor, in its individual capacity or as Owner Trustee, Owner Participant, Lessor's Estate or the trust created by the Trust Agreement which are not required to be indemnified against by the Lessee pursuant to the Participation Agreement by reason of Section 8.01(b) or 9.01(b) thereof and which are not required to be indemnified against by the Lessee pursuant to the Tax Indemnity Agreement, or
(iv) claims against the Lessor or the Owner Participant arising from the voluntary transfer by the Lessor or the Owner Participant of its interests in the Aircraft other than a transfer of the Aircraft pursuant to Section 4.02(a) or Article 10 or 11 of the Lease and other than a transfer pursuant to the exercise of the remedies set forth in Article 17 of the Lease.

         Lien. Any mortgage, pledge, lien, charge, encumbrance, lease or security interest or other similar interest.

         Liquid Collateral. All amounts and securities deposited from time to time in the Collateral Account and all the products, investments, earnings and proceeds of the foregoing, including, but not limited to, all proceeds of the investment or conversion thereof, voluntary or involuntary, into cash, Specified Investments or other property, all rights to payment of any and every kind, and other forms of obligations, and instruments and other property which at any time constitute all or part or are included in the proceeds of any of the foregoing.

         Liquidity Facility. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Liquidity Provider. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Losses. Has the meaning specified in Section 17.02(a) of the Participation Agreement.

         Loss Payee. Has the meaning specified in Section 13.02(b)(i) of the Lease.

         Majority in Interest of Certificate Holders. As of a particular date of determination, the Holders of more than 50% of the aggregate unpaid principal amount of all Certificates outstanding as of such date excluding for purposes of this definition any Certificates held by (i) the Owner Trustee or the Owner Participant or any interests of the Owner Participant unless all Certificates then outstanding shall be held by the Owner Participant, (ii) the Lessee or (iii) any Affiliate of any thereof.

         Make-Whole Premium. An amount determined as of the day before the applicable Prepayment Date (or date of purchase, as the case may be) which an Independent Investment Banker determines to be equal to the excess, if any, of
(i) the present value of the remaining scheduled payments of such principal amount or portion thereof and interest thereon (excluding interest accrued from the immediately preceding Payment Date to such Prepayment Date or date of purchase, as the case may be) to the Maturity of such Certificate in accordance with generally accepted financial practices assuming a 360-day year consisting of twelve 30-day months at a discount rate equal to the Treasury Yield, all as determined by the Independent Investment Banker over (ii) the outstanding principal amount of such Certificate plus accrued interest.

         Manufacturer. Airbus Industrie G.I.E., a groupement d'interet economique formed under the laws of France.

         Maturity. With respect to any Certificate, the date on which the final principal amount of such Certificate is scheduled to be due and payable.

         Moody's.  Moody's Investors Service, Inc.

         Net Present Value of Rents. The net present value, as of the Delivery Date, of Basic Rent set forth in Schedule II of the Lease, discounted at a rate equal to the Debt Rate per annum compounded semi-annually.

         Non-U.S. Person.  Any Person other than a U.S. Person.

         Obsolete Parts. Parts which are severable from the Aircraft in accordance with clauses (ii) and (iii) of the proviso to Section 9.02(b) of the Lease and the Lessee in good faith determines to be obsolete or no longer suitable or appropriate for use on the Airframe or any Engine.

         Officer's Certificate. When delivered pursuant to the Indenture, a certificate signed by a Responsible Officer of the Lessee or the Owner Trustee, as the case may be, and delivered to the Indenture Trustee. Each such certificate shall include the statements provided for in Section 15.07 of the Indenture.

         Operative Agreements. The Participation Agreement, the Trust Agreement, AVSA's FAA Bill of Sale, AVSA's Warranty Bill of Sale, the Airbus Guaranty, the Purchase Agreement, the Purchase Agreement Assignment, the GTA, the Engine Warranty Assignment, the French Pledge Agreement, the Lease, the Lease Supplement, the Owner Participant Guaranty, the Owner Trustee Guaranty, if any, any Ancillary Agreement entered into by or with the written consent of the Indenture Trustee, which by its terms is an Operative Agreement, the Certificates outstanding at the time of reference, the Indenture, the Indenture and Security Agreement Supplement, the Consent and Agreement, the AVSA Consent and Agreement, the Consent and Guaranty (to the extent assigned by the Purchase Agreement Assignment), the Engine Consent, the Tax Indemnity Agreement, each Liquidity Facility, the Intercreditor Agreement, the Collateral Account Control Agreement and any Assignment and Assumption Agreement.

         Opinion of Counsel. When delivered pursuant to the Indenture, a written opinion of legal counsel, who in the case of counsel (a) for the Lessee may be (i) an attorney employed by the Lessee who is generally empowered to deliver such written opinions, (ii) Davis Polk & Wardwell or a successor firm or (iii) other counsel designated by the Lessee and reasonably satisfactory to the Indenture Trustee and (b) for the Owner Trustee or the Indenture Trustee, an attorney selected by such Person and, in the case of the Owner Trustee, reasonably satisfactory to the Indenture Trustee.

         Outstanding. When used with respect to Certificates, as of the date of determination and subject to the provisions of Section 10.04 of the Indenture, all Certificates theretofore executed and delivered under the Indenture, with the exception of the following:

         (i) Certificates theretofore cancelled by the Indenture Trustee or delivered to the Indenture Trustee for cancellation pursuant to
         Section 2.08 of the Indenture or otherwise;

         (ii) Certificates for which prepayment money in the necessary amount has been theretofore deposited with the Indenture Trustee in trust for the Holders of such Certificates pursuant to Section 14.01 of the Indenture; provided, that if such Certificates are to be prepaid, notice of such prepayment has been duly given pursuant to the Indenture or provision therefor satisfactory to the Indenture Trustee has been made; and

         (iii) Certificates in exchange for or in lieu of which other Certificates have been executed and delivered pursuant to Article II of the Indenture.

         Owner Participant. The trustor originally named in the Trust Agreement and any successor thereto, and any Person to which the Owner Participant transfers, in accordance with the Trust Agreement, its right, title and interest in and to the Operative Agreements and the Lessor's Estate.

         Owner Participant Guarantor. Philip Morris Capital Corporation, a Delaware corporation, and any other provider of an Owner Participant Guaranty.

         Owner Participant Guaranty. The Owner Participant Guaranty dated the Certificate Closing Date by the Owner Participant Guarantor in favor of the Lessee, the Owner Trustee, the Indenture Trustee and the Pass Through Trustee, and any guaranty delivered in compliance with Section 7.03(d) of the Participation Agreement.

         Owner Trustee. SSB, not in its individual capacity except as otherwise expressly stated, but solely as Owner Trustee under the Trust Agreement.

         Owner Trustee Guarantor.  The provider of an Owner Trustee Guaranty.

         Owner Trustee Guaranty.  Any guaranty delivered in compliance with
Section 11.01(b)(ii) of the Participation Agreement.

         Owner's Economic Return. The Owner Participant's anticipated net after-tax book yield and aggregate after-tax cash during the Basic Term utilizing the multiple investment sinking fund method of analysis, computed on the basis of the same methodology and assumptions as were utilized by the Owner Participant in determining Basic Rent, Stipulated Loss Value and Termination Value percentages, as the case may be, as such assumptions may be adjusted for events which have been the basis of adjustments to Rent pursuant to Section 3.04 of the Lease.

         Participation Agreement. The Participation Agreement (Federal Express Corporation Trust No. N673FE), dated as of May 1, 1997, among the Lessee, the Owner Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as owner trustee, the Owner Participant, the Indenture Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as indenture trustee, the Pass Through Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as pass through trustee and the Subordination Agent not in its individual capacity except as otherwise expressly provided therein, but solely as subordination agent.

         Parts. All appliances, parts, components, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature (other than complete Engines or engines) which may from time to time be incorporated or installed in or attached to the Airframe or any Engine or title to which remains vested in the Lessor pursuant to Article 8 of the Lease.

         Pass Through Agreement. The Pass Through Trust Agreement dated as of May 1, 1997 between the Lessee and the Pass Through Trustee.

         Pass Through Certificates. Any of the Pass Through Certificates, 1997-1-A, the Pass Through Certificates, 1997-1-B or the Pass Through Certificates, 1997-1-C, in each case as issued by the related Pass Through Trust; and "Pass Through Certificates" means all of the Pass Through Certificates issued by each of the Pass Through Trusts.

         Pass Through Closing Date. The Business Day on which the sale of the Pass Through Certificates to the Underwriters pursuant to the Underwriting Agreement takes place.

         Pass Through Trust. The Federal Express Corporation 1997-1 Pass Through Trust Class A, Federal Express Corporation 1997-1 Pass Through Trust Class B and Federal Express Corporation 1997-1 Pass Through Trust Class C, in each case formed pursuant to the related Series Supplement in accordance with the Pass Through Agreement; and "Pass Through Trusts" means all of such Pass Through Trusts.

         Pass Through Trustee. First Security Bank, National Association, a national banking association, in its capacity as Pass Through Trustee under the Pass Through Agreement and each Pass Through Trust.

         Past Due Rate. In respect of (A) any amount payable to the Owner Participant or the Owner Trustee a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to 2% plus the Debt Rate and (B) any principal of or interest on any Certificate or any other amount payable under the Indenture, any Certificate or any other Operative Agreement that is not paid when due (whether at Maturity, by acceleration, by optional or mandatory prepayment or otherwise) to any Holder, the Indenture Trustee or the Pass Through Trustee, a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to (i) in the case of any such amount payable to the Holder of any Certificate, 2% plus the interest rate applicable to such Certificate and (ii) in the case of any other such amount, 2% plus the Debt Rate.

         Payment Date.  Each January 15 and July 15 commencing on July 15,
1997.

         Payment Default. Any event specified in Section 16.01(a) or 16.01(b) of the Lease which with the giving of notice or lapse of time or both would constitute an Event of Default.

         Permitted Investments. Those investments enumerated in Section 23.01(a) (i), (ii), (iii) and (iv) of the Lease.

         Person. Any individual, sole proprietorship, partnership, joint venture, joint stock company, trust, unincorporated organization, association, corporation, institution, entity or government (federal, state, local, foreign or any agency, instrumentality, division or body thereof).

         Preliminary Notice. Has the meaning specified in Section 4.01(a) of the Lease.

         Premium Termination Date. With respect to the Series A Certificates, December 27, 2011, with respect to the Series B Certificates, February 5, 2010 and with respect to the Series C Certificates, March 22, 2007.

         Prepayment Date. Has the meaning specified in Section 6.02(b) of the Indenture.

         Prepayment Price. Has the meaning specified in Section 6.02(b) of the Indenture.

         Principal Amount. With respect to a Certificate means the stated original principal amount of such Certificate and, with respect to all Certificates, means the aggregate stated original principal amounts of all Certificates.

         Property.   Any right or interest in or to property of any kind
whatsoever, whether real, personal or mixed and whether tangible or intangible.

         Proposed Termination Date. The proposed date of termination of the Lease as specified by the Lessee in its notice given pursuant to Section 10.01 thereof.

         Purchase Agreement. The Airbus A300-600R Freighter Purchase Agreement, dated as of July 3, 1991 between AVSA and the Lessee, including all exhibits, appendices and letter agreements attached thereto as originally executed or as modified, amended or supplemented in accordance with the terms thereof, but only to the extent that the foregoing relates to the Aircraft and to the extent assigned pursuant to the Purchase Agreement Assignment.

         Purchase Agreement Assignment. The Purchase Agreement Assignment (Federal Express Corporation Trust No. N673FE), dated as of May 1, 1997 between the Lessor and the Lessee.

         Purchase Price.  Has the meaning specified in Ancillary Agreement II.

         Record Date. With respect to Payment Dates under the Indenture (except a date for payment of defaulted interest), December 31 for January 15 Payment Dates and June 30 for July 15 Payment Dates, whether or not such date is a Business Day.

         Recourse Amount. Has the meaning specified in Section 17.10 of the Participation Agreement.

         Refinancing.  A non-recourse loan to the Lessor arranged pursuant to
Section 15.01 of the Participation Agreement.

         Register.  Has the meaning set forth in Section 3.02 of the Indenture.

         Registrar. Has the meaning set forth in Section 3.02 of the Indenture.

         Regulation D. Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

         Related Indentures. Collectively, the Trust Indenture and Security Agreement for each of Federal Express Corporation Trust Nos. N670FE, N671FE, N672FE, N674FE, N583FE and N584FE, each dated as of May 1, 1997, between the Owner Trustee and the Indenture Trustee, the Trust Indenture and Security Agreement for Federal Express Corporation Trust No. N581FE, dated as of May 1, 1997, between Wilmington Trust Company, as owner trustee and the Indenture Trustee, and the Trust Indenture and Security Agreement for Federal Express Corporation Trust No. N587FE, dated as of December 1, 1996, as amended and restated as of May 1, 1997, between Wilmington Trust Company, as owner trustee and the Indenture Trustee.

         Remaining Weighted Average Life. On a given date with respect to any Certificate the number of days equal to the quotient obtained by dividing (i) the sum of each of the products obtained by multiplying (a) the amount of each then remaining scheduled payment of principal of such Certificate by (b) the number of days from and including such prepayment date to but excluding the dates on which each such payment of principal is scheduled to be made; by (ii) the then outstanding principal amount of such Certificate.

         Renewal Rent. The amount payable by the Lessee as rent in accordance with Section 4.01 of the Lease during any Renewal Term.

         Renewal Term. One or more terms with respect to which the Lessee has exercised its option to renew the Lease pursuant to Section 4.01(a) thereof.

         Rent. All payments due from the Lessee under the Lease as Basic Rent, Renewal Rent and Supplemental Rent, collectively.

         Rent Payment Date. December 11, 2020 and each January 15 and July 15 commencing on January 15, 1998.

         Reoptimization Date. Has the meaning specified in Section 15.02(a) of the Participation Agreement.

         Replacement Aircraft. Any aircraft substituted for the Aircraft pursuant to Section 11.03(a) of the Lease.

         Replacement Airframe. Has the meaning set forth in Section 11.03 of the Lease.

         Replacement Engine. A General Electric CF6-80C2-A5F engine (or an engine of the same or another manufacturer) of equal or greater value, airworthiness, remaining useful life and utility as the Engine being replaced, together with all Parts relating to such engine; provided, however, that if such replacement engine is not a General Electric CF6-80C2-A5F engine, such replacement engine must then be commonly used in the commercial aviation industry on Airbus A300-600 airframes.

         Responsible Officer. With respect to the Owner Trustee (except for purposes of the Trust Agreement in which case the definition of Responsible Officer set forth in Section 3.10 of the Trust Agreement is applicable) or the Indenture Trustee, any officer in its Corporate Trust Administration, as the case may be, designated by such Person to perform obligations under the Operative Agreements, and with respect to any other party, any corporate officer or (except in the case of the Owner Participant) other employee of a party who, in the normal performance of his or her operational responsibilities, with respect to the subject matter of any covenant, agreement or obligation of such party pursuant to any Operative Agreement, would have responsibility for and knowledge of such matter and the requirements of any Operative Agreement with respect thereto.

         S&P.  Standard & Poor's Ratings Group.

         Scheduled Delivery Date. The Delivery Date specified in the Delivery Notice pursuant to Section 3.01 of the Participation Agreement.

         SEC. The Securities and Exchange Commission of the United States and any successor agencies or authorities.

         Secured Obligations. Has the meaning specified in the Granting Clause of the Indenture.

         Securities Act.  The Securities Act of 1933, as amended.

         Series "A" or "Series A Certificates". Certificates issued and designated as "Series A" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series A".

         Series "B" or "Series B Certificates". Certificates issued and designated as "Series B" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series B".

         Series "C" or "Series C Certificates". Certificates issued and designated as "Series C" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series C".

         Series Supplement or Series Supplements. The Series Supplement 1997-1-A to be executed and delivered by the Lessee and the Pass Through Trustee, the Series Supplement 1997-1-B to be executed and delivered by the Lessee and the Pass Through Trustee or the Series Supplement 1997-1-C to be executed and delivered by the Lessee and the Pass Through Trustee.

         Sinking Fund Redemption Date.  Has the meaning specified in Section
6.06 of the Indenture.

         Sinking Fund Redemption Price.  Has the meaning specified in Section
6.06 of the Indenture.

         Special Aviation Counsel.  Daugherty, Fowler & Peregrin.

         Specified Investments. Shall mean (a) direct obligations of the United States of America or obligations fully guaranteed by the United States of America; (b) commercial paper rated A-1/P-1 by S&P and Moody's, respectively or, if such ratings are unavailable, rated by any nationally recognized rating organization in the United States equal to the highest rating assigned by such rating organization; (c) investments in negotiable certificates of deposit, time deposits, banker's acceptances, commercial paper or other direct obligations of, or obligations guaranteed by, commercial banks organized under the laws of the United States or of any political subdivision thereof (or any U.S. branch of a foreign bank) with issuer ratings of at least B/C by Thomson Bankwatch, having maturities no later than 90 days following the date of such investment; (d) overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers; or
(e) overnight repurchase agreements with respect to the securities described in clause (a) above entered into with an office of a bank or trust company which is located in the United States of America or any bank or trust company which is organized under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $500 million.

         SSB. State Street Bank and Trust Company of Connecticut, National Association, a national banking association.

         Stipulated Loss Value. As of any Stipulated Loss Value Determination Date during the Basic Term, the amount determined by multiplying the Purchase Price by the percentage set forth in Schedule III of the Lease under the heading "Stipulated Loss Value Factor" opposite such date (as such Schedule III may be adjusted from time to time as provided in Section 3.04 of the Lease), and during any Renewal Term, the amount determined pursuant to Section 4.01(b) of the Lease. Notwithstanding any other provisions of the Lease or the Participation Agreement or the Indenture, each Stipulated Loss Value for the Aircraft shall be, under any circumstances and in any event, an amount, together with so much of the arrears portion of Basic Rent due and owing through the date of payment of Stipulated Loss Value as does not constitute an Excepted Payment, at least sufficient to pay in full as of such date of payment the aggregate unpaid principal amount of and accrued interest on the Certificates outstanding on such date of payment. Subject to the immediately preceding sentence, it is understood and agreed that the amounts set forth on
Schedule III of the Lease, for dates other than Rent Payment Dates on which arrears Basic Rent is due, fully reflect appropriate Basic Rent accruals and credits of unearned Basic Rent through such date and, accordingly, no further accrual or credit shall be required through such date whenever Stipulated Loss Value is to be calculated with reference to any such date; provided that if amounts in respect of Stipulated Loss Value are payable under the Operative Agreements after the Stipulated Loss Determination Date in respect of which such Stipulated Loss Value was determined, the Lessor shall be compensated during the period from the Stipulated Loss Determination Date to such payment date in accordance with the provisions of the Operative Agreements.

         Stipulated Loss Value Determination Date.  Each date set forth on
Schedule III of the Lease.

         Subordination Agent.   First Security Bank, National Association, a
national banking association, not in its individual capacity but solely as Subordination Agent.

         Supplemental Rent. (a) All amounts, liabilities and obligations which the Lessee assumes or agrees to perform or pay under the Lease or under the Participation Agreement or Tax Indemnity Agreement or any Ancillary Agreement or any other Operative Agreement to the Lessor, the Owner Participant, the Indenture Trustee, the Subordination Agent, any Liquidity Provider or others, including, without limitation, payments of Stipulated Loss Value, FPO Price and amounts calculated by reference to Termination Value, any amounts of Make-Whole Premium payable under the Indenture to the extent provided in Section 3.03 of the Lease, and all amounts required to be paid by Lessee under the agreements, covenants and indemnities contained in the Lease or in the Participation Agreement or the Tax Indemnity Agreement or any other Operative Agreement, but excluding Basic Rent and (b) all amounts that the Owner Trustee is obligated to pay in accordance with clause (b) of the last paragraph of Section 2.04 of the Indenture.

          Tax. Has the meaning set forth in Section 8.01(a) of the Participation Agreement.

          Tax Indemnity Agreement. The Tax Indemnity Agreement (Federal Express Corporation Trust No. N673FE), dated as of May 1, 1997, between the Lessee and the Owner Participant.

         Term. The Basic Term of the lease for the Aircraft under the Lease and, if renewed pursuant to Section 4.01 of the Lease, each Renewal Term for the Aircraft for which the Lease is renewed, or such earlier date on which the Lease is terminated pursuant to its terms.

         Termination Date. A Rent Payment Date during the Basic Term that is on or after December 31, 2004 in the case of Article 10 of the Lease, and in the case of (i) Section 4.02(a)(A) of the Lease, the Rent Payment Date falling on January 15, 2016, (ii) Section 4.02(a)(D) or (E) of the Lease, a Rent Payment Date that is on or after the seventh anniversary of the Delivery Date and (iii) Section 4.02(a)(F) of the Lease, the last day of the Basic Term.

         Termination Value. As of any Termination Date, the amount determined by multiplying the Purchase Price by the percentage set forth in Schedule IV of the Lease under the heading "Termination Value Factor" opposite such Termination Date (as such Schedule IV may be adjusted from time to time as provided in Section 3.04 of the Lease). Notwithstanding any other provisions of the Lease, the Participation Agreement or the Indenture, each Termination Value shall be, under any circumstances and in any event, an amount, together with so much of the arrears portion of Basic Rent due and owing through the date of payment of any amount calculated by reference to Termination Value as does not constitute an Excepted Payment, at least sufficient to pay in full as of such date of payment the aggregate unpaid principal amount of and accrued interest on the Certificates outstanding on such date of payment. Subject to the immediately preceding sentence, it is understood and agreed that the amounts set forth on Schedule IV of the Lease, for dates other than Rent Payment Dates on which arrears Basic Rent is due, fully reflect appropriate Basic Rent accruals and credits of unearned Basic Rent through such date and, accordingly, no further accrual or credit shall be required through such date whenever Termination Value is to be calculated with reference to any such date; provided that if amounts in respect of Termination Value are payable under the Operative Agreements after the Termination Date in respect of which such Termination Value was determined, the Lessor shall be compensated during the period from the Termination Date to such payment date in accordance with the provisions of the Operative Agreements.

         Transaction Costs. Those costs and expenses set forth in Section 10.01(a) of the Participation Agreement.

         Transportation Code. Title 49 of the United States Code, as amended and in effect on the date of the Lease or as subsequently amended, or any successor or substituted legislation at the time in effect and applicable, and the regulations promulgated pursuant thereto.

         Treasury Yield. At the time of determination with respect to any Certificate, the interest rate (expressed as a semi-annual equivalent and as a decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the semi-annual yield to maturity for United States Treasury securities maturing on the Average Life Date on such Certificate and trading in the public securities markets either as determined by interpolation between the most recent weekly average yield to maturity for two series of United States Treasury securities, trading in public securities markets, (i) one maturing as close as possible to, but earlier than, the Average Life Date of such Certificate and (ii) the other maturing as close as possible to, but later than, the Average Life Date of such Certificate. In each case as published in the most recent H.15(519) or, if a weekly average yield to maturity for United States Treasury securities maturing on the Average Life Date of such Certificate is reported on the most recent H.15 (519), such weekly average yield to maturity as published in such H.15(919). "H.15(519)" means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System. The date of determination of a Make-Whole Premium will be the third Business Day prior to the applicable prepayment date and the "most recent H.15(519)" means the H.15(519) published prior to the close of business on the third Business Day prior to the applicable prepayment date.

         Trust Agreement. The Trust Agreement (Federal Express Corporation Trust No. N673FE), dated as of May 1, 1997, between the Owner Participant and the Owner Trustee in its individual capacity.

         Trust Estate.  The Lessor's Estate.

         Trust Indenture Act.  The Trust Indenture Act of 1939, as amended.

         Trust Indenture Estate. All estate, right, title and interest of the Indenture Trustee in and to any of the property, rights, interests and privileges granted to the Indenture Trustee pursuant to the Granting Clause of the Indenture, other than Excepted Payments and any and all other rights of the Owner Trustee or the Owner Participant expressly reserved to the Owner Trustee or the Owner Participant pursuant to the Indenture.

         Underwriters. Morgan Stanley & Co. Incorporated, First Chicago Capital Markets, Inc., Goldman, Sachs & Co. and J.P. Morgan & Co.

         Underwriting Agreement. The Underwriting Agreement dated May 22, 1997 among the Lessee and the Underwriters.

         United States, U.S. or US.  The United States of America.

         U.S. Air Carrier. Any United States air carrier as to which there is in force a certificate issued pursuant to Section 41102(a) or Section 41103 of the Transportation Code, and as to which there is in force an air carrier operating certificate issued pursuant to Chapter 447 of the Transportation Code and Part 121 of the regulations under such Transportation Code, for aircraft capable of carrying ten (10) or more individuals or 6,000 pounds or more of cargo, or which may operate as an air carrier by certification or otherwise under any successor or substitute provision thereof or in absence thereof.

         U.S. Person.  A Person described in Section 7701(a)(30) of the Code.

                                SCHEDULE II


                                BASIC RENT
                    (As a Percentage of Purchase Price)



                  Rent
               Payment
                 Date                   Advance                  Arrears
               -------                  -------                  -------


               [On each Payment Date, Lessee will pay as Basic Rent an amount that will be at least sufficient to pay in full, as of such Payment Date, the aggregate unpaid principal amount of due and unpaid installments on the Certificates outstanding on such Payment Date, together with the accrued and unpaid interest thereon.]

                                 SCHEDULE III

                            STIPULATED LOSS VALUES


                                                   Stipulated Loss
          Date                                        Value Factor


               [Stipulated Loss Value will be an amount at least sufficient to pay in full, as of the date of payment thereof, the aggregate unpaid principal amount of the Certificates outstanding on such date of payment, together with the accrued and unpaid interest thereon.]

                                  SCHEDULE IV

                              TERMINATION VALUES


         Termination                                     Termination
            Date                                         Value Factor


               [Termination Value will be an amount at least sufficient to pay in full, as of the date of payment thereof, the aggregate unpaid principal amount of the Certificates outstanding on such date of payment, together with the accrued and unpaid interest thereon.]

                                 SCHEDULE V

                           PURCHASE OPTION SCHEDULE

                                                                  Exhibit A
                                                                         to
                                                            Lease Agreement




              THE INTEREST OF LESSOR UNDER THIS LEASE SUPPLEMENT
                   NO. __ IS SUBJECT TO A SECURITY INTEREST

                            LEASE SUPPLEMENT NO. __
                (Federal Express Corporation Trust No. N673FE)


         LEASE SUPPLEMENT NO. __ (Federal Express Corporation Trust No. N673FE), dated ________ __, ____, between STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement (Federal Express Corporation Trust No. N673FE) dated as of May 1, 1997 (the "Lessor"), and FEDERAL EXPRESS CORPORATION, a Delaware corporation (the "Lessee").


                             W I T N E S S E T H :

         WHEREAS, the Lessor and the Lessee have entered into that certain Lease Agreement (Federal Express Corporation Trust No. N673FE) dated as of May 1, 1997 (the "Lease", the defined terms in the Lease being used in this Lease Supplement with the same meaning as in the Lease), which provides for the execution and delivery of a Lease Supplement, substantially in the form of this Lease Supplement No. __, for the purpose of leasing under the Lease the aircraft and engines described below ("Aircraft") as and when delivered by the Lessor to the Lessee in accordance with the terms of the Lease;

         WHEREAS, the Lease relates to the Aircraft;

         WHEREAS, a counterpart of the Lease is attached to and made a part of this Lease Supplement, and this Lease Supplement, together with such attachment, is being filed for recordation on this date with the FAA as one document.

         NOW, THEREFORE, for and in consideration of the premises and other good and sufficient consideration, the Lessor and the Lessee agree as follows:


         Section 1. Delivered Aircraft. The Lessor hereby delivers and leases to the Lessee under the Lease, and the Lessee hereby accepts and leases from the Lessor under the Lease, the following described Airbus A300F4-605R Aircraft (the "Delivered Aircraft"), which Delivered Aircraft as of the date of this Lease Supplement consists of the following:

         (a) Airbus A300F4-605R Airframe; U.S. Registration Number ______; Manufacturer's Serial No. ___; and

         (b) Two (2) General Electric CF6-80C2-A5F Engines bearing, respectively, Manufacturer's Serial Nos. ___-___ and ___-___ (each of which engines has 750 or more rated takeoff horsepower or the equivalent of such horsepower).

         Section 2. Delivery Date. The Delivery Date of the Delivered Aircraft is the date of this Lease Supplement.

         Section 3. Purchase Price. The Purchase Price of the Delivered Aircraft shall be the amount set forth in Ancillary Agreement II.

         Section 4. Term. The Term for the Delivered Aircraft shall commence on the Delivery Date, and shall terminate on ______, ____, unless earlier terminated or extended pursuant to the terms of the Lease.

         Section 5. Rent. The Lessee hereby agrees to pay the Lessor Rent for the Delivered Aircraft throughout the Term thereof in accordance with the terms and provisions of the Lease.

         Section 6. Lessee's Acceptance of Delivered Aircraft. The Lessee hereby confirms to the Lessor that the Delivered Aircraft has been duly marked in accordance with Section 7.03 of the Lease and that the Lessee has accepted the Delivered Aircraft for all purposes hereof and of the Lease, and as being free and clear of all Liens except Lessor's Liens. Such acceptance by the Lessee shall be without prejudice to any rights of the Lessor or the Lessee against AVSA, the Manufacturer, the Engine Manufacturer or any vendor of equipment included in the Aircraft.

         Section 7. Incorporation of Lease By Reference. All the provisions of the Lease are hereby incorporated by reference in this Lease Supplement to the same extent as if fully set forth in this Lease Supplement.

         Section 8. Governing Law. THIS LEASE SUPPLEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE BUT WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS, AND IS BEING DELIVERED IN THE STATE OF NEW YORK.

         Section 9. Agreement as Chattel Paper. To the extent that this Lease Supplement constitutes chattel paper (as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction), no security interest in this Lease Supplement may be created through the transfer or possession of any counterpart other than the original chattel-paper counterpart, which shall be the counterpart containing the receipt executed by the Indenture Trustee on its signature page.

         Section 10. Counterparts. This Lease Supplement may be executed in any number of counterparts, each of which shall be an original (except that only the counterpart bearing the receipt executed by Indenture Trustee shall be the original for purposes of perfecting a security interest therein as chattel paper under the Uniform Commercial Code), but all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Lease Supplement by signing any such counterpart.

         IN WITNESS WHEREOF, the Lessor and the Lessee have caused this Lease Supplement to be duly executed as of the day and year first above written.


LESSOR:                    STATE STREET BANK AND TRUST COMPANY OF
                           CONNECTICUT, NATIONAL ASSOCIATION,
                           not in its individual capacity,
                           but solely as Owner Trustee


                           By: __________________________________________
                                 Name:  Paul D. Allen
                                 Title: Vice President



LESSEE:                    FEDERAL EXPRESS CORPORATION


                           By: ___________________________________________
                               Name:    Robert D. Henning
                               Title:   Assistant Treasurer and
                                        Managing Director -
                                        Structured Finance


         Receipt of this original counterpart of the Lease Supplement is hereby acknowledged on this ___ day of ______ 1997.


Indenture Trustee:         FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                           not in its individual capacity,
                           but solely as Indenture Trustee


                           By: _____________________________________________
                               Name:    Greg A. Hawley
                               Title:   Vice President



                                                                  Exhibit B
                                                                         to
                                                            Lease Agreement




                         PURCHASE AGREEMENT ASSIGNMENT
                (Federal Express Corporation Trust No. N673FE)


         PURCHASE AGREEMENT ASSIGNMENT (Federal Express Corporation Trust No. N673FE), dated as of May 1, 1997 between FEDERAL EXPRESS CORPORATION, a Delaware corporation (the "Assignor" or "Lessee"), and STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity but solely as Owner Trustee ("SSB" or the "Lessor") under the Trust Agreement (Federal Express Corporation Trust No. N673FE), dated as of May 1, 1997 (as amended, modified or supplemented from time to time, the "Trust Agreement"), between PMCC Leasing Corporation (the "Owner Participant") and SSB.

                             W I T N E S S E T H :

         WHEREAS, the Assignor and AVSA (as hereinafter defined) are parties to the Purchase Agreement (as hereinafter defined), providing, among other things, for the delivery by AVSA to the Assignor of certain aircraft, including the Aircraft (as hereinafter defined) covered by the Participation Agreement (as hereinafter defined); and

         WHEREAS, pursuant to the Consent and Guaranty (as hereinafter defined), the Guarantor (as hereinafter defined) has agreed, among other things, to unconditionally guarantee the due and punctual performance by AVSA of all of its liabilities and obligations as set forth in the Purchase Agreement; and

         WHEREAS, pursuant to the Lease (as hereinafter defined), the Lessor will lease the Aircraft to the Assignor; and

         WHEREAS, on the terms and conditions hereof and of the Consents and Agreements (as hereinafter defined), (a) the Assignor desires to assign to the Lessor (i) the Assignor's right under the Purchase Agreement and the Consent and Guaranty (insofar as it relates to the Purchase Agreement) to purchase the Aircraft and (ii) certain of the Assignor's remaining rights, title and interests in, to and under the Purchase Agreement and the Consent and Guaranty (insofar as they relate to the Purchase Agreement and the Aircraft) and (b) the Lessor desires to accept the assignments and, except as otherwise provided herein, to assume the obligations of the "Buyer" under the Purchase Agreement, to the extent assigned to it pursuant hereto; and

         WHEREAS, pursuant to the Indenture (as hereinafter defined), the Lessor will assign, inter alia, its rights hereunder to the Indenture Trustee (as hereinafter defined) to the extent set forth therein; and

         WHEREAS, such assignments and acceptances are intended to permit consummation of the transactions contemplated by the Participation Agreement; and

         WHEREAS, AVSA and the Guarantor are willing to execute and deliver their respective Consents and Agreements;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

         1. Defined Terms. For all purposes of this Assignment, except as otherwise expressly provided or unless the context otherwise requires, the following terms shall have the following meanings:

         "Aircraft" shall mean the Airbus A300F4-605R Freighter aircraft, bearing manufacturer's serial number 780, delivered under the Purchase Agreement, including the two General Electric Model CF6-80C2A5 (Fadec equipped) engines installed on such aircraft on the date of delivery thereof pursuant to the Purchase Agreement.

         "AVSA" shall mean AVSA, S.A.R.L., a French societe a responsabilite limitee, and its successors and assigns.

         "AVSA Consent and Agreement" shall mean the Consent and Agreement of AVSA attached hereto, as amended, modified or supplemented from time to time.

         "Bill of Sale" shall mean the bill of sale for the Aircraft to be delivered by AVSA.

         "Certificates" shall have the meaning ascribed thereto in the Participation Agreement.

         "Consent and Guaranty" shall mean the Consent and Guaranty of the Guarantor attached to the Purchase Agreement, together with all amendments, waivers, and consents heretofore entered into or heretofore granted thereunder and delivered to the Lessor.

         "Consents and Agreements" shall mean the AVSA Consent and Agreement and the Guarantor Consent and Agreement.

         "Delivery Date" shall have the meaning ascribed thereto in the Purchase Agreement with respect to the Aircraft.

         "Guarantor" shall mean Airbus Industrie G.I.E., a French groupement d'interet economique, and its successors and assigns.

         "Guarantor Consent and Agreement" shall mean the Consent and Agreement of the Guarantor attached hereto, as amended, modified or supplemented from time to time.

         "Indenture" shall mean the Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N673FE), dated as of May 1, 1997, between the Lessor and the Indenture Trustee, as amended, modified or supplemented from time to time.

         "Indenture Trustee" shall mean First Security Bank, National Association, not in its individual capacity but solely as Indenture Trustee under the Indenture and each other person which may from time to time be acting as successor trustee under the Indenture.

         "Lease" shall mean the Lease Agreement (Federal Express Corporation Trust No. N673FE), dated as of May 1, 1997, between the Lessor and the Assignor, as amended, modified or supplemented from time to time.

         "Participation Agreement" shall mean the Participation Agreement (Federal Express Corporation Trust No. N673FE), dated as of May 1, 1997, among the Assignor, the Owner Participant (as defined herein), the Pass Through Trustee (as defined therein), the Lessor, the Indenture Trustee and the Subordination Agent, as amended, modified or supplemented from time to time.

         "Purchase Agreement" shall mean the Airbus A300-600F Purchase Agreement, dated as of July 3, 1991, between the Assignor and AVSA, together with all exhibits, appendices and letter agreements thereto and all amendments, waivers and consents granted thereunder.

         All other terms used herein in capitalized form that are defined in the Lease shall, when used herein, have the meanings specified in the Lease.

         2. Assignment. a. Generally. The Assignor has sold, assigned, transferred and set over and does hereby sell, assign, transfer and set over unto the Lessor (i) the right upon valid tender of the Aircraft by AVSA in accordance with the Purchase Agreement to purchase the Aircraft pursuant to the Purchase Agreement for the amount specified in the invoice in respect thereof to be delivered by AVSA on the Delivery Date therefor (including, without limitation, the right to accept delivery of the Aircraft through an appointed representative which may be an employee of the Assignor) and the right to be named the "Buyer" in the Bill of Sale and the right to enforce the same under the Consent and Guaranty, (ii) the right to take and hold the Aircraft and (iii) all of the Assignor's other right, title and interest in and to the Purchase Agreement and the Consent and Guaranty (insofar as it relates to the Purchase Agreement), as and to the extent that the same relates to the Aircraft and, except to the extent reserved below, the operation of the Aircraft, including, without limitation, in such assignment to the Lessor (A) all claims for damages in respect of such Aircraft arising as a result of any default by AVSA under the Purchase Agreement, or by any vendor or other supplier of aircraft engines or other parts or equipment installed on or in the Aircraft, including, without limitation, all warranty, service life policy and indemnity provisions in the Purchase Agreement in respect of the Aircraft and all claims thereunder and under the Consent and Guaranty and (B) any and all rights of the Assignor to compel performance of the terms of the Purchase Agreement and the Consent and Guaranty in respect of the Aircraft, including all warranty and indemnification provisions in the Purchase Agreement and the Consent and Guaranty and claims thereunder with respect to the Aircraft; reserving to the Assignor, however,

   (1) all the Assignor's rights and interests in and to the Purchase Agreement and the Consent and Guaranty as and to the extent that the Purchase Agreement and the Consent and Guaranty relate to aircraft other than the Aircraft and the purchase and operation of such aircraft and to the extent that the Purchase Agreement and the Consent and Guaranty relate to any other matters not directly pertaining to the Aircraft,

   (2) all the Assignor's rights and interests in or arising out of any payments, advance payments or deposits made by the Assignor in respect of the Aircraft under the Purchase Agreement or amounts credited or to be credited or paid or to be paid by the Guarantor or AVSA to the Assignor in respect of the Aircraft or otherwise (except amounts credited with respect to warranty claims to the extent set forth in Section 2(b) hereof) as of the date of purchase,

   (3) the rights to demand, accept and retain all rights in and to all property (other than the Aircraft), data and service, other than data and service provided under Clauses 12 and 13 of the Purchase Agreement, that AVSA and the Guarantor are obligated to provide or do provide pursuant to the Purchase Agreement and the Consent and Guaranty, respectively, with respect to the Aircraft,


   (4) all of the Assignor's right, title and interest in and to the Purchase Agreement and the Consent and Guaranty as and to the extent that the same relates to specification changes, performance and operation pertaining to the Aircraft, other than sub-Clause 2.1 and Clauses 12 and 13 of the Purchase Agreement and under the Consent and Guaranty to the extent relating thereto,

   (5) the right to obtain services, training, data and demonstration and test flights pursuant to the Purchase Agreement,

   (6) the right to maintain plant representatives at the Guarantor's plant pursuant to the Purchase Agreement, and

   (7) all rights set forth in any exhibits, appendices and letter agreements, as at any time amended, modified or supplemented, to the Purchase Agreement, and under the Consent and Guaranty to the extent relating thereto; provided, however, that the reservation set forth in this Section 2(a)(7) shall not in any way limit the rights of the Lessor arising under Sub-clause 2.1 and Clauses 12 and 13 of the Purchase Agreement.

         (b) Assignment of Rights. If and so long as there shall not exist and be continuing an Event of Default, the Lessor hereby authorizes the Lessee, to the exclusion of the Lessor, to exercise in the Lessee's name all rights and powers of the "Buyer" under the Purchase Agreement and to retain any recovery or benefit resulting from the enforcement of any warranty or indemnity in respect of the Aircraft, except that the Lessee may not enter into any change order or other amendment, modification or supplement to the Purchase Agreement without the written consent or countersignature of the Lessor if such change order, amendment, modification or supplement would result in any rescission, cancellation or termination of the Purchase Agreement in respect of the Aircraft or in any way limit the rights of the Lessor arising under Clauses 12 and 13 of the Purchase Agreement or any of the other rights assigned hereunder.

         (c) Acceptance of Assignment. Subject to the terms hereof the Lessor accepts the assignment contained in this Section 2.

         (d) Requirement of Notice to AVSA. For all purposes of this Assignment, AVSA shall not be deemed to have knowledge of and need not recognize any Event of Default, unless and until AVSA shall have received written notice thereof from the Lessor or the Indenture Trustee addressed to its Chief Executive Officer, 2, Rond Point Maurice Bellonte, 31700 Blagnac, France (telex 521155F) and, in acting in accordance with the terms of the Purchase Agreement and this Assignment, AVSA may act with acquittance and conclusively rely upon any such notice.

         3. Certain Rights and Obligations of the Parties. (a) Assignor Remains Liable. It is expressly agreed that, anything herein contained to the contrary notwithstanding: (a) the Assignor shall at all times remain liable to AVSA under the Purchase Agreement to perform all the duties and obligations of the "Buyer" thereunder to the same extent as if this Assignment had not been executed; (b) the exercise by the Lessor of any of the rights assigned hereunder shall not release the Assignor from any of its duties or obligations to AVSA under the Purchase Agreement except to the extent that such exercise by the Lessor shall constitute performance of such duties and obligations; and
(c) except as provided in the next succeeding paragraph, none of the Lessor, the Indenture Trustee nor any Participant shall have any obligation or liability under the Purchase Agreement by reason of, or arising out of, this Assignment or be obligated to perform any of the obligations or duties of the Assignor under the Purchase Agreement or to make any payment or to make any inquiry as to the sufficiency of any payment received by any of them or to present or file any claim or to take any other action to collect or enforce any claim for any payment assigned hereunder.

         (b) Lessor Bound by Purchase Agreement. Without in any way releasing the Assignor from any of its duties or obligations under the Purchase Agreement, the Lessor confirms for the benefit of AVSA that, insofar as the provisions of the Purchase Agreement relate to the Aircraft, in exercising any rights under the Purchase Agreement, or in making any claim with respect to the Aircraft or other goods and services delivered or to be delivered pursuant to the Purchase Agreement, the terms and conditions of the Purchase Agreement disclosed to the Lessor in writing shall apply to, and be binding upon, the Lessor to the extent of its respective interests assigned hereunder to the same extent as the Assignor.

         (c) Limit of Effect of this Assignment. Nothing contained herein shall (i) subject AVSA or the Guarantor to any liability to which it would not otherwise be subject under the Purchase Agreement or (ii) modify in any respect the contractual rights of AVSA or the Guarantor thereunder (except, in each case, as provided in the attached Consents and Agreements).

         (d) Appointment as Attorney-in-Fact. The Assignor does hereby constitute, effective at any time after an Event of Default shall have occurred and be continuing, the Lessor and its successors and assigns to be the Assignor's true and lawful attorney, irrevocably, with full power (in the name of the Assignor or otherwise) to ask, require, demand, receive, compound and give acquittance for any and all monies and claims for monies due and to become due under, or arising out of, the Purchase Agreement and the Consent and Guaranty in respect of the Aircraft, to the extent that the same have been assigned as provided in this Assignment and, for such period as the Lessor, its successors and assigns may exercise rights with respect thereto under this Assignment, to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute (or, if previously commenced, assume control of) any proceedings and to obtain any recovery in connection therewith which the Lessor, its successors and assigns, may deem to be necessary or advisable in the premises.

         4. Further Assurances. The Assignor and the Lessor each agree that, at any time and from time to time, upon the written request of any other party hereto, it will promptly and duly execute and deliver any and all such further instruments and documents and take such further action as the other may reasonably request in order to obtain the full benefits of this Assignment and of the rights and powers herein granted.

         5. Assignor's Representations, Warranties and Covenants. The Assignor does hereby represent and warrant that (a) the Purchase Agreement, insofar as it relates to the Aircraft, is in full force and effect and is enforceable against the Assignor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights generally, and the Assignor is not in default thereunder, and (b) the Assignor has not assigned or pledged, and hereby covenants that it will not assign or pledge, the whole or any part of the rights hereby assigned or any of its rights with respect to the Aircraft under the Purchase Agreement not assigned hereby, to anyone other than the Lessor as herein provided.

         6. No Amendment of Purchase Agreement. So long as the Lease is in effect, the Lessor agrees that it shall not enter into any agreement that would amend, modify, supplement, rescind, cancel or terminate the Purchase Agreement or the Consent and Guaranty in any respect or in any way limit the rights of the Assignor arising under Clauses 12 and 13 of the Purchase Agreement or any of the other rights assigned hereunder (except as set forth above when there has been an Event of Default) without the prior written consent of the Assignor.

         7. Execution of Assignment. This Assignment is executed by the Assignor and the Lessor concurrently with the execution and delivery of the Participation Agreement and the Lease.

         8. Confidentiality. The Lessor agrees that it will not disclose to any third party the terms of the Purchase Agreement or this Assignment, except (a) as required by applicable law or governmental regulation, (b) as contemplated in the Lease or the Participation Agreement (including as set forth in Section 17.01 of the Participation Agreement) or (c) with the consent of the Assignor, the Guarantor and AVSA.

         9. Assignment as Collateral. Each party hereto consents to the assignment and pledge by the Lessor to the Indenture Trustee, as security for the Certificates to be issued under the Indenture and the other obligations secured thereby as specified in the Indenture, of all of the Lessor's right, title and interest in and to the Purchase Agreement and the Consent and Guaranty under this Assignment.

         10. Counterparts. This Assignment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

         11. GOVERNING LAW. THIS ASSIGNMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

         12. Successors and Assigns. This Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

         13. Notices. All notices with respect to the matters contained herein shall be delivered in the manner and to the addresses provided in
Article 14 of the Participation Agreement.

         14. No Oral Amendments. Neither this Assignment nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing signed by the party against whom the enforcement of such termination, amendment, supplement, waiver or modification is sought.

         IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed as of the day and year first above written.


                                   FEDERAL EXPRESS CORPORATION


                                   By ____________________________
                                      Name:
                                      Title:



                                   STATE STREET BANK AND TRUST COMPANY
                                   OF CONNECTICUT, NATIONAL ASSOCIATION
                                   not in its individual capacity,
                                   but solely as Lessor


                                   By ______________________
                                      Name:
                                      Title:




                    AIRBUS INDUSTRIE CONSENT AND AGREEMENT

         The undersigned, Airbus Industrie G.I.E., a groupement d'interet economique established under Ordonnance No. 67-821 dated September 23, 1967 of the Republic of France (the "Guarantor"), hereby acknowledges notice of and consents to all of the terms of the Purchase Agreement Assignment, between Federal Express Corporation, a Delaware corporation, and State Street Bank and Trust Company of Connecticut, National Association, a national banking association, not in its individual capacity, but solely as Lessor, with respect to Federal Express Corporation Trust No. N673FE, dated as of May 1, 1997, (hereinafter called the "Assignment", the defined terms therein being hereinafter used with the same meaning), and hereby confirms to the Assignor and the Lessor and their respective successors and assigns that:

          (i) except as provided in the Assignment, all representations, warranties, and agreements of the Guarantor under the Consent and Guaranty with respect to the Aircraft shall inure to the benefit of the Lessor and its respective successors and assigns, to the same extent as if the Lessor and its successors and assigns had originally been named the "Buyer" of the Aircraft therein;

         (ii) the Guarantor will pay to the person or entity entitled to receive the corresponding payment from AVSA under the terms of the Assignment all amounts required to be paid by the Guarantor with respect to the Aircraft;

        (iii) the Guarantor consents to the sale of the Aircraft by AVSA to the Lessor, the assignment of Assignor's rights and interests under the Purchase Agreement and the Consent and Guaranty to the Lessor pursuant to the Assignment, the assignment of the Lessor's rights and interests in the Assignment to the Indenture Trustee pursuant to the Indenture and the lease of the Aircraft by the Lessor to the Assignor under the Lease; and

         (iv) from and after the delivery of the Aircraft pursuant to the Purchase Agreement and payment in full for the Aircraft as described in the Participation Agreement, the Guarantor will not assert any lien or claim against the Aircraft or any part thereof or against the Lessee, the Lessor, the Owner Participant or the Indenture Trustee arising on or prior to such delivery or in respect of any work or services performed on or prior thereto.

         The Guarantor hereby represents and warrants that:

         (A) the Guarantor is a groupement d'interet economique duly organized and existing in good standing under the laws of the Republic of France and has the requisite power and authority to enter into and perform its obligations under the Consent and Guaranty, the Airbus Guaranty and this Consent and Agreement;

         (B) the making and performance, in accordance with their terms of the Consent and Guaranty, the Airbus Guaranty and this Consent and Agreement have been duly authorized by all necessary corporate action on the part of the Guarantor, do not require the consent or approval of the members of the Guarantor, do not require the consent or approval of,or the giving of notice to, or registration with, or the taking of any other action in respect of, any French governmental authority or agency except for those that have already been obtained and do not contravene any law binding on the Guarantor or contravene the Guarantor's charter documents or any indenture, credit agreement or other contractual agreement to which the Guarantor is a party or by which it is bound;

         (C) the Consent and Guaranty constituted, as of the date thereof and at all times thereafter to and including the date of this Consent and Agreement, and each of this Consent and Agreement and the Airbus Guaranty constitutes, binding obligations of the Guarantor enforceable against the Guarantor in accordance with their respective terms; and

         (D)  the Consent and Guaranty is in full force and effect.

         THIS CONSENT AND AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.


Dated as of May 1, 1997


                                   AIRBUS INDUSTRIE G.I.E.


                                   By _____________________
                                      Name:
                                      Title:



                          AVSA CONSENT AND AGREEMENT


         The undersigned, AVSA, S.A.R.L., a societe a responsabilite limitee organized and existing under the laws of the Republic of France ("AVSA"), hereby acknowledges notice of and consents to all of the terms of the Purchase Agreement Assignment between Federal Express Corporation, a Delaware corporation, and State Street Bank and Trust Company of Connecticut, National Association, a national banking association, not in its individual capacity, but solely as Lessor, with respect to Federal Express Corporation Trust No. N673FE, dated as of May 1, 1997, (hereinafter called the "Assignment", the defined terms therein being hereinafter used with the same meaning), and hereby confirms to the Assignor and the Lessor and their respective successors and assigns that:

          (i) except as provided in the Assignment, all representations, warranties, indemnities and agreements of AVSA under the Purchase Agreement with respect to the Aircraft shall inure to the benefit of the Lessor and its respective successors and assigns to the same extent as if the Lessor and its successors and assigns had originally been named the "Buyer" of the Aircraft therein;

         (ii) AVSA will pay to the Assignor all payments required to be paid by it under the Purchase Agreement, unless and until AVSA shall have received written notice from the Indenture Trustee or the Lessor (or, after the Indenture shall have been discharged in full, the Lessor) addressed to it at the address and in the manner set forth in the Assignment that an Event of Default has occurred and is continuing, whereupon AVSA will make any and all payments thereafter required to be made by it under the Purchase Agreement, to the extent that the right to receive such payment has been assigned under the Assignment ("AVSA Payments"), directly to the Indenture Trustee (or, after the Indenture shall have been discharged in full, the Lessor) if AVSA shall have received notice as aforesaid that an Event of Default has occurred and is continuing;

        (iii) The Lessor shall not be liable for any of the obligations or duties of the Assignor under the Purchase Agreement, nor shall the Assignment give rise to any duties or obligations whatsoever on the part of the Lessor owing to AVSA, except for the agreements of the Lessor set forth in the Assignment, including, but not limited to Section 3(b) of the Assignment;

         (iv) AVSA consents to the assignment of the Lessor's rights and interests in the Assignment to the Indenture Trustee pursuant to the Indenture and to the lease of the Aircraft by the Lessor to the Lessee under the Lease; and

          (v) from and after the delivery of the Aircraft pursuant to the Purchase Agreement and payment in full for the Aircraft as described in the Participation Agreement and the Assignment, AVSA will not assert any lien or claim against the Aircraft or any part thereof arising on or prior to such delivery or in respect of any work or services performed on or prior thereto.

         AVSA hereby represents and warrants that:

         (A) AVSA is a societe a responsabilite limitee duly organized and existing in good standing under the laws of the Republic of France and has the requisite power and authority to enter into and perform its obligations under the Purchase Agreement and this Consent and Agreement;

         (B) the making and performance, in accordance with their terms, of the Purchase Agreement and this Consent and Agreement have been duly authorized by all necessary corporate action on the part of AVSA, do not require any approval of AVSA's shareholders, do not require the consent or approval of, the giving notice to, or registration with, or the taking of any other action in respect of, any French governmental authority or agency except for those that have already been obtained and do not contravene any law binding on AVSA or contravene AVSA's charter documents or any indenture, credit agreement or other contractual agreement to which AVSA is a party or by which it is bound;

         (C) each of the Purchase Agreement and this Consent and Agreement constitutes a binding obligation of AVSA enforceable against AVSA in accordance with its terms, subject to: (i) the limitations of applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally; and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), which principles do not make the remedies available at law or in equity with respect to the Purchase Agreement and this Consent and Agreement inadequate for the practical realization of the benefits intended to be provided thereby and

         (D)  the Purchase Agreement is in full force and effect as to AVSA.

         THIS CONSENT AND AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

Dated as of May 1, 1997


                                   AVSA, S.A.R.L.


                                   By:_______________________
                                      Name:
                                      Title:




                                                                  Exhibit C
                                                                         to
                                                            Lease Agreement




                          ENGINE WARRANTY ASSIGNMENT

                (FEDERAL EXPRESS CORPORATION TRUST NO. N673FE)

   Words and phrases appearing in this Engine Warranty Assignment (the "Assignment") shall have the respective meanings as defined below:

   A. General Terms Agreement means that agreement dated as of July 3, 1991, (the "GTA") by and between the Engine Manufacturer and Federal Express Corporation ("Fed Ex"), including the Engine Product Support Plan at Exhibit B, insofar as such Product Support Plan relates to the Engine Warranties (the "Product Support Plan"), but excluding any and all letter agreements attached thereto.

   B. Engine Warranties means the Engine Manufacturer's New Engine Warranty, New Parts Warranty, Ultimate Life Warranty and Campaign Change Warranty, as set forth in the Engine Manufacturer's Product Support Plan which forms a part of the GTA, and as limited by the applicable terms of such GTA and Product Support Plan.

   C. Engine means each of the CF6-80C2-A5F series engines installed on the aircraft at the time of delivery to the Assignor, each bearing Engine Manufacturer's serial numbers ___-___ and ___-___, respectively.

   D. Replacement Engine means each of the CF6-80C2-A5F series engines which are not subject to this Assignment and are a replacement or substitute for an Engine, excluding, however, any engines obtained from the Engine Manufacturer's lease pool which are installed on the aircraft for the limited purpose of permitting the continued operation of the aircraft during the period necessary to effect or complete repairs or overhaul of an Engine.

   E. Lease means the Lease Agreement (Federal Express Corporation Trust No. N673FE), dated as of May 1, 1997, (the "Lease") between State Street Bank and Trust Company of Connecticut, National Association (not in its individual capacity, but solely as Owner Trustee), as Lessor ("Lessor") and Fed Ex, as Lessee, as amended, modified or supplemented from time to time.

   All other capitalized terms used and not defined herein that are in the Lease shall, when used herein, have the meanings specified in the Lease.

                                       1

   Fed Ex, pursuant to the terms and conditions herein, hereby sells, assigns, transfers and sets over unto the Lessor all of its rights, claims and interests in and under the GTA and the Product Support Plan, as such apply to the Engines, to enforce in the Lessor's own name such rights as Fed Ex may have with respect to the Engine Warranties, to the extent the same relate to the Engines, and to retain any benefit resulting therefrom; provided, however, that there is reserved to Fed Ex all of its other rights, claims and interests under the GTA except as expressly stated above. Fed Ex shall, during the term of the Lease (but only so long as no Event of Default shall have occurred and be continuing), have the benefit of and shall be entitled to enforce (as it shall deem appropriate), either in its own name or (at the cost of Fed Ex) in the name of the Lessor for the use and benefit of Fed Ex, any and all Engine Warranties available to the Lessor under the GTA in respect of the Engines and each Part thereof, and the Lessor agrees (but only so long as no Event of Default shall have occurred and be continuing) at Fed Ex's expense to do, execute and deliver such further acts, deeds, matters or things as may be reasonably requested by Fed Ex and necessary to enable Fed Ex to obtain customary warranty services furnished for the Engines or any Part thereof pursuant to the Engine Warranties. Fed Ex shall, at the Lessor's expense, cooperate with the Lessor and take such action as the Lessor reasonably deems necessary to enable the Lessor to enforce such rights, claims and interests as assigned herein.

                                       2

   Notwithstanding anything in this Assignment or the Consent attached hereto and incorporated herein to the contrary, Fed Ex and the Lessor confirm expressly for the benefit of the Engine Manufacturer that:

   A. The Lessor agrees that it will not, without the prior written consent of the Engine Manufacturer, disclose, directly or indirectly, to any third party, any of the terms of the Engine Warranties disclosed to it by the Engine Manufacturer incident to effecting the assignment herein; provided, however, that (1) the Lessor may use, retain and disclose such information on a confidential basis to its special counsel, independent insurance brokers, bank examiners or similar regulatory authorities, auditors and public accountants, (2) the Lessor may use, retain and disclose on a confidential basis such information to the Owner Participant, the Indenture Trustee, the Pass Through Trustee and any Certificate Holder, as the case may be, and their special counsel, independent insurance brokers, bank examiners or similar regulatory authorities, auditors and public accountants,
         (3) the Lessor may disclose such information as required by applicable laws, governmental regulations, subpoena, or other written demand under color of legal right, but it shall first, as soon as practicable upon receipt of such demand and to the extent permitted by applicable laws, furnish a copy thereof to Fed Ex and to the Engine Manufacturer, and the Lessor, to the extent permitted by applicable law, shall afford Fed Ex and the Engine Manufacturer reasonable opportunity, at the moving party's cost and expense, to obtain a protective order or other assurance reasonably satisfactory to the Engine Manufacturer of confidential treatment of the information required to be disclosed, (4) the Lessor may disclose such information as required to enforce its rights under the Engine Warranties assigned to it pursuant to this Assignment, and (5) the Lessor may disclose such information to any bona fide potential purchaser of the Aircraft and/or Engines or any beneficial interest therein (subject to the execution by such prospective purchaser of a written confidentiality statement setting forth the same or substantially similar terms as those referred to in this paragraph).

   B. Without in any way releasing Fed Ex from any of its duties or obligations under the GTA, the Lessor agrees that, insofar as the provisions of the GTA relate to the Engines, in exercising any rights under such Engine Warranties or in making any claim with respect thereto, the applicable terms and conditions of the GTA, including Article Eight (Limitation of Liability) and the Product Support Plan, shall apply to, and be binding upon, the Lessor to the same extent as Fed Ex.

   C. Insofar as the provisions of the GTA relate to the Engines, in exercising any rights under the Engine Warranties or in making any claim with respect thereto, the applicable terms and conditions of the GTA and the Product Support Plan or the Consent attached hereto and incorporated herein shall apply to, and be binding upon, the Lessor to the same extent as if named "Airline" therein. It is expressly agreed that Fed Ex shall at all times remain liable to the Engine Manufacturer under the GTA to perform all the duties and obligations of Fed Ex thereunder to the same extent as if this Assignment had not been executed. The performance by the Lessor of any of the rights assigned hereunder shall not release Fed Ex from any of its duties or obligations to the Engine Manufacturer under the GTA except to the extent that such exercise by the Lessor shall constitute performance of such duties and obligations.

   D. Nothing contained in this Assignment shall subject the Engine Manufacturer to any obligation or liability to which it would not otherwise be subject under the GTA or modify in any respect the Engine Manufacturer's contract rights thereunder, or subject the Engine Manufacturer to any multiple or duplicative liability or obligation under the GTA. The Engine Manufacturer recognizes and it is consented to by all parties to this Assignment that the Lessor shall collaterally assign its rights under the Lease and this Assignment and will mortgage the Aircraft and Engines, to State Street Bank and Trust Company of Connecticut, National Association, as Indenture Trustee under the Trust Indenture, Mortgage and Security Agreement (Federal Express Corporation Trust No. N673FE), dated as of May 1, 1997 (on the terms set forth therein); however, no further extension or assignment (except to a successor indenture trustee under such agreement) of any remaining Engine Warranties, including but not limited to extensions or assignments for security purposes, are permitted without the prior written consent of the Engine Manufacturer.

   E. Exclusive of the assignment noted in Section 2D above, the Engine Manufacturer shall not be deemed to have knowledge of any change in the authority of Fed Ex or the Lessor, as the case may be, to exercise the rights established hereunder until the Engine Manufacturer has received written notice thereof from the Indenture Trustee or the Lessor. Such notice shall be sent to: Commercial Contracts Director, GE Aircraft Engines, Mail Drop F17, One Neumann Way, Box 156301, Cincinnati, Ohio 45215-6301, facsimile: (513) 243-8068.

   F. This Assignment shall apply only in respect to each Engine and shall not extend to any replacement or substitute engine. If, during the term of this Assignment and the Lease, it becomes necessary to replace or substitute an Engine due to a Failure (as such term is defined in the Engine Product Support Plan, excluding normal wear, tear and deterioration which can be restored by overhaul and repair), damage or loss, the Assignor (or the Lessor) shall give the Engine Manufacturer written notice of such Failure, damage or loss. The notice shall include (i) a description of the event or circumstances which constitute a Failure, damage or loss, and (ii) the serial numbers of the (a) failed, damaged or lost Engine and (b) Replacement Engine and shall be sent to: Customer Support Manager, GE Aircraft Engines, 111 Merchant Street, Room 450, Cincinnati, Ohio 45246. The Engine Manufacturer shall not be deemed to have knowledge of the need for a replacement engine until it has received the aforementioned notice.

         In the event an Engine subject to this Assignment fails, is damaged or lost, and such Engine is replaced by a Replacement Engine, the Assignor and the Assignee shall, prior to, or contemporaneous with, the delivery of such Replacement Engine, obtain the written consent of the Engine Manufacturer (which it shall be obligated to give) that the Engine Warranties as set forth in the Engine Product Support Plan shall apply to such Replacement Engines. The Engine Manufacturer shall not incur any obligation or liability for a Replacement Engine under the Engine Warranties until the execution of the aforementioned consent.

   G. At any time and upon the written request of the Engine Manufacturer, Fed Ex and the Lessor shall promptly and duly execute and deliver any and all such further assurances, instruments and documents and take all such further action, at the expense of Fed Ex, as the Engine Manufacturer may reasonably request in order to obtain the full benefit of Fed Ex and the Lessor's agreement as set forth in this Assignment and the Consent attached hereto and incorporated herein.

         Any performance by the Engine Manufacturer that discharges its obligation under the Engine Warranties will satisfy the respective interests of Fed Ex and the Lessor. So long as the Engine Manufacturer acts in good faith in accordance with this Assignment, the Engine Manufacturer may rely conclusively on any notice given pursuant to this Assignment without inquiring as to the accuracy of, or the entitlement of the party to give, such notice.

                                       3

   The Engine Manufacturer shall reserve to Fed Ex all those rights, claims and interests, as and to the extent such relates to the purchase and operation of engines other than the Engines subject to the Assignment, as well as other matters not directly pertaining to the Engines, and Fed Ex will have or retain under the GTA such rights, claims and interest not expressly assigned to the Lessor hereunder.

                                       4

   The Engine Manufacturer warrants each new Reverser (as such is defined in the Engine Product Support Plan) installed on the Aircraft at the time of delivery to Fed Ex under the terms of the New Engine Warranty; however, administration of such New Engine Warranty, with respect to both installed and replacement Reversers, shall be performed by Martin Marietta.

                                       5

   If at some point in time, the Engine Manufacturer receives written notification from the Indenture Trustee or the Lessor that the Lessor is or becomes entitled to possession of the Engines, pursuant to an Event of Default or otherwise, and desires to sell or lease the Engines to a party who is not currently a party to a General Terms Agreement with the Engine Manufacturer, the Engine Manufacturer agrees if such agreement is permissible under applicable U.S. law, that it will offer to such purchaser or lessee, subject to the execution of an agreement to sell or lease such Engines, a General Terms Agreement on the Engine Manufacturer's standard terms and conditions. If, however, such purchaser or lessee is currently a party to a General Terms Agreement with the Engine Manufacturer, the remaining portion of the terms of such General Terms Agreement shall be extended to and apply to such subsequent purchase or lease; provided, however, that the written consent of the Engine Manufacturer to such an extension is obtained prior to the transaction's occurrence.

   This Assignment shall be governed by the laws of the State of New York, including all matters of construction, validity and performance, as applicable to contracts between citizens of that state to be performed wholly within that state, and without reference to conflicts of law principles.

   In witness whereof, the parties hereto have caused this Engine Warranty Assignment to be duly executed and delivered as of the date hereof.


General Electric Company


_____________________________
Name:
Title:



Federal Express Corporation


_____________________________
Name:    Robert D. Henning
Title:    Assistant Treasurer and
          Managing Director -
          Structured Finance



Wilmington Trust Company
not in its individual capacity,
but solely as Owner Trustee


_____________________________
Name:    Donald G. MacKelcan
Title:    Assistant Vice President




                                    CONSENT
                (FEDERAL EXPRESS CORPORATION TRUST NO. N673FE)


         The Engine Manufacturer, General Electric Company (the "Engine Manufacturer"), a New York corporation, hereby consents to the Engine Warranty Assignment attached hereto and acknowledges notice of (i) the Purchase Agreement Assignment (Federal Express Corporation Trust No. N673FE), dated as of May 1, 1997 and entered into by and between Federal Express Corporation, as Assignor ("Fed Ex") and State Street Bank and Trust Company of Connecticut, National Association (not in its individual capacity, but solely as Owner Trustee) as Assignee ("Lessor"), (the "Purchase Agreement Assignment"); and
(ii) the Lease Agreement (Federal Express Corporation Trust No. N673FE), dated as of May 1, 1997 and entered into by and between Fed Ex, as Lessee and the Lessor, as Lessor (as in effect from time to time, the "Lease") and (iii) the Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N673FE), dated as of May 1, 1997 (the "Indenture"), between the Lessor and First Security Bank, National Association, as Indenture Trustee ("Indenture Trustee"). The Purchase Agreement Assignment and Lease cover two GE CF6-80C2-A5F series engines bearing Engine Manufacturer's serial numbers ___-___ and ___-___, respectively, (the "Engines") as installed on the Airbus A300F4-605R series aircraft bearing Manufacturer's serial number 780 (the "Aircraft"). In connection with such Purchase Agreement Assignment and Lease, reference is made to the General Terms Agreement No. 6-9034 dated as of July 3, 1991, between the Engine Manufacturer and Fed Ex (the "General Terms Agreement"), under which the Engine Manufacturer agreed to support certain GE CF6-80C2-A5F series engines, including the Engines and spare parts therefor to be purchased by Fed Ex from the Engine Manufacturer, as installed on certain Airbus A300F4-605R series aircraft, including the Aircraft. Recognizing that the Lessor and Fed Ex have entered into the Lease which provides for the lease by the Lessor to Fed Ex of the Aircraft and Engines and that the Lessor has granted a security interest in the Engines and assigned certain of its rights under the Lease to the Indenture Trustee, the Engine Manufacturer agrees that in furtherance of the Lease, it will so support such Engines and spare parts therefor, subject to the applicable terms and conditions of the General Terms Agreement, including Article Eight (Limitation of Liability).

         The Engine Manufacturer represents and warrants that:

         1. it is a corporation existing in good standing under the laws of the State of New York;

         2. the making and performance of this Consent in accordance with its terms has been duly authorized by all necessary corporate action on the part of the Engine Manufacturer, does not require any shareholder approval and does not contravene its certificate of incorporation or by-laws or any debenture, credit agreement or other contractual agreement to which the Engine Manufacturer is a party or by which it is bound or any law binding on the Engine Manufacturer;

         3. the making and performance of the Engine Warranties, as defined in the Engine Warranty Assignment attached hereto (the "Engine Warranties") in accordance with their terms have been duly authorized by all necessary corporate action on the part of the Engine Manufacturer, do not require any shareholder approval and do not contravene the Engine Manufacturer's certificate of incorporation or by-laws or any debenture, credit agreement or other contractual agreement to which the Engine Manufacturer is a party or by which it is bound or any law binding on the Engine Manufacturer; and

         4. the Engine Warranties constitute, as of the date on which they were made and at all times thereafter, and this Consent and the Engine Warranty Assignment attached hereto are, binding obligations of the Engine Manufacturer enforceable against the Engine Manufacturer in accordance with its terms subject to:

          (a) the limitation of applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally; and

          (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         This Consent shall be governed by the laws of the State of New York, including all matters of construction, validity and performance, as applicable to contracts between citizens of that state to be performed wholly within that state, and without reference to conflicts of law principles.


General Electric Company



______________________________
Name:
Title:

==============================================================================


                                LEASE AGREEMENT

                (FEDERAL EXPRESS CORPORATION TRUST NO. N674FE)

                            Dated as of May 1, 1997

                                    between

              STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT,
                             NATIONAL ASSOCIATION,
                        Not in its Individual Capacity,
                         but Solely as Owner Trustee,
                                    Lessor

                                      and

                         FEDERAL EXPRESS CORPORATION,
                                    Lessee


                   COVERING ONE AIRBUS A300F4-605R AIRCRAFT
                    SERIAL NO. 781, REGISTRATION NO. N674FE

          CERTAIN OF THE RIGHT, TITLE AND INTEREST IN AND TO THIS LEASE AGREEMENT OF STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, AS OWNER TRUSTEE, HAS BEEN ASSIGNED TO AND IS SUBJECT TO A LIEN AND SECURITY INTEREST IN FAVOR OF FIRST SECURITY BANK, NATIONAL ASSOCIATION, AS INDENTURE TRUSTEE UNDER THE TRUST INDENTURE AND SECURITY AGREEMENT (FEDERAL EXPRESS CORPORATION TRUST NO. N674FE) DATED AS OF MAY 1, 1997 FOR THE BENEFIT OF THE HOLDERS OF THE CERTIFICATES REFERRED TO IN SUCH TRUST INDENTURE AND SECURITY AGREEMENT. THIS LEASE AGREEMENT HAS BEEN EXECUTED IN SEVERAL COUNTERPARTS. ONLY THE CHATTEL-PAPER "ORIGINAL" COUNTERPART CONTAINS THE RECEIPT THEREFOR EXECUTED BY FIRST SECURITY BANK, NATIONAL ASSOCIATION, AS INDENTURE TRUSTEE, ON THE SIGNATURE PAGES THEREOF.


==============================================================================


                               TABLE OF CONTENTS


                                                                          Page
                                                                          ----

Initial Recitals.............................................................1

                                   ARTICLE 1

                                  DEFINITIONS

                                   ARTICLE 2

                          ACCEPTANCE UNDER THE LEASE

   Section 2.01.  Sale and Lease of Aircraft; Term.........................  1

                                   ARTICLE 3

                           RENT AND RENT ADJUSTMENT

   Section 3.01.  [Reserved]...............................................  2
   Section 3.02.  Basic Rent...............................................  2
   Section 3.03.  Supplemental Rent........................................  2
   Section 3.04.  Adjustments to Basic Rent, Stipulated Loss Value and
                  Termination Value After the Delivery Date................  3
   Section 3.05.  Minimum Basic Rent.......................................  4
   Section 3.06.  Payment to Indenture Trustee.............................  5
   Section 3.07.  Costs and Expenses.......................................  5

                                   ARTICLE 4

                     RENEWAL OPTIONS AND PURCHASE OPTIONS

   Section 4.01.  Renewal Options..........................................  5
   Section 4.02.  Purchase Options.........................................  6
   Section 4.03.  Appraisal Procedures.....................................  8

                                   ARTICLE 5

                        REPRESENTATIONS AND WARRANTIES

   Section 5.01.  Disclaimer of Representations and Warranties............. 10
   Section 5.02.  No Modification of Other Warranties...................... 10
   Section 5.03.  Certain Agreements of the Lessee......................... 11

                                   ARTICLE 6

                                     LIENS

   Section 6.01.  Liens.................................................... 11

                                   ARTICLE 7

                 AIRCRAFT REGISTRATION, MAINTENANCE AND OPERATION

   Section 7.01.  Registration, Maintenance and Operation.................. 12
   Section 7.02.  Possession and Permitted Transfer and Sublease........... 14
   Section 7.03.  Insignia................................................. 19

                                   ARTICLE 8

                       REPLACEMENT AND POOLING OF PARTS

   Section 8.01.  Replacement of Parts..................................... 19
   Section 8.02.  Pooling of Parts......................................... 20

                                   ARTICLE 9

                   ALTERATIONS, MODIFICATIONS AND ADDITIONS

   Section 9.01.  Required Alterations and Modifications................... 21
   Section 9.02.  Other Alterations and Modifications...................... 21

                                  ARTICLE 10

                             VOLUNTARY TERMINATION

   Section 10.01.  Right of Termination Upon Obsolescence or Surplus....... 23
   Section 10.02.  Retention of Aircraft by the Lessor..................... 25
   Section 10.03.  Voluntary Termination as to Engines..................... 26

                                  ARTICLE 11

                        LOSS, DESTRUCTION, REQUISITION

   Section 11.01.  Lessee's Election Rights................................ 27
   Section 11.02.  Payment of Stipulated Loss Value........................ 27
   Section 11.03.  Replacement of Airframe and Engines..................... 28
   Section 11.04.  Event of Loss with Respect to an Engine................. 31
   Section 11.05.  Application of Payments from the Government or Others... 33
   Section 11.06.  Requisition of an Airframe and the Installed Engines
                   for Use by Government................................... 34
   Section 11.07.  Requisition for Use by Government of an Engine Not
                   Installed on the Airframe............................... 35
   Section 11.08.  Application of Payments During Existence of Certain
                   Defaults................................................ 35

                                  ARTICLE 12

                              RETURN OF AIRCRAFT

   Section 12.01.  Return of Aircraft...................................... 35
   Section 12.02.  Return of Engines....................................... 36
   Section 12.03.  Return of Manuals....................................... 36
   Section 12.04.  Condition of Aircraft................................... 37
   Section 12.05.  [Reserved].............................................. 38
   Section 12.06.  Storage................................................. 38
   Section 12.07.  Special Markings........................................ 38
   Section 12.08.  Lessor's Option to Purchase Parts....................... 39

                                  ARTICLE 13

                                   INSURANCE

   Section 13.01.  Comprehensive Airline Liability and Property Damage
                   Liability Insurance..................................... 39
   Section 13.02.  Insurance Against Loss or Damage to Aircraft and Engines 41
   Section 13.03.  Application of Insurance Proceeds....................... 43
   Section 13.04.  Reports................................................. 44
   Section 13.05.  Lessor's Insurance...................................... 45
   Section 13.06.  Self-Insurance.......................................... 45

                                  ARTICLE 14

                                  INSPECTION

   Section 14.01.  Right of Inspection..................................... 46
   Section 14.02.  No Obligation to Inspect................................ 46

                                  ARTICLE 15

                                  ASSIGNMENT

   Section 15.01.  Lessee's Right to Assign................................ 46
   Section 15.02.  Citizenship............................................. 47

                                  ARTICLE 16

                               EVENTS OF DEFAULT

   Section 16.01.  Events of Default....................................... 47

                                  ARTICLE 17

                                   REMEDIES

   Section 17.01.  Remedies Upon Lessee's Default.......................... 49
   Section 17.02.  Cumulative Remedies..................................... 52
   Section 17.03.  Waiver.................................................. 52
   Section 17.04.  Lessor's Right to Perform for Lessee.................... 53

                                  ARTICLE 18

                          COVENANT OF QUIET ENJOYMENT

   Section 18.01.  Quiet Enjoyment......................................... 53

                                  ARTICLE 19

                              FURTHER ASSURANCES

   Section 19.01.  Further Assurances...................................... 53

                                  ARTICLE 20

                                   NET LEASE

   Section 20.01.  Nature of Lease......................................... 54

                                  ARTICLE 21

                               SUCCESSOR LESSOR

   Section 21.01.  Successor Lessor........................................ 55

                                  ARTICLE 22

                       SECURITY FOR LESSOR'S OBLIGATIONS

   Section 22.01.  Security for Lessor's Obligations to Holders............ 56
   Section 22.02.  [Reserved].............................................. 56
   Section 22.03.  Consent of Lessee to Assignment of Lease as Security.... 56

                                  ARTICLE 23

                                SECURITY FUNDS

   Section 23.01.  Investment of Security Funds............................ 57

                                  ARTICLE 24

                             CONCERNING THE LESSOR

   Section 24.01.  Lessor's Entry Into Lease............................... 58

                                  ARTICLE 25

                                   NOTICES

   Section 25.01.  Notices................................................. 59

                                  ARTICLE 26

                                  MISCELLANEOUS

   Section 26.01.  Section Heading and Captions............................ 60
   Section 26.02.  References.............................................. 60
   Section 26.03.  APPLICABLE LAW.......................................... 60
   Section 26.04.  Severability............................................ 60
   Section 26.05.  No Oral Modification.................................... 60
   Section 26.06.  Agreement as Chattel Paper.............................. 60
   Section 26.07.  Counterparts............................................ 60
   Section 26.08.  Public Release of Information........................... 61

                                  ARTICLE 27

                                  TRUE LEASE

   Section 27.01.  Intent of the Parties................................... 61
   Section 27.02.  Section 1110 Compliance................................. 61
   Section 27.03.  Finance Lease........................................... 61


   Schedule I   Definitions
   Schedule II  Basic Rent
   Schedule III Stipulated Loss Values
   Schedule IV  Termination Values
   Schedule V   Purchase Option Schedule

   Exhibit A    Form of Lease Supplement
   Exhibit B    Form of Purchase Agreement Assignment, Consent and
                Agreement and AVSA Consent and Agreement
   Exhibit C    Form of Engine Warranty Assignment and Engine Consent



                                LEASE AGREEMENT
                (FEDERAL EXPRESS CORPORATION TRUST NO. N674FE)

         LEASE AGREEMENT (FEDERAL EXPRESS CORPORATION TRUST NO. N674FE) dated as of May 1, 1997 (this "Lease") between STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity but solely as Owner Trustee under the Trust Agreement (as defined in Article 1 below) (the "Lessor"), and FEDERAL EXPRESS CORPORATION, a Delaware corporation (the "Lessee").


                             W I T N E S S E T H :

         WHEREAS, all capitalized terms used herein shall have the meanings assigned thereto as provided in Article 1 below;

         WHEREAS, subject to the terms and conditions set forth in the Participation Agreement (as hereinafter defined), the Lessee desires on the Delivery Date (as hereinafter defined) to lease from the Lessor and the Lessor is willing to lease to the Lessee the Aircraft (as hereinafter defined) in accordance with the terms and conditions set forth in this Lease.

         NOW, THEREFORE, in consideration of the mutual promises herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged by the parties, the Lessor and the Lessee agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS

         Unless the context otherwise requires, the capitalized terms herein shall have the meanings given in Schedule I hereto, for all purposes of this Lease and shall be equally applicable to both the singular and the plural forms of the terms defined.


                                   ARTICLE 2

                          ACCEPTANCE UNDER THE LEASE

         Section 2.01. Sale and Lease of Aircraft; Term. The Lessor, subject to satisfaction or waiver of the conditions set forth in this Lease and in the Participation Agreement, hereby agrees to purchase the Aircraft from AVSA on the Delivery Date and agrees immediately thereafter to lease the Aircraft to the Lessee pursuant to this Lease, and the Lessee hereby agrees to lease the Aircraft from the Lessor, such lease to be evidenced by the execution by the Lessor and the Lessee of a Lease Supplement leasing the Aircraft hereunder. Such lease shall last for the Term, at all times during which full legal title to the Aircraft shall remain vested with the Lessor to the exclusion of the Lessee, notwithstanding the possession and use thereof by the Lessee or any other Person. The Lessee agrees that the Lessor will authorize one or more employees of the Lessee, designated by the Lessee in writing, as the authorized representative or representatives of the Lessor to accept delivery of the Aircraft pursuant to the sale of the Aircraft described in the Participation Agreement. The Lessee hereby agrees that in the event delivery of the Aircraft shall be accepted by an employee or employees of the Lessee pursuant to such authorization by the Lessor, such acceptance of delivery by such employee or employees on behalf of the Lessor shall, without further act, irrevocably constitute acceptance by the Lessee of the Aircraft for all purposes of this Lease.


                                   ARTICLE 3

                           RENT AND RENT ADJUSTMENT

         Section 3.01.  [Reserved].

         Section 3.02. Basic Rent. The Lessee agrees to pay to the Lessor in immediately available funds, on each Rent Payment Date, Basic Rent for the Aircraft during the Basic Term, each payment being set forth on Schedule II hereto opposite the applicable Rent Payment Date, subject to increase or decrease as provided in Section 3.04 of this Lease. Each payment of Basic Rent shall be made in arrears or in advance, all as stated in Schedule II hereto. Each payment of Basic Rent designated as advance rent shall be allocated over the six-month period beginning on the Rent Payment Date on which such advance rent payment is scheduled to be made, and each installment of Basic Rent that is designated as payable in arrears shall be accrued over the six-month period ending on and including the day immediately preceding the Rent Payment Date on which such arrears payment is scheduled to be made.

         Section 3.03. Supplemental Rent. The Lessee agrees to pay or cause to be paid to the Lessor, or to whomever shall be entitled to it, any and all Supplemental Rent promptly as the same shall become due. If the Lessee fails to pay any Supplemental Rent when due, the Lessor shall have all rights, powers and remedies provided for in this Lease, or by law or equity or otherwise in the case of nonpayment of Basic Rent. The Lessee will also pay to the Person entitled thereto, on demand, as Supplemental Rent, to the extent permitted by applicable law, an amount equal to interest at the Past Due Rate on any part of any installment of Basic Rent not paid when due, for any period until the same shall be paid and on any payment of Supplemental Rent not paid when due, for the period until the same shall be paid. In addition, the Lessee will pay to the Lessor, as Supplemental Rent, (i) an amount equal to the aggregate amount of any Make-Whole Premium payable under the Indenture (other than any Make-Whole Premium payable in connection with an Indenture Event of Default that is not and does not arise out of a Lease Event of Default) and (ii) an amount equal to the excess of interest at the Past Due Rate on the principal of the Certificates in connection with an acceleration of the Certificates pursuant to Section 7.02 of the Indenture following an Indenture Event of Default attributable to an Event of Default over interest payable by the Lessee at the Past Due Rate on Basic Rent. The expiration or other termination of the Lessee's obligation to pay Basic Rent shall not limit or otherwise modify the obligations of the Lessee with respect to the payment of Supplemental Rent.

         Section 3.04. Adjustments to Basic Rent, Stipulated Loss Value and Termination Value After the Delivery Date. The percentages for Basic Rent referred to in Schedule II hereto and the percentages for Stipulated Loss Value and Termination Value referred to in Schedule III and Schedule IV hereto, respectively, shall be adjusted (upward or downward) subject to the minimum value established by Section 3.05 hereof and the definitions of Stipulated Loss Value and Termination Value to reflect (i) any costs and expenses paid by the Lessor or the Owner Participant pursuant to Section 10.01 of the Participation Agreement being greater or less than the Estimated Expense Amount, (ii) any Refinancing pursuant to Section 15.01 of the Participation Agreement, (iii) any reoptimization pursuant to Section 15.02(a) of the Participation Agreement, (iv) payments pursuant to Section 5 of the Tax Indemnity Agreement by an adjustment of Basic Rent or (v) the Delivery Date being other than September 23, 1997. Each such adjustment pursuant to clause
(i), (ii), (iv) or (v) of the first sentence of this Section 3.04 shall maintain the Owner's Economic Return (and, while maintaining such Owner's Economic Return, minimize the aggregate Net Present Value of Rents to the Lessee). In the event of an adjustment pursuant to clause (iii) of the first sentence of this Section 3.04, the Owner Participant may recalculate Basic Rent as set forth in Schedule II hereto in order to maintain to the extent feasible the Owner's Economic Return and, subject to the provisions of Section 15.02 of the Participation Agreement, recalculate the schedule of principal repayments, the Stipulated Loss Value percentages set forth in
Schedule III hereto and the Termination Value percentages set forth in
Schedule IV hereto in a manner consistent with such recalculation of Basic Rent; provided that any such recalculations as a result of an adjustment pursuant to such clause (iii) of the first sentence of this Section 3.04 may not (A) increase the Net Present Value of Rents to the Lessee, (B) increase as of any date the sum of (1) the Net Present Value of Rents to the Lessee payable through such date plus (2) the present value of the Stipulated Loss Value or the Termination Value as of such date, in each case discounted to the Delivery Date at the Debt Rate, beyond such net present values prior to such adjustment, or (C) otherwise result in any adverse impact (including tax consequences) to the Lessee for which the Owner Participant has not agreed to indemnify the Lessee on terms reasonably acceptable to the Lessee.

         The Owner Participant shall promptly notify the Lessee and the Lessor and the Lessee shall promptly notify the Owner Participant and the Lessor of the need for any such adjustment pursuant to this Section 3.04. As promptly as feasible after any such notification, the Lessor shall furnish the Lessee with a notice setting forth the amount of any such adjustments together with the calculations upon which the adjustments are based; provided, however, that the Lessor and the Owner Participant shall not be required to disclose to the Lessee in such notice any confidential or proprietary information (including methodology or assumptions) relating to such calculations. At the request and, subject to the next succeeding sentence, expense of the Lessee, the accuracy of the calculation of such adjustments and the consistency of the calculation with the calculation used to determine Basic Rent, Stipulated Loss Values and Termination Values shall be verified first, by First Chicago Leasing Corporation or such other financial advisor chosen by the Lessee and second, if such adjustments are still believed to be in error and are not reconciled with the Owner Participant within fifteen (15) Business Days, by a firm of nationally recognized independent public accountants selected by the Lessee and reasonably acceptable to the Owner Participant and, in order to enable them to verify such adjustments, the Owner Participant shall make available to such accountants (for their own confidential use and not to be disclosed to the Lessee or any other Person and subject to the execution of a confidentiality agreement reasonably satisfactory to the Owner Participant) all information reasonably necessary for such verification, including the name of the lease analysis program used by the Owner Participant to calculate such adjustments. The Lessee will pay the reasonable costs and expenses of the verification process under this Section 3.04 unless as a result of such verification process by the independent public accountants Basic Rent is adjusted and such adjustment causes the Net Present Value of Rents, to decline by 10 or more basis points (in which event the Owner Participant shall pay the reasonable costs and expenses of such verification process). The Lessor and the Lessee shall execute and deliver an amendment to this Lease to reflect each adjustment under this Section 3.04.

         All adjustments under this Section 3.04 shall be in compliance with the requirements of Revenue Procedure 75-21, 1975-1 C.B. 715 and Sections 4.02(5), 4.07(1), 4.07(2) and 4.08(1) of Revenue Procedure 75-28, 1975-1 C.B.
752 and shall be structured so as to not cause the Lease to be a "disqualified leaseback or long-term agreement" within the meaning of Section 467 of the Code.

         Section 3.05. Minimum Basic Rent. Notwithstanding any other provisions of the Operative Agreements to the contrary, each installment of Basic Rent due on each Rent Payment Date and not constituting an Excepted Payment shall be, under any and all circumstances, an amount at least sufficient to pay in full any installment of principal of and interest on the Certificates required to be paid pursuant to the Certificates (other than amounts becoming due on account of the exercise of remedies pursuant to
Article 17 hereof) on such Rent Payment Date.

         Section 3.06. Payment to Indenture Trustee. All Rent payable by the Lessee to the Lessor shall be paid to the Lessor c/o State Street Bank and Trust Company, Two International Place, 4th Floor, Boston, Massachusetts 02110,
Attention: Corporate Trust Department, or as the Lessor may otherwise direct, by wire transfer of immediately available funds in U.S. Dollars with sufficient information to identify sources and applications of such funds no later than 10:30 a.m., New York time on the due date of such payment;
provided, however, that so long as the Lien of the Indenture shall not have been discharged the Lessor hereby directs, and the Lessee agrees, that all Rent (other than Excepted Payments, which shall be paid by the Lessee directly to the Person entitled thereto) (all without set-off or counterclaim as and to the extent provided in Article 20 hereof) shall be paid directly to the Indenture Trustee at its principal office at 79 South Main Street, Salt Lake City, Utah 84111, Attention: Corporate Trust Department, or as the Indenture Trustee may otherwise direct within the United States by wire transfer of immediately available funds in U.S. Dollars no later than 10:30 a.m., New York time, on the due date of such payment. In any case where a scheduled Rent Payment Date shall not be a Business Day such Rent Payment Date shall be adjourned to the next succeeding Business Day without interest thereon for the period of such extension (provided that payment is made on such next succeeding Business Day).

         Section 3.07. Costs and Expenses. As between the Lessor and the Lessee, all obligations under this Lease shall be done, performed and complied with at the Lessee's cost and expense, whether or not so expressed, unless otherwise expressly stated to the contrary.


                                   ARTICLE 4

                     RENEWAL OPTIONS AND PURCHASE OPTIONS

         Section 4.01. Renewal Options. (a) Election to Renew. The Lessee shall provide the Lessor with irrevocable written notice (the "Preliminary Notice") not more than 360 days nor less than 180 days prior to the end of the Basic Term or any Renewal Term, as the case may be, whether it will exercise its options either to renew this Lease pursuant to this Section 4.01 or to purchase the Aircraft pursuant to Section 4.02(a)(B), (C) or (F) hereof, as applicable.

         Provided that (i) no Event of Default shall have occurred and be continuing at the time of renewal, (ii) this Lease has not otherwise expired or terminated, and (iii) the Lessee shall have timely delivered the respective Preliminary Notice, the Lessee may, by irrevocable written notice delivered to the Lessor not less than 90 days prior to the end of the Basic Term or any Fixed Renewal Term, extend the Term for one Fixed Renewal Term of three years commencing on the expiration of the Basic Term and one additional Fixed Renewal Term of one year commencing on the expiration of the preceding Fixed Renewal Term. The Lessee shall pay the Fixed Renewal Rent during the Fixed Renewal Term.

         In addition, provided that (i) no Event of Default shall have occurred and be continuing at the time of renewal, (ii) this Lease has not otherwise expired or terminated, and (iii) the Lessee shall have timely delivered the respective Preliminary Notice, the Lessee may, on no more than two occasions, by irrevocable written notice delivered to the Lessor not less than 90 days prior to the end of the Basic Term or the preceding Renewal Term, as the case may be, elect to extend the Term for a Renewal Term or further Renewal Term commencing on the expiration of the Basic Term or the preceding Renewal Term and ending two years thereafter for a rent equal to the then-current Fair Market Rental of the Aircraft. The Term may be extended pursuant to this paragraph for an aggregate of no more than four years following the Basic Term or the Fixed Renewal Term.

         (b) Terms and Conditions. Any such renewal shall be on the same terms and conditions as provided herein, except that (i) rent for the Aircraft due during any Renewal Term shall be payable semi-annually in arrears on the dates corresponding to the Rent Payment Dates during such Renewal Term, and
(ii) during any Renewal Term, the Stipulated Loss Value for the Aircraft shall as of any Stipulated Loss Value Determination Date during the Renewal Term be equal to the greater of the Stipulated Loss Value on the last day of the Basic Term and the Fair Market Value of the Aircraft as of the commencement of such Renewal Term.

         Section 4.02.  Purchase Options.  (a)  Election to Purchase.
Provided that (i) this Lease has not otherwise expired or terminated, (ii) the Lessee shall have previously given the Preliminary Notice under Section 4.01(a) hereof (in the case of paragraph (B) or (F) below or, if a Renewal Term is available, paragraph (C) below) or the applicable notice for each other paragraph below, as the case may be, and (iii) no Event of Default shall have occurred and be continuing on the applicable Termination Date, the Lessee may:

         (A) by written notice delivered to the Lessor, the Indenture Trustee and the Owner Participant, not more than 180 nor less than 90 days prior to the applicable Rent Payment Date, elect to terminate the Lease and purchase the Aircraft on (and only on) July 15, 2017, for, at the Lessee's option, either (1) an amount in immediately available funds equal to the greater of the Fair Market Value or the Termination Value on such date or
   (2)(i) the assumption by the Lessee, pursuant to Section 7.11 of the Participation Agreement, of all of the obligations of the Lessor under the Indenture, the Certificates and Section 7.04 of the Participation Agreement and (ii) the payment to the Lessor of an amount in immediately available funds equal to the excess of (A) the greater of the Fair Market Value or the Termination Value on such date over (B) the unpaid principal of the Certificates plus accrued interest as of such date. Such notice (which shall be revocable by the Lessee upon at least 15 days' written notice prior to the applicable Rent Payment Date) shall either direct the Lessor to prepay the Certificates in full on such Termination Date pursuant to
   Section 6.02 of the Indenture or state that the Lessee shall exercise its option to assume the Certificates pursuant to Section 7.11 of the Participation Agreement and Section 2.12 of the Indenture; or

         (B) by irrevocable written notice delivered to the Lessor and the Owner Participant not less than 90 days prior to the end of the Basic Term, elect to purchase the Aircraft on the last day of the Basic Term for an amount in immediately available funds equal to the Fair Market Value thereof on such date; provided, however, that the Lessee shall have paid all Rent due and payable under this Lease on or prior to the last day of the Basic Term; or

         (C) by irrevocable written notice delivered to the Lessor and the Owner Participant not less than 90 days prior to the end of any Renewal Term, elect to terminate the Lease and purchase the Aircraft on the last day of such Renewal Term at a price in immediately available funds equal to the Fair Market Value of the Aircraft on such day; provided, however, that the Lessee shall have paid all Rent due and payable under this Lease on or prior to the expiration of any such Renewal Term; or

         (D) exercise the purchase option in this Section 4.02(a)(D) which is more particularly described in Schedule V hereto by reference to this
   Section 4.02(a)(D) and which shall be in an amount in immediately available funds not less than the greater of the amount specified in Schedule V hereto and the Fair Market Value of the Aircraft; or

         (E) exercise the purchase option in this Section 4.02(a)(E) which is more particularly described in Schedule V hereto by reference to this
   Section 4.02(a)(E) and which shall be in an amount in immediately available funds not less than the greater of the amount specified in Schedule V hereto and the Fair Market Value of the Aircraft; or

         (F) by irrevocable written notice delivered to the Lessor and the Owner Participant not less than 90 days prior to the end of the Basic Term, elect to purchase the Aircraft on the last day of the Basic Term for the amount in immediately available funds specified in the Ancillary Agreement II (the "FPO Price") which is not less than the estimate set forth in the Appraisal of the Fair Market Value of the Aircraft at the time of exercise of the purchase option under this Section 4.02(a)(F).

         The Lessee shall give the Lessor, the Owner Participant and the Indenture Trustee not more than 180 and not less than 90 days' prior written notice of its election to purchase pursuant to Section 4.02(a)(D) or 4.02(a)(E) hereof. Such notice shall either direct the Lessor to prepay the Certificates in full on such Termination Date pursuant to Section 6.02 of the Indenture or state that the Lessee shall exercise its option to assume the Certificates pursuant to Section 7.11 of the Participation Agreement and
Section 2.12 of the Indenture. In the event that the Lessee shall have given notice to purchase the Aircraft under Section 4.02(a)(A), 4.02(a)(D) or 4.02(a)(E) hereof and shall fail to make payment (and, if applicable, assume the Certificates) on the applicable Termination Date, the Lease shall continue and the Lessee shall pay to the Owner Trustee any losses, costs and expenses of the Owner Participant incurred in connection with such failure.

         (b) Terms and Conditions. If the Lessee elects to purchase the Aircraft pursuant to Section 4.02(a) hereof, the Lessee shall pay to the Lessor on the applicable Termination Date by wire transfer of immediately available funds any Basic Rent payable on such Termination Date (to the extent payable in arrears but not to the extent payable in advance), the applicable purchase price together with any other amounts past due hereunder or due on the applicable Termination Date and all other Supplemental Rent then due under this Lease including, without limitation, the aggregate amount of any Make-Whole Premium applicable to any Certificate and amounts due under the Participation Agreement and the Tax Indemnity Agreement, whereupon (and upon discharge of the Lien of the Indenture in accordance with Section 14.01 thereof) the Lessor will transfer to the Lessee, without recourse or warranty (except as to the absence of Lessor's Liens), all of the Lessor's right, title and interest in and to the Aircraft on an "as-is, where is" basis. In connection with such transfer, the Lessee shall prepare and the Lessor shall execute or arrange for the execution of a bill of sale evidencing such transfer and such other documents as the Lessee may reasonably require. In connection with any termination or proposed termination of this Lease, the Lessee shall pay, at the time of the applicable Termination Date, all related reasonable costs and expenses of the Owner Participant, the Lessor and the Indenture Trustee.

         Section 4.03. Appraisal Procedures. (a) Generally. Whenever Fair Market Rental or Fair Market Value is required to be determined under this Lease (unless otherwise provided herein), it shall be determined by the mutual agreement of the Lessor and the Lessee in accordance with the definitions of such terms in Schedule I hereto. If the Lessee and the Lessor cannot agree by the date 60 days prior to the date for exercise of the applicable option, such amount shall be determined by independent appraisal conducted by appraisers selected pursuant to Section 4.03(b) hereof. At any time prior to final determination of such amount pursuant to Section 4.03(b) hereof, the Lessee and the Lessor shall be entitled to submit to the appraisers (and shall submit to each other any bids submitted to the appraisers) any bids from unrelated third parties, and such bids shall be accorded the weight such appraisers deem appropriate. The Lessor and the Lessee shall each have an opportunity to comment on any such bids after receiving a copy thereof.

         (b) Selection. If an independent appraisal is required pursuant to this Lease, the Lessor and the Lessee shall consult for the purpose of appointing a mutually acceptable, qualified aircraft appraiser. If they are unable to agree on a single appraiser within ten (10) Business Days, then the independent appraisal shall be arrived at by mutual agreement of two nationally recognized, independent aircraft appraisers, one chosen by the Lessor and one chosen by the Lessee, or, if such appraisers cannot agree on the amount of such appraisal, their appraisals shall be treated in the manner described in Section 4.03(c) hereof with an appraisal arrived at by a third nationally recognized, independent aircraft appraiser chosen by the mutual consent of such two appraisers; provided, however, that if either party shall fail to appoint an appraiser within fifteen (15) Business Days after a written request to do so by the other party, or if such two appraisers cannot agree on the amount of such appraisal and fail to appoint a third appraiser within twenty (20) Business Days after the date of the appointment of the second of such appraisers, then either party may initiate an arbitration proceeding with the American Arbitration Association for purposes of appointing a nationally recognized, independent aircraft appraiser.

         (c) Valuation. If one appraiser is chosen, the value determined by such appraiser shall be final and binding upon the Lessor and the Lessee. If two appraisers are chosen, one appraiser by the Lessor and one by the Lessee, and such appraisers agree on the value, such value shall be final and binding upon the Lessor and the Lessee. If three appraisers shall be appointed and the difference between the determination which is farther from the middle determination is more than 125% of the difference between the middle determination and the third determination, then such further determination shall be excluded, the remaining two determinations shall be averaged, and such average shall be final and binding upon the Lessor and the Lessee. Otherwise, the average of all three determinations shall be final and binding upon the Lessor and the Lessee.

         (d) Rules of Appraisal. Any appraisal pursuant to this Section 4.03 shall be conducted in accordance with the commercial rules of the American Arbitration Association as then in effect, as modified by this Section 4.03 and the definitions of Fair Market Value and Fair Market Rental. All expenses of any independent appraisal shall be borne by the Lessee, except that each of the Lessee and the Owner Participant (in the case of the Lessor) shall bear any fees, costs and expenses of its respective attorneys in connection with such appraisal except in the case of an Event of Default or in the case of a revocation by the Lessee of its election to terminate the Lease under Section
4.02 hereof, in which case such expenses shall be borne by the Lessee.


                                   ARTICLE 5

                        REPRESENTATIONS AND WARRANTIES

         Section 5.01. Disclaimer of Representations and Warranties. THE LESSEE ACKNOWLEDGES AND AGREES THAT (i) THE AIRFRAME AND EACH ENGINE IS OF A SIZE, DESIGN, AND CAPACITY AND MANUFACTURE SELECTED BY AND ACCEPTABLE TO THE LESSEE, (ii) THE LESSEE IS SATISFIED THAT THE AIRFRAME AND EACH ENGINE IS SUITABLE FOR ITS PURPOSES, (iii) NEITHER THE OWNER PARTICIPANT NOR THE LESSOR IS A MANUFACTURER OR A DEALER IN PROPERTY OF SUCH KIND AND (iv) THE AIRFRAME AND EACH ENGINE IS LEASED HEREUNDER SUBJECT TO ALL APPLICABLE LAWS AND GOVERNMENTAL REGULATIONS, NOW IN EFFECT OR HEREAFTER ADOPTED, WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND BY THE LESSOR (IN ITS INDIVIDUAL CAPACITY OR AS OWNER TRUSTEE), THE INDENTURE TRUSTEE, THE OWNER PARTICIPANT OR ANY HOLDER. THE LESSOR LEASES THE AIRFRAME AND EACH ENGINE, AS-IS, WHERE-IS, AND NEITHER THE LESSOR (IN ITS INDIVIDUAL CAPACITY OR AS OWNER TRUSTEE), THE INDENTURE TRUSTEE, THE OWNER PARTICIPANT NOR ANY HOLDER MAKES, HAS MADE OR SHALL BE DEEMED TO HAVE MADE, AND EACH HAS AND WILL HAVE BEEN DEEMED TO HAVE EXPRESSLY DISCLAIMED, ANY WARRANTY OR REPRESENTATION EITHER EXPRESS OR IMPLIED, AS TO (A) THE TITLE, AIRWORTHINESS, WORKMANSHIP, CONDITION, VALUE, FITNESS FOR ANY PARTICULAR USE OR PURPOSE, DESIGN, OPERATION OR MERCHANTABILITY OF THE AIRFRAME, EACH ENGINE OR ANY PART THEREOF, (B) THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, (C) THE ABSENCE OF ANY INFRINGEMENT OF ANY PATENT, TRADEMARK OR COPYRIGHT, (D) THE ABSENCE OF OBLIGATIONS BASED ON STRICT LIABILITY IN TORT, (E) THE LESSOR'S TITLE THERETO, (F) THE LESSEE'S OR ANY SUBLESSEE'S RIGHT TO THE QUIET ENJOYMENT THEREOF (EXCEPT AS PROVIDED IN ARTICLE 18 HEREOF) OR (G) ANY OTHER MATTER WHATSOEVER. IT IS AGREED THAT ALL RISKS INCIDENT TO THE MATTERS DISCUSSED IN THE PRECEDING SENTENCE, AS AMONG THE LESSOR, THE INDENTURE TRUSTEE, THE OWNER PARTICIPANT AND THE LESSEE, ARE TO BE BORNE BY THE LESSEE. The provisions of this Section 5.01 have been negotiated by the Lessor and the Lessee and, except as provided in Article 7 of the Participation Agreement, are intended to be a complete exclusion and negation of any representations or warranties of the Lessor, the Indenture Trustee and the Owner Participant, express or implied, with respect to the Airframe and each Engine that may arise pursuant to any law now or hereafter in effect, or otherwise.

         Section 5.02. No Modification of Other Warranties. None of the provisions of this Article 5 or any other provision of this Lease shall be deemed to amend, modify or otherwise affect the representations, warranties or other obligations (express or implied) of the Lessee, AVSA, the Manufacturer or the Engine Manufacturer or any of their respective subcontractors or suppliers, with respect to the Airframe, the Engines or any Parts incorporated or installed in or attached to the Airframe or Engines, or to release the Lessee, AVSA, the Manufacturer or the Engine Manufacturer or any of their respective subcontractors or suppliers from any such representation, warranty or obligation. So long as an Event of Default shall not have occurred and be continuing under this Lease and to the extent permitted under the applicable warranty, patent indemnity, or service-life policy, (i) the Lessor shall assign or otherwise make available to the Lessee such rights as the Lessor may have under any warranty, patent indemnity, or service-life policy made or given by the Manufacturer, AVSA or the Engine Manufacturer or any of their respective subcontractors or suppliers, and any other claims against the Manufacturer, AVSA and the Engine Manufacturer or any such subcontractor or supplier with respect to the Aircraft, including all rights to demand, accept and retain all rights in and to property (other than the Aircraft), data and services of any kind which the Manufacturer, AVSA and the Engine Manufacturer are obligated to provide and do provide pursuant to the Purchase Agreement or the GTA with respect to the Aircraft; and (ii) all payments pursuant to any manufacturer's or subcontractor's warranty, patent indemnity, or service-life policy obligation shall be paid to the Lessee; provided that the Lessee shall apply such payments to the cost of repair or correction of any condition of the Aircraft which gave rise to such payments.

         Section 5.03. Certain Agreements of the Lessee. The Lessee agrees with the Lessor for the benefit of the Owner Participant that the Lessee shall perform the agreements, covenants and indemnities of the Lessee set forth in the Participation Agreement to the extent the same are applicable to the Owner Participant, as fully and to the same extent and with the same force and effect as if set forth in full in this Article 5.


                                   ARTICLE 6

                                     LIENS

         Section 6.01. Liens. The Lessee will not directly or indirectly create, incur, assume or suffer to exist, and will promptly, at its own cost and expense, take such action as may be necessary to discharge, any Lien on or with respect to the Lessor's Estate or this Lease or the Aircraft, the Airframe or any Engine or any Part or title thereto or any interest therein except:

         (a) the respective rights of the Lessor and the Lessee as provided in this Lease, the security interest and Lien of the Indenture and the rights of the Owner Participant, the Lessor and the Indenture Trustee under the Trust Agreement, the Indenture and the Participation Agreement;

         (b) the rights of any sublessee or transferee or other Person under a sublease, transfer, assignment or other such arrangement expressly permitted by the terms of this Lease;

         (c) Lessor's Liens and Indenture Trustee's Liens to the extent required to be discharged by the Owner Participant, the Lessor or the Indenture Trustee, as the case may be, in accordance with Section 7.03(b), 7.04(b) or 7.05(b) of the Participation Agreement;

         (d) Liens for Taxes imposed against the Lessee either not yet due or being contested in good faith by appropriate proceedings so long as such Liens or proceedings do not involve (i) any material danger of the sale, forfeiture or loss of the Lessor's Estate, the Aircraft, the Airframe or any Engine or any interest therein, (ii) any material risk of civil liabilities or (iii) any risk of the assertion of criminal charges against the Lessor, the Owner Participant, the Indenture Trustee or any Holder;

         (e) materialmen's, mechanics', workmen's, repairmen's, employees' or other like Liens arising against the Lessee in the ordinary course of the Lessee's business for amounts the payment of which is either not yet due or is being contested in good faith by appropriate proceedings so long as such Liens or proceedings do not involve any material danger of the sale, forfeiture or loss of the Lessor's Estate, the Aircraft, the Airframe or any Engine or any interest therein; and

         (f) Liens arising from judgments or awards against the Lessee with respect to which (i) at the time an appeal or proceeding for review is being prosecuted in good faith and with respect to which there shall have been secured a stay of execution pending such appeal or proceeding for review and then only for the period of such stay and (ii) there is not, and such proceedings do not involve, any material danger of the sale, forfeiture or loss of the Lessor's Estate, the Aircraft, Airframe or any Engine or any interest therein.


                                   ARTICLE 7

                 AIRCRAFT REGISTRATION, MAINTENANCE AND OPERATION

         Section 7.01. Registration, Maintenance and Operation. The Lessee, at its own cost and expense, shall:

         (a) upon payment by the Lessor of the Purchase Price on the Delivery Date, cause the Aircraft to be duly registered in the name of the Lessor as owner, pursuant to the Transportation Code and, subject to the proviso to
   Section 6.03(b) of the Participation Agreement, to remain at all times duly registered pursuant to the Transportation Code and at all times act in accordance with the rules and regulations of the Aeronautics Authority or the applicable laws, rules and regulations of any other jurisdiction in which the Aircraft may then be registered in accordance with Section 6.03(b) of the Participation Agreement;

         (b) maintain, inspect, service, repair, test and overhaul the Aircraft (or cause the same to be done) so as to keep the Aircraft (and any engine which is not an Engine but is installed on the Aircraft) in as good operating condition as when delivered to the Lessor on the Delivery Date, ordinary wear and tear excepted, and in any event (i) in accordance with the applicable regulations of the Aeronautics Authority or of the regulatory agency or body of any other jurisdiction in which the Aircraft may then be registered pursuant to Section 6.03(b) of the Participation Agreement and the Lessee's maintenance program approved by the Aeronautics Authority or such agency or body, (ii) in the same manner and with the same care used by the Lessee with respect to other A300-600 series aircraft and CF6-80C2-A5F series engines (or other engines permitted by the terms of this Lease to be used on the Aircraft) owned, operated or leased by the Lessee, to the extent that the same regulations, and the Lessee's FAA-approved maintenance program shall apply to any such aircraft and related engines, owned or leased by the Lessee, and utilized in similar circumstances, and without discriminating against the Aircraft, with respect to its use, operation or maintenance in contemplation of the expiration or termination of this Lease other than withdrawal of the Aircraft from use and operation as is necessary to prepare the Aircraft for return to the Lessor upon such expiration or termination, and (iii) so as to keep the Aircraft in such condition as may be necessary to enable its airworthiness certification to be maintained in good standing at all times under the Transportation Code or any applicable rule or regulation of the applicable regulatory agency or body of any other jurisdiction in which the Aircraft may then be registered;

         (c) maintain, or cause to be maintained, all records, logs and other materials in respect of the Aircraft required by the Aeronautics Authority, or the applicable regulatory agency or body of any other jurisdiction in which the Aircraft may then be registered, all such records and logs to be maintained in the English language (which records, logs and other materials shall, as between the Lessor and the Lessee and all parties claiming through the Lessee, be the property of the Lessor but shall become the property of the Lessee upon purchase by the Lessee of the Aircraft pursuant to the terms of this Lease or upon the occurrence of an Event of Loss and the Lessee's compliance with Section 11.03 hereof);

         (d) promptly furnish to the Lessor such information within the Lessee's possession as may be required to enable the Lessor to file any reports to be filed by the Lessor with any governmental authority because of the Lessor's ownership of or the Owner Participant's interest in the Aircraft;

         (e) not maintain, service, repair, overhaul, use or operate the Aircraft or any Engine in violation of any airworthiness certificate or registration relating thereto, or in violation of any law or any license, rule, regulation or order of or by any government or governmental authority having jurisdiction over the Lessee or the Aircraft or any Engine or for any purpose for which the Aircraft or any Engine is not designed; provided, however, that the Lessee (or if a sublease shall then be in effect, the sublessee thereunder) may in good faith contest the validity or application of any such law, license, rule, regulation or order in any manner that does not adversely affect the Lessor, its right, title or interest in the Aircraft or any Engine or the interests of the Indenture Trustee or the Owner Participant therein, or in any Operative Agreement (excluding any interests the Lessee agrees are indemnified for under the Tax Indemnity Agreement) and such contest or non-compliance will not result in any material risk of loss, forfeiture or damage to the Aircraft or in any risk of criminal liability to the Lessor, the Indenture Trustee or the Owner Participant; and if any such law, license, rule, regulation or order requires alteration of the Aircraft or any Engine, the Lessee will conform the same therewith at its own cost and expense and will maintain the Aircraft or any Engine in compliance with such law, license, rule, regulation or order; and

         (f) not operate or locate the Airframe or any Engine, or suffer the Airframe or any Engine to be operated or located in any area excluded from coverage by any insurance policy required by the terms of Article 13 hereof, unless the Lessee has obtained, prior to the operation or location of the Airframe or any Engine in such area, indemnification from the Government, or other insurance, against the risks and in the amounts required by, and in compliance with, Article 13 hereof covering such area (and naming the Lessor, or so long as this Lease is assigned to the Indenture Trustee, the Indenture Trustee, as sole loss payee in respect of indemnification or insurance payable in respect of casualties to the Aircraft) or unless the Aircraft is only temporarily located in such area as a result of an isolated occurrence attributable to a hijacking, medical emergency, equipment malfunction, weather conditions, navigational error or other similar unforeseen circumstances and the Lessee is using its good faith efforts to remove the Aircraft from such area.

         The Lessee may, at any time during the Term, install an engine or engines on the Airframe and operate the Aircraft with such engine or engines installed thereon and the Lessor shall have no right, title or interest in and to any such engine until such time, if any, that such engine is returned to the Lessor under Section 12.02 hereof.

         Section 7.02. Possession and Permitted Transfer and Sublease. (a) Conditions. The Lessee will not, without the prior written consent of the Lessor, sublease or otherwise in any manner deliver, transfer or relinquish possession of the Aircraft, the Airframe or any Engine or install any Engine, or permit any Engine to be installed, on any airframe other than the Airframe; provided, that, so long as (i) in the case of clause (i) below, no Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing at the commencement of such sublease, (ii) the Lien of the Indenture is not impaired thereby, (iii) all applicable governmental approvals in connection therewith have been obtained and (iv) the Lessee shall comply with the provisions of Article 13 hereof, the Lessee may without the prior written consent of the Lessor:

         (i) so long as the sublessee is generally meeting its material obligations as they come due and is not subject to a proceeding or final order under applicable bankruptcy, insolvency or reorganization laws on the date the sublease is entered into and with 30 days' prior written notice to the Lessor and the Owner Participant, (A) sublease the Aircraft or any Engine to a U.S. Air Carrier, (B) after December 31, 2004 sublease the Aircraft or any Engine to an Air Carrier which is principally based in and domiciled in one of the countries listed on Schedule III of the Participation Agreement, or (C) after December 31, 2004 sublease the Aircraft or any Engine to any other Air Carrier not described in this Section which shall be reasonably acceptable to the Lessor as evidenced by its prior written consent; provided, that, with respect to clauses (B) and
   (C) above, at the time of any such sublease the United States of America maintains normal diplomatic relations with the country in which such Air Carrier is principally based and domiciled and provided further that such country shall not then be experiencing war. In the case of any sublease (x) such sublease shall include the provisions required by Section 7.02(b) hereof and expressly require the sublessee to operate and maintain the Aircraft in compliance with the applicable provisions of this Lease, (y) such sublease shall provide that such sublessee will not transfer possession of, or any other rights to, the subleased Airframe or any Engine to any other Person without the prior written consent of the Lessor (except as permitted by subparagraphs (ii) through (viii) below and except that, in the case of subparagraph (iv), possession of the Aircraft may only be transferred at the direction of the Lessee) and (z) such sublease shall expire not later than the expiration of the Basic Term or any Renewal Term then in effect hereunder. Prior to any sublease to an Air Carrier permitted under Section 7.02(a)(i)(C) above: (I) the maintenance standards of the aeronautical authority of the country of domicile or principal operation of the sublessee taken as a whole shall not be materially less stringent than those of the FAA or at least comparable to those, taken as a whole, required by the central civil aviation authority of any of the United Kingdom, France, Canada, Japan or Germany; (II) the Lessee will provide opinions of counsel (such counsel and the form and substance of such opinions to be reasonably satisfactory to the Lessor) with respect to
   (A) the legality, validity and enforceability of the Operative Agreements and the sublease in such country, (B) that the laws of such country require fair compensation by the government of such country payable in a currency freely convertible into U.S. dollars for the loss of the use of or title to the Aircraft in the event of a requisition of use or title by such government, (C) the Lessor's title to the subleased equipment will be recognized, (D) the required agreement of such foreign air carrier that its rights under the sublease are subject and subordinate to all the terms of this Lease is enforceable against such foreign air carrier under applicable law (subject only to customary exceptions to enforceability), (E) that it is not necessary for the Owner Participant, the Lessor or the Indenture Trustee to register or qualify to do business in such country as a result of the proposed sublease or in order for the Owner Participant, the Lessor or the Indenture Trustee to enforce the terms and conditions of the Operative Agreements, (F) there is no tort liability of the owner of an aircraft not in possession thereof or of Persons lending money to such an owner for the purchase of an aircraft, under the laws of such jurisdiction other than tort liability which might reasonably have been imposed on such owner or Persons under the laws of the United States or any state thereof (it being understood that, in the event that such latter opinion cannot be given in a form satisfactory to the Lessor, such opinion shall be waived if insurance reasonably satisfactory to the Lessor is available to cover such risk to the Owner Participant and is provided at or before the execution of such a sublease, at the Lessee's cost and expense), (G) that there exist no possessory rights in favor of such sublessee under the laws of such country which would, upon bankruptcy or insolvency of the Lessee (and assuming that at such time such sublessee is not bankrupt or insolvent) or of the sublessee, prevent the return of the Aircraft in accordance with the terms of this Lease and (H) all necessary governmental approvals required for the subleased equipment, the Airframe or any Engine, as the case may be, to be imported and, to the extent reasonably obtainable, exported from the applicable country of domicile upon repossession of such subleased equipment by the Lessor (and the Lessee as sublessor), shall have been procured at the Lessee's own cost and expense by the Lessee prior to commencement of any such sublease; (III) duties and tariffs, if applicable, shall be paid for by the Lessee; and (IV) the Lessee shall effect or cause to be effected at the Lessee's own cost and expense all recordings and filings that are required, or reasonably requested by the Lessor, to continue the Lessor's right, title and interest to the Aircraft and rights under the Lease (and sublease) and to perfect and maintain the priority of the Lien of the Indenture;

         (ii) subject the Engines or permit any Engine to be subjected to normal interchange or pooling agreements or arrangements, in each case customary in the airline industry, entered into by the Lessee in the ordinary course of its business with a vendor domiciled in the United States or in a country with which the United States maintains normal diplomatic relations (and which is not experiencing war) or (x) any U.S. Air Carrier or (y) any foreign Air Carrier which is (I) organized in a country listed on Schedule III to the Participation Agreement, (II) organized in a country with which the United States then maintains normal diplomatic relations, (III) is a party to the Convention on the International Recognition of Rights in Aircraft or (IV) otherwise provides equivalent protection to owners, lessors and mortgagees of aircraft; provided that no transfer of the registration of or any Engine shall be effected and that throughout the period that any Engine is subjected to such interchange or pooling agreement or arrangement the terms of this Lease shall be observed; and provided, further, that no such agreement or arrangement contemplates or requires the transfer of title to or registration of any Engine, and if the Lessor's title to any Engine shall nonetheless be divested under any such agreement or arrangement, such divestiture shall be deemed to be an Event of Loss with respect to such Engine and the Lessee shall comply with Section 11.04 of this Lease in respect of such Engine;

         (iii) deliver or permit the delivery of possession of the Airframe or any Engine to their respective manufacturers or certified maintenance providers for testing, service, repair, maintenance or overhaul work or for alterations or modifications in or additions to the Airframe or any Engine to the extent required or permitted by the terms of Article 9 hereof;

         (iv) transfer or permit the transfer of possession of the Airframe or any Engine pursuant to a contract or agreement with the Government or pursuant to the Civil Reserve Air Fleet Program administrated pursuant to Executive Order No. 12056, as amended (the "CRAF Program"), or any similar or substitute programs of the Government, so long as the Lessee (or any permitted sublessee or transferee pursuant to this Section) shall promptly notify the Lessor upon such transfer of possession and provide the Lessor and the Indenture Trustee with the name and address of the Contracting Officer or representative of the Military Aircraft Command of the United States Air Force to whom notices must be given in respect of the Aircraft;

         (v) install or permit the installation of an Engine on an airframe which is owned by the Lessee or any permitted sublessee free and clear of all Liens, except (A) Liens of the type permitted under Section 6.01 hereof, (B) Liens which apply only to the engines (other than an Engine), appliances, parts, instruments, appurtenances, accessories, furnishings and other equipment (other than Parts) installed on such airframe and which do not apply to substantially all of such airframe and (C) the rights of an Air Carrier under normal interchange or pooling agreements which are customary in the airline industry and do not contemplate or require the transfer of title to such airframe or the engines installed on it;

         (vi) install or permit the installation of an Engine on an airframe leased to the Lessee or any permitted sublessee or transferee or purchased by the Lessee subject to a conditional sale or other security agreement, provided that (A) such lease, conditional sale or other security agreement does not cover the Engine so installed and the Lessor shall have received from the lessor, conditional vendor or secured party of such airframe an agreement (which may be the lease or conditional sale or other security agreement covering such airframe), whereby such lessor, conditional vendor or secured party expressly agrees that neither it nor its successors or assigns will acquire or claim any right, title or interest in any Engine by reason of such Engine being installed on such airframe at any time, and
   (B) such airframe is and remains free and clear of all Liens except the rights of the parties to the lease or conditional sale or other security agreement covering such airframe and Liens of the type permitted by subparagraph (v) of this Section 7.02(a);

         (vii) install or permit the installation of an Engine on an airframe owned by the Lessee, leased to the Lessee or purchased by the Lessee subject to a conditional sale or other security agreement under circumstances where neither subparagraph (v) nor subparagraph (vi) of this
   Section 7.02(a) is applicable, provided that such installation shall be deemed an Event of Loss with respect to such Engine and the Lessee shall comply with Section 11.04 hereof in respect of such Engine, the Lessor not intending to waive any right, title or interest it may have to or in such Engine under applicable law until compliance by the Lessee with such
   Section 11.04; and

         (viii) enter into a wet lease under which the Lessee has effective control of the Aircraft in the ordinary course of the Lessee's business which shall not be considered a transfer of possession hereunder, provided that the Lessee's obligations under this Lease shall continue in full force and effect notwithstanding any such wet lease.

         (b) Rights of Transferee. Notwithstanding the provisions of Section 7.02(a) hereof, the rights of any transferee who takes possession of the Aircraft, the Airframe or any Engine by reason of a transfer permitted by
Section 7.02(a) hereof shall be subject and subordinate to, and any sublease or wet lease permitted by Section 7.02(a) hereof shall be made expressly subject and subordinate to, all the terms of this Lease, including, without limitation, the Lessor's right to repossession pursuant to Article 17 hereof and to avoid such sublease upon such repossession, and the Lessee shall remain primarily liable for the performance of all the terms of this Lease and the other Operative Agreements to the same extent as if such sublease or transfer had not occurred. Any such sublease shall include appropriate provisions for the maintenance, inspection (as required by Section 14.01 hereof), operation, use and insurance of the Aircraft, the Airframe and each Engine in accordance with the provisions of this Lease and shall provide assurances reasonably satisfactory to the Lessor that the sublessee may not further sublease any of such equipment. The Lessee shall promptly provide the Lessor, the Owner Participant and the Indenture Trustee a copy of any sublease and, prior to execution and delivery of any sublease deliver to the Lessor all other documents (including all insurance certificates evidencing compliance with this Lease) required hereunder relating to such sublease or transfer of possession.

         (c) No Release of Lessee/Costs of Subleasing. No sublease, interchange or pooling agreement or other relinquishment of possession permitted under this Article 7 of any of the Aircraft, the Airframe or any Engine shall in any way discharge or diminish any of the Lessee's obligations to the Lessor, the Indenture Trustee or the Owner Participant under this Lease, the Participation Agreement or the Tax Indemnity Agreement or constitute a waiver of any of the Lessor's rights and remedies hereunder or thereunder or extend beyond the end of the Term. Subject to the terms and conditions of this Lease, the Lessee will retain the right to cure any default by any sublessee permitted pursuant to this Section 7.02 and to terminate such sublease upon such default. The Lessee shall pay all costs of the Owner Participant, the Indenture Trustee and the Lessor incurred in connection with any subleasing or proposed subleasing.

         Section 7.03. Insignia. (a) Nameplate. On or prior to the Delivery Date or as soon thereafter as possible, the Lessee agrees to affix to and maintain in the cockpit of the Airframe, in a clearly visible location, and on each Engine, a clearly visible metal nameplate bearing the inscription "STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, AS OWNER TRUSTEE, OWNER AND LESSOR," and, so long as such Airframe or Engines shall be subject to the Lien of the Indenture, the additional inscription "FIRST SECURITY BANK, NATIONAL ASSOCIATION, AS INDENTURE TRUSTEE, MORTGAGEE" (such nameplate to be replaced, if necessary, from time to time, with a nameplate reflecting the name of any successor Lessor or successor Indenture Trustee, in each case as permitted by the Operative Agreements).

         (b) Lessee's Marks. Except as provided in Section 7.03(a) hereof, the Lessee will not allow the name of any Person to be placed on the Airframe or on any Engine as a designation that might be interpreted as a claim of ownership; provided, that during the Term, the Lessee may cause the Aircraft to be lettered "Federal Express Corporation" or may letter, paint or mark it in some other appropriate manner for convenience of identification of the Lessee's interest or the interest of any permitted sublessee (including but not limited to the Lessee's or any permitted sublessee's customary colors and insignia) and to bear insignia plates or other markings identifying the supplier or manufacturer of the Airframe or the Engines or any Parts of either.


                                   ARTICLE 8

                       REPLACEMENT AND POOLING OF PARTS

         Section 8.01. Replacement of Parts. (a) Generally. The Lessee, at its own cost and expense, will replace or cause to be replaced as promptly as practicable all Parts which may from time to time be incorporated or installed in or attached to the Airframe or any Engine and which may from time to time become worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use for any reason, except as otherwise provided in Section 9.01 or 9.02 hereof. In addition, the Lessee may, at its own cost and expense, remove or cause to be removed in the ordinary course of maintenance, service, repair, overhaul or testing, any Parts, whether or not worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use, provided that the Lessee, except as otherwise provided in Sections 9.01 or 9.02 hereof, will, at its own cost and expense, replace such Parts as promptly as practicable. All replacement parts shall be free and clear of Liens (except for pooling arrangements to the extent permitted by Section 8.02 hereof and Liens permitted under Section 6.01 hereof, other than clauses (d) and (f) thereof) and shall be in at least as good operating condition as, and shall have a value and utility at least equal to, the Parts replaced, and in any event not less than the condition and repair required to be maintained by the provisions of this Lease.

         (b) Title. All Parts at any time removed from the Airframe or any Engine shall remain the property of the Lessor until such Parts shall be replaced by parts which have been incorporated or installed in or attached to the Airframe or such Engine and which meet the requirements for replacement parts specified in Section 8.01(a) hereof. Immediately upon any replacement part (other than, to the extent permitted by Section 8.02 hereof, a replacement part subject to a pooling arrangement) becoming incorporated or installed in or attached to the Airframe or any Engine, and without further act:

         (i) title to the replaced Part shall vest in the Lessee, free and clear of all rights of the Lessor, and such replaced Part shall no longer be deemed a Part under this Lease;

         (ii) title to such replacement part shall vest in the Lessor free and clear of all Liens except for Liens permitted by Section 6.01 hereof (other than clauses (d) and (f) thereof) and shall thereupon be and become a Part; and

         (iii) such replacement part shall become subject to this Lease and to the Lien of the Indenture, and shall be deemed part of the Airframe or such Engine for all purposes to the same extent as the Parts originally incorporated or installed in or attached to the Airframe or such Engine.

         Section 8.02. Pooling of Parts. Any Part removed from the Airframe or any Engine as permitted in Section 8.01(a) hereof may be subjected by the Lessee to any normal pooling arrangement customary in the U.S. airline industry and entered into with vendors and other Air Carriers in the ordinary course of the Lessee's business, provided that the part replacing such removed Part shall be incorporated or installed in or attached to the Airframe or such Engine in accordance with Section 8 hereof, as promptly as practicable after the removal of such removed Part. In addition, any replacement part when incorporated or installed in or attached to the Airframe or any Engine in accordance with Section 8.01(a) hereof may be owned by another Air Carrier subject to such normal pooling arrangement, provided that the Lessee, at its own cost and expense and as promptly as possible, either:

         (a) causes title to such replacement part to vest in the Lessor in accordance with Section 8.01(b) hereof by the Lessee acquiring title to such replacement part for the benefit of, and transferring such title to, the Lessor free and clear of all Liens (other than Liens permitted under Section 6.01 hereof (other than clauses (d) and (f) thereof)); or

         (b) replaces such replacement part by incorporating or installing in or attaching to the Airframe or such Engine a further replacement part owned by the Lessee free and clear of all Liens (other than Liens permitted under Section 6.01 hereof (other than clauses (d) and (f) thereof)) and by causing title to such further replacement part to vest in the Lessor in accordance with Section 8.01(b) hereof.

         All such replacement parts and further replacement parts shall meet the standards set forth in the last sentence of Section 8.01(a) hereof.


                                   ARTICLE 9

                   ALTERATIONS, MODIFICATIONS AND ADDITIONS

         Section 9.01. Required Alterations and Modifications. The Lessee, at its own cost and expense, shall make or cause to be made such alterations and modifications in and additions to the Airframe and each Engine as may be required from time to time to meet the applicable requirements of the Aeronautics Authority or any other governmental authority with jurisdiction over the Lessee's operations and aircraft; provided, however, that the Lessee or sublessee, as the case may be, may in good faith contest the validity or application of any such requirements in any reasonable manner that does not involve any material risk of civil liabilities (unless indemnified by the Lessee) or any risk of criminal penalties being imposed on or against the Indenture Trustee, the Owner Participant or the Lessor, that does not involve any material risk or danger of loss, forfeiture or sale of the Aircraft or any Engine and that does not adversely affect the Lessor, its title or interest in the Aircraft or any Engine, the first and prior perfected Lien and security interest of the Indenture, or the interests of the Indenture Trustee or the Owner Participant in the Airframe or any Engine, or in any Operative Agreement (excluding any interests the Lessee agrees are indemnified for under the Tax Indemnity Agreement). All such alterations, modifications or additions shall be made on or before the date mandated therefor, taking into account authorized postponements resulting from a contest or otherwise and shall be made at such time and in such a manner so as not to discriminate against the Aircraft whether by reason of its leased status or otherwise.

         Section 9.02. Other Alterations and Modifications. (a) Generally. The Lessee, at its own cost and expense, may from time to time make such alterations and modifications in and additions to the Airframe or any Engine as the Lessee may deem desirable in the proper conduct of its business, including, without limitation, removal of Obsolete Parts in its usual course of maintenance, provided that no such alteration, modification, addition or removal, individually or in the aggregate, shall create any adverse tax consequences for the Owner Participant not otherwise indemnified for, diminish the value, remaining useful life, or utility of the Airframe or the value or utility of any Engine or impair its condition or state of airworthiness below its value, remaining useful life (in the case of the Airframe only), utility, condition and state of airworthiness immediately prior to such alteration, modification, addition or removal, assuming that the Airframe or such Engine was then in the condition and state of airworthiness required to be maintained by the terms of this Lease, or cause the Airframe or any Engine to become "limited use property" within the meaning of Revenue Procedure 76-30, 1976-2 C.B. 647, except that the value (but not the remaining useful life, utility, condition or airworthiness) of the Aircraft may be reduced by the value, if any, of any such Obsolete Parts which shall have been removed; provided that in no event shall the aggregate value of all such Obsolete Parts which shall have been so removed and not replaced exceed $500,000.

         (b) Title to Installed Parts. Title to each part incorporated or installed in or attached or added to the Airframe or any Engine as the result of any alteration, modification, removal or addition made pursuant to Section
9.01 or 9.02(a) hereof shall without further act vest in the Lessor and become subject to this Lease; provided, however, that the Lessee may remove any such Part at any time during the Term if:

         (i) such Part is in addition to, and not in replacement of or substitution for, any Part originally incorporated or installed in or attached or added to the Airframe or such Engine on the Delivery Date or any Part in replacement of, or substitution for, any such Part;

         (ii) such Part is not required to be incorporated or installed in or attached or added to the Airframe or such Engine pursuant to the terms of
   Article 7 hereof or the first sentence of Section 9.01 hereof; and

         (iii) such Part can be removed from the Airframe or such Engine without (A) causing material damage to the Airframe or such Engine (it being understood that the Lessee shall repair any damage caused by a permitted removal) or diminishing or impairing the value, utility, condition or state of airworthiness or remaining useful life of the Airframe required to be maintained by the terms of this Lease or (B) diminishing the value, utility or remaining useful life (in the case of the Airframe) or the value and utility (in the case of such Engine) which the Airframe or such Engine would have had at such time had such alteration, modification, removal or addition not occurred, assuming the Airframe or such Engine was then in the condition required to be maintained by the terms of this Lease.

         (c) Title to Removed Parts. Upon the removal by the Lessee of any such Part as provided in subsection (b) above, title thereto shall, without further act, vest in the Lessee and such Part shall no longer be deemed a Part. Any Part not removed by the Lessee as above provided prior to the return of the Aircraft to the Lessor hereunder shall remain the property of the Lessor and subject to this Lease.


                                  ARTICLE 10

                             VOLUNTARY TERMINATION

         Section 10.01.  Right of Termination Upon Obsolescence or Surplus.
(a) Option to Terminate. So long as no Event of Default shall have occurred and be continuing, the Lessee shall have the right, at its option, on any Termination Date, on no more than 180 days' and at least 90 days' irrevocable (except as provided herein) prior written notice (which notice shall state the Proposed Termination Date) to the Lessor and the Owner Participant to terminate this Lease as of a Termination Date if the Aircraft shall have become obsolete or surplus to the operations of the Lessee; provided that the Lessee shall have furnished to the Lessor, the Indenture Trustee and the Owner Participant a certificate of the Lessee's President, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Treasurer or Assistant Treasurer stating the determination of the Lessee that the Aircraft is obsolete or surplus to its needs. Unless the Lessor has elected to retain the Aircraft as herein provided, the Lessee shall have the right on one occasion to revoke its notice of termination no later than the Business Day prior to the date 15 days prior to the Proposed Termination Date whereupon this Lease shall continue in full force and effect.

         (b) Sale Procedure. During the period from the giving of notice pursuant to Section 10.01(a) hereof until the Proposed Termination Date, the Lessee, as non-exclusive agent for the Lessor, shall use its reasonable efforts to obtain bids for the cash purchase on the Proposed Termination Date (or such earlier date as shall be consented to in writing by the Lessor) of the Aircraft. On the Proposed Termination Date, the Engines shall be installed on the Airframe (provided that the Airframe may be sold with engines meeting the requirements set forth herein for Replacement Engines in lieu of the Engines so long as the aggregate number of Engines and Replacement Engines being sold with the Airframe equals two). The Lessor may, if it desires to do so, seek to obtain such bids. The Owner Participant shall not inspect any bids received by the Lessee with respect to the Aircraft, unless the Owner Participant has given to the Lessee binding and irrevocable notice that neither the Owner Participant nor any of its Affiliates nor any Person acting for the Owner Participant or such Affiliate will submit a bid for the purchase of the Aircraft and if such notice has been given, the Lessee will provide the Lessor with copies of bids received by the Lessee. No bid may be submitted by the Lessee or any Person affiliated with the Lessee (or with whom or which there is any arrangement or understanding as to the subsequent use of the Aircraft by the Lessee or any of its Affiliates) or any agent or Person acting on behalf of the Lessee. The Lessee may reject any bid which is less than the sum of the applicable Termination Value, the aggregate amount of any Make-Whole Premium and all other expenses incurred by the Lessor, the Owner Participant and the Indenture Trustee in connection with the sale. Subject to the provisions of Section 10.02 hereof, on the Proposed Termination Date or such earlier date of sale as shall be consented to in writing by the Lessor, the Lessee shall deliver the Airframe which shall have the Engines installed on it (provided that the Airframe may be delivered with installed engines meeting the requirements set forth herein for Replacement Engines in lieu of the Engines so long as the aggregate number of Engines and Replacement Engines being delivered with the Airframe equals two and the Lessee shall comply with the provisions of Section 11.04 hereof as if an Event of Loss occurred with regard to the Engines) to the bidder which shall have submitted the highest cash bid (whether certified to the Lessor by the Lessee or directly received by the Lessor and certified to the Lessee) in the same manner as if delivery were made to the Lessor pursuant to Article 12 hereof, at a location specified by such bidder, and shall duly transfer to the Lessor title to any such engines not owned by the Lessor, and the Lessor shall, upon payment in full to the Lessor of the bid price and all amounts due and owing pursuant to Section 10.01(c) hereof by wire transfer of immediately available funds and upon discharge of the Lien of the Indenture in accordance with Article XIV thereof, sell the Airframe and Engines or engines to such bidder without recourse or warranty (except as to the absence of Lessor's Liens).

         (c) Payments to the Lessor. The total selling price realized at a sale pursuant to Section 10.01(b) hereof net of all expenses of the sale (including commissions and any sales or transfer taxes) (the "Net Sales Price") shall be retained by the Lessor (or the Indenture Trustee as long as the Indenture is in force) and, in addition, on or before the Proposed Termination Date, the Lessee shall pay to the Lessor (or the Indenture Trustee as long as the Indenture is in force), by wire transfer of immediately available funds, the sum of:

         (i) the excess, if any, of the Termination Value for the Aircraft computed as of the Proposed Termination Date over the Net Sales Price; plus

         (ii) the installment of Basic Rent due with respect to the Aircraft on the Proposed Termination Date to the extent payable in arrears but not to the extent payable in advance; plus

         (iii) all other amounts then due and payable by the Lessee (including, without limitation, the aggregate amount of any Make-Whole Premium) under this Lease and any other Operative Agreement.

         (d) Transfer of Uninstalled Engines. Upon payment of the amounts described in Section 10.01(c) hereof and upon transfer to the Lessor of title to engines which have been returned in lieu of Engines as provided in Section 10.01(b) hereof, and upon payment of all other amounts then due under this Lease, the Lessor will transfer to the Lessee, without recourse or warranty (except as to the absence of Lessor's Liens), all of the Lessor's right, title and interest in and to any Engines which were replaced with engines pursuant to Section 10.01(b) hereof, and shall deliver to the Lessee such instrument as the Lessor shall have received from the Indenture Trustee releasing such Engines from the Lien of the Indenture.

         (e) Limitation on the Lessor's Duties. The Lessor shall be under no duty to solicit bids, to inquire into the efforts of the Lessee to obtain bids or otherwise to take any action in connection with any such sale other than to transfer to the purchaser named in the highest cash bid (determined as described in Section 10.01(b) above) as referred to above (or to such purchaser and to the Lessee, as the case may be), without recourse or warranty (except as to the absence of Lessor's Liens), all of the Lessor's right, title and interest in and to the Aircraft, against receipt by the Lessor of the payments provided for in Section 10.01(c) hereof.

         (f) Termination of the Lessee's Obligations. Upon the sale of the Aircraft pursuant to this Section 10.01 and upon compliance by the Lessee with the further provisions of this Article 10, the obligation of the Lessee to pay Basic Rent with respect to the Aircraft shall cease for any Rent Payment Date occurring after the Proposed Termination Date and the Term shall end effective as of the Proposed Termination Date. If no sale shall have occurred on or before the Proposed Termination Date, this Lease shall continue in full force and effect and, for purposes of Section 10.01(a) hereof, it shall be deemed that the Lessee has rescinded its notice of termination, and the Lessee shall pay the expenses incurred by the Lessor, the Indenture Trustee and the Owner Participant in connection with the proposed sale.

         Section 10.02. Retention of Aircraft by the Lessor. (a) Generally. Notwithstanding Section 10.01 hereof, the Lessor may, subject to Section 10.02(b) hereof, elect to retain the Aircraft after receipt of the Lessee's notice of termination given in accordance with Section 10.01(a) hereof, by giving the Lessee and the Indenture Trustee written irrevocable notice of such election not less than sixty (60) days prior to the Proposed Termination Date. If the Lessor so elects, the Lessee shall pay to the Lessor on the Proposed Termination Date, by wire transfer of immediately available funds the sum of:

         (i) the installment of Basic Rent due with respect to the Aircraft on the Proposed Termination Date to the extent payable in arrears but not to the extent payable in advance; plus

         (ii) all other amounts then due and payable by the Lessee under this Lease and any other Operative Agreement, including the aggregate amount of any Make- Whole Premium, on or prior to the Proposed Termination Date.

         (b) Payment of the Certificates. It shall be an absolute condition precedent to the Lessor's right to retain the Aircraft and to the termination of the Term pursuant to this Section 10.02 that the Lessor (or the Lessee to the extent set forth in Section 10.02(a) hereof) shall have paid to the Holders and such Holders shall have received the entire outstanding principal amount of, the aggregate amount of any Make-Whole Premium and accrued interest on the Certificates on the Proposed Termination Date and all other sums due and owing to the Indenture Trustee and the Holders on or prior to the Proposed Termination Date under this Lease, the Indenture or any other Operative Agreement.

         (c) Delivery of Aircraft to Lessor; Title to Engines. If the Lessor elects to retain the Aircraft pursuant to this Section 10.02, the Lessee shall deliver the Airframe and the Engines (provided that the Airframe may be delivered with engines meeting the requirements set forth herein for Replacement Engines in lieu of the Engines so long as the aggregate number of Engines and engines being delivered with the Airframe equals two and provided that the other requirements of Section 11.04 hereof are met as if an Event of Loss has occurred with regard to the Engines) to the Lessor in the same manner as if delivery were made to the Lessor pursuant to Article 12 hereof, and shall duly transfer to the Lessor right, title and interest to any such engines not owned by the Lessor, all in accordance with Article 12 hereof. Upon such delivery of the Airframe and Engines or engines to the Lessor and payment by the Lessee of any amounts required to be paid by the Lessee pursuant to
Section 10.02(a) hereof, the Lessor will transfer to the Lessee, without recourse or warranty (except as to the absence of Lessor's Liens), all of the Lessor's right, title and interest in and to any Engines which were replaced by engines pursuant to this Section 10.02(c), and shall deliver to the Lessee such instrument as the Lessor shall have received from the Indenture Trustee releasing such Engines from the Lien of the Indenture.

         (d) Termination of the Lessee's Obligations. Upon compliance by the Lessor and the Lessee with the provisions of this Section 10.02 and upon compliance by the Lessee with the further provisions of this Article 10, the obligation of the Lessee to pay Basic Rent with respect to the Aircraft shall cease for any Rent Payment Date occurring after the Proposed Termination Date and the Term shall end effective as of the Termination Date.

         Section 10.03. Voluntary Termination as to Engines. The Lessee shall have the right at its option and at any time, on at least thirty (30) days' prior written notice to the Lessor, to terminate this Lease with respect to any Engine not then installed or held for use on the Airframe, provided that prior to the date of such termination, the Lessee shall comply with the terms of Section 11.04 hereof to the same extent as if an Event of Loss had occurred with respect to such Engine.


                                  ARTICLE 11

                        LOSS, DESTRUCTION, REQUISITION

         Section 11.01. Lessee's Election Rights. The Lessee shall notify the Lessor, the Indenture Trustee and the Owner Participant as soon as practicable but in no event more than 10 Business Days following the occurrence of an event which constitutes, or would with the passage of time constitute, an Event of Loss with respect to the Airframe or with respect to the Airframe and the Engines or engines then installed on the Airframe. By written notice to the Lessor, the Indenture Trustee and the Owner Participant delivered within 60 days of the occurrence of any Event of Loss, the Lessee shall have the right to elect the alternative set forth in Section 11.02 hereof or the alternative set forth in Section 11.03 hereof. The Lessee's failure to make such election within said 60-day period shall be deemed to be an election of the alternative set forth in Section 11.02 hereof.

         Section 11.02. Payment of Stipulated Loss Value. (a) The Lessee shall, if it has so elected or is deemed to have so elected under Section
11.01 hereof, pay to the Lessor, by wire transfer of immediately available funds on the earlier of (i) the fifteenth day following receipt in full of insurance proceeds or requisition proceeds, described in Section 11.05 hereof, in connection with such Event of Loss or if later, the 15th day following the end of the 60-day election period referred to in Section 11.01 hereof and (ii) the 120th day after the occurrence of such Event of Loss (the earlier of such dates being referred to herein as the "Loss Payment Date"), the sum of (A) the Stipulated Loss Value for the Aircraft, determined as of the Stipulated Loss Value Determination Date next succeeding the Loss Payment Date (or, if the Loss Payment Date occurs on a Stipulated Loss Value Determination Date, determined as of such Stipulated Loss Value Determination Date), plus (B) any and all Basic Rent due and payable on the relevant Stipulated Loss Value Determination Date to the extent payable in arrears but not to the extent payable in advance, plus (C) any and all Supplemental Rent due and payable on or prior to such Loss Payment Date, plus (D) all other amounts (including Basic Rent due and payable with respect to Rent Payment Dates occurring prior to such Stipulated Loss Value Determination Date and unpaid) due and payable by the Lessee hereunder or owing by the Lessee or the Owner Trustee to the Indenture Trustee or the Holders under the Indenture and the other Operative Agreements, plus (E) any reasonable out-of-pocket expenses incurred in connection with such Event of Loss and the related prepayment of the Certificates by the Lessor, the Owner Participant and the Indenture Trustee; provided that in no event shall the Holders not be paid in full.

         (b) Termination of Lease; Title Transfer. Upon payment in full of the amounts due pursuant to Section 11.02(a) hereof, the obligation of the Lessee to pay Basic Rent on any Rent Payment Date occurring subsequent to the payment of such amounts shall terminate and the Term shall end. Further, upon such payment, the Lessor will transfer to the Lessee, without recourse or warranty (except as to the absence of Lessor's Liens), all of the Lessor's right, title and interest, if any, in and to the Airframe, Engines and engines with respect to which such Event of Loss occurred, as well as all of the Lessor's right, title and interest in and to any Engines constituting part of the Aircraft but not installed on the Airframe when such Event of Loss occurred, and will deliver to the Lessee such instrument as the Lessor shall have received from the Indenture Trustee, releasing the Aircraft from the Lien of the Indenture.

         Section 11.03. Replacement of Airframe and Engines. (a) Generally. So long as no Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing, and subject to Section 11.01 hereof and provided that the Lessee shall have reimbursed the reasonable out-of-pocket costs and expenses (including, without limitation, reasonable counsel fees and disbursements) of the Lessor, the Owner Participant, the Indenture Trustee and the Holders (to the extent of the reasonable fees and expenses of one legal counsel in each relevant jurisdiction representing all of the Holders) in connection with the matters contemplated by this Section 11.03, if the Lessee has elected to replace the Airframe and Engines suffering an Event of Loss pursuant to this Section 11.03, the Lessee shall cause to be duly conveyed to the Lessor within one hundred twenty (120) days after the occurrence of such Event of Loss, as replacement for the Airframe and Engines with respect to which such Event of Loss has occurred, good and marketable title to an Airbus A300-600 series airframe manufactured no earlier than January 1, 1997 (the "Replacement Airframe") and good and marketable title to a number of Replacement Engines equal to the number of Engines with respect to which an Event of Loss has occurred, provided that following compliance with all other terms of this Section 11.03 each Engine shall be of identical make and model and, in the case of such Replacement Airframe and each such Replacement Engine, owned by the Lessee free and clear of all Liens not excepted in Sections 6.01(a), (b), (c) and (e) hereof, duly certified as an airworthy aircraft by the Aeronautics Authority, and having in the case of the Replacement Airframe a value, remaining useful life and utility, and in the case of the Replacement Engines a value and utility, at least equal to, and being in as good operating condition as, the Airframe and Engines with respect to which such Event of Loss occurred, assuming that the Airframe and Engines were then in the condition and state of airworthiness required to be maintained by the terms of this Lease immediately prior to the occurrence of such Event of Loss. In such case and as a condition to such substitution the Lessee, at its own cost and expense, will also promptly:

         (i) furnish the Indenture Trustee with originals of, and the Lessor with copies of, full warranty bills of sale, in form and substance satisfactory to the Lessor and the Indenture Trustee, with respect to such Replacement Airframe and Replacement Engines together with an assignment in form and substance satisfactory to the Lessor and the Indenture Trustee of any and all manufacturer's warranties applicable thereto and a consent reasonably satisfactory to the Lessor and the Indenture Trustee from such manufacturer or manufacturers to such assignment;

         (ii) cause such Replacement Airframe and Replacement Engines to be duly registered in the name of the Lessor pursuant to the Transportation Code or the applicable laws of any other jurisdiction in which the Aircraft may then be registered in accordance with Section 6.03(b) of the Participation Agreement;

         (iii) cause a Lease Supplement with respect to such Replacement Airframe and Replacement Engines to be duly executed by the Lessee and recorded pursuant to the Transportation Code, or the applicable laws, rules and regulations of any other jurisdiction in which the Aircraft may then be registered as permitted by Section 6.03(b) of the Participation Agreement;

         (iv) furnish the Lessor, the Indenture Trustee and the Owner Participant with an appraisal or other report of a nationally recognized aircraft appraiser based on an inspection of such Replacement Airframe and Replacement Engines reasonably satisfactory to the Indenture Trustee and the Owner Participant certifying that such Replacement Airframe has a value, remaining useful life and utility, and such Replacement Engines have a utility and value, at least equal to, and are in as good operating condition as, the Airframe and Engines replaced, assuming such Airframe and Engines were in the condition and repair required by the terms of this Lease immediately prior to the occurrence of such Event of Loss;

         (v) furnish the Lessor, the Indenture Trustee and the Owner Participant with such evidence as the Lessor or the Indenture Trustee may reasonably request of compliance with the insurance provisions of Article
   13 hereof with respect to such Replacement Airframe and Replacement Engines;

         (vi) provide the Owner Participant and the Lessor with (A) an opinion of counsel selected by the Owner Participant and reasonably acceptable to the Lessee (which opinion shall be reasonably satisfactory in form and substance to the Owner Participant and the Lessor) that it will suffer no adverse tax consequence not otherwise indemnified for to its reasonable satisfaction as of the Delivery Date as a result of such substitution or
   (B) an indemnity reasonably acceptable to the Lessor and the Owner Participant against such consequences;

         (vii) comply with the provisions of Section 9.08 of the Indenture;

         (viii) cause an Indenture and Security Agreement Supplement with respect to such Replacement Airframe and Replacement Engines to be duly executed by the Lessor and the Indenture Trustee and recorded pursuant to the Transportation Code, or the applicable laws, rules and regulations of any other jurisdiction in which the Aircraft may then be registered as permitted by Section 6.03(b) of the Participation Agreement in order that the Lien of the Indenture shall constitute a first priority, duly perfected Lien and security interest on and in respect of such Replacement Airframe and Replacement Engines;

         (ix) take such other action, including the filing of UCC financing statements naming the Indenture Trustee as a secured party with the Secretary of State of Connecticut and the filing of a notice with the Secretary of State of Tennessee, as the Lessor or the Indenture Trustee may reasonably request in order that such Replacement Airframe and Replacement Engines shall be duly and properly titled in the Lessor, leased under this Lease and subjected to the Lien of the Indenture to the same extent as the replaced Airframe and Engines;

         (x) furnish the Indenture Trustee with an opinion (reasonably satisfactory in form and substance to the Lessor, the Owner Participant and the Indenture Trustee) of counsel to the Lessee (which may be the Lessee's General Counsel) addressed to the Indenture Trustee and the Owner Participant to the effect that (A) the Lessor has good title to such Replacement Airframe and Replacement Engines, and (B) such Replacement Airframe and Replacement Engines have been validly subjected to the Lien of the Indenture (with the effect and result that the Indenture constitutes a first priority duly perfected security interest and Lien on such Replacement Airframe and Replacement Engines); and

         (xi) cause to be delivered to the Lessor, the Owner Participant and the Indenture Trustee an opinion of counsel to the Lessee addressed to the Lessor, the Owner Participant and the Indenture Trustee as to the due registration of the Aircraft and the due recordation of the requisite documents or instruments and the validity and perfection of the Lien in such Replacement Airframe and Replacement Engines.

         (b) Title to Replaced Equipment. Upon compliance by the Lessee with the terms of Section 11.03(a) hereof, the Lessor will transfer to the Lessee (subject to any insurer's salvage rights), without recourse or warranty
(except as to the absence of Lessor's Liens), all of the Lessor's right, title and interest, if any, in and to the Airframe and Engines with respect to which such Event of Loss occurred. In connection with such transfer, the Lessee shall prepare and the Lessor shall execute or forward to the Indenture Trustee for execution, as the case may be, all in recordable form, a bill of sale evidencing such transfer, a release of the Airframe and Engines with respect to which such Event of Loss occurred from the Indenture and such other documents as the Lessee reasonably requests, all at the Lessee's sole cost and expense. Any Engine constituting part of the Aircraft, but not installed on the Airframe when such Event of Loss occurred, shall continue to be property of the Lessor and leased under this Lease as part of the same equipment as the Replacement Airframe and Replacement Engines.

         (c) Definitions. Each Replacement Airframe and Replacement Engine shall be deemed part of the property leased under this Lease, each such Replacement Airframe shall be deemed an "Airframe," each such Replacement Engine shall be deemed an "Engine" and each such Replacement Airframe and Replacement Engine shall be deemed part of the same Aircraft as was the Airframe or Engine replaced.

         (d)  Rent Adjustments.  An Event of Loss covered by this Section
11.03 shall not result in any change in Basic Rent, Stipulated Loss Values or Termination Values except as may be provided pursuant to the Tax Indemnity Agreement and the Participation Agreement.

         (e) Time Limitations. If the Lessee has elected to proceed under this Section 11.03 but has not fully performed its obligations under this
Section 11.03 within 120 days of the occurrence of the applicable Event of Loss, in the event that any amounts held by the Lessor (or, so long as the Indenture shall be in effect, the Indenture Trustee) in respect of such Event of Loss are less than the Stipulated Loss Value thereof, the Lessee will deposit with the Lessor or the Indenture Trustee, as the case may be, the amount of any deficiency as security on such 120th day. If the Lessee has elected to proceed under this Section 11.03 but has not fully performed its obligations under this Section 11.03 within 180 days of the occurrence of such Event of Loss, the Lessee shall be deemed to have elected to proceed under
Section 11.02 hereof and shall immediately perform its obligations thereunder, and the Indenture Trustee, or the Lessor if the Indenture shall have been discharged, shall apply the amounts held by it pursuant to the preceding sentence as a credit against such obligations.

         Section 11.04. Event of Loss with Respect to an Engine. (a) Generally. Upon the occurrence of an Event of Loss with respect to an Engine under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, the Lessee shall give the Lessor and the Indenture Trustee prompt written notice thereof and shall, as soon as practicable but in any event within sixty (60) days after the occurrence of such Event of Loss, duly convey or cause to be conveyed to the Lessor, a Replacement Engine for the Engine with respect to which such Event of Loss occurred, good and marketable title to a Replacement Engine, free and clear of all Liens not excepted in Sections 6.01(a), (b) (provided that if there are any Liens of the type described in Section 6.01(b) hereof, such Liens are subordinate to the Lien of the Indenture), (c) and (e) hereof and having a value and utility at least equal to, and being in as good operating condition as, the Engine with respect to which such Event of Loss occurred, assuming such Engine was of the value and utility and in the condition and repair required by the terms of this Lease immediately prior to the occurrence of such Event of Loss, provided that after any replacement, each Engine shall be of identical make and model. The standards set forth in this Section with respect to Replacement Engines shall apply upon any replacement or substitution of an Engine with a Replacement Engine pursuant to any other provision of this Lease.

         (b) Conditions Precedent. Prior to or at the time of any conveyance of an Engine pursuant to Section 11.04(a) hereof, the Lessee, at its own cost and expense will:

         (i) furnish the Indenture Trustee with an original of, and the Lessor with a copy of, a full warranty bill of sale, in form and substance satisfactory to the Lessor, with respect to such Replacement Engine together with an assignment in form and substance satisfactory to the Lessor of any and all manufacturer's warranties applicable thereto and a consent reasonably satisfactory to the Lessor and the Indenture Trustee from such manufacturer to such assignment;

         (ii) cause a Lease Supplement covering such Replacement Engine to be duly executed by the Lessee and filed for recordation pursuant to the Transportation Code, or the applicable laws, rules and regulations of any other jurisdiction in which the Aircraft may then be registered as permitted by Section 6.03(b) of the Participation Agreement and, if the Engine being replaced was registered under the applicable laws of the jurisdiction in which the Aircraft is then registered, the Replacement Engine shall be registered in the same fashion;

         (iii) furnish the Lessor and the Indenture Trustee with a certificate of a nationally recognized aircraft appraiser reasonably satisfactory to the Lessor certifying that such Replacement Engine has a value and utility at least equal to, and is in as good operating condition as, the Engine replaced, assuming such Engine was in at least the condition and repair required by the terms of this Lease immediately prior to the occurrence of such Event of Loss;

         (iv) furnish the Lessor with such evidence of compliance with the insurance provisions of Article 13 hereof with respect to such Replacement Engine as the Lessor or the Indenture Trustee may reasonably request;

         (v) comply with the provisions of Section 9.08 of the Indenture;

         (vi) cause an Indenture and Security Agreement Supplement with respect to such Replacement Engine to be duly executed by the Lessor and the Indenture Trustee and recorded pursuant to the Transportation Code, or the applicable laws, rules and regulations of any other jurisdiction in which the Aircraft may be registered as permitted by Section 6.03(b) of the Participation Agreement in order that the Indenture shall constitute a first priority duly perfected Lien and security interest on and in respect of such Replacement Engine;

         (vii) take such other action, including the filing of UCC financing statements naming the Indenture Trustee as Secured Party with the Secretary of State of Connecticut and a notice filing with the Secretary of State of Tennessee, as the Lessor or the Indenture Trustee may reasonably request in order that such Replacement Engine be duly and properly titled in the Lessor, leased under this Lease and subjected to the Lien of the Indenture to the same extent as the replaced Engine;

         (viii) furnish the Lessor, the Owner Participant and the Indenture Trustee with an opinion (reasonably satisfactory in form and substance to the Lessor, the Owner Participant and the Indenture Trustee) of counsel to the Lessee (which may be the Lessee's General Counsel) addressed to the Indenture Trustee and the Owner Participant to the effect that (A) the Lessor has good title to such Replacement Engine, and (B) such Replacement Engine has been validly subjected to the Lien of the Indenture (with the effect and result that the Indenture constitutes a first priority duly perfected security interest and Lien on such Replacement Engine); and

         (ix) take such other action as the Indenture Trustee may reasonably request in order that such Replacement Engine be duly and properly subjected to the Lien of the Indenture to the same extent as the replaced Engine.

         (c) Title Transfer. Upon compliance by the Lessee with the terms of Sections 11.04(a) and (b) hereof, the Lessor will transfer to the Lessee (subject to any insurer's salvage rights), without recourse or warranty (except as to the absence of Lessor's Liens), all of the Lessor's right, title and interest, if any, in and to the Engine with respect to which such Event of Loss occurred. In connection with such transfer, the Lessee shall prepare and the Lessor shall execute or forward to the Indenture Trustee for execution, as the case may be, all in recordable form, a bill of sale evidencing such transfer, a release of the Engine with respect to which such Event of Loss occurred from the Indenture and such other documents as the Lessee reasonably requests, all at the Lessee's sole cost and expense. Each Replacement Engine shall, after such conveyance, be deemed part of the property leased under this Lease. An Event of Loss covered by this Section 11.04 shall not result in any change in Basic Rent, Stipulated Loss Values or Termination Values, but may result in payments to be made pursuant to the Tax Indemnity Agreement and the Participation Agreement.

         Section 11.05. Application of Payments from the Government or Others. (a) Generally. Any payments (other than insurance proceeds the application of which is provided for in Section 13.03 hereof) received at any time by the Lessor or by the Lessee from any governmental authority or any other party, foreign or domestic, with respect to an Event of Loss resulting from the condemnation, confiscation, theft or seizure of, or requisition of title to or use of, the Airframe or any Engine will be applied, as appropriate, in accordance with Section 11.05(b) or Section 11.05(c) hereof.

         (b)  Payments of Stipulated Loss Value.  If the payments described in
Section 11.05(a) hereof are received with respect to the Airframe or with respect to the Airframe and Engines or engines then installed on the Airframe and the Lessee has elected the alternative set forth in Section 11.02 hereof, so much of such payments as shall not exceed the amount required to be paid by the Lessee pursuant to Section 11.02 hereof shall be paid to the Lessor (or, if the Lien of the Indenture has not been discharged, the Indenture Trustee) in reduction of the Lessee's obligations under Section 11.02 hereof if not already paid by the Lessee, or, if such obligations have already been discharged in full by the Lessee, such payments shall be applied to reimburse the Lessee for its payment of such Stipulated Loss Value and, if and to the extent specifically included in such payment, to pay to the Lessee interest on such amount of Stipulated Loss Value at the rate included in such payment if any, or otherwise at the applicable Debt Rate, for the period from the date of payment by the Lessee of the Stipulated Loss Value to the date of reimbursement of the Lessee under this Section 11.05(b). The excess, if any, remaining after such application shall be divided between the Lessor and the Lessee as their respective interests may appear.

         (c) Payment if the Lessee Elects Replacement. If the payments described in Section 11.05(a) hereof are received with respect to the Airframe or with respect to the Airframe and the Engines or engines then installed on the Airframe and the Lessee has elected the alternative set forth in Section
11.03 hereof, or if such payments are received with respect to an Engine not then installed on the Airframe under the circumstances contemplated by Section
11.04 hereof, all such payments shall, subject to Section 11.08 hereof, be paid over to or retained by the Lessee, provided that the Lessee shall have fully performed its obligations pursuant to Section 11.03 or Section 11.04 hereof, as the case may be, with respect to the Event of Loss for which such payments are made.

         Section 11.06. Requisition of an Airframe and the Installed Engines for Use by Government. In the event of the requisition for use by the Government or any other government of registry of the Aircraft, or any agency or instrumentality of either (a "Requisitioning Government") of the Airframe and the Engines or engines then installed on the Airframe during the Term, which requisition does not constitute an Event of Loss, the Lessee shall promptly notify the Lessor, the Indenture Trustee and the Owner Participant of such requisition and all of the Lessee's obligations under this Lease with respect to such Airframe and Engines or engines shall continue to the same extent as if such requisition had not occurred except to the extent that any failure or delay in repairing or maintaining the Aircraft by the Lessee shall have been caused by such requisition. All payments received by the Lessor, the Lessee or any permitted sublessee or transferee from the Requisitioning Government for such use of the Airframe and Engines or engines during the Term (other than any such requisition which constitutes an Event of Loss, as to which the provisions of Section 11.05 hereof shall govern) shall, subject to
Section 11.08 hereof, be paid over to, or retained by the Lessee or such permitted sublessee or transferee. All payments received by the Lessor, the Lessee or any such permitted sublessee or transferee from the Requisitioning Government for the use of the Airframe and Engines or engines after the Term shall be paid over to, or retained by, the Lessor (or the Lessee if it shall have purchased the Lessor's interest therein in accordance with the provisions hereof).

         Section 11.07. Requisition for Use by Government of an Engine Not Installed on the Airframe. In the event of the requisition for use by a Requisitioning Government of registry of the Aircraft or any agency or instrumentality thereof of any Engine not then installed on the Airframe, the Lessee shall replace such Engine by complying with the terms of Section 11.04 hereof to the same extent as if an Event of Loss had occurred with respect to such Engine as of the date of such requisition, and any payments received by the Lessor or the Lessee from the Requisitioning Government with respect to such requisition shall, subject to Section 11.08 hereof, be paid over to or retained by the Lessee, provided that the Lessee shall have fully performed its obligations under Section 11.04 hereof.

         Section 11.08. Application of Payments During Existence of Certain Defaults. Any amount referred to in Section 11.05, 11.06 or 11.07 hereof which is payable to the Lessee shall not be paid to the Lessee, or, if it has been previously paid directly to the Lessee, shall not be retained by the Lessee, if at the time of such payment a Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing, but shall be paid to and held by the Lessor (or the Indenture Trustee so long as the Lien of the Indenture is in effect) as provided in Article 23 hereof as security for the obligations of the Lessee under this Agreement, and at such time as there shall not be continuing any such Payment Default, Bankruptcy Default or Event of Default, such amount to the extent not theretofore applied as provided herein, shall be paid to the Lessee.


                                  ARTICLE 12

                              RETURN OF AIRCRAFT

         Section 12.01. Return of Aircraft. Unless the Aircraft is purchased by the Lessee as provided in Section 4.02 hereof, at the end of the Term, or upon the termination of this Lease pursuant to Article 10 or Article 17 hereof or otherwise, the Lessee, at its own cost and expense, will return the Aircraft by delivering it to the Lessor on the last day of the Term or on the Termination Date, as the case may be, at the Lessee's principal maintenance facility in Memphis, Tennessee or such other location specified by the Lessee (and reasonably acceptable to the Owner Participant), or if such termination is pursuant to Article 17 hereof, selected by the Lessor in its reasonable discretion, within or, if the Aircraft is then registered outside the United States, outside of the continental United States (on the Lessee's route structure as in effect on the return date and provided that the Lessee shall pay any incremental expenses incurred in connection with a redelivery outside the United States) and the Airframe shall be fully equipped with two Engines of the same or an improved make and model as were delivered on the Delivery Date (or Replacement Engines), free and clear of all Liens (other than Lessor's Liens), including any rights of third parties under pooling, interchange, overhaul, repair or similar agreements or arrangements, it being understood that all such Engines and Replacement Engines so returned shall be of identical make and model and that any Replacement Engine shall be in at least as good operating condition and have at least the same value and utility as the Engines being replaced, assuming such Engines were in the condition required hereunder. The Lessee will give the Lessor at least 30 days' prior written notice of the place of such return; provided, however, that if the Lessor shall have made the request for storage pursuant to Section 12.06 hereof, the Lessee shall return the Aircraft to the Lessor at the site of the storage.

         Section 12.02. Return of Engines. If any engine not owned by the Lessor shall be delivered with the Airframe as set forth in Section 12.01 hereof, the Lessee, concurrently with such delivery, will, at its own cost and expense furnish the Lessor with (i) a full warranty bill of sale, in form and substance reasonably satisfactory to the Lessor, with respect to such engine,
(ii) an opinion of the Lessee's counsel to the effect that, upon such return, the Lessor will acquire full right, title and interest to such engine free and clear of all Liens (other than Lessor's Liens) and (iii) a certificate as described in Section 11.04(b)(iii) hereof. The Lessee shall take such other action as the Lessor may reasonably request in order that such Replacement Engine shall be duly and properly titled in the Lessor free and clear of all Liens (other than Lessor's Liens), and the Lessor will then (i) transfer to the Lessee, without recourse or warranty (except as to the absence of Lessor's Liens), and subject to the disclaimers provided in Section 5.01 hereof, all the Lessor's right, title and interest in and to any Engine in lieu of which a Replacement Engine has been delivered pursuant to Section 12.01 hereof, "as is, where is" and (ii) deliver to the Lessee such instrument as the Lessor shall have received from the Indenture Trustee, releasing such Engine from the Lien of the Indenture.

         Section 12.03. Return of Manuals. Upon the return of the Aircraft, the Lessee shall deliver to the Lessor all original (or photocopied or microfilmed copies thereof, if then permitted to be maintained in such form under applicable law) logs, manuals, certificates and technical data, and inspection, modification and overhaul records pertaining to the Airframe, Engines or engines, which are required to be maintained under applicable rules and regulations of the Aeronautics Authority or pursuant to the Lessee's or any permitted sublessee's Aeronautics Authority-approved maintenance program and all original (or photocopied or microfilmed copies thereof, if then permitted to be maintained in such form under applicable law) records required to be maintained with respect to the Aircraft under the maintenance program approved by the aeronautical authority of any other country of registry of the Aircraft. All records shall be returned in the format necessary to allow the Lessee or any sublessee to comply with Section 12.04(a)(i) hereof.

         Section 12.04. Condition of Aircraft. (a) Required Condition. The Aircraft when returned to the Lessor shall, at the Lessee's own cost and expense, meet the following requirements:

         (i) it shall, unless otherwise requested by the Lessor not less than 90 days prior to the end of the Term to retain the then-existing registration of the Aircraft, be duly registered in the name of the Lessor or its designee pursuant to the Transportation Code;

         (ii) it shall be clean by airline and cargo handling operating standards;

         (iii) the Airframe shall be returned with the Engines, or any replacements thereto as herein authorized, provided that the Airframe shall have an aggregate of two Engines or engines (as herein authorized under Section 12.02 hereof), both of the same make and model, installed thereon, together with the equipment, accessories or parts installed thereon on the Delivery Date or replacements therefor (as herein authorized) and alterations, modifications and additions thereto made in accordance with the provisions of this Lease;

         (iv) it shall be in the condition required by Section 12.04(b) hereof and in as good operating condition as when delivered to the Lessor on the Delivery Date, ordinary wear and tear excepted;

         (v) it shall have a currently effective airworthiness certificate issued by the Aeronautics Authority;

         (vi) it shall comply with any then applicable rules and regulations imposed by the Aeronautics Authority and, without limitation of the foregoing, terminate all airworthiness directives of, and mandatory modifications required by, the Aeronautics Authority (or any government or governmental authority, domestic or foreign, having jurisdiction over the Aircraft) to be terminated during the Term of the Lease and the Airframe and each Engine (including any Replacement Engine) shall be serviceable in accordance with the Lessee's FAA-approved maintenance program;

         (vii) it shall be free and clear of all Liens and rights of others (other than Lessor's Liens) including, without limitation, rights of third parties under pooling, interchange, overhaul, repair and other similar agreements or arrangements referred to in Section 7.02(a) hereof; and

         (viii) it shall be in a standard cargo configuration.

         (b) Remaining Time. If, at the time of return of the Aircraft, the Airframe is not being maintained under a continuous maintenance program, then the Airframe shall have remaining until the next scheduled "C" check at least 25% of the allowable hours between "C" checks permitted under the Lessee's FAA-approved maintenance program (or other permitted maintenance program).
If, at the time of return of the Aircraft, the Engines or engines are not being maintained under an on-condition maintenance program, then the average number of hours of operation on such Engines or engines remaining until the next scheduled engine heavy maintenance visit under the Lessee's FAA-approved maintenance program (or other permitted maintenance program) shall be at least 25% of the allowable hours between engine heavy maintenance visits. With respect to maintenance under the Lessee's FAA-approved maintenance program, the Lessee shall have treated the Aircraft in a nondiscriminatory manner with other Airbus A300-600 series aircraft in the Lessee's fleet, and the Aircraft shall be free and clear of all Liens and rights of others other than Lessor's Liens and shall be in compliance in every material respect with the Lessee's FAA-approved maintenance program as if the Term were not ending.

         Section 12.05.  [Reserved].

         Section 12.06. Storage. Upon any expiration or termination of this Lease, at the written request of the Lessor given at least 45 days prior to such expiration or termination, the Lessee will arrange, or will cause to be arranged, at no charge to the Lessor (subject, however, to the last sentence of this Section 12.06), storage at a ramp storage facility for the Aircraft at the Lessee's principal maintenance facilities in Memphis, Tennessee or one of the Lessee's other maintenance facilities or at a location selected by the Lessee used as a location for the parking or storage of aircraft for a period of up to 30 days; provided that if storage is available at no additional cost or expense to the Lessee at the location at which the Lessor has specified pursuant to Section 12.01 hereof that return of the Aircraft shall take place, the Lessee shall provide storage at such location. At the end of such 30 day period, if the Lessor so requests within 10 days of before the end of such period, the Lessee will continue to provide such ramp storage facility at such facility or location for an additional 30 days at the Lessor's expense. If the Lessee is required to move the Aircraft from one storage facility to another, such move shall be at the risk and expense of the Lessor. The maintenance and risk of loss of, and responsibility for obtaining insurance on, the Aircraft shall be the responsibility of the Lessor during any period of storage; provided, however, the Lessee will, upon written request of the Lessor and at the Lessor's expense, not to exceed the Lessee's incremental cost of such service, obtain insurance for such property (including, if possible, coverage through its fleet policy).

         Section 12.07. Special Markings. If requested by the Lessor, the Lessee shall, at the Lessee's cost, remove or paint over all insignias and other distinctive markings of the Lessee or any sublessee on the Aircraft and repaint the stripped down areas in a workmanlike manner to match exterior colors.

         Section 12.08. Lessor's Option to Purchase Parts. At any time after the Lessee has advised the Lessor that it has determined not to renew this Lease or purchase the Aircraft, or the Aircraft is otherwise to be returned to the Lessor, the Lessee shall advise the Lessor of any Part which the Lessee intends, and is permitted, to remove as provided in Section 9.02(b) above, and the Lessor may, at its option, upon 30 days' notice to the Lessee, purchase any or all of such Parts from the Lessee upon the expiration of the Term at their then Fair Market Value (taking into account the provisions of this Lease) determined in accordance with the provisions of Section 4.03 hereof. Upon any return of the Aircraft pursuant to this Article 12, if the Lessor does not elect to exercise its option under this Section 12.08, the Lessee will, at its own cost and expense, remove such Parts described in subparagraph (i),
(ii) or (iii) of Section 9.02(b) hereof as the Lessor may request.


                                  ARTICLE 13

                                   INSURANCE

         Section 13.01. Comprehensive Airline Liability and Property Damage Liability Insurance. (a) Comprehensive Airline Liability and Property Damage Liability Insurance. The Lessee, at its own cost and expense, will maintain or cause to be maintained with respect to the Aircraft, (i) comprehensive airline liability insurance including, without limitation, passenger legal and bodily injury liability and property damage liability insurance and cargo legal liability in such amounts, against such risks (including, without limitation, contractual liability and allied perils liability but excluding war risk insurance (except as required under the second sentence of this Section 13.01(a)), with such retentions (subject to the limitations set forth in Section 13.06 hereof) and on such terms and conditions (including coverage for cost of claims) as the Lessee customarily maintains with respect to aircraft and engines of the same type and model which comprise the fleet of the Lessee, and (ii) such insurance against such other risks as is usually carried by similar corporations engaged in the same or similar business and similarly situated as the Lessee and owning or operating aircraft and engines similar to the Aircraft and Engines; provided that in no event shall the limits of liability for all such insurance be less than the amount, per occurrence, as set forth on the insurance certificate delivered on the Delivery Date unless and only so long as the Aircraft is not operated and all risk-ground insurance for the Aircraft on the ground is maintained in the same manner and covering the same risks as is from time to time applicable to other aircraft owned or operated by the Lessee of the same type and model on the ground and not in operation. The Lessee will be required to maintain war risk insurance only if the Aircraft is operated in a war zone or a recognized area of armed hostilities. All insurance required by this Section 13.01(a) shall be maintained with insurers of recognized reputation and responsibility.

         (b) Government Indemnification. Notwithstanding Section 13.01(a) hereof, in the event of the requisition for use by the Government of the Airframe or the Airframe and the Engines or engines then installed on the Airframe, the Lessee shall maintain throughout the period of such requisition such insurance as would otherwise be required under this Section 13.01; provided that the Lessor shall accept, in lieu of such insurance coverage, written indemnification or insurance from the Government which is substantially the same as otherwise required under this Article 13.

         (c) Policy Terms. Any policy of insurance carried and maintained in accordance with this Section 13.01, and any policy taken out in substitution or replacement for any such policy subject to the terms, conditions and limitations thereof, shall:

         (i) name or be amended to name the Lessor in its individual capacity and as owner of the Aircraft, the Indenture Trustee in its individual capacity and as trustee/mortgagee of the Aircraft and the Owner Participant, each Liquidity Provider and each of their respective officers and directors in their respective capacities as such as additional insureds (hereinafter in this paragraph (c) sometimes referred to as "Additional Insured");

         (ii) provide that, in respect of the interest of any Additional Insured in such policies, the insurance shall not be invalidated by any action or inaction of the Lessee or any Additional Insured as defined under the policy of insurance required under this Section 13.01 (other than any action or inaction of such Additional Insured) and shall insure each Additional Insured regardless of any breach or violation of any warranty, declaration or condition contained in such policies by the Lessee or any other Additional Insured (other than any breach or violation of any warranty, declaration or condition by such Additional Insured) as defined under the policy of insurance required under this Section 13.01;

         (iii) provide that if such insurance is cancelled for any reason, or any substantial change is made in the policies which adversely affect the scope of the coverage required herein, or if such insurance is allowed to lapse for nonpayment of premium, such cancellation, change or lapse shall not be effective as to any Additional Insured for thirty (30) days (except in the case of war risk coverage in which event the applicable period shall be seven (7) days or such other period as may be customary) after receipt by each such Additional Insured of written notice from such insurers or such insurers' broker of such cancellation, change or lapse;

         (iv) provide that the insurers shall waive any rights of subrogation against each Additional Insured, to the extent that the Lessee has waived its rights under this Lease and the Participation Agreement; provided that the exercise by insurers of rights of subrogation derived from rights retained by the Lessee shall not, in any way, delay payment of any claim that would otherwise be payable by such insurers but for the existence of rights of subrogation derived from rights retained by the Lessee;

         (v) provide that all of the provisions of such policy shall operate in the same manner as if there were a separate policy covering each Additional Insured; provided, that such policies shall not operate to increase any insurer's limit of liability;

         (vi) be primary, without right of contribution from any other insurance which is carried by the Lessee or any sublessee or any Additional Insured with respect to its interest in the Aircraft;

         (vii) provide that no Additional Insured shall have any obligation or liability for premiums or other payments, if any, in connection with such insurance; and

         (viii) provide that such insurer shall waive the right of such insurer to any set-off or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of any Additional Insured.

         Section 13.02. Insurance Against Loss or Damage to Aircraft and Engines. (a) Hull Insurance. The Lessee, at its own cost and expense, shall maintain or cause to be maintained in effect, with insurers of recognized reputation and responsibility, all-risk ground and flight aircraft hull insurance covering the Aircraft and all-risk coverage with respect to any Engines and Parts while removed from the Aircraft and not replaced by similar Engines or Parts, including in each case war-risk and allied perils, hijacking (air piracy) and governmental confiscation and expropriation insurance (except with respect to the country of registry) with such retentions (subject to the limitations set forth in Section 13.06 hereof) and in such form, and upon such terms and conditions (including coverage for cost of claims), and in amounts as the Lessee customarily maintains with respect to the aircraft in the Lessee's fleet of the same type and model and operated on the same routes as the Aircraft (except that the Lessee shall be required to maintain (i) allied perils, hijacking (air piracy) and governmental confiscation and expropriation insurance (except with respect to the country of registry) if the Aircraft is operated on routes where the custom is for major international Air Carriers flying comparable routes to carry such insurance and (ii) war risk insurance only if the Aircraft is operated in a war zone or a recognized area of armed hostilities), provided that such insurance shall at all times while the Aircraft is subject to this Lease and the Lien of the Indenture be on an agreed-value basis for an amount not less than an amount equal to the Stipulated Loss Value for the Aircraft from time to time.

         (b) Policy Terms. Any policies carried and maintained in accordance with this Section 13.02 and any policies taken out in substitution or replacement for any such policies subject to the terms, conditions and limitations thereof shall:

         (i) name or be amended to name the Lessor in its individual capacity and as owner of the Aircraft (or, so long as the Indenture shall not have been discharged, the Indenture Trustee) as an additional insured and as the sole loss payee (hereinafter in this paragraph (b) sometimes referred to as "Loss Payee");

         (ii) provide with respect to coverage provided under this Section 13.02, (except as otherwise provided under Section 13.03 hereof when an Event of Loss or a Payment Default, Bankruptcy Default or Event of Default has occurred and is continuing), that (i) in the event of a loss involving proceeds in the aggregate in excess of $6,000,000, the proceeds in respect of such loss up to an amount equal to the Stipulated Loss Value for the Aircraft shall be payable to the Lessor (or, so long as the Indenture shall not have been discharged, the Indenture Trustee), it being understood and agreed that in the case of any payment to the Lessor (or the Indenture Trustee) otherwise than in respect of an Event of Loss, the Lessor (or the Indenture Trustee) shall in the aggregate upon receipt of evidence satisfactory to it that the damage giving rise to such payment shall have been repaired or that such payment shall then be required to pay for repairs then being made, pay the amount of such payment to the Lessee or its order, and (ii) the entire amount of any loss involving proceeds in the aggregate of $6,000,000 or less or the amount of any proceeds of any loss in excess of the Stipulated Loss Value for the Aircraft shall be paid to the Lessee or its order to pay for repairs or replacement property;

         (iii) provide that if such insurance is cancelled for any reason or any substantial change is made in the policies which adversely affect the scope of the coverage required herein, or if such insurance is allowed to lapse for nonpayment of premium, such cancellation, change or lapse shall not be effective as to the Loss Payee for thirty days (except in the case of war-risk coverage in which event the applicable period shall be seven
   (7) days or such other period as may be customary) after receipt by the Loss Payee of written notice from such insurer of such cancellation, change or lapse;

         (iv) provide that, in respect of the interest of the Lessor (in its individual capacity and as the Owner Trustee), the Owner Participant or the Indenture Trustee (in their respective capacities as such) in such policies, the insurance shall not be invalidated by any action or inaction of the Lessee or the Loss Payee (other than any action or inaction of such Loss Payee) and shall insure the Lessor (in its individual capacity and as Owner Trustee), the Owner Participant and the Indenture Trustee regardless of any breach or violation of any warranty, declaration or condition contained in such policies by the Lessee or the Loss Payee (other than any breach or violation of any warranty, declaration or condition by the Loss Payee) as defined under the policy of insurance required under this Section 13.02;

         (v) provide that the insurers shall waive any rights of subrogation against the Lessor (in its individual capacity and as Owner Trustee), the Owner Participant and the Indenture Trustee to the extent that the Lessee has waived its rights under this Lease or the Participation Agreement; provided that the exercise by insurers of rights of subrogation derived from rights retained by the Lessee shall not, in any way, delay payment of any claim that would otherwise be payable by such insurers but for the existence of rights of subrogation derived from rights retained by the Lessee;

         (vi) be primary and without rights of contribution from any other insurance which is carried by the Loss Payee with respect to its interest in the Aircraft;

         (vii) provide that (except in the case of insurance with respect to Engines and spare parts that have been removed from the Aircraft and replaced with other Engines or engines, or spare parts, as the case may be) such insurer shall waive any right of such insurer to any set-off or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of the Loss Payee;

         (viii) provide that (except in the case of insurance with respect to Engines and spare parts that have been removed from the Aircraft and replaced with other Engines or engines or spare parts, as the case may be) no Loss Payee shall have any obligation or liability for premiums or other payments, if any, in connection with such insurance; and

         (ix) in the event that separate policies are maintained to cover all-risk ground and flight aircraft, hull and war risks and allied perils insurance, include a 50/50 provisional claims settlement clause as contained in the policies of insurance maintained by the Lessee with respect to all other aircraft in the Lessee's fleet, and a copy of the 50/50 provisional claims settlement clause in effect on the Delivery Date shall be attached to the insurance certificate issued on the Delivery Date.

         Section 13.03. Application of Insurance Proceeds. (a) Generally. All insurance proceeds (other than proceeds from policies carried by the Lessor, the Indenture Trustee or the Owner Participant) received under policies described in Section 13.02 hereof as the result of the occurrence of an Event of Loss with respect to the Airframe or an Engine will be applied as follows:

         (i) if such proceeds are received with respect to the Airframe or with respect to the Airframe and the Engines or engines then installed on the Airframe and the Lessee has elected or is deemed to have elected the alternative set forth in Section 11.02 hereof, so much of such proceeds as shall not exceed the amounts required to be paid by the Lessee pursuant to said Section 11.02 hereof shall be applied in reduction of the Lessee's obligation to pay such amounts if not already paid by the Lessee, or if already paid by the Lessee, shall be applied to reimburse the Lessee for its payment of such amounts; or

         (ii) if such proceeds are received with respect to the Airframe or the Airframe and the Engines or engines then installed on the Airframe and the Lessee has elected the alternative set forth in Section 11.03 hereof, or if such proceeds are received with respect to an Engine not then installed on the Airframe and not replaced by an Engine or engine under the circumstances contemplated by Section 11.04 hereof, all such proceeds shall be paid to the Indenture Trustee (unless the Indenture has been discharged in which case paid to the Lessor) for disbursement to the order of the Lessee, after the Lessee shall have fully performed the terms of Section
   11.03 or 11.04 hereof, as applicable, with respect to the Event of Loss for which such proceeds are paid.

         (b) Payment if no Event of Loss. The insurance proceeds of any property damage loss not constituting an Event of Loss with respect to the Airframe or an Engine will be applied in payment (or to reimburse the Lessee) for repairs or for replacement property in accordance with Articles 7 and 8 hereof, if not already paid for by the Lessee, and any balance remaining after compliance with said Articles 7 and 8 hereof with respect to such loss shall be paid to the order of the Lessee.

         (c) Application of Payments During Existence of Certain Defaults. Any amount referred to in this Article 13 which is payable to or retainable by the Lessee shall not be paid to or retained by the Lessee if at the time of such payment or retention a Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing, but shall be held by or paid over to the Indenture Trustee (unless the Indenture has been discharged in which case such amount shall be paid to the Lessor) to be held in accordance with Article 23 hereof, as security for the obligations of the Lessee under this Lease and, if an Event of Default shall have occurred and be continuing, applied against the Lessee's obligations hereunder as and when due. At such time as there shall not be continuing any such Payment Default, Bankruptcy Default or Event of Default, such amount shall be paid to the Lessee to the extent not previously applied in accordance with the preceding sentence.

         (d) Information. If any Additional Insured becomes subject to any claim covered by any insurance policy maintained pursuant to this Article 13, the Lessee shall make available any information required by such Additional Insured in connection with such claim.

         Section 13.04. Reports. On or before the Delivery Date and thereafter annually on or before the scheduled expiration date for such policy during the Term, the Lessee will cause its aviation insurance broker to furnish to the Lessor and the Indenture Trustee a signed report, stating the types of coverage and limits carried and maintained on the Aircraft and certifying that such insurance complies with the terms and conditions of this Lease. The Lessee will cause such aviation insurance broker to advise the Lessor, the Owner Participant and the Indenture Trustee in writing promptly of any default in the payment of any premium and of any other act or omission on the part of the Lessee of which it has knowledge and which might invalidate, cause cancellation of or render unenforceable all or any part of any insurance carried by the Lessee with respect to the Aircraft. The Lessee will cause such insurance broker to agree to advise the Lessor, the Indenture Trustee and the Owner Participant in writing if and when it becomes evident to such broker that any insurance policy carried and maintained on the Aircraft pursuant to this Article 13 will not be renewed at the scheduled expiration date for such policy. If the Lessee shall fail to maintain insurance as required, the Lessor may, at its option, provide such insurance, and in such event, the Lessee shall, upon demand, reimburse the Lessor, as Supplemental Rent, for the cost of such insurance; provided, however, that no exercise of said option shall affect the provisions of this Lease, including the provisions that failure by the Lessee to maintain the prescribed insurance shall constitute an Event of Default or otherwise constitute a waiver of any other rights the Lessor may have against the Lessee.

         Section 13.05. Lessor's Insurance. The Lessor, the Indenture Trustee or the Owner Participant may insure the Airframe or any Engine at its own cost and expense, including insuring the Aircraft for amounts in excess of the Stipulated Loss Value of the Aircraft, provided that any insurance so maintained by the Lessor, the Indenture Trustee or the Owner Participant shall not result in a reduction of coverage or amounts payable under insurance required or permitted to be maintained by the Lessee under this Article 13 or increase the cost to the Lessee of maintaining such insurance; provided further, that any insurance policies of the Lessor, the Indenture Trustee or the Owner Participant insuring the Airframe or any Engine shall provide for a release to the Lessee of any and all salvage rights in and to the Airframe or any Engine.

         Section 13.06. Self-Insurance. The Lessee may self-insure the risks required to be insured against by Sections 13.01 and 13.02 hereof in such manner and in such reasonable amounts as are then generally applicable to other aircraft or engines of the Lessee of the same type and model as the Aircraft, but in no case shall such self-insurance with respect to all aircraft (whether owned or leased) in the Lessee's fleet in aggregate exceed for any 12-month policy year an amount equal to the lesser of (i) 50% of the highest insured value of any single aircraft in the Lessee's fleet and (ii) 1.5% of the average aggregate insured value from time to time of the Lessee's entire aircraft fleet provided that a standard deductible per occurrence per aircraft (and/or retentions) not in excess of the amount imposed by the aircraft hull or liability insurer shall be permitted in addition to the above-mentioned self-insurance. The foregoing shall not permit the Lessee to discriminate as between insurance coverage on the Aircraft and insurance which the Lessee maintains with respect to similar aircraft owned or operated by the Lessee operating on similar routes in similar locations.


                                  ARTICLE 14

                                  INSPECTION

         Section 14.01. Right of Inspection. At reasonable times, and upon at least ten (10) Business Days' prior written notice to the Lessee, the Lessor, the Indenture Trustee or the Owner Participant, or their respective authorized representatives, may inspect the Aircraft and upon at least ten
(10) Business Days' prior written notice, all Aeronautics Authority required books and records of the Lessee or any sublessee relating to the maintenance of the Aircraft and such Persons shall keep any information obtained thereby confidential and shall not disclose the same to any Person, except to a Person described in Section 18.01 of the Participation Agreement. Any such inspection of the Aircraft shall be a visual, walk-around inspection of the interior and exterior of the Aircraft and shall not include opening any panel, bays or the like without the express consent of the Lessee (except to the extent any such inspection takes place when any such panel, bays or the like are open). Notwithstanding the first sentence of this Section 14.01, unless a material Default relating to maintenance or an Event of Default shall have occurred and be continuing, the Lessor, the Indenture Trustee, the Owner Participant or their respective authorized representatives shall each be entitled to inspect the Aircraft only one time during any consecutive twelve-month period. The Lessee shall make any permitted sublease or transfer permitted under Section 7.02 hereof expressly subject to inspection rights consistent with this Article 14.

         Section 14.02. No Obligation to Inspect. None of the Lessor, the Indenture Trustee or the Owner Participant shall have any duty to make any inspection pursuant to Section 14.01 hereof and no such party shall incur any liability or obligation by reason of making or not making any such inspection.


                                  ARTICLE 15

                                  ASSIGNMENT

         Section 15.01. Lessee's Right to Assign. The Lessee shall not, and shall have no authority or power to assign, convey or sublease any of its rights under this Lease without the prior written consent of the Lessor except
(i) as expressly provided in Section 7.02 hereof, or (ii) to a wholly-owned domestic subsidiary of the Lessee which shall be a certificated U.S. Air Carrier. Any such assignment, conveyance or sublease shall in no way relieve the Lessee from any obligation hereunder or under any other Operative Agreement or any written agreement of the Lessee entered into in connection with the transactions contemplated by the Operative Agreements, which shall be and remain primary obligations of the Lessee. The Lessor agrees that it will not assign or convey its right, title and interest in and to this Lease or the Aircraft except as contemplated by or provided in this Lease, the Trust Agreement, the Indenture or the Participation Agreement. The terms and provisions of this Lease shall be binding upon and inure to the benefit of the Lessor and the Lessee and their respective successors and permitted assigns, and shall inure, to the extent expressly provided herein and therein, to the direct benefit of, and in accordance with the provisions of the Indenture and the Participation Agreement shall be enforceable by, the Indenture Trustee, the Lessor and their respective successors and permitted assigns.

         Section 15.02. Citizenship. The Lessee will at all times be a duly certificated U.S. Air Carrier under the Transportation Code.


                                  ARTICLE 16

                               EVENTS OF DEFAULT

         Section 16.01. Events of Default. After the Delivery Date, each of the following events shall constitute an Event of Default, whether any such event shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

         (a) the Lessee shall fail to make any payment of Basic Rent, Renewal Rent, Stipulated Loss Value or Termination Value, as the case may be, or any payment pursuant to Section 17.02 of the Participation Agreement, within ten Business Days after the date when due (except that with respect to any failure to pay Excepted Payments, such failure shall constitute an Event of Default at the discretion of the Owner Participant); or

         (b) the Lessee shall fail to make any payment of Supplemental Rent (other than amounts described in clause (a) above) within 30 days after the Lessee has received written notice from the Person entitled to receive such payment stating that such payment is due (except that with respect to any failure to pay Excepted Payments for such period, such failure shall constitute an Event of Default at the discretion of the Owner Participant); or

         (c) (i) the Lessee shall fail to procure, carry and maintain insurance on or in respect of the Aircraft at any time in accordance with the provisions of Article 13 or such insurance lapses or is cancelled, provided that, in the case of insurance with respect to which cancellation or lapse for nonpayment is not effective as to the Lessor, the Indenture Trustee, the Holders or the Owner Participant for 30 days (seven days, in the case of any aircraft war risk coverage) no such lapse or cancellation shall constitute an Event of Default until the earlier of (A) 30 days (or seven days or such shorter time as may be standard in the industry with respect to war risk coverage) after receipt by any Additional Insured of written notice of such lapse or cancellation and (B) the date that such lapse or cancellation is effective as to any Additional Insured and provided further that such failure shall not constitute an Event of Default as long as the Aircraft is insured as required while on the ground and not operated, or (ii) the Aircraft shall be operated at any time when comprehensive airline liability insurance required under Section 13.01 hereof shall not be in effect (it being understood that the Lessee is not required to maintain such insurance under Section 13.01 hereof while the indemnification or insurance referred to in the proviso to Section 13.01(b) hereof is in effect); or

         (d) the Lessee shall fail to perform or observe any other covenant, condition or agreement to be performed or observed by it under any Operative Agreement (excluding the Tax Indemnity Agreement) or any other written agreement of the Lessee entered into in connection with the transactions contemplated by the Operative Agreements and such failure shall continue unremedied for a period of thirty (30) days after the Lessee shall have received written notice from the Lessor or the Owner Participant of such failure, provided, that in the event such failure is curable and so long as (but for no longer than 150 days after such 30-day period) the Lessee shall have promptly undertaken such cure after the Lessee receives notice thereof which undertaking shall be diligently and continuously pursued using the Lessee's reasonable best efforts, such failure shall not constitute an Event of Default; provided, further, that failure of the Lessee to maintain the registration of the Aircraft under the Transportation Code pursuant to the Lessee's covenants and agreement in
   Section 6.03(b) of the Participation Agreement and in Section 7.01(a) of this Lease, when the lapse of such registration is solely because the Owner Participant or the Lessor has ceased to be a Citizen of the United States, shall not constitute a Default or an Event of Default; or

         (e) an order for relief shall be entered in respect of the Lessee by a court having jurisdiction in the premises in an involuntary case under the federal bankruptcy laws as now or hereafter in effect; or the Lessee shall consent to the appointment of a custodian, receiver, trustee or liquidator of itself or of a substantial part of its property; or the Lessee is not paying, or shall admit in writing its inability to pay, its debts generally as they come due or shall make a general assignment for the benefit of creditors; or the Lessee shall file, or the Board of Directors of the Lessee shall authorize the filing of, or grant one or more persons authority (at their discretion) to make a filing for, a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws (as now or hereafter in effect) or an answer admitting the material allegations of a petition filed against the Lessee in any such proceeding; or the Lessee shall file, or the Board of Directors of the Lessee shall authorize the Lessee to, or grant one or more persons authority (at their discretion) to, seek relief by voluntary petition, answer or consent, under the provisions of any other or future bankruptcy or other similar law providing for the reorganization or winding-up of corporations, or providing for an agreement, composition, extension or adjustment with its creditors; or

         (f) an order, judgment or decree shall be entered by any court of competent jurisdiction appointing, without the consent of the Lessee, a custodian, receiver, trustee, or liquidator of the Lessee or of any substantial part of its property, or sequestering any substantial part of the property of the Lessee, or granting any other relief in respect of the Lessee under the federal bankruptcy laws or other insolvency laws, and any such order, judgment or decree of appointment or sequestration shall remain in force undismissed or unvacated for a period of 60 days after the date of its entry; or

         (g) a petition against the Lessee in a proceeding under the federal bankruptcy law or other insolvency laws (as now or hereafter in effect) shall be filed and shall not be withdrawn or dismissed within 60 days, or under the provisions of any law providing for reorganization or winding-up of corporations which may apply to the Lessee, any court of competent jurisdiction shall assume jurisdiction, custody or control of the Lessee or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished or unterminated for 60 days; or

         (h) any representation or warranty made by the Lessee in this Lease or in the Participation Agreement or in any document or certificate furnished by the Lessee in connection with or pursuant to this Lease or the Participation Agreement (except for the Tax Indemnity Agreement) shall at any time prove to have been incorrect at the time made in any respect material to the transactions contemplated by this Lease and, if originally made by the Lessee in good faith, shall remain material and unremedied for a period of 120 days after the Lessee shall have received written notice of such misstatement.


                                  ARTICLE 17

                                   REMEDIES

         Section 17.01. Remedies Upon Lessee's Default. (a) Remedies Generally. Upon the occurrence of any Event of Default and at any time after such occurrence so long as the same shall be continuing, the Lessor may, at its option, declare this Lease to be in default (except that no such declaration shall be required in the case of an Event of Default pursuant to paragraph (e), (f) or (g) of Section 16.01 hereof and this Lease shall be deemed declared in default without any further act or notice), and at any time thereafter the Lessor may do, and the Lessee shall comply with, one or more of the following with respect to all or any part of the Airframe and the Engines, as the Lessor in its sole discretion shall elect, to the extent permitted by, and subject to compliance with, any mandatory requirements of applicable law then in effect:

         (i) Demand in writing that the Lessee shall, and upon such written demand the Lessee shall, at the Lessee's own cost and expense, return promptly to the Lessor all or such part of the Airframe and the Engines as the Lessor may demand in the manner and condition required by, and otherwise in accordance with all of the provisions of this Lease (provided that, unless the Lessor shall require otherwise, the Aircraft shall be returned within the continental United States), or the Lessor, at its option, may enter upon the premises where such Airframe or Engines are located or believed to be located and take immediate possession of and remove such Airframe and Engines (together with any engine which is not an Engine but is installed on the Airframe, subject to all of the rights of the owner, lessor, Lien holder or secured party of such engine) without the necessity for first instituting proceedings, or by summary proceedings or otherwise, all without liability of the Lessor to the Lessee for or by reason of such entry or taking of possession, whether for the restoration of damage to property caused by such action or otherwise;

         (ii) With or without taking possession thereof, sell or otherwise dispose of the Airframe or any Engine, at public or private sale and with or without advertisement or notice to the Lessee, as the Lessor may determine, and the Lessor may hold the Lessee liable for any installment of Basic Rent and Renewal Rent due on or before the date of such sale (and, if Basic Rent or Renewal Rent is payable in arrears, the pro rata portion of the installment of Basic Rent or Renewal Rent due on the next succeeding Rent Payment Date in respect of any period commencing on the immediately preceding Rent Payment Date to the date of such sale), or hold, use, operate, lease to others or keep idle all or any part of the Airframe or any Engine as the Lessor, in its sole discretion, may determine, in any such case free and clear of any rights of the Lessee except as otherwise set forth in this Article 17, and without any duty to account to the Lessee with respect to such action or inaction or for any proceeds except to the extent required by Section 17.01(a)(iv) hereof; in the event the Lessor elects to exercise its rights under said Section, and in connection with any sale of the Aircraft or any part thereof pursuant to this Article 17, the Lessor, the Indenture Trustee, the Owner Participant or any Holder may bid for and purchase such property;

         (iii) Whether or not the Lessor shall have exercised or shall later at any time exercise any of its rights under Section 17.01(a)(i) or 17.01(a)(ii) hereof, the Lessor, by written notice to the Lessee specifying a payment date not earlier than 10 days from the date of such notice, may demand that the Lessee pay to the Lessor, and the Lessee shall pay to the Lessor on the payment date specified in such notice, as liquidated damages for loss of a bargain and not as a penalty (in lieu of the Basic Rent or Renewal Rent due on Rent Payment Dates occurring after the payment date specified in such notice), any installment of Basic Rent, Renewal Rent and any Supplemental Rent due on or before such payment date (and, to the extent Basic Rent or Renewal Rent is payable in arrears, the pro rata portion of the installment of Basic Rent or Renewal Rent due on the next succeeding Rent Payment Date in respect of the period commencing on the Stipulated Loss Value Determination Date referred to below and ending on the date of such payment), plus an amount equal to the excess, if any, of the Stipulated Loss Value for the Aircraft, computed as of the Stipulated Loss Value Determination Date on or next preceding the payment date specified in such notice over the Fair Market Value of the Aircraft, computed as of such Stipulated Loss Value Determination Date, together with
   (A), if Basic Rent is payable in advance, interest, to the extent permitted by applicable law, at the Debt Rate on the amount of such Stipulated Loss Value from such Stipulated Loss Value Determination Date to the date for payment set forth in such notice from the Lessor and (B) in all cases, interest, to the extent permitted by applicable law at the Past Due Rate on the excess of such Stipulated Loss Value over such Fair Market Value, from the date as of which such Stipulated Loss Value is payable to the date of actual payment of such amount; provided, however, that if (and in any event prior to the time for payment hereunder) the Lessor is unable within a reasonable period of time to recover possession of the Aircraft, or any portion thereof, pursuant to clause (i) above unencumbered by this Lease and free and clear of all Liens (other than Lessor's Liens), the Fair Market Value of the Aircraft or such portion shall, at the option of the Lessor to the extent legally enforceable, be zero and, if the Fair Market Value of the Aircraft is deemed to be zero, after payment in full by the Lessee of the amount specified above and all other amounts due from the Lessee under this Lease and the other Operative Agreements, the Lessor shall promptly transfer (without recourse or warranty other than as to the absence of the Lessor's Liens) all of its right, title and interest in the Aircraft or such portion, to the Lessee;

         (iv) In the event the Lessor, pursuant to Section 17.01(a)(ii) hereof, shall have sold the Airframe and/or any Engine, the Lessor, in lieu of exercising its rights under Section 17.01(a)(iii) hereof, may, if it shall so elect, demand that the Lessee pay the Lessor, and the Lessee shall pay to the Lessor, on the date of such sale, as liquidated damages for loss of a bargain and not as a penalty (in lieu of the Basic Rent or Renewal Rent due after the date on which such sale occurs) any unpaid Basic Rent or Renewal Rent due on or before the date on which such sale occurs (and, to the extent Basic Rent or Renewal Rent is payable in arrears, the pro rata portion of the installment of Basic Rent or Renewal Rent due on the next succeeding Rent Payment Date in respect of any period commencing on the Stipulated Loss Value Determination Date referred to below and ending on the date of such sale), and any Supplemental Rent due on or before the date on which such sale occurs, plus an amount equal to the excess, if any, of
   (A) the Stipulated Loss Value for the Aircraft, computed as of the Stipulated Loss Value Determination Date next preceding the sale date, over
   (B) the net proceeds of such sale (after deduction of all of the Lessor's costs and expenses of such sale, including, without limitation, sales or transfer taxes, costs of storage, overhaul, maintenance, preparation and transportation of the Aircraft and brokers' and attorneys' fees) together with (x), if Basic Rent is payable in advance, interest, to the extent permitted by applicable law, at the Debt Rate on such Stipulated Loss Value from such Stipulated Loss Value Determination Date to the date of such sale and (y) in all cases, interest to the extent permitted by applicable law at the Past Due Rate, on the amount of such excess from the date of such sale to the date of actual payment by the Lessee;

         (v) Proceed by appropriate court action to enforce the terms of this Lease or to recover damages for its breach;

         (vi) Terminate or rescind this Lease as to the Airframe or any or all of the Engines; or

         (vii) Exercise any other right or remedy which may be available to the Lessor under applicable law.

         (b) Cost of Exercise of Remedies. In addition, the Lessee shall be liable, except as otherwise provided above, for any and all unpaid Rent due before, after or during the exercise of any of the Lessor's remedies, for all amounts payable by the Lessee under the Participation Agreement before or after any termination hereof, and for all reasonable legal fees and other costs and expenses incurred by the Lessor, the Indenture Trustee or the Owner Participant by reason of the occurrence of any Event of Default or the exercise of the Lessor's remedies, including, without limitation, all costs and expenses incurred in connection with the return of the Airframe or any Engine in accordance with the terms of Article 12 hereof or in placing the Airframe or Engines in the condition and state of airworthiness required by such Article or in connection with any inspection, use, operation, maintenance, insurance, storage, or leasing carried out as part of such exercise.

         Section 17.02. Cumulative Remedies. Except as otherwise provided, no remedy referred to in this Article 17 is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to above or otherwise available to the Lessor at law or in equity; and the exercise or beginning of exercise by the Lessor of any one or more of such remedies shall not preclude the simultaneous or later exercise by the Lessor of any or all of such other remedies.

         Section 17.03. Waiver. No express or implied waiver by the Lessor of any Event of Default shall in any way be, or be construed to be, a waiver of any future or subsequent Event of Default. To the extent permitted by applicable law, the Lessee waives any rights now or in the future conferred by statute or otherwise which may require the Lessor to sell, lease or otherwise use the Airframe or any Engine in mitigation of the Lessor's damages or which may otherwise limit or modify any of the Lessor's rights or remedies under this Article 17. The Lessor's access to the Aircraft is of the essence and shall not be impaired.

         Section 17.04. Lessor's Right to Perform for Lessee. If the Lessee fails to make any required payment of Rent or fails to perform or comply with any of its agreements contained in this Lease, whether or not such failure shall constitute an Event of Default hereunder, the Lessor may (but shall not be obligated to) make such payments or perform or comply with such agreement, and the amount of such payment and the amount of the reasonable costs and expenses of the Lessor incurred in connection with such payment or the performance of or compliance with such agreement, together with interest (to the extent permitted by applicable law) at the Past Due Rate from the date of the making of such payment or the incurring of such costs and expenses by the Lessor to the date of payment of such Rent or other amount by the Lessee, shall be deemed Supplemental Rent payable by the Lessee upon demand. No such payment or performance by the Lessor shall be deemed to waive any Default or Event of Default or relieve the Lessee of its obligations hereunder.


                                  ARTICLE 18

                          COVENANT OF QUIET ENJOYMENT

         Section 18.01. Quiet Enjoyment. So long as no Event of Default shall have occurred and be continuing, the Lessor covenants that neither it nor any other Person lawfully claiming through it (other than the holder of a Lien which the Lessee is obligated to discharge pursuant to Article 6 hereof, and it being understood that the Lessor shall not be liable for any act or omission of the Indenture Trustee or any other Person claiming through the Indenture Trustee) shall interfere with the Lessee's right to quietly enjoy the Aircraft without hindrance or disturbance by it or any such other Person.


                                  ARTICLE 19

                              FURTHER ASSURANCES

         Section 19.01. Further Assurances. Promptly upon the execution and delivery of the Lease Supplement and the Indenture and Security Agreement Supplement, the Lessee will cause each of them and this Lease, the Trust Agreement and the Indenture, to be duly filed for recordation in accordance with the Transportation Code and will maintain the recordation of the Indenture until the Lien of the Indenture shall have been discharged pursuant to the terms of the Indenture. In addition, the Lessee will, at the Lessee's own cost and expense, promptly and duly execute and deliver to the Lessor, the Owner Participant and the Indenture Trustee such further documents and assurances to carry out the intent and purpose of this Lease and the Indenture and to establish and protect the rights and remedies created or intended to be created in favor of the Lessor under this Lease, and of the Owner Participant under the Trust Agreement, and of the Indenture Trustee under the Indenture, including, without limitation, the execution and filing of Uniform Commercial Code financing and continuation statements, the execution and delivery of supplements and amendments to this Lease and the Indenture, in recordable form, subjecting to this Lease and the Indenture any Replacement Airframe and/or Replacement Engines delivered by the Lessee pursuant to Section 11.03 hereof and any Replacement Engine delivered by the Lessee pursuant to Section 11.04 hereof and the recording and filing of counterparts of this Lease and the Indenture in accordance with the laws of such jurisdictions as the Lessor or the Indenture Trustee may from time to time deem advisable. The foregoing does not impose upon the Lessor any additional liabilities not otherwise contemplated by this Lease.


                                  ARTICLE 20

                                   NET LEASE

         Section 20.01. Nature of Lease. (a) This Lease is a net lease, it being the intention of the parties hereto that the obligations of the Lessee to pay all costs and expenses of every character, whether seen or unforeseen, ordinary or extraordinary, or structural or nonstructural, in connection with the use, operation, maintenance, repair and reconstruction of the Airframe and each Engine by the Lessee, including, without limitation, the costs and expenses particularly set forth in this Lease (unless expressly excluded from the terms hereof, the costs and expenses of the Lessor and the Owner Participant shall include the reasonable fees and expenses of their respective outside counsel), shall be absolute and unconditional, shall be separate and independent covenants and agreements, and shall continue unaffected unless and until the covenants have been terminated pursuant to an express provision of this Lease. The obligation to pay Rent and all amounts payable by the Lessee under this Lease or the Participation Agreement shall be absolute and unconditional and (except as otherwise expressly provided with respect to Supplemental Rent) shall be paid without notice or demand and such obligation shall not be affected by any circumstance, including, without limitation:

         (i) any set-off, counterclaim, recoupment, defense or other right which the Lessee may have against the Lessor, the Owner Participant, any Holder, the Indenture Trustee or anyone else for any reason (including, without limitation, any breach by the Lessor or the Owner Participant or the Indenture Trustee or any Holder of their respective representations, warranties, agreements or covenants contained in any of the Operative Agreements);

         (ii) any defect in the title, airworthiness, registration, eligibility for registration under the Transportation Code (and the regulations thereunder) or under any of the laws or regulations of any other country of registry of the Aircraft, condition, design, operation, merchantability or fitness for use of, suitability for a particular purpose of, or any damage to or loss or destruction of, the Aircraft or any portion thereof, or any interruption or cessation in the use or possession of the Aircraft by the Lessee or any sublessee for any reason including, without limitation, by reason of governmental action or any doctrine of force majeure or impossibility of performance;

         (iii) any insolvency, bankruptcy, reorganization or similar case or proceedings by or against the Lessor, the Lessee, the Indenture Trustee or the Owner Participant or any other Person;

         (iv) any Liens, encumbrances or rights of any other Person with respect to the Aircraft, the invalidity or unenforceability or lack of due authorization or other infirmity of this Lease or any other Operative Agreement or document or instrument executed pursuant hereto or thereto, or any lack of right, power or authority of the Lessor or the Lessee or any sublessee or any other party to any other Operative Agreement to enter into this Lease or any other Operative Agreement or any such document or instrument; or

         (v) any other circumstance, happening or event whatsoever, whether or not unforeseen, or similar to any of the foregoing.

         (b) To the extent permitted by applicable law, the Lessee waives any and all rights which it may now have or which at any time it may have conferred upon it, by statute or otherwise, to suspend performance under, terminate, cancel, quit, rescind or surrender this Lease, the Airframe, or any Engine or part thereof, other than in accordance with the terms hereof.

         (c) Each payment of Rent made by the Lessee shall be final as to the Lessor and the Lessee, and the Lessee will not seek to return nor to recover, abate, suspend, defer or reduce all or any part of any such payment of Rent from the Lessor or from the Indenture Trustee for any reason.


                                  ARTICLE 21

                               SUCCESSOR LESSOR

         Section 21.01. Successor Lessor. The Lessee agrees that in the case of the appointment of any successor trustee for the Lessor pursuant to the terms of the Participation Agreement, such successor trustee shall, upon written notice by such successor to the Lessee, succeed to all the rights, powers and title of the Lessor under this Lease and shall be deemed to be the Lessor and the owner of the Aircraft for all purposes of this Lease without the necessity of any consent or approval by the Lessee and without in any way altering the terms of this Lease or the Lessee's obligations. One such appointment and designation of a successor trustee shall not exhaust the right to appoint and designate a further successor trustee pursuant to the Participation Agreement, but such right may be exercised repeatedly so long as this Lease shall be in effect.


                                  ARTICLE 22

                       SECURITY FOR LESSOR'S OBLIGATIONS

         Section 22.01. Security for Lessor's Obligations to Holders. In order to secure the indebtedness evidenced by the Certificates, the Indenture provides among other things, for the assignment by the Lessor to the Indenture Trustee of this Lease and the Lease Supplement and for the creation of a first mortgage and security interest in favor of the Indenture Trustee on the Aircraft. The Lessee consents to and acknowledges such assignment (subject to the reservations and conditions therein set forth) and the receipt of a copy of the Indenture.

         Section 22.02.  [Reserved].

         Section 22.03. Consent of Lessee to Assignment of Lease as Security. The Lessee hereby acknowledges and consents to the Indenture Trustee's rights pursuant to the terms of the Indenture to receive payments (other than Excepted Payments not constituting Basic Rent) due under this Lease, to transfer or assign title to the Aircraft subject to this Lease, to make (jointly with the Lessor where provided in the Indenture) all waivers and agreements except as otherwise provided in the Indenture (including Section
8.01 thereof), to give all notices, consents and releases and to take all action upon the happening of a Default or Event of Default under this Lease (except as otherwise specifically provided in the Indenture, including Section
8.01 thereof), or to do any and all other things whatsoever which the Lessor is or may become entitled to do under this Lease (except as otherwise provided in the Indenture, including Section 8.01 thereof); all or any of which rights, obligations, benefits and interests may, pursuant to the terms of the Indenture, be reassigned or retransferred by the Indenture Trustee at any time and from time to time (except as otherwise provided in the Indenture); provided, however, that the Lessor, except to the extent, and for such time as, it is unable to do so by virtue of the Indenture, shall remain liable for the performance of all the terms, conditions, covenants and provisions for which it is obligated under this Lease notwithstanding such assignment.


                                  ARTICLE 23

                                SECURITY FUNDS

         Section 23.01. Investment of Security Funds. (a) Any amounts otherwise payable to the Lessee in accordance with the terms hereof shall instead be held by the Lessor as security for, and may be applied by the Lessor against, the obligations of the Lessee under this Lease during such time as there shall have occurred and be continuing a Payment Default, Bankruptcy Default or Event of Default, and, at such times as there shall not be continuing a Payment Default, Bankruptcy Default or Event of Default, such amounts, net of any amounts which have been applied by the Lessor against the Lessee's obligations hereunder, shall be paid to the Lessee as provided in this Lease. Any amounts which are held by the Lessor pending payment to the Lessee shall, until paid to the Lessee or applied against the Lessee's obligations hereunder, be invested by the Lessor, as directed from time to time, in writing (and in the absence of a written direction by the Lessee, the Lessor shall invest such monies in direct obligations of the United States of America), by the Lessee and at the expense and risk of the Lessee, in the following securities (which in the case of securities referred to in subparagraphs (i) through (iv) of this Section 23.01(a) hereof shall mature within ninety (90) days of the date of purchase):

         (i) direct obligations of the United States of America; or

         (ii) obligations fully guaranteed by the United States of America; or

         (iii) certificates of deposit issued by, or bankers' acceptances of, or time deposits or a deposit account with, any bank, trust company or national banking association incorporated or doing business under the laws of the United States of America or one of its States (which may include the Owner Trustee or the Indenture Trustee in their respective individual capacities or any Affiliate thereof), having a combined capital and surplus of at least $500,000,000 and having a rating of "A" or better from Moody's or S&P; or

         (iv) commercial paper rated A-1/P-1 by S&P or Moody's, respectively (or if neither such organization shall rate such commercial paper at any time, a rating by any nationally recognized statistical rating organization in the United States of America equal to the highest rating assigned by such rating organization) (which may include commercial paper issued by the Owner Trustee or the Indenture Trustee in their respective individual capacities or any Affiliate thereof).

         (b) At any time any invested funds are distributed to the Lessee, there shall be promptly remitted to the Lessee any gain (including interest received) realized as the result of any investment pursuant to Section 23.01(a) hereof (net of any fees, commissions and other costs, Taxes and expenses, if any, incurred by the Lessor or the Owner Participant in connection with such investment), unless a Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing in which case such funds shall be applied in the same manner as the principal so invested. The Lessee shall be responsible for and will promptly pay to the Indenture Trustee or the Lessor, as the case may be, on demand, the amount of any loss realized as the result of any such investment (together with any fees, commissions and other costs, Taxes and expenses, if any, incurred by the Indenture Trustee or the Lessor or the Owner Participant in connection with such investment), such amount to be disposed of in accordance with the terms of the Indenture or the Lease, as the case may be.


                                  ARTICLE 24

                             CONCERNING THE LESSOR

         Section 24.01. Lessor's Entry Into Lease. Except as expressly provided herein, the Lessor and the Lessee agree that this Lease is executed by SSB not individually but solely as Owner Trustee under the Trust Agreement in the exercise of the power and authority conferred and vested in it as such Owner Trustee, that each and all of the representations, undertakings and agreements by the Lessor herein are for the purpose and with the intention of binding only the Lessor's Estate, and that in no case whatsoever shall SSB be personally liable for any loss in respect of such representations, undertakings and agreements, that actions to be taken by the Lessor pursuant to its obligations hereunder may, in certain instances, be taken by the Lessor only upon specific authority of the Owner Participant and the Indenture Trustee, that nothing herein contained shall be construed as creating any liability on SSB, individually or personally, to perform any covenant, either express or implied, herein, all such liability, if any, being expressly waived by the Lessee and by each and every Person now or hereafter claiming by, through or under the Lessee except with respect to the gross negligence or willful misconduct of SSB, and that so far as SSB, individually or personally is concerned, the Lessee and any Person claiming by, through or under the Lessee shall look solely to the Lessor's Estate for the performance by the Lessor of any of its obligations under this Lease; provided, that nothing in this Section 24.01 shall be construed to limit in scope or substance those representations and warranties of SSB in its individual capacity set forth in the Participation Agreement and the Trust Agreement. The term "Lessor" as used in this Lease shall include any trustee succeeding SSB as Owner Trustee under the Trust Agreement. Any obligation of the Lessor hereunder may be performed by the Owner Participant, and any such performance shall not be construed as revocation of the trust created by the Trust Agreement. Nothing contained in this Lease shall restrict the operation of the provisions of the Trust Agreement with respect to its revocation of the resignation or removal of the Owner Trustee hereunder.


                                  ARTICLE 25

                                    NOTICES

         Section 25.01. Notices. All notices, demands, declarations and other communications required by this Lease shall be in writing and shall be deemed received (a) if given by telecopier, when transmitted and the appropriate telephonic confirmation received if transmitted on a Business Day and during normal business hours of the recipient, and otherwise on the next Business Day following transmission, (b) if given by certified mail, return receipt requested, postage prepaid, five Business Days after being deposited in the United States mail and (c) if given by FedEx service (or, if a Default or Event of Default shall have occurred and be continuing, by other comparable courier service), when received or personally delivered, addressed:

         (a) If to the Lessee, to its office at 2005 Corporate Avenue, Memphis, Tennessee 38132, Attention: Senior Vice President and Chief Financial Officer with a copy to Senior Vice President and General Counsel; telephone (901) 395-3388, facsimile (901) 395-4758; or at such other address as the Lessee shall from time to time designate in writing to the Lessor, the Indenture Trustee and the Owner Participant;

         (b) If to the Lessor or Owner Trustee, to it c/o State Street Bank and Trust Company, Two International Place, 4th Floor, Boston, Massachusetts 02110, Attention: Corporate Trust Department; telephone
   (617) 664-5526, facsimile (617) 664-5371; or to such other address as the Lessor shall from time to time designate in writing to the Lessee and the Indenture Trustee, with a copy to Owner Participant at the Owner Participant's address as provided in subsection (c) below;

         (c) If to the Owner Participant, in accordance with the Participation Agreement; and

         (d) If to the Indenture Trustee, to its office at 79 South Main Street, Salt Lake City, Utah 84111, Attention: Corporate Trust Department, telephone (801) 246-5630, facsimile (801) 246-5053; or to such other address as the Indenture Trustee shall from time to time designate in writing to the Lessor, the Lessee and the Owner Participant.


                                  ARTICLE 26

                                  MISCELLANEOUS

         Section 26.01. Section Heading and Captions. All article and section headings and captions used in this Lease are purely for convenience and shall not affect the interpretation of this Lease.

         Section 26.02. References. Any reference to a specific article or section number shall be interpreted as a reference to that article or section of this Lease unless otherwise expressly provided.

         Section 26.03. APPLICABLE LAW. THIS LEASE SHALL IN ALL RESPECTS BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE BUT WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS, AND IS BEING DELIVERED IN NEW YORK.

         Section 26.04. Severability. Any provision of this Lease which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         Section 26.05. No Oral Modification. The terms and provisions of this Lease may not be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. Any such change, waiver, discharge or termination is also subject to the provisions of Section
8.01 and Article XIII of the Indenture.

         Section 26.06. Agreement as Chattel Paper. To the extent that this Lease constitutes chattel paper (as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction), no security interest in this Lease may be created through the transfer or possession of any counterpart other than the original chattel-paper counterpart, which shall be the counterpart containing the receipt executed by the Indenture Trustee on its signature page.

         Section 26.07. Counterparts. This Lease may be executed in any number of counterparts, each of which shall be an original (except that only the counterpart bearing the receipt executed by the Indenture Trustee shall be the original for purposes of perfecting a security interest therein as chattel paper under the Uniform Commercial Code), but all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Lease by signing any such counterpart.

         Section 26.08. Public Release of Information. Provided no Event of Default shall have occurred and be continuing, each party shall in each instance obtain the prior written approval of each party concerning the exact text and timing of news releases, articles and other informational releases to the public media concerning this Lease.


                                  ARTICLE 27

                                  TRUE LEASE

         Section 27.01. Intent of the Parties. It is the intent of the parties to this Lease that for all purposes (including, without limitation, U.S. Federal income tax purposes) this Lease will be a true lease, and that this Lease conveys to the Lessee no right, title or interest in the Aircraft except as a lessee.

         Section 27.02. Section 1110 Compliance. Notwithstanding any provision herein or elsewhere contained to the contrary, it is understood and agreed among the parties hereto that the transactions contemplated by this Lease and the other Operative Agreements are expressly intended to be, shall be and should be construed so as to be, entitled to the full benefits of
Section 1110 of the Bankruptcy Code and any successor provision thereof.

         Section 27.03. Finance Lease. This Lease is a "finance lease" within the meaning of Section 2-A--103(g) of the Uniform Commercial Code.

         IN WITNESS WHEREOF, the Lessor and the Lessee have each caused this Lease to be duly executed as of the date first above written.


LESSOR:                    STATE STREET BANK AND TRUST COMPANY OF
                           CONNECTICUT, NATIONAL ASSOCIATION,
                           not in its individual capacity,
                           but solely as Owner Trustee


                           By: ______________________________________________
                                 Name:  Paul D. Allen
                                 Title: Vice President



LESSEE:                    FEDERAL EXPRESS CORPORATION


                           By: _______________________________________________
                                 Name:  Robert D. Henning
                                 Title: Assistant Treasurer and
                                        Managing Director - Structured Finance


         Receipt of this original counterpart of the Lease is hereby acknowledged on this __ day of May 1997.

Indenture Trustee:         FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                           not in its individual capacity,
                           but solely as Indenture Trustee


                           By: _____________________________________________
                                 Name:  Greg A. Hawley
                                 Title: Vice President

                                  SCHEDULE I

                                  DEFINITIONS
                (FEDERAL EXPRESS CORPORATION TRUST NO. N674FE)


GENERAL PROVISIONS

         The following terms shall have the following meanings for all purposes of the Operative Agreements (other than the Pass Through Agreement, the Series Supplements, the Intercreditor Agreement and the Liquidity Facilities) referred to below, unless otherwise defined in an Operative Agreement or the context thereof shall otherwise require. In the case of any conflict between the provisions of this Schedule and the provisions of any Operative Agreement, the provisions of such Operative Agreement shall control the construction of such Operative Agreement.

         Unless the context otherwise requires, (i) references to agreements shall be deemed to mean and include such agreements as amended and supplemented from time to time, and (ii) references to parties to agreements shall be deemed to include the successors and permitted assigns of such parties.

DEFINED TERMS:

         Additional Insured.  As defined in Article 13 of the Lease.

         Aeronautics Authority. As appropriate, the Federal Aviation Administration and/or the Administrator of the Federal Aviation Administration, any successor to the former United States Civil Aeronautics Board, or any Person, governmental department, bureau, commission or agency located in the United States succeeding to the functions of any of the foregoing.

         Affidavits. The affidavits of citizenship of the Owner Trustee and the Owner Participant.

         Affiliate. With respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this definition, "control" (including "controlled by" and "under common control with") shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities or by contract or otherwise. In no event shall the Owner Trustee or the Lessor be deemed an Affiliate of the Owner Participant.

         After-Tax Basis. A basis such that any payment to be received by a Person shall be supplemented by a further payment to such Person so that the sum of the two payments, after deduction of all Taxes resulting from the receipt or accrual of such payments, shall be equal to the payment to be received. In the case of amounts payable to the Lessor, the Owner Participant, or any corporate Affiliate of the Owner Participant, it shall be presumed that such Person is at all times subject to Federal income tax at the maximum marginal rate generally applicable to corporations from time to time and actual state, local and foreign income taxes.

         Air Carrier. Any U.S. Air Carrier and any "foreign air carrier" (as defined in the Transportation Code) as to which there is in force a permit granted under Section 41302 of the Transportation Code.

         Airbus Guaranty. The Guaranty to be dated the Delivery Date executed by the Manufacturer and guaranteeing AVSA's Warranty Bill of Sale.

         Aircraft. The Airframe to be sold by AVSA to the Owner Trustee as provided in the Participation Agreement and to be leased under the Lease (or any permitted substitute airframe thereunder) together with two Engines (whether either is an initial Engine or a Replacement Engine) whether or not any of such initial or Replacement Engines may from time to time be installed on such Airframe or may be installed on any other airframe or on any other aircraft, including any aircraft substituted pursuant to Section 11.03 of the Lease. Prior to delivery of the initial Lease Supplement, references in the Operative Agreements (including Section 3.05 of the Participation Agreement) to Aircraft shall mean the Airbus A300F4-605R airframe bearing FAA Registration Number N674FE and Manufacturer's serial number 781, together with two General Electric CF6-80C2-A5F engines.

         Airframe. The Airbus A300F4-605R aircraft (excluding the Engines or engines from time to time installed thereon) to be leased by the Lessor to the Lessee pursuant to the Lease and the initial Lease Supplement and having the United States FAA Registration Number initially and manufacturer's serial number specified in the initial Lease Supplement, including (i) all Parts in respect thereof and (ii) any Replacement Airframe which may be substituted pursuant to Section 11.03 of the Lease.

         Ancillary Agreement. Any written agreement of the Lessee to which the Lessor is a party or to which the Lessor has consented in writing entered into on or prior to the Delivery Date or any date thereafter in connection with the transactions contemplated by the Operative Agreements, as such agreement may be amended and supplemented from time to time with the consent of the Lessor and delivered to the Owner Trustee, the Indenture Trustee, the Pass Through Trustee, the Subordination Agent, each Liquidity Provider and the Owner Participant.

         Ancillary Agreement I. The Ancillary Agreement I (Federal Express Corporation Trust No. N674FE), dated the Certificate Closing Date, among the Lessee, the Owner Trustee, not in its individual capacity, but solely as Owner Trustee, the Owner Participant and the Indenture Trustee not in its individual capacity, but solely as Indenture Trustee, as originally executed or as amended, modified or supplemented with the consent of all the parties thereto.

         Ancillary Agreement II. The Ancillary Agreement II (Federal Express Corporation Trust No. N674FE), dated the Certificate Closing Date, among the Lessee, the Owner Trustee, not in its individual capacity, but solely as Owner Trustee, the Owner Participant and the Indenture Trustee not in its individual capacity, but solely as Indenture Trustee, as originally executed or as amended, modified or supplemented with the consent of all the parties thereto.

         Application. The application for registration of the Aircraft with the FAA in the name of the Owner Trustee.

         Appraisal. The report prepared by BK Associates, Inc. and to be delivered to the Owner Participant (with an abbreviated report to the Lessee) on the Delivery Date pursuant to Section 4.02(h) of the Participation Agreement.

         Assignment and Assumption Agreement. Any agreement delivered in compliance with Section 7.03(d) of the Participation Agreement.

         Average Life Date. For any Certificate, the date which follows the prepayment date by a period equal to the Remaining Weighted Average Life of such Certificate.

         AVSA. AVSA S.A.R.L., a societe a responsabilite limitee, organized and existing under the laws of France.

         AVSA Consent and Agreement. The Consent and Agreement dated as of May 1, 1997, executed by AVSA.

         AVSA's FAA Bill of Sale. The bill of sale for the Airframe on AC Form 8050-2, or such other form as may be approved by the Aeronautics Authority, executed by AVSA in favor of the Owner Trustee and to be dated the Delivery Date.

         AVSA's Warranty Bill of Sale. The full warranty bill of sale covering the Aircraft (and specifically referring to each Engine) executed by AVSA as owner of the Aircraft in favor of the Owner Trustee and to be dated the Delivery Date.

         Bankruptcy Code. The Federal Bankruptcy Code of 1978, as amended, and any successor thereto.

         Bankruptcy Default.  An event specified in Section 16.01(e), (f) or
(g) of the Lease which either does or, with the giving of notice or lapse of time or both, would constitute an Event of Default.

         Basic Rent. The aggregate periodic rent payable for the Aircraft throughout the Basic Term pursuant to Section 3.02 of the Lease, adjusted pursuant to Article 3 of the Lease.

         Basic Term. The period commencing at the beginning of the day on the Delivery Date and ending at the end of the day on December 23, 2020, or such earlier date on which the Lease shall be terminated as provided therein.

         Beneficial Interest. The interest of the Owner Participant under the Trust Agreement.

         Business Day. Any day on which commercial banks are not authorized or required to close in New York, New York, Memphis, Tennessee and the city in the United States in which the office or agency is maintained by the Pass Through Trustee for the payment of the Pass Through Certificates, and after the Lien of the Indenture is discharged, Boston, Massachusetts.

         Certificate Closing Date. The date of the closing with respect to the purchase of Certificates by the Pass Through Trustee contemplated by Section 2.01(b) of the Participation Agreement.

         Certificates. The Equipment Trust Certificates (Federal Express Corporation Trust No. N674FE), issued by the Owner Trustee pursuant to the Indenture and any certificate issued in exchange therefor or replacement thereof pursuant to the Indenture.

         Change in Tax Law. Any change to the Code or the Treasury regulations promulgated thereunder or the publication of any revenue ruling, revenue procedure or any informational release by the Internal Revenue Service or the Department of Treasury either of which would change or would allow a change in the tax assumptions or structure upon which the lease economics were based, provided that the Owner Participant or the Lessee has notified the other party of such change in writing prior to the Delivery Date.

         Change in Tax Rate. Any amendment, modification, deletion, addition, or change to the Code which is enacted into law after the Delivery Date which changes the highest marginal statutory rate of Federal income tax applicable to the Owner Participant (other than a change which is in the nature of a minimum tax).

         Citizen of the United States. A citizen of the United States as defined in Section 40102(a)(15) of the Transportation Code, or any analogous part of any successor or substituted legislation or regulation at the time in effect.

         Class A Liquidity Provider.  Has the meaning specified in Section
1.01 of the Intercreditor Agreement.

         Class B Liquidity Provider.  Has the meaning specified in Section
1.01 of the Intercreditor Agreement.

         Closings. The closing with respect to the acquisition of the Pass Through Certificates by the Underwriters and the closing with respect to the acquisition of Certificates by the Pass Through Trustee.

         Code. Except as otherwise provided, the Internal Revenue Code of 1986, as amended from time to time.

         Collateral Account. The deposit account established and maintained pursuant to Section 2.13 of the Indenture.

         Collateral Account Control Agreement. The Collateral Account Control Agreement dated as of May 1, 1997 among State Street Bank and Trust Company, the Indenture Trustee and the Owner Trustee.

         Commitment. The amount of the Owner Participant's participation in the Purchase Price required to be made available or paid as provided in
Section 3.02 of the Participation Agreement.

         Consent and Agreement. The Consent and Agreement dated as of May 1, 1997 executed by the Manufacturer.

         Consent and Guaranty. The Consent and Guaranty of the Manufacturer attached to the Purchase Agreement.

         Corporate Trust Administration. The Corporate Trust Administration office of the Owner Trustee located at 750 Main Street, Hartford, Connecticut 06103, Attention: Corporation Trust Administration, or such other office at which the Owner Trustee's corporate trust business shall be administered which the Owner Trustee shall have specified by notice in writing to the Lessee, the Owner Participant and the Indenture Trustee.

         Corporate Trust Department. The Corporate Trust Department office of the Indenture Trustee located at 79 South Main Street, Salt Lake City, Utah 84111, Attention: Corporate Trust Department, or such other office at which the Indenture Trustee's corporate trust business shall be administered which the Indenture Trustee shall have specified by notice in writing to the Lessee, the Owner Participant and the Owner Trustee.

         CRAF Program. Has the meaning specified in Section 7.01(f) of the Lease.

         Cut-Off Date.  December 22, 1997.

         Debt Portion. The amount specified as such on Schedule IV to the Participation Agreement.

         Debt Rate. The weighted average (based on Outstanding principal amount) rate of interest on the Certificates issued pursuant to the Indenture.

         Default. Any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Event of Default.

         Delivery Date. The date on which the Aircraft is delivered and sold by AVSA to the Lessor and leased by the Lessor to the Lessee under the Lease, which date shall also be the date of the initial Lease Supplement.

         Delivery Notice. Notice of the Aircraft's Delivery Date, given by the Lessee as provided in Section 3.01 of the Participation Agreement and including any notice with respect to a postponed Delivery Date given by the Lessee pursuant to Section 3.05(c) of the Participation Agreement.

         Eligible Deposit Account. Either (a) a segregated account with an Eligible Institution or (b) a segregated trust account with the corporate trust department of a depository institution with corporate trust powers organized under the laws of the United States or any state thereof, or the District of Columbia, and whose deposits are insured by the Federal Deposit Insurance Corporation, provided that such institution also has a combined capital and surplus of at least $100,000,000 and a rating of A or better from the Thomson Bank Watch.

         Eligible Institution. A depository institution organized under the laws of the United States or any one of the states thereof, or the District of Columbia, or any domestic branch of a foreign bank, which in any such case at all times (a) has either (x) a long-term unsecured debt rating of at least Aa2 by Moody's or (y) a short-term certificate of deposit rating of P-1 by Moody's, (b) has either (x) a long-term unsecured debt rating of a least AA by S&P or (y) a short-term certificate of deposit rating of A-1+ by S&P and (c) is a member of the Federal Deposit Insurance Corporation.

         Engine. Each of the two General Electric CF6-80C2-A5F engines listed by its manufacturer's serial number in the initial Lease Supplement and leased pursuant to the Lease, whether or not from time to time installed on the Airframe or installed on any other airframe or on any other aircraft, and any Replacement Engine which may from time to time be substituted for an Engine pursuant to Section 7.02(a)(vii), 10.02(c), 10.03, 11.03, 11.04 or 12.02 of
the Lease, together with all Parts related thereto. Except as otherwise provided, at such time as a Replacement Engine shall be so substituted and the Engine for which the substitution is made shall be released from the Lien of the Indenture, such replaced Engine shall cease to be an "Engine" under the Lease. The term "Engines" means, as of any date of determination, both Engines then leased to the Lessee pursuant to the Lease.

         Engine Consent. The Engine Consent dated as of May 1, 1997, executed by the Engine Manufacturer.

         Engine Manufacturer. General Electric Company, a New York corporation.

         Engine Warranty Assignment. The Engine Warranty Assignment (Federal Express Corporation Trust No. N674FE), dated as of May 1, 1997 between the Lessor and the Lessee.

         ERISA. The Employee Retirement Income Security Act of 1974, as amended.

         ERISA Plan. As defined in Section 8.01(b)(xii) of the Participation Agreement.

         Estimated Expense Amount. Has the meaning specified in Section 10.01(a) of the Participation Agreement.

         Event of Default. Each of the events specified in Article 16 of the Lease.

         Event of Loss. Any of the following events with respect to the Aircraft, the Airframe or any Engine: (i) loss of such property or its use (A) for a period in excess of 60 days due to theft or disappearance or such longer period, not to exceed 180 days from the end of such initial 60-day period, if and so long as the location of such property is known to the Lessee and the Lessee is diligently pursuing recovery of such property, or to the end of the Term, if less (unless such theft or disappearance constitutes an Event of Loss pursuant to (i)(B) or (ii) hereof) or (B) for a period in excess of 60 days due to the destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use by Lessee for any reason whatsoever;
(ii) any damage to such property which results in an insurance settlement with respect to such property on the basis of a total loss, or constructive or compromised total loss; (iii) (1) condemnation, confiscation or seizure of, or requisition of title to such property by the Government, any foreign government or purported government or any agency or instrumentality thereof, or (2) condemnation, confiscation, or seizure of, or requisition or taking of, use of such property (A) by a foreign government or instrumentality or agency of any such foreign government, for a period in excess of 180 days (or such shorter period ending on the earlier of the expiration of the Term or on the date on which an insurance settlement with respect to such property on the basis of a total loss or constructive or compromised total loss shall occur) or (B) by the Government for a period extending beyond the Term; and (iv) as a result of any law, rule, regulation, order or other action by the Aeronautics Authority or other governmental body having jurisdiction, the use of the Aircraft or Airframe in the normal course of air transportation of cargo shall have been prohibited by virtue of a condition affecting all Airbus A300-600 series aircraft equipped with engines of the same make and model as the Engines for a period of twelve (12) consecutive months, unless the Lessee, prior to the expiration of such twelve (12) month period, shall be diligently carrying forward all steps which are necessary or desirable to permit the normal use of the Aircraft or Airframe or, in any event, if such use of the Aircraft or the Airframe shall have been prohibited for a period of twenty-four (24) consecutive months or until the end of the Term, if earlier. The date of such Event of Loss shall be (s) the 61st day or the 241st day, as the case may be, following loss of such property or its use due to theft or disappearance (or the end of the Term or the Lessee's abandonment of diligent efforts to recover such property, if earlier); (t) the 61st day following the date of any destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use; (u) the date of any insurance settlement on the basis of a total loss or constructive or compromised total loss; (v) the date of any condemnation, confiscation, seizure or requisition of title of such property; (w) the 181st day following condemnation, confiscation, seizure or requisition for use of such property by a foreign government referred to in clause (iii)(2)(A) above (or the end of the Term or the date of any insurance settlement described therein, if earlier than such 181st day); (x) the last day of the Term in the case of requisition for use of such property by the Government; (y) the last day of the 12 month or 24 month period, referred to in clause (iv) above (or if earlier, the end of the Term or abandonment of the Lessee's efforts to restore the normal use of the Aircraft). An Event of Loss with respect to the Aircraft shall be deemed to have occurred if any Event of Loss occurs with respect to the Airframe.

         Excepted Payments. Collectively, (i) indemnity, expense, reimbursement or other payments paid or payable by the Lessee in respect of the Owner Participant, the Owner Trustee in its individual capacity or any of their respective successors, permitted assigns, directors, officers, employees, servants and agents or Affiliates, pursuant to the Participation Agreement or any other Operative Agreement or any indemnity hereafter granted to the Owner Participant or the Owner Trustee in its individual capacity pursuant to the Lease or the Participation Agreement, (ii) proceeds of public liability insurance (or government indemnities in lieu thereof) in respect of the Aircraft payable as a result of insurance claims paid for the benefit of, or losses suffered by, the Owner Trustee or the Indenture Trustee in their respective individual capacities or by the Owner Participant, or their respective successors, permitted assigns or Affiliates, (iii) proceeds of insurance maintained with respect to the Aircraft by the Owner Participant (whether directly or through the Owner Trustee) maintained in accordance with
Section 13.05 of the Lease but not required under Article 13 of the Lease,
(iv) payments of Supplemental Rent by the Lessee in respect of any amounts payable under the Tax Indemnity Agreement, (v) any purchase price paid to the Owner Participant for its interest in the Trust Estate pursuant to Section 7.03(d) of the Participation Agreement, (vi) subject to Section 3.05 of the Lease, payments constituting increases in Basic Rent attributable to payments arising pursuant to Section 5 of the Tax Indemnity Agreement, (vii) any payments in respect of interest to the extent attributable to payments referred to in clauses (i) through (vi) above and (viii) any right to demand, collect or otherwise receive and enforce the payment of any amount described in clauses (i) through (v) and (vii) above (except with respect to interest attributable to payments referred to in clause (vi) above).

         Expense; Expenses. Have the meaning specified in Section 9.01(a) of the Participation Agreement.

         Fair Market Renewal Term. A term with respect to which the Lessee has exercised its option to renew the Lease pursuant to the second paragraph of
Section 4.01(a) thereof and with respect to which the conditions set forth in such Section 4.01(a) are met.

         Fair Market Rental. An amount determined on the basis of, and equal in amount to, the rental which would be obtained in an arm's-length transaction between an informed and willing lessee and an informed and willing lessor unaffiliated with such lessee, neither being under any compulsion to lease. In such determination, it shall be assumed that the Aircraft is in the condition required under the Lease in the case of return of the Aircraft pursuant to Article 12 of the Lease and Fair Market Rental shall be determined in accordance with the provisions of Section 4.03 of the Lease.

         Fair Market Value. An amount determined on the basis of, and equal in amount to, the value which would be obtained in an arm's-length transaction between an informed and willing purchaser under no compulsion to buy and an informed and willing seller unaffiliated with such purchaser and under no compulsion to sell, assuming the Aircraft (or other property) is unencumbered by the Lease. In such determination, except for purposes of Section 17.01 of the Lease (when it shall be determined based upon the actual condition and location of the Aircraft), it shall be assumed that the Aircraft is in the condition required under the Lease in the case of return of the Aircraft pursuant to Article 12 of the Lease and Fair Market Value shall be determined in accordance with the provisions of Section 4.03 of the Lease.

         Federal Aviation Administration; FAA. The United States Federal Aviation Administration and any successor agency or agencies thereto.

         Final Drawing. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Fixed Renewal Rent. Semi-annual payments of rent during the Fixed Renewal Term equal to the lesser of (i) Fair Market Rental as determined as of the commencement of such Fixed Renewal Term and (ii) 50% of the average actual semi-annual Basic Rent payable during the Basic Term.

         Fixed Renewal Term. The term with respect to which the Lessee has exercised its option to renew the Lease pursuant to the first paragraph of
Section 4.01(a) thereof and with respect to which the conditions set forth in such Section 4.01(a) are met.

         FPO Price. Has the meaning set forth in Section 4.02(a)(F) of the Lease.

         French Pledge Agreement. The French Pledge Agreement dated as of May 1, 1997 between the Owner Trustee and the Indenture Trustee.

         FSB. First Security Bank, National Association, a national banking association.

         Government. The United States of America or an agency or instrumentality thereof the obligations of which bear the full faith and credit of the United States of America.

         GTA. The General Terms Agreement dated as of July 3, 1991 between the Engine Manufacturer and the Lessee related to the purchase by the Lessee of the Engines as originally executed or as modified, amended or supplemented in accordance with the terms thereof, but only insofar as the General Terms Agreement relates to the Engines, to the extent assigned to the Owner Trustee pursuant to the Engine Warranty Assignment.

         Holder of a Certificate; Certificate Holder; Holder. As of any particular time, the Person in whose name a Certificate shall be registered (but not including the holder of any Pass Through Certificate).

         Indemnitee. Each of SSB, in its individual capacity and as Owner Trustee and Lessor, the Subordination Agent, in its individual capacity and in its capacity as Subordination Agent, each Liquidity Provider, the Owner Participant, the Indenture Trustee, in its individual capacity and as trustee, the Owner Participant Guarantor and any successor (including any trustee which may succeed to the Lessor's interest under the Lease), Affiliate, assign, officer, director, employee, agent and servant of any of the foregoing, the Lessor's Estate and the Trust Indenture Estate. Neither the Pass Through Trustee nor any holder of a Pass Through Certificate shall be deemed to be an Indemnitee.

         Indenture. The Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N674FE), dated as of May 1, 1997, between the Lessor and the Indenture Trustee, as supplemented by the Indenture and Security Agreement Supplement.

         Indenture and Security Agreement Supplement. The Indenture and Security Agreement Supplement No. 1 (Federal Express Corporation Trust No. N674FE) to be dated the Delivery Date, substantially in the form of Exhibit A to the Indenture.

         Indenture Default. Any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Indenture Event of Default.

         Indenture Documents. Has the meaning specified in the Granting Clause of the Indenture.

         Indenture Event of Default.  Each of the events specified in Section
7.01 of the Indenture.

         Indenture Trustee. First Security Bank, National Association, a national banking association, not in its individual capacity but solely as Indenture Trustee under the Indenture.

         Indenture Trustee's Liens. Any Lien against, on or with respect to the Aircraft, the Lessor's Estate or the Trust Indenture Estate or any part thereof resulting from (i) claims against the Indenture Trustee not related to the administration of the Trust Indenture Estate or any transactions pursuant to the Indenture or any document included in the Trust Indenture Estate, (ii) any act or omission of the Indenture Trustee which is not related to the transactions contemplated by the Operative Agreements or is in violation of any of the terms of the Operative Agreements or (iii) Taxes imposed against the Indenture Trustee in its individual capacity in respect of which the Lessee has not indemnified (and is not obligated to indemnify) the Indenture Trustee in such capacity.

         Independent Appraisal.  An appraisal conducted pursuant to Section
4.03 of the Lease.

         Independent Investment Banker. An independent investment banking institution of national standing appointed by the Lessee that is independent in fact, does not have any direct financial interests, or any material indirect financial interest, in the Lessee or any Affiliate of the Lessee, and is not connected with the Lessee or any Affiliate of the Lessee, as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, that if the Indenture Trustee shall not have received written notice of such an appointment at least 10 days prior to the Prepayment Date, "Independent Investment Banker" shall mean such an institution appointed by the Indenture Trustee.

         Intercreditor Agreement. The Intercreditor Agreement dated as of May 1, 1997, among the Pass Through Trustee, the Class A Liquidity Provider, the Class B Liquidity Provider and the Subordination Agent.

         Interest Drawing. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Invoice.  The invoice for the Aircraft given by AVSA to the Lessor.

         Lease. The Lease Agreement (Federal Express Corporation Trust No. N674FE) dated as of May 1, 1997, entered into by the Lessor and the Lessee concurrently with the execution and delivery of the Indenture, including, without limitation, supplementation by one or more Lease Supplements entered into pursuant to the applicable provisions of the Lease.

         Lease Supplement. The Lease Supplement No. 1 (Federal Express Corporation Trust No. N674FE) to be dated the Delivery Date, substantially in the form of Exhibit A to the Lease.

         Lease Term. The period commencing on the Delivery Date and ending at the end of the Basic Term.

         Lessee.  Federal Express Corporation, a Delaware corporation.

         Lessee Documents. Has the meaning set forth in Section 6.01(b) of the Participation Agreement.

         Lessor. State Street Bank and Trust Company of Connecticut, National Association, a national banking association, not in its individual capacity but solely as Owner Trustee under the Trust Agreement.

         Lessor's Estate. All estate, right, title and interest of the Owner Trustee in and to the Collateral Account, the Liquid Collateral, the Aircraft, the Lease, any Lease Supplement, the Participation Agreement, AVSA's FAA Bill of Sale, AVSA's Warranty Bill of Sale, the Airbus Guaranty, the Purchase Agreement, the Purchase Agreement Assignment, the Consent and Agreement, the AVSA Consent and Agreement, the Consent and Guaranty (to the extent assigned by the Purchase Agreement Assignment), any Ancillary Agreement, the GTA, the Engine Warranty Assignment, the Engine Consent, any warranty with respect to the Airframe and the Engines, all amounts of Basic Rent and Supplemental Rent, including without limitation, insurance proceeds (other than insurance proceeds payable to or for the benefit of the Owner Trustee in its individual capacity or the Owner Participant) and requisition, indemnity or other payments of any kind for or with respect to the Aircraft (except amounts owing to the Owner Participant, to the Indenture Trustee, to the Owner Trustee in its individual capacity, or to any of their respective directors, officers, employees and agents pursuant to Articles 8 and 9 of the Participation Agreement), and all other property of the Owner Trustee purportedly subjected to the Lien of the Indenture by the Granting Clause thereof; provided that in no event shall "Lessor's Estate" include any Excepted Payment.

         Lessor's Liens. Liens against, on or with respect to the Aircraft, the Lessor's Estate or the Trust Indenture Estate or any part thereof, title thereto or any interest therein arising as a result of (i) claims against the Lessor, in its individual capacity or as Owner Trustee, or the Owner Participant, in each case not related to the transactions contemplated by the Operative Agreements, (ii) acts or omissions of the Lessor in its individual capacity or as Owner Trustee, and, in the case of the Lessor in its individual capacity, arising from its gross negligence or willful misconduct or expressly prohibited under the Operative Agreements and any act or omission of the Owner Participant which is in violation of any of the terms of the Operative Agreements, (iii) Taxes or Expenses imposed against the Lessor, in its individual capacity or as Owner Trustee, Owner Participant, Lessor's Estate or the trust created by the Trust Agreement which are not required to be indemnified against by the Lessee pursuant to the Participation Agreement by reason of Section 8.01(b) or 9.01(b) thereof and which are not required to be indemnified against by the Lessee pursuant to the Tax Indemnity Agreement, or
(iv) claims against the Lessor or the Owner Participant arising from the voluntary transfer by the Lessor or the Owner Participant of its interests in the Aircraft other than a transfer of the Aircraft pursuant to Section 4.02(a) or Article 10 or 11 of the Lease and other than a transfer pursuant to the exercise of the remedies set forth in Article 17 of the Lease.

         Lien. Any mortgage, pledge, lien, charge, encumbrance, lease or security interest or other similar interest.

         Liquid Collateral. All amounts and securities deposited from time to time in the Collateral Account and all the products, investments, earnings and proceeds of the foregoing, including, but not limited to, all proceeds of the investment or conversion thereof, voluntary or involuntary, into cash, Specified Investments or other property, all rights to payment of any and every kind, and other forms of obligations, and instruments and other property which at any time constitute all or part or are included in the proceeds of any of the foregoing.

         Liquidity Facility. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Liquidity Provider. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Losses. Has the meaning specified in Section 17.02(a) of the Participation Agreement.

         Loss Payee. Has the meaning specified in Section 13.02(b)(i) of the Lease.

         Majority in Interest of Certificate Holders. As of a particular date of determination, the Holders of more than 50% of the aggregate unpaid principal amount of all Certificates outstanding as of such date excluding for purposes of this definition any Certificates held by (i) the Owner Trustee or the Owner Participant or any interests of the Owner Participant unless all Certificates then outstanding shall be held by the Owner Participant, (ii) the Lessee or (iii) any Affiliate of any thereof.

         Make-Whole Premium. An amount determined as of the day before the applicable Prepayment Date (or date of purchase, as the case may be) which an Independent Investment Banker determines to be equal to the excess, if any, of
(i) the present value of the remaining scheduled payments of such principal amount or portion thereof and interest thereon (excluding interest accrued from the immediately preceding Payment Date to such Prepayment Date or date of purchase, as the case may be) to the Maturity of such Certificate in accordance with generally accepted financial practices assuming a 360-day year consisting of twelve 30-day months at a discount rate equal to the Treasury Yield, all as determined by the Independent Investment Banker over (ii) the outstanding principal amount of such Certificate plus accrued interest.

         Manufacturer. Airbus Industrie G.I.E., a groupement d'interet economique formed under the laws of France.

         Maturity. With respect to any Certificate, the date on which the final principal amount of such Certificate is scheduled to be due and payable.

         Moody's.  Moody's Investors Service, Inc.

         Net Present Value of Rents. The net present value, as of the Delivery Date, of Basic Rent set forth in Schedule II of the Lease, discounted at a rate equal to the Debt Rate per annum compounded semi-annually.

         Non-U.S. Person.  Any Person other than a U.S. Person.

         Obsolete Parts. Parts which are severable from the Aircraft in accordance with clauses (ii) and (iii) of the proviso to Section 9.02(b) of the Lease and the Lessee in good faith determines to be obsolete or no longer suitable or appropriate for use on the Airframe or any Engine.

         Officer's Certificate. When delivered pursuant to the Indenture, a certificate signed by a Responsible Officer of the Lessee or the Owner Trustee, as the case may be, and delivered to the Indenture Trustee. Each such certificate shall include the statements provided for in Section 15.07 of the Indenture.

         Operative Agreements. The Participation Agreement, the Trust Agreement, AVSA's FAA Bill of Sale, AVSA's Warranty Bill of Sale, the Airbus Guaranty, the Purchase Agreement, the Purchase Agreement Assignment, the GTA, the Engine Warranty Assignment, the French Pledge Agreement, the Lease, the Lease Supplement, the Owner Participant Guaranty, the Owner Trustee Guaranty, if any, any Ancillary Agreement entered into by or with the written consent of the Indenture Trustee, which by its terms is an Operative Agreement, the Certificates outstanding at the time of reference, the Indenture, the Indenture and Security Agreement Supplement, the Consent and Agreement, the AVSA Consent and Agreement, the Consent and Guaranty (to the extent assigned by the Purchase Agreement Assignment), the Engine Consent, the Tax Indemnity Agreement, each Liquidity Facility, the Intercreditor Agreement, the Collateral Account Control Agreement and any Assignment and Assumption Agreement.

         Opinion of Counsel. When delivered pursuant to the Indenture, a written opinion of legal counsel, who in the case of counsel (a) for the Lessee may be (i) an attorney employed by the Lessee who is generally empowered to deliver such written opinions, (ii) Davis Polk & Wardwell or a successor firm or (iii) other counsel designated by the Lessee and reasonably satisfactory to the Indenture Trustee and (b) for the Owner Trustee or the Indenture Trustee, an attorney selected by such Person and, in the case of the Owner Trustee, reasonably satisfactory to the Indenture Trustee.

         Outstanding. When used with respect to Certificates, as of the date of determination and subject to the provisions of Section 10.04 of the Indenture, all Certificates theretofore executed and delivered under the Indenture, with the exception of the following:

         (i) Certificates theretofore cancelled by the Indenture Trustee or delivered to the Indenture Trustee for cancellation pursuant to
         Section 2.08 of the Indenture or otherwise;

         (ii) Certificates for which prepayment money in the necessary amount has been theretofore deposited with the Indenture Trustee in trust for the Holders of such Certificates pursuant to Section 14.01 of the Indenture; provided, that if such Certificates are to be prepaid, notice of such prepayment has been duly given pursuant to the Indenture or provision therefor satisfactory to the Indenture Trustee has been made; and

         (iii) Certificates in exchange for or in lieu of which other Certificates have been executed and delivered pursuant to Article II of the Indenture.

         Owner Participant. The trustor originally named in the Trust Agreement and any successor thereto, and any Person to which the Owner Participant transfers, in accordance with the Trust Agreement, its right, title and interest in and to the Operative Agreements and the Lessor's Estate.

         Owner Participant Guarantor. Philip Morris Capital Corporation, a Delaware corporation, and any other provider of an Owner Participant Guaranty.

         Owner Participant Guaranty. The Owner Participant Guaranty dated the Certificate Closing Date by the Owner Participant Guarantor in favor of the Lessee, the Owner Trustee, the Indenture Trustee and the Pass Through Trustee, and any guaranty delivered in compliance with Section 7.03(d) of the Participation Agreement.

         Owner Trustee. SSB, not in its individual capacity except as otherwise expressly stated, but solely as Owner Trustee under the Trust Agreement.

         Owner Trustee Guarantor.  The provider of an Owner Trustee Guaranty.

         Owner Trustee Guaranty.  Any guaranty delivered in compliance with
Section 11.01(b)(ii) of the Participation Agreement.

         Owner's Economic Return. The Owner Participant's anticipated net after-tax book yield and aggregate after-tax cash during the Basic Term utilizing the multiple investment sinking fund method of analysis, computed on the basis of the same methodology and assumptions as were utilized by the Owner Participant in determining Basic Rent, Stipulated Loss Value and Termination Value percentages, as the case may be, as such assumptions may be adjusted for events which have been the basis of adjustments to Rent pursuant to Section 3.04 of the Lease.

         Participation Agreement. The Participation Agreement (Federal Express Corporation Trust No. N674FE), dated as of May 1, 1997, among the Lessee, the Owner Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as owner trustee, the Owner Participant, the Indenture Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as indenture trustee, the Pass Through Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as pass through trustee and the Subordination Agent not in its individual capacity except as otherwise expressly provided therein, but solely as subordination agent.

         Parts. All appliances, parts, components, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature (other than complete Engines or engines) which may from time to time be incorporated or installed in or attached to the Airframe or any Engine or title to which remains vested in the Lessor pursuant to Article 8 of the Lease.

         Pass Through Agreement. The Pass Through Trust Agreement dated as of May 1, 1997 between the Lessee and the Pass Through Trustee.

         Pass Through Certificates. Any of the Pass Through Certificates, 1997-1-A, the Pass Through Certificates, 1997-1-B or the Pass Through Certificates, 1997-1-C, in each case as issued by the related Pass Through Trust; and "Pass Through Certificates" means all of the Pass Through Certificates issued by each of the Pass Through Trusts.

         Pass Through Closing Date. The Business Day on which the sale of the Pass Through Certificates to the Underwriters pursuant to the Underwriting Agreement takes place.

         Pass Through Trust. The Federal Express Corporation 1997-1 Pass Through Trust Class A, Federal Express Corporation 1997-1 Pass Through Trust Class B and Federal Express Corporation 1997-1 Pass Through Trust Class C, in each case formed pursuant to the related Series Supplement in accordance with the Pass Through Agreement; and "Pass Through Trusts" means all of such Pass Through Trusts.

         Pass Through Trustee. First Security Bank, National Association, a national banking association, in its capacity as Pass Through Trustee under the Pass Through Agreement and each Pass Through Trust.

         Past Due Rate. In respect of (A) any amount payable to the Owner Participant or the Owner Trustee a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to 2% plus the Debt Rate and (B) any principal of or interest on any Certificate or any other amount payable under the Indenture, any Certificate or any other Operative Agreement that is not paid when due (whether at Maturity, by acceleration, by optional or mandatory prepayment or otherwise) to any Holder, the Indenture Trustee or the Pass Through Trustee, a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to (i) in the case of any such amount payable to the Holder of any Certificate, 2% plus the interest rate applicable to such Certificate and (ii) in the case of any other such amount, 2% plus the Debt Rate.

         Payment Date.  Each January 15 and July 15 commencing on July 15,
1997.

         Payment Default. Any event specified in Section 16.01(a) or 16.01(b) of the Lease which with the giving of notice or lapse of time or both would constitute an Event of Default.

         Permitted Investments. Those investments enumerated in Section 23.01(a) (i), (ii), (iii) and (iv) of the Lease.

         Person. Any individual, sole proprietorship, partnership, joint venture, joint stock company, trust, unincorporated organization, association, corporation, institution, entity or government (federal, state, local, foreign or any agency, instrumentality, division or body thereof).

         Preliminary Notice. Has the meaning specified in Section 4.01(a) of the Lease.

         Premium Termination Date. With respect to the Series A Certificates, December 27, 2011, with respect to the Series B Certificates, February 5, 2010 and with respect to the Series C Certificates, March 22, 2007.

         Prepayment Date. Has the meaning specified in Section 6.02(b) of the Indenture.

         Prepayment Price. Has the meaning specified in Section 6.02(b) of the Indenture.

         Principal Amount. With respect to a Certificate means the stated original principal amount of such Certificate and, with respect to all Certificates, means the aggregate stated original principal amounts of all Certificates.

         Property.   Any right or interest in or to property of any kind
whatsoever, whether real, personal or mixed and whether tangible or intangible.

         Proposed Termination Date. The proposed date of termination of the Lease as specified by the Lessee in its notice given pursuant to Section 10.01 thereof.

         Purchase Agreement. The Airbus A300-600R Freighter Purchase Agreement, dated as of July 3, 1991 between AVSA and the Lessee, including all exhibits, appendices and letter agreements attached thereto as originally executed or as modified, amended or supplemented in accordance with the terms thereof, but only to the extent that the foregoing relates to the Aircraft and to the extent assigned pursuant to the Purchase Agreement Assignment.

         Purchase Agreement Assignment. The Purchase Agreement Assignment (Federal Express Corporation Trust No. N674FE), dated as of May 1, 1997 between the Lessor and the Lessee.

         Purchase Price.  Has the meaning specified in Ancillary Agreement II.

         Record Date. With respect to Payment Dates under the Indenture (except a date for payment of defaulted interest), December 31 for January 15 Payment Dates and June 30 for July 15 Payment Dates, whether or not such date is a Business Day.

         Recourse Amount. Has the meaning specified in Section 17.10 of the Participation Agreement.

         Refinancing.  A non-recourse loan to the Lessor arranged pursuant to
Section 15.01 of the Participation Agreement.

         Register.  Has the meaning set forth in Section 3.02 of the Indenture.

         Registrar. Has the meaning set forth in Section 3.02 of the Indenture.

         Regulation D. Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

         Related Indentures. Collectively, the Trust Indenture and Security Agreement for each of Federal Express Corporation Trust Nos. N670FE, N671FE, N672FE, N673FE, N583FE and N584FE, each dated as of May 1, 1997, between the Owner Trustee and the Indenture Trustee, the Trust Indenture and Security Agreement for Federal Express Corporation Trust No. N581FE, dated as of May 1, 1997, between Wilmington Trust Company, as owner trustee and the Indenture Trustee, and the Trust Indenture and Security Agreement for Federal Express Corporation Trust No. N587FE, dated as of December 1, 1996, as amended and restated as of May 1, 1997, between Wilmington Trust Company, as owner trustee and the Indenture Trustee.

         Remaining Weighted Average Life. On a given date with respect to any Certificate the number of days equal to the quotient obtained by dividing (i) the sum of each of the products obtained by multiplying (a) the amount of each then remaining scheduled payment of principal of such Certificate by (b) the number of days from and including such prepayment date to but excluding the dates on which each such payment of principal is scheduled to be made; by (ii) the then outstanding principal amount of such Certificate.

         Renewal Rent. The amount payable by the Lessee as rent in accordance with Section 4.01 of the Lease during any Renewal Term.

         Renewal Term. One or more terms with respect to which the Lessee has exercised its option to renew the Lease pursuant to Section 4.01(a) thereof.

         Rent. All payments due from the Lessee under the Lease as Basic Rent, Renewal Rent and Supplemental Rent, collectively.

         Rent Payment Date. December 23, 2020 and each January 15 and July 15 commencing on January 15, 1998.

         Reoptimization Date. Has the meaning specified in Section 15.02(a) of the Participation Agreement.

         Replacement Aircraft. Any aircraft substituted for the Aircraft pursuant to Section 11.03(a) of the Lease.

         Replacement Airframe. Has the meaning set forth in Section 11.03 of the Lease.

         Replacement Engine. A General Electric CF6-80C2-A5F engine (or an engine of the same or another manufacturer) of equal or greater value, airworthiness, remaining useful life and utility as the Engine being replaced, together with all Parts relating to such engine; provided, however, that if such replacement engine is not a General Electric CF6-80C2-A5F engine, such replacement engine must then be commonly used in the commercial aviation industry on Airbus A300-600 airframes.

         Responsible Officer. With respect to the Owner Trustee (except for purposes of the Trust Agreement in which case the definition of Responsible Officer set forth in Section 3.10 of the Trust Agreement is applicable) or the Indenture Trustee, any officer in its Corporate Trust Administration, as the case may be, designated by such Person to perform obligations under the Operative Agreements, and with respect to any other party, any corporate officer or (except in the case of the Owner Participant) other employee of a party who, in the normal performance of his or her operational responsibilities, with respect to the subject matter of any covenant, agreement or obligation of such party pursuant to any Operative Agreement, would have responsibility for and knowledge of such matter and the requirements of any Operative Agreement with respect thereto.

         S&P.  Standard & Poor's Ratings Group.

         Scheduled Delivery Date. The Delivery Date specified in the Delivery Notice pursuant to Section 3.01 of the Participation Agreement.

         SEC. The Securities and Exchange Commission of the United States and any successor agencies or authorities.

         Secured Obligations. Has the meaning specified in the Granting Clause of the Indenture.

         Securities Act.  The Securities Act of 1933, as amended.

         Series "A" or "Series A Certificates". Certificates issued and designated as "Series A" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series A".

         Series "B" or "Series B Certificates". Certificates issued and designated as "Series B" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series B".

         Series "C" or "Series C Certificates". Certificates issued and designated as "Series C" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series C".

         Series Supplement or Series Supplements. The Series Supplement 1997-1-A to be executed and delivered by the Lessee and the Pass Through Trustee, the Series Supplement 1997-1-B to be executed and delivered by the Lessee and the Pass Through Trustee or the Series Supplement 1997-1-C to be executed and delivered by the Lessee and the Pass Through Trustee.

         Sinking Fund Redemption Date.  Has the meaning specified in Section
6.06 of the Indenture.

         Sinking Fund Redemption Price.  Has the meaning specified in Section
6.06 of the Indenture.

         Special Aviation Counsel.  Daugherty, Fowler & Peregrin.

         Specified Investments. Shall mean (a) direct obligations of the United States of America or obligations fully guaranteed by the United States of America; (b) commercial paper rated A-1/P-1 by S&P and Moody's, respectively or, if such ratings are unavailable, rated by any nationally recognized rating organization in the United States equal to the highest rating assigned by such rating organization; (c) investments in negotiable certificates of deposit, time deposits, banker's acceptances, commercial paper or other direct obligations of, or obligations guaranteed by, commercial banks organized under the laws of the United States or of any political subdivision thereof (or any U.S. branch of a foreign bank) with issuer ratings of at least B/C by Thomson Bankwatch, having maturities no later than 90 days following the date of such investment; (d) overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers; or
(e) overnight repurchase agreements with respect to the securities described in clause (a) above entered into with an office of a bank or trust company which is located in the United States of America or any bank or trust company which is organized under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $500 million.

         SSB. State Street Bank and Trust Company of Connecticut, National Association, a national banking association.

         Stipulated Loss Value. As of any Stipulated Loss Value Determination Date during the Basic Term, the amount determined by multiplying the Purchase Price by the percentage set forth in Schedule III of the Lease under the heading "Stipulated Loss Value Factor" opposite such date (as such Schedule III may be adjusted from time to time as provided in Section 3.04 of the Lease), and during any Renewal Term, the amount determined pursuant to Section 4.01(b) of the Lease. Notwithstanding any other provisions of the Lease or the Participation Agreement or the Indenture, each Stipulated Loss Value for the Aircraft shall be, under any circumstances and in any event, an amount, together with so much of the arrears portion of Basic Rent due and owing through the date of payment of Stipulated Loss Value as does not constitute an Excepted Payment, at least sufficient to pay in full as of such date of payment the aggregate unpaid principal amount of and accrued interest on the Certificates outstanding on such date of payment. Subject to the immediately preceding sentence, it is understood and agreed that the amounts set forth on
Schedule III of the Lease, for dates other than Rent Payment Dates on which arrears Basic Rent is due, fully reflect appropriate Basic Rent accruals and credits of unearned Basic Rent through such date and, accordingly, no further accrual or credit shall be required through such date whenever Stipulated Loss Value is to be calculated with reference to any such date; provided that if amounts in respect of Stipulated Loss Value are payable under the Operative Agreements after the Stipulated Loss Determination Date in respect of which such Stipulated Loss Value was determined, the Lessor shall be compensated during the period from the Stipulated Loss Determination Date to such payment date in accordance with the provisions of the Operative Agreements.

         Stipulated Loss Value Determination Date.  Each date set forth on
Schedule III of the Lease.

         Subordination Agent.   First Security Bank, National Association, a
national banking association, not in its individual capacity but solely as Subordination Agent.

         Supplemental Rent. (a) All amounts, liabilities and obligations which the Lessee assumes or agrees to perform or pay under the Lease or under the Participation Agreement or Tax Indemnity Agreement or any Ancillary Agreement or any other Operative Agreement to the Lessor, the Owner Participant, the Indenture Trustee, the Subordination Agent, any Liquidity Provider or others, including, without limitation, payments of Stipulated Loss Value, FPO Price and amounts calculated by reference to Termination Value, any amounts of Make-Whole Premium payable under the Indenture to the extent provided in Section 3.03 of the Lease, and all amounts required to be paid by Lessee under the agreements, covenants and indemnities contained in the Lease or in the Participation Agreement or the Tax Indemnity Agreement or any other Operative Agreement, but excluding Basic Rent and (b) all amounts that the Owner Trustee is obligated to pay in accordance with clause (b) of the last paragraph of Section 2.04 of the Indenture.

          Tax. Has the meaning set forth in Section 8.01(a) of the Participation Agreement.

          Tax Indemnity Agreement. The Tax Indemnity Agreement (Federal Express Corporation Trust No. N674FE), dated as of May 1, 1997, between the Lessee and the Owner Participant.

         Term. The Basic Term of the lease for the Aircraft under the Lease and, if renewed pursuant to Section 4.01 of the Lease, each Renewal Term for the Aircraft for which the Lease is renewed, or such earlier date on which the Lease is terminated pursuant to its terms.

         Termination Date. A Rent Payment Date during the Basic Term that is on or after December 31, 2004 in the case of Article 10 of the Lease, and in the case of (i) Section 4.02(a)(A) of the Lease, the Rent Payment Date falling on July 15, 2017, (ii) Section 4.02(a)(D) or (E) of the Lease, a Rent
Payment Date that is on or after the seventh anniversary of the Delivery Date and (iii) Section 4.02(a)(F) of the Lease, the last day of the Basic Term.

         Termination Value. As of any Termination Date, the amount determined by multiplying the Purchase Price by the percentage set forth in Schedule IV of the Lease under the heading "Termination Value Factor" opposite such Termination Date (as such Schedule IV may be adjusted from time to time as provided in Section 3.04 of the Lease). Notwithstanding any other provisions of the Lease, the Participation Agreement or the Indenture, each Termination Value shall be, under any circumstances and in any event, an amount, together with so much of the arrears portion of Basic Rent due and owing through the date of payment of any amount calculated by reference to Termination Value as does not constitute an Excepted Payment, at least sufficient to pay in full as of such date of payment the aggregate unpaid principal amount of and accrued interest on the Certificates outstanding on such date of payment. Subject to the immediately preceding sentence, it is understood and agreed that the amounts set forth on Schedule IV of the Lease, for dates other than Rent Payment Dates on which arrears Basic Rent is due, fully reflect appropriate Basic Rent accruals and credits of unearned Basic Rent through such date and, accordingly, no further accrual or credit shall be required through such date whenever Termination Value is to be calculated with reference to any such date; provided that if amounts in respect of Termination Value are payable under the Operative Agreements after the Termination Date in respect of which such Termination Value was determined, the Lessor shall be compensated during the period from the Termination Date to such payment date in accordance with the provisions of the Operative Agreements.

         Transaction Costs. Those costs and expenses set forth in Section 10.01(a) of the Participation Agreement.

         Transportation Code. Title 49 of the United States Code, as amended and in effect on the date of the Lease or as subsequently amended, or any successor or substituted legislation at the time in effect and applicable, and the regulations promulgated pursuant thereto.

         Treasury Yield. At the time of determination with respect to any Certificate, the interest rate (expressed as a semi-annual equivalent and as a decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the semi-annual yield to maturity for United States Treasury securities maturing on the Average Life Date on such Certificate and trading in the public securities markets either as determined by interpolation between the most recent weekly average yield to maturity for two series of United States Treasury securities, trading in public securities markets, (i) one maturing as close as possible to, but earlier than, the Average Life Date of such Certificate and (ii) the other maturing as close as possible to, but later than, the Average Life Date of such Certificate. In each case as published in the most recent H.15(519) or, if a weekly average yield to maturity for United States Treasury securities maturing on the Average Life Date of such Certificate is reported on the most recent H.15 (519), such weekly average yield to maturity as published in such H.15(919). "H.15(519)" means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System. The date of determination of a Make-Whole Premium will be the third Business Day prior to the applicable prepayment date and the "most recent H.15(519)" means the H.15(519) published prior to the close of business on the third Business Day prior to the applicable prepayment date.

         Trust Agreement. The Trust Agreement (Federal Express Corporation Trust No. N674FE), dated as of May 1, 1997, between the Owner Participant and the Owner Trustee in its individual capacity.

         Trust Estate.  The Lessor's Estate.

         Trust Indenture Act.  The Trust Indenture Act of 1939, as amended.

         Trust Indenture Estate. All estate, right, title and interest of the Indenture Trustee in and to any of the property, rights, interests and privileges granted to the Indenture Trustee pursuant to the Granting Clause of the Indenture, other than Excepted Payments and any and all other rights of the Owner Trustee or the Owner Participant expressly reserved to the Owner Trustee or the Owner Participant pursuant to the Indenture.

         Underwriters. Morgan Stanley & Co. Incorporated, First Chicago Capital Markets, Inc., Goldman, Sachs & Co. and J.P. Morgan & Co.

         Underwriting Agreement. The Underwriting Agreement dated May 22, 1997 among the Lessee and the Underwriters.

         United States, U.S. or US.  The United States of America.

         U.S. Air Carrier. Any United States air carrier as to which there is in force a certificate issued pursuant to Section 41102(a) or Section 41103 of the Transportation Code, and as to which there is in force an air carrier operating certificate issued pursuant to Chapter 447 of the Transportation Code and Part 121 of the regulations under such Transportation Code, for aircraft capable of carrying ten (10) or more individuals or 6,000 pounds or more of cargo, or which may operate as an air carrier by certification or otherwise under any successor or substitute provision thereof or in absence thereof.

         U.S. Person.  A Person described in Section 7701(a)(30) of the Code.

                                  SCHEDULE II

                                  BASIC RENT
                      (As a Percentage of Purchase Price)



                 Rent
               Payment
                 Date                   Advance                  Arrears
               -------                  -------                  -------

               [On each Payment Date, Lessee will pay as Basic Rent an amount that will be at least sufficient to pay in full, as of such Payment Date, the aggregate unpaid principal amount of due and unpaid installments on the Certificates outstanding on such Payment Date, together with the accrued and unpaid interest thereon.]

                                 SCHEDULE III

                            STIPULATED LOSS VALUES


                                                   Stipulated Loss
          Date                                        Value Factor


               [Stipulated Loss Value will be an amount at least sufficient to pay in full, as of the date of payment thereof, the aggregate unpaid principal amount of the Certificates outstanding on such date of payment, together with the accrued and unpaid interest thereon.]

                                  SCHEDULE IV

                              TERMINATION VALUES


         Termination                                     Termination
            Date                                         Value Factor


               [Termination Value will be an amount at least sufficient to pay in full, as of the date of payment thereof, the aggregate unpaid principal amount of the Certificates outstanding on such date of payment, together with the accrued and unpaid interest thereon.]

                                 SCHEDULE V

                           PURCHASE OPTION SCHEDULE

                                                                  Exhibit A
                                                                         to
                                                            Lease Agreement




              THE INTEREST OF LESSOR UNDER THIS LEASE SUPPLEMENT
                   NO. __ IS SUBJECT TO A SECURITY INTEREST

                            LEASE SUPPLEMENT NO. __
                (Federal Express Corporation Trust No. N674FE)


         LEASE SUPPLEMENT NO. __ (Federal Express Corporation Trust No. N674FE), dated ________ __, ____, between STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement (Federal Express Corporation Trust No. N674FE) dated as of May 1, 1997 (the "Lessor"), and FEDERAL EXPRESS CORPORATION, a Delaware corporation (the "Lessee").


                             W I T N E S S E T H :

         WHEREAS, the Lessor and the Lessee have entered into that certain Lease Agreement (Federal Express Corporation Trust No. N674FE) dated as of May 1, 1997 (the "Lease", the defined terms in the Lease being used in this Lease Supplement with the same meaning as in the Lease), which provides for the execution and delivery of a Lease Supplement, substantially in the form of this Lease Supplement No. __, for the purpose of leasing under the Lease the aircraft and engines described below ("Aircraft") as and when delivered by the Lessor to the Lessee in accordance with the terms of the Lease;

         WHEREAS, the Lease relates to the Aircraft;

         WHEREAS, a counterpart of the Lease is attached to and made a part of this Lease Supplement, and this Lease Supplement, together with such attachment, is being filed for recordation on this date with the FAA as one document.

         NOW, THEREFORE, for and in consideration of the premises and other good and sufficient consideration, the Lessor and the Lessee agree as follows:


         Section 1. Delivered Aircraft. The Lessor hereby delivers and leases to the Lessee under the Lease, and the Lessee hereby accepts and leases from the Lessor under the Lease, the following described Airbus A300F4-605R Aircraft (the "Delivered Aircraft"), which Delivered Aircraft as of the date of this Lease Supplement consists of the following:

         (a) Airbus A300F4-605R Airframe; U.S. Registration Number ______; Manufacturer's Serial No. ___; and

         (b) Two (2) General Electric CF6-80C2-A5F Engines bearing, respectively, Manufacturer's Serial Nos. ___-___ and ___-___ (each of which engines has 750 or more rated takeoff horsepower or the equivalent of such horsepower).

         Section 2. Delivery Date. The Delivery Date of the Delivered Aircraft is the date of this Lease Supplement.

         Section 3. Purchase Price. The Purchase Price of the Delivered Aircraft shall be the amount set forth in Ancillary Agreement II.

         Section 4. Term. The Term for the Delivered Aircraft shall commence on the Delivery Date, and shall terminate on ______, ____, unless earlier terminated or extended pursuant to the terms of the Lease.

         Section 5. Rent. The Lessee hereby agrees to pay the Lessor Rent for the Delivered Aircraft throughout the Term thereof in accordance with the terms and provisions of the Lease.

         Section 6. Lessee's Acceptance of Delivered Aircraft. The Lessee hereby confirms to the Lessor that the Delivered Aircraft has been duly marked in accordance with Section 7.03 of the Lease and that the Lessee has accepted the Delivered Aircraft for all purposes hereof and of the Lease, and as being free and clear of all Liens except Lessor's Liens. Such acceptance by the Lessee shall be without prejudice to any rights of the Lessor or the Lessee against AVSA, the Manufacturer, the Engine Manufacturer or any vendor of equipment included in the Aircraft.

         Section 7. Incorporation of Lease By Reference. All the provisions of the Lease are hereby incorporated by reference in this Lease Supplement to the same extent as if fully set forth in this Lease Supplement.

         Section 8. Governing Law. THIS LEASE SUPPLEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE BUT WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS, AND IS BEING DELIVERED IN THE STATE OF NEW YORK.

         Section 9. Agreement as Chattel Paper. To the extent that this Lease Supplement constitutes chattel paper (as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction), no security interest in this Lease Supplement may be created through the transfer or possession of any counterpart other than the original chattel-paper counterpart, which shall be the counterpart containing the receipt executed by the Indenture Trustee on its signature page.

         Section 10. Counterparts. This Lease Supplement may be executed in any number of counterparts, each of which shall be an original (except that only the counterpart bearing the receipt executed by Indenture Trustee shall be the original for purposes of perfecting a security interest therein as chattel paper under the Uniform Commercial Code), but all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Lease Supplement by signing any such counterpart.


         IN WITNESS WHEREOF, the Lessor and the Lessee have caused this Lease Supplement to be duly executed as of the day and year first above written.


LESSOR:                    STATE STREET BANK AND TRUST COMPANY OF
                           CONNECTICUT, NATIONAL ASSOCIATION,
                           not in its individual capacity,
                           but solely as Owner Trustee


                           By: __________________________________________
                                 Name:  Paul D. Allen
                                 Title: Vice President



LESSEE:                    FEDERAL EXPRESS CORPORATION


                           By: ___________________________________________
                               Name:   Robert D. Henning
                               Title:  Assistant Treasurer and
                                       Managing Director -
                                       Structured Finance


         Receipt of this original counterpart of the Lease Supplement is hereby acknowledged on this ___ day of ______ 199__.


Indenture Trustee:         FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                           not in its individual capacity,
                           but solely as Indenture Trustee


                           By: _____________________________________________
                                 Name:  Greg A. Hawley
                                 Title: Vice President



                                                                  Exhibit B
                                                                         to
                                                            Lease Agreement




                         PURCHASE AGREEMENT ASSIGNMENT
                (Federal Express Corporation Trust No. N674FE)


         PURCHASE AGREEMENT ASSIGNMENT (Federal Express Corporation Trust No. N674FE), dated as of May 1, 1997 between FEDERAL EXPRESS CORPORATION, a Delaware corporation (the "Assignor" or "Lessee"), and STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity but solely as Owner Trustee ("SSB" or the "Lessor") under the Trust Agreement (Federal Express Corporation Trust No. N674FE), dated as of May 1, 1997 (as amended, modified or supplemented from time to time, the "Trust Agreement"), between PMCC Leasing Corporation (the "Owner Participant") and SSB.

                             W I T N E S S E T H :

         WHEREAS, the Assignor and AVSA (as hereinafter defined) are parties to the Purchase Agreement (as hereinafter defined), providing, among other things, for the delivery by AVSA to the Assignor of certain aircraft, including the Aircraft (as hereinafter defined) covered by the Participation Agreement (as hereinafter defined); and

         WHEREAS, pursuant to the Consent and Guaranty (as hereinafter defined), the Guarantor (as hereinafter defined) has agreed, among other things, to unconditionally guarantee the due and punctual performance by AVSA of all of its liabilities and obligations as set forth in the Purchase Agreement; and

         WHEREAS, pursuant to the Lease (as hereinafter defined), the Lessor will lease the Aircraft to the Assignor; and

         WHEREAS, on the terms and conditions hereof and of the Consents and Agreements (as hereinafter defined), (a) the Assignor desires to assign to the Lessor (i) the Assignor's right under the Purchase Agreement and the Consent and Guaranty (insofar as it relates to the Purchase Agreement) to purchase the Aircraft and (ii) certain of the Assignor's remaining rights, title and interests in, to and under the Purchase Agreement and the Consent and Guaranty (insofar as they relate to the Purchase Agreement and the Aircraft) and (b) the Lessor desires to accept the assignments and, except as otherwise provided herein, to assume the obligations of the "Buyer" under the Purchase Agreement, to the extent assigned to it pursuant hereto; and

         WHEREAS, pursuant to the Indenture (as hereinafter defined), the Lessor will assign, inter alia, its rights hereunder to the Indenture Trustee (as hereinafter defined) to the extent set forth therein; and

         WHEREAS, such assignments and acceptances are intended to permit consummation of the transactions contemplated by the Participation Agreement; and

         WHEREAS, AVSA and the Guarantor are willing to execute and deliver their respective Consents and Agreements;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

         1. Defined Terms. For all purposes of this Assignment, except as otherwise expressly provided or unless the context otherwise requires, the following terms shall have the following meanings:

         "Aircraft" shall mean the Airbus A300F4-605R Freighter aircraft, bearing manufacturer's serial number 781, delivered under the Purchase Agreement, including the two General Electric Model CF6-80C2A5 (Fadec equipped) engines installed on such aircraft on the date of delivery thereof pursuant to the Purchase Agreement.

         "AVSA" shall mean AVSA, S.A.R.L., a French societe a responsabilite limitee, and its successors and assigns.

         "AVSA Consent and Agreement" shall mean the Consent and Agreement of AVSA attached hereto, as amended, modified or supplemented from time to time.

         "Bill of Sale" shall mean the bill of sale for the Aircraft to be delivered by AVSA.

         "Certificates" shall have the meaning ascribed thereto in the Participation Agreement.

         "Consent and Guaranty" shall mean the Consent and Guaranty of the Guarantor attached to the Purchase Agreement, together with all amendments, waivers, and consents heretofore entered into or heretofore granted thereunder and delivered to the Lessor.

         "Consents and Agreements" shall mean the AVSA Consent and Agreement and the Guarantor Consent and Agreement.

         "Delivery Date" shall have the meaning ascribed thereto in the Purchase Agreement with respect to the Aircraft.

         "Guarantor" shall mean Airbus Industrie G.I.E., a French groupement d'interet economique, and its successors and assigns.

         "Guarantor Consent and Agreement" shall mean the Consent and Agreement of the Guarantor attached hereto, as amended, modified or supplemented from time to time.

         "Indenture" shall mean the Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N674FE), dated as of May 1, 1997, between the Lessor and the Indenture Trustee, as amended, modified or supplemented from time to time.

         "Indenture Trustee" shall mean First Security Bank, National Association, not in its individual capacity but solely as Indenture Trustee under the Indenture and each other person which may from time to time be acting as successor trustee under the Indenture.

         "Lease" shall mean the Lease Agreement (Federal Express Corporation Trust No. N674FE), dated as of May 1, 1997, between the Lessor and the Assignor, as amended, modified or supplemented from time to time.

         "Participation Agreement" shall mean the Participation Agreement (Federal Express Corporation Trust No. N674FE), dated as of May 1, 1997, among the Assignor, the Owner Participant (as defined herein), the Pass Through Trustee (as defined therein), the Lessor, the Indenture Trustee and the Subordination Agent, as amended, modified or supplemented from time to time.

         "Purchase Agreement" shall mean the Airbus A300-600F Purchase Agreement, dated as of July 3, 1991, between the Assignor and AVSA, together with all exhibits, appendices and letter agreements thereto and all amendments, waivers and consents granted thereunder.

         All other terms used herein in capitalized form that are defined in the Lease shall, when used herein, have the meanings specified in the Lease.

         2. Assignment. a. Generally. The Assignor has sold, assigned, transferred and set over and does hereby sell, assign, transfer and set over unto the Lessor (i) the right upon valid tender of the Aircraft by AVSA in accordance with the Purchase Agreement to purchase the Aircraft pursuant to the Purchase Agreement for the amount specified in the invoice in respect thereof to be delivered by AVSA on the Delivery Date therefor (including, without limitation, the right to accept delivery of the Aircraft through an appointed representative which may be an employee of the Assignor) and the right to be named the "Buyer" in the Bill of Sale and the right to enforce the same under the Consent and Guaranty, (ii) the right to take and hold the Aircraft and (iii) all of the Assignor's other right, title and interest in and to the Purchase Agreement and the Consent and Guaranty (insofar as it relates to the Purchase Agreement), as and to the extent that the same relates to the Aircraft and, except to the extent reserved below, the operation of the Aircraft, including, without limitation, in such assignment to the Lessor (A) all claims for damages in respect of such Aircraft arising as a result of any default by AVSA under the Purchase Agreement, or by any vendor or other supplier of aircraft engines or other parts or equipment installed on or in the Aircraft, including, without limitation, all warranty, service life policy and indemnity provisions in the Purchase Agreement in respect of the Aircraft and all claims thereunder and under the Consent and Guaranty and (B) any and all rights of the Assignor to compel performance of the terms of the Purchase Agreement and the Consent and Guaranty in respect of the Aircraft, including all warranty and indemnification provisions in the Purchase Agreement and the Consent and Guaranty and claims thereunder with respect to the Aircraft; reserving to the Assignor, however,

   (1) all the Assignor's rights and interests in and to the Purchase Agreement and the Consent and Guaranty as and to the extent that the Purchase Agreement and the Consent and Guaranty relate to aircraft other than the Aircraft and the purchase and operation of such aircraft and to the extent that the Purchase Agreement and the Consent and Guaranty relate to any other matters not directly pertaining to the Aircraft,

   (2) all the Assignor's rights and interests in or arising out of any payments, advance payments or deposits made by the Assignor in respect of the Aircraft under the Purchase Agreement or amounts credited or to be credited or paid or to be paid by the Guarantor or AVSA to the Assignor in respect of the Aircraft or otherwise (except amounts credited with respect to warranty claims to the extent set forth in Section 2(b) hereof) as of the date of purchase,

   (3) the rights to demand, accept and retain all rights in and to all property (other than the Aircraft), data and service, other than data and service provided under Clauses 12 and 13 of the Purchase Agreement, that AVSA and the Guarantor are obligated to provide or do provide pursuant to the Purchase Agreement and the Consent and Guaranty, respectively, with respect to the Aircraft,

   (4) all of the Assignor's right, title and interest in and to the Purchase Agreement and the Consent and Guaranty as and to the extent that the same relates to specification changes, performance and operation pertaining to the Aircraft, other than sub-Clause 2.1 and Clauses 12 and 13 of the Purchase Agreement and under the Consent and Guaranty to the extent relating thereto,

   (5) the right to obtain services, training, data and demonstration and test flights pursuant to the Purchase Agreement,

   (6) the right to maintain plant representatives at the Guarantor's plant pursuant to the Purchase Agreement, and

   (7) all rights set forth in any exhibits, appendices and letter agreements, as at any time amended, modified or supplemented, to the Purchase Agreement, and under the Consent and Guaranty to the extent relating thereto; provided, however, that the reservation set forth in this Section 2(a)(7) shall not in any way limit the rights of the Lessor arising under Sub-clause 2.1 and Clauses 12 and 13 of the Purchase Agreement.

         (b) Assignment of Rights. If and so long as there shall not exist and be continuing an Event of Default, the Lessor hereby authorizes the Lessee, to the exclusion of the Lessor, to exercise in the Lessee's name all rights and powers of the "Buyer" under the Purchase Agreement and to retain any recovery or benefit resulting from the enforcement of any warranty or indemnity in respect of the Aircraft, except that the Lessee may not enter into any change order or other amendment, modification or supplement to the Purchase Agreement without the written consent or countersignature of the Lessor if such change order, amendment, modification or supplement would result in any rescission, cancellation or termination of the Purchase Agreement in respect of the Aircraft or in any way limit the rights of the Lessor arising under Clauses 12 and 13 of the Purchase Agreement or any of the other rights assigned hereunder.

         (c) Acceptance of Assignment. Subject to the terms hereof the Lessor accepts the assignment contained in this Section 2.

         (d) Requirement of Notice to AVSA. For all purposes of this Assignment, AVSA shall not be deemed to have knowledge of and need not recognize any Event of Default, unless and until AVSA shall have received written notice thereof from the Lessor or the Indenture Trustee addressed to its Chief Executive Officer, 2, Rond Point Maurice Bellonte, 31700 Blagnac, France (telex 521155F) and, in acting in accordance with the terms of the Purchase Agreement and this Assignment, AVSA may act with acquittance and conclusively rely upon any such notice.

         3. Certain Rights and Obligations of the Parties. (a) Assignor Remains Liable. It is expressly agreed that, anything herein contained to the contrary notwithstanding: (a) the Assignor shall at all times remain liable to AVSA under the Purchase Agreement to perform all the duties and obligations of the "Buyer" thereunder to the same extent as if this Assignment had not been executed; (b) the exercise by the Lessor of any of the rights assigned hereunder shall not release the Assignor from any of its duties or obligations to AVSA under the Purchase Agreement except to the extent that such exercise by the Lessor shall constitute performance of such duties and obligations; and
(c) except as provided in the next succeeding paragraph, none of the Lessor, the Indenture Trustee nor any Participant shall have any obligation or liability under the Purchase Agreement by reason of, or arising out of, this Assignment or be obligated to perform any of the obligations or duties of the Assignor under the Purchase Agreement or to make any payment or to make any inquiry as to the sufficiency of any payment received by any of them or to present or file any claim or to take any other action to collect or enforce any claim for any payment assigned hereunder.

         (b) Lessor Bound by Purchase Agreement. Without in any way releasing the Assignor from any of its duties or obligations under the Purchase Agreement, the Lessor confirms for the benefit of AVSA that, insofar as the provisions of the Purchase Agreement relate to the Aircraft, in exercising any rights under the Purchase Agreement, or in making any claim with respect to the Aircraft or other goods and services delivered or to be delivered pursuant to the Purchase Agreement, the terms and conditions of the Purchase Agreement disclosed to the Lessor in writing shall apply to, and be binding upon, the Lessor to the extent of its respective interests assigned hereunder to the same extent as the Assignor.

         (c) Limit of Effect of this Assignment. Nothing contained herein shall (i) subject AVSA or the Guarantor to any liability to which it would not otherwise be subject under the Purchase Agreement or (ii) modify in any respect the contractual rights of AVSA or the Guarantor thereunder (except, in each case, as provided in the attached Consents and Agreements).

         (d) Appointment as Attorney-in-Fact. The Assignor does hereby constitute, effective at any time after an Event of Default shall have occurred and be continuing, the Lessor and its successors and assigns to be the Assignor's true and lawful attorney, irrevocably, with full power (in the name of the Assignor or otherwise) to ask, require, demand, receive, compound and give acquittance for any and all monies and claims for monies due and to become due under, or arising out of, the Purchase Agreement and the Consent and Guaranty in respect of the Aircraft, to the extent that the same have been assigned as provided in this Assignment and, for such period as the Lessor, its successors and assigns may exercise rights with respect thereto under this Assignment, to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute (or, if previously commenced, assume control of) any proceedings and to obtain any recovery in connection therewith which the Lessor, its successors and assigns, may deem to be necessary or advisable in the premises.

         4. Further Assurances. The Assignor and the Lessor each agree that, at any time and from time to time, upon the written request of any other party hereto, it will promptly and duly execute and deliver any and all such further instruments and documents and take such further action as the other may reasonably request in order to obtain the full benefits of this Assignment and of the rights and powers herein granted.

         5. Assignor's Representations, Warranties and Covenants. The Assignor does hereby represent and warrant that (a) the Purchase Agreement, insofar as it relates to the Aircraft, is in full force and effect and is enforceable against the Assignor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights generally, and the Assignor is not in default thereunder, and (b) the Assignor has not assigned or pledged, and hereby covenants that it will not assign or pledge, the whole or any part of the rights hereby assigned or any of its rights with respect to the Aircraft under the Purchase Agreement not assigned hereby, to anyone other than the Lessor as herein provided.

         6. No Amendment of Purchase Agreement. So long as the Lease is in effect, the Lessor agrees that it shall not enter into any agreement that would amend, modify, supplement, rescind, cancel or terminate the Purchase Agreement or the Consent and Guaranty in any respect or in any way limit the rights of the Assignor arising under Clauses 12 and 13 of the Purchase Agreement or any of the other rights assigned hereunder (except as set forth above when there has been an Event of Default) without the prior written consent of the Assignor.

         7. Execution of Assignment. This Assignment is executed by the Assignor and the Lessor concurrently with the execution and delivery of the Participation Agreement and the Lease.

         8. Confidentiality. The Lessor agrees that it will not disclose to any third party the terms of the Purchase Agreement or this Assignment, except (a) as required by applicable law or governmental regulation, (b) as contemplated in the Lease or the Participation Agreement (including as set forth in Section 17.01 of the Participation Agreement) or (c) with the consent of the Assignor, the Guarantor and AVSA.

         9. Assignment as Collateral. Each party hereto consents to the assignment and pledge by the Lessor to the Indenture Trustee, as security for the Certificates to be issued under the Indenture and the other obligations secured thereby as specified in the Indenture, of all of the Lessor's right, title and interest in and to the Purchase Agreement and the Consent and Guaranty under this Assignment.

         10. Counterparts. This Assignment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

         11. GOVERNING LAW. THIS ASSIGNMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

         12. Successors and Assigns. This Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

         13. Notices. All notices with respect to the matters contained herein shall be delivered in the manner and to the addresses provided in
Article 14 of the Participation Agreement.

         14. No Oral Amendments. Neither this Assignment nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing signed by the party against whom the enforcement of such termination, amendment, supplement, waiver or modification is sought.

         IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed as of the day and year first above written.


FEDERAL EXPRESS CORPORATION


By ____________________________
   Name:
   Title:



STATE STREET BANK AND TRUST COMPANY
OF CONNECTICUT, NATIONAL ASSOCIATION
not in its individual capacity,
but solely as Lessor


By ______________________
   Name:
   Title:




                    AIRBUS INDUSTRIE CONSENT AND AGREEMENT

         The undersigned, Airbus Industrie G.I.E., a groupement d'interet economique established under Ordonnance No. 67-821 dated September 23, 1967 of the Republic of France (the "Guarantor"), hereby acknowledges notice of and consents to all of the terms of the Purchase Agreement Assignment, between Federal Express Corporation, a Delaware corporation, and State Street Bank and Trust Company of Connecticut, National Association, a national banking association, not in its individual capacity, but solely as Lessor, with respect to Federal Express Corporation Trust No. N674FE, dated as of May 1, 1997, (hereinafter called the "Assignment", the defined terms therein being hereinafter used with the same meaning), and hereby confirms to the Assignor and the Lessor and their respective successors and assigns that:

          (i) except as provided in the Assignment, all representations, warranties, and agreements of the Guarantor under the Consent and Guaranty with respect to the Aircraft shall inure to the benefit of the Lessor and its respective successors and assigns, to the same extent as if the Lessor and its successors and assigns had originally been named the "Buyer" of the Aircraft therein;

         (ii) the Guarantor will pay to the person or entity entitled to receive the corresponding payment from AVSA under the terms of the Assignment all amounts required to be paid by the Guarantor with respect to the Aircraft;

        (iii) the Guarantor consents to the sale of the Aircraft by AVSA to the Lessor, the assignment of Assignor's rights and interests under the Purchase Agreement and the Consent and Guaranty to the Lessor pursuant to the Assignment, the assignment of the Lessor's rights and interests in the Assignment to the Indenture Trustee pursuant to the Indenture and the lease of the Aircraft by the Lessor to the Assignor under the Lease; and

         (iv) from and after the delivery of the Aircraft pursuant to the Purchase Agreement and payment in full for the Aircraft as described in the Participation Agreement, the Guarantor will not assert any lien or claim against the Aircraft or any part thereof or against the Lessee, the Lessor, the Owner Participant or the Indenture Trustee arising on or prior to such delivery or in respect of any work or services performed on or prior thereto.

         The Guarantor hereby represents and warrants that:

         (A) the Guarantor is a groupement d'interet economique duly organized and existing in good standing under the laws of the Republic of France and has the requisite power and authority to enter into and perform its obligations under the Consent and Guaranty, the Airbus Guaranty and this Consent and Agreement;

         (B) the making and performance, in accordance with their terms of the Consent and Guaranty, the Airbus Guaranty and this Consent and Agreement have been duly authorized by all necessary corporate action on the part of the Guarantor, do not require the consent or approval of the members of the Guarantor, do not require the consent or approval of,or the giving of notice to, or registration with, or the taking of any other action in respect of, any French governmental authority or agency except for those that have already been obtained and do not contravene any law binding on the Guarantor or contravene the Guarantor's charter documents or any indenture, credit agreement or other contractual agreement to which the Guarantor is a party or by which it is bound;

         (C) the Consent and Guaranty constituted, as of the date thereof and at all times thereafter to and including the date of this Consent and Agreement, and each of this Consent and Agreement and the Airbus Guaranty constitutes, binding obligations of the Guarantor enforceable against the Guarantor in accordance with their respective terms; and

         (D)  the Consent and Guaranty is in full force and effect.

         THIS CONSENT AND AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.


Dated as of May 1, 1997


                                   AIRBUS INDUSTRIE G.I.E.


                                   By _____________________
                                      Name:
                                      Title:




                          AVSA CONSENT AND AGREEMENT


         The undersigned, AVSA, S.A.R.L., a societe a responsabilite limitee organized and existing under the laws of the Republic of France ("AVSA"), hereby acknowledges notice of and consents to all of the terms of the Purchase Agreement Assignment between Federal Express Corporation, a Delaware corporation, and State Street Bank and Trust Company of Connecticut, National Association, a national banking association, not in its individual capacity, but solely as Lessor, with respect to Federal Express Corporation Trust No. N674FE, dated as of May 1, 1997, (hereinafter called the "Assignment", the defined terms therein being hereinafter used with the same meaning), and hereby confirms to the Assignor and the Lessor and their respective successors and assigns that:

          (i) except as provided in the Assignment, all representations, warranties, indemnities and agreements of AVSA under the Purchase Agreement with respect to the Aircraft shall inure to the benefit of the Lessor and its respective successors and assigns to the same extent as if the Lessor and its successors and assigns had originally been named the "Buyer" of the Aircraft therein;

         (ii) AVSA will pay to the Assignor all payments required to be paid by it under the Purchase Agreement, unless and until AVSA shall have received written notice from the Indenture Trustee or the Lessor (or, after the Indenture shall have been discharged in full, the Lessor) addressed to it at the address and in the manner set forth in the Assignment that an Event of Default has occurred and is continuing, whereupon AVSA will make any and all payments thereafter required to be made by it under the Purchase Agreement, to the extent that the right to receive such payment has been assigned under the Assignment ("AVSA Payments"), directly to the Indenture Trustee (or, after the Indenture shall have been discharged in full, the Lessor) if AVSA shall have received notice as aforesaid that an Event of Default has occurred and is continuing;

        (iii) The Lessor shall not be liable for any of the obligations or duties of the Assignor under the Purchase Agreement, nor shall the Assignment give rise to any duties or obligations whatsoever on the part of the Lessor owing to AVSA, except for the agreements of the Lessor set forth in the Assignment, including, but not limited to Section 3(b) of the Assignment;

         (iv) AVSA consents to the assignment of the Lessor's rights and interests in the Assignment to the Indenture Trustee pursuant to the Indenture and to the lease of the Aircraft by the Lessor to the Lessee under the Lease; and

          (v) from and after the delivery of the Aircraft pursuant to the Purchase Agreement and payment in full for the Aircraft as described in the Participation Agreement and the Assignment, AVSA will not assert any lien or claim against the Aircraft or any part thereof arising on or prior to such delivery or in respect of any work or services performed on or prior thereto.

         AVSA hereby represents and warrants that:

         (A) AVSA is a societe a responsabilite limitee duly organized and existing in good standing under the laws of the Republic of France and has the requisite power and authority to enter into and perform its obligations under the Purchase Agreement and this Consent and Agreement;

         (B) the making and performance, in accordance with their terms, of the Purchase Agreement and this Consent and Agreement have been duly authorized by all necessary corporate action on the part of AVSA, do not require any approval of AVSA's shareholders, do not require the consent or approval of, the giving notice to, or registration with, or the taking of any other action in respect of, any French governmental authority or agency except for those that have already been obtained and do not contravene any law binding on AVSA or contravene AVSA's charter documents or any indenture, credit agreement or other contractual agreement to which AVSA is a party or by which it is bound;

         (C) each of the Purchase Agreement and this Consent and Agreement constitutes a binding obligation of AVSA enforceable against AVSA in accordance with its terms, subject to: (i) the limitations of applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally; and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), which principles do not make the remedies available at law or in equity with respect to the Purchase Agreement and this Consent and Agreement inadequate for the practical realization of the benefits intended to be provided thereby and

         (D)  the Purchase Agreement is in full force and effect as to AVSA.

         THIS CONSENT AND AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

Dated as of May 1, 1997


AVSA, S.A.R.L.


By:_______________________
   Name:
   Title:



                                                                  Exhibit C
                                                                         to
                                                            Lease Agreement




                          ENGINE WARRANTY ASSIGNMENT

                (FEDERAL EXPRESS CORPORATION TRUST NO. N674FE)

   Words and phrases appearing in this Engine Warranty Assignment (the "Assignment") shall have the respective meanings as defined below:

   A. General Terms Agreement means that agreement dated as of July 3, 1991, (the "GTA") by and between the Engine Manufacturer and Federal Express Corporation ("Fed Ex"), including the Engine Product Support Plan at Exhibit B, insofar as such Product Support Plan relates to the Engine Warranties (the "Product Support Plan"), but excluding any and all letter agreements attached thereto.

   B. Engine Warranties means the Engine Manufacturer's New Engine Warranty, New Parts Warranty, Ultimate Life Warranty and Campaign Change Warranty, as set forth in the Engine Manufacturer's Product Support Plan which forms a part of the GTA, and as limited by the applicable terms of such GTA and Product Support Plan.

   C. Engine means each of the CF6-80C2-A5F series engines installed on the aircraft at the time of delivery to the Assignor, each bearing Engine Manufacturer's serial numbers ___-___ and ___-___, respectively.

   D. Replacement Engine means each of the CF6-80C2-A5F series engines which are not subject to this Assignment and are a replacement or substitute for an Engine, excluding, however, any engines obtained from the Engine Manufacturer's lease pool which are installed on the aircraft for the limited purpose of permitting the continued operation of the aircraft during the period necessary to effect or complete repairs or overhaul of an Engine.

   E. Lease means the Lease Agreement (Federal Express Corporation Trust No. N674FE), dated as of May 1, 1997, (the "Lease") between State Street Bank and Trust Company of Connecticut, National Association (not in its individual capacity, but solely as Owner Trustee), as Lessor ("Lessor") and Fed Ex, as Lessee, as amended, modified or supplemented from time to time.

   All other capitalized terms used and not defined herein that are in the Lease shall, when used herein, have the meanings specified in the Lease.

                                       1

   Fed Ex, pursuant to the terms and conditions herein, hereby sells, assigns, transfers and sets over unto the Lessor all of its rights, claims and interests in and under the GTA and the Product Support Plan, as such apply to the Engines, to enforce in the Lessor's own name such rights as Fed Ex may have with respect to the Engine Warranties, to the extent the same relate to the Engines, and to retain any benefit resulting therefrom; provided, however, that there is reserved to Fed Ex all of its other rights, claims and interests under the GTA except as expressly stated above. Fed Ex shall, during the term of the Lease (but only so long as no Event of Default shall have occurred and be continuing), have the benefit of and shall be entitled to enforce (as it shall deem appropriate), either in its own name or (at the cost of Fed Ex) in the name of the Lessor for the use and benefit of Fed Ex, any and all Engine Warranties available to the Lessor under the GTA in respect of the Engines and each Part thereof, and the Lessor agrees (but only so long as no Event of Default shall have occurred and be continuing) at Fed Ex's expense to do, execute and deliver such further acts, deeds, matters or things as may be reasonably requested by Fed Ex and necessary to enable Fed Ex to obtain customary warranty services furnished for the Engines or any Part thereof pursuant to the Engine Warranties. Fed Ex shall, at the Lessor's expense, cooperate with the Lessor and take such action as the Lessor reasonably deems necessary to enable the Lessor to enforce such rights, claims and interests as assigned herein.

                                       2

   Notwithstanding anything in this Assignment or the Consent attached hereto and incorporated herein to the contrary, Fed Ex and the Lessor confirm expressly for the benefit of the Engine Manufacturer that:

   A. The Lessor agrees that it will not, without the prior written consent of the Engine Manufacturer, disclose, directly or indirectly, to any third party, any of the terms of the Engine Warranties disclosed to it by the Engine Manufacturer incident to effecting the assignment herein; provided, however, that (1) the Lessor may use, retain and disclose such information on a confidential basis to its special counsel, independent insurance brokers, bank examiners or similar regulatory authorities, auditors and public accountants, (2) the Lessor may use, retain and disclose on a confidential basis such information to the Owner Participant, the Indenture Trustee, the Pass Through Trustee and any Certificate Holder, as the case may be, and their special counsel, independent insurance brokers, bank examiners or similar regulatory authorities, auditors and public accountants,
         (3) the Lessor may disclose such information as required by applicable laws, governmental regulations, subpoena, or other written demand under color of legal right, but it shall first, as soon as practicable upon receipt of such demand and to the extent permitted by applicable laws, furnish a copy thereof to Fed Ex and to the Engine Manufacturer, and the Lessor, to the extent permitted by applicable law, shall afford Fed Ex and the Engine Manufacturer reasonable opportunity, at the moving party's cost and expense, to obtain a protective order or other assurance reasonably satisfactory to the Engine Manufacturer of confidential treatment of the information required to be disclosed, (4) the Lessor may disclose such information as required to enforce its rights under the Engine Warranties assigned to it pursuant to this Assignment, and (5) the Lessor may disclose such information to any bona fide potential purchaser of the Aircraft and/or Engines or any beneficial interest therein (subject to the execution by such prospective purchaser of a written confidentiality statement setting forth the same or substantially similar terms as those referred to in this paragraph).

   B. Without in any way releasing Fed Ex from any of its duties or obligations under the GTA, the Lessor agrees that, insofar as the provisions of the GTA relate to the Engines, in exercising any rights under such Engine Warranties or in making any claim with respect thereto, the applicable terms and conditions of the GTA, including Article Eight (Limitation of Liability) and the Product Support Plan, shall apply to, and be binding upon, the Lessor to the same extent as Fed Ex.

   C. Insofar as the provisions of the GTA relate to the Engines, in exercising any rights under the Engine Warranties or in making any claim with respect thereto, the applicable terms and conditions of the GTA and the Product Support Plan or the Consent attached hereto and incorporated herein shall apply to, and be binding upon, the Lessor to the same extent as if named "Airline" therein. It is expressly agreed that Fed Ex shall at all times remain liable to the Engine Manufacturer under the GTA to perform all the duties and obligations of Fed Ex thereunder to the same extent as if this Assignment had not been executed. The performance by the Lessor of any of the rights assigned hereunder shall not release Fed Ex from any of its duties or obligations to the Engine Manufacturer under the GTA except to the extent that such exercise by the Lessor shall constitute performance of such duties and obligations.

   D. Nothing contained in this Assignment shall subject the Engine Manufacturer to any obligation or liability to which it would not otherwise be subject under the GTA or modify in any respect the Engine Manufacturer's contract rights thereunder, or subject the Engine Manufacturer to any multiple or duplicative liability or obligation under the GTA. The Engine Manufacturer recognizes and it is consented to by all parties to this Assignment that the Lessor shall collaterally assign its rights under the Lease and this Assignment and will mortgage the Aircraft and Engines, to State Street Bank and Trust Company of Connecticut, National Association, as Indenture Trustee under the Trust Indenture, Mortgage and Security Agreement (Federal Express Corporation Trust No. N674FE), dated as of May 1, 1997 (on the terms set forth therein); however, no further extension or assignment (except to a successor indenture trustee under such agreement) of any remaining Engine Warranties, including but not limited to extensions or assignments for security purposes, are permitted without the prior written consent of the Engine Manufacturer.

   E. Exclusive of the assignment noted in Section 2D above, the Engine Manufacturer shall not be deemed to have knowledge of any change in the authority of Fed Ex or the Lessor, as the case may be, to exercise the rights established hereunder until the Engine Manufacturer has received written notice thereof from the Indenture Trustee or the Lessor. Such notice shall be sent to: Commercial Contracts Director, GE Aircraft Engines, Mail Drop F17, One Neumann Way, Box 156301, Cincinnati, Ohio 45215-6301, facsimile: (513) 243-8068.

   F. This Assignment shall apply only in respect to each Engine and shall not extend to any replacement or substitute engine. If, during the term of this Assignment and the Lease, it becomes necessary to replace or substitute an Engine due to a Failure (as such term is defined in the Engine Product Support Plan, excluding normal wear, tear and deterioration which can be restored by overhaul and repair), damage or loss, the Assignor (or the Lessor) shall give the Engine Manufacturer written notice of such Failure, damage or loss. The notice shall include (i) a description of the event or circumstances which constitute a Failure, damage or loss, and (ii) the serial numbers of the (a) failed, damaged or lost Engine and (b) Replacement Engine and shall be sent to: Customer Support Manager, GE Aircraft Engines, 111 Merchant Street, Room 450, Cincinnati, Ohio 45246. The Engine Manufacturer shall not be deemed to have knowledge of the need for a replacement engine until it has received the aforementioned notice.

         In the event an Engine subject to this Assignment fails, is damaged or lost, and such Engine is replaced by a Replacement Engine, the Assignor and the Assignee shall, prior to, or contemporaneous with, the delivery of such Replacement Engine, obtain the written consent of the Engine Manufacturer (which it shall be obligated to give) that the Engine Warranties as set forth in the Engine Product Support Plan shall apply to such Replacement Engines. The Engine Manufacturer shall not incur any obligation or liability for a Replacement Engine under the Engine Warranties until the execution of the aforementioned consent.

   G. At any time and upon the written request of the Engine Manufacturer, Fed Ex and the Lessor shall promptly and duly execute and deliver any and all such further assurances, instruments and documents and take all such further action, at the expense of Fed Ex, as the Engine Manufacturer may reasonably request in order to obtain the full benefit of Fed Ex and the Lessor's agreement as set forth in this Assignment and the Consent attached hereto and incorporated herein.

         Any performance by the Engine Manufacturer that discharges its obligation under the Engine Warranties will satisfy the respective interests of Fed Ex and the Lessor. So long as the Engine Manufacturer acts in good faith in accordance with this Assignment, the Engine Manufacturer may rely conclusively on any notice given pursuant to this Assignment without inquiring as to the accuracy of, or the entitlement of the party to give, such notice.

                                       3

   The Engine Manufacturer shall reserve to Fed Ex all those rights, claims and interests, as and to the extent such relates to the purchase and operation of engines other than the Engines subject to the Assignment, as well as other matters not directly pertaining to the Engines, and Fed Ex will have or retain under the GTA such rights, claims and interest not expressly assigned to the Lessor hereunder.

                                       4

   The Engine Manufacturer warrants each new Reverser (as such is defined in the Engine Product Support Plan) installed on the Aircraft at the time of delivery to Fed Ex under the terms of the New Engine Warranty; however, administration of such New Engine Warranty, with respect to both installed and replacement Reversers, shall be performed by Martin Marietta.

                                       5

   If at some point in time, the Engine Manufacturer receives written notification from the Indenture Trustee or the Lessor that the Lessor is or becomes entitled to possession of the Engines, pursuant to an Event of Default or otherwise, and desires to sell or lease the Engines to a party who is not currently a party to a General Terms Agreement with the Engine Manufacturer, the Engine Manufacturer agrees if such agreement is permissible under applicable U.S. law, that it will offer to such purchaser or lessee, subject to the execution of an agreement to sell or lease such Engines, a General Terms Agreement on the Engine Manufacturer's standard terms and conditions. If, however, such purchaser or lessee is currently a party to a General Terms Agreement with the Engine Manufacturer, the remaining portion of the terms of such General Terms Agreement shall be extended to and apply to such subsequent purchase or lease; provided, however, that the written consent of the Engine Manufacturer to such an extension is obtained prior to the transaction's occurrence.

   This Assignment shall be governed by the laws of the State of New York, including all matters of construction, validity and performance, as applicable to contracts between citizens of that state to be performed wholly within that state, and without reference to conflicts of law principles.

   In witness whereof, the parties hereto have caused this Engine Warranty Assignment to be duly executed and delivered as of the date hereof.


General Electric Company


_____________________________
Name:
Title:



Federal Express Corporation


_____________________________
Name:     Robert D. Henning
Title:    Assistant Treasurer and
          Managing Director -
          Structured Finance



Wilmington Trust Company
not in its individual capacity,
but solely as Owner Trustee


_____________________________
Name:     Donald G. MacKelcan
Title:    Assistant Vice President




                                    CONSENT
                (FEDERAL EXPRESS CORPORATION TRUST NO. N674FE)


         The Engine Manufacturer, General Electric Company (the "Engine Manufacturer"), a New York corporation, hereby consents to the Engine Warranty Assignment attached hereto and acknowledges notice of (i) the Purchase Agreement Assignment (Federal Express Corporation Trust No. N674FE), dated as of May 1, 1997 and entered into by and between Federal Express Corporation, as Assignor ("Fed Ex") and State Street Bank and Trust Company of Connecticut, National Association (not in its individual capacity, but solely as Owner Trustee) as Assignee ("Lessor"), (the "Purchase Agreement Assignment"); and
(ii) the Lease Agreement (Federal Express Corporation Trust No. N674FE), dated as of May 1, 1997 and entered into by and between Fed Ex, as Lessee and the Lessor, as Lessor (as in effect from time to time, the "Lease") and (iii) the Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N674FE), dated as of May 1, 1997 (the "Indenture"), between the Lessor and First Security Bank, National Association, as Indenture Trustee ("Indenture Trustee"). The Purchase Agreement Assignment and Lease cover two GE CF6-80C2-A5F series engines bearing Engine Manufacturer's serial numbers ___-___ and ___-___, respectively, (the "Engines") as installed on the Airbus A300F4-605R series aircraft bearing Manufacturer's serial number 781 (the "Aircraft"). In connection with such Purchase Agreement Assignment and Lease, reference is made to the General Terms Agreement No. 6-9034 dated as of July 3, 1991, between the Engine Manufacturer and Fed Ex (the "General Terms Agreement"), under which the Engine Manufacturer agreed to support certain GE CF6-80C2-A5F series engines, including the Engines and spare parts therefor to be purchased by Fed Ex from the Engine Manufacturer, as installed on certain Airbus A300F4-605R series aircraft, including the Aircraft. Recognizing that the Lessor and Fed Ex have entered into the Lease which provides for the lease by the Lessor to Fed Ex of the Aircraft and Engines and that the Lessor has granted a security interest in the Engines and assigned certain of its rights under the Lease to the Indenture Trustee, the Engine Manufacturer agrees that in furtherance of the Lease, it will so support such Engines and spare parts therefor, subject to the applicable terms and conditions of the General Terms Agreement, including Article Eight (Limitation of Liability).

         The Engine Manufacturer represents and warrants that:

         1. it is a corporation existing in good standing under the laws of the State of New York;

         2. the making and performance of this Consent in accordance with its terms has been duly authorized by all necessary corporate action on the part of the Engine Manufacturer, does not require any shareholder approval and does not contravene its certificate of incorporation or by-laws or any debenture, credit agreement or other contractual agreement to which the Engine Manufacturer is a party or by which it is bound or any law binding on the Engine Manufacturer;

         3. the making and performance of the Engine Warranties, as defined in the Engine Warranty Assignment attached hereto (the "Engine Warranties") in accordance with their terms have been duly authorized by all necessary corporate action on the part of the Engine Manufacturer, do not require any shareholder approval and do not contravene the Engine Manufacturer's certificate of incorporation or by-laws or any debenture, credit agreement or other contractual agreement to which the Engine Manufacturer is a party or by which it is bound or any law binding on the Engine Manufacturer; and

         4. the Engine Warranties constitute, as of the date on which they were made and at all times thereafter, and this Consent and the Engine Warranty Assignment attached hereto are, binding obligations of the Engine Manufacturer enforceable against the Engine Manufacturer in accordance with its terms subject to:

          (a) the limitation of applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally; and

          (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         This Consent shall be governed by the laws of the State of New York, including all matters of construction, validity and performance, as applicable to contracts between citizens of that state to be performed wholly within that state, and without reference to conflicts of law principles.


General Electric Company



______________________________
Name:
Title:


==============================================================================


                                LEASE AGREEMENT

                (FEDERAL EXPRESS CORPORATION TRUST NO. N581FE)

                            Dated as of May 1, 1997

                                    between

                           WILMINGTON TRUST COMPANY,
                        Not in its Individual Capacity,
                         but Solely as Owner Trustee,
                                    Lessor

                                      and

                         FEDERAL EXPRESS CORPORATION,
                                    Lessee


                COVERING ONE MCDONNELL DOUGLAS MD-11F AIRCRAFT
                   SERIAL NO. 48419, REGISTRATION NO. N581FE


          CERTAIN OF THE RIGHT, TITLE AND INTEREST IN AND TO THIS LEASE AGREEMENT OF WILMINGTON TRUST COMPANY, AS OWNER TRUSTEE, HAS BEEN ASSIGNED TO AND IS SUBJECT TO A LIEN AND SECURITY INTEREST IN FAVOR OF FIRST SECURITY BANK, NATIONAL ASSOCIATION, AS INDENTURE TRUSTEE UNDER THE TRUST INDENTURE AND SECURITY AGREEMENT (FEDERAL EXPRESS CORPORATION TRUST NO. N581FE) DATED AS OF MAY 1, 1997 FOR THE BENEFIT OF THE HOLDERS OF THE CERTIFICATES REFERRED TO IN SUCH TRUST INDENTURE AND SECURITY AGREEMENT. THIS LEASE AGREEMENT HAS BEEN EXECUTED IN SEVERAL COUNTERPARTS. ONLY THE CHATTEL-PAPER "ORIGINAL" COUNTERPART CONTAINS THE RECEIPT THEREFOR EXECUTED BY FIRST SECURITY BANK, NATIONAL ASSOCIATION, AS INDENTURE TRUSTEE, ON THE SIGNATURE PAGES THEREOF.


==============================================================================



                               TABLE OF CONTENTS




                                                                          Page
                                                                          ----

Initial Recitals.............................................................1

                                   ARTICLE 1

                                  DEFINITIONS


                                   ARTICLE 2

                          ACCEPTANCE UNDER THE LEASE

   Section 2.01.  Sale and Lease of Aircraft; Term.........................  1

                                   ARTICLE 3

                           RENT AND RENT ADJUSTMENT

   Section 3.01.  [Reserved]...............................................  2
   Section 3.02.  Basic Rent...............................................  2
   Section 3.03.  Supplemental Rent........................................  2
   Section 3.04. Adjustments to Basic Rent, Stipulated Loss Value, Termination Value and the EBO Price After the Delivery
                  Date.....................................................  3
   Section 3.05.  Minimum Basic Rent.......................................  5
   Section 3.06.  Payment to Indenture Trustee.............................  5
   Section 3.07.  Costs and Expenses.......................................  5

                                   ARTICLE 4

                     RENEWAL OPTIONS AND PURCHASE OPTIONS

   Section 4.01.  Renewal Options..........................................  5
   Section 4.02.  Purchase Options.........................................  6
   Section 4.03.  Appraisal Procedures.....................................  8

                                   ARTICLE 5

                        REPRESENTATIONS AND WARRANTIES

   Section 5.01.  Disclaimer of Representations and Warranties............. 10
   Section 5.02.  No Modification of Other Warranties...................... 10
   Section 5.03.  Certain Agreements of the Lessee......................... 11

                                   ARTICLE 6

                                     LIENS

   Section 6.01.  Liens.................................................... 11

                                   ARTICLE 7

                 AIRCRAFT REGISTRATION, MAINTENANCE AND OPERATION

   Section 7.01.  Registration, Maintenance and Operation.................. 12
   Section 7.02.  Possession and Permitted Transfer and Sublease........... 15
   Section 7.03.  Insignia................................................. 19

                                   ARTICLE 8

                       REPLACEMENT AND POOLING OF PARTS

   Section 8.01.  Replacement of Parts..................................... 20
   Section 8.02.  Pooling of Parts......................................... 21

                                   ARTICLE 9

                   ALTERATIONS, MODIFICATIONS AND ADDITIONS

   Section 9.01.  Required Alterations and Modifications................... 21
   Section 9.02.  Other Alterations and Modifications...................... 22

                                  ARTICLE 10

                             VOLUNTARY TERMINATION

   Section 10.01.  Right of Termination Upon Obsolescence or Surplus....... 23
   Section 10.02.  Retention of Aircraft by the Lessor..................... 26
   Section 10.03.  Voluntary Termination as to Engines..................... 27

                                  ARTICLE 11

                        LOSS, DESTRUCTION, REQUISITION

   Section 11.01.  Lessee's Election Rights................................ 27
   Section 11.02.  Payment of Stipulated Loss Value........................ 27
   Section 11.03.  Replacement of Airframe and Engines..................... 28
   Section 11.04.  Event of Loss with Respect to an Engine................. 32
   Section 11.05.  Application of Payments from the Government or Others... 34
   Section 11.06.  Requisition of an Airframe and the Installed Engines for
                   Use by Government....................................... 35
   Section 11.07.  Requisition for Use by Government of an Engine Not
                   Installed on the Airframe............................... 36
   Section 11.08.  Application of Payments During Existence of Certain
                   Defaults................................................ 36

                                  ARTICLE 12

                              RETURN OF AIRCRAFT

   Section 12.01.  Return of Aircraft...................................... 36
   Section 12.02.  Return of Engines....................................... 37
   Section 12.03.  Return of Manuals....................................... 37
   Section 12.04.  Condition of Aircraft................................... 38
   Section 12.05.  Delayed Return of Aircraft.............................. 39
   Section 12.06.  Storage................................................. 40
   Section 12.07.  Special Markings........................................ 40
   Section 12.08.  Lessor's Option to Purchase Parts....................... 40

                                  ARTICLE 13

                                   INSURANCE

   Section 13.01.  Comprehensive Airline Liability and Property Damage
                   Liability Insurance..................................... 41
   Section 13.02.  Insurance Against Loss or Damage to Aircraft and
                   Engines................................................. 43
   Section 13.03.  Application of Insurance Proceeds....................... 45
   Section 13.04.  Reports................................................. 46
   Section 13.05.  Lessor's Insurance...................................... 47
   Section 13.06.  Self-Insurance.......................................... 47

                                  ARTICLE 14

                                  INSPECTION

   Section 14.01.  Right of Inspection..................................... 47
   Section 14.02.  No Obligation to Inspect................................ 48

                                  ARTICLE 15

                                  ASSIGNMENT

   Section 15.01.  Lessee's Right to Assign................................ 48
   Section 15.02.  Citizenship............................................. 49

                                  ARTICLE 16

                               EVENTS OF DEFAULT

   Section 16.01.  Events of Default....................................... 49

                                  ARTICLE 17

                                   REMEDIES

   Section 17.01.  Remedies Upon Lessee's Default.......................... 51
   Section 17.02.  Cumulative Remedies..................................... 54
   Section 17.03.  Waiver.................................................. 54
   Section 17.04.  Lessor's Right to Perform for Lessee.................... 55

                                  ARTICLE 18

                          COVENANT OF QUIET ENJOYMENT

   Section 18.01.  Quiet Enjoyment......................................... 55

                                  ARTICLE 19

                              FURTHER ASSURANCES

   Section 19.01.  Further Assurances...................................... 55

                                  ARTICLE 20

                                   NET LEASE

   Section 20.01.  Nature of Lease......................................... 56

                                  ARTICLE 21

                               SUCCESSOR LESSOR

   Section 21.01.  Successor Lessor........................................ 57

                                  ARTICLE 22

                       SECURITY FOR LESSOR'S OBLIGATIONS

   Section 22.01.  Security for Lessor's Obligations to Holders............ 58
   Section 22.02.  [Reserved].............................................. 58
   Section 22.03.  Consent of Lessee to Assignment of Lease as Security.... 58

                                  ARTICLE 23

                                SECURITY FUNDS

   Section 23.01.  Investment of Security Funds............................ 59

                                  ARTICLE 24

                             CONCERNING THE LESSOR

   Section 24.01.  Lessor's Entry Into Lease............................... 60

                                  ARTICLE 25

                                    NOTICES

   Section 25.01.  Notices................................................. 61

                                  ARTICLE 26

                                  MISCELLANEOUS

   Section 26.01.  Section Headings and Captions........................... 62
   Section 26.02.  References.............................................. 62
   Section 26.03.  APPLICABLE LAW.......................................... 62
   Section 26.04.  Severability............................................ 62
   Section 26.05.  No Oral Modification.................................... 62
   Section 26.06.  Agreement as Chattel Paper.............................. 62
   Section 26.07.  Counterparts............................................ 62
   Section 26.08.  Public Release of Information........................... 63

                                  ARTICLE 27

                                  TRUE LEASE

   Section 27.01.  Intent of the Parties................................... 63
   Section 27.02.  Section 1110 Compliance................................. 63
   Section 27.03.  Finance Lease........................................... 63

   Schedule I   Definitions
   Schedule II  Basic Rent
   Schedule III Stipulated Loss Values
   Schedule IV  Termination Values
   Schedule V   Purchase Option Schedule

   Exhibit A    Form of Lease Supplement
   Exhibit B    Form of Engine Warranty Assignment and Engine Consent


                                LEASE AGREEMENT
                (FEDERAL EXPRESS CORPORATION TRUST NO. N581FE)

         LEASE AGREEMENT (FEDERAL EXPRESS CORPORATION TRUST NO. N581FE) dated as of May 1, 1997 (this "Lease"), between WILMINGTON TRUST COMPANY, a Delaware banking corporation, not in its individual capacity but solely as Owner Trustee under the Trust Agreement (as defined in Article 1 below) (the "Lessor"), and FEDERAL EXPRESS CORPORATION, a Delaware corporation (the "Lessee").


                             W I T N E S S E T H :


         WHEREAS, all capitalized terms used herein shall have the meanings assigned thereto as provided in Article 1 below;

         WHEREAS, subject to the terms and conditions set forth in the Participation Agreement (as hereinafter defined), the Lessee desires, on the Delivery Date (as hereinafter defined), to sell to and to lease from the Lessor and the Lessor is willing to purchase from and lease to the Lessee the Aircraft (as hereinafter defined) in accordance with the terms and conditions set forth in this Lease.

         NOW, THEREFORE, in consideration of the mutual promises herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged by the parties, the Lessor and the Lessee agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS

         Unless the context otherwise requires, the capitalized terms herein shall have the meanings given in Schedule I hereto, for all purposes of this Lease and shall be equally applicable to both the singular and the plural forms of the terms defined.


                                   ARTICLE 2

                          ACCEPTANCE UNDER THE LEASE

         Section 2.01. Sale and Lease of Aircraft; Term. The Lessor, subject to satisfaction or waiver of the conditions set forth in this Lease and in the Participation Agreement, hereby agrees to purchase the Aircraft from the Lessee, and the Lessee agrees to sell the Aircraft to the Lessor on the Delivery Date and agrees immediately thereafter to lease the Aircraft to the Lessee pursuant to this Lease, and the Lessee hereby agrees to lease the Aircraft from the Lessor, such lease to be evidenced by the execution by the Lessor and the Lessee of a Lease Supplement leasing the Aircraft hereunder. Such lease shall last for the Term, at all times during which full legal title to the Aircraft shall remain vested with the Lessor to the exclusion of the Lessee, notwithstanding the possession and use thereof by the Lessee or any other Person. The Lessee agrees that the Lessor will authorize one or more employees of the Lessee, designated by the Lessee in writing, as the authorized representative or representatives of the Lessor to accept delivery of the Aircraft pursuant to the sale of the Aircraft described in the Participation Agreement. The Lessee hereby agrees that in the event delivery of the Aircraft shall be accepted by an employee or employees of the Lessee pursuant to such authorization by the Lessor, such acceptance of delivery by such employee or employees on behalf of the Lessor shall, without further act, irrevocably constitute acceptance by the Lessee of the Aircraft for all purposes of this Lease.


                                   ARTICLE 3

                           RENT AND RENT ADJUSTMENT

         Section 3.01.  [Reserved].

         Section 3.02. Basic Rent. The Lessee agrees to pay to the Lessor in immediately available funds, on each Rent Payment Date, Basic Rent for the Aircraft during the Basic Term, each payment being set forth on Schedule II hereto opposite the applicable Rent Payment Date, subject to increase or decrease as provided in Section 3.04 of this Lease. Each payment of Basic Rent shall be made in arrears or in advance, all as stated in Schedule II hereto.

         Each payment of Basic Rent designated as advance rent shall be allocated over the six-month period beginning on the Rent Payment Date on which such advance rent payment is scheduled to be made, and each installment of Basic Rent that is designated as payable in arrears shall be accrued over the six-month period ending on and including the day immediately preceding the Rent Payment Date on which such arrears payment is scheduled to be made.

         Section 3.03. Supplemental Rent. The Lessee agrees to pay or cause to be paid to the Lessor, or to whomever shall be entitled to it, any and all Supplemental Rent promptly as the same shall become due. If the Lessee fails to pay any Supplemental Rent when due, the Lessor shall have all rights, powers and remedies provided for in this Lease, or by law or equity or otherwise in the case of nonpayment of Basic Rent. The Lessee will also pay to the Person entitled thereto, on demand, as Supplemental Rent, to the extent permitted by applicable law, an amount equal to interest at the Past Due Rate on any part of any installment of Basic Rent not paid when due, for any period until the same shall be paid and on any payment of Supplemental Rent not paid when due, for the period until the same shall be paid. In addition, the Lessee will pay to the Lessor, as Supplemental Rent, in the case of any prepayment of the Certificates pursuant to Section 6.02 of the Indenture (except in the case of any prepayment resulting from an Indenture Event of Default in the absence of an Event of Default) or any prepayment or purchase of the Certificates pursuant to clause (ii) of the first sentence of Section 8.02(a) of the Indenture, an amount equal to the aggregate amount of any Make-Whole Premium payable on such prepayment or purchase. The expiration or other termination of the Lessee's obligation to pay Basic Rent shall not limit or otherwise modify the obligations of the Lessee with respect to the payment of Supplemental Rent.

         Section 3.04. Adjustments to Basic Rent, Stipulated Loss Value, Termination Value and the EBO Price After the Delivery Date. The percentages for Basic Rent referred to in Schedule II hereto and the percentages for Stipulated Loss Value and Termination Value referred to in Schedule III and
Schedule IV hereto, and the EBO Price shall be adjusted (upward or downward) subject to the minimum value established by Section 3.05 hereof and the definitions of Stipulated Loss Value and Termination Value to reflect (i) any costs and expenses paid by the Lessor or the Owner Participants pursuant to
Section 10.01 of the Participation Agreement being greater or less than the Estimated Expense Amount, (ii) any Refinancing pursuant to Section 15.01 of the Participation Agreement, (iii) any reoptimization pursuant to Section 15.02(a) of the Participation Agreement, or (iv) the Delivery Date being other than June 6, 1997. Each such adjustment pursuant to clause (i), (ii) or (iv) of the first sentence of this Section 3.04 shall maintain the Owners' Economic Return (and, while maintaining such Return, minimize the aggregate Net Present Value of Rents to the Lessee) and shall not cause the EBO Price to be less than the greater of (i) the Termination Value as of such Rent Payment Date and
(ii) the estimate set forth in the Appraisal of the Fair Market Value of the Aircraft at the time of exercise of the purchase option under Section 4.02(a)(F) hereof. In the event of an adjustment pursuant to clause (iii) of the first sentence of this Section 3.04, the Owner Participants, acting jointly, may recalculate Basic Rent as set forth in Schedule II hereto in order to maintain the Owners' Economic Return and, subject to the provisions of
Section 15.02 of the Participation Agreement, recalculate the schedule of principal repayments, the Stipulated Loss Value percentages set forth in
Schedule III hereto and the Termination Value percentages set forth in
Schedule IV hereto and the EBO Price in a manner consistent with such recalculation of Basic Rent; provided that any such recalculations may not (A) increase the Net Present Value of Rents to the Lessee, (B) increase as of any date the sum of (1) the Net Present Value of Rents to the Lessee payable through such date plus (2) the present value of the Stipulated Loss Value or the Termination Value or the EBO Price as of such date, in each case discounted to the Delivery Date at the Debt Rate, beyond such net present values prior to such adjustment, or (C) otherwise result in any adverse impact (including tax consequences) to the Lessee for which the Owner Participants severally, as to their respective interests, have not agreed to indemnify the Lessee on terms reasonably acceptable to the Lessee. The Owner Participants shall promptly notify the Lessee and the Lessor and the Lessee shall promptly notify the Owner Participants and the Lessor of the need for any such adjustment pursuant to this Section 3.04. As promptly as feasible after any such notification, the Lessor shall furnish the Lessee with a notice setting forth the amount of any such adjustments together with the calculations upon which the adjustments are based; provided, however, that the Lessor and the Owner Participants shall not be required to disclose to the Lessee in such notice any confidential or proprietary information (including methodology or assumptions) relating to such calculations. At the request and, subject to the next succeeding sentence, expense of the Lessee, the accuracy of the calculation of such adjustments and the consistency of the calculation with the calculation used to determine Basic Rent, Stipulated Loss Values, Termination Values and the EBO Price shall be verified first, by First Chicago Leasing Corporation or such other financial advisor chosen by the Lessee and second, if such adjustments are still believed to be in error and are not reconciled with the Owner Participants within fifteen (15) Business Days, by a firm of nationally recognized independent public accountants selected by the Lessee and reasonably acceptable to the Owner Participants and, in order to enable them to verify such adjustments, the Owner Participants shall make available to such accountants (for their own confidential use and not to be disclosed to the Lessee or any other Person and subject to the execution of a confidentiality agreement reasonably satisfactory to the Owner Participants) all information reasonably necessary for such verification, including the name of the lease analysis program used by the Owner Participants to calculate such adjustments. Notwithstanding anything to the contrary contained herein, no Owner Participant shall be required to release its tax returns to any verifying firm unless such firm is that Owner Participant's regular outside accounting firm. The Lessee will pay the reasonable costs and expenses of the verification process under this Section 3.04 unless as a result of such verification process by the independent public accountants Basic Rent is adjusted and such adjustment causes the Net Present Value of Rents to decline by 10 or more basis points (in which event the Owner Participants shall pay the reasonable costs and expenses of such verification process). The Lessor and the Lessee shall execute and deliver an amendment to this Lease to reflect each adjustment under this Section 3.04.

         All adjustments under this Section 3.04 shall be in compliance with the requirements of Revenue Procedure 75-21, 1975-1 C.B. 715, Sections 4.02(5), 4.07(1), 4.07(2) and 4.08(1) of Revenue Procedure 75-28, 1975-1 C.B. 752 and
Section 1.467-3(c)(2)(i) of the Treasury Regulation and shall be structured so as to not cause the Lease to be a "disqualified leaseback or long-term agreement" within the meaning of Section 467 of the Code.

         Section 3.05. Minimum Basic Rent. Notwithstanding any other provisions of the Operative Agreements to the contrary, each installment of Basic Rent due on each Rent Payment Date and not constituting an Excepted Payment shall be, under any and all circumstances, an amount at least sufficient to pay in full any installment of principal of and interest on the Certificates required to be paid pursuant to the Certificates (other than amounts becoming due on account of the exercise of remedies pursuant to
Article 17 hereof) on such Rent Payment Date.

         Section 3.06. Payment to Indenture Trustee. All Rent payable by the Lessee to the Lessor shall be paid to the Lessor at its principal office 1100 North Market Street, Rodney Square North, Wilmington, Delaware 19890-0001,
Attention: Corporate Trust Department, or as the Lessor may otherwise direct, by wire transfer of immediately available funds in U.S. Dollars with sufficient information to identify sources and applications of such funds no later than 10:30 a.m., New York time on the due date of such payment; provided, however, that so long as the Lien of the Indenture shall not have been discharged the Lessor hereby directs, and the Lessee agrees, that all Rent (other than Excepted Payments not constituting Basic Rent, which shall be paid by the Lessee directly to the Person entitled thereto) (all without set-off or counterclaim as and to the extent provided in Article 20 hereof) shall be paid directly to the Indenture Trustee at its principal office at 79 South Main Street, Salt Lake City, Utah 84111, Attention: Corporate Trust Department, or as the Indenture Trustee may otherwise direct by wire transfer of immediately available funds in U.S. Dollars no later than 10:30 a.m., New York time, on the due date of such payment. In any case where a scheduled Rent Payment Date shall not be a Business Day such Rent Payment Date shall be adjourned to the next succeeding Business Day without interest thereon for the period of such extension (provided that payment is made on such next succeeding Business Day).

         Section 3.07. Costs and Expenses. As between the Lessor and the Lessee, all obligations under this Lease shall be done, performed and complied with at the Lessee's cost and expense, whether or not so expressed, unless otherwise expressly stated to the contrary.


                                   ARTICLE 4

                     RENEWAL OPTIONS AND PURCHASE OPTIONS

         Section 4.01. Renewal Options. (a) Election to Renew or Purchase. The Lessee shall provide the Lessor with irrevocable written notice (the "Preliminary Notice") not more than 360 days nor less than 180 days prior to the end of the Basic Term or the preceding Renewal Term, as the case may be, whether it will exercise its options either to renew this Lease pursuant to this Section 4.01 or to purchase the Aircraft pursuant to Section 4.02(a)(B) hereof or, if a further Renewal Term is available, pursuant to Section 4.02(a)(C) hereof.

         Provided that (i) no Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing at the time of renewal, (ii) this Lease has not otherwise expired or terminated, and (iii) the Lessee shall have timely delivered the respective Preliminary Notice, the Lessee may, by irrevocable written notice delivered to the Lessor not less than 30 days prior to the end of the Basic Term or any prior Renewal Term, extend the Term for one or two Fixed Renewal Terms of one (1) year not to exceed two (2) years. The Lessee shall pay the Fixed Renewal Rent during any Fixed Renewal Term. In addition, provided that (i) no Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing at the time of renewal, (ii) this Lease has not otherwise expired or terminated, and (iii) the Lessee shall have delivered the Preliminary Notice, the Lessee may, on no more than two occasions, by written notice delivered to the Lessor not less than 30 days prior to the end of the Basic Term or the preceding Renewal Term, as the case may be, elect to extend the Term for a Renewal Term or further Renewal Term commencing on the expiration of the Basic Term or the preceding Renewal Term and ending one or two years thereafter for a rent equal to the then-current Fair Market Rental of the Aircraft. The Term may be extended pursuant to this paragraph for an aggregate of no more than two years following the Basic Term or any Fixed Renewal Term, if applicable.

         (b) Terms and Conditions. Any such renewal shall be on the same terms and conditions as provided herein, except that (i) rent for the Aircraft due during any Renewal Term shall be payable semi-annually in arrears on the dates corresponding to the Rent Payment Dates during such Renewal Term, and
(ii) during any Renewal Term, the Stipulated Loss Value for the Aircraft shall as of any Stipulated Loss Value Determination Date during the Renewal Term be equal to the higher of the Stipulated Loss Value and the Fair Market Value of the Aircraft as of the end of the Basic Term.

         Section 4.02.  Purchase Options.  (a)  Election to Purchase.
Provided that (i) this Lease has not otherwise expired or terminated, (ii) either no Event of Default shall have occurred and be continuing at the time of the notice provided below or, if an Event of Default occurs after such notice has been given, the Lessee shall have provided evidence reasonably satisfactory to the Lessor and each Owner Participant of its financial ability to purchase the Aircraft and (iii) the Lessee shall have previously given the Preliminary Notice under Section 4.01(a) hereof (in the case of paragraph (B) below or, if a further Renewal Term is available, paragraph (C) below) or the applicable notice for each other paragraph below, as the case may be, the Lessee may:

         (A) by written notice delivered to the Lessor, the Indenture Trustee and each Owner Participant, not more than 360 nor less than 90 days prior to the applicable Rent Payment Date, elect to terminate the Lease and purchase the Aircraft on the Rent Payment Date falling on either January 15, 2012 or January 15, 2017, for, at the Lessee's option, either (1) an amount in immediately available funds equal to the greater of the Fair Market Value or the Termination Value on such date or (2)(i) the assumption by the Lessee, pursuant to Section 7.11 of the Participation Agreement, of all of the obligations of the Lessor under the Indenture, the Certificates and Section 7.04 of the Participation Agreement and (ii) the payment to the Lessor of an amount equal to the excess of (A) the greater of the Fair Market Value or the Termination Value on such date over (B) the unpaid principal of the Certificates plus accrued interest as of such date. Such notice (which shall be revocable by the Lessee upon at least 30 days' written notice prior to the applicable Rent Payment Date) shall either direct the Lessor to prepay the Certificates in full on such Termination Date pursuant to Section 6.02 of the Indenture or state that the Lessee shall exercise its option to assume the Certificates pursuant to Section
   7.11 of the Participation Agreement; or

         (B) by irrevocable written notice delivered to the Lessor and each Owner Participant not more than 360 nor less than 30 days prior to the end of the Basic Term, elect to purchase the Aircraft on the last day of the Basic Term for an amount equal to the Fair Market Value thereof on such date; or

         (C) by irrevocable written notice delivered to the Lessor and each Owner Participant not more than 360 days nor less than 180 days (30 days if a Preliminary Notice shall have been previously given) prior to the end of any Renewal Term, elect to terminate the Lease and purchase the Aircraft on the last day of such Renewal Term at a price equal to the Fair Market Value of the Aircraft on such day; provided, however, that the Lessee shall have paid all Rent due and payable under this Lease on or prior to the expiration of any such Renewal Term; or

         (D) exercise the purchase option in this Section 4.02(a)(D) which is more particularly described in Schedule V hereto by reference to this
   Section 4.02(a)(D) and which shall be in an amount not less than the greater of the amount specified in Schedule V hereto and the Fair Market Value;

         (E) exercise the purchase option in this Section 4.02(a)(E) which is more particularly described in Schedule V hereto by reference to this
   Section 4.02(a)(E) and which shall be in an amount not less than the greater of the amount specified in Schedule V hereto and the Fair Market Value; or

         (F) to terminate this Lease on January 15, 2015 and purchase the Aircraft on such Rent Payment Date for an amount equal to the percentage of the Purchase Price set forth in Ancillary Agreement I with respect to this
   Section 4.02(a)(F) ("EBO Price") which amount shall not be less than the greater of (i) the Termination Value as of such Rent Payment Date and (ii) the estimate set forth in the Appraisal of the Fair Market Value at the time of exercise of the purchase option under this Section 4.02(a)(F).

         The Lessee shall give the Lessor, each Owner Participant and the Indenture Trustee not more than 360 days and not less than 90 days' prior written notice of its election to purchase pursuant to Section 4.02(a)(D), 4.02(a)(E) or 4.02(a)(F) hereof. Such notice shall either direct the Lessor to prepay the Certificates in full on such Termination Date pursuant to
Section 6.02 of the Indenture or state that the Lessee shall exercise its option to assume the Certificates pursuant to Section 7.11 of the Participation Agreement and Section 2.12 of the Indenture. In the event that the Lessee shall have given notice to purchase the Aircraft under Section 4.02(a)(A), 4.02(a)(D), 4.02(a)(E) or 4.02(a)(F) hereof and shall fail to make payment (and, if applicable, assume the Certificates) on the applicable Termination Date, the Lease shall continue and the Lessee shall pay to the Owner Trustee any losses, costs and expenses of the Owner Participants incurred in connection with such failure.

         (b) Terms and Conditions. If the Lessee elects to purchase the Aircraft pursuant to Section 4.02(a) hereof, the Lessee shall pay to the Lessor on the applicable Termination Date by wire transfer of immediately available funds any Basic Rent payable on such Termination Date (if payable in arrears but not if in advance), the applicable purchase price together with any other amounts past due hereunder and all other Supplemental Rent then due under this Lease including, without limitation, the aggregate amount of any Make-Whole Premium applicable to any Certificate (if such purchase occurs prior to the Premium Termination Date for such Certificate) and amounts due under the Participation Agreement and the Tax Indemnity Agreements, whereupon (and upon discharge of the Lien of the Indenture in accordance with Section
14.01 thereof) the Lessor will transfer to the Lessee, without recourse or warranty (except as to the absence of Lessor's Liens), all of the Lessor's right, title and interest in and to the Aircraft on an "as-is, where is" basis. In connection with such transfer, the Lessee shall prepare and the Lessor shall execute or arrange for the execution of a bill of sale evidencing such transfer and such other documents as the Lessee may reasonably require. In connection with any termination or proposed termination of this Lease, the Lessee shall pay, at the time of the applicable Termination Date, all related reasonable costs and expenses of the Owner Participants, the Lessor and the Indenture Trustee.

         Section 4.03. Appraisal Procedures. (a) Generally. Whenever Fair Market Rental or Fair Market Value is required to be determined under this Lease (unless otherwise provided herein), it shall be determined by the mutual agreement of the Lessor and the Lessee in accordance with the definitions of such terms in Schedule I hereto. If the Lessee and the Lessor cannot agree by the date 60 days prior to the date for exercise of the applicable option, such amount shall be determined by independent appraisal conducted by appraisers selected pursuant to Section 4.03(b) hereof. At any time prior to final determination of such amount pursuant to Section 4.03(b) hereof, the Lessee and the Lessor shall be entitled to submit to the appraisers (and shall submit to each other any bids submitted to the appraisers) any bids from unrelated third parties, and such bids shall be accorded the weight such appraisers deem appropriate. The Lessor and the Lessee shall each have an opportunity to comment on any such bids after receiving a copy thereof.

         (b) Selection. If an independent appraisal is required pursuant to this Lease, the Lessor and the Lessee shall consult for the purpose of appointing a mutually acceptable, qualified aircraft appraiser. If they are unable to agree on a single appraiser within ten (10) Business Days, then the independent appraisal shall be arrived at by mutual agreement of two nationally recognized, independent aircraft appraisers, one chosen by the Lessor and one chosen by the Lessee, or, if such appraisers cannot agree on the amount of such appraisal, their appraisals shall be treated in the manner described in Section 4.03(c) hereof with an appraisal arrived at by a third nationally recognized, independent aircraft appraiser chosen by the mutual consent of such two appraisers; provided, however, that if either party shall fail to appoint an appraiser within fifteen (15) Business Days after a written request to do so by the other party, or if such two appraisers cannot agree on the amount of such appraisal and fail to appoint a third appraiser within twenty (20) Business Days after the date of the appointment of the second of such appraisers, then either party may initiate an arbitration proceeding with the American Arbitration Association for purposes of appointing a nationally recognized, independent aircraft appraiser.

         (c) Valuation. If one appraiser is chosen, the value determined by such appraiser shall be final and binding upon the Lessor and the Lessee. If two appraisers are chosen, one appraiser by the Lessor and one by the Lessee, and such appraisers agree on the value, such value shall be final and binding upon the Lessor and the Lessee. If three appraisers shall be appointed and the difference between the determination which is farther from the middle determination is more than 125% of the difference between the middle determination and the third determination, then such further determination shall be excluded, the remaining two determinations shall be averaged, and such average shall be final and binding upon the Lessor and the Lessee. Otherwise, the average of all three determinations shall be final and binding upon the Lessor and the Lessee.

         (d) Rules of Appraisal. Any appraisal pursuant to this Section 4.03 shall be conducted in accordance with the commercial rules of the American Arbitration Association as then in effect, as modified by this Section 4.03 and the definitions of Fair Market Value and Fair Market Rental. All expenses of any independent appraisal shall be borne by the Lessee, except that each of the Lessee and the Owner Participants (in the case of the Lessor) shall bear any fees, costs and expenses of its respective attorneys in connection with such appraisal except in the case of an Event of Default or in the case of a revocation by the Lessee of its election to terminate the Lease under Section
4.02 hereof, in which case such expenses shall be borne by the Lessee.


                                   ARTICLE 5

                        REPRESENTATIONS AND WARRANTIES


         Section 5.01. Disclaimer of Representations and Warranties. THE LESSEE ACKNOWLEDGES AND AGREES THAT (i) THE AIRFRAME AND EACH ENGINE IS OF A SIZE, DESIGN, AND CAPACITY AND MANUFACTURE SELECTED BY AND ACCEPTABLE TO THE LESSEE, (ii) THE LESSEE IS SATISFIED THAT THE AIRFRAME AND EACH ENGINE IS SUITABLE FOR ITS PURPOSES, (iii) NEITHER OF THE OWNER PARTICIPANTS NOR THE LESSOR IS A MANUFACTURER OR A DEALER IN PROPERTY OF SUCH KIND AND (iv) THE AIRFRAME AND EACH ENGINE IS LEASED HEREUNDER SUBJECT TO ALL APPLICABLE LAWS AND GOVERNMENTAL REGULATIONS, NOW IN EFFECT OR HEREAFTER ADOPTED, WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND BY THE LESSOR (IN ITS INDIVIDUAL CAPACITY OR AS OWNER TRUSTEE), THE INDENTURE TRUSTEE, THE OWNER PARTICIPANTS OR ANY HOLDER. THE LESSOR LEASES THE AIRFRAME AND EACH ENGINE, AS-IS, WHERE-IS, AND NEITHER THE LESSOR (IN ITS INDIVIDUAL CAPACITY OR AS OWNER TRUSTEE), THE INDENTURE TRUSTEE, THE OWNER PARTICIPANTS NOR ANY HOLDER MAKES, HAS MADE OR SHALL BE DEEMED TO HAVE MADE, AND EACH HAS AND WILL HAVE BEEN DEEMED TO HAVE EXPRESSLY DISCLAIMED, ANY WARRANTY OR REPRESENTATION EITHER EXPRESS OR IMPLIED, AS TO (A) THE TITLE, AIRWORTHINESS, WORKMANSHIP, CONDITION, VALUE, FITNESS FOR ANY PARTICULAR USE OR PURPOSE, DESIGN, OPERATION OR MERCHANTABILITY OF THE AIRFRAME, EACH ENGINE OR ANY PART THEREOF, (B) THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, (C) THE ABSENCE OF ANY INFRINGEMENT OF ANY PATENT, TRADEMARK OR COPYRIGHT, (D) THE ABSENCE OF OBLIGATIONS BASED ON STRICT LIABILITY IN TORT, (E) THE LESSOR'S TITLE THERETO, (F) THE LESSEE'S OR ANY SUBLESSEE'S RIGHT TO THE QUIET ENJOYMENT THEREOF (EXCEPT AS PROVIDED IN ARTICLE 18 HEREOF) OR (G) ANY OTHER MATTER WHATSOEVER. IT IS AGREED THAT ALL RISKS INCIDENT TO THE MATTERS DISCUSSED IN THE PRECEDING SENTENCE, AS AMONG THE LESSOR, THE INDENTURE TRUSTEE, THE OWNER PARTICIPANTS AND THE LESSEE, ARE TO BE BORNE BY THE LESSEE. The provisions of this Section 5.01 have been negotiated by the Lessor and the Lessee and, except as provided in Article 7 of the Participation Agreement, are intended to be a complete exclusion and negation of any representations or warranties of the Lessor, the Indenture Trustee and the Owner Participants, express or implied, with respect to the Airframe and each Engine that may arise pursuant to any law now or hereafter in effect, or otherwise.

         Section 5.02. No Modification of Other Warranties. None of the provisions of this Article 5 or any other provision of this Lease shall be deemed to amend, modify or otherwise affect the representations, warranties or other obligations (express or implied) of the Lessee, the Manufacturer or the Engine Manufacturer or any of their respective subcontractors or suppliers, with respect to the Airframe, the Engines or any Parts incorporated or installed in or attached to the Airframe or Engines, which, in the case of the Manufacturer or the Engine Manufacturer, have been assigned to the Lessor by the Lessee, or to release the Lessee, the Manufacturer or the Engine Manufacturer or any of their respective subcontractors or suppliers from any such representation, warranty or obligation. So long as an Event of Default shall not have occurred and be continuing under this Lease and to the extent permitted under the applicable warranty, patent indemnity, or service-life policy, (i) the Lessor shall assign or otherwise make available to the Lessee such rights as the Lessor may have under any warranty, patent indemnity, or service-life policy made or given by the Manufacturer or the Engine Manufacturer or any of their respective subcontractors or suppliers, and any other claims against the Manufacturer and the Engine Manufacturer or any such subcontractor or supplier with respect to the Aircraft, including all rights to demand, accept and retain all rights in and to property (other than the Aircraft), data and services of any kind which the Manufacturer and the Engine Manufacturer are obligated to provide and do provide pursuant to the Modification Agreement or the GTA with respect to the Aircraft; and (ii) all payments pursuant to any manufacturer's or subcontractor's warranty, patent indemnity, or service-life policy obligation shall be paid to the Lessee and the Lessee shall apply such payments to the cost of repair or correction of any condition of the Aircraft which gave rise to such payments.

         Section 5.03. Certain Agreements of the Lessee. The Lessee agrees with the Lessor for the benefit of the Owner Participants that the Lessee shall perform the agreements, covenants and indemnities of the Lessee set forth in the Participation Agreement to the extent the same are applicable to each Owner Participant, as fully and to the same extent and with the same force and effect as if set forth in full in this Article 5.


                                   ARTICLE 6

                                     LIENS

         Section 6.01. Liens. The Lessee will not directly or indirectly create, incur, assume or suffer to exist, and will promptly, at its own cost and expense, take such action as may be necessary to discharge, any Lien on or with respect to the Lessor's Estate or this Lease or the Aircraft, the Airframe or any Engine or any Part or title thereto or any interest therein except:

         (a) the respective rights of the Lessor and the Lessee as provided in this Lease, the security interest and Lien of the Indenture and the rights of the Owner Participants, the Lessor and the Indenture Trustee under the Trust Agreement, the Indenture and the Participation Agreement;

         (b) the rights of any sublessee or transferee or other Person under a sublease, transfer, assignment or other such arrangement expressly permitted by the terms of this Lease;

         (c) Lessor's Liens and Indenture Trustee's Liens to the extent required to be discharged by any Owner Participant, the Lessor or the Indenture Trustee, as the case may be, in accordance with Section 7.03(b), 7.04(b) or 7.05(b) of the Participation Agreement;

         (d) Liens for Taxes imposed against the Lessee either not yet due or being contested in good faith by appropriate proceedings so long as such Liens or proceedings do not involve any material danger of the sale, forfeiture or loss of the Lessor's Estate, the Aircraft, the Airframe or any Engine or any interest therein or any material risk of civil liabilities (unless the Owner Trustee, the Indenture Trustee and the Owner Participants shall be indemnified to its satisfaction against such liabilities by the Lessee) or any risk of the assertion of criminal charges against the Lessor, any Owner Participant, the Indenture Trustee or any Holder;

         (e) materialmen's, mechanics', workmen's, repairmen's, employees' or other like Liens arising against the Lessee in the ordinary course of the Lessee's business for amounts the payment of which is either not yet due or is being contested in good faith by appropriate proceedings so long as such Liens or proceedings do not involve any material danger of the sale, forfeiture or loss of the Lessor's Estate, the Aircraft, the Airframe or any Engine or any interest therein; and

         (f) Liens arising from judgments or awards against the Lessee with respect to which (i) at the time an appeal or proceeding for review is being prosecuted in good faith and with respect to which there shall have been secured a stay of execution pending such appeal or proceeding for review and then only for the period of such stay and (ii) there is not, and such proceedings do not involve, any material danger of the sale, forfeiture or loss of the Lessor's Estate, the Aircraft, Airframe or any Engine or any interest therein.


                                   ARTICLE 7

                 AIRCRAFT REGISTRATION, MAINTENANCE AND OPERATION

         Section 7.01. Registration, Maintenance and Operation. The Lessee, at its own cost and expense, shall:

         (a) upon payment by the Lessor of the Purchase Price on the Delivery Date, cause the Aircraft to be duly registered in the name of the Lessor as owner, pursuant to the Transportation Code and, subject to the proviso to
   Section 6.03(b) of the Participation Agreement, to remain at all times duly registered pursuant to the Transportation Code and at all times act in accordance with the rules and regulations of the Aeronautics Authority or the applicable laws, rules and regulations of any other jurisdiction in which the Aircraft may then be registered in accordance with Section 6.03(b) of the Participation Agreement;

         (b) maintain, inspect, service, repair, test and overhaul the Aircraft (or cause the same to be done) so as to keep the Aircraft (and any engine which is not an Engine but is installed on the Aircraft) in as good operating condition as when delivered to the Lessor on the Delivery Date, ordinary wear and tear excepted, and in any event (i) in accordance with the applicable regulations of the Aeronautics Authority or of the regulatory agency or body of any other jurisdiction in which the Aircraft may then be registered pursuant to Section 6.03(b) of the Participation Agreement and the Lessee's maintenance program approved by the Aeronautics Authority or such agency or body, (ii) in the same manner and with the same care used by the Lessee with respect to other McDonnell Douglas MD-11F series aircraft and CF6-80C2-D1F series engines (or other engines permitted by the terms of this Lease to be used on the Aircraft) owned, operated or leased by the Lessee, to the extent that the same regulations, and the Lessee's FAA-approved maintenance program shall apply to any such aircraft and related engines, owned or leased by the Lessee, and utilized in similar circumstances, and without discriminating against the Aircraft, with respect to its use, operation or maintenance in contemplation of the expiration or termination of this Lease other than withdrawal of the Aircraft from use and operation as is necessary to prepare the Aircraft for return to the Lessor upon such expiration or termination, and (iii) so as to keep the Aircraft in such condition as may be necessary to enable its airworthiness certification to be maintained in good standing at all times under the Transportation Code or any applicable rule or regulation of the applicable regulatory agency or body of any other jurisdiction in which the Aircraft may then be registered;

         (c) maintain, or cause to be maintained, all records, logs and other materials in respect of the Aircraft required by the Aeronautics Authority, or the applicable regulatory agency or body of any other jurisdiction in which the Aircraft may then be registered, all such records and logs to be maintained in the English language, to the extent required by the Transportation Code (which records, logs and other materials shall, as between the Lessor and the Lessee and all parties claiming through the Lessee, be the property of the Lessor but shall become the property of the Lessee upon purchase by the Lessee of the Aircraft pursuant to the terms of this Lease or upon the occurrence of an Event of Loss and the Lessee's compliance with Section 11.03 hereof);

         (d) promptly furnish to the Lessor such information within the Lessee's possession as may be required to enable the Lessor to file any reports to be filed by the Lessor with any governmental authority because of the Lessor's ownership of or any Owner Participant's interest in the Aircraft;

         (e) not maintain, service, repair, overhaul, use or operate the Aircraft or any Engine in violation of any airworthiness certificate or registration relating thereto, or in violation of any law or any license, rule, regulation or order of or by any government or governmental authority having jurisdiction over the Lessee or the Aircraft or any Engine or for any purpose for which the Aircraft or any Engine is not designed; provided, however, that the Lessee (or if a sublease shall then be in effect, the sublessee thereunder) may in good faith contest the validity or application of any such law, license, rule, regulation or order in any manner that does not adversely affect the Lessor, its right, title or interest in the Aircraft or any Engine or the interests of the Indenture Trustee or the Owner Participants therein, or in any Operative Agreement (excluding any interests indemnified for under the Tax Indemnity Agreements) and such contest or non-compliance will not result in any material risk of loss, forfeiture or damage to the Aircraft or in any risk of criminal liability to the Lessor, the Indenture Trustee or any Owner Participant; and if any such law, license, rule, regulation or order requires alteration of the Aircraft or any Engine, the Lessee will conform the same therewith at its own cost and expense and will maintain the Aircraft or any Engine in compliance with such law, license, rule, regulation or order; and

         (f) not operate or locate the Airframe or any Engine, or suffer the Airframe or any Engine to be operated or located (x) in any area excluded from coverage by any insurance policy required by the terms of Article 13 hereof or (y) in any war zone or in the Lessee's reasonable judgment, area of recognized hostilities, unless the Lessee has obtained, prior to the operation or location of the Airframe or any Engine in such area, indemnification from the Government, or other insurance, against the risks and in the amounts required by, and in compliance with, Article 13 hereof covering such area (except, in the case of a requisition for use by the Government, to the extent that the Lessee certifies that such insurance is unobtainable after diligent effort or is obtainable only at unreasonably high rates or on unduly financially burdensome terms and conditions) (and naming the Lessor, or so long as this Lease is assigned to the Indenture Trustee, the Indenture Trustee, as sole loss payee in respect of indemnification or insurance payable in respect of casualties to the Aircraft) or unless the Aircraft is only temporarily located in such area as a result of an isolated occurrence attributable to a hijacking, medical emergency, equipment malfunction, weather conditions, navigational error or other similar unforeseen circumstances and the Lessee is using its good faith efforts to remove the Aircraft from such area.

         The Lessee may, at any time during the Term, install an engine or engines on the Airframe and operate the Aircraft with such engine or engines installed thereon and the Lessor shall have no right, title or interest in and to any such engine until such time, if any, that such engine is returned to the Lessor under Section 12.02 hereof.

         Section 7.02. Possession and Permitted Transfer and Sublease. (a) Conditions. The Lessee will not, without the prior written consent of the Lessor, sublease or otherwise in any manner deliver, transfer or relinquish possession of the Aircraft, the Airframe or any Engine or install any Engine, or permit any Engine to be installed, on any airframe other than the Airframe; provided, that, so long as (i) in the case of clause (i) below, no Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing, (ii) the Lien of the Indenture is not impaired thereby, (iii) all applicable governmental approvals in connection therewith have been obtained and (iv) the Lessee shall comply with the provisions of Article 13 hereof, the Lessee may without the prior written consent of the Lessor:

         (i) so long as the sublessee is generally meeting its material obligations as they come due and is not subject to a proceeding or final order under applicable bankruptcy, insolvency or reorganization laws on the date the sublease is entered into (and on the date of notice from the Lessee) and with 30 days' prior written notice to the Lessor and the Owner Participants, (A) sublease the Aircraft or any Engine to a U.S. Air Carrier, (B) sublease the Aircraft or any Engine to an Air Carrier which is principally based in and domiciled in one of the countries listed on
   Schedule III of the Participation Agreement, (C) sublease the Aircraft or any Engine to an Air Carrier that is principally based in and a domiciliary of a country which is a party to the International Convention on the Recognition of Rights in Aircraft, or (D) sublease the Aircraft or any Engine to any other Air Carrier not described in this Section which shall be reasonably acceptable to the Lessor as evidenced by its prior written consent; provided, that, with respect to clauses (B) and (C) above, at the time of any such sublease the United States of America maintains full diplomatic relations with the country in which such Air Carrier is principally based and domiciled. In the case of any sublease (x) such sublease shall include the provisions required by Section 7.02(b) hereof and expressly require the sublessee to operate and maintain the Aircraft in compliance with the applicable provisions of this Lease, (y) such sublease shall provide that such sublessee will not transfer possession of, or any other rights to, the subleased Airframe or any Engine to any other Person without the prior written consent of the Lessor (except as permitted by subparagraphs (ii) through (viii) below) and (z) such sublease shall expire not later than the expiration of the Basic Term or any applicable Renewal Term hereof. Prior to any sublease to an Air Carrier permitted under
   Section 7.02(a)(i)(C): (I) the maintenance standards of the aeronautical authority of the country of domicile or principal operation of the sublessee taken as a whole shall not be materially less stringent than those of the FAA and the sublease will provide that the maintenance performed during such sublease will meet in all material respects such maintenance standards; (II) the Lessee will provide opinions of counsel (such counsel and the form and substance of such opinions to be reasonably satisfactory to the Lessor and the Indenture Trustee) with respect to (A) the legality, validity and enforceability of the Operative Agreements and the sublease in such country, (B) that the laws of such country require fair compensation by the government of such country payable in a currency freely convertible into U.S. dollars for the loss of the use of or title to the Aircraft in the event of a requisition of use or title by such government, (C) the Lessor's title to the subleased equipment will be recognized, (D) the required agreement of such foreign air carrier that its rights under the sublease are subject and subordinate to all the terms of this Lease is enforceable against such foreign air carrier under applicable law (subject only to customary exceptions to enforceability), (E) that it is not necessary for any Owner Participant, the Lessor or the Indenture Trustee to register or qualify to do business in such country as a result of the proposed sublease or in order for any Owner Participant, the Lessor or the Indenture Trustee to enforce the terms and conditions of the Operative Agreements, (F) there is no tort liability of the owner of an aircraft not in possession thereof or of Persons lending money to such an owner for the purchase of an aircraft, under the laws of such jurisdiction other than tort liability which might have been imposed on such owner or Persons under the laws of the United States or any state thereof (it being understood that, in the event that such latter opinion cannot be given in a form satisfactory to the Lessor, such opinion shall be waived if insurance reasonably satisfactory to the Lessor is available to cover such risk to any Owner Participant and is provided at or before the execution of such a sublease, at the Lessee's cost and expense) and (G) that there exist no possessory rights in favor of such sublessee under the laws of such country which would, upon bankruptcy or insolvency of the Lessee (and assuming that at such time such sublessee is not bankrupt or insolvent) prevent the return of the Aircraft in accordance with the terms of this Lease; (III) all necessary governmental approvals required for the subleased equipment, the Airframe or any Engine, as the case may be, to be imported and, to the extent reasonably obtainable, exported from the applicable country of domicile upon repossession of such subleased equipment by the Lessor (and the Lessee as sublessor), shall have been procured at the Lessee's own cost and expense by the Lessee prior to commencement of any such sublease; (IV) duties and tariffs, if applicable, shall be paid for by the Lessee; and (V) the Lessee shall effect or cause to be effected at the Lessee's own cost and expense all recordings and filings that are required to continue the Lessor's right, title and interest to the Aircraft and rights under the Lease (and sublease) and to perfect and maintain the priority of the Lien of the Indenture;

         (ii) subject the Airframe or permit the Airframe to be subjected to normal interchange agreements or subject the Engines or permit any Engine to be subjected to normal interchange or pooling agreements or arrangements, in each case customary in the airline industry, entered into by the Lessee in the ordinary course of its business with a vendor domiciled in the United States or in a country with which the United States maintains full diplomatic relations or (x) any U.S. Air Carrier or (y) any foreign Air Carrier which is (I) organized in a country listed on Schedule III to the Participation Agreement, (II) organized in a country with which the United States then maintains full diplomatic relations, (III) is a party to the Convention on the International Recognition of Rights in Aircraft or (IV) otherwise provides equivalent protection to owners, lessors and mortgagees of aircraft; provided that no transfer of the registration of the Airframe or any Engine shall be effected and that throughout the period that the Airframe or any Engine is subjected to such interchange or pooling agreement or arrangement the terms of this Lease shall be observed; and provided, further, that no such agreement or arrangement contemplates or requires the transfer of title to or registration of the Airframe or any Engine, and if the Lessor's title to any Engine shall nonetheless be divested under any such agreement or arrangement, such divestiture shall be deemed to be an Event of Loss with respect to such Engine and the Lessee shall comply with Section 11.04 of this Lease in respect of such Engine;

         (iii) deliver or permit the delivery of possession of the Airframe or any Engine to their respective manufacturers or certified maintenance providers for testing, service, repair, maintenance or overhaul work or for alterations or modifications in or additions to the Airframe or any Engine to the extent required or permitted by the terms of Article 9 hereof;

         (iv) transfer or permit the transfer of possession of the Airframe or any Engine pursuant to a contract or agreement with the Government or pursuant to the Civil Reserve Air Fleet Program administered pursuant to Executive Order No. 12056, as amended ("CRAF Program"), or any similar or substitute programs of the Government, so long as the Lessee (or any permitted sublessee or transferee pursuant to this Section) shall promptly notify the Lessor upon such transfer of possession and provide the Lessor and the Indenture Trustee with the name and address of the Contracting Officer or representative of the Military Aircraft Command of the United States Air Force to whom notices must be given in respect of the Aircraft, provided, that if such transfer of possession continues beyond the end of the Basic Term or the then-current Renewal Term, the Basic Term or the Renewal Term, as applicable, shall be automatically extended (including the obligation to pay Rent per diem at a rate equal to the Fair Market Rental or such higher compensation being paid by the Government pursuant to the CRAF Program) for six (6) months after the end of the Term (or, if shorter, until the date of return of the Aircraft, so long as the Lessor receives at least six (6) months' notice of such date of return);

         (v) install or permit the installation of an Engine on an airframe which is owned by the Lessee or any permitted sublessee free and clear of all Liens, except (A) Liens of the type permitted under Section 6.01 hereof, (B) Liens which apply only to the engines (other than an Engine), appliances, parts, instruments, appurtenances, accessories, furnishings and other equipment (other than Parts) installed on such airframe and which do not apply to substantially all of such airframe and (C) the rights of an Air Carrier under normal interchange or pooling agreements which are customary in the airline industry and do not contemplate or require the transfer of title to such airframe or the engines installed on it;

         (vi) install or permit the installation of an Engine on an airframe leased to the Lessee or any permitted sublessee or transferee or purchased by the Lessee subject to a conditional sale or other security agreement, provided that (A) such lease, conditional sale or other security agreement does not cover the Engine so installed and the Lessee shall have received from the lessor, conditional vendor or secured party of such airframe an agreement (which may be the lease or conditional sale or other security agreement covering such airframe), whereby such lessor, conditional vendor or secured party expressly agrees that neither it nor its successors or assigns will acquire or claim any right, title or interest in any Engine by reason of such Engine being installed on such airframe at any time, and (B) such airframe is and remains free and clear of all Liens except the rights of the parties to the lease or conditional sale or other security agreement covering such airframe and Liens of the type permitted by subparagraph (v) of this Section 7.02(a);

         (vii) install or permit the installation of an Engine on an airframe owned by the Lessee, leased to the Lessee or purchased by the Lessee subject to a conditional sale or other security agreement under circumstances where neither subparagraph (v) nor subparagraph (vi) of this
   Section 7.02(a) is applicable, provided that such installation shall be deemed an Event of Loss with respect to such Engine and the Lessee shall comply with Section 11.04 hereof in respect of such Engine, the Lessor not intending to waive any right, title or interest it may have to or in such Engine under applicable law until compliance by the Lessee with such
   Section 11.04; and

         (viii) enter into a wet lease under which the Lessee has effective control of the Aircraft in the ordinary course of the Lessee's business which shall not be considered a transfer of possession hereunder, provided that the Lessee's obligations under this Lease shall continue in full force and effect notwithstanding any such wet lease.

         (b) Rights of Transferee. Notwithstanding the provisions of Section 7.02(a) hereof, the rights of any transferee who takes possession of the Aircraft, the Airframe or any Engine by reason of a transfer permitted by
Section 7.02(a) hereof shall be subject and subordinate to, and any sublease or wet lease permitted by Section 7.02(a) hereof shall be made expressly subject and subordinate to, all the terms of this Lease, including, without limitation, the Lessor's right to repossession pursuant to Article 17 hereof and to avoid such sublease upon such repossession, and the Lessee shall remain primarily liable for the performance of all the terms of this Lease to the same extent as if such sublease or transfer had not occurred. Any such sublease shall include appropriate provisions for the maintenance, inspection (as required by Section 14.01 hereof), operation, use and insurance of the Aircraft, the Airframe and each Engine in accordance with the provisions of this Lease and shall provide assurances reasonably satisfactory to the Lessor that the sublessee may not further sublease any of such equipment. The Lessee shall give the Lessor, each Owner Participant and the Indenture Trustee 10 Business Days' prior written notice of any sublease of the Airframe with a term in excess of one year. The Lessee shall promptly provide the Lessor, each Owner Participant and the Indenture Trustee a copy of any sublease which has a term in excess of one year (and, if so requested by the Lessor, a copy of any other sublease) and, prior to execution and delivery of any sublease deliver to Lessor all other documents required hereunder relating to such sublease or transfer of possession.

         (c) No Release of Lessee/Costs of Subleasing. No sublease, interchange or pooling agreement or other relinquishment of possession permitted under this Article 7 of any of the Aircraft, the Airframe or any Engine shall in any way discharge or diminish any of the Lessee's obligations to the Lessor, the Indenture Trustee or any Owner Participant under this Lease, the Participation Agreement or the Tax Indemnity Agreements or constitute a waiver of any of the Lessor's rights and remedies hereunder or thereunder or extend beyond the end of the Term (except as provided in Section 7.02(a)(iv) hereof). Subject to the terms and conditions of this Lease, the Lessee will retain the right to cure any default by any sublessee permitted pursuant to this Section 7.02 and to terminate such sublease upon such default. The Lessee shall pay all costs of the Owner Participants, the Indenture Trustee and the Lessor incurred in connection with any subleasing or proposed subleasing.

         Section 7.03. Insignia. (a) Nameplate. On or prior to the Delivery Date or as soon thereafter as possible, the Lessee agrees to affix to and maintain in the cockpit of the Airframe, in a clearly visible location, and on each Engine, a clearly visible metal nameplate bearing the inscription "WILMINGTON TRUST COMPANY, AS OWNER TRUSTEE, OWNER AND LESSOR," and, so long as such Airframe or Engines shall be subject to the Lien of the Indenture, the additional inscription "FIRST SECURITY BANK, NATIONAL ASSOCIATION, AS INDENTURE TRUSTEE, MORTGAGEE" (such nameplate to be replaced, if necessary, from time to time, with a nameplate reflecting the name of any successor Lessor or successor Indenture Trustee, in each case as permitted by the Operative Agreements).

         (b) Lessee's Marks. Except as provided in Section 7.03(a) hereof, the Lessee will not allow the name of any Person to be placed on the Airframe or on any Engine as a designation that might be interpreted as a claim of ownership; provided, that during the Term, the Lessee may cause the Aircraft to be lettered "Federal Express Corporation" or may letter, paint or mark it in some other appropriate manner for convenience of identification of the Lessee's interest or the interest of any permitted sublessee (including but not limited to the Lessee's or any permitted sublessee's customary colors and insignia) and to bear insignia plates or other markings identifying the supplier or manufacturer of the Airframe or the Engines or any Parts of either.


                                   ARTICLE 8

                       REPLACEMENT AND POOLING OF PARTS

         Section 8.01. Replacement of Parts. (a) Generally. The Lessee, at its own cost and expense, will replace or cause to be replaced as promptly as practicable all Parts which may from time to time be incorporated or installed in or attached to the Airframe or any Engine and which may from time to time become worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use for any reason, except as otherwise provided in Section 9.01 or 9.02 hereof. In addition, the Lessee may, at its own cost and expense, remove or cause to be removed in the ordinary course of maintenance, service, repair, overhaul or testing, any Parts, whether or not worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use, provided that the Lessee, except as otherwise provided in Sections 9.01 or 9.02 hereof, will, at its own cost and expense, replace such Parts as promptly as practicable. All replacement parts shall be free and clear of Liens (except for pooling arrangements to the extent permitted by Section 8.02 hereof and Liens permitted under Section 6.01 hereof) and shall be in at least as good operating condition as, and shall have a value and utility at least equal to, the Parts replaced, and in any event not less than the condition and repair required to be maintained by the provisions of this Lease.

         (b) Title. All Parts at any time removed from the Airframe or any Engine shall remain the property of the Lessor until such Parts shall be replaced by parts which have been incorporated or installed in or attached to the Airframe or such Engine and which meet the requirements for replacement parts specified in Section 8.01(a) hereof. Immediately upon any replacement part (other than, to the extent permitted by Section 8.02 hereof, a replacement part subject to a pooling arrangement) becoming incorporated or installed in or attached to the Airframe or any Engine, and without further act:

         (i) title to the replaced Part shall vest in the Lessee, free and clear of all rights of the Lessor, and such replaced Part shall no longer be deemed a Part under this Lease;

         (ii) title to such replacement part shall vest in the Lessor free and clear of all Liens (except for Liens permitted by Section 6.01 hereof) and shall thereupon be and become a Part; and

         (iii) such replacement part shall become subject to this Lease and to the Lien of the Indenture, and shall be deemed part of the Airframe or such Engine for all purposes to the same extent as the Parts originally incorporated or installed in or attached to the Airframe or such Engine.

         Section 8.02. Pooling of Parts. Any Part removed from the Airframe or any Engine as permitted in Section 8.01(a) hereof may be subjected by the Lessee to any normal pooling arrangement customary in the U.S. airline industry and entered into with vendors and other Air Carriers in the ordinary course of the Lessee's business, provided that the part replacing such removed Part shall be incorporated or installed in or attached to the Airframe or such Engine in accordance with Section 8 hereof, as promptly as practicable after the removal of such removed Part. In addition, any replacement part when incorporated or installed in or attached to the Airframe or any Engine in accordance with Section 8.01(a) hereof may be owned by another Air Carrier subject to such normal pooling arrangement, provided that the Lessee, at its own cost and expense and as promptly as possible, either:

         (a) causes title to such replacement part to vest in the Lessor in accordance with Section 8.01(b) hereof by the Lessee acquiring title to such replacement part for the benefit of, and transferring such title to, the Lessor free and clear of all Liens (other than Liens permitted under Section 6.01 hereof); or

         (b) replaces such replacement part by incorporating or installing in or attaching to the Airframe or such Engine a further replacement part owned by the Lessee free and clear of all Liens (other than Liens permitted under Section 6.01 hereof) and by causing title to such further replacement part to vest in the Lessor in accordance with Section 8.01(b) hereof.

         All such replacement parts and further replacement parts shall meet the standards set forth in the last sentence of Section 8.01(a) hereof.


                                   ARTICLE 9

                   ALTERATIONS, MODIFICATIONS AND ADDITIONS

         Section 9.01. Required Alterations and Modifications. The Lessee, at its own cost and expense, shall make or cause to be made such alterations and modifications in and additions to the Airframe and each Engine as may be required from time to time to meet the applicable requirements of the Aeronautics Authority or any other governmental authority with jurisdiction over the Lessee's or any sublessee's operations and aircraft; provided, however, that the Lessee or sublessee, as the case may be, may in good faith contest the validity or application of any such requirements in any reasonable manner that does not involve any material risk of civil liabilities (unless indemnified by the Lessee) or any risk of criminal penalties being imposed on or against the Indenture Trustee, the Owner Participants or the Lessor, that does not involve any material risk or danger of loss, forfeiture or sale of the Aircraft or any Engine and that does not adversely affect the Lessor, its title or interest in the Aircraft or any Engine, the first and prior perfected Lien and security interest of the Indenture, or the interests of the Indenture Trustee or any Owner Participant in the Airframe or any Engine, or in any Operative Agreement (excluding any interests indemnified for under the Tax Indemnity Agreements). All such alterations, modifications or additions shall be made on or before the date mandated therefor, taking into account authorized postponements resulting from a contest or otherwise and shall be made at such time and in such a manner so as not to discriminate against the Aircraft whether by reason of its leased status or otherwise.

         Section 9.02. Other Alterations and Modifications. (a) Generally. The Lessee, at its own cost and expense, may from time to time make such alterations and modifications in and additions to the Airframe or any Engine as the Lessee may deem desirable in the proper conduct of its business, including, without limitation, removal of Obsolete Parts, provided that no such alteration, modification, addition or removal, individually or in the aggregate, shall create any adverse tax consequences for any Owner Participant not otherwise indemnified for, diminish the value, remaining useful life, or utility of the Airframe or the value or utility of any Engine or impair its condition or state of airworthiness below its value, remaining useful life (in the case of the Airframe only), utility, condition and state of airworthiness immediately prior to such alteration, modification, addition or removal, assuming that the Airframe or such Engine was then in the condition and state of airworthiness required to be maintained by the terms of this Lease, or cause the Airframe or any Engine to become "limited use property" within the meaning of Revenue Procedure 76-30, 1976-2 C.B. 647, except that the value
(but not the remaining useful life, utility, condition or state of airworthiness) of the Aircraft may be reduced by the value, if any, of any such Obsolete Parts which shall have been removed; provided that in no event shall the aggregate value of all such Obsolete Parts which shall have been so removed and not replaced exceed $500,000.

         (b) Title to Installed Parts. Title to each part incorporated or installed in or attached or added to the Airframe or any Engine as the result of any alteration, modification, removal or addition made pursuant to Section
9.01 or 9.02(a) hereof shall without further act vest in the Lessor and become subject to this Lease; provided, however, that the Lessee may remove any such Part at any time during the Term if:

         (i) such Part is in addition to, and not in replacement of or substitution for, any Part originally incorporated or installed in or attached or added to the Airframe or such Engine on the Delivery Date or any Part in replacement of, or substitution for, any such Part;

         (ii) such Part is not required to be incorporated or installed in or attached or added to the Airframe or such Engine pursuant to the terms of
   Article 7 hereof or the first sentence of Section 9.01 hereof; and

         (iii) such Part can be removed from the Airframe or such Engine without (A) causing material damage to the Airframe or such Engine (it being understood that the Lessee shall repair any damage caused by a permitted removal) or diminishing or impairing the value, utility, condition or state of airworthiness or remaining useful life of the Airframe required to be maintained by the terms of this Lease or (B) diminishing the value, utility or remaining useful life (in the case of the Airframe) or the value and utility (in the case of such Engine) which the Airframe or such Engine would have had at such time had such alteration, modification, removal or addition not occurred, assuming the Airframe or such Engine was then in the condition required to be maintained by the terms of this Lease.

         (c) Title to Removed Parts. Upon the removal by the Lessee of any such Part as provided in subsection (b) above, title thereto shall, without further act, vest in the Lessee and such Part shall no longer be deemed a Part. Any Part not removed by the Lessee as above provided prior to the return of the Aircraft to the Lessor hereunder shall remain the property of the Lessor and subject to this Lease.


                                  ARTICLE 10

                             VOLUNTARY TERMINATION

         Section 10.01.  Right of Termination Upon Obsolescence or Surplus.
(a) Option to Terminate. So long as no Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing, the Lessee shall have the right, at its option, on any Termination Date, on at least 180 days' prior written notice (which notice shall state the proposed Termination Date (the "Proposed Termination Date")) to the Lessor and the Owner Participants to terminate this Lease as of a Termination Date if the Aircraft shall have become obsolete or surplus to the operations of the Lessee; provided that the Lessee shall have furnished to the Lessor, the Indenture Trustee and the Owner Participants a certificate of the Lessee's President, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Treasurer or Assistant Treasurer stating the determination of the Lessee that the Aircraft is obsolete or surplus to its needs. Unless the Lessor has elected to retain the Aircraft as herein provided, the Lessee shall on no more than two occasions have the right to revoke its notice of termination not less than ten (10) days prior to the Proposed Termination Date whereupon this Lease shall continue in full force and effect; provided that the Lessee may not revoke its notice if a cash bid which is for an amount greater than or equal to Termination Value has been submitted for the purchase of the Aircraft.

         (b) Sale Procedure. During the period from the giving of notice pursuant to Section 10.01(a) hereof until the Proposed Termination Date, the Lessee, as non-exclusive agent for the Lessor, shall use its reasonable efforts to obtain bids for the cash purchase on the Proposed Termination Date (or such earlier date as shall be consented to in writing by the Lessor) of the Aircraft. On the Proposed Termination Date, the Engines shall be installed on the Airframe (provided that the Airframe may be sold with engines meeting the requirements set forth herein for Replacement Engines in lieu of the Engines so long as the aggregate number of Engines and Replacement Engines being sold with the Airframe equals three). The Lessor may, if it desires to do so, seek to obtain such bids. The Owner Participants shall not inspect any bids received by the Lessee with respect to the Aircraft, unless the Owner Participants have given to the Lessee binding and irrevocable notice that neither the Owner Participants nor any of its Affiliates nor any Person acting for the Owner Participants or such Affiliate will submit a bid for the purchase of the Aircraft and if such notice has been given, the Lessee will provide the Lessor with copies of bids received by the Lessee. No bid may be submitted by the Lessee or any Person affiliated with the Lessee (or with whom or which there is any arrangement or understanding as to the subsequent use of the Aircraft by the Lessee or any of its Affiliates) or any agent or Person acting on behalf of the Lessee. The Lessee may reject any bid which is less than the sum of the applicable Termination Value, the aggregate amount of any Make-Whole Premium and all other expenses incurred by the Lessor, the Owner Participants and the Indenture Trustee in connection with the sale. Subject to the provisions of Section 10.02 hereof, on the Proposed Termination Date or such earlier date of sale as shall be consented to in writing by the Lessor, the Lessee shall deliver the Airframe which shall have the Engines installed on it (provided that the Airframe may be delivered with installed engines meeting the requirements set forth herein for Replacement Engines in lieu of the Engines so long as the aggregate number of Engines and Replacement Engines being delivered with the Airframe equals three and the Lessee shall comply with the provisions of Section 11.04 hereof as if an Event of Loss occurred with regard to the Engines) to the bidder which shall have submitted the highest cash bid (whether certified to the Lessor by the Lessee or directly received by the Lessor and certified to the Lessee) in the same manner as if delivery were made to the Lessor pursuant to Article 12 hereof, at a location specified by such bidder, and shall duly transfer to the Lessor title to any such engines not owned by the Lessor, and the Lessor shall, upon payment in full of the bid price and all amounts due and owing pursuant to Section 10.01(c) hereof by wire transfer of immediately available funds and upon discharge of the Lien of the Indenture in accordance with Article XIV thereof, sell the Airframe and Engines or engines to such bidder without recourse or warranty (except as to the absence of Lessor's Liens).

         (c) Payments to the Lessor. The total selling price realized at a sale pursuant to Section 10.01(b) hereof net of all expenses of the sale (including commissions and any sales or transfer taxes) (the "Net Sales Price") shall be retained by the Lessor (or the Indenture Trustee as long as the Indenture is in force) and, in addition, on or before the Proposed Termination Date, the Lessee shall pay to the Lessor (or the Indenture Trustee as long as the Indenture is in force), by wire transfer of immediately available funds, the sum of:

         (i) the excess, if any, of the Termination Value for the Aircraft computed as of the Proposed Termination Date over the Net Sales Price; plus

         (ii) the installment of Basic Rent due with respect to the Aircraft on the Proposed Termination Date if payable in arrears but not if payable in advance; plus

         (iii) all other amounts then due and payable by the Lessee (including, without limitation, the aggregate amount of any Make-Whole Premium, if the Proposed Termination Date occurs prior to the applicable Premium Termination
   Date) under this Lease and any other Operative Agreement.

         (d) Transfer of Uninstalled Engines. Upon payment of the amounts described in Section 10.01(c) hereof and upon transfer to the Lessor of title to engines which have been returned in lieu of Engines as provided in Section 10.01(b) hereof, and upon payment of all other amounts then due under this Lease, the Lessor will transfer to the Lessee, without recourse or warranty (except as to the absence of Lessor's Liens), all of the Lessor's right, title and interest in and to any Engines which were replaced with engines pursuant to Section 10.01(b) hereof, and shall deliver to the Lessee such instrument as the Lessor shall have received from the Indenture Trustee releasing such Engines from the Lien of the Indenture.

         (e) Limitation on the Lessor's Duties. The Lessor shall be under no duty to solicit bids, to inquire into the efforts of the Lessee to obtain bids or otherwise to take any action in connection with any such sale other than to transfer to the purchaser named in the highest cash bid (determined as described in Section 10.01(b) above) as referred to above (or to such purchaser and to the Lessee, as the case may be), without recourse or warranty (except as to the absence of Lessor's Liens), all of the Lessor's right, title and interest in and to the Aircraft, against receipt by the Lessor of the payments provided for.

         (f) Termination of the Lessee's Obligations. Upon the sale of the Aircraft pursuant to this Section 10.01 and upon compliance by the Lessee with the further provisions of this Article 10, the obligation of the Lessee to pay Basic Rent with respect to the Aircraft shall cease for any Rent Payment Date occurring after the Proposed Termination Date and the Term shall end effective as of the Proposed Termination Date. If no sale shall have occurred on or before the Proposed Termination Date, this Lease shall continue in full force and effect and, for purposes of Section 10.01(a) hereof, it shall be deemed that the Lessee has rescinded its notice of termination, and the Lessee shall pay the expenses incurred by the Lessor, the Indenture Trustee and each Owner Participant in connection with the proposed sale.

         Section 10.02. Retention of Aircraft by the Lessor. (a) Generally. Notwithstanding Section 10.01 hereof, the Lessor may, subject to Section 10.02(b) hereof, elect to retain the Aircraft after receipt of the Lessee's notice of termination given in accordance with Section 10.01(a) hereof, by giving the Lessee and the Indenture Trustee written irrevocable notice of such election not less than thirty (30) days prior to the Proposed Termination Date. If the Lessor so elects, the Lessee shall pay to the Lessor on the Proposed Termination Date, by wire transfer of immediately available funds the sum of:

         (i) the installment of Basic Rent due with respect to the Aircraft on the Proposed Termination Date if payable in arrears but not if payable in advance; plus

         (ii) all other amounts then due and payable by the Lessee under this Lease and any other Operative Agreement, including the aggregate amount of any Make-Whole Premium (if the Proposed Termination Date occurs prior to the applicable Premium Termination Date), on or prior to the Payment Date.

         (b) Payment of the Certificates. It shall be an absolute condition precedent to the Lessor's right to retain the Aircraft and to the termination of the Term pursuant to this Section 10.02 that the Lessor (or the Lessee to the extent set forth in Section 10.02(a) hereof) shall have paid to the Holders and such Holders shall have received the entire outstanding principal amount of, the aggregate amount of any Make-Whole Premium and accrued interest on the Certificates on the Proposed Termination Date and all other sums due and owing to the Indenture Trustee and the Holders on or prior to the Proposed Termination Date under this Lease, the Indenture or any other Operative Agreement.

         (c) Delivery of Aircraft to Lessor; Title to Engines. If the Lessor elects to retain the Aircraft pursuant to this Section 10.02, the Lessee shall deliver the Airframe and the Engines (provided that the Airframe may be delivered with engines meeting the requirements set forth herein for Replacement Engines in lieu of the Engines so long as the aggregate number of Engines and engines being delivered with the Airframe equals three and provided that the other requirements of Section 11.04 hereof are met as if an Event of Loss has occurred with regard to the Engines) to the Lessor in the same manner as if delivery were made to the Lessor pursuant to Article 12 hereof, and shall duly transfer to the Lessor right, title and interest to any such engines not owned by the Lessor, all in accordance with Article 12 hereof. Upon such delivery of the Airframe and Engines or engines to the Lessor and payment by the Lessee of any amounts required to be paid by the Lessee pursuant to Section 10.02(a) hereof, the Lessor will transfer to the Lessee, without recourse or warranty (except as to the absence of Lessor's Liens), all of the Lessor's right, title and interest in and to any Engines which were replaced by engines pursuant to this Section 10.02(c), and shall deliver to the Lessee such instrument as the Lessor shall have received from the Indenture Trustee releasing such Engines from the Lien of the Indenture.

         (d) Termination of the Lessee's Obligations. Upon compliance by the Lessor and the Lessee with the provisions of this Section 10.02 and upon compliance by the Lessee with the further provisions of this Article 10, the obligation of the Lessee to pay Basic Rent with respect to the Aircraft shall cease for any Rent Payment Date occurring after the Proposed Termination Date and the Term shall end effective as of the Termination Date.

         Section 10.03. Voluntary Termination as to Engines. The Lessee shall have the right at its option and at any time, on at least thirty (30) days' prior written notice to the Lessor, to terminate this Lease with respect to any Engine not then installed or held for use on the Airframe, provided that prior to the date of such termination, the Lessee shall comply with the terms of Section 11.04 hereof to the same extent as if an Event of Loss had occurred with respect to such Engine.


                                  ARTICLE 11

                        LOSS, DESTRUCTION, REQUISITION

         Section 11.01. Lessee's Election Rights. The Lessee shall notify the Lessor, the Indenture Trustee and the Owner Participants as soon as practicable but in no event more than 10 Business Days following the occurrence of an event which constitutes, or would with the passage of time constitute, an Event of Loss with respect to the Airframe or with respect to the Airframe and the Engines or engines then installed on the Airframe. By written notice to the Lessor, the Indenture Trustee and the Owner Participants delivered within 60 days of the occurrence of any Event of Loss, the Lessee shall have the right to elect the alternative set forth in Section 11.02 hereof or the alternative set forth in Section 11.03 hereof. The Lessee's failure to make such election within said 60-day period shall be deemed to be an election of the alternative set forth in Section 11.02 hereof.

         Section 11.02. Payment of Stipulated Loss Value. (a) The Lessee shall, if it has so elected or is deemed to have so elected under Section
11.01 hereof, pay to the Lessor, by wire transfer of immediately available funds on the earlier of (i) the third Business Day following receipt in full of insurance proceeds or requisition proceeds, described in Section 11.05 hereof, in connection with such Event of Loss and (ii) the 120th day after the occurrence of such Event of Loss (the earlier of such dates being referred to herein as the "Loss Payment Date"), the sum of (A) the Stipulated Loss Value for the Aircraft, determined as of the Stipulated Loss Value Determination Date next preceding the Loss Payment Date (or, if the Loss Payment Date occurs on a Stipulated Loss Value Determination Date, determined as of such Stipulated
Loss Value Determination Date) together with interest on such amount at the Debt Rate from such Stipulated Loss Value Determination Date to the Loss Payment Date, plus (B) any and all Basic Rent due and payable on or prior to the relevant Stipulated Loss Value Determination Date and unpaid, plus (C) any and all Supplemental Rent due and payable on or prior to such Loss Payment Date, plus (D) all other amounts owing by the Lessee or the Owner Trustee to the Indenture Trustee or the Holders under the Indenture and the other Operative Agreements, plus (E) any reasonable out-of-pocket expenses incurred in connection with such Event of Loss and the related prepayment of the Certificates by the Lessor, the Owner Participants and the Indenture Trustee, minus (F) if the relevant Stipulated Loss Value Determination Date is a Rent Payment Date, the portion, if any, of the Basic Rent installment due and paid by the Lessee on such Stipulated Loss Value Determination Date pursuant to
Section 3.02 hereof to the extent such Basic Rent installment (or portion thereof) is designated on Schedule II hereto as being payable in advance, together with an imputed interest amount in respect of such advance payment of Basic Rent (or portion thereof) at the Debt Rate from the date of payment of such Basic Rent installment (or portion thereof) by the Lessee to the Loss Payment Date; provided that in no event shall there be subtracted pursuant to clause (F) an amount such that the Holders shall not be paid in full.

         (b) Termination of Lease; Title Transfer. Upon payment in full of the amounts due pursuant to Section 11.02(a) hereof, the obligation of the Lessee to pay Basic Rent on any Rent Payment Date occurring subsequent to the payment of such amounts shall terminate and the Term shall end. Further, upon such payment, the Lessor will transfer to the Lessee, without recourse or warranty (except as to the absence of Lessor's Liens), all of the Lessor's right, title and interest, if any, in and to the Airframe, Engines and engines with respect to which such Event of Loss occurred, as well as all of the Lessor's right, title and interest in and to any Engines constituting part of the Aircraft but not installed on the Airframe when such Event of Loss occurred, and will deliver to the Lessee such instrument as the Lessor shall have received from the Indenture Trustee, releasing the Aircraft from the Lien of the Indenture.

         Section 11.03. Replacement of Airframe and Engines. (a) Generally. So long as no Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing, and subject to Section 11.01 hereof, if the Lessee has elected to replace the Airframe and Engines suffering an Event of Loss pursuant to this Section 11.03, the Lessee shall cause to be duly conveyed to the Lessor within one hundred twenty (120) days after the occurrence of such Event of Loss, as replacement for the Airframe and Engines with respect to which such Event of Loss has occurred, good and marketable title to a McDonnell Douglas MD-11F airframe (the "Replacement Airframe") and good and marketable title to a number of Replacement Engines equal to the number of Engines with respect to which an Event of Loss has occurred, provided that following compliance with all other terms of this Section 11.03 all three Engines shall be of identical make and model and, in the case of such Replacement Airframe and each such Replacement Engine, owned by the Lessee free and clear of all Liens not excepted in Sections 6.01(a), (b), (c) and (e) hereof, duly certified as an airworthy aircraft by the Aeronautics Authority, and having in the case of the Replacement Airframe a value, remaining useful life and utility, and in the case of the Replacement Engines a value and utility, at least equal to, and being in as good operating condition as, the Airframe and Engines with respect to which such Event of Loss occurred, assuming that the Airframe and Engines were then in the condition and state of airworthiness required to be maintained by the terms of this Lease immediately prior to the occurrence of such Event of Loss. In such case and as a condition to such substitution the Lessee, at its own cost and expense, will also promptly:

         (i) furnish the Indenture Trustee with originals of, and the Lessor with copies of, full warranty bills of sale, in form and substance satisfactory to the Lessor and the Indenture Trustee, with respect to such Replacement Airframe and Replacement Engines together with an assignment in form and substance satisfactory to the Lessor and the Indenture Trustee of any and all manufacturer's warranties applicable thereto and a consent reasonably satisfactory to the Lessor and the Indenture Trustee from such manufacturer or manufacturers to such assignment;

         (ii) cause such Replacement Airframe and Replacement Engines to be duly registered in the name of the Lessor pursuant to the Transportation Code or the applicable laws of any other jurisdiction in which the Aircraft may then be registered in accordance with Section 6.03(b) of the Participation Agreement;

         (iii) cause a Lease Supplement with respect to such Replacement Airframe and Replacement Engines to be duly executed by the Lessee and recorded pursuant to the Transportation Code, or the applicable laws, rules and regulations of any other jurisdiction in which the Aircraft may then be registered as permitted by Section 6.03(b) of the Participation Agreement;

         (iv) furnish the Lessor, the Indenture Trustee and each Owner Participant with an appraisal or other report of a nationally recognized aircraft appraiser based on an inspection of such Replacement Airframe and Replacement Engines reasonably satisfactory to the Indenture Trustee and the Owner Participants certifying that such Replacement Airframe has a value, remaining useful life and utility, and such Replacement Engines have a utility and, in the aggregate, value, at least equal to, and are in as good operating condition as, the Airframe and Engines replaced, assuming such Airframe and Engines were in the condition and repair required by the terms of this Lease immediately prior to the occurrence of such Event of Loss;

         (v) furnish the Lessor, the Indenture Trustee and each Owner Participant with such evidence as the Lessor or the Indenture Trustee may reasonably request of compliance with the insurance provisions of Article
   13 hereof with respect to such Replacement Airframe and Replacement Engines;

         (vi) provide the Owner Participants and the Lessor with (A) an opinion of counsel selected by the Owner Participants and reasonably acceptable to the Lessee (which opinion shall be reasonably satisfactory in form and substance to the Owner Participants and the Lessor) that the Owner Participants and the Lessor will suffer no adverse tax consequence not otherwise indemnified for as of the Delivery Date as a result of such substitution or (B) an indemnity reasonably acceptable to the Lessor and the Owner Participants against such consequences, which indemnity shall be bonded or otherwise secured to the reasonable satisfaction of the Lessor and the Owner Participants, together with an opinion of counsel (otherwise complying with clause (vi)(A) above) that there is Substantial Authority (as defined in the Tax Indemnity Agreements) that neither the Owner Participants nor the Lessor will suffer any adverse tax consequences as a result of such substitution or, at the Lessee's discretion, a More Likely than Not Opinion (as so defined) to the same effect;

         (vii) comply with the provisions of Section 9.08 of the Indenture;

         (viii) cause an Indenture and Security Agreement Supplement with respect to such Replacement Airframe and Replacement Engines to be duly executed by the Lessor and the Indenture Trustee and recorded pursuant to the Transportation Code, or the applicable laws, rules and regulations of any other jurisdiction in which the Aircraft may then be registered as permitted by Section 6.03(b) of the Participation Agreement in order that the Lien of the Indenture shall constitute a first priority, duly perfected Lien and security interest on and in respect of such Replacement Airframe and Replacement Engines;

         (ix) take such other action, including the filing of UCC financing statements naming the Indenture Trustee as a secured party with the Secretary of State of Delaware and the filing of a notice with the Secretary of State of Tennessee, as the Lessor or the Indenture Trustee may reasonably request in order that such Replacement Airframe and Replacement Engines shall be duly and properly titled in the Lessor, leased under this Lease and subjected to the Lien of the Indenture to the same extent as the replaced Airframe and Engines;

         (x) furnish the Indenture Trustee with an opinion (reasonably satisfactory in form and substance to the Lessor, the Owner Participants and the Indenture Trustee) of counsel to the Lessee (which may be the Lessee's General Counsel) addressed to the Indenture Trustee and the Owner Participants to the effect that (A) the Lessor has good title to such Replacement Airframe and Replacement Engines, and (B) such Replacement Airframe and Replacement Engines have been validly subjected to the Lien of the Indenture (with the effect and result that the Indenture constitutes a first priority duly perfected security interest and Lien on such Replacement Airframe and Replacement Engines); and

         (xi) cause to be delivered to the Lessor, the Owner Participants and the Indenture Trustee an opinion of counsel to the Lessee addressed to the Lessor, the Owner Participants and the Indenture Trustee as to the due registration of the Aircraft and the due recordation of the requisite documents or instruments and the validity and perfection of the Lien in such Replacement Airframe and Replacement Engines.

         (b) Title to Replaced Equipment. Upon compliance by the Lessee with the terms of Section 11.03(a) hereof, the Lessor will transfer to the Lessee (subject to any insurer's salvage rights), without recourse or warranty
(except as to the absence of Lessor's Liens), all of the Lessor's right, title and interest, if any, in and to the Airframe and Engines with respect to which such Event of Loss occurred. In connection with such transfer, the Lessee shall prepare and the Lessor shall execute or forward to the Indenture Trustee for execution, as the case may be, all in recordable form, a bill of sale evidencing such transfer, a release of the Airframe and Engines with respect to which such Event of Loss occurred from the Indenture and such other documents as the Lessee reasonably requests, all at the Lessee's sole cost and expense. Any Engine constituting part of the Aircraft, but not installed on the Airframe when such Event of Loss occurred, shall continue to be property of the Lessor and leased under this Lease as part of the same equipment as the Replacement Airframe and Replacement Engines.

         (c) Definitions. Each Replacement Airframe and Replacement Engine shall be deemed part of the property leased under this Lease, each such Replacement Airframe shall be deemed an "Airframe," each such Replacement Engine shall be deemed an "Engine" and each such Replacement Airframe and Replacement Engine shall be deemed part of the same Aircraft as was the Airframe or Engine replaced.

         (d)  Rent Adjustments.  An Event of Loss covered by this Section
11.03 shall not result in any change in Basic Rent, Stipulated Loss Values or Termination Values but may result in payments pursuant to the Tax Indemnity Agreements and the Participation Agreement.

         (e) Time Limitations. If the Lessee has elected to proceed under this Section 11.03 but has not fully performed its obligations under this
Section 11.03 within 120 days of the occurrence of the applicable Event of Loss, in the event that any amounts held by the Lessor (or, so long as the Indenture shall be in effect, the Indenture Trustee) in respect of such Event of Loss are less than the Stipulated Loss Value thereof, the Lessee will deposit with the Lessor or the Indenture Trustee, as the case may be, the amount of any deficiency as security on such 120th day. If the Lessee has elected to proceed under this Section 11.03 but has not fully performed its obligations under this Section 11.03 within 180 days of the occurrence of such Event of Loss, the Lessee shall be deemed to have elected to proceed under
Section 11.02 hereof and shall immediately perform its obligations thereunder, and the Indenture Trustee, or the Lessor if the Indenture shall have been discharged, shall apply the amounts held by it pursuant to the preceding sentence as a credit against such obligations.

         Section 11.04. Event of Loss with Respect to an Engine. (a) Generally. Upon the occurrence of an Event of Loss with respect to an Engine under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, the Lessee shall give the Lessor and the Indenture Trustee prompt written notice thereof and shall, as soon as practicable but in any event within sixty (60) days after the occurrence of such Event of Loss, duly convey or cause to be conveyed to the Lessor, a Replacement Engine for the Engine with respect to which such Event of Loss occurred, good and marketable title to a Replacement Engine, free and clear of all Liens not excepted in Sections 6.01(a), (b), (c) and (e) hereof and having a value and utility at least equal to, and being in as good operating condition as, the Engine with respect to which such Event of Loss occurred, assuming such Engine was of the value and utility and in the condition and repair required by the terms of this Lease immediately prior to the occurrence of such Event of Loss, provided that after any replacement, all three Engines shall be of identical make and model and any Replacement Engines of a different manufacturer than the original Engines shall be then commonly in use in the commercial aviation industry on McDonnell Douglas MD-11 airframes. The standards set forth in this Section with respect to Replacement Engines shall apply upon any replacement or substitution of an Engine with a Replacement Engine pursuant to any other provision of this Lease.

         (b) Conditions Precedent. Prior to or at the time of any conveyance of an Engine pursuant to Section 11.04(a) hereof, the Lessee, at its own cost and expense will:

         (i) furnish the Lessor with an original of, and the Indenture Trustee with a copy of, a full warranty bill of sale, in form and substance satisfactory to the Lessor, with respect to such Replacement Engine together with an assignment in form and substance satisfactory to the Lessor and the Indenture Trustee of any and all manufacturer's warranties applicable thereto and a consent reasonably satisfactory to the Lessor and the Indenture Trustee from such manufacturer to such assignment;

         (ii) cause a Lease Supplement covering such Replacement Engine to be duly executed by the Lessee and filed for recordation pursuant to the Transportation Code, or the applicable laws, rules and regulations of any other jurisdiction in which the Aircraft may then be registered as permitted by Section 6.03(b) of the Participation Agreement and, if the Engine being replaced was registered under the applicable laws of the jurisdiction in which the Aircraft is then registered, the Replacement Engine shall be registered in the same fashion;

         (iii) furnish the Lessor and the Indenture Trustee with a certificate of a nationally recognized aircraft appraiser reasonably satisfactory to the Lessor and the Indenture Trustee certifying that such Replacement Engine has a value and utility at least equal to, and is in as good operating condition as, the Engine replaced, assuming such Engine was in at least the condition and repair required by the terms of this Lease immediately prior to the occurrence of such Event of Loss;

         (iv) furnish the Lessor with such evidence of compliance with the insurance provisions of Article 13 hereof with respect to such Replacement Engine as the Lessor or the Indenture Trustee may reasonably request;

         (v) provide the Owner Participants and the Lessor with (A) an opinion of counsel selected by the Owner Participants and reasonably acceptable to the Lessee (which opinion shall be reasonably satisfactory in form and substance to the Owner Participants and the Lessor) that it will suffer no adverse tax consequences not otherwise indemnified for as of the effective date of this Agreement as a result of such substitution or (B) an indemnity reasonably acceptable to the Lessor and the Owner Participants against such consequences, which indemnity shall be bonded or otherwise secured to the reasonable satisfaction of the Lessor and the Owner Participants;

         (vi) comply with the provisions of Section 9.08 of the Indenture;

         (vii) cause an Indenture and Security Agreement Supplement with respect to such Replacement Engine to be duly executed by the Lessor and the Indenture Trustee and recorded pursuant to the Transportation Code, or the applicable laws, rules and regulations of any other jurisdiction in which the Aircraft may be registered as permitted by Section 6.03(b) of the Participation Agreement in order that the Indenture shall constitute a first priority duly perfected Lien and security interest on and in respect of such Replacement Engine;

         (viii) take such other action, including the filing of UCC financing statements naming the Indenture Trustee as Secured Party with the Secretary of State of Delaware and a notice filing with the Secretary of State of Tennessee, as the Lessor or the Indenture Trustee may reasonably request in order that such Replacement Engine be duly and properly titled in the Lessor, leased under this Lease and subjected to the Lien of the Indenture to the same extent as the replaced Engine;

         (ix) furnish the Lessor, the Owner Participants and the Indenture Trustee with an opinion (reasonably satisfactory in form and substance to the Lessor, the Owner Participants and the Indenture Trustee) of counsel to the Lessee (which may be the Lessee's General Counsel) addressed to the Lessor, the Indenture Trustee and each Owner Participant to the effect that
   (A) the Lessor has good title to such Replacement Engine, and (B) such Replacement Engine has been validly subjected to the Lien of the Indenture (with the effect and result that the Indenture constitutes a first priority duly perfected security interest and Lien on such Replacement Engine); and

         (x) take such other action as the Indenture Trustee may reasonably request in order that such Replacement Engine be duly and properly subjected to the Lien of the Indenture to the same extent as the replaced Engine.

         (c) Title Transfer. Upon compliance by the Lessee with the terms of Sections 11.04(a) and (b) hereof, the Lessor will transfer to the Lessee (subject to any insurer's salvage rights), without recourse or warranty (except as to the absence of Lessor's Liens), all of the Lessor's right, title and interest, if any, in and to the Engine with respect to which such Event of Loss occurred. In connection with such transfer, the Lessee shall prepare and the Lessor shall execute or forward to the Indenture Trustee for execution, as the case may be, all in recordable form, a bill of sale evidencing such transfer, a release of the Engine with respect to which such Event of Loss occurred from the Indenture and such other documents as the Lessee reasonably requests, all at the Lessee's sole cost and expense. Each Replacement Engine shall, after such conveyance, be deemed part of the property leased under this Lease. An Event of Loss covered by this Section 11.04 shall not result in any change in Basic Rent, Stipulated Loss Values or Termination Values, but may result in payments to be made pursuant to the Tax Indemnity Agreements and the Participation Agreement.

         Section 11.05. Application of Payments from the Government or Others. (a) Generally. Any payments (other than insurance proceeds the application of which is provided for in Section 13.03 hereof) received at any time by the Lessor or by the Lessee from any governmental authority or any other party, foreign or domestic, with respect to an Event of Loss resulting from the condemnation, confiscation, theft or seizure of, or requisition of title to or use of, the Airframe or any Engine will be applied, as appropriate, in accordance with Section 11.05(b) or Section 11.05(c) hereof.

         (b)  Payments of Stipulated Loss Value.  If the payments described in
Section 11.05(a) hereof are received with respect to the Airframe or with respect to the Airframe and Engines or engines then installed on the Airframe and the Lessee has elected the alternative set forth in Section 11.02 hereof, so much of such payments as shall not exceed the amount required to be paid by the Lessee pursuant to Section 11.02 hereof shall be paid to the Lessor (or, if the Lien of the Indenture has not been discharged, the Indenture Trustee) in reduction of the Lessee's obligations under Section 11.02 hereof if not already paid by the Lessee, or, if such obligations have already been discharged in full by the Lessee, such payments shall be applied to reimburse the Lessee for its payment of such Stipulated Loss Value and, if and to the extent specifically included in such payment, to pay to the Lessee interest on such amount of Stipulated Loss Value at the rate included in such payment if any, or otherwise at the applicable Debt Rate, for the period from the date of payment by the Lessee of the Stipulated Loss Value to the date of reimbursement of the Lessee under this Section 11.05(b). The excess, if any, remaining after such application shall be divided between the Lessor and the Lessee as their respective interests may appear.

         (c) Payment if the Lessee Elects Replacement. If the payments described in Section 11.05(a) hereof are received with respect to the Airframe or with respect to the Airframe and the Engines or engines then installed on the Airframe and the Lessee has elected the alternative set forth in Section
11.03 hereof, or if such payments are received with respect to an Engine not then installed on the Airframe under the circumstances contemplated by Section
11.04 hereof, all such payments shall, subject to Section 11.08 hereof, be paid over to or retained by the Lessee, provided that the Lessee shall have fully performed its obligations pursuant to Section 11.03 or Section 11.04 hereof, as the case may be, with respect to the Event of Loss for which such payments are made.

         Section 11.06. Requisition of an Airframe and the Installed Engines for Use by Government. In the event of the requisition for use by the Government or any other government of registry of the Aircraft, or any agency or instrumentality of either (a "Requisitioning Government") of the Airframe and the Engines or engines then installed on the Airframe during the Term, which requisition does not constitute an Event of Loss, the Lessee shall promptly notify the Lessor, the Indenture Trustee and the Owner Participants of such requisition and all of the Lessee's obligations under this Lease with respect to such Airframe and Engines or engines shall continue to the same extent as if such requisition had not occurred except to the extent that any failure or delay in the performance or observance of such obligations (other than obligations for the payment of Rent and, subject to Section 7.01(f) hereof, the maintenance of required insurance) by the Lessee shall have been caused by such requisition. All payments received by the Lessor, the Lessee or any permitted sublessee or transferee from the Requisitioning Government for such use of the Airframe and Engines or engines during the Term (other than any such requisition which constitutes an Event of Loss, as to which the provisions of Section 11.05 hereof shall govern) shall, subject to Section
11.08 hereof, be paid over to, or retained by the Lessee or such permitted sublessee or transferee unless a Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing (in which case such proceeds shall be held (unless applied) pursuant to Section 23.01 hereof as security for Lessee's obligations hereunder and under the Participation Agreement).
All payments received by the Lessor, the Lessee or any such permitted sublessee or transferee from the Requisitioning Government for the use of the Airframe and Engines or engines after the Term shall be paid over to, or retained by, the Lessor (or the Lessee if it shall have purchased the Lessor's interest therein in accordance with the provisions hereof). In the event of any such requisition for use, the Lessee agrees to use reasonable efforts to obtain reimbursement from the Requisitioning Government to the Lessor for damages suffered by the Lessor and the Owner Participants as a result of such requisition for use. The Lessee will endeavor to keep the Lessor informed as to any negotiations between the Lessee and/or any permitted sublessee or transferee and a Requisitioning Government with respect to any such requisition and will consult with the Lessor regarding methods or procedures that are appropriate to effect recovery from such Requisitioning Government for any damages suffered by the Lessor and the Owner Participants by reason of such requisition for use.

         Section 11.07. Requisition for Use by Government of an Engine Not Installed on the Airframe. In the event of the requisition for use by a Requisitioning Government of registry of the Aircraft or any agency or instrumentality thereof of any Engine not then installed on the Airframe, the Lessee shall replace such Engine by complying with the terms of Section 11.04 hereof to the same extent as if an Event of Loss had occurred with respect to such Engine as of the date of such requisition, and any payments received by the Lessor or the Lessee from the Requisitioning Government with respect to such requisition shall, subject to Section 11.08 hereof, be paid over to or retained by the Lessee, provided that the Lessee shall have fully performed its obligations under Section 11.04 hereof.

         Section 11.08. Application of Payments During Existence of Certain Defaults. Any amount referred to in Section 11.05, 11.06 or 11.07 hereof which is payable to the Lessee shall not be paid to the Lessee, or, if it has been previously paid directly to the Lessee, shall not be retained by the Lessee, if at the time of such payment a Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing, but shall be paid to and held by the Lessor (or the Indenture Trustee so long as the Lien of the Indenture is in effect) as provided in Article 23 hereof as security for the obligations of the Lessee under this Agreement, and at such time as there shall not be continuing any such Payment Default, Bankruptcy Default or Event of Default, such amount to the extent not theretofore applied as provided herein, shall be paid to the Lessee.


                                  ARTICLE 12

                              RETURN OF AIRCRAFT

         Section 12.01. Return of Aircraft. Unless the Aircraft is purchased by the Lessee as provided in Section 4.02 hereof, at the end of the Term, or upon the termination of this Lease pursuant to Article 10 or Article 17 hereof or otherwise, the Lessee, at its own cost and expense, will return the Aircraft by delivering it to the Lessor on the last day of the Term or on the Termination Date, as the case may be, at the Lessee's principal maintenance facility in Memphis, Tennessee or such other location specified by the Lessor pursuant to the next succeeding sentence (and reasonably acceptable to the Lessee), within the continental United States (on the Lessee's route structure as in effect on the return date) and the Airframe shall be fully equipped with three Engines of the same or an improved make and model as were delivered on the Delivery Date (or Replacement Engines), free and clear of all Liens (other than Lessor's Liens), including any rights of third parties under pooling, interchange, overhaul, repair or similar agreements or arrangements, it being understood that all such Engines and Replacement Engines so returned shall be of identical make and model and that any Replacement Engine shall be in at least as good operating condition and have at least the same value and utility as the Engines being replaced, assuming such Engines were in the condition required hereunder. The Lessor will give the Lessee at least thirty (30) (or five (5) in the case of a return pursuant to Article 17 hereof) days' prior written notice of the place of such return; provided, however, that if the Lessor shall have made the request for storage pursuant to Section 12.06 hereof, the Lessee shall return the Aircraft to the Lessor at the site of the storage and provided further that if notice is not delivered the Aircraft shall be returned in Memphis, Tennessee.

         Section 12.02. Return of Engines. If any engine not owned by the Lessor shall be delivered with the Airframe as set forth in Section 12.01 hereof, the Lessee, concurrently with such delivery, will, at its own cost and expense furnish the Lessor with (i) a full warranty bill of sale, in form and substance reasonably satisfactory to the Lessor, with respect to such engine,
(ii) an opinion of the Lessee's counsel to the effect that, upon such return, the Lessor will acquire full right, title and interest to such engine free and clear of all Liens (other than Lessor's Liens) and (iii) a certificate as described in Section 11.04(b)(iii) hereof. The Lessee shall take such other action as the Lessor may reasonably request in order that such Replacement Engine shall be duly and properly titled in the Lessor free and clear of all Liens (other than Lessor's Liens), and the Lessor will then (i) transfer to the Lessee, without recourse or warranty (except as to the absence of Lessor's Liens), and subject to the disclaimers provided in Section 5.01 hereof, all the Lessor's right, title and interest in and to any Engine in lieu of which a Replacement Engine has been delivered pursuant to Section 12.01 hereof, "as is, where is" and (ii) deliver to the Lessee such instrument as the Lessor shall have received from the Indenture Trustee, releasing such Engine from the Lien of the Indenture.

         Section 12.03. Return of Manuals. Upon the return of the Aircraft, the Lessee shall deliver to the Lessor all original (or photocopied or microfilmed copies thereof, if then permitted to be maintained in such form under applicable law) logs, manuals (including, any service kits previously furnished by a manufacturer at no cost to the Lessee), certificates and technical data, and inspection, modification and overhaul records pertaining to the Airframe, Engines or engines, which are required to be maintained under applicable rules and regulations of the Aeronautics Authority or pursuant to the Lessee's or any permitted sublessee's Aeronautics Authority-approved maintenance program or which the Lessee would otherwise discard upon such return and all original (or photocopied or microfilmed copies thereof, if then permitted to be maintained in such form under applicable law) records maintained with respect to the Aircraft under the maintenance program approved by the aeronautical authority of any other country of registry of the Aircraft. All records shall be returned in the format necessary to allow the Lessee or any sublessee to comply with Section 12.04(a)(i) hereof.

         Section 12.04. Condition of Aircraft. (a) Required Condition. The Aircraft when returned to the Lessor shall, at the Lessee's own cost and expense, meet the following requirements:

         (i) it shall, unless otherwise requested by the Lessor not less than 90 days prior to the end of the Term to retain the then-existing registration of the Aircraft, be duly registered in the name of the Lessor or its designee pursuant to the Transportation Code;

         (ii) it shall be clean by airline and cargo handling operating standards;

         (iii) the Airframe shall be returned with the Engines, or any replacements thereto as herein authorized, provided that the Airframe shall have an aggregate of three Engines or engines (as herein authorized under Section 12.02 hereof), all of the same make and model, installed thereon, together with the equipment, accessories or parts installed thereon on the Delivery Date or replacements therefor (as herein authorized) and alterations, modifications and additions thereto made in accordance with the provisions of this Lease;

         (iv) it shall be in the condition required by Section 12.04(b) hereof and in as good operating condition as when delivered to the Lessor on the Delivery Date, ordinary wear and tear excepted;

         (v) it shall have a currently effective airworthiness certificate issued by the Aeronautics Authority;

         (vi) it shall comply with any then applicable rules and regulations imposed by the Aeronautics Authority and, without limitation of the foregoing, terminate all airworthiness directives of, and mandatory modifications required by, the Aeronautics Authority (or any government or governmental authority, domestic or foreign, having jurisdiction over the Aircraft) to be terminated during the Term of the Lease and each Engine (including any Replacement Engine) shall be serviceable in accordance with the Lessee's FAA-approved maintenance program;

         (vii) it shall be free and clear of all Liens and rights of others (other than Lessor's Liens) including, without limitation, rights of third parties under pooling, interchange, overhaul, repair and other similar agreements or arrangements referred to in Section 7.02(a) hereof; and

         (viii) it shall be in a standard cargo configuration.

         (b) Remaining Time. If, at the time of return of the Aircraft, the Airframe is not being maintained under a continuous maintenance program, then the Airframe shall have remaining until the next scheduled "C" check at least 25% of the allowable hours between "C" checks permitted under the Lessee's FAA-approved maintenance program. If, at the time of return of the Aircraft, the Airframe is subject to a continuous maintenance program, there will be no time-before-overhaul requirement. If, at the time of return of the Aircraft, the Engines are not being maintained under an on-condition maintenance program, then the average number of hours on such Engines remaining until the next scheduled engine heavy maintenance visit shall be at least 25% of the allowable hours between engine heavy maintenance visits permitted under the Lessee's FAA-approved maintenance program. If, at the time of return of the Aircraft, the Engines are subject to an on-condition maintenance program, there will be no time-before-overhaul requirement. With respect to maintenance under the Lessee's FAA-approved maintenance program, the Lessee shall have treated the Aircraft in a nondiscriminatory manner with other McDonnell Douglas MD-11F series aircraft in the Lessee's fleet, and the Aircraft shall be free and clear of all Liens and rights of others other than Lessor's Liens and shall be in compliance in every material respect with the Lessee's maintenance program as if the Term were not ending.

         Section 12.05. Delayed Return of Aircraft. (a) If the return of the Aircraft to the Lessor in compliance with the terms of this Lease shall be delayed beyond the scheduled end of the Term because of the occurrence of an event described in clause (iii)(2)(B) of the definition of Event of Loss, this Lease shall not terminate but shall continue in full force and effect until the expiration of the six-month period (or, so long as the Lessor shall have received at least six month's notice of the date on which such shorter period ends, such shorter period referred to in said clause (iii)(2)(B)) after the scheduled end of the Term, provided that (i) Stipulated Loss Value and Termination Value during such extension shall be an amount determined in accordance with Section 4.01(b) hereof, (ii) the Lessee shall pay on demand, as Basic Rent for each day of such delay and this Lease shall continue, an amount equal to the daily equivalent of the average Basic Rent paid during the Basic Term and any then expiring Renewal Term, or such higher compensation being paid by the Government pursuant to the CRAF Program and (iii) neither the Lessee nor any other Person shall use or operate the Aircraft in any manner, except pursuant to the activation of such CRAF Program.

         (b) In any other situation in which the Aircraft is not returned to the Lessor upon the expiration of the Term (other than due to a purchase of the Aircraft by the Lessee pursuant to this Lease or by a purchaser under
Article 10 hereof), the Lessee shall pay on demand as Basic Rent for each day of such delay an amount equal to the Rent per diem at a rate equal to the Fair Market Rental and this Lease shall continue for up to six (6) months after the end of the Term; provided, however, that nothing in this paragraph shall be deemed (i) to relieve the Lessee in any respect from any Default or Event of Default or claims with respect thereto arising from the failure to return the Aircraft at the time or in the condition required by the Operative Agreements or (ii) to permit the Lessee or any sublessee to operate or use the Aircraft otherwise than in connection with effecting such return.

         Section 12.06. Storage. Upon any expiration or termination of this Lease, at the written request of the Lessor given at least 15 days prior to such expiration or termination, the Lessee will arrange, or will cause to be arranged, at no charge to the Lessor (subject, however, to the last sentence of this Section 12.06), storage at a ramp storage facility for the Aircraft at the Lessee's principal maintenance facilities in Memphis, Tennessee or one of the Lessee's other maintenance facilities or at a location selected by the Lessee used as a location for the parking or storage of aircraft for a period of up to 30 days; provided that if storage is available at no additional cost or expense to the Lessee at the location at which the Lessor has specified pursuant to Section 12.01 hereof that return of the Aircraft shall take place, the Lessee shall provide storage at such location. At the end of such 30 day period, if the Lessor so requests within 10 days of before the end of such period, the Lessee will continue to provide such ramp storage facility at such facility or location for an additional 30 days at the Lessor's expense. If the Lessee is required to move the Aircraft from one storage facility to another, such move shall be at the risk and expense of the Lessor. The maintenance and risk of loss of, and responsibility for obtaining insurance on, the Aircraft shall be the responsibility of the Lessor during any period of storage; provided, however, the Lessee will, upon written request of the Lessor and at the Lessor's expense, not to exceed the Lessee's incremental cost of such service, obtain insurance for such property (including, if possible, coverage through its fleet policy).

         Section 12.07. Special Markings. If requested by the Lessor, the Lessee shall, at the Lessee's cost, remove or paint over all insignias and other distinctive markings of the Lessee or any sublessee on the Aircraft and repaint the stripped down areas in a workmanlike manner to match exterior colors.

         Section 12.08. Lessor's Option to Purchase Parts. At any time after the Lessee has advised the Lessor that it has determined not to renew this Lease or purchase the Aircraft, or the Aircraft is otherwise to be returned to the Lessor, the Lessee shall advise the Lessor of any Part which the Lessee intends, and is permitted, to remove as provided in Section 9.02(b) above, and the Lessor may, at its option, upon 30 days' notice to the Lessee, purchase any or all of such Parts from the Lessee upon the expiration of the Term at their then Fair Market Value determined in accordance with the provisions of
Section 4.03 hereof. Upon any return of the Aircraft pursuant to this Article 12, if the Lessor does not elect to exercise its option under this Section 12.08, the Lessee will, at its own cost and expense, remove such Parts described in subparagraph (i), (ii) or (iii) of Section 9.02(b) hereof as the Lessor may request.


                                  ARTICLE 13

                                   INSURANCE

         Section 13.01. Comprehensive Airline Liability and Property Damage Liability Insurance. (a) Comprehensive Airline Liability and Property Damage Liability Insurance. The Lessee, at its own cost and expense, will maintain or cause to be maintained with respect to the Aircraft, comprehensive airline liability insurance including, without limitation, passenger legal liability and property damage liability insurance and cargo legal liability in such amounts, against such risks (including, without limitation, contractual liability and war risk and allied perils liability), with such retentions as the Lessee customarily maintains with respect to similar aircraft and engines which comprise the fleet of the Lessee (subject to the limitations set forth in Section 13.06 hereof), and with such insurers (which shall be insurers of recognized responsibility), and such insurance against such other risks as is usually carried by similar corporations engaged in the same or similar business and similarly situated as the Lessee and owning or operating aircraft and engines similar to the Aircraft and Engines; provided that in no event shall the limits of liability for all comprehensive airline liability insurance be less than the amount, per occurrence, as set forth on the insurance certificate delivered on the Delivery Date unless and only so long as the Aircraft is not operated and appropriate insurance for the Aircraft on the ground is maintained. The Lessee will also be required to maintain war risk insurance if the Aircraft is operated in a war zone if such insurance is available on commercially reasonable terms and if it is the custom for major international Air Carriers flying comparable routes to carry such insurance.

         (b) Government Indemnification. Notwithstanding Section 13.01(a) hereof, in the event of the requisition for use by the Government of the Airframe or the Airframe and the Engines or engines then installed on the Airframe, the Lessee shall maintain throughout the period of such requisition such insurance as would otherwise be required under this Section 13.01; provided that the Lessor shall accept, in lieu of such insurance coverage, written indemnification or insurance from the Government which is substantially the same as otherwise required under this Article 13.

         (c) Policy Terms. Any policy of insurance carried and maintained in accordance with this Section 13.01, and any policy taken out in substitution or replacement for any such policy subject to the terms, conditions and limitations thereof, shall:

         (i) name or be amended to name the Lessor in its individual capacity and as owner of the Aircraft, the Indenture Trustee in its individual capacity and as trustee/mortgagee of the Aircraft, each Liquidity Provider and the Owner Participants and each of their respective officers and directors in their respective capacities as such as additional insureds (hereinafter in this paragraph (c) sometimes referred to as "Additional Insured");

         (ii) provide that, in respect of the interest of any Additional Insured in such policies, the insurance shall not be invalidated by any action or inaction of the Lessee or any Additional Insured as defined under the policy of insurance required under this Section 13.01 (other than any action or inaction of such Additional Insured) and shall insure each Additional Insured regardless of any breach or violation of any warranty, declaration or condition contained in such policies by the Lessee or any other Additional Insured (other than any breach or violation of any warranty, declaration or condition by such Additional Insured) as defined under the policy of insurance required under this Section 13.01;

         (iii) provide that if such insurance is cancelled for any reason, or any substantial change is made in the policies which adversely affect the scope of the coverage required herein, or if such insurance is allowed to lapse for nonpayment of premium, such cancellation, change or lapse shall not be effective as to any Additional Insured for thirty (30) days (except in the case of war risk coverage in which event the applicable period shall be seven (7) days or such other period as may be customary) after receipt by each such Additional Insured of written notice from such insurers or such insurers' broker of such cancellation, change or lapse;

         (iv) provide that the insurers shall waive any rights of subrogation against each Additional Insured, to the extent that the Lessee has waived its rights under this Lease and the Participation Agreement; provided that the exercise by insurers of rights of subrogation derived from rights retained by the Lessee shall not, in any way, delay payment of any claim that would otherwise be payable by such insurers but for the existence of rights of subrogation derived from rights retained by the Lessee;

         (v) provide that all of the provisions of such policy shall operate in the same manner as if there were a separate policy covering each Additional Insured; provided, that such policies shall not operate to increase any insurer's limit of liability;

         (vi) be primary, without right of contribution from any other insurance which is carried by any Additional Insured with respect to its interest in the Aircraft;

         (vii) provide that no Additional Insured shall have any obligation or liability for premiums or other payments, if any, in connection with such insurance; and

         (viii) provide that such insurer shall waive the right of such insurer to any set-off or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of any Additional Insured.

         Section 13.02. Insurance Against Loss or Damage to Aircraft and Engines. (a) Hull Insurance. The Lessee, at its own cost and expense, shall maintain or cause to be maintained in effect, with insurers of recognized responsibility, all-risk ground and flight aircraft hull insurance covering the Aircraft and all-risk coverage with respect to any Engines and Parts while temporarily removed from the Aircraft and not replaced by similar Engines or Parts, including in each case war-risk and allied perils, hijacking (air piracy) and governmental confiscation and expropriation insurance (except in the country of registry) with such retentions (subject to the limitations set forth in Section 13.06 hereof) and in such form, upon such terms and conditions (including coverage for cost of claims), and in amounts as the Lessee customarily maintains with respect to the aircraft in the Lessee's fleet of the same type and model and operated on the same routes as the Aircraft (except that the Lessee shall be required to maintain war-risk, hijacking (air piracy) and governmental confiscation and expropriation insurance (except in the country of registry) if the Aircraft is operated on routes where the custom is for major international Air Carriers flying comparable routes to carry such insurance), provided that such insurance shall at all times while the Aircraft is subject to this Lease and the Lien of the Indenture be on an agreed-value basis for an amount not less than an amount equal to the Stipulated Loss Value for the relevant period for the Aircraft as set forth on Schedule III to this Lease.

         (b) Policy Terms. Any policies carried and maintained in accordance with this Section 13.02 and any policies taken out in substitution or replacement for any such policies subject to the terms, conditions and limitations thereof shall:

         (i) name or be amended to name the Lessor in its individual capacity and as owner of the Aircraft (or, so long as the Indenture shall not have been discharged, the Indenture Trustee) as an additional insured and as the sole loss payee (hereinafter in this paragraph (b) sometimes referred to as "Loss Payee");

         (ii) provide with respect to coverage provided under this Section 13.02, that (i) in the event of a loss involving proceeds in the aggregate in excess of $6,000,000, the proceeds in respect of such loss up to an amount equal to the Stipulated Loss Value for the Aircraft shall be payable to the Lessor (or, so long as the Indenture shall not have been discharged, the Indenture Trustee), it being understood and agreed that in the case of any payment to the Lessor (or the Indenture Trustee) otherwise than in respect of an Event of Loss, the Lessor (or the Indenture Trustee) shall, unless a Payment Default, a Bankruptcy Default or an Event of Default shall have occurred and be continuing, upon receipt of evidence satisfactory to it that the damage giving rise to such payment shall have been repaired or that such payment shall then be required to pay for repairs then being made, pay the amount of such payment to the Lessee or its order, and (ii) the entire amount of any loss involving proceeds in the aggregate of $6,000,000 or less or the amount of any proceeds of any loss in excess of the Stipulated Loss Value for the Aircraft shall be paid to the Lessee or its order unless a Payment Default, a Bankruptcy Default or an Event of Default shall have occurred and be continuing and the insurers have been notified thereof by the Lessor or the Indenture Trustee (and if the insurers have notice of a Payment Default, a Bankruptcy Default or an Event of Default, such payment shall be made to the Indenture Trustee);

         (iii) provide that if such insurance is cancelled for any reason or any substantial change is made in the policies which adversely affect the scope of the coverage required herein, or if such insurance is allowed to lapse for nonpayment of premium, such cancellation, change or lapse shall not be effective as to the Loss Payee for thirty days (except in the case of war-risk coverage in which event the applicable period shall be seven
   (7) days or such other period as may be customary) after receipt by the Loss Payee of written notice from such insurer of such cancellation, change or lapse;

         (iv) provide that, in respect of the interest of the Lessor (in its individual capacity and as the Owner Trustee), the Owner Participants or the Indenture Trustee (in their respective capacities as such) in such policies, the insurance shall not be invalidated by any action or inaction of the Lessee or the Loss Payee (other than any action or inaction of such Loss Payee) and shall insure the Lessor (in its individual capacity and as Owner Trustee), the Owner Participants and the Indenture Trustee regardless of any breach or violation of any warranty, declaration or condition contained in such policies by the Lessee or the Loss Payee (other than any breach or violation of any warranty, declaration or condition by the Loss Payee) as defined under the policy of insurance required under this Section 13.02;

         (v) provide that the insurers shall waive any rights of subrogation against the Lessor (in its individual capacity and as Owner Trustee), the Owner Participants and the Indenture Trustee to the extent that the Lessee has waived its rights under this Lease or the Participation Agreement; provided that the exercise by insurers of rights of subrogation derived from rights retained by the Lessee shall not, in any way, delay payment of any claim that would otherwise be payable by such insurers but for the existence of rights of subrogation derived from rights retained by the Lessee;

         (vi) be primary and without rights of contribution from any other insurance which is carried by the Loss Payee with respect to its interest in the Aircraft;

         (vii) provide that (except in the case of insurance with respect to Engines and spare parts that have been removed from the Aircraft and replaced with other Engines or engines, or spare parts, as the case may be) such insurer shall waive any right of such insurer to any set-off or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of the Loss Payee;

         (viii) provide that (except in the case of insurance with respect to Engines and spare parts that have been removed from the Aircraft and replaced with other Engines or engines or spare parts, as the case may be) no Loss Payee shall have any obligation or liability for premiums or other payments, if any, in connection with such insurance; and

         (ix) in the event that separate policies are maintained to cover all-risk ground and flight aircraft, hull and war risks and allied perils insurance, include a 50/50 provisional claims settlement clause as contained in the policies of insurance maintained by the Lessee with respect to all other aircraft in the Lessee's fleet, and a copy of the 50/50 provisional claims settlement clause in effect on the Delivery Date shall be attached to the insurance certificate issued on the Delivery Date.

         Section 13.03. Application of Insurance Proceeds. (a) Generally. All insurance proceeds (other than proceeds from policies carried by the Lessor, the Indenture Trustee or any Owner Participant) received under policies described in Section 13.02 hereof as the result of the occurrence of an Event of Loss with respect to the Airframe or an Engine will be applied as follows:

         (i) if such proceeds are received with respect to the Airframe or with respect to the Airframe and the Engines or engines then installed on the Airframe and the Lessee has elected or is deemed to have elected the alternative set forth in Section 11.02 hereof, so much of such proceeds as shall not exceed the amounts required to be paid by the Lessee pursuant to said Section 11.02 hereof shall be applied in reduction of the Lessee's obligation to pay such amounts if not already paid by the Lessee, or if already paid by the Lessee, shall be applied to reimburse the Lessee for its payment of such amounts, provided that no Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing, and the balance, if any, of such proceeds remaining will be paid to the order of the Lessee; if and so long as the foregoing proviso is not satisfied, such proceeds shall be held (unless applied) pursuant to Section 23.01 hereof as security for the Lessee's obligations hereunder and under the Participation Agreement; or

         (ii) if such proceeds are received with respect to the Airframe or the Airframe and the Engines or engines then installed on the Airframe and the Lessee has elected the alternative set forth in Section 11.03 hereof, or if such proceeds are received with respect to an Engine not then installed on the Airframe and not replaced by an Engine or engine under the circumstances contemplated by Section 11.04 hereof, all such proceeds shall be paid to the Indenture Trustee (unless the Indenture has been discharged in which case paid to the Lessor) for disbursement to the order of the Lessee, after the Lessee shall have fully performed the terms of Section
   11.03 or 11.04 hereof, as applicable, with respect to the Event of Loss for which such proceeds are paid, provided that no Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing; if and so long as the foregoing proviso is not satisfied, such proceeds shall be held (unless applied) pursuant to Section 23.01 hereof as security for the Lessee's obligations hereunder and under the Participation Agreement.

         (b) Payment if no Event of Loss. The insurance proceeds of any property damage loss not constituting an Event of Loss with respect to the Airframe or an Engine will be applied in payment (or to reimburse the Lessee) for repairs or for replacement property in accordance with Articles 7 and 8 hereof, if not already paid for by the Lessee, and any balance remaining after compliance with said Articles 7 and 8 hereof with respect to such loss shall be paid to the order of the Lessee, provided that no Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing; if and so long as the foregoing proviso is not satisfied, such proceeds shall be held (unless applied) pursuant to Section 23.01 hereof as security for the Lessee's obligations hereunder and under the Participation Agreement.

         (c) Information. If any Additional Insured becomes subject to any claim covered by any insurance policy maintained pursuant to this Article 13, the Lessee shall make available any information required by such Additional Insured in connection with such claim.

         Section 13.04. Reports. On or before the Delivery Date and thereafter annually on or before the scheduled expiration date for such policy during the Term, the Lessee shall cause an aviation insurance broker to furnish to the Lessor and the Indenture Trustee a signed report, stating in reasonable detail the types of coverage and limits carried and maintained on the Aircraft and certifying that such insurance complies with the terms and conditions of this Lease. The Lessee will cause its aviation insurance broker to advise the Lessor, each Owner Participant and the Indenture Trustee in writing promptly of any default in the payment of any premium and of any other act or omission on the part of the Lessee of which it has knowledge and which might invalidate, cause cancellation of or render unenforceable all or any part of any insurance carried by the Lessee with respect to the Aircraft. The Lessee will cause such insurance broker to agree to advise the Lessor, the Indenture Trustee and each Owner Participant in writing if and when it becomes evident to such broker that any insurance policy carried and maintained on the Aircraft pursuant to this Article 13 will not be renewed at the expiration date. If the Lessee shall fail to maintain insurance as required, the Lessor may, at its option, provide such insurance, and in such event, the Lessee shall, upon demand, reimburse the Lessor, as Supplemental Rent, for the cost of such insurance; provided, however, that no exercise of said option shall affect the provisions of this Lease, including the provisions that failure by the Lessee to maintain the prescribed insurance shall constitute an Event of Default or otherwise constitute a waiver of any other rights the Lessor may have against the Lessee.

         Section 13.05. Lessor's Insurance. The Lessor, the Indenture Trustee or any Owner Participant may insure the Airframe or any Engine at its own cost and expense, including insuring the Aircraft for amounts in excess of the Stipulated Loss Value of the Aircraft, provided that any insurance so maintained by the Lessor, the Indenture Trustee or any Owner Participant shall not result in a reduction of coverage or amounts payable under insurance required or permitted to be maintained by the Lessee under this Article 13 or increase the cost to the Lessee of maintaining such insurance; provided further, that any insurance policies of the Lessor, the Indenture Trustee or any Owner Participant insuring the Airframe or any Engine shall provide for a release to the Lessee of any and all salvage rights in and to the Airframe or any Engine.

         Section 13.06. Self-Insurance. The Lessee may self-insure the risks required to be insured against by Sections 13.01 and 13.02 hereof in such reasonable amounts as are then applicable to other aircraft or engines of the Lessee of value comparable to the Aircraft, but in no case shall such self-insurance with respect to all aircraft in the Lessee's fleet in aggregate exceed for any 12-month policy year an amount equal to the lesser of (i) 50% of the highest insured value of any single aircraft in the Lessee's fleet and
(ii) 1.5% of the average aggregate insured value from time to time of the Lessee's entire aircraft fleet provided that a standard deductible per occurrence per aircraft not in excess of the amount customarily allowed as a deductible in the industry shall be permitted in addition to the above-mentioned self-insurance. The foregoing shall not permit the Lessee to discriminate as between insurance coverage on the Aircraft and insurance which the Lessee maintains with respect to similar aircraft owned or operated by the Lessee operating on similar routes in similar locations.


                                  ARTICLE 14

                                  INSPECTION

         Section 14.01. Right of Inspection. At reasonable times, and upon at least five (5) Business Days' prior written notice to the Lessee, the Lessor, the Indenture Trustee or any Owner Participant, or their respective authorized representatives, may inspect the Aircraft and upon at least ten
(10) Business Days' prior written notice, all Aeronautics Authority required books and records of the Lessee and any sublessee relating to the maintenance of the Aircraft and such Persons shall keep any information obtained thereby confidential and shall not disclose the same to any Person, except to a Person described in Section 18.01 of the Participation Agreement. Any such inspection of the Aircraft shall be a visual, walk-around inspection of the interior and exterior of the Aircraft and shall not include opening any panel, bays or the like without the express consent of the Lessee (except to the extent any such inspection takes place when any such panel, bays or the like are open). Notwithstanding the previous sentence, unless a Payment Default, Bankruptcy Default, material Default relating to maintenance (without giving effect to the provisos to Section 7.01(b) hereof) or an Event of Default shall have occurred and be continuing, the Lessor, the Indenture Trustee, the Owner Participants or their respective authorized representatives shall each be entitled to inspect the Aircraft only one time during any consecutive twelve-month period. If following any reregistration of the Aircraft, the Aircraft is located outside the United States at the time of a proposed inspection, the Lessee shall have thirty (30) days to relocate the Aircraft within the United States and, if unable to do so within such time period, shall pay the reasonable incremental out-of-pocket costs of the Lessor, the Owner Participants or their authorized representatives incurred in connection with any such inspection outside the United States. The Lessee shall make any permitted sublease or transfer permitted under Section 7.02 hereof expressly subject to inspection rights consistent with this Article 14. The Lessee agrees to respond in a timely fashion to any of the Owner Trustee's, the Indenture Trustee's or any Owner Participant's inquiries regarding (x) the location of the Aircraft or any Engine or (y) the scheduling of any letter check or heavy maintenance visit with respect to the Aircraft (at which representatives of any Owner Participant, the Lessor or the Indenture Trustee may be present without regard to the one-year limitation set forth above).

         Section 14.02. No Obligation to Inspect. None of the Lessor, the Indenture Trustee or any Owner Participant shall have any duty to make any inspection pursuant to Section 14.01 hereof and no such party shall incur any liability or obligation by reason of making or not making any such inspection.


                                  ARTICLE 15

                                  ASSIGNMENT

         Section 15.01. Lessee's Right to Assign. The Lessee shall not, and shall have no authority or power to assign, convey or sublease any of its rights under this Lease without the prior written consent of the Lessor except
(i) as expressly provided in Section 7.02 hereof, or in the case of any requisition by the Government referred to in Section 7.01 of this Lease, or
(ii) to a wholly-owned domestic subsidiary of the Lessee which shall be a certificated U.S. Air Carrier. Any such assignment, conveyance or sublease shall in no way relieve the Lessee from any obligation hereunder or under any other Operative Agreement or any written agreement of the Lessee entered into in connection with the transactions contemplated by the Operative Agreements, which shall be and remain obligations of the Lessee. The Lessor agrees that it will not assign or convey its right, title and interest in and to this Lease or the Aircraft except as contemplated by or provided in this Lease, the Trust Agreement, the Indenture or the Participation Agreement. The terms and provisions of this Lease shall be binding upon and inure to the benefit of the Lessor and the Lessee and their respective successors and permitted assigns, and shall inure, to the extent expressly provided herein and therein, to the direct benefit of, and in accordance with the provisions of the Indenture and the Participation Agreement shall be enforceable by, the Indenture Trustee, the Lessor and their respective successors and permitted assigns.

         Section 15.02. Citizenship. The Lessee will at all times be a duly certificated U.S. Air Carrier under the Transportation Code.


                                  ARTICLE 16

                               EVENTS OF DEFAULT

         Section 16.01. Events of Default. After the Delivery Date, each of the following events shall constitute an Event of Default, whether any such event shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

         (a) the Lessee shall fail to make any payment of Basic Rent, Renewal Rent, Stipulated Loss Value or Termination Value, as the case may be, or any payment pursuant to Section 17.02 of the Participation Agreement, within ten Business Days after the date when due (except that with respect to any failure to pay Excepted Payments, such failure shall constitute an Event of Default at the discretion of the Owner Participants); or

         (b) the Lessee shall fail to make any payment of Supplemental Rent (other than amounts described in clause (a) above) within 30 days after the Lessee has received written notice from the Person entitled to receive such payment stating that such payment is due (except that with respect to any failure to pay Excepted Payments for such period, such failure shall constitute an Event of Default at the discretion of the Owner Participants); or

         (c) (i) the Lessee shall fail to procure, carry and maintain insurance on or in respect of the Aircraft at any time in accordance with the provisions of Article 13 or such insurance lapses or is cancelled, provided that no such lapse or cancellation shall constitute an Event of Default until the earlier of (A) 20 days (or seven days or such shorter time as may be standard in the industry with respect to war risk coverage) after receipt by any Additional Insured of written notice of such lapse or cancellation and (B) the date that such lapse or cancellation is effective as to any Additional Insured and provided further that such failure shall not constitute an Event of Default as long as the Aircraft is insured as required while on the ground and not operated, or (ii) the Aircraft shall be operated at any time when comprehensive airline liability insurance required under Section 13.01 hereof shall not be in effect (it being understood that the Lessee is not required to maintain such insurance under
   Section 13.01 hereof while the indemnification or insurance referred to in the proviso to Section 13.01(b) hereof is in effect); or

         (d) the Lessee shall fail to perform or observe any other covenant, condition or agreement to be performed or observed by it under any Operative Agreement (excluding the Tax Indemnity Agreements) or any other written agreement of the Lessee entered into in connection with the transactions contemplated by the Operative Agreements and such failure shall continue unremedied for a period of thirty (30) days after the date a Responsible Officer of the Lessee has actual knowledge of the failure or the Lessee shall have received written notice from the Lessor or any Owner Participant of such failure, provided, that in the event such failure is curable and so long as (but for no longer than 150 days after such 30-day period) the Lessee shall have promptly undertaken such cure after the earlier of actual knowledge of a Responsible Officer of the Lessee or notice thereof which undertaking shall be diligently and continuously pursued using the Lessee's reasonable best efforts, such failure shall not constitute an Event of Default; provided, further, that failure of the Lessee to maintain the registration of the Aircraft under the Transportation Code pursuant to the Lessee's covenants and agreement in
   Section 6.03(b) of the Participation Agreement and in Section 7.01(a) of this Lease, when the lapse of such registration is solely because any Owner Participant or the Lessor has ceased to be a Citizen of the United States, shall not constitute a Default or an Event of Default; or

         (e) an order for relief shall be entered in respect of the Lessee by a court having jurisdiction in the premises in an involuntary case under the federal bankruptcy laws as now or hereafter in effect; or the Lessee shall consent to the appointment of a custodian, receiver, trustee or liquidator of itself or of a substantial part of its property; or the Lessee is not paying, or shall admit in writing its inability to pay, its debts generally as they come due or shall make a general assignment for the benefit of creditors; or the Lessee shall file, or the Board of Directors of the Lessee shall authorize the filing of, or grant one or more persons authority (at their discretion) to make a filing for, a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws (as now or hereafter in effect) or an answer admitting the material allegations of a petition filed against the Lessee in any such proceeding; or the Lessee shall file, or the Board of Directors of the Lessee shall authorize the Lessee to, or grant one or more persons authority (at their discretion) to, seek relief by voluntary petition, answer or consent, under the provisions of any other or future bankruptcy or other similar law providing for the reorganization or winding-up of corporations, or providing for an agreement, composition, extension or adjustment with its creditors; or

         (f) an order, judgment or decree shall be entered by any court of competent jurisdiction appointing, without the consent of the Lessee, a custodian, receiver, trustee, or liquidator of the Lessee or of any substantial part of its property, or sequestering any substantial part of the property of the Lessee, or granting any other relief in respect of the Lessee under the federal bankruptcy laws or other insolvency laws, and any such order, judgment or decree of appointment or sequestration shall remain in force undismissed or unvacated for a period of ninety (90) days after the date of its entry; or

         (g) a petition against the Lessee in a proceeding under the federal bankruptcy law or other insolvency laws (as now or hereafter in effect) shall be filed and shall not be withdrawn or dismissed within ninety (90) days, or under the provisions of any law providing for reorganization or winding-up of corporations which may apply to the Lessee, any court of competent jurisdiction shall assume jurisdiction, custody or control of the Lessee or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished or unterminated for a period of ninety (90) days; or

         (h) any representation or warranty made by the Lessee in this Lease or in the Participation Agreement or in any document or certificate furnished by the Lessee in connection with or pursuant to this Lease or the Participation Agreement (except for the Tax Indemnity Agreements) shall at any time prove to have been incorrect at the time made in any respect material to the transactions contemplated by this Lease and, if originally made by the Lessee in good faith, shall remain material and unremedied for a period of thirty (30) days after a Responsible Officer of the Lessee shall have actual knowledge or the Lessee shall have received written notice of such misstatement.


                                  ARTICLE 17

                                     REMEDIES

         Section 17.01. Remedies Upon Lessee's Default. (a) Remedies Generally. Upon the occurrence of any Event of Default and at any time after such occurrence so long as the same shall be continuing, the Lessor may, at its option, declare this Lease to be in default (except that no such declaration shall be required in the case of an Event of Default pursuant to paragraph (e), (f) or (g) of Section 16.01 hereof and this Lease shall be deemed declared in default without any further act or notice), and at any time thereafter the Lessor may do, and the Lessee shall comply with, one or more of the following with respect to all or any part of the Airframe and the Engines, as the Lessor in its sole discretion shall elect, to the extent permitted by, and subject to compliance with, any mandatory requirements of applicable law then in effect:

         (i) Demand in writing that the Lessee shall, and upon such written demand the Lessee shall, at the Lessee's own cost and expense, return promptly to the Lessor all or such part of the Airframe and the Engines as the Lessor may demand in the manner and condition required by, and otherwise in accordance with all of the provisions of this Lease (provided that, unless the Lessor shall require otherwise, the Aircraft shall be returned within the continental United States), or the Lessor, at its option, may enter upon the premises where such Airframe or Engines are located or believed to be located and take immediate possession of and remove such Airframe and Engines (together with any engine which is not an Engine but is installed on the Airframe, subject to all of the rights of the owner, lessor, Lien holder or secured party of such engine) without the necessity for first instituting proceedings, or by summary proceedings or otherwise, all without liability of the Lessor to the Lessee for or by reason of such entry or taking of possession, whether for the restoration of damage to property caused by such action or otherwise;

         (ii) With or without taking possession thereof, sell or otherwise dispose of the Airframe or any Engine, at public or private sale and with or without advertisement or notice to the Lessee, as the Lessor may determine, and the Lessor may hold the Lessee liable for any installment of Basic Rent and Renewal Rent due on or before the date of such sale (and, if Basic Rent or Renewal Rent is payable in arrears, the pro rata portion of the installment of Basic Rent or Renewal Rent due on the next succeeding Rent Payment Date in respect of any period commencing on the immediately preceding Rent Payment Date to the date of such sale), or hold, use, operate, lease to others or keep idle all or any part of the Airframe or any Engine as the Lessor, in its sole discretion, may determine, in any such case free and clear of any rights of the Lessee except as otherwise set forth in this Article 17, and without any duty to account to the Lessee with respect to such action or inaction or for any proceeds except to the extent required by Section 17.01(a)(iv) hereof; in the event the Lessor elects to exercise its rights under said Section, and in connection with any sale of the Aircraft or any part thereof pursuant to this Article 17, the Lessor, the Indenture Trustee, any Owner Participant or any Holder may bid for and purchase such property;

         (iii) Whether or not the Lessor shall have exercised or shall later at any time exercise any of its rights under Section 17.01(a)(i) or 17.01(a)(ii) hereof, the Lessor, by written notice to the Lessee specifying a payment date not earlier than 10 days from the date of such notice, may demand that the Lessee pay to the Lessor, and the Lessee shall pay to the Lessor on the payment date specified in such notice, as liquidated damages for loss of a bargain and not as a penalty (in lieu of the Basic Rent or Renewal Rent due on Rent Payment Dates occurring after the payment date specified in such notice), any installment of Basic Rent, Renewal Rent and any Supplemental Rent due on or before such payment date (and, if Basic Rent or Renewal Rent is payable in arrears, the pro rata portion of the installment of Basic Rent or Renewal Rent due on the next succeeding Rent Payment Date in respect of the period commencing on the Stipulated Loss Value Determination Date referred to below and ending on the date of such payment), plus an amount equal to the excess, if any, of the Stipulated Loss Value for the Aircraft, computed as of the Stipulated Loss Value Determination Date on or next preceding the payment date specified in such notice over the Fair Market Value of the Aircraft, computed as of such Stipulated Loss Value Determination Date, together with (A), if Basic Rent is payable in advance, interest, to the extent permitted by applicable law, at the Debt Rate on the amount of such Stipulated Loss Value from such Stipulated Loss Value Determination Date to the date for payment set forth in such notice from the Lessor and (B) in all cases, interest, to the extent permitted by applicable law at the Past Due Rate on the excess of such Stipulated Loss Value over such Fair Market Value, from the date as of which such Stipulated Loss Value is payable to the date of actual payment of such amount; provided, however, that if (and in any event prior to the time for payment hereunder) the Lessor is unable within a reasonable period of time to recover possession of the Aircraft, or any portion thereof, pursuant to clause (i) above unencumbered by this Lease and free and clear of all Liens (other than Lessor's Liens), the Fair Market Value of the Aircraft or such portion shall, at the option of the Lessor to the extent legally enforceable, be zero and, if the Fair Market Value of the Aircraft is deemed to be zero, after payment in full by the Lessee of the amount specified above and all other amounts due from the Lessee under this Lease and the other Operative Agreements, the Lessor shall promptly transfer (without recourse or warranty other than as to the absence of the Lessor's Liens) all of its right, title and interest in the Aircraft or such portion, to the Lessee;

         (iv) In the event the Lessor, pursuant to Section 17.01(a)(ii) hereof, shall have sold the Airframe and/or any Engine, the Lessor, in lieu of exercising its rights under Section 17.01(a)(iii) hereof, may, if it shall so elect, demand that the Lessee pay the Lessor, and the Lessee shall pay to the Lessor, on the date of such sale, as liquidated damages for loss of a bargain and not as a penalty (in lieu of the Basic Rent or Renewal Rent due after the date on which such sale occurs) any unpaid Basic Rent or Renewal Rent due on or before the date on which such sale occurs (and, if Basic Rent or Renewal Rent is payable in arrears, the pro rata portion of the installment of Basic Rent or Renewal Rent due on the next succeeding Rent Payment Date in respect of any period commencing on the Stipulated Loss Value Determination Date referred to below and ending on the date of such sale), and any Supplemental Rent due on or before the date on which such sale occurs, plus an amount equal to the excess, if any, of (A) the Stipulated Loss Value for the Aircraft, computed as of the Stipulated Loss Value Determination Date next preceding the sale date, over (B) the net proceeds of such sale (after deduction of all of the Lessor's costs and expenses of such sale, including, without limitation, sales or transfer taxes, costs of storage, overhaul, maintenance, preparation and transportation of the Aircraft and brokers' and attorneys' fees) together with (x), if Basic Rent is payable in advance, interest, to the extent permitted by applicable law, at the Debt Rate on such Stipulated Loss Value from such Stipulated Loss Value Determination Date to the date of such sale and (y) in all cases, interest to the extent permitted by applicable law at the Past Due Rate, on the amount of such excess from the date of such sale to the date of actual payment by the Lessee;

         (v) Proceed by appropriate court action to enforce the terms of this Lease or to recover damages for its breach;

         (vi) Terminate or rescind this Lease as to the Airframe or any or all of the Engines; or

         (vii) Exercise any other right or remedy which may be available to the Lessor under applicable law.

         (b) Cost of Exercise of Remedies. In addition, the Lessee shall be liable, except as otherwise provided above, for any and all unpaid Rent due before, after or during the exercise of any of the Lessor's remedies, for all amounts payable by the Lessee under the Participation Agreement before or after any termination hereof, and for all reasonable legal fees and other costs and expenses incurred by the Lessor, the Indenture Trustee or any Owner Participant by reason of the occurrence of any Event of Default or the exercise of the Lessor's remedies, including, without limitation, all costs and expenses incurred in connection with the return of the Airframe or any Engine in accordance with the terms of Article 12 hereof or in placing the Airframe or Engines in the condition and state of airworthiness required by such Article or in connection with any inspection, use, operation, maintenance, insurance, storage, or leasing carried out as part of such exercise.

         Section 17.02. Cumulative Remedies. Except as otherwise provided, no remedy referred to in this Article 17 is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to above or otherwise available to the Lessor at law or in equity; and the exercise or beginning of exercise by the Lessor of any one or more of such remedies shall not preclude the simultaneous or later exercise by the Lessor of any or all of such other remedies.

         Section 17.03. Waiver. No express or implied waiver by the Lessor of any Event of Default shall in any way be, or be construed to be, a waiver of any future or subsequent Event of Default. To the extent permitted by applicable law, the Lessee waives any rights now or in the future conferred by statute or otherwise which may require the Lessor to sell, lease or otherwise use the Airframe or any Engine in mitigation of the Lessor's damages or which may otherwise limit or modify any of the Lessor's rights or remedies under this Article 17. The Lessor's access to the Aircraft is of the essence and shall not be impaired.

         Section 17.04. Lessor's Right to Perform for Lessee. If the Lessee fails to make any required payment of Rent or fails to perform or comply with any of its agreements contained in this Lease, whether or not such failure shall constitute an Event of Default hereunder, the Lessor may (but shall not be obligated to) make such payments or perform or comply with such agreement, and the amount of such payment and the amount of the reasonable costs and expenses of the Lessor incurred in connection with such payment or the performance of or compliance with such agreement, together with interest (to the extent permitted by applicable law) at the Past Due Rate from the date of the making of such payment or the incurring of such costs and expenses by the Lessor to the date of payment of such Rent or other amount by the Lessee, shall be deemed Supplemental Rent payable by the Lessee upon demand. No such payment or performance by the Lessor shall be deemed to waive any Default or Event of Default or relieve the Lessee of its obligations hereunder.


                                  ARTICLE 18

                          COVENANT OF QUIET ENJOYMENT

         Section 18.01. Quiet Enjoyment. So long as no Event of Default shall have occurred and be continuing, the Lessor covenants that neither it nor any other Person lawfully claiming through it (other than the holder of a Lien which the Lessee is obligated to discharge pursuant to Article 6 hereof, and it being understood that the Lessor shall not be liable for any act or omission of the Indenture Trustee or any other Person claiming through the Indenture Trustee) shall interfere with the Lessee's right to quietly enjoy the Aircraft without hindrance or disturbance by it or any such other Person.


                                  ARTICLE 19

                              FURTHER ASSURANCES

         Section 19.01. Further Assurances. Promptly upon the execution and delivery of the Lease Supplement and the Indenture and Security Agreement Supplement, the Lessee will cause each of them and this Lease, the Trust Agreement and the Indenture, to be duly filed for recordation in accordance with the Transportation Code and will maintain the recordation of the Indenture until the Lien of the Indenture shall have been discharged pursuant to the terms of the Indenture. In addition, the Lessee will, at the Lessee's own cost and expense, promptly and duly execute and deliver to the Lessor, the Owner Participants and the Indenture Trustee such further documents and assurances to carry out the intent and purpose of this Lease and the Indenture and to establish and protect the rights and remedies created or intended to be created in favor of the Lessor under this Lease, and of the Owner Participants under the Trust Agreement, and of the Indenture Trustee under the Indenture, including, without limitation, the execution and filing of Uniform Commercial Code financing and continuation statements, the execution and delivery of supplements and amendments to this Lease and the Indenture, in recordable form, subjecting to this Lease and the Indenture any Replacement Airframe and/or Replacement Engines delivered by the Lessee pursuant to Section 11.03 hereof and any Replacement Engine delivered by the Lessee pursuant to Section 11.04 hereof and the recording and filing of counterparts of this Lease and the Indenture in accordance with the laws of such jurisdictions as the Lessor or the Indenture Trustee may from time to time deem advisable. The foregoing does not impose upon the Lessor any additional liabilities not otherwise contemplated by this Lease.


                                  ARTICLE 20

                                   NET LEASE

         Section 20.01. Nature of Lease. (a) This Lease is a net lease, it being the intention of the parties hereto that the obligations of the Lessee to pay all costs and expenses of every character, whether seen or unforeseen, ordinary or extraordinary, or structural or nonstructural, in connection with the use, operation, maintenance, repair and reconstruction of the Airframe and each Engine by the Lessee, including, without limitation, the costs and expenses particularly set forth in this Lease (unless expressly excluded from the terms hereof, the costs and expenses of the Lessor and the Owner Participants shall include the reasonable fees and expenses of their respective outside counsel), shall be absolute and unconditional, shall be separate and independent covenants and agreements, and shall continue unaffected unless and until the covenants have been terminated pursuant to an express provision of this Lease. The obligation to pay Rent and all amounts payable by the Lessee under this Lease or the Participation Agreement shall be absolute and unconditional and (except as otherwise expressly provided with respect to Supplemental Rent) shall be paid without notice or demand and such obligation shall not be affected by any circumstance, including, without limitation:

         (i) any set-off, counterclaim, recoupment, defense or other right which the Lessee may have against the Lessor, any Owner Participant, any Holder, the Indenture Trustee or anyone else for any reason (including, without limitation, any breach by the Lessor or any Owner Participant or the Indenture Trustee or any Holder of their respective representations, warranties, agreements or covenants contained in any of the Operative Agreements);

         (ii) any defect in the title, airworthiness, registration, eligibility for registration under the Transportation Code (and the regulations thereunder) or under any of the laws or regulations of any other country of registry of the Aircraft, condition, design, operation, merchantability or fitness for use of, suitability for a particular purpose of, or any damage to or loss or destruction of, the Aircraft or any portion thereof, or any interruption or cessation in the use or possession of the Aircraft by the Lessee or any sublessee for any reason including, without limitation, by reason of governmental action or any doctrine of force majeure or impossibility of performance;

         (iii) any insolvency, bankruptcy, reorganization or similar case or proceedings by or against the Lessor, the Lessee, the Indenture Trustee or any Owner Participant or any other Person;

         (iv) any Liens, encumbrances or rights of any other Person with respect to the Aircraft, the invalidity or unenforceability or lack of due authorization or other infirmity of this Lease or any other Operative Agreement or document or instrument executed pursuant hereto or thereto, or any lack of right, power or authority of the Lessor or the Lessee or any sublessee or any other party to any other Operative Agreement to enter into this Lease or any other Operative Agreement or any such document or instrument; or

         (v) any other circumstance, happening or event whatsoever, whether or not unforeseen, or similar to any of the foregoing.

         (b) To the extent permitted by applicable law, the Lessee waives any and all rights which it may now have or which at any time it may have conferred upon it, by statute or otherwise, to terminate, cancel, quit, rescind or surrender this Lease, the Airframe, or any Engine or part thereof, other than in accordance with the terms hereof.

         (c) Except as expressly provided herein, each payment of Rent made by the Lessee shall be final as to the Lessor and the Lessee, and the Lessee will not seek to return nor to recover, abate, suspend, defer or reduce all or any part of any such payment of Rent from the Lessor or from the Indenture Trustee for any reason.


                                  ARTICLE 21

                               SUCCESSOR LESSOR

         Section 21.01. Successor Lessor. The Lessee agrees that in the case of the appointment of any successor trustee for the Lessor pursuant to the terms of the Participation Agreement, such successor trustee shall, upon written notice by such successor to the Lessee, succeed to all the rights, powers and title of the Lessor under this Lease and shall be deemed to be the Lessor and the owner of the Aircraft for all purposes of this Lease without the necessity of any consent or approval by the Lessee and without in any way altering the terms of this Lease or the Lessee's obligations. One such appointment and designation of a successor trustee shall not exhaust the right to appoint and designate a further successor trustee pursuant to the Participation Agreement, but such right may be exercised repeatedly so long as this Lease shall be in effect.


                                  ARTICLE 22

                       SECURITY FOR LESSOR'S OBLIGATIONS

         Section 22.01. Security for Lessor's Obligations to Holders. In order to secure the indebtedness evidenced by the Certificates, the Indenture provides among other things, for the assignment by the Lessor to the Indenture Trustee of this Lease and the Lease Supplement and for the creation of a first mortgage and security interest in favor of the Indenture Trustee on the Aircraft. The Lessee consents to and acknowledges such assignment (subject to the reservations and conditions therein set forth) and the receipt of a copy of the Indenture.

         Section 22.02.  [Reserved].

         Section 22.03. Consent of Lessee to Assignment of Lease as Security. The Lessee hereby accepts and consents, pursuant to the terms of the Indenture, the Indenture Trustee's rights to receive payments (other than Excepted Payments not constituting Basic Rent) due under this Lease, the right to transfer or assign title to the Aircraft subject to this Lease, to make all waivers and agreements except as otherwise provided in the Indenture, to give all notices, consents and releases and to take all action upon the happening of a Default or Event of Default under this Lease (except as otherwise specifically provided in the Indenture), or to do any and all other things whatsoever which the Lessor is or may become entitled to do under this Lease (except as otherwise provided in the Indenture); all or any of which rights, obligations, benefits and interests may, pursuant to the terms of the Indenture, be reassigned or retransferred by the Indenture Trustee at any time and from time to time (except as otherwise provided in the Indenture); provided, however, that the Lessor, except to the extent, and for such time as, it is unable to do so by virtue of the Indenture, shall remain liable for the performance of all the terms, conditions, covenants and provisions for which it is obligated under this Lease notwithstanding such assignment.


                                  ARTICLE 23

                                SECURITY FUNDS

         Section 23.01. Investment of Security Funds. (a) Any amounts otherwise payable to the Lessee shall be held by the Lessor as security for, and may be applied by the Lessor against, the obligations of the Lessee under this Lease during such time as there shall have occurred and be continuing a Payment Default, Bankruptcy Default or Event of Default, and, at such times as there shall not be continuing a Payment Default, Bankruptcy Default or Event of Default, such amounts, net of any amounts which have been applied by the Lessor against the Lessee's obligations hereunder, shall be paid to the Lessee as provided in this Lease. Any amounts which are held by the Lessor pending payment to the Lessee shall, until paid to the Lessee or applied against the Lessee's obligations hereunder, be invested by the Lessor, as directed from time to time, in writing (and in the absence of a written direction by the Lessee, the Lessor shall invest such monies in direct obligations of the United States of America), by the Lessee and at the expense and risk of the Lessee, in the following securities (which in the case of securities referred to in subparagraphs (i) through (iv) of this Section 23.01(a) hereof shall mature within ninety (90) days of the date of purchase):

         (i) direct obligations of the United States of America; or

         (ii) obligations fully guaranteed by the United States of America; or

         (iii) certificates of deposit issued by, or bankers' acceptances of, or time deposits or a deposit account with, any bank, trust company or national banking association incorporated or doing business under the laws of the United States of America or one of its States (which may include the Owner Trustee or the Indenture Trustee in their respective individual capacities or any Affiliate thereof), having a combined capital and surplus of at least $500,000,000 and having a rating of "A" or better from Moody's or S&P; or

         (iv) commercial paper rated A-1/P-1 by S&P or Moody's, respectively (or if neither such organization shall rate such commercial paper at any time, a rating by any nationally recognized statistical rating organization in the United States of America equal to the highest rating assigned by such rating organization) (which may include commercial paper issued by the Owner Trustee or the Indenture Trustee in their respective individual capacities or any Affiliate thereof).

         (b) At any time any invested funds are distributed to the Lessee, there shall be promptly remitted to the Lessee any gain (including interest received) realized as the result of any investment pursuant to Section 23.01(a) hereof (net of any fees, commissions and other costs and expenses, if any, incurred by the Lessor in connection with such investment), unless a Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing in which case such funds shall be applied in the same manner as the principal so invested. The Lessee shall be responsible for and will promptly pay to the Indenture Trustee or the Lessor, as the case may be, on demand, the amount of any loss realized as the result of any such investment (together with any fees, commissions and other costs and expenses, if any, incurred by the Indenture Trustee or the Lessor in connection with such investment), such amount to be disposed of in accordance with the terms of the Indenture or the Lease, as the case may be.


                                  ARTICLE 24

                             CONCERNING THE LESSOR

         Section 24.01. Lessor's Entry Into Lease. Except as expressly provided herein, the Lessor and the Lessee agree that this Lease is executed by WTC not individually but solely as Owner Trustee under the Trust Agreement in the exercise of the power and authority conferred and vested in it as such Owner Trustee, that each and all of the representations, undertakings and agreements by the Lessor herein are for the purpose and with the intention of binding only the Lessor's Estate, and that in no case whatsoever shall WTC be personally liable for any loss in respect of such representations, undertakings and agreements, that actions to be taken by the Lessor pursuant to its obligations hereunder may, in certain instances, be taken by the Lessor only upon specific authority of the Owner Participants, that nothing herein contained shall be construed as creating any liability on WTC, individually or personally, to perform any covenant, either express or implied, herein, all such liability, if any, being expressly waived by the Lessee and by each and every Person now or hereafter claiming by, through or under the Lessee except with respect to the gross negligence or willful misconduct of WTC, and that so far as WTC, individually or personally is concerned, the Lessee and any Person claiming by, through or under the Lessee shall look solely to the Lessor's Estate for the performance by the Lessor of any of its obligations under this Lease; provided, that nothing in this Section 24.01 shall be construed to limit in scope or substance those representations and warranties of WTC in its individual capacity set forth in the Participation Agreement or the Trust Agreement. The term "Lessor" as used in this Lease shall include any trustee succeeding WTC as Owner Trustee under the Trust Agreement. Any obligation of the Lessor hereunder may be performed by any Owner Participant, and any such performance shall not be construed as revocation of the trust created by the Trust Agreement. Nothing contained in this Lease shall restrict the operation of the provisions of the Trust Agreement with respect to its revocation of the resignation or removal of the Owner Trustee hereunder.


                                  ARTICLE 25

                                    NOTICES

         Section 25.01. Notices. All notices, demands, declarations and other communications required by this Lease shall be in writing and shall be deemed received (a) if given by telecopier, when transmitted and the appropriate telephonic confirmation received if transmitted on a Business Day and during normal business hours of the recipient, and otherwise on the next Business Day following transmission, (b) if given by certified mail, return receipt requested, postage prepaid, five Business Days after being deposited in the United States mail and (c) if given by FedEx service (or, if a Default or Event of Default shall have occurred and be continuing, by other comparable courier service), when received or personally delivered, addressed:

         (a) If to the Lessee, to its office at 2005 Corporate Avenue, Memphis, Tennessee 38132, Attention: Senior Vice President and Chief Financial Officer with a copy to Senior Vice President and General Counsel; telephone (901) 395-3388, facsimile (901) 395-4758; or at such other address as the Lessee shall from time to time designate in writing to the Lessor, the Indenture Trustee and the Owner Participants;

         (b) If to the Lessor or Owner Trustee, to its office at 1100 North Market Street, Rodney Square North, Wilmington, Delaware 19890-0001,
   Attention: Corporate Trust Administration; telephone (302) 651-1000, facsimile (302) 651-8882; or to such other address as the Lessor shall from time to time designate in writing to the Lessee and the Indenture Trustee, with a copy to Owner Participants at each Owner Participant's address as provided in subsection (c) below;

         (c) If to the Owner Participants, in accordance with the Participation Agreement; and

         (d) If to the Indenture Trustee, to its office at 79 South Main Street, Salt Lake City, Utah 84111, Attention: Corporate Trust Department, telephone (801) 246-5630, facsimile (801) 246-5053; or to such other address as the Indenture Trustee shall from time to time designate in writing to the Lessor, the Lessee and the Owner Participant.


                                  ARTICLE 26

                                  MISCELLANEOUS

         Section 26.01. Section Headings and Captions. All article and section headings and captions used in this Lease are purely for convenience and shall not affect the interpretation of this Lease.


         Section 26.02. References. Any reference to a specific article or section number shall be interpreted as a reference to that article or section of this Lease unless otherwise expressly provided.

         Section 26.03. APPLICABLE LAW. THIS LEASE SHALL IN ALL RESPECTS BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE BUT WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS, AND IS BEING DELIVERED IN NEW YORK.

         Section 26.04. Severability. Any provision of this Lease which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         Section 26.05. No Oral Modification. The terms and provisions of this Lease may not be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. Any such change, waiver, discharge or termination is also subject to the provisions of Section
8.01 and Article XIII of the Indenture.

         Section 26.06. Agreement as Chattel Paper. To the extent that this Lease constitutes chattel paper (as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction), no security interest in this Lease may be created through the transfer or possession of any counterpart other than the original chattel-paper counterpart, which shall be the counterpart containing the receipt executed by the Indenture Trustee on its signature page.

         Section 26.07. Counterparts. This Lease may be executed in any number of counterparts, each of which shall be an original (except that only the counterpart bearing the receipt executed by the Indenture Trustee shall be the original for purposes of perfecting a security interest therein as chattel paper under the Uniform Commercial Code), but all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Lease by signing any such counterpart.

         Section 26.08. Public Release of Information. Provided no Event of Default shall have occurred and be continuing, each party shall in each instance obtain the prior written approval of each party concerning the exact text and timing of news releases, articles and other informational releases to the public media concerning this Lease.


                                  ARTICLE 27

                                  TRUE LEASE

         Section 27.01. Intent of the Parties. It is the intent of the parties to this Lease that for all purposes (including, without limitation, U.S. Federal income tax purposes) this Lease will be a true lease, and that this Lease conveys to the Lessee no right, title or interest in the Aircraft except as a lessee.

         Section 27.02. Section 1110 Compliance. Notwithstanding any provision herein or elsewhere contained to the contrary, it is understood and agreed among the parties hereto that the transactions contemplated by this Lease and the other Operative Agreements are expressly intended to be, shall be and should be construed so as to be, entitled to the full benefits of
Section 1110 of the Bankruptcy Code and any successor provision thereof.

         Section 27.03. Finance Lease. This Lease is a "finance lease" within the meaning of Section 2-A--103(g) of the Uniform Commercial Code.

         IN WITNESS WHEREOF, the Lessor and the Lessee have each caused this Lease to be duly executed as of the date first above written.


LESSOR:                    WILMINGTON TRUST COMPANY,
                           not in its individual capacity,
                           but solely as Owner Trustee


                           By: ______________________________________________
                                 Name:  Donald G. MacKelcan
                                 Title: Assistant Vice President



LESSEE:                    FEDERAL EXPRESS CORPORATION


                           By: _______________________________________________
                                 Name:  Robert D. Henning
                                 Title: Assistant Treasurer and
                                        Managing Director - Structured Finance


         Receipt of this original counterpart of the Lease is hereby acknowledged on this __ day of May 1997.


Indenture Trustee:         FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                           not in its individual capacity,
                           but solely as Indenture Trustee



                           By: _____________________________________________
                                 Name:  Greg A. Hawley
                                 Title: Vice President

                                  SCHEDULE I

                                  DEFINITIONS
                (FEDERAL EXPRESS CORPORATION TRUST NO. N581FE)


GENERAL PROVISIONS

         The following terms shall have the following meanings for all purposes of the Operative Agreements (other than the Pass Through Agreement, the Series Supplements, the Intercreditor Agreement and the Liquidity Facilities) referred to below, unless otherwise defined in an Operative Agreement or the context thereof shall otherwise require. In the case of any conflict between the provisions of this Schedule and the provisions of any Operative Agreement, the provisions of such Operative Agreement shall control the construction of such Operative Agreement.

         Unless the context otherwise requires, (i) references to agreements shall be deemed to mean and include such agreements as amended and supplemented from time to time, and (ii) references to parties to agreements shall be deemed to include the successors and permitted assigns of such parties.

DEFINED TERMS:

         Additional Insured.  As defined in Section 13.01(c)(i) of the Lease.

         Aeronautics Authority. As appropriate, the Federal Aviation Administration and/or the Administrator of the Federal Aviation Administration, any successor to the former United States Civil Aeronautics Board, or any Person, governmental department, bureau, commission or agency located in the United States succeeding to the functions of any of the foregoing.

         Affidavit.  The affidavit of citizenship of the Owner Trustee.

         Affiliate. With respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this definition, "control" (including "controlled by" and "under common control with") shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities or by contract or otherwise. In no event shall the Owner Trustee or the Lessor be deemed an Affiliate of an Owner Participant and WTC shall not be deemed to be an Affiliate of any of the Owner Trustee, the Lessor or such Owner Participant. Neither Owner Participant, by virtue of its status or the agreements in respect thereof, shall be deemed an "Affiliate" of the other Owner Participant.

         After-Tax Basis. A basis such that any payment received or deemed to have been received by a Person (the "Original Payment") shall be supplemented by a further payment to such Person so that the sum of the two payments shall be equal to the Original Payment, after taking into account (x) all Taxes that would result from the receipt or accrual of such payments and (y) any reduction in Taxes that would result from such increased Taxes. In the case of amounts payable to the Lessor, the Owner Participants, or any corporate Affiliate of an Owner Participant, it shall be presumed that such Person is at all times subject to Federal income tax at the maximum marginal rate generally applicable to corporations from time to time and actual state, local and foreign income taxes.

         Air Carrier. Any U.S. Air Carrier and any "foreign air carrier" (as defined in the Transportation Code) as to which there is in force a permit granted under Section 41302 of the Transportation Code.

         Aircraft. The Airframe to be sold by the Lessee to the Owner Trustee as provided in the Participation Agreement and to be leased under the Lease (or any permitted substitute airframe thereunder) together with three Engines (whether each an initial Engine or a Replacement Engine) whether or not any of such initial or Replacement Engines may from time to time be installed on such Airframe or may be installed on any other airframe or on any other aircraft, including any aircraft substituted pursuant to Section 11.03 of the Lease. Prior to delivery of the initial Lease Supplement, references in the Operative Agreements (including Section 3.05 of the Participation Agreement) to Aircraft shall mean the McDonnell Douglas MD-11F airframe bearing FAA Registration Number N581FE and Manufacturer's serial number 48419, together with three General Electric CF6-80C2-D1F engines.

         Airframe. The McDonnell Douglas MD-11F aircraft (excluding the Engines or engines from time to time installed thereon) to be leased by the Lessor to the Lessee pursuant to the Lease and the initial Lease Supplement and having the United States FAA Registration Number initially and manufacturer's serial number specified in the initial Lease Supplement, including (i) all Parts in respect thereof and (ii) any Replacement Airframe which may be substituted pursuant to Section 11.03 of the Lease.

         Ancillary Agreement. Any written agreement of the Lessee to which the Lessor is a party or to which the Lessor has consented in writing entered into on or prior to the Delivery Date or any date thereafter in connection with the transactions contemplated by the Operative Agreements, as such agreement may be amended and supplemented from time to time with the consent of the Lessor and delivered to the Owner Trustee, the Indenture Trustee, the Pass Through Trustee, the Subordination Agent, each Liquidity Provider and the Owner Participants.

         Ancillary Agreement I. The Ancillary Agreement I (Federal Express Corporation Trust No. N581FE), dated the Certificate Closing Date, among the Lessee, the Owner Trustee, not in its individual capacity, but solely as Owner Trustee, the Owner Participants and the Indenture Trustee not in its individual capacity, but solely as Indenture Trustee, as originally executed or as amended, modified or supplemented with the consent of all the parties thereto.

         Application. The application for registration of the Aircraft with the FAA in the name of the Owner Trustee.

         Appraisal. The report prepared by BK Associates, Inc. and to be delivered to the Owner Participants (with a copy of the fair market value letter to the Lessee) on the Delivery Date pursuant to Section 4.02(h) of the Participation Agreement.

         Average Life Date. For any Certificate, the date which follows the prepayment date by a period equal to the Remaining Weighted Average Life of such Certificate.

         Bankruptcy Code. The Federal Bankruptcy Code of 1978, as amended, and any successor thereto.

         Bankruptcy Default.  An event specified in Section 16.01(e), (f) or
(g) of the Lease which either does or, with the giving of notice or lapse of time or both, would constitute an Event of Default.

         Basic Rent. The periodic rent payable for the Aircraft throughout the Basic Term pursuant to Section 3.02 of the Lease, adjusted pursuant to
Article 3 of the Lease.

         Basic Term. The period commencing at the beginning of the day on the Delivery Date and ending at the end of the day on January 15, 2019, or such earlier date on which the Lease shall be terminated as provided therein.

         Beneficial Interest. The interest of the Owner Participants under the Trust Agreement.

         Bills of Sale. Collectively, the FAA Bill of Sale and the Warranty Bill of Sale.

         Business Day. Any day on which commercial banks are not authorized or required to close in New York, New York, Memphis, Tennessee and the city in the United States in which the office or agency is maintained by the Pass Through Trustee for the payment of the Pass Through Certificates, and after the Lien of the Indenture is discharged, Wilmington, Delaware.

         Certificate Closing Date. The date of the closing with respect to the purchase of Certificates by the Pass Through Trustee contemplated by Section 2.01(b) of the Participation Agreement.

         Certificates. The Equipment Trust Certificates (Federal Express Corporation Trust No. N581FE), issued by the Owner Trustee pursuant to the Indenture and any certificate issued in exchange therefor or replacement thereof pursuant to the Indenture.

         Change in Tax Law. Any change to the Code or the Treasury regulations promulgated thereunder or the publication of any revenue ruling, revenue procedure or any informational release by the Internal Revenue Service or the Department of Treasury either of which would change or would allow a change in the tax assumptions or structure upon which the lease economics were based, provided that the Owner Participants or the Lessee have notified the other party of such change in writing prior to the Delivery Date.

         Change in Tax Rate. Any amendment, modification, deletion, addition, or change to the Code which is enacted into law after the Delivery Date which changes the highest marginal statutory rate of Federal income tax applicable to an Owner Participant (other than a change which is in the nature of a minimum tax).

         Citizen of the United States. A citizen of the United States as defined in Section 40102(a)(15) of the Transportation Code, or any analogous part of any successor or substituted legislation or regulation at the time in effect.

         Class A Liquidity Provider.  Has the meaning specified in Section
1.01 of the Intercreditor Agreement.

         Class B Liquidity Provider.  Has the meaning specified in Section
1.01 of the Intercreditor Agreement.

         Closings. The closing with respect to the acquisition of the Pass Through Certificates by the Underwriters and the closing with respect to the acquisition of Certificates by the Pass Through Trustee.

         Code. Except as otherwise provided, the Internal Revenue Code of 1986, as amended from time to time.

         Collateral Account. The deposit account established and maintained pursuant to Section 2.13 of the Indenture.

         Collateral Account Control Agreement. The Collateral Account Control Agreement dated as of May 1, 1997 among State Street Bank and Trust Company, the Indenture Trustee and the Owner Trustee.

         Commitment. The amount of the Owner Participants' participation in the Purchase Price required to be made available or paid as provided in
Section 3.02 of the Participation Agreement.

         Corporate Trust Administration. The Corporate Trust Administration office of the Owner Trustee located at 1100 North Market Street, Rodney Square North, Wilmington, Delaware 19890-0001, Attention: Corporation Trust Administration, or such other office at which the Owner Trustee's corporate trust business shall be administered which the Owner Trustee shall have specified by notice in writing to the Lessee, the Owner Participant and the Indenture Trustee.

         Corporate Trust Department. The Corporate Trust Department office of the Indenture Trustee located at 79 South Main Street, Salt Lake City, Utah 84111, Attention: Corporate Trust Department, or such other office at which the Indenture Trustee's corporate trust business shall be administered which the Indenture Trustee shall have specified by notice in writing to the Lessee, the Owner Participant and the Owner Trustee.

         CRAF Program. Has the meaning specified in Section 7.02(a)(iv) of the Lease.

         Cut-Off Date.  September 4, 1997.

         Debt Portion. The amount specified as such on Schedule IV to the Participation Agreement.

         Debt Rate. The weighted average (based on Outstanding principal amount) rate of interest on the Certificates issued pursuant to the Indenture.

         Default. Any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Event of Default.

         Delivery Date. The date on which the Aircraft is delivered and sold by the Lessee to the Lessor and leased by the Lessor to the Lessee under the Lease, which date shall also be the date of the initial Lease Supplement.

         Delivery Notice. Notice of the Aircraft's Delivery Date, given by the Lessee as provided in Section 3.01 of the Participation Agreement and including any notice with respect to a postponed Delivery Date given by the Lessee pursuant to Section 3.05(c) of the Participation Agreement.

         EBO Price. Has the meaning set forth in Section 4.02(a)(F) of the Lease.

         Eligible Deposit Account. Either (a) a segregated account with an Eligible Institution or (b) a segregated trust account with the corporate trust department of a depository institution with corporate trust powers organized under the laws of the United States or any state thereof, or the District of Columbia, and whose deposits are insured by the Federal Deposit Insurance Corporation, provided that such institution also has a combined capital and surplus of at least $100,000,000 and a rating of A or better from the Thomson Bank Watch.

         Eligible Institution. A depository institution organized under the laws of the United States or any one of the states thereof, or the District of Columbia, or any domestic branch of a foreign bank, which in any such case at all times (a) has either (x) a long-term unsecured debt rating of at least Aa2 by Moody's or (y) a short-term certificate of deposit rating of P-1 by Moody's, (b) has either (x) a long-term unsecured debt rating of a least AA by S&P or (y) a short-term certificate of deposit rating of A-1+ by S&P and (c) is a member of the Federal Deposit Insurance Corporation.

         Engine. Each of the three General Electric CF6-80C2-D1F engines listed by its manufacturer's serial number in the initial Lease Supplement and leased pursuant to the Lease, whether or not from time to time installed on the Airframe or installed on any other airframe or on any other aircraft, and any Replacement Engine which may from time to time be substituted for an Engine pursuant to Section 7.02(a)(vii), 10.02(c), 10.03, 11.03, 11.04 or
12.02 of the Lease, together with all Parts related thereto. Except as otherwise provided, at such time as a Replacement Engine shall be so substituted and the Engine for which the substitution is made shall be released from the Lien of the Indenture, such replaced Engine shall cease to be an "Engine" under the Lease. The term "Engines" means, as of any date of determination, all Engines then leased to the Lessee pursuant to the Lease.

         Engine Consent. The Engine Consent dated as of May 1, 1997, executed by the Engine Manufacturer.

         Engine Manufacturer. General Electric Company, a New York corporation.

         Engine Warranty Assignment. The Engine Warranty Assignment (Federal Express Corporation Trust No. N581FE), dated as of May 1, 1997 between the Lessor and the Lessee.

         Equity Percentage. For any Owner Participants, the fractional interest, expressed as a percentage, of such Owner Participant's interest in the Beneficial Interest, calculated by dividing the Commitment of such Owner Participant (or of such Owner Participant's predecessor in interest) paid on the Delivery Date by the aggregate of the Commitments paid by all of the Owner Participants on the Delivery Date. As to AmSouth Leasing Ltd., such Equity Percentage shall be 50% and as to BTM Funding Corporation, such Equity Percentage shall be 50%.

         ERISA. The Employee Retirement Income Security Act of 1974, as amended.

         ERISA Plan. An employee benefit plan subject to Title I of ERISA, or an individual retirement account or plan subject to Section 4975 of the Code.

         Estimated Expense Amount. Has the meaning specified in Section 10.01(a) of the Participation Agreement.

         Event of Default. Each of the events specified in Article 16 of the Lease.

         Event of Loss. Any of the following events with respect to the Aircraft, the Airframe or any Engine: (i) loss of such property or its use
(A) for a period in excess of 30 days due to theft or disappearance or such longer period not to exceed 60 days from the end of such initial 30-day period if and so long as the location of such property is known to the Lessee and the Lessee is diligently pursuing recovery of such property, or to the end of the Term, if less (unless such loss constitutes an Event of Loss under clause (ii) of this definition) or (B) for a period in excess of 60 days due to the destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use by Lessee for any reason whatsoever; (ii) any damage to such property which results in an insurance settlement with respect to such property on the basis of a total loss, or constructive or compromised total loss; (iii) (1) condemnation, confiscation or seizure of, or requisition of title to such property by the Government, any foreign government or purported government or any agency or instrumentality thereof, or (2) condemnation, confiscation, or seizure of, or requisition or taking of, use of such property (A) by a foreign government or instrumentality or agency of any such foreign government, for a period in excess of 180 days (or such shorter period ending on the earlier of the expiration of the Term or on the date on which an insurance settlement with respect to such property on the basis of a total loss or constructive or compromised total loss shall occur) or (B) by the Government for a period extending beyond the Term, provided that no Event of Loss shall be deemed to have occurred, and the Term shall be extended automatically for a period of six months (or the date of return of the Aircraft, if shorter, so long as the Lessor receives at least six months notice of such date of return) beyond the end of the Term in the event that the Aircraft, the Airframe or any Engine is requisitioned by the Government pursuant to an activation as part of the CRAF Program described in Section 7.02(a)(iv) of the Lease; and (iv) as a result of any law, rule, regulation, order or other action by the Aeronautics Authority or other governmental body having jurisdiction, the use of the Aircraft or Airframe in the normal course of air transportation of cargo shall have been prohibited by virtue of a condition affecting all McDonnell Douglas MD-11 series aircraft equipped with engines of the same make and model as the Engines for a period of six (6) consecutive months, unless the Lessee, prior to the expiration of such six (6) month period, shall be diligently carrying forward all steps which are necessary or desirable to permit the normal use of the Aircraft or Airframe or, in any event, if such use of the Aircraft or the Airframe shall have been prohibited for a period of twelve (12) consecutive months, unless the Lessee, prior to the expiration of such twelve (12) month period shall have conformed at least one McDonnell Douglas MD-11 series aircraft (but not necessarily the Aircraft or the Airframe) to the requirements of any such law, rule, regulation, order, or other action and shall have commenced regular commercial use and shall be diligently carrying forward, on a non-discriminatory basis, all steps necessary or desirable to permit the normal use of the Aircraft by the Lessee. The date of such Event of Loss shall be (s) the 31st day or the 91st day, as the case may be, following loss of such property or its use due to theft or disappearance (or the end of the Term, if earlier); (t) the 61st day following the date of any destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use; (u) the date of any insurance settlement on the basis of a total loss or constructive or compromised total loss; (v) the date of any condemnation, confiscation, seizure or requisition of title of such property; (w) the 181st day following condemnation, confiscation, seizure or requisition for use of such property by a foreign government referred to in clause (iii)(2)(A) above (or the end of the Term or the date of any insurance settlement described therein, if earlier than such 181st day); (x) the last day of the Term in the case of requisition for use of such property by the Government; (y) the last day of the 6 month or 12 month period, referred to in clause (iv) above. An Event of Loss with respect to the Aircraft shall be deemed to have occurred if any Event of Loss occurs with respect to the Airframe.

         Excepted Payments. Collectively, (i) indemnity or other payments (and interest thereon to the extent provided in the Operative Agreements) paid or payable by the Lessee in respect of any Owner Participant, the Owner Trustee in its individual capacity or any of their respective successors, permitted assigns, directors, officers, employees, servants and agents or Affiliates, pursuant to the Participation Agreement or any indemnity hereafter granted to any Owner Participant or the Owner Trustee in its individual capacity pursuant to the Lease or the Participation Agreement, (ii) proceeds of public liability insurance (or government indemnities in lieu thereof) in respect of the Aircraft payable as a result of insurance claims paid for the benefit of, or losses suffered by, the Owner Trustee or the Indenture Trustee in their respective individual capacities or by any Owner Participant, or their respective successors, permitted assigns or Affiliates, (iii) proceeds of insurance maintained with respect to the Aircraft by any Owner Participant (whether directly or through the Owner Trustee) maintained in accordance with the provisions of but not required under Article 13 of the Lease, (iv) payments of Supplemental Rent by the Lessee in respect of any amounts payable under the Tax Indemnity Agreements, (v) any amounts payable by the Lessee to any Owner Participant or the Owner Trustee in its individual capacity, after the release thereof from the Lien of the Indenture, (vi) the payment of incremental out-of-pocket expenses of the Owner Trustee, each Owner
Participant or their respective authorized representatives payable by the Lessee under Section 6.03(b) of the Participation Agreement or Section 14.01 of the Lease following any reregistration of the Aircraft and (vii) proceeds of, and any right to demand, collect or otherwise receive and enforce the payment of any amount described in clauses (i) through (vii) above.

         Expense; Expenses. Have the meaning specified in Section 9.01(a) of the Participation Agreement.

         FAA Bill of Sale. The bill of sale for the Airframe on AC Form 8050-2, or such other form as may be approved by the Aeronautics Authority, executed by the Lessee in favor of the Owner Trustee and to be dated the Delivery Date.

         Fair Market Renewal Term. A term with respect to which the Lessee has exercised its option to renew the Lease pursuant to the second paragraph of
Section 4.01(a) thereof and with respect to which the conditions set forth in such Section 4.01(a) are met.

         Fair Market Rental. An amount determined on the basis of, and equal in amount to, the rental which would be obtained in an arm's-length transaction between an informed and willing lessee and an informed and willing lessor unaffiliated with such lessee, neither being under any compulsion to lease. In such determination, it shall be assumed that the Aircraft is in the condition required under the Lease in the case of return of the Aircraft pursuant to Article 12 of the Lease. Fair Market Rental shall be determined in accordance with the provisions of Section 4.03 of the Lease.

         Fair Market Value. An amount determined on the basis of, and equal in amount to, the value which would be obtained in an arm's-length transaction between an informed and willing purchaser under no compulsion to buy and an informed and willing seller unaffiliated with such purchaser and under no compulsion to sell, assuming that the Aircraft (or other property) is unencumbered by the Lease. Unless otherwise provided in the applicable provisions of any Operative Agreement, in such determination it shall be assumed that the Aircraft is in the condition required under the Lease in the case of return of the Aircraft pursuant to Article 12 of the Lease; provided that in connection with any determination pursuant to or for the purposes of
Article 17 of the Lease, the Aircraft shall be appraised on an "as is, where is" basis. Fair Market Value shall be determined in accordance with the provisions of Section 4.03 of the Lease.

         Federal Aviation Administration; FAA. The United States Federal Aviation Administration and any successor agency or agencies thereto.

         Final Drawing. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Fixed Renewal Rent. Semi-annual payments of rent during the Fixed Renewal Term equal to the amount set forth in Ancillary Agreement I.

         Fixed Renewal Term. The term with respect to which the Lessee has exercised its option to renew the Lease pursuant to the first paragraph of
Section 4.01(a) thereof and with respect to which the conditions set forth in such Section 4.01(a) are met.

         FSB. First Security Bank, National Association, a national banking association.

         Government. The United States of America or an agency or instrumentality thereof the obligations of which bear the full faith and credit of the United States of America.

         GTA. The General Terms Agreement dated as of July 3, 1991 between the Engine Manufacturer and the Lessee related to the purchase by the Lessee of the Engines as originally executed or as modified, amended or supplemented in accordance with the terms thereof, but only insofar as the General Terms Agreement relates to the Engines, to the extent assigned to the Owner Trustee pursuant to the Engine Warranty Assignment.

         Holder of a Certificate; Certificate Holder; Holder. As of any particular time, the Person in whose name a Certificate shall be registered (but not including the holder of any Pass Through Certificate).

         Indemnitee. Each of WTC, in its individual capacity and as Owner Trustee and Lessor, each Owner Participant, the Indenture Trustee, in its individual capacity and as trustee, the Subordination Agent, in its individual capacity and in its capacity as Subordination Agent, each Liquidity Provider, each Owner Participant Guarantor, and any successor (including any trustee which may succeed to the Lessor's interest under the Lease), Affiliate, assign, officer, director, employee, agent and servant of any of the foregoing, the Lessor's Estate and the Trust Indenture Estate. Neither the Pass Through Trustee nor any holder of a Pass Through Certificate shall be deemed to be an Indemnitee.

         Indenture. The Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N581FE), dated as of May 1, 1997, between the Lessor and the Indenture Trustee, as supplemented by the Indenture and Security Agreement Supplement.

         Indenture and Security Agreement Supplement. The Indenture and Security Agreement Supplement No. 1 (Federal Express Corporation Trust No. N581FE) to be dated the Delivery Date, substantially in the form of Exhibit A to the Indenture.

         Indenture Default. Any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Indenture Event of Default.

         Indenture Documents. Has the meaning specified in the Granting Clause of the Indenture.

         Indenture Event of Default.  Each of the events specified in Section
7.01 of the Indenture.

         Indenture Trustee. First Security Bank, National Association, a national banking association, not in its individual capacity but solely as Indenture Trustee under the Indenture.

         Indenture Trustee's Liens. Any Lien against, on or with respect to the Aircraft, the Lessor's Estate or the Trust Indenture Estate or any part thereof resulting from (i) claims against the Indenture Trustee not related to the administration of the Trust Indenture Estate or any transactions pursuant to the Indenture or any document included in the Trust Indenture Estate, (ii) any act or omission of the Indenture Trustee which is not related to the transactions contemplated by the Operative Agreements or is in violation of any of the terms of the Operative Agreements or (iii) Taxes imposed against the Indenture Trustee in its individual capacity against which the Lessee has not indemnified (and is not obligated to indemnify) the Indenture Trustee in such capacity.

         Independent Investment Banker. An independent investment banking institution of national standing appointed by the Lessee that is independent in fact, does not have any direct financial interests, or any material indirect financial interest, in the Lessee or any Affiliate of the Lessee, and is not connected with the Lessee or any Affiliate of the Lessee, as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, that if the Indenture Trustee shall not have received written notice of such an appointment at least 10 days prior to the Prepayment Date, "Independent Investment Banker" shall mean such an institution appointed by the Indenture Trustee.

         Intercreditor Agreement. The Intercreditor Agreement dated as of May 1, 1997, among the Pass Through Trustee, the Class A Liquidity Provider, the Class B Liquidity Provider and the Subordination Agent.

         Interest Drawing. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Invoice. The invoice for the Aircraft given by the Lessee to the Lessor.

         Lease. The Lease Agreement (Federal Express Corporation Trust No. N581FE) dated as of May 1, 1997, entered into by the Lessor and the Lessee concurrently with the execution and delivery of the Indenture, including, without limitation, supplementation by one or more Lease Supplements entered into pursuant to the applicable provisions of the Lease.

         Lease Supplement. The Lease Supplement No. 1 (Federal Express Corporation Trust No. N581FE) to be dated the Delivery Date, substantially in the form of Exhibit A to the Lease.

         Lease Term. The period commencing on the Delivery Date and ending at the end of the Basic Term.

         Lessee.  Federal Express Corporation, a Delaware corporation.

         Lessee Documents. Has the meaning set forth in Section 6.01(b) of the Participation Agreement.

         Lessor. Wilmington Trust Company, not in its individual capacity but solely as Owner Trustee under the Trust Agreement.

         Lessor's Estate. All estate, right, title and interest of the Owner Trustee in and to the Collateral Account, the Liquid Collateral, the Aircraft, the Lease, any Lease Supplement, the Participation Agreement, the Bills of Sale, the Modification Agreement, any Ancillary Agreement, the GTA, the Engine Warranty Assignment, the Engine Consent, any warranty with respect to the Airframe and the Engines, all amounts of Basic Rent and Supplemental Rent, including without limitation, insurance proceeds (other than insurance proceeds payable to or for the benefit of the Owner Trustee in its individual capacity, any Owner Participant or the Indenture Trustee) and requisition, indemnity or other payments of any kind for or with respect to the Aircraft (except amounts owing to any Owner Participant, to the Indenture Trustee, to the Owner Trustee in its individual capacity, or to any of their respective directors, officers, employees and agents pursuant to Articles 8 and 9 of the Participation Agreement), and all other property of the Owner Trustee purportedly subjected to the Lien of the Indenture by the Granting Clause thereof; provided that in no event shall "Lessor's Estate" include any Excepted Payment.

         Lessor's Liens. Liens against, on or with respect to the Aircraft, the Lessor's Estate or the Trust Indenture Estate or any part thereof, title thereto or any interest therein arising as a result of (i) claims against the Lessor, in its individual capacity or as Owner Trustee, or any Owner Participant, in each case not related to the transactions contemplated by the Operative Agreements, (ii) acts or omissions of the Lessor in its individual capacity or as Owner Trustee, and, in the case of the Lessor in its individual capacity, arising from its gross negligence or willful misconduct or expressly prohibited under the Operative Agreements and any act or omission of any Owner Participant which is in violation of any of the terms of the Operative Agreements, (iii) Taxes or Expenses imposed against the Lessor, in its individual capacity or as Owner Trustee, any Owner Participant, Lessor's Estate or the trust created by the Trust Agreement which are not required to be indemnified against by the Lessee pursuant to the Participation Agreement by reason of Section 8.01(b) or 9.01(b) thereof or which are not required to be indemnified against by the Lessee pursuant to the Tax Indemnity Agreements, or (iv) claims against the Lessor or any Owner Participant arising from the voluntary transfer by the Lessor or any Owner Participant of its interests in the Aircraft other than a transfer of the Aircraft pursuant to Section 4.02(a) or Article 7, 8, 9, 10 or 11 of the Lease and other than a transfer pursuant to the exercise of the remedies set forth in Article 17 of the Lease.

         Lien. Any mortgage, pledge, lien, charge, encumbrance, lease or security interest or other similar interest.

         Liquid Collateral. All amounts and securities deposited from time to time in the Collateral Account and all the products, investments, earnings and proceeds of the foregoing, including, but not limited to, all proceeds of the investment or conversion thereof, voluntary or involuntary, into cash, Specified Investments or other property, all rights to payment of any and every kind, and other forms of obligations, and instruments and other property which at any time constitute all or part or are included in the proceeds of any of the foregoing.

         Liquidity Facility. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Liquidity Provider. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Losses. Has the meaning specified in Section 17.02(a) of the Participation Agreement.

         Loss Payee. Has the meaning specified in Section 13.02(b)(i) of the Lease.

         Majority in Interest of Certificate Holders. As of a particular date of determination, the Holders of more than 50% of the aggregate unpaid principal amount of all Certificates outstanding as of such date excluding for purposes of this definition any Certificates held by (i) the Owner Trustee or any Owner Participant or any interests of such Owner Participant unless all Certificates then outstanding shall be held by such Owner Participant, (ii) the Lessee or (iii) any Affiliate of any thereof.

         Majority in Interest of Owner Participants. As of a particular date of determination, the Owner Participants holding more than 50% of the Beneficial Interest.

         Make-Whole Premium. An amount determined as of the day before the applicable Prepayment Date (or date of purchase, as the case may be) which an Independent Investment Banker determines to be equal to the excess, if any, of
(i) the present value of the remaining scheduled payments of such principal amount or portion thereof and interest thereon (excluding interest accrued from the immediately preceding Payment Date to such Prepayment Date or date of purchase, as the case may be) to the Maturity of such Certificate in accordance with generally accepted financial practices assuming a 360-day year consisting of twelve 30-day months at a discount rate equal to the Treasury Yield, all as determined by the Independent Investment Banker over (ii) the outstanding principal amount of such Certificate plus accrued interest.

         Manufacturer.  McDonnell Douglas Corporation, a Maryland corporation.

         Maturity. With respect to any Certificate, the date on which the final principal amount of such Certificate is scheduled to be due and payable.

         Modification Agreement. The Aircraft Modification Agreement dated as of December 1, 1995 between the Lessee and the Manufacturer providing for the refurbishing and reconfiguration of the Aircraft including any warranties relating thereto, but only to the extent that the foregoing relates to the Aircraft, to the extent assigned to the Owner Trustee pursuant to the Warranty Bill of Sale.

         Moody's.  Moody's Investors Service, Inc.

         Net Present Value of Rents. The net present value, as of the Delivery Date, of Basic Rent set forth in Schedule II of the Lease, discounted at a rate equal to the Debt Rate per annum compounded semi-annually.

         Non-U.S. Person.  Any Person other than a U.S. Person.

         Obsolete Parts. Parts which the Lessee in good faith determines to be obsolete or no longer suitable or appropriate for use on the Airframe or any Engine.

         Officer's Certificate. When delivered pursuant to the Indenture, a certificate signed by a Responsible Officer of the Lessee or the Owner Trustee, as the case may be, and delivered to the Indenture Trustee. Each such certificate shall include the statements provided for in Section 15.07 of the Indenture.

         Operative Agreements. The Participation Agreement, the Trust Agreement, the Bills of Sale, the Modification Agreement, the GTA, the Engine Warranty Assignment, the Lease, the Lease Supplement, each Owner Participant Guaranty, the Owner Trustee Guaranty, if any, any Ancillary Agreement entered into by or with the written consent of the Indenture Trustee, which by its terms is an Operative Agreement, the Certificates outstanding at the time of reference, the Indenture, the Indenture and Security Agreement Supplement, the Engine Consent, the Tax Indemnity Agreements, each Liquidity Facility, the Collateral Account Control Agreement and the Intercreditor Agreement.

         Opinion of Counsel. When delivered pursuant to the Indenture, a written opinion of legal counsel, who in the case of counsel (a) for the Lessee may be (i) an attorney employed by the Lessee who is generally empowered to deliver such written opinions, (ii) Davis Polk & Wardwell or a successor firm or (iii) other counsel designated by the Lessee and reasonably satisfactory to the Indenture Trustee and (b) for the Owner Trustee or the Indenture Trustee, an attorney selected by such Person and, in the case of the Owner Trustee, reasonably satisfactory to the Indenture Trustee.

         Outstanding. When used with respect to Certificates, as of the date of determination and subject to the provisions of Section 10.04 of the Indenture, all Certificates theretofore executed and delivered under the Indenture, with the exception of the following:

         (i) Certificates theretofore cancelled by the Indenture Trustee or delivered to the Indenture Trustee for cancellation pursuant to
         Section 2.08 of the Indenture or otherwise;

         (ii) Certificates for which prepayment money in the necessary amount has been theretofore deposited with the Indenture Trustee in trust for the Holders of such Certificates pursuant to Section 14.01 of the Indenture; provided, that if such Certificates are to be prepaid, notice of such prepayment has been duly given pursuant to the Indenture or provision therefor satisfactory to the Indenture Trustee has been made; and

         (iii) Certificates in exchange for or in lieu of which other Certificates have been executed and delivered pursuant to Article II of the Indenture.

         Owner Participant or Owner Participants. The trustors originally named in the Trust Agreement and any successors thereto, and any Person to which any Owner Participant transfers, in accordance with the Trust Agreement, its right, title and interest in and to the Operative Agreements and the Lessor's Estate.

         Owner Participant Guarantor. AmSouth Bank of Alabama, in respect of AmSouth Leasing Ltd., and Bank of Tokyo-Mitsubishi Trust Company, in respect of BTM Funding Corp., and any other provider of an Owner Participant Guaranty.

         Owner Participant Guaranty. Each Owner Participant Guaranty dated the Certificate Closing Date, substantially in the form of Exhibit E to the Participation Agreement.

         Owner Trustee. WTC, not in its individual capacity except as otherwise expressly stated, but solely as Owner Trustee under the Trust Agreement.

         Owner Trustee Guarantor. The provider, if any, of an Owner Trustee Guaranty.

         Owner Trustee Guaranty.  Any guaranty delivered in compliance with
Section 11.01(b)(ii) of the Participation Agreement.

         Owners' Economic Return. The Owner Participants' anticipated net after-tax book yield and aggregate after-tax cash during the Basic Term utilizing the multiple investment sinking fund method of analysis, computed on the basis of the same methodology and assumptions as were utilized by the Owner Participants in determining Basic Rent, Stipulated Loss Value and Termination Value percentages and the EBO Price, as such assumptions may be adjusted for events which have been the basis of adjustments to Rent pursuant to Section 3.04 of the Lease.

         Participation Agreement. The Participation Agreement (Federal Express Corporation Trust No. N581FE), dated as of May 1, 1997, among the Lessee, the Owner Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as owner trustee, the Owner Participants, the Indenture Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as indenture trustee, the Pass Through Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as pass through trustee and the Subordination Agent not in its individual capacity except as otherwise expressly provided therein, but solely as subordination agent.

         Parts. All appliances, parts, components, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature (other than complete Engines or engines) which may from time to time be incorporated or installed in or attached to the Airframe or any Engine or title to which remains vested in the Lessor pursuant to Article 8 of the Lease.

         Pass Through Agreement. The Pass Through Trust Agreement dated as of May 1, 1997 between the Lessee and the Pass Through Trustee.

         Pass Through Certificates. Any of the Pass Through Certificates, 1997-1-A, the Pass Through Certificates, 1997-1-B or the Pass Through Certificates, 1997-1-C, in each case as issued by the related Pass Through Trust; and "Pass Through Certificates" means all of the Pass Through Certificates issued by each of the Pass Through Trusts.

         Pass Through Closing Date. The Business Day on which the sale of the Pass Through Certificates to the Underwriters pursuant to the Underwriting Agreement takes place.

         Pass Through Trust. The Federal Express Corporation 1997-1 Pass Through Trust Class A, Federal Express Corporation 1997-1 Pass Through Trust Class B and Federal Express Corporation 1997-1 Pass Through Trust Class C, in each case formed pursuant to the related Series Supplement in accordance with the Pass Through Agreement; and "Pass Through Trusts" means all of such Pass Through Trusts.

         Pass Through Trustee. First Security Bank, National Association, a national banking association, in its capacity as Pass Through Trustee under the Pass Through Agreement and each Pass Through Trust.

         Past Due Rate. In respect of (A) any amount payable to the Owner Participants or the Owner Trustee a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to 2% plus the Debt Rate and (B) any principal of or interest on any Certificate or any other amount payable under the Indenture, any Certificate or any other Operative Agreement that is not paid when due (whether at Maturity, by acceleration, by optional or mandatory prepayment or otherwise) to any Holder, the Indenture Trustee or the Pass Through Trustee, a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to (i) in the case of any such amount payable to the Holder of any Certificate, 2% plus the interest rate applicable to such Certificate and (ii) in the case of any other such amount, 2% plus the Debt Rate.

         Payment Date.  Each January 15 and July 15 commencing on July 15,
1997.

         Payment Default. Any event specified in Section 16.01(a) or 16.01(b) of the Lease which with the giving of notice or lapse of time or both would constitute an Event of Default.

         Permitted Investments. Those investments enumerated in Section 23.01(a) (i), (ii), (iii) and (iv) of the Lease.

         Person. Any individual, sole proprietorship, partnership, joint venture, joint stock company, trust, unincorporated organization, association, corporation, institution, entity or government (federal, state, local, foreign or any agency, instrumentality, division or body thereof).

         Preliminary Notice. Has the meaning specified in Section 4.01(a) of the Lease.

         Premium Termination Date. With respect to the Series A Certificates, December 27, 2011, with respect to the Series B Certificates, February 5, 2010 and with respect to the Series C Certificates, March 22, 2007.

         Prepayment Date. Has the meaning specified in Section 6.02(b) of the Indenture.

         Prepayment Price. Has the meaning specified in Section 6.02(b) of the Indenture.

         Principal Amount. With respect to a Certificate means the stated original principal amount of such Certificate and, with respect to all Certificates, means the aggregate stated original principal amounts of all Certificates.

         Property.   Any right or interest in or to property of any kind
whatsoever, whether real, personal or mixed and whether tangible or intangible.

         Proposed Termination Date. Has the meaning specified in Section 10.01(a) of the Lease.

         Purchase Price.  Has the meaning specified in Ancillary Agreement I.

         Record Date. With respect to Payment Dates under the Indenture (except a date for payment of defaulted interest), December 31 for January 15 Payment Dates and June 30 for July 15 Payment Dates, whether or not such date is a Business Day.

         Recourse Amount. Has the meaning specified in Section 17.10 of the Participation Agreement.

         Refinancing.  A non-recourse loan to the Lessor arranged pursuant to
Section 15.01 of the Participation Agreement.

         Register.  Has the meaning set forth in Section 3.02 of the Indenture.

         Registrar. Has the meaning set forth in Section 3.02 of the Indenture.

         Regulation D. Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

         Remaining Weighted Average Life. On a given date with respect to any Certificate the number of days equal to the quotient obtained by dividing (i) the sum of each of the products obtained by multiplying (a) the amount of each then remaining scheduled payment of principal of such Certificate by (b) the number of days from and including such prepayment date to but excluding the dates on which each such payment of principal is scheduled to be made; by (ii) the then outstanding principal amount of such Certificate.

         Renewal Rent. The amount payable by the Lessee as rent in accordance with Section 4.01 of the Lease during any Renewal Term.

         Renewal Term. One or more terms with respect to which the Lessee has exercised its option to renew the Lease pursuant to Section 4.01(a) thereof.

         Rent. All payments due from the Lessee under the Lease as Basic Rent, Renewal Rent and Supplemental Rent, collectively.

         Rent Payment Date. Each January 15 and July 15 commencing on July 15, 1997.

         Reoptimization Date. Has the meaning specified in Section 15.02(a) of the Participation Agreement.

         Replacement Aircraft. Any aircraft substituted for the Aircraft pursuant to Section 11.03(a) of the Lease.

         Replacement Airframe. Has the meaning set forth in Section 11.03 of the Lease.

         Replacement Engine. A General Electric CF6-80C2-D1F engine (or an engine of the same or another manufacturer) of the same or of equal or greater value, remaining useful life and utility as the Engine being replaced, together with all Parts relating to such engine; provided, however, that if such replacement engine is not a General Electric CF6-80C2-D1F engine, such replacement engine must then be commonly used in the commercial aviation industry on McDonnell Douglas MD-11 airframes.

         Responsible Officer. With respect to the Owner Trustee (except for purposes of the Trust Agreement in which case the definition of Responsible Officer set forth in Section 3.10 of the Trust Agreement is applicable) or the Indenture Trustee, any officer in its Corporate Trust Administration, as the case may be, designated by such Person to perform obligations under the Operative Agreements, and with respect to any other party, any corporate officer or (except in the case of any Owner Participant) other employee of a party who, in the normal performance of his or her operational responsibilities, with respect to the subject matter of any covenant, agreement or obligation of such party pursuant to any Operative Agreement, would have responsibility for and knowledge of such matter and the requirements of any Operative Agreement with respect thereto.

         S&P.  Standard & Poor's Ratings Group.

         Scheduled Delivery Date. The Delivery Date specified in the Delivery Notice pursuant to Section 3.01 of the Participation Agreement.

         SEC. The Securities and Exchange Commission of the United States and any successor agencies or authorities.

         Secured Obligations. Has the meaning specified in the Granting Clause of the Indenture.

         Securities Act.  The Securities Act of 1933, as amended.

         Series "A" or "Series A Certificates". Certificates issued and designated as "Series A" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series A".

         Series "B" or "Series B Certificates". Certificates issued and designated as "Series B" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series B".

         Series "C" or "Series C Certificates". Certificates issued and designated as "Series C" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series C".

         Series Supplement or Series Supplements. The Series Supplement 1997-1-A to be executed and delivered by the Lessee and the Pass Through Trustee, the Series Supplement 1997-1-B to be executed and delivered by the Lessee and the Pass Through Trustee or the Series Supplement 1997-1-C to be executed and delivered by the Lessee and the Pass Through Trustee.

         Sinking Fund Redemption Date.  Has the meaning specified in Section
6.06 of the Indenture.

         Sinking Fund Redemption Price.  Has the meaning specified in Section
6.06 of the Indenture.

         Special Aviation Counsel.  Daugherty, Fowler & Peregrin.

         Specified Investments. Shall mean (a) direct obligations of the United States of America or obligations fully guaranteed by the United States of America; (b) commercial paper rated A-1/P-1 by S&P and Moody's, respectively or, if such ratings are unavailable, rated by any nationally recognized rating organization in the United States equal to the highest rating assigned by such rating organization; (c) investments in negotiable certificates of deposit, time deposits, banker's acceptances, commercial paper or other direct obligations of, or obligations guaranteed by, commercial banks organized under the laws of the United States or of any political subdivision thereof (or any U.S. branch of a foreign bank) with issuer ratings of at least B/C by Thomson Bankwatch, having maturities no later than 90 days following the date of such investment; (d) overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers; or
(e) overnight repurchase agreements with respect to the securities described in clause (a) above entered into with an office of a bank or trust company which is located in the United States of America or any bank or trust company which is organized under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $500 million.

         Stipulated Loss Value. As of any Stipulated Loss Value Determination Date during the Basic Term, the amount determined by multiplying the Purchase Price by the percentage set forth in Schedule III of the Lease under the heading "Stipulated Loss Value Factor" opposite such date (as such Schedule III may be adjusted from time to time as provided in Section 3.04 of the Lease), and during any Renewal Term, the amount determined pursuant to Section 4.01(b) of the Lease. Notwithstanding any other provisions of the Lease or the Participation Agreement or the Indenture, each Stipulated Loss Value shall be, under any circumstances and in any event, an amount, together with so much of the arrears portion of Basic Rent due and owing through the date of payment of Stipulated Loss Value as does not constitute an Excepted Payment, at least sufficient to pay in full as of such date of payment the aggregate unpaid principal amount of and accrued interest on the Certificates outstanding on such date of payment. Subject to the immediately preceding sentence, it is understood and agreed that the amounts set forth on Schedule III of the Lease, for dates other than Rent Payment Dates on which arrears Basic Rent is due, fully reflect appropriate Basic Rent accruals and credits of unearned Basic Rent and, accordingly, no further accrual or credit shall be required whenever Stipulated Loss Value is to be calculated with reference to any such date.

         Stipulated Loss Value Determination Date.  Each date set forth on
Schedule III of the Lease.

         Subordination Agent.   First Security Bank, National Association, a
national banking association, not in its individual capacity but solely as Subordination Agent.

         Supplemental Rent. (a) All amounts, liabilities and obligations which the Lessee assumes or agrees to perform or pay under the Lease or under the Participation Agreement or Tax Indemnity Agreements or any Ancillary Agreement or any other Operative Agreement to WTC, the Lessor, the Owner Participants, the Indenture Trustee, the Subordination Agent, any Liquidity Provider or others, including, without limitation, payments of Stipulated Loss Value, EBO Price and amounts calculated by reference to Termination Value and all amounts required to be paid by Lessee under the agreements, covenants and indemnities contained in the Lease or in the Participation Agreement or the Tax Indemnity Agreements or any other Operative Agreement, but excluding Basic Rent and (b) all amounts that the Owner Trustee is obligated to pay in accordance with clause (b) of the last paragraph of Section 2.04 of the Indenture.

         Tax. Shall have the meaning set forth in Section 8.01(a) of the Participation Agreement.

          Tax Indemnity Agreements. Each of the Tax Indemnity Agreements (Federal Express Corporation Trust No. N581FE), dated as of May 1, 1997, among the Lessee, the Lessor and each Owner Participant.

         Term. The Basic Term of the lease for the Aircraft under the Lease and, if renewed pursuant to Section 4.01 of the Lease, each Renewal Term for the Aircraft for which the Lease is renewed, or such earlier date on which the Lease is terminated pursuant to its terms.

         Termination Date. A Rent Payment Date during the Basic Term that is on or after July 15, 2004 in the case of Article 10 of the Lease, and in the case of (i) Section 4.02(a)(A) of the Lease, the Rent Payment Date falling on January 15, 2012 or January 15, 2017, as the case may be, (ii) Section 4.02(a)(D) or (E) of the Lease, a Rent Payment Date that is on or after the eighth anniversary of the Delivery Date and (iii) Section 4.02(a)(F) of the Lease, January 15, 2015.

         Termination Value. As of any Termination Date, the amount determined by multiplying the Purchase Price by the percentage set forth in Schedule IV of the Lease under the heading "Termination Value Factor" opposite such Termination Date (as such Schedule IV may be adjusted from time to time as provided in Section 3.04 of the Lease). Notwithstanding any other provisions of the Lease, the Participation Agreement or the Indenture, each Termination Value shall be, under any circumstances and in any event, an amount, together with so much of the arrears portion of Basic Rent due and owing through the date of payment of any amount calculated by reference to Termination Value as does not constitute an Excepted Payment, at least sufficient to pay in full as of such date of payment the aggregate unpaid principal amount of and accrued interest on the Certificates outstanding on such date of payment. Subject to the immediately preceding sentence, it is understood and agreed that the amounts set forth on Schedule IV of the Lease, for dates other than Rent Payment Dates on which arrears Basic Rent is due, fully reflect appropriate Basic Rent accruals and credits of unearned Basic Rent and, accordingly, no further accrual or credit shall be required whenever Termination Value is to be calculated with reference to any such date.

         Transaction Costs. Those costs and expenses set forth in Section 10.01(a) of the Participation Agreement.

         Transportation Code. Title 49 of the United States Code, as amended and in effect on the date of the Lease or as subsequently amended, or any successor or substituted legislation at the time in effect and applicable, and the regulations promulgated pursuant thereto.

         Treasury Yield. At the time of determination with respect to any Certificate, the interest rate (expressed as a semi-annual equivalent and as a decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the semi-annual yield to maturity for United States Treasury securities maturing on the Average Life Date on such Certificate and trading in the public securities markets either as determined by interpolation between the most recent weekly average yield to maturity for two series of United States Treasury securities, trading in public securities markets, (i) one maturing as close as possible to, but earlier than, the Average Life Date of such Certificate and (ii) the other maturing as close as possible to, but later than, the Average Life Date of such Certificate. In each case as published in the most recent H.15(519) or, if a weekly average yield to maturity for United States Treasury securities maturing on the Average Life Date of such Certificate is reported on the most recent H.15 (519), such weekly average yield to maturity as published in such H.15(919). "H.15(519)" means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System. The date of determination of a Make-Whole Premium will be the third Business Day prior to the applicable prepayment date and the "most recent H.15(519)" means the H.15(519) published prior to the close of business on the third Business Day prior to the applicable prepayment date.

         Trust Agreement. The Trust Agreement (Federal Express Corporation Trust No. N581FE), dated as of May 1, 1997, among the Owner Participants and the Owner Trustee in its individual capacity.

         Trust Estate.  The Lessor's Estate.

         Trust Indenture Act.  The Trust Indenture Act of 1939, as amended.

         Trust Indenture Estate. All estate, right, title and interest of the Indenture Trustee in and to any of the property, rights, interests and privileges granted to the Indenture Trustee pursuant to the Granting Clause of the Indenture, other than Excepted Payments and any and all other rights of the Owner Trustee or the Owner Participants expressly reserved to the Owner Trustee or the Owner Participants pursuant to the Indenture.

         Underwriters. Morgan Stanley & Co. Incorporated, First Chicago Capital Markets, Inc., Goldman, Sachs & Co. and J.P. Morgan & Co.

         Underwriting Agreement. The Underwriting Agreement dated May 22, 1997 among the Lessee and the Underwriters.

         United States, U.S. or US.  The United States of America.

         U.S. Air Carrier. Any United States air carrier as to which there is in force a certificate issued pursuant to Section 41102(a) or Section 41103 of the Transportation Code, and as to which there is in force an air carrier operating certificate issued pursuant to Chapter 447 of the Transportation Code and Part 121 of the regulations under such Transportation Code, for aircraft capable of carrying ten (10) or more individuals or 6,000 pounds or more of cargo, or which may operate as an air carrier by certification or otherwise under any successor or substitute provision thereof or in absence thereof.

         U.S. Person.  A Person described in Section 7701(a)(30) of the Code.

         Warranty Bill of Sale. The full warranty bill of sale covering the Aircraft (and specifically referring to each Engine) executed by the Lessee, as seller in favor of the Owner Trustee, as buyer, and to be dated the Delivery Date.

         WTC.  Wilmington Trust Company, a Delaware banking corporation.

                                  SCHEDULE II

                                  BASIC RENT
                      (As a Percentage of Purchase Price)



                  Rent
               Payment
                 Date                   Advance                  Arrears


               [On each Payment Date, Lessee will pay as Basic Rent an amount that will be at least sufficient to pay in full, as of such Payment Date, the aggregate unpaid principal amount of due and unpaid installments on the Certificates outstanding on such Payment Date, together with the accrued and unpaid interest thereon.]

                                 SCHEDULE III

                            STIPULATED LOSS VALUES


                                                   Stipulated Loss
          Date                                        Value Factor


               [Stipulated Loss Value will be an amount at least sufficient to pay in full, as of the date of payment thereof, the aggregate unpaid principal amount of the Certificates outstanding on such date of payment, together with the accrued and unpaid interest thereon.]

                                  SCHEDULE IV

                              TERMINATION VALUES


         Termination                                     Termination
            Date                                         Value Factor


               [Termination Value will be an amount at least sufficient to pay in full, as of the date of payment thereof, the aggregate unpaid principal amount of the Certificates outstanding on such date of payment, together with the accrued and unpaid interest thereon.]

                                  SCHEDULE V

                           PURCHASE OPTION SCHEDULE

                                                                     Exhibit A
                                                                            to
                                                               Lease Agreement




              THE INTEREST OF LESSOR UNDER THIS LEASE SUPPLEMENT
                   NO. __ IS SUBJECT TO A SECURITY INTEREST

                            LEASE SUPPLEMENT NO. __
                (Federal Express Corporation Trust No. N581FE)


         LEASE SUPPLEMENT NO. __ (Federal Express Corporation Trust No. N581FE), dated ________ __, ____, between WILMINGTON TRUST COMPANY, a Delaware banking corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement (Federal Express Corporation Trust No. N581FE) dated as of May 1, 1997 (the "Lessor"), and FEDERAL EXPRESS CORPORATION, a Delaware corporation (the "Lessee").


                             W I T N E S S E T H :

         WHEREAS, the Lessor and the Lessee have entered into that certain Lease Agreement (Federal Express Corporation Trust No. N581FE) dated as of May 1, 1997 (the "Lease", the defined terms in the Lease being used in this Lease Supplement with the same meaning as in the Lease), which provides for the execution and delivery of a Lease Supplement, substantially in the form of this Lease Supplement No. __, for the purpose of leasing under the Lease the aircraft and engines described below ("Aircraft") as and when delivered by the Lessor to the Lessee in accordance with the terms of the Lease;

         WHEREAS, the Lease relates to the Aircraft;

         WHEREAS, a counterpart of the Lease is attached to and made a part of this Lease Supplement, and this Lease Supplement, together with such attachment, is being filed for recordation on this date with the FAA as one document.

         NOW, THEREFORE, for and in consideration of the premises and other good and sufficient consideration, the Lessor and the Lessee agree as follows:


         Section 1. Delivered Aircraft. The Lessor hereby delivers and leases to the Lessee under the Lease, and the Lessee hereby accepts and leases from the Lessor under the Lease, the following described McDonnell Douglas MD-11F Aircraft (the "Delivered Aircraft"), which Delivered Aircraft as of the date of this Lease Supplement consists of the following:

         (a) McDonnell Douglas MD-11F Airframe; U.S. Registration Number ______; Manufacturer's Serial No. _____; and

         (b) Three (3) General Electric CF6-80C2-D1F Engines bearing, respectively, Manufacturer's Serial Nos. _______, _______ and _______ (each of which engines has 750 or more rated takeoff horsepower or the equivalent of such horsepower).

         Section 2. Delivery Date. The Delivery Date of the Delivered Aircraft is the date of this Lease Supplement.

         Section 3. Purchase Price. The Purchase Price of the Delivered Aircraft shall be the amount set forth in Ancillary Agreement I.

         Section 4. Term. The Term for the Delivered Aircraft shall commence on the Delivery Date, and shall terminate on ______, ____, unless earlier terminated or extended pursuant to the terms of the Lease.

         Section 5. Rent. The Lessee hereby agrees to pay the Lessor Rent for the Delivered Aircraft throughout the Term thereof in accordance with the terms and provisions of the Lease.

         Section 6. Lessee's Acceptance of Delivered Aircraft. The Lessee hereby confirms to the Lessor that the Delivered Aircraft has been duly marked in accordance with Section 7.03 of the Lease and that the Lessee has accepted the Delivered Aircraft for all purposes hereof and of the Lease, and as being free and clear of all Liens except Lessor's Liens. Such acceptance by the Lessee shall be without prejudice to any rights of the Lessor or the Lessee against the Manufacturer, the Engine Manufacturer or any vendor of equipment included in the Aircraft.

         Section 7. Incorporation of Lease By Reference. All the provisions of the Lease are hereby incorporated by reference in this Lease Supplement to the same extent as if fully set forth in this Lease Supplement.

         Section 8. Governing Law. THIS LEASE SUPPLEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE BUT WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS, AND IS BEING DELIVERED IN THE STATE OF NEW YORK.

         Section 9. Agreement as Chattel Paper. To the extent that this Lease Supplement constitutes chattel paper (as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction), no security interest in this Lease Supplement may be created through the transfer or possession of any counterpart other than the original chattel-paper counterpart, which shall be the counterpart containing the receipt executed by the Indenture Trustee on its signature page.

         Section 10. Counterparts. This Lease Supplement may be executed in any number of counterparts, each of which shall be an original (except that only the counterpart bearing the receipt executed by Indenture Trustee shall be the original for purposes of perfecting a security interest therein as chattel paper under the Uniform Commercial Code), but all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Lease Supplement by signing any such counterpart.


         IN WITNESS WHEREOF, the Lessor and the Lessee have caused this Lease Supplement to be duly executed as of the day and year first above written.


LESSOR:                    WILMINGTON TRUST COMPANY,
                           not in its individual capacity,
                           but solely as Owner Trustee


                           By: __________________________________________
                                 Name: Donald G. MacKelcan
                                 Title: Assistant Vice President



LESSEE:                    FEDERAL EXPRESS CORPORATION


                           By: ___________________________________________
                               Name:  Robert D. Henning
                               Title:  Assistant Treasurer and
                                      Managing Director -
                                      Structured Finance


         Receipt of this original counterpart of the Lease Supplement is hereby acknowledged on this ___ day of May 1997.


Indenture Trustee:         FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                           not in its individual capacity,
                           but solely as Indenture Trustee


                           By: _____________________________________________
                                 Name: Greg A. Hawley
                                 Title: Vice President






                                                                     Exhibit B
                                                                            to
                                                               Lease Agreement



                          ENGINE WARRANTY ASSIGNMENT

                (FEDERAL EXPRESS CORPORATION TRUST NO. N581FE)

   Words and phrases appearing in this Engine Warranty Assignment (the "Assignment") shall have the respective meanings as defined below:

   A. General Terms Agreement means that agreement dated as of July 3, 1991, (the "GTA") by and between the Engine Manufacturer and Federal Express Corporation ("Fed Ex"), including the Engine Product Support Plan at Exhibit B, insofar as such Product Support Plan relates to the Engine Warranties (the "Product Support Plan"), but excluding any and all letter agreements attached thereto.

   B. Engine Warranties means the Engine Manufacturer's New Engine Warranty, New Parts Warranty, Ultimate Life Warranty and Campaign Change Warranty, as set forth in the Engine Manufacturer's Product Support Plan which forms a part of the GTA, and as limited by the applicable terms of such GTA and Product Support Plan.

   C. Engine means each of the CF6-80C2-D1F series engines installed on the aircraft at the time of delivery to the Assignor, each bearing Engine Manufacturer's serial numbers 702-833, 702-825 and 702-802, respectively.

   D. Replacement Engine means each of the CF6-80C2-D1F series engines which are not subject to this Assignment and are a replacement or substitute for an Engine, excluding, however, any engines obtained from the Engine Manufacturer's lease pool which are installed on the aircraft for the limited purpose of permitting the continued operation of the aircraft during the period necessary to effect or complete repairs or overhaul of an Engine.

   E. Lease means the Lease Agreement (Federal Express Corporation Trust No. N581FE), dated as of May 1, 1997, (the "Lease") between Wilmington Trust Company (not in its individual capacity, but solely as Owner Trustee), as Lessor ("Lessor") and Fed Ex, as Lessee, as amended, modified or supplemented from time to time.

   All other capitalized terms used and not defined herein that are in the Lease shall, when used herein, have the meanings specified in the Lease.


                                       1

   Fed Ex, pursuant to the terms and conditions herein, hereby sells, assigns, transfers and sets over unto the Lessor all of its rights, claims and interests in and under the GTA and the Product Support Plan, as such apply to the Engines, to enforce in the Lessor's own name such rights as Fed Ex may have with respect to the Engine Warranties, to the extent the same relate to the Engines, and to retain any benefit resulting therefrom; provided, however, that there is reserved to Fed Ex all of its other rights, claims and interests under the GTA except as expressly stated above. Fed Ex shall, during the term of the Lease (but only so long as no Event of Default shall have occurred and be continuing), have the benefit of and shall be entitled to enforce (as it shall deem appropriate), either in its own name or (at the cost of Fed Ex) in the name of the Lessor for the use and benefit of Fed Ex, any and all Engine Warranties available to the Lessor under the GTA in respect of the Engines and each Part thereof, and the Lessor agrees (but only so long as no Event of Default shall have occurred and be continuing) at Fed Ex's expense to do, execute and deliver such further acts, deeds, matters or things as may be reasonably requested by Fed Ex and necessary to enable Fed Ex to obtain customary warranty services furnished for the Engines or any Part thereof pursuant to the Engine Warranties. Fed Ex shall, at the Lessor's expense, cooperate with the Lessor and take such action as the Lessor reasonably deems necessary to enable the Lessor to enforce such rights, claims and interests as assigned herein.

                                     2

   Notwithstanding anything in this Assignment or the Consent attached hereto and incorporated herein to the contrary, Fed Ex and the Lessor confirm expressly for the benefit of the Engine Manufacturer that:

   A. The Lessor agrees that it will not, without the prior written consent of the Engine Manufacturer, disclose, directly or indirectly, to any third party, any of the terms of the Engine Warranties disclosed to it by the Engine Manufacturer incident to effecting the assignment herein; provided, however, that (1) the Lessor may use, retain and disclose such information on a confidential basis to its special counsel, independent insurance brokers, bank examiners or similar regulatory authorities, auditors and public accountants, (2) the Lessor may use, retain and disclose on a confidential basis such information to the Owner Participant, the Indenture Trustee, the Pass Through Trustee and any Certificate Holder, as the case may be, and their special counsel, independent insurance brokers, bank examiners or similar regulatory authorities, auditors and public accountants,
         (3) the Lessor may disclose such information as required by applicable laws, governmental regulations, subpoena, or other written demand under color of legal right, but it shall first, as soon as practicable upon receipt of such demand and to the extent permitted by applicable laws, furnish a copy thereof to Fed Ex and to the Engine Manufacturer, and the Lessor, to the extent permitted by applicable law, shall afford Fed Ex and the Engine Manufacturer reasonable opportunity, at the moving party's cost and expense, to obtain a protective order or other assurance reasonably satisfactory to the Engine Manufacturer of confidential treatment of the information required to be disclosed, (4) the Lessor may disclose such information as required to enforce its rights under the Engine Warranties assigned to it pursuant to this Assignment, and (5) the Lessor may disclose such information to any bona fide potential purchaser of the Aircraft and/or Engines or any beneficial interest therein (subject to the execution by such prospective purchaser of a written confidentiality statement setting forth the same or substantially similar terms as those referred to in this paragraph).

   B. Without in any way releasing Fed Ex from any of its duties or obligations under the GTA, the Lessor agrees that, insofar as the provisions of the GTA relate to the Engines, in exercising any rights under such Engine Warranties or in making any claim with respect thereto, the applicable terms and conditions of the GTA, including Article Eight (Limitation of Liability) and the Product Support Plan, shall apply to, and be binding upon, the Lessor to the same extent as Fed Ex.

   C. Insofar as the provisions of the GTA relate to the Engines, in exercising any rights under the Engine Warranties or in making any claim with respect thereto, the applicable terms and conditions of the GTA and the Product Support Plan or the Consent attached hereto and incorporated herein shall apply to, and be binding upon, the Lessor to the same extent as if named "Airline" therein. It is expressly agreed that Fed Ex shall at all times remain liable to the Engine Manufacturer under the GTA to perform all the duties and obligations of Fed Ex thereunder to the same extent as if this Assignment had not been executed. The performance by the Lessor of any of the rights assigned hereunder shall not release Fed Ex from any of its duties or obligations to the Engine Manufacturer under the GTA except to the extent that such exercise by the Lessor shall constitute performance of such duties and obligations.

   D. Nothing contained in this Assignment shall subject the Engine Manufacturer to any obligation or liability to which it would not otherwise be subject under the GTA or modify in any respect the Engine Manufacturer's contract rights thereunder, or subject the Engine Manufacturer to any multiple or duplicative liability or obligation under the GTA. The Engine Manufacturer recognizes and it is consented to by all parties to this Assignment that the Lessor shall collaterally assign its rights under the Lease and this Assignment and will mortgage the Aircraft and Engines, to First Security Bank, National Association, as Indenture Trustee under the Trust Indenture, Mortgage and Security Agreement (Federal Express Corporation Trust No. N581FE), dated as of May 1, 1997 (on the terms set forth therein); however, no further extension or assignment (except to a successor indenture trustee under such agreement) of any remaining Engine Warranties, including but not limited to extensions or assignments for security purposes, are permitted without the prior written consent of the Engine Manufacturer.

   E. Exclusive of the assignment noted in Section 2D above, the Engine Manufacturer shall not be deemed to have knowledge of any change in the authority of Fed Ex or the Lessor, as the case may be, to exercise the rights established hereunder until the Engine Manufacturer has received written notice thereof from the Indenture Trustee or the Lessor. Such notice shall be sent to: Commercial Contracts Director, GE Aircraft Engines, Mail Drop F17, One Neumann Way, Box 156301, Cincinnati, Ohio 45215-6301, facsimile: (513) 243-8068.

   F. This Assignment shall apply only in respect to each Engine and shall not extend to any replacement or substitute engine. If, during the term of this Assignment and the Lease, it becomes necessary to replace or substitute an Engine due to a Failure (as such term is defined in the Engine Product Support Plan, excluding normal wear, tear and deterioration which can be restored by overhaul and repair), damage or loss, the Assignor (or the Lessor) shall give the Engine Manufacturer written notice of such Failure, damage or loss. The notice shall include (i) a description of the event or circumstances which constitute a Failure, damage or loss, and (ii) the serial numbers of the (a) failed, damaged or lost Engine and (b) Replacement Engine and shall be sent to: Customer Support Manager, GE Aircraft Engines, 111 Merchant Street, Room 450, Cincinnati, Ohio 45246. The Engine Manufacturer shall not be deemed to have knowledge of the need for a replacement engine until it has received the aforementioned notice.

         In the event an Engine subject to this Assignment fails, is damaged or lost, and such Engine is replaced by a Replacement Engine, the Assignor and the Assignee shall, prior to, or contemporaneous with, the delivery of such Replacement Engine, obtain the written consent of the Engine Manufacturer (which it shall be obligated to give) that the Engine Warranties as set forth in the Engine Product Support Plan shall apply to such Replacement Engines. The Engine Manufacturer shall not incur any obligation or liability for a Replacement Engine under the Engine Warranties until the execution of the aforementioned consent.

   G. At any time and upon the written request of the Engine Manufacturer, Fed Ex and the Lessor shall promptly and duly execute and deliver any and all such further assurances, instruments and documents and take all such further action, at the expense of Fed Ex, as the Engine Manufacturer may reasonably request in order to obtain the full benefit of Fed Ex and the Lessor's agreement as set forth in this Assignment and the Consent attached hereto and incorporated herein.

         Any performance by the Engine Manufacturer that discharges its obligation under the Engine Warranties will satisfy the respective interests of Fed Ex and the Lessor. So long as the Engine Manufacturer acts in good faith in accordance with this Assignment, the Engine Manufacturer may rely conclusively on any notice given pursuant to this Assignment without inquiring as to the accuracy of, or the entitlement of the party to give, such notice.

                                     3

   The Engine Manufacturer shall reserve to Fed Ex all those rights, claims and interests, as and to the extent such relates to the purchase and operation of engines other than the Engines subject to the Assignment, as well as other matters not directly pertaining to the Engines, and Fed Ex will have or retain under the GTA such rights, claims and interest not expressly assigned to the Lessor hereunder.

                                     4

   The Engine Manufacturer warrants each new Reverser (as such is defined in the Engine Product Support Plan) installed on the Aircraft at the time of delivery to Fed Ex under the terms of the New Engine Warranty; however, administration of such New Engine Warranty, with respect to both installed and replacement Reversers, shall be performed by Martin Marietta.

                                     5

   If at some point in time, the Engine Manufacturer receives written notification from the Indenture Trustee or the Lessor that the Lessor is or becomes entitled to possession of the Engines, pursuant to an Event of Default or otherwise, and desires to sell or lease the Engines to a party who is not currently a party to a General Terms Agreement with the Engine Manufacturer, the Engine Manufacturer agrees if such agreement is permissible under applicable U.S. law, that it will offer to such purchaser or lessee, subject to the execution of an agreement to sell or lease such Engines, a General Terms Agreement on the Engine Manufacturer's standard terms and conditions. If, however, such purchaser or lessee is currently a party to a General Terms Agreement with the Engine Manufacturer, the remaining portion of the terms of such General Terms Agreement shall be extended to and apply to such subsequent purchase or lease; provided, however, that the written consent of the Engine Manufacturer to such an extension is obtained prior to the transaction's occurrence.

   This Assignment shall be governed by the laws of the State of New York, including all matters of construction, validity and performance, as applicable to contracts between citizens of that state to be performed wholly within that state, and without reference to conflicts of law principles.

   In witness whereof, the parties hereto have caused this Engine Warranty Assignment to be duly executed and delivered as of the date hereof.


General Electric Company


_____________________________
Name:
Title:



Federal Express Corporation


_____________________________
Name:    Robert D. Henning
Title:    Assistant Treasurer and
          Managing Director -
          Structured Finance



Wilmington Trust Company
not in its individual capacity,
but solely as Owner Trustee


_____________________________
Name:    Donald G. MacKelcan
Title:    Assistant Vice President

                                    CONSENT
                (FEDERAL EXPRESS CORPORATION TRUST NO. N581FE)


         The Engine Manufacturer, General Electric Company (the "Engine Manufacturer"), a New York corporation, hereby consents to the Engine Warranty Assignment attached hereto and acknowledges notice of (i) the Lease Agreement (Federal Express Corporation Trust No. N581FE), dated as of May 1, 1997 and entered into by and between Fed Ex, as Lessee and Wilmington Trust Company, as Lessor (as in effect from time to time, the "Lease") and (ii) the Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N581FE), dated as of May 1, 1997 (the "Indenture"), between the Lessor and First Security Bank, National Association, as Indenture Trustee ("Indenture Trustee"). The Lease covers three GE CF6-80C2-D1F series engines bearing Engine Manufacturer's serial numbers 702-833, 702-825 and 702-802, respectively, (the "Engines") as installed on the McDonnell Douglas MD-11F series aircraft bearing Manufacturer's serial number 48419 (the
"Aircraft"). In connection with such Lease, reference is made to the General Terms Agreement No. 6-9034 dated as of July 3, 1991, between the Engine Manufacturer and Fed Ex (the "General Terms Agreement"), under which the Engine Manufacturer agreed to support certain GE CF6-80C2-D1F series engines, including the Engines and spare parts therefor to be purchased by Fed Ex from the Engine Manufacturer, as installed on certain McDonnell
Douglas MD-11F series aircraft, including the Aircraft. Recognizing that the Lessor and Fed Ex have entered into the Lease which provides for the lease by the Lessor to Fed Ex of the Aircraft and Engines and that the Lessor has granted a security interest in the Engines and assigned certain of its rights under the Lease to the Indenture Trustee, the Engine Manufacturer agrees that in furtherance of the Lease, it will so support such Engines and spare parts therefor, subject to the applicable terms and conditions of the General Terms Agreement, including Article Eight
(Limitation of Liability).

         The Engine Manufacturer represents and warrants that:

         1. it is a corporation existing in good standing under the laws of the State of New York;

         2. the making and performance of this Consent in accordance with its terms has been duly authorized by all necessary corporate action on the part of the Engine Manufacturer, does not require any shareholder approval and does not contravene its certificate of incorporation or by-laws or any debenture, credit agreement or other contractual agreement to which the Engine Manufacturer is a party or by which it is bound or any law binding on the Engine Manufacturer;

         3. the making and performance of the Engine Warranties, as defined in the Engine Warranty Assignment attached hereto (the "Engine Warranties") in accordance with their terms have been duly authorized by all necessary corporate action on the part of the Engine Manufacturer, do not require any shareholder approval and do not contravene the Engine Manufacturer's certificate of incorporation or by-laws or any debenture, credit agreement or other contractual agreement to which the Engine Manufacturer is a party or by which it is bound or any law binding on the Engine Manufacturer; and

         4. the Engine Warranties constitute, as of the date on which they were made and at all times thereafter, and this Consent and the Engine Warranty Assignment attached hereto are, binding obligations of the Engine Manufacturer enforceable against the Engine Manufacturer in accordance with its terms subject to:

          (a) the limitation of applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally; and

          (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         This Consent shall be governed by the laws of the State of New York, including all matters of construction, validity and performance, as applicable to contracts between citizens of that state to be performed wholly within that state, and without reference to conflicts of law principles.


General Electric Company



______________________________
Name:
Title:


==============================================================================



                                LEASE AGREEMENT

                (FEDERAL EXPRESS CORPORATION TRUST NO. N583FE)

                            Dated as of May 1, 1997

                                    between

              STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT,
                             NATIONAL ASSOCIATION,
                        Not in its Individual Capacity,
                         but Solely as Owner Trustee,
                                    Lessor

                                      and

                         FEDERAL EXPRESS CORPORATION,
                                    Lessee


                COVERING ONE MCDONNELL DOUGLAS MD-11F AIRCRAFT
                   SERIAL NO. 48421, REGISTRATION NO. N1752K

          CERTAIN OF THE RIGHT, TITLE AND INTEREST IN AND TO THIS LEASE AGREEMENT OF STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, AS OWNER TRUSTEE, HAS BEEN ASSIGNED TO AND IS SUBJECT TO A LIEN AND SECURITY INTEREST IN FAVOR OF FIRST SECURITY BANK, NATIONAL ASSOCIATION, AS INDENTURE TRUSTEE UNDER THE TRUST INDENTURE AND SECURITY AGREEMENT (FEDERAL EXPRESS CORPORATION TRUST NO. N583FE) DATED AS OF MAY 1, 1997 FOR THE BENEFIT OF THE HOLDERS OF THE CERTIFICATES REFERRED TO IN SUCH TRUST INDENTURE AND SECURITY AGREEMENT. THIS LEASE AGREEMENT HAS BEEN EXECUTED IN SEVERAL COUNTERPARTS. ONLY THE CHATTEL-PAPER "ORIGINAL" COUNTERPART CONTAINS THE RECEIPT THEREFOR EXECUTED BY FIRST SECURITY BANK, NATIONAL ASSOCIATION, AS INDENTURE TRUSTEE ON THE SIGNATURE PAGES THEREOF.


==============================================================================

                               TABLE OF CONTENTS


                                                                          Page
                                                                          ----

Initial Recitals.............................................................1

                                   ARTICLE 1

                                  DEFINITIONS

                                   ARTICLE 2

                          ACCEPTANCE UNDER THE LEASE

   Section 2.01.  Sale and Lease of Aircraft; Term.........................  1

                                   ARTICLE 3

                           RENT AND RENT ADJUSTMENT

   Section 3.01.  [Reserved]...............................................  2
   Section 3.02.  Basic Rent...............................................  2
   Section 3.03.  Supplemental Rent........................................  2
   Section 3.04.  Adjustments to Basic Rent, Stipulated Loss Value,
                  Termination Value and EBO Price..........................  3
   Section 3.05.  Minimum Basic Rent.......................................  3
   Section 3.06.  Payment to Indenture Trustee.............................  3
   Section 3.07.  Costs and Expenses.......................................  4

                                   ARTICLE 4

                     RENEWAL OPTIONS AND PURCHASE OPTIONS

   Section 4.01.  Renewal Options..........................................  4
   Section 4.02.  Purchase Options.........................................  5
   Section 4.03.  Appraisal Procedures.....................................  7

                                   ARTICLE 5

                        REPRESENTATIONS AND WARRANTIES

   Section 5.01.  Disclaimer of Representations and Warranties.............  8
   Section 5.02.  No Modification of Other Warranties......................  9
   Section 5.03.  Certain Agreements of the Lessee......................... 10

                                   ARTICLE 6

                                     LIENS

   Section 6.01.  Liens.................................................... 10

                                   ARTICLE 7

               AIRCRAFT REGISTRATION, MAINTENANCE AND OPERATION

   Section 7.01.  Registration, Maintenance and Operation.................. 11
   Section 7.02.  Possession and Permitted Transfer and Sublease........... 13
   Section 7.03.  Insignia................................................. 18
   Section 7.04.  Change of U.S. Registration Number....................... 18

                                   ARTICLE 8

                       REPLACEMENT AND POOLING OF PARTS

   Section 8.01.  Replacement of Parts..................................... 18
   Section 8.02.  Pooling of Parts......................................... 19

                                   ARTICLE 9

                   ALTERATIONS, MODIFICATIONS AND ADDITIONS

   Section 9.01.  Required Alterations and Modifications................... 20
   Section 9.02.  Other Alterations and Modifications...................... 21

                                  ARTICLE 10

                             VOLUNTARY TERMINATION

   Section 10.01.  Right of Termination Upon Obsolescence or Surplus....... 22
   Section 10.02.  Retention of Aircraft by the Lessor..................... 25
   Section 10.03.  Voluntary Termination as to Engines..................... 26

                                  ARTICLE 11

                        LOSS, DESTRUCTION, REQUISITION

   Section 11.01.  Lessee's Election Rights................................ 26
   Section 11.02.  Payment of Stipulated Loss Value........................ 27
   Section 11.03.  Replacement of Airframe and Engines..................... 28
   Section 11.04.  Event of Loss with Respect to an Engine................. 31
   Section 11.05.  Application of Payments from the Government or Others... 33
   Section 11.06.  Requisition of an Airframe and the Installed Engines for
                   Use by Government....................................... 34
   Section 11.07.  Requisition for Use by Government of an Engine Not
                   Installed on the Airframe............................... 35
   Section 11.08.  Application of Payments During Existence of Certain
                   Defaults................................................ 35

                                  ARTICLE 12

                              RETURN OF AIRCRAFT

   Section 12.01.  Return of Aircraft...................................... 35
   Section 12.02.  Return of Engines....................................... 36
   Section 12.03.  Return of Manuals....................................... 37
   Section 12.04.  Condition of Aircraft................................... 37
   Section 12.05.  Delayed Return of Aircraft.............................. 39
   Section 12.06.  Storage................................................. 39
   Section 12.07.  Special Markings........................................ 40
   Section 12.08.  Lessor's Option to Purchase Parts....................... 40

                                  ARTICLE 13

                                   INSURANCE

   Section 13.01.  Comprehensive Airline Liability and Property Damage
                   Liability Insurance..................................... 40
   Section 13.02.  Insurance Against Loss or Damage to Aircraft and Engines 42
   Section 13.03.  Application of Insurance Proceeds....................... 45
   Section 13.04.  Reports................................................. 46
   Section 13.05.  Lessor's Insurance...................................... 46
   Section 13.06.  Self-Insurance.......................................... 47

                                  ARTICLE 14

                                  INSPECTION

   Section 14.01.  Right of Inspection..................................... 47
   Section 14.02.  No Obligation to Inspect................................ 48

                                  ARTICLE 15

                                  ASSIGNMENT

   Section 15.01.  Lessee's Right to Assign................................ 48
   Section 15.02.  Citizenship............................................. 48

                                  ARTICLE 16

                               EVENTS OF DEFAULT

   Section 16.01.  Events of Default....................................... 48

                                  ARTICLE 17

                                   REMEDIES

   Section 17.01.  Remedies Upon Lessee's Default.......................... 51
   Section 17.02.  Cumulative Remedies..................................... 53
   Section 17.03.  Waiver.................................................. 54
   Section 17.04.  Lessor's Right to Perform for Lessee.................... 54

                                  ARTICLE 18

                          COVENANT OF QUIET ENJOYMENT

   Section 18.01.  Quiet Enjoyment......................................... 54

                                  ARTICLE 19

                              FURTHER ASSURANCES

   Section 19.01.  Further Assurances...................................... 55

                                  ARTICLE 20

                                   NET LEASE

   Section 20.01.  Nature of Lease......................................... 55

                                  ARTICLE 21

                               SUCCESSOR LESSOR

   Section 21.01.  Successor Lessor........................................ 57

                                  ARTICLE 22

                       SECURITY FOR LESSOR'S OBLIGATIONS

   Section 22.01.  Security for Lessor's Obligations to Holders............ 57
   Section 22.02.  [Reserved].............................................. 57
   Section 22.03.  Consent of Lessee to Assignment of Lease as Security.... 57

                                  ARTICLE 23

                                SECURITY FUNDS

   Section 23.01.  Investment of Security Funds............................ 58



                                  ARTICLE 24

                             CONCERNING THE LESSOR

   Section 24.01.  Lessor's Entry Into Lease............................... 59

                                  ARTICLE 25

                                    NOTICES

   Section 25.01.  Notices................................................. 60

                                  ARTICLE 26

                                 MISCELLANEOUS

   Section 26.01.  Section Heading and Captions............................ 60
   Section 26.02.  References.............................................. 60
   Section 26.03.  APPLICABLE LAW.......................................... 60
   Section 26.04.  Severability............................................ 61
   Section 26.05.  No Oral Modification.................................... 61
   Section 26.06.  Agreement as Chattel Paper.............................. 61
   Section 26.07.  Counterparts............................................ 61

                                  ARTICLE 27

                                  TRUE LEASE

   Section 27.01.  Intent of the Parties................................... 61
   Section 27.02.  Section 1110 Compliance................................. 61
   Section 27.03.  Finance Lease........................................... 62

   Schedule I   Definitions
   Schedule II  Basic Rent
   Schedule III Stipulated Loss Values
   Schedule IV  Termination Values
   Schedule V   Additional Purchase Option Provisions

   Exhibit A    Form of Lease Supplement


                                LEASE AGREEMENT
                (FEDERAL EXPRESS CORPORATION TRUST NO. N583FE)

         LEASE AGREEMENT (FEDERAL EXPRESS CORPORATION TRUST NO. N583FE) dated as of May 1, 1997 (this "Lease") between STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity but solely as Owner Trustee under the Trust Agreement (as defined in Article 1 below) (the "Lessor"), and FEDERAL EXPRESS CORPORATION, a Delaware corporation (the "Lessee").


                             W I T N E S S E T H :

         WHEREAS, all capitalized terms used herein shall have the meanings assigned thereto as provided in Article 1 below;

         WHEREAS, subject to the terms and conditions set forth in the Participation Agreement (as hereinafter defined), the Lessee desires, on the Delivery Date (as hereinafter defined), to sell to and to lease from the Lessor and the Lessor is willing to purchase from and lease to the Lessee the Aircraft (as hereinafter defined) in accordance with the terms and conditions set forth in this Lease.

         NOW, THEREFORE, in consideration of the mutual promises herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged by the parties, the Lessor and the Lessee agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS

         Unless the context otherwise requires, the capitalized terms herein shall have the meanings given in Schedule I hereto, for all purposes of this Lease and shall be equally applicable to both the singular and the plural forms of the terms defined.


                                   ARTICLE 2

                          ACCEPTANCE UNDER THE LEASE

         Section 2.01. Sale and Lease of Aircraft; Term. The Lessor, subject to satisfaction or waiver of the conditions set forth in this Lease and in the Participation Agreement, hereby agrees to purchase the Aircraft from the Lessee, and the Lessee agrees to sell the Aircraft to the Lessor on the Delivery Date and agrees immediately thereafter to lease the Aircraft to the Lessee pursuant to this Lease, and the Lessee hereby agrees to lease the Aircraft from the Lessor, such lease to be evidenced by the execution by the Lessor and the Lessee of a Lease Supplement leasing the Aircraft hereunder. Such lease shall last for the Term, at all times during which full legal title to the Aircraft shall remain vested with the Lessor to the exclusion of the Lessee, notwithstanding the possession and use thereof by the Lessee or any other Person. The Lessee agrees that the Lessor will authorize one or more employees of the Lessee, designated by the Lessee in writing, as the authorized representative or representatives of the Lessor to accept delivery of the Aircraft pursuant to the sale of the Aircraft described in the Participation Agreement. The Lessee hereby agrees that in the event delivery of the Aircraft shall be accepted by an employee or employees of the Lessee pursuant to such authorization by the Lessor, such acceptance of delivery by such employee or employees on behalf of the Lessor shall, without further act, irrevocably constitute acceptance by the Lessee of the Aircraft for all purposes of this Lease.


                                   ARTICLE 3

                           RENT AND RENT ADJUSTMENT

         Section 3.01.  [Reserved].

         Section 3.02. Basic Rent. The Lessee agrees to pay to the Lessor in immediately available funds, on each Rent Payment Date, Basic Rent for the Aircraft for the Basic Term, each payment being set forth on Schedule II hereto opposite the applicable Rent Payment Date, subject to increase or decrease as provided in Section 3.04 of this Lease. Each payment of Basic Rent shall be made in arrears or in advance, all as stated in Schedule II hereto. Each payment of Basic Rent designated as advance rent shall be allocated over the period beginning on the Rent Payment Date on which such advance rent payment is scheduled to be made and ending on the next Rent Payment Date, and each installment of Basic Rent that is designated as payable in arrears shall be accrued over the period beginning on the previous Rent Payment Date and ending on the Rent Payment Date on which such arrears payment is scheduled to be made.

         Section 3.03. Supplemental Rent. The Lessee agrees to pay or cause to be paid to the Lessor, or to whomever shall be entitled to it, any and all Supplemental Rent promptly as the same shall become due. If the Lessee fails to pay any Supplemental Rent when due, the Lessor shall have all rights, powers and remedies provided for in this Lease or in any other Operative Agreement, or by law or equity or otherwise in the case of nonpayment of Basic Rent. The Lessee will also pay to the Person entitled thereto, on demand, as Supplemental Rent, to the extent permitted by applicable law, an amount equal to interest at the Past Due Rate on any part of any installment of Basic Rent not paid when due, for any period until the same shall be paid and on any payment of Supplemental Rent not paid when due, for the period until the same shall be paid. In addition, the Lessee will pay to the Lessor, as Supplemental Rent, in the case of any prepayment of the Certificates pursuant to Section
6.02 of the Indenture (other than in connection with any prepayment or purchase of the Certificates pursuant to clause (ii) of the first sentence of
Section 8.02(a) of the Indenture), an amount equal to the aggregate amount of any Make-Whole Premium payable on such prepayment or purchase. The expiration or other termination of the Lessee's obligation to pay Basic Rent shall not limit or otherwise modify the obligations of the Lessee with respect to the payment of Supplemental Rent.

         Section 3.04. Adjustments to Basic Rent, Stipulated Loss Value, Termination Value and EBO Price. Pursuant to and subject to the conditions contained in Section 2.03 of the Participation Agreement, the percentages for Basic Rent referred to in Schedule II hereto and the percentages for Stipulated Loss Value and Termination Value in Schedule III and Schedule IV hereto, respectively, and the EBO Price shall be adjusted (upward or downward).

         Section 3.05. Minimum Basic Rent. Notwithstanding any other provisions of the Operative Agreements to the contrary, each installment of Basic Rent due on each Rent Payment Date and not constituting an Excepted Payment shall be, under any and all circumstances, an amount at least sufficient to pay in full any installment of principal of and interest on the Certificates required to be paid pursuant to the Certificates (other than amounts becoming due on account of the exercise of remedies pursuant to
Article 17 hereof) on such Rent Payment Date.

         Section 3.06. Payment to Indenture Trustee. All Rent payable by the Lessee to the Lessor shall be paid to the Lessor c/o State Street Bank and Trust Company, Two International Place, 4th Floor, Boston, Massachusetts 02110,
Attention: Corporate Trust Department, or as the Lessor may otherwise direct, by wire transfer of immediately available funds in U.S. Dollars with sufficient information to identify sources and applications of such funds no later than 10:30 a.m., New York time on the due date of such payment;
provided, however, that so long as the Lien of the Indenture shall not have been discharged the Lessor hereby directs, and the Lessee agrees, that all Rent (other than Excepted Payments, which shall be paid by the Lessee directly to the Person entitled thereto) shall be paid directly to the Indenture
Trustee at its principal office at 79 South Main Street, Salt Lake City, Utah 84111, Attention: Corporate Trust Department, or as the Indenture Trustee may otherwise direct by wire transfer of immediately available funds in U.S. Dollars no later than 10:30 a.m., New York time, on the due date of such payment. In any case where a scheduled Rent Payment Date shall not be a Business Day such Rent Payment Date shall be adjourned to the next succeeding Business Day without interest thereon for the period of such extension (provided that payment is made on such next succeeding Business Day).

         Section 3.07. Costs and Expenses. As between the Lessor and the Lessee, all obligations under this Lease shall be done, performed and complied with at the Lessee's cost and expense, whether or not so expressed, unless otherwise expressly stated to the contrary.


                                   ARTICLE 4

                     RENEWAL OPTIONS AND PURCHASE OPTIONS

         Section 4.01. Renewal Options. (a) Election to Renew. The Lessee shall provide the Lessor with irrevocable written notice (each a "Preliminary Notice") not more than 360 and not less than 180 days prior to the end of the Basic Term or any Renewal Term, whether it will exercise its options either to renew this Lease pursuant to this Section 4.01 or to purchase the Aircraft pursuant to Section 4.02(a)(B) or (C) hereof, as applicable.

         Provided that (i) no Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing at the time of renewal, (ii) this Lease has not otherwise expired or terminated, and (iii) the Lessee shall have timely delivered the respective Preliminary Notice, the Lessee may, by irrevocable written notice delivered to the Lessor not less than 60 days prior to the end of the Basic Term or any prior Renewal Term, extend the Term for a Fixed Renewal Term of one (1) or two (2) years commencing on the expiration of the Basic Term. If the Lessee elects to extend the Term for a Fixed Renewal Term of one (1) year as described in the preceding sentence and so elects upon 60 days' written notice to the Lessor prior to the end of such one-year Fixed Renewal Term, the Lessee may elect to extend the Term for a further Fixed Renewal Term of one year, provided that the conditions of clauses (i), (ii) and (iii) of the preceding sentence are met. The Lessee shall pay the Fixed Renewal Rent during any Fixed Renewal Term.

         In addition, provided that (i) no Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing at the time of renewal, (ii) this Lease has not otherwise expired or terminated, and (iii) the Lessee shall have timely delivered the respective Preliminary Notice, the Lessee may by irrevocable written notice delivered to the Lessor not less than 60 days prior to the end of the Basic Term or any Fixed Renewal Term, elect to extend the Term for a Fair Market Renewal Term of one (1) or two (2) years.
If the Lessee elects to extend the Term for a Fair Market Renewal Term of one
(1) year as described in the preceding sentence, the Lessee may by irrevocable written notice delivered to the Lessor not less than 60 days prior to the end of such one-year Fair Market Renewal Term, elect to extend the Term for a further Fair Market Renewal Term of one (1) year, provided that the conditions of clauses (i), (ii) and (iii) of the preceding sentence are met. The Lessee shall pay the Fair Market Rental during any Fair Market Renewal Term.

         (b) Terms and Conditions. Any such renewal shall be on the same terms and conditions as provided herein, except that (i) rent for the Aircraft due during any Renewal Term shall be payable semi-annually in arrears on the dates corresponding to the Rent Payment Dates during such Renewal Term, and
(ii) during any Renewal Term, the Stipulated Loss Value for the Aircraft shall, as of any Stipulated Loss Value Determination Date during the Renewal Term, be equal to the greater of the Stipulated Loss Value on the last day of the Basic Term and the Fair Market Value of the Aircraft as of the commencement of such Renewal Term.

         Section 4.02.  Purchase Options.  (a)  Election to Purchase.
Provided that (i) this Lease has not otherwise expired or terminated, (ii) the Lessee shall have previously given the Preliminary Notice under Section 4.01(a) hereof in the case of paragraph (B) or (C) below or the applicable notice for each other paragraph below, as the case may be, and (iii) if the Lessee shall have elected to assume the Certificates in accordance with
Section 7.11 of the Participation Agreement, no Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing on the applicable Termination Date, the Lessee may:

         (A) by written notice delivered to the Lessor, the Indenture Trustee and the Owner Participant, not more than 360 days and not less than 60 days prior to the applicable Termination Date, elect to terminate the Lease and purchase the Aircraft on the Rent Payment Date falling on either January 15, 2012 or January 15, 2017, for, at the Lessee's option, either (1) an amount in immediately available funds equal to the greater of the Fair Market Value and the Termination Value on the applicable Termination Date or (2)(i) the assumption by the Lessee, pursuant to Section 7.11 of the Participation Agreement, of all of the obligations of the Lessor under the Indenture, the Certificates and Section 7.04 of the Participation Agreement and under the other Operative Agreements and (ii) the payment to the Lessor of an amount in immediately available funds equal to the excess of (A) the greater of (I) the Termination Value for the Aircraft, computed as of the applicable Termination Date and (II) the Fair Market Value of the Aircraft on the Termination Date, over (B) the unpaid principal of the Certificates plus accrued interest as of such Termination Date. Such notice (which shall be revocable by the Lessee upon written notice no later than the Business Day prior to the date 15 days prior to the applicable Rent Payment
   Date) shall either direct the Lessor to prepay the Certificates in full on such Termination Date pursuant to Section 6.02 of the Indenture or state that the Lessee shall exercise its option to assume the Certificates pursuant to Section 7.11 of the Participation Agreement and Section 2.12 of the Indenture; or

         (B) by irrevocable written notice delivered to the Lessor and the Owner Participant not less than 90 days prior to the end of the Basic Term, elect to purchase the Aircraft on the last day of the Basic Term for an amount equal to the Fair Market Value thereof on such day; or

         (C) by irrevocable written notice delivered to the Lessor and the Owner Participant not less than 90 days prior to the end of any Renewal Term, elect to purchase the Aircraft on the first day following such Renewal Term at a price equal to the Fair Market Value of the Aircraft on such day; provided, however, that the Lessee shall have paid all Rent due and payable under this Lease on or prior to the expiration of any such Renewal Term; or

         (D) exercise the purchase option in this Section 4.02(a)(D) which is more particularly described in Schedule V hereto by reference to this
   Section 4.02(a)(D) and which shall be an option to purchase for an amount not less than the greater of the amount specified in Schedule V hereto and the Fair Market Value of the Aircraft at the time of exercise of the purchase option under this Section 4.02(a)(D); or

         (E) exercise the purchase option in this Section 4.02(a)(E) which is more particularly described in Schedule V hereto by reference to this
   Section 4.02(a)(E) and which shall be an option to purchase for an amount not less than the greater of the amount specified in Schedule V hereto and the Fair Market Value of the Aircraft at the time of exercise of the purchase option under this Section 4.02(a)(E); or

         (F) elect to purchase the Aircraft on January 15, 2014 (the "EBO Date") for an amount specified therefor in the Ancillary Agreement I (the "EBO Price") and which is not less than the estimate set forth in the Appraisal of the Fair Market Value of the Aircraft at the time of exercise of the purchase option under this Section 4.02(a)(F).

         The Lessee shall give the Lessor, the Owner Participant and the Indenture Trustee not more than 120 days' and not less than 60 days' prior written notice of its election to purchase pursuant to Section 4.02(a)(D), 4.02(a)(E) or 4.02(a)(F) hereof. Such notice shall be revocable by the Lessee upon written notice no later than the Business Day prior to the date 15 days prior to the applicable Rent Payment Date and such notice shall either direct the Lessor to prepay the Certificates in full on such Termination Date pursuant to Section 6.02 of the Indenture or state that the Lessee shall exercise its option to assume the Certificates pursuant to Section 7.11 of the Participation Agreement and Section 2.12 of the Indenture. In the event that the Lessee shall have given notice to purchase the Aircraft under Section 4.02(a)(A), 4.02(a)(D), 4.02(a)(E) or 4.02(a)(F) hereof and shall fail to make payment (and, if applicable, assume the Certificates) on the applicable Termination Date, the Lease shall continue and the Lessee shall pay to the Owner Trustee any losses, costs and expenses of the Owner Participant incurred in connection with such failure.

         (b) Terms and Conditions. If the Lessee elects to purchase the Aircraft pursuant to Section 4.02(a) hereof, the Lessee shall pay to the Lessor on the applicable Termination Date by wire transfer of immediately available funds any Basic Rent payable on such Termination Date (if payable in arrears but not if in advance), the applicable purchase price together with any amounts past due hereunder and all other Supplemental Rent then due under this Lease including, without limitation, the aggregate amount of any Make-Whole Premium applicable to any Certificate (if such purchase occurs prior to the Premium Termination Date for such Certificate) and amounts due under the Participation Agreement and the Tax Indemnity Agreement, whereupon (and upon discharge of the Lien of the Indenture in accordance with Section
14.01 thereof), the Lessor will transfer to the Lessee, without recourse or warranty (except as to the absence of Lessor's Liens (it being understood that, in connection with such transfer, the Owner Participant shall be responsible for removal of Lessor's Liens attributable to it, SSB shall be responsible for removal of Lessor's Liens attributable to it and the Owner Trustee shall be responsible for removal of Lessor's Liens attributable to the Owner Trustee, all in accordance with Section 7.03(b) or 7.04(b) as the case may be, of the Participation Agreement)), all of the Lessor's right, title and interest in and to the Aircraft on an "as-is, where is" basis. In connection with such transfer, the Lessee shall prepare and the Lessor shall execute or arrange for the execution of a bill of sale evidencing such transfer and such other documents as the Lessee may reasonably require. In connection with any termination or proposed termination of this Lease, the Lessee shall pay at the time of the applicable Termination Date, all related reasonable costs and expenses of the Owner Participant, the Lessor and the Indenture Trustee.

         Section 4.03. Appraisal Procedures. (a) Generally. Whenever Fair Market Rental or Fair Market Value is required to be determined under this Lease (unless otherwise provided herein), it shall be determined by the mutual agreement of the Lessor and the Lessee in accordance with the definitions of such terms in Schedule I hereto. If the Lessee and the Lessor cannot agree within twenty (20) days after the Lessee's notice of election to purchase the Aircraft or notice to extend the Term, as the case may be, such amount shall be determined by independent appraisal conducted by appraisers selected pursuant to Section 4.03(b) hereof. At any time prior to final determination of such amount pursuant to Section 4.03(b) hereof, the Lessee and the Lessor shall be entitled to submit to the appraisers (and shall submit to each other any bids submitted to the appraisers) any bids from unrelated third parties, and such bids shall be accorded the weight such appraisers deem appropriate. The Lessor and the Lessee shall each have an opportunity to comment on any such bids after receiving a copy thereof.

         (b) Selection. If an independent appraisal is required pursuant to this Lease, the Lessor and the Lessee shall consult for the purpose of appointing a mutually acceptable, qualified aircraft appraiser. If they are unable to agree on a single appraiser within ten (10) Business Days, then the independent appraisal shall be arrived at by mutual agreement of two nationally recognized, independent aircraft appraisers, one chosen by the Lessor and one chosen by the Lessee, or, if such appraisers cannot agree on the amount of such appraisal, their appraisals shall be treated in the manner described in Section 4.03(c) hereof with an appraisal arrived at by a third nationally recognized, independent aircraft appraiser chosen by the mutual consent of such two appraisers; provided, however, that if either party shall fail to appoint an appraiser within fifteen (15) Business Days after a written request to do so by the other party, or if such two appraisers cannot agree on the amount of such appraisal and fail to appoint a third appraiser within twenty (20) Business Days after the date of the appointment of the second of such appraisers, then either party may initiate an arbitration proceeding with the American Arbitration Association for purposes of appointing a nationally recognized, independent aircraft appraiser.

         (c) Valuation. If one appraiser is chosen, the value determined by such appraiser shall be final and binding upon the Lessor and the Lessee. If two appraisers are chosen, one appraiser by the Lessor and one by the Lessee, and such appraisers agree on the value, such value shall be final and binding upon the Lessor and the Lessee. If three appraisers shall be appointed and the difference between the determination which is farther from the middle determination is more than 125% of the difference between the middle determination and the third determination, then such further determination shall be excluded, the remaining two determinations shall be averaged, and such average shall be final and binding upon the Lessor and the Lessee. Otherwise, the average of all three determinations shall be final and binding upon the Lessor and the Lessee.

         (d) Rules of Appraisal. Any appraisal pursuant to this Section 4.03 shall be conducted in accordance with the commercial rules of the American Arbitration Association as then in effect, as modified by this Section 4.03 and the definitions of Fair Market Value and Fair Market Rental. All expenses of any independent appraisal shall be borne by the Lessee, except that, so long as no Event of Default shall have occurred and be continuing, each of the Lessee and the Owner Participant (in the case of the Lessor) shall bear any fees, costs and expenses of its respective attorneys in connection with such appraisal, except in the case of a revocation by the Lessee of its election to terminate the Lease pursuant to Section 4.02 or Article 10 hereof, in which case the Lessee shall pay all such fees, costs and expenses.


                                   ARTICLE 5

                        REPRESENTATIONS AND WARRANTIES

         Section 5.01. Disclaimer of Representations and Warranties. THE LESSEE ACKNOWLEDGES AND AGREES THAT (i) THE AIRFRAME AND EACH ENGINE IS OF A SIZE, DESIGN, AND CAPACITY AND MANUFACTURE SELECTED BY AND ACCEPTABLE TO THE LESSEE, (ii) THE LESSEE IS SATISFIED THAT THE AIRFRAME AND EACH ENGINE IS SUITABLE FOR ITS PURPOSES, (iii) NEITHER OF THE OWNER PARTICIPANT NOR THE LESSOR IS A MANUFACTURER OR A DEALER IN PROPERTY OF SUCH KIND AND (iv) THE AIRFRAME AND EACH ENGINE IS LEASED HEREUNDER SUBJECT TO ALL APPLICABLE LAWS AND GOVERNMENTAL REGULATIONS, NOW IN EFFECT OR HEREAFTER ADOPTED, WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND BY THE LESSOR, THE INDENTURE TRUSTEE, THE OWNER PARTICIPANT OR ANY HOLDER. THE LESSOR LEASES THE AIRFRAME AND EACH ENGINE, AS-IS, WHERE-IS, AND, EXCEPT AS PROVIDED IN THE LAST SENTENCE OF THIS
SECTION 5.01, NEITHER THE LESSOR, THE INDENTURE TRUSTEE, THE OWNER PARTICIPANT NOR ANY HOLDER MAKES, HAS MADE OR SHALL BE DEEMED TO HAVE MADE, AND EACH HAS AND WILL HAVE BEEN DEEMED TO HAVE EXPRESSLY DISCLAIMED, ANY WARRANTY OR REPRESENTATION EITHER EXPRESS OR IMPLIED, AS TO (A) THE TITLE, AIRWORTHINESS, WORKMANSHIP, CONDITION, VALUE, FITNESS FOR ANY PARTICULAR USE OR PURPOSE, DESIGN, OPERATION OR MERCHANTABILITY OF THE AIRFRAME, EACH ENGINE OR ANY PART THEREOF, (B) THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, (C) THE ABSENCE OF ANY INFRINGEMENT OF ANY PATENT, TRADEMARK OR COPYRIGHT, (D) THE ABSENCE OF OBLIGATIONS BASED ON STRICT LIABILITY IN TORT,
(E) THE LESSOR'S TITLE THERETO, (F) THE LESSEE'S OR ANY SUBLESSEE'S RIGHT TO THE QUIET ENJOYMENT THEREOF (EXCEPT AS PROVIDED IN ARTICLE 18 HEREOF) OR (G) ANY OTHER MATTER WHATSOEVER. IT IS AGREED THAT ALL RISKS INCIDENT TO THE MATTERS DISCUSSED IN THE PRECEDING SENTENCE, AS AMONG THE LESSOR, THE INDENTURE TRUSTEE, THE OWNER PARTICIPANT AND THE LESSEE, ARE TO BE BORNE BY THE LESSEE. The provisions of this Section 5.01 have been negotiated by the Lessor and the Lessee and, except as provided in Article 7 of the Participation Agreement, are intended to be a complete exclusion and negation of any representations or warranties of the Lessor, the Indenture Trustee and the Owner Participant, express or implied, with respect to the Airframe and each Engine that may arise pursuant to any law now or hereafter in effect, or otherwise.

         Section 5.02. No Modification of Other Warranties. None of the provisions of this Article 5 or any other provision of this Lease shall be deemed to amend, modify or otherwise affect the representations, warranties or other obligations (express or implied) of the Lessee, the Manufacturer or the Engine Manufacturer or any of their respective subcontractors or suppliers, with respect to the Airframe, the Engines or any Parts incorporated or installed in or attached to the Airframe or Engines, which, in the case of the Manufacturer or the Engine Manufacturer, have been assigned to the Lessor by the Lessee, or to release the Lessee, the Manufacturer or the Engine Manufacturer or any of their respective subcontractors or suppliers from any such representation, warranty or obligation. So long as an Event of Default shall not have occurred and be continuing under this Lease and to the extent permitted under the applicable warranty, patent indemnity, or service-life policy, (i) the Lessor shall assign or otherwise make available to the Lessee such rights as the Lessor may have under any warranty, patent indemnity, or service-life policy made or given by the Manufacturer or the Engine Manufacturer or any of their respective subcontractors or suppliers, and any other claims against the Manufacturer and the Engine Manufacturer or any such subcontractor or supplier with respect to the Aircraft, including all rights to demand, accept and retain all rights in and to property (other than the Aircraft), data and services of any kind which the Manufacturer and the Engine Manufacturer are obligated to provide and do provide pursuant to the Modification Agreement or the GTA with respect to the Aircraft; and (ii) all payments pursuant to any manufacturer's or subcontractor's warranty, patent indemnity, or service-life policy obligation shall be paid to the Lessee and the Lessee shall apply such payments to the cost of repair or correction of any condition of the Aircraft which gave rise to such payments.

         Section 5.03. Certain Agreements of the Lessee. The Lessee agrees with the Lessor for the benefit of the Owner Participant that the Lessee shall perform the agreements, covenants and indemnities of the Lessee set forth in the Participation Agreement to the extent the same are applicable to the Owner Participant, as fully and to the same extent and with the same force and effect as if set forth in full in this Article 5.


                                   ARTICLE 6

                                     LIENS

         Section 6.01. Liens. The Lessee will not directly or indirectly create, incur, assume or suffer to exist, and will promptly, at its own cost and expense, take such action as may be necessary to discharge, any Lien on or with respect to the Lessor's Estate or any part thereof or title thereto or any interest therein except:

         (a) the respective rights of the Lessor and the Lessee as provided in this Lease, the security interest and Lien of the Indenture and the rights of the Owner Participant, the Lessor and the Indenture Trustee under the Trust Agreement, the Indenture and the Participation Agreement;

         (b) the rights of any sublessee or transferee under a sublease or a transfer expressly permitted by the terms of this Lease;

         (c) Lessor's Liens and Indenture Trustee's Liens to the extent required to be discharged by the Owner Participant, the Lessor or the Indenture Trustee, as the case may be, in accordance with Section 7.03(b), 7.04(b) or 7.05(b) of the Participation Agreement;

         (d) Liens for Taxes imposed against the Lessee either not yet due or being contested in good faith by appropriate proceedings so long as such Liens or proceedings do not involve (i) any material risk of the sale, forfeiture or loss of the Lessor's Estate, the Aircraft, the Airframe or any Engine or any interest therein, (ii) any material risk of civil liabilities or (iii) any risk of the assertion of criminal charges against the Lessor, the Owner Participant, the Indenture Trustee or any Holder;

         (e) materialmen's, mechanics', workmen's, repairmen's, employees' or other like Liens arising against the Lessee in the ordinary course of the Lessee's business for amounts the payment of which is either not yet due or is being contested in good faith by appropriate proceedings so long as such Liens or proceedings do not involve any material risk of the sale, forfeiture or loss of the Lessor's Estate, the Aircraft, the Airframe or any Engine or any interest therein; and

         (f) Liens arising from judgments or awards against the Lessee with respect to which (i) at the time an appeal or proceeding for review is being prosecuted in good faith and with respect to which there shall have been secured a stay of execution pending such appeal or proceeding for review and then only for the period of such stay and (ii) there is not, and such proceedings do not involve, any material risk of the sale, forfeiture or loss of the Lessor's Estate, the Aircraft, Airframe or any Engine or any interest therein.


                                   ARTICLE 7

               AIRCRAFT REGISTRATION, MAINTENANCE AND OPERATION

         Section 7.01. Registration, Maintenance and Operation. The Lessee, at its own cost and expense, shall:

         (a) upon payment by the Lessor of the Purchase Price on the Delivery Date, cause the Aircraft to be duly registered in the name of the Lessor as owner, pursuant to the Transportation Code and, subject to the proviso to
   Section 6.03(b) of the Participation Agreement, to remain at all times duly registered pursuant to the Transportation Code and at all times act in accordance with the rules and regulations of the Aeronautics Authority or the applicable laws, rules and regulations of any other jurisdiction in which the Aircraft may then be registered in accordance with Section 6.03(b) of the Participation Agreement;

         (b) maintain, inspect, service, repair, test and overhaul the Aircraft (or cause the same to be done) so as to keep the Aircraft (and any engine which is not an Engine but is installed on the Aircraft) in as good operating condition as when delivered to the Lessor on the Delivery Date, ordinary wear and tear excepted, and in any event (i) in accordance with all applicable laws and regulations and all requirements of the Aeronautics Authority or of the regulatory agency or body of any other jurisdiction in which the Aircraft may then be registered and the Lessee's maintenance program approved by the Aeronautics Authority or such agency or body, (ii) in the same manner and with the same care used by the Lessee with respect to other McDonnell Douglas MD-11F series aircraft and CF6-80C2-D1F series engines (or other engines permitted by the terms of this Lease to be used on the Aircraft) owned, operated or leased by the Lessee, to the extent that the same regulations, and the Lessee's FAA-approved maintenance program shall apply to any such aircraft and related engines, owned or leased by the Lessee, and utilized in similar circumstances, and without discriminating against the Aircraft, with respect to its use, operation or maintenance in contemplation of the expiration or termination of this Lease other than withdrawal of the Aircraft from use and operation as is necessary to prepare the Aircraft for return to the Lessor upon such expiration or termination and (iii) so as to keep the Aircraft in such condition as may be necessary to enable its airworthiness certification to be maintained in good standing at all times under the Transportation Code or any applicable law, rule or regulation of the applicable regulatory agency or body of any other jurisdiction in which the Aircraft may then be registered;

         (c) maintain, or cause to be maintained, all records, logs and other materials in respect of the Aircraft required by the Aeronautics Authority, or the applicable regulatory agency or body of any other jurisdiction in which the Aircraft may then be registered, all such records and logs to be maintained in the English language, to the extent required by the Transportation Code (which records, logs and other materials shall, as between the Lessor and the Lessee and all parties claiming through the Lessee, be the property of the Lessor but shall become the property of the Lessee upon purchase by the Lessee of the Aircraft pursuant to the terms of this Lease or upon the occurrence of an Event of Loss and the Lessee's compliance with Section 11.03 hereof);

         (d) promptly furnish to the Lessor and the Owner Participant such information within the Lessee's possession as may be required to enable the Lessor and the Owner Participant to file any reports to be filed by the Lessor and the Owner Participant with any governmental authority because of the Lessor's ownership of or the Owner Participant's interest in the Aircraft;

         (e) not maintain, service, repair, overhaul, use or operate the Aircraft or any Engine in violation of any airworthiness certificate or registration relating thereto, or in violation of any law or any license, treaty, rule, regulation or order of or by any government or governmental authority having jurisdiction over the Lessee or the Aircraft or any Engine or for any purpose for which the Aircraft or any Engine is not designed; provided, however, that the Lessee (or if a sublease shall then be in effect, the sublessee thereunder) may in good faith contest the validity or application of any such law, license, treaty, rule, regulation or order in any manner that does not adversely affect the Lessor, its right, title or interest in the Aircraft or any Engine or the interests of the Indenture Trustee or the Owner Participant therein, or in any Operative Agreement (excluding any interests indemnified for under the Tax Indemnity Agreement) and such contest or non-compliance will not result in any material risk of loss, forfeiture or damage to the Aircraft or in any risk of criminal liability to the Lessor, the Indenture Trustee or the Owner Participant; and if any such law, license, rule, regulation or order requires alteration of the Aircraft or any Engine, the Lessee will conform the same therewith at its own cost and expense and will maintain the Aircraft or any Engine in compliance with such law, license, rule, regulation or order;

         (f) not operate or locate the Airframe or any Engine, or suffer the Airframe or any Engine to be operated or located in any area excluded from coverage by any insurance policy required by the terms of Article 13 hereof, unless such operation or location is pursuant to the Civil Reserve Air Fleet Program administrated pursuant to Executive Order No. 12056, as amended (the "CRAF Program") or other use of the Aircraft by the Government and (unless in the case of insurance, the Lessee certifies that such insurance is unobtainable after diligent effort or is obtainable only on unduly financially burdensome terms and conditions, which may include unreasonably high rates), the Lessee has obtained, prior to the operation or location of the Airframe or any Engine in such area, indemnification from the Government, or other insurance, against the risks and in the amounts required by, and in compliance with, Article 13 hereof covering such area (and naming the Lessor, or so long as this Lease is assigned to the Indenture Trustee, the Indenture Trustee, as sole loss payee in respect of indemnification or insurance payable in respect of casualties to the Aircraft) or unless the Aircraft is only temporarily located in such area as a result of an isolated occurrence attributable to a hijacking, medical emergency, equipment malfunction, weather conditions, navigational error or other similar unforeseen circumstances and the Lessee is using its good faith efforts to remove the Aircraft from such area; and

         (g) not install or exchange replacement components with excessive wear or exchange components on or of the Aircraft about to be returned to the Lessor for other aircraft or engine components in the Lessee's possession for use on aircraft and engines that will remain in the Lessee's possession after such return in order to discriminate against the Aircraft, with respect to its use, operation or maintenance in contemplation of the expiration or termination of this Lease other than withdrawal of the Aircraft from use and operation as is necessary to prepare the Aircraft for return to the Lessor upon such expiration or termination.

         The Lessee may, at any time during the Term, install an engine or engines on the Airframe and operate the Aircraft with such engine or engines installed thereon and the Lessor shall have no right, title or interest in and to any such engine until such time, if any, that such engine is returned to the Lessor under Section 12.02 hereof.

         Section 7.02. Possession and Permitted Transfer and Sublease. (a) Conditions. The Lessee will not, without the prior written consent of the Lessor, sublease or otherwise in any manner deliver, transfer or relinquish possession of the Aircraft, the Airframe or any Engine or install any Engine, or permit any Engine to be installed, on any airframe other than the Airframe; provided, that, so long as (i)(A) in respect of subparagraph (i) of this
Section 7.02(a), no Event of Default shall have occurred and be continuing on the date the sublease is entered into, (B) in respect of subparagraphs (ii),
(iii) and (iv) of this Section 7.02(a), no Event of Default shall have occurred and be continuing, and (C) in respect of subparagraphs (v), (vi),
(vii) and (viii) of this Section 7.02(a), no Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing, (ii) the Lessee shall comply with the provisions of Article 13 hereof, (iii) the Lien of the Indenture is not impaired thereby, and (iv) all applicable governmental approvals in connection therewith have been obtained, the Lessee may without the prior written consent of the Lessor:

         (i) so long as the sublessee described in clause (A) or (B) below is generally meeting its obligations as they come due and is not subject to a proceeding or final order under applicable bankruptcy, insolvency or reorganization laws on the date the sublease is entered into, (A) sublease the Aircraft or any Engine to a U.S. Air Carrier, (B) sublease the Aircraft to an Air Carrier which is principally based in and domiciled in one of the countries listed on Schedule III of the Participation Agreement, or (C) sublease the Aircraft to any other Air Carrier not described in this Section which shall be reasonably acceptable to the Lessor as evidenced by its prior written consent; provided, that, with respect to clause (B) above, at the time of any such sublease the United States of America maintains normal diplomatic relations with the country in which such Air Carrier is principally based and domiciled. In the case of any sublease
   (w) if the sublessee is a government or governmental body, such sublessee shall have effectively waived its rights to sovereign immunity, (x) such sublease shall include the provisions required by Section 7.02(b) hereof and expressly require the sublessee to operate and maintain the Aircraft in compliance with the applicable provisions of this Lease, (y) such sublease shall provide that such sublessee will not further sublease or transfer possession of, or any other rights to, the subleased Airframe or any Engine to any other Person without the prior written consent of the Lessor (except as permitted by subparagraphs (ii) through (viii) below) and (z) such sublease shall expire not later than 180 days prior to the expiration of the Basic Term or any applicable Renewal Term with respect to which the Lessee has given irrevocable written notice and the Renewal Rent has been determined pursuant to Section 4.01(a) hereof, unless the Lessee shall have given irrevocable written notice of its election to purchase the Aircraft pursuant to Section 4.02 hereof. Prior to any sublease to an Air Carrier permitted under clause (C) of this Section 7.02(a)(i): (I) the Lessee will provide opinions of counsel (such counsel and the form and substance of such opinions to be reasonably satisfactory to the Lessor) with respect to (A) the legality, validity and enforceability of the Operative Agreements and the sublease in such country, (B) that the laws of such country require fair compensation by the government of such country payable in a currency freely convertible into U.S. dollars for the loss of the use of or title to the Aircraft in the event of a requisition of use or title by such government, (C) the Lessor's title to the subleased equipment will be recognized, (D) the required agreement of such foreign air carrier that its rights under the sublease are subject and subordinate to all the terms of this Lease is enforceable against such foreign air carrier under applicable law (subject only to customary exceptions to enforceability), (E) that it is not necessary for the Owner Participant, the Lessor or the Indenture Trustee to register or qualify to do business in such country as a result of the proposed sublease or in order for such Owner Participant, the Lessor or the Indenture Trustee to enforce the terms and conditions of the Operative Agreements, and (F) there is no tort liability of the owner of an aircraft not in possession thereof or of Persons lending money to such an owner for the purchase of an aircraft, under the laws of such jurisdiction other than tort liability which might have been imposed on such owner or Persons under the laws of the United States or any state thereof (it being understood that, in the event that such latter opinion cannot be given in a form satisfactory to the Lessor, such opinion shall be waived if insurance reasonably satisfactory to the Lessor is available to cover such risk to the Owner Participant and is provided at or before the execution of such a sublease, at the Lessee's cost and expense); (II) all necessary governmental approvals required for the subleased equipment, the Airframe or any Engine, as the case may be, to be imported and, to the extent reasonably obtainable, exported from the applicable country of domicile upon repossession of such subleased equipment by the Lessor (and the Lessee as sublessor), shall have been procured at the Lessee's own cost and expense by the Lessee prior to commencement of any such sublease; (III) duties and tariffs, if applicable, shall be paid for by the Lessee; and (IV) the Lessee shall effect or cause to be effected at the Lessee's own cost and expense all recordings and filings that are required to continue the Lessor's right, title and interest to the Aircraft and rights under the Lease (and sublease) and to perfect and maintain the priority of the Lien of the Indenture;

         (ii) subject the Airframe or permit the Airframe to be subjected to normal interchange agreements or subject the Engines or permit any Engine to be subjected to normal interchange or pooling agreements or arrangements, in each case customary in the airline industry, entered into by the Lessee in the ordinary course of its business with a vendor domiciled in the United States or in a country with which the United States maintains normal diplomatic relations or (x) any U.S. Air Carrier or (y) any foreign Air Carrier which is (I) organized in a country listed on
   Schedule III to the Participation Agreement, (II) organized in a country with which the United States then maintains normal diplomatic relations,
   (III) is a party to the Convention on the International Recognition of Rights in Aircraft or (IV) otherwise provides equivalent protection to owners, lessors and mortgagees of aircraft; provided that no transfer of the registration of the Airframe or any Engine shall be effected and that throughout the period that the Airframe or any Engine is subjected to such interchange or pooling agreement or arrangement the terms of this Lease shall be observed; and provided, further, that no such agreement or arrangement contemplates or requires the transfer of title to or registration of the Airframe or any Engine, and if the Lessor's title to any Engine (but in no case the Airframe) shall nonetheless be divested under any such agreement or arrangement, such divestiture shall be deemed to be an Event of Loss with respect to such Engine and the Lessee shall comply with Section 11.04 of this Lease in respect of such Engine;

         (iii) deliver or permit the delivery of possession of the Airframe or any Engine to their respective manufacturers or certified maintenance providers for testing, service, repair, maintenance or overhaul work or for alterations or modifications in or additions to the Airframe or any Engine to the extent required or permitted by the terms of Article 9 hereof;

         (iv) transfer or permit the transfer of possession of the Airframe or any Engine pursuant to a contract or agreement with the Government or pursuant to the CRAF Program or any similar or substitute programs of the Government, so long as the Lessee (or any permitted sublessee or transferee pursuant to this Section) shall promptly notify the Lessor upon such transfer of possession and provide the Indenture Trustee with the name and address of the Contracting Officer or representative of the Military Aircraft Command of the United States Air Force to whom notices must be given in respect of the Aircraft;

         (v) install or permit the installation of an Engine on an airframe which is owned by the Lessee or any permitted sublessee free and clear of all Liens, except (A) Liens of the type permitted under Section 6.01 hereof, (B) Liens which apply only to the engines (other than an Engine), appliances, parts, instruments, appurtenances, accessories, furnishings and other equipment (other than Parts) installed on such airframe and which do not apply to substantially all of such airframe and (C) the rights of an Air Carrier under normal interchange or pooling agreements which are customary in the airline industry and do not contemplate or require the transfer of title to such airframe or the engines installed on it;

         (vi) install or permit the installation of an Engine on an airframe leased to the Lessee or any permitted sublessee or transferee or purchased by the Lessee subject to a conditional sale or other security agreement, provided that (A) such lease, conditional sale or other security agreement does not cover the Engine so installed and the Lessor and the Indenture Trustee shall have received from the lessor, conditional vendor or secured party of such airframe an agreement (which may be the lease or conditional sale or other security agreement covering such airframe), whereby such lessor, conditional vendor or secured party expressly agrees that neither it nor its successors or assigns will acquire or claim any right, title or interest in any Engine by reason of such Engine being installed on such airframe at any time, and (B) such airframe is and remains free and clear of all Liens except the rights of the parties to the lease or conditional sale or other security agreement covering such airframe and Liens of the type permitted by subparagraph (v) of this Section 7.02(a);

         (vii) install or permit the installation of an Engine on an airframe owned by the Lessee, leased to the Lessee or purchased by the Lessee subject to a conditional sale or other security agreement under circumstances where neither subparagraph (v) nor subparagraph (vi) of this
   Section 7.02(a) is applicable, provided that such installation shall be deemed an Event of Loss with respect to such Engine and the Lessee shall comply with Section 11.04 hereof in respect of such Engine, the Lessor not intending to waive any right, title or interest it may have to or in such Engine under applicable law until compliance by the Lessee with such
   Section 11.04; and

         (viii) enter into a wet lease under which the Lessee has effective control of the Aircraft in the ordinary course of the Lessee's business which shall not be considered a transfer of possession hereunder, provided that the Lessee's obligations under this Lease shall continue in full force and effect notwithstanding any such wet lease.

         (b) Rights of Transferee. Notwithstanding the provisions of Section 7.02(a) hereof, the rights of any transferee who takes possession of the Aircraft, the Airframe or any Engine by reason of a transfer permitted by
Section 7.02(a) hereof shall be subject and subordinate to, and any sublease or wet lease permitted by Section 7.02(a) hereof shall be made expressly subject and subordinate to, all the terms of this Lease, including, without limitation, the Lessor's right to repossession pursuant to Article 17 hereof and to avoid such sublease upon such repossession, and the Lessee shall remain primarily liable for the performance of all the terms of this Lease to the same extent as if such sublease or transfer had not occurred and all the other Operative Agreements shall remain in effect. Any such sublease shall include appropriate provisions for the maintenance, inspection (as required by Section
14.01 hereof), operation, use and insurance of the Aircraft, the Airframe and each Engine in accordance with the provisions of this Lease and shall provide assurances reasonably satisfactory to the Lessor that the sublessee shall not further sublease any of such equipment. The Lessee shall give the Lessor, the Owner Participant and the Indenture Trustee at least 15 days' prior written notice of any sublease of the Airframe before the execution and delivery thereof. The Lessee shall promptly provide the Lessor, the Owner Participant and the Indenture Trustee a copy of any sublease having a term of six months or more, and, in the case of any other sublease, promptly after a request therefor from any such Person.

         (c) No Release of Lessee/Costs of Subleasing. No sublease, interchange or pooling agreement or other relinquishment of possession permitted under this Article 7 of any of the Aircraft, the Airframe or any Engine shall in any way discharge or diminish any of the Lessee's obligations to the Lessor, the Indenture Trustee or the Owner Participant under this Lease, the Participation Agreement or the Tax Indemnity Agreement or constitute a waiver of any of the Lessor's rights and remedies hereunder or thereunder or extend beyond the end of the Term. Subject to the terms and conditions of this Lease, the Lessee will retain the right to cure any default by any sublessee permitted pursuant to this Section 7.02 and to terminate such sublease upon such default. The Lessee shall pay all costs of the Owner Participant, the Indenture Trustee and the Lessor incurred in connection with any subleasing or proposed subleasing.

         Section 7.03. Insignia. (a) Nameplate. On or prior to the Delivery Date or as soon thereafter as possible, the Lessee agrees to affix to and maintain in the cockpit of the Airframe, in a clearly visible location, and on each Engine, a clearly visible metal nameplate bearing the inscription "STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, AS OWNER TRUSTEE, OWNER AND LESSOR," and, so long as such Airframe or Engines shall be subject to the Lien of the Indenture, the additional inscription "FIRST SECURITY BANK, NATIONAL ASSOCIATION, AS INDENTURE TRUSTEE, MORTGAGEE" (such nameplate to be replaced, if necessary, from time to time, with a nameplate reflecting the name of any successor Lessor or successor Indenture Trustee, in each case as permitted by the Operative Agreements).

         (b) Lessee's Marks. Except as provided in clause (a) above, the Lessee will not allow the name of any Person to be placed on the Airframe or on any Engine as a designation that might be interpreted as a claim of ownership; provided, that during the Term, the Lessee may cause the Aircraft to be lettered "Federal Express Corporation" or may letter, paint or mark it in some other appropriate manner for convenience of identification of the Lessee's interest or the interest of any permitted sublessee (including but not limited to the Lessee's or any permitted sublessee's customary colors and insignia) and to bear insignia plates or other markings identifying the supplier or manufacturer of the Airframe or the Engines or any Parts of either.

         Section 7.04. Change of U.S. Registration Number. The Lessee shall, at its own cost and expense, coordinate with the necessary parties and file instruments with the Aeronautics Authority for the sole purpose of changing the U.S. registration number of the Aircraft to a registration number reserved by the Lessee.


                                   ARTICLE 8

                       REPLACEMENT AND POOLING OF PARTS

         Section 8.01. Replacement of Parts. (a) Generally. The Lessee, at its own cost and expense, will replace or cause to be replaced as promptly as practicable all Parts which may from time to time be incorporated or installed in or attached to the Airframe or any Engine and which may from time to time become worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use for any reason, except as otherwise provided in Section 9.01 or 9.02 hereof. In addition, the Lessee may, at its own cost and expense, remove or cause to be removed in the ordinary course of maintenance, service, repair, overhaul or testing, any Parts, whether or not worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use, provided that the Lessee, except as otherwise provided in Sections 9.01 or 9.02 hereof, will, at its own cost and expense, replace such Parts as promptly as practicable. All replacement parts shall be free and clear of Liens (except for pooling arrangements to the extent permitted by Section 8.02 hereof and Liens permitted under Section 6.01 hereof, other than clauses (d) and (f) thereof) and shall be in at least as good operating condition as, and shall have a value and utility at least equal to, the Parts replaced, and in any event not less than the condition and repair required to be maintained by the provisions of this Lease.

         (b) Title. All Parts at any time removed from the Airframe or any Engine shall remain the property of the Lessor until such Parts shall be replaced by parts which have been incorporated or installed in or attached to the Airframe or such Engine and which meet the requirements for replacement parts specified in Section 8.01(a) hereof. Immediately upon any replacement part (other than, to the extent permitted by Section 8.02 hereof, a replacement part subject to a pooling arrangement) becoming incorporated or installed in or attached to the Airframe or any Engine, and without further act:

         (i) title to the replaced Part shall vest in the Lessee, free and clear of all rights of the Lessor, and such replaced Part shall no longer be deemed a Part under this Lease;

         (ii) title to such replacement part shall vest in the Lessor free and clear of all Liens except for Liens permitted by Section 6.01 hereof (other than clauses (d) and (f) thereof) and shall thereupon be and become a Part; and

         (iii) such replacement part shall become subject to this Lease and to the Lien of the Indenture, and shall be deemed part of the Airframe or such Engine for all purposes to the same extent as the Parts originally incorporated or installed in or attached to the Airframe or such Engine.

         Section 8.02. Pooling of Parts. Any Part removed from the Airframe or any Engine as permitted in Section 8.01(a) hereof may be subjected by the Lessee to any normal pooling arrangement customary in the U.S. airline industry and entered into with vendors and other Air Carriers in the ordinary course of the Lessee's business, provided that the part replacing such removed Part shall be incorporated or installed in or attached to the Airframe or such Engine in accordance with Section 8 hereof, as promptly as practicable after the removal of such removed Part. In addition, any replacement part when incorporated or installed in or attached to the Airframe or any Engine in accordance with Section 8.01(a) hereof may be owned by another Air Carrier subject to such normal pooling arrangement, provided that the Lessee, at its own cost and expense and as promptly as possible, either:

         (a) causes title to such replacement part to vest in the Lessor in accordance with Section 8.01(b) hereof by the Lessee acquiring title to such replacement part for the benefit of, and transferring such title to, the Lessor free and clear of all Liens (other than Liens permitted under Section 6.01 hereof (other than clauses (d) and (f) thereof)); or

         (b) replaces such replacement part by incorporating or installing in or attaching to the Airframe or such Engine a further replacement part owned by the Lessee free and clear of all Liens (other than Liens permitted under Section 6.01 hereof (other than clauses (d) and (f) thereof)) and by causing title to such further replacement part to vest in the Lessor in accordance with Section 8.01(b) hereof.

         All such replacement parts and further replacement parts shall meet the standards set forth in the last sentence of Section 8.01(a) hereof.


                                   ARTICLE 9

                   ALTERATIONS, MODIFICATIONS AND ADDITIONS

         Section 9.01. Required Alterations and Modifications. The Lessee, at its own cost and expense, shall make or cause to be made such alterations and modifications in and additions to the Airframe and each Engine as may be required from time to time to comply with all applicable laws and to meet the applicable requirements of the Aeronautics Authority or any other governmental authority with jurisdiction over the Lessee's operations and aircraft; provided, however, that the Lessee may in good faith contest the validity or application of any such requirements in any reasonable manner that does not involve any risk of liabilities or civil or criminal penalties being imposed on or against the Indenture Trustee, the Owner Participant or the Lessor, that does not involve any material risk of loss, forfeiture or sale of the Aircraft or any Engine and that does not adversely affect the Lessor, its title or interest in the Aircraft or any Engine, the first and prior perfected Lien and security interest of the Indenture, or the interests of the Indenture Trustee or the Owner Participant in the Airframe or any Engine, or in any Operative Agreement (excluding any interests indemnified for under the Tax Indemnity Agreement). All such alterations, modifications or additions shall be made on or before the date mandated therefor, taking into account authorized postponements resulting from a contest or otherwise and shall be made at such time and in such a manner so as not to discriminate against the Aircraft whether by reason of its leased status or otherwise. Title to all alterations, modifications and additions made pursuant to this Section 9.01 shall without further act vest in the Lessor and become subject to this Lease.

         Section 9.02. Other Alterations and Modifications. (a) Generally. The Lessee, at its own cost and expense, may from time to time make such alterations and modifications in and additions to the Airframe or any Engine as the Lessee may deem desirable in the proper conduct of its business, including, without limitation, removal (without replacement) of Obsolete Parts, provided that the aggregate original cost of all Obsolete Parts so removed and not replaced shall not exceed $500,000, provided further that no such alteration, modification, addition or removal, individually or in the aggregate, shall create any adverse tax consequences for the Owner Participant not otherwise indemnified for, diminish the value, remaining useful life, or utility of the Airframe or the value and utility of any Engine or impair its condition or airworthiness below its value, remaining useful life, utility, condition and airworthiness immediately prior to such alteration, modification, addition or removal, assuming that the Airframe or such Engine was then in the condition and state of airworthiness required to be maintained by the terms of this Lease, or cause the Airframe or any Engine to become "limited use property" within the meaning of Revenue Procedure 76-30, 1976-2 C.B. 647, except that the value (but not the remaining useful life, utility, condition or airworthiness) of the Aircraft may be reduced by the value, if any, of any such Obsolete Parts which shall have been removed and not replaced, to the extent permitted above, and provided further that the Aircraft may not be converted, in whole or in part, to a passenger configuration.

         (b) Title to Installed Parts. Title to each part incorporated or installed in or attached or added to the Airframe or any Engine as the result of any alteration, modification, removal or addition made pursuant to Section
9.01 or 9.02(a) hereof shall without further act vest in the Lessor and become subject to this Lease; provided, however, that the Lessee may remove any such Part (without replacing such Part) at any time during the Term if:

         (i) such Part is in addition to, and not in replacement of or substitution for, any Part originally incorporated or installed in or attached or added to the Airframe or such Engine on the Delivery Date or any Part in replacement of, or substitution for, any such Part;

         (ii) such Part is not required to be incorporated or installed in or attached or added to the Airframe or such Engine pursuant to the terms of
   Article 7 hereof or the first sentence of Section 9.01 hereof;

         (iii) such Part can be removed from the Airframe or such Engine without (A) causing material damage to the Airframe or such Engine (it being understood that the Lessee shall repair any damage caused by a permitted removal) or diminishing or impairing the value, utility, remaining useful life, condition or airworthiness required to be maintained by the terms of this Lease or (B) diminishing the value, utility or remaining useful life which the Airframe or such Engine would have had at such time had such alteration, modification, removal or addition not occurred, assuming the Airframe or such Engine was then in the condition required to be maintained by the terms of this Lease; and

         (iv) the cost of such Part was not paid by the Lessor.

         (c) Title to Removed Parts. Upon the removal by the Lessee of any such Part as provided in subsection (b) above, title thereto shall, without further act, vest in the Lessee and such Part shall no longer be deemed a Part. Any Part not removed by the Lessee as above provided prior to the return of the Aircraft to the Lessor hereunder shall remain the property of the Lessor and subject to this Lease.


                                  ARTICLE 10

                             VOLUNTARY TERMINATION

         Section 10.01.  Right of Termination Upon Obsolescence or Surplus.
(a) Option to Terminate. So long as no Event of Default shall have occurred and be continuing, the Lessee shall have the right, at its option, on any Termination Date, on at least 120 days' prior written notice (which notice shall state the proposed Termination Date (the "Proposed Termination Date")) to the Lessor and the Owner Participant, to terminate this Lease as of a Termination Date if the Aircraft shall have become obsolete or surplus to the operations of the Lessee; provided that the Lessee shall have furnished to the Lessor, the Indenture Trustee and the Owner Participant a certificate of the Lessee's Assistant Treasurer or more senior financial officer stating the determination of the Lessee that the Aircraft is obsolete or surplus to its needs. Unless the Lessor has elected to retain the Aircraft as herein provided, the Lessee shall have the right to revoke its notice of termination no later than the Business Day prior to the date 15 days prior to the Proposed Termination Date whereupon this Lease shall continue in full force and effect provided however, the Lessee may not give more than two (2) additional termination notices pursuant to this Section 10.01.

         (b) Sale Procedure. During the period from the giving of notice pursuant to Section 10.01(a) hereof until the Proposed Termination Date, the Lessee, as non-exclusive agent for the Lessor, at the Lessee's expense, shall use its reasonable efforts to obtain bids for the cash purchase on the Proposed Termination Date (or such earlier date of sale as shall be consented to in writing by the Lessor) of the Aircraft. On the Proposed Termination Date (or such earlier date of sale), the Engines shall be installed on the Airframe (provided that the Airframe may be sold with engines meeting the requirements set forth herein for Replacement Engines in lieu of the Engines so long as the aggregate number of Engines and Replacement Engines being sold with the Airframe equals three). The Lessor may, if it desires to do so, seek to obtain such bids. The Owner Participant may inspect any bids received by the Lessee with respect to the Aircraft and may submit a bid for the Aircraft. The Lessee will provide the Lessor with copies of bids received by the Lessee promptly upon the Lessee's receipt thereof. No bid may be submitted by the Lessee or any Person affiliated with the Lessee (or with whom or which there is any arrangement or understanding as to the subsequent use of the Aircraft by the Lessee or any of its Affiliates) or any agent or Person acting on behalf of the Lessee. The Lessee may reject any bid which is less than the applicable Termination Value, the aggregate amount of any Make-Whole Premium and all other expenses incurred by the Lessor, the Owner Participant and the Indenture Trustee in connection with the sale. Subject to the provisions of
Section 10.02 hereof, on the Proposed Termination Date or such earlier date of sale as shall be consented to in writing by the Lessor, the Lessee shall deliver the Airframe which shall have the Engines installed on it (provided that the Airframe may be delivered with installed engines meeting the requirements set forth herein for Replacement Engines in lieu of the Engines so long as the aggregate number of Engines and Replacement Engines being delivered with the Airframe equals three and the Lessee shall comply with the provisions of Section 11.04 hereof as if an Event of Loss occurred with regard to the Engines) to the bidder which shall have submitted the highest cash bid (whether certified to the Lessor by the Lessee or directly received by the Lessor and certified to the Lessee) in the same manner and condition as if delivery were made to the Lessor pursuant to Article 12 hereof at a location specified by such bidder, and shall duly transfer to the Lessor title to any such engines not owned by the Lessor, and the Lessor shall, upon payment to the Lessor in full of the bid price and all amounts due and owing pursuant to
Section 10.01(c) hereof by wire transfer of immediately available funds and upon discharge of the Lien of the Indenture in accordance with Article 7 thereof, sell the Airframe and Engines or engines to such bidder without recourse or warranty (except as to the absence of Lessor's Liens (it being understood that, in connection with such transfer, the Owner Participant shall be responsible for removal of Lessor's Liens attributable to it, SSB shall be responsible for removal of Lessor's Liens attributable to it and the Owner Trustee shall be responsible for removal of Lessor's Liens attributable to the Owner Trustee, all in accordance with Section 7.03(b) or 7.04(b) as the case may be, of the Participation Agreement)).

         (c) Payments to the Lessor. The total selling price realized at a sale pursuant to Section 10.01(b) hereof net of all expenses of the sale (including commissions and any sales or transfer taxes) (the "Net Sales Price") shall be retained by the Lessor (or the Indenture Trustee as long as the Indenture is in force) and, in addition, on or before the Proposed Termination Date (or any earlier date of sale), the Lessee shall pay to the Lessor (or the Indenture Trustee as long as the Indenture is in force), by wire transfer of immediately available funds, the sum of:

         (1) the excess, if any, of the Termination Value for the Aircraft computed as of the Proposed Termination Date (whether or not the date of sale is on or prior to such Termination Date) over the Net Sales Price; plus

         (2) the installment of Basic Rent due with respect to the Aircraft on the Proposed Termination Date if payable in arrears but not if payable in advance (whether or not the date of sale is on or prior to such Proposed Termination Date); plus

         (3) all other amounts then due and payable by the Lessee (including, without limitation, the aggregate amount of any Make-Whole Premium, if the Proposed Termination Date occurs prior to the applicable Premium Termination
   Date) under this Lease or any other Operative Agreement.

         (d) Transfer of Uninstalled Engines. Upon payment of the amounts described in Section 10.01(c) hereof and upon transfer to the Lessor of title to engines which have been returned in lieu of Engines as provided in Section 10.01(b) hereof, the Lessor will transfer to the Lessee, without recourse or warranty (except as to the absence of Lessor's Liens (it being understood that, in connection with such transfer, the Owner Participant shall be responsible for removal of Lessor's Liens attributable to it, SSB shall be responsible for removal of Lessor's Liens attributable to it and the Owner Trustee shall be responsible for removal of Lessor's Liens attributable to the Owner Trustee, all in accordance with Section 7.03(b) or 7.04(b) as the case may be, of the Participation Agreement)), all of the Lessor's right, title and interest in and to any Engines which were replaced with engines pursuant to
Section 10.01(b) hereof, and shall deliver to the Lessee such instrument as the Lessor shall have received from the Indenture Trustee releasing such Engines from the Lien of the Indenture.

         (e) Limitation on the Lessor's Duties. The Lessor shall be under no duty to solicit bids, to inquire into the efforts of the Lessee to obtain bids or otherwise to take any action in connection with any such sale other than to transfer to the purchaser named in the highest cash bid as referred to above (or to such purchaser and to the Lessee, as the case may be), without recourse or warranty (except as to the absence of Lessor's Liens (it being understood that, in connection with such transfer, the Owner Participant shall be responsible for removal of Lessor's Liens attributable to it, SSB shall be responsible for removal of Lessor's Liens attributable to it and the Owner Trustee shall be responsible for removal of Lessor's Liens attributable to the Owner Trustee, all in accordance with Section 7.03(b) or 7.04(b) as the case may be, of the Participation Agreement)), all of the Lessor's right, title and interest in and to the Aircraft, against receipt by the Lessor of the payments provided for.

         (f) Termination of the Lessee's Obligations. Upon the sale of the Aircraft pursuant to this Section 10.01 and upon compliance by the Lessee with the further provisions of this Article 10, the obligation of the Lessee to pay Basic Rent with respect to the Aircraft shall cease for any Rent Payment Date occurring after the Proposed Termination Date or, in the case of a sale pursuant to Section 7.01(b) hereof, after the date of sale of the Aircraft and the Term shall end effective as of the Proposed Termination Date or the date of sale in the case of a sale pursuant to Section 7.01(b) hereof. If the Lessee shall have revoked its notice of termination or no sale shall have occurred on or before the Proposed Termination Date specified in the notice delivered by the Lessee pursuant to Section 10.01(a) hereof, this Lease shall continue in full force and effect and, for purposes of Section 10.01(a) hereof, it shall be deemed that the Lessee has revoked its notice of termination, and, in either case, the Lessee shall pay the expenses incurred by the Lessor, the Indenture Trustee and the Owner Participant in connection with the proposed sale.

         Section 10.02. Retention of Aircraft by the Lessor. (a) Generally. Notwithstanding Section 10.01 hereof, the Lessor may, subject to Section 10.02(b) hereof, elect to retain the Aircraft after receipt of the Lessee's notice of termination given in accordance with Section 10.01(a) hereof, by giving the Lessee and the Indenture Trustee written irrevocable notice of such election not less than thirty (30) days prior to the Proposed Termination Date. If the Lessor so elects, the Lessee shall pay to the Lessor on the Proposed Termination Date, by wire transfer of immediately available funds the sum of:

         (1) the installment of Basic Rent due with respect to the Aircraft on the Proposed Termination Date if payable in arrears but not if payable in advance; plus

         (2) all other amounts then due and payable by the Lessee under this Lease and any other Operative Agreement including, the aggregate amount of any Make- Whole Premium (if the Proposed Termination Date occurs prior to the applicable Premium Termination Date), on or prior to the Proposed Termination Date.

         (b) Payment of the Certificates. It shall be an absolute condition precedent to the Lessor's right to retain the Aircraft and to the termination of the Term pursuant to this Section 10.02 that the Lessor (or the Lessee to the extent set forth in Section 10.02(a) hereof) shall have paid to the Holders and such Holders shall have received the entire outstanding principal amount of, the aggregate amount of any Make-Whole Premium and accrued interest on the Certificates on the Proposed Termination Date and all other sums due and owing to the Indenture Trustee and the Holders on or prior to the Proposed Termination Date under this Lease, the Indenture or any other Operative Agreement.

         (c) Delivery of Aircraft to Lessor; Title to Engines. If the Lessor elects to retain the Aircraft pursuant to this Section 10.02, the Lessee shall deliver the Airframe and the Engines (provided that the Airframe may be delivered with engines meeting the requirements set forth herein for Replacement Engines in lieu of the Engines so long as the aggregate number of Engines and engines being delivered with the Airframe equals three and provided that the other requirements of Section 11.04 hereof are met as if an Event of Loss has occurred with regard to the Engines) to the Lessor in the same manner as if delivery were made to the Lessor pursuant to Article 12 hereof, and shall duly transfer to the Lessor right, title and interest to any such engines not owned by the Lessor, all in accordance with Article 12 hereof. Upon such delivery of the Airframe and Engines or engines to the Lessor and payment by the Lessee of any amounts required to be paid by the Lessee pursuant to Section 10.02(a) hereof, the Lessor will transfer to the Lessee, without recourse or warranty (except as to the absence of Lessor's Liens (it being understood that, in connection with such transfer, the Owner Participant shall be responsible for removal of Lessor's Liens attributable to it, SSB shall be responsible for removal of Lessor's Liens attributable to it and the Owner Trustee shall be responsible for removal of Lessor's Liens attributable to the Owner Trustee, all in accordance with Section 7.03(b) or 7.04(b) as the case may be, of the Participation Agreement)), all of the Lessor's right, title and interest in and to any Engines which were replaced by engines pursuant to this Section 10.02(c), and shall deliver to the Lessee such instrument as the Lessor shall have received from the Indenture Trustee releasing such Engines from the Lien of the Indenture.

         (d) Termination of the Lessee's Obligations. Upon compliance by the Lessor and the Lessee with the provisions of this Section 10.02 and upon compliance by the Lessee with the further provisions of this Article 10, the obligation of the Lessee to pay Basic Rent with respect to the Aircraft shall cease for any Rent Payment Date occurring after the Proposed Termination Date and the Term shall end effective as of the Termination Date.

         Section 10.03. Voluntary Termination as to Engines. So long as no Event of Default shall have occurred and be continuing, the Lessee shall have the right at its option and at any time, on at least thirty (30) days' prior written notice to the Lessor, to terminate this Lease with respect to any Engine not then installed or held for use on the Airframe, provided that prior to the date of such termination, the Lessee shall comply with the terms of
Section 11.04 hereof to the same extent as if an Event of Loss had occurred with respect to such Engine.


                                  ARTICLE 11

                        LOSS, DESTRUCTION, REQUISITION

         Section 11.01. Lessee's Election Rights. The Lessee shall notify the Lessor, the Indenture Trustee and the Owner Participant as soon as practicable but in no event more than 10 Business Days following the occurrence of an event which constitutes or might constitute an Event of Loss with respect to the Airframe or with respect to the Airframe and the Engines or engines then installed on the Airframe. By written notice to the Lessor, the Indenture Trustee and the Owner Participant given within 60 days of the occurrence of any Event of Loss, the Lessee shall elect the alternative set forth in Section 11.02 hereof or the alternative set forth in Section 11.03 hereof. The Lessee's failure to make such election within said 60-day period shall be deemed to be an election of the alternative set forth in Section
11.02 hereof.

         Section 11.02. Payment of Stipulated Loss Value. (a) The Lessee shall, if it has so elected or is deemed to have so elected under Section
11.01 hereof, pay to the Lessor, by wire transfer of immediately available funds on the earlier of (i) the fifteenth day following receipt in full of insurance proceeds or requisition proceeds, described in Section 11.05 hereof, in connection with such Event of Loss and (ii) the 120th day after the occurrence of such Event of Loss (the earlier of such dates being referred to herein as the "Loss Payment Date"), the sum of (A) the Stipulated Loss Value for the Aircraft, determined as of the Stipulated Loss Value Determination
Date next preceding the Loss Payment Date (or, if the Loss Payment Date occurs on a Stipulated Loss Value Determination Date, determined as of such Stipulated Loss Value Determination Date) together with interest on such amount at the Debt Rate from such Stipulated Loss Value Determination Date to the Loss Payment Date, plus (B) any and all Basic Rent due and payable on or prior to the relevant Stipulated Loss Value Determination Date and unpaid, plus (C) any and all Supplemental Rent due and payable on or prior to such Loss Payment Date and all Supplemental Rent accrued through such date, plus
(D) all other amounts owing by the Lessee or the Owner Trustee to the Indenture Trustee or the Holders under the Indenture and the other Operative Agreements, plus (E) any reasonable out-of-pocket expenses incurred in connection with such Event of Loss and the related prepayment of the Certificates by the Lessor, the Owner Participant and the Indenture Trustee, minus (F) if the relevant Stipulated Loss Value Determination Date is a Rent Payment Date, the portion, if any, of the Basic Rent installment due and paid by the Lessee on such Stipulated Loss Value Determination Date pursuant to Section 3.02 hereof to the extent such Basic Rent installment (or portion thereof) is designated on Schedule II hereto as being payable in advance, together with an imputed interest amount in respect of such advance payment of Basic Rent (or portion thereof) at the Debt Rate from the date of payment of such Basic Rent installment (or portion thereof) by the Lessee to the Loss Payment Date; provided that in no event shall there be subtracted pursuant to clause (F) an amount such that the Holders shall not be paid in full.

         (b) Termination of Lease; Title Transfer. The obligation of the Lessee to pay Basic Rent on any Rent Payment Date occurring subsequent to the Loss Payment Date shall, upon payment of the amounts specified in Section 11.02(a) hereof, terminate and the Term shall end on such Loss Payment Date. Further, upon such payment, the Lessor will transfer to the Lessee, without recourse or warranty (except as to the absence of Lessor's Liens (it being understood that, in connection with such transfer, the Owner Participant shall be responsible for removal of Lessor's Liens attributable to it, SSB shall be responsible for removal of Lessor's Liens attributable to it and the Owner Trustee shall be responsible for removal of Lessor's Liens attributable to the Owner Trustee, all in accordance with Section 7.03(b) or 7.04(b) as the case may be, of the Participation Agreement)), all of the Lessor's right, title and interest in and to the Airframe and Engines with respect to which such Event of Loss occurred, as well as all of the Lessor's right, title and interest in and to any Engines constituting part of the Aircraft but not installed on the Airframe when such Event of Loss occurred, and will deliver to the Lessee such instrument as the Lessor shall have received from the Indenture Trustee, releasing the Aircraft from the Lien of the Indenture.

         Section 11.03. Replacement of Airframe and Engines. (a) Generally. So long as no Default or Event of Default shall have occurred and be continuing, and subject to Section 11.01 hereof, if the Lessee has elected to replace the Airframe and Engines suffering an Event of Loss pursuant to this
Section 11.03, the Lessee shall cause to be duly conveyed to the Lessor within one hundred twenty (120) days after the occurrence of such Event of Loss, as replacement for the Airframe and Engines with respect to which such Event of Loss has occurred, good and marketable title to a McDonnell Douglas MD-11F airframe (the "Replacement Airframe") and good and marketable title to a number of Replacement Engines equal to the number of Engines with respect to which an Event of Loss has occurred, provided that following compliance with all other terms of this Section 11.03 all three Engines shall be of identical make and model and, in the case of such Replacement Airframe and each such Replacement Engine, owned by the Lessee free and clear of all Liens not excepted in Section 6.01 hereof, other than Sections 6.01(b),(d) and (f) hereof, duly certified as an airworthy aircraft by the Aeronautics Authority, and having a value, remaining useful life and utility, at least equal to, and being in as good operating condition as, the Airframe and Engines with respect to which such Event of Loss occurred, assuming that the Airframe and Engines were then in the condition and state of airworthiness required to be maintained by the terms of this Lease immediately prior to the occurrence of such Event of Loss. In such case and as a condition to such substitution the Lessee, at its own cost and expense, will also promptly:

         (i) furnish the Indenture Trustee with originals of, and the Lessor with copies of, full warranty bills of sale, in form and substance satisfactory to the Lessor and the Indenture Trustee, with respect to such Replacement Airframe and Replacement Engines together with an assignment in form and substance satisfactory to the Lessor and the Indenture Trustee of any and all manufacturer's warranties applicable thereto and a consent reasonably satisfactory to the Lessor and the Indenture Trustee from such manufacturer or manufacturers to such assignment;

         (ii) cause such Replacement Airframe and Replacement Engines to be duly registered in the name of the Lessor pursuant to the Transportation Code or the applicable laws of any other jurisdiction in which the Aircraft may then be registered in accordance with Section 6.03(b) of the Participation Agreement;

         (iii) cause a Lease Supplement with respect to such Replacement Airframe and Replacement Engines to be duly executed by the Lessee and recorded pursuant to the Transportation Code, or the applicable laws, rules and regulations of any other jurisdiction in which the Aircraft may then be registered as permitted by Section 6.03(b) of the Participation Agreement;

         (iv) furnish the Lessor, the Indenture Trustee and the Owner Participant with an appraisal or other report of a nationally recognized aircraft appraiser based on an inspection of such Replacement Airframe and Replacement Engines reasonably satisfactory to the Indenture Trustee and the Owner Participant certifying that such Replacement Airframe and such Replacement Engine have a value, remaining useful life and utility, at least equal to, and are in as good operating condition as, the Airframe and Engines replaced, assuming such Airframe and Engines were at least in the condition and repair required by the terms of this Lease immediately prior to the occurrence of such Event of Loss;

         (v) furnish the Lessor, the Indenture Trustee and the Owner Participant with such evidence as the Lessor or the Indenture Trustee may reasonably request of compliance with the insurance provisions of Article
   13 hereof with respect to such Replacement Airframe and Replacement Engines;

         (vi) provide the Owner Participant and the Lessor with (A) an opinion of counsel selected by the Owner Participant and reasonably acceptable to the Lessee (which opinion shall be reasonably satisfactory in form and substance to the Owner Participant and the Lessor) that the Owner Participant and the Lessor will suffer no adverse tax consequence not otherwise indemnified for as a result of such substitution or (B) an indemnity reasonably acceptable to the Owner Participant and the Lessor against such consequences;

         (vii) comply with the provisions of Section 9.08 of the Indenture;

         (viii) cause an Indenture and Security Agreement Supplement with respect to such Replacement Airframe and Replacement Engines to be duly executed by the Lessor and the Indenture Trustee and recorded pursuant to the Transportation Code, or the applicable laws, rules and regulations of any other jurisdiction in which the Aircraft may then be registered as permitted by Section 6.03(b) of the Participation Agreement in order that the Lien of the Indenture shall constitute a first priority, duly perfected Lien and security interest on and in respect of such Replacement Airframe and Replacement Engines;

         (ix) take such other action, including the filing of UCC financing statements naming the Indenture Trustee as a secured party with the Secretary of State of Connecticut and the filing of a notice with the Secretary of State of Tennessee, as the Lessor or the Indenture Trustee may reasonably request in order that such Replacement Airframe and Replacement Engines shall be duly and properly titled in the Lessor, leased under this Lease and subjected to the Lien of the Indenture to the same extent as the replaced Airframe and Engines;

         (x) furnish the Indenture Trustee with an opinion (reasonably satisfactory in form and substance to the Lessor, the Owner Participant and the Indenture Trustee) of counsel to the Lessee (which may be the Lessee's General Counsel) addressed to the Indenture Trustee and the Owner Participant to the effect that (A) the Lessor has good title to such Replacement Airframe and Replacement Engines free and clear of all Liens (except for Liens permitted under Section 6.01 hereof, other than Sections 6.01(b),(d) and (f) thereof) and (B) such Replacement Airframe and Replacement Engines have been validly subjected to the Lien of the Indenture (with the effect and result that the Indenture constitutes a first priority duly perfected security interest and Lien on such Replacement Airframe and Replacement Engines); and

         (xi) cause to be delivered to the Lessor, the Owner Participant and the Indenture Trustee an opinion of counsel to the Lessee addressed to the Lessor, the Owner Participant and the Indenture Trustee as to the due registration of the Aircraft and the due recordation of the requisite documents or instruments and the validity and perfection of the Lien in such Replacement Airframe and Replacement Engines.

         (b) Title to Replaced Equipment. Upon compliance by the Lessee with the terms of Section 11.03(a) hereof, the Lessor will transfer to the Lessee (subject to any insurer's salvage rights), without recourse or warranty (except as to the absence of Lessor's Liens (it being understood that, in connection with such transfer, the Owner Participant shall be responsible for removal of Lessor's Liens attributable to it, SSB shall be responsible for removal of Lessor's Liens attributable to it and the Owner Trustee shall be responsible for removal of Lessor's Liens attributable to the Owner Trustee, all in accordance with Section 7.03(b) or 7.04(b) as the case may be, of the Participation Agreement)), all of the Lessor's right, title and interest, if any, in and to the Airframe and Engines with respect to which such Event of Loss occurred. In connection with such transfer, the Lessee will prepare, and the Lessor will execute or forward to the Indenture Trustee for execution, as the case may be, a bill of sale evidencing such transfer and will deliver to the Lessee such instrument as the Lessor shall have received from the Indenture Trustee releasing the Aircraft from the Lien of the Indenture. Any Engine constituting part of the Aircraft, but not installed on the Airframe when such Event of Loss occurred, shall continue to be property of the Lessor and leased under this Lease as part of the same equipment as the Replacement Airframe and Replacement Engines.

         (c) Definitions. Each Replacement Airframe and Replacement Engine shall be deemed part of the property leased under this Lease, each such Replacement Airframe shall be deemed an "Airframe," each such Replacement Engine shall be deemed an "Engine" and each such Replacement Airframe and Replacement Engine shall be deemed part of the same Aircraft as was the Airframe or Engine replaced.

         (d)  Rent Adjustments.  An Event of Loss covered by this Section
11.03 shall not result in any change in Basic Rent, Stipulated Loss Values or Termination Values but may result in payments pursuant to the Tax Indemnity Agreement and the Participation Agreement.

         (e) Time Limitations. If the Lessee has elected to proceed under this Section 11.03 but has not fully performed its obligations under this
Section 11.03 within 120 days of the occurrence of the applicable Event of Loss, in the event that any amounts held by the Lessor (or, so long as the Indenture shall be in effect, the Indenture Trustee) in respect of such Event of Loss are less than the Stipulated Loss Value otherwise payable in respect thereof, the Lessee will deposit with the Lessor or the Indenture Trustee, as the case may be, the amount of any deficiency as security on such 120th day.
If the Lessee has elected to proceed under this Section 11.03 but has not fully performed its obligations under this Section 11.03 within 180 days of the occurrence of such Event of Loss, the Lessee shall be deemed to have elected to proceed under Section 11.02 hereof and shall immediately perform its obligations thereunder, and the Lessor (or the Indenture Trustee, as the case may be), shall apply the amounts held by it pursuant to the preceding sentence as a credit against such obligations.

         Section 11.04. Event of Loss with Respect to an Engine. (a) Generally. Upon the occurrence of an Event of Loss with respect to an Engine under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, the Lessee shall give the Lessor and the Indenture Trustee prompt written notice thereof and shall, as soon as practicable but in any event within sixty (60) days after the occurrence of such Event of Loss, duly convey or cause to be conveyed to the Lessor, a Replacement Engine for the Engine with respect to which such Event of Loss occurred, good and marketable title to a Replacement Engine, free and clear of all Liens not excepted in Section 6.01 hereof, other than Sections 6.01(b),(d) and (f) hereof, and having a value, remaining useful life and utility at least equal to, and being in as good operating condition as, the Engine with respect to which such Event of Loss occurred, assuming such Engine was of the value, remaining useful life and utility and in the condition and repair required by the terms of this Lease immediately prior to the occurrence of such Event of Loss, provided that after any replacement, all three Engines shall be of identical make and model and any Replacement Engines of a different manufacturer than the original Engines shall be then commonly in use in the commercial aviation industry on McDonnell Douglas MD-11 airframes. The standards set forth in this Section with respect to Replacement Engines shall apply upon any replacement or substitution of an Engine with a Replacement Engine pursuant to any other provision of this Lease.

         (b) Conditions Precedent. Prior to or at the time of any conveyance of an Engine pursuant to Section 11.04(a) hereof, the Lessee, at its own cost and expense will:

         (i) furnish the Indenture Trustee with an original of, and the Lessor with a copy of, a full warranty bill of sale, in form and substance satisfactory to the Lessor, with respect to such Replacement Engine together with an assignment in form and substance satisfactory to the Lessor of any and all manufacturer's warranties applicable thereto and a consent reasonably satisfactory to the Lessor and the Indenture Trustee from such manufacturer to such assignment;

         (ii) cause a Lease Supplement covering such Replacement Engine to be duly executed by the Lessee and filed for recordation pursuant to the Transportation Code, or the applicable laws, rules and regulations of any other jurisdiction in which the Aircraft may then be registered as permitted by Section 6.03(b) of the Participation Agreement and, if the Engine being replaced was registered under the applicable laws of the jurisdiction in which the Aircraft is then registered, the Replacement Engine shall be registered in the same fashion;

         (iii) furnish the Lessor and the Indenture Trustee with a certificate of a nationally recognized aircraft appraiser reasonably satisfactory to the Lessor certifying that such Replacement Engine has a value and utility at least equal to, and is in as good operating condition as, the Engine replaced, assuming such Engine was in at least the condition and repair required by the terms of this Lease immediately prior to the occurrence of such Event of Loss;

         (iv) furnish the Lessor with such evidence of compliance with the insurance provisions of Article 13 hereof with respect to such Replacement Engine as the Lessor or the Indenture Trustee may reasonably request;

         (v) comply with the provisions of Section 9.08 of the Indenture;

         (vi) cause an Indenture and Security Agreement Supplement with respect to such Replacement Engine to be duly executed by the Lessor and the Indenture Trustee and recorded pursuant to the Transportation Code, or the applicable laws, rules and regulations of any other jurisdiction in which the Aircraft may be registered as permitted by Section 6.03(b) of the Participation Agreement in order that the Indenture shall constitute a first priority duly perfected Lien and security interest on and in respect of such Replacement Engine;

         (vii) take such other action, including the filing of UCC financing statements naming the Indenture Trustee as Secured Party with the Secretary of State of Connecticut and a notice filing with the Secretary of State of Tennessee, as the Lessor or the Indenture Trustee may reasonably request in order that such Replacement Engine be duly and properly titled in the Lessor, leased under this Lease and subjected to the Lien of the Indenture to the same extent as the replaced Engine;

         (viii) furnish the Lessor, the Owner Participant and the Indenture Trustee with an opinion (reasonably satisfactory in form and substance to the Lessor, the Owner Participant and the Indenture Trustee) of counsel to the Lessee (which may be the Lessee's General Counsel) addressed to the Indenture Trustee and the Owner Participant to the effect that (A) the Lessor has good title to such Replacement Engine, and (B) such Replacement Engine has been validly subjected to the Lien of the Indenture (with the effect and result that the Indenture constitutes a first priority duly perfected security interest and Lien on such Replacement Engine); and

         (ix) take such other action as the Indenture Trustee may reasonably request in order that such Replacement Engine be duly and properly subjected to the Lien of the Indenture to the same extent as the replaced Engine.

         (c) Title Transfer. Upon compliance by the Lessee with the terms of Sections 11.04(a) and (b) hereof, the Lessor will transfer to the Lessee (subject to any insurer's salvage rights), without recourse or warranty (except as to the absence of Lessor's Liens (it being understood that, in connection with such transfer, the Owner Participant shall be responsible for removal of Lessor's Liens attributable to it, SSB shall be responsible for removal of Lessor's Liens attributable to it and the Owner Trustee shall be responsible for removal of Lessor's Liens attributable to the Owner Trustee, all in accordance with Section 7.03(b) or 7.04(b) as the case may be, of the Participation Agreement)), all of the Lessor's right, title and interest, if any, in and to the Engine with respect to which such Event of Loss occurred. In connection with such transfer, the Lessee will prepare, and the Lessor will execute or forward to the Indenture Trustee for execution, as the case may be, a bill of sale evidencing such transfer and will deliver to the Lessee such instrument as the Lessor shall have received from the Indenture Trustee, releasing the Aircraft from the Lien of the Indenture. Each Replacement Engine shall, after such conveyance, be deemed part of the property leased under this Lease. An Event of Loss covered by this Section 11.04 shall not result in any change in Basic Rent, Stipulated Loss Values or Termination Values, but may result in payments to be made pursuant to the Tax Indemnity Agreement and the Participation Agreement.

         Section 11.05. Application of Payments from the Government or Others. (a) Generally. Any payments (other than insurance proceeds the application of which is provided for in Section 13.03 hereof) received at any time by the Lessor or by the Lessee from any governmental authority or any other Person, foreign or domestic, with respect to an Event of Loss resulting from the condemnation, confiscation, theft or seizure of, or requisition of title to or use of, the Airframe or any Engine will be applied, as appropriate, in accordance with Section 11.05(b) or Section 11.05(c) hereof.

         (b)  Payments of Stipulated Loss Value.  If the payments described in
Section 11.05(a) hereof are received with respect to the Airframe or with respect to the Airframe and Engines or engines then installed on the Airframe and the Lessee has elected the alternative set forth in Section 11.02 hereof, so much of such payments as shall not exceed the amount required to be paid by the Lessee pursuant to Section 11.02 hereof shall be paid to the Lessor (or, if the Lien of the Indenture has not been discharged, the Indenture Trustee) in reduction of the Lessee's obligations under Section 11.02 hereof if not already paid by the Lessee, or, if such obligations have already been discharged in full by the Lessee, subject to Section 11.08 hereof, such payments shall be applied to reimburse the Lessee for its payment of such Stipulated Loss Value and, if and to the extent specifically included in such payment, to pay to the Lessee interest on such amount of Stipulated Loss Value at the rate included in such payment if any. The excess, if any, remaining after such application shall be divided between the Lessor and the Lessee as their respective interests may appear.

         (c) Payment if the Lessee Elects Replacement. If the payments described in Section 11.05(a) hereof are received with respect to the Airframe or with respect to the Airframe and the Engines or engines then installed on the Airframe and the Lessee has elected the alternative set forth in Section
11.03 hereof, or if such payments are received with respect to an Engine not then installed on the Airframe under the circumstances contemplated by Section
11.04 hereof, all such payments shall, subject to Section 11.08 hereof, be paid over to or retained by the Lessee, provided that the Lessee shall have fully performed its obligations pursuant to Section 11.03 or Section 11.04 hereof, as the case may be, with respect to the Event of Loss for which such payments are made.

         Section 11.06. Requisition of an Airframe and the Installed Engines for Use by Government. In the event of the requisition for use by the Government or any other government of registry of the Aircraft, or any agency or instrumentality of either (a "Requisitioning Government") of the Airframe and the Engines or engines then installed on the Airframe during the Term, which requisition does not constitute an Event of Loss, the Lessee shall promptly notify the Lessor, the Indenture Trustee and the Owner Participant of such requisition and all of the Lessee's obligations under this Lease with respect to such Airframe and Engines or engines shall continue to the same extent as if such requisition had not occurred except to the extent that any failure or delay in the performance or observance of such obligations (other than obligations for the payment of Rent and, subject to Section 7.01(f) hereof, the maintenance of required insurance) by the Lessee shall have been caused by such requisition. All payments received by the Lessor, the Lessee or any permitted sublessee or transferee from the Requisitioning Government for such use of the Airframe and Engines or engines during the Term (other than any such requisition which constitutes an Event of Loss, as to which the provisions of Section 11.05 hereof shall govern) shall, subject to Section
11.08 hereof, be paid over to, or retained by the Lessee or such permitted sublessee or transferee. All payments received by the Lessor, the Lessee or any such permitted sublessee or transferee from the Requisitioning Government for the use of the Airframe and Engines or engines after the Term shall be paid over to, or retained by, the Lessor (or the Lessee if it shall have purchased the Lessor's interest therein in accordance with the provisions hereof).

         Section 11.07. Requisition for Use by Government of an Engine Not Installed on the Airframe. In the event of the requisition for use by a Requisitioning Government of registry of the Aircraft or any agency or instrumentality thereof of any Engine not then installed on the Airframe, the Lessee shall replace such Engine by complying with the terms of Section 11.04 hereof to the same extent as if an Event of Loss had occurred with respect to such Engine as of the date of such requisition, and any payments received by the Lessor or the Lessee from the Requisitioning Government with respect to such requisition shall, subject to Section 11.08 hereof, be paid over to or retained by the Lessee, provided that the Lessee shall have fully performed its obligations under Section 11.04 hereof.

         Section 11.08. Application of Payments During Existence of Certain Defaults. Any amount referred to in Section 11.05, 11.06 or 11.07 hereof which is payable to or retainable by the Lessee shall not be paid to the Lessee, or, if it has been previously paid directly to the Lessee, shall not be retained by the Lessee, if at the time of such payment a Payment Default, a Bankruptcy Default or an Event of Default shall have occurred and be continuing, but shall be paid to and held by the Lessor (or the Indenture Trustee so long as the Lien of the Indenture is in effect) as provided in
Article 23 hereof as security for the obligations of the Lessee under this Agreement, and at such time as there shall not be continuing any such Payment Default, Bankruptcy Default or Event of Default, such amount to the extent not theretofore applied as provided herein, shall be paid to the Lessee.


                                  ARTICLE 12

                              RETURN OF AIRCRAFT

         Section 12.01. Return of Aircraft. Unless the Aircraft is purchased by the Lessee as provided in Section 4.02 hereof, at the end of the Term, or upon the termination of this Lease pursuant to Article 10 or Article 17 hereof or otherwise (including termination as a result of a rejection hereof pursuant to any provision of the Bankruptcy Code applicable to the Lessee), the Lessee, at its own cost and expense, will return the Aircraft by delivering it to the Lessor on the last day of the Term or upon such earlier termination of the Term, as the case may be, at a location on the Lessee's route system, as in effect on the date of return, in the forty-eight (48) contiguous states of the United States, as designated by the Lessor and reasonably acceptable to the Lessee or, if such location designated by the Lessor is not reasonably acceptable to the Lessee, at Memphis, Tennessee, and the Airframe shall be fully equipped with three Engines of the same or an improved make and model as were delivered on the Delivery Date (or Replacement Engines), free and clear of all Liens (other than Lessor's Liens (it being understood that, in connection with such transfer, the Owner Participant shall be responsible for removal of Lessor's Liens attributable to it, SSB shall be responsible for removal of Lessor's Liens attributable to it and the Owner Trustee shall be responsible for removal of Lessor's Liens attributable to the Owner Trustee, all in accordance with Section 7.03(b) or 7.04(b) as the case may be, of the Participation Agreement)), including any rights of third parties under pooling, interchange, overhaul, repair or similar agreements or arrangements, it being understood that all such Engines and Replacement Engines so returned shall be of identical make and model and that any Replacement Engine shall be in at least as good operating condition and have at least the same value, remaining useful life and utility as the Engines being replaced, assuming such Engines were in the condition required hereunder. The Lessor will give the Lessee at least thirty (30) days' (or five (5) Business Days' in the case of a return pursuant to Article 17 hereof) prior written notice of the place of such return; provided, however, that if the Lessor shall have made the request for storage pursuant to Section 12.06 hereof, the Lessee shall return the Aircraft to the Lessor at the site of the storage.

         Section 12.02. Return of Engines. If any engine not owned by the Lessor shall be delivered with the Airframe as set forth in Section 12.01 hereof, the Lessee, concurrently with such delivery, will, at its own cost and expense furnish the Lessor with (i) a full warranty bill of sale, in form and substance reasonably satisfactory to the Lessor, with respect to such engine,
(ii) an opinion of the Lessee's counsel to the effect that, upon such return, the Lessor will acquire full right, title and interest to such engine free and clear of all Liens (other than Lessor's Liens (it being understood that, in connection with such transfer, the Owner Participant shall be responsible for removal of Lessor's Liens attributable to it, SSB shall be responsible for removal of Lessor's Liens attributable to it and the Owner Trustee shall be responsible for removal of Lessor's Liens attributable to the Owner Trustee, all in accordance with Section 7.03(b) or 7.04(b) as the case may be, of the Participation Agreement)) and (iii) a certificate as described in Section 11.04(b)(iii) hereof. The Lessee shall take such other action as the Lessor may reasonably request in order that such Replacement Engine shall be duly and properly titled in the Lessor free and clear of all Liens (other than Lessor's Liens (it being understood that, in connection with such transfer, the Owner Participant shall be responsible for removal of Lessor's Liens attributable to it, SSB shall be responsible for removal of Lessor's Liens attributable to it and the Owner Trustee shall be responsible for removal of Lessor's Liens attributable to the Owner Trustee, all in accordance with Section 7.03(b) or 7.04(b) as the case may be, of the Participation Agreement)), and the Lessor will then (i) transfer to the Lessee, without recourse or warranty (except as to the absence of Lessor's Liens (other than Lessor's Liens (it being understood that, in connection with such transfer, the Owner Participant shall be responsible for removal of Lessor's Liens attributable to it and SSB shall be responsible for removal of Lessor's Liens attributable to it and the Owner Trustee shall be responsible for removal of Lessor's Liens attributable to the Owner Trustee, all in accordance with Section 7.03(b) or 7.04(b) as the case may be, of the Participation Agreement)), all the Lessor's right, title and interest in and to any Engine in lieu of which a Replacement Engine has been delivered pursuant to Section 12.01 hereof, "as is, where is" and (ii) deliver to the Lessee such instrument as the Lessor shall have received from the Indenture Trustee, releasing such Engine from the Lien of the Indenture.

         Section 12.03. Return of Manuals. Upon the return of the Aircraft, the Lessee shall deliver to the Lessor all original (or photocopied or microfilmed copies thereof) logs, manuals, certificates and technical data, and inspection, modification, maintenance and overhaul records pertaining to the Airframe, Engines or engines, which are required to be maintained or are actually maintained with respect thereto under applicable rules and regulations of the Aeronautics Authority or pursuant to the Lessee's or any permitted sublessee's Aeronautics Authority-approved maintenance program and all original (or photocopied or microfilmed copies thereof) records maintained with respect to the Aircraft under the maintenance program approved by the aeronautical authority of any other country of registry of the Aircraft. All records shall be returned in the format necessary to allow the Lessee or any sublessee to comply with Section 12.04(a)(i) hereof.

         Section 12.04. Condition of Aircraft. (a) Required Condition. The Aircraft when returned to the Lessor shall, at the Lessee's own cost and expense, meet the following requirements:

         (i) it shall be duly registered in the name of the Lessor or its designee pursuant to the Transportation Code, unless the Lessor shall have given the Lessee at least 60 days' prior written notice that the then-existing registration shall be retained;

         (ii) it shall be clean by airline and cargo handling operating standards;

         (iii) the Airframe shall be returned with the Engines, or any replacements thereto as herein authorized, provided that the Airframe shall have an aggregate of three Engines or engines (as authorized under Section
   12.02 hereof), all of the same make and model, installed thereon, together with the equipment, accessories or parts installed thereon on the Delivery Date or replacements therefor (as herein authorized) and alterations, modifications and additions thereto made in accordance with the provisions of this Lease;

         (iv) it shall be in the condition required by Section 7.01(b) hereof, and otherwise be in as good operating condition and in as good physical condition as when delivered, ordinary wear and tear excepted;

         (v) it shall have a currently effective airworthiness certificate issued by the Aeronautics Authority;

         (vi) it shall comply with any then applicable rules and regulations imposed by the Aeronautics Authority and, without limitation of the foregoing, terminate all airworthiness directives of the Aeronautics Authority applicable to the Aircraft and required to be terminated within 6 months after the end of the Term of the Lease and each Engine (including any Replacement Engine) shall be serviceable in accordance with the Lessee's FAA-approved maintenance program;

         (vii) it shall be free and clear of all Liens and rights of others (other than Lessor's Liens (it being understood that, in connection with such transfer, the Owner Participant shall be responsible for removal of Lessor's Liens attributable to it, SSB shall be responsible for removal of Lessor's Liens attributable to it and the Owner Trustee shall be responsible for removal of Lessor's Liens attributable to the Owner Trustee, all in accordance with Section 7.03(b) or 7.04(b) as the case may be, of the Participation Agreement)) including, without limitation, rights of third parties under pooling, interchange, overhaul, repair and other similar agreements or arrangements referred to in Section 7.02(a) hereof;

         (viii) it shall be in a standard cargo configuration; and

         (ix) it shall not be subject to a use prohibition of the character described in clause (iv) of the definition of "Event of Loss".

         (b) Remaining Time. If, at the time of return of the Aircraft, the Airframe is not being maintained under a continuous maintenance program, then the Airframe shall have remaining until the next scheduled "C" check at least 25% of the allowable hours between "C" checks permitted under the Lessee's FAA-approved maintenance program. If, at the time of return of the Aircraft, the Airframe is subject to a continuous maintenance program, there will be no time-before-overhaul requirement. If, at the time of return of the Aircraft, the Engines are not being maintained under an on-condition maintenance program, then the average number of hours on such Engines remaining until the next scheduled engine heavy maintenance visit shall be at least 25% of the allowable hours between engine heavy maintenance visits permitted under the Lessee's FAA-approved maintenance program. If, at the time of return of the Aircraft, the Engines are subject to an on-condition maintenance program, there will be no time-before-overhaul requirement. The Lessee shall have maintained the Aircraft in a non-discriminatory manner with other McDonnell Douglas MD-11F series aircraft in the Lessee's fleet (whether owned, operated or leased), and the Aircraft shall be in compliance in every material respect with the Lessee's maintenance program as if the Term were not ending.

         Section 12.05. Delayed Return of Aircraft. (a) If the return of the Aircraft to the Lessor in compliance with the terms of this Lease shall be delayed beyond the scheduled end of the Term because of the occurrence of an event described in clause (iii)(2)(B) of the definition of Event of Loss, this Lease shall not terminate but shall continue in full force and effect until the earlier to occur of the return of the Aircraft hereunder or the expiration of the six-month period (or such shorter period referred to in said clause
(iii)(2)(B)) after the scheduled end of the Term, provided that (i) Stipulated Loss Value and Termination Value during such extension shall be an amount determined in accordance with Section 4.01(b) hereof, (ii) the Lessee shall pay on demand, as Basic Rent for each day of such delay and for each day this Lease shall continue, an amount equal to the daily equivalent of the average Basic Rent paid during the Basic Term and any Renewal Term, or such higher compensation being paid by the Government pursuant to the CRAF Program and
(iii) neither the Lessee nor any other Person shall use or operate the Aircraft in any manner, except pursuant to the activation of such CRAF Program.

         (b) If, in the case of a delay in return pursuant to paragraph (a) above, at the expiration of the six-month period following the scheduled end of the Term the Aircraft has not been returned to the Lessor, an Event of Loss shall be deemed to have occurred on the date of expiration of such six-month period (or such shorter period referred to in paragraph (a) above) and on such date (or at such earlier date as an Event of Loss pursuant to clause (iv) of the definition of Event of Loss shall have occurred) the Lessee shall pay to the Lessor all amounts then due hereunder together with the Stipulated Loss Value for the Aircraft determined as of such date; provided, however, that the Lessor shall have the right to waive payment of such Stipulated Loss Value and accept the Aircraft on such date, "as is, where is" (including the Aircraft's being subject to any use prohibition of the character described in clause (iv) of the definition of Event of Loss).

         (c) In any other situation in which the Aircraft is not returned to the Lessor upon the expiration of the Term (other than due to a purchase of the Aircraft by the Lessee pursuant to this Lease or by a purchaser under
Article 10 hereof), the Lessee shall pay on demand as Basic Rent for each day of such delay and this Lease shall continue, an amount equal to the Rent per diem at a rate equal to the greater of average Basic Rent or the Fair Market Rental; provided, however, that nothing in this paragraph shall be deemed (i) to relieve the Lessee in any respect from any Default or Event of Default arising from the failure to return the Aircraft at the time or in the condition required by the Operative Agreements or (ii) to permit the Lessee or any sublessee to operate or use the Aircraft otherwise than in connection with effecting such return.

         Section 12.06. Storage. Upon any expiration or termination of this Lease, at the written request of the Lessor given at least fifteen (15) days prior to such expiration or termination, the Lessee will arrange, or will cause to be arranged, at no charge to the Lessor, storage at a ramp storage facility for the Aircraft located in the forty-eight (48) contiguous states of the United States and selected by the Lessee and reasonably acceptable to the Lessor if not at one of the Lessee's principal maintenance bases for a period of up to thirty (30) days commencing on the date the Aircraft is returned substantially in the condition required under this Section 12 and if the Lessor so requests the Lessee in writing ten (10) days before expiration of such thirty (30) day period, the Lessee shall continue to provide or cause to be provided storage at the Lessor's cost for a further period of sixty (60) days. The maintenance and risk of loss of, and responsibility for obtaining insurance on, the Aircraft shall be the responsibility of the Lessor during any period of storage; provided, however, the Lessee will, upon written request of the Lessor and at the Lessor's expense, not to exceed the Lessee's incremental cost of such service, obtain insurance for such property (including, if possible, coverage through its fleet policy).

         Section 12.07. Special Markings. Upon any expiration or termination of the Term, the Lessee shall, at the Lessee's cost, completely strip from the interior and the exterior of the Aircraft all insignias and other distinctive markings of the Lessee or any sublessee and repaint the stripped down areas in matching exterior colors in accordance with industry standards.

         Section 12.08. Lessor's Option to Purchase Parts. At any time after the Lessee has advised the Lessor that it has determined not to renew this Lease or purchase the Aircraft, or the Aircraft is otherwise to be returned to the Lessor, the Lessee shall advise the Lessor of any Part which the Lessee intends, and is permitted, to remove as provided in Section 9.02(b) above, and the Lessor may, at its option, upon 30 days' notice to the Lessee, purchase any or all of such Parts from the Lessee upon the expiration of the Term at their then Fair Market Value determined in accordance with the provisions of
Section 4.03 hereof. Upon any return of the Aircraft pursuant to this Article 12, if the Lessor does not elect to exercise its option under this Section 12.08, the Lessee will, at its own cost and expense, remove such Parts described in subparagraph (i), (ii) or (iii) of Section 9.02(b) hereof as the Lessor may request.


                                  ARTICLE 13

                                   INSURANCE

         Section 13.01. Comprehensive Airline Liability and Property Damage Liability Insurance. (a) Comprehensive Airline Liability and Property Damage Liability Insurance. The Lessee, at its own cost and expense, will maintain or cause to be maintained with respect to the Aircraft, (i) comprehensive airline liability insurance including, without limitation, passenger legal liability and property damage liability insurance and cargo legal liability in such amounts, against such risks (including, without limitation, contractual liability and allied perils liability but excluding war risk insurance (except as required under the second sentence of this Section 13.01(a)), with such retentions (subject to the limitations set forth in Section 13.06 hereof) and on such terms and conditions (including coverage for cost of claims) as the Lessee customarily maintains with respect to similar aircraft and engines which comprise the fleet of the Lessee, and (ii) such insurance against such other risks as is usually carried by similar corporations engaged in the same or similar business and similarly situated as the Lessee and owning or operating aircraft and engines similar to the Aircraft and Engines; provided that in no event shall the limits of liability for all such insurance be less than the amount, per occurrence, as set forth on the insurance certificate delivered on the Delivery Date unless and only so long as the Aircraft is not operated and all risk-ground insurance for the Aircraft on the ground is maintained in the same manner and covering the same risks as is from time to time applicable to other aircraft owned or operated by the Lessee on the ground and not in operation. The Lessee will be required to maintain war risk insurance if the Aircraft is operated in a war zone and if it is the custom for major international Air Carriers flying comparable routes to carry such insurance, but only to the extent that such insurance is available on commercially reasonable terms. All insurance required by this Section 13.01(a) shall be maintained with insurers of recognized responsibility.

         (b) Government Indemnification. Notwithstanding Section 13.01(a) hereof, in the event of the requisition for use by the Government of the Airframe or the Airframe and the Engines or engines then installed on the Airframe, the Lessee shall maintain throughout the period of such requisition such insurance as would otherwise be required under this Section 13.01; provided that the Lessor shall accept, in lieu of such insurance coverage, written indemnification or insurance from the Government which is substantially the same as otherwise required under this Article 13.

         (c) Policy Terms. Any policy of insurance carried and maintained in accordance with this Section 13.01, and any policy taken out in substitution or replacement for any such policy subject to the terms, conditions and limitations thereof, shall:

         (i) name or be amended to name the Lessor in its individual capacity and as owner of the Aircraft, the Indenture Trustee in its individual capacity and as trustee/mortgagee of the Aircraft, the Owner Participant, each Liquidity Provider and each of their respective officers and directors in their respective capacities as such as additional insureds (hereinafter in this paragraph (c) sometimes referred to as "Additional Insured");

         (ii) provide that, in respect of the interest of any Additional Insured in such policies, the insurance shall not be invalidated by any action or inaction of the Lessee or any Additional Insured as defined under the policy of insurance required under this Section 13.01 (other than any action or inaction of such Additional Insured) and shall insure each Additional Insured regardless of any breach or violation of any warranty, declaration or condition contained in such policies by the Lessee or any other Additional Insured (other than any breach or violation of any warranty, declaration or condition by such Additional Insured) as defined under the policy of insurance required under this Section 13.01;

         (iii) provide that if such insurance is cancelled for any reason, or any substantial change is made in the policies which adversely affect the scope of the coverage required herein, or if such insurance is allowed to lapse for nonpayment of premium, such cancellation, change or lapse shall not be effective as to any Additional Insured for thirty (30) days (except in the case of war risk coverage in which event the applicable period shall be seven (7) days or such other period as may be customary) after receipt by each such Additional Insured of written notice from such insurers or such insurers' broker of such cancellation, change or lapse;

         (iv) provide that the insurers shall waive any rights of subrogation against each Additional Insured, to the extent that the Lessee has waived its rights under this Lease and the Participation Agreement; provided that the exercise by insurers of rights of subrogation derived from rights retained by the Lessee shall not, in any way, delay payment of any claim that would otherwise be payable by such insurers but for the existence of rights of subrogation derived from rights retained by the Lessee;

         (v) provide that all of the provisions of such policy shall operate in the same manner as if there were a separate policy covering each Additional Insured; provided, that such policies shall not operate to increase any insurer's limit of liability;

         (vi) be primary, without right of contribution from any other insurance which is carried by any Additional Insured with respect to its interest in the Aircraft;

         (vii) provide that no Additional Insured shall have any obligation or liability for premiums or other payments, if any, in connection with such insurance; and

         (viii) provide that such insurer shall waive the right of such insurer to any set-off or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of any Additional Insured.

         Section 13.02. Insurance Against Loss or Damage to Aircraft and Engines. (a) Hull Insurance. The Lessee, at its own cost and expense, shall maintain or cause to be maintained in effect, with insurers of recognized responsibility, all-risk ground and flight aircraft hull insurance covering the Aircraft and all-risk coverage with respect to any Engines and Parts while removed from the Aircraft and not replaced by similar Engines or Parts, including in each case war-risk and allied perils, hijacking (air piracy) and governmental confiscation and expropriation insurance (except with respect to the country of registry) with such retentions (subject to the limitations set forth in Section 13.06 hereof) and in such form, and upon such terms and conditions (including coverage for cost of claims), and in amounts as the Lessee customarily maintains with respect to the aircraft in the Lessee's fleet of the same type and model and operated on the same routes as the Aircraft (except that the Lessee shall be required to maintain (i) allied perils, hijacking (air piracy) and governmental confiscation and expropriation insurance (except with respect to the country of registry) if the Aircraft is operated on routes where the custom is for major international Air Carriers flying comparable routes to carry such insurance and (ii) war risk insurance only if the Aircraft is operated in a war zone or if it is the custom for major international Air Carriers flying comparable routes to carry such insurance), provided that such insurance shall at all times while the Aircraft is subject to this Lease and the Lien of the Indenture be on an agreed-value basis for an amount not less than an amount equal to the Stipulated Loss Value for the Aircraft from time to time.

         (b) Policy Terms. Any policies carried and maintained in accordance with this Section 13.02 and any policies taken out in substitution or replacement for any such policies subject to the terms, conditions and limitations thereof shall:

         (i) name or be amended to name the Lessor in its individual capacity and as owner of the Aircraft (or, so long as the Indenture shall not have been discharged, the Indenture Trustee) as sole loss payee (hereinafter in this paragraph (b) sometimes referred to as "Loss Payee");

         (ii) provide with respect to coverage provided under this Section 13.02, that (i) in the event of a loss involving proceeds in excess of $6,000,000, the proceeds in respect of such loss up to an amount equal to the Stipulated Loss Value for the Aircraft shall be payable to the Lessor (or, so long as the Indenture shall not have been discharged, the Indenture Trustee), it being understood and agreed that in the case of any payment to the Lessor (or the Indenture Trustee) otherwise than in respect of an Event of Loss, the Lessor (or the Indenture Trustee) shall in the aggregate upon receipt of evidence satisfactory to it that the damage giving rise to such payment shall have been repaired or that such payment shall then be required to pay for repairs then being made, pay the amount of such payment to the Lessee or its order, and (ii) the entire amount of any loss involving proceeds in the aggregate of $6,000,000 or less or the amount of any proceeds of any loss in excess of the Stipulated Loss Value for the Aircraft shall be paid to the Lessee or its order;

         (iii) provide that if such insurance is cancelled for any reason or any substantial change is made in the policies which adversely affects the scope of the coverage required herein, or if such insurance is allowed to lapse for nonpayment of premium, such cancellation, change or lapse shall not be effective as to the Loss Payee for thirty days (except in the case of war-risk coverage in which event the applicable period shall be seven
   (7) days or such other period as may be customary) after receipt by the Loss Payee of written notice from such insurer of such cancellation, change or lapse;

         (iv) provide that, in respect of the interest of the Lessor (in its individual capacity and as the Owner Trustee), the Owner Participant or the Indenture Trustee (in their respective capacities as such) in such policies, the insurance shall not be invalidated by any action or inaction of the Lessee or the Loss Payee (other than any action or inaction of such Loss Payee) and shall insure the Lessor (in its individual capacity and as Owner Trustee), the Owner Participant and the Indenture Trustee regardless of any breach or violation of any warranty, declaration or condition contained in such policies by the Lessee or the Loss Payee (other than any breach or violation of any warranty, declaration or condition by the Loss Payee) as defined under the policy of insurance required under this Section 13.02;

         (v) provide that the insurers shall waive any rights of subrogation against the Lessor (in its individual capacity and as Owner Trustee), the Owner Participant and the Indenture Trustee to the extent that the Lessee has waived its rights under this Lease or the Participation Agreement; provided that the exercise by insurers of rights of subrogation derived from rights retained by the Lessee shall not, in any way, delay payment of any claim that would otherwise be payable by such insurers but for the existence of rights of subrogation derived from rights retained by the Lessee;

         (vi) be primary and without rights of contribution from any other insurance which is carried by the Loss Payee with respect to its interest in the Aircraft;

         (vii) provide that (except in the case of insurance with respect to Engines and spare parts that have been removed from the Aircraft and replaced with other Engines or engines, or spare parts, as the case may be) such insurer shall waive any right of such insurer to any set-off or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of the Loss Payee;

         (viii) provide that (except in the case of insurance with respect to Engines and spare parts that have been removed from the Aircraft and replaced with other Engines or engines or spare parts, as the case may be) no Loss Payee shall have any obligation or liability for premiums or other payments, if any, in connection with such insurance; and

         (ix) in the event that separate policies are maintained to cover all-risk ground and flight aircraft, hull and war risks and allied perils insurance, include a 50/50 provisional claims settlement clause as contained in the policies of insurance maintained by the Lessee with respect to all other aircraft in the Lessee's fleet, and a copy of the 50/50 provisional claims settlement clause in effect on the Delivery Date shall be attached to the insurance certificate issued on the Delivery Date.

         Section 13.03. Application of Insurance Proceeds. (a) Generally. All insurance proceeds (other than proceeds from policies carried by the Lessor, the Indenture Trustee or the Owner Participant) received under policies described in Section 13.02 hereof as the result of the occurrence of an Event of Loss with respect to the Airframe or an Engine will be applied as follows:

         (i) if such proceeds are received with respect to the Airframe or with respect to the Airframe and the Engines or engines then installed on the Airframe and the Lessee has elected or is deemed to have elected the alternative set forth in Section 11.02 hereof, so much of such proceeds as shall not exceed the amounts required to be paid by the Lessee pursuant to said Section 11.02 hereof shall be applied in reduction of the Lessee's obligation to pay such amounts if not already paid by the Lessee, or if already paid by the Lessee, shall be applied to reimburse the Lessee for its payment of such amounts; or

         (ii) if such proceeds are received with respect to the Airframe or the Airframe and the Engines or engines then installed on the Airframe and the Lessee has elected the alternative set forth in Section 11.03 hereof, or if such proceeds are received with respect to an Engine not then installed on the Airframe and not replaced by an Engine or engine under the circumstances contemplated by Section 11.04 hereof, all such proceeds shall be paid to the Indenture Trustee (unless the Indenture has been discharged in which case paid to the Lessor) for disbursement to the order of the Lessee, after the Lessee shall have fully performed the terms of Section
   11.03 or 11.04 hereof, as applicable, with respect to the Event of Loss for which such proceeds are paid.

         (b) Payment if no Event of Loss. The insurance proceeds of any property damage loss not constituting an Event of Loss with respect to the Airframe or an Engine will be applied in payment (or to reimburse the Lessee) for repairs or for replacement property in accordance with Articles 7 and 8 hereof, if not already paid for by the Lessee, and any balance remaining after compliance with said Articles 7 and 8 hereof with respect to such loss shall be paid to the order of the Lessee.

         (c) Application of Payments During Existence of an Event of Default. Any amount referred to in this Article 13 which is payable to or retainable by the Lessee shall not be paid to or retained by the Lessee if at the time of such payment or retention a Payment Default or Bankruptcy Default or an Event of Default shall have occurred and be continuing, but shall be held by or paid over to the Indenture Trustee (unless the Indenture has been discharged in which case such amount shall be paid to the Lessor) to be held in accordance with Article 23 hereof, as security for the obligations of the Lessee under this Lease and, if an Event of Default shall have occurred and be continuing, applied against the Lessee's obligations hereunder as and when due. At such time as there shall not be continuing any such Payment Default or Bankruptcy Default or Event of Default, such amount shall be paid to the Lessee to the extent not previously applied in accordance with the preceding sentence.

         (d) Information. If any Additional Insured becomes subject to any claim covered by any insurance policy maintained pursuant to this Article 13, the Lessee shall make available any information required by such Additional Insured in connection with such claim.

         Section 13.04. Reports. On or before the Delivery Date and thereafter annually on or before the scheduled expiration date for such policy during the Term, the Lessee will cause its aviation insurance broker to furnish to the Lessor and the Indenture Trustee a signed report, stating the types of coverage and limits carried and maintained on the Aircraft and certifying that such insurance complies with the terms and conditions of this Lease. The Lessee will cause such aviation insurance broker to advise the Lessor, the Owner Participant and the Indenture Trustee in writing promptly of any default in the payment of any premium and of any other act or omission on the part of the Lessee of which it has knowledge and which might invalidate, cause cancellation of or render unenforceable all or any part of any insurance carried by the Lessee with respect to the Aircraft. The Lessee will cause such insurance broker to agree to advise the Lessor, the Indenture Trustee and the Owner Participant in writing if and when it becomes evident to such broker that any insurance policy carried and maintained on the Aircraft pursuant to this Article 13 will not be renewed at the scheduled expiration date for such policy. If the Lessee shall fail to maintain insurance as required, the Lessor may, at its option, provide such insurance, and in such event, the Lessee shall, upon demand, reimburse the Lessor, as Supplemental Rent, for the cost of such insurance; provided, however, that no exercise of said option shall affect the provisions of this Lease, including the provisions that failure by the Lessee to maintain the prescribed insurance shall constitute an Event of Default or otherwise constitute a waiver of any other rights the Lessor may have against the Lessee.

         Section 13.05. Lessor's Insurance. The Lessor, the Indenture Trustee or the Owner Participant may insure the Airframe or any Engine at its own cost and expense, including insuring the Aircraft for amounts in excess of the Stipulated Loss Value of the Aircraft, provided that any insurance so maintained by the Lessor, the Indenture Trustee or the Owner Participant shall not result in a reduction of coverage or amounts payable under insurance required or permitted to be maintained by the Lessee under this Article 13 or increase the cost to the Lessee of maintaining such insurance; provided further, that any insurance policies of the Lessor, the Indenture Trustee or the Owner Participant insuring the Airframe or any Engine shall provide for a release to the Lessee of any and all salvage rights in and to the Airframe or any Engine.

         Section 13.06. Self-Insurance. The Lessee may self-insure the risks required to be insured against by Sections 13.01 and 13.02 hereof in such manner and in such reasonable amounts as are then applicable to other aircraft or engines of the Lessee of value comparable to the Aircraft, but in no case shall such self-insurance with respect to all aircraft in the Lessee's fleet in aggregate exceed for any 12-month policy year an amount equal to the lesser of (i) 50% of the highest insured value of any single aircraft in the Lessee's fleet and (ii) 1.5% of the average aggregate insured value from time to time of the Lessee's entire aircraft fleet provided that a standard deductible per occurrence per aircraft (and/or retentions) not in excess of the amount customarily allowed as a deductible in the industry shall be permitted in addition to the above-mentioned self-insurance. The foregoing shall not permit the Lessee to discriminate as between insurance coverage on the Aircraft and insurance which the Lessee maintains with respect to similar aircraft owned or operated by the Lessee operating on similar routes in similar locations.


                                  ARTICLE 14

                                  INSPECTION

         Section 14.01. Right of Inspection. At reasonable times, and upon at least ten (10) Business Days' prior written notice to the Lessee, the Lessor, the Indenture Trustee or the Owner Participant, or their respective authorized representatives, may inspect the Aircraft and upon at least ten
(10) Business Days' prior written notice all Aeronautics Authority required books and records of the Lessee and any sublessee relating to the maintenance of the Aircraft and such Persons shall keep any information obtained thereby confidential and shall not disclose the same to any Person except to a Person described in Section 18.01 of the Participation Agreement. Any such inspection of the Aircraft may be undertaken during any letter check or heavy maintenance visit with respect to the Aircraft and shall be a visual, walk-around inspection of the interior and exterior of the Aircraft and shall not include opening any panel, bays or the like without the express consent of the Lessee (except to the extent any such inspection takes place when any such panel, bays or the like are open). Notwithstanding the previous sentence, the Lessor, the Indenture Trustee, the Owner Participant or their respective authorized representatives shall, so long as no Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing, each be entitled to inspect the Aircraft only one time during any consecutive twelve month period (except in the last year of the Term when such inspection may be made twice by such Person). The Lessee shall make any permitted sublease or transfer permitted under Section 7.02 hereof expressly subject to inspection rights consistent with this Article 14. The Lessee agrees to respond in a timely fashion to any of the Owner Trustee's, the Indenture Trustee's or the Owner Participant's inquiries regarding (x) the location of the Aircraft or any Engine or (y) the scheduling of any letter check or heavy maintenance visit with respect to the Aircraft.

         Section 14.02. No Obligation to Inspect. None of the Lessor, the Indenture Trustee or the Owner Participant shall have any duty to make any inspection pursuant to Section 14.01 hereof and no such party shall incur any liability or obligation by reason of making or not making any such inspection.


                                  ARTICLE 15

                                  ASSIGNMENT

         Section 15.01. Lessee's Right to Assign. The Lessee shall not, and shall have no authority or power to assign, convey or sublease any of its rights under this Lease without the prior written consent of the Lessor except
(i) as expressly provided in Section 7.02 hereof, or (ii) to a wholly-owned subsidiary of the Lessee which shall be a certificated U.S. Air Carrier. Any such assignment, conveyance or sublease shall in no way relieve the Lessee from any obligation under any Operative Agreement, which shall be and remain primary obligations of the Lessee. The Lessor agrees that it will not assign or convey its right, title and interest in and to this Lease or the Aircraft except as contemplated by or provided in this Lease, the Trust Agreement, the Indenture or the Participation Agreement. The terms and provisions of this Lease shall be binding upon and inure to the benefit of the Lessor and the Lessee and their respective successors and permitted assigns, and shall inure, to the extent expressly provided herein and therein, to the direct benefit of, and in accordance with the provisions of the Indenture and the Participation Agreement shall be enforceable by, the Indenture Trustee, the Lessor and their respective successors and permitted assigns.

         Section 15.02. Citizenship. The Lessee will at all times be a duly certificated U.S. Air Carrier under the Transportation Code.


                                  ARTICLE 16

                               EVENTS OF DEFAULT

         Section 16.01. Events of Default. After the Delivery Date, each of the following events shall constitute an Event of Default, whether any such event shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

         (a) the Lessee shall fail to make any payment of Basic Rent, Renewal Rent, Stipulated Loss Value or Termination Value, or any payment pursuant to Section 17.02 of the Participation Agreement, as the case may be, within five (5) Business Days after the date when due (except that with respect to any failure to pay Excepted Payments, such failure shall constitute an Event of Default at the discretion of the Owner Participant); or

         (b) the Lessee shall fail to make any payment of Supplemental Rent (other than amounts described in clause (a) above) within thirty (30) days after the Lessee has received written notice from the Person entitled to receive such payment stating that such payment is due; or

         (c) the Lessee shall fail to procure, carry and maintain insurance on or in respect of the Aircraft at any time in accordance with the provisions of Article 13 or such insurance lapses or is cancelled, provided that if the Aircraft is grounded, as long as the Aircraft is insured as required while on the ground and not operated, no such lapse or cancellation shall constitute an Event of Default until the earlier of thirty (30) days (or seven (7) days or such shorter time as may be standard in the industry with respect to war risk coverage) after receipt by any Additional Insured of written notice of such lapse or cancellation or the date that such lapse or cancellation is effective as to any Additional Insured; or

         (d) the Lessee shall fail to perform or observe any other covenant, condition or agreement to be performed or observed by it under any Operative Agreement (excluding the Tax Indemnity Agreement) or any other written agreement of the Lessee entered into in connection with the transactions contemplated by the Operative Agreements and such failure shall continue unremedied for a period of thirty (30) days from the date on which the Lessee shall have actual knowledge thereof (whether by reason of notice from the Lessor or the Owner Participant of such failure or otherwise), provided, that in the event such failure is curable and so long as (but for no longer than 90 days after such 30-day period) the Lessee shall be diligently attempting to cure such failure, such failure shall not constitute an Event of Default; provided, further, that failure of the Lessee to maintain the registration of the Aircraft under the Transportation Code pursuant to the Lessee's covenants and agreement in
   Section 6.03(b) of the Participation Agreement and in Section 7.01(a) of this Lease, when the lapse of such registration is solely because the Owner Participant or the Lessor has ceased to be a Citizen of the United States, shall not constitute a Default or an Event of Default; or

         (e) an order for relief shall be entered in respect of the Lessee by a court having jurisdiction in the premises in an involuntary case under the federal bankruptcy laws as now or hereafter in effect; or the Lessee shall consent to the appointment of a custodian, receiver, trustee or liquidator of itself or of a substantial part of its property; or the Lessee is not paying, or shall admit in writing its inability to pay, its debts generally as they come due or shall make a general assignment for the benefit of creditors; or the Lessee shall file, or the Board of Directors of the Lessee shall authorize the filing of, or grant one or more persons authority (at their discretion) to make a filing for, a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws (as now or hereafter in effect) or an answer admitting the material allegations of a petition filed against the Lessee in any such proceeding; or the Lessee shall file, or the Board of Directors of the Lessee shall authorize the Lessee to, or grant one or more persons authority (at their discretion) to, seek relief by voluntary petition, answer or consent, under the provisions of any other or future bankruptcy or other similar law providing for the reorganization or winding-up of corporations, or providing for an agreement, composition, extension or adjustment with its creditors; or

         (f) an order, judgment or decree shall be entered by any court of competent jurisdiction appointing, without the consent of the Lessee, a custodian, receiver, trustee, or liquidator of the Lessee or of any substantial part of its property, or sequestering any substantial part of the property of the Lessee, or granting any other relief in respect of the Lessee under the federal bankruptcy laws or other insolvency laws, and any such order, judgment or decree of appointment or sequestration shall remain in force undismissed or unvacated for a period of sixty (60) days after the date of its entry; or

         (g) a petition against the Lessee in a proceeding under the federal bankruptcy law or other insolvency laws (as now or hereafter in effect) shall be filed and shall not be withdrawn or dismissed within sixty (60) days, or under the provisions of any law providing for reorganization or winding-up of corporations which may apply to the Lessee, any court of competent jurisdiction shall assume jurisdiction, custody or control of the Lessee or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished or unterminated for a period of sixty (60) days; or

         (h) any representation or warranty made by the Lessee in this Lease or in the Participation Agreement or in any document or certificate furnished by the Lessee in connection with or pursuant to this Lease or the Participation Agreement (except for the Tax Indemnity Agreement) shall at any time prove to have been incorrect at the time made in any respect material to the transactions contemplated by this Lease and the other Operative Agreements and shall remain material and unremedied for a period of thirty (30) days after the Lessee shall have actual knowledge thereof (whether by reason of receipt of written notice thereof or otherwise).


                                  ARTICLE 17

                                   REMEDIES

         Section 17.01. Remedies Upon Lessee's Default. (a) Remedies Generally. Upon the occurrence of any Event of Default and at any time after such occurrence so long as the same shall be continuing, the Lessor may, at its option, declare this Lease to be in default (except that no such declaration shall be required in the case of an Event of Default pursuant to paragraph (e), (f) or (g) of Section 16.01 hereof and this Lease shall be deemed declared in default without any further act or notice), and at any time thereafter the Lessor may do, and the Lessee shall comply with, one or more of the following with respect to all or any part of the Airframe and the Engines, as the Lessor in its sole discretion shall elect, to the extent permitted by, and subject to compliance with, any mandatory requirements of applicable law then in effect:

         (i) Demand in writing that the Lessee shall, and upon such written demand the Lessee shall, at the Lessee's own cost and expense, return promptly to the Lessor all or such part of the Airframe and the Engines as the Lessor may demand in the manner and condition required by, and otherwise in accordance with all of the provisions of, Article 12 hereof, or the Lessor, at its option, may enter upon the premises where such Airframe or Engines are located or believed to be located and take immediate possession of and remove such Airframe and Engines (together with any engine which is not an Engine but is installed on the Airframe, subject to all of the rights of the owner, lessor, Lien holder or secured party of such engine) without the necessity for first instituting proceedings, or by summary proceedings or otherwise, all without liability of the Lessor to the Lessee for or by reason of such entry or taking of possession, whether for the restoration of damage to property caused by such action or otherwise;

         (ii) With or without taking possession thereof, sell or otherwise dispose of the Airframe or any Engine, at public or private sale and with or without advertisement or notice to the Lessee, as the Lessor may determine, and the Lessor may hold the Lessee liable for any installment of Basic Rent and Renewal Rent due on or before the date of such sale (and, if Basic Rent or Renewal Rent is payable in arrears, the pro rata portion of the installment of Basic Rent or Renewal Rent due on the next succeeding Rent Payment Date in respect of any period commencing on the immediately preceding Rent Payment Date to the date of such sale), or hold, use, operate, lease to others or keep idle all or any part of the Airframe or any Engine as the Lessor, in its sole discretion, may determine, in any such case free and clear of any rights of the Lessee except as otherwise set forth in this Article 17, and without any duty to account to the Lessee with respect to such action or inaction or for any proceeds except to the extent required by Section 17.01(a)(iv) hereof; in the event the Lessor elects to exercise its rights under said Section, and in connection with any sale of the Aircraft or any part thereof pursuant to this Article 17, the Lessor, the Indenture Trustee, the Owner Participant or any Holder may bid for and purchase such property;

         (iii) Whether or not the Lessor shall have exercised or shall later at any time exercise any of its rights under Section 17.01(a)(i) or 17.01(a)(ii) hereof, the Lessor, by written notice to the Lessee specifying a payment date not earlier than 5 days from the date of such notice, may demand that the Lessee pay to the Lessor, and the Lessee shall pay to the Lessor on the payment date specified in such notice, as liquidated damages for loss of a bargain and not as a penalty (in lieu of the Basic Rent or Renewal Rent due on Rent Payment Dates occurring after the payment date specified in such notice), any installment of Basic Rent, Renewal Rent and any Supplemental Rent due on or before such payment date, and any other Supplemental Rent accrued through such date (and, if Basic Rent or Renewal Rent is payable in arrears, the pro rata portion of the installment of Basic Rent or Renewal Rent due on the next succeeding Rent Payment Date in respect of the period commencing on the Stipulated Loss Value Determination Date referred to below and ending on the date of such payment), plus an amount equal to the excess, if any, of the Stipulated Loss Value for the Aircraft, computed as of the Stipulated Loss Value Determination Date on or next preceding the payment date specified in such notice over, at the Lessor's option, the Fair Market Value or the Fair Market Rental (in each case, on an "as-is, where-is" basis) of the Aircraft for the remainder of the Term applicable thereto, after discounting such Fair Market Rental semi-annually to the present value as of such Rent Payment Date at the Past Due Rate computed as of the Stipulated Loss Value Determination Date on or next preceding the payment date specified in such notice, together in each case, with interest, to the extent permitted by applicable law, at the Past Due Rate on the amount of such Stipulated Loss Value, from the date as of which such Stipulated Loss Value is computed to the date of actual payment of such amount, and after payment in full by the Lessee of the amount specified above and all other amounts due from the Lessee under this Lease and the other Operative Agreements, the Lessor shall promptly transfer (without recourse or warranty other than as to the absence of the Lessor's Liens (it being understood that, in connection with such transfer, the Owner Participant shall be responsible for removal of Lessor's Liens attributable to it, SSB shall be responsible for removal of Lessor's Liens attributable to it and the Owner Trustee shall be responsible for removal of Lessor's Liens attributable to the Owner Trustee, all in accordance with
   Section 7.03(b) or 7.04(b) as the case may be, of the Participation Agreement)) all of its right, title and interest in the Aircraft or such portion, to the Lessee;

         (iv) In the event the Lessor, pursuant to Section 17.01(a)(ii) hereof, shall have sold the Airframe and/or any Engine, the Lessor, in lieu of exercising its rights under Section 17.01(a)(iii) hereof, may, if it shall so elect, demand that the Lessee pay the Lessor, and the Lessee shall pay to the Lessor, on the date of such sale, as liquidated damages for loss of a bargain and not as a penalty (in lieu of the Basic Rent or Renewal Rent due after the date on which such sale occurs) any unpaid Basic Rent or Renewal Rent due on or before the date on which such sale occurs (and, if Basic Rent or Renewal Rent is payable in arrears, the pro rata portion of the installment of Basic Rent or Renewal Rent due on the next succeeding Rent Payment Date in respect of any period commencing on the Stipulated Loss Value Determination Date referred to below and ending on the date of such sale), and any Supplemental Rent due on or before the date (and any other Supplemental Rent accrued through such date) on which such sale occurs, plus an amount equal to the excess, if any, of (A) the Stipulated Loss Value for the Aircraft, computed as of the Stipulated Loss Value Determination Date next preceding the sale date, over (B) the net proceeds of such sale (after deduction of all of the Lessor's costs and expenses of such sale, including, without limitation, sales or transfer taxes, costs of storage, overhaul, maintenance, preparation and transportation of the Aircraft and brokers' and attorneys' fees), together with interest, to the extent permitted by applicable law, at the Past Due Rate, on the amount of such excess from the date of such sale to the date of actual payment by the Lessee;

         (v) Proceed by appropriate court action to enforce the terms of this Lease or to recover damages for its breach;

         (vi) Terminate or rescind this Lease as to the Airframe or any or all of the Engines; or

         (vii) Exercise any other right or remedy which may be available to the Lessor under applicable law.

         (b) Cost of Exercise of Remedies. In addition, the Lessee shall be liable, except as otherwise provided above, for any and all unpaid Rent due before, after or during the exercise of any of the Lessor's remedies, for all amounts payable by the Lessee under the Participation Agreement before or after any termination hereof, and for all reasonable legal fees and other costs and expenses incurred by the Lessor, the Indenture Trustee or the Owner Participant by reason of the occurrence of any Event of Default or the exercise of the Lessor's remedies, including, without limitation, all costs and expenses incurred in connection with the return of the Airframe or any Engine in accordance with the terms of Article 12 hereof or in placing the Airframe or Engines in the condition and state of airworthiness required by such Article or in connection with any inspection, use, operation, maintenance, insurance, storage, or leasing carried out as part of such exercise.

         Section 17.02. Cumulative Remedies. Except as otherwise provided, no remedy referred to in this Article 17 is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to above or otherwise available to the Lessor at law or in equity; and the exercise or beginning of exercise by the Lessor of any one or more of such remedies shall not preclude the simultaneous or later exercise by the Lessor of any or all of such other remedies.

         Section 17.03. Waiver. No express or implied waiver by the Lessor of any Event of Default shall in any way be, or be construed to be, a waiver of any future or subsequent Event of Default. To the extent permitted by applicable law, the Lessee waives any rights now or in the future conferred by statute or otherwise which may require the Lessor to sell, lease or otherwise use the Airframe or any Engine in mitigation of the Lessor's damages or which may otherwise limit or modify any of the Lessor's rights or remedies under this Article 17. The Lessor's access to the Aircraft is of the essence and shall not be impaired.

         Section 17.04. Lessor's Right to Perform for Lessee. If the Lessee fails to make any required payment of Supplemental Rent or fails to perform or comply with any of its agreements contained in this Lease whether or not such failure shall constitute an Event of Default hereunder, the Lessor may (but shall not be obligated to) make such payments or perform or comply with such agreement, and the amount of such payment and the amount of the reasonable costs and expenses of the Lessor incurred in connection with such payment or the performance of or compliance with such agreement, together with interest (to the extent permitted by applicable law) at the Past Due Rate from the date of the making of such payment or the incurring of such costs and expenses by the Lessor to the date of payment of such Supplemental Rent or other amount by the Lessee, shall be deemed Supplemental Rent payable by the Lessee upon demand. No such payment or performance by the Lessor shall be deemed to waive any Default or Event of Default or relieve the Lessee of its obligations hereunder.


                                  ARTICLE 18

                          COVENANT OF QUIET ENJOYMENT

         Section 18.01. Quiet Enjoyment. So long as no Event of Default shall have occurred and be continuing, the Lessor covenants that neither it nor any other Person lawfully claiming through it (other than the holder of a Lien which the Lessee is obligated to discharge pursuant to Article 6 hereof) shall interfere with the Lessee's right to quietly enjoy the Aircraft without hindrance or disturbance by it or any such other Person; provided, however, the Lessor shall not be liable for any act or omission of the Indenture Trustee or any other Person claiming through the Indenture Trustee.


                                  ARTICLE 19

                              FURTHER ASSURANCES

         Section 19.01. Further Assurances. Promptly upon the execution and delivery of the Lease Supplement and the Indenture and Security Agreement Supplement, the Lessee will cause each of them and this Lease, the Trust Agreement and the Indenture, to be duly filed for recordation in accordance with the Transportation Code and will maintain the recordation of the Indenture until the Lien of the Indenture shall have been discharged pursuant to the terms of the Indenture. In addition, the Lessee will, at the Lessee's own cost and expense, at the request of the Lessor, the Owner Participant or the Indenture Trustee, as the case may be, promptly and duly execute and deliver to the Lessor, the Owner Participant and the Indenture Trustee such further documents and assurances to carry out the intent and purpose of this Lease and the Indenture and to establish and protect the rights and remedies created or intended to be created in favor of the Lessor under this Lease, and of the Owner Participant under the Trust Agreement, and of the Indenture Trustee under the Indenture, including, without limitation, the execution and filing of Uniform Commercial Code financing and continuation statements, the execution and delivery of supplements and amendments to this Lease and the Indenture, in recordable form, subjecting to this Lease and the Indenture any Replacement Airframe and/or Replacement Engines delivered by the Lessee pursuant to Section 11.03 hereof and any Replacement Engine delivered by the Lessee pursuant to Section 11.04 hereof and the recording and filing of counterparts of this Lease and the Indenture in accordance with the laws of such jurisdictions as the Lessor or the Indenture Trustee may from time to time deem advisable. The foregoing does not, except as expressly provided therein, impose upon the Lessor any additional liabilities not otherwise contemplated by this Lease.


                                  ARTICLE 20

                                   NET LEASE

         Section 20.01. Nature of Lease. (a) This Lease is a net lease, it being the intention of the parties hereto that the obligations of the Lessee to pay all costs and expenses of every character in connection with the use, operation, maintenance and repair of the Airframe and each Engine by the Lessee, including, without limitation, the costs and expenses particularly set forth in this Lease, shall be absolute and unconditional, shall be separate and independent covenants and agreements, and shall continue unaffected unless and until the covenants have been terminated pursuant to an express provision of this Lease. The Lessee's obligation to pay Rent and all amounts payable by the Lessee under this Lease or the Participation Agreement shall be absolute and unconditional and (except as otherwise expressly provided with respect to notice of Supplemental Rent) shall be paid without notice or demand, and such obligation shall not be affected by any circumstance whatsoever, including, without limitation:

         (i) any set-off, counterclaim, recoupment, defense or other right which the Lessee may have against the Lessor, the Owner Participant, any Holder, the Indenture Trustee or anyone else for any reason (including, without limitation, any breach by the Lessor or the Owner Participant or the Indenture Trustee or any Holder of their respective representations, warranties, agreements or covenants contained in any of the Operative Agreements);

         (ii) any defect in the title, airworthiness, registration, eligibility for registration under the Transportation Code (and the regulations thereunder) or under any of the laws or regulations of any other country of registry of the Aircraft, condition, design, operation, merchantability or fitness for use of, suitability for a particular purpose of, or any damage to or loss or destruction of, the Aircraft or any portion thereof, or any interruption or cessation in the use or possession of the Aircraft by the Lessee or any sublessee for any reason including, without limitation, by reason of governmental action or any doctrine of force majeure or impossibility of performance;

         (iii) any insolvency, bankruptcy, reorganization or similar case or proceedings by or against the Lessor, the Lessee, the Indenture Trustee or the Owner Participant or any other Person;

         (iv) any Liens, encumbrances or rights of any other Person with respect to the Aircraft, the invalidity or unenforceability or lack of due authorization or other infirmity of this Lease or any other Operative Agreement or document or instrument executed pursuant hereto or thereto, or any lack of right, power or authority of the Lessor or the Lessee or any sublessee or any other party to any other Operative Agreement to enter into this Lease or any other Operative Agreement or any such document or instrument; or

         (v) any other circumstance, happening or event whatsoever, whether or not unforeseen, or similar to any of the foregoing.

         (b) To the extent permitted by applicable law, the Lessee waives any and all rights which it may now have or which at any time it may have conferred upon it, by statute or otherwise, to terminate, cancel, quit, rescind or surrender this Lease, the Airframe, or any Engine or part thereof, other than in accordance with the terms hereof.

         (c)  Except as expressly provided herein,

each payment of Rent made by the Lessee shall be final as to the Lessee, and the Lessee will not seek to return nor to recover, abate, suspend, defer or reduce all or any part of any such payment of Rent for any reason.


                                  ARTICLE 21

                               SUCCESSOR LESSOR

         Section 21.01. Successor Lessor. The Lessee agrees that in the case of the appointment of any successor trustee for the Lessor pursuant to the terms of the Participation Agreement, such successor trustee shall, upon written notice by such successor to the Lessee, succeed to all the rights, powers and title of the Lessor under this Lease and shall be deemed to be the Lessor and the owner of the Aircraft for all purposes of this Lease without the necessity of any consent or approval by the Lessee and without in any way altering the terms of this Lease or the Lessee's obligations. One such appointment and designation of a successor trustee shall not exhaust the right to appoint and designate a further successor trustee pursuant to the Participation Agreement, but such right may be exercised repeatedly so long as this Lease shall be in effect.


                                  ARTICLE 22

                       SECURITY FOR LESSOR'S OBLIGATIONS

         Section 22.01. Security for Lessor's Obligations to Holders. In order to secure the indebtedness evidenced by the Certificates, the Indenture provides among other things, for the assignment by the Lessor to the Indenture Trustee of this Lease and the Lease Supplement and for the creation of a first mortgage and security interest in favor of the Indenture Trustee on the Aircraft. The Lessee consents to and acknowledges such assignment (subject to the reservations and conditions therein set forth) and the receipt of a copy of the Indenture.

         Section 22.02.  [Reserved].

         Section 22.03. Consent of Lessee to Assignment of Lease as Security. The Lessee hereby accepts and consents to pursuant to the terms of the Indenture, the Indenture Trustee's rights to receive payments (other than Excepted Payments not constituting Basic Rent) due under this Lease, the right to transfer or assign title to the Aircraft subject to this Lease, to make all waivers and agreements except as otherwise provided in the Indenture, to give all notices, consents and releases and to take all action upon the happening of a Default or Event of Default under this Lease (except as otherwise specifically provided in the Indenture), or to do any and all other things whatsoever which the Lessor is or may become entitled to do under this Lease (except as otherwise provided in the Indenture); all or any of which rights, obligations, benefits and interests may, pursuant to the terms of the Indenture, be reassigned or retransferred by the Indenture Trustee at any time and from time to time (except as otherwise provided in the Indenture); provided, however, that the Lessor, except to the extent, and for such time as, it is unable to do so by virtue of the Indenture, shall remain liable for the performance of all the terms, conditions, covenants and provisions for which it is obligated under this Lease notwithstanding such assignment.


                                  ARTICLE 23

                                SECURITY FUNDS

         Section 23.01. Investment of Security Funds. (a) Any amounts otherwise payable to the Lessee shall, to the extent so required under the terms of this Lease or any other Operative Agreement, be held by the Lessor as security for, and may be applied by the Lessor against, the obligations of the Lessee under this Lease and the Participation Agreement during such time as there shall have occurred and be continuing a Payment Default, Bankruptcy Default or Event of Default, and, at such times as there shall not be continuing a Payment Default, Bankruptcy Default or Event of Default, such amounts, net of any amounts which have been applied by the Lessor against the Lessee's obligations hereunder and thereunder, shall be paid to the Lessee. Any amounts which are held by the Lessor pending payment to the Lessee shall, until paid to the Lessee or applied against the Lessee's obligations hereunder and thereunder, be invested by the Lessor, as directed from time to time, in writing (and in the absence of a written direction by the Lessee, the Lessor shall invest such monies in direct obligations of the United States of America), by the Lessee and at the expense and risk of the Lessee, in the following securities (which in the case of securities referred to in subparagraphs (i) through (iv) of this Section 23.01(a) hereof shall mature within ninety (90) days of the date of purchase):

         (i) direct obligations of the United States of America; or

         (ii) obligations fully guaranteed by the United States of America; or

         (iii) certificates of deposit issued by, or bankers' acceptances of, or time deposits or a deposit account with, any bank, trust company or national banking association incorporated or doing business under the laws of the United States of America or one of its States, having a combined capital and surplus of at least $500,000,000 and having a rating of "A" or better from Moody's or S&P; or

         (iv) commercial paper rated A-1/P-1 by S&P or Moody's, respectively (or if neither such organization shall rate such commercial paper at any time, a rating by any nationally recognized statistical rating organization in the United States of America equal to the highest rating assigned by such rating organization).

         (b) At any time any invested funds are distributed to the Lessee, there shall be promptly remitted to the Lessee any gain (including interest received) realized as the result of any investment pursuant to Section 23.01(a) hereof (net of any expenses, fees or commissions incurred by the Lessor in connection with such investment), unless a Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing in which case such funds shall be applied in the same manner as the principal so invested. The Lessee shall be responsible for and will promptly pay to the Indenture Trustee or the Lessor, as the case may be, on demand, the amount of any loss realized as the result of any such investment (together with any expenses, fees or commissions incurred by the Indenture Trustee or the Lessor in connection with such investment), such amount to be disposed of in accordance with the terms of the Indenture or the Lease, as the case may be.


                                  ARTICLE 24

                             CONCERNING THE LESSOR

         Section 24.01. Lessor's Entry Into Lease. Except as expressly provided herein, the Lessor and the Lessee agree that this Lease is executed by SSB not individually but solely as Owner Trustee under the Trust Agreement in the exercise of the power and authority conferred and vested in it as such Owner Trustee, that each and all of the representations, undertakings and agreements by the Lessor herein are for the purpose and with the intention of binding only the Lessor's Estate, and that in no case whatsoever shall SSB be personally liable for any loss in respect of such representations, undertakings and agreements, that actions to be taken by the Lessor pursuant to its obligations hereunder may, in certain instances, be taken by the Lessor only upon specific authority of the Owner Participant, that nothing herein contained shall be construed as creating any liability on SSB, individually or personally, to perform any covenant, either express or implied, herein, all such liability, if any, being expressly waived by the Lessee and by each and every Person now or hereafter claiming by, through or under the Lessee except with respect to the gross negligence or willful misconduct of SSB, and that so far as SSB, individually or personally is concerned, the Lessee and any Person claiming by, through or under the Lessee shall look solely to the Lessor's Estate for the performance by the Lessor of any of its obligations under this Lease; provided, that nothing in this Section 24.01 shall be construed to limit in scope or substance those representations and warranties of SSB in its individual capacity set forth in the Participation Agreement and the Trust Agreement. The term "Lessor" as used in this Lease shall include any trustee succeeding SSB as Owner Trustee under the Trust Agreement. Any obligation of the Lessor hereunder may be performed by the Owner Participant, and any such performance shall not be construed as revocation of the trust created by the Trust Agreement. Nothing contained in this Lease shall restrict the operation of the provisions of the Trust Agreement with respect to its revocation of the resignation or removal of the Owner Trustee hereunder.


                                  ARTICLE 25

                                    NOTICES

         Section 25.01. Notices. All notices, demands, declarations and other communications required by this Lease shall be in writing and shall be deemed received (a) if given by telecopier, when transmitted and the appropriate telephonic confirmation received if transmitted on a Business Day and during normal business hours of the recipient, and otherwise on the next Business Day following transmission, (b) if given by certified mail, return receipt requested, postage prepaid, five Business Days after being deposited in the United States mail, and (c) if given by FedEx service or other delivery service of established reputation or other means, when received or personally delivered, addressed in accordance with the terms of Article 14 of the Participation Agreement.


                                  ARTICLE 26

                                 MISCELLANEOUS

         Section 26.01. Section Heading and Captions. All article and section headings and captions used in this Lease are purely for convenience and shall not affect the interpretation of this Lease.

         Section 26.02. References. Any reference to a specific article or section number shall be interpreted as a reference to that article or section of this Lease unless otherwise expressly provided.

         Section 26.03. APPLICABLE LAW. THIS LEASE SHALL IN ALL RESPECTS BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE BUT WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS, AND IS BEING DELIVERED IN NEW YORK.

         Section 26.04. Severability. Any provision of this Lease which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         Section 26.05. No Oral Modification. The terms and provisions of this Lease may not be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. Any such change, waiver, discharge or termination is also subject to the provisions of Section
8.01 and Article XIII of the Indenture.

         Section 26.06. Agreement as Chattel Paper. To the extent that this Lease constitutes chattel paper (as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction), no security interest in this Lease may be created through the transfer or possession of any counterpart other than the original chattel-paper counterpart, which shall be the counterpart containing the receipt executed by the Indenture Trustee on its signature page.

         Section 26.07. Counterparts. This Lease may be executed in any number of counterparts, each of which shall be an original (except that only the counterpart bearing the receipt executed by the Indenture Trustee shall be the original for purposes of perfecting a security interest therein as chattel paper under the Uniform Commercial Code), but all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Lease by signing any such counterpart.


                                  ARTICLE 27

                                  TRUE LEASE

         Section 27.01. Intent of the Parties. It is the intent of the parties to this Lease that for all purposes (including without limitation U.S. federal income tax purposes) this Lease will be a true lease, and that this Lease conveys to the Lessee no right, title or interest in the Aircraft except as a lessee.

         Section 27.02. Section 1110 Compliance. Notwithstanding any provision herein or elsewhere contained to the contrary, it is understood and agreed among the parties hereto that the transactions contemplated by this Lease and the other Operative Agreements are expressly intended to be, shall be and should be construed so as to be, entitled to the full benefits of
Section 1110 of the Bankruptcy Code from time to time with respect to the right to repossess the Airframe, the Engines and any Parts as provided herein, and in any circumstances where more than one construction of the terms and conditions of the Lease is possible, a construction which would preserve such benefits shall control over any construction which would not preserve such benefits or would render them doubtful.

         Section 27.03. Finance Lease. This Lease is a "finance lease" within the meaning of Section 2-A-103(g) of the Uniform Commercial Code.

         IN WITNESS WHEREOF, the Lessor and the Lessee have each caused this Lease to be duly executed as of the date first above written.


LESSOR:                    STATE STREET BANK AND TRUST COMPANY OF
                           CONNECTICUT, NATIONAL ASSOCIATION,
                           not in its individual capacity,
                           but solely as Owner Trustee


                           By: _______________________________________________
                                 Name: Paul D. Allen
                                 Title: Vice President



LESSEE:                    FEDERAL EXPRESS CORPORATION


                           By: _______________________________________________
                                 Name: Robert D. Henning
                                 Title: Assistant Treasurer and
                                      Managing Director - Structured Finance


         Receipt of this original counterpart of the Lease is hereby acknowledged on this __ day of May 1997.


Indenture Trustee:         FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                           not in its individual capacity,
                           but solely as Indenture Trustee


                           By: _____________________________________________
                                 Name: Greg A. Hawley
                                 Title: Vice President

                                  SCHEDULE I

                                  DEFINITIONS
                (FEDERAL EXPRESS CORPORATION TRUST NO. N583FE)


GENERAL PROVISIONS

         The following terms shall have the following meanings for all purposes of the Operative Agreements (other than the Pass Through Agreement, the Series Supplements, the Intercreditor Agreement and the Liquidity Facilities) referred to below, unless otherwise defined in an Operative Agreement or the context thereof shall otherwise require. In the case of any conflict between the provisions of this Schedule and the provisions of any Operative Agreement, the provisions of such Operative Agreement shall control the construction of such Operative Agreement.

         Unless the context otherwise requires, (i) references to agreements shall be deemed to mean and include such agreements as amended and supplemented from time to time, and (ii) references to parties to agreements shall be deemed to include the successors and permitted assigns of such parties.

DEFINED TERMS:

         Additional Insured.  As defined in Article 13 of the Lease.

         Aeronautics Authority. As appropriate, the Federal Aviation Administration and/or the Administrator of the Federal Aviation Administration, any successor to the former United States Civil Aeronautics Board, or any Person, governmental department, bureau, commission or agency located in the United States succeeding to the functions of any of the foregoing.

         Affidavits. The affidavits of citizenship of the Owner Trustee and the Owner Participant.

         Affiliate. With respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this definition, "control" (including "controlled by" and "under common control with") shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities or by contract or otherwise. In no event shall the Owner Trustee or the Lessor be deemed an Affiliate of the Owner Participant.

         After-Tax Basis. A basis such that any payment received or deemed to have been received by a Person shall be supplemented by a further payment to such Person so that the sum of the two payments, after deduction of all Taxes resulting from the receipt or accrual of such payments, shall be equal to the payment received or deemed to have been received. In the case of amounts payable to the Lessor, the Owner Participant, or any corporate Affiliate of the Owner Participant, it shall be presumed that such Person is at all times subject to Federal income tax at the maximum marginal rate generally applicable to corporations from time to time and actual state, local and foreign income taxes.

         Air Carrier. Any U.S. Air Carrier and any "foreign air carrier" (as defined in the Transportation Code) as to which there is in force a permit granted under Section 41302 of the Transportation Code.

         Aircraft. The Airframe to be sold by the Lessee to the Owner Trustee as provided in the Participation Agreement and to be leased under the Lease (or any permitted substitute airframe thereunder) together with three Engines (whether each an initial Engine or a Replacement Engine) whether or not any of such initial or Replacement Engines may from time to time be installed on such Airframe or may be installed on any other airframe or on any other aircraft, including any aircraft substituted pursuant to Section 11.03 of the Lease. Prior to delivery of the initial Lease Supplement, references in the Operative Agreements (including Section 3.03 of the Participation Agreement) to Aircraft shall mean the McDonnell Douglas MD-11F airframe bearing FAA Registration Number N1752K (currently anticipated to be changed to N583FE) and Manufacturer's serial number 48421, together with three General Electric CF6-80C2-D1F engines.

         Airframe. The McDonnell Douglas MD-11F aircraft (excluding the Engines or engines from time to time installed thereon) to be leased by the Lessor to the Lessee pursuant to the Lease and the initial Lease Supplement and having the United States FAA Registration Number initially and manufacturer's serial number specified in the initial Lease Supplement, including (i) all Parts in respect thereof and (ii) any Replacement Airframe which may be substituted pursuant to Section 11.03 of the Lease.

         Ancillary Agreement. Any written agreement of the Lessee to which the Lessor is a party or to which the Lessor has consented in writing entered into on or prior to the Delivery Date or any date thereafter in connection with the transactions contemplated by the Operative Agreements, as such agreement may be amended and supplemented from time to time with the consent of the Lessor and delivered to the Owner Trustee, the Indenture Trustee, the Pass Through Trustee, the Subordination Agent, each Liquidity Provider and the Owner Participant.

         Ancillary Agreement I. The Ancillary Agreement I (Federal Express Corporation Trust No. N583FE), dated the Delivery Date, among the Lessee, the Owner Trustee, not in its individual capacity, but solely as Owner Trustee, the Owner Participant and the Indenture Trustee not in its individual capacity, but solely as Indenture Trustee, as originally executed or as amended, modified or supplemented with the consent of all the parties thereto.

         Application. The application for registration of the Aircraft with the FAA in the name of the Owner Trustee.

         Appraisal. The report prepared by BK Associates, Inc. and to be delivered to the Owner Participant (with a copy of the conclusions to the Lessee) on the Delivery Date pursuant to Section 4.02(h) of the Participation Agreement.

         Average Life Date. For any Certificate, the date which follows the prepayment date by a period equal to the Remaining Weighted Average Life of such Certificate.

         Bankruptcy Code. The Federal Bankruptcy Code of 1978, as amended, and any successor thereto.

         Bankruptcy Default.  An event specified in Section 16.01(e), (f) or
(g) of the Lease which either does or, with the giving of notice or lapse of time or both, would constitute an Event of Default.

         Basic Rent. The aggregate periodic rent payable for the Aircraft throughout the Basic Term pursuant to Section 3.02 of the Lease, adjusted pursuant to Article 3 of the Lease.

         Basic Term. The period commencing at the beginning of the day on the Delivery Date and ending at the end of the day on March 15, 2019, or such earlier date on which the Lease shall be terminated as provided therein.

         Beneficial Interest. The interest of the Owner Participant (or the Initial Owner Participant, as the case may be) under the Trust Agreement.

         Bills of Sale. Collectively, the FAA Bill of Sale and the Warranty Bill of Sale.

         Business Day. Any day on which commercial banks are not authorized or required to close in New York, New York, Memphis, Tennessee and the city in the United States in which the office or agency is maintained by the Pass Through Trustee for the payment of the Pass Through Certificates, and after the Lien of the Indenture is discharged, Boston, Massachusetts.

         Certificate Closing Date. The date of the closing with respect to the purchase of Certificates by the Pass Through Trustee contemplated by Section 2.01(b) of the Participation Agreement.

         Certificates. The Equipment Trust Certificates (Federal Express Corporation Trust No. N583FE), issued by the Owner Trustee pursuant to the Indenture and any certificate issued in exchange therefor or replacement thereof pursuant to the Indenture.

         Citizen of the United States. A citizen of the United States as defined in Section 40102(a)(15) of the Transportation Code, or any analogous part of any successor or substituted legislation or regulation at the time in effect.

         Class A Liquidity Provider.  Has the meaning specified in Section
1.01 of the Intercreditor Agreement.

         Class B Liquidity Provider.  Has the meaning specified in Section
1.01 of the Intercreditor Agreement.

         Closings. The closing with respect to the acquisition of the Pass Through Certificates by the Underwriters and the closing with respect to the acquisition of Certificates by the Pass Through Trustee.

         Code. Except as otherwise provided, the Internal Revenue Code of 1986, as amended from time to time.

         Collateral Account. The deposit account established and maintained pursuant to Section 2.13 of the Indenture.

         Collateral Account Control Agreement. The Collateral Account Control Agreement dated as of May 1, 1997 among State Street Bank and Trust Company, the Indenture Trustee and the Owner Trustee.

         Commitment. The amount of the Owner Participant's participation in the Purchase Price required to be made available or paid as provided in
Section 3.02 of the Participation Agreement.

         Corporate Trust Administration. The Corporate Trust Administration office of the Owner Trustee located at 750 Main Street, Hartford, Connecticut 06103, Attention: Corporation Trust Administration, or such other office at which the Owner Trustee's corporate trust business shall be administered which the Owner Trustee shall have specified by notice in writing to the Lessee, the Owner Participant and the Indenture Trustee.

         Corporate Trust Department. The Corporate Trust Department office of the Indenture Trustee located at 79 South Main Street, Salt Lake City, Utah 84111, Attention: Corporate Trust Department, or such other office at which the Indenture Trustee's corporate trust business shall be administered which the Indenture Trustee shall have specified by notice in writing to the Lessee, the Owner Participant and the Owner Trustee.

         CRAF Program. Has the meaning specified in Section 7.01(f) of the Lease.

         Cut-Off Date.  December 15, 1997.

         Debt Portion. The amount specified as such on Schedule IV to the Participation Agreement.

         Debt Rate. The weighted average (based on Outstanding principal amount) rate of interest on the Certificates issued pursuant to the Indenture.

         Default. Any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Event of Default.

         Delivery Date. The date on which the Aircraft is delivered and sold by the Lessee to the Lessor and leased by the Lessor to the Lessee under the Lease, which date shall also be the date of the initial Lease Supplement.

         Delivery Notice. Notice of the Aircraft's Delivery Date, given by the Lessee as provided in Section 3.01 of the Participation Agreement and including any notice with respect to a postponed Delivery Date given by the Lessee pursuant to Section 3.03(c) of the Participation Agreement.

         EBO Date. Has the meaning specified in Section 4.02(a)(F) of the Lease.

         EBO Price. Has the meaning specified in Section 4.02(a)(F) of the Lease.

         Eligible Deposit Account. Either (a) a segregated account with an Eligible Institution or (b) a segregated trust account with the corporate trust department of a depository institution with corporate trust powers organized under the laws of the United States or any state thereof, or the District of Columbia, and whose deposits are insured by the Federal Deposit Insurance Corporation, provided that such institution also has a combined capital and surplus of at least $100,000,000 and a rating of A or better from the Thomson Bank Watch.

         Eligible Institution. A depository institution organized under the laws of the United States or any one of the states thereof, or the District of Columbia, or any domestic branch of a foreign bank, which in any such case at all times (a) has either (x) a long-term unsecured debt rating of at least Aa2 by Moody's or (y) a short-term certificate of deposit rating of P-1 by Moody's, (b) has either (x) a long-term unsecured debt rating of a least AA by S&P or (y) a short-term certificate of deposit rating of A-1+ by S&P and (c) is a member of the Federal Deposit Insurance Corporation.

         Engine. Each of the three General Electric CF6-80C2-D1F engines listed by its manufacturer's serial number in the initial Lease Supplement and leased pursuant to the Lease, whether or not from time to time installed on the Airframe or installed on any other airframe or on any other aircraft, and any Replacement Engine which may from time to time be substituted for an Engine pursuant to Section 7.02(a)(vii), 10.03, 11.03, 11.04 or 12.02 of the Lease, together with all Parts related thereto. Except as otherwise provided, at such time as a Replacement Engine shall be so substituted and the Engine for which the substitution is made shall be released from the Lien of the Indenture, such replaced Engine shall cease to be an "Engine" under the Lease. The term "Engines" means, as of any date of determination, all Engines then leased to the Lessee pursuant to the Lease.

         Engine Consent. The Engine Consent dated as of May 1, 1997, executed by the Engine Manufacturer.

         Engine Manufacturer. General Electric Company, a New York corporation.

         Engine Warranty Assignment. The Engine Warranty Assignment (Federal Express Corporation Trust No. N583FE), dated as of May 1, 1997 between the Lessor and the Lessee.

         ERISA. The Employee Retirement Income Security Act of 1974, as amended.

         ERISA Plan. An employee benefit plan subject to Title I of ERISA, or an individual retirement account or plan subject to Section 4975 of the Code.

         Estimated Expense Amount. Has the meaning specified in Section 10.01(a) of the Participation Agreement.

         Event of Default. Each of the events specified in Article 16 of the Lease.

         Event of Loss. Any of the following events with respect to the Aircraft, the Airframe or any Engine: (i) loss of such property or its use (A) due to theft or disappearance for a period in excess of 30 days (or such longer period not to exceed 60 days from the end of such 30 day period if and so long as the location of such property is known and the Lessee is pursuing the recovery thereof) or to the end of the Term, if less, unless such event constitutes an Event of Loss under clause (i)(B) or clause (ii) below, or (B) due to the destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use by Lessee for any reason whatsoever;
(ii) any damage to such property which results in an insurance settlement with respect to such property on the basis of a total loss, or constructive or compromised total loss; (iii) (1) condemnation, confiscation or seizure of, or requisition of title to such property by the Government, any foreign government or purported government or any agency or instrumentality thereof, or (2) condemnation, confiscation, or seizure of, or requisition or taking of, use of such property (A) by a foreign government, or instrumentality or agency of any such foreign government, or any purported government or instrumentality or agency thereof for a period in excess of 180 days or the end of the Term, if less, or (B) by the Government for a period extending beyond the Term provided that no Event of Loss shall be deemed to have occurred, and the Term shall be extended automatically for a period of up to six months beyond the end of the Term in the event that the Aircraft or the Airframe or any Engine is requisitioned by the Government pursuant to an activation as part of the CRAF Program described in Section 7.02(a)(iv) of the Lease; or (iv) as a result of any law, rule, regulation, order or other action by the Aeronautics Authority or other governmental body having jurisdiction, the use of the Aircraft or Airframe in the normal course of air transportation of cargo shall have been prohibited for a period of four (4) consecutive months, unless the Lessee, prior to the expiration of such four (4) month period, shall be diligently carrying forward all steps which are necessary and desirable to permit the normal use of the Aircraft or Airframe provided, however, that an Event of Loss shall be deemed to have occurred if (x) the Lessee fails to continue diligently carrying forward all such steps or (y) the use of the Aircraft or the Airframe in the normal course of air transportation of cargo shall have been prohibited for a period of an additional 8 months following such 4 month period or (z) unless waived by the Lessor, the Term shall have expired. The date of such Event of Loss shall be (t) the 30th day or the 90th day, as the case may be, following loss of such property or its use due to theft or disappearance; (u) the date of any destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use; (v) the date of any insurance settlement on the basis of a total loss or constructive or compromised total loss; (w) the date of any condemnation, confiscation, seizure or requisition of title of such property; (x) the earlier of the 181st day following condemnation, confiscation, seizure or requisition for use of such property by a foreign government or instrumentality or agency thereof or the end of the Term; (y) the last day of the Term in the case of requisition for use of such property by the Government or (z) the last day of the 4 month or additional 8 month period, referred to in clause (iv) above or, if earlier, the last day of the Term (unless waived by the Lessor). An Event of Loss with respect to the Aircraft shall be deemed to have occurred if any Event of Loss occurs with respect to the Airframe.

         Excepted Payments. Collectively, (i) indemnity or other payments of expenses paid or payable by the Lessee in respect of the Owner Participant, the Owner Trustee in its individual capacity or any of their respective successors, permitted assigns, directors, officers, employees, servants and agents or Affiliates, pursuant to Article 8, 9, or 10 or any indemnity hereafter granted to the Owner Participant or the Owner Trustee in its individual capacity pursuant to Section 7.01(e), Article 9 or Section 11.03(a) of the Lease, (ii) proceeds of public liability insurance (or government indemnities in lieu thereof) in respect of the Aircraft payable as a result of insurance claims paid for the benefit of, or losses suffered by, the Owner Trustee or the Indenture Trustee in their respective individual capacities or by the Owner Participant, or their respective successors, permitted assigns or Affiliates, (iii) proceeds of insurance maintained with respect to the Aircraft by the Owner Participant (whether directly or through the Owner Trustee) maintained in accordance with the provisions of but not required under Article 13 of the Lease, (iv) all right, title and interest of the Owner Participant in, to and under the Tax Indemnity Agreement and payments of Supplemental Rent by the Lessee in respect of any amounts payable under the Tax Indemnity Agreement, (v) any amounts payable by the Lessee to the Owner Participant or the Owner Trustee in its individual capacity, after the release thereof from the Lien of the Indenture, (vi) subject to Section 3.05 of the Lease, payments constituting increases in Basic Rent attributable to payments arising pursuant to Section 5 of the Tax Indemnity Agreement, (vii) any right to demand, collect or otherwise receive and enforce the payment of any amount described in clauses (i) through (vi) above and (viii) any payments in respect of interest to the extent attributable to the payments referred to in clauses
(i) through (vi) above.

         Expense; Expenses. Have the meaning specified in Section 9.01(a) of the Participation Agreement.

         FAA Bill of Sale. The bill of sale for the Airframe on AC Form 8050-2, or such other form as may be approved by the Aeronautics Authority, executed by the Lessee in favor of the Owner Trustee and to be dated the Delivery Date.

         Fair Market Renewal Term. A term with respect to which the Lessee has exercised its option to renew the Lease pursuant to the second paragraph of
Section 4.01(a) thereof and with respect to which the conditions set forth in such Section 4.01(a) are met.

         Fair Market Rental. An amount determined on the basis of, and equal in amount to, the rental which would be obtained in an arm's-length transaction between an informed and willing lessee and an informed and willing lessor unaffiliated with such lessee, neither being under any compulsion to lease. In such determination, except for purposes of Section 17.01 of the Lease, it shall be assumed that the Aircraft is in at least the condition required under the Lease in the case of return of the Aircraft pursuant to
Article 12 of the Lease and Fair Market Rental shall be determined in accordance with the provisions of Section 4.03 of the Lease. For purposes of
Section 17.01 of the Lease, such determination shall be made on an "as is, where is" basis by a qualified independent appraiser selected by the Lessor and the costs and expenses of the appraisal shall be borne by the Lessee, unless the Lessor has not obtained possession of the Aircraft pursuant to such
Section 17.01, in which case an appraiser shall not be appointed and such Fair Market Rental shall be deemed to be zero.

         Fair Market Value. An amount determined on the basis of, and equal in amount to, the value which would be obtained in an arm's-length transaction between an informed and willing purchaser under no compulsion to buy and an informed and willing seller unaffiliated with such purchaser and under no compulsion to sell, assuming the Aircraft (or other property) is unencumbered by the Lease. In such determination, except for purposes of Section 17.01 of the Lease, it shall be assumed that the Aircraft is in at least the condition required under the Lease in the case of return of the Aircraft pursuant to
Article 12 of the Lease and Fair Market Value shall be determined in accordance with the provisions of Section 4.03 of the Lease. For purposes of
Section 17.01 of the Lease, such determination shall be made on an "as is, where is" basis by a qualified independent appraiser selected by the Lessor and the costs and expenses of the appraisal shall be borne by the Lessee, unless the Lessor has not obtained possession of the Aircraft free and clear of all Liens and unencumbered by the Lease pursuant to such Section 17.01, in which case an appraiser shall not be appointed and such Fair Market Value shall be deemed to be zero.

         Federal Aviation Administration; FAA. The United States Federal Aviation Administration and any successor agency or agencies thereto.

         Final Drawing. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Fixed Renewal Rent. Semi-annual payments of rent during the Fixed Renewal Term equal to the lesser of (i) Fair Market Rental as determined as of the commencement of such Fixed Renewal Term and (ii) the amount set forth in Ancillary Agreement I.

         Fixed Renewal Term. The term with respect to which the Lessee has exercised its option to renew the Lease pursuant to the first paragraph of
Section 4.01(a) thereof and with respect to which the conditions set forth in such Section 4.01(a) are met.

         FSB. First Security Bank, National Association, a national banking association.

         Government. The United States of America or an agency or instrumentality thereof the obligations of which bear the full faith and credit of the United States of America.

         GTA. The General Terms Agreement dated as of July 3, 1991 between the Engine Manufacturer and the Lessee related to the purchase by the Lessee of the Engines as originally executed or as modified, amended or supplemented in accordance with the terms thereof, but only insofar as the General Terms Agreement relates to the Engines, to the extent assigned to the Owner Trustee pursuant to the Engine Warranty Assignment.

         Holder of a Certificate; Certificate Holder; Holder. As of any particular time, the Person in whose name a Certificate shall be registered (but not including the holder of any Pass Through Certificate).

         Indemnitee. Each of SSB, in its individual capacity and as Owner Trustee and Lessor, the Subordination Agent, in its individual capacity and in its capacity as Subordination Agent, each Liquidity Provider, the Owner Participant, the Indenture Trustee, in its individual capacity and as trustee, and any successor (including any trustee which may succeed to the Lessor's interest under the Lease), Affiliate, assign, officer, director, employee, agent and servant of any of the foregoing, the Lessor's Estate and the Trust Indenture Estate. Neither the Pass Through Trustee nor any holder of a Pass Through Certificate shall be deemed to be an Indemnitee.

         Indenture. The Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N583FE), dated as of May 1, 1997, between the Lessor and the Indenture Trustee, as supplemented by the Indenture and Security Agreement Supplement.

         Indenture and Security Agreement Supplement. The Indenture and Security Agreement Supplement No. 1 (Federal Express Corporation Trust No. N583FE) to be dated the Delivery Date, substantially in the form of Exhibit A to the Indenture.

         Indenture Default. Any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Indenture Event of Default.

         Indenture Documents. Has the meaning specified in the Granting Clause of the Indenture.

         Indenture Event of Default.  Each of the events specified in Section
7.01 of the Indenture.

         Indenture Trustee. First Security Bank, National Association, a national banking association, not in its individual capacity but solely as Indenture Trustee under the Indenture.

         Indenture Trustee's Liens. Any Lien against, on or with respect to the Aircraft, the Lessor's Estate or the Trust Indenture Estate or any part thereof resulting from (i) claims against the Indenture Trustee not related to the administration of the Trust Indenture Estate or any transactions pursuant to the Indenture or any document included in the Trust Indenture Estate, (ii) any act or omission of the Indenture Trustee which is not related to the transactions contemplated by the Operative Agreements or is in violation of any of the terms of the Operative Agreements or (iii) Taxes imposed against the Indenture Trustee in its individual capacity against which the Lessee has not indemnified (and is not obligated to indemnify) the Indenture Trustee in such capacity.

         Independent Appraisal.  An appraisal conducted pursuant to Section
4.03 of the Lease.

         Independent Investment Banker. An independent investment banking institution of national standing appointed by the Lessee that is independent in fact, does not have any direct financial interests, or any material indirect financial interest, in the Lessee or any Affiliate of the Lessee, and is not connected with the Lessee or any Affiliate of the Lessee, as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, that if the Indenture Trustee shall not have received written notice of such an appointment at least 10 days prior to the Prepayment Date, "Independent Investment Banker" shall mean such an institution appointed by the Indenture Trustee.

         Initial Owner Participant. Federal Express Corporation, a Delaware corporation.

         Intercreditor Agreement. The Intercreditor Agreement dated as of May 1, 1997, among the Pass Through Trustee, the Class A Liquidity Provider, the Class B Liquidity Provider and the Subordination Agent.

         Interest Drawing. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Invoice. The invoice for the Aircraft given by the Lessee to the Lessor.

         Lease. The Lease Agreement (Federal Express Corporation Trust No. N583FE) dated as of May 1, 1997, entered into by the Lessor and the Lessee concurrently with the execution and delivery of the Indenture, including, without limitation, supplementation by one or more Lease Supplements entered into pursuant to the applicable provisions of the Lease.

         Lease Supplement. The Lease Supplement No. 1 (Federal Express Corporation Trust No. N583FE) to be dated the Delivery Date, substantially in the form of Exhibit A to the Lease.

         Lease Term. The period commencing on the Delivery Date and ending at the end of the Basic Term.

         Lessee.  Federal Express Corporation, a Delaware corporation.

         Lessee Documents. Has the meaning set forth in Section 6.01(b) of the Participation Agreement.

         Lessor. State Street Bank and Trust Company of Connecticut, National Association, a national banking association, not in its individual capacity but solely as Owner Trustee under the Trust Agreement.

         Lessor's Estate. All estate, right, title and interest of the Owner Trustee in and to the Collateral Account, the Liquid Collateral, the Aircraft, the Lease, any Lease Supplement, the Participation Agreement, the Bills of Sale, the Modification Agreement, the GTA, the Engine Warranty Assignment, the Engine Consent, any warranty with respect to the Airframe and the Engines, all amounts of Basic Rent, Renewal Rent and Supplemental Rent, including without limitation, insurance proceeds (other than insurance proceeds payable to or for the benefit of either the Owner Trustee in its individual capacity or the Owner Participant) and requisition, indemnity or other payments of any kind for or with respect to the Aircraft (except amounts owing to the Owner Participant or to the Owner Trustee in its individual capacity, or to any of their respective directors, officers, employees and agents pursuant to Articles 8 and 9 of the Participation Agreement). Notwithstanding the foregoing, "Lessor's Estate" shall not include any Excepted Payment.

         Lessor's Liens. Liens against, on or with respect to the Aircraft, the Lessor's Estate or the Trust Indenture Estate or any part thereof, title thereto or any interest therein arising as a result of (i) claims against the Lessor, in its individual capacity or as Owner Trustee, the Owner Participant or any Affiliate of such Owner Participant, in each case not related to the transactions contemplated by the Operative Agreements, (ii) acts or omissions of the Lessor in its individual capacity or as Owner Trustee, and, in the case of the Lessor in its individual capacity, arising from its gross negligence or willful misconduct either not related to the transactions contemplated by or expressly prohibited under the Operative Agreements and any act or omission of the Owner Participant or any Affiliate of such Owner Participant which is not related to the transactions contemplated by the Operative Agreements or is in violation of any of the terms of the Operative Agreements, (iii) Taxes or Expenses imposed against the Lessor, in its individual capacity or as Owner Trustee, or the Owner Participant or any Affiliate of such Owner Participant, the Lessor's Estate or the trust created by the Trust Agreement which are not required to be indemnified against by the Lessee pursuant to the Tax Indemnity Agreement or by reason of Section 8.01(b) or 9.01(b) of the Participation Agreement, or (iv) claims against the Lessor or the Owner Participant arising from the voluntary transfer by the Lessor or the Owner Participant of its interests in the Aircraft other than a transfer of the Aircraft resulting from an action or at the direction of the Lessee pursuant to Section 4.02(a) or
Article 8, 9, 10 or 11 of the Lease and other than a transfer pursuant to the exercise of the remedies set forth in Article 17 of the Lease.

         Lien. Any mortgage, pledge, lien, charge, encumbrance, lease or security interest or other similar interest.

         Liquid Collateral. All amounts and securities deposited from time to time in the Collateral Account and all the products, investments, earnings and proceeds of the foregoing, including, but not limited to, all proceeds of the investment or conversion thereof, voluntary or involuntary, into cash, Specified Investments or other property, all rights to payment of any and every kind, and other forms of obligations, and instruments and other property which at any time constitute all or part or are included in the proceeds of any of the foregoing.

         Liquidity Facility. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Liquidity Provider. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Losses. Has the meaning specified in Section 17.02(a) of the Participation Agreement.

         Loss Payee. Has the meaning specified in Section 13.02(b)(i) of the Lease.

         Majority in Interest of Certificate Holders. As of a particular date of determination, the Holders of more than 50% of the aggregate unpaid principal amount of all Certificates outstanding as of such date excluding for purposes of this definition any Certificates held by (i) the Owner Trustee or the Owner Participant unless all Certificates then outstanding shall be held by such Owner Participant, (ii) the Lessee or (iii) any Affiliate of any thereof.

         Make-Whole Premium. An amount determined as of the day before the applicable Prepayment Date (or date of purchase, as the case may be) which an Independent Investment Banker determines to be equal to the excess, if any, of
(i) the present value of the remaining scheduled payments of such principal amount or portion thereof and interest thereon (excluding interest accrued from the immediately preceding Payment Date to such Prepayment Date or date of purchase, as the case may be) to the Maturity of such Certificate in accordance with generally accepted financial practices assuming a 360-day year consisting of twelve 30-day months at a discount rate equal to the Treasury Yield, all as determined by the Independent Investment Banker over (ii) the outstanding principal amount of such Certificate plus accrued interest.

         Mandatory Document Terms. The terms set forth on Schedule V to the Participation Agreement.

         Mandatory Economic Terms. The terms set forth on Schedule VI to the Participation Agreement.

         Manufacturer.  McDonnell Douglas Corporation, a Maryland corporation.

         Maturity. With respect to any Certificate, the date on which the final principal amount of such Certificate is scheduled to be due and payable.

         Modification Agreement. The Aircraft Modification Agreement dated as of December 1, 1995 between the Lessee and the Manufacturer providing for the refurbishing and reconfiguration of the Aircraft including any warranties relating thereto, but only to the extent that the foregoing relates to the Aircraft, to the extent assigned to the Owner Trustee pursuant to the Warranty Bill of Sale.

         Moody's.  Moody's Investors Service, Inc.

         Net Present Value of Rents. The net present value, as of the Delivery Date, of Basic Rent set forth in Schedule II of the Lease, discounted at a rate per semi-annual period equal to the Debt Rate.

         Non-U.S. Person.  Any Person other than a U.S. Person.

         Obsolete Parts. Parts which the Lessee in good faith determines to be obsolete or no longer suitable or appropriate for use on the Airframe or any Engine.

         Officer's Certificate. When delivered pursuant to the Indenture, a certificate signed by a Responsible Officer of the Lessee or the Owner Trustee, as the case may be, and delivered to the Indenture Trustee. Each such certificate shall include the statements provided for in Section 15.07 of the Indenture.

         Operative Agreements. The Participation Agreement, the Trust Agreement, the Bills of Sale, the Modification Agreement, the GTA, the Engine Warranty Assignment, the Lease, the Lease Supplement, the Owner Trustee Guaranty, if any, any Ancillary Agreement entered into by or with the written consent of the Indenture Trustee, which by its terms is an Operative Agreement, the Certificates outstanding at the time of reference, the Indenture, the Indenture and Security Agreement Supplement, the Engine Consent, each Liquidity Facility, the Intercreditor Agreement, the Collateral Account Control Agreement and the Tax Indemnity Agreement.

         Opinion of Counsel. When delivered pursuant to the Indenture, a written opinion of legal counsel, who in the case of counsel (a) for the Lessee may be (i) an attorney employed by the Lessee who is generally empowered to deliver such written opinions, (ii) Davis Polk & Wardwell or a successor firm or (iii) other counsel designated by the Lessee and reasonably satisfactory to the Indenture Trustee and (b) for the Owner Trustee or the Indenture Trustee, an attorney selected by such Person and, in the case of the Owner Trustee, reasonably satisfactory to the Indenture Trustee.

         Outstanding. When used with respect to Certificates, as of the date of determination and subject to the provisions of Section 10.04 of the Indenture, all Certificates theretofore executed and delivered under the Indenture, with the exception of the following:

         (i) Certificates theretofore cancelled by the Indenture Trustee or delivered to the Indenture Trustee for cancellation pursuant to
         Section 2.08 of the Indenture or otherwise;

         (ii) Certificates for which prepayment money in the necessary amount has been theretofore deposited with the Indenture Trustee in trust for the Holders of such Certificates pursuant to Section 14.01 of the Indenture; provided, that if such Certificates are to be prepaid, notice of such prepayment has been duly given pursuant to the Indenture or provision therefor satisfactory to the Indenture Trustee has been made; and

         (iii) Certificates in exchange for or in lieu of which other Certificates have been executed and delivered pursuant to Article II of the Indenture.

         Owner Participant. The Person to whom on the Delivery Date (or, if earlier, the Transfer Date) the Initial Owner Participant shall transfer its Beneficial Interest pursuant to Section 3.02 of the Participation Agreement and any successors thereto, and any Person to which the Owner Participant transfers, in accordance with the Trust Agreement, its right, title and interest in and to the Operative Agreements and the Lessor's Estate.

         Owner Trustee. SSB, not in its individual capacity except as otherwise expressly stated, but solely as Owner Trustee under the Trust Agreement.

         Owner Trustee Guarantor. The provider, if any, of an Owner Trustee Guaranty.

         Owner Trustee Guaranty.  Any guaranty delivered in compliance with
Section 11.01(b)(ii) of the Participation Agreement.

         Owner's Economic Return. The Owner Participant's anticipated net after-tax yield and aggregate after-tax cash flow during the Basic Term, utilizing the multiple investment sinking fund method of analysis, computed on the basis of the same methodology and assumptions as were utilized by the Owner Participant in determining Basic Rent, Stipulated Loss Value and Termination Value percentages and EBO Price, as such assumptions may be adjusted for events which have been the basis of adjustments to Rent pursuant to Section 3.04 of the Lease.

         Participation Agreement. The Participation Agreement (Federal Express Corporation Trust No. N583FE), dated as of May 1, 1997, among the Lessee, the Owner Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as owner trustee, the Owner Participant, the Indenture Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as indenture trustee, the Pass Through Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as pass through trustee and the Subordination Agent not in its individual capacity except as otherwise expressly provided therein, but solely as subordination agent.

         Parts. All appliances, parts, components, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature (other than complete Engines or engines) which may from time to time be incorporated or installed in or attached to the Airframe or any Engine or title to which remains vested in the Lessor pursuant to Article 8 of the Lease.

         Pass Through Agreement. The Pass Through Trust Agreement dated as of May 1, 1997 between the Lessee and the Pass Through Trustee.

         Pass Through Certificates. Any of the Pass Through Certificates, 1997-1-A, the Pass Through Certificates, 1997-1-B or the Pass Through Certificates, 1997-1-C, in each case as issued by the related Pass Through Trust; and "Pass Through Certificates" means all of the Pass Through Certificates issued by each of the Pass Through Trusts.

         Pass Through Closing Date. The Business Day on which the sale of the Pass Through Certificates to the Underwriters pursuant to the Underwriting Agreement takes place.

         Pass Through Trust. The Federal Express Corporation 1997-1 Pass Through Trust Class A, Federal Express Corporation 1997-1 Pass Through Trust Class B and Federal Express Corporation 1997-1 Pass Through Trust Class C, in each case formed pursuant to the related Series Supplement in accordance with the Pass Through Agreement; and "Pass Through Trusts" means all of such Pass Through Trusts.

         Pass Through Trustee. First Security Bank, National Association, a national banking association, in its capacity as Pass Through Trustee under the Pass Through Agreement and each Pass Through Trust.

         Past Due Rate. In respect of (A) any amount payable to the Owner Participant or the Owner Trustee a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to 2% plus the Debt Rate and (B) any principal of or interest on any Certificate or any other amount payable under the Indenture, any Certificate or any other Operative Agreement that is not paid when due (whether at Maturity, by acceleration, by optional or mandatory prepayment or otherwise) to any Holder, the Indenture Trustee or the Pass Through Trustee, a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to (i) in the case of any such amount payable to the Holder of any Certificate, 2% plus the interest rate applicable to such Certificate and (ii) in the case of any other such amount, 2% plus the Debt Rate.

         Payment Date.  Each January 15 and July 15 commencing on July 15,
1997.

         Payment Default. Any event specified in Section 16.01(a) or 16.01(b) of the Lease which with the giving of notice or lapse of time or both would constitute an Event of Default.

         Permitted Investments. Those investments enumerated in Section 23.01(a) (i), (ii), (iii) and (iv) of the Lease.

         Person. Any individual, sole proprietorship, partnership, joint venture, joint stock company, trust, unincorporated organization, association, corporation, institution, entity or government (federal, state, local, foreign or any agency, instrumentality, division or body thereof).

         Preliminary Notice. Has the meaning specified in Section 4.01(a) of the Lease.

         Premium Termination Date. With respect to the Series A Certificates, December 27, 2011, with respect to the Series B Certificates, February 5, 2010 and with respect to the Series C Certificates, March 22, 2007.

         Prepayment Date. Has the meaning specified in Section 6.02(b) of the Indenture.

         Prepayment Price. Has the meaning specified in Section 6.02(b) of the Indenture.

         Principal Amount. With respect to a Certificate means the stated original principal amount of such Certificate and, with respect to all Certificates, means the aggregate stated original principal amounts of all Certificates.

         Property.   Any right or interest in or to property of any kind
whatsoever, whether real, personal or mixed and whether tangible or intangible.

         Proposed Termination Date. Has the meaning specified in Section 10.01(a) of the Lease.

         Purchase Price.  The amount specified as such in Ancillary Agreement
I.

         Rating Agencies. Collectively, at any time, each nationally recognized rating agency which shall have been requested to rate the Pass Through Certificates and which shall then be rating the Pass Through Certificates. The initial Rating Agencies will be Moody's and S&P.

         Rating Agency Confirmation. With respect to any Operative Agreement that is to be modified in any material respect on the Delivery Date or the Transfer Date, if applicable, a written confirmation from each of the Rating Agencies that the use of such Operative Agreement with such modifications would not result in (i) a reduction of the rating for any Class of Pass Through Certificates below the then current rating for such Class of Pass Through Certificates or (ii) a withdrawal or suspension of the rating of any Class of Pass Through Certificates.

         Record Date. With respect to Payment Dates under the Indenture (except a date for payment of defaulted interest), December 31 for January 15 Payment Dates and June 30 for July 15 Payment Dates, whether or not such date is a Business Day.

         Recourse Amount. Has the meaning specified in Section 17.10 of the Participation Agreement.

         Refinancing.  A non-recourse loan to the Lessor arranged pursuant to
Section 15.01 of the Participation Agreement.

         Register.  Has the meaning set forth in Section 3.02 of the Indenture.

         Registrar. Has the meaning set forth in Section 3.02 of the Indenture.

         Regulation D. Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

         Remaining Weighted Average Life. On a given date with respect to any Certificate the number of days equal to the quotient obtained by dividing (i) the sum of each of the products obtained by multiplying (a) the amount of each then remaining scheduled payment of principal of such Certificate by (b) the number of days from and including such prepayment date to but excluding the dates on which each such payment of principal is scheduled to be made; by (ii) the then outstanding principal amount of such Certificate.

         Renewal Rent. The amount payable by the Lessee as rent in accordance with Section 4.01 of the Lease during any Renewal Term.

         Renewal Term. Any Fixed Renewal Term or Fair Market Renewal Term with respect to which the Lessee has exercised its option to renew the Lease pursuant to Section 4.01(a) thereof.

         Rent. All payments due from the Lessee under the Lease as Basic Rent, Renewal Rent and Supplemental Rent, collectively.

         Rent Payment Date. March 15, 2019 and each January 15 and July 15 commencing on January 15, 1998, and continuing thereafter during the Term.

         Reoptimization Date. Has the meaning set forth in Section 2.03(b) of the Participation Agreement.

         Replacement Aircraft. Any aircraft substituted for the Aircraft pursuant to Section 11.03(a) of the Lease.

         Replacement Airframe. Has the meaning set forth in Section 11.03 of the Lease.

         Replacement Engine. A General Electric CF6-80C2-D1F engine (or an engine of the same or another manufacturer) of equal or greater value, remaining useful life and utility as the Engine being replaced, together with all Parts relating to such engine; provided, however, that if such replacement engine is not a General Electric CF6-80C2-D1F engine, such replacement engine must then be commonly used in the commercial aviation industry on McDonnell Douglas MD-11 airframes.

         Responsible Officer. With respect to the Owner Trustee (except for purposes of the Trust Agreement in which case the definition of Responsible Officer set forth in Section 3.10 of the Trust Agreement is applicable) or the Indenture Trustee, any officer in its Corporate Trust Administration, as the case may be, designated by such Person to perform obligations under the Operative Agreements, and with respect to any other party, any corporate officer or (except in the case of the Owner Participant) other employee of a party who, in the normal performance of his or her operational responsibilities, with respect to the subject matter of any covenant, agreement or obligation of such party pursuant to any Operative Agreement, would have responsibility for and knowledge of such matter and the requirements of any Operative Agreement with respect thereto.

         S&P.  Standard & Poor's Ratings Group.

         Scheduled Delivery Date. The Delivery Date specified in the Delivery Notice pursuant to Section 3.01 of the Participation Agreement.

         SEC. The Securities and Exchange Commission of the United States and any successor agencies or authorities.

         Secured Obligations. Has the meaning specified in the Granting Clause of the Indenture.

         Securities Act.  The Securities Act of 1933, as amended.

         Series "A" or "Series A Certificates". Certificates issued and designated as "Series A" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series A".

         Series "B" or "Series B Certificates". Certificates issued and designated as "Series B" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series B".

         Series "C" or "Series C Certificates". Certificates issued and designated as "Series C" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series C".

         Series Supplement or Series Supplements. The Series Supplement 1997-1-A to be executed and delivered by the Lessee and the Pass Through Trustee, the Series Supplement 1997-1-B to be executed and delivered by the Lessee and the Pass Through Trustee or the Series Supplement 1997-1-C to be executed and delivered by the Lessee and the Pass Through Trustee.

         Sinking Fund Redemption Date.  Has the meaning specified in Section
6.06 of the Indenture.

         Sinking Fund Redemption Price.  Has the meaning specified in Section
6.06 of the Indenture.

         Special Aviation Counsel.  Daugherty, Fowler & Peregrin.

         Specified Investments. Shall mean (a) direct obligations of the United States of America or obligations fully guaranteed by the United States of America; (b) commercial paper rated A-1/P-1 by S&P and Moody's, respectively or, if such ratings are unavailable, rated by any nationally recognized rating organization in the United States equal to the highest rating assigned by such rating organization; (c) investments in negotiable certificates of deposit, time deposits, banker's acceptances, commercial paper or other direct obligations of, or obligations guaranteed by, commercial banks organized under the laws of the United States or of any political subdivision thereof (or any U.S. branch of a foreign bank) with issuer ratings of at least B/C by Thomson Bankwatch, having maturities no later than 90 days following the date of such investment; (d) overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers; or
(e) overnight repurchase agreements with respect to the securities described in clause (a) above entered into with an office of a bank or trust company which is located in the United States of America or any bank or trust company which is organized under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $500 million.

         SSB. State Street Bank and Trust Company of Connecticut, National Association, a national banking association.

         Stipulated Loss Value. As of any Stipulated Loss Value Determination Date during the Basic Term, the amount determined by multiplying the Purchase Price by the percentage set forth in Schedule III of the Lease under the heading "Stipulated Loss Value Factor" opposite such date (as such Schedule III may be adjusted from time to time as provided in Section 3.04 of the Lease), and during any Renewal Term, the amount determined pursuant to Section 4.01(b) of the Lease. Notwithstanding any other provisions of the Lease or the Participation Agreement or the Indenture, each Stipulated Loss Value for the Aircraft shall be, under any circumstances and in any event, an amount, together with so much of the arrears portion of Basic Rent due and owing through the date of payment of Stipulated Loss Value as does not constitute an Excepted Payment, at least sufficient to pay in full as of such date of payment the aggregate unpaid principal amount of and accrued interest on the Certificates outstanding on such date of payment. Subject to the immediately preceding sentence, it is understood and agreed that the amounts set forth on
Schedule III of the Lease, for dates other than Rent Payment Dates on which arrears Basic Rent is due, fully reflect appropriate Basic Rent accruals and credits of unearned Basic Rent and, accordingly, no further accrual or credit shall be required whenever Stipulated Loss Value is to be calculated with reference to any such date.

         Stipulated Loss Value Determination Date.  Each date set forth on
Schedule III of the Lease.

         Subordination Agent. First Security Bank, National Association, a national banking association, not in its individual capacity but solely as Subordination Agent.

         Supplemental Rent. (a) All amounts, liabilities and obligations which the Lessee assumes or agrees to perform or pay under the Lease or under the Participation Agreement or Tax Indemnity Agreement or any Ancillary Agreement or any other Operative Agreement to SSB, the Lessor, the Owner Participant, the Indenture Trustee, the Subordination Agent, any Liquidity Provider or others, including, without limitation, payments of Stipulated Loss Value, EBO Price and amounts calculated by reference to Termination Value, and all amounts required to be paid by Lessee under the agreements, covenants and indemnities contained in the Lease or in the Participation Agreement or the Tax Indemnity Agreement or any other Operative Agreement, but excluding Basic Rent and (b) all amounts that the Owner Trustee is obligated to pay in accordance with clause (b) of the last paragraph of Section 2.04 of the Indenture.

          Tax. Has the meaning set forth in Section 8.01(a) of the Participation Agreement.

          Tax Indemnity Agreement. The Tax Indemnity Agreement (Federal Express Corporation Trust No. N583FE), dated as of May 1, 1997, between the Lessee and the Owner Participant.

         Term. The Basic Term and any Renewal Term unless the Lease is terminated earlier pursuant to its terms.

         Termination Date. A Rent Payment Date during the Basic Term that is on or after the fifth anniversary of the Delivery Date in the case of Article 10 of the Lease, and in the case of (i) Section 4.02(a)(A) of the Lease the Rent Payment Date falling on January 15, 2012 or January 15, 2017, as the case may be, (ii) Section 4.02(a)(D) or (E) of the Lease, a Rent Payment Date that is on or after the fifth anniversary of the Delivery Date and (iii) Section 4.02(a)(F) of the Lease, January 15, 2014.

         Termination Value. As of any Termination Date, the amount determined by multiplying the Purchase Price by the percentage set forth in Schedule IV of the Lease under the heading "Termination Value Factor" opposite such Termination Date (as such Schedule IV may be adjusted from time to time as provided in Section 3.04 of the Lease). Notwithstanding any other provisions of the Lease, the Participation Agreement or the Indenture, each Termination Value shall be, under any circumstances and in any event, an amount, together with so much of the arrears portion of Basic Rent due and owing through the date of payment of any amount calculated by reference to Termination Value as does not constitute an Excepted Payment, at least sufficient to pay in full as of such date of payment the aggregate unpaid principal amount of and accrued interest on the Certificates outstanding on such date of payment. Subject to the immediately preceding sentence, it is understood and agreed that the amounts set forth on Schedule IV of the Lease, for dates other than Rent Payment Dates on which arrears Basic Rent is due, fully reflect appropriate Basic Rent accruals and credits of unearned Basic Rent and, accordingly, no further accrual or credit shall be required whenever Termination Value is to be calculated with reference to any such date.

         Transfer Date. Has the meaning set forth in Section 2.02(b) of the Participation Agreement.

         Transaction Costs. Those costs and expenses set forth in Section 10.01(a) of the Participation Agreement.

         Transportation Code. Title 49 of the United States Code, as amended and in effect on the date of the Lease or as subsequently amended, or any successor or substituted legislation at the time in effect and applicable, and the regulations promulgated pursuant thereto.

         Treasury Yield. At the time of determination with respect to any Certificate, the interest rate (expressed as a semi-annual equivalent and as a decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the semi-annual yield to maturity for United States Treasury securities maturing on the Average Life Date on such Certificate and trading in the public securities markets either as determined by interpolation between the most recent weekly average yield to maturity for two series of United States Treasury securities, trading in public securities markets, (i) one maturing as close as possible to, but earlier than, the Average Life Date of such Certificate and (ii) the other maturing as close as possible to, but later than, the Average Life Date of such Certificate. In each case as published in the most recent H.15(519) or, if a weekly average yield to maturity for United States Treasury securities maturing on the Average Life Date of such Certificate is reported on the most recent H.15 (519), such weekly average yield to maturity as published in such H.15(919). "H.15(519)" means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System. The date of determination of a Make-Whole Premium will be the third Business Day prior to the applicable prepayment date and the "most recent H.15(519)" means the H.15(519) published prior to the close of business on the third Business Day prior to the applicable prepayment date.

         Trust Agreement. The Trust Agreement (Federal Express Corporation Trust No. N583FE), dated as of May 1, 1997, between the Owner Participant and the Owner Trustee in its individual capacity.

         Trust Estate.  The Lessor's Estate.

         Trust Indenture Act.  The Trust Indenture Act of 1939, as amended.

         Trust Indenture Estate. All estate, right, title and interest of the Indenture Trustee in and to any of the property, rights, interests and privileges granted to the Indenture Trustee pursuant to the Granting Clause of the Indenture, other than Excepted Payments and any and all other rights of the Owner Trustee or the Owner Participant expressly reserved to the Owner Trustee or the Owner Participant pursuant to the Indenture.

         Underwriters. Morgan Stanley & Co. Incorporated, First Chicago Capital Markets, Inc., Goldman, Sachs & Co. and J.P. Morgan & Co.

         Underwriting Agreement. The Underwriting Agreement dated May 22, 1997 among the Lessee and the Underwriters.

         United States, U.S. or US.  The United States of America.

         U.S. Air Carrier. Any United States air carrier as to which there is in force a certificate issued pursuant to Section 41102(a) or Section 41103 of the Transportation Code, and as to which there is in force an air carrier operating certificate issued pursuant to Chapter 447 of the Transportation Code and Part 121 of the regulations under such Transportation Code, for aircraft capable of carrying ten (10) or more individuals or 6,000 pounds or more of cargo, or which may operate as an air carrier by certification or otherwise under any successor or substitute provision thereof or in absence thereof.

         U.S. Person.  A Person described in Section 7701(a)(30) of the Code.

         Warranty Bill of Sale. The full warranty bill of sale covering the Aircraft (and specifically referring to each Engine) executed by the Lessee, as seller in favor of the Owner Trustee, as buyer, and to be dated the Delivery Date.

                                  SCHEDULE II

                                  BASIC RENT
                      (As a Percentage of Purchase Price)



                  Rent
               Payment
                 Date                   Advance                  Arrears
               -------                  -------                  -------

               [On each Payment Date, Lessee will pay as Basic Rent an amount that will be at least sufficient to pay in full, as of such Payment Date, the aggregate unpaid principal amount of due and unpaid installments on the Certificates outstanding on such Payment Date, together with the accrued and unpaid interest thereon.]

                                 SCHEDULE III

                            STIPULATED LOSS VALUES


                                                   Stipulated Loss
          Date                                        Value Factor


               [Stipulated Loss Value will be an amount at least sufficient to pay in full, as of the date of payment thereof, the aggregate unpaid principal amount of the Certificates outstanding on such date of payment, together with the accrued and unpaid interest thereon.]

                                  SCHEDULE IV

                              TERMINATION VALUES


         Termination                                     Termination
            Date                                         Value Factor


               [Termination Value will be an amount at least sufficient to pay in full, as of the date of payment thereof, the aggregate unpaid principal amount of the Certificates outstanding on such date of payment, together with the accrued and unpaid interest thereon.]

                                  SCHEDULE V

                     ADDITIONAL PURCHASE OPTION PROVISIONS

                                                                  Exhibit A
                                                                         to
                                                            Lease Agreement


              THE INTEREST OF LESSOR UNDER THIS LEASE SUPPLEMENT
                   NO. __ IS SUBJECT TO A SECURITY INTEREST

                            LEASE SUPPLEMENT NO. __
                (Federal Express Corporation Trust No. N583FE)


         LEASE SUPPLEMENT NO. __ (Federal Express Corporation Trust No. N583FE), dated _________, ____, between STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement (Federal Express Corporation Trust No. N583FE) dated as of May 1, 1997 (the "Lessor"), and FEDERAL EXPRESS CORPORATION, a Delaware corporation (the "Lessee").

                             W I T N E S S E T H :

         WHEREAS, the Lessor and the Lessee have entered into that certain Lease Agreement (Federal Express Corporation Trust No. N583FE) dated as of May 1, 1997 (the "Lease", the defined terms in the Lease being used in this Lease Supplement with the same meaning as in the Lease), which provides for the execution and delivery of a Lease Supplement, substantially in the form of this Lease Supplement No. __, for the purpose of leasing under the Lease the aircraft and engines described below ("Aircraft") as and when delivered by the Lessor to the Lessee in accordance with the terms of the Lease;

         WHEREAS, the Lease relates to the Aircraft;

         WHEREAS, a counterpart of the Lease is attached to and made a part of this Lease Supplement, and this Lease Supplement, together with such attachment, is being filed for recordation on this date with the FAA as one document.

         NOW, THEREFORE, for and in consideration of the premises and other good and sufficient consideration, the Lessor and the Lessee agree as follows:

         Section 1. Delivered Aircraft. The Lessor hereby delivers and leases to the Lessee under the Lease, and the Lessee hereby accepts and leases from the Lessor under the Lease, the following described McDonnell Douglas MD-11F Aircraft (the "Delivered Aircraft"), which Delivered Aircraft as of the date of this Lease Supplement consists of the following:

         (a) McDonnell Douglas MD-11F Airframe; U.S. Registration Number ______; Manufacturer's Serial No. _____; and

         (b) Three (3) General Electric CF6-80C2-D1F Engines bearing, respectively, Manufacturer's Serial Nos. _______, _______ and _______ (each of which engines has 750 or more rated takeoff horsepower or the equivalent of such horsepower).

         Section 2. Delivery Date. The Delivery Date of the Delivered Aircraft is the date of this Lease Supplement.

         Section 3. Purchase Price. The Purchase Price of the Delivered Aircraft shall be the amount set forth in Schedule II to the Participation Agreement.

         Section 4. Term. The Term for the Delivered Aircraft shall commence on the Delivery Date, and shall terminate on __________________, unless earlier terminated or extended pursuant to the terms of the Lease.

         Section 5. Rent. The Lessee hereby agrees to pay the Lessor Rent for the Delivered Aircraft throughout the Term thereof in accordance with the terms and provisions of the Lease.

         Section 6. Lessee's Acceptance of Delivered Aircraft. The Lessee hereby confirms to the Lessor that the Delivered Aircraft has been duly marked in accordance with Section 7.03 of the Lease and that the Lessee has accepted the Delivered Aircraft for all purposes hereof and of the Lease, and as being free and clear of all Liens except Lessor's Liens. Such acceptance by the Lessee shall be without prejudice to any rights of the Lessor or the Lessee against the Manufacturer, the Engine Manufacturer or any vendor of equipment included in the Aircraft.

         Section 7. Incorporation of Lease By Reference. All the provisions of the Lease are hereby incorporated by reference in this Lease Supplement to the same extent as if fully set forth in this Lease Supplement.

         Section 8. Governing Law. THIS LEASE SUPPLEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE BUT WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS, AND IS BEING DELIVERED IN THE STATE OF NEW YORK.

         Section 9. Agreement as Chattel Paper. To the extent that this Lease Supplement constitutes chattel paper (as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction), no security interest in this Lease Supplement may be created through the transfer or possession of any counterpart other than the original chattel-paper counterpart, which shall be the counterpart containing the receipt executed by the Indenture Trustee on its signature page.

         Section 10. Counterparts. This Lease Supplement may be executed in any number of counterparts, each of which shall be an original (except that only the counterpart bearing the receipt executed by Indenture Trustee shall be the original for purposes of perfecting a security interest therein as chattel paper under the Uniform Commercial Code), but all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Lease Supplement by signing any such counterpart.

         IN WITNESS WHEREOF, the Lessor and the Lessee have each caused this Lease Supplement to be duly executed as of the date first above written.


LESSOR:                    STATE STREET BANK AND TRUST COMPANY OF
                           CONNECTICUT, NATIONAL ASSOCIATION,
                           not in its individual capacity,
                           but solely as Owner Trustee


                           By: _______________________________________________
                                 Name:  Paul D. Allen
                                 Title: Vice President



LESSEE:                    FEDERAL EXPRESS CORPORATION


                           By: _______________________________________________
                                 Name:  Robert D. Henning
                                 Title: Assistant Treasurer and
                                        Managing Director - Structured Finance


         Receipt of this original counterpart of the Lease Supplement is hereby acknowledged on this __ day of _________ 199_.


Indenture Trustee:         FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                           not in its individual capacity,
                           but solely as Indenture Trustee



                           By: _____________________________________________
                                 Name:  Greg A. Hawley
                                 Title: Vice President





==============================================================================



                                LEASE AGREEMENT

                (FEDERAL EXPRESS CORPORATION TRUST NO. N584FE)

                            Dated as of May 1, 1997

                                    between

              STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT,
                             NATIONAL ASSOCIATION,
                        Not in its Individual Capacity,
                         but Solely as Owner Trustee,
                                    Lessor

                                      and

                         FEDERAL EXPRESS CORPORATION,
                                    Lessee


                COVERING ONE MCDONNELL DOUGLAS MD-11F AIRCRAFT
                   SERIAL NO. 48436, REGISTRATION NO. N1768D

          CERTAIN OF THE RIGHT, TITLE AND INTEREST IN AND TO THIS LEASE AGREEMENT OF STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, AS OWNER TRUSTEE, HAS BEEN ASSIGNED TO AND IS SUBJECT TO A LIEN AND SECURITY INTEREST IN FAVOR OF FIRST SECURITY BANK, NATIONAL ASSOCIATION, AS INDENTURE TRUSTEE UNDER THE TRUST INDENTURE AND SECURITY AGREEMENT (FEDERAL EXPRESS CORPORATION TRUST NO. N584FE) DATED AS OF MAY 1, 1997 FOR THE BENEFIT OF THE HOLDERS OF THE CERTIFICATES REFERRED TO IN SUCH TRUST INDENTURE AND SECURITY AGREEMENT. THIS LEASE AGREEMENT HAS BEEN EXECUTED IN SEVERAL COUNTERPARTS. ONLY THE CHATTEL-PAPER "ORIGINAL" COUNTERPART CONTAINS THE RECEIPT THEREFOR EXECUTED BY FIRST SECURITY BANK, NATIONAL ASSOCIATION, AS INDENTURE TRUSTEE ON THE SIGNATURE PAGES THEREOF.


==============================================================================

                               TABLE OF CONTENTS


                                                                          Page
                                                                          ----

Initial Recitals.............................................................1

                                   ARTICLE 1

                                  DEFINITIONS

                                   ARTICLE 2

                          ACCEPTANCE UNDER THE LEASE

   Section 2.01.  Sale and Lease of Aircraft; Term.........................  1

                                   ARTICLE 3

                           RENT AND RENT ADJUSTMENT

   Section 3.01.  [Reserved]...............................................  2
   Section 3.02.  Basic Rent...............................................  2
   Section 3.03.  Supplemental Rent........................................  2
   Section 3.04.  Adjustments to Basic Rent, Stipulated Loss Value,
                  Termination Value and EBO Price..........................  3
   Section 3.05.  Minimum Basic Rent.......................................  3
   Section 3.06.  Payment to Indenture Trustee.............................  3
   Section 3.07.  Costs and Expenses.......................................  4

                                   ARTICLE 4

                     RENEWAL OPTIONS AND PURCHASE OPTIONS

   Section 4.01.  Renewal Options..........................................  4
   Section 4.02.  Purchase Options.........................................  5
   Section 4.03.  Appraisal Procedures.....................................  7

                                   ARTICLE 5

                        REPRESENTATIONS AND WARRANTIES

   Section 5.01.  Disclaimer of Representations and Warranties.............  8
   Section 5.02.  No Modification of Other Warranties......................  9
   Section 5.03.  Certain Agreements of the Lessee......................... 10

                                   ARTICLE 6

                                     LIENS

   Section 6.01.  Liens.................................................... 10

                                   ARTICLE 7

               AIRCRAFT REGISTRATION, MAINTENANCE AND OPERATION

   Section 7.01.  Registration, Maintenance and Operation.................. 11
   Section 7.02.  Possession and Permitted Transfer and Sublease........... 13
   Section 7.03.  Insignia................................................. 18
   Section 7.04.  Change of U.S. Registration Number....................... 18

                                   ARTICLE 8

                       REPLACEMENT AND POOLING OF PARTS

   Section 8.01.  Replacement of Parts..................................... 18
   Section 8.02.  Pooling of Parts......................................... 19

                                   ARTICLE 9

                   ALTERATIONS, MODIFICATIONS AND ADDITIONS

   Section 9.01.  Required Alterations and Modifications................... 20
   Section 9.02.  Other Alterations and Modifications...................... 21

                                  ARTICLE 10

                             VOLUNTARY TERMINATION

   Section 10.01.  Right of Termination Upon Obsolescence or Surplus....... 22
   Section 10.02.  Retention of Aircraft by the Lessor..................... 25
   Section 10.03.  Voluntary Termination as to Engines..................... 26

                                  ARTICLE 11

                        LOSS, DESTRUCTION, REQUISITION

   Section 11.01.  Lessee's Election Rights................................ 26
   Section 11.02.  Payment of Stipulated Loss Value........................ 27
   Section 11.03.  Replacement of Airframe and Engines..................... 28
   Section 11.04.  Event of Loss with Respect to an Engine................. 31
   Section 11.05.  Application of Payments from the Government or Others... 33
   Section 11.06.  Requisition of an Airframe and the Installed Engines for
                   Use by Government....................................... 34
   Section 11.07.  Requisition for Use by Government of an Engine Not
                   Installed on the Airframe............................... 35
   Section 11.08.  Application of Payments During Existence of Certain
                   Defaults................................................ 35

                                  ARTICLE 12

                              RETURN OF AIRCRAFT

   Section 12.01.  Return of Aircraft...................................... 35
   Section 12.02.  Return of Engines....................................... 36
   Section 12.03.  Return of Manuals....................................... 37
   Section 12.04.  Condition of Aircraft................................... 37
   Section 12.05.  Delayed Return of Aircraft.............................. 39
   Section 12.06.  Storage................................................. 39
   Section 12.07.  Special Markings........................................ 40
   Section 12.08.  Lessor's Option to Purchase Parts....................... 40

                                  ARTICLE 13

                                   INSURANCE

   Section 13.01.  Comprehensive Airline Liability and Property Damage
                   Liability Insurance..................................... 40
   Section 13.02.  Insurance Against Loss or Damage to Aircraft and Engines 42
   Section 13.03.  Application of Insurance Proceeds....................... 45
   Section 13.04.  Reports................................................. 46
   Section 13.05.  Lessor's Insurance...................................... 46
   Section 13.06.  Self-Insurance.......................................... 47

                                  ARTICLE 14

                                  INSPECTION

   Section 14.01.  Right of Inspection..................................... 47
   Section 14.02.  No Obligation to Inspect................................ 48

                                  ARTICLE 15

                                  ASSIGNMENT

   Section 15.01.  Lessee's Right to Assign................................ 48
   Section 15.02.  Citizenship............................................. 48

                                  ARTICLE 16

                               EVENTS OF DEFAULT

   Section 16.01.  Events of Default....................................... 48

                                  ARTICLE 17

                                   REMEDIES

   Section 17.01.  Remedies Upon Lessee's Default.......................... 51
   Section 17.02.  Cumulative Remedies..................................... 53
   Section 17.03.  Waiver.................................................. 54
   Section 17.04.  Lessor's Right to Perform for Lessee.................... 54

                                  ARTICLE 18

                          COVENANT OF QUIET ENJOYMENT

   Section 18.01.  Quiet Enjoyment......................................... 54

                                  ARTICLE 19

                              FURTHER ASSURANCES

   Section 19.01.  Further Assurances...................................... 55

                                  ARTICLE 20

                                   NET LEASE

   Section 20.01.  Nature of Lease......................................... 55

                                  ARTICLE 21

                               SUCCESSOR LESSOR

   Section 21.01.  Successor Lessor........................................ 57

                                  ARTICLE 22

                       SECURITY FOR LESSOR'S OBLIGATIONS

   Section 22.01.  Security for Lessor's Obligations to Holders............ 57
   Section 22.02.  [Reserved].............................................. 57
   Section 22.03.  Consent of Lessee to Assignment of Lease as Security.... 57

                                  ARTICLE 23

                                SECURITY FUNDS

   Section 23.01.  Investment of Security Funds............................ 58



                                  ARTICLE 24

                             CONCERNING THE LESSOR

   Section 24.01.  Lessor's Entry Into Lease............................... 59

                                  ARTICLE 25

                                    NOTICES

   Section 25.01.  Notices................................................. 60

                                  ARTICLE 26

                                 MISCELLANEOUS

   Section 26.01.  Section Heading and Captions............................ 60
   Section 26.02.  References.............................................. 60
   Section 26.03.  APPLICABLE LAW.......................................... 60
   Section 26.04.  Severability............................................ 61
   Section 26.05.  No Oral Modification.................................... 61
   Section 26.06.  Agreement as Chattel Paper.............................. 61
   Section 26.07.  Counterparts............................................ 61

                                  ARTICLE 27

                                  TRUE LEASE

   Section 27.01.  Intent of the Parties................................... 61
   Section 27.02.  Section 1110 Compliance................................. 61
   Section 27.03.  Finance Lease........................................... 62

   Schedule I   Definitions
   Schedule II  Basic Rent
   Schedule III Stipulated Loss Values
   Schedule IV  Termination Values
   Schedule V   Additional Purchase Option Provisions

   Exhibit A    Form of Lease Supplement


                                LEASE AGREEMENT
                (FEDERAL EXPRESS CORPORATION TRUST NO. N584FE)

         LEASE AGREEMENT (FEDERAL EXPRESS CORPORATION TRUST NO. N584FE) dated as of May 1, 1997 (this "Lease") between STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity but solely as Owner Trustee under the Trust Agreement (as defined in Article 1 below) (the "Lessor"), and FEDERAL EXPRESS CORPORATION, a Delaware corporation (the "Lessee").


                             W I T N E S S E T H :

         WHEREAS, all capitalized terms used herein shall have the meanings assigned thereto as provided in Article 1 below;

         WHEREAS, subject to the terms and conditions set forth in the Participation Agreement (as hereinafter defined), the Lessee desires, on the Delivery Date (as hereinafter defined), to sell to and to lease from the Lessor and the Lessor is willing to purchase from and lease to the Lessee the Aircraft (as hereinafter defined) in accordance with the terms and conditions set forth in this Lease.

         NOW, THEREFORE, in consideration of the mutual promises herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged by the parties, the Lessor and the Lessee agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS

         Unless the context otherwise requires, the capitalized terms herein shall have the meanings given in Schedule I hereto, for all purposes of this Lease and shall be equally applicable to both the singular and the plural forms of the terms defined.


                                   ARTICLE 2

                          ACCEPTANCE UNDER THE LEASE

         Section 2.01. Sale and Lease of Aircraft; Term. The Lessor, subject to satisfaction or waiver of the conditions set forth in this Lease and in the Participation Agreement, hereby agrees to purchase the Aircraft from the Lessee, and the Lessee agrees to sell the Aircraft to the Lessor on the Delivery Date and agrees immediately thereafter to lease the Aircraft to the Lessee pursuant to this Lease, and the Lessee hereby agrees to lease the Aircraft from the Lessor, such lease to be evidenced by the execution by the Lessor and the Lessee of a Lease Supplement leasing the Aircraft hereunder. Such lease shall last for the Term, at all times during which full legal title to the Aircraft shall remain vested with the Lessor to the exclusion of the Lessee, notwithstanding the possession and use thereof by the Lessee or any other Person. The Lessee agrees that the Lessor will authorize one or more employees of the Lessee, designated by the Lessee in writing, as the authorized representative or representatives of the Lessor to accept delivery of the Aircraft pursuant to the sale of the Aircraft described in the Participation Agreement. The Lessee hereby agrees that in the event delivery of the Aircraft shall be accepted by an employee or employees of the Lessee pursuant to such authorization by the Lessor, such acceptance of delivery by such employee or employees on behalf of the Lessor shall, without further act, irrevocably constitute acceptance by the Lessee of the Aircraft for all purposes of this Lease.


                                   ARTICLE 3

                           RENT AND RENT ADJUSTMENT

         Section 3.01.  [Reserved].

         Section 3.02. Basic Rent. The Lessee agrees to pay to the Lessor in immediately available funds, on each Rent Payment Date, Basic Rent for the Aircraft for the Basic Term, each payment being set forth on Schedule II hereto opposite the applicable Rent Payment Date, subject to increase or decrease as provided in Section 3.04 of this Lease. Each payment of Basic Rent shall be made in arrears or in advance, all as stated in Schedule II hereto. Each payment of Basic Rent designated as advance rent shall be allocated over the period beginning on the Rent Payment Date on which such advance rent payment is scheduled to be made and ending on the next Rent Payment Date, and each installment of Basic Rent that is designated as payable in arrears shall be accrued over the period beginning on the previous Rent Payment Date and ending on the Rent Payment Date on which such arrears payment is scheduled to be made.

         Section 3.03. Supplemental Rent. The Lessee agrees to pay or cause to be paid to the Lessor, or to whomever shall be entitled to it, any and all Supplemental Rent promptly as the same shall become due. If the Lessee fails to pay any Supplemental Rent when due, the Lessor shall have all rights, powers and remedies provided for in this Lease or in any other Operative Agreement, or by law or equity or otherwise in the case of nonpayment of Basic Rent. The Lessee will also pay to the Person entitled thereto, on demand, as Supplemental Rent, to the extent permitted by applicable law, an amount equal to interest at the Past Due Rate on any part of any installment of Basic Rent not paid when due, for any period until the same shall be paid and on any payment of Supplemental Rent not paid when due, for the period until the same shall be paid. In addition, the Lessee will pay to the Lessor, as Supplemental Rent, in the case of any prepayment of the Certificates pursuant to Section
6.02 of the Indenture (other than in connection with any prepayment or purchase of the Certificates pursuant to clause (ii) of the first sentence of
Section 8.02(a) of the Indenture), an amount equal to the aggregate amount of any Make-Whole Premium payable on such prepayment or purchase. The expiration or other termination of the Lessee's obligation to pay Basic Rent shall not limit or otherwise modify the obligations of the Lessee with respect to the payment of Supplemental Rent.

         Section 3.04. Adjustments to Basic Rent, Stipulated Loss Value, Termination Value and EBO Price. Pursuant to and subject to the conditions contained in Section 2.03 of the Participation Agreement, the percentages for Basic Rent referred to in Schedule II hereto and the percentages for Stipulated Loss Value and Termination Value in Schedule III and Schedule IV hereto, respectively, and the EBO Price shall be adjusted (upward or downward).

         Section 3.05. Minimum Basic Rent. Notwithstanding any other provisions of the Operative Agreements to the contrary, each installment of Basic Rent due on each Rent Payment Date and not constituting an Excepted Payment shall be, under any and all circumstances, an amount at least sufficient to pay in full any installment of principal of and interest on the Certificates required to be paid pursuant to the Certificates (other than amounts becoming due on account of the exercise of remedies pursuant to
Article 17 hereof) on such Rent Payment Date.

         Section 3.06. Payment to Indenture Trustee. All Rent payable by the Lessee to the Lessor shall be paid to the Lessor c/o State Street Bank and Trust Company, Two International Place, 4th Floor, Boston, Massachusetts 02110,
Attention: Corporate Trust Department, or as the Lessor may otherwise direct, by wire transfer of immediately available funds in U.S. Dollars with sufficient information to identify sources and applications of such funds no later than 10:30 a.m., New York time on the due date of such payment;
provided, however, that so long as the Lien of the Indenture shall not have been discharged the Lessor hereby directs, and the Lessee agrees, that all Rent (other than Excepted Payments, which shall be paid by the Lessee directly to the Person entitled thereto) shall be paid directly to the Indenture
Trustee at its principal office at 79 South Main Street, Salt Lake City, Utah 84111, Attention: Corporate Trust Department, or as the Indenture Trustee may otherwise direct by wire transfer of immediately available funds in U.S. Dollars no later than 10:30 a.m., New York time, on the due date of such payment. In any case where a scheduled Rent Payment Date shall not be a Business Day such Rent Payment Date shall be adjourned to the next succeeding Business Day without interest thereon for the period of such extension (provided that payment is made on such next succeeding Business Day).

         Section 3.07. Costs and Expenses. As between the Lessor and the Lessee, all obligations under this Lease shall be done, performed and complied with at the Lessee's cost and expense, whether or not so expressed, unless otherwise expressly stated to the contrary.


                                   ARTICLE 4

                     RENEWAL OPTIONS AND PURCHASE OPTIONS

         Section 4.01. Renewal Options. (a) Election to Renew. The Lessee shall provide the Lessor with irrevocable written notice (each a "Preliminary Notice") not more than 360 and not less than 180 days prior to the end of the Basic Term or any Renewal Term, whether it will exercise its options either to renew this Lease pursuant to this Section 4.01 or to purchase the Aircraft pursuant to Section 4.02(a)(B) or (C) hereof, as applicable.

         Provided that (i) no Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing at the time of renewal, (ii) this Lease has not otherwise expired or terminated, and (iii) the Lessee shall have timely delivered the respective Preliminary Notice, the Lessee may, by irrevocable written notice delivered to the Lessor not less than 60 days prior to the end of the Basic Term or any prior Renewal Term, extend the Term for a Fixed Renewal Term of one (1) or two (2) years commencing on the expiration of the Basic Term. If the Lessee elects to extend the Term for a Fixed Renewal Term of one (1) year as described in the preceding sentence and so elects upon 60 days' written notice to the Lessor prior to the end of such one-year Fixed Renewal Term, the Lessee may elect to extend the Term for a further Fixed Renewal Term of one year, provided that the conditions of clauses (i), (ii) and (iii) of the preceding sentence are met. The Lessee shall pay the Fixed Renewal Rent during any Fixed Renewal Term.

         In addition, provided that (i) no Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing at the time of renewal, (ii) this Lease has not otherwise expired or terminated, and (iii) the Lessee shall have timely delivered the respective Preliminary Notice, the Lessee may by irrevocable written notice delivered to the Lessor not less than 60 days prior to the end of the Basic Term or any Fixed Renewal Term, elect to extend the Term for a Fair Market Renewal Term of one (1) or two (2) years.
If the Lessee elects to extend the Term for a Fair Market Renewal Term of one
(1) year as described in the preceding sentence, the Lessee may by irrevocable written notice delivered to the Lessor not less than 60 days prior to the end of such one-year Fair Market Renewal Term, elect to extend the Term for a further Fair Market Renewal Term of one (1) year, provided that the conditions of clauses (i), (ii) and (iii) of the preceding sentence are met. The Lessee shall pay the Fair Market Rental during any Fair Market Renewal Term.

         (b) Terms and Conditions. Any such renewal shall be on the same terms and conditions as provided herein, except that (i) rent for the Aircraft due during any Renewal Term shall be payable semi-annually in arrears on the dates corresponding to the Rent Payment Dates during such Renewal Term, and
(ii) during any Renewal Term, the Stipulated Loss Value for the Aircraft shall, as of any Stipulated Loss Value Determination Date during the Renewal Term, be equal to the greater of the Stipulated Loss Value on the last day of the Basic Term and the Fair Market Value of the Aircraft as of the commencement of such Renewal Term.

         Section 4.02.  Purchase Options.  (a)  Election to Purchase.
Provided that (i) this Lease has not otherwise expired or terminated, (ii) the Lessee shall have previously given the Preliminary Notice under Section 4.01(a) hereof in the case of paragraph (B) or (C) below or the applicable notice for each other paragraph below, as the case may be, and (iii) if the Lessee shall have elected to assume the Certificates in accordance with
Section 7.11 of the Participation Agreement, no Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing on the applicable Termination Date, the Lessee may:

         (A) by written notice delivered to the Lessor, the Indenture Trustee and the Owner Participant, not more than 360 days and not less than 60 days prior to the applicable Termination Date, elect to terminate the Lease and purchase the Aircraft on the Rent Payment Date falling on either July
   15, 2011 or January 15, 2016, for, at the Lessee's option, either (1) an amount in immediately available funds equal to the greater of the Fair Market Value and the Termination Value on the applicable Termination Date or (2)(i) the assumption by the Lessee, pursuant to Section 7.11 of the Participation Agreement, of all of the obligations of the Lessor under the Indenture, the Certificates and Section 7.04 of the Participation Agreement and under the other Operative Agreements and (ii) the payment to the Lessor of an amount in immediately available funds equal to the excess of (A) the greater of (I) the Termination Value for the Aircraft, computed as of the applicable Termination Date and (II) the Fair Market Value of the Aircraft on the Termination Date, over (B) the unpaid principal of the Certificates plus accrued interest as of such Termination Date. Such notice (which shall be revocable by the Lessee upon written notice no later than the Business Day prior to the date 15 days prior to the applicable Rent Payment
   Date) shall either direct the Lessor to prepay the Certificates in full on such Termination Date pursuant to Section 6.02 of the Indenture or state that the Lessee shall exercise its option to assume the Certificates pursuant to Section 7.11 of the Participation Agreement and Section 2.12 of the Indenture; or

         (B) by irrevocable written notice delivered to the Lessor and the Owner Participant not less than 90 days prior to the end of the Basic Term, elect to purchase the Aircraft on the last day of the Basic Term for an amount equal to the Fair Market Value thereof on such day; or

         (C) by irrevocable written notice delivered to the Lessor and the Owner Participant not less than 90 days prior to the end of any Renewal Term, elect to purchase the Aircraft on the first day following such Renewal Term at a price equal to the Fair Market Value of the Aircraft on such day; provided, however, that the Lessee shall have paid all Rent due and payable under this Lease on or prior to the expiration of any such Renewal Term; or

         (D) exercise the purchase option in this Section 4.02(a)(D) which is more particularly described in Schedule V hereto by reference to this
   Section 4.02(a)(D) and which shall be an option to purchase for an amount not less than the greater of the amount specified in Schedule V hereto and the Fair Market Value of the Aircraft at the time of exercise of the purchase option under this Section 4.02(a)(D); or

         (E) exercise the purchase option in this Section 4.02(a)(E) which is more particularly described in Schedule V hereto by reference to this
   Section 4.02(a)(E) and which shall be an option to purchase for an amount not less than the greater of the amount specified in Schedule V hereto and the Fair Market Value of the Aircraft at the time of exercise of the purchase option under this Section 4.02(a)(E); or

         (F) elect to purchase the Aircraft on January 15, 2014 (the "EBO Date") for an amount specified therefor in the Ancillary Agreement I (the "EBO Price") and which is not less than the estimate set forth in the Appraisal of the Fair Market Value of the Aircraft at the time of exercise of the purchase option under this Section 4.02(a)(F).

         The Lessee shall give the Lessor, the Owner Participant and the Indenture Trustee not more than 120 days' and not less than 60 days' prior written notice of its election to purchase pursuant to Section 4.02(a)(D), 4.02(a)(E) or 4.02(a)(F) hereof. Such notice shall be revocable by the Lessee upon written notice no later than the Business Day prior to the date 15 days prior to the applicable Rent Payment Date and such notice shall either direct the Lessor to prepay the Certificates in full on such Termination Date pursuant to Section 6.02 of the Indenture or state that the Lessee shall exercise its option to assume the Certificates pursuant to Section 7.11 of the Participation Agreement and Section 2.12 of the Indenture. In the event that the Lessee shall have given notice to purchase the Aircraft under Section 4.02(a)(A), 4.02(a)(D), 4.02(a)(E) or 4.02(a)(F) hereof and shall fail to make payment (and, if applicable, assume the Certificates) on the applicable Termination Date, the Lease shall continue and the Lessee shall pay to the Owner Trustee any losses, costs and expenses of the Owner Participant incurred in connection with such failure.

         (b) Terms and Conditions. If the Lessee elects to purchase the Aircraft pursuant to Section 4.02(a) hereof, the Lessee shall pay to the Lessor on the applicable Termination Date by wire transfer of immediately available funds any Basic Rent payable on such Termination Date (if payable in arrears but not if in advance), the applicable purchase price together with any amounts past due hereunder and all other Supplemental Rent then due under this Lease including, without limitation, the aggregate amount of any Make-Whole Premium applicable to any Certificate (if such purchase occurs prior to the Premium Termination Date for such Certificate) and amounts due under the Participation Agreement and the Tax Indemnity Agreement, whereupon (and upon discharge of the Lien of the Indenture in accordance with Section
14.01 thereof), the Lessor will transfer to the Lessee, without recourse or warranty (except as to the absence of Lessor's Liens (it being understood that, in connection with such transfer, the Owner Participant shall be responsible for removal of Lessor's Liens attributable to it, SSB shall be responsible for removal of Lessor's Liens attributable to it and the Owner Trustee shall be responsible for removal of Lessor's Liens attributable to the Owner Trustee, all in accordance with Section 7.03(b) or 7.04(b) as the case may be, of the Participation Agreement)), all of the Lessor's right, title and interest in and to the Aircraft on an "as-is, where is" basis. In connection with such transfer, the Lessee shall prepare and the Lessor shall execute or arrange for the execution of a bill of sale evidencing such transfer and such other documents as the Lessee may reasonably require. In connection with any termination or proposed termination of this Lease, the Lessee shall pay at the time of the applicable Termination Date, all related reasonable costs and expenses of the Owner Participant, the Lessor and the Indenture Trustee.

         Section 4.03. Appraisal Procedures. (a) Generally. Whenever Fair Market Rental or Fair Market Value is required to be determined under this Lease (unless otherwise provided herein), it shall be determined by the mutual agreement of the Lessor and the Lessee in accordance with the definitions of such terms in Schedule I hereto. If the Lessee and the Lessor cannot agree within twenty (20) days after the Lessee's notice of election to purchase the Aircraft or notice to extend the Term, as the case may be, such amount shall be determined by independent appraisal conducted by appraisers selected pursuant to Section 4.03(b) hereof. At any time prior to final determination of such amount pursuant to Section 4.03(b) hereof, the Lessee and the Lessor shall be entitled to submit to the appraisers (and shall submit to each other any bids submitted to the appraisers) any bids from unrelated third parties, and such bids shall be accorded the weight such appraisers deem appropriate. The Lessor and the Lessee shall each have an opportunity to comment on any such bids after receiving a copy thereof.

         (b) Selection. If an independent appraisal is required pursuant to this Lease, the Lessor and the Lessee shall consult for the purpose of appointing a mutually acceptable, qualified aircraft appraiser. If they are unable to agree on a single appraiser within ten (10) Business Days, then the independent appraisal shall be arrived at by mutual agreement of two nationally recognized, independent aircraft appraisers, one chosen by the Lessor and one chosen by the Lessee, or, if such appraisers cannot agree on the amount of such appraisal, their appraisals shall be treated in the manner described in Section 4.03(c) hereof with an appraisal arrived at by a third nationally recognized, independent aircraft appraiser chosen by the mutual consent of such two appraisers; provided, however, that if either party shall fail to appoint an appraiser within fifteen (15) Business Days after a written request to do so by the other party, or if such two appraisers cannot agree on the amount of such appraisal and fail to appoint a third appraiser within twenty (20) Business Days after the date of the appointment of the second of such appraisers, then either party may initiate an arbitration proceeding with the American Arbitration Association for purposes of appointing a nationally recognized, independent aircraft appraiser.

         (c) Valuation. If one appraiser is chosen, the value determined by such appraiser shall be final and binding upon the Lessor and the Lessee. If two appraisers are chosen, one appraiser by the Lessor and one by the Lessee, and such appraisers agree on the value, such value shall be final and binding upon the Lessor and the Lessee. If three appraisers shall be appointed and the difference between the determination which is farther from the middle determination is more than 125% of the difference between the middle determination and the third determination, then such further determination shall be excluded, the remaining two determinations shall be averaged, and such average shall be final and binding upon the Lessor and the Lessee. Otherwise, the average of all three determinations shall be final and binding upon the Lessor and the Lessee.

         (d) Rules of Appraisal. Any appraisal pursuant to this Section 4.03 shall be conducted in accordance with the commercial rules of the American Arbitration Association as then in effect, as modified by this Section 4.03 and the definitions of Fair Market Value and Fair Market Rental. All expenses of any independent appraisal shall be borne by the Lessee, except that, so long as no Event of Default shall have occurred and be continuing, each of the Lessee and the Owner Participant (in the case of the Lessor) shall bear any fees, costs and expenses of its respective attorneys in connection with such appraisal, except in the case of a revocation by the Lessee of its election to terminate the Lease pursuant to Section 4.02 or Article 10 hereof, in which case the Lessee shall pay all such fees, costs and expenses.


                                   ARTICLE 5

                        REPRESENTATIONS AND WARRANTIES

         Section 5.01. Disclaimer of Representations and Warranties. THE LESSEE ACKNOWLEDGES AND AGREES THAT (i) THE AIRFRAME AND EACH ENGINE IS OF A SIZE, DESIGN, AND CAPACITY AND MANUFACTURE SELECTED BY AND ACCEPTABLE TO THE LESSEE, (ii) THE LESSEE IS SATISFIED THAT THE AIRFRAME AND EACH ENGINE IS SUITABLE FOR ITS PURPOSES, (iii) NEITHER OF THE OWNER PARTICIPANT NOR THE LESSOR IS A MANUFACTURER OR A DEALER IN PROPERTY OF SUCH KIND AND (iv) THE AIRFRAME AND EACH ENGINE IS LEASED HEREUNDER SUBJECT TO ALL APPLICABLE LAWS AND GOVERNMENTAL REGULATIONS, NOW IN EFFECT OR HEREAFTER ADOPTED, WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND BY THE LESSOR, THE INDENTURE TRUSTEE, THE OWNER PARTICIPANT OR ANY HOLDER. THE LESSOR LEASES THE AIRFRAME AND EACH ENGINE, AS-IS, WHERE-IS, AND, EXCEPT AS PROVIDED IN THE LAST SENTENCE OF THIS
SECTION 5.01, NEITHER THE LESSOR, THE INDENTURE TRUSTEE, THE OWNER PARTICIPANT NOR ANY HOLDER MAKES, HAS MADE OR SHALL BE DEEMED TO HAVE MADE, AND EACH HAS AND WILL HAVE BEEN DEEMED TO HAVE EXPRESSLY DISCLAIMED, ANY WARRANTY OR REPRESENTATION EITHER EXPRESS OR IMPLIED, AS TO (A) THE TITLE, AIRWORTHINESS, WORKMANSHIP, CONDITION, VALUE, FITNESS FOR ANY PARTICULAR USE OR PURPOSE, DESIGN, OPERATION OR MERCHANTABILITY OF THE AIRFRAME, EACH ENGINE OR ANY PART THEREOF, (B) THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, (C) THE ABSENCE OF ANY INFRINGEMENT OF ANY PATENT, TRADEMARK OR COPYRIGHT, (D) THE ABSENCE OF OBLIGATIONS BASED ON STRICT LIABILITY IN TORT,
(E) THE LESSOR'S TITLE THERETO, (F) THE LESSEE'S OR ANY SUBLESSEE'S RIGHT TO THE QUIET ENJOYMENT THEREOF (EXCEPT AS PROVIDED IN ARTICLE 18 HEREOF) OR (G) ANY OTHER MATTER WHATSOEVER. IT IS AGREED THAT ALL RISKS INCIDENT TO THE MATTERS DISCUSSED IN THE PRECEDING SENTENCE, AS AMONG THE LESSOR, THE INDENTURE TRUSTEE, THE OWNER PARTICIPANT AND THE LESSEE, ARE TO BE BORNE BY THE LESSEE. The provisions of this Section 5.01 have been negotiated by the Lessor and the Lessee and, except as provided in Article 7 of the Participation Agreement, are intended to be a complete exclusion and negation of any representations or warranties of the Lessor, the Indenture Trustee and the Owner Participant, express or implied, with respect to the Airframe and each Engine that may arise pursuant to any law now or hereafter in effect, or otherwise.

         Section 5.02. No Modification of Other Warranties. None of the provisions of this Article 5 or any other provision of this Lease shall be deemed to amend, modify or otherwise affect the representations, warranties or other obligations (express or implied) of the Lessee, the Manufacturer or the Engine Manufacturer or any of their respective subcontractors or suppliers, with respect to the Airframe, the Engines or any Parts incorporated or installed in or attached to the Airframe or Engines, which, in the case of the Manufacturer or the Engine Manufacturer, have been assigned to the Lessor by the Lessee, or to release the Lessee, the Manufacturer or the Engine Manufacturer or any of their respective subcontractors or suppliers from any such representation, warranty or obligation. So long as an Event of Default shall not have occurred and be continuing under this Lease and to the extent permitted under the applicable warranty, patent indemnity, or service-life policy, (i) the Lessor shall assign or otherwise make available to the Lessee such rights as the Lessor may have under any warranty, patent indemnity, or service-life policy made or given by the Manufacturer or the Engine Manufacturer or any of their respective subcontractors or suppliers, and any other claims against the Manufacturer and the Engine Manufacturer or any such subcontractor or supplier with respect to the Aircraft, including all rights to demand, accept and retain all rights in and to property (other than the Aircraft), data and services of any kind which the Manufacturer and the Engine Manufacturer are obligated to provide and do provide pursuant to the Modification Agreement or the GTA with respect to the Aircraft; and (ii) all payments pursuant to any manufacturer's or subcontractor's warranty, patent indemnity, or service-life policy obligation shall be paid to the Lessee and the Lessee shall apply such payments to the cost of repair or correction of any condition of the Aircraft which gave rise to such payments.

         Section 5.03. Certain Agreements of the Lessee. The Lessee agrees with the Lessor for the benefit of the Owner Participant that the Lessee shall perform the agreements, covenants and indemnities of the Lessee set forth in the Participation Agreement to the extent the same are applicable to the Owner Participant, as fully and to the same extent and with the same force and effect as if set forth in full in this Article 5.


                                   ARTICLE 6

                                     LIENS

         Section 6.01. Liens. The Lessee will not directly or indirectly create, incur, assume or suffer to exist, and will promptly, at its own cost and expense, take such action as may be necessary to discharge, any Lien on or with respect to the Lessor's Estate or any part thereof or title thereto or any interest therein except:

         (a) the respective rights of the Lessor and the Lessee as provided in this Lease, the security interest and Lien of the Indenture and the rights of the Owner Participant, the Lessor and the Indenture Trustee under the Trust Agreement, the Indenture and the Participation Agreement;

         (b) the rights of any sublessee or transferee under a sublease or a transfer expressly permitted by the terms of this Lease;

         (c) Lessor's Liens and Indenture Trustee's Liens to the extent required to be discharged by the Owner Participant, the Lessor or the Indenture Trustee, as the case may be, in accordance with Section 7.03(b), 7.04(b) or 7.05(b) of the Participation Agreement;

         (d) Liens for Taxes imposed against the Lessee either not yet due or being contested in good faith by appropriate proceedings so long as such Liens or proceedings do not involve (i) any material risk of the sale, forfeiture or loss of the Lessor's Estate, the Aircraft, the Airframe or any Engine or any interest therein, (ii) any material risk of civil liabilities or (iii) any risk of the assertion of criminal charges against the Lessor, the Owner Participant, the Indenture Trustee or any Holder;

         (e) materialmen's, mechanics', workmen's, repairmen's, employees' or other like Liens arising against the Lessee in the ordinary course of the Lessee's business for amounts the payment of which is either not yet due or is being contested in good faith by appropriate proceedings so long as such Liens or proceedings do not involve any material risk of the sale, forfeiture or loss of the Lessor's Estate, the Aircraft, the Airframe or any Engine or any interest therein; and

         (f) Liens arising from judgments or awards against the Lessee with respect to which (i) at the time an appeal or proceeding for review is being prosecuted in good faith and with respect to which there shall have been secured a stay of execution pending such appeal or proceeding for review and then only for the period of such stay and (ii) there is not, and such proceedings do not involve, any material risk of the sale, forfeiture or loss of the Lessor's Estate, the Aircraft, Airframe or any Engine or any interest therein.


                                   ARTICLE 7

               AIRCRAFT REGISTRATION, MAINTENANCE AND OPERATION

         Section 7.01. Registration, Maintenance and Operation. The Lessee, at its own cost and expense, shall:

         (a) upon payment by the Lessor of the Purchase Price on the Delivery Date, cause the Aircraft to be duly registered in the name of the Lessor as owner, pursuant to the Transportation Code and, subject to the proviso to
   Section 6.03(b) of the Participation Agreement, to remain at all times duly registered pursuant to the Transportation Code and at all times act in accordance with the rules and regulations of the Aeronautics Authority or the applicable laws, rules and regulations of any other jurisdiction in which the Aircraft may then be registered in accordance with Section 6.03(b) of the Participation Agreement;

         (b) maintain, inspect, service, repair, test and overhaul the Aircraft (or cause the same to be done) so as to keep the Aircraft (and any engine which is not an Engine but is installed on the Aircraft) in as good operating condition as when delivered to the Lessor on the Delivery Date, ordinary wear and tear excepted, and in any event (i) in accordance with all applicable laws and regulations and all requirements of the Aeronautics Authority or of the regulatory agency or body of any other jurisdiction in which the Aircraft may then be registered and the Lessee's maintenance program approved by the Aeronautics Authority or such agency or body, (ii) in the same manner and with the same care used by the Lessee with respect to other McDonnell Douglas MD-11F series aircraft and CF6-80C2-D1F series engines (or other engines permitted by the terms of this Lease to be used on the Aircraft) owned, operated or leased by the Lessee, to the extent that the same regulations, and the Lessee's FAA-approved maintenance program shall apply to any such aircraft and related engines, owned or leased by the Lessee, and utilized in similar circumstances, and without discriminating against the Aircraft, with respect to its use, operation or maintenance in contemplation of the expiration or termination of this Lease other than withdrawal of the Aircraft from use and operation as is necessary to prepare the Aircraft for return to the Lessor upon such expiration or termination and (iii) so as to keep the Aircraft in such condition as may be necessary to enable its airworthiness certification to be maintained in good standing at all times under the Transportation Code or any applicable law, rule or regulation of the applicable regulatory agency or body of any other jurisdiction in which the Aircraft may then be registered;

         (c) maintain, or cause to be maintained, all records, logs and other materials in respect of the Aircraft required by the Aeronautics Authority, or the applicable regulatory agency or body of any other jurisdiction in which the Aircraft may then be registered, all such records and logs to be maintained in the English language, to the extent required by the Transportation Code (which records, logs and other materials shall, as between the Lessor and the Lessee and all parties claiming through the Lessee, be the property of the Lessor but shall become the property of the Lessee upon purchase by the Lessee of the Aircraft pursuant to the terms of this Lease or upon the occurrence of an Event of Loss and the Lessee's compliance with Section 11.03 hereof);

         (d) promptly furnish to the Lessor and the Owner Participant such information within the Lessee's possession as may be required to enable the Lessor and the Owner Participant to file any reports to be filed by the Lessor and the Owner Participant with any governmental authority because of the Lessor's ownership of or the Owner Participant's interest in the Aircraft;

         (e) not maintain, service, repair, overhaul, use or operate the Aircraft or any Engine in violation of any airworthiness certificate or registration relating thereto, or in violation of any law or any license, treaty, rule, regulation or order of or by any government or governmental authority having jurisdiction over the Lessee or the Aircraft or any Engine or for any purpose for which the Aircraft or any Engine is not designed; provided, however, that the Lessee (or if a sublease shall then be in effect, the sublessee thereunder) may in good faith contest the validity or application of any such law, license, treaty, rule, regulation or order in any manner that does not adversely affect the Lessor, its right, title or interest in the Aircraft or any Engine or the interests of the Indenture Trustee or the Owner Participant therein, or in any Operative Agreement (excluding any interests indemnified for under the Tax Indemnity Agreement) and such contest or non-compliance will not result in any material risk of loss, forfeiture or damage to the Aircraft or in any risk of criminal liability to the Lessor, the Indenture Trustee or the Owner Participant; and if any such law, license, rule, regulation or order requires alteration of the Aircraft or any Engine, the Lessee will conform the same therewith at its own cost and expense and will maintain the Aircraft or any Engine in compliance with such law, license, rule, regulation or order;

         (f) not operate or locate the Airframe or any Engine, or suffer the Airframe or any Engine to be operated or located in any area excluded from coverage by any insurance policy required by the terms of Article 13 hereof, unless such operation or location is pursuant to the Civil Reserve Air Fleet Program administrated pursuant to Executive Order No. 12056, as amended (the "CRAF Program") or other use of the Aircraft by the Government and (unless in the case of insurance, the Lessee certifies that such insurance is unobtainable after diligent effort or is obtainable only on unduly financially burdensome terms and conditions, which may include unreasonably high rates), the Lessee has obtained, prior to the operation or location of the Airframe or any Engine in such area, indemnification from the Government, or other insurance, against the risks and in the amounts required by, and in compliance with, Article 13 hereof covering such area (and naming the Lessor, or so long as this Lease is assigned to the Indenture Trustee, the Indenture Trustee, as sole loss payee in respect of indemnification or insurance payable in respect of casualties to the Aircraft) or unless the Aircraft is only temporarily located in such area as a result of an isolated occurrence attributable to a hijacking, medical emergency, equipment malfunction, weather conditions, navigational error or other similar unforeseen circumstances and the Lessee is using its good faith efforts to remove the Aircraft from such area; and

         (g) not install or exchange replacement components with excessive wear or exchange components on or of the Aircraft about to be returned to the Lessor for other aircraft or engine components in the Lessee's possession for use on aircraft and engines that will remain in the Lessee's possession after such return in order to discriminate against the Aircraft, with respect to its use, operation or maintenance in contemplation of the expiration or termination of this Lease other than withdrawal of the Aircraft from use and operation as is necessary to prepare the Aircraft for return to the Lessor upon such expiration or termination.

         The Lessee may, at any time during the Term, install an engine or engines on the Airframe and operate the Aircraft with such engine or engines installed thereon and the Lessor shall have no right, title or interest in and to any such engine until such time, if any, that such engine is returned to the Lessor under Section 12.02 hereof.

         Section 7.02. Possession and Permitted Transfer and Sublease. (a) Conditions. The Lessee will not, without the prior written consent of the Lessor, sublease or otherwise in any manner deliver, transfer or relinquish possession of the Aircraft, the Airframe or any Engine or install any Engine, or permit any Engine to be installed, on any airframe other than the Airframe; provided, that, so long as (i)(A) in respect of subparagraph (i) of this
Section 7.02(a), no Event of Default shall have occurred and be continuing on the date the sublease is entered into, (B) in respect of subparagraphs (ii),
(iii) and (iv) of this Section 7.02(a), no Event of Default shall have occurred and be continuing, and (C) in respect of subparagraphs (v), (vi),
(vii) and (viii) of this Section 7.02(a), no Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing, (ii) the Lessee shall comply with the provisions of Article 13 hereof, (iii) the Lien of the Indenture is not impaired thereby, and (iv) all applicable governmental approvals in connection therewith have been obtained, the Lessee may without the prior written consent of the Lessor:

         (i) so long as the sublessee described in clause (A) or (B) below is generally meeting its obligations as they come due and is not subject to a proceeding or final order under applicable bankruptcy, insolvency or reorganization laws on the date the sublease is entered into, (A) sublease the Aircraft or any Engine to a U.S. Air Carrier, (B) sublease the Aircraft to an Air Carrier which is principally based in and domiciled in one of the countries listed on Schedule III of the Participation Agreement, or (C) sublease the Aircraft to any other Air Carrier not described in this Section which shall be reasonably acceptable to the Lessor as evidenced by its prior written consent; provided, that, with respect to clause (B) above, at the time of any such sublease the United States of America maintains normal diplomatic relations with the country in which such Air Carrier is principally based and domiciled. In the case of any sublease
   (w) if the sublessee is a government or governmental body, such sublessee shall have effectively waived its rights to sovereign immunity, (x) such sublease shall include the provisions required by Section 7.02(b) hereof and expressly require the sublessee to operate and maintain the Aircraft in compliance with the applicable provisions of this Lease, (y) such sublease shall provide that such sublessee will not further sublease or transfer possession of, or any other rights to, the subleased Airframe or any Engine to any other Person without the prior written consent of the Lessor (except as permitted by subparagraphs (ii) through (viii) below) and (z) such sublease shall expire not later than 180 days prior to the expiration of the Basic Term or any applicable Renewal Term with respect to which the Lessee has given irrevocable written notice and the Renewal Rent has been determined pursuant to Section 4.01(a) hereof, unless the Lessee shall have given irrevocable written notice of its election to purchase the Aircraft pursuant to Section 4.02 hereof. Prior to any sublease to an Air Carrier permitted under clause (C) of this Section 7.02(a)(i): (I) the Lessee will provide opinions of counsel (such counsel and the form and substance of such opinions to be reasonably satisfactory to the Lessor) with respect to (A) the legality, validity and enforceability of the Operative Agreements and the sublease in such country, (B) that the laws of such country require fair compensation by the government of such country payable in a currency freely convertible into U.S. dollars for the loss of the use of or title to the Aircraft in the event of a requisition of use or title by such government, (C) the Lessor's title to the subleased equipment will be recognized, (D) the required agreement of such foreign air carrier that its rights under the sublease are subject and subordinate to all the terms of this Lease is enforceable against such foreign air carrier under applicable law (subject only to customary exceptions to enforceability), (E) that it is not necessary for the Owner Participant, the Lessor or the Indenture Trustee to register or qualify to do business in such country as a result of the proposed sublease or in order for such Owner Participant, the Lessor or the Indenture Trustee to enforce the terms and conditions of the Operative Agreements, and (F) there is no tort liability of the owner of an aircraft not in possession thereof or of Persons lending money to such an owner for the purchase of an aircraft, under the laws of such jurisdiction other than tort liability which might have been imposed on such owner or Persons under the laws of the United States or any state thereof (it being understood that, in the event that such latter opinion cannot be given in a form satisfactory to the Lessor, such opinion shall be waived if insurance reasonably satisfactory to the Lessor is available to cover such risk to the Owner Participant and is provided at or before the execution of such a sublease, at the Lessee's cost and expense); (II) all necessary governmental approvals required for the subleased equipment, the Airframe or any Engine, as the case may be, to be imported and, to the extent reasonably obtainable, exported from the applicable country of domicile upon repossession of such subleased equipment by the Lessor (and the Lessee as sublessor), shall have been procured at the Lessee's own cost and expense by the Lessee prior to commencement of any such sublease; (III) duties and tariffs, if applicable, shall be paid for by the Lessee; and (IV) the Lessee shall effect or cause to be effected at the Lessee's own cost and expense all recordings and filings that are required to continue the Lessor's right, title and interest to the Aircraft and rights under the Lease (and sublease) and to perfect and maintain the priority of the Lien of the Indenture;

         (ii) subject the Airframe or permit the Airframe to be subjected to normal interchange agreements or subject the Engines or permit any Engine to be subjected to normal interchange or pooling agreements or arrangements, in each case customary in the airline industry, entered into by the Lessee in the ordinary course of its business with a vendor domiciled in the United States or in a country with which the United States maintains normal diplomatic relations or (x) any U.S. Air Carrier or (y) any foreign Air Carrier which is (I) organized in a country listed on
   Schedule III to the Participation Agreement, (II) organized in a country with which the United States then maintains normal diplomatic relations,
   (III) is a party to the Convention on the International Recognition of Rights in Aircraft or (IV) otherwise provides equivalent protection to owners, lessors and mortgagees of aircraft; provided that no transfer of the registration of the Airframe or any Engine shall be effected and that throughout the period that the Airframe or any Engine is subjected to such interchange or pooling agreement or arrangement the terms of this Lease shall be observed; and provided, further, that no such agreement or arrangement contemplates or requires the transfer of title to or registration of the Airframe or any Engine, and if the Lessor's title to any Engine (but in no case the Airframe) shall nonetheless be divested under any such agreement or arrangement, such divestiture shall be deemed to be an Event of Loss with respect to such Engine and the Lessee shall comply with Section 11.04 of this Lease in respect of such Engine;

         (iii) deliver or permit the delivery of possession of the Airframe or any Engine to their respective manufacturers or certified maintenance providers for testing, service, repair, maintenance or overhaul work or for alterations or modifications in or additions to the Airframe or any Engine to the extent required or permitted by the terms of Article 9 hereof;

         (iv) transfer or permit the transfer of possession of the Airframe or any Engine pursuant to a contract or agreement with the Government or pursuant to the CRAF Program or any similar or substitute programs of the Government, so long as the Lessee (or any permitted sublessee or transferee pursuant to this Section) shall promptly notify the Lessor upon such transfer of possession and provide the Indenture Trustee with the name and address of the Contracting Officer or representative of the Military Aircraft Command of the United States Air Force to whom notices must be given in respect of the Aircraft;

         (v) install or permit the installation of an Engine on an airframe which is owned by the Lessee or any permitted sublessee free and clear of all Liens, except (A) Liens of the type permitted under Section 6.01 hereof, (B) Liens which apply only to the engines (other than an Engine), appliances, parts, instruments, appurtenances, accessories, furnishings and other equipment (other than Parts) installed on such airframe and which do not apply to substantially all of such airframe and (C) the rights of an Air Carrier under normal interchange or pooling agreements which are customary in the airline industry and do not contemplate or require the transfer of title to such airframe or the engines installed on it;

         (vi) install or permit the installation of an Engine on an airframe leased to the Lessee or any permitted sublessee or transferee or purchased by the Lessee subject to a conditional sale or other security agreement, provided that (A) such lease, conditional sale or other security agreement does not cover the Engine so installed and the Lessor and the Indenture Trustee shall have received from the lessor, conditional vendor or secured party of such airframe an agreement (which may be the lease or conditional sale or other security agreement covering such airframe), whereby such lessor, conditional vendor or secured party expressly agrees that neither it nor its successors or assigns will acquire or claim any right, title or interest in any Engine by reason of such Engine being installed on such airframe at any time, and (B) such airframe is and remains free and clear of all Liens except the rights of the parties to the lease or conditional sale or other security agreement covering such airframe and Liens of the type permitted by subparagraph (v) of this Section 7.02(a);

         (vii) install or permit the installation of an Engine on an airframe owned by the Lessee, leased to the Lessee or purchased by the Lessee subject to a conditional sale or other security agreement under circumstances where neither subparagraph (v) nor subparagraph (vi) of this
   Section 7.02(a) is applicable, provided that such installation shall be deemed an Event of Loss with respect to such Engine and the Lessee shall comply with Section 11.04 hereof in respect of such Engine, the Lessor not intending to waive any right, title or interest it may have to or in such Engine under applicable law until compliance by the Lessee with such
   Section 11.04; and

         (viii) enter into a wet lease under which the Lessee has effective control of the Aircraft in the ordinary course of the Lessee's business which shall not be considered a transfer of possession hereunder, provided that the Lessee's obligations under this Lease shall continue in full force and effect notwithstanding any such wet lease.

         (b) Rights of Transferee. Notwithstanding the provisions of Section 7.02(a) hereof, the rights of any transferee who takes possession of the Aircraft, the Airframe or any Engine by reason of a transfer permitted by
Section 7.02(a) hereof shall be subject and subordinate to, and any sublease or wet lease permitted by Section 7.02(a) hereof shall be made expressly subject and subordinate to, all the terms of this Lease, including, without limitation, the Lessor's right to repossession pursuant to Article 17 hereof and to avoid such sublease upon such repossession, and the Lessee shall remain primarily liable for the performance of all the terms of this Lease to the same extent as if such sublease or transfer had not occurred and all the other Operative Agreements shall remain in effect. Any such sublease shall include appropriate provisions for the maintenance, inspection (as required by Section
14.01 hereof), operation, use and insurance of the Aircraft, the Airframe and each Engine in accordance with the provisions of this Lease and shall provide assurances reasonably satisfactory to the Lessor that the sublessee shall not further sublease any of such equipment. The Lessee shall give the Lessor, the Owner Participant and the Indenture Trustee at least 15 days' prior written notice of any sublease of the Airframe before the execution and delivery thereof. The Lessee shall promptly provide the Lessor, the Owner Participant and the Indenture Trustee a copy of any sublease having a term of six months or more, and, in the case of any other sublease, promptly after a request therefor from any such Person.

         (c) No Release of Lessee/Costs of Subleasing. No sublease, interchange or pooling agreement or other relinquishment of possession permitted under this Article 7 of any of the Aircraft, the Airframe or any Engine shall in any way discharge or diminish any of the Lessee's obligations to the Lessor, the Indenture Trustee or the Owner Participant under this Lease, the Participation Agreement or the Tax Indemnity Agreement or constitute a waiver of any of the Lessor's rights and remedies hereunder or thereunder or extend beyond the end of the Term. Subject to the terms and conditions of this Lease, the Lessee will retain the right to cure any default by any sublessee permitted pursuant to this Section 7.02 and to terminate such sublease upon such default. The Lessee shall pay all costs of the Owner Participant, the Indenture Trustee and the Lessor incurred in connection with any subleasing or proposed subleasing.

         Section 7.03. Insignia. (a) Nameplate. On or prior to the Delivery Date or as soon thereafter as possible, the Lessee agrees to affix to and maintain in the cockpit of the Airframe, in a clearly visible location, and on each Engine, a clearly visible metal nameplate bearing the inscription "STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, AS OWNER TRUSTEE, OWNER AND LESSOR," and, so long as such Airframe or Engines shall be subject to the Lien of the Indenture, the additional inscription "FIRST SECURITY BANK, NATIONAL ASSOCIATION, AS INDENTURE TRUSTEE, MORTGAGEE" (such nameplate to be replaced, if necessary, from time to time, with a nameplate reflecting the name of any successor Lessor or successor Indenture Trustee, in each case as permitted by the Operative Agreements).

         (b) Lessee's Marks. Except as provided in clause (a) above, the Lessee will not allow the name of any Person to be placed on the Airframe or on any Engine as a designation that might be interpreted as a claim of ownership; provided, that during the Term, the Lessee may cause the Aircraft to be lettered "Federal Express Corporation" or may letter, paint or mark it in some other appropriate manner for convenience of identification of the Lessee's interest or the interest of any permitted sublessee (including but not limited to the Lessee's or any permitted sublessee's customary colors and insignia) and to bear insignia plates or other markings identifying the supplier or manufacturer of the Airframe or the Engines or any Parts of either.

         Section 7.04. Change of U.S. Registration Number. The Lessee shall, at its own cost and expense, coordinate with the necessary parties and file instruments with the Aeronautics Authority for the sole purpose of changing the U.S. registration number of the Aircraft to a registration number reserved by the Lessee.


                                   ARTICLE 8

                       REPLACEMENT AND POOLING OF PARTS

         Section 8.01. Replacement of Parts. (a) Generally. The Lessee, at its own cost and expense, will replace or cause to be replaced as promptly as practicable all Parts which may from time to time be incorporated or installed in or attached to the Airframe or any Engine and which may from time to time become worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use for any reason, except as otherwise provided in Section 9.01 or 9.02 hereof. In addition, the Lessee may, at its own cost and expense, remove or cause to be removed in the ordinary course of maintenance, service, repair, overhaul or testing, any Parts, whether or not worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use, provided that the Lessee, except as otherwise provided in Sections 9.01 or 9.02 hereof, will, at its own cost and expense, replace such Parts as promptly as practicable. All replacement parts shall be free and clear of Liens (except for pooling arrangements to the extent permitted by Section 8.02 hereof and Liens permitted under Section 6.01 hereof, other than clauses (d) and (f) thereof) and shall be in at least as good operating condition as, and shall have a value and utility at least equal to, the Parts replaced, and in any event not less than the condition and repair required to be maintained by the provisions of this Lease.

         (b) Title. All Parts at any time removed from the Airframe or any Engine shall remain the property of the Lessor until such Parts shall be replaced by parts which have been incorporated or installed in or attached to the Airframe or such Engine and which meet the requirements for replacement parts specified in Section 8.01(a) hereof. Immediately upon any replacement part (other than, to the extent permitted by Section 8.02 hereof, a replacement part subject to a pooling arrangement) becoming incorporated or installed in or attached to the Airframe or any Engine, and without further act:

         (i) title to the replaced Part shall vest in the Lessee, free and clear of all rights of the Lessor, and such replaced Part shall no longer be deemed a Part under this Lease;

         (ii) title to such replacement part shall vest in the Lessor free and clear of all Liens except for Liens permitted by Section 6.01 hereof (other than clauses (d) and (f) thereof) and shall thereupon be and become a Part; and

         (iii) such replacement part shall become subject to this Lease and to the Lien of the Indenture, and shall be deemed part of the Airframe or such Engine for all purposes to the same extent as the Parts originally incorporated or installed in or attached to the Airframe or such Engine.

         Section 8.02. Pooling of Parts. Any Part removed from the Airframe or any Engine as permitted in Section 8.01(a) hereof may be subjected by the Lessee to any normal pooling arrangement customary in the U.S. airline industry and entered into with vendors and other Air Carriers in the ordinary course of the Lessee's business, provided that the part replacing such removed Part shall be incorporated or installed in or attached to the Airframe or such Engine in accordance with Section 8 hereof, as promptly as practicable after the removal of such removed Part. In addition, any replacement part when incorporated or installed in or attached to the Airframe or any Engine in accordance with Section 8.01(a) hereof may be owned by another Air Carrier subject to such normal pooling arrangement, provided that the Lessee, at its own cost and expense and as promptly as possible, either:

         (a) causes title to such replacement part to vest in the Lessor in accordance with Section 8.01(b) hereof by the Lessee acquiring title to such replacement part for the benefit of, and transferring such title to, the Lessor free and clear of all Liens (other than Liens permitted under Section 6.01 hereof (other than clauses (d) and (f) thereof)); or

         (b) replaces such replacement part by incorporating or installing in or attaching to the Airframe or such Engine a further replacement part owned by the Lessee free and clear of all Liens (other than Liens permitted under Section 6.01 hereof (other than clauses (d) and (f) thereof)) and by causing title to such further replacement part to vest in the Lessor in accordance with Section 8.01(b) hereof.

         All such replacement parts and further replacement parts shall meet the standards set forth in the last sentence of Section 8.01(a) hereof.


                                   ARTICLE 9

                   ALTERATIONS, MODIFICATIONS AND ADDITIONS

         Section 9.01. Required Alterations and Modifications. The Lessee, at its own cost and expense, shall make or cause to be made such alterations and modifications in and additions to the Airframe and each Engine as may be required from time to time to comply with all applicable laws and to meet the applicable requirements of the Aeronautics Authority or any other governmental authority with jurisdiction over the Lessee's operations and aircraft; provided, however, that the Lessee may in good faith contest the validity or application of any such requirements in any reasonable manner that does not involve any risk of liabilities or civil or criminal penalties being imposed on or against the Indenture Trustee, the Owner Participant or the Lessor, that does not involve any material risk of loss, forfeiture or sale of the Aircraft or any Engine and that does not adversely affect the Lessor, its title or interest in the Aircraft or any Engine, the first and prior perfected Lien and security interest of the Indenture, or the interests of the Indenture Trustee or the Owner Participant in the Airframe or any Engine, or in any Operative Agreement (excluding any interests indemnified for under the Tax Indemnity Agreement). All such alterations, modifications or additions shall be made on or before the date mandated therefor, taking into account authorized postponements resulting from a contest or otherwise and shall be made at such time and in such a manner so as not to discriminate against the Aircraft whether by reason of its leased status or otherwise. Title to all alterations, modifications and additions made pursuant to this Section 9.01 shall without further act vest in the Lessor and become subject to this Lease.

         Section 9.02. Other Alterations and Modifications. (a) Generally. The Lessee, at its own cost and expense, may from time to time make such alterations and modifications in and additions to the Airframe or any Engine as the Lessee may deem desirable in the proper conduct of its business, including, without limitation, removal (without replacement) of Obsolete Parts, provided that the aggregate original cost of all Obsolete Parts so removed and not replaced shall not exceed $500,000, provided further that no such alteration, modification, addition or removal, individually or in the aggregate, shall create any adverse tax consequences for the Owner Participant not otherwise indemnified for, diminish the value, remaining useful life, or utility of the Airframe or the value and utility of any Engine or impair its condition or airworthiness below its value, remaining useful life, utility, condition and airworthiness immediately prior to such alteration, modification, addition or removal, assuming that the Airframe or such Engine was then in the condition and state of airworthiness required to be maintained by the terms of this Lease, or cause the Airframe or any Engine to become "limited use property" within the meaning of Revenue Procedure 76-30, 1976-2 C.B. 647, except that the value (but not the remaining useful life, utility, condition or airworthiness) of the Aircraft may be reduced by the value, if any, of any such Obsolete Parts which shall have been removed and not replaced, to the extent permitted above, and provided further that the Aircraft may not be converted, in whole or in part, to a passenger configuration.

         (b) Title to Installed Parts. Title to each part incorporated or installed in or attached or added to the Airframe or any Engine as the result of any alteration, modification, removal or addition made pursuant to Section
9.01 or 9.02(a) hereof shall without further act vest in the Lessor and become subject to this Lease; provided, however, that the Lessee may remove any such Part (without replacing such Part) at any time during the Term if:

         (i) such Part is in addition to, and not in replacement of or substitution for, any Part originally incorporated or installed in or attached or added to the Airframe or such Engine on the Delivery Date or any Part in replacement of, or substitution for, any such Part;

         (ii) such Part is not required to be incorporated or installed in or attached or added to the Airframe or such Engine pursuant to the terms of
   Article 7 hereof or the first sentence of Section 9.01 hereof;

         (iii) such Part can be removed from the Airframe or such Engine without (A) causing material damage to the Airframe or such Engine (it being understood that the Lessee shall repair any damage caused by a permitted removal) or diminishing or impairing the value, utility, remaining useful life, condition or airworthiness required to be maintained by the terms of this Lease or (B) diminishing the value, utility or remaining useful life which the Airframe or such Engine would have had at such time had such alteration, modification, removal or addition not occurred, assuming the Airframe or such Engine was then in the condition required to be maintained by the terms of this Lease; and

         (iv) the cost of such Part was not paid by the Lessor.

         (c) Title to Removed Parts. Upon the removal by the Lessee of any such Part as provided in subsection (b) above, title thereto shall, without further act, vest in the Lessee and such Part shall no longer be deemed a Part. Any Part not removed by the Lessee as above provided prior to the return of the Aircraft to the Lessor hereunder shall remain the property of the Lessor and subject to this Lease.


                                  ARTICLE 10

                             VOLUNTARY TERMINATION

         Section 10.01.  Right of Termination Upon Obsolescence or Surplus.
(a) Option to Terminate. So long as no Event of Default shall have occurred and be continuing, the Lessee shall have the right, at its option, on any Termination Date, on at least 120 days' prior written notice (which notice shall state the proposed Termination Date (the "Proposed Termination Date")) to the Lessor and the Owner Participant, to terminate this Lease as of a Termination Date if the Aircraft shall have become obsolete or surplus to the operations of the Lessee; provided that the Lessee shall have furnished to the Lessor, the Indenture Trustee and the Owner Participant a certificate of the Lessee's Assistant Treasurer or more senior financial officer stating the determination of the Lessee that the Aircraft is obsolete or surplus to its needs. Unless the Lessor has elected to retain the Aircraft as herein provided, the Lessee shall have the right to revoke its notice of termination no later than the Business Day prior to the date 15 days prior to the Proposed Termination Date whereupon this Lease shall continue in full force and effect provided however, the Lessee may not give more than two (2) additional termination notices pursuant to this Section 10.01.

         (b) Sale Procedure. During the period from the giving of notice pursuant to Section 10.01(a) hereof until the Proposed Termination Date, the Lessee, as non-exclusive agent for the Lessor, at the Lessee's expense, shall use its reasonable efforts to obtain bids for the cash purchase on the Proposed Termination Date (or such earlier date of sale as shall be consented to in writing by the Lessor) of the Aircraft. On the Proposed Termination Date (or such earlier date of sale), the Engines shall be installed on the Airframe (provided that the Airframe may be sold with engines meeting the requirements set forth herein for Replacement Engines in lieu of the Engines so long as the aggregate number of Engines and Replacement Engines being sold with the Airframe equals three). The Lessor may, if it desires to do so, seek to obtain such bids. The Owner Participant may inspect any bids received by the Lessee with respect to the Aircraft and may submit a bid for the Aircraft. The Lessee will provide the Lessor with copies of bids received by the Lessee promptly upon the Lessee's receipt thereof. No bid may be submitted by the Lessee or any Person affiliated with the Lessee (or with whom or which there is any arrangement or understanding as to the subsequent use of the Aircraft by the Lessee or any of its Affiliates) or any agent or Person acting on behalf of the Lessee. The Lessee may reject any bid which is less than the applicable Termination Value, the aggregate amount of any Make-Whole Premium and all other expenses incurred by the Lessor, the Owner Participant and the Indenture Trustee in connection with the sale. Subject to the provisions of
Section 10.02 hereof, on the Proposed Termination Date or such earlier date of sale as shall be consented to in writing by the Lessor, the Lessee shall deliver the Airframe which shall have the Engines installed on it (provided that the Airframe may be delivered with installed engines meeting the requirements set forth herein for Replacement Engines in lieu of the Engines so long as the aggregate number of Engines and Replacement Engines being delivered with the Airframe equals three and the Lessee shall comply with the provisions of Section 11.04 hereof as if an Event of Loss occurred with regard to the Engines) to the bidder which shall have submitted the highest cash bid (whether certified to the Lessor by the Lessee or directly received by the Lessor and certified to the Lessee) in the same manner and condition as if delivery were made to the Lessor pursuant to Article 12 hereof at a location specified by such bidder, and shall duly transfer to the Lessor title to any such engines not owned by the Lessor, and the Lessor shall, upon payment to the Lessor in full of the bid price and all amounts due and owing pursuant to
Section 10.01(c) hereof by wire transfer of immediately available funds and upon discharge of the Lien of the Indenture in accordance with Article 7 thereof, sell the Airframe and Engines or engines to such bidder without recourse or warranty (except as to the absence of Lessor's Liens (it being understood that, in connection with such transfer, the Owner Participant shall be responsible for removal of Lessor's Liens attributable to it, SSB shall be responsible for removal of Lessor's Liens attributable to it and the Owner Trustee shall be responsible for removal of Lessor's Liens attributable to the Owner Trustee, all in accordance with Section 7.03(b) or 7.04(b) as the case may be, of the Participation Agreement)).

         (c) Payments to the Lessor. The total selling price realized at a sale pursuant to Section 10.01(b) hereof net of all expenses of the sale (including commissions and any sales or transfer taxes) (the "Net Sales Price") shall be retained by the Lessor (or the Indenture Trustee as long as the Indenture is in force) and, in addition, on or before the Proposed Termination Date (or any earlier date of sale), the Lessee shall pay to the Lessor (or the Indenture Trustee as long as the Indenture is in force), by wire transfer of immediately available funds, the sum of:

         (1) the excess, if any, of the Termination Value for the Aircraft computed as of the Proposed Termination Date (whether or not the date of sale is on or prior to such Termination Date) over the Net Sales Price; plus

         (2) the installment of Basic Rent due with respect to the Aircraft on the Proposed Termination Date if payable in arrears but not if payable in advance (whether or not the date of sale is on or prior to such Proposed Termination Date); plus

         (3) all other amounts then due and payable by the Lessee (including, without limitation, the aggregate amount of any Make-Whole Premium, if the Proposed Termination Date occurs prior to the applicable Premium Termination
   Date) under this Lease or any other Operative Agreement.

         (d) Transfer of Uninstalled Engines. Upon payment of the amounts described in Section 10.01(c) hereof and upon transfer to the Lessor of title to engines which have been returned in lieu of Engines as provided in Section 10.01(b) hereof, the Lessor will transfer to the Lessee, without recourse or warranty (except as to the absence of Lessor's Liens (it being understood that, in connection with such transfer, the Owner Participant shall be responsible for removal of Lessor's Liens attributable to it, SSB shall be responsible for removal of Lessor's Liens attributable to it and the Owner Trustee shall be responsible for removal of Lessor's Liens attributable to the Owner Trustee, all in accordance with Section 7.03(b) or 7.04(b) as the case may be, of the Participation Agreement)), all of the Lessor's right, title and interest in and to any Engines which were replaced with engines pursuant to
Section 10.01(b) hereof, and shall deliver to the Lessee such instrument as the Lessor shall have received from the Indenture Trustee releasing such Engines from the Lien of the Indenture.

         (e) Limitation on the Lessor's Duties. The Lessor shall be under no duty to solicit bids, to inquire into the efforts of the Lessee to obtain bids or otherwise to take any action in connection with any such sale other than to transfer to the purchaser named in the highest cash bid as referred to above (or to such purchaser and to the Lessee, as the case may be), without recourse or warranty (except as to the absence of Lessor's Liens (it being understood that, in connection with such transfer, the Owner Participant shall be responsible for removal of Lessor's Liens attributable to it, SSB shall be responsible for removal of Lessor's Liens attributable to it and the Owner Trustee shall be responsible for removal of Lessor's Liens attributable to the Owner Trustee, all in accordance with Section 7.03(b) or 7.04(b) as the case may be, of the Participation Agreement)), all of the Lessor's right, title and interest in and to the Aircraft, against receipt by the Lessor of the payments provided for.

         (f) Termination of the Lessee's Obligations. Upon the sale of the Aircraft pursuant to this Section 10.01 and upon compliance by the Lessee with the further provisions of this Article 10, the obligation of the Lessee to pay Basic Rent with respect to the Aircraft shall cease for any Rent Payment Date occurring after the Proposed Termination Date or, in the case of a sale pursuant to Section 7.01(b) hereof, after the date of sale of the Aircraft and the Term shall end effective as of the Proposed Termination Date or the date of sale in the case of a sale pursuant to Section 7.01(b) hereof. If the Lessee shall have revoked its notice of termination or no sale shall have occurred on or before the Proposed Termination Date specified in the notice delivered by the Lessee pursuant to Section 10.01(a) hereof, this Lease shall continue in full force and effect and, for purposes of Section 10.01(a) hereof, it shall be deemed that the Lessee has revoked its notice of termination, and, in either case, the Lessee shall pay the expenses incurred by the Lessor, the Indenture Trustee and the Owner Participant in connection with the proposed sale.

         Section 10.02. Retention of Aircraft by the Lessor. (a) Generally. Notwithstanding Section 10.01 hereof, the Lessor may, subject to Section 10.02(b) hereof, elect to retain the Aircraft after receipt of the Lessee's notice of termination given in accordance with Section 10.01(a) hereof, by giving the Lessee and the Indenture Trustee written irrevocable notice of such election not less than thirty (30) days prior to the Proposed Termination Date. If the Lessor so elects, the Lessee shall pay to the Lessor on the Proposed Termination Date, by wire transfer of immediately available funds the sum of:

         (1) the installment of Basic Rent due with respect to the Aircraft on the Proposed Termination Date if payable in arrears but not if payable in advance; plus

         (2) all other amounts then due and payable by the Lessee under this Lease and any other Operative Agreement including, the aggregate amount of any Make- Whole Premium (if the Proposed Termination Date occurs prior to the applicable Premium Termination Date), on or prior to the Proposed Termination Date.

         (b) Payment of the Certificates. It shall be an absolute condition precedent to the Lessor's right to retain the Aircraft and to the termination of the Term pursuant to this Section 10.02 that the Lessor (or the Lessee to the extent set forth in Section 10.02(a) hereof) shall have paid to the Holders and such Holders shall have received the entire outstanding principal amount of, the aggregate amount of any Make-Whole Premium and accrued interest on the Certificates on the Proposed Termination Date and all other sums due and owing to the Indenture Trustee and the Holders on or prior to the Proposed Termination Date under this Lease, the Indenture or any other Operative Agreement.

         (c) Delivery of Aircraft to Lessor; Title to Engines. If the Lessor elects to retain the Aircraft pursuant to this Section 10.02, the Lessee shall deliver the Airframe and the Engines (provided that the Airframe may be delivered with engines meeting the requirements set forth herein for Replacement Engines in lieu of the Engines so long as the aggregate number of Engines and engines being delivered with the Airframe equals three and provided that the other requirements of Section 11.04 hereof are met as if an Event of Loss has occurred with regard to the Engines) to the Lessor in the same manner as if delivery were made to the Lessor pursuant to Article 12 hereof, and shall duly transfer to the Lessor right, title and interest to any such engines not owned by the Lessor, all in accordance with Article 12 hereof. Upon such delivery of the Airframe and Engines or engines to the Lessor and payment by the Lessee of any amounts required to be paid by the Lessee pursuant to Section 10.02(a) hereof, the Lessor will transfer to the Lessee, without recourse or warranty (except as to the absence of Lessor's Liens (it being understood that, in connection with such transfer, the Owner Participant shall be responsible for removal of Lessor's Liens attributable to it, SSB shall be responsible for removal of Lessor's Liens attributable to it and the Owner Trustee shall be responsible for removal of Lessor's Liens attributable to the Owner Trustee, all in accordance with Section 7.03(b) or 7.04(b) as the case may be, of the Participation Agreement)), all of the Lessor's right, title and interest in and to any Engines which were replaced by engines pursuant to this Section 10.02(c), and shall deliver to the Lessee such instrument as the Lessor shall have received from the Indenture Trustee releasing such Engines from the Lien of the Indenture.

         (d) Termination of the Lessee's Obligations. Upon compliance by the Lessor and the Lessee with the provisions of this Section 10.02 and upon compliance by the Lessee with the further provisions of this Article 10, the obligation of the Lessee to pay Basic Rent with respect to the Aircraft shall cease for any Rent Payment Date occurring after the Proposed Termination Date and the Term shall end effective as of the Termination Date.

         Section 10.03. Voluntary Termination as to Engines. So long as no Event of Default shall have occurred and be continuing, the Lessee shall have the right at its option and at any time, on at least thirty (30) days' prior written notice to the Lessor, to terminate this Lease with respect to any Engine not then installed or held for use on the Airframe, provided that prior to the date of such termination, the Lessee shall comply with the terms of
Section 11.04 hereof to the same extent as if an Event of Loss had occurred with respect to such Engine.


                                  ARTICLE 11

                        LOSS, DESTRUCTION, REQUISITION

         Section 11.01. Lessee's Election Rights. The Lessee shall notify the Lessor, the Indenture Trustee and the Owner Participant as soon as practicable but in no event more than 10 Business Days following the occurrence of an event which constitutes or might constitute an Event of Loss with respect to the Airframe or with respect to the Airframe and the Engines or engines then installed on the Airframe. By written notice to the Lessor, the Indenture Trustee and the Owner Participant given within 60 days of the occurrence of any Event of Loss, the Lessee shall elect the alternative set forth in Section 11.02 hereof or the alternative set forth in Section 11.03 hereof. The Lessee's failure to make such election within said 60-day period shall be deemed to be an election of the alternative set forth in Section
11.02 hereof.

         Section 11.02. Payment of Stipulated Loss Value. (a) The Lessee shall, if it has so elected or is deemed to have so elected under Section
11.01 hereof, pay to the Lessor, by wire transfer of immediately available funds on the earlier of (i) the fifteenth day following receipt in full of insurance proceeds or requisition proceeds, described in Section 11.05 hereof, in connection with such Event of Loss and (ii) the 120th day after the occurrence of such Event of Loss (the earlier of such dates being referred to herein as the "Loss Payment Date"), the sum of (A) the Stipulated Loss Value for the Aircraft, determined as of the Stipulated Loss Value Determination
Date next preceding the Loss Payment Date (or, if the Loss Payment Date occurs on a Stipulated Loss Value Determination Date, determined as of such Stipulated Loss Value Determination Date) together with interest on such amount at the Debt Rate from such Stipulated Loss Value Determination Date to the Loss Payment Date, plus (B) any and all Basic Rent due and payable on or prior to the relevant Stipulated Loss Value Determination Date and unpaid, plus (C) any and all Supplemental Rent due and payable on or prior to such Loss Payment Date and all Supplemental Rent accrued through such date, plus
(D) all other amounts owing by the Lessee or the Owner Trustee to the Indenture Trustee or the Holders under the Indenture and the other Operative Agreements, plus (E) any reasonable out-of-pocket expenses incurred in connection with such Event of Loss and the related prepayment of the Certificates by the Lessor, the Owner Participant and the Indenture Trustee, minus (F) if the relevant Stipulated Loss Value Determination Date is a Rent Payment Date, the portion, if any, of the Basic Rent installment due and paid by the Lessee on such Stipulated Loss Value Determination Date pursuant to Section 3.02 hereof to the extent such Basic Rent installment (or portion thereof) is designated on Schedule II hereto as being payable in advance, together with an imputed interest amount in respect of such advance payment of Basic Rent (or portion thereof) at the Debt Rate from the date of payment of such Basic Rent installment (or portion thereof) by the Lessee to the Loss Payment Date; provided that in no event shall there be subtracted pursuant to clause (F) an amount such that the Holders shall not be paid in full.

         (b) Termination of Lease; Title Transfer. The obligation of the Lessee to pay Basic Rent on any Rent Payment Date occurring subsequent to the Loss Payment Date shall, upon payment of the amounts specified in Section 11.02(a) hereof, terminate and the Term shall end on such Loss Payment Date. Further, upon such payment, the Lessor will transfer to the Lessee, without recourse or warranty (except as to the absence of Lessor's Liens (it being understood that, in connection with such transfer, the Owner Participant shall be responsible for removal of Lessor's Liens attributable to it, SSB shall be responsible for removal of Lessor's Liens attributable to it and the Owner Trustee shall be responsible for removal of Lessor's Liens attributable to the Owner Trustee, all in accordance with Section 7.03(b) or 7.04(b) as the case may be, of the Participation Agreement)), all of the Lessor's right, title and interest in and to the Airframe and Engines with respect to which such Event of Loss occurred, as well as all of the Lessor's right, title and interest in and to any Engines constituting part of the Aircraft but not installed on the Airframe when such Event of Loss occurred, and will deliver to the Lessee such instrument as the Lessor shall have received from the Indenture Trustee, releasing the Aircraft from the Lien of the Indenture.

         Section 11.03. Replacement of Airframe and Engines. (a) Generally. So long as no Default or Event of Default shall have occurred and be continuing, and subject to Section 11.01 hereof, if the Lessee has elected to replace the Airframe and Engines suffering an Event of Loss pursuant to this
Section 11.03, the Lessee shall cause to be duly conveyed to the Lessor within one hundred twenty (120) days after the occurrence of such Event of Loss, as replacement for the Airframe and Engines with respect to which such Event of Loss has occurred, good and marketable title to a McDonnell Douglas MD-11F airframe (the "Replacement Airframe") and good and marketable title to a number of Replacement Engines equal to the number of Engines with respect to which an Event of Loss has occurred, provided that following compliance with all other terms of this Section 11.03 all three Engines shall be of identical make and model and, in the case of such Replacement Airframe and each such Replacement Engine, owned by the Lessee free and clear of all Liens not excepted in Section 6.01 hereof, other than Sections 6.01(b),(d) and (f) hereof, duly certified as an airworthy aircraft by the Aeronautics Authority, and having a value, remaining useful life and utility, at least equal to, and being in as good operating condition as, the Airframe and Engines with respect to which such Event of Loss occurred, assuming that the Airframe and Engines were then in the condition and state of airworthiness required to be maintained by the terms of this Lease immediately prior to the occurrence of such Event of Loss. In such case and as a condition to such substitution the Lessee, at its own cost and expense, will also promptly:

         (i) furnish the Indenture Trustee with originals of, and the Lessor with copies of, full warranty bills of sale, in form and substance satisfactory to the Lessor and the Indenture Trustee, with respect to such Replacement Airframe and Replacement Engines together with an assignment in form and substance satisfactory to the Lessor and the Indenture Trustee of any and all manufacturer's warranties applicable thereto and a consent reasonably satisfactory to the Lessor and the Indenture Trustee from such manufacturer or manufacturers to such assignment;

         (ii) cause such Replacement Airframe and Replacement Engines to be duly registered in the name of the Lessor pursuant to the Transportation Code or the applicable laws of any other jurisdiction in which the Aircraft may then be registered in accordance with Section 6.03(b) of the Participation Agreement;

         (iii) cause a Lease Supplement with respect to such Replacement Airframe and Replacement Engines to be duly executed by the Lessee and recorded pursuant to the Transportation Code, or the applicable laws, rules and regulations of any other jurisdiction in which the Aircraft may then be registered as permitted by Section 6.03(b) of the Participation Agreement;

         (iv) furnish the Lessor, the Indenture Trustee and the Owner Participant with an appraisal or other report of a nationally recognized aircraft appraiser based on an inspection of such Replacement Airframe and Replacement Engines reasonably satisfactory to the Indenture Trustee and the Owner Participant certifying that such Replacement Airframe and such Replacement Engine have a value, remaining useful life and utility, at least equal to, and are in as good operating condition as, the Airframe and Engines replaced, assuming such Airframe and Engines were at least in the condition and repair required by the terms of this Lease immediately prior to the occurrence of such Event of Loss;

         (v) furnish the Lessor, the Indenture Trustee and the Owner Participant with such evidence as the Lessor or the Indenture Trustee may reasonably request of compliance with the insurance provisions of Article
   13 hereof with respect to such Replacement Airframe and Replacement Engines;

         (vi) provide the Owner Participant and the Lessor with (A) an opinion of counsel selected by the Owner Participant and reasonably acceptable to the Lessee (which opinion shall be reasonably satisfactory in form and substance to the Owner Participant and the Lessor) that the Owner Participant and the Lessor will suffer no adverse tax consequence not otherwise indemnified for as a result of such substitution or (B) an indemnity reasonably acceptable to the Owner Participant and the Lessor against such consequences;

         (vii) comply with the provisions of Section 9.08 of the Indenture;

         (viii) cause an Indenture and Security Agreement Supplement with respect to such Replacement Airframe and Replacement Engines to be duly executed by the Lessor and the Indenture Trustee and recorded pursuant to the Transportation Code, or the applicable laws, rules and regulations of any other jurisdiction in which the Aircraft may then be registered as permitted by Section 6.03(b) of the Participation Agreement in order that the Lien of the Indenture shall constitute a first priority, duly perfected Lien and security interest on and in respect of such Replacement Airframe and Replacement Engines;

         (ix) take such other action, including the filing of UCC financing statements naming the Indenture Trustee as a secured party with the Secretary of State of Connecticut and the filing of a notice with the Secretary of State of Tennessee, as the Lessor or the Indenture Trustee may reasonably request in order that such Replacement Airframe and Replacement Engines shall be duly and properly titled in the Lessor, leased under this Lease and subjected to the Lien of the Indenture to the same extent as the replaced Airframe and Engines;

         (x) furnish the Indenture Trustee with an opinion (reasonably satisfactory in form and substance to the Lessor, the Owner Participant and the Indenture Trustee) of counsel to the Lessee (which may be the Lessee's General Counsel) addressed to the Indenture Trustee and the Owner Participant to the effect that (A) the Lessor has good title to such Replacement Airframe and Replacement Engines free and clear of all Liens (except for Liens permitted under Section 6.01 hereof, other than Sections 6.01(b),(d) and (f) thereof) and (B) such Replacement Airframe and Replacement Engines have been validly subjected to the Lien of the Indenture (with the effect and result that the Indenture constitutes a first priority duly perfected security interest and Lien on such Replacement Airframe and Replacement Engines); and

         (xi) cause to be delivered to the Lessor, the Owner Participant and the Indenture Trustee an opinion of counsel to the Lessee addressed to the Lessor, the Owner Participant and the Indenture Trustee as to the due registration of the Aircraft and the due recordation of the requisite documents or instruments and the validity and perfection of the Lien in such Replacement Airframe and Replacement Engines.

         (b) Title to Replaced Equipment. Upon compliance by the Lessee with the terms of Section 11.03(a) hereof, the Lessor will transfer to the Lessee (subject to any insurer's salvage rights), without recourse or warranty (except as to the absence of Lessor's Liens (it being understood that, in connection with such transfer, the Owner Participant shall be responsible for removal of Lessor's Liens attributable to it, SSB shall be responsible for removal of Lessor's Liens attributable to it and the Owner Trustee shall be responsible for removal of Lessor's Liens attributable to the Owner Trustee, all in accordance with Section 7.03(b) or 7.04(b) as the case may be, of the Participation Agreement)), all of the Lessor's right, title and interest, if any, in and to the Airframe and Engines with respect to which such Event of Loss occurred. In connection with such transfer, the Lessee will prepare, and the Lessor will execute or forward to the Indenture Trustee for execution, as the case may be, a bill of sale evidencing such transfer and will deliver to the Lessee such instrument as the Lessor shall have received from the Indenture Trustee releasing the Aircraft from the Lien of the Indenture. Any Engine constituting part of the Aircraft, but not installed on the Airframe when such Event of Loss occurred, shall continue to be property of the Lessor and leased under this Lease as part of the same equipment as the Replacement Airframe and Replacement Engines.

         (c) Definitions. Each Replacement Airframe and Replacement Engine shall be deemed part of the property leased under this Lease, each such Replacement Airframe shall be deemed an "Airframe," each such Replacement Engine shall be deemed an "Engine" and each such Replacement Airframe and Replacement Engine shall be deemed part of the same Aircraft as was the Airframe or Engine replaced.

         (d)  Rent Adjustments.  An Event of Loss covered by this Section
11.03 shall not result in any change in Basic Rent, Stipulated Loss Values or Termination Values but may result in payments pursuant to the Tax Indemnity Agreement and the Participation Agreement.

         (e) Time Limitations. If the Lessee has elected to proceed under this Section 11.03 but has not fully performed its obligations under this
Section 11.03 within 120 days of the occurrence of the applicable Event of Loss, in the event that any amounts held by the Lessor (or, so long as the Indenture shall be in effect, the Indenture Trustee) in respect of such Event of Loss are less than the Stipulated Loss Value otherwise payable in respect thereof, the Lessee will deposit with the Lessor or the Indenture Trustee, as the case may be, the amount of any deficiency as security on such 120th day.
If the Lessee has elected to proceed under this Section 11.03 but has not fully performed its obligations under this Section 11.03 within 180 days of the occurrence of such Event of Loss, the Lessee shall be deemed to have elected to proceed under Section 11.02 hereof and shall immediately perform its obligations thereunder, and the Lessor (or the Indenture Trustee, as the case may be), shall apply the amounts held by it pursuant to the preceding sentence as a credit against such obligations.

         Section 11.04. Event of Loss with Respect to an Engine. (a) Generally. Upon the occurrence of an Event of Loss with respect to an Engine under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, the Lessee shall give the Lessor and the Indenture Trustee prompt written notice thereof and shall, as soon as practicable but in any event within sixty (60) days after the occurrence of such Event of Loss, duly convey or cause to be conveyed to the Lessor, a Replacement Engine for the Engine with respect to which such Event of Loss occurred, good and marketable title to a Replacement Engine, free and clear of all Liens not excepted in Section 6.01 hereof, other than Sections 6.01(b),(d) and (f) hereof, and having a value, remaining useful life and utility at least equal to, and being in as good operating condition as, the Engine with respect to which such Event of Loss occurred, assuming such Engine was of the value, remaining useful life and utility and in the condition and repair required by the terms of this Lease immediately prior to the occurrence of such Event of Loss, provided that after any replacement, all three Engines shall be of identical make and model and any Replacement Engines of a different manufacturer than the original Engines shall be then commonly in use in the commercial aviation industry on McDonnell Douglas MD-11 airframes. The standards set forth in this Section with respect to Replacement Engines shall apply upon any replacement or substitution of an Engine with a Replacement Engine pursuant to any other provision of this Lease.

         (b) Conditions Precedent. Prior to or at the time of any conveyance of an Engine pursuant to Section 11.04(a) hereof, the Lessee, at its own cost and expense will:

         (i) furnish the Indenture Trustee with an original of, and the Lessor with a copy of, a full warranty bill of sale, in form and substance satisfactory to the Lessor, with respect to such Replacement Engine together with an assignment in form and substance satisfactory to the Lessor of any and all manufacturer's warranties applicable thereto and a consent reasonably satisfactory to the Lessor and the Indenture Trustee from such manufacturer to such assignment;

         (ii) cause a Lease Supplement covering such Replacement Engine to be duly executed by the Lessee and filed for recordation pursuant to the Transportation Code, or the applicable laws, rules and regulations of any other jurisdiction in which the Aircraft may then be registered as permitted by Section 6.03(b) of the Participation Agreement and, if the Engine being replaced was registered under the applicable laws of the jurisdiction in which the Aircraft is then registered, the Replacement Engine shall be registered in the same fashion;

         (iii) furnish the Lessor and the Indenture Trustee with a certificate of a nationally recognized aircraft appraiser reasonably satisfactory to the Lessor certifying that such Replacement Engine has a value and utility at least equal to, and is in as good operating condition as, the Engine replaced, assuming such Engine was in at least the condition and repair required by the terms of this Lease immediately prior to the occurrence of such Event of Loss;

         (iv) furnish the Lessor with such evidence of compliance with the insurance provisions of Article 13 hereof with respect to such Replacement Engine as the Lessor or the Indenture Trustee may reasonably request;

         (v) comply with the provisions of Section 9.08 of the Indenture;

         (vi) cause an Indenture and Security Agreement Supplement with respect to such Replacement Engine to be duly executed by the Lessor and the Indenture Trustee and recorded pursuant to the Transportation Code, or the applicable laws, rules and regulations of any other jurisdiction in which the Aircraft may be registered as permitted by Section 6.03(b) of the Participation Agreement in order that the Indenture shall constitute a first priority duly perfected Lien and security interest on and in respect of such Replacement Engine;

         (vii) take such other action, including the filing of UCC financing statements naming the Indenture Trustee as Secured Party with the Secretary of State of Connecticut and a notice filing with the Secretary of State of Tennessee, as the Lessor or the Indenture Trustee may reasonably request in order that such Replacement Engine be duly and properly titled in the Lessor, leased under this Lease and subjected to the Lien of the Indenture to the same extent as the replaced Engine;

         (viii) furnish the Lessor, the Owner Participant and the Indenture Trustee with an opinion (reasonably satisfactory in form and substance to the Lessor, the Owner Participant and the Indenture Trustee) of counsel to the Lessee (which may be the Lessee's General Counsel) addressed to the Indenture Trustee and the Owner Participant to the effect that (A) the Lessor has good title to such Replacement Engine, and (B) such Replacement Engine has been validly subjected to the Lien of the Indenture (with the effect and result that the Indenture constitutes a first priority duly perfected security interest and Lien on such Replacement Engine); and

         (ix) take such other action as the Indenture Trustee may reasonably request in order that such Replacement Engine be duly and properly subjected to the Lien of the Indenture to the same extent as the replaced Engine.

         (c) Title Transfer. Upon compliance by the Lessee with the terms of Sections 11.04(a) and (b) hereof, the Lessor will transfer to the Lessee (subject to any insurer's salvage rights), without recourse or warranty (except as to the absence of Lessor's Liens (it being understood that, in connection with such transfer, the Owner Participant shall be responsible for removal of Lessor's Liens attributable to it, SSB shall be responsible for removal of Lessor's Liens attributable to it and the Owner Trustee shall be responsible for removal of Lessor's Liens attributable to the Owner Trustee, all in accordance with Section 7.03(b) or 7.04(b) as the case may be, of the Participation Agreement)), all of the Lessor's right, title and interest, if any, in and to the Engine with respect to which such Event of Loss occurred. In connection with such transfer, the Lessee will prepare, and the Lessor will execute or forward to the Indenture Trustee for execution, as the case may be, a bill of sale evidencing such transfer and will deliver to the Lessee such instrument as the Lessor shall have received from the Indenture Trustee, releasing the Aircraft from the Lien of the Indenture. Each Replacement Engine shall, after such conveyance, be deemed part of the property leased under this Lease. An Event of Loss covered by this Section 11.04 shall not result in any change in Basic Rent, Stipulated Loss Values or Termination Values, but may result in payments to be made pursuant to the Tax Indemnity Agreement and the Participation Agreement.

         Section 11.05. Application of Payments from the Government or Others. (a) Generally. Any payments (other than insurance proceeds the application of which is provided for in Section 13.03 hereof) received at any time by the Lessor or by the Lessee from any governmental authority or any other Person, foreign or domestic, with respect to an Event of Loss resulting from the condemnation, confiscation, theft or seizure of, or requisition of title to or use of, the Airframe or any Engine will be applied, as appropriate, in accordance with Section 11.05(b) or Section 11.05(c) hereof.

         (b)  Payments of Stipulated Loss Value.  If the payments described in
Section 11.05(a) hereof are received with respect to the Airframe or with respect to the Airframe and Engines or engines then installed on the Airframe and the Lessee has elected the alternative set forth in Section 11.02 hereof, so much of such payments as shall not exceed the amount required to be paid by the Lessee pursuant to Section 11.02 hereof shall be paid to the Lessor (or, if the Lien of the Indenture has not been discharged, the Indenture Trustee) in reduction of the Lessee's obligations under Section 11.02 hereof if not already paid by the Lessee, or, if such obligations have already been discharged in full by the Lessee, subject to Section 11.08 hereof, such payments shall be applied to reimburse the Lessee for its payment of such Stipulated Loss Value and, if and to the extent specifically included in such payment, to pay to the Lessee interest on such amount of Stipulated Loss Value at the rate included in such payment if any. The excess, if any, remaining after such application shall be divided between the Lessor and the Lessee as their respective interests may appear.

         (c) Payment if the Lessee Elects Replacement. If the payments described in Section 11.05(a) hereof are received with respect to the Airframe or with respect to the Airframe and the Engines or engines then installed on the Airframe and the Lessee has elected the alternative set forth in Section
11.03 hereof, or if such payments are received with respect to an Engine not then installed on the Airframe under the circumstances contemplated by Section
11.04 hereof, all such payments shall, subject to Section 11.08 hereof, be paid over to or retained by the Lessee, provided that the Lessee shall have fully performed its obligations pursuant to Section 11.03 or Section 11.04 hereof, as the case may be, with respect to the Event of Loss for which such payments are made.

         Section 11.06. Requisition of an Airframe and the Installed Engines for Use by Government. In the event of the requisition for use by the Government or any other government of registry of the Aircraft, or any agency or instrumentality of either (a "Requisitioning Government") of the Airframe and the Engines or engines then installed on the Airframe during the Term, which requisition does not constitute an Event of Loss, the Lessee shall promptly notify the Lessor, the Indenture Trustee and the Owner Participant of such requisition and all of the Lessee's obligations under this Lease with respect to such Airframe and Engines or engines shall continue to the same extent as if such requisition had not occurred except to the extent that any failure or delay in the performance or observance of such obligations (other than obligations for the payment of Rent and, subject to Section 7.01(f) hereof, the maintenance of required insurance) by the Lessee shall have been caused by such requisition. All payments received by the Lessor, the Lessee or any permitted sublessee or transferee from the Requisitioning Government for such use of the Airframe and Engines or engines during the Term (other than any such requisition which constitutes an Event of Loss, as to which the provisions of Section 11.05 hereof shall govern) shall, subject to Section
11.08 hereof, be paid over to, or retained by the Lessee or such permitted sublessee or transferee. All payments received by the Lessor, the Lessee or any such permitted sublessee or transferee from the Requisitioning Government for the use of the Airframe and Engines or engines after the Term shall be paid over to, or retained by, the Lessor (or the Lessee if it shall have purchased the Lessor's interest therein in accordance with the provisions hereof).

         Section 11.07. Requisition for Use by Government of an Engine Not Installed on the Airframe. In the event of the requisition for use by a Requisitioning Government of registry of the Aircraft or any agency or instrumentality thereof of any Engine not then installed on the Airframe, the Lessee shall replace such Engine by complying with the terms of Section 11.04 hereof to the same extent as if an Event of Loss had occurred with respect to such Engine as of the date of such requisition, and any payments received by the Lessor or the Lessee from the Requisitioning Government with respect to such requisition shall, subject to Section 11.08 hereof, be paid over to or retained by the Lessee, provided that the Lessee shall have fully performed its obligations under Section 11.04 hereof.

         Section 11.08. Application of Payments During Existence of Certain Defaults. Any amount referred to in Section 11.05, 11.06 or 11.07 hereof which is payable to or retainable by the Lessee shall not be paid to the Lessee, or, if it has been previously paid directly to the Lessee, shall not be retained by the Lessee, if at the time of such payment a Payment Default, a Bankruptcy Default or an Event of Default shall have occurred and be continuing, but shall be paid to and held by the Lessor (or the Indenture Trustee so long as the Lien of the Indenture is in effect) as provided in
Article 23 hereof as security for the obligations of the Lessee under this Agreement, and at such time as there shall not be continuing any such Payment Default, Bankruptcy Default or Event of Default, such amount to the extent not theretofore applied as provided herein, shall be paid to the Lessee.


                                  ARTICLE 12

                              RETURN OF AIRCRAFT

         Section 12.01. Return of Aircraft. Unless the Aircraft is purchased by the Lessee as provided in Section 4.02 hereof, at the end of the Term, or upon the termination of this Lease pursuant to Article 10 or Article 17 hereof or otherwise (including termination as a result of a rejection hereof pursuant to any provision of the Bankruptcy Code applicable to the Lessee), the Lessee, at its own cost and expense, will return the Aircraft by delivering it to the Lessor on the last day of the Term or upon such earlier termination of the Term, as the case may be, at a location on the Lessee's route system, as in effect on the date of return, in the forty-eight (48) contiguous states of the United States, as designated by the Lessor and reasonably acceptable to the Lessee or, if such location designated by the Lessor is not reasonably acceptable to the Lessee, at Memphis, Tennessee, and the Airframe shall be fully equipped with three Engines of the same or an improved make and model as were delivered on the Delivery Date (or Replacement Engines), free and clear of all Liens (other than Lessor's Liens (it being understood that, in connection with such transfer, the Owner Participant shall be responsible for removal of Lessor's Liens attributable to it, SSB shall be responsible for removal of Lessor's Liens attributable to it and the Owner Trustee shall be responsible for removal of Lessor's Liens attributable to the Owner Trustee, all in accordance with Section 7.03(b) or 7.04(b) as the case may be, of the Participation Agreement)), including any rights of third parties under pooling, interchange, overhaul, repair or similar agreements or arrangements, it being understood that all such Engines and Replacement Engines so returned shall be of identical make and model and that any Replacement Engine shall be in at least as good operating condition and have at least the same value, remaining useful life and utility as the Engines being replaced, assuming such Engines were in the condition required hereunder. The Lessor will give the Lessee at least thirty (30) days' (or five (5) Business Days' in the case of a return pursuant to Article 17 hereof) prior written notice of the place of such return; provided, however, that if the Lessor shall have made the request for storage pursuant to Section 12.06 hereof, the Lessee shall return the Aircraft to the Lessor at the site of the storage.

         Section 12.02. Return of Engines. If any engine not owned by the Lessor shall be delivered with the Airframe as set forth in Section 12.01 hereof, the Lessee, concurrently with such delivery, will, at its own cost and expense furnish the Lessor with (i) a full warranty bill of sale, in form and substance reasonably satisfactory to the Lessor, with respect to such engine,
(ii) an opinion of the Lessee's counsel to the effect that, upon such return, the Lessor will acquire full right, title and interest to such engine free and clear of all Liens (other than Lessor's Liens (it being understood that, in connection with such transfer, the Owner Participant shall be responsible for removal of Lessor's Liens attributable to it, SSB shall be responsible for removal of Lessor's Liens attributable to it and the Owner Trustee shall be responsible for removal of Lessor's Liens attributable to the Owner Trustee, all in accordance with Section 7.03(b) or 7.04(b) as the case may be, of the Participation Agreement)) and (iii) a certificate as described in Section 11.04(b)(iii) hereof. The Lessee shall take such other action as the Lessor may reasonably request in order that such Replacement Engine shall be duly and properly titled in the Lessor free and clear of all Liens (other than Lessor's Liens (it being understood that, in connection with such transfer, the Owner Participant shall be responsible for removal of Lessor's Liens attributable to it, SSB shall be responsible for removal of Lessor's Liens attributable to it and the Owner Trustee shall be responsible for removal of Lessor's Liens attributable to the Owner Trustee, all in accordance with Section 7.03(b) or 7.04(b) as the case may be, of the Participation Agreement)), and the Lessor will then (i) transfer to the Lessee, without recourse or warranty (except as to the absence of Lessor's Liens (other than Lessor's Liens (it being understood that, in connection with such transfer, the Owner Participant shall be responsible for removal of Lessor's Liens attributable to it and SSB shall be responsible for removal of Lessor's Liens attributable to it and the Owner Trustee shall be responsible for removal of Lessor's Liens attributable to the Owner Trustee, all in accordance with Section 7.03(b) or 7.04(b) as the case may be, of the Participation Agreement)), all the Lessor's right, title and interest in and to any Engine in lieu of which a Replacement Engine has been delivered pursuant to Section 12.01 hereof, "as is, where is" and (ii) deliver to the Lessee such instrument as the Lessor shall have received from the Indenture Trustee, releasing such Engine from the Lien of the Indenture.

         Section 12.03. Return of Manuals. Upon the return of the Aircraft, the Lessee shall deliver to the Lessor all original (or photocopied or microfilmed copies thereof) logs, manuals, certificates and technical data, and inspection, modification, maintenance and overhaul records pertaining to the Airframe, Engines or engines, which are required to be maintained or are actually maintained with respect thereto under applicable rules and regulations of the Aeronautics Authority or pursuant to the Lessee's or any permitted sublessee's Aeronautics Authority-approved maintenance program and all original (or photocopied or microfilmed copies thereof) records maintained with respect to the Aircraft under the maintenance program approved by the aeronautical authority of any other country of registry of the Aircraft. All records shall be returned in the format necessary to allow the Lessee or any sublessee to comply with Section 12.04(a)(i) hereof.

         Section 12.04. Condition of Aircraft. (a) Required Condition. The Aircraft when returned to the Lessor shall, at the Lessee's own cost and expense, meet the following requirements:

         (i) it shall be duly registered in the name of the Lessor or its designee pursuant to the Transportation Code, unless the Lessor shall have given the Lessee at least 60 days' prior written notice that the then-existing registration shall be retained;

         (ii) it shall be clean by airline and cargo handling operating standards;

         (iii) the Airframe shall be returned with the Engines, or any replacements thereto as herein authorized, provided that the Airframe shall have an aggregate of three Engines or engines (as authorized under Section
   12.02 hereof), all of the same make and model, installed thereon, together with the equipment, accessories or parts installed thereon on the Delivery Date or replacements therefor (as herein authorized) and alterations, modifications and additions thereto made in accordance with the provisions of this Lease;

         (iv) it shall be in the condition required by Section 7.01(b) hereof, and otherwise be in as good operating condition and in as good physical condition as when delivered, ordinary wear and tear excepted;

         (v) it shall have a currently effective airworthiness certificate issued by the Aeronautics Authority;

         (vi) it shall comply with any then applicable rules and regulations imposed by the Aeronautics Authority and, without limitation of the foregoing, terminate all airworthiness directives of the Aeronautics Authority applicable to the Aircraft and required to be terminated within 6 months after the end of the Term of the Lease and each Engine (including any Replacement Engine) shall be serviceable in accordance with the Lessee's FAA-approved maintenance program;

         (vii) it shall be free and clear of all Liens and rights of others (other than Lessor's Liens (it being understood that, in connection with such transfer, the Owner Participant shall be responsible for removal of Lessor's Liens attributable to it, SSB shall be responsible for removal of Lessor's Liens attributable to it and the Owner Trustee shall be responsible for removal of Lessor's Liens attributable to the Owner Trustee, all in accordance with Section 7.03(b) or 7.04(b) as the case may be, of the Participation Agreement)) including, without limitation, rights of third parties under pooling, interchange, overhaul, repair and other similar agreements or arrangements referred to in Section 7.02(a) hereof;

         (viii) it shall be in a standard cargo configuration; and

         (ix) it shall not be subject to a use prohibition of the character described in clause (iv) of the definition of "Event of Loss".

         (b) Remaining Time. If, at the time of return of the Aircraft, the Airframe is not being maintained under a continuous maintenance program, then the Airframe shall have remaining until the next scheduled "C" check at least 25% of the allowable hours between "C" checks permitted under the Lessee's FAA-approved maintenance program. If, at the time of return of the Aircraft, the Airframe is subject to a continuous maintenance program, there will be no time-before-overhaul requirement. If, at the time of return of the Aircraft, the Engines are not being maintained under an on-condition maintenance program, then the average number of hours on such Engines remaining until the next scheduled engine heavy maintenance visit shall be at least 25% of the allowable hours between engine heavy maintenance visits permitted under the Lessee's FAA-approved maintenance program. If, at the time of return of the Aircraft, the Engines are subject to an on-condition maintenance program, there will be no time-before-overhaul requirement. The Lessee shall have maintained the Aircraft in a non-discriminatory manner with other McDonnell Douglas MD-11F series aircraft in the Lessee's fleet (whether owned, operated or leased), and the Aircraft shall be in compliance in every material respect with the Lessee's maintenance program as if the Term were not ending.

         Section 12.05. Delayed Return of Aircraft. (a) If the return of the Aircraft to the Lessor in compliance with the terms of this Lease shall be delayed beyond the scheduled end of the Term because of the occurrence of an event described in clause (iii)(2)(B) of the definition of Event of Loss, this Lease shall not terminate but shall continue in full force and effect until the earlier to occur of the return of the Aircraft hereunder or the expiration of the six-month period (or such shorter period referred to in said clause
(iii)(2)(B)) after the scheduled end of the Term, provided that (i) Stipulated Loss Value and Termination Value during such extension shall be an amount determined in accordance with Section 4.01(b) hereof, (ii) the Lessee shall pay on demand, as Basic Rent for each day of such delay and for each day this Lease shall continue, an amount equal to the daily equivalent of the average Basic Rent paid during the Basic Term and any Renewal Term, or such higher compensation being paid by the Government pursuant to the CRAF Program and
(iii) neither the Lessee nor any other Person shall use or operate the Aircraft in any manner, except pursuant to the activation of such CRAF Program.

         (b) If, in the case of a delay in return pursuant to paragraph (a) above, at the expiration of the six-month period following the scheduled end of the Term the Aircraft has not been returned to the Lessor, an Event of Loss shall be deemed to have occurred on the date of expiration of such six-month period (or such shorter period referred to in paragraph (a) above) and on such date (or at such earlier date as an Event of Loss pursuant to clause (iv) of the definition of Event of Loss shall have occurred) the Lessee shall pay to the Lessor all amounts then due hereunder together with the Stipulated Loss Value for the Aircraft determined as of such date; provided, however, that the Lessor shall have the right to waive payment of such Stipulated Loss Value and accept the Aircraft on such date, "as is, where is" (including the Aircraft's being subject to any use prohibition of the character described in clause (iv) of the definition of Event of Loss).

         (c) In any other situation in which the Aircraft is not returned to the Lessor upon the expiration of the Term (other than due to a purchase of the Aircraft by the Lessee pursuant to this Lease or by a purchaser under
Article 10 hereof), the Lessee shall pay on demand as Basic Rent for each day of such delay and this Lease shall continue, an amount equal to the Rent per diem at a rate equal to the greater of average Basic Rent or the Fair Market Rental; provided, however, that nothing in this paragraph shall be deemed (i) to relieve the Lessee in any respect from any Default or Event of Default arising from the failure to return the Aircraft at the time or in the condition required by the Operative Agreements or (ii) to permit the Lessee or any sublessee to operate or use the Aircraft otherwise than in connection with effecting such return.

         Section 12.06. Storage. Upon any expiration or termination of this Lease, at the written request of the Lessor given at least fifteen (15) days prior to such expiration or termination, the Lessee will arrange, or will cause to be arranged, at no charge to the Lessor, storage at a ramp storage facility for the Aircraft located in the forty-eight (48) contiguous states of the United States and selected by the Lessee and reasonably acceptable to the Lessor if not at one of the Lessee's principal maintenance bases for a period of up to thirty (30) days commencing on the date the Aircraft is returned substantially in the condition required under this Section 12 and if the Lessor so requests the Lessee in writing ten (10) days before expiration of such thirty (30) day period, the Lessee shall continue to provide or cause to be provided storage at the Lessor's cost for a further period of sixty (60) days. The maintenance and risk of loss of, and responsibility for obtaining insurance on, the Aircraft shall be the responsibility of the Lessor during any period of storage; provided, however, the Lessee will, upon written request of the Lessor and at the Lessor's expense, not to exceed the Lessee's incremental cost of such service, obtain insurance for such property (including, if possible, coverage through its fleet policy).

         Section 12.07. Special Markings. Upon any expiration or termination of the Term, the Lessee shall, at the Lessee's cost, completely strip from the interior and the exterior of the Aircraft all insignias and other distinctive markings of the Lessee or any sublessee and repaint the stripped down areas in matching exterior colors in accordance with industry standards.

         Section 12.08. Lessor's Option to Purchase Parts. At any time after the Lessee has advised the Lessor that it has determined not to renew this Lease or purchase the Aircraft, or the Aircraft is otherwise to be returned to the Lessor, the Lessee shall advise the Lessor of any Part which the Lessee intends, and is permitted, to remove as provided in Section 9.02(b) above, and the Lessor may, at its option, upon 30 days' notice to the Lessee, purchase any or all of such Parts from the Lessee upon the expiration of the Term at their then Fair Market Value determined in accordance with the provisions of
Section 4.03 hereof. Upon any return of the Aircraft pursuant to this Article 12, if the Lessor does not elect to exercise its option under this Section 12.08, the Lessee will, at its own cost and expense, remove such Parts described in subparagraph (i), (ii) or (iii) of Section 9.02(b) hereof as the Lessor may request.


                                  ARTICLE 13

                                   INSURANCE

         Section 13.01. Comprehensive Airline Liability and Property Damage Liability Insurance. (a) Comprehensive Airline Liability and Property Damage Liability Insurance. The Lessee, at its own cost and expense, will maintain or cause to be maintained with respect to the Aircraft, (i) comprehensive airline liability insurance including, without limitation, passenger legal liability and property damage liability insurance and cargo legal liability in such amounts, against such risks (including, without limitation, contractual liability and allied perils liability but excluding war risk insurance (except as required under the second sentence of this Section 13.01(a)), with such retentions (subject to the limitations set forth in Section 13.06 hereof) and on such terms and conditions (including coverage for cost of claims) as the Lessee customarily maintains with respect to similar aircraft and engines which comprise the fleet of the Lessee, and (ii) such insurance against such other risks as is usually carried by similar corporations engaged in the same or similar business and similarly situated as the Lessee and owning or operating aircraft and engines similar to the Aircraft and Engines; provided that in no event shall the limits of liability for all such insurance be less than the amount, per occurrence, as set forth on the insurance certificate delivered on the Delivery Date unless and only so long as the Aircraft is not operated and all risk-ground insurance for the Aircraft on the ground is maintained in the same manner and covering the same risks as is from time to time applicable to other aircraft owned or operated by the Lessee on the ground and not in operation. The Lessee will be required to maintain war risk insurance if the Aircraft is operated in a war zone and if it is the custom for major international Air Carriers flying comparable routes to carry such insurance, but only to the extent that such insurance is available on commercially reasonable terms. All insurance required by this Section 13.01(a) shall be maintained with insurers of recognized responsibility.

         (b) Government Indemnification. Notwithstanding Section 13.01(a) hereof, in the event of the requisition for use by the Government of the Airframe or the Airframe and the Engines or engines then installed on the Airframe, the Lessee shall maintain throughout the period of such requisition such insurance as would otherwise be required under this Section 13.01; provided that the Lessor shall accept, in lieu of such insurance coverage, written indemnification or insurance from the Government which is substantially the same as otherwise required under this Article 13.

         (c) Policy Terms. Any policy of insurance carried and maintained in accordance with this Section 13.01, and any policy taken out in substitution or replacement for any such policy subject to the terms, conditions and limitations thereof, shall:

         (i) name or be amended to name the Lessor in its individual capacity and as owner of the Aircraft, the Indenture Trustee in its individual capacity and as trustee/mortgagee of the Aircraft, the Owner Participant, each Liquidity Provider and each of their respective officers and directors in their respective capacities as such as additional insureds (hereinafter in this paragraph (c) sometimes referred to as "Additional Insured");

         (ii) provide that, in respect of the interest of any Additional Insured in such policies, the insurance shall not be invalidated by any action or inaction of the Lessee or any Additional Insured as defined under the policy of insurance required under this Section 13.01 (other than any action or inaction of such Additional Insured) and shall insure each Additional Insured regardless of any breach or violation of any warranty, declaration or condition contained in such policies by the Lessee or any other Additional Insured (other than any breach or violation of any warranty, declaration or condition by such Additional Insured) as defined under the policy of insurance required under this Section 13.01;

         (iii) provide that if such insurance is cancelled for any reason, or any substantial change is made in the policies which adversely affect the scope of the coverage required herein, or if such insurance is allowed to lapse for nonpayment of premium, such cancellation, change or lapse shall not be effective as to any Additional Insured for thirty (30) days (except in the case of war risk coverage in which event the applicable period shall be seven (7) days or such other period as may be customary) after receipt by each such Additional Insured of written notice from such insurers or such insurers' broker of such cancellation, change or lapse;

         (iv) provide that the insurers shall waive any rights of subrogation against each Additional Insured, to the extent that the Lessee has waived its rights under this Lease and the Participation Agreement; provided that the exercise by insurers of rights of subrogation derived from rights retained by the Lessee shall not, in any way, delay payment of any claim that would otherwise be payable by such insurers but for the existence of rights of subrogation derived from rights retained by the Lessee;

         (v) provide that all of the provisions of such policy shall operate in the same manner as if there were a separate policy covering each Additional Insured; provided, that such policies shall not operate to increase any insurer's limit of liability;

         (vi) be primary, without right of contribution from any other insurance which is carried by any Additional Insured with respect to its interest in the Aircraft;

         (vii) provide that no Additional Insured shall have any obligation or liability for premiums or other payments, if any, in connection with such insurance; and

         (viii) provide that such insurer shall waive the right of such insurer to any set-off or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of any Additional Insured.

         Section 13.02. Insurance Against Loss or Damage to Aircraft and Engines. (a) Hull Insurance. The Lessee, at its own cost and expense, shall maintain or cause to be maintained in effect, with insurers of recognized responsibility, all-risk ground and flight aircraft hull insurance covering the Aircraft and all-risk coverage with respect to any Engines and Parts while removed from the Aircraft and not replaced by similar Engines or Parts, including in each case war-risk and allied perils, hijacking (air piracy) and governmental confiscation and expropriation insurance (except with respect to the country of registry) with such retentions (subject to the limitations set forth in Section 13.06 hereof) and in such form, and upon such terms and conditions (including coverage for cost of claims), and in amounts as the Lessee customarily maintains with respect to the aircraft in the Lessee's fleet of the same type and model and operated on the same routes as the Aircraft (except that the Lessee shall be required to maintain (i) allied perils, hijacking (air piracy) and governmental confiscation and expropriation insurance (except with respect to the country of registry) if the Aircraft is operated on routes where the custom is for major international Air Carriers flying comparable routes to carry such insurance and (ii) war risk insurance only if the Aircraft is operated in a war zone or if it is the custom for major international Air Carriers flying comparable routes to carry such insurance), provided that such insurance shall at all times while the Aircraft is subject to this Lease and the Lien of the Indenture be on an agreed-value basis for an amount not less than an amount equal to the Stipulated Loss Value for the Aircraft from time to time.

         (b) Policy Terms. Any policies carried and maintained in accordance with this Section 13.02 and any policies taken out in substitution or replacement for any such policies subject to the terms, conditions and limitations thereof shall:

         (i) name or be amended to name the Lessor in its individual capacity and as owner of the Aircraft (or, so long as the Indenture shall not have been discharged, the Indenture Trustee) as sole loss payee (hereinafter in this paragraph (b) sometimes referred to as "Loss Payee");

         (ii) provide with respect to coverage provided under this Section 13.02, that (i) in the event of a loss involving proceeds in excess of $6,000,000, the proceeds in respect of such loss up to an amount equal to the Stipulated Loss Value for the Aircraft shall be payable to the Lessor (or, so long as the Indenture shall not have been discharged, the Indenture Trustee), it being understood and agreed that in the case of any payment to the Lessor (or the Indenture Trustee) otherwise than in respect of an Event of Loss, the Lessor (or the Indenture Trustee) shall in the aggregate upon receipt of evidence satisfactory to it that the damage giving rise to such payment shall have been repaired or that such payment shall then be required to pay for repairs then being made, pay the amount of such payment to the Lessee or its order, and (ii) the entire amount of any loss involving proceeds in the aggregate of $6,000,000 or less or the amount of any proceeds of any loss in excess of the Stipulated Loss Value for the Aircraft shall be paid to the Lessee or its order;

         (iii) provide that if such insurance is cancelled for any reason or any substantial change is made in the policies which adversely affects the scope of the coverage required herein, or if such insurance is allowed to lapse for nonpayment of premium, such cancellation, change or lapse shall not be effective as to the Loss Payee for thirty days (except in the case of war-risk coverage in which event the applicable period shall be seven
   (7) days or such other period as may be customary) after receipt by the Loss Payee of written notice from such insurer of such cancellation, change or lapse;

         (iv) provide that, in respect of the interest of the Lessor (in its individual capacity and as the Owner Trustee), the Owner Participant or the Indenture Trustee (in their respective capacities as such) in such policies, the insurance shall not be invalidated by any action or inaction of the Lessee or the Loss Payee (other than any action or inaction of such Loss Payee) and shall insure the Lessor (in its individual capacity and as Owner Trustee), the Owner Participant and the Indenture Trustee regardless of any breach or violation of any warranty, declaration or condition contained in such policies by the Lessee or the Loss Payee (other than any breach or violation of any warranty, declaration or condition by the Loss Payee) as defined under the policy of insurance required under this Section 13.02;

         (v) provide that the insurers shall waive any rights of subrogation against the Lessor (in its individual capacity and as Owner Trustee), the Owner Participant and the Indenture Trustee to the extent that the Lessee has waived its rights under this Lease or the Participation Agreement; provided that the exercise by insurers of rights of subrogation derived from rights retained by the Lessee shall not, in any way, delay payment of any claim that would otherwise be payable by such insurers but for the existence of rights of subrogation derived from rights retained by the Lessee;

         (vi) be primary and without rights of contribution from any other insurance which is carried by the Loss Payee with respect to its interest in the Aircraft;

         (vii) provide that (except in the case of insurance with respect to Engines and spare parts that have been removed from the Aircraft and replaced with other Engines or engines, or spare parts, as the case may be) such insurer shall waive any right of such insurer to any set-off or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of the Loss Payee;

         (viii) provide that (except in the case of insurance with respect to Engines and spare parts that have been removed from the Aircraft and replaced with other Engines or engines or spare parts, as the case may be) no Loss Payee shall have any obligation or liability for premiums or other payments, if any, in connection with such insurance; and

         (ix) in the event that separate policies are maintained to cover all-risk ground and flight aircraft, hull and war risks and allied perils insurance, include a 50/50 provisional claims settlement clause as contained in the policies of insurance maintained by the Lessee with respect to all other aircraft in the Lessee's fleet, and a copy of the 50/50 provisional claims settlement clause in effect on the Delivery Date shall be attached to the insurance certificate issued on the Delivery Date.

         Section 13.03. Application of Insurance Proceeds. (a) Generally. All insurance proceeds (other than proceeds from policies carried by the Lessor, the Indenture Trustee or the Owner Participant) received under policies described in Section 13.02 hereof as the result of the occurrence of an Event of Loss with respect to the Airframe or an Engine will be applied as follows:

         (i) if such proceeds are received with respect to the Airframe or with respect to the Airframe and the Engines or engines then installed on the Airframe and the Lessee has elected or is deemed to have elected the alternative set forth in Section 11.02 hereof, so much of such proceeds as shall not exceed the amounts required to be paid by the Lessee pursuant to said Section 11.02 hereof shall be applied in reduction of the Lessee's obligation to pay such amounts if not already paid by the Lessee, or if already paid by the Lessee, shall be applied to reimburse the Lessee for its payment of such amounts; or

         (ii) if such proceeds are received with respect to the Airframe or the Airframe and the Engines or engines then installed on the Airframe and the Lessee has elected the alternative set forth in Section 11.03 hereof, or if such proceeds are received with respect to an Engine not then installed on the Airframe and not replaced by an Engine or engine under the circumstances contemplated by Section 11.04 hereof, all such proceeds shall be paid to the Indenture Trustee (unless the Indenture has been discharged in which case paid to the Lessor) for disbursement to the order of the Lessee, after the Lessee shall have fully performed the terms of Section
   11.03 or 11.04 hereof, as applicable, with respect to the Event of Loss for which such proceeds are paid.

         (b) Payment if no Event of Loss. The insurance proceeds of any property damage loss not constituting an Event of Loss with respect to the Airframe or an Engine will be applied in payment (or to reimburse the Lessee) for repairs or for replacement property in accordance with Articles 7 and 8 hereof, if not already paid for by the Lessee, and any balance remaining after compliance with said Articles 7 and 8 hereof with respect to such loss shall be paid to the order of the Lessee.

         (c) Application of Payments During Existence of an Event of Default. Any amount referred to in this Article 13 which is payable to or retainable by the Lessee shall not be paid to or retained by the Lessee if at the time of such payment or retention a Payment Default or Bankruptcy Default or an Event of Default shall have occurred and be continuing, but shall be held by or paid over to the Indenture Trustee (unless the Indenture has been discharged in which case such amount shall be paid to the Lessor) to be held in accordance with Article 23 hereof, as security for the obligations of the Lessee under this Lease and, if an Event of Default shall have occurred and be continuing, applied against the Lessee's obligations hereunder as and when due. At such time as there shall not be continuing any such Payment Default or Bankruptcy Default or Event of Default, such amount shall be paid to the Lessee to the extent not previously applied in accordance with the preceding sentence.

         (d) Information. If any Additional Insured becomes subject to any claim covered by any insurance policy maintained pursuant to this Article 13, the Lessee shall make available any information required by such Additional Insured in connection with such claim.

         Section 13.04. Reports. On or before the Delivery Date and thereafter annually on or before the scheduled expiration date for such policy during the Term, the Lessee will cause its aviation insurance broker to furnish to the Lessor and the Indenture Trustee a signed report, stating the types of coverage and limits carried and maintained on the Aircraft and certifying that such insurance complies with the terms and conditions of this Lease. The Lessee will cause such aviation insurance broker to advise the Lessor, the Owner Participant and the Indenture Trustee in writing promptly of any default in the payment of any premium and of any other act or omission on the part of the Lessee of which it has knowledge and which might invalidate, cause cancellation of or render unenforceable all or any part of any insurance carried by the Lessee with respect to the Aircraft. The Lessee will cause such insurance broker to agree to advise the Lessor, the Indenture Trustee and the Owner Participant in writing if and when it becomes evident to such broker that any insurance policy carried and maintained on the Aircraft pursuant to this Article 13 will not be renewed at the scheduled expiration date for such policy. If the Lessee shall fail to maintain insurance as required, the Lessor may, at its option, provide such insurance, and in such event, the Lessee shall, upon demand, reimburse the Lessor, as Supplemental Rent, for the cost of such insurance; provided, however, that no exercise of said option shall affect the provisions of this Lease, including the provisions that failure by the Lessee to maintain the prescribed insurance shall constitute an Event of Default or otherwise constitute a waiver of any other rights the Lessor may have against the Lessee.

         Section 13.05. Lessor's Insurance. The Lessor, the Indenture Trustee or the Owner Participant may insure the Airframe or any Engine at its own cost and expense, including insuring the Aircraft for amounts in excess of the Stipulated Loss Value of the Aircraft, provided that any insurance so maintained by the Lessor, the Indenture Trustee or the Owner Participant shall not result in a reduction of coverage or amounts payable under insurance required or permitted to be maintained by the Lessee under this Article 13 or increase the cost to the Lessee of maintaining such insurance; provided further, that any insurance policies of the Lessor, the Indenture Trustee or the Owner Participant insuring the Airframe or any Engine shall provide for a release to the Lessee of any and all salvage rights in and to the Airframe or any Engine.

         Section 13.06. Self-Insurance. The Lessee may self-insure the risks required to be insured against by Sections 13.01 and 13.02 hereof in such manner and in such reasonable amounts as are then applicable to other aircraft or engines of the Lessee of value comparable to the Aircraft, but in no case shall such self-insurance with respect to all aircraft in the Lessee's fleet in aggregate exceed for any 12-month policy year an amount equal to the lesser of (i) 50% of the highest insured value of any single aircraft in the Lessee's fleet and (ii) 1.5% of the average aggregate insured value from time to time of the Lessee's entire aircraft fleet provided that a standard deductible per occurrence per aircraft (and/or retentions) not in excess of the amount customarily allowed as a deductible in the industry shall be permitted in addition to the above-mentioned self-insurance. The foregoing shall not permit the Lessee to discriminate as between insurance coverage on the Aircraft and insurance which the Lessee maintains with respect to similar aircraft owned or operated by the Lessee operating on similar routes in similar locations.


                                  ARTICLE 14

                                  INSPECTION

         Section 14.01. Right of Inspection. At reasonable times, and upon at least ten (10) Business Days' prior written notice to the Lessee, the Lessor, the Indenture Trustee or the Owner Participant, or their respective authorized representatives, may inspect the Aircraft and upon at least ten
(10) Business Days' prior written notice all Aeronautics Authority required books and records of the Lessee and any sublessee relating to the maintenance of the Aircraft and such Persons shall keep any information obtained thereby confidential and shall not disclose the same to any Person except to a Person described in Section 18.01 of the Participation Agreement. Any such inspection of the Aircraft may be undertaken during any letter check or heavy maintenance visit with respect to the Aircraft and shall be a visual, walk-around inspection of the interior and exterior of the Aircraft and shall not include opening any panel, bays or the like without the express consent of the Lessee (except to the extent any such inspection takes place when any such panel, bays or the like are open). Notwithstanding the previous sentence, the Lessor, the Indenture Trustee, the Owner Participant or their respective authorized representatives shall, so long as no Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing, each be entitled to inspect the Aircraft only one time during any consecutive twelve month period (except in the last year of the Term when such inspection may be made twice by such Person). The Lessee shall make any permitted sublease or transfer permitted under Section 7.02 hereof expressly subject to inspection rights consistent with this Article 14. The Lessee agrees to respond in a timely fashion to any of the Owner Trustee's, the Indenture Trustee's or the Owner Participant's inquiries regarding (x) the location of the Aircraft or any Engine or (y) the scheduling of any letter check or heavy maintenance visit with respect to the Aircraft.

         Section 14.02. No Obligation to Inspect. None of the Lessor, the Indenture Trustee or the Owner Participant shall have any duty to make any inspection pursuant to Section 14.01 hereof and no such party shall incur any liability or obligation by reason of making or not making any such inspection.


                                  ARTICLE 15

                                  ASSIGNMENT

         Section 15.01. Lessee's Right to Assign. The Lessee shall not, and shall have no authority or power to assign, convey or sublease any of its rights under this Lease without the prior written consent of the Lessor except
(i) as expressly provided in Section 7.02 hereof, or (ii) to a wholly-owned subsidiary of the Lessee which shall be a certificated U.S. Air Carrier. Any such assignment, conveyance or sublease shall in no way relieve the Lessee from any obligation under any Operative Agreement, which shall be and remain primary obligations of the Lessee. The Lessor agrees that it will not assign or convey its right, title and interest in and to this Lease or the Aircraft except as contemplated by or provided in this Lease, the Trust Agreement, the Indenture or the Participation Agreement. The terms and provisions of this Lease shall be binding upon and inure to the benefit of the Lessor and the Lessee and their respective successors and permitted assigns, and shall inure, to the extent expressly provided herein and therein, to the direct benefit of, and in accordance with the provisions of the Indenture and the Participation Agreement shall be enforceable by, the Indenture Trustee, the Lessor and their respective successors and permitted assigns.

         Section 15.02. Citizenship. The Lessee will at all times be a duly certificated U.S. Air Carrier under the Transportation Code.


                                  ARTICLE 16

                               EVENTS OF DEFAULT

         Section 16.01. Events of Default. After the Delivery Date, each of the following events shall constitute an Event of Default, whether any such event shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

         (a) the Lessee shall fail to make any payment of Basic Rent, Renewal Rent, Stipulated Loss Value or Termination Value, or any payment pursuant to Section 17.02 of the Participation Agreement, as the case may be, within five (5) Business Days after the date when due (except that with respect to any failure to pay Excepted Payments, such failure shall constitute an Event of Default at the discretion of the Owner Participant); or

         (b) the Lessee shall fail to make any payment of Supplemental Rent (other than amounts described in clause (a) above) within thirty (30) days after the Lessee has received written notice from the Person entitled to receive such payment stating that such payment is due; or

         (c) the Lessee shall fail to procure, carry and maintain insurance on or in respect of the Aircraft at any time in accordance with the provisions of Article 13 or such insurance lapses or is cancelled, provided that if the Aircraft is grounded, as long as the Aircraft is insured as required while on the ground and not operated, no such lapse or cancellation shall constitute an Event of Default until the earlier of thirty (30) days (or seven (7) days or such shorter time as may be standard in the industry with respect to war risk coverage) after receipt by any Additional Insured of written notice of such lapse or cancellation or the date that such lapse or cancellation is effective as to any Additional Insured; or

         (d) the Lessee shall fail to perform or observe any other covenant, condition or agreement to be performed or observed by it under any Operative Agreement (excluding the Tax Indemnity Agreement) or any other written agreement of the Lessee entered into in connection with the transactions contemplated by the Operative Agreements and such failure shall continue unremedied for a period of thirty (30) days from the date on which the Lessee shall have actual knowledge thereof (whether by reason of notice from the Lessor or the Owner Participant of such failure or otherwise), provided, that in the event such failure is curable and so long as (but for no longer than 90 days after such 30-day period) the Lessee shall be diligently attempting to cure such failure, such failure shall not constitute an Event of Default; provided, further, that failure of the Lessee to maintain the registration of the Aircraft under the Transportation Code pursuant to the Lessee's covenants and agreement in
   Section 6.03(b) of the Participation Agreement and in Section 7.01(a) of this Lease, when the lapse of such registration is solely because the Owner Participant or the Lessor has ceased to be a Citizen of the United States, shall not constitute a Default or an Event of Default; or

         (e) an order for relief shall be entered in respect of the Lessee by a court having jurisdiction in the premises in an involuntary case under the federal bankruptcy laws as now or hereafter in effect; or the Lessee shall consent to the appointment of a custodian, receiver, trustee or liquidator of itself or of a substantial part of its property; or the Lessee is not paying, or shall admit in writing its inability to pay, its debts generally as they come due or shall make a general assignment for the benefit of creditors; or the Lessee shall file, or the Board of Directors of the Lessee shall authorize the filing of, or grant one or more persons authority (at their discretion) to make a filing for, a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws (as now or hereafter in effect) or an answer admitting the material allegations of a petition filed against the Lessee in any such proceeding; or the Lessee shall file, or the Board of Directors of the Lessee shall authorize the Lessee to, or grant one or more persons authority (at their discretion) to, seek relief by voluntary petition, answer or consent, under the provisions of any other or future bankruptcy or other similar law providing for the reorganization or winding-up of corporations, or providing for an agreement, composition, extension or adjustment with its creditors; or

         (f) an order, judgment or decree shall be entered by any court of competent jurisdiction appointing, without the consent of the Lessee, a custodian, receiver, trustee, or liquidator of the Lessee or of any substantial part of its property, or sequestering any substantial part of the property of the Lessee, or granting any other relief in respect of the Lessee under the federal bankruptcy laws or other insolvency laws, and any such order, judgment or decree of appointment or sequestration shall remain in force undismissed or unvacated for a period of sixty (60) days after the date of its entry; or

         (g) a petition against the Lessee in a proceeding under the federal bankruptcy law or other insolvency laws (as now or hereafter in effect) shall be filed and shall not be withdrawn or dismissed within sixty (60) days, or under the provisions of any law providing for reorganization or winding-up of corporations which may apply to the Lessee, any court of competent jurisdiction shall assume jurisdiction, custody or control of the Lessee or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished or unterminated for a period of sixty (60) days; or

         (h) any representation or warranty made by the Lessee in this Lease or in the Participation Agreement or in any document or certificate furnished by the Lessee in connection with or pursuant to this Lease or the Participation Agreement (except for the Tax Indemnity Agreement) shall at any time prove to have been incorrect at the time made in any respect material to the transactions contemplated by this Lease and the other Operative Agreements and shall remain material and unremedied for a period of thirty (30) days after the Lessee shall have actual knowledge thereof (whether by reason of receipt of written notice thereof or otherwise).


                                  ARTICLE 17

                                   REMEDIES

         Section 17.01. Remedies Upon Lessee's Default. (a) Remedies Generally. Upon the occurrence of any Event of Default and at any time after such occurrence so long as the same shall be continuing, the Lessor may, at its option, declare this Lease to be in default (except that no such declaration shall be required in the case of an Event of Default pursuant to paragraph (e), (f) or (g) of Section 16.01 hereof and this Lease shall be deemed declared in default without any further act or notice), and at any time thereafter the Lessor may do, and the Lessee shall comply with, one or more of the following with respect to all or any part of the Airframe and the Engines, as the Lessor in its sole discretion shall elect, to the extent permitted by, and subject to compliance with, any mandatory requirements of applicable law then in effect:

         (i) Demand in writing that the Lessee shall, and upon such written demand the Lessee shall, at the Lessee's own cost and expense, return promptly to the Lessor all or such part of the Airframe and the Engines as the Lessor may demand in the manner and condition required by, and otherwise in accordance with all of the provisions of, Article 12 hereof, or the Lessor, at its option, may enter upon the premises where such Airframe or Engines are located or believed to be located and take immediate possession of and remove such Airframe and Engines (together with any engine which is not an Engine but is installed on the Airframe, subject to all of the rights of the owner, lessor, Lien holder or secured party of such engine) without the necessity for first instituting proceedings, or by summary proceedings or otherwise, all without liability of the Lessor to the Lessee for or by reason of such entry or taking of possession, whether for the restoration of damage to property caused by such action or otherwise;

         (ii) With or without taking possession thereof, sell or otherwise dispose of the Airframe or any Engine, at public or private sale and with or without advertisement or notice to the Lessee, as the Lessor may determine, and the Lessor may hold the Lessee liable for any installment of Basic Rent and Renewal Rent due on or before the date of such sale (and, if Basic Rent or Renewal Rent is payable in arrears, the pro rata portion of the installment of Basic Rent or Renewal Rent due on the next succeeding Rent Payment Date in respect of any period commencing on the immediately preceding Rent Payment Date to the date of such sale), or hold, use, operate, lease to others or keep idle all or any part of the Airframe or any Engine as the Lessor, in its sole discretion, may determine, in any such case free and clear of any rights of the Lessee except as otherwise set forth in this Article 17, and without any duty to account to the Lessee with respect to such action or inaction or for any proceeds except to the extent required by Section 17.01(a)(iv) hereof; in the event the Lessor elects to exercise its rights under said Section, and in connection with any sale of the Aircraft or any part thereof pursuant to this Article 17, the Lessor, the Indenture Trustee, the Owner Participant or any Holder may bid for and purchase such property;

         (iii) Whether or not the Lessor shall have exercised or shall later at any time exercise any of its rights under Section 17.01(a)(i) or 17.01(a)(ii) hereof, the Lessor, by written notice to the Lessee specifying a payment date not earlier than 5 days from the date of such notice, may demand that the Lessee pay to the Lessor, and the Lessee shall pay to the Lessor on the payment date specified in such notice, as liquidated damages for loss of a bargain and not as a penalty (in lieu of the Basic Rent or Renewal Rent due on Rent Payment Dates occurring after the payment date specified in such notice), any installment of Basic Rent, Renewal Rent and any Supplemental Rent due on or before such payment date, and any other Supplemental Rent accrued through such date (and, if Basic Rent or Renewal Rent is payable in arrears, the pro rata portion of the installment of Basic Rent or Renewal Rent due on the next succeeding Rent Payment Date in respect of the period commencing on the Stipulated Loss Value Determination Date referred to below and ending on the date of such payment), plus an amount equal to the excess, if any, of the Stipulated Loss Value for the Aircraft, computed as of the Stipulated Loss Value Determination Date on or next preceding the payment date specified in such notice over, at the Lessor's option, the Fair Market Value or the Fair Market Rental (in each case, on an "as-is, where-is" basis) of the Aircraft for the remainder of the Term applicable thereto, after discounting such Fair Market Rental semi-annually to the present value as of such Rent Payment Date at the Past Due Rate computed as of the Stipulated Loss Value Determination Date on or next preceding the payment date specified in such notice, together in each case, with interest, to the extent permitted by applicable law, at the Past Due Rate on the amount of such Stipulated Loss Value, from the date as of which such Stipulated Loss Value is computed to the date of actual payment of such amount, and after payment in full by the Lessee of the amount specified above and all other amounts due from the Lessee under this Lease and the other Operative Agreements, the Lessor shall promptly transfer (without recourse or warranty other than as to the absence of the Lessor's Liens (it being understood that, in connection with such transfer, the Owner Participant shall be responsible for removal of Lessor's Liens attributable to it, SSB shall be responsible for removal of Lessor's Liens attributable to it and the Owner Trustee shall be responsible for removal of Lessor's Liens attributable to the Owner Trustee, all in accordance with
   Section 7.03(b) or 7.04(b) as the case may be, of the Participation Agreement)) all of its right, title and interest in the Aircraft or such portion, to the Lessee;

         (iv) In the event the Lessor, pursuant to Section 17.01(a)(ii) hereof, shall have sold the Airframe and/or any Engine, the Lessor, in lieu of exercising its rights under Section 17.01(a)(iii) hereof, may, if it shall so elect, demand that the Lessee pay the Lessor, and the Lessee shall pay to the Lessor, on the date of such sale, as liquidated damages for loss of a bargain and not as a penalty (in lieu of the Basic Rent or Renewal Rent due after the date on which such sale occurs) any unpaid Basic Rent or Renewal Rent due on or before the date on which such sale occurs (and, if Basic Rent or Renewal Rent is payable in arrears, the pro rata portion of the installment of Basic Rent or Renewal Rent due on the next succeeding Rent Payment Date in respect of any period commencing on the Stipulated Loss Value Determination Date referred to below and ending on the date of such sale), and any Supplemental Rent due on or before the date (and any other Supplemental Rent accrued through such date) on which such sale occurs, plus an amount equal to the excess, if any, of (A) the Stipulated Loss Value for the Aircraft, computed as of the Stipulated Loss Value Determination Date next preceding the sale date, over (B) the net proceeds of such sale (after deduction of all of the Lessor's costs and expenses of such sale, including, without limitation, sales or transfer taxes, costs of storage, overhaul, maintenance, preparation and transportation of the Aircraft and brokers' and attorneys' fees), together with interest, to the extent permitted by applicable law, at the Past Due Rate, on the amount of such excess from the date of such sale to the date of actual payment by the Lessee;

         (v) Proceed by appropriate court action to enforce the terms of this Lease or to recover damages for its breach;

         (vi) Terminate or rescind this Lease as to the Airframe or any or all of the Engines; or

         (vii) Exercise any other right or remedy which may be available to the Lessor under applicable law.

         (b) Cost of Exercise of Remedies. In addition, the Lessee shall be liable, except as otherwise provided above, for any and all unpaid Rent due before, after or during the exercise of any of the Lessor's remedies, for all amounts payable by the Lessee under the Participation Agreement before or after any termination hereof, and for all reasonable legal fees and other costs and expenses incurred by the Lessor, the Indenture Trustee or the Owner Participant by reason of the occurrence of any Event of Default or the exercise of the Lessor's remedies, including, without limitation, all costs and expenses incurred in connection with the return of the Airframe or any Engine in accordance with the terms of Article 12 hereof or in placing the Airframe or Engines in the condition and state of airworthiness required by such Article or in connection with any inspection, use, operation, maintenance, insurance, storage, or leasing carried out as part of such exercise.

         Section 17.02. Cumulative Remedies. Except as otherwise provided, no remedy referred to in this Article 17 is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to above or otherwise available to the Lessor at law or in equity; and the exercise or beginning of exercise by the Lessor of any one or more of such remedies shall not preclude the simultaneous or later exercise by the Lessor of any or all of such other remedies.

         Section 17.03. Waiver. No express or implied waiver by the Lessor of any Event of Default shall in any way be, or be construed to be, a waiver of any future or subsequent Event of Default. To the extent permitted by applicable law, the Lessee waives any rights now or in the future conferred by statute or otherwise which may require the Lessor to sell, lease or otherwise use the Airframe or any Engine in mitigation of the Lessor's damages or which may otherwise limit or modify any of the Lessor's rights or remedies under this Article 17. The Lessor's access to the Aircraft is of the essence and shall not be impaired.

         Section 17.04. Lessor's Right to Perform for Lessee. If the Lessee fails to make any required payment of Supplemental Rent or fails to perform or comply with any of its agreements contained in this Lease whether or not such failure shall constitute an Event of Default hereunder, the Lessor may (but shall not be obligated to) make such payments or perform or comply with such agreement, and the amount of such payment and the amount of the reasonable costs and expenses of the Lessor incurred in connection with such payment or the performance of or compliance with such agreement, together with interest (to the extent permitted by applicable law) at the Past Due Rate from the date of the making of such payment or the incurring of such costs and expenses by the Lessor to the date of payment of such Supplemental Rent or other amount by the Lessee, shall be deemed Supplemental Rent payable by the Lessee upon demand. No such payment or performance by the Lessor shall be deemed to waive any Default or Event of Default or relieve the Lessee of its obligations hereunder.


                                  ARTICLE 18

                          COVENANT OF QUIET ENJOYMENT

         Section 18.01. Quiet Enjoyment. So long as no Event of Default shall have occurred and be continuing, the Lessor covenants that neither it nor any other Person lawfully claiming through it (other than the holder of a Lien which the Lessee is obligated to discharge pursuant to Article 6 hereof) shall interfere with the Lessee's right to quietly enjoy the Aircraft without hindrance or disturbance by it or any such other Person; provided, however, the Lessor shall not be liable for any act or omission of the Indenture Trustee or any other Person claiming through the Indenture Trustee.


                                  ARTICLE 19

                              FURTHER ASSURANCES

         Section 19.01. Further Assurances. Promptly upon the execution and delivery of the Lease Supplement and the Indenture and Security Agreement Supplement, the Lessee will cause each of them and this Lease, the Trust Agreement and the Indenture, to be duly filed for recordation in accordance with the Transportation Code and will maintain the recordation of the Indenture until the Lien of the Indenture shall have been discharged pursuant to the terms of the Indenture. In addition, the Lessee will, at the Lessee's own cost and expense, at the request of the Lessor, the Owner Participant or the Indenture Trustee, as the case may be, promptly and duly execute and deliver to the Lessor, the Owner Participant and the Indenture Trustee such further documents and assurances to carry out the intent and purpose of this Lease and the Indenture and to establish and protect the rights and remedies created or intended to be created in favor of the Lessor under this Lease, and of the Owner Participant under the Trust Agreement, and of the Indenture Trustee under the Indenture, including, without limitation, the execution and filing of Uniform Commercial Code financing and continuation statements, the execution and delivery of supplements and amendments to this Lease and the Indenture, in recordable form, subjecting to this Lease and the Indenture any Replacement Airframe and/or Replacement Engines delivered by the Lessee pursuant to Section 11.03 hereof and any Replacement Engine delivered by the Lessee pursuant to Section 11.04 hereof and the recording and filing of counterparts of this Lease and the Indenture in accordance with the laws of such jurisdictions as the Lessor or the Indenture Trustee may from time to time deem advisable. The foregoing does not, except as expressly provided therein, impose upon the Lessor any additional liabilities not otherwise contemplated by this Lease.


                                  ARTICLE 20

                                   NET LEASE

         Section 20.01. Nature of Lease. (a) This Lease is a net lease, it being the intention of the parties hereto that the obligations of the Lessee to pay all costs and expenses of every character in connection with the use, operation, maintenance and repair of the Airframe and each Engine by the Lessee, including, without limitation, the costs and expenses particularly set forth in this Lease, shall be absolute and unconditional, shall be separate and independent covenants and agreements, and shall continue unaffected unless and until the covenants have been terminated pursuant to an express provision of this Lease. The Lessee's obligation to pay Rent and all amounts payable by the Lessee under this Lease or the Participation Agreement shall be absolute and unconditional and (except as otherwise expressly provided with respect to notice of Supplemental Rent) shall be paid without notice or demand, and such obligation shall not be affected by any circumstance whatsoever, including, without limitation:

         (i) any set-off, counterclaim, recoupment, defense or other right which the Lessee may have against the Lessor, the Owner Participant, any Holder, the Indenture Trustee or anyone else for any reason (including, without limitation, any breach by the Lessor or the Owner Participant or the Indenture Trustee or any Holder of their respective representations, warranties, agreements or covenants contained in any of the Operative Agreements);

         (ii) any defect in the title, airworthiness, registration, eligibility for registration under the Transportation Code (and the regulations thereunder) or under any of the laws or regulations of any other country of registry of the Aircraft, condition, design, operation, merchantability or fitness for use of, suitability for a particular purpose of, or any damage to or loss or destruction of, the Aircraft or any portion thereof, or any interruption or cessation in the use or possession of the Aircraft by the Lessee or any sublessee for any reason including, without limitation, by reason of governmental action or any doctrine of force majeure or impossibility of performance;

         (iii) any insolvency, bankruptcy, reorganization or similar case or proceedings by or against the Lessor, the Lessee, the Indenture Trustee or the Owner Participant or any other Person;

         (iv) any Liens, encumbrances or rights of any other Person with respect to the Aircraft, the invalidity or unenforceability or lack of due authorization or other infirmity of this Lease or any other Operative Agreement or document or instrument executed pursuant hereto or thereto, or any lack of right, power or authority of the Lessor or the Lessee or any sublessee or any other party to any other Operative Agreement to enter into this Lease or any other Operative Agreement or any such document or instrument; or

         (v) any other circumstance, happening or event whatsoever, whether or not unforeseen, or similar to any of the foregoing.

         (b) To the extent permitted by applicable law, the Lessee waives any and all rights which it may now have or which at any time it may have conferred upon it, by statute or otherwise, to terminate, cancel, quit, rescind or surrender this Lease, the Airframe, or any Engine or part thereof, other than in accordance with the terms hereof.

         (c)  Except as expressly provided herein,

each payment of Rent made by the Lessee shall be final as to the Lessee, and the Lessee will not seek to return nor to recover, abate, suspend, defer or reduce all or any part of any such payment of Rent for any reason.


                                  ARTICLE 21

                               SUCCESSOR LESSOR

         Section 21.01. Successor Lessor. The Lessee agrees that in the case of the appointment of any successor trustee for the Lessor pursuant to the terms of the Participation Agreement, such successor trustee shall, upon written notice by such successor to the Lessee, succeed to all the rights, powers and title of the Lessor under this Lease and shall be deemed to be the Lessor and the owner of the Aircraft for all purposes of this Lease without the necessity of any consent or approval by the Lessee and without in any way altering the terms of this Lease or the Lessee's obligations. One such appointment and designation of a successor trustee shall not exhaust the right to appoint and designate a further successor trustee pursuant to the Participation Agreement, but such right may be exercised repeatedly so long as this Lease shall be in effect.


                                  ARTICLE 22

                       SECURITY FOR LESSOR'S OBLIGATIONS

         Section 22.01. Security for Lessor's Obligations to Holders. In order to secure the indebtedness evidenced by the Certificates, the Indenture provides among other things, for the assignment by the Lessor to the Indenture Trustee of this Lease and the Lease Supplement and for the creation of a first mortgage and security interest in favor of the Indenture Trustee on the Aircraft. The Lessee consents to and acknowledges such assignment (subject to the reservations and conditions therein set forth) and the receipt of a copy of the Indenture.

         Section 22.02.  [Reserved].

         Section 22.03. Consent of Lessee to Assignment of Lease as Security. The Lessee hereby accepts and consents to pursuant to the terms of the Indenture, the Indenture Trustee's rights to receive payments (other than Excepted Payments not constituting Basic Rent) due under this Lease, the right to transfer or assign title to the Aircraft subject to this Lease, to make all waivers and agreements except as otherwise provided in the Indenture, to give all notices, consents and releases and to take all action upon the happening of a Default or Event of Default under this Lease (except as otherwise specifically provided in the Indenture), or to do any and all other things whatsoever which the Lessor is or may become entitled to do under this Lease (except as otherwise provided in the Indenture); all or any of which rights, obligations, benefits and interests may, pursuant to the terms of the Indenture, be reassigned or retransferred by the Indenture Trustee at any time and from time to time (except as otherwise provided in the Indenture); provided, however, that the Lessor, except to the extent, and for such time as, it is unable to do so by virtue of the Indenture, shall remain liable for the performance of all the terms, conditions, covenants and provisions for which it is obligated under this Lease notwithstanding such assignment.


                                  ARTICLE 23

                                SECURITY FUNDS

         Section 23.01. Investment of Security Funds. (a) Any amounts otherwise payable to the Lessee shall, to the extent so required under the terms of this Lease or any other Operative Agreement, be held by the Lessor as security for, and may be applied by the Lessor against, the obligations of the Lessee under this Lease and the Participation Agreement during such time as there shall have occurred and be continuing a Payment Default, Bankruptcy Default or Event of Default, and, at such times as there shall not be continuing a Payment Default, Bankruptcy Default or Event of Default, such amounts, net of any amounts which have been applied by the Lessor against the Lessee's obligations hereunder and thereunder, shall be paid to the Lessee. Any amounts which are held by the Lessor pending payment to the Lessee shall, until paid to the Lessee or applied against the Lessee's obligations hereunder and thereunder, be invested by the Lessor, as directed from time to time, in writing (and in the absence of a written direction by the Lessee, the Lessor shall invest such monies in direct obligations of the United States of America), by the Lessee and at the expense and risk of the Lessee, in the following securities (which in the case of securities referred to in subparagraphs (i) through (iv) of this Section 23.01(a) hereof shall mature within ninety (90) days of the date of purchase):

         (i) direct obligations of the United States of America; or

         (ii) obligations fully guaranteed by the United States of America; or

         (iii) certificates of deposit issued by, or bankers' acceptances of, or time deposits or a deposit account with, any bank, trust company or national banking association incorporated or doing business under the laws of the United States of America or one of its States, having a combined capital and surplus of at least $500,000,000 and having a rating of "A" or better from Moody's or S&P; or

         (iv) commercial paper rated A-1/P-1 by S&P or Moody's, respectively (or if neither such organization shall rate such commercial paper at any time, a rating by any nationally recognized statistical rating organization in the United States of America equal to the highest rating assigned by such rating organization).

         (b) At any time any invested funds are distributed to the Lessee, there shall be promptly remitted to the Lessee any gain (including interest received) realized as the result of any investment pursuant to Section 23.01(a) hereof (net of any expenses, fees or commissions incurred by the Lessor in connection with such investment), unless a Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing in which case such funds shall be applied in the same manner as the principal so invested. The Lessee shall be responsible for and will promptly pay to the Indenture Trustee or the Lessor, as the case may be, on demand, the amount of any loss realized as the result of any such investment (together with any expenses, fees or commissions incurred by the Indenture Trustee or the Lessor in connection with such investment), such amount to be disposed of in accordance with the terms of the Indenture or the Lease, as the case may be.


                                  ARTICLE 24

                             CONCERNING THE LESSOR

         Section 24.01. Lessor's Entry Into Lease. Except as expressly provided herein, the Lessor and the Lessee agree that this Lease is executed by SSB not individually but solely as Owner Trustee under the Trust Agreement in the exercise of the power and authority conferred and vested in it as such Owner Trustee, that each and all of the representations, undertakings and agreements by the Lessor herein are for the purpose and with the intention of binding only the Lessor's Estate, and that in no case whatsoever shall SSB be personally liable for any loss in respect of such representations, undertakings and agreements, that actions to be taken by the Lessor pursuant to its obligations hereunder may, in certain instances, be taken by the Lessor only upon specific authority of the Owner Participant, that nothing herein contained shall be construed as creating any liability on SSB, individually or personally, to perform any covenant, either express or implied, herein, all such liability, if any, being expressly waived by the Lessee and by each and every Person now or hereafter claiming by, through or under the Lessee except with respect to the gross negligence or willful misconduct of SSB, and that so far as SSB, individually or personally is concerned, the Lessee and any Person claiming by, through or under the Lessee shall look solely to the Lessor's Estate for the performance by the Lessor of any of its obligations under this Lease; provided, that nothing in this Section 24.01 shall be construed to limit in scope or substance those representations and warranties of SSB in its individual capacity set forth in the Participation Agreement and the Trust Agreement. The term "Lessor" as used in this Lease shall include any trustee succeeding SSB as Owner Trustee under the Trust Agreement. Any obligation of the Lessor hereunder may be performed by the Owner Participant, and any such performance shall not be construed as revocation of the trust created by the Trust Agreement. Nothing contained in this Lease shall restrict the operation of the provisions of the Trust Agreement with respect to its revocation of the resignation or removal of the Owner Trustee hereunder.


                                  ARTICLE 25

                                    NOTICES

         Section 25.01. Notices. All notices, demands, declarations and other communications required by this Lease shall be in writing and shall be deemed received (a) if given by telecopier, when transmitted and the appropriate telephonic confirmation received if transmitted on a Business Day and during normal business hours of the recipient, and otherwise on the next Business Day following transmission, (b) if given by certified mail, return receipt requested, postage prepaid, five Business Days after being deposited in the United States mail, and (c) if given by FedEx service or other delivery service of established reputation or other means, when received or personally delivered, addressed in accordance with the terms of Article 14 of the Participation Agreement.


                                  ARTICLE 26

                                 MISCELLANEOUS

         Section 26.01. Section Heading and Captions. All article and section headings and captions used in this Lease are purely for convenience and shall not affect the interpretation of this Lease.

         Section 26.02. References. Any reference to a specific article or section number shall be interpreted as a reference to that article or section of this Lease unless otherwise expressly provided.

         Section 26.03. APPLICABLE LAW. THIS LEASE SHALL IN ALL RESPECTS BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE BUT WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS, AND IS BEING DELIVERED IN NEW YORK.

         Section 26.04. Severability. Any provision of this Lease which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         Section 26.05. No Oral Modification. The terms and provisions of this Lease may not be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. Any such change, waiver, discharge or termination is also subject to the provisions of Section
8.01 and Article XIII of the Indenture.

         Section 26.06. Agreement as Chattel Paper. To the extent that this Lease constitutes chattel paper (as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction), no security interest in this Lease may be created through the transfer or possession of any counterpart other than the original chattel-paper counterpart, which shall be the counterpart containing the receipt executed by the Indenture Trustee on its signature page.

         Section 26.07. Counterparts. This Lease may be executed in any number of counterparts, each of which shall be an original (except that only the counterpart bearing the receipt executed by the Indenture Trustee shall be the original for purposes of perfecting a security interest therein as chattel paper under the Uniform Commercial Code), but all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Lease by signing any such counterpart.


                                  ARTICLE 27

                                  TRUE LEASE

         Section 27.01. Intent of the Parties. It is the intent of the parties to this Lease that for all purposes (including without limitation U.S. federal income tax purposes) this Lease will be a true lease, and that this Lease conveys to the Lessee no right, title or interest in the Aircraft except as a lessee.

         Section 27.02. Section 1110 Compliance. Notwithstanding any provision herein or elsewhere contained to the contrary, it is understood and agreed among the parties hereto that the transactions contemplated by this Lease and the other Operative Agreements are expressly intended to be, shall be and should be construed so as to be, entitled to the full benefits of
Section 1110 of the Bankruptcy Code from time to time with respect to the right to repossess the Airframe, the Engines and any Parts as provided herein, and in any circumstances where more than one construction of the terms and conditions of the Lease is possible, a construction which would preserve such benefits shall control over any construction which would not preserve such benefits or would render them doubtful.

         Section 27.03. Finance Lease. This Lease is a "finance lease" within the meaning of Section 2-A-103(g) of the Uniform Commercial Code.

         IN WITNESS WHEREOF, the Lessor and the Lessee have each caused this Lease to be duly executed as of the date first above written.


LESSOR:                    STATE STREET BANK AND TRUST COMPANY OF
                           CONNECTICUT, NATIONAL ASSOCIATION,
                           not in its individual capacity,
                           but solely as Owner Trustee


                           By: _______________________________________________
                                 Name: Paul D. Allen
                                 Title: Vice President



LESSEE:                    FEDERAL EXPRESS CORPORATION


                           By: _______________________________________________
                                 Name: Robert D. Henning
                                 Title: Assistant Treasurer and
                                      Managing Director - Structured Finance


         Receipt of this original counterpart of the Lease is hereby acknowledged on this __ day of May 1997.


Indenture Trustee:         FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                           not in its individual capacity,
                           but solely as Indenture Trustee


                           By: _____________________________________________
                                 Name: Greg A. Hawley
                                 Title: Vice President

                                  SCHEDULE I

                                  DEFINITIONS
                (FEDERAL EXPRESS CORPORATION TRUST NO. N584FE)


GENERAL PROVISIONS

         The following terms shall have the following meanings for all purposes of the Operative Agreements (other than the Pass Through Agreement, the Series Supplements, the Intercreditor Agreement and the Liquidity Facilities) referred to below, unless otherwise defined in an Operative Agreement or the context thereof shall otherwise require. In the case of any conflict between the provisions of this Schedule and the provisions of any Operative Agreement, the provisions of such Operative Agreement shall control the construction of such Operative Agreement.

         Unless the context otherwise requires, (i) references to agreements shall be deemed to mean and include such agreements as amended and supplemented from time to time, and (ii) references to parties to agreements shall be deemed to include the successors and permitted assigns of such parties.

DEFINED TERMS:

         Additional Insured.  As defined in Article 13 of the Lease.

         Aeronautics Authority. As appropriate, the Federal Aviation Administration and/or the Administrator of the Federal Aviation Administration, any successor to the former United States Civil Aeronautics Board, or any Person, governmental department, bureau, commission or agency located in the United States succeeding to the functions of any of the foregoing.

         Affidavits. The affidavits of citizenship of the Owner Trustee and the Owner Participant.

         Affiliate. With respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this definition, "control" (including "controlled by" and "under common control with") shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities or by contract or otherwise. In no event shall the Owner Trustee or the Lessor be deemed an Affiliate of the Owner Participant.

         After-Tax Basis. A basis such that any payment received or deemed to have been received by a Person shall be supplemented by a further payment to such Person so that the sum of the two payments, after deduction of all Taxes resulting from the receipt or accrual of such payments, shall be equal to the payment received or deemed to have been received. In the case of amounts payable to the Lessor, the Owner Participant, or any corporate Affiliate of the Owner Participant, it shall be presumed that such Person is at all times subject to Federal income tax at the maximum marginal rate generally applicable to corporations from time to time and actual state, local and foreign income taxes.

         Air Carrier. Any U.S. Air Carrier and any "foreign air carrier" (as defined in the Transportation Code) as to which there is in force a permit granted under Section 41302 of the Transportation Code.

         Aircraft. The Airframe to be sold by the Lessee to the Owner Trustee as provided in the Participation Agreement and to be leased under the Lease (or any permitted substitute airframe thereunder) together with three Engines (whether each an initial Engine or a Replacement Engine) whether or not any of such initial or Replacement Engines may from time to time be installed on such Airframe or may be installed on any other airframe or on any other aircraft, including any aircraft substituted pursuant to Section 11.03 of the Lease. Prior to delivery of the initial Lease Supplement, references in the Operative Agreements (including Section 3.03 of the Participation Agreement) to Aircraft shall mean the McDonnell Douglas MD-11F airframe bearing FAA Registration Number N1768D (currently anticipated to be changed to N584FE) and Manufacturer's serial number 48436, together with three General Electric CF6-80C2-D1F engines.

         Airframe. The McDonnell Douglas MD-11F aircraft (excluding the Engines or engines from time to time installed thereon) to be leased by the Lessor to the Lessee pursuant to the Lease and the initial Lease Supplement and having the United States FAA Registration Number initially and manufacturer's serial number specified in the initial Lease Supplement, including (i) all Parts in respect thereof and (ii) any Replacement Airframe which may be substituted pursuant to Section 11.03 of the Lease.

         Ancillary Agreement. Any written agreement of the Lessee to which the Lessor is a party or to which the Lessor has consented in writing entered into on or prior to the Delivery Date or any date thereafter in connection with the transactions contemplated by the Operative Agreements, as such agreement may be amended and supplemented from time to time with the consent of the Lessor and delivered to the Owner Trustee, the Indenture Trustee, the Pass Through Trustee, the Subordination Agent, each Liquidity Provider and the Owner Participant.

         Ancillary Agreement I. The Ancillary Agreement I (Federal Express Corporation Trust No. N584FE), dated the Delivery Date, among the Lessee, the Owner Trustee, not in its individual capacity, but solely as Owner Trustee, the Owner Participant and the Indenture Trustee not in its individual capacity, but solely as Indenture Trustee, as originally executed or as amended, modified or supplemented with the consent of all the parties thereto.

         Application. The application for registration of the Aircraft with the FAA in the name of the Owner Trustee.

         Appraisal. The report prepared by BK Associates, Inc. and to be delivered to the Owner Participant (with a copy of the conclusions to the Lessee) on the Delivery Date pursuant to Section 4.02(h) of the Participation Agreement.

         Average Life Date. For any Certificate, the date which follows the prepayment date by a period equal to the Remaining Weighted Average Life of such Certificate.

         Bankruptcy Code. The Federal Bankruptcy Code of 1978, as amended, and any successor thereto.

         Bankruptcy Default.  An event specified in Section 16.01(e), (f) or
(g) of the Lease which either does or, with the giving of notice or lapse of time or both, would constitute an Event of Default.

         Basic Rent. The aggregate periodic rent payable for the Aircraft throughout the Basic Term pursuant to Section 3.02 of the Lease, adjusted pursuant to Article 3 of the Lease.

         Basic Term. The period commencing at the beginning of the day on the Delivery Date and ending at the end of the day on June 15, 2019, or such earlier date on which the Lease shall be terminated as provided therein.

         Beneficial Interest. The interest of the Owner Participant (or the Initial Owner Participant, as the case may be) under the Trust Agreement.

         Bills of Sale. Collectively, the FAA Bill of Sale and the Warranty Bill of Sale.

         Business Day. Any day on which commercial banks are not authorized or required to close in New York, New York, Memphis, Tennessee and the city in the United States in which the office or agency is maintained by the Pass Through Trustee for the payment of the Pass Through Certificates, and after the Lien of the Indenture is discharged, Boston, Massachusetts.

         Certificate Closing Date. The date of the closing with respect to the purchase of Certificates by the Pass Through Trustee contemplated by Section 2.01(b) of the Participation Agreement.

         Certificates. The Equipment Trust Certificates (Federal Express Corporation Trust No. N584FE), issued by the Owner Trustee pursuant to the Indenture and any certificate issued in exchange therefor or replacement thereof pursuant to the Indenture.

         Citizen of the United States. A citizen of the United States as defined in Section 40102(a)(15) of the Transportation Code, or any analogous part of any successor or substituted legislation or regulation at the time in effect.

         Class A Liquidity Provider.  Has the meaning specified in Section
1.01 of the Intercreditor Agreement.

         Class B Liquidity Provider.  Has the meaning specified in Section
1.01 of the Intercreditor Agreement.

         Closings. The closing with respect to the acquisition of the Pass Through Certificates by the Underwriters and the closing with respect to the acquisition of Certificates by the Pass Through Trustee.

         Code. Except as otherwise provided, the Internal Revenue Code of 1986, as amended from time to time.

         Collateral Account. The deposit account established and maintained pursuant to Section 2.13 of the Indenture.

         Collateral Account Control Agreement. The Collateral Account Control Agreement dated as of May 1, 1997 among State Street Bank and Trust Company, the Indenture Trustee and the Owner Trustee.

         Commitment. The amount of the Owner Participant's participation in the Purchase Price required to be made available or paid as provided in
Section 3.02 of the Participation Agreement.

         Corporate Trust Administration. The Corporate Trust Administration office of the Owner Trustee located at 750 Main Street, Hartford, Connecticut 06103, Attention: Corporation Trust Administration, or such other office at which the Owner Trustee's corporate trust business shall be administered which the Owner Trustee shall have specified by notice in writing to the Lessee, the Owner Participant and the Indenture Trustee.

         Corporate Trust Department. The Corporate Trust Department office of the Indenture Trustee located at 79 South Main Street, Salt Lake City, Utah 84111, Attention: Corporate Trust Department, or such other office at which the Indenture Trustee's corporate trust business shall be administered which the Indenture Trustee shall have specified by notice in writing to the Lessee, the Owner Participant and the Owner Trustee.

         CRAF Program. Has the meaning specified in Section 7.01(f) of the Lease.

         Cut-Off Date.  April 15, 1998.

         Debt Portion. The amount specified as such on Schedule IV to the Participation Agreement.

         Debt Rate. The weighted average (based on Outstanding principal amount) rate of interest on the Certificates issued pursuant to the Indenture.

         Default. Any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Event of Default.

         Delivery Date. The date on which the Aircraft is delivered and sold by the Lessee to the Lessor and leased by the Lessor to the Lessee under the Lease, which date shall also be the date of the initial Lease Supplement.

         Delivery Notice. Notice of the Aircraft's Delivery Date, given by the Lessee as provided in Section 3.01 of the Participation Agreement and including any notice with respect to a postponed Delivery Date given by the Lessee pursuant to Section 3.03(c) of the Participation Agreement.

         EBO Date. Has the meaning specified in Section 4.02(a)(F) of the Lease.

         EBO Price. Has the meaning specified in Section 4.02(a)(F) of the Lease.

         Eligible Deposit Account. Either (a) a segregated account with an Eligible Institution or (b) a segregated trust account with the corporate trust department of a depository institution with corporate trust powers organized under the laws of the United States or any state thereof, or the District of Columbia, and whose deposits are insured by the Federal Deposit Insurance Corporation, provided that such institution also has a combined capital and surplus of at least $100,000,000 and a rating of A or better from the Thomson Bank Watch.

         Eligible Institution. A depository institution organized under the laws of the United States or any one of the states thereof, or the District of Columbia, or any domestic branch of a foreign bank, which in any such case at all times (a) has either (x) a long-term unsecured debt rating of at least Aa2 by Moody's or (y) a short-term certificate of deposit rating of P-1 by Moody's, (b) has either (x) a long-term unsecured debt rating of a least AA by S&P or (y) a short-term certificate of deposit rating of A-1+ by S&P and (c) is a member of the Federal Deposit Insurance Corporation.

         Engine. Each of the three General Electric CF6-80C2-D1F engines listed by its manufacturer's serial number in the initial Lease Supplement and leased pursuant to the Lease, whether or not from time to time installed on the Airframe or installed on any other airframe or on any other aircraft, and any Replacement Engine which may from time to time be substituted for an Engine pursuant to Section 7.02(a)(vii), 10.03, 11.03, 11.04 or 12.02 of the Lease, together with all Parts related thereto. Except as otherwise provided, at such time as a Replacement Engine shall be so substituted and the Engine for which the substitution is made shall be released from the Lien of the Indenture, such replaced Engine shall cease to be an "Engine" under the Lease. The term "Engines" means, as of any date of determination, all Engines then leased to the Lessee pursuant to the Lease.

         Engine Consent. The Engine Consent dated as of May 1, 1997, executed by the Engine Manufacturer.

         Engine Manufacturer. General Electric Company, a New York corporation.

         Engine Warranty Assignment. The Engine Warranty Assignment (Federal Express Corporation Trust No. N584FE), dated as of May 1, 1997 between the Lessor and the Lessee.

         ERISA. The Employee Retirement Income Security Act of 1974, as amended.

         ERISA Plan. An employee benefit plan subject to Title I of ERISA, or an individual retirement account or plan subject to Section 4975 of the Code.

         Estimated Expense Amount. Has the meaning specified in Section 10.01(a) of the Participation Agreement.

         Event of Default. Each of the events specified in Article 16 of the Lease.

         Event of Loss. Any of the following events with respect to the Aircraft, the Airframe or any Engine: (i) loss of such property or its use (A) due to theft or disappearance for a period in excess of 30 days (or such longer period not to exceed 60 days from the end of such 30 day period if and so long as the location of such property is known and the Lessee is pursuing the recovery thereof) or to the end of the Term, if less, unless such event constitutes an Event of Loss under clause (i)(B) or clause (ii) below, or (B) due to the destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use by Lessee for any reason whatsoever;
(ii) any damage to such property which results in an insurance settlement with respect to such property on the basis of a total loss, or constructive or compromised total loss; (iii) (1) condemnation, confiscation or seizure of, or requisition of title to such property by the Government, any foreign government or purported government or any agency or instrumentality thereof, or (2) condemnation, confiscation, or seizure of, or requisition or taking of, use of such property (A) by a foreign government, or instrumentality or agency of any such foreign government, or any purported government or instrumentality or agency thereof for a period in excess of 180 days or the end of the Term, if less, or (B) by the Government for a period extending beyond the Term provided that no Event of Loss shall be deemed to have occurred, and the Term shall be extended automatically for a period of up to six months beyond the end of the Term in the event that the Aircraft or the Airframe or any Engine is requisitioned by the Government pursuant to an activation as part of the CRAF Program described in Section 7.02(a)(iv) of the Lease; or (iv) as a result of any law, rule, regulation, order or other action by the Aeronautics Authority or other governmental body having jurisdiction, the use of the Aircraft or Airframe in the normal course of air transportation of cargo shall have been prohibited for a period of four (4) consecutive months, unless the Lessee, prior to the expiration of such four (4) month period, shall be diligently carrying forward all steps which are necessary and desirable to permit the normal use of the Aircraft or Airframe provided, however, that an Event of Loss shall be deemed to have occurred if (x) the Lessee fails to continue diligently carrying forward all such steps or (y) the use of the Aircraft or the Airframe in the normal course of air transportation of cargo shall have been prohibited for a period of an additional 8 months following such 4 month period or (z) unless waived by the Lessor, the Term shall have expired. The date of such Event of Loss shall be (t) the 30th day or the 90th day, as the case may be, following loss of such property or its use due to theft or disappearance; (u) the date of any destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use; (v) the date of any insurance settlement on the basis of a total loss or constructive or compromised total loss; (w) the date of any condemnation, confiscation, seizure or requisition of title of such property; (x) the earlier of the 181st day following condemnation, confiscation, seizure or requisition for use of such property by a foreign government or instrumentality or agency thereof or the end of the Term; (y) the last day of the Term in the case of requisition for use of such property by the Government or (z) the last day of the 4 month or additional 8 month period, referred to in clause (iv) above or, if earlier, the last day of the Term (unless waived by the Lessor). An Event of Loss with respect to the Aircraft shall be deemed to have occurred if any Event of Loss occurs with respect to the Airframe.

         Excepted Payments. Collectively, (i) indemnity or other payments of expenses paid or payable by the Lessee in respect of the Owner Participant, the Owner Trustee in its individual capacity or any of their respective successors, permitted assigns, directors, officers, employees, servants and agents or Affiliates, pursuant to Article 8, 9, or 10 or any indemnity hereafter granted to the Owner Participant or the Owner Trustee in its individual capacity pursuant to Section 7.01(e), Article 9 or Section 11.03(a) of the Lease, (ii) proceeds of public liability insurance (or government indemnities in lieu thereof) in respect of the Aircraft payable as a result of insurance claims paid for the benefit of, or losses suffered by, the Owner Trustee or the Indenture Trustee in their respective individual capacities or by the Owner Participant, or their respective successors, permitted assigns or Affiliates, (iii) proceeds of insurance maintained with respect to the Aircraft by the Owner Participant (whether directly or through the Owner Trustee) maintained in accordance with the provisions of but not required under Article 13 of the Lease, (iv) all right, title and interest of the Owner Participant in, to and under the Tax Indemnity Agreement and payments of Supplemental Rent by the Lessee in respect of any amounts payable under the Tax Indemnity Agreement, (v) any amounts payable by the Lessee to the Owner Participant or the Owner Trustee in its individual capacity, after the release thereof from the Lien of the Indenture, (vi) subject to Section 3.05 of the Lease, payments constituting increases in Basic Rent attributable to payments arising pursuant to Section 5 of the Tax Indemnity Agreement, (vii) any right to demand, collect or otherwise receive and enforce the payment of any amount described in clauses (i) through (vi) above and (viii) any payments in respect of interest to the extent attributable to the payments referred to in clauses
(i) through (vi) above.

         Expense; Expenses. Have the meaning specified in Section 9.01(a) of the Participation Agreement.

         FAA Bill of Sale. The bill of sale for the Airframe on AC Form 8050-2, or such other form as may be approved by the Aeronautics Authority, executed by the Lessee in favor of the Owner Trustee and to be dated the Delivery Date.

         Fair Market Renewal Term. A term with respect to which the Lessee has exercised its option to renew the Lease pursuant to the second paragraph of
Section 4.01(a) thereof and with respect to which the conditions set forth in such Section 4.01(a) are met.

         Fair Market Rental. An amount determined on the basis of, and equal in amount to, the rental which would be obtained in an arm's-length transaction between an informed and willing lessee and an informed and willing lessor unaffiliated with such lessee, neither being under any compulsion to lease. In such determination, except for purposes of Section 17.01 of the Lease, it shall be assumed that the Aircraft is in at least the condition required under the Lease in the case of return of the Aircraft pursuant to
Article 12 of the Lease and Fair Market Rental shall be determined in accordance with the provisions of Section 4.03 of the Lease. For purposes of
Section 17.01 of the Lease, such determination shall be made on an "as is, where is" basis by a qualified independent appraiser selected by the Lessor and the costs and expenses of the appraisal shall be borne by the Lessee, unless the Lessor has not obtained possession of the Aircraft pursuant to such
Section 17.01, in which case an appraiser shall not be appointed and such Fair Market Rental shall be deemed to be zero.

         Fair Market Value. An amount determined on the basis of, and equal in amount to, the value which would be obtained in an arm's-length transaction between an informed and willing purchaser under no compulsion to buy and an informed and willing seller unaffiliated with such purchaser and under no compulsion to sell, assuming the Aircraft (or other property) is unencumbered by the Lease. In such determination, except for purposes of Section 17.01 of the Lease, it shall be assumed that the Aircraft is in at least the condition required under the Lease in the case of return of the Aircraft pursuant to
Article 12 of the Lease and Fair Market Value shall be determined in accordance with the provisions of Section 4.03 of the Lease. For purposes of
Section 17.01 of the Lease, such determination shall be made on an "as is, where is" basis by a qualified independent appraiser selected by the Lessor and the costs and expenses of the appraisal shall be borne by the Lessee, unless the Lessor has not obtained possession of the Aircraft free and clear of all Liens and unencumbered by the Lease pursuant to such Section 17.01, in which case an appraiser shall not be appointed and such Fair Market Value shall be deemed to be zero.

         Federal Aviation Administration; FAA. The United States Federal Aviation Administration and any successor agency or agencies thereto.

         Final Drawing. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Fixed Renewal Rent. Semi-annual payments of rent during the Fixed Renewal Term equal to the lesser of (i) Fair Market Rental as determined as of the commencement of such Fixed Renewal Term and (ii) the amount set forth in Ancillary Agreement I.

         Fixed Renewal Term. The term with respect to which the Lessee has exercised its option to renew the Lease pursuant to the first paragraph of
Section 4.01(a) thereof and with respect to which the conditions set forth in such Section 4.01(a) are met.

         FSB. First Security Bank, National Association, a national banking association.

         Government. The United States of America or an agency or instrumentality thereof the obligations of which bear the full faith and credit of the United States of America.

         GTA. The General Terms Agreement dated as of July 3, 1991 between the Engine Manufacturer and the Lessee related to the purchase by the Lessee of the Engines as originally executed or as modified, amended or supplemented in accordance with the terms thereof, but only insofar as the General Terms Agreement relates to the Engines, to the extent assigned to the Owner Trustee pursuant to the Engine Warranty Assignment.

         Holder of a Certificate; Certificate Holder; Holder. As of any particular time, the Person in whose name a Certificate shall be registered (but not including the holder of any Pass Through Certificate).

         Indemnitee. Each of SSB, in its individual capacity and as Owner Trustee and Lessor, the Subordination Agent, in its individual capacity and in its capacity as Subordination Agent, each Liquidity Provider, the Owner Participant, the Indenture Trustee, in its individual capacity and as trustee, and any successor (including any trustee which may succeed to the Lessor's interest under the Lease), Affiliate, assign, officer, director, employee, agent and servant of any of the foregoing, the Lessor's Estate and the Trust Indenture Estate. Neither the Pass Through Trustee nor any holder of a Pass Through Certificate shall be deemed to be an Indemnitee.

         Indenture. The Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N584FE), dated as of May 1, 1997, between the Lessor and the Indenture Trustee, as supplemented by the Indenture and Security Agreement Supplement.

         Indenture and Security Agreement Supplement. The Indenture and Security Agreement Supplement No. 1 (Federal Express Corporation Trust No. N584FE) to be dated the Delivery Date, substantially in the form of Exhibit A to the Indenture.

         Indenture Default. Any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Indenture Event of Default.

         Indenture Documents. Has the meaning specified in the Granting Clause of the Indenture.

         Indenture Event of Default.  Each of the events specified in Section
7.01 of the Indenture.

         Indenture Trustee. First Security Bank, National Association, a national banking association, not in its individual capacity but solely as Indenture Trustee under the Indenture.

         Indenture Trustee's Liens. Any Lien against, on or with respect to the Aircraft, the Lessor's Estate or the Trust Indenture Estate or any part thereof resulting from (i) claims against the Indenture Trustee not related to the administration of the Trust Indenture Estate or any transactions pursuant to the Indenture or any document included in the Trust Indenture Estate, (ii) any act or omission of the Indenture Trustee which is not related to the transactions contemplated by the Operative Agreements or is in violation of any of the terms of the Operative Agreements or (iii) Taxes imposed against the Indenture Trustee in its individual capacity against which the Lessee has not indemnified (and is not obligated to indemnify) the Indenture Trustee in such capacity.

         Independent Appraisal.  An appraisal conducted pursuant to Section
4.03 of the Lease.

         Independent Investment Banker. An independent investment banking institution of national standing appointed by the Lessee that is independent in fact, does not have any direct financial interests, or any material indirect financial interest, in the Lessee or any Affiliate of the Lessee, and is not connected with the Lessee or any Affiliate of the Lessee, as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, that if the Indenture Trustee shall not have received written notice of such an appointment at least 10 days prior to the Prepayment Date, "Independent Investment Banker" shall mean such an institution appointed by the Indenture Trustee.

         Initial Owner Participant. Federal Express Corporation, a Delaware corporation.

         Intercreditor Agreement. The Intercreditor Agreement dated as of May 1, 1997, among the Pass Through Trustee, the Class A Liquidity Provider, the Class B Liquidity Provider and the Subordination Agent.

         Interest Drawing. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Invoice. The invoice for the Aircraft given by the Lessee to the Lessor.

         Lease. The Lease Agreement (Federal Express Corporation Trust No. N584FE) dated as of May 1, 1997, entered into by the Lessor and the Lessee concurrently with the execution and delivery of the Indenture, including, without limitation, supplementation by one or more Lease Supplements entered into pursuant to the applicable provisions of the Lease.

         Lease Supplement. The Lease Supplement No. 1 (Federal Express Corporation Trust No. N584FE) to be dated the Delivery Date, substantially in the form of Exhibit A to the Lease.

         Lease Term. The period commencing on the Delivery Date and ending at the end of the Basic Term.

         Lessee.  Federal Express Corporation, a Delaware corporation.

         Lessee Documents. Has the meaning set forth in Section 6.01(b) of the Participation Agreement.

         Lessor. State Street Bank and Trust Company of Connecticut, National Association, a national banking association, not in its individual capacity but solely as Owner Trustee under the Trust Agreement.

         Lessor's Estate. All estate, right, title and interest of the Owner Trustee in and to the Collateral Account, the Liquid Collateral, the Aircraft, the Lease, any Lease Supplement, the Participation Agreement, the Bills of Sale, the Modification Agreement, the GTA, the Engine Warranty Assignment, the Engine Consent, any warranty with respect to the Airframe and the Engines, all amounts of Basic Rent, Renewal Rent and Supplemental Rent, including without limitation, insurance proceeds (other than insurance proceeds payable to or for the benefit of either the Owner Trustee in its individual capacity or the Owner Participant) and requisition, indemnity or other payments of any kind for or with respect to the Aircraft (except amounts owing to the Owner Participant or to the Owner Trustee in its individual capacity, or to any of their respective directors, officers, employees and agents pursuant to Articles 8 and 9 of the Participation Agreement). Notwithstanding the foregoing, "Lessor's Estate" shall not include any Excepted Payment.

         Lessor's Liens. Liens against, on or with respect to the Aircraft, the Lessor's Estate or the Trust Indenture Estate or any part thereof, title thereto or any interest therein arising as a result of (i) claims against the Lessor, in its individual capacity or as Owner Trustee, the Owner Participant or any Affiliate of such Owner Participant, in each case not related to the transactions contemplated by the Operative Agreements, (ii) acts or omissions of the Lessor in its individual capacity or as Owner Trustee, and, in the case of the Lessor in its individual capacity, arising from its gross negligence or willful misconduct either not related to the transactions contemplated by or expressly prohibited under the Operative Agreements and any act or omission of the Owner Participant or any Affiliate of such Owner Participant which is not related to the transactions contemplated by the Operative Agreements or is in violation of any of the terms of the Operative Agreements, (iii) Taxes or Expenses imposed against the Lessor, in its individual capacity or as Owner Trustee, or the Owner Participant or any Affiliate of such Owner Participant, the Lessor's Estate or the trust created by the Trust Agreement which are not required to be indemnified against by the Lessee pursuant to the Tax Indemnity Agreement or by reason of Section 8.01(b) or 9.01(b) of the Participation Agreement, or (iv) claims against the Lessor or the Owner Participant arising from the voluntary transfer by the Lessor or the Owner Participant of its interests in the Aircraft other than a transfer of the Aircraft resulting from an action or at the direction of the Lessee pursuant to Section 4.02(a) or
Article 8, 9, 10 or 11 of the Lease and other than a transfer pursuant to the exercise of the remedies set forth in Article 17 of the Lease.

         Lien. Any mortgage, pledge, lien, charge, encumbrance, lease or security interest or other similar interest.

         Liquid Collateral. All amounts and securities deposited from time to time in the Collateral Account and all the products, investments, earnings and proceeds of the foregoing, including, but not limited to, all proceeds of the investment or conversion thereof, voluntary or involuntary, into cash, Specified Investments or other property, all rights to payment of any and every kind, and other forms of obligations, and instruments and other property which at any time constitute all or part or are included in the proceeds of any of the foregoing.

         Liquidity Facility. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Liquidity Provider. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Losses. Has the meaning specified in Section 17.02(a) of the Participation Agreement.

         Loss Payee. Has the meaning specified in Section 13.02(b)(i) of the Lease.

         Majority in Interest of Certificate Holders. As of a particular date of determination, the Holders of more than 50% of the aggregate unpaid principal amount of all Certificates outstanding as of such date excluding for purposes of this definition any Certificates held by (i) the Owner Trustee or the Owner Participant unless all Certificates then outstanding shall be held by such Owner Participant, (ii) the Lessee or (iii) any Affiliate of any thereof.

         Make-Whole Premium. An amount determined as of the day before the applicable Prepayment Date (or date of purchase, as the case may be) which an Independent Investment Banker determines to be equal to the excess, if any, of
(i) the present value of the remaining scheduled payments of such principal amount or portion thereof and interest thereon (excluding interest accrued from the immediately preceding Payment Date to such Prepayment Date or date of purchase, as the case may be) to the Maturity of such Certificate in accordance with generally accepted financial practices assuming a 360-day year consisting of twelve 30-day months at a discount rate equal to the Treasury Yield, all as determined by the Independent Investment Banker over (ii) the outstanding principal amount of such Certificate plus accrued interest.

         Mandatory Document Terms. The terms set forth on Schedule V to the Participation Agreement.

         Mandatory Economic Terms. The terms set forth on Schedule VI to the Participation Agreement.

         Manufacturer.  McDonnell Douglas Corporation, a Maryland corporation.

         Maturity. With respect to any Certificate, the date on which the final principal amount of such Certificate is scheduled to be due and payable.

         Modification Agreement. The Aircraft Modification Agreement dated as of December 1, 1995 between the Lessee and the Manufacturer providing for the refurbishing and reconfiguration of the Aircraft including any warranties relating thereto, but only to the extent that the foregoing relates to the Aircraft, to the extent assigned to the Owner Trustee pursuant to the Warranty Bill of Sale.

         Moody's.  Moody's Investors Service, Inc.

         Net Present Value of Rents. The net present value, as of the Delivery Date, of Basic Rent set forth in Schedule II of the Lease, discounted at a rate per semi-annual period equal to the Debt Rate.

         Non-U.S. Person.  Any Person other than a U.S. Person.

         Obsolete Parts. Parts which the Lessee in good faith determines to be obsolete or no longer suitable or appropriate for use on the Airframe or any Engine.

         Officer's Certificate. When delivered pursuant to the Indenture, a certificate signed by a Responsible Officer of the Lessee or the Owner Trustee, as the case may be, and delivered to the Indenture Trustee. Each such certificate shall include the statements provided for in Section 15.07 of the Indenture.

         Operative Agreements. The Participation Agreement, the Trust Agreement, the Bills of Sale, the Modification Agreement, the GTA, the Engine Warranty Assignment, the Lease, the Lease Supplement, the Owner Trustee Guaranty, if any, any Ancillary Agreement entered into by or with the written consent of the Indenture Trustee, which by its terms is an Operative Agreement, the Certificates outstanding at the time of reference, the Indenture, the Indenture and Security Agreement Supplement, the Engine Consent, each Liquidity Facility, the Intercreditor Agreement, the Collateral Account Control Agreement and the Tax Indemnity Agreement.

         Opinion of Counsel. When delivered pursuant to the Indenture, a written opinion of legal counsel, who in the case of counsel (a) for the Lessee may be (i) an attorney employed by the Lessee who is generally empowered to deliver such written opinions, (ii) Davis Polk & Wardwell or a successor firm or (iii) other counsel designated by the Lessee and reasonably satisfactory to the Indenture Trustee and (b) for the Owner Trustee or the Indenture Trustee, an attorney selected by such Person and, in the case of the Owner Trustee, reasonably satisfactory to the Indenture Trustee.

         Outstanding. When used with respect to Certificates, as of the date of determination and subject to the provisions of Section 10.04 of the Indenture, all Certificates theretofore executed and delivered under the Indenture, with the exception of the following:

         (i) Certificates theretofore cancelled by the Indenture Trustee or delivered to the Indenture Trustee for cancellation pursuant to
         Section 2.08 of the Indenture or otherwise;

         (ii) Certificates for which prepayment money in the necessary amount has been theretofore deposited with the Indenture Trustee in trust for the Holders of such Certificates pursuant to Section 14.01 of the Indenture; provided, that if such Certificates are to be prepaid, notice of such prepayment has been duly given pursuant to the Indenture or provision therefor satisfactory to the Indenture Trustee has been made; and

         (iii) Certificates in exchange for or in lieu of which other Certificates have been executed and delivered pursuant to Article II of the Indenture.

         Owner Participant. The Person to whom on the Delivery Date (or, if earlier, the Transfer Date) the Initial Owner Participant shall transfer its Beneficial Interest pursuant to Section 3.02 of the Participation Agreement and any successors thereto, and any Person to which the Owner Participant transfers, in accordance with the Trust Agreement, its right, title and interest in and to the Operative Agreements and the Lessor's Estate.

         Owner Trustee. SSB, not in its individual capacity except as otherwise expressly stated, but solely as Owner Trustee under the Trust Agreement.

         Owner Trustee Guarantor. The provider, if any, of an Owner Trustee Guaranty.

         Owner Trustee Guaranty.  Any guaranty delivered in compliance with
Section 11.01(b)(ii) of the Participation Agreement.

         Owner's Economic Return. The Owner Participant's anticipated net after-tax yield and aggregate after-tax cash flow during the Basic Term, utilizing the multiple investment sinking fund method of analysis, computed on the basis of the same methodology and assumptions as were utilized by the Owner Participant in determining Basic Rent, Stipulated Loss Value and Termination Value percentages and EBO Price, as such assumptions may be adjusted for events which have been the basis of adjustments to Rent pursuant to Section 3.04 of the Lease.

         Participation Agreement. The Participation Agreement (Federal Express Corporation Trust No. N584FE), dated as of May 1, 1997, among the Lessee, the Owner Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as owner trustee, the Owner Participant, the Indenture Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as indenture trustee, the Pass Through Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as pass through trustee and the Subordination Agent not in its individual capacity except as otherwise expressly provided therein, but solely as subordination agent.

         Parts. All appliances, parts, components, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature (other than complete Engines or engines) which may from time to time be incorporated or installed in or attached to the Airframe or any Engine or title to which remains vested in the Lessor pursuant to Article 8 of the Lease.

         Pass Through Agreement. The Pass Through Trust Agreement dated as of May 1, 1997 between the Lessee and the Pass Through Trustee.

         Pass Through Certificates. Any of the Pass Through Certificates, 1997-1-A, the Pass Through Certificates, 1997-1-B or the Pass Through Certificates, 1997-1-C, in each case as issued by the related Pass Through Trust; and "Pass Through Certificates" means all of the Pass Through Certificates issued by each of the Pass Through Trusts.

         Pass Through Closing Date. The Business Day on which the sale of the Pass Through Certificates to the Underwriters pursuant to the Underwriting Agreement takes place.

         Pass Through Trust. The Federal Express Corporation 1997-1 Pass Through Trust Class A, Federal Express Corporation 1997-1 Pass Through Trust Class B and Federal Express Corporation 1997-1 Pass Through Trust Class C, in each case formed pursuant to the related Series Supplement in accordance with the Pass Through Agreement; and "Pass Through Trusts" means all of such Pass Through Trusts.

         Pass Through Trustee. First Security Bank, National Association, a national banking association, in its capacity as Pass Through Trustee under the Pass Through Agreement and each Pass Through Trust.

         Past Due Rate. In respect of (A) any amount payable to the Owner Participant or the Owner Trustee a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to 2% plus the Debt Rate and (B) any principal of or interest on any Certificate or any other amount payable under the Indenture, any Certificate or any other Operative Agreement that is not paid when due (whether at Maturity, by acceleration, by optional or mandatory prepayment or otherwise) to any Holder, the Indenture Trustee or the Pass Through Trustee, a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to (i) in the case of any such amount payable to the Holder of any Certificate, 2% plus the interest rate applicable to such Certificate and (ii) in the case of any other such amount, 2% plus the Debt Rate.

         Payment Date.  Each January 15 and July 15 commencing on July 15,
1997.

         Payment Default. Any event specified in Section 16.01(a) or 16.01(b) of the Lease which with the giving of notice or lapse of time or both would constitute an Event of Default.

         Permitted Investments. Those investments enumerated in Section 23.01(a) (i), (ii), (iii) and (iv) of the Lease.

         Person. Any individual, sole proprietorship, partnership, joint venture, joint stock company, trust, unincorporated organization, association, corporation, institution, entity or government (federal, state, local, foreign or any agency, instrumentality, division or body thereof).

         Preliminary Notice. Has the meaning specified in Section 4.01(a) of the Lease.

         Premium Termination Date. With respect to the Series A Certificates, December 27, 2011, with respect to the Series B Certificates, February 5, 2010 and with respect to the Series C Certificates, March 22, 2007.

         Prepayment Date. Has the meaning specified in Section 6.02(b) of the Indenture.

         Prepayment Price. Has the meaning specified in Section 6.02(b) of the Indenture.

         Principal Amount. With respect to a Certificate means the stated original principal amount of such Certificate and, with respect to all Certificates, means the aggregate stated original principal amounts of all Certificates.

         Property.   Any right or interest in or to property of any kind
whatsoever, whether real, personal or mixed and whether tangible or intangible.

         Proposed Termination Date. Has the meaning specified in Section 10.01(a) of the Lease.

         Purchase Price.  The amount specified as such in Ancillary Agreement
I.

         Rating Agencies. Collectively, at any time, each nationally recognized rating agency which shall have been requested to rate the Pass Through Certificates and which shall then be rating the Pass Through Certificates. The initial Rating Agencies will be Moody's and S&P.

         Rating Agency Confirmation. With respect to any Operative Agreement that is to be modified in any material respect on the Delivery Date or the Transfer Date, if applicable, a written confirmation from each of the Rating Agencies that the use of such Operative Agreement with such modifications would not result in (i) a reduction of the rating for any Class of Pass Through Certificates below the then current rating for such Class of Pass Through Certificates or (ii) a withdrawal or suspension of the rating of any Class of Pass Through Certificates.

         Record Date. With respect to Payment Dates under the Indenture (except a date for payment of defaulted interest), December 31 for January 15 Payment Dates and June 30 for July 15 Payment Dates, whether or not such date is a Business Day.

         Recourse Amount. Has the meaning specified in Section 17.10 of the Participation Agreement.

         Refinancing.  A non-recourse loan to the Lessor arranged pursuant to
Section 15.01 of the Participation Agreement.

         Register.  Has the meaning set forth in Section 3.02 of the Indenture.

         Registrar. Has the meaning set forth in Section 3.02 of the Indenture.

         Regulation D. Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

         Remaining Weighted Average Life. On a given date with respect to any Certificate the number of days equal to the quotient obtained by dividing (i) the sum of each of the products obtained by multiplying (a) the amount of each then remaining scheduled payment of principal of such Certificate by (b) the number of days from and including such prepayment date to but excluding the dates on which each such payment of principal is scheduled to be made; by (ii) the then outstanding principal amount of such Certificate.

         Renewal Rent. The amount payable by the Lessee as rent in accordance with Section 4.01 of the Lease during any Renewal Term.

         Renewal Term. Any Fixed Renewal Term or Fair Market Renewal Term with respect to which the Lessee has exercised its option to renew the Lease pursuant to Section 4.01(a) thereof.

         Rent. All payments due from the Lessee under the Lease as Basic Rent, Renewal Rent and Supplemental Rent, collectively.

         Rent Payment Date. June 15, 2019 and each January 15 and July 15 commencing on January 15, 1998, and continuing thereafter during the Term.

         Reoptimization Date. Has the meaning set forth in Section 2.03(b) of the Participation Agreement.

         Replacement Aircraft. Any aircraft substituted for the Aircraft pursuant to Section 11.03(a) of the Lease.

         Replacement Airframe. Has the meaning set forth in Section 11.03 of the Lease.

         Replacement Engine. A General Electric CF6-80C2-D1F engine (or an engine of the same or another manufacturer) of equal or greater value, remaining useful life and utility as the Engine being replaced, together with all Parts relating to such engine; provided, however, that if such replacement engine is not a General Electric CF6-80C2-D1F engine, such replacement engine must then be commonly used in the commercial aviation industry on McDonnell Douglas MD-11 airframes.

         Responsible Officer. With respect to the Owner Trustee (except for purposes of the Trust Agreement in which case the definition of Responsible Officer set forth in Section 3.10 of the Trust Agreement is applicable) or the Indenture Trustee, any officer in its Corporate Trust Administration, as the case may be, designated by such Person to perform obligations under the Operative Agreements, and with respect to any other party, any corporate officer or (except in the case of the Owner Participant) other employee of a party who, in the normal performance of his or her operational responsibilities, with respect to the subject matter of any covenant, agreement or obligation of such party pursuant to any Operative Agreement, would have responsibility for and knowledge of such matter and the requirements of any Operative Agreement with respect thereto.

         S&P.  Standard & Poor's Ratings Group.

         Scheduled Delivery Date. The Delivery Date specified in the Delivery Notice pursuant to Section 3.01 of the Participation Agreement.

         SEC. The Securities and Exchange Commission of the United States and any successor agencies or authorities.

         Secured Obligations. Has the meaning specified in the Granting Clause of the Indenture.

         Securities Act.  The Securities Act of 1933, as amended.

         Series "A" or "Series A Certificates". Certificates issued and designated as "Series A" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series A".

         Series "B" or "Series B Certificates". Certificates issued and designated as "Series B" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series B".

         Series "C" or "Series C Certificates". Certificates issued and designated as "Series C" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series C".

         Series Supplement or Series Supplements. The Series Supplement 1997-1-A to be executed and delivered by the Lessee and the Pass Through Trustee, the Series Supplement 1997-1-B to be executed and delivered by the Lessee and the Pass Through Trustee or the Series Supplement 1997-1-C to be executed and delivered by the Lessee and the Pass Through Trustee.

         Sinking Fund Redemption Date.  Has the meaning specified in Section
6.06 of the Indenture.

         Sinking Fund Redemption Price.  Has the meaning specified in Section
6.06 of the Indenture.

         Special Aviation Counsel.  Daugherty, Fowler & Peregrin.

         Specified Investments. Shall mean (a) direct obligations of the United States of America or obligations fully guaranteed by the United States of America; (b) commercial paper rated A-1/P-1 by S&P and Moody's, respectively or, if such ratings are unavailable, rated by any nationally recognized rating organization in the United States equal to the highest rating assigned by such rating organization; (c) investments in negotiable certificates of deposit, time deposits, banker's acceptances, commercial paper or other direct obligations of, or obligations guaranteed by, commercial banks organized under the laws of the United States or of any political subdivision thereof (or any U.S. branch of a foreign bank) with issuer ratings of at least B/C by Thomson Bankwatch, having maturities no later than 90 days following the date of such investment; (d) overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers; or
(e) overnight repurchase agreements with respect to the securities described in clause (a) above entered into with an office of a bank or trust company which is located in the United States of America or any bank or trust company which is organized under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $500 million.

         SSB. State Street Bank and Trust Company of Connecticut, National Association, a national banking association.

         Stipulated Loss Value. As of any Stipulated Loss Value Determination Date during the Basic Term, the amount determined by multiplying the Purchase Price by the percentage set forth in Schedule III of the Lease under the heading "Stipulated Loss Value Factor" opposite such date (as such Schedule III may be adjusted from time to time as provided in Section 3.04 of the Lease), and during any Renewal Term, the amount determined pursuant to Section 4.01(b) of the Lease. Notwithstanding any other provisions of the Lease or the Participation Agreement or the Indenture, each Stipulated Loss Value for the Aircraft shall be, under any circumstances and in any event, an amount, together with so much of the arrears portion of Basic Rent due and owing through the date of payment of Stipulated Loss Value as does not constitute an Excepted Payment, at least sufficient to pay in full as of such date of payment the aggregate unpaid principal amount of and accrued interest on the Certificates outstanding on such date of payment. Subject to the immediately preceding sentence, it is understood and agreed that the amounts set forth on
Schedule III of the Lease, for dates other than Rent Payment Dates on which arrears Basic Rent is due, fully reflect appropriate Basic Rent accruals and credits of unearned Basic Rent and, accordingly, no further accrual or credit shall be required whenever Stipulated Loss Value is to be calculated with reference to any such date.

         Stipulated Loss Value Determination Date.  Each date set forth on
Schedule III of the Lease.

         Subordination Agent. First Security Bank, National Association, a national banking association, not in its individual capacity but solely as Subordination Agent.

         Supplemental Rent. (a) All amounts, liabilities and obligations which the Lessee assumes or agrees to perform or pay under the Lease or under the Participation Agreement or Tax Indemnity Agreement or any Ancillary Agreement or any other Operative Agreement to SSB, the Lessor, the Owner Participant, the Indenture Trustee, the Subordination Agent, any Liquidity Provider or others, including, without limitation, payments of Stipulated Loss Value, EBO Price and amounts calculated by reference to Termination Value, and all amounts required to be paid by Lessee under the agreements, covenants and indemnities contained in the Lease or in the Participation Agreement or the Tax Indemnity Agreement or any other Operative Agreement, but excluding Basic Rent and (b) all amounts that the Owner Trustee is obligated to pay in accordance with clause (b) of the last paragraph of Section 2.04 of the Indenture.

          Tax. Has the meaning set forth in Section 8.01(a) of the Participation Agreement.

          Tax Indemnity Agreement. The Tax Indemnity Agreement (Federal Express Corporation Trust No. N584FE), dated as of May 1, 1997, between the Lessee and the Owner Participant.

         Term. The Basic Term and any Renewal Term unless the Lease is terminated earlier pursuant to its terms.

         Termination Date. A Rent Payment Date during the Basic Term that is on or after the fifth anniversary of the Delivery Date in the case of Article 10 of the Lease, and in the case of (i) Section 4.02(a)(A) of the Lease the Rent Payment Date falling on July 15, 2011 or January 15, 2016, as the case may be, (ii) Section 4.02(a)(D) or (E) of the Lease, a Rent Payment Date that is on or after the fifth anniversary of the Delivery Date and (iii) Section 4.02(a)(F) of the Lease, January 15, 2014.

         Termination Value. As of any Termination Date, the amount determined by multiplying the Purchase Price by the percentage set forth in Schedule IV of the Lease under the heading "Termination Value Factor" opposite such Termination Date (as such Schedule IV may be adjusted from time to time as provided in Section 3.04 of the Lease). Notwithstanding any other provisions of the Lease, the Participation Agreement or the Indenture, each Termination Value shall be, under any circumstances and in any event, an amount, together with so much of the arrears portion of Basic Rent due and owing through the date of payment of any amount calculated by reference to Termination Value as does not constitute an Excepted Payment, at least sufficient to pay in full as of such date of payment the aggregate unpaid principal amount of and accrued interest on the Certificates outstanding on such date of payment. Subject to the immediately preceding sentence, it is understood and agreed that the amounts set forth on Schedule IV of the Lease, for dates other than Rent Payment Dates on which arrears Basic Rent is due, fully reflect appropriate Basic Rent accruals and credits of unearned Basic Rent and, accordingly, no further accrual or credit shall be required whenever Termination Value is to be calculated with reference to any such date.

         Transfer Date. Has the meaning set forth in Section 2.02(b) of the Participation Agreement.

         Transaction Costs. Those costs and expenses set forth in Section 10.01(a) of the Participation Agreement.

         Transportation Code. Title 49 of the United States Code, as amended and in effect on the date of the Lease or as subsequently amended, or any successor or substituted legislation at the time in effect and applicable, and the regulations promulgated pursuant thereto.

         Treasury Yield. At the time of determination with respect to any Certificate, the interest rate (expressed as a semi-annual equivalent and as a decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the semi-annual yield to maturity for United States Treasury securities maturing on the Average Life Date on such Certificate and trading in the public securities markets either as determined by interpolation between the most recent weekly average yield to maturity for two series of United States Treasury securities, trading in public securities markets, (i) one maturing as close as possible to, but earlier than, the Average Life Date of such Certificate and (ii) the other maturing as close as possible to, but later than, the Average Life Date of such Certificate. In each case as published in the most recent H.15(519) or, if a weekly average yield to maturity for United States Treasury securities maturing on the Average Life Date of such Certificate is reported on the most recent H.15 (519), such weekly average yield to maturity as published in such H.15(919). "H.15(519)" means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System. The date of determination of a Make-Whole Premium will be the third Business Day prior to the applicable prepayment date and the "most recent H.15(519)" means the H.15(519) published prior to the close of business on the third Business Day prior to the applicable prepayment date.

         Trust Agreement. The Trust Agreement (Federal Express Corporation Trust No. N584FE), dated as of May 1, 1997, between the Owner Participant and the Owner Trustee in its individual capacity.

         Trust Estate.  The Lessor's Estate.

         Trust Indenture Act.  The Trust Indenture Act of 1939, as amended.

         Trust Indenture Estate. All estate, right, title and interest of the Indenture Trustee in and to any of the property, rights, interests and privileges granted to the Indenture Trustee pursuant to the Granting Clause of the Indenture, other than Excepted Payments and any and all other rights of the Owner Trustee or the Owner Participant expressly reserved to the Owner Trustee or the Owner Participant pursuant to the Indenture.

         Underwriters. Morgan Stanley & Co. Incorporated, First Chicago Capital Markets, Inc., Goldman, Sachs & Co. and J.P. Morgan & Co.

         Underwriting Agreement. The Underwriting Agreement dated May 22, 1997 among the Lessee and the Underwriters.

         United States, U.S. or US.  The United States of America.

         U.S. Air Carrier. Any United States air carrier as to which there is in force a certificate issued pursuant to Section 41102(a) or Section 41103 of the Transportation Code, and as to which there is in force an air carrier operating certificate issued pursuant to Chapter 447 of the Transportation Code and Part 121 of the regulations under such Transportation Code, for aircraft capable of carrying ten (10) or more individuals or 6,000 pounds or more of cargo, or which may operate as an air carrier by certification or otherwise under any successor or substitute provision thereof or in absence thereof.

         U.S. Person.  A Person described in Section 7701(a)(30) of the Code.

         Warranty Bill of Sale. The full warranty bill of sale covering the Aircraft (and specifically referring to each Engine) executed by the Lessee, as seller in favor of the Owner Trustee, as buyer, and to be dated the Delivery Date.

                                   SCHEDULE II

                                  BASIC RENT
                      (As a Percentage of Purchase Price)



            Rent
          Payment
            Date                   Advance                  Arrears
          -------                  -------                  -------


               [On each Payment Date, Lessee will pay as Basic Rent an amount that will be at least sufficient to pay in full, as of such Payment Date, the aggregate unpaid principal amount of due and unpaid installments on the Certificates outstanding on such Payment Date, together with the accrued and unpaid interest thereon.]

                                 SCHEDULE III

                            STIPULATED LOSS VALUES


                                                   Stipulated Loss
          Date                                        Value Factor


               [Stipulated Loss Value will be an amount at least sufficient to pay in full, as of the date of payment thereof, the aggregate unpaid principal amount of the Certificates outstanding on such date of payment, together with the accrued and unpaid interest thereon.]

                                  SCHEDULE IV

                              TERMINATION VALUES


         Termination                                     Termination
            Date                                         Value Factor


               [Termination Value will be an amount at least sufficient to pay in full, as of the date of payment thereof, the aggregate unpaid principal amount of the Certificates outstanding on such date of payment, together with the accrued and unpaid interest thereon.]

                                  SCHEDULE V

                     ADDITIONAL PURCHASE OPTION PROVISIONS

                                                                    Exhibit A
                                                                           to
                                                              Lease Agreement
                                                              ---------------

              THE INTEREST OF LESSOR UNDER THIS LEASE SUPPLEMENT
                   NO. __ IS SUBJECT TO A SECURITY INTEREST

                            LEASE SUPPLEMENT NO. __
                (Federal Express Corporation Trust No. N584FE)


         LEASE SUPPLEMENT NO. __ (Federal Express Corporation Trust No. N584FE), dated _________, ____, between STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement (Federal Express Corporation Trust No. N584FE) dated as of May 1, 1997 (the "Lessor"), and FEDERAL EXPRESS CORPORATION, a Delaware corporation (the "Lessee").

                             W I T N E S S E T H :

         WHEREAS, the Lessor and the Lessee have entered into that certain Lease Agreement (Federal Express Corporation Trust No. N584FE) dated as of May 1, 1997 (the "Lease", the defined terms in the Lease being used in this Lease Supplement with the same meaning as in the Lease), which provides for the execution and delivery of a Lease Supplement, substantially in the form of this Lease Supplement No. __, for the purpose of leasing under the Lease the aircraft and engines described below ("Aircraft") as and when delivered by the Lessor to the Lessee in accordance with the terms of the Lease;

         WHEREAS, the Lease relates to the Aircraft;

         WHEREAS, a counterpart of the Lease is attached to and made a part of this Lease Supplement, and this Lease Supplement, together with such attachment, is being filed for recordation on this date with the FAA as one document.

         NOW, THEREFORE, for and in consideration of the premises and other good and sufficient consideration, the Lessor and the Lessee agree as follows:

         Section 1. Delivered Aircraft. The Lessor hereby delivers and leases to the Lessee under the Lease, and the Lessee hereby accepts and leases from the Lessor under the Lease, the following described McDonnell Douglas MD-11F Aircraft (the "Delivered Aircraft"), which Delivered Aircraft as of the date of this Lease Supplement consists of the following:

         (a) McDonnell Douglas MD-11F Airframe; U.S. Registration Number ______; Manufacturer's Serial No. _____; and

         (b) Three (3) General Electric CF6-80C2-D1F Engines bearing, respectively, Manufacturer's Serial Nos. _______, _______ and _______ (each of which engines has 750 or more rated takeoff horsepower or the equivalent of such horsepower).

         Section 2. Delivery Date. The Delivery Date of the Delivered Aircraft is the date of this Lease Supplement.

         Section 3. Purchase Price. The Purchase Price of the Delivered Aircraft shall be the amount set forth in Schedule II to the Participation Agreement.

         Section 4. Term. The Term for the Delivered Aircraft shall commence on the Delivery Date, and shall terminate on __________________, unless earlier terminated or extended pursuant to the terms of the Lease.

         Section 5. Rent. The Lessee hereby agrees to pay the Lessor Rent for the Delivered Aircraft throughout the Term thereof in accordance with the terms and provisions of the Lease.

         Section 6. Lessee's Acceptance of Delivered Aircraft. The Lessee hereby confirms to the Lessor that the Delivered Aircraft has been duly marked in accordance with Section 7.03 of the Lease and that the Lessee has accepted the Delivered Aircraft for all purposes hereof and of the Lease, and as being free and clear of all Liens except Lessor's Liens. Such acceptance by the Lessee shall be without prejudice to any rights of the Lessor or the Lessee against the Manufacturer, the Engine Manufacturer or any vendor of equipment included in the Aircraft.

         Section 7. Incorporation of Lease By Reference. All the provisions of the Lease are hereby incorporated by reference in this Lease Supplement to the same extent as if fully set forth in this Lease Supplement.

         Section 8. Governing Law. THIS LEASE SUPPLEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE BUT WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS, AND IS BEING DELIVERED IN THE STATE OF NEW YORK.

         Section 9. Agreement as Chattel Paper. To the extent that this Lease Supplement constitutes chattel paper (as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction), no security interest in this Lease Supplement may be created through the transfer or possession of any counterpart other than the original chattel-paper counterpart, which shall be the counterpart containing the receipt executed by the Indenture Trustee on its signature page.

         Section 10. Counterparts. This Lease Supplement may be executed in any number of counterparts, each of which shall be an original (except that only the counterpart bearing the receipt executed by Indenture Trustee shall be the original for purposes of perfecting a security interest therein as chattel paper under the Uniform Commercial Code), but all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Lease Supplement by signing any such counterpart.


         IN WITNESS WHEREOF, the Lessor and the Lessee have each caused this Lease Supplement to be duly executed as of the date first above written.


LESSOR: STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Owner Trustee


                                   By: ___________________________________
                                       Name:  Paul D. Allen
                                       Title: Vice President



LESSEE:                            FEDERAL EXPRESS CORPORATION


                                   By: ___________________________________
                                       Name:  Robert D. Henning
                                       Title: Assistant Treasurer and
                                              Managing Director - Structured
                                              Finance


         Receipt of this original counterpart of the Lease Supplement is hereby acknowledged on this __ day of _________ 199_.


Indenture Trustee:                 FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                                   not in its individual capacity,
                                   but solely as Indenture Trustee


                                   By: _________________________________
                                       Name:  Greg A. Hawley
                                       Title: Vice President






==============================================================================


                                LEASE AGREEMENT

                (FEDERAL EXPRESS CORPORATION TRUST NO. N587FE)

                         Dated as of December 1, 1996

                    Amended and Restated as of May 1, 1997

                                    between

                           WILMINGTON TRUST COMPANY,
                        Not in its Individual Capacity,
                         but Solely as Owner Trustee,
                                    Lessor

                                      and

                         FEDERAL EXPRESS CORPORATION,
                                    Lessee


                COVERING ONE MCDONNELL DOUGLAS MD-11F AIRCRAFT
                   SERIAL NO. 48489, REGISTRATION NO. N587FE

          CERTAIN OF THE RIGHT, TITLE AND INTEREST IN AND TO THIS LEASE AGREEMENT OF WILMINGTON TRUST COMPANY, AS OWNER TRUSTEE, HAS BEEN ASSIGNED TO AND IS SUBJECT TO A LIEN AND SECURITY INTEREST IN FAVOR OF FIRST SECURITY BANK, NATIONAL ASSOCIATION, AS INDENTURE TRUSTEE UNDER THE TRUST INDENTURE AND SECURITY AGREEMENT (FEDERAL EXPRESS CORPORATION TRUST NO. N587FE) DATED AS OF DECEMBER 1, 1996, AS AMENDED AND RESTATED AS OF MAY 1, 1997 FOR THE BENEFIT OF THE HOLDERS OF THE CERTIFICATES REFERRED TO IN SUCH TRUST INDENTURE AND SECURITY AGREEMENT. THIS LEASE AGREEMENT HAS BEEN EXECUTED IN SEVERAL COUNTERPARTS. ONLY THE CHATTEL-PAPER "ORIGINAL" COUNTERPART CONTAINS THE RECEIPT THEREFOR EXECUTED BY FIRST SECURITY BANK, NATIONAL ASSOCIATION, AS INDENTURE TRUSTEE ON THE SIGNATURE PAGES THEREOF.


==============================================================================



                               TABLE OF CONTENTS


                                                                          Page
                                                                          ----


Initial Recitals.............................................................1

                                   ARTICLE 1

                                  DEFINITIONS



                                   ARTICLE 2

                          ACCEPTANCE UNDER THE LEASE

   Section 2.01.  Affirmation of Acceptance under the Lease................  2


                                   ARTICLE 3

                           RENT AND RENT ADJUSTMENT

   Section 3.01.  [Reserved]...............................................  2
   Section 3.02.  Basic Rent...............................................  2
   Section 3.03.  Supplemental Rent........................................  3
   Section 3.04. Adjustments to Basic Rent, Stipulated Loss Value, Termination Value and EBO Price After the Delivery Date.. 3
   Section 3.05.  Minimum Basic Rent.......................................  5
   Section 3.06.  Payment to Indenture Trustee.............................  5
   Section 3.07.  Costs and Expenses.......................................  5


                                   ARTICLE 4

                     RENEWAL OPTIONS AND PURCHASE OPTIONS

   Section 4.01.  Renewal Options..........................................  6
   Section 4.02.  Purchase Options.........................................  7
   Section 4.03.  Appraisal Procedures.....................................  9


                                   ARTICLE 5

                        REPRESENTATIONS AND WARRANTIES

   Section 5.01.  Disclaimer of Representations and Warranties............. 10
   Section 5.02.  No Modification of Other Warranties...................... 11
   Section 5.03.  Certain Agreements of the Lessee......................... 12


                                   ARTICLE 6

                                     LIENS

   Section 6.01.  Liens.................................................... 12


                                   ARTICLE 7

               AIRCRAFT REGISTRATION, MAINTENANCE AND OPERATION

   Section 7.01.  Registration, Maintenance and Operation.................. 13
   Section 7.02.  Possession and Permitted Transfer and Sublease........... 16
   Section 7.03.  Insignia................................................. 20
   Section 7.04.  Change of U.S. Registration Number....................... 21


                                   ARTICLE 8

                       REPLACEMENT AND POOLING OF PARTS

   Section 8.01.  Replacement of Parts..................................... 21
   Section 8.02.  Pooling of Parts......................................... 22


                                   ARTICLE 9

                   ALTERATIONS, MODIFICATIONS AND ADDITIONS

   Section 9.01.  Required Alterations and Modifications................... 22
   Section 9.02.  Other Alterations and Modifications...................... 23


                                  ARTICLE 10

                             VOLUNTARY TERMINATION

   Section 10.01.  Right of Termination Upon Obsolescence or Surplus....... 24
   Section 10.02.  Retention of Aircraft by the Lessor..................... 27
   Section 10.03.  Voluntary Termination as to Engines..................... 29


                                  ARTICLE 11

                        LOSS, DESTRUCTION, REQUISITION

   Section 11.01.  Lessee's Election Rights................................ 29
   Section 11.02.  Payment of Stipulated Loss Value........................ 29
   Section 11.03.  Replacement of Airframe and Engines..................... 30
   Section 11.04.  Event of Loss with Respect to an Engine................. 34
   Section 11.05.  Application of Payments from the Government or Others... 36
   Section 11.06.  Requisition of an Airframe and the Installed Engines
                   for Use by Government................................... 37
   Section 11.07.  Requisition for Use by Government of an Engine Not
                   Installed on the Airframe............................... 38
   Section 11.08.  Application of Payments During Existence of Certain
                   Defaults................................................ 38


                                  ARTICLE 12

                              RETURN OF AIRCRAFT

   Section 12.01.  Return of Aircraft...................................... 38
   Section 12.02.  Return of Engines....................................... 39
   Section 12.03.  Return of Manuals....................................... 40
   Section 12.04.  Condition of Aircraft................................... 40
   Section 12.05.  Delayed Return of Aircraft.............................. 41
   Section 12.06.  Storage................................................. 42
   Section 12.07.  Special Markings........................................ 43
   Section 12.08.  Lessor's Option to Purchase Parts....................... 43


                                  ARTICLE 13

                                   INSURANCE

   Section 13.01.  Comprehensive Airline Liability and Property Damage
                   Liability Insurance..................................... 43
   Section 13.02.  Insurance Against Loss or Damage to Aircraft and Engines 45
   Section 13.03.  Application of Insurance Proceeds....................... 48
   Section 13.04.  Reports................................................. 49
   Section 13.05.  Lessor's Insurance...................................... 49
   Section 13.06.  Self-Insurance.......................................... 50


                                  ARTICLE 14

                                  INSPECTION

   Section 14.01.  Right of Inspection..................................... 50
   Section 14.02.  No Obligation to Inspect................................ 51


                                  ARTICLE 15

                                  ASSIGNMENT

   Section 15.01.  Lessee's Right to Assign................................ 51
   Section 15.02.  Citizenship............................................. 51


                                  ARTICLE 16

                               EVENTS OF DEFAULT

   Section 16.01.  Events of Default....................................... 52


                                  ARTICLE 17

                                   REMEDIES

   Section 17.01.  Remedies Upon Lessee's Default.......................... 54
   Section 17.02.  Cumulative Remedies..................................... 57
   Section 17.03.  Waiver.................................................. 57
   Section 17.04.  Lessor's Right to Perform for Lessee.................... 57


                                  ARTICLE 18

                          COVENANT OF QUIET ENJOYMENT

   Section 18.01.  Quiet Enjoyment......................................... 58


                                  ARTICLE 19

                              FURTHER ASSURANCES

   Section 19.01.  Further Assurances...................................... 58


                                  ARTICLE 20

                                   NET LEASE

   Section 20.01.  Nature of Lease......................................... 59


                                  ARTICLE 21

                               SUCCESSOR LESSOR

   Section 21.01.  Successor Lessor........................................ 60


                                  ARTICLE 22

                       SECURITY FOR LESSOR'S OBLIGATIONS

   Section 22.01.  Security for Lessor's Obligations to Holders............ 60
   Section 22.02.  [Reserved].............................................. 61
   Section 22.03.  Consent of Lessee to Assignment of Lease as Security.... 61


                                  ARTICLE 23

                                SECURITY FUNDS

   Section 23.01.  Investment of Security Funds............................ 61


                                  ARTICLE 24

                             CONCERNING THE LESSOR

   Section 24.01.  Lessor's Entry Into Lease............................... 62


                                  ARTICLE 25

                                    NOTICES

   Section 25.01.  Notices................................................. 63


                                  ARTICLE 26

                                 MISCELLANEOUS

   Section 26.01.  Section Heading and Captions............................ 64
   Section 26.02.  References.............................................. 64
   Section 26.03.  APPLICABLE LAW.......................................... 64
   Section 26.04.  Severability............................................ 64
   Section 26.05.  No Oral Modification.................................... 64
   Section 26.06.  Agreement as Chattel Paper.............................. 64
   Section 26.07.  Counterparts............................................ 64


                                  ARTICLE 27

                                  TRUE LEASE

   Section 27.01.  Intent of the Parties................................... 65
   Section 27.02.  Section 1110 Compliance................................. 65
   Section 27.03.  Finance Lease........................................... 65

   Schedule I   Definitions
   Schedule II  Basic Rent
   Schedule III Stipulated Loss Values
   Schedule IV  Termination Values
   Schedule V   Additional Purchase Option Provisions
   Schedule VI  Description of Original Lease

   Exhibit A    Form of Lease Supplement



                                LEASE AGREEMENT
                (FEDERAL EXPRESS CORPORATION TRUST NO. N587FE)

         LEASE AGREEMENT (FEDERAL EXPRESS CORPORATION TRUST NO. N587FE) dated as of December 1, 1996, as amended and restated as of May 1, 1997 (this "Lease") between WILMINGTON TRUST COMPANY, a Delaware banking corporation, not in its individual capacity but solely as Owner Trustee under the Trust Agreement (as defined in Article 1 below) (the "Lessor"), and FEDERAL EXPRESS CORPORATION, a Delaware corporation (the "Lessee").


                             W I T N E S S E T H :

         WHEREAS, the Lessor and the Lessee have heretofore entered into the Original Lease dated as of December 1, 1996 as supplemented by the Lease Supplement;

         WHEREAS, the Original Lease with respect to the Aircraft (as such Aircraft is more particularly described in Schedule VI attached hereto) was recorded by the FAA and assigned a Conveyance Number as more particularly described on Schedule VI attached hereto;

         WHEREAS, pursuant to Article 15 of the Original Participation Agreement, the Lessee, the Original Loan Participant, the Owner Participants, the Indenture Trustee and the Lessor desire to refinance, in full, the Original Loan Certificates on the Refunding Date; and

         WHEREAS, in connection with such refinancing, the Lessee, the Owner Participants, the Lessor and the Indenture Trustee desire that the Original Lease be amended and restated in its entirety as provided herein;

         NOW, THEREFORE, in consideration of the mutual promises herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged by the parties, the Lessor and the Lessee agree that the Original Lease be and the same is hereby amended and restated in its entirety as follows:



                                   ARTICLE 1

                                  DEFINITIONS

         Unless the context otherwise requires, the capitalized terms herein shall have the meanings given in Schedule I hereto, for all purposes of this Lease and shall be equally applicable to both the singular and the plural forms of the terms defined.


                                   ARTICLE 2

                          ACCEPTANCE UNDER THE LEASE

         Section 2.01. Affirmation of Acceptance under the Lease. The Lessor, having accepted delivery of the Aircraft from the Lessee on the Delivery Date and having simultaneously leased the Aircraft to the Lessee, and the Lessee, having leased the Aircraft from the Lessor on the Delivery Date, as evidenced by the execution by the Lessor and the Lessee of the initial Lease Supplement (which is incorporated by reference herein), hereby affirm the terms and conditions of the Original Lease as herein amended and restated. This Lease shall last for the Term, at all times during which full legal title to the Aircraft shall remain vested in the Lessor to the exclusion of the Lessee, notwithstanding the possession and use thereof by the Lessee or any other Person.


                                   ARTICLE 3

                           RENT AND RENT ADJUSTMENT

         Section 3.01.  [Reserved].

         Section 3.02. Basic Rent. The Lessee agrees to pay to the Lessor in immediately available funds, on each Rent Payment Date, Basic Rent for the Aircraft for the Basic Term, each payment being set forth on Schedule II hereto opposite the applicable Rent Payment Date, subject to increase or decrease as provided in Section 3.04 of this Lease. Each payment of Basic Rent shall be made in arrears or in advance, all as stated in Schedule II hereto. Each payment of Basic Rent designated as advance rent shall be allocated over the period beginning on the Rent Payment Date on which such advance rent payment is scheduled to be made and ending on the next Rent Payment Date, and each installment of Basic Rent that is designated as payable in arrears shall be accrued over the period beginning on the previous Rent Payment Date and ending on the Rent Payment Date on which such arrears payment is scheduled to be made.

         Section 3.03. Supplemental Rent. The Lessee agrees to pay or cause to be paid to the Lessor, or to whomever shall be entitled to it, any and all Supplemental Rent promptly as the same shall become due. If the Lessee fails to pay any Supplemental Rent when due, the Lessor shall have all rights, powers and remedies provided for in this Lease or in any other Operative Agreement, or by law or equity or otherwise in the case of nonpayment of Basic Rent. The Lessee will also pay to the Person entitled thereto, on demand, as Supplemental Rent, to the extent permitted by applicable law, an amount equal to interest at the Past Due Rate on any part of any installment of Basic Rent not paid when due, for any period until the same shall be paid and on any payment of Supplemental Rent not paid when due, for the period until the same shall be paid. In addition, the Lessee will pay to the Lessor, as Supplemental Rent, in the case of any prepayment of the Certificates pursuant to Section
6.02 of the Indenture (other than in connection with any prepayment or purchase of the Certificates pursuant to clause (ii) of the first sentence of
Section 8.02(a) of the Indenture), an amount equal to the aggregate amount of any Make-Whole Premium payable on such prepayment or purchase. The expiration or other termination of the Lessee's obligation to pay Basic Rent shall not limit or otherwise modify the obligations of the Lessee with respect to the payment of Supplemental Rent.

         Section 3.04. Adjustments to Basic Rent, Stipulated Loss Value, Termination Value and EBO Price After the Delivery Date. The percentages for Basic Rent referred to in Schedule II hereto and the percentages for Stipulated Loss Value and Termination Value in Schedule III and Schedule IV hereto, respectively, and the EBO Price shall be adjusted (upward or downward) subject to the minimum value established by Section 3.05 hereof and the definitions of Stipulated Loss Value, Termination Value and EBO Price, to reflect (i) any costs and expenses paid by the Lessor or the Owner
Participants pursuant to Section 10.01 of the Participation Agreement being greater or less than the Estimated Expense Amount, (ii) any Refinancing pursuant to Section 15.01 of the Participation Agreement, (iii) any reoptimization pursuant to Section 15.02 of the Participation Agreement or (iv) payments pursuant to Section 5 of the Tax Indemnity Agreement by an adjustment of Basic Rent. Each such adjustment pursuant to clause (i), (ii) or (iv) of the first sentence of this Section 3.04 shall maintain the Owners' Economic Return (and, while maintaining such Return, minimize the aggregate Net Present Value of Rents to the Lessee); provided, that in no event may the EBO Price be an amount less than the estimate set forth in the Appraisal of the Fair Market Value of the Aircraft at the time of exercise of the purchase option under
Section 4.02(a)(F) hereof. In the event of an adjustment pursuant to clause
(iii) of the first sentence of this Section 3.04, the Owner Participants, acting jointly, may recalculate Basic Rent as set forth in Schedule II hereto in order to maintain the Owners' Economic Return and, subject to the provisions of Section 15.02 of the Participation Agreement, recalculate the schedule of principal repayments, the Stipulated Loss Value percentages set forth in Schedule III hereto and the Termination Value percentages set forth in Schedule IV hereto in a manner consistent with such recalculation of Basic Rent and EBO Price; provided that any such recalculations may not (A) increase the Net Present Value of Rents to the Lessee, (B) increase as of any date the sum of (1) the Net Present Value of Rents to the Lessee payable through such date plus (2) the present value of the Stipulated Loss Value or the Termination Value or the EBO Price as of such date, in each case discounted at the Debt Rate, beyond such net present values prior to such adjustment, or (C) otherwise result in any adverse impact (including tax consequences) to the Lessee for which the Owner Participants severally, as to their respective interests, have not agreed to indemnify the Lessee in a manner satisfactory to the Lessee. The Owner Participants shall promptly notify the Lessee and the Lessor and the Lessee shall promptly notify the Owner Participants and the Lessor of the need for any such adjustment. As promptly as feasible after any such notification, the Lessor shall furnish the Lessee with a notice setting forth the amount of any such adjustments together with the calculations upon which the adjustments are based; provided, however, that the Lessor and the Owner Participants shall not be required to disclose to the Lessee in such notice any confidential or proprietary information (including methodology or assumptions) relating to such calculations. At the request and, subject to the next succeeding sentence, expense of the Lessee, the accuracy of the calculation of such adjustments and the consistency of the calculation with the calculation used to determine Basic Rent, Stipulated Loss Values, Termination Values and EBO Price shall be verified first, by First Chicago Leasing Corporation or such other financial advisor chosen by the Lessee (it being agreed that no Owner Participant shall be obligated to provide to First Chicago Leasing Corporation or such other financial advisor any information reasonably deemed confidential by such Owner Participant) and second, if such adjustments are still believed to be in error and are not reconciled with the Owner Participants within fifteen (15) Business Days, by a firm of nationally recognized independent public accountants selected by the Lessee and reasonably acceptable to the Owner Participants and, in order to enable them to verify such adjustments, the Owner Participants shall make available to such accountants (for their own confidential use and not to be disclosed to the Lessee or any other Person and subject to the execution of a confidentiality agreement reasonably satisfactory to the Owner Participants) all information reasonably necessary for such verification, including the name of the lease analysis program used by the Owner Participants to calculate such adjustments. The Lessee will pay the reasonable costs and expenses of the verification process by the independent public accountants under this Section 3.04 unless as a result of such verification process by the independent public accountants Basic Rent is adjusted and such adjustment causes the Net Present Value of Rents to decline by 10 or more basis points (in which event the Owner Participants shall pay the reasonable costs and expenses of such verification process by the independent public accountants). The Lessor and the Lessee shall execute and deliver an amendment to this Lease to reflect each adjustment under this Section 3.04.

         All adjustments under this Section 3.04 shall be in compliance with the requirements of Revenue Procedure 75-21, 1975-1 C.B. 715 and Sections 4.02(5), 4.07(1), 4.07(2) and 4.08(1) of Revenue Procedure 75-28, 1975-1 C.B.
752 and shall be structured so as to not cause the Lease to be a "disqualified leaseback or long-term agreement" within the meaning of Section 467 of the Code.

         Section 3.05. Minimum Basic Rent. Notwithstanding any other provisions of the Operative Agreements to the contrary, each installment of Basic Rent due on each Rent Payment Date and not constituting an Excepted Payment shall be, under any and all circumstances, an amount at least sufficient to pay in full any installment of principal of and interest on the Certificates required to be paid pursuant to the Certificates (other than amounts becoming due on account of the exercise of remedies pursuant to
Article 17 hereof) on such Rent Payment Date.

         Section 3.06. Payment to Indenture Trustee. All Rent payable by the Lessee to the Lessor shall be paid to the Lessor at its principal office at 1100 North Market Street, Rodney Square North, Wilmington, Delaware 19890-0001, Attention: Corporate Trust Administration, or as the Lessor may otherwise direct, by wire transfer of immediately available funds in U.S. Dollars with sufficient information to identify sources and applications of such funds no later than 10:30 a.m., New York time on the due date of such payment; provided, however, that so long as the Lien of the Indenture shall not have been discharged the Lessor hereby directs, and the Lessee agrees, that all Rent (other than Excepted Payments, which shall be paid by the Lessee directly to the Person entitled thereto) shall be paid directly to the Indenture Trustee at its principal office at 79 South Main Street, Salt Lake City, Utah 84111, Attention: Corporate Trust Department, or as the Indenture Trustee may otherwise direct by wire transfer of immediately available funds in U.S. Dollars no later than 10:30 a.m., New York time, on the due date of such payment. In any case where a scheduled Rent Payment Date shall not be a Business Day such Rent Payment Date shall be adjourned to the next succeeding Business Day without interest thereon for the period of such extension (provided that payment is made on such next succeeding Business Day).

         Section 3.07. Costs and Expenses. As between the Lessor and the Lessee, all obligations under this Lease shall be done, performed and complied with at the Lessee's cost and expense, whether or not so expressed, unless otherwise expressly stated to the contrary.


                                   ARTICLE 4

                     RENEWAL OPTIONS AND PURCHASE OPTIONS

         Section 4.01. Renewal Options. (a) Election to Renew. The Lessee shall provide the Lessor with irrevocable written notice (each a "Preliminary Notice") not more than 360 and not less than 180 days prior to the end of the Basic Term or any Renewal Term, whether it will exercise its options either to renew this Lease pursuant to this Section 4.01 or to purchase the Aircraft pursuant to Section 4.02(a)(B) or (C) hereof, as applicable.

         Provided that (i) no Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing at the time of renewal, (ii) this Lease has not otherwise expired or terminated, and (iii) the Lessee shall have timely delivered the respective Preliminary Notice, the Lessee may, by irrevocable written notice delivered to the Lessor not less than 60 days prior to the end of the Basic Term, extend the Term for a Fixed Renewal Term of one
(1) or two (2) years commencing on the expiration of the Basic Term. If the Lessee elects to extend the Term for a Fixed Renewal Term of one (1) year as described in the preceding sentence and so elects upon 60 days' written notice to the Lessor prior to the end of such one-year Fixed Renewal Term, the Lessee may elect to extend the Term for a further Fixed Renewal Term of one year, provided that the conditions of clauses (i), (ii) and (iii) of the preceding sentence are met. The Lessee shall pay the Fixed Renewal Rent during any Fixed Renewal Term.

         In addition, provided that (i) no Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing at the time of renewal, (ii) this Lease has not otherwise expired or terminated, and (iii) the Lessee shall have timely delivered the respective Preliminary Notice, the Lessee may by irrevocable written notice delivered to the Lessor not less than 60 days prior to the end of the Basic Term or any Fixed Renewal Term, elect to extend the Term for a Fair Market Renewal Term of one (1) or two (2) years.
If the Lessee elects to extend the Term for a Fair Market Renewal Term of one
(1) year as described in the preceding sentence, the Lessee may by irrevocable written notice delivered to the Lessor not less than 60 days prior to the end of such one-year Fair Market Renewal Term, elect to extend the Term for a further Fair Market Renewal Term of one (1) year, provided that the conditions of clauses (i), (ii) and (iii) of the preceding sentence are met. The Lessee shall pay the Fair Market Rental during any Fair Market Renewal Term.

         (b) Terms and Conditions. Any such renewal shall be on the same terms and conditions as provided herein, except that (i) rent for the Aircraft due during any Renewal Term shall be payable semi-annually in arrears on the dates corresponding to the Rent Payment Dates during such Renewal Term, and
(ii) during any Renewal Term, the Stipulated Loss Value for the Aircraft shall, as of any Stipulated Loss Value Determination Date during the Renewal Term, be equal to the greater of the Stipulated Loss Value on the last day of the Basic Term and the Fair Market Value of the Aircraft as of the commencement of such Renewal Term.

         Section 4.02.  Purchase Options.  (a)  Election to Purchase.
Provided that (i) this Lease has not otherwise expired or terminated, (ii) the Lessee shall have previously given the Preliminary Notice under Section 4.01(a) hereof in the case of paragraph (B) or (C) below or the applicable notice for each other paragraph below, as the case may be, and (iii) if the Lessee shall have elected to assume the Certificates in accordance with
Section 7.11 of the Participation Agreement, no Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing on the applicable Termination Date, the Lessee may:

         (A) by written notice delivered to the Lessor, the Indenture Trustee and each Owner Participant, not more than 360 days and not less than 60 days prior to the applicable Termination Date, elect to terminate the Lease and purchase the Aircraft on the Rent Payment Date falling on either July 15, 2009 or January 15, 2012, for, at the Lessee's option, either (1) an amount in immediately available funds equal to the greater of the Fair Market Value and the Termination Value on the applicable Termination Date or (2)(i) the assumption by the Lessee, pursuant to Section 7.11 of the Participation Agreement, of all of the obligations of the Lessor under the Indenture, the Certificates and Section 7.04 of the Participation Agreement and under the other Operative Agreements and (ii) the payment to the Lessor of an amount in immediately available funds equal to the excess of (A) the greater of (I) the Termination Value for the Aircraft, computed as of the applicable Termination Date and (II) the Fair Market Value of the Aircraft on the Termination Date, over (B) the unpaid principal of the Certificates plus accrued interest as of such Termination Date. Such notice (which shall be revocable by the Lessee upon written notice no later than the Business Day prior to the date 15 days prior to the applicable Rent Payment
   Date) shall either direct the Lessor to prepay the Certificates in full on such Termination Date pursuant to Section 6.02 of the Indenture or state that the Lessee shall exercise its option to assume the Certificates pursuant to Section 7.11 of the Participation Agreement and Section 2.12 of the Indenture; or

         (B) by irrevocable written notice delivered to the Lessor and each Owner Participant not less than 90 days prior to the end of the Basic Term, elect to purchase the Aircraft on the last day of the Basic Term for an amount equal to the Fair Market Value thereof on such day; or

         (C) by irrevocable written notice delivered to the Lessor and each Owner Participant not less than 90 days prior to the end of any Renewal Term, elect to purchase the Aircraft on the first day following such Renewal Term at a price equal to the Fair Market Value of the Aircraft on such day; provided, however, that the Lessee shall have paid all Rent due and payable under this Lease on or prior to the expiration of any such Renewal Term; or

         (D) exercise the purchase option in this Section 4.02(a)(D) which is more particularly described in Schedule V hereto by reference to this
   Section 4.02(a)(D) and which shall be an option to purchase for an amount not less than the greater of the amount specified in Schedule V hereto and the Fair Market Value of the Aircraft at the time of exercise of the purchase option under this Section 4.02(a)(D); or

         (E) exercise the purchase option in this Section 4.02(a)(E) which is more particularly described in Schedule V hereto by reference to this
   Section 4.02(a)(E) and which shall be an option to purchase for an amount not less than the greater of the amount specified in Schedule V hereto and the Fair Market Value of the Aircraft at the time of exercise of the purchase option under this Section 4.02(a)(E); or

         (F) elect to purchase the Aircraft on January 15, 2014 (the "EBO Date") for an amount specified therefor in the Ancillary Agreement II (the "EBO Price") and which is not less than the estimate set forth in the Appraisal of the Fair Market Value of the Aircraft at the time of exercise of the purchase option under this Section 4.02(a)(F).

         The Lessee shall give the Lessor, each Owner Participant and the Indenture Trustee not more than 120 days' and not less than 60 days' prior written notice of its election to purchase pursuant to Section 4.02(a)(D), 4.02(a)(E) or 4.02(a)(F) hereof. Such notice shall be revocable by the Lessee upon written notice no later than the Business Day prior to the date 15 days prior to the applicable Rent Payment Date and such notice shall either direct the Lessor to prepay the Certificates in full on such Termination Date pursuant to Section 6.02 of the Indenture or state that the Lessee shall exercise its option to assume the Certificates pursuant to Section 7.11 of the Participation Agreement and Section 2.12 of the Indenture. In the event that the Lessee shall have given notice to purchase the Aircraft under Section 4.02(a)(A), 4.02(a)(D), 4.02(a)(E) or 4.02(a)(F) hereof and shall fail to make payment (and, if applicable, assume the Certificates) on the applicable Termination Date, the Lease shall continue and the Lessee shall pay to the Owner Trustee any losses, costs and expenses of the Owner Participants incurred in connection with such failure.

         (b) Terms and Conditions. If the Lessee elects to purchase the Aircraft pursuant to Section 4.02(a) hereof, the Lessee shall pay to the Lessor on the applicable Termination Date by wire transfer of immediately available funds any Basic Rent payable on such Termination Date (if payable in arrears but not if in advance), the applicable purchase price together with any amounts past due hereunder and all other Supplemental Rent then due under this Lease including, without limitation, the aggregate amount of the Make-Whole Premium applicable to any Certificate, if any, and amounts due under the Participation Agreement and the Tax Indemnity Agreement, whereupon (and upon discharge of the Lien of the Indenture in accordance with Section
14.01 thereof), the Lessor will transfer to the Lessee, without recourse or warranty (except as to the absence of Lessor's Liens (it being understood that, in connection with such transfer, each Owner Participant shall be responsible for removal of Lessor's Liens attributable to it, WTC shall be responsible for removal of Lessor's Liens attributable to it and the Owner Trustee shall be responsible for removal of Lessor's Liens attributable to the Owner Trustee, all in accordance with Section 7.03(b) or 7.04(b) as the case may be, of the Participation Agreement)), all of the Lessor's right, title and interest in and to the Aircraft on an "as-is, where is" basis. In connection with such transfer, the Lessee shall prepare and the Lessor shall execute or arrange for the execution of a bill of sale evidencing such transfer and such other documents as the Lessee may reasonably require. In connection with any termination or proposed termination of this Lease, the Lessee shall pay at the time of the applicable Termination Date, all related reasonable costs and expenses of the Owner Participants, the Lessor and the Indenture Trustee.

         Section 4.03. Appraisal Procedures. (a) Generally. Whenever Fair Market Rental or Fair Market Value is required to be determined under this Lease (unless otherwise provided herein), it shall be determined by the mutual agreement of the Lessor and the Lessee in accordance with the definitions of such terms in Schedule I hereto. If the Lessee and the Lessor cannot agree within twenty (20) days after the Lessee's notice of election to purchase the Aircraft or notice to extend the Term, as the case may be, such amount shall be determined by independent appraisal conducted by appraisers selected pursuant to Section 4.03(b) hereof. At any time prior to final determination of such amount pursuant to Section 4.03(b) hereof, the Lessee and the Lessor shall be entitled to submit to the appraisers (and shall submit to each other any bids submitted to the appraisers) any bids from unrelated third parties, and such bids shall be accorded the weight such appraisers deem appropriate. The Lessor and the Lessee shall each have an opportunity to comment on any such bids after receiving a copy thereof.

         (b) Selection. If an independent appraisal is required pursuant to this Lease, the Lessor and the Lessee shall consult for the purpose of appointing a mutually acceptable, qualified aircraft appraiser. If they are unable to agree on a single appraiser within ten (10) Business Days, then the independent appraisal shall be arrived at by mutual agreement of two nationally recognized, independent aircraft appraisers, one chosen by the Lessor and one chosen by the Lessee, or, if such appraisers cannot agree on the amount of such appraisal, their appraisals shall be treated in the manner described in Section 4.03(c) hereof with an appraisal arrived at by a third nationally recognized, independent aircraft appraiser chosen by the mutual consent of such two appraisers; provided, however, that if either party shall fail to appoint an appraiser within fifteen (15) Business Days after a written request to do so by the other party, or if such two appraisers cannot agree on the amount of such appraisal and fail to appoint a third appraiser within twenty (20) Business Days after the date of the appointment of the second of such appraisers, then either party may initiate an arbitration proceeding with the American Arbitration Association for purposes of appointing a nationally recognized, independent aircraft appraiser.

         (c) Valuation. If one appraiser is chosen, the value determined by such appraiser shall be final and binding upon the Lessor and the Lessee. If two appraisers are chosen, one appraiser by the Lessor and one by the Lessee, and such appraisers agree on the value, such value shall be final and binding upon the Lessor and the Lessee. If three appraisers shall be appointed and the difference between the determination which is farther from the middle determination is more than 125% of the difference between the middle determination and the third determination, then such further determination shall be excluded, the remaining two determinations shall be averaged, and such average shall be final and binding upon the Lessor and the Lessee. Otherwise, the average of all three determinations shall be final and binding upon the Lessor and the Lessee.

         (d) Rules of Appraisal. Any appraisal pursuant to this Section 4.03 shall be conducted in accordance with the commercial rules of the American Arbitration Association as then in effect, as modified by this Section 4.03 and the definitions of Fair Market Value and Fair Market Rental. All expenses of any independent appraisal shall be borne by the Lessee, except that, so long as no Event of Default shall have occurred and be continuing, each of the Lessee and the Owner Participants (in the case of the Lessor) shall bear any fees, costs and expenses of its respective attorneys in connection with such appraisal, except in the case of a revocation by the Lessee of its election to terminate the Lease pursuant to Section 4.02 or Article 10 hereof, in which case the Lessee shall pay all such fees, costs and expenses.


                                   ARTICLE 5

                        REPRESENTATIONS AND WARRANTIES

         Section 5.01. Disclaimer of Representations and Warranties. THE LESSEE ACKNOWLEDGES AND AGREES THAT (i) THE AIRFRAME AND EACH ENGINE IS OF A SIZE, DESIGN, AND CAPACITY AND MANUFACTURE SELECTED BY AND ACCEPTABLE TO THE LESSEE, (ii) THE LESSEE IS SATISFIED THAT THE AIRFRAME AND EACH ENGINE IS SUITABLE FOR ITS PURPOSES, (iii) NEITHER OF THE OWNER PARTICIPANTS NOR THE LESSOR IS A MANUFACTURER OR A DEALER IN PROPERTY OF SUCH KIND AND (iv) THE AIRFRAME AND EACH ENGINE IS LEASED HEREUNDER SUBJECT TO ALL APPLICABLE LAWS AND GOVERNMENTAL REGULATIONS, NOW IN EFFECT OR HEREAFTER ADOPTED, WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND BY THE LESSOR, THE INDENTURE TRUSTEE, THE OWNER PARTICIPANTS OR ANY HOLDER. THE LESSOR LEASES THE AIRFRAME AND EACH ENGINE, AS-IS, WHERE-IS, AND, EXCEPT AS PROVIDED IN THE LAST SENTENCE OF THIS
SECTION 5.01, NEITHER THE LESSOR, THE INDENTURE TRUSTEE, THE OWNER PARTICIPANTS NOR ANY HOLDER MAKES, HAS MADE OR SHALL BE DEEMED TO HAVE MADE, AND EACH HAS AND WILL HAVE BEEN DEEMED TO HAVE EXPRESSLY DISCLAIMED, ANY WARRANTY OR REPRESENTATION EITHER EXPRESS OR IMPLIED, AS TO (A) THE TITLE, AIRWORTHINESS, WORKMANSHIP, CONDITION, VALUE, FITNESS FOR ANY PARTICULAR USE OR PURPOSE, DESIGN, OPERATION OR MERCHANTABILITY OF THE AIRFRAME, EACH ENGINE OR ANY PART THEREOF, (B) THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, (C) THE ABSENCE OF ANY INFRINGEMENT OF ANY PATENT, TRADEMARK OR COPYRIGHT, (D) THE ABSENCE OF OBLIGATIONS BASED ON STRICT LIABILITY IN TORT, (E) THE LESSOR'S TITLE THERETO, (F) THE LESSEE'S OR ANY SUBLESSEE'S RIGHT TO THE QUIET ENJOYMENT THEREOF (EXCEPT AS PROVIDED IN ARTICLE 18 HEREOF) OR (G) ANY OTHER MATTER WHATSOEVER. IT IS AGREED THAT ALL RISKS INCIDENT TO THE MATTERS DISCUSSED IN THE PRECEDING SENTENCE, AS AMONG THE LESSOR, THE INDENTURE TRUSTEE, THE OWNER PARTICIPANTS AND THE LESSEE, ARE TO BE BORNE BY THE LESSEE. The provisions of this Section 5.01 have been negotiated by the Lessor and the Lessee and, except as provided in Article 7 of the Participation Agreement, are intended to be a complete exclusion and negation of any representations or warranties of the Lessor, the Indenture Trustee and the Owner Participants, express or implied, with respect to the Airframe and each Engine that may arise pursuant to any law now or hereafter in effect, or otherwise.

         Section 5.02. No Modification of Other Warranties. None of the provisions of this Article 5 or any other provision of this Lease shall be deemed to amend, modify or otherwise affect the representations, warranties or other obligations (express or implied) of the Lessee, the Manufacturer or the Engine Manufacturer or any of their respective subcontractors or suppliers, with respect to the Airframe, the Engines or any Parts incorporated or installed in or attached to the Airframe or Engines, which, in the case of the Manufacturer or the Engine Manufacturer, have been assigned to the Lessor by the Lessee, or to release the Lessee, the Manufacturer or the Engine Manufacturer or any of their respective subcontractors or suppliers from any such representation, warranty or obligation. So long as an Event of Default shall not have occurred and be continuing under this Lease and to the extent permitted under the applicable warranty, patent indemnity, or service-life policy, (i) the Lessor shall assign or otherwise make available to the Lessee such rights as the Lessor may have under any warranty, patent indemnity, or service-life policy made or given by the Manufacturer or the Engine Manufacturer or any of their respective subcontractors or suppliers, and any other claims against the Manufacturer and the Engine Manufacturer or any such subcontractor or supplier with respect to the Aircraft, including all rights to demand, accept and retain all rights in and to property (other than the Aircraft), data and services of any kind which the Manufacturer and the Engine Manufacturer are obligated to provide and do provide pursuant to the Modification Agreement or the GTA with respect to the Aircraft; and (ii) all payments pursuant to any manufacturer's or subcontractor's warranty, patent indemnity, or service-life policy obligation shall be paid to the Lessee and the Lessee shall apply such payments to the cost of repair or correction of any condition of the Aircraft which gave rise to such payments.

         Section 5.03. Certain Agreements of the Lessee. The Lessee agrees with the Lessor for the benefit of the Owner Participants that the Lessee shall perform the agreements, covenants and indemnities of the Lessee set forth in the Participation Agreement to the extent the same are applicable to each Owner Participant, as fully and to the same extent and with the same force and effect as if set forth in full in this Article 5.


                                   ARTICLE 6

                                     LIENS

         Section 6.01. Liens. The Lessee will not directly or indirectly create, incur, assume or suffer to exist, and will promptly, at its own cost and expense, take such action as may be necessary to discharge, any Lien on or with respect to the Lessor's Estate or any part thereof or title thereto or any interest therein except:

         (a) the respective rights of the Lessor and the Lessee as provided in this Lease, the security interest and Lien of the Indenture and the rights of the Owner Participants, the Lessor and the Indenture Trustee under the Trust Agreement, the Indenture and the Participation Agreement;

         (b) the rights of any sublessee or transferee under a sublease or a transfer expressly permitted by the terms of this Lease;

         (c) Lessor's Liens and Indenture Trustee's Liens to the extent required to be discharged by any Owner Participant, the Lessor or the Indenture Trustee, as the case may be, in accordance with Section 7.03(b), 7.04(b) or 7.05(b) of the Participation Agreement;

         (d) Liens for Taxes imposed against the Lessee either not yet due or being contested in good faith by appropriate proceedings so long as such Liens or proceedings do not involve (i) any material risk of the sale, forfeiture or loss of the Lessor's Estate, the Aircraft, the Airframe or any Engine or any interest therein, (ii) any material risk of civil liabilities or (iii) any risk of the assertion of criminal charges against the Lessor, any Owner Participant, the Indenture Trustee or any Holder;

         (e) materialmen's, mechanics', workmen's, repairmen's, employees' or other like Liens arising against the Lessee in the ordinary course of the Lessee's business for amounts the payment of which is either not yet due or is being contested in good faith by appropriate proceedings so long as such Liens or proceedings do not involve any material risk of the sale, forfeiture or loss of the Lessor's Estate, the Aircraft, the Airframe or any Engine or any interest therein; and

         (f) Liens arising from judgments or awards against the Lessee with respect to which (i) at the time an appeal or proceeding for review is being prosecuted in good faith and with respect to which there shall have been secured a stay of execution pending such appeal or proceeding for review and then only for the period of such stay and (ii) there is not, and such proceedings do not involve, any material risk of the sale, forfeiture or loss of the Lessor's Estate, the Aircraft, Airframe or any Engine or any interest therein.


                                   ARTICLE 7

               AIRCRAFT REGISTRATION, MAINTENANCE AND OPERATION

         Section 7.01. Registration, Maintenance and Operation. The Lessee, at its own cost and expense, shall:

         (a) cause the Aircraft to remain at all times duly registered in the name of the Lessor as owner, pursuant to the Transportation Code and, subject to the proviso to Section 6.03(b) of the Participation Agreement, to remain at all times duly registered pursuant to the Transportation Code and at all times act in accordance with the rules and regulations of the Aeronautics Authority or the applicable laws, rules and regulations of any other jurisdiction in which the Aircraft may then be registered in accordance with Section 6.03(b) of the Participation Agreement;

         (b) maintain, inspect, service, repair, test and overhaul the Aircraft (or cause the same to be done) so as to keep the Aircraft (and any engine which is not an Engine but is installed on the Aircraft) in as good operating condition as when delivered to the Lessor on the Delivery Date, ordinary wear and tear excepted, and in any event (i) in accordance with all applicable laws and regulations and all requirements of the Aeronautics Authority or of the regulatory agency or body of any other jurisdiction in which the Aircraft may then be registered and the Lessee's maintenance program approved by the Aeronautics Authority or such agency or body, (ii) in the same manner and with the same care used by the Lessee with respect to other McDonnell Douglas MD-11F series aircraft and CF6-80C2-D1F series engines (or other engines permitted by the terms of this Lease to be used on the Aircraft) owned, operated or leased by the Lessee, to the extent that the same regulations, and the Lessee's FAA-approved maintenance program shall apply to any such aircraft and related engines, owned or leased by the Lessee, and utilized in similar circumstances, and without discriminating against the Aircraft, with respect to its use, operation or maintenance in contemplation of the expiration or termination of this Lease other than withdrawal of the Aircraft from use and operation as is necessary to prepare the Aircraft for return to the Lessor upon such expiration or termination and (iii) so as to keep the Aircraft in such condition as may be necessary to enable its airworthiness certification to be maintained in good standing at all times under the Transportation Code or any applicable law, rule or regulation of the applicable regulatory agency or body of any other jurisdiction in which the Aircraft may then be registered;

         (c) maintain, or cause to be maintained, all records, logs and other materials in respect of the Aircraft required by the Aeronautics Authority, or the applicable regulatory agency or body of any other jurisdiction in which the Aircraft may then be registered, all such records and logs to be maintained in the English language, to the extent required by the Transportation Code (which records, logs and other materials shall, as between the Lessor and the Lessee and all parties claiming through the Lessee, be the property of the Lessor but shall become the property of the Lessee upon purchase by the Lessee of the Aircraft pursuant to the terms of this Lease or upon the occurrence of an Event of Loss and the Lessee's compliance with Section 11.03 hereof);

         (d) promptly furnish to the Lessor and each Owner Participant such information within the Lessee's possession as may be required to enable the Lessor and each Owner Participant to file any reports to be filed by the Lessor and each Owner Participant with any governmental authority because of the Lessor's ownership of or any Owner Participant's interest in the Aircraft;

         (e) not maintain, service, repair, overhaul, use or operate the Aircraft or any Engine in violation of any airworthiness certificate or registration relating thereto, or in violation of any law or any license, treaty, rule, regulation or order of or by any government or governmental authority having jurisdiction over the Lessee or the Aircraft or any Engine or for any purpose for which the Aircraft or any Engine is not designed; provided, however, that the Lessee (or if a sublease shall then be in effect, the sublessee thereunder) may in good faith contest the validity or application of any such law, license, treaty, rule, regulation or order in any manner that does not adversely affect the Lessor, its right, title or interest in the Aircraft or any Engine or the interests of the Indenture Trustee or the Owner Participants therein, or in any Operative Agreement (excluding any interests indemnified for under the Tax Indemnity Agreement) and such contest or non-compliance will not result in any material risk of loss, forfeiture or damage to the Aircraft or in any risk of criminal liability to the Lessor, the Indenture Trustee or any Owner Participant; and if any such law, license, rule, regulation or order requires alteration of the Aircraft or any Engine, the Lessee will conform the same therewith at its own cost and expense and will maintain the Aircraft or any Engine in compliance with such law, license, rule, regulation or order;

         (f) not operate or locate the Airframe or any Engine, or suffer the Airframe or any Engine to be operated or located in any area excluded from coverage by any insurance policy required by the terms of Article 13 hereof, unless such operation or location is pursuant to the Civil Reserve Air Fleet Program administrated pursuant to Executive Order No. 12056, as amended (the "CRAF Program") or other use of the Aircraft by the Government and (unless in the case of insurance, the Lessee certifies that such insurance is unobtainable after diligent effort or is obtainable only on unduly financially burdensome terms and conditions, which may include unreasonably high rates), the Lessee has obtained, prior to the operation or location of the Airframe or any Engine in such area, indemnification from the Government, or other insurance, against the risks and in the amounts required by, and in compliance with, Article 13 hereof covering such area (and naming the Lessor, or so long as this Lease is assigned to the Indenture Trustee, the Indenture Trustee, as sole loss payee in respect of indemnification or insurance payable in respect of casualties to the Aircraft) or unless the Aircraft is only temporarily located in such area as a result of an isolated occurrence attributable to a hijacking, medical emergency, equipment malfunction, weather conditions, navigational error or other similar unforeseen circumstances and the Lessee is using its good faith efforts to remove the Aircraft from such area; and

         (g) not install or exchange replacement components with excessive wear or exchange components on or of the Aircraft about to be returned to the Lessor for other aircraft or engine components in the Lessee's possession for use on aircraft and engines that will remain in the Lessee's possession after such return in order to discriminate against the Aircraft, with respect to its use, operation or maintenance in contemplation of the expiration or termination of this Lease other than withdrawal of the Aircraft from use and operation as is necessary to prepare the Aircraft for return to the Lessor upon such expiration or termination.

         The Lessee may, at any time during the Term, install an engine or engines on the Airframe and operate the Aircraft with such engine or engines installed thereon and the Lessor shall have no right, title or interest in and to any such engine until such time, if any, that such engine is returned to the Lessor under Section 12.02 hereof.

         Section 7.02. Possession and Permitted Transfer and Sublease. (a) Conditions. The Lessee will not, without the prior written consent of the Lessor, sublease or otherwise in any manner deliver, transfer or relinquish possession of the Aircraft, the Airframe or any Engine or install any Engine, or permit any Engine to be installed, on any airframe other than the Airframe; provided, that, so long as (i)(A) in respect of subparagraph (i) of this
Section 7.02(a), no Event of Default shall have occurred and be continuing on the date the sublease is entered into, (B) in respect of subparagraphs (ii),
(iii) and (iv) of this Section 7.02(a), no Event of Default shall have occurred and be continuing, and (C) in respect of subparagraphs (v), (vi),
(vii) and (viii) of this Section 7.02(a), no Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing, (ii) the Lessee shall comply with the provisions of Article 13 hereof, (iii) the Lien of the Indenture is not impaired thereby, and (iv) all applicable governmental approvals in connection therewith have been obtained, the Lessee may without the prior written consent of the Lessor:

         (i) after the eighth anniversary of the Delivery Date and so long as the sublessee described in clause (A) or (B) below is generally meeting its obligations as they come due and is not subject to a proceeding or final order under applicable bankruptcy, insolvency or reorganization laws on the date the sublease is entered into, (A) sublease the Aircraft or any Engine to a U.S. Air Carrier, (B) sublease the Aircraft to an Air Carrier which is principally based in and domiciled in one of the countries listed on
   Schedule III of the Participation Agreement, or (C) sublease the Aircraft to any other Air Carrier not described in this Section which shall be reasonably acceptable to the Lessor as evidenced by its prior written consent; provided, that, with respect to clause (B) above, at the time of any such sublease the United States of America maintains normal diplomatic relations with the country in which such Air Carrier is principally based and domiciled. In the case of any sublease (w) if the sublessee is a government or governmental body, such sublessee shall have effectively waived its rights to sovereign immunity, (x) such sublease shall include the provisions required by Section 7.02(b) hereof and expressly require the sublessee to operate and maintain the Aircraft in compliance with the applicable provisions of this Lease, (y) such sublease shall provide that such sublessee will not further sublease or transfer possession of, or any other rights to, the subleased Airframe or any Engine to any other Person without the prior written consent of the Lessor (except as permitted by subparagraphs (ii) through (viii) below) and (z) such sublease shall expire not later than 180 days prior to the expiration of the Basic Term or any applicable Renewal Term with respect to which the Lessee has given irrevocable written notice and the Renewal Rent has been determined pursuant to Section 4.01(a) hereof, unless the Lessee shall have given irrevocable written notice of its election to purchase the Aircraft pursuant to Section 4.02 hereof. Prior to any sublease to an Air Carrier permitted under clause (C) of this Section 7.02(a)(i): (I) the Lessee will provide opinions of counsel (such counsel and the form and substance of such opinions to be reasonably satisfactory to the Lessor) with respect to
   (A) the legality, validity and enforceability of the Operative Agreements and the sublease in such country, (B) that the laws of such country require fair compensation by the government of such country payable in a currency freely convertible into U.S. dollars for the loss of the use of or title to the Aircraft in the event of a requisition of use or title by such government, (C) the Lessor's title to the subleased equipment will be recognized, (D) the required agreement of such foreign air carrier that its rights under the sublease are subject and subordinate to all the terms of this Lease is enforceable against such foreign air carrier under applicable law (subject only to customary exceptions to enforceability), (E) that it is not necessary for any Owner Participant, the Lessor or the Indenture Trustee to register or qualify to do business in such country as a result of the proposed sublease or in order for such Owner Participant, the Lessor or the Indenture Trustee to enforce the terms and conditions of the Operative Agreements, and (F) there is no tort liability of the owner of an aircraft not in possession thereof or of Persons lending money to such an owner for the purchase of an aircraft, under the laws of such jurisdiction other than tort liability which might have been imposed on such owner or Persons under the laws of the United States or any state thereof (it being understood that, in the event that such latter opinion cannot be given in a form satisfactory to the Lessor, such opinion shall be waived if insurance reasonably satisfactory to the Lessor is available to cover such risk to any Owner Participant and is provided at or before the execution of such a sublease, at the Lessee's cost and expense); (II) all necessary governmental approvals required for the subleased equipment, the Airframe or any Engine, as the case may be, to be imported and, to the extent reasonably obtainable, exported from the applicable country of domicile upon repossession of such subleased equipment by the Lessor (and the Lessee as sublessor), shall have been procured at the Lessee's own cost and expense by the Lessee prior to commencement of any such sublease; (III) duties and tariffs, if applicable, shall be paid for by the Lessee; and (IV) the Lessee shall effect or cause to be effected at the Lessee's own cost and expense all recordings and filings that are required to continue the Lessor's right, title and interest to the Aircraft and rights under the Lease (and sublease) and to perfect and maintain the priority of the Lien of the Indenture;

         (ii) subject the Airframe or permit the Airframe to be subjected to normal interchange agreements or subject the Engines or permit any Engine to be subjected to normal interchange or pooling agreements or arrangements, in each case customary in the airline industry, entered into by the Lessee in the ordinary course of its business with a vendor domiciled in the United States or in a country with which the United States maintains normal diplomatic relations or (x) any U.S. Air Carrier or (y) any foreign Air Carrier which is (I) organized in a country listed on
   Schedule III to the Participation Agreement, (II) organized in a country with which the United States then maintains normal diplomatic relations,
   (III) is a party to the Convention on the International Recognition of Rights in Aircraft or (IV) otherwise provides equivalent protection to owners, lessors and mortgagees of aircraft; provided that no transfer of the registration of the Airframe or any Engine shall be effected and that throughout the period that the Airframe or any Engine is subjected to such interchange or pooling agreement or arrangement the terms of this Lease shall be observed; and provided, further, that no such agreement or arrangement contemplates or requires the transfer of title to or registration of the Airframe or any Engine, and if the Lessor's title to any Engine (but in no case the Airframe) shall nonetheless be divested under any such agreement or arrangement, such divestiture shall be deemed to be an Event of Loss with respect to such Engine and the Lessee shall comply with Section 11.04 of this Lease in respect of such Engine;

         (iii) deliver or permit the delivery of possession of the Airframe or any Engine to their respective manufacturers or certified maintenance providers for testing, service, repair, maintenance or overhaul work or for alterations or modifications in or additions to the Airframe or any Engine to the extent required or permitted by the terms of Article 9 hereof;

         (iv) transfer or permit the transfer of possession of the Airframe or any Engine pursuant to a contract or agreement with the Government or pursuant to the CRAF Program or any similar or substitute programs of the Government, so long as the Lessee (or any permitted sublessee or transferee pursuant to this Section) shall promptly notify the Lessor upon such transfer of possession and provide the Indenture Trustee with the name and address of the Contracting Officer or representative of the Military Aircraft Command of the United States Air Force to whom notices must be given in respect of the Aircraft;

         (v) install or permit the installation of an Engine on an airframe which is owned by the Lessee or any permitted sublessee free and clear of all Liens, except (A) Liens of the type permitted under Section 6.01 hereof, (B) Liens which apply only to the engines (other than an Engine), appliances, parts, instruments, appurtenances, accessories, furnishings and other equipment (other than Parts) installed on such airframe and which do not apply to substantially all of such airframe and (C) the rights of an Air Carrier under normal interchange or pooling agreements which are customary in the airline industry and do not contemplate or require the transfer of title to such airframe or the engines installed on it;

         (vi) install or permit the installation of an Engine on an airframe leased to the Lessee or any permitted sublessee or transferee or purchased by the Lessee subject to a conditional sale or other security agreement, provided that (A) such lease, conditional sale or other security agreement does not cover the Engine so installed and the Lessor and the Indenture Trustee shall have received from the lessor, conditional vendor or secured party of such airframe an agreement (which may be the lease or conditional sale or other security agreement covering such airframe), whereby such lessor, conditional vendor or secured party expressly agrees that neither it nor its successors or assigns will acquire or claim any right, title or interest in any Engine by reason of such Engine being installed on such airframe at any time, and (B) such airframe is and remains free and clear of all Liens except the rights of the parties to the lease or conditional sale or other security agreement covering such airframe and Liens of the type permitted by subparagraph (v) of this Section 7.02(a);

         (vii) install or permit the installation of an Engine on an airframe owned by the Lessee, leased to the Lessee or purchased by the Lessee subject to a conditional sale or other security agreement under circumstances where neither subparagraph (v) nor subparagraph (vi) of this
   Section 7.02(a) is applicable, provided that such installation shall be deemed an Event of Loss with respect to such Engine and the Lessee shall comply with Section 11.04 hereof in respect of such Engine, the Lessor not intending to waive any right, title or interest it may have to or in such Engine under applicable law until compliance by the Lessee with such
   Section 11.04; and

         (viii) enter into a wet lease under which the Lessee has effective control of the Aircraft in the ordinary course of the Lessee's business which shall not be considered a transfer of possession hereunder, provided that the Lessee's obligations under this Lease shall continue in full force and effect notwithstanding any such wet lease.

         (b) Rights of Transferee. Notwithstanding the provisions of Section 7.02(a) hereof, the rights of any transferee who takes possession of the Aircraft, the Airframe or any Engine by reason of a transfer permitted by
Section 7.02(a) hereof shall be subject and subordinate to, and any sublease or wet lease permitted by Section 7.02(a) hereof shall be made expressly subject and subordinate to, all the terms of this Lease, including, without limitation, the Lessor's right to repossession pursuant to Article 17 hereof and to avoid such sublease upon such repossession, and the Lessee shall remain primarily liable for the performance of all the terms of this Lease to the same extent as if such sublease or transfer had not occurred and all the other Operative Agreements shall remain in effect. Any such sublease shall include appropriate provisions for the maintenance, inspection (as required by Section
14.01 hereof), operation, use and insurance of the Aircraft, the Airframe and each Engine in accordance with the provisions of this Lease and shall provide assurances reasonably satisfactory to the Lessor that the sublessee shall not further sublease any of such equipment. The Lessee shall give the Lessor, each Owner Participant and the Indenture Trustee at least 15 days' prior written notice of any sublease of the Airframe before the execution and delivery thereof. The Lessee shall promptly provide the Lessor, each Owner Participant and the Indenture Trustee a copy of any sublease having a term of six months or more, and, in the case of any other sublease, promptly after a request therefor from any such Person.

         (c) No Release of Lessee/Costs of Subleasing. No sublease, interchange or pooling agreement or other relinquishment of possession permitted under this Article 7 of any of the Aircraft, the Airframe or any Engine shall in any way discharge or diminish any of the Lessee's obligations to the Lessor, the Indenture Trustee or any Owner Participant under this Lease, the Participation Agreement or the Tax Indemnity Agreement or constitute a waiver of any of the Lessor's rights and remedies hereunder or thereunder or extend beyond the end of the Term. Subject to the terms and conditions of this Lease, the Lessee will retain the right to cure any default by any sublessee permitted pursuant to this Section 7.02 and to terminate such sublease upon such default. The Lessee shall pay all costs of the Owner Participants, the Indenture Trustee and the Lessor incurred in connection with any subleasing or proposed subleasing.

         Section 7.03. Insignia. (a) Nameplate. On or prior to the Delivery Date or as soon thereafter as possible, the Lessee agrees to affix to and maintain in the cockpit of the Airframe, in a clearly visible location, and on each Engine, a clearly visible metal nameplate bearing the inscription "WILMINGTON TRUST COMPANY, AS OWNER TRUSTEE, OWNER AND LESSOR," and, so long as such Airframe or Engines shall be subject to the Lien of the Indenture, the additional inscription "FIRST SECURITY BANK, NATIONAL ASSOCIATION, AS INDENTURE TRUSTEE, MORTGAGEE" (such nameplate to be replaced, if necessary, from time to time, with a nameplate reflecting the name of any successor Lessor or successor Indenture Trustee, in each case as permitted by the Operative Agreements).

         (b) Lessee's Marks. Except as provided in clause (a) above, the Lessee will not allow the name of any Person to be placed on the Airframe or on any Engine as a designation that might be interpreted as a claim of ownership; provided, that during the Term, the Lessee may cause the Aircraft to be lettered "Federal Express Corporation" or may letter, paint or mark it in some other appropriate manner for convenience of identification of the Lessee's interest or the interest of any permitted sublessee (including but not limited to the Lessee's or any permitted sublessee's customary colors and insignia) and to bear insignia plates or other markings identifying the supplier or manufacturer of the Airframe or the Engines or any Parts of either.

         Section 7.04. Change of U.S. Registration Number. The Lessee shall, at its own cost and expense, coordinate with the necessary parties and file instruments with the Aeronautics Authority for the sole purpose of changing the U.S. registration number of the Aircraft to a registration number reserved by the Lessee.


                                   ARTICLE 8

                       REPLACEMENT AND POOLING OF PARTS

         Section 8.01. Replacement of Parts. (a) Generally. The Lessee, at its own cost and expense, will replace or cause to be replaced as promptly as practicable all Parts which may from time to time be incorporated or installed in or attached to the Airframe or any Engine and which may from time to time become worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use for any reason, except as otherwise provided in Section 9.01 or 9.02 hereof. In addition, the Lessee may, at its own cost and expense, remove or cause to be removed in the ordinary course of maintenance, service, repair, overhaul or testing, any Parts, whether or not worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use, provided that the Lessee, except as otherwise provided in Sections 9.01 or 9.02 hereof, will, at its own cost and expense, replace such Parts as promptly as practicable. All replacement parts shall be free and clear of Liens (except for pooling arrangements to the extent permitted by Section 8.02 hereof and Liens permitted under Section 6.01 hereof, other than clauses (d) and (f) thereof) and shall be in at least as good operating condition as, and shall have a value and utility at least equal to, the Parts replaced, and in any event not less than the condition and repair required to be maintained by the provisions of this Lease.

         (b) Title. All Parts at any time removed from the Airframe or any Engine shall remain the property of the Lessor until such Parts shall be replaced by parts which have been incorporated or installed in or attached to the Airframe or such Engine and which meet the requirements for replacement parts specified in Section 8.01(a) hereof. Immediately upon any replacement part (other than, to the extent permitted by Section 8.02 hereof, a replacement part subject to a pooling arrangement) becoming incorporated or installed in or attached to the Airframe or any Engine, and without further act:

         (i) title to the replaced Part shall vest in the Lessee, free and clear of all rights of the Lessor, and such replaced Part shall no longer be deemed a Part under this Lease;

         (ii) title to such replacement part shall vest in the Lessor free and clear of all Liens except for Liens permitted by Section 6.01 hereof (other than clauses (d) and (f) thereof) and shall thereupon be and become a Part; and

         (iii) such replacement part shall become subject to this Lease and to the Lien of the Indenture, and shall be deemed part of the Airframe or such Engine for all purposes to the same extent as the Parts originally incorporated or installed in or attached to the Airframe or such Engine.

         Section 8.02. Pooling of Parts. Any Part removed from the Airframe or any Engine as permitted in Section 8.01(a) hereof may be subjected by the Lessee to any normal pooling arrangement customary in the U.S. airline industry and entered into with vendors and other Air Carriers in the ordinary course of the Lessee's business, provided that the part replacing such removed Part shall be incorporated or installed in or attached to the Airframe or such Engine in accordance with Section 8 hereof, as promptly as practicable after the removal of such removed Part. In addition, any replacement part when incorporated or installed in or attached to the Airframe or any Engine in accordance with Section 8.01(a) hereof may be owned by another Air Carrier subject to such normal pooling arrangement, provided that the Lessee, at its own cost and expense and as promptly as possible, either:

         (a) causes title to such replacement part to vest in the Lessor in accordance with Section 8.01(b) hereof by the Lessee acquiring title to such replacement part for the benefit of, and transferring such title to, the Lessor free and clear of all Liens (other than Liens permitted under Section 6.01 hereof (other than clauses (d) and (f) thereof)); or

         (b) replaces such replacement part by incorporating or installing in or attaching to the Airframe or such Engine a further replacement part owned by the Lessee free and clear of all Liens (other than Liens permitted under Section 6.01 hereof (other than clauses (d) and (f) thereof)) and by causing title to such further replacement part to vest in the Lessor in accordance with Section 8.01(b) hereof.

         All such replacement parts and further replacement parts shall meet the standards set forth in the last sentence of Section 8.01(a) hereof.


                                   ARTICLE 9

                   ALTERATIONS, MODIFICATIONS AND ADDITIONS

         Section 9.01. Required Alterations and Modifications. The Lessee, at its own cost and expense, shall make or cause to be made such alterations and modifications in and additions to the Airframe and each Engine as may be required from time to time to comply with all applicable laws and to meet the applicable requirements of the Aeronautics Authority or any other governmental authority with jurisdiction over the Lessee's operations and aircraft; provided, however, that the Lessee may in good faith contest the validity or application of any such requirements in any reasonable manner that does not involve any risk of liabilities or civil or criminal penalties being imposed on or against the Indenture Trustee, any Owner Participant or the Lessor, that does not involve any material risk of loss, forfeiture or sale of the Aircraft or any Engine and that does not adversely affect the Lessor, its title or interest in the Aircraft or any Engine, the first and prior perfected Lien and security interest of the Indenture, or the interests of the Indenture Trustee or the Owner Participants in the Airframe or any Engine, or in any Operative Agreement (excluding any interests indemnified for under the Tax Indemnity Agreement). All such alterations, modifications or additions shall be made on or before the date mandated therefor, taking into account authorized postponements resulting from a contest or otherwise and shall be made at such time and in such a manner so as not to discriminate against the Aircraft whether by reason of its leased status or otherwise. Title to all alterations, modifications and additions made pursuant to this Section 9.01 shall without further act vest in the Lessor and become subject to this Lease.

         Section 9.02. Other Alterations and Modifications. (a) Generally. The Lessee, at its own cost and expense, may from time to time make such alterations and modifications in and additions to the Airframe or any Engine as the Lessee may deem desirable in the proper conduct of its business, including, without limitation, removal (without replacement) of Obsolete Parts, provided that the aggregate original cost of all Obsolete Parts so removed and not replaced shall not exceed $500,000, provided further that no such alteration, modification, addition or removal, individually or in the aggregate, shall create any adverse tax consequences for any Owner Participant not otherwise indemnified for, diminish the value, remaining useful life, or utility of the Airframe or the value and utility of any Engine or impair its condition or airworthiness below its value, remaining useful life, utility, condition and airworthiness immediately prior to such alteration, modification, addition or removal, assuming that the Airframe or such Engine was then in the condition and state of airworthiness required to be maintained by the terms of this Lease, or cause the Airframe or any Engine to become "limited use property" within the meaning of Revenue Procedure 76-30, 1976-2 C.B. 647, except that the value (but not the remaining useful life, utility, condition or airworthiness) of the Aircraft may be reduced by the value, if any, of any such Obsolete Parts which shall have been removed and not replaced, to the extent permitted above, and provided further that the Aircraft may not be converted, in whole or in part, to a passenger configuration.

         (b) Title to Installed Parts. Title to each part incorporated or installed in or attached or added to the Airframe or any Engine as the result of any alteration, modification, removal or addition made pursuant to Section
9.01 or 9.02(a) hereof shall without further act vest in the Lessor and become subject to this Lease; provided, however, that the Lessee may remove any such Part (without replacing such Part) at any time during the Term if:

         (i) such Part is in addition to, and not in replacement of or substitution for, any Part originally incorporated or installed in or attached or added to the Airframe or such Engine on the Delivery Date or any Part in replacement of, or substitution for, any such Part;

         (ii) such Part is not required to be incorporated or installed in or attached or added to the Airframe or such Engine pursuant to the terms of
   Article 7 hereof or the first sentence of Section 9.01 hereof;

         (iii) such Part can be removed from the Airframe or such Engine without (A) causing material damage to the Airframe or such Engine (it being understood that the Lessee shall repair any damage caused by a permitted removal) or diminishing or impairing the value, utility, remaining useful life, condition or airworthiness required to be maintained by the terms of this Lease or (B) diminishing the value, utility or remaining useful life which the Airframe or such Engine would have had at such time had such alteration, modification, removal or addition not occurred, assuming the Airframe or such Engine was then in the condition required to be maintained by the terms of this Lease; and

         (iv) the cost of such Part was not paid by the Lessor.

         (c) Title to Removed Parts. Upon the removal by the Lessee of any such Part as provided in subsection (b) above, title thereto shall, without further act, vest in the Lessee and such Part shall no longer be deemed a Part. Any Part not removed by the Lessee as above provided prior to the return of the Aircraft to the Lessor hereunder shall remain the property of the Lessor and subject to this Lease.


                                  ARTICLE 10

                             VOLUNTARY TERMINATION

         Section 10.01.  Right of Termination Upon Obsolescence or Surplus.
(a) Option to Terminate. So long as no Event of Default shall have occurred and be continuing, the Lessee shall have the right, at its option, on any Termination Date, on at least 120 days' prior written notice (which notice shall state the proposed Termination Date (the "Proposed Termination Date")) to the Lessor and the Owner Participants, to terminate this Lease as of a Termination Date if the Aircraft shall have become obsolete or surplus to the operations of the Lessee; provided that the Lessee shall have furnished to the Lessor, the Indenture Trustee and the Owner Participants a certificate of the Lessee's Assistant Treasurer or more senior financial officer stating the determination of the Lessee that the Aircraft is obsolete or surplus to its needs. Unless the Lessor has elected to retain the Aircraft as herein provided, the Lessee shall have the right to revoke its notice of termination no later than the Business Day prior to the date 15 days prior to the Proposed Termination Date whereupon this Lease shall continue in full force and effect provided however, the Lessee may not give more than two (2) additional termination notices pursuant to this Section 10.01.

         (b) Sale Procedure. During the period from the giving of notice pursuant to Section 10.01(a) hereof until the Proposed Termination Date, the Lessee, as non-exclusive agent for the Lessor, at the Lessee's expense, shall use its reasonable efforts to obtain bids for the cash purchase on the Proposed Termination Date (or such earlier date of sale as shall be consented to in writing by the Lessor) of the Aircraft. On the Proposed Termination Date (or such earlier date of sale), the Engines shall be installed on the Airframe (provided that the Airframe may be sold with engines meeting the requirements set forth herein for Replacement Engines in lieu of the Engines so long as the aggregate number of Engines and Replacement Engines being sold with the Airframe equals three). The Lessor may, if it desires to do so, seek to obtain such bids. Each Owner Participant may inspect any bids received by the Lessee with respect to the Aircraft and may submit a bid for the Aircraft. The Lessee will provide the Lessor with copies of bids received by the Lessee promptly upon the Lessee's receipt thereof. No bid may be submitted by the Lessee or any Person affiliated with the Lessee (or with whom or which there is any arrangement or understanding as to the subsequent use of the Aircraft by the Lessee or any of its Affiliates) or any agent or Person acting on behalf of the Lessee. The Lessee may reject any bid which is less than the applicable Termination Value, the aggregate amount of any Make-Whole Premium and all other expenses incurred by the Lessor, the Owner Participants and the Indenture Trustee in connection with the sale. Subject to the provisions of
Section 10.02 hereof, on the Proposed Termination Date or such earlier date of sale as shall be consented to in writing by the Lessor, the Lessee shall deliver the Airframe which shall have the Engines installed on it (provided that the Airframe may be delivered with installed engines meeting the requirements set forth herein for Replacement Engines in lieu of the Engines so long as the aggregate number of Engines and Replacement Engines being delivered with the Airframe equals three and the Lessee shall comply with the provisions of Section 11.04 hereof as if an Event of Loss occurred with regard to the Engines) to the bidder which shall have submitted the highest cash bid (whether certified to the Lessor by the Lessee or directly received by the Lessor and certified to the Lessee) in the same manner and condition as if delivery were made to the Lessor pursuant to Article 12 hereof at a location specified by such bidder, and shall duly transfer to the Lessor title to any such engines not owned by the Lessor, and the Lessor shall, upon payment to the Lessor in full of the bid price and all amounts due and owing pursuant to
Section 10.01(c) hereof by wire transfer of immediately available funds and upon discharge of the Lien of the Indenture in accordance with Article 7 thereof, sell the Airframe and Engines or engines to such bidder without recourse or warranty (except as to the absence of Lessor's Liens (it being understood that, in connection with such transfer, each Owner Participant shall be responsible for removal of Lessor's Liens attributable to it, WTC shall be responsible for removal of Lessor's Liens attributable to it and the Owner Trustee shall be responsible for removal of Lessor's Liens attributable to the Owner Trustee, all in accordance with Section 7.03(b) or 7.04(b) as the case may be, of the Participation Agreement)).

         (c) Payments to the Lessor. The total selling price realized at a sale pursuant to Section 10.01(b) hereof net of all expenses of the sale (including commissions and any sales or transfer taxes) (the "Net Sales Price") shall be retained by the Lessor (or the Indenture Trustee as long as the Indenture is in force) and, in addition, on or before the Proposed Termination Date (or any earlier date of sale), the Lessee shall pay to the Lessor (or the Indenture Trustee as long as the Indenture is in force), by wire transfer of immediately available funds, the sum of:

         (1) the excess, if any, of the Termination Value for the Aircraft computed as of the Proposed Termination Date (whether or not the date of sale is on or prior to such Termination Date) over the Net Sales Price; plus

         (2) the installment of Basic Rent due with respect to the Aircraft on the Proposed Termination Date if payable in arrears but not if payable in advance (whether or not the date of sale is on or prior to such Proposed Termination Date); plus

         (3) all other amounts then due and payable by the Lessee (including, without limitation, the aggregate amount of any Make-Whole Premium, if the Proposed Termination Date occurs prior to the applicable Premium Termination
   Date) under this Lease or any other Operative Agreement.

         (d) Transfer of Uninstalled Engines. Upon payment of the amounts described in Section 10.01(c) hereof and upon transfer to the Lessor of title to engines which have been returned in lieu of Engines as provided in Section 10.01(b) hereof, the Lessor will transfer to the Lessee, without recourse or warranty (except as to the absence of Lessor's Liens (it being understood that, in connection with such transfer, each Owner Participant shall be responsible for removal of Lessor's Liens attributable to it, WTC shall be responsible for removal of Lessor's Liens attributable to it and the Owner Trustee shall be responsible for removal of Lessor's Liens attributable to the Owner Trustee, all in accordance with Section 7.03(b) or 7.04(b) as the case may be, of the Participation Agreement)), all of the Lessor's right, title and interest in and to any Engines which were replaced with engines pursuant to
Section 10.01(b) hereof, and shall deliver to the Lessee such instrument as the Lessor shall have received from the Indenture Trustee releasing such Engines from the Lien of the Indenture.

         (e) Limitation on the Lessor's Duties. The Lessor shall be under no duty to solicit bids, to inquire into the efforts of the Lessee to obtain bids or otherwise to take any action in connection with any such sale other than to transfer to the purchaser named in the highest cash bid as referred to above (or to such purchaser and to the Lessee, as the case may be), without recourse or warranty (except as to the absence of Lessor's Liens (it being understood that, in connection with such transfer, each Owner Participant shall be responsible for removal of Lessor's Liens attributable to it, WTC shall be responsible for removal of Lessor's Liens attributable to it and the Owner Trustee shall be responsible for removal of Lessor's Liens attributable to the Owner Trustee, all in accordance with Section 7.03(b) or 7.04(b) as the case may be, of the Participation Agreement)), all of the Lessor's right, title and interest in and to the Aircraft, against receipt by the Lessor of the payments provided for.

         (f) Termination of the Lessee's Obligations. Upon the sale of the Aircraft pursuant to this Section 10.01 and upon compliance by the Lessee with the further provisions of this Article 10, the obligation of the Lessee to pay Basic Rent with respect to the Aircraft shall cease for any Rent Payment Date occurring after the Proposed Termination Date or, in the case of a sale pursuant to Section 7.01(b) hereof, after the date of sale of the Aircraft and the Term shall end effective as of the Proposed Termination Date or the date of sale in the case of a sale pursuant to Section 7.01(b) hereof. If the Lessee shall have revoked its notice of termination or no sale shall have occurred on or before the Proposed Termination Date specified in the notice delivered by the Lessee pursuant to Section 10.01(a) hereof, this Lease shall continue in full force and effect and, for purposes of Section 10.01(a) hereof, it shall be deemed that the Lessee has revoked its notice of termination, and, in either case, the Lessee shall pay the expenses incurred by the Lessor, the Indenture Trustee and each Owner Participant in connection with the proposed sale.

         Section 10.02. Retention of Aircraft by the Lessor. (a) Generally. Notwithstanding Section 10.01 hereof, the Lessor may, subject to Section 10.02(b) hereof, elect to retain the Aircraft after receipt of the Lessee's notice of termination given in accordance with Section 10.01(a) hereof, by giving the Lessee and the Indenture Trustee written irrevocable notice of such election not less than thirty (30) days prior to the Proposed Termination Date. If the Lessor so elects, the Lessee shall pay to the Lessor on the Proposed Termination Date, by wire transfer of immediately available funds the sum of:

         (1) the installment of Basic Rent due with respect to the Aircraft on the Proposed Termination Date if payable in arrears but not if payable in advance; plus

         (2) all other amounts then due and payable by the Lessee under this Lease and any other Operative Agreement including, the aggregate amount of any Make- Whole Premium (if any), on or prior to the Proposed Termination Date.

         (b) Payment of the Certificates. It shall be an absolute condition precedent to the Lessor's right to retain the Aircraft and to the termination of the Term pursuant to this Section 10.02 that the Lessor (or the Lessee to the extent set forth in Section 10.02(a) hereof) shall have paid to the Holders and such Holders shall have received the entire outstanding principal amount of, the aggregate amount of any Make-Whole Premium and accrued interest on the Certificates on the Proposed Termination Date and all other sums due and owing to the Indenture Trustee and the Holders on or prior to the Proposed Termination Date under this Lease, the Indenture or any other Operative Agreement.

         (c) Delivery of Aircraft to Lessor; Title to Engines. If the Lessor elects to retain the Aircraft pursuant to this Section 10.02, the Lessee shall deliver the Airframe and the Engines (provided that the Airframe may be delivered with engines meeting the requirements set forth herein for Replacement Engines in lieu of the Engines so long as the aggregate number of Engines and engines being delivered with the Airframe equals three and provided that the other requirements of Section 11.04 hereof are met as if an Event of Loss has occurred with regard to the Engines) to the Lessor in the same manner as if delivery were made to the Lessor pursuant to Article 12 hereof, and shall duly transfer to the Lessor right, title and interest to any such engines not owned by the Lessor, all in accordance with Article 12 hereof. Upon such delivery of the Airframe and Engines or engines to the Lessor and payment by the Lessee of any amounts required to be paid by the Lessee pursuant to Section 10.02(a) hereof, the Lessor will transfer to the Lessee, without recourse or warranty (except as to the absence of Lessor's Liens (it being understood that, in connection with such transfer, each Owner Participant shall be responsible for removal of Lessor's Liens attributable to it, WTC shall be responsible for removal of Lessor's Liens attributable to it and the Owner Trustee shall be responsible for removal of Lessor's Liens attributable to the Owner Trustee, all in accordance with Section 7.03(b) or 7.04(b) as the case may be, of the Participation Agreement)), all of the Lessor's right, title and interest in and to any Engines which were replaced by engines pursuant to this Section 10.02(c), and shall deliver to the Lessee such instrument as the Lessor shall have received from the Indenture Trustee releasing such Engines from the Lien of the Indenture.

         (d) Termination of the Lessee's Obligations. Upon compliance by the Lessor and the Lessee with the provisions of this Section 10.02 and upon compliance by the Lessee with the further provisions of this Article 10, the obligation of the Lessee to pay Basic Rent with respect to the Aircraft shall cease for any Rent Payment Date occurring after the Proposed Termination Date and the Term shall end effective as of the Termination Date.

         Section 10.03. Voluntary Termination as to Engines. So long as no Event of Default shall have occurred and be continuing, the Lessee shall have the right at its option and at any time, on at least thirty (30) days' prior written notice to the Lessor, to terminate this Lease with respect to any Engine not then installed or held for use on the Airframe, provided that prior to the date of such termination, the Lessee shall comply with the terms of
Section 11.04 hereof to the same extent as if an Event of Loss had occurred with respect to such Engine.


                                  ARTICLE 11

                        LOSS, DESTRUCTION, REQUISITION

         Section 11.01. Lessee's Election Rights. The Lessee shall notify the Lessor, the Indenture Trustee and the Owner Participants as soon as practicable but in no event more than 10 Business Days following the occurrence of an event which constitutes or might constitute an Event of Loss with respect to the Airframe or with respect to the Airframe and the Engines or engines then installed on the Airframe. By written notice to the Lessor, the Indenture Trustee and the Owner Participants given within 60 days of the occurrence of any Event of Loss, the Lessee shall elect the alternative set forth in Section 11.02 hereof or the alternative set forth in Section 11.03 hereof. The Lessee's failure to make such election within said 60-day period shall be deemed to be an election of the alternative set forth in Section
11.02 hereof.

         Section 11.02. Payment of Stipulated Loss Value. (a) The Lessee shall, if it has so elected or is deemed to have so elected under Section
11.01 hereof, pay to the Lessor, by wire transfer of immediately available funds on the earlier of (i) the fifteenth day following receipt in full of insurance proceeds or requisition proceeds, described in Section 11.05 hereof, in connection with such Event of Loss and (ii) the 120th day after the occurrence of such Event of Loss (the earlier of such dates being referred to herein as the "Loss Payment Date"), the sum of (A) the Stipulated Loss Value for the Aircraft, determined as of the Stipulated Loss Value Determination
Date next preceding the Loss Payment Date (or, if the Loss Payment Date occurs on a Stipulated Loss Value Determination Date, determined as of such Stipulated Loss Value Determination Date) together with interest on such amount at the Debt Rate from such Stipulated Loss Value Determination Date to the Loss Payment Date, plus (B) any and all Basic Rent due and payable on or prior to the relevant Stipulated Loss Value Determination Date and unpaid, plus (C) any and all Supplemental Rent due and payable on or prior to such Loss Payment Date and all Supplemental Rent accrued through such date, plus
(D) all other amounts owing by the Lessee or the Owner Trustee to the Indenture Trustee or the Holders under the Indenture and the other Operative Agreements, plus (E) any reasonable out-of-pocket expenses incurred in connection with such Event of Loss and the related prepayment of the Certificates by the Lessor, the Owner Participants and the Indenture Trustee, minus (F) if the relevant Stipulated Loss Value Determination Date is a Rent Payment Date, the portion, if any, of the Basic Rent installment due and paid by the Lessee on such Stipulated Loss Value Determination Date pursuant to Section 3.02 hereof to the extent such Basic Rent installment (or portion thereof) is designated on Schedule II hereto as being payable in advance, together with an imputed interest amount in respect of such advance payment of Basic Rent (or portion thereof) at the Debt Rate from the date of payment of such Basic Rent installment (or portion thereof) by the Lessee to the Loss Payment Date; provided that in no event shall there be subtracted pursuant to clause (F) an amount such that the Holders shall not be paid in full.

         (b) Termination of Lease; Title Transfer. The obligation of the Lessee to pay Basic Rent on any Rent Payment Date occurring subsequent to the Loss Payment Date shall, upon payment of the amounts specified in Section 11.02(a) hereof, terminate and the Term shall end on such Loss Payment Date. Further, upon such payment, the Lessor will transfer to the Lessee, without recourse or warranty (except as to the absence of Lessor's Liens (it being understood that, in connection with such transfer, each Owner Participant shall be responsible for removal of Lessor's Liens attributable to it, WTC shall be responsible for removal of Lessor's Liens attributable to it and the Owner Trustee shall be responsible for removal of Lessor's Liens attributable to the Owner Trustee, all in accordance with Section 7.03(b) or 7.04(b) as the case may be, of the Participation Agreement)), all of the Lessor's right, title and interest in and to the Airframe and Engines with respect to which such Event of Loss occurred, as well as all of the Lessor's right, title and interest in and to any Engines constituting part of the Aircraft but not installed on the Airframe when such Event of Loss occurred, and will deliver to the Lessee such instrument as the Lessor shall have received from the Indenture Trustee, releasing the Aircraft from the Lien of the Indenture.

         Section 11.03. Replacement of Airframe and Engines. (a) Generally. So long as no Default or Event of Default shall have occurred and be continuing, and subject to Section 11.01 hereof, if the Lessee has elected to replace the Airframe and Engines suffering an Event of Loss pursuant to this
Section 11.03, the Lessee shall cause to be duly conveyed to the Lessor within one hundred twenty (120) days after the occurrence of such Event of Loss, as replacement for the Airframe and Engines with respect to which such Event of Loss has occurred, good and marketable title to a McDonnell Douglas MD-11F airframe (the "Replacement Airframe") and good and marketable title to a number of Replacement Engines equal to the number of Engines with respect to which an Event of Loss has occurred, provided that following compliance with all other terms of this Section 11.03 all three Engines shall be of identical make and model and, in the case of such Replacement Airframe and each such Replacement Engine, owned by the Lessee free and clear of all Liens not excepted in Section 6.01 hereof, other than Sections 6.01(b),(d) and (f) hereof, duly certified as an airworthy aircraft by the Aeronautics Authority, and having a value, remaining useful life and utility, at least equal to, and being in as good operating condition as, the Airframe and Engines with respect to which such Event of Loss occurred, assuming that the Airframe and Engines were then in the condition and state of airworthiness required to be maintained by the terms of this Lease immediately prior to the occurrence of such Event of Loss. In such case and as a condition to such substitution the Lessee, at its own cost and expense, will also promptly:

         (i) furnish the Indenture Trustee with originals of, and the Lessor with copies of, full warranty bills of sale, in form and substance satisfactory to the Lessor and the Indenture Trustee, with respect to such Replacement Airframe and Replacement Engines together with an assignment in form and substance satisfactory to the Lessor and the Indenture Trustee of any and all manufacturer's warranties applicable thereto and a consent reasonably satisfactory to the Lessor and the Indenture Trustee from such manufacturer or manufacturers to such assignment;

         (ii) cause such Replacement Airframe and Replacement Engines to be duly registered in the name of the Lessor pursuant to the Transportation Code or the applicable laws of any other jurisdiction in which the Aircraft may then be registered in accordance with Section 6.03(b) of the Participation Agreement;

         (iii) cause a Lease Supplement with respect to such Replacement Airframe and Replacement Engines to be duly executed by the Lessee and recorded pursuant to the Transportation Code, or the applicable laws, rules and regulations of any other jurisdiction in which the Aircraft may then be registered as permitted by Section 6.03(b) of the Participation Agreement;

         (iv) furnish the Lessor, the Indenture Trustee and each Owner Participant with an appraisal or other report of a nationally recognized aircraft appraiser based on an inspection of such Replacement Airframe and Replacement Engines reasonably satisfactory to the Indenture Trustee and the Owner Participants certifying that such Replacement Airframe and such Replacement Engine have a value, remaining useful life and utility, at least equal to, and are in as good operating condition as, the Airframe and Engines replaced, assuming such Airframe and Engines were at least in the condition and repair required by the terms of this Lease immediately prior to the occurrence of such Event of Loss;

         (v) furnish the Lessor, the Indenture Trustee and each Owner Participant with such evidence as the Lessor or the Indenture Trustee may reasonably request of compliance with the insurance provisions of Article
   13 hereof with respect to such Replacement Airframe and Replacement Engines;

         (vi) provide the Owner Participants and the Lessor with (A) an opinion of counsel selected by the Owner Participants and reasonably acceptable to the Lessee (which opinion shall be reasonably satisfactory in form and substance to the Owner Participants and the Lessor) that the Owner Participants and the Lessor will suffer no adverse tax consequence not otherwise indemnified for as a result of such substitution or (B) an indemnity reasonably acceptable to the Owner Participants and the Lessor against such consequences;

         (vii) comply with the provisions of Section 9.08 of the Indenture;

         (viii) cause an Indenture and Security Agreement Supplement with respect to such Replacement Airframe and Replacement Engines to be duly executed by the Lessor and the Indenture Trustee and recorded pursuant to the Transportation Code, or the applicable laws, rules and regulations of any other jurisdiction in which the Aircraft may then be registered as permitted by Section 6.03(b) of the Participation Agreement in order that the Lien of the Indenture shall constitute a first priority, duly perfected Lien and security interest on and in respect of such Replacement Airframe and Replacement Engines;

         (ix) take such other action, including the filing of UCC financing statements naming the Indenture Trustee as a secured party with the Secretary of State of Delaware and the filing of a notice with the Secretary of State of Tennessee, as the Lessor or the Indenture Trustee may reasonably request in order that such Replacement Airframe and Replacement Engines shall be duly and properly titled in the Lessor, leased under this Lease and subjected to the Lien of the Indenture to the same extent as the replaced Airframe and Engines;

         (x) furnish the Indenture Trustee with an opinion (reasonably satisfactory in form and substance to the Lessor, the Owner Participants and the Indenture Trustee) of counsel to the Lessee (which may be the Lessee's General Counsel) addressed to the Indenture Trustee and the Owner Participants to the effect that (A) the Lessor has good title to such Replacement Airframe and Replacement Engines free and clear of all Liens (except for Liens permitted under Section 6.01 hereof, other than Sections 6.01(b),(d) and (f) thereof) and (B) such Replacement Airframe and Replacement Engines have been validly subjected to the Lien of the Indenture (with the effect and result that the Indenture constitutes a first priority duly perfected security interest and Lien on such Replacement Airframe and Replacement Engines); and

         (xi) cause to be delivered to the Lessor, the Owner Participants and the Indenture Trustee an opinion of counsel to the Lessee addressed to the Lessor, the Owner Participants and the Indenture Trustee as to the due registration of the Aircraft and the due recordation of the requisite documents or instruments and the validity and perfection of the Lien in such Replacement Airframe and Replacement Engines.

         (b) Title to Replaced Equipment. Upon compliance by the Lessee with the terms of Section 11.03(a) hereof, the Lessor will transfer to the Lessee (subject to any insurer's salvage rights), without recourse or warranty (except as to the absence of Lessor's Liens (it being understood that, in connection with such transfer, each Owner Participant shall be responsible for removal of Lessor's Liens attributable to it, WTC shall be responsible for removal of Lessor's Liens attributable to it and the Owner Trustee shall be responsible for removal of Lessor's Liens attributable to the Owner Trustee, all in accordance with Section 7.03(b) or 7.04(b) as the case may be, of the Participation Agreement)), all of the Lessor's right, title and interest, if any, in and to the Airframe and Engines with respect to which such Event of Loss occurred. In connection with such transfer, the Lessee will prepare, and the Lessor will execute or forward to the Indenture Trustee for execution, as the case may be, a bill of sale evidencing such transfer and will deliver to the Lessee such instrument as the Lessor shall have received from the Indenture Trustee releasing the Aircraft from the Lien of the Indenture. Any Engine constituting part of the Aircraft, but not installed on the Airframe when such Event of Loss occurred, shall continue to be property of the Lessor and leased under this Lease as part of the same equipment as the Replacement Airframe and Replacement Engines.

         (c) Definitions. Each Replacement Airframe and Replacement Engine shall be deemed part of the property leased under this Lease, each such Replacement Airframe shall be deemed an "Airframe," each such Replacement Engine shall be deemed an "Engine" and each such Replacement Airframe and Replacement Engine shall be deemed part of the same Aircraft as was the Airframe or Engine replaced.

         (d)  Rent Adjustments.  An Event of Loss covered by this Section
11.03 shall not result in any change in Basic Rent, Stipulated Loss Values or Termination Values but may result in payments pursuant to the Tax Indemnity Agreement and the Participation Agreement.

         (e) Time Limitations. If the Lessee has elected to proceed under this Section 11.03 but has not fully performed its obligations under this
Section 11.03 within 120 days of the occurrence of the applicable Event of Loss, in the event that any amounts held by the Lessor (or, so long as the Indenture shall be in effect, the Indenture Trustee) in respect of such Event of Loss are less than the Stipulated Loss Value otherwise payable in respect thereof, the Lessee will deposit with the Lessor or the Indenture Trustee, as the case may be, the amount of any deficiency as security on such 120th day.
If the Lessee has elected to proceed under this Section 11.03 but has not fully performed its obligations under this Section 11.03 within 180 days of the occurrence of such Event of Loss, the Lessee shall be deemed to have elected to proceed under Section 11.02 hereof and shall immediately perform its obligations thereunder, and the Lessor (or the Indenture Trustee, as the case may be), shall apply the amounts held by it pursuant to the preceding sentence as a credit against such obligations.

         Section 11.04. Event of Loss with Respect to an Engine. (a) Generally. Upon the occurrence of an Event of Loss with respect to an Engine under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, the Lessee shall give the Lessor and the Indenture Trustee prompt written notice thereof and shall, as soon as practicable but in any event within sixty (60) days after the occurrence of such Event of Loss, duly convey or cause to be conveyed to the Lessor, a Replacement Engine for the Engine with respect to which such Event of Loss occurred, good and marketable title to a Replacement Engine, free and clear of all Liens not excepted in Section 6.01 hereof, other than Sections 6.01(b),(d) and (f) hereof, and having a value, remaining useful life and utility at least equal to, and being in as good operating condition as, the Engine with respect to which such Event of Loss occurred, assuming such Engine was of the value, remaining useful life and utility and in the condition and repair required by the terms of this Lease immediately prior to the occurrence of such Event of Loss, provided that after any replacement, all three Engines shall be of identical make and model and any Replacement Engines of a different manufacturer than the original Engines shall be then commonly in use in the commercial aviation industry on McDonnell Douglas MD-11 airframes. The standards set forth in this Section with respect to Replacement Engines shall apply upon any replacement or substitution of an Engine with a Replacement Engine pursuant to any other provision of this Lease.

         (b) Conditions Precedent. Prior to or at the time of any conveyance of an Engine pursuant to Section 11.04(a) hereof, the Lessee, at its own cost and expense will:

         (i) furnish the Indenture Trustee with an original of, and the Lessor with a copy of, a full warranty bill of sale, in form and substance satisfactory to the Lessor, with respect to such Replacement Engine together with an assignment in form and substance satisfactory to the Lessor of any and all manufacturer's warranties applicable thereto and a consent reasonably satisfactory to the Lessor and the Indenture Trustee from such manufacturer to such assignment;

         (ii) cause a Lease Supplement covering such Replacement Engine to be duly executed by the Lessee and filed for recordation pursuant to the Transportation Code, or the applicable laws, rules and regulations of any other jurisdiction in which the Aircraft may then be registered as permitted by Section 6.03(b) of the Participation Agreement and, if the Engine being replaced was registered under the applicable laws of the jurisdiction in which the Aircraft is then registered, the Replacement Engine shall be registered in the same fashion;

         (iii) furnish the Lessor and the Indenture Trustee with a certificate of a nationally recognized aircraft appraiser reasonably satisfactory to the Lessor certifying that such Replacement Engine has a value and utility at least equal to, and is in as good operating condition as, the Engine replaced, assuming such Engine was in at least the condition and repair required by the terms of this Lease immediately prior to the occurrence of such Event of Loss;

         (iv) furnish the Lessor with such evidence of compliance with the insurance provisions of Article 13 hereof with respect to such Replacement Engine as the Lessor or the Indenture Trustee may reasonably request;

         (v) comply with the provisions of Section 9.08 of the Indenture;

         (vi) cause an Indenture and Security Agreement Supplement with respect to such Replacement Engine to be duly executed by the Lessor and the Indenture Trustee and recorded pursuant to the Transportation Code, or the applicable laws, rules and regulations of any other jurisdiction in which the Aircraft may be registered as permitted by Section 6.03(b) of the Participation Agreement in order that the Indenture shall constitute a first priority duly perfected Lien and security interest on and in respect of such Replacement Engine;

         (vii) take such other action, including the filing of UCC financing statements naming the Indenture Trustee as Secured Party with the Secretary of State of Delaware and a notice filing with the Secretary of State of Tennessee, as the Lessor or the Indenture Trustee may reasonably request in order that such Replacement Engine be duly and properly titled in the Lessor, leased under this Lease and subjected to the Lien of the Indenture to the same extent as the replaced Engine;

         (viii) furnish the Lessor, the Owner Participants and the Indenture Trustee with an opinion (reasonably satisfactory in form and substance to the Lessor, the Owner Participants and the Indenture Trustee) of counsel to the Lessee (which may be the Lessee's General Counsel) addressed to the Indenture Trustee and each Owner Participant to the effect that (A) the Lessor has good title to such Replacement Engine, and (B) such Replacement Engine has been validly subjected to the Lien of the Indenture (with the effect and result that the Indenture constitutes a first priority duly perfected security interest and Lien on such Replacement Engine); and

         (ix) take such other action as the Indenture Trustee may reasonably request in order that such Replacement Engine be duly and properly subjected to the Lien of the Indenture to the same extent as the replaced Engine.

         (c) Title Transfer. Upon compliance by the Lessee with the terms of Sections 11.04(a) and (b) hereof, the Lessor will transfer to the Lessee (subject to any insurer's salvage rights), without recourse or warranty (except as to the absence of Lessor's Liens (it being understood that, in connection with such transfer, each Owner Participant shall be responsible for removal of Lessor's Liens attributable to it, WTC shall be responsible for removal of Lessor's Liens attributable to it and the Owner Trustee shall be responsible for removal of Lessor's Liens attributable to the Owner Trustee, all in accordance with Section 7.03(b) or 7.04(b) as the case may be, of the Participation Agreement)), all of the Lessor's right, title and interest, if any, in and to the Engine with respect to which such Event of Loss occurred. In connection with such transfer, the Lessee will prepare, and the Lessor will execute or forward to the Indenture Trustee for execution, as the case may be, a bill of sale evidencing such transfer and will deliver to the Lessee such instrument as the Lessor shall have received from the Indenture Trustee, releasing the Aircraft from the Lien of the Indenture. Each Replacement Engine shall, after such conveyance, be deemed part of the property leased under this Lease. An Event of Loss covered by this Section 11.04 shall not result in any change in Basic Rent, Stipulated Loss Values or Termination Values, but may result in payments to be made pursuant to the Tax Indemnity Agreement and the Participation Agreement.

         Section 11.05. Application of Payments from the Government or Others. (a) Generally. Any payments (other than insurance proceeds the application of which is provided for in Section 13.03 hereof) received at any time by the Lessor or by the Lessee from any governmental authority or any other Person, foreign or domestic, with respect to an Event of Loss resulting from the condemnation, confiscation, theft or seizure of, or requisition of title to or use of, the Airframe or any Engine will be applied, as appropriate, in accordance with Section 11.05(b) or Section 11.05(c) hereof.

         (b)  Payments of Stipulated Loss Value.  If the payments described in
Section 11.05(a) hereof are received with respect to the Airframe or with respect to the Airframe and Engines or engines then installed on the Airframe and the Lessee has elected the alternative set forth in Section 11.02 hereof, so much of such payments as shall not exceed the amount required to be paid by the Lessee pursuant to Section 11.02 hereof shall be paid to the Lessor (or, if the Lien of the Indenture has not been discharged, the Indenture Trustee) in reduction of the Lessee's obligations under Section 11.02 hereof if not already paid by the Lessee, or, if such obligations have already been discharged in full by the Lessee, subject to Section 11.08 hereof, such payments shall be applied to reimburse the Lessee for its payment of such Stipulated Loss Value and, if and to the extent specifically included in such payment, to pay to the Lessee interest on such amount of Stipulated Loss Value at the rate included in such payment if any. The excess, if any, remaining after such application shall be divided between the Lessor and the Lessee as their respective interests may appear.

         (c) Payment if the Lessee Elects Replacement. If the payments described in Section 11.05(a) hereof are received with respect to the Airframe or with respect to the Airframe and the Engines or engines then installed on the Airframe and the Lessee has elected the alternative set forth in Section
11.03 hereof, or if such payments are received with respect to an Engine not then installed on the Airframe under the circumstances contemplated by Section
11.04 hereof, all such payments shall, subject to Section 11.08 hereof, be paid over to or retained by the Lessee, provided that the Lessee shall have fully performed its obligations pursuant to Section 11.03 or Section 11.04 hereof, as the case may be, with respect to the Event of Loss for which such payments are made.

         Section 11.06. Requisition of an Airframe and the Installed Engines for Use by Government. In the event of the requisition for use by the Government or any other government of registry of the Aircraft, or any agency or instrumentality of either (a "Requisitioning Government") of the Airframe and the Engines or engines then installed on the Airframe during the Term, which requisition does not constitute an Event of Loss, the Lessee shall promptly notify the Lessor, the Indenture Trustee and the Owner Participants of such requisition and all of the Lessee's obligations under this Lease with respect to such Airframe and Engines or engines shall continue to the same extent as if such requisition had not occurred except to the extent that any failure or delay in the performance or observance of such obligations (other than obligations for the payment of Rent and, subject to Section 7.01(f) hereof, the maintenance of required insurance) by the Lessee shall have been caused by such requisition. All payments received by the Lessor, the Lessee or any permitted sublessee or transferee from the Requisitioning Government for such use of the Airframe and Engines or engines during the Term (other than any such requisition which constitutes an Event of Loss, as to which the provisions of Section 11.05 hereof shall govern) shall, subject to Section
11.08 hereof, be paid over to, or retained by the Lessee or such permitted sublessee or transferee. All payments received by the Lessor, the Lessee or any such permitted sublessee or transferee from the Requisitioning Government for the use of the Airframe and Engines or engines after the Term shall be paid over to, or retained by, the Lessor (or the Lessee if it shall have purchased the Lessor's interest therein in accordance with the provisions hereof).

         Section 11.07. Requisition for Use by Government of an Engine Not Installed on the Airframe. In the event of the requisition for use by a Requisitioning Government of registry of the Aircraft or any agency or instrumentality thereof of any Engine not then installed on the Airframe, the Lessee shall replace such Engine by complying with the terms of Section 11.04 hereof to the same extent as if an Event of Loss had occurred with respect to such Engine as of the date of such requisition, and any payments received by the Lessor or the Lessee from the Requisitioning Government with respect to such requisition shall, subject to Section 11.08 hereof, be paid over to or retained by the Lessee, provided that the Lessee shall have fully performed its obligations under Section 11.04 hereof.

         Section 11.08. Application of Payments During Existence of Certain Defaults. Any amount referred to in Section 11.05, 11.06 or 11.07 hereof which is payable to or retainable by the Lessee shall not be paid to the Lessee, or, if it has been previously paid directly to the Lessee, shall not be retained by the Lessee, if at the time of such payment a Payment Default, a Bankruptcy Default or an Event of Default shall have occurred and be continuing, but shall be paid to and held by the Lessor (or the Indenture Trustee so long as the Lien of the Indenture is in effect) as provided in
Article 23 hereof as security for the obligations of the Lessee under this Agreement, and at such time as there shall not be continuing any such Payment Default, Bankruptcy Default or Event of Default, such amount to the extent not theretofore applied as provided herein, shall be paid to the Lessee.


                                  ARTICLE 12

                              RETURN OF AIRCRAFT

         Section 12.01. Return of Aircraft. Unless the Aircraft is purchased by the Lessee as provided in Section 4.02 hereof, at the end of the Term, or upon the termination of this Lease pursuant to Article 10 or Article 17 hereof or otherwise (including termination as a result of a rejection hereof pursuant to any provision of the Bankruptcy Code applicable to the Lessee), the Lessee, at its own cost and expense, will return the Aircraft by delivering it to the Lessor on the last day of the Term or upon such earlier termination of the Term, as the case may be, at a location on the Lessee's route system, as in effect on the date of return, in the forty-eight (48) contiguous states of the United States, as designated by the Lessor and reasonably acceptable to the Lessee or, if such location designated by the Lessor is not reasonably acceptable to the Lessee, at Memphis, Tennessee, and the Airframe shall be fully equipped with three Engines of the same or an improved make and model as were delivered on the Delivery Date (or Replacement Engines), free and clear of all Liens (other than Lessor's Liens (it being understood that, in connection with such transfer, each Owner Participant shall be responsible for removal of Lessor's Liens attributable to it, WTC shall be responsible for removal of Lessor's Liens attributable to it and the Owner Trustee shall be responsible for removal of Lessor's Liens attributable to the Owner Trustee, all in accordance with Section 7.03(b) or 7.04(b) as the case may be, of the Participation Agreement)), including any rights of third parties under pooling, interchange, overhaul, repair or similar agreements or arrangements, it being understood that all such Engines and Replacement Engines so returned shall be of identical make and model and that any Replacement Engine shall be in at least as good operating condition and have at least the same value, remaining useful life and utility as the Engines being replaced, assuming such Engines were in the condition required hereunder. The Lessor will give the Lessee at least thirty (30) days' (or five (5) Business Days' in the case of a return pursuant to Article 17 hereof) prior written notice of the place of such return; provided, however, that if the Lessor shall have made the request for storage pursuant to Section 12.06 hereof, the Lessee shall return the Aircraft to the Lessor at the site of the storage.

         Section 12.02. Return of Engines. If any engine not owned by the Lessor shall be delivered with the Airframe as set forth in Section 12.01 hereof, the Lessee, concurrently with such delivery, will, at its own cost and expense furnish the Lessor with (i) a full warranty bill of sale, in form and substance reasonably satisfactory to the Lessor, with respect to such engine,
(ii) an opinion of the Lessee's counsel to the effect that, upon such return, the Lessor will acquire full right, title and interest to such engine free and clear of all Liens (other than Lessor's Liens (it being understood that, in connection with such transfer, each Owner Participant shall be responsible for removal of Lessor's Liens attributable to it, WTC shall be responsible for removal of Lessor's Liens attributable to it and the Owner Trustee shall be responsible for removal of Lessor's Liens attributable to the Owner Trustee, all in accordance with Section 7.03(b) or 7.04(b) as the case may be, of the Participation Agreement)) and (iii) a certificate as described in Section 11.04(b)(iii) hereof. The Lessee shall take such other action as the Lessor may reasonably request in order that such Replacement Engine shall be duly and properly titled in the Lessor free and clear of all Liens (other than Lessor's Liens (it being understood that, in connection with such transfer, each Owner Participant shall be responsible for removal of Lessor's Liens attributable to it, WTC shall be responsible for removal of Lessor's Liens attributable to it and the Owner Trustee shall be responsible for removal of Lessor's Liens attributable to the Owner Trustee, all in accordance with Section 7.03(b) or 7.04(b) as the case may be, of the Participation Agreement)), and the Lessor will then (i) transfer to the Lessee, without recourse or warranty (except as to the absence of Lessor's Liens (other than Lessor's Liens (it being understood that, in connection with such transfer, each Owner Participant shall be responsible for removal of Lessor's Liens attributable to it and WTC shall be responsible for removal of Lessor's Liens attributable to it and the Owner Trustee shall be responsible for removal of Lessor's Liens attributable to the Owner Trustee, all in accordance with Section 7.03(b) or 7.04(b) as the case may be, of the Participation Agreement)), all the Lessor's right, title and interest in and to any Engine in lieu of which a Replacement Engine has been delivered pursuant to Section 12.01 hereof, "as is, where is" and (ii) deliver to the Lessee such instrument as the Lessor shall have received from the Indenture Trustee, releasing such Engine from the Lien of the Indenture.

         Section 12.03. Return of Manuals. Upon the return of the Aircraft, the Lessee shall deliver to the Lessor all original (or photocopied or microfilmed copies thereof) logs, manuals, certificates and technical data, and inspection, modification, maintenance and overhaul records pertaining to the Airframe, Engines or engines, which are required to be maintained or are actually maintained with respect thereto under applicable rules and regulations of the Aeronautics Authority or pursuant to the Lessee's or any permitted sublessee's Aeronautics Authority-approved maintenance program and all original (or photocopied or microfilmed copies thereof) records maintained with respect to the Aircraft under the maintenance program approved by the aeronautical authority of any other country of registry of the Aircraft. All records shall be returned in the format necessary to allow the Lessee or any sublessee to comply with Section 12.04(a)(i) hereof.

         Section 12.04. Condition of Aircraft. (a) Required Condition. The Aircraft when returned to the Lessor shall, at the Lessee's own cost and expense, meet the following requirements:

         (i) it shall be duly registered in the name of the Lessor or its designee pursuant to the Transportation Code, unless the Lessor shall have given the Lessee at least 60 days' prior written notice that the then-existing registration shall be retained;

         (ii) it shall be clean by airline and cargo handling operating standards;

         (iii) the Airframe shall be returned with the Engines, or any replacements thereto as herein authorized, provided that the Airframe shall have an aggregate of three Engines or engines (as authorized under Section
   12.02 hereof), all of the same make and model, installed thereon, together with the equipment, accessories or parts installed thereon on the Delivery Date or replacements therefor (as herein authorized) and alterations, modifications and additions thereto made in accordance with the provisions of this Lease;

         (iv) it shall be in the condition required by Section 7.01(b) hereof, and otherwise be in as good operating condition and in as good physical condition as when delivered, ordinary wear and tear excepted;

         (v) it shall have a currently effective airworthiness certificate issued by the Aeronautics Authority;

         (vi) it shall comply with any then applicable rules and regulations imposed by the Aeronautics Authority and, without limitation of the foregoing, terminate all airworthiness directives of the Aeronautics Authority applicable to the Aircraft and required to be terminated within 6 months after the end of the Term of the Lease and each Engine (including any Replacement Engine) shall be serviceable in accordance with the Lessee's FAA-approved maintenance program;

         (vii) it shall be free and clear of all Liens and rights of others (other than Lessor's Liens (it being understood that, in connection with such transfer, each Owner Participant shall be responsible for removal of Lessor's Liens attributable to it, WTC shall be responsible for removal of Lessor's Liens attributable to it and the Owner Trustee shall be responsible for removal of Lessor's Liens attributable to the Owner Trustee, all in accordance with Section 7.03(b) or 7.04(b) as the case may be, of the Participation Agreement)) including, without limitation, rights of third parties under pooling, interchange, overhaul, repair and other similar agreements or arrangements referred to in Section 7.02(a) hereof;

         (viii) it shall be in a standard cargo configuration; and

         (ix) it shall not be subject to a use prohibition of the character described in clause (iv) of the definition of "Event of Loss".

         (b) Remaining Time. If, at the time of return of the Aircraft, the Airframe is not being maintained under a continuous maintenance program, then the Airframe shall have remaining until the next scheduled "C" check at least 25% of the allowable hours between "C" checks permitted under the Lessee's FAA-approved maintenance program. If, at the time of return of the Aircraft, the Airframe is subject to a continuous maintenance program, there will be no time-before-overhaul requirement. If, at the time of return of the Aircraft, the Engines are not being maintained under an on-condition maintenance program, then the average number of hours on such Engines remaining until the next scheduled engine heavy maintenance visit shall be at least 25% of the allowable hours between engine heavy maintenance visits permitted under the Lessee's FAA-approved maintenance program. If, at the time of return of the Aircraft, the Engines are subject to an on-condition maintenance program, there will be no time-before-overhaul requirement. The Lessee shall have maintained the Aircraft in a non-discriminatory manner with other McDonnell Douglas MD-11F series aircraft in the Lessee's fleet (whether owned, operated or leased), and the Aircraft shall be in compliance in every material respect with the Lessee's maintenance program as if the Term were not ending.

         Section 12.05. Delayed Return of Aircraft. (a) If the return of the Aircraft to the Lessor in compliance with the terms of this Lease shall be delayed beyond the scheduled end of the Term because of the occurrence of an event described in clause (iii)(2)(B) of the definition of Event of Loss, this Lease shall not terminate but shall continue in full force and effect until the earlier to occur of the return of the Aircraft hereunder or the expiration of the six-month period (or such shorter period referred to in said clause
(iii)(2)(B)) after the scheduled end of the Term, provided that (i) Stipulated Loss Value and Termination Value during such extension shall be an amount determined in accordance with Section 4.01(b) hereof, (ii) the Lessee shall pay on demand, as Basic Rent for each day of such delay and for each day this Lease shall continue, an amount equal to the daily equivalent of the average Basic Rent paid during the Basic Term and any Renewal Term, or such higher compensation being paid by the Government pursuant to the CRAF Program and
(iii) neither the Lessee nor any other Person shall use or operate the Aircraft in any manner, except pursuant to the activation of such CRAF Program.

         (b) If, in the case of a delay in return pursuant to paragraph (a) above, at the expiration of the six-month period following the scheduled end of the Term the Aircraft has not been returned to the Lessor, an Event of Loss shall be deemed to have occurred on the date of expiration of such six-month period (or such shorter period referred to in paragraph (a) above) and on such date (or at such earlier date as an Event of Loss pursuant to clause (iv) of the definition of Event of Loss shall have occurred) the Lessee shall pay to the Lessor all amounts then due hereunder together with the Stipulated Loss Value for the Aircraft determined as of such date; provided, however, that the Lessor shall have the right to waive payment of such Stipulated Loss Value and accept the Aircraft on such date, "as is, where is" (including the Aircraft's being subject to any use prohibition of the character described in clause (iv) of the definition of Event of Loss).

         (c) In any other situation in which the Aircraft is not returned to the Lessor upon the expiration of the Term (other than due to a purchase of the Aircraft by the Lessee pursuant to this Lease or by a purchaser under
Article 10 hereof), the Lessee shall pay on demand as Basic Rent for each day of such delay and this Lease shall continue, an amount equal to the Rent per diem at a rate equal to the greater of average Basic Rent or the Fair Market Rental; provided, however, that nothing in this paragraph shall be deemed (i) to relieve the Lessee in any respect from any Default or Event of Default arising from the failure to return the Aircraft at the time or in the condition required by the Operative Agreements or (ii) to permit the Lessee or any sublessee to operate or use the Aircraft otherwise than in connection with effecting such return.

         Section 12.06. Storage. Upon any expiration or termination of this Lease, at the written request of the Lessor given at least fifteen (15) days prior to such expiration or termination, the Lessee will arrange, or will cause to be arranged, at no charge to the Lessor, storage at a ramp storage facility for the Aircraft located in the forty-eight (48) contiguous states of the United States and selected by the Lessee and reasonably acceptable to the Lessor if not at one of the Lessee's principal maintenance bases for a period of up to thirty (30) days commencing on the date the Aircraft is returned substantially in the condition required under this Section 12 and if the Lessor so requests the Lessee in writing ten (10) days before expiration of such thirty (30) day period, the Lessee shall continue to provide or cause to be provided storage at the Lessor's cost for a further period of sixty (60) days. The maintenance and risk of loss of, and responsibility for obtaining insurance on, the Aircraft shall be the responsibility of the Lessor during any period of storage; provided, however, the Lessee will, upon written request of the Lessor and at the Lessor's expense, not to exceed the Lessee's incremental cost of such service, obtain insurance for such property (including, if possible, coverage through its fleet policy).

         Section 12.07. Special Markings. Upon any expiration or termination of the Term, the Lessee shall, at the Lessee's cost, completely strip from the interior and the exterior of the Aircraft all insignias and other distinctive markings of the Lessee or any sublessee and repaint the stripped down areas in matching exterior colors in accordance with industry standards.

         Section 12.08. Lessor's Option to Purchase Parts. At any time after the Lessee has advised the Lessor that it has determined not to renew this Lease or purchase the Aircraft, or the Aircraft is otherwise to be returned to the Lessor, the Lessee shall advise the Lessor of any Part which the Lessee intends, and is permitted, to remove as provided in Section 9.02(b) above, and the Lessor may, at its option, upon 30 days' notice to the Lessee, purchase any or all of such Parts from the Lessee upon the expiration of the Term at their then Fair Market Value determined in accordance with the provisions of
Section 4.03 hereof. Upon any return of the Aircraft pursuant to this Article 12, if the Lessor does not elect to exercise its option under this Section 12.08, the Lessee will, at its own cost and expense, remove such Parts described in subparagraph (i), (ii) or (iii) of Section 9.02(b) hereof as the Lessor may request.


                                  ARTICLE 13

                                   INSURANCE

         Section 13.01. Comprehensive Airline Liability and Property Damage Liability Insurance. (a) Comprehensive Airline Liability and Property Damage Liability Insurance. The Lessee, at its own cost and expense, will maintain or cause to be maintained with respect to the Aircraft, (i) comprehensive airline liability insurance including, without limitation, passenger legal liability and property damage liability insurance and cargo legal liability in such amounts, against such risks (including, without limitation, contractual liability and allied perils liability but excluding war risk insurance (except as required under the second sentence of this Section 13.01(a)), with such retentions (subject to the limitations set forth in Section 13.06 hereof) and on such terms and conditions (including coverage for cost of claims) as the Lessee customarily maintains with respect to similar aircraft and engines which comprise the fleet of the Lessee, and (ii) such insurance against such other risks as is usually carried by similar corporations engaged in the same or similar business and similarly situated as the Lessee and owning or operating aircraft and engines similar to the Aircraft and Engines; provided that in no event shall the limits of liability for all such insurance be less than the amount, per occurrence, as set forth on the insurance certificate delivered on the Delivery Date unless and only so long as the Aircraft is not operated and all risk-ground insurance for the Aircraft on the ground is maintained in the same manner and covering the same risks as is from time to time applicable to other aircraft owned or operated by the Lessee on the ground and not in operation. The Lessee will be required to maintain war risk insurance if the Aircraft is operated in a war zone and if it is the custom for major international Air Carriers flying comparable routes to carry such insurance, but only to the extent that such insurance is available on commercially reasonable terms. All insurance required by this Section 13.01(a) shall be maintained with insurers of recognized responsibility.

         (b) Government Indemnification. Notwithstanding Section 13.01(a) hereof, in the event of the requisition for use by the Government of the Airframe or the Airframe and the Engines or engines then installed on the Airframe, the Lessee shall maintain throughout the period of such requisition such insurance as would otherwise be required under this Section 13.01; provided that the Lessor shall accept, in lieu of such insurance coverage, written indemnification or insurance from the Government which is substantially the same as otherwise required under this Article 13.

         (c) Policy Terms. Any policy of insurance carried and maintained in accordance with this Section 13.01, and any policy taken out in substitution or replacement for any such policy subject to the terms, conditions and limitations thereof, shall:

         (i) name or be amended to name the Lessor in its individual capacity and as owner of the Aircraft, the Indenture Trustee in its individual capacity and as trustee/mortgagee of the Aircraft, the Owner Participants, the Owner Participant Guarantor, each Liquidity Provider and each of their respective officers and directors in their respective capacities as such as additional insureds (hereinafter in this paragraph (c) sometimes referred to as "Additional Insured");

         (ii) provide that, in respect of the interest of any Additional Insured in such policies, the insurance shall not be invalidated by any action or inaction of the Lessee or any Additional Insured as defined under the policy of insurance required under this Section 13.01 (other than any action or inaction of such Additional Insured) and shall insure each Additional Insured regardless of any breach or violation of any warranty, declaration or condition contained in such policies by the Lessee or any other Additional Insured (other than any breach or violation of any warranty, declaration or condition by such Additional Insured) as defined under the policy of insurance required under this Section 13.01;

         (iii) provide that if such insurance is cancelled for any reason, or any substantial change is made in the policies which adversely affect the scope of the coverage required herein, or if such insurance is allowed to lapse for nonpayment of premium, such cancellation, change or lapse shall not be effective as to any Additional Insured for thirty (30) days (except in the case of war risk coverage in which event the applicable period shall be seven (7) days or such other period as may be customary) after receipt by each such Additional Insured of written notice from such insurers or such insurers' broker of such cancellation, change or lapse;

         (iv) provide that the insurers shall waive any rights of subrogation against each Additional Insured, to the extent that the Lessee has waived its rights under this Lease and the Participation Agreement; provided that the exercise by insurers of rights of subrogation derived from rights retained by the Lessee shall not, in any way, delay payment of any claim that would otherwise be payable by such insurers but for the existence of rights of subrogation derived from rights retained by the Lessee;

         (v) provide that all of the provisions of such policy shall operate in the same manner as if there were a separate policy covering each Additional Insured; provided, that such policies shall not operate to increase any insurer's limit of liability;

         (vi) be primary, without right of contribution from any other insurance which is carried by any Additional Insured with respect to its interest in the Aircraft;

         (vii) provide that no Additional Insured shall have any obligation or liability for premiums or other payments, if any, in connection with such insurance; and

         (viii) provide that such insurer shall waive the right of such insurer to any set-off or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of any Additional Insured.

         Section 13.02. Insurance Against Loss or Damage to Aircraft and Engines. (a) Hull Insurance. The Lessee, at its own cost and expense, shall maintain or cause to be maintained in effect, with insurers of recognized responsibility, all-risk ground and flight aircraft hull insurance covering the Aircraft and all-risk coverage with respect to any Engines and Parts while removed from the Aircraft and not replaced by similar Engines or Parts, including in each case war-risk and allied perils, hijacking (air piracy) and governmental confiscation and expropriation insurance (except with respect to the country of registry) with such retentions (subject to the limitations set forth in Section 13.06 hereof) and in such form, and upon such terms and conditions (including coverage for cost of claims), and in amounts as the Lessee customarily maintains with respect to the aircraft in the Lessee's fleet of the same type and model and operated on the same routes as the Aircraft (except that the Lessee shall be required to maintain (i) allied perils, hijacking (air piracy) and governmental confiscation and expropriation insurance (except with respect to the country of registry) if the Aircraft is operated on routes where the custom is for major international Air Carriers flying comparable routes to carry such insurance and (ii) war risk insurance only if the Aircraft is operated in a war zone or if it is the custom for major international Air Carriers flying comparable routes to carry such insurance), provided that such insurance shall at all times while the Aircraft is subject to this Lease and the Lien of the Indenture be on an agreed-value basis for an amount not less than an amount equal to the Stipulated Loss Value for the Aircraft from time to time.

         (b) Policy Terms. Any policies carried and maintained in accordance with this Section 13.02 and any policies taken out in substitution or replacement for any such policies subject to the terms, conditions and limitations thereof shall:

         (i) name or be amended to name the Lessor in its individual capacity and as owner of the Aircraft (or, so long as the Indenture shall not have been discharged, the Indenture Trustee) as sole loss payee (hereinafter in this paragraph (b) sometimes referred to as "Loss Payee");

         (ii) provide with respect to coverage provided under this Section 13.02, that (i) in the event of a loss involving proceeds in excess of $6,000,000, the proceeds in respect of such loss up to an amount equal to the Stipulated Loss Value for the Aircraft shall be payable to the Lessor (or, so long as the Indenture shall not have been discharged, the Indenture Trustee), it being understood and agreed that in the case of any payment to the Lessor (or the Indenture Trustee) otherwise than in respect of an Event of Loss, the Lessor (or the Indenture Trustee) shall in the aggregate upon receipt of evidence satisfactory to it that the damage giving rise to such payment shall have been repaired or that such payment shall then be required to pay for repairs then being made, pay the amount of such payment to the Lessee or its order, and (ii) the entire amount of any loss involving proceeds in the aggregate of $6,000,000 or less or the amount of any proceeds of any loss in excess of the Stipulated Loss Value for the Aircraft shall be paid to the Lessee or its order;

         (iii) provide that if such insurance is cancelled for any reason or any substantial change is made in the policies which adversely affects the scope of the coverage required herein, or if such insurance is allowed to lapse for nonpayment of premium, such cancellation, change or lapse shall not be effective as to the Loss Payee for thirty days (except in the case of war-risk coverage in which event the applicable period shall be seven
   (7) days or such other period as may be customary) after receipt by the Loss Payee of written notice from such insurer of such cancellation, change or lapse;

         (iv) provide that, in respect of the interest of the Lessor (in its individual capacity and as the Owner Trustee), the Owner Participants or the Indenture Trustee (in their respective capacities as such) in such policies, the insurance shall not be invalidated by any action or inaction of the Lessee or the Loss Payee (other than any action or inaction of such Loss Payee) and shall insure the Lessor (in its individual capacity and as Owner Trustee), the Owner Participants and the Indenture Trustee regardless of any breach or violation of any warranty, declaration or condition contained in such policies by the Lessee or the Loss Payee (other than any breach or violation of any warranty, declaration or condition by the Loss Payee) as defined under the policy of insurance required under this Section 13.02;

         (v) provide that the insurers shall waive any rights of subrogation against the Lessor (in its individual capacity and as Owner Trustee), the Owner Participants and the Indenture Trustee to the extent that the Lessee has waived its rights under this Lease or the Participation Agreement; provided that the exercise by insurers of rights of subrogation derived from rights retained by the Lessee shall not, in any way, delay payment of any claim that would otherwise be payable by such insurers but for the existence of rights of subrogation derived from rights retained by the Lessee;

         (vi) be primary and without rights of contribution from any other insurance which is carried by the Loss Payee with respect to its interest in the Aircraft;

         (vii) provide that (except in the case of insurance with respect to Engines and spare parts that have been removed from the Aircraft and replaced with other Engines or engines, or spare parts, as the case may be) such insurer shall waive any right of such insurer to any set-off or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of the Loss Payee;

         (viii) provide that (except in the case of insurance with respect to Engines and spare parts that have been removed from the Aircraft and replaced with other Engines or engines or spare parts, as the case may be) no Loss Payee shall have any obligation or liability for premiums or other payments, if any, in connection with such insurance; and

         (ix) in the event that separate policies are maintained to cover all-risk ground and flight aircraft, hull and war risks and allied perils insurance, include a 50/50 provisional claims settlement clause as contained in the policies of insurance maintained by the Lessee with respect to all other aircraft in the Lessee's fleet, and a copy of the 50/50 provisional claims settlement clause in effect on the Delivery Date shall be attached to the insurance certificate issued on the Delivery Date.

         Section 13.03. Application of Insurance Proceeds. (a) Generally. All insurance proceeds (other than proceeds from policies carried by the Lessor, the Indenture Trustee or any Owner Participant) received under policies described in Section 13.02 hereof as the result of the occurrence of an Event of Loss with respect to the Airframe or an Engine will be applied as follows:

         (i) if such proceeds are received with respect to the Airframe or with respect to the Airframe and the Engines or engines then installed on the Airframe and the Lessee has elected or is deemed to have elected the alternative set forth in Section 11.02 hereof, so much of such proceeds as shall not exceed the amounts required to be paid by the Lessee pursuant to said Section 11.02 hereof shall be applied in reduction of the Lessee's obligation to pay such amounts if not already paid by the Lessee, or if already paid by the Lessee, shall be applied to reimburse the Lessee for its payment of such amounts; or

         (ii) if such proceeds are received with respect to the Airframe or the Airframe and the Engines or engines then installed on the Airframe and the Lessee has elected the alternative set forth in Section 11.03 hereof, or if such proceeds are received with respect to an Engine not then installed on the Airframe and not replaced by an Engine or engine under the circumstances contemplated by Section 11.04 hereof, all such proceeds shall be paid to the Indenture Trustee (unless the Indenture has been discharged in which case paid to the Lessor) for disbursement to the order of the Lessee, after the Lessee shall have fully performed the terms of Section
   11.03 or 11.04 hereof, as applicable, with respect to the Event of Loss for which such proceeds are paid.

         (b) Payment if no Event of Loss. The insurance proceeds of any property damage loss not constituting an Event of Loss with respect to the Airframe or an Engine will be applied in payment (or to reimburse the Lessee) for repairs or for replacement property in accordance with Articles 7 and 8 hereof, if not already paid for by the Lessee, and any balance remaining after compliance with said Articles 7 and 8 hereof with respect to such loss shall be paid to the order of the Lessee.

         (c) Application of Payments During Existence of an Event of Default. Any amount referred to in this Article 13 which is payable to or retainable by the Lessee shall not be paid to or retained by the Lessee if at the time of such payment or retention a Payment Default or Bankruptcy Default or an Event of Default shall have occurred and be continuing, but shall be held by or paid over to the Indenture Trustee (unless the Indenture has been discharged in which case such amount shall be paid to the Lessor) to be held in accordance with Article 23 hereof, as security for the obligations of the Lessee under this Lease and, if an Event of Default shall have occurred and be continuing, applied against the Lessee's obligations hereunder as and when due. At such time as there shall not be continuing any such Payment Default or Bankruptcy Default or Event of Default, such amount shall be paid to the Lessee to the extent not previously applied in accordance with the preceding sentence.

         (d) Information. If any Additional Insured becomes subject to any claim covered by any insurance policy maintained pursuant to this Article 13, the Lessee shall make available any information required by such Additional Insured in connection with such claim.

         Section 13.04. Reports. On or before the Delivery Date and thereafter annually on or before the scheduled expiration date for such policy during the Term, the Lessee will cause its aviation insurance broker to furnish to the Lessor and the Indenture Trustee a signed report, stating the types of coverage and limits carried and maintained on the Aircraft and certifying that such insurance complies with the terms and conditions of this Lease. The Lessee will cause such aviation insurance broker to advise the Lessor, each Owner Participant and the Indenture Trustee in writing promptly of any default in the payment of any premium and of any other act or omission on the part of the Lessee of which it has knowledge and which might invalidate, cause cancellation of or render unenforceable all or any part of any insurance carried by the Lessee with respect to the Aircraft. The Lessee will cause such insurance broker to agree to advise the Lessor, the Indenture Trustee and each Owner Participant in writing if and when it becomes evident to such broker that any insurance policy carried and maintained on the Aircraft pursuant to this Article 13 will not be renewed at the scheduled expiration date for such policy. If the Lessee shall fail to maintain insurance as required, the Lessor may, at its option, provide such insurance, and in such event, the Lessee shall, upon demand, reimburse the Lessor, as Supplemental Rent, for the cost of such insurance; provided, however, that no exercise of said option shall affect the provisions of this Lease, including the provisions that failure by the Lessee to maintain the prescribed insurance shall constitute an Event of Default or otherwise constitute a waiver of any other rights the Lessor may have against the Lessee.

         Section 13.05. Lessor's Insurance. The Lessor, the Indenture Trustee or any Owner Participant may insure the Airframe or any Engine at its own cost and expense, including insuring the Aircraft for amounts in excess of the Stipulated Loss Value of the Aircraft, provided that any insurance so maintained by the Lessor, the Indenture Trustee or any Owner Participant shall not result in a reduction of coverage or amounts payable under insurance required or permitted to be maintained by the Lessee under this Article 13 or increase the cost to the Lessee of maintaining such insurance; provided further, that any insurance policies of the Lessor, the Indenture Trustee or any Owner Participant insuring the Airframe or any Engine shall provide for a release to the Lessee of any and all salvage rights in and to the Airframe or any Engine.

         Section 13.06. Self-Insurance. The Lessee may self-insure the risks required to be insured against by Sections 13.01 and 13.02 hereof in such manner and in such reasonable amounts as are then applicable to other aircraft or engines of the Lessee of value comparable to the Aircraft, but in no case shall such self-insurance with respect to all aircraft in the Lessee's fleet in aggregate exceed for any 12-month policy year an amount equal to the lesser of (i) 50% of the highest insured value of any single aircraft in the Lessee's fleet and (ii) 1.5% of the average aggregate insured value from time to time of the Lessee's entire aircraft fleet provided that a standard deductible per occurrence per aircraft (and/or retentions) not in excess of the amount customarily allowed as a deductible in the industry shall be permitted in addition to the above-mentioned self-insurance. The foregoing shall not permit the Lessee to discriminate as between insurance coverage on the Aircraft and insurance which the Lessee maintains with respect to similar aircraft owned or operated by the Lessee operating on similar routes in similar locations.


                                  ARTICLE 14

                                  INSPECTION

         Section 14.01. Right of Inspection. At reasonable times, and upon at least ten (10) Business Days' prior written notice to the Lessee, the Lessor, the Indenture Trustee or any Owner Participant, or their respective authorized representatives, may inspect the Aircraft and upon at least ten
(10) Business Days' prior written notice all Aeronautics Authority required books and records of the Lessee and any sublessee relating to the maintenance of the Aircraft and such Persons shall keep any information obtained thereby confidential and shall not disclose the same to any Person except to a Person described in Section 18.01 of the Participation Agreement. Any such inspection of the Aircraft may be undertaken during any letter check or heavy maintenance visit with respect to the Aircraft and shall be a visual, walk-around inspection of the interior and exterior of the Aircraft and shall not include opening any panel, bays or the like without the express consent of the Lessee (except to the extent any such inspection takes place when any such panel, bays or the like are open). Notwithstanding the previous sentence, the Lessor, the Indenture Trustee, the Owner Participants or their respective authorized representatives shall, so long as no Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing, each be entitled to inspect the Aircraft only one time during any consecutive twelve month period (except in the last year of the Term when such inspection may be made twice by such Person). The Lessee shall make any permitted sublease or transfer permitted under Section 7.02 hereof expressly subject to inspection rights consistent with this Article 14. The Lessee agrees to respond in a timely fashion to any of the Owner Trustee's, the Indenture Trustee's or any Owner Participant's inquiries regarding (x) the location of the Aircraft or any Engine or (y) the scheduling of any letter check or heavy maintenance visit with respect to the Aircraft.

         Section 14.02. No Obligation to Inspect. None of the Lessor, the Indenture Trustee or any Owner Participant shall have any duty to make any inspection pursuant to Section 14.01 hereof and no such party shall incur any liability or obligation by reason of making or not making any such inspection.


                                  ARTICLE 15

                                  ASSIGNMENT

         Section 15.01. Lessee's Right to Assign. The Lessee shall not, and shall have no authority or power to assign, convey or sublease any of its rights under this Lease without the prior written consent of the Lessor except
(i) as expressly provided in Section 7.02 hereof, or (ii) to a wholly-owned subsidiary of the Lessee which shall be a certificated U.S. Air Carrier. Any such assignment, conveyance or sublease shall in no way relieve the Lessee from any obligation under any Operative Agreement, which shall be and remain primary obligations of the Lessee. The Lessor agrees that it will not assign or convey its right, title and interest in and to this Lease or the Aircraft except as contemplated by or provided in this Lease, the Trust Agreement, the Indenture or the Participation Agreement. The terms and provisions of this Lease shall be binding upon and inure to the benefit of the Lessor and the Lessee and their respective successors and permitted assigns, and shall inure, to the extent expressly provided herein and therein, to the direct benefit of, and in accordance with the provisions of the Indenture and the Participation Agreement shall be enforceable by, the Indenture Trustee, the Lessor and their respective successors and permitted assigns.

         Section 15.02. Citizenship. The Lessee will at all times be a duly certificated U.S. Air Carrier under the Transportation Code.


                                  ARTICLE 16

                               EVENTS OF DEFAULT

         Section 16.01. Events of Default. After the Delivery Date, each of the following events shall constitute an Event of Default, whether any such event shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

         (a) the Lessee shall fail to make any payment of Basic Rent, Renewal Rent, Stipulated Loss Value or Termination Value, as the case may be, within five (5) Business Days after the date when due (except that with respect to any failure to pay Excepted Payments, such failure shall constitute an Event of Default at the discretion of the Owner
   Participants); or

         (b) the Lessee shall fail to make any payment of Supplemental Rent (other than amounts described in clause (a) above) within thirty (30) days after the Lessee has received written notice from the Person entitled to receive such payment stating that such payment is due; or

         (c) the Lessee shall fail to procure, carry and maintain insurance on or in respect of the Aircraft at any time in accordance with the provisions of Article 13 or such insurance lapses or is cancelled, provided that if the Aircraft is grounded, as long as the Aircraft is insured as required while on the ground and not operated, no such lapse or cancellation shall constitute an Event of Default until the earlier of thirty (30) days (or seven (7) days or such shorter time as may be standard in the industry with respect to war risk coverage) after receipt by any Additional Insured of written notice of such lapse or cancellation or the date that such lapse or cancellation is effective as to any Additional Insured; or

         (d) the Lessee shall fail to perform or observe any other covenant, condition or agreement to be performed or observed by it under any Operative Agreement (excluding the Tax Indemnity Agreement) or any other written agreement of the Lessee entered into in connection with the transactions contemplated by the Operative Agreements and such failure shall continue unremedied for a period of thirty (30) days from the date on which the Lessee shall have actual knowledge thereof (whether by reason of notice from the Lessor or any Owner Participant of such failure or otherwise), provided, that in the event such failure is curable and so long as (but for no longer than 90 days after such 30-day period) the Lessee shall be diligently attempting to cure such failure, such failure shall not constitute an Event of Default; provided, further, that failure of the Lessee to maintain the registration of the Aircraft under the Transportation Code pursuant to the Lessee's covenants and agreement in
   Section 6.03(b) of the Participation Agreement and in Section 7.01(a) of this Lease, when the lapse of such registration is solely because any Owner Participant or the Lessor has ceased to be a Citizen of the United States, shall not constitute a Default or an Event of Default; or

         (e) an order for relief shall be entered in respect of the Lessee by a court having jurisdiction in the premises in an involuntary case under the federal bankruptcy laws as now or hereafter in effect; or the Lessee shall consent to the appointment of a custodian, receiver, trustee or liquidator of itself or of a substantial part of its property; or the Lessee is not paying, or shall admit in writing its inability to pay, its debts generally as they come due or shall make a general assignment for the benefit of creditors; or the Lessee shall file, or the Board of Directors of the Lessee shall authorize the filing of, or grant one or more persons authority (at their discretion) to make a filing for, a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws (as now or hereafter in effect) or an answer admitting the material allegations of a petition filed against the Lessee in any such proceeding; or the Lessee shall file, or the Board of Directors of the Lessee shall authorize the Lessee to, or grant one or more persons authority (at their discretion) to, seek relief by voluntary petition, answer or consent, under the provisions of any other or future bankruptcy or other similar law providing for the reorganization or winding-up of corporations, or providing for an agreement, composition, extension or adjustment with its creditors; or

         (f) an order, judgment or decree shall be entered by any court of competent jurisdiction appointing, without the consent of the Lessee, a custodian, receiver, trustee, or liquidator of the Lessee or of any substantial part of its property, or sequestering any substantial part of the property of the Lessee, or granting any other relief in respect of the Lessee under the federal bankruptcy laws or other insolvency laws, and any such order, judgment or decree of appointment or sequestration shall remain in force undismissed or unvacated for a period of sixty (60) days after the date of its entry; or

         (g) a petition against the Lessee in a proceeding under the federal bankruptcy law or other insolvency laws (as now or hereafter in effect) shall be filed and shall not be withdrawn or dismissed within sixty (60) days, or under the provisions of any law providing for reorganization or winding-up of corporations which may apply to the Lessee, any court of competent jurisdiction shall assume jurisdiction, custody or control of the Lessee or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished or unterminated for a period of sixty (60) days; or

         (h) any representation or warranty made by the Lessee in this Lease or in the Participation Agreement or in any document or certificate furnished by the Lessee in connection with or pursuant to this Lease or the Participation Agreement (except for the Tax Indemnity Agreement) shall at any time prove to have been incorrect at the time made in any respect material to the transactions contemplated by this Lease and the other Operative Agreements and shall remain material and unremedied for a period of thirty (30) days after the Lessee shall have actual knowledge thereof (whether by reason of receipt of written notice thereof or otherwise).


                                  ARTICLE 17

                                   REMEDIES

         Section 17.01. Remedies Upon Lessee's Default. (a) Remedies Generally. Upon the occurrence of any Event of Default and at any time after such occurrence so long as the same shall be continuing, the Lessor may, at its option, declare this Lease to be in default (except that no such declaration shall be required in the case of an Event of Default pursuant to paragraph (e), (f) or (g) of Section 16.01 hereof and this Lease shall be deemed declared in default without any further act or notice), and at any time thereafter the Lessor may do, and the Lessee shall comply with, one or more of the following with respect to all or any part of the Airframe and the Engines, as the Lessor in its sole discretion shall elect, to the extent permitted by, and subject to compliance with, any mandatory requirements of applicable law then in effect:

         (i) Demand in writing that the Lessee shall, and upon such written demand the Lessee shall, at the Lessee's own cost and expense, return promptly to the Lessor all or such part of the Airframe and the Engines as the Lessor may demand in the manner and condition required by, and otherwise in accordance with all of the provisions of, Article 12 hereof, or the Lessor, at its option, may enter upon the premises where such Airframe or Engines are located or believed to be located and take immediate possession of and remove such Airframe and Engines (together with any engine which is not an Engine but is installed on the Airframe, subject to all of the rights of the owner, lessor, Lien holder or secured party of such engine) without the necessity for first instituting proceedings, or by summary proceedings or otherwise, all without liability of the Lessor to the Lessee for or by reason of such entry or taking of possession, whether for the restoration of damage to property caused by such action or otherwise;

         (ii) With or without taking possession thereof, sell or otherwise dispose of the Airframe or any Engine, at public or private sale and with or without advertisement or notice to the Lessee, as the Lessor may determine, and the Lessor may hold the Lessee liable for any installment of Basic Rent and Renewal Rent due on or before the date of such sale (and, if Basic Rent or Renewal Rent is payable in arrears, the pro rata portion of the installment of Basic Rent or Renewal Rent due on the next succeeding Rent Payment Date in respect of any period commencing on the immediately preceding Rent Payment Date to the date of such sale), or hold, use, operate, lease to others or keep idle all or any part of the Airframe or any Engine as the Lessor, in its sole discretion, may determine, in any such case free and clear of any rights of the Lessee except as otherwise set forth in this Article 17, and without any duty to account to the Lessee with respect to such action or inaction or for any proceeds except to the extent required by Section 17.01(a)(iv) hereof; in the event the Lessor elects to exercise its rights under said Section, and in connection with any sale of the Aircraft or any part thereof pursuant to this Article 17, the Lessor, the Indenture Trustee, any Owner Participant or any Holder may bid for and purchase such property;

         (iii) Whether or not the Lessor shall have exercised or shall later at any time exercise any of its rights under Section 17.01(a)(i) or 17.01(a)(ii) hereof, the Lessor, by written notice to the Lessee specifying a payment date not earlier than 5 days from the date of such notice, may demand that the Lessee pay to the Lessor, and the Lessee shall pay to the Lessor on the payment date specified in such notice, as liquidated damages for loss of a bargain and not as a penalty (in lieu of the Basic Rent or Renewal Rent due on Rent Payment Dates occurring after the payment date specified in such notice), any installment of Basic Rent, Renewal Rent and any Supplemental Rent due on or before such payment date, and any other Supplemental Rent accrued through such date (and, if Basic Rent or Renewal Rent is payable in arrears, the pro rata portion of the installment of Basic Rent or Renewal Rent due on the next succeeding Rent Payment Date in respect of the period commencing on the Stipulated Loss Value Determination Date referred to below and ending on the date of such payment), plus an amount equal to the excess, if any, of the Stipulated Loss Value for the Aircraft, computed as of the Stipulated Loss Value Determination Date on or next preceding the payment date specified in such notice over, at the Lessor's option, the Fair Market Value or the Fair Market Rental (in each case, on an "as-is, where-is" basis) of the Aircraft for the remainder of the Term applicable thereto, after discounting such Fair Market Rental semi-annually to the present value as of such Rent Payment Date at the Past Due Rate computed as of the Stipulated Loss Value Determination Date on or next preceding the payment date specified in such notice, together in each case, with interest, to the extent permitted by applicable law, at the Past Due Rate on the amount of such Stipulated Loss Value, from the date as of which such Stipulated Loss Value is computed to the date of actual payment of such amount, and after payment in full by the Lessee of the amount specified above and all other amounts due from the Lessee under this Lease and the other Operative Agreements, the Lessor shall promptly transfer (without recourse or warranty other than as to the absence of the Lessor's Liens (it being understood that, in connection with such transfer, each Owner Participant shall be responsible for removal of Lessor's Liens attributable to it, WTC shall be responsible for removal of Lessor's Liens attributable to it and the Owner Trustee shall be responsible for removal of Lessor's Liens attributable to the Owner Trustee, all in accordance with
   Section 7.03(b) or 7.04(b) as the case may be, of the Participation Agreement)) all of its right, title and interest in the Aircraft or such portion, to the Lessee;

         (iv) In the event the Lessor, pursuant to Section 17.01(a)(ii) hereof, shall have sold the Airframe and/or any Engine, the Lessor, in lieu of exercising its rights under Section 17.01(a)(iii) hereof, may, if it shall so elect, demand that the Lessee pay the Lessor, and the Lessee shall pay to the Lessor, on the date of such sale, as liquidated damages for loss of a bargain and not as a penalty (in lieu of the Basic Rent or Renewal Rent due after the date on which such sale occurs) any unpaid Basic Rent or Renewal Rent due on or before the date on which such sale occurs (and, if Basic Rent or Renewal Rent is payable in arrears, the pro rata portion of the installment of Basic Rent or Renewal Rent due on the next succeeding Rent Payment Date in respect of any period commencing on the Stipulated Loss Value Determination Date referred to below and ending on the date of such sale), and any Supplemental Rent due on or before the date (and any other Supplemental Rent accrued through such date) on which such sale occurs, plus an amount equal to the excess, if any, of (A) the Stipulated Loss Value for the Aircraft, computed as of the Stipulated Loss Value Determination Date next preceding the sale date, over (B) the net proceeds of such sale (after deduction of all of the Lessor's costs and expenses of such sale, including, without limitation, sales or transfer taxes, costs of storage, overhaul, maintenance, preparation and transportation of the Aircraft and brokers' and attorneys' fees), together with interest, to the extent permitted by applicable law, at the Past Due Rate, on the amount of such excess from the date of such sale to the date of actual payment by the Lessee;

         (v) Proceed by appropriate court action to enforce the terms of this Lease or to recover damages for its breach;

         (vi) Terminate or rescind this Lease as to the Airframe or any or all of the Engines; or

         (vii) Exercise any other right or remedy which may be available to the Lessor under applicable law.

         (b) Cost of Exercise of Remedies. In addition, the Lessee shall be liable, except as otherwise provided above, for any and all unpaid Rent due before, after or during the exercise of any of the Lessor's remedies, for all amounts payable by the Lessee under the Participation Agreement before or after any termination hereof, and for all reasonable legal fees and other costs and expenses incurred by the Lessor, the Indenture Trustee or any Owner Participant by reason of the occurrence of any Event of Default or the exercise of the Lessor's remedies, including, without limitation, all costs and expenses incurred in connection with the return of the Airframe or any Engine in accordance with the terms of Article 12 hereof or in placing the Airframe or Engines in the condition and state of airworthiness required by such Article or in connection with any inspection, use, operation, maintenance, insurance, storage, or leasing carried out as part of such exercise.

         Section 17.02. Cumulative Remedies. Except as otherwise provided, no remedy referred to in this Article 17 is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to above or otherwise available to the Lessor at law or in equity; and the exercise or beginning of exercise by the Lessor of any one or more of such remedies shall not preclude the simultaneous or later exercise by the Lessor of any or all of such other remedies.

         Section 17.03. Waiver. No express or implied waiver by the Lessor of any Event of Default shall in any way be, or be construed to be, a waiver of any future or subsequent Event of Default. To the extent permitted by applicable law, the Lessee waives any rights now or in the future conferred by statute or otherwise which may require the Lessor to sell, lease or otherwise use the Airframe or any Engine in mitigation of the Lessor's damages or which may otherwise limit or modify any of the Lessor's rights or remedies under this Article 17. The Lessor's access to the Aircraft is of the essence and shall not be impaired.

         Section 17.04. Lessor's Right to Perform for Lessee. If the Lessee fails to make any required payment of Supplemental Rent or fails to perform or comply with any of its agreements contained in this Lease whether or not such failure shall constitute an Event of Default hereunder, the Lessor may (but shall not be obligated to) make such payments or perform or comply with such agreement, and the amount of such payment and the amount of the reasonable costs and expenses of the Lessor incurred in connection with such payment or the performance of or compliance with such agreement, together with interest (to the extent permitted by applicable law) at the Past Due Rate from the date of the making of such payment or the incurring of such costs and expenses by the Lessor to the date of payment of such Supplemental Rent or other amount by the Lessee, shall be deemed Supplemental Rent payable by the Lessee upon demand. No such payment or performance by the Lessor shall be deemed to waive any Default or Event of Default or relieve the Lessee of its obligations hereunder.


                                  ARTICLE 18

                          COVENANT OF QUIET ENJOYMENT

         Section 18.01. Quiet Enjoyment. So long as no Event of Default shall have occurred and be continuing, the Lessor covenants that neither it nor any other Person lawfully claiming through it (other than the holder of a Lien which the Lessee is obligated to discharge pursuant to Article 6 hereof) shall interfere with the Lessee's right to quietly enjoy the Aircraft without hindrance or disturbance by it or any such other Person; provided, however, the Lessor shall not be liable for any act or omission of the Indenture Trustee or any other Person claiming through the Indenture Trustee.


                                  ARTICLE 19

                              FURTHER ASSURANCES

         Section 19.01. Further Assurances. Promptly upon the execution and delivery of this Lease, the Trust Agreement and the Indenture, the Lessee will cause each of them to be duly filed for recordation in accordance with the Transportation Code and will maintain the recordation of the Indenture until the Lien of the Indenture shall have been discharged pursuant to the terms of the Indenture. In addition, the Lessee will, at the Lessee's own cost and expense, at the request of the Lessor, any Owner Participant or the Indenture Trustee, as the case may be, promptly and duly execute and deliver to the Lessor, the Owner Participants and the Indenture Trustee such further documents and assurances to carry out the intent and purpose of this Lease and the Indenture and to establish and protect the rights and remedies created or intended to be created in favor of the Lessor under this Lease, and of the Owner Participants under the Trust Agreement, and of the Indenture Trustee under the Indenture, including, without limitation, the execution and filing of Uniform Commercial Code financing and continuation statements, the execution and delivery of supplements and amendments to this Lease and the Indenture, in recordable form, subjecting to this Lease and the Indenture any Replacement Airframe and/or Replacement Engines delivered by the Lessee pursuant to Section 11.03 hereof and any Replacement Engine delivered by the Lessee pursuant to Section 11.04 hereof and the recording and filing of counterparts of this Lease and the Indenture in accordance with the laws of such jurisdictions as the Lessor or the Indenture Trustee may from time to time deem advisable. The foregoing does not, except as expressly provided therein, impose upon the Lessor any additional liabilities not otherwise contemplated by this Lease.


                                  ARTICLE 20

                                   NET LEASE

         Section 20.01. Nature of Lease. (a) This Lease is a net lease, it being the intention of the parties hereto that the obligations of the Lessee to pay all costs and expenses of every character in connection with the use, operation, maintenance and repair of the Airframe and each Engine by the Lessee, including, without limitation, the costs and expenses particularly set forth in this Lease, shall be absolute and unconditional, shall be separate and independent covenants and agreements, and shall continue unaffected unless and until the covenants have been terminated pursuant to an express provision of this Lease. The Lessee's obligation to pay Rent and all amounts payable by the Lessee under this Lease or the Participation Agreement shall be absolute and unconditional and (except as otherwise expressly provided with respect to notice of Supplemental Rent) shall be paid without notice or demand, and such obligation shall not be affected by any circumstance whatsoever, including, without limitation:

         (i) any set-off, counterclaim, recoupment, defense or other right which the Lessee may have against the Lessor, any Owner Participant, any Holder, the Indenture Trustee or anyone else for any reason (including, without limitation, any breach by the Lessor or any Owner Participant or the Indenture Trustee or any Holder of their respective representations, warranties, agreements or covenants contained in any of the Operative Agreements);

         (ii) any defect in the title, airworthiness, registration, eligibility for registration under the Transportation Code (and the regulations thereunder) or under any of the laws or regulations of any other country of registry of the Aircraft, condition, design, operation, merchantability or fitness for use of, suitability for a particular purpose of, or any damage to or loss or destruction of, the Aircraft or any portion thereof, or any interruption or cessation in the use or possession of the Aircraft by the Lessee or any sublessee for any reason including, without limitation, by reason of governmental action or any doctrine of force majeure or impossibility of performance;

         (iii) any insolvency, bankruptcy, reorganization or similar case or proceedings by or against the Lessor, the Lessee, the Indenture Trustee or any Owner Participant or any other Person;

         (iv) any Liens, encumbrances or rights of any other Person with respect to the Aircraft, the invalidity or unenforceability or lack of due authorization or other infirmity of this Lease or any other Operative Agreement or document or instrument executed pursuant hereto or thereto, or any lack of right, power or authority of the Lessor or the Lessee or any sublessee or any other party to any other Operative Agreement to enter into this Lease or any other Operative Agreement or any such document or instrument; or

         (v) any other circumstance, happening or event whatsoever, whether or not unforeseen, or similar to any of the foregoing.

         (b) To the extent permitted by applicable law, the Lessee waives any and all rights which it may now have or which at any time it may have conferred upon it, by statute or otherwise, to terminate, cancel, quit, rescind or surrender this Lease, the Airframe, or any Engine or part thereof, other than in accordance with the terms hereof.

         (c)  Except as expressly provided herein,

each payment of Rent made by the Lessee shall be final as to the Lessee, and the Lessee will not seek to return nor to recover, abate, suspend, defer or reduce all or any part of any such payment of Rent for any reason.


                                  ARTICLE 21

                               SUCCESSOR LESSOR

         Section 21.01. Successor Lessor. The Lessee agrees that in the case of the appointment of any successor trustee for the Lessor pursuant to the terms of the Participation Agreement, such successor trustee shall, upon written notice by such successor to the Lessee, succeed to all the rights, powers and title of the Lessor under this Lease and shall be deemed to be the Lessor and the owner of the Aircraft for all purposes of this Lease without the necessity of any consent or approval by the Lessee and without in any way altering the terms of this Lease or the Lessee's obligations. One such appointment and designation of a successor trustee shall not exhaust the right to appoint and designate a further successor trustee pursuant to the Participation Agreement, but such right may be exercised repeatedly so long as this Lease shall be in effect.


                                  ARTICLE 22

                       SECURITY FOR LESSOR'S OBLIGATIONS

         Section 22.01. Security for Lessor's Obligations to Holders. In order to secure the indebtedness evidenced by the Certificates, the Indenture provides among other things, for the assignment by the Lessor to the Indenture Trustee of this Lease and the Lease Supplement and for the creation of a first mortgage and security interest in favor of the Indenture Trustee on the Aircraft. The Lessee consents to and acknowledges such assignment (subject to the reservations and conditions therein set forth) and the receipt of a copy of the Indenture.

         Section 22.02.  [Reserved].

         Section 22.03. Consent of Lessee to Assignment of Lease as Security. The Lessee hereby accepts and consents to pursuant to the terms of the Indenture, the Indenture Trustee's rights to receive payments (other than Excepted Payments not constituting Basic Rent) due under this Lease, the right to transfer or assign title to the Aircraft subject to this Lease, to make all waivers and agreements except as otherwise provided in the Indenture, to give all notices, consents and releases and to take all action upon the happening of a Default or Event of Default under this Lease (except as otherwise specifically provided in the Indenture), or to do any and all other things whatsoever which the Lessor is or may become entitled to do under this Lease (except as otherwise provided in the Indenture); all or any of which rights, obligations, benefits and interests may, pursuant to the terms of the Indenture, be reassigned or retransferred by the Indenture Trustee at any time and from time to time (except as otherwise provided in the Indenture); provided, however, that the Lessor, except to the extent, and for such time as, it is unable to do so by virtue of the Indenture, shall remain liable for the performance of all the terms, conditions, covenants and provisions for which it is obligated under this Lease notwithstanding such assignment.


                                  ARTICLE 23

                                SECURITY FUNDS

         Section 23.01. Investment of Security Funds. (a) Any amounts otherwise payable to the Lessee shall, to the extent so required under the terms of this Lease or any other Operative Agreement, be held by the Lessor as security for, and may be applied by the Lessor against, the obligations of the Lessee under this Lease and the Participation Agreement during such time as there shall have occurred and be continuing a Payment Default, Bankruptcy Default or Event of Default, and, at such times as there shall not be continuing a Payment Default, Bankruptcy Default or Event of Default, such amounts, net of any amounts which have been applied by the Lessor against the Lessee's obligations hereunder and thereunder, shall be paid to the Lessee. Any amounts which are held by the Lessor pending payment to the Lessee shall, until paid to the Lessee or applied against the Lessee's obligations hereunder and thereunder, be invested by the Lessor, as directed from time to time, in writing (and in the absence of a written direction by the Lessee, the Lessor shall invest such monies in direct obligations of the United States of America), by the Lessee and at the expense and risk of the Lessee, in the following securities (which in the case of securities referred to in subparagraphs (i) through (iv) of this Section 23.01(a) hereof shall mature within ninety (90) days of the date of purchase):

         (i) direct obligations of the United States of America; or

         (ii) obligations fully guaranteed by the United States of America; or

         (iii) certificates of deposit issued by, or bankers' acceptances of, or time deposits or a deposit account with, any bank, trust company or national banking association incorporated or doing business under the laws of the United States of America or one of its States, having a combined capital and surplus of at least $500,000,000 and having a rating of "A" or better from Moody's or S&P; or

         (iv) commercial paper rated A-1/P-1 by S&P or Moody's, respectively (or if neither such organization shall rate such commercial paper at any time, a rating by any nationally recognized statistical rating organization in the United States of America equal to the highest rating assigned by such rating organization).

         (b) At any time any invested funds are distributed to the Lessee, there shall be promptly remitted to the Lessee any gain (including interest received) realized as the result of any investment pursuant to Section 23.01(a) hereof (net of any expenses, fees or commissions incurred by the Lessor in connection with such investment), unless a Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing in which case such funds shall be applied in the same manner as the principal so invested. The Lessee shall be responsible for and will promptly pay to the Indenture Trustee or the Lessor, as the case may be, on demand, the amount of any loss realized as the result of any such investment (together with any expenses, fees or commissions incurred by the Indenture Trustee or the Lessor in connection with such investment), such amount to be disposed of in accordance with the terms of the Indenture or the Lease, as the case may be.


                                  ARTICLE 24

                             CONCERNING THE LESSOR

         Section 24.01. Lessor's Entry Into Lease. Except as expressly provided herein, the Lessor and the Lessee agree that this Lease is executed by WTC not individually but solely as Owner Trustee under the Trust Agreement in the exercise of the power and authority conferred and vested in it as such Owner Trustee, that each and all of the representations, undertakings and agreements by the Lessor herein are for the purpose and with the intention of binding only the Lessor's Estate, and that in no case whatsoever shall WTC be personally liable for any loss in respect of such representations, undertakings and agreements, that actions to be taken by the Lessor pursuant to its obligations hereunder may, in certain instances, be taken by the Lessor only upon specific authority of the Owner Participants, that nothing herein contained shall be construed as creating any liability on WTC, individually or personally, to perform any covenant, either express or implied, herein, all such liability, if any, being expressly waived by the Lessee and by each and every Person now or hereafter claiming by, through or under the Lessee except with respect to the gross negligence or willful misconduct of WTC, and that so far as WTC, individually or personally is concerned, the Lessee and any Person claiming by, through or under the Lessee shall look solely to the Lessor's Estate for the performance by the Lessor of any of its obligations under this Lease; provided, that nothing in this Section 24.01 shall be construed to limit in scope or substance those representations and warranties of WTC in its individual capacity set forth in the Participation Agreement and the Trust Agreement. The term "Lessor" as used in this Lease shall include any trustee succeeding WTC as Owner Trustee under the Trust Agreement. Any obligation of the Lessor hereunder may be performed by any Owner Participant, and any such performance shall not be construed as revocation of the trust created by the Trust Agreement. Nothing contained in this Lease shall restrict the operation of the provisions of the Trust Agreement with respect to its revocation of the resignation or removal of the Owner Trustee hereunder.


                                  ARTICLE 25

                                    NOTICES

         Section 25.01. Notices. All notices, demands, declarations and other communications required by this Lease shall be in writing and shall be deemed received (a) if given by telecopier, when transmitted and the appropriate telephonic confirmation received if transmitted on a Business Day and during normal business hours of the recipient, and otherwise on the next Business Day following transmission, (b) if given by certified mail, return receipt requested, postage prepaid, five Business Days after being deposited in the United States mail, and (c) if given by FedEx service or other delivery service of established reputation or other means, when received or personally delivered, addressed in accordance with the terms of Article 14 of the Participation Agreement.


                                  ARTICLE 26

                                 MISCELLANEOUS

         Section 26.01. Section Heading and Captions. All article and section headings and captions used in this Lease are purely for convenience and shall not affect the interpretation of this Lease.

         Section 26.02. References. Any reference to a specific article or section number shall be interpreted as a reference to that article or section of this Lease unless otherwise expressly provided.

         Section 26.03. APPLICABLE LAW. THIS LEASE SHALL IN ALL RESPECTS BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE BUT WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS, AND IS BEING DELIVERED IN NEW YORK.

         Section 26.04. Severability. Any provision of this Lease which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         Section 26.05. No Oral Modification. The terms and provisions of this Lease may not be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. Any such change, waiver, discharge or termination is also subject to the provisions of Section
8.01 and Article XIII of the Indenture.

         Section 26.06. Agreement as Chattel Paper. To the extent that this Lease constitutes chattel paper (as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction), no security interest in this Lease may be created through the transfer or possession of any counterpart other than the original chattel-paper counterpart, which shall be the counterpart containing the receipt executed by the Indenture Trustee on its signature page.

         Section 26.07. Counterparts. This Lease may be executed in any number of counterparts, each of which shall be an original (except that only the counterpart bearing the receipt executed by the Indenture Trustee shall be the original for purposes of perfecting a security interest therein as chattel paper under the Uniform Commercial Code), but all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Lease by signing any such counterpart.


                                  ARTICLE 27

                                  TRUE LEASE

         Section 27.01. Intent of the Parties. It is the intent of the parties to this Lease that for all purposes (including without limitation U.S. federal income tax purposes) this Lease will be a true lease, and that this Lease conveys to the Lessee no right, title or interest in the Aircraft except as a lessee.

         Section 27.02. Section 1110 Compliance. Notwithstanding any provision herein or elsewhere contained to the contrary, it is understood and agreed among the parties hereto that the transactions contemplated by this Lease and the other Operative Agreements are expressly intended to be, shall be and should be construed so as to be, entitled to the full benefits of
Section 1110 of the Bankruptcy Code from time to time with respect to the right to repossess the Airframe, the Engines and any Parts as provided herein, and in any circumstances where more than one construction of the terms and conditions of the Lease is possible, a construction which would preserve such benefits shall control over any construction which would not preserve such benefits or would render them doubtful.

         Section 27.03. Finance Lease. This Lease is a "finance lease" within the meaning of Section 2-A-103(g) of the Uniform Commercial Code.

         IN WITNESS WHEREOF, the Lessor and the Lessee have each caused this Lease to be duly executed as of the date first above written.


LESSOR:                              WILMINGTON TRUST COMPANY,
                                     not in its individual capacity,
                                     but solely as Owner Trustee


                                     By: __________________________________
                                         Name:  Donald G. MacKelcan
                                         Title: Assistant Vice President



LESSEE:                              FEDERAL EXPRESS CORPORATION


                                     By: __________________________________
                                         Name:  Robert D. Henning
                                         Title: Assistant Treasurer and
                                                Managing Director -
                                                Structured Finance


         Receipt of this original counterpart of the Lease is hereby acknowledged on this __ day of May 1997.


Indenture Trustee:         FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                           not in its individual capacity,
                           but solely as Indenture Trustee



                           By: _____________________________________________
                                 Name: Greg A. Hawley
                                 Title: Vice President

                                   SCHEDULE I

                                  DEFINITIONS
                (FEDERAL EXPRESS CORPORATION TRUST NO. N587FE)


GENERAL PROVISIONS

         The following terms shall have the following meanings for all purposes of the Operative Agreements (other than the Pass Through Agreement, the Series Supplements, the Intercreditor Agreement and the Liquidity Facilities) referred to below, unless otherwise defined in an Operative Agreement or the context thereof shall otherwise require. In the case of any conflict between the provisions of this Schedule and the provisions of any Operative Agreement, the provisions of such Operative Agreement shall control the construction of such Operative Agreement.

         Unless the context otherwise requires, (i) references to agreements shall be deemed to mean and include such agreements as amended and supplemented from time to time, and (ii) references to parties to agreements shall be deemed to include the successors and permitted assigns of such parties.

DEFINED TERMS:

         Additional Insured.  As defined in Article 13 of the Lease.

         Aeronautics Authority. As appropriate, the Federal Aviation Administration and/or the Administrator of the Federal Aviation Administration, any successor to the former United States Civil Aeronautics Board, or any Person, governmental department, bureau, commission or agency located in the United States succeeding to the functions of any of the foregoing.

         Affiliate. With respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this definition, "control" (including "controlled by" and "under common control with") shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities or by contract or otherwise. In no event shall the Owner Trustee or the Lessor be deemed an Affiliate of an Owner Participant and WTC shall not be deemed to be an Affiliate of any of the Owner Trustee, the Lessor or such Owner Participant. Neither Owner Participant, by virtue of its status or the agreements in respect thereof, shall be deemed an "Affiliate" of the other Owner Participant.


         After-Tax Basis. A basis such that any payment received or deemed to have been received by a Person shall be supplemented by a further payment to such Person so that the sum of the two payments, after deduction of all Taxes resulting from the receipt or accrual of such payments, shall be equal to the payment received or deemed to have been received. In the case of amounts payable to the Lessor, the Owner Participants, or any corporate Affiliate of an Owner Participant, it shall be presumed that such Person is at all times subject to Federal income tax at the maximum marginal rate generally applicable to corporations from time to time and actual state, local and foreign income taxes.

         Agent. Morgan Guaranty Trust Company of New York and its successors and permitted assigns as Agent for the Original Loan Participant pursuant to
Article 16 of the Original Participation Agreement.

         Air Carrier. Any U.S. Air Carrier and any "foreign air carrier" (as defined in the Transportation Code) as to which there is in force a permit granted under Section 41302 of the Transportation Code.

         Aircraft. The Airframe (or any permitted substitute airframe) together with three Engines (whether each an initial Engine or a Replacement Engine) whether or not any of such initial or Replacement Engines may from time to time be installed on such Airframe or may be installed on any other airframe or on any other aircraft, including any aircraft substituted pursuant to Section 11.03 of the Lease.

         Airframe. The McDonnell Douglas MD-11F aircraft (excluding the Engines or engines from time to time installed thereon) leased by the Lessor to the Lessee pursuant to the Lease and the initial Lease Supplement and having the United States FAA Registration Number initially and manufacturer's serial number specified in the initial Lease Supplement, including (i) all Parts in respect thereof and (ii) any Replacement Airframe which may be substituted pursuant to Section 11.03 of the Lease.

         Amendment No. 1 to the Original Tax Indemnity Agreement. Amendment No. 1 to the Original Tax Indemnity Agreement (Federal Express Corporation Trust No. N587FE), dated as of May 1, 1997 among the Lessee, the Owner Participants and the Owner Trustee.

         Ancillary Agreement. Any written agreement of the Lessee to which the Lessor is a party or to which the Lessor has consented in writing entered into on the Delivery Date or the Refunding Date or any date thereafter in connection with the transactions contemplated by the Operative Agreements, as such agreement may be amended and supplemented from time to time with the consent of the Lessor and delivered to the Owner Trustee, the Indenture Trustee, the Pass Through Trustee, the Subordination Agent, each Liquidity Provider and the Owner Participants.

         Ancillary Agreement I. The Ancillary Agreement I (Federal Express Corporation Trust No. N587FE), dated the Delivery Date, as amended and restated as of the Refunding Date, among the Lessee, the Owner Trustee, not in its individual capacity, but solely as Owner Trustee, the Owner Participants and the Indenture Trustee not in its individual capacity, but solely as Indenture Trustee, as originally executed or as amended, modified or supplemented with the consent of all the parties thereto.

         Ancillary Agreement II. The Ancillary Agreement II (Federal Express Corporation Trust No. N587FE), dated the Refunding Date, among the Lessee, the Owner Trustee, not in its individual capacity, but solely as Owner Trustee, the Owner Participants and the Indenture Trustee not in its individual capacity, but solely as Indenture Trustee, as originally executed or as amended, modified or supplemented with the consent of all the parties thereto.

         Appraisal. The report prepared by BK Associates, Inc. and delivered to the Owner Participants on the Delivery Date pursuant to Section 4.01(n) of the Original Participation Agreement.

         Average Life Date. For any Certificate, the date which follows the prepayment date by a period equal to the Remaining Weighted Average Life of such Certificate.

         Bankruptcy Code. The Federal Bankruptcy Code of 1978, as amended, and any successor thereto.

         Bankruptcy Default.  An event specified in Section 16.01(e), (f) or
(g) of the Lease which either does or, with the giving of notice or lapse of time or both, would constitute an Event of Default.

         Basic Rent. The aggregate periodic rent payable for the Aircraft throughout the Basic Term pursuant to Section 3.02 of the Lease, adjusted pursuant to Article 3 of the Lease.

         Basic Term. The period commencing at the beginning of the day on the Delivery Date and ending at the end of the day on June 13, 2017, or such earlier date on which the Lease shall be terminated as provided therein.

         Beneficial Interest. The interest of the Owner Participants under the Trust Agreement.

         Bills of Sale. Collectively, the FAA Bill of Sale and the Warranty Bill of Sale.

         Breakage Costs. Has the meaning specified in Schedule II to the Original Participation Agreement.

         Business Day. Any day on which commercial banks are not authorized or required to close in New York, New York, Memphis, Tennessee and the city in the United States in which the office or agency is maintained by the Pass Through Trustee for the payment of the Pass Through Certificates, and after the Lien of the Indenture is discharged, Wilmington, Delaware.

         Certificates. The Equipment Trust Certificates (Federal Express Corporation Trust No. N587FE), issued by the Owner Trustee pursuant to the Indenture and any certificate issued in exchange therefor or replacement thereof pursuant to the Indenture.

         Change in Tax Rate. Any amendment, modification, deletion, addition, or change to the Code which is enacted into law after the Delivery Date which changes the highest marginal statutory rate of Federal income tax applicable to an Owner Participant (other than a change which is in the nature of a minimum tax).

         Citizen of the United States. A citizen of the United States as defined in Section 40102(a)(15) of the Transportation Code, or any analogous part of any successor or substituted legislation or regulation at the time in effect.

         Class A Liquidity Provider.  Has the meaning specified in Section
1.01 of the Intercreditor Agreement.

         Class B Liquidity Provider.  Has the meaning specified in Section
1.01 of the Intercreditor Agreement.

         Closings. The closing with respect to the acquisition of the Pass Through Certificates by the Underwriters and the closing with respect to the refunding of the Original Loan Certificates.

         Code. Except as otherwise provided, the Internal Revenue Code of 1986, as amended from time to time.

         Corporate Trust Administration. The Corporate Trust Administration office of the Owner Trustee located at 1100 North Market Street, Rodney Square North, Wilmington, Delaware 19890-0001, Attention: Corporation Trust Administration, or such other office at which the Owner Trustee's corporate trust business shall be administered which the Owner Trustee shall have specified by notice in writing to the Lessee, the Owner Participants and the Indenture Trustee.

         Corporate Trust Department. The Corporate Trust Department office of the Indenture Trustee located at 79 South Main Street, Salt Lake City, Utah 84111, Attention: Corporate Trust Department, or such other office at which the Indenture Trustee's corporate trust business shall be administered which the Indenture Trustee shall have specified by notice in writing to the Lessee, the Owner Participants and the Owner Trustee.

         CRAF Program. Has the meaning specified in Section 7.01(f) of the Lease.

         Debt Rate. The weighted average (based on Outstanding principal amount) rate of interest on the Certificates issued pursuant to the Indenture.

         Default. Any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Event of Default.

         Delivery Date.  December 13, 1996.

         EBO Date. Has the meaning specified in Section 4.02(a)(F) of the Lease.

         EBO Price. Has the meaning specified in Section 4.02(a)(F) of the Lease.

         Engine. Each of the three General Electric CF6-80C2-D1F engines listed by its manufacturer's serial number in the initial Lease Supplement and leased pursuant to the Lease, whether or not from time to time installed on the Airframe or installed on any other airframe or on any other aircraft, and any Replacement Engine which may from time to time be substituted for an Engine pursuant to Section 7.02(a)(vii), 10.03, 11.03, 11.04 or 12.02 of the Lease, together with all Parts related thereto. Except as otherwise provided, at such time as a Replacement Engine shall be so substituted and the Engine for which the substitution is made shall be released from the Lien of the Indenture, such replaced Engine shall cease to be an "Engine" under the Lease. The term "Engines" means, as of any date of determination, all Engines then leased to the Lessee pursuant to the Lease.

         Engine Consent. The Engine Consent dated as of December 1, 1996, executed by the Engine Manufacturer.

         Engine Manufacturer. General Electric Company, a New York corporation.

         Engine Warranty Assignment. The Engine Warranty Assignment (Federal Express Corporation Trust No. N587FE), dated as of December 1, 1996 between the Lessor and the Lessee.

         Equity Percentage. For any Owner Participant, the fractional interest, expressed as a percentage, of such Owner Participant's interest in the Beneficial Interest, calculated by dividing the Commitment of such Owner Participant (or of such Owner Participant's predecessor in interest) paid on the Delivery Date by the aggregate of the Commitments paid by all of the Owner Participants on the Delivery Date. As to Comerica Leasing Corporation (formerly known as CMCA Lease, Inc.), such Equity Percentage shall be 50% and as to Norwest Bank Minnesota, National Association, such Equity Percentage shall be 50%.

         ERISA. The Employee Retirement Income Security Act of 1974, as amended.

         ERISA Plan. An employee benefit plan subject to Title I of ERISA, or an individual retirement account or plan subject to Section 4975 of the Code.

         Estimated Expense Amount. Has the meaning specified in Section 10.01(a) of the Participation Agreement.

         Event of Default. Each of the events specified in Article 16 of the Lease.

         Event of Loss. Any of the following events with respect to the Aircraft, the Airframe or any Engine: (i) loss of such property or its use (A) due to theft or disappearance for a period in excess of 30 days (or such longer period not to exceed 60 days from the end of such 30 day period if and so long as the location of such property is known and the Lessee is pursuing the recovery thereof) or to the end of the Term, if less, unless such event constitutes an Event of Loss under clause (i)(B) or clause (ii) below, or (B) due to the destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use by Lessee for any reason whatsoever;
(ii) any damage to such property which results in an insurance settlement with respect to such property on the basis of a total loss, or constructive or compromised total loss; (iii) (1) condemnation, confiscation or seizure of, or requisition of title to such property by the Government, any foreign government or purported government or any agency or instrumentality thereof, or (2) condemnation, confiscation, or seizure of, or requisition or taking of, use of such property (A) by a foreign government, or instrumentality or agency of any such foreign government, or any purported government or instrumentality or agency thereof for a period in excess of 180 days or the end of the Term, if less, or (B) by the Government for a period extending beyond the Term provided that no Event of Loss shall be deemed to have occurred, and the Term shall be extended automatically for a period of up to six months beyond the end of the Term in the event that the Aircraft or the Airframe or any Engine is requisitioned by the Government pursuant to an activation as part of the CRAF Program described in Section 7.02(a)(iv) of the Lease; or (iv) as a result of any law, rule, regulation, order or other action by the Aeronautics Authority or other governmental body having jurisdiction, the use of the Aircraft or Airframe in the normal course of air transportation of cargo shall have been prohibited for a period of four (4) consecutive months, unless the Lessee, prior to the expiration of such four (4) month period, shall be diligently carrying forward all steps which are necessary and desirable to permit the normal use of the Aircraft or Airframe provided, however, that an Event of Loss shall be deemed to have occurred if (x) the Lessee fails to continue diligently carrying forward all such steps or (y) the use of the Aircraft or the Airframe in the normal course of air transportation of cargo shall have been prohibited for a period of an additional 8 months following such 4 month period or (z) unless waived by the Lessor, the Term shall have expired. The date of such Event of Loss shall be (t) the 30th day or the 90th day, as the case may be, following loss of such property or its use due to theft or disappearance; (u) the date of any destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use; (v) the date of any insurance settlement on the basis of a total loss or constructive or compromised total loss; (w) the date of any condemnation, confiscation, seizure or requisition of title of such property; (x) the earlier of the 181st day following condemnation, confiscation, seizure or requisition for use of such property by a foreign government or instrumentality or agency thereof or the end of the Term; (y) the last day of the Term in the case of requisition for use of such property by the Government or (z) the last day of the 4 month or additional 8 month period, referred to in clause (iv) above or, if earlier, the last day of the Term (unless waived by the Lessor). An Event of Loss with respect to the Aircraft shall be deemed to have occurred if any Event of Loss occurs with respect to the Airframe.

         Excepted Payments. Collectively, (i) indemnity or other payments of expenses paid or payable by the Lessee in respect of any Owner Participant, the Owner Trustee in its individual capacity or any of their respective successors, permitted assigns, directors, officers, employees, servants and agents or Affiliates, pursuant to Article 8, 9, or 10 and Section 15.01 of the Participation Agreement or any indemnity hereafter granted to any Owner Participant or the Owner Trustee in its individual capacity pursuant to
Section 7.01(e), Article 9 or Section 11.03(a) of the Lease or Section 15.01 of the Participation Agreement, (ii) proceeds of public liability insurance (or government indemnities in lieu thereof) in respect of the Aircraft payable as a result of insurance claims paid for the benefit of, or losses suffered by, the Owner Trustee or the Indenture Trustee in their respective individual capacities or by any Owner Participant, or their respective successors, permitted assigns or Affiliates, (iii) proceeds of insurance maintained with respect to the Aircraft by any Owner Participant (whether directly or through the Owner Trustee) maintained in accordance with the provisions of but not required under Article 13 of the Lease, (iv) all right, title and interest of any Owner Participant in, to and under the Tax Indemnity Agreement and payments of Supplemental Rent by the Lessee in respect of any amounts payable under the Tax Indemnity Agreement, (v) any amounts payable by the Lessee to any Owner Participant or the Owner Trustee in its individual capacity, after the release thereof from the Lien of the Indenture, (vi) subject to
Section 3.05 of the Lease, payments constituting increases in Basic Rent attributable to payments arising pursuant to Section 5 of the Tax Indemnity Agreement, (vii) any right to demand, collect or otherwise receive and enforce the payment of any amount described in clauses (i) through (vi) above and (viii) any payments in respect of interest to the extent attributable to the payments referred to in clauses (i) through (vi) above.

         Expense; Expenses. Have the meaning specified in Section 9.01(a) of the Participation Agreement.

         FAA Bill of Sale. The bill of sale for the Airframe on AC Form 8050-2, or such other form as may be approved by the Aeronautics Authority, executed by the Lessee in favor of the Owner Trustee and dated the Delivery Date.

         Fair Market Renewal Term. A term with respect to which the Lessee has exercised its option to renew the Lease pursuant to the second paragraph of Section 4.01(a) thereof and with respect to which the conditions set forth in such Section 4.01(a) are met.

         Fair Market Rental. An amount determined on the basis of, and equal in amount to, the rental which would be obtained in an arm's-length transaction between an informed and willing lessee and an informed and willing lessor unaffiliated with such lessee, neither being under any compulsion to lease. In such determination, except for purposes of Section 17.01 of the Lease, it shall be assumed that the Aircraft is in at least the condition required under the Lease in the case of return of the Aircraft pursuant to
Article 12 of the Lease and Fair Market Rental shall be determined in accordance with the provisions of Section 4.03 of the Lease. For purposes of
Section 17.01 of the Lease, such determination shall be made on an "as is, where is" basis by a qualified independent appraiser selected by the Lessor and the costs and expenses of the appraisal shall be borne by the Lessee, unless the Lessor has not obtained possession of the Aircraft pursuant to such
Section 17.01, in which case an appraiser shall not be appointed and such Fair Market Rental shall be deemed to be zero.

         Fair Market Value. An amount determined on the basis of, and equal in amount to, the value which would be obtained in an arm's-length transaction between an informed and willing purchaser under no compulsion to buy and an informed and willing seller unaffiliated with such purchaser and under no compulsion to sell, assuming the Aircraft (or other property) is unencumbered by the Lease. In such determination, except for purposes of Section 17.01 of the Lease, it shall be assumed that the Aircraft is in at least the condition required under the Lease in the case of return of the Aircraft pursuant to
Article 12 of the Lease and Fair Market Value shall be determined in accordance with the provisions of Section 4.03 of the Lease. For purposes of
Section 17.01 of the Lease, such determination shall be made on an "as is, where is" basis by a qualified independent appraiser selected by the Lessor and the costs and expenses of the appraisal shall be borne by the Lessee, unless the Lessor has not obtained possession of the Aircraft free and clear of all Liens and unencumbered by the Lease pursuant to such Section 17.01, in which case an appraiser shall not be appointed and such Fair Market Value shall be deemed to be zero.

         Federal Aviation Administration; FAA. The United States Federal Aviation Administration and any successor agency or agencies thereto.

         Final Drawing. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Fixed Renewal Rent. Semi-annual payments of rent during the Fixed Renewal Term equal to the lesser of (i) Fair Market Rental as determined as of the commencement of such Fixed Renewal Term and (ii) the amount set forth in Ancillary Agreement II.

         Fixed Renewal Term. The term with respect to which the Lessee has exercised its option to renew the Lease pursuant to the first paragraph of
Section 4.01(a) thereof and with respect to which the conditions set forth in such Section 4.01(a) are met.

         FSB. First Security Bank, National Association, a national banking association.

         Government. The United States of America or an agency or instrumentality thereof the obligations of which bear the full faith and credit of the United States of America.

         GTA. The General Terms Agreement dated as of July 3, 1991 between the Engine Manufacturer and the Lessee related to the purchase by the Lessee of the Engines as originally executed or as modified, amended or supplemented in accordance with the terms thereof, but only insofar as the General Terms Agreement relates to the Engines, to the extent assigned to the Owner Trustee pursuant to the Engine Warranty Assignment.

         Holder of a Certificate; Certificate Holder; Holder. As of any particular time, the Person in whose name a Certificate shall be registered (but not including the holder of any Pass Through Certificate).

         Indemnitee. Each of WTC, in its individual capacity and as Owner Trustee and Lessor, the Agent (to the extent set forth in Articles 8 and 9 of the Original Participation Agreement), the Subordination Agent, in its individual capacity and in its capacity as Subordination Agent, each Liquidity Provider, each Owner Participant, the Owner Participant Guarantor, the Original Loan Participant (to the extent set forth in Articles 8 and 9 of the Original Participation Agreement), the Original Indenture Trustee, in its individual capacity and as trustee, the Indenture Trustee, in its individual capacity and as trustee, and any successor (including any trustee which may succeed to the Lessor's interest under the Lease), Affiliate, assign, officer, director, employee, agent and servant of any of the foregoing, the Lessor's Estate and the Trust Indenture Estate. Neither the Pass Through Trustee nor any holder of a Pass Through Certificate shall be deemed to be an Indemnitee.

         Indenture. The Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N587FE), dated as of December 1, 1996, as amended and restated as of May 1, 1997, between the Lessor and the Indenture Trustee, as supplemented by the Indenture and Security Agreement Supplement.

         Indenture and Security Agreement Supplement. The Indenture and Security Agreement Supplement No. 1 (Federal Express Corporation Trust No. N587FE), dated December 13, 1996, substantially in the form of Exhibit A to the Indenture.

         Indenture Default. Any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Indenture Event of Default.

         Indenture Documents. Has the meaning specified in the Granting Clause of the Indenture.

         Indenture Event of Default.  Each of the events specified in Section
7.01 of the Indenture.

         Indenture Trustee. First Security Bank, National Association, a national banking association, not in its individual capacity but solely as Indenture Trustee under the Indenture.

         Indenture Trustee's Liens. Any Lien against, on or with respect to the Aircraft, the Lessor's Estate or the Trust Indenture Estate or any part thereof resulting from (i) claims against the Indenture Trustee not related to the administration of the Trust Indenture Estate or any transactions pursuant to the Indenture or any document included in the Trust Indenture Estate, (ii) any act or omission of the Indenture Trustee which is not related to the transactions contemplated by the Operative Agreements or is in violation of any of the terms of the Operative Agreements or (iii) Taxes imposed against the Indenture Trustee in its individual capacity against which the Lessee has not indemnified (and is not obligated to indemnify) the Indenture Trustee in such capacity.

         Independent Appraisal.  An appraisal conducted pursuant to Section
4.03 of the Lease.

         Independent Investment Banker. An independent investment banking institution of national standing appointed by the Lessee that is independent in fact, does not have any direct financial interests, or any material indirect financial interest, in the Lessee or any Affiliate of the Lessee, and is not connected with the Lessee or any Affiliate of the Lessee, as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, that if the Indenture Trustee shall not have received written notice of such an appointment at least 10 days prior to the Prepayment Date, "Independent Investment Banker" shall mean such an institution appointed by the Indenture Trustee.

         Intercreditor Agreement. The Intercreditor Agreement dated as of May 1, 1997, among the Pass Through Trustee, the Class A Liquidity Provider, the Class B Liquidity Provider and the Subordination Agent.

         Interest Drawing. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Invoice. The invoice for the Aircraft given by the Lessee to the Lessor.

         Lease. The Lease Agreement (Federal Express Corporation Trust No. N587FE), dated as of December 1, 1996, as amended and restated as of May 1, 1997, entered into by the Lessor and the Lessee concurrently with the execution and delivery of the Indenture, including, without limitation, supplementation by one or more Lease Supplements entered into pursuant to the applicable provisions of the Lease.

         Lease Supplement. The Lease Supplement No. 1 (Federal Express Corporation Trust No. N587FE), dated December 13, 1996, substantially in the form of Exhibit A to the Lease.

         Lease Term. The period commencing on the Delivery Date and ending at the end of the Basic Term.

         Lessee.  Federal Express Corporation, a Delaware corporation.

         Lessee Documents. Has the meaning set forth in Section 6.01(b) of the Participation Agreement.

         Lessor. Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity but solely as Owner Trustee under the Trust Agreement.

         Lessor's Estate. All estate, right, title and interest of the Owner Trustee in and to the Aircraft, the Lease, any Lease Supplement, the Participation Agreement, the Bills of Sale, the Modification Agreement, the GTA, the Engine Warranty Assignment, the Engine Consent, any warranty with respect to the Airframe and the Engines, all amounts of Basic Rent, Renewal Rent and Supplemental Rent, including without limitation, insurance proceeds (other than insurance proceeds payable to or for the benefit of either the Owner Trustee in its individual capacity or any Owner Participant) and requisition, indemnity or other payments of any kind for or with respect to the Aircraft (except amounts owing to any Owner Participant or to the Owner Trustee in its individual capacity, or to any of their respective directors, officers, employees and agents pursuant to Articles 8 and 9 of the Participation Agreement). Notwithstanding the foregoing, "Lessor's Estate" shall not include any Excepted Payment.

         Lessor's Liens. Liens against, on or with respect to the Aircraft, the Lessor's Estate or the Trust Indenture Estate or any part thereof, title thereto or any interest therein arising as a result of (i) claims against the Lessor, in its individual capacity or as Owner Trustee, any Owner Participant or any Affiliate of such Owner Participant, in each case not related to the transactions contemplated by the Operative Agreements, (ii) acts or omissions of the Lessor in its individual capacity or as Owner Trustee, and, in the case of the Lessor in its individual capacity, arising from its gross negligence or willful misconduct either not related to the transactions contemplated by or expressly prohibited under the Operative Agreements and any act or omission of any Owner Participant or any Affiliate of such Owner Participant which is not related to the transactions contemplated by the Operative Agreements or is in violation of any of the terms of the Operative Agreements, (iii) Taxes or Expenses imposed against the Lessor, in its individual capacity or as Owner Trustee, or any Owner Participant or any Affiliate of such Owner Participant, the Lessor's Estate or the trust created by the Trust Agreement which are not required to be indemnified against by the Lessee pursuant to the Tax Indemnity Agreement or by reason of Section 8.01(b) or 9.01(b) of the Participation Agreement, or (iv) claims against the Lessor or any Owner Participant arising from the voluntary transfer by the Lessor or any Owner Participant of its interests in the Aircraft other than a transfer of the Aircraft resulting from an action or at the direction of the Lessee pursuant to Section 4.02(a) or
Article 8, 9, 10 or 11 of the Lease and other than a transfer pursuant to the exercise of the remedies set forth in Article 17 of the Lease.

         Lien. Any mortgage, pledge, lien, charge, encumbrance, lease or security interest or other similar interest.

         Liquidity Facility. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Liquidity Provider. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Loss Payee. Has the meaning specified in Section 13.02(b)(i) of the Lease.

         Majority in Interest of Certificate Holders. As of a particular date of determination, the Holders of more than 50% of the aggregate unpaid principal amount of all Certificates outstanding as of such date excluding for purposes of this definition any Certificates held by (i) the Owner Trustee or any Owner Participant unless all Certificates then outstanding shall be held by such Owner Participant, (ii) the Lessee or (iii) any Affiliate of any thereof.

         Majority in Interest of Owner Participants. As of a particular date of determination, the Owner Participants holding more than 50% of the Beneficial Interest.

         Make-Whole Premium. An amount determined as of the day before the applicable Prepayment Date (or date of purchase, as the case may be) which an Independent Investment Banker determines to be equal to the excess, if any, of
(i) the present value of the remaining scheduled payments of such principal amount or portion thereof and interest thereon (excluding interest accrued from the immediately preceding Payment Date to such Prepayment Date or date of purchase, as the case may be) to the Maturity of such Certificate in accordance with generally accepted financial practices assuming a 360-day year consisting of twelve 30-day months at a discount rate equal to the Treasury Yield, all as determined by the Independent Investment Banker over (ii) the outstanding principal amount of such Certificate plus accrued interest.

         Manufacturer.  McDonnell Douglas Corporation, a Maryland corporation.

         Maturity. With respect to any Certificate, the date on which the final principal amount of such Certificate is scheduled to be due and payable.

         Modification Agreement. The Aircraft Modification Agreement dated as of December 1, 1995 between the Lessee and the Manufacturer providing for the refurbishing and reconfiguration of the Aircraft including any warranties relating thereto, but only to the extent that the foregoing relates to the Aircraft, to the extent assigned to the Owner Trustee pursuant to the Warranty Bill of Sale.

         Moody's.  Moody's Investors Service, Inc.

         Net Present Value of Rents. The net present value, as of the Delivery Date, of Basic Rent set forth in Schedule II of the Lease, discounted at a rate per semi-annual period equal to the Debt Rate.

         Non-U.S. Person.  Any Person other than a U.S. Person.

         Obsolete Parts. Parts which the Lessee in good faith determines to be obsolete or no longer suitable or appropriate for use on the Airframe or any Engine.

         Officer's Certificate. When delivered pursuant to the Indenture, a certificate signed by a Responsible Officer of the Lessee or the Owner Trustee, as the case may be, and delivered to the Indenture Trustee. Each such certificate shall include the statements provided for in Section 15.07 of the Indenture.

         Operative Agreements. The Participation Agreement, the Trust Agreement, the Bills of Sale, the Modification Agreement, the GTA, the Engine Warranty Assignment, the Lease, the Lease Supplement, the Owner Participant Guaranty, the Owner Trustee Guaranty, if any, any Ancillary Agreement entered into by or with the written consent of the Indenture Trustee, which by its terms is an Operative Agreement, the Certificates outstanding at the time of reference, the Indenture, the Indenture and Security Agreement Supplement, the Engine Consent, each Liquidity Facility, the Intercreditor Agreement and the Tax Indemnity Agreement.

         Opinion of Counsel. When delivered pursuant to the Indenture, a written opinion of legal counsel, who in the case of counsel (a) for the Lessee may be (i) an attorney employed by the Lessee who is generally empowered to deliver such written opinions, (ii) Davis Polk & Wardwell or a successor firm or (iii) other counsel designated by the Lessee and reasonably satisfactory to the Indenture Trustee and (b) for the Owner Trustee or the Indenture Trustee, an attorney selected by such Person and, in the case of the Owner Trustee, reasonably satisfactory to the Indenture Trustee.

         Original Agreements. The documents and instruments delivered on the Delivery Date in connection with the transactions contemplated by the Original Participation Agreement.

         Original Ancillary Agreement I. The Ancillary Agreement I (Federal Express Corporation Trust No. N587FE), among the Lessee, the Owner Participants, the Indenture Trustee and the Owner Trustee as it was originally executed on the Delivery Date.

         Original Indenture. The Trust Indenture, Mortgage and Security Agreement (Federal Express Corporation Trust No. N587FE), dated as of December 1, 1996, between the Owner Trustee and the Indenture Trustee, which together with the Indenture and Security Agreement Supplement No. 1 (Federal Express Corporation Trust No. N587FE), dated December 13, 1996 attached thereto was recorded as one instrument by the FAA on January 27, 1997 and assigned Conveyance Number T053253.

         Original Indenture Trustee. State Street Bank and Trust Company, a Massachusetts trust company, not in its individual capacity but solely as Original Indenture Trustee under the Original Indenture.

         Original Lease. The Lease Agreement (Federal Express Corporation Trust No. N587FE), dated as of December 1, 1996, between the Owner Trustee as lessor, and the Lessee, which together with Lease Supplement No. 1 (Federal Express Corporation Trust No. N587FE), dated December 13, 1996 attached thereto was recorded as one instrument by the FAA on January 27, 1997 and assigned Conveyance Number T053254.

         Original Loan Certificates. The loan certificates issued on the Delivery Date to the Original Loan Participant.

         Original Loan Participant. The entities listed on Schedule I to the Original Participation Agreement and their successors and assigns (other than any assignees in connection with the Refunding Date).

         Original Participation Agreement. The Participation Agreement (Federal Express Corporation Trust No. N587FE), dated as of December 1, 1996, among the Lessee, the Owner Participants, the Original Indenture Trustee, the Owner Trustee and the Original Loan Participant as it was originally executed on December 13, 1996.

         Original Tax Indemnity Agreement. The Tax Indemnity Agreement (Federal Express Corporation Trust No. N587FE), among the Lessee, the Owner Participants and the Owner Trustee as it was originally executed as of December 1, 1996.

         Original Trust Agreement. The Trust Agreement (Federal Express Corporation Trust No. N587FE), dated as of December 1, 1996, among the Owner Participants and the Owner Trustee as it was originally executed and filed with the FAA on December 13, 1996.

         Outstanding. When used with respect to Certificates, as of the date of determination and subject to the provisions of Section 10.04 of the Indenture, all Certificates theretofore executed and delivered under the Indenture, with the exception of the following:

         (i) Certificates theretofore cancelled by the Indenture Trustee or delivered to the Indenture Trustee for cancellation pursuant to
         Section 2.08 of the Indenture or otherwise;

         (ii) Certificates for which prepayment money in the necessary amount has been theretofore deposited with the Indenture Trustee in trust for the Holders of such Certificates pursuant to Section 14.01 of the Indenture; provided, that if such Certificates are to be prepaid, notice of such prepayment has been duly given pursuant to the Indenture or provision therefor satisfactory to the Indenture Trustee has been made; and

         (iii) Certificates in exchange for or in lieu of which other Certificates have been executed and delivered pursuant to Article II of the Indenture.

         Owner Participant or Owner Participants. The trustors originally named in the Trust Agreement and any successors thereto, and any Person to which any Owner Participant transfers, in accordance with the Trust Agreement, its right, title and interest in and to the Operative Agreements and the Lessor's Estate.

         Owner Participant Guarantor. Comerica Bank, a Michigan banking association, and any other provider, if any, of an Owner Participant Guaranty.

         Owner Participant Guaranty. The Owner Participant Guaranty dated the Delivery Date by Comerica Bank in favor of the Lessee, the Owner Trustee, the Indenture Trustee and the Pass Through Trustee and any guaranty delivered in compliance with Article 5 of the Trust Agreement.

         Owner Trustee. WTC, not in its individual capacity except as otherwise expressly stated, but solely as Owner Trustee under the Trust Agreement.

         Owner Trustee Guarantor. The provider, if any, of an Owner Trustee Guaranty.

         Owner Trustee Guaranty.  Any guaranty delivered in compliance with
Section 11.01(b)(ii) of the Participation Agreement.

         Owners' Economic Return. The Owner Participants' anticipated net after-tax yield and aggregate after-tax cash flow during the Basic Term, utilizing the multiple investment sinking fund method of analysis, computed on the basis of the same methodology and assumptions as were utilized by the Owner Participants in determining Basic Rent, Stipulated Loss Value and Termination Value percentages and EBO Price, as such assumptions may be adjusted for events which have been the basis of adjustments to Rent pursuant to Section 3.04 of the Lease.

         Participation Agreement. The Participation Agreement (Federal Express Corporation Trust No. N587FE), dated as of December 1, 1996, as amended and restated as of May 1, 1997, among the Lessee, the Original Loan Participant, the Owner Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as owner trustee, the Owner Participants, the Original Indenture Trustee, the Indenture Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as indenture trustee, the Pass Through Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as pass through trustee and the Subordination Agent not in its individual capacity except as otherwise expressly provided therein, but solely as subordination agent.

         Parts. All appliances, parts, components, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature (other than complete Engines or engines) which may from time to time be incorporated or installed in or attached to the Airframe or any Engine title or, prior to replacement thereof in accordance with the Lease, which may be removed therefrom.

         Pass Through Agreement. The Pass Through Trust Agreement dated as of May 1, 1997 between the Lessee and the Pass Through Trustee.

         Pass Through Certificates. Any of the Pass Through Certificates, 1997-1-A, the Pass Through Certificates, 1997-1-B or the Pass Through Certificates, 1997-1-C, in each case as issued by the related Pass Through Trust; and "Pass Through Certificates" means all of the Pass Through Certificates issued by each of the Pass Through Trusts.

         Pass Through Closing Date. The Business Day on which the sale of the Pass Through Certificates to the Underwriters pursuant to the Underwriting Agreement takes place.

         Pass Through Trust. The Federal Express Corporation 1997-1 Pass Through Trust Class A, Federal Express Corporation 1997-1 Pass Through Trust Class B and Federal Express Corporation 1997-1 Pass Through Trust Class C, in each case formed pursuant to the related Series Supplement in accordance with the Pass Through Agreement; and "Pass Through Trusts" means all of such Pass Through Trusts.

         Pass Through Trustee. First Security Bank, National Association, a national banking association, in its capacity as Pass Through Trustee under the Pass Through Agreement and each Pass Through Trust.

         Past Due Rate. In respect of (A) any amount payable to the Owner Participants or the Owner Trustee a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to 2% plus the Debt Rate and (B) any principal of or interest on any Certificate or any other amount payable under the Indenture, any Certificate or any other Operative Agreement that is not paid when due (whether at Maturity, by acceleration, by optional or mandatory prepayment or otherwise) to any Holder, the Indenture Trustee or the Pass Through Trustee, a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to (i) in the case of any such amount payable to the Holder of any Certificate, 2% plus the interest rate applicable to such Certificate and (ii) in the case of any other such amount, 2% plus the Debt Rate.

         Payment Date.  Each January 15 and July 15 commencing on July 15,
1997.

         Payment Default. Any event specified in Section 16.01(a) or 16.01(b) of the Lease which with the giving of notice or lapse of time or both would constitute an Event of Default.

         Permitted Investments. Those investments enumerated in Section 23.01(a) (i), (ii), (iii) and (iv) of the Lease.

         Person. Any individual, sole proprietorship, partnership, joint venture, joint stock company, trust, unincorporated organization, association, corporation, institution, entity or government (federal, state, local, foreign or any agency, instrumentality, division or body thereof).

         Preliminary Notice. Has the meaning specified in Section 4.01(a) of the Lease.

         Premium Termination Date. With respect to the Series A Certificates, December 27, 2011, with respect to the Series B Certificates, February 5, 2010 and with respect to the Series C Certificates, March 22, 2007.

         Prepayment Date. Has the meaning specified in Section 6.02(b) of the Indenture.

         Prepayment Price. Has the meaning specified in Section 6.02(b) of the Indenture.

         Principal Amount. With respect to a Certificate means the stated original principal amount of such Certificate and, with respect to all Certificates, means the aggregate stated original principal amounts of all Certificates.

         Property.   Any right or interest in or to property of any kind
whatsoever, whether real, personal or mixed and whether tangible or intangible.

         Proposed Termination Date. Has the meaning specified in Section 10.01(a) of the Lease.

         Purchase Price.  The amount specified as such in Ancillary Agreement
II.

         Record Date. With respect to Payment Dates under the Indenture (except a date for payment of defaulted interest), December 31 for January 15 Payment Dates and June 30 for July 15 Payment Dates, whether or not such date is a Business Day.

         Recourse Amount. Has the meaning specified in Section 17.10 of the Participation Agreement.

         Refinancing.  A non-recourse loan to the Lessor arranged pursuant to
Section 15.01 of the Participation Agreement.

         Refunding Date. A Business Day on which the refunding of the Original Loan Certificates occurs, the expected date thereof having been specified by the Lessee in a written notice given to the parties to the Participation Agreement and the Underwriters at least three (3) Business Days prior to such expected Refunding Date.

         Register.  Has the meaning set forth in Section 3.02 of the Indenture.

         Registrar. Has the meaning set forth in Section 3.02 of the Indenture.

         Remaining Weighted Average Life. On a given date with respect to any Certificate the number of days equal to the quotient obtained by dividing (i) the sum of each of the products obtained by multiplying (a) the amount of each then remaining scheduled payment of principal of such Certificate by (b) the number of days from and including such prepayment date to but excluding the dates on which each such payment of principal is scheduled to be made; by (ii) the then outstanding principal amount of such Certificate.

         Renewal Rent. The amount payable by the Lessee as rent in accordance with Section 4.01 of the Lease during any Renewal Term.

         Renewal Term. Any Fixed Renewal Term or Fair Market Renewal Term with respect to which the Lessee has exercised its option to renew the Lease pursuant to Section 4.01(a) thereof.

         Rent. All payments due from the Lessee under the Lease as Basic Rent, Renewal Rent and Supplemental Rent, collectively.

         Rent Payment Date. June 13, 2017 and each January 15 and July 15 commencing on July 15, 1997, and continuing thereafter during the Term.

         Reoptimization Date. Has the meaning specified in Section 15.02(a) of the Participation Agreement.

         Replacement Aircraft. Any aircraft substituted for the Aircraft pursuant to Section 11.03(a) of the Lease.

         Replacement Airframe. Has the meaning set forth in Section 11.03 of the Lease.

         Replacement Engine. A General Electric CF6-80C2-D1F engine (or an engine of the same or another manufacturer) of equal or greater value, remaining useful life and utility as the Engine being replaced, together with all Parts relating to such engine; provided, however, that if such replacement engine is not a General Electric CF6-80C2-D1F engine, such replacement engine must then be commonly used in the commercial aviation industry on McDonnell Douglas MD-11 airframes.

         Responsible Officer. With respect to the Owner Trustee (except for purposes of the Trust Agreement in which case the definition of Responsible Officer set forth in Section 3.10 of the Trust Agreement is applicable) or the Indenture Trustee, any officer in its Corporate Trust Administration, as the case may be, designated by such Person to perform obligations under the Operative Agreements, and with respect to any other party, any corporate officer or (except in the case of any Owner Participant) other employee of a party who, in the normal performance of his or her operational responsibilities, with respect to the subject matter of any covenant, agreement or obligation of such party pursuant to any Operative Agreement, would have responsibility for and knowledge of such matter and the requirements of any Operative Agreement with respect thereto.

         S&P.  Standard & Poor's Ratings Group.

         SEC. The Securities and Exchange Commission of the United States and any successor agencies or authorities.

         Secured Obligations. Has the meaning specified in the Granting Clause of the Indenture.

         Securities Act.  The Securities Act of 1933, as amended.

         Series "A" or "Series A Certificates". Certificates issued and designated as "Series A" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series A".

         Series "B" or "Series B Certificates". Certificates issued and designated as "Series B" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series B".

         Series "C" or "Series C Certificates". Certificates issued and designated as "Series C" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series C".

         Series Supplement or Series Supplements. The Series Supplement 1997-1-A to be executed and delivered by the Lessee and the Pass Through Trustee, the Series Supplement 1997-1-B to be executed and delivered by the Lessee and the Pass Through Trustee or the Series Supplement 1997-1-C to be executed and delivered by the Lessee and the Pass Through Trustee.

         Sinking Fund Redemption Date.  Has the meaning specified in Section
6.06 of the Indenture.

         Sinking Fund Redemption Price.  Has the meaning specified in Section
6.06 of the Indenture.

         Special Aviation Counsel.  Daugherty, Fowler & Peregrin.

         Stipulated Loss Value. As of any Stipulated Loss Value Determination Date during the Basic Term, the amount determined by multiplying the Purchase Price by the percentage set forth in Schedule III of the Lease under the heading "Stipulated Loss Value Factor" opposite such date (as such Schedule III may be adjusted from time to time as provided in Section 3.04 of the Lease), and during any Renewal Term, the amount determined pursuant to Section 4.01(b) of the Lease. Notwithstanding any other provisions of the Lease or the Participation Agreement or the Indenture, each Stipulated Loss Value for the Aircraft shall be, under any circumstances and in any event, an amount, together with so much of the arrears portion of Basic Rent due and owing through the date of payment of Stipulated Loss Value as does not constitute an Excepted Payment, at least sufficient to pay in full as of such date of payment the aggregate unpaid principal amount of and accrued interest on the Certificates outstanding on such date of payment. Subject to the immediately preceding sentence, it is understood and agreed that the amounts set forth on
Schedule III of the Lease, for dates other than Rent Payment Dates on which arrears Basic Rent is due, fully reflect appropriate Basic Rent accruals and credits of unearned Basic Rent and, accordingly, no further accrual or credit shall be required whenever Stipulated Loss Value is to be calculated with reference to any such date.

         Stipulated Loss Value Determination Date.  Each date set forth on
Schedule III of the Lease.

         Subordination Agent. First Security Bank, National Association, a national banking association, not in its individual capacity but solely as Subordination Agent.

         Supplemental Rent. (a) All amounts, liabilities and obligations which the Lessee assumes or agrees to perform or pay under the Lease or under the Participation Agreement or Tax Indemnity Agreement or any Ancillary Agreement or any other Operative Agreement to FSB, the Lessor, the Owner Participant, the Indenture Trustee, the Subordination Agent, any Liquidity Provider or others, including, without limitation, payments of Stipulated Loss Value, EBO Price and amounts calculated by reference to Termination Value, and all amounts required to be paid by Lessee under the agreements, covenants and indemnities contained in the Lease or in the Participation Agreement or the Tax Indemnity Agreement or any other Operative Agreement (other than Basic
Rent) and (b) all amounts that the Owner Trustee is obligated to pay in accordance with clause (b) of the last paragraph of Section 2.04 of the Indenture.

         Tax. Has the meaning set forth in Section 8.01(a) of the Participation Agreement.

          Tax Indemnity Agreement. The Original Tax Indemnity Agreement as amended by Amendment No. 1 to the Original Tax Indemnity Agreement.

         Term. The Basic Term and any Renewal Term unless the Lease is terminated earlier pursuant to its terms.

         Termination Date. A Rent Payment Date during the Basic Term that is on or after the fifth anniversary of the Delivery Date in the case of Article 10 of the Lease, and in the case of (i) Section 4.02(a)(A) of the Lease the Rent Payment Date falling on July 15, 2009 or January 15, 2012, as the case may be, (ii) Section 4.02(a)(D) or (E) of the Lease, a Rent Payment Date that is on or after the fifth anniversary of the Delivery Date and (iii) Section 4.02(a)(F) of the Lease, January 15, 2014.

         Termination Value. As of any Termination Date, the amount determined by multiplying the Purchase Price by the percentage set forth in Schedule IV of the Lease under the heading "Termination Value Factor" opposite such Termination Date (as such Schedule IV may be adjusted from time to time as provided in Section 3.04 of the Lease). Notwithstanding any other provisions of the Lease, the Participation Agreement or the Indenture, each Termination Value shall be, under any circumstances and in any event, an amount, together with so much of the arrears portion of Basic Rent due and owing through the date of payment of any amount calculated by reference to Termination Value as does not constitute an Excepted Payment, at least sufficient to pay in full as of such date of payment the aggregate unpaid principal amount of and accrued interest on the Certificates outstanding on such date of payment. Subject to the immediately preceding sentence, it is understood and agreed that the amounts set forth on Schedule IV of the Lease, for dates other than Rent Payment Dates on which arrears Basic Rent is due, fully reflect appropriate Basic Rent accruals and credits of unearned Basic Rent and, accordingly, no further accrual or credit shall be required whenever Termination Value is to be calculated with reference to any such date.

         Transaction Costs. Those costs and expenses set forth in Section 10.01(a) of the Participation Agreement.

         Transportation Code. Title 49 of the United States Code, as amended and in effect on the date of the Lease or as subsequently amended, or any successor or substituted legislation at the time in effect and applicable, and the regulations promulgated pursuant thereto.

         Treasury Yield. At the time of determination with respect to any Certificate, the interest rate (expressed as a semi-annual equivalent and as a decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the semi-annual yield to maturity for United States Treasury securities maturing on the Average Life Date on such Certificate and trading in the public securities markets either as determined by interpolation between the most recent weekly average yield to maturity for two series of United States Treasury securities, trading in public securities markets, (i) one maturing as close as possible to, but earlier than, the Average Life Date of such Certificate and (ii) the other maturing as close as possible to, but later than, the Average Life Date of such Certificate. In each case as published in the most recent H.15(519) or, if a weekly average yield to maturity for United States Treasury securities maturing on the Average Life Date of such Certificate is reported on the most recent H.15 (519), such weekly average yield to maturity as published in such H.15(919). "H.15(519)" means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System. The date of determination of a Make-Whole Premium will be the third Business Day prior to the applicable prepayment date and the "most recent H.15(519)" means the H.15(519) published prior to the close of business on the third Business Day prior to the applicable prepayment date.

         Trust Agreement. The Trust Agreement (Federal Express Corporation Trust No. N587FE), dated as of December 1, 1996, as amended and restated as of May 1, 1997, among the Owner Participants and the Owner Trustee in its individual capacity.

         Trust Estate.  The Lessor's Estate.

         Trust Indenture Act.  The Trust Indenture Act of 1939, as amended.

         Trust Indenture Estate. All estate, right, title and interest of the Indenture Trustee in and to any of the property, rights, interests and privileges granted to the Indenture Trustee pursuant to the Granting Clause of the Indenture, other than Excepted Payments and any and all other rights of the Owner Trustee or any Owner Participant expressly reserved to the Owner Trustee or any Owner Participant pursuant to the Indenture.

         Underwriters. Morgan Stanley & Co. Incorporated, First Chicago Capital Markets, Inc., Goldman, Sachs & Co. and J.P. Morgan & Co.

         Underwriting Agreement. The Underwriting Agreement dated May 22, 1997 among the Lessee and the Underwriters.

         United States, U.S. or US.  The United States of America.

         U.S. Air Carrier. Any United States air carrier as to which there is in force a certificate issued pursuant to Section 41102(a) or Section 41103 of the Transportation Code, and as to which there is in force an air carrier operating certificate issued pursuant to Chapter 447 of the Transportation Code and Part 121 of the regulations under such Transportation Code, for aircraft capable of carrying ten (10) or more individuals or 6,000 pounds or more of cargo, or which may operate as an air carrier by certification or otherwise under any successor or substitute provision thereof or in absence thereof.

         U.S. Person.  A Person described in Section 7701(a)(30) of the Code.

         Warranty Bill of Sale. The full warranty bill of sale covering the Aircraft (and specifically referring to each Engine) executed by the Lessee, as seller in favor of the Owner Trustee, as buyer, and dated the Delivery Date.

         WTC.  Wilmington Trust Company, a Delaware banking corporation.

                                   SCHEDULE II

                                  BASIC RENT
                      (As a Percentage of Purchase Price)



             Rent
           Payment
             Date                   Advance                  Arrears
           -------                  -------                  -------


               [On each Payment Date, Lessee will pay as Basic Rent an amount that will be at least sufficient to pay in full, as of such Payment Date, the aggregate unpaid principal amount of due and unpaid installments on the Certificates outstanding on such Payment Date, together with the accrued and unpaid interest thereon.]

                                 SCHEDULE III

                            STIPULATED LOSS VALUES


                                                   Stipulated Loss
          Date                                        Value Factor


               [Stipulated Loss Value will be an amount at least sufficient to pay in full, as of the date of payment thereof, the aggregate unpaid principal amount of the Certificates outstanding on such date of payment, together with the accrued and unpaid interest thereon.]

                                  SCHEDULE IV

                              TERMINATION VALUES


         Termination                                     Termination
            Date                                         Value Factor


               [Termination Value will be an amount at least sufficient to pay in full, as of the date of payment thereof, the aggregate unpaid principal amount of the Certificates outstanding on such date of payment, together with the accrued and unpaid interest thereon.]

                                  SCHEDULE V

                     ADDITIONAL PURCHASE OPTION PROVISIONS


                                  SCHEDULE VI

                         DESCRIPTION OF ORIGINAL LEASE

         Lease Agreement (Federal Express Corporation Trust No. N587FE) dated as of December 1, 1996 between Federal Express Corporation, as lessee and Wilmington Trust Company, as owner trustee under Trust Agreement (Federal Express Corporation Trust No. N587FE) dated as of December 1, 1996 among CMCA Lease, Inc. and Norwest Bank Minnesota, National Association, as Owner Participants and Wilmington Trust Company, recorded by the Federal Aviation Administration on January 27, 1997 and assigned Conveyance No. T053254, as supplemented by the following described instrument:

                                              FAA            FAA
                              Date of         Recording      Conveyance
Instrument                    Instrument      Date           Number
----------                    ----------      ---------      ----------


Lease Supplement No. 1
(Federal Express Corporation
Trust No. N587FE)              12/13/96         01/27/97       T053254



                            DESCRIPTION OF AIRCRAFT

One (1) McDonnell Douglas MD-11F aircraft bearing manufacturer's serial number 48489 and U.S. Registration No. N587FE (the "Airframe") and three (3) General Electric CF6-80C2-D1F aircraft engines bearing manufacturer's serial numbers 702-757, 702-827 and 704-408



                                                                    Exhibit A
                                                                           to
                                                              Lease Agreement
                                                              ---------------


              THE INTEREST OF LESSOR UNDER THIS LEASE SUPPLEMENT
                   NO. __ IS SUBJECT TO A SECURITY INTEREST

                            LEASE SUPPLEMENT NO. __
                (Federal Express Corporation Trust No. N587FE)


         LEASE SUPPLEMENT NO. __ (Federal Express Corporation Trust No. N587FE), dated _________, ____, between WILMINGTON TRUST COMPANY, a Delaware banking corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement (Federal Express Corporation Trust No. N587FE) dated as of December 1, 1996, as amended and restated as of May 1, 1997 (the "Lessor"), and FEDERAL EXPRESS CORPORATION, a Delaware corporation (the "Lessee").

                             W I T N E S S E T H :

         WHEREAS, the Lessor and the Lessee have entered into that certain Lease Agreement (Federal Express Corporation Trust No. N587FE) dated as of December 1, 1996, as amended and restated as of May 1, 1997 (the "Lease", the defined terms in the Lease being used in this Lease Supplement with the same meaning as in the Lease), which provides for the execution and delivery of a Lease Supplement, substantially in the form of this Lease Supplement No. __, for the purpose of leasing under the Lease the aircraft and engines described below ("Aircraft") as and when delivered by the Lessor to the Lessee in accordance with the terms of the Lease;

         WHEREAS, the Lease relates to the Aircraft;

         WHEREAS, a counterpart of the Lease is attached to and made a part of this Lease Supplement, and this Lease Supplement, together with such attachment, is being filed for recordation on this date with the FAA as one document.

         NOW, THEREFORE, for and in consideration of the premises and other good and sufficient consideration, the Lessor and the Lessee agree as follows:

         Section 1. Delivered Aircraft. The Lessor hereby delivers and leases to the Lessee under the Lease, and the Lessee hereby accepts and leases from the Lessor under the Lease, the following described McDonnell Douglas MD-11F Aircraft (the "Delivered Aircraft"), which Delivered Aircraft as of the date of this Lease Supplement consists of the following:

         (a) McDonnell Douglas MD-11F Airframe; U.S. Registration Number ______; Manufacturer's Serial No. _____; and

         (b) Three (3) General Electric CF6-80C2-D1F Engines bearing, respectively, Manufacturer's Serial Nos. _______, _______ and _______ (each of which engines has 750 or more rated takeoff horsepower or the equivalent of such horsepower).

         Section 2. Delivery Date. The Delivery Date of the Delivered Aircraft is the date of this Lease Supplement.

         Section 3. Purchase Price. The Purchase Price of the Delivered Aircraft shall be the amount set forth in Schedule II to the Participation Agreement.

         Section 4. Term. The Term for the Delivered Aircraft shall commence on the Delivery Date, and shall terminate on __________________, unless earlier terminated or extended pursuant to the terms of the Lease.

         Section 5. Rent. The Lessee hereby agrees to pay the Lessor Rent for the Delivered Aircraft throughout the Term thereof in accordance with the terms and provisions of the Lease.

         Section 6. Lessee's Acceptance of Delivered Aircraft. The Lessee hereby confirms to the Lessor that the Delivered Aircraft has been duly marked in accordance with Section 7.03 of the Lease and that the Lessee has accepted the Delivered Aircraft for all purposes hereof and of the Lease, and as being free and clear of all Liens except Lessor's Liens. Such acceptance by the Lessee shall be without prejudice to any rights of the Lessor or the Lessee against the Manufacturer, the Engine Manufacturer or any vendor of equipment included in the Aircraft.

         Section 7. Incorporation of Lease By Reference. All the provisions of the Lease are hereby incorporated by reference in this Lease Supplement to the same extent as if fully set forth in this Lease Supplement.

         Section 8. Governing Law. THIS LEASE SUPPLEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE BUT WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS, AND IS BEING DELIVERED IN THE STATE OF NEW YORK.

         Section 9. Agreement as Chattel Paper. To the extent that this Lease Supplement constitutes chattel paper (as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction), no security interest in this Lease Supplement may be created through the transfer or possession of any counterpart other than the original chattel-paper counterpart, which shall be the counterpart containing the receipt executed by the Indenture Trustee on its signature page.

         Section 10. Counterparts. This Lease Supplement may be executed in any number of counterparts, each of which shall be an original (except that only the counterpart bearing the receipt executed by Indenture Trustee shall be the original for purposes of perfecting a security interest therein as chattel paper under the Uniform Commercial Code), but all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Lease Supplement by signing any such counterpart.

         IN WITNESS WHEREOF, the Lessor and the Lessee have each caused this Lease Supplement to be duly executed as of the date first above written.


LESSOR:                           WILMINGTON TRUST COMPANY,
                                  not in its individual capacity,
                                  but solely as Owner Trustee


                                  By: _________________________________
                                      Name:  Donald G. MacKelcan
                                      Title: Assistant Vice President



LESSEE:                           FEDERAL EXPRESS CORPORATION


                                  By: _________________________________
                                      Name:  Robert D. Henning
                                      Title: Assistant Treasurer and
                                             Managing Director - Structured
                                             Finance

         Receipt of this original counterpart of the Lease Supplement is hereby acknowledged on this __ day of __________, ____.


Indenture Trustee:                FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                                  not in its individual capacity,
                                  but solely as Indenture Trustee



                                  By: _________________________________
                                      Name: Greg A. Hawley
                                      Title: Vice President